Exhibit 99.1

UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

x
In re	:
	:	Chapter 11
:
HOMER CITY FUNDING LLC,	:
	:	Case No. 12-
:
Debtor.	:
x

DISCLOSURE STATEMENT FOR THE PLAN OF REORGANIZATION
OF HOMER CITY FUNDING LLC

PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

RICHARDS, LAYTON & FINGER, P.A.

One Rodney Square

P.O. Box 551

Wilmington, Delaware  19899

Paul N. Heath

(302) 651-7700

ATTORNEYS FOR THE DEBTOR

AND DEBTOR IN POSSESSION

Dated:

To:                              Holders of Existing Bond Claims Against Homer City Funding LLC

We deliver to you herewith the attached disclosure statement (the “Disclosure Statement”), distributed pursuant to sections 1125(g) and 1126(b) of title 11 of the United States Code (the “Bankruptcy Code”) and Rule 3018 of the Federal Rules of Bankruptcy Procedure, and ballots so that, if you are eligible, you may vote to accept or reject the proposed chapter 11 plan of reorganization (the “Plan”) of Homer City Funding LLC (the “Debtor” and, after the effective date of the Plan, the “Reorganized Debtor”).  The Debtor is only soliciting the votes of “Accredited Investors,” as that term is defined in Regulation D of the Securities Act of 1933, as amended.  The Debtor intends to use those votes from Accredited Investors that are returned to its voting agent, Epiq Bankruptcy Solutions, LLC (the “Voting Agent”), by 5:00 p.m., prevailing Eastern Time, on [             ], 2012, to seek approval of the Plan in the chapter 11 reorganization case that the Debtor intends to commence shortly after such date.

The Plan is the product of negotiations between the Debtor and a group of holders of more than 66 2/3% of the outstanding principal amount of (i) the 8.137% Senior Secured Bonds issued by the Debtor in the original principal amount of $300 million, maturing in 2019 (the “Series A Bonds”), and (ii) the 8.734% Senior Secured Bonds issued by the Debtor in the original principal amount of $530 million, maturing in 2026 (the “Series B Bonds” and, together with the Series A Bonds, the “Existing Bonds”), who have agreed to vote to accept the Plan pursuant to a plan support agreement.

The Debtor funds payments on the Existing Bonds with payments it receives on certain notes (the “Lessor Notes”) issued in connection with a financing arrangement entered into in 2001, as further described in the Disclosure Statement.  The cash for these payments is generated by the operation of a coal-fired power plant in Homer City, Pennsylvania (the “Facility”).  The Facility is owned by eight owner lessors (the “Owner Lessors”), which lease the Facility to the operator of the Facility, EME Homer City Generation L.P. (“EME Homer City”).  The Owner Lessors use lease payments made by EME Homer City to the Owner Lessors to fund payments under Lessor Notes that were issued by the Owner Lessors and are owned by the Debtor, as further described in the Disclosure Statement.  The Lessor Notes have substantially similar payment terms as the Existing Bonds, and payments on the Lessor Notes are used by the Debtor to make payments on the Existing Bonds.

Low electricity prices are impairing the liquidity of EME Homer City and adversely affecting its ability to make the lease payments that support the Debtor’s obligations under the Existing Bonds.  EME Homer City stated in a Form 8-K, filed with the Securities and Exchange Commission on May 3, 2012, that “[a]bsent a working capital loan or other infusion of cash, Homer City is not expected to have sufficient cash flow to meet its operating expenses and other obligations either in the near term or during 2012, including the rent payment due on October 1, 2012.”  EME Homer City did not make this required lease rent payment on October 1, 2012, and as a result, both the Owner Lessors and the Debtor failed to make their respective payments under the Lessor Notes and the Existing Bonds that came due on October 1, 2012.  Further, anticipated environmental regulations are expected to require a substantial investment in constructing pollution control equipment for the Facility.  As a result, absent the restructuring described in the Disclosure Statement, it is unlikely that the Debtor will be able to bring current its payment obligations on the Existing Bonds and continue making payments on the Existing

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Bonds as they come due.  The Existing Bonds and the organizational and contractual structure associated with the Facility must be restructured to address the Debtor’s immediate liquidity needs and to enable the new investment of funds that is expected to be necessary to construct pollution control equipment for the Facility.

The Debtor is seeking votes on the Plan, prior to the commencement of its chapter 11 case, from Accredited Investors that are holders of Existing Bonds.  By using this “prepackaged chapter 11 reorganization” method, the Debtor anticipates that the duration of its chapter 11 case will be significantly shortened, and the administration of the case will be simplified and less costly.

Please review the attached Disclosure Statement carefully for details about voting, recoveries, the proposed financial and organizational restructuring, the Reorganized Debtor’s projected financial performance and other relevant matters.  The Debtor has established the following date for determining who is entitled to vote on the Plan (the “Voting Record Date”) and the deadline for its Voting Agent to receive votes (the “Voting Deadline”):

VOTING RECORD DATE:	October 2, 2012

VOTING DEADLINE:	[ ], 2012 at 5:00 p.m., Prevailing Eastern Time

Sincerely,

HOMER CITY FUNDING LLC

By:	WILMINGTON TRUST COMPANY, its Member

By:
Name:	[ ]
Title:	[ ]

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THIS SOLICITATION OF VOTES IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF THE PLAN UPON THE FILING OF A VOLUNTARY REORGANIZATION CASE UNDER CHAPTER 11 OF THE BANKRUPTCY CODE.  BECAUSE THE CHAPTER 11 CASE HAS NOT YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(A) OF THE BANKRUPTCY CODE.  ALTHOUGH THE DEBTOR IS HEREBY SOLICITING VOTES IN RESPECT OF THE PLAN, AND THE DEBTOR INTENDS TO FILE THE CHAPTER 11 CASE WITH THE CONSENT OF THE EXISTING BOND INDENTURE TRUSTEE IF SUFFICIENT VOTES ARE RECEIVED IN RESPECT OF THE SOLICITATION, SUCH SOLICITATION AND THE DISSEMINATION OF THIS DISCLOSURE STATEMENT DOES NOT REQUIRE THE DEBTOR TO FILE THE CHAPTER 11 CASE IMMEDIATELY THEREAFTER OR AT ALL; NOR SHOULD SUCH A FILING BE VIEWED AS A NECESSARY SUBSEQUENT EVENT TO SUCH SOLICITATION.  UPON THE EXPECTED COMMENCEMENT OF THE CHAPTER 11 CASE, THE DEBTOR EXPECTS TO PROMPTLY SEEK ORDERS OF THE BANKRUPTCY COURT (I) APPROVING THE SOLICITATION OF VOTES AS BEING IN COMPLIANCE WITH SECTIONS 1125 AND 1126(B) OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3018, AND (II) CONFIRMING THE PLAN.

DISCLOSURE STATEMENT, DATED OCTOBER [3], 2012

Solicitation of Votes on the
Prepackaged Plan of Reorganization of

HOMER CITY FUNDING LLC

from the holders of outstanding

8.137% SENIOR SECURED BONDS DUE 2019 OF HOMER CITY FUNDING LLC

CUSIP NO. 437410AA1

8.734% SENIOR SECURED BONDS DUE 2026 OF HOMER CITY FUNDING LLC

CUSIP NO. 437410AB9

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 5:00 P.M., PREVAILING EASTERN TIME,
ON [                  ], 2012, UNLESS EXTENDED BY THE DEBTOR

HOLDERS OF CLAIMS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE CASTING A VOTE WITH RESPECT TO THE PLAN.

THE NEW SECURED BONDS (AS DEFINED IN THE PLAN) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SIMILAR STATE SECURITIES OR “BLUE SKY” LAWS.  THE ISSUANCE OF SUCH SECURITIES UNDER THE PLAN IS BEING EFFECTED PURSUANT TO THE EXEMPTION UNDER SECTION 1145 OF THE BANKRUPTCY CODE.  THIS SOLICITATION IS BEING MADE ONLY TO THOSE CREDITORS WHO ARE “ACCREDITED INVESTORS,” AS DEFINED IN REGULATION D UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

THE NEW SECURED BONDS TO BE ISSUED ON THE EFFECTIVE DATE HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS.  THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES.  FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES AND RISKS DESCRIBED HEREIN.

FURTHER, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE, BUT ARE SUBJECT TO A WIDE RANGE OF RISKS INCLUDING, BUT NOT LIMITED TO, RISKS ASSOCIATED WITH THE FOLLOWING:

•                  UNPREDICTABILITY OF THE FACILITY’S FUTURE FINANCIAL RESULTS AND LIQUIDITY, INCLUDING THE ABILITY OF THE REORGANIZED DEBTOR TO FINANCE OPERATIONS IN THE NORMAL COURSE;

•                  VARIOUS FACTORS THAT MAY AFFECT THE VALUE OF THE NEW SECURED BONDS TO BE ISSUED UNDER THE PLAN;

•                  THE REORGANIZED DEBTOR’S RELATIONSHIPS WITH AND PAYMENT TERMS PROVIDED BY TRADE CREDITORS PROVIDING GOODS AND SERVICES TO THE FACILITY;

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•                  ADDITIONAL FINANCING REQUIREMENTS AFTER THE COMPLETION OF THE RESTRUCTURING;

•                  THE EFFECT OF COMPETITIVE SERVICES OR PRICING BY COMPETITORS OF THE FACILITY;

•                  THE SUCCESSFUL COMPLETION AND INSTALLATION OF NEW POLLUTION CONTROL EQUIPMENT THAT IS EXPECTED TO BE CENTRAL TO THE OPERATION OF THE FACILITY, INCLUDING SUCCESSFUL RESOLUTION OF PENDING AND FUTURE PERMITTING AND LITIGATION MATTERS;

•                  CHANGES TO THE COSTS OF OPERATING THE FACILITY;

•                  THE PROPOSED RESTRUCTURING AND COSTS ASSOCIATED THEREWITH;

•                  THE EFFECT OF PENDING AND FUTURE ENVIRONMENTAL LAWS AND REGULATIONS ON THE FACILITY;

•                  THE EFFECT OF CONDITIONS IN THE ENERGY GENERATION AND SALES INDUSTRY ON THE REORGANIZED DEBTOR AND ITS BUSINESS;

•                  THE CONFIRMATION AND CONSUMMATION OF THE PLAN; AND

•                  EACH OF THE OTHER RISKS IDENTIFIED IN THIS DISCLOSURE STATEMENT.

DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT.  THE DEBTOR IS UNDER NO OBLIGATION (AND EXPRESSLY DISCLAIMS ANY OBLIGATION) TO UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

THE DEBTOR BELIEVES THAT THE ONLY CREDITORS OF THE DEBTOR ARE THE HOLDERS OF THE EXISTING BONDS.  IF, HOWEVER, ANY HOLDERS OF UNSECURED CLAIMS EXIST, THEIR CLAIMS WILL NOT BE IMPAIRED BY THE PLAN, AND, AS A RESULT, THEIR RIGHT TO RECEIVE PAYMENT IN FULL ON ACCOUNT OF EXISTING OBLIGATIONS IS NOT ALTERED BY THE PLAN.

NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS OR THE LIQUIDATION ANALYSIS HEREIN.

THE DEBTOR HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, IN CONNECTION WITH THE PLAN AND THIS DISCLOSURE STATEMENT.

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THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED.  THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF CONSIDERING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN OR OBJECT TO CONFIRMATION.  NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

ALL EXHIBITS TO THIS DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

INTERNAL REVENUE SERVICE CIRCULAR 230 NOTICE:   TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE HEREBY NOTIFIED AS FOLLOWS:   (I) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS OF CLAIMS OR EQUITY INTERESTS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE; (II) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE DEBTOR OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (III) HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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(continued)

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			Page

B.	Hypothetical Liquidation Analysis		125
	1.	Notes to Liquidation Analysis	126
ARTICLE XV.		CONCLUSION AND RECOMMENDATION	129

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EXHIBITS

Exhibit No.	Description
Exhibit “A”	Plan of Reorganization of Homer City Funding LLC
Exhibit “B”	Plan Support Agreement
Exhibit “C”	Diagram of Existing Facility Structure

ARTICLE I.

INTRODUCTION

The Debtor, Homer City Funding LLC, submits this Disclosure Statement in connection with (i) the solicitation (the “Solicitation”) from “Accredited Investors,” as that term is defined in Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), of acceptances of the Plan, substantially in the form set forth in Exhibit “A” hereto, to be filed with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and (ii) the hearing to consider confirmation of the Plan (the “Confirmation Hearing”), which will be scheduled by the Bankruptcy Court after the commencement of the Debtor’s Chapter 11 Case.

Unless otherwise defined herein, all capitalized terms contained in this Disclosure Statement shall have the meanings ascribed to them in the Plan.

The Plan is comprised of a prepackaged chapter 11 plan of reorganization for Homer City Funding LLC.  This Solicitation is being conducted at this time to obtain sufficient votes to enable the Plan to be confirmed by the Bankruptcy Court.  Please note that, to the extent any inconsistencies exist between this Disclosure Statement and the Plan, or any transaction document implementing the Plan, the Plan, or the applicable transaction document, shall govern.

The Debtor is commencing this Solicitation after extensive negotiations involving the Informal Bondholder Group, which comprises holders of over two-thirds in principal amount of the Existing Bonds.  The Informal Bondholder Group has agreed to support the financial restructuring provided for in the Plan and has agreed to vote to accept the Plan, subject to and in accordance with the terms of the Plan Support Agreement.

WHO IS ENTITLED TO VOTE:  All beneficial owners of Existing Bonds that are Accredited Investors as of the Voting Record Date are entitled to vote on the Plan.  Please see ARTICLE VII.A of this Disclosure Statement, titled “The Solicitation,” for a detailed description of what constitutes an Accredited Investor.

A.            Summary of the Plan

The following table summarizes the treatment and estimated recovery for creditors and holders of equity under the Plan who hold allowed Claims.  For a further explanation, please see ARTICLE IV of this Disclosure Statement, titled “The Plan of Reorganization,” and the text of the Plan itself, attached hereto as Exhibit “A”:

Class	Description	Impairment	Entitled to Vote	Estimated Recovery
1	Priority Non-Tax Claims	Unimpaired. Holders will receive payment in Cash equal to the allowed amount of such Priority Non-Tax Claim. The Debtor does not	No (deemed to	100%

Class	Description	Impairment	Entitled to Vote	Estimated Recovery
		believe that any Priority Non-Tax Claims exist.	accept)

2	Existing Bond Claims

Impaired. On the Effective Date, each holder of an allowed Existing Bond Claim will receive from the Reorganized Debtor, in exchange for and in full satisfaction of all of such holder’s Existing Bond Claims, its pro rata share of New Secured Bonds having an aggregate principal amount equal to (i) $174 million for those certain 8.137% Senior Secured Bonds due 2019 and $465.976 million for those certain 8.734% Senior Secured Bonds due 2026 plus (ii) the amount of any accrued and unpaid interest that is payable on the Existing Bonds for the period commencing on April 1, 2012 and concluding on and inclusive of September 30, 2012, which interest will be calculated at the applicable non-default PIK Interest rate under the New Secured Bond Indenture. The New Secured Bonds will accrue interest for the interest period commencing on October 1, 2012 and concluding on and inclusive of March 31, 2013 at the non-default PIK Interest rate (which interest will be payable on the applicable interest payment date by issuing PIK Notes) or the non-default Cash Rate (which interest will be payable on the applicable interest payment date in cash) as elected by the Reorganized Debtor in its sole discretion on or prior to the Effective Date. Solely in the event the Effective Date does not occur prior to April 1, 2013, (a) the amount of any accrued and unpaid interest that is payable on the Existing Bonds for the period commencing on October 1, 2012 and concluding on and inclusive of March 31, 2013, which interest will be calculated at the applicable non-default PIK Interest rate under the New Secured Bond Indenture, will be added to the principal amount of the New Secured Bonds on and as of April 1, 2013, and (b) the New Secured Bonds will accrue interest for the interest period commencing on April 1, 2013 and concluding on and inclusive of September 30, 2013 at the non-default PIK Interest rate (which interest will be

			Yes	100%

Class	Description	Impairment	Entitled to Vote	Estimated Recovery

payable on the applicable interest payment date by issuing PIK Notes) or the non-default Cash Rate (which interest will be payable on the applicable interest payment date in cash) as elected by the Reorganized Debtor in its sole discretion on or prior to the Effective Date.

3	Other Claims	Unimpaired. On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that the holder of a Class 3 Claim agrees to less favorable treatment, each Other Claim shall be unimpaired within the meaning of section 1124 of the Bankruptcy Code. The Debtor does not believe that any Other Claims exist.	No (deemed to accept)	100%

4	Equity Interests	Impaired. On the Effective Date, all existing Equity Interests will be canceled, and the holders of the Equity Interests shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Equity Interests.	No (deemed to reject)	0%

The Debtor’s goal is to consummate a restructuring transaction under the Plan that will improve the financial health and future operational viability of the Facility, provide for a capital investment in necessary environmental emissions control technology for the Facility, transfer ownership of the Facility to the Reorganized Debtor, simplify the ownership and capital structure associated with the Facility, and improve liquidity by relieving the Reorganized Debtor of its obligation to make principal and cash interest payments on its bond debt through and including April 1, 2014.  Accordingly, pursuant to the Plan, on the Effective Date, a series of restructuring transactions will occur that will establish the Reorganized Debtor as the sole entity owning the Facility and certain real and personal property associated with the Facility.  Among other things, the Owner Lessors that currently own the Facility and the Debtor will merge into a new entity that will become the Reorganized Debtor.  In addition, certain interests in the Facility not currently owned by the Owner Lessors and held by EME Homer City, the current lessee of the Facility, will be transferred to the Reorganized Debtor, including EME Homer City’s leasehold interest in the Facility, its fee simple interest in the Facility site, and certain other rights and property used to operate the Facility, as more fully described in ARTICLE II.F.2.ii of this Disclosure Statement, titled “Transfer of Interest of Homer City to NewCo under the Master Transaction Agreement.”  The Reorganized Debtor will be jointly owned by subsidiaries of GE Capital and by MetLife, will issue New Secured Bonds in exchange for the Existing Bonds, and will enter into a new Working Capital Facility.  The Reorganized Debtor has also entered into an agreement with a third-party Operator for the operation and maintenance of the Facility.  As a result of the Plan and the transactions contemplated by the Plan, the existing organizational and contractual structure associated with the Facility will be eliminated and the ownership and capital structure associated with the Facility will be simplified.

Where to Find Additional Information: For detailed projected financial information and financial estimates, see ARTICLE XIII of this Disclosure Statement, titled “Projections of Certain Financial Information for Restructuring.”  For further information regarding the historical financial performance of the Facility while under the management of EME Homer City, as well as further information about the Facility business and certain risks associated therewith, please consult the filings (the “SEC Filings”) made by EME Homer City with the Securities and Exchange Commission (the “SEC”), including its Form 10-K annual reports, Form 10-Q quarterly reports, and any Form 8-K current reports that have been filed since EME Homer City’s most recent Form 10-Q quarterly report.

You may obtain copies of the above-referenced SEC Filings by visiting the website of the Securities and Exchange Commission at http://www.sec.gov and performing a search under the “Filings & Forms (EDGAR)” link.

The Debtor’s legal advisor is Richards, Layton & Finger, P.A. (“Richards Layton”), and can be contacted at:

Richards, Layton & Finger, P.A.

One Rodney Square

P.O. Box 551

Wilmington, Delaware 19899

(302) 651-7700

Attn:  Paul N. Heath

B.            Summary of Voting Procedures

To be counted, your pre-validated Beneficial Owner Ballot or the Master Ballot of your nominee must be received, pursuant to the instructions in this Disclosure Statement, by the Debtor’s Voting Agent at the following address, before the Voting Deadline of 5:00 P.M. (Prevailing Eastern Time) on [                   ], 2012:

Epiq Bankruptcy Solutions, LLC

757 Third Avenue, Third Floor

New York, New York 10017

Telephone: (646) 282-2400

For detailed voting instructions, please see ARTICLE XI.B of this Disclosure Statement, titled “Voting Procedures and Requirements,” and the instructions on your Ballot.

IT IS IMPORTANT THAT THE HOLDERS OF CLAIMS IN CLASS 2 (EXISTING BOND CLAIMS) EXERCISE THEIR RIGHTS TO VOTE TO ACCEPT OR REJECT THE PLAN.

PURSUANT TO THE PLAN SUPPORT AGREEMENT, ALL OF THE MEMBERS OF THE INFORMAL BONDHOLDER GROUP ARE CONTRACTUALLY REQUIRED TO VOTE IN FAVOR OF THE PLAN.

ARTICLE II.

GENERAL INFORMATION

A.            The Debtor’s Business and Capital Structure

The Debtor is a Delaware limited liability company and special purpose entity that was formed to issue the Existing Bonds, which are secured by certain secured lease obligation notes, known as the Lessor Notes, pursuant to the 2001 Transaction described below.  The Lessor Notes were issued by the Owner Lessors to the Debtor.  The Debtor uses payments in respect of the Lessor Notes to pay the interest and principal due on the Existing Bonds.  The Debtor’s sole purpose is to receive debt service payments on the Lessor Notes, which have the same interest rates and amortization schedules as the Existing Bonds, and to use these payments to make debt service payments on the Existing Bonds.  The Debtor is not affiliated with any other party to the organizational and contractual structure of the Facility and is not currently permitted to engage in activities unrelated to servicing the Existing Bonds.

B.            The Organizational and Contractual Structure Concerning the Facility

The Existing Bonds were issued as part of a transaction consummated in December of 2001, referred to in this Disclosure Statement as the “2001 Transaction,” which also involved (i) the purchase of the Facility by the Owner Lessors from EME Homer City, (ii) the leasing of the Facility by the Owner Lessors back to EME Homer City pursuant to eight substantially identical facility leases between EME Homer City and each of the Owner Lessors, and (iii) the issuance of the Lessor Notes by the Owner Lessors to the Debtor.

The Owner Lessors are eight Delaware limited liability companies, which collectively hold 100% of the undivided interest in the Facility.  Seven of the Owner Lessors are beneficially owned by a subsidiary of GE Capital, representing a 90% indirect ownership interest in the Facility, and one of the Owner Lessors is owned by MetLife, representing a 10% indirect ownership interest in the Facility.  Because there are eight Owner Lessors, the 2001 Transaction was structured as eight transactions with separate, but commercially identical, documentation for each Owner Lessor.

Under the organizational and contractual structure concerning the Facility, EME Homer City, an indirect subsidiary of Edison Mission Holdings Co., operates the Facility and makes lease payments to the Owner Lessors that fund both the obligations of the Owner Lessors on the Lessor Notes and EME Homer City’s obligation to pay “equity rent” to the Owner Lessors.  Therefore, EME Homer City indirectly provides all debt service payments on the Existing Bonds, although it is not directly obligated on the Existing Bonds, and the ability to continue to make payments on the Existing Bonds is dependent upon revenues generated by the Facility.  Please see Exhibit “C” to this Disclosure Statement for a diagram setting forth the current primary contractual and structural relationships relating to, or established under, the existing Facility structure.

When the 2001 Transaction was consummated in December of 2001, Edison Mission Holdings Co. had previously issued 8.137% Senior Secured Bonds due 2019 and 8.734% Senior Secured Bonds due 2026, which were guaranteed by EME Homer City and secured directly by, among other things, the Facility (the “Holdings Bonds”).  As part of a series of steps that took place pursuant to the 2001 Transaction, and in order to fund a portion of the purchase price, the Owner Lessors agreed to assume, on a several and non-recourse basis, a pro rata portion of outstanding obligations under the Holdings Bonds.  Such obligations of each Owner Lessor were then assumed by the Debtor and, as consideration for the assumption of such obligations by the Debtor, each Owner Lessor issued Lessor Notes in favor of the Debtor in the same amount and on the same or similar economic terms as the obligations on the outstanding bonds assumed by the Debtor.  As part of the 2001 Transaction, EME Homer City replaced the Holdings Bonds with the Existing Bonds pursuant to a successful consent solicitation of holders of the Holdings Bonds that launched on November 21, 2001.  Following the closing of the 2001 Transaction, the Lessor Notes and the following Existing Bonds were outstanding:  (i) $300 million aggregate principal amount of 8.137% Senior Secured Bonds due 2019 and (ii) $530 million aggregate principal amount of 8.734% Senior Secured Bonds due 2026.

In conjunction with the 2001 Transaction, GE Capital made an approximately $798 million equity contribution to the Owner Lessors, which was applied toward the purchase price of the Facility.  The aggregate purchase price paid by the Owner Lessors for the interests they purchased was approximately $1.6 billion, with the balance of the purchase price satisfied through the agreement of the Owner Lessors to assume all obligations under the Holdings Bonds through issuance of the Lessor Notes.  Subsequent to the consummation of the 2001 Transaction, on September 29, 2005, MetLife purchased and took assignment from GE Capital of its interest in Homer City OL6 LLC, one of the eight Owner Lessors, representing a 10% indirect ownership interest in the Facility.

Certain of the Owner Lessors’ rights with respect to the portion of the rent paid to the Owner Lessors, including the right of payment, are subordinate to payments due and rights with respect to the portion of lease rent used to pay the Lessor Notes and, in turn, the Existing Bonds.  In addition, payment of lease rent to the Owner Lessors under each Facility lease is subject to the satisfaction of a coverage ratio test and other requirements.  EME Homer City failed to pay the Owner Lessors their $65 million equity rent payment on April 1, 2012, which remains outstanding and unpaid.

C.            The Facility and Facility Site

The Facility includes three coal-fired electric generating units and related facilities located in Indiana County, Pennsylvania, approximately 45 miles from Pittsburgh in the PJM Interconnection, LLC (“PJM”) west hub market, with a nameplate capacity of 1,884 megawatts.  It is in proximity to major metropolitan cities including Philadelphia, Washington, D.C. and New York City.  The Facility benefits from direct transmission access to both PJM and the New York Independent System Operator (“NYISO”) through high voltage lines that interconnect through a switchyard located on the Facility site.  Subject to certain restrictions, the Facility’s transmission capabilities provide the option to sell energy, capacity, and ancillary services into either PJM or NYISO, which regional transmission organizations coordinate the transmission of electricity in all or parts of Delaware, Illinois, Indiana, Kentucky, Maryland,

Michigan, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia, and the District of Columbia.  Edison Mission Marketing & Trading, Inc. (“EMMT”), an Affiliate of EME Homer City, sells energy and capacity from the Facility under established terms, including price, duration, and quantity, arranged with customers through a combination of bilateral agreements (resulting from negotiations or from auctions), forward energy sales and spot market sales.

The land that comprises the Facility site was not transferred to the Owner Lessors as part of the 2001 Transaction.  EME Homer City leases the Facility site to the Owner Lessors, which in turn sublease the land back to EME Homer City.  As part of the restructuring transactions contemplated by the Plan, EME Homer City will transfer all such land to the Reorganized Debtor, subject to certain exceptions in the Master Transaction Agreement (as defined below in ARTICLE II.F.2.ii of this Disclosure Statement, titled “Transfer of Interest of Homer City to NewCo under the Master Transaction Agreement”).

D.            The Existing Bonds

The Existing Bonds were issued pursuant to the Existing Bond Indenture and are divided into two series, with one series, the 8.137% Senior Secured Bonds issued in the original principal amount of $300 million, maturing in 2019 (the “Series A Bonds”), and the other series, the 8.734% Senior Secured Bonds issued in the original principal amount of $530 million, maturing in 2026 (the “Series B Bonds”).  Although the series have different interest rates and maturity dates, the Existing Bonds vote and/or consent as a single class for all purposes under the Existing Bond Indenture.  As of June 30, 2012, there were $174 million in aggregate principal amount of Series A Bonds outstanding and $465.976 million in aggregate principal amount of Series B Bonds outstanding.  The Existing Bonds are held and traded publicly by a number of different holders, including a subsidiary of GE Capital, which currently holds, in the aggregate, approximately $103.02 million in principal amount, or approximately 16% in principal amount, of the Existing Bonds.

The Existing Bonds are secured by the Lessor Notes and the Debtor’s rights in connection with the Lessor Notes, including the proceeds of the Lessor Notes.  The Lessor Notes, in turn, are secured by a pledge of, among other things, the following:

•                  the Owner Lessors’ interests in the Facility;

•                  the Owner Lessors’ rights under their facility leases, their facility site leases, and their facility site subleases with EME Homer City; and

•                  a debt service reserve account or any letters of credit issued for the account of the Owner Lessors.

Accordingly, the Existing Bonds are indirectly secured by the Facility and the Owner Lessors’ rights against EME Homer City under the agreements and documents concerning the 2001 Transaction, including the Facility leases.

1.                   The Debt Service Reserve Letters of Credit

As noted above, the Existing Bonds are indirectly secured by, among other things, letters of credit issued for the account of the Owner Lessors to secure payment of the Lessor Notes.  The Lease Indentures require that each Owner Lessor establish a debt service reserve account and maintain a balance therein of 100% of the projected debt service on the Lessor Notes for the succeeding six-month period, or obtain a letter of credit issued by a bank or trust company in that same amount.

On April 1, 2005, Union Bank of California, N.A. (“Union Bank”) issued letters of credit for the account of the Owner Lessors (collectively, and as amended, the “Debt Service Reserve Letters of Credit”), which are governed by the Debt Service Letters of Credit and Reimbursement Agreements.  The Debt Service Reserve Letters of Credit are issued in an amount that approximately corresponds with each payment due under the Lessor Notes.  Under the Plan, the Debt Service Reserve Letters of Credit will be terminated and canceled, as more fully described in ARTICLE IV.C.1 of this Disclosure Statement, titled “Effective Date Transactions.”

E.                                                  Management of the Debtor

Pursuant to the Amended and Restated Limited Liability Company Agreement of Homer City Funding LLC, made as of December 7, 2001 (the “Debtor’s LLC Agreement”), Wilmington Trust Company, as sole member of the Debtor (the “Member”), has exclusive authority to manage the Debtor.  For certain material actions, however, including authorizing the commencement of the Chapter 11 Case for the Debtor, the Member must obtain the consent of the Existing Bond Indenture Trustee.

F.                                                  Events Leading to the Commencement of the Debtor’s Chapter 11 Case and the Restructuring Transactions

1.                   Events Leading to the Restructuring Transactions

i.                                          Changes in Environmental Regulation

The Facility, and EME Homer City in its capacity as operator of the Facility, are subject to extensive federal, state, and local regulation and laws in connection with the operation of the Facility and the use and sale of electric energy, capacity, and related products, including ancillary services, from the Facility.  These legislative and regulatory activities by federal, state, and local authorities impose numerous restrictions and requirements with respect to the operation of the Facility and affect the timing, cost, design, and construction of capital improvements to the Facility, as well as the cost of mitigating the environmental impacts of past operations, and have from time to time involved EME Homer City and the Owner Lessors in litigation.  For a more detailed discussion of the environmental rules and regulations that affect the operation of the Facility, please consult EME Homer City’s Form 10-K for the year ended December 31, 2011, filed with the SEC on March 28, 2012.

One area in which the Facility is subject to governmental regulation is the Facility’s emission of nitrogen oxide (“NOx”) and sulfur dioxide (“SO2”), as well as mercury,

particulate matter and various other substances.  The Environmental Protection Agency (the “EPA”) currently regulates the Facility’s NOx and SO2 emissions under the Clean Air Interstate Rule (“CAIR”), with which the Facility is in compliance.  On July 6, 2011, however, the EPA adopted the Cross-State Air Pollution Rule (“CSAPR”) to replace CAIR and, on December 21, 2011, the EPA announced standards to limit mercury, acid gases and other substances from power plants (“MATS”).  On August 21, 2012, the United States Court of Appeals for the District of Columbia vacated CSAPR.  In the interim, CAIR remains in effect and the Facility has CAIR emissions allowances.

Compliance with MATS and, potentially, any more stringent rule that replaces CAIR, requires significant capital improvements to the Facility through the installation of flue-gas desulfurization retrofit scrubber systems (“FGDs”) to Units 1 and 2 of the Facility.  Construction of the FGDs commenced during the second quarter of 2012 to meet the anticipated regulatory deadlines under CSAPR prior to its vacatur.  The cost of construction and installation of the FGDs is currently estimated to be approximately $700—$750 million.  EME Homer City does not have sufficient capital and does not expect to generate sufficient funds from operations to fund installation of the FGDs.  Moreover, the agreements entered into pursuant to the 2001 Transaction limit EME Homer City’s ability to incur debt.  As a result, installation of the FGDs, and in turn the future viability of the Facility, is dependent on funding from other parties.

As discussed in ARTICLE IX.D of this Disclosure Statement, titled “Certain Risks Concerning Regulations and Permitting Requirements,” the Pennsylvania Department of Environmental Protection (“PADEP”) issued a plan approval (the “Plan Approval”) authorizing construction of the FGDs in April 2012, and Earthjustice, an environmental nonprofit law firm, on behalf of the Sierra Club, has appealed the issuance of the PADEP approval to the Pennsylvania Environmental Hearing Board.  On September 6, 2012, the Sierra Club filed a petition with the administrator of the EPA to object to the Proposed Title V Permit for the Facility, which was issued on May 25, 2012 by PADEP.

ii.                                                 Attempted Equity Raise

During the summer and fall of 2011, EME Homer City attempted to raise capital to fund construction of the FGDs.  It proposed a transaction whereby $300 million in additional debt would be issued under the documents governing the current organizational and contractual structure of the Facility.  Additional funds were to be raised from a new investor that would acquire up to 100% of the equity interests in an entity to which EME Homer City would assign its rights and obligations under the current documents governing the organizational and contractual structure of the Facility.  EME Homer City was unable to find an investor willing to engage in the proposed transaction or negotiate a similar transaction on acceptable terms.

iii.                                              Reduction in Energy Prices

In the fourth quarter of 2011 and continuing into 2012, the market for energy experienced depressed pricing as a result of, among other things, changes in demand for power during the economic slowdown, technological developments permitting the exploitation of natural gas shale reserves resulting in lower natural gas prices, and increased use of demand response technology.  The impact of the reduction in energy prices on EME Homer City was compounded by the fact that EME Homer City operates without long-term power purchase agreements and therefore is regularly subject to market forces that cause significant and unpredictable price fluctuations over relatively short periods of time.  As a result, EME Homer City faced financial pressure to generate sufficient cash flows to meet its obligations, including the Facility lease payments to the Owner Lessors, and in fact failed to make the portion of the Facility rent payment that satisfies EME Homer City’s obligation to pay equity rent to the Owner Lessors on April 1, 2012, which remains unpaid.  Further, EME Homer City disclosed in its Form 8-K, filed with the SEC on May 3, 2012, that “[a]bsent a working capital loan or other infusion of cash, Homer City is not expected to have sufficient cash flow to meet its operating expenses and other obligations either in the near term or during 2012, including the rent payment due on October 1, 2012.”  EME Homer City also attached financial projections to the Form 8-K, supporting its inability to make its Facility lease rent payment due on October 1, 2012.  EME Homer City failed to make this October 1, 2012 Facility lease payment, which remains unpaid.

EME Homer City’s financial condition negatively affects the Owner Lessors’ ability to make debt service payments on the Lessor Notes because the Owner Lessors fund the Lessor Note payments through the receipt of Facility lease rent from EME Homer City.  EME Homer City’s inability to meet its Facility lease obligations also negatively affects the ability of the Debtor to make debt service payments on the Existing Bonds because the Debtor funds the Existing Bond payments through receipt of payments from the Owner Lessors on the Lessor Notes.  As a result of EME Homer City’s failure to make its Facility lease payment on October 1, 2012, the Owner Lessors failed to make their October 1, 2012 payment on the Lessor Notes.  In turn, the Owner Lessors’ failure to make the October 1, 2012 Lessor Notes payment caused the Debtor to fail to make its October 1, 2012 payment on the Existing Bonds.  These amounts remain unpaid.

2.                   The Restructuring Transactions

i.                 Entry into the Implementation Agreement, the EPC Contract, and Negotiations with Holders of the Existing Bonds

Following the failure of the equity raise, EME Homer City and GE Capital began exploring ways to transfer EME Homer City’s interest in the Facility and related property, as well as certain liabilities, to a new entity controlled by GE Capital, in exchange for releasing EME Homer City from its obligations under its lease of the Facility and under other documents related to the 2001 Transaction.  On March 29, 2012, EME Homer City and GE Capital entered into that certain Implementation Agreement (the “Implementation Agreement”), pursuant to which EME Homer City agreed to enter into a transaction to transfer certain of its assets (including its leasehold interest in the Facility and its ownership interest in the Facility site) and certain liabilities to an assignee designated by GE Capital, in exchange for GE Capital agreeing to enter into, or to cause one of its Affiliates to enter into, the EPC Contract, and related agreements, for maintenance of the Facility and construction of FGDs for the Facility.(1)  Around the same time, GE Capital began negotiations with the Informal Bondholder Group concerning

(1) A copy of the Implementation Agreement is attached as Exhibit 10.1 to EME Homer City’s Form 10-Q quarterly report, filed with the SEC on May 2, 2012.

the restructuring of the Existing Bonds and the organizational and contractual arrangement concerning the Facility.  On April 2, 2012, EFS Homer City, LLC (“EFSHC”), an Affiliate of GE Capital, entered into the EPC Contract.  On May 3, 2012, GE Capital and the Informal Bondholder Group agreed upon, and EME Homer City filed with the SEC, a nonbinding term sheet governing a restructuring of the Existing Bonds that would take place pursuant to the Plan and in conjunction with the transaction contemplated by the Implementation Agreement.  Subsequently, GE Capital and the Informal Bondholder Group proceeded to negotiate, among other things, the form of the New Secured Bond Indenture, the Plan Support Agreement, and the Plan.

Construction of the FGDs and related improvements to the Facility has already begun pursuant to the EPC Contract, the BOP Agreements (as defined below), and other purchase orders and agreements.  Entry into the EPC Contract and assumption and funding of the BOP Agreements before consummation of the restructuring contemplated by the Plan was necessary so that construction could be completed before the occurrence of then-anticipated regulatory deadlines.  EFSHC intends to continue to perform under the EPC Contract to ensure the construction of the FGDs is completed.  Legal title to the work performed under the EPC Contract will pass to EFSHC on a periodic basis and such work will secure the New Secured Bonds.  EFSHC will contribute such portion of such work to which it has legal title to the Reorganized Debtor on the Effective Date and, thereafter, on a periodic basis.  As contemplated by and permitted under the Master Transaction Agreement (as defined below), it is expected that Units 1 and 2 of the Facility will not be operating during limited periods in the construction of the FGDs, including a multiple-week period in late 2013 and early 2014, although one of Units 1 and 2 is expected to be operational at any given time during this period.  The completion schedule under the EPC Contract, which is set forth on Schedule 4.04(f)(ii) of the New Secured Bond Indenture, currently contemplates that the construction of the FGDs will be completed in August 2014.   However, such completion date may be extended, subject to applicable permitting requirements and receipt of required consents.   There can be no certainty or assurance that the FGDs will be completed by the scheduled completion date or any extension thereof, that the contractor under the EPC Contract and the contractors working under the BOP Agreements and other ancillary agreements will in fact complete construction of the FGDs as contemplated under the EPC Contract, or that the FGDs will be operational before the occurrence of applicable anticipated regulatory deadlines.  Moreover, the terms of the EPC Contract permit EFSHC to terminate or suspend the EPC Contract under certain conditions.

ii.                                                 Transfer of Interest of Homer City to NewCo under the Master Transaction Agreement

Pursuant to the Implementation Agreement, EME Homer City and NewCo (as defined below in ARTICLE II.F.2.vi of this Disclosure Statement, titled “Permitting and Regulatory Approvals and the Formation of NewCo”) have entered into that certain master transaction agreement (the “Master Transaction Agreement”), a copy of which is attached to the Plan as Exhibit 1.1.56.(2)  Pursuant to the transactions contemplated by the Plan, all of the Owner

(2)  The description herein is qualified in its entirety by the terms of the Master Transaction Agreement, which control in the event of any inconsistency.  Capitalized terms used but not

Lessors and the Debtor will merge into NewCo, with NewCo being the sole surviving entity, successor to the Debtor, and the Reorganized Debtor.  Accordingly, references to the “Reorganized Debtor” include references to NewCo from and after the Effective Date.

Under the Master Transaction Agreement, EME Homer City will transfer to the Reorganized Debtor its leasehold interest in the Facility, its fee simple interest in the Facility site, and certain other rights and property used to operate the Facility—including the personal property of EME Homer City at the Facility, all inventories and emission allowances relating to the operation of the Facility, certain cash and cash equivalents and notes receivable (trade or otherwise), excluding the intercompany balances and cash equal to the amount of the EMMT Pre-Pay, all agreements and contracts relating to the operation of the Facility and construction of the FGDs, including certain ancillary agreements, known as the “BOP Agreements,” that support construction of the FGDs and maintenance of the Facility, Argo Bond Cash, Safeco Bond Cash and Post-Closing Cash Assets, all transferable permits, all unutilized emission reduction credits generated at the Facility, all unexpired and transferable warranties and guarantees from third parties with respect to any item of property transferred, certain intellectual property, substation equipment, the right to certain tax claims against third parties, all beneficial right, title and interest in and to the EME Homer City transmission and other property rights under that certain Interconnection Agreement, by and among  the Pennsylvania Electric Company (“Penelec”), New York State Electric & Gas Corporation (“NYSEG”) and Mission Energy Westside, Inc. (as assigned by Mission Energy Westside, Inc. to EME Homer City), dated as of August 1, 1998, as amended (the “Interconnection Agreement”) and all rights under any transactions which provide for the sale of commitment of “capacity” which had not been fully performed as of April 13, 2012 or which continue after the Closing.  In addition, EME Homer City must use commercially reasonable efforts to facilitate the transfer to the Reorganized Debtor of all material assets not owned by it but used in the ordinary course in the operation of the Facility.  Further, at the closing of the Master Transaction Agreement, certain affiliates of EME Homer City will transfer and convey to the Reorganized Debtor certain parcels of real property and certain assets, including emissions allowances, held by EMMT.

Under the Master Transaction Agreement, the Reorganized Debtor also will assume certain liabilities relating to the transferred assets, including, among other things, liabilities arising under the transferred agreements and transferable permits, trade payables relating to the operation of the Facility, certain liabilities arising on or after the closing relating to transferred employees, certain liabilities relating to environmental matters, certain taxes (other than income taxes) on the ownership and operation of the transferred assets in taxable periods ending prior to, on or after the closing under the Master Transaction Agreement that arise out of or relate to the ownership, operation or use of the transferred assets after the closing, and liabilities arising under any working capital loans provided by GE Capital to EME Homer City or under a letter of credit reimbursement agreement.

The closing under the Master Transaction Agreement is expected to occur simultaneously with the Effective Date of the Plan and is a condition to the occurrence of the defined in this subsection, or otherwise defined in this Disclosure Statement, shall have the meanings ascribed to them in the Master Transaction Agreement.

Effective Date of the Plan.  As a result, the Effective Date of the Plan will not occur until the conditions to closing under the Master Transaction Agreement are satisfied (other than the Master Transaction Agreement closing condition relating to the occurrence of the Effective Date).  The obligations of both EME Homer City and the Reorganized Debtor to effect the transactions contemplated by the Master Transaction Agreement are conditioned upon satisfaction or waiver of certain mutual conditions, which are set forth in section 7.1 of the Master Transaction Agreement, including the following:

•                  the receipt of all regulatory approvals, including Federal Energy Regulatory Commission (“FERC”) approvals, certain authorizations from PJM and NYISO, and the transfer or reissuance of certain critical permits and licenses for the Facility;

•                  the absence of any statute, rule or regulation enacted by any governmental authority and the absence of any injunction, order or decree issued by any court that restrains, enjoins, prevents or prohibits the consummation of the transactions contemplated by the Master Transaction Agreement;

•                  at the election of the Reorganized Debtor, either (i) the receipt of certain material third party consents, waivers and amendments required under the Operative Documents to implement the transactions contemplated by the Master Transaction Agreement and to release EME Homer City and its Affiliates or (ii) in lieu thereof, the execution and delivery of mutually agreeable legally enforceable indemnification arrangements in favor of EME Homer City in respect of the absence of such consents, waivers and amendments;

•                  at the election of the Reorganized Debtor, either (i) the receipt of all consents and approvals required to assign the Interconnection Agreement from EME Homer City to the Reorganized Debtor, or (ii) execution by the Reorganized Debtor of an agreement pursuant to which Penelec and NYSEG agree to provide the Facility with interconnection service to certain of their respective transmission facilities;

•                  the request and instruction from more than two-thirds of holders of Existing Bonds to the Existing Bond Indenture Trustee to give such consents and instructions as are necessary to the Security Agent and the Lease Indenture Trustee under the Lease Indentures to permit (i) consummation of the transactions set forth in the Master Transaction Agreement and (ii) release of all liabilities and obligations of EME Homer City and its Affiliates under the documents that govern the organizational and contractual structure concerning the Facility, which consent and instruction may be provided for in the Plan; and

•                  at the election of the Reorganized Debtor, either (i) the receipt of all consents and approvals required for the assignment to the Reorganized Debtor of an existing transmission-related agreement with NYSEG, or (ii) execution by the Reorganized Debtor of an agreement pursuant to which NYSEG agrees to provide the Reorganized Debtor with certain transmission related entitlements covered by such existing agreement.

The obligations of the Reorganized Debtor to effect the transactions contemplated by the Master Transaction Agreement are conditioned upon satisfaction or waiver of certain conditions, which are set forth in section 7.2 of the Master Transaction Agreement.  These include the following:

•                  no circumstance, condition, change or event shall have occurred since the date of the Master Transaction Agreement and be continuing that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect (defined in the Master Transaction Agreement to mean a material adverse effect on the condition, business or results of operations of the Facility and the transferred assets, taken as a whole, subject to certain exceptions);

•                  the representations and warranties of EME Homer City in the Master Transaction Agreement shall be true and correct on the closing date, except where the failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

•                  EME Homer City shall have complied in all material respects with all covenants and agreements required under the Master Transaction Agreement to be performed or complied with by it on or prior to the Closing Date;

•                  the absence of any legal proceeding by any third party that would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Reorganized Debtor or any of its affiliates from and after the Closing;

•                  the parties agreeing upon or entering into mutually acceptable arrangements with respect to the IBEW Collective Bargaining Agreement (as defined below);

•                  the Reorganized Debtor entering into an operations and maintenance agreement with a third party under certain conditions;

•                  the absence of actual or threatened FERC proceedings challenging the Facility’s interconnection or access to the PJM or NYISO transmission systems;

•                  the occurrence of the Effective Date under the Plan; and

•                  the effectiveness of notices of cancellation and/or termination of certain tariffs and rate schedules of EME Homer City with FERC.

The obligations of EME Homer City to effect the transactions contemplated by the Master Transaction Agreement are conditioned upon satisfaction or waiver of certain conditions, which are set forth in section 7.3 of the Master Transaction Agreement and include the following:

•                  the representations and warranties of the Reorganized Debtor in the Master Transaction Agreement shall be true and correct on the closing date, except where the failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Reorganized Debtor’s ability to perform its obligations under the Master Transaction Agreement and consummate the transactions contemplated thereby;

•                  the Reorganized Debtor shall have complied in all material respects with all covenants and agreements required under the Master Transaction Agreement to be performed or complied with by it on or prior to the closing date, provided that the Reorganized Debtor shall have performed and complied with certain Plan-related covenants contained in the Master Transaction Agreement in all respects; and

•                  the parties shall have agreed upon or entered into mutually acceptable arrangements with respect to the IBEW Collective Bargaining Agreement.

iii.                                    Other Pertinent Agreements and Transactions Ancillary or Related to the Transactions Contemplated under the Master Transaction Agreement

a.               Transition Services Agreement

The Master Transaction Agreement contemplates that EME Homer City and the Reorganized Debtor will, at the closing of the transactions contemplated by the Master Transaction Agreement, execute an agreement under which EME Homer City will provide certain transitional services for the operation of the Facility for a specified period following the closing of the Master Transaction Agreement (the “Transition Services Agreement”).  The terms and conditions of the Transition Services Agreement have not yet been negotiated.

b.              Operations and Maintenance Agreement

The Master Transaction Agreement contemplates that the Reorganized Debtor may retain a third-party Operator for the management, maintenance and operation of the Facility and that, if the Reorganized Debtor so retains an Operator, it is a condition to the closing of the Master Transaction Agreement that the Reorganized Debtor execute an agreement with the Operator to govern the maintenance and operation of the Facility following the closing (the “Operations and Maintenance Agreement”).  Following an arm’s length negotiation, NewCo executed an Operations and Maintenance Agreement on September 21, 2012, with NRG Homer City Services LLC, a subsidiary of NRG Energy, Inc., a nationally-recognized wholesale power generation company, to take over operation of the Facility after the closing of the Master Transaction Agreement.

c.               Agreements to Facilitate Power Sales and Marketing

EME Homer City has entered into certain arrangements with EMMT pursuant to which EMMT sells energy and capacity from the Facility into the wholesale market and provides scheduling and other related services.  Upon the closing of the Master Transaction Agreement, the Reorganized Debtor and EMMT will enter into a certain assignment agreement pursuant to which EMMT will assign to the Reorganized Debtor, among other things, certain of EMMT’s rights and obligations in connection with these arrangements.  Pursuant to the assignment, the Reorganized Debtor will honor the day-ahead trades entered into by EMMT on behalf of EME Homer City in the ordinary course of business and will assume such trades after the closing of the Master Transaction Agreement.  It is expected that the Reorganized Debtor, after assuming control of the Facility, will contract with EMMT to perform certain of the services it performed for EME Homer City, on terms to be mutually agreed upon, although the Reorganized Debtor may choose to contract with a third party to perform these services.

Pursuant to the Master Transaction Agreement, the Reorganized Debtor will take assignment of all rights under any transactions providing for the sale of capacity which had not been fully performed as of April 13, 2012 or which continue after the closing of the Master Transaction Agreement, which transactions are set forth on Schedule 2.1(r) to the Master Transaction Agreement.

iv.                                             Other Pertinent Aspects of the Business to be Acquired by the Reorganized Debtor

a.               Employee Matters

As of December 31, 2011, EME Homer City employed 252 employees.  Approximately 179 of these employees are covered by a collective bargaining agreement (the “IBEW Collective Bargaining Agreement”) that governs wages, benefits, and working conditions.  The collective bargaining agreement is set to expire on its own terms on December 31, 2012.  The Reorganized Debtor has also entered into the Operations and Maintenance Agreement with an Operator which will (A) provide EME Homer City with the names of those EME Homer City (i) union employees within 20 days after the execution of the Operations and Maintenance Agreement and (ii) non-union employees within 30 days after the execution of the Operations and Maintenance Agreement, to whom it will offer employment effective on the date of closing of the Master Transaction Agreement and (B) agree to recognize Local 459 of the International Brotherhood of Electrical Workers as the collective bargaining agent for those EME Homer City union employees who become employed by the Operator.

v.                                                The Plan Support Agreement

On October [3], 2012, GE Capital, MetLife, EFS-N, Inc., the Debtor, NewCo, and the Informal Bondholder Group (collectively, the “Plan Support Parties”), entered into the Plan Support Agreement, attached to this Disclosure Statement as Exhibit “B.”  The Informal Bondholder Group collectively holds more than two-thirds of the Existing Bonds, as measured by principal amount outstanding.  The Plan Support Parties agreed to implement the restructuring contemplated by the Plan through the solicitation of votes for the Plan and the filing of the Chapter 11 Case pursuant to the terms set forth in the Plan Support Agreement.

Pursuant to the Plan Support Agreement, the Plan Support Parties agreed to reorganize the Debtor via the restructuring and recapitalization transactions set forth in the Plan.  The Plan, a copy of which is annexed to this Disclosure Statement as Exhibit “A” and which is described in more detail in ARTICLE IV of this Disclosure Statement, titled “The Plan of

Reorganization,” sets forth the Debtor’s post-Effective Date capital structure and the distribution that each Class of the Debtor’s creditors will receive.  As set forth in the Plan, on the Effective Date, among other things, the Reorganized Debtor will issue the New Secured Bonds and engage in a series of restructuring transactions that will eliminate the current organizational and contractual structure associated with the Facility and vest control of the Facility in the Reorganized Debtor.

a.               Forbearance from Exercising Remedies

Pursuant to the Plan Support Agreement, the Debtor and the Informal Bondholder Group have agreed to forbear, and have agreed to instruct (either directly or indirectly) the Existing Bond Indenture Trustee, the Lease Indenture Trustee, and the Security Agent under the Lease Indentures to forbear, from exercising any of their rights and remedies against the Debtor, the Owner Lessors, or EME Homer City and its Affiliates, including Edison Mission Energy, EMMT, Edison Mission Holdings Co., Edison Mission Finance Co., Mission Energy Westside, Inc., and Chestnut Ridge Energy Company, with respect to (i) any default in the payment of principal or interest owing under the Existing Bond Indenture or Lease Indentures, (ii) any default in the payment of “Basic Lease Rent” or “Supplemental Lease Rent” owing under the Facility leases, or (iii) any other default under any of the Operative Documents caused by a default in the payment of “Basic Lease Rent” or “Supplemental Lease Rent” owing under the Facility leases, caused by any party to the Operative Documents being or stating that it is insolvent or unable to pay its debts as they come due, or caused by the execution of the Plan Support Agreement, the Master Transaction Agreement, or any other agreements entered into in connection with or transactions contemplated by the Plan Support Agreement or Master Transaction Agreement.  The Debtor and Informal Bondholder group also agreed, pursuant to the Plan Support Agreement, with respect to the Debt Service Reserve Letters of Credit, to (i) request that Union Bank cancel, as of the Effective Date, the Debt Service Reserve Letters of Credit and the Debt Service Reserve Letters of Credit and Reimbursement Agreements, (ii) forbear from drawing on the Debt Service Reserve Letters of Credit, and (iii) if a draw is made thereon, retain at the Debtor all proceeds of such draw, to be applied by the Debtor to satisfy obligations under the Debt Service Reserve Letters of Credit and Reimbursement Agreements.  Such forbearance will continue so long as the Plan Support Agreement remains in effect.

Further, pursuant to the Plan Support Agreement, GE Capital and MetLife have agreed, and have agreed to direct the Owner Lessors, to forbear from exercising any rights or remedies against EME Homer City, Edison Mission Energy, EMMT, Edison Mission Holdings Co., Edison Mission Finance Co., Mission Energy Westside, Inc., and Chestnut Ridge Energy Company, with respect to (i) any default in the payment of principal or interest owing under the Existing Bond Indenture or Lease Indentures, (ii) any default in the payment of “Basic Lease Rent” or “Supplemental Lease Rent” owing under the Facility leases, or (iii) any other default under any of the Operative Documents caused by a default in the payment of “Basic Lease Rent” or “Supplemental Lease Rent” owing under the Facility leases, caused by any party to any Operative Documents being or stating that it is insolvent or unable to pay its debts as they come due, or caused by the execution of the Plan Support Agreement, the Master Transaction Agreement, or any other agreements entered into in connection with or transactions contemplated by the Plan Support Agreement or Master Transaction Agreement.  Such forbearance will continue so long as the Plan Support Agreement remains in effect.

b.              Agreement to Consummate the Restructuring

Pursuant to the Plan Support Agreement, the Plan Support Parties agreed to, among other things, the following key terms:

•                  The Informal Bondholder Group’s agreement to submit ballots accepting the Plan, not to change or withdraw its votes, and to support and not to take any action that would interfere with or delay the confirmation or consummation of the Plan;

•                  The Informal Bondholder Group’s agreement to instruct the Existing Bond Indenture Trustee to implement the terms of the Plan Support Agreement, including, without limitation, to consent to, and to request that the Member consent to and cause the filing of, the Debtor’s bankruptcy petition and the Plan (the “Trustee Direction”);

•                  The Debtor’s agreement, subject to the Existing Bond Indenture Trustee’s consent, to file the Plan, obtain confirmation thereof as soon as reasonably practicable, not amend, modify or withdraw the Plan without consent of the Requisite Consenting Bondholders (as defined below) and GE Capital, and not take any action that would interfere with or delay confirmation or consummation of the Plan;

•                  GE Capital, NewCo, and MetLife’s agreements to use commercially reasonable efforts to obtain confirmation of the Plan and consummate the reorganization of the Debtor, subject to, and in accordance with the terms of, the Plan and the Master Transaction Agreement;

•                  GE Capital, NewCo and MetLife’s agreement not to take any action that would interfere with, delay, or postpone the consummation of the Plan;

•                  The Informal Bondholder Group’s agreement not to opt out of the releases set forth in Section 10.6 of the Plan (and described in further detail in ARTICLE IV.H.6 of this Disclosure Statement, titled “Releases by Holders of Claims”), and in the event any holder of Existing Bonds that is party to the Plan Support Agreement (each a “Consenting Bondholder”) elects on its Ballot to opt out of such releases, such election will have no force or effect, and such Consenting Bondholder will be subject to such releases in all respects;

•                  GE Capital and MetLife’s agreement to grant, and to direct the Owner Lessors to grant, a release coextensive with the release set forth in Section 10.6 of the Plan to each holder of Existing Bonds who has voted to accept the Plan and who has not elected to opt out of the releases provided by Section 10.6 of the Plan; and

•                  The Informal Bondholder Group’s agreement not to sell, assign, transfer, or otherwise dispose of any Existing Bonds unless (i) the transferee is a member of the Informal Bondholder Group or (ii) the transferee assumes the obligations under the Plan Support Agreement of the transferor in respect of the transferred Existing Bonds.

c.               Termination and Amendments

The Plan Support Agreement also provides for various termination events.  Depending on the termination event, the “Requisite Consenting Bondholders,” defined in the Plan and Plan Support Agreement as holders of no less than the lesser of (i) 75% of the aggregate outstanding principal amount of the Existing Bonds held by the Consenting Bondholders and (b) two-thirds of the aggregate outstanding principal amount of all Existing Bonds, excluding any Existing Bonds held by any GE Capital Affiliate or MetLife Affiliate (as defined in the Plan Support Agreement), may terminate the Plan Support Agreement, GE Capital may terminate the Plan Support Agreement, or either the Requisite Consenting Bondholders or GE Capital may terminate the Plan Support Agreement.

The Requisite Consenting Bondholders may terminate the Plan Support Agreement if, among other things:

•                  The EPC Contract terminates or a default occurs thereunder by GE Capital or its subsidiary party thereto that would permit the counterparty to the EPC Contract to terminate the EPC Contract; and

•                  EME Homer City fails to satisfy certain reimbursement obligations it has assumed in connection with the fees and expenses of the Consenting Bondholders and their counsel.

Among the termination events are certain milestones by which the Plan Support Agreement may be terminated by either the Requisite Consenting Bondholders or GE Capital, which include, among other things:

•                  Twenty five Business Days after the commencement of the Solicitation.  The Requisite Consenting Bondholders may not terminate the Plan Support Agreement if, by such date, the Debtor has commenced its bankruptcy case.  GE Capital may not terminate the Plan Support Agreement if, by such date, the Debtor has (i) obtained the Trustee Direction and (ii) has commenced the bankruptcy case;

•                  Thirty days after the commencement of the Solicitation, unless, by such date, the Debtor has successfully concluded the Solicitation by obtaining sufficient votes from holders of Existing Bonds to accept the Plan as set forth in section 1126 of the Bankruptcy Code;

•                  Seventy five days after the commencement of the Debtor’s bankruptcy case, if the Plan has not been confirmed by the Bankruptcy Court by such date;

•                  The date that the Bankruptcy Court enters an order (i) dismissing the Debtor’s bankruptcy case, (ii) converting the case to a case under chapter 7 of the Bankruptcy Code, or (iii) directing the appointment of an examiner with expanded powers or a bankruptcy trustee;

•                  The date that an order is entered by the Bankruptcy Court or a court of competent jurisdiction denying confirmation of the Plan;

•                  The Effective Date; or

•                  [February 20], 2013, provided that, solely in the event that as of [February 20], 2013, the condition precedent set forth in Section 9.1(e) of the Plan is the only condition precedent to the Effective Date that has not been satisfied or waived in accordance with Section 9.2 of the Plan, the immediately preceding date will be extended to [March 22], 2013.

The Plan Support Agreement (including the above milestone dates) may be amended with the consent of GE Capital and the Requisite Consenting Bondholders and, with respect to any economic terms of the Plan Support Agreement, MetLife and, with respect to any terms that adversely affect the Debtor in a material respect, the Debtor.  Upon termination of the Plan Support Agreement, the Plan Support Parties will be released from their commitments thereunder.  If the Plan Support Agreement is terminated, it is possible that the Plan will not be confirmed.

vi.                                             Permitting and Regulatory Approvals and the Formation of NewCo

Operation of the Facility by a new entity requires the authorization of and transfer, amendment or re-issuance of various permits from multiple government agencies.  GE Capital formed Homer City Generation, L.P., referred to throughout this Disclosure Statement as “NewCo,” a Delaware limited partnership, which has initiated the permit application process before the signing of the Master Transaction Agreement.  NewCo is expected to obtain the permits necessary for it to own the Facility and NewCo and/or the Operator, to the extent that Facility operation is delegated by NewCo to the Operator, is expected to obtain the permits necessary for it to operate the Facility.  NewCo will be the surviving entity of the merger transactions described in section 6.1 of the Plan, and will be the Reorganized Debtor under the Plan.

PADEP has been notified of the restructuring transactions contemplated by the Master Transaction Agreement and the necessary applications and notices are being prepared and submitted.  It is expected that these environmental permits and approvals will be transferred or amended, as applicable, on or shortly after the Effective Date, and it is expected that the Reorganized Debtor and Operator will be allowed to operate the Facility under existing permits that are not yet transferred on the Effective Date.

NewCo will seek the necessary authorizations from FERC for the transactions contemplated by the Master Transaction Agreement and the Plan, and to operate and control the Facility and to make wholesale sales of energy, capacity and ancillary services.

vii.                                          The Working Capital Facility

At the closing of the Master Transaction Agreement, the Reorganized Debtor will enter into the Working Capital Facility.  The Working Capital Facility will be provided by GE Capital or an Affiliate thereof in the amount of $75 million, and advances thereunder will be made in the sole discretion of the lender.  The Working Capital Facility will be secured by a first-priority lien on the “Shared Collateral” (as defined in Article VI of this Disclosure Statement, titled “Description of the New Secured Bonds”) of the Reorganized Debtor and the proceeds thereof.  The Working Capital Facility will have a five year maturity with automatic five year extensions, unless notice is delivered by either party at least 60 days prior to the applicable maturity date of such party’s intention not to extend the Working Capital Facility.  Drawings under the Working Capital Facility will be available, at the election of the Reorganized Debtor, in the form of base rate and London Interbank Offered Rate (“LIBOR”) loans, with such loans bearing interest annually at a floating rate of (i) in the case of base rate loans, the prime rate plus 4.50% and (ii) in the case of LIBOR rate loans, the LIBOR rate plus 5.50%.  Certain extensions of credit to or for the benefit of EME Homer City during the negotiation of the Master Transaction Agreement, including certain existing letters of credit, will become obligations under the Working Capital Facility and shall be repaid from future project cash flow.  In addition, as set forth in Sections 2.2 and 2.5 of the Plan, certain expenses paid by GE Capital or its Affiliate may be reimbursed by the Reorganized Debtor using available Cash on hand or funds drawn from the Working Capital Facility.

ARTICLE III.

THE CHAPTER 11 CASE

A.                                                Professionals Retained in the Chapter 11 Case

1.                   The Debtor’s Attorneys, Other Professionals, and Other Expenses

The Debtor is represented by Richards Layton and, as necessary, will seek to retain Richards Layton under the Bankruptcy Code upon the commencement of the Chapter 11 Case.

The Debtor has also retained Epiq Bankruptcy Solutions, LLC (“Epiq”) as its Voting Agent.  EFSHC initially entered into an engagement agreement with the Voting Agent, provided a retainer, and agreed to pay the Voting Agent’s fees and expenses.  The retention agreement was subsequently assigned to the Debtor prior to commencement of the Solicitation.  For further information on the Voting Agent, please see ARTICLE VIII of this Disclosure Statement, titled “The Voting Agent.”

Until the Effective Date, the Debtor will have no independent source of revenue from which to pay fees and expenses.  Payments required to be made on the Effective Date may be funded from the Working Capital Facility, from the Reorganized Debtor’s Cash on hand or from its operations following the closing of the Master Transaction Agreement.

B.                                                Significant Events During the Chapter 11 Cases

1.                   Claims Matters

As the Plan does not impair any Claims against the Debtor other than the Existing Bond Claims, and because the Effective Date is expected to occur within approximately 45 to 60 days of the Commencement Date, the Debtor does not intend to request that the Bankruptcy Court establish a deadline for filing prepetition claims against the Debtor.

2.                   First Day Orders

On the Commencement Date, the Debtor intends to request a series of orders from the Bankruptcy Court designed to facilitate its reorganization.  Although the Debtor has no business operations, the Debtor anticipates that, in connection with commencing the Chapter 11 Case, the Debtor will seek certain “first day” orders from the Bankruptcy Court permitting the Debtor to, among other things, schedule important hearing and briefing dates in the bankruptcy case (including the Confirmation Hearing), retain Richards Layton as its counsel and Epiq as its Voting Agent, and waive or extend the deadline to file schedules of assets and liabilities.  Failure of the Bankruptcy Court to enter one or more of these orders, or a delay in doing so, could delay, perhaps materially, the hearing on, and the ultimate confirmation of, the Plan.

3.                   Confirmation Hearing

The Debtor anticipates that, as soon as practicable after commencing the Chapter 11 Case, the Debtor will seek an order of the Bankruptcy Court scheduling a hearing to consider (i) the solicitation of votes in connection with the Plan and (ii) confirmation of the Plan.  The Debtor anticipates that notice of this hearing will be mailed to all known holders of Claims and Equity Interests at least 28 days before the date by which objections must be filed with the Court.  For further information on the Confirmation Hearing, please see ARTICLE XI.C.2 of this Disclosure Statement, titled “The Confirmation Hearing.”

4.                   Timetable for the Chapter 11 Case

Assuming that the Bankruptcy Court approves the Debtor’s scheduling motion with respect to the Confirmation Hearing, the Debtor anticipates that the Confirmation Hearing will occur within approximately 30 to 45 days of the Commencement Date.  The Debtor does not currently anticipate any significant objections to confirmation of the Plan.  If such objections were to be raised, the anticipated timing for the Confirmation Hearing could be delayed, perhaps materially.

ARTICLE IV.

THE PLAN OF REORGANIZATION

The Debtor and the Informal Bondholder Group believe that (i) through the Plan, creditors will obtain a substantially greater recovery from the Debtor’s estate than the recovery that would be available if the Debtor’s assets were liquidated under chapter 7 of the Bankruptcy Code, and (ii) the Plan will enable the Facility to continue in operation as a viable going concern.

The Plan is annexed to this Disclosure Statement as Exhibit “A” and forms a part of this Disclosure Statement.  The summary of the Plan set forth below is qualified in its entirety by the more detailed provisions set forth in the Plan.

The Plan divides the Claims against, and Equity Interests in, the Debtor into the following Classes:

Class	Designation	Impairment	Entitled to Vote
1	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
2	Existing Bond Claims	Impaired	Yes
3	Other Claims	Unimpaired	No (deemed to accept)
4	Equity Interests	Impaired	No (deemed to reject)

A.                                                Unclassified Claims and Expenses

Generally, the Plan provides for the payment in full of Administrative Expenses, including Administrative Expenses for professional compensation and reimbursement, and Priority Tax Claims (if any), which payments may be funded by the Reorganized Debtor’s operations, Cash on hand or by drawing on the Working Capital Facility.  This section describes how such payment will be made.  The aggregate amount of Administrative Expenses will depend upon the length of the Chapter 11 Case.  Delays in the Chapter 11 Case due to litigation, regulatory approvals, or unforeseen events could materially increase the amount of Administrative Expenses.

1.                   Administrative Expenses Generally

An Administrative Expense is any cost or expense of administration in the Chapter 11 Case under section 503 of the Bankruptcy Code.  The Debtor’s Administrative Expenses are expected be minimal because the Debtor has no ongoing operations.  The fees and expenses of professionals retained by the Debtor and any fees or charges assessed against the

Debtor’s estate under section 1930, chapter 123, title 28, United States Code (“U.S. Trustee Fees”), the fees and expenses of the Voting Agent, the fees and expenses of the Informal Bondholder Group Counsel that are incurred in connection with the Chapter 11 Case, and reasonable fees and expenses of the Existing Bond Indenture Trustee and Lease Indenture Trustee (including fees and expenses of the Existing Bond Indenture Trustee Professionals and the Lease Indenture Trustee Professionals) that are incurred in connection with the Chapter 11 Case are the types of the Administrative Expenses the Debtor expects to incur during the Chapter 11 Cases.

2.                   Treatment of Administrative Expenses

All allowed Administrative Expenses will be paid in full, on or after the Effective Date, with Cash from the Reorganized Debtor’s operations, Cash on hand, or through draws on the Working Capital Facility.  The specific provisions of the Plan addressing payment of Administrative Expenses are Section 2.1 (addressing general Administrative Expenses not covered by other sections), Section 2.2. (addressing fees and expenses of retained professionals, including all reasonable fees and expenses of the Informal Bondholder Group Counsel that are incurred in connection with the Chapter 11 Case (whether incurred before or after the Commencement Date) to the extent not otherwise compensated by EME Homer City), and Section 2.3 (addressing fees and expenses of the Existing Bond Indenture Trustee and Lease Indenture Trustee (including fees and expenses of the Existing Bond Indenture Trustee Professionals and the Lease Indenture Trustee Professionals) that are incurred in connection with the Chapter 11 Case (whether incurred before or after the Commencement Date)).

3.                   Priority Tax Claims

A Priority Tax Claim is any secured or unsecured Claim against the Debtor that falls within the description of section 507(a)(8) of the Bankruptcy Code.  Priority Tax Claims generally consist of claims of governmental authorities for the kinds of taxes specified in section 507(a)(8) of the Bankruptcy Code, such as certain income taxes, property taxes, excise taxes and employment and withholding taxes.  These unsecured claims are given a statutory priority in right of payment.  The Debtor is not liable for any taxes and should not have any Priority Tax Claims.  In the event that any Priority Tax Claims arise, however, the treatment of any such allowed Priority Tax Claims is set forth in Section 2.4 of the Plan.

4.                   Other Expenses of Administration

Pursuant to Section 2.5 of the Plan, to the extent that GE Capital or its Affiliate has paid any fees and expenses of any Person (including its own fees and expenses), whether incurred prior to or subsequent to the Commencement Date in connection with (i) the business and management of the Debtor or the Reorganized Debtor or (ii) the Chapter 11 Case and the related restructuring transactions, the Reorganized Debtor will be obligated to reimburse GE Capital or its Affiliate, as applicable, for such payments from any available funding source, in an amount not to exceed $17 million in the aggregate, provided that the Reorganized Debtor will only be permitted to satisfy such reimbursement obligation after the date on which Substantial Completion (as defined in the EPC Contract) has occurred.

Any outstanding amounts advanced to EME Homer City by GE Capital or its Affiliate as working capital prior to the Effective Date, including but not limited to letters of credit issued to support obligations of EME Homer City, will become obligations under the Working Capital Facility, which amounts will not be counted against or considered for purposes of applying the expense cap referenced in Section 2.5 of the Plan.

B.                                                Classified Claims

1.                   Class 1 – Priority Non-Tax Claims

Class 1 consists of Priority Non-Tax Claims and is unimpaired by the Plan.  Priority Non-Tax Claims are Claims entitled to priority in payment under section 507(a) of the Bankruptcy Code other than Administrative Expenses and Priority Tax Claims.  Because any Priority Non-Tax Claims will be unimpaired under the Plan and receive treatment of a type specified in section 1124 of the Bankruptcy Code, holders of Priority Non-Tax Claims are conclusively deemed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.  The Debtor does not believe any Priority Non-Tax Claims against it exist.

2.                   Class 2 – Existing Bond Claims

Class 2 consists of Existing Bond Claims and is impaired by the Plan.  Each holder of an Existing Bond Claim as of the Voting Record Date that is also an Accredited Investor is entitled to vote to accept or reject the Plan.  Existing Bond Claims are any Claim against the Debtor represented by the Existing Bonds.

Pursuant to Section 4.2 of the Plan, Class 2 Claims will be allowed (i) in the aggregate principal amount of $174 million for those certain 8.137% Senior Secured Bonds due 2019 and $465.976 million for those certain 8.734% Senior Secured Bonds due 2026, plus (ii) any accrued, payable and unpaid interest (accruing at the applicable non-default rate) on the Existing Bonds as of the Effective Date, whether accruing before or after the Commencement Date, notwithstanding section 502(b)(2) of the Bankruptcy Code.  For the avoidance of doubt, the allowed amount of the Class 2 Claims will not include any premium, including any Make-Whole Premium, whether or not such premium otherwise would be due and payable.

Pursuant to Section 4.2 of the Plan, on the Effective Date, in exchange for and in full satisfaction of each holder’s allowed Existing Bond Claims, the Reorganized Debtor will distribute to, or at the direction of, the Existing Bond Indenture Trustee, on behalf of and for ratable distribution to each such holder, the New Secured Bonds having an aggregate principal amount equal to (i) $174 million for those certain 8.137% bonds due 2019 and $465.976 million for those certain 8.734% bonds due 2026 plus (ii) the amount of any accrued and unpaid interest that is payable on the Existing Bonds for the period commencing on April 1, 2012 and concluding on and inclusive of September 30, 2012, which interest will be calculated at the applicable non-default PIK Interest rate under the New Secured Bond Indenture.    The New Secured Bonds will accrue interest for the interest period commencing on October 1, 2012 and concluding on and inclusive of March 31, 2013 at the non-default PIK Interest rate (which interest will be payable on the applicable interest payment date by issuing PIK Notes) or the non-default Cash Rate (which interest will be payable on the applicable interest payment date in cash)

as elected by the Reorganized Debtor in its sole discretion on or prior to the Effective Date.  Solely in the event the Effective Date does not occur prior to April 1, 2013, (a) the amount of any accrued and unpaid interest that is payable on the Existing Bonds for the period commencing on October 1, 2012 and concluding on and inclusive of March 31, 2013, which interest will be calculated at the applicable non-default PIK Interest rate under the New Secured Bond Indenture, will be added to the principal amount of the New Secured Bonds on and as of April 1, 2013, and (b) the New Secured Bonds will accrue interest for the interest period commencing on April 1, 2013 and concluding on and inclusive of September 30, 2013 at the non-default PIK Interest rate (which interest will be payable on the applicable interest payment date by issuing PIK Notes) or the non-default Cash Rate (which interest will be payable on the applicable interest payment date in cash) as elected by the Reorganized Debtor in its sole discretion on or prior to the Effective Date.

3.                   Class 3 – Other Claims

Class 3 consists of Other Claims pursuant to Section 4.3 of the Plan and is unimpaired by the Plan.  Other Claims are any Claim against the Debtor for which no treatment is provided under the Plan, and do not include an Administrative Expense, a Priority Tax Claim, a Priority Non-Tax Claim, or an Existing Bond Claim.  Because all Other Claims will be unimpaired in accordance with the treatment provided in section 1124 of the Bankruptcy Code, the holders of Other Claims are conclusively deemed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.  The Debtor does not believe that any Other Claims against it exist.

4.                   Class 4 – Equity Interests

Class 4 consists of Equity Interests and is impaired by the Plan.  Equity Interests are any ownership interest in the Debtor or rights to acquire such an ownership interest in the Debtor.  Because the Debtor is organized as an “orphan special purpose entity,” the only holder of Equity Interests is the Member, which has no economic interest in the Debtor.  Each holder of an Equity Interest is not entitled to vote to accept or reject the Plan and will be conclusively deemed to have rejected the Plan.

Pursuant to Section 4.4 of the Plan, on the Effective Date all existing Equity Interests will be canceled, and the Member, as the only holder of Equity Interests, will not be entitled to, and will not receive or retain, any property or interest in property on account of such Equity Interests.

C.                                                Means of Implementation and Post-Effective Date Governance

1.                   Effective Date Transactions

On the Effective Date, the Debtor, GE Capital, MetLife, EFS-N, Inc., NewCo, the Owner Lessors, and EME Homer City will engage in a series of transactions that will result in both the financial and organizational restructuring of the Facility such that the Reorganized Debtor will be the remaining surviving entity in control of the Facility.  Specifically, on the

Effective Date, pursuant to Section 6.1 of the Plan, the following transactions will occur in the following order:

(a)                                  the organizational documents of the Owner Lessors will be modified or deemed to have been modified to permit the transactions contemplated by the Master Transaction Agreement and the Plan;

(b)                                 the Specified Operative Documents will be terminated or canceled;

(c)                                  to the extent requested by the Reorganized Debtor, the Existing Bond Indenture Trustee and the Lease Indenture Trustee will return the Debt Service Reserve Letters of Credit to the issuing bank, and instruct the issuing bank and the agent under the Debt Service Reserve Letters of Credit and Reimbursement Agreements to terminate and cancel the Debt Service Reserve Letters of Credit and Reimbursement Agreements, without any draw on the letters of credit governed thereby, and, to the extent there has been any draw on the letters of credit governed by the Debt Service Reserve Letters of Credit and Reimbursement Agreements, the Reorganized Debtor will use the proceeds of such draw to satisfy reimbursement obligations under the Debt Service Reserve Letters of Credit and Reimbursement Agreements;

(d)                                 simultaneously, (i) all of the Owner Lessors and the Debtor will merge into NewCo, with NewCo being the sole surviving entity (thereby becoming the Reorganized Debtor), (ii) EFS-N, Inc., a subsidiary of GE Capital, will contribute all of its membership interests in the Reorganized Debtor to EFSHC,  (iii) EFSHC will contribute its rights accrued as of the Effective Date (but not its obligations) under the EPC Contract to the Reorganized Debtor, (iv) the Closing (as such term is defined in the Master Transaction Agreement) under the Master Transaction Agreement will occur, pursuant to which EME Homer City will transfer certain assets to the Reorganized Debtor, and the Reorganized Debtor will assume certain specified liabilities of EME Homer City, and any Section 467 Loans will be canceled, and (v) the Reorganized Debtor will enter into the New Secured Bond Indenture and related agreements, the other documents related to the New Secured Bond Indenture will become effective (including, without limitation, the New Secured Bond Security Agreement, the Intercreditor Agreement, the Mortgage and the Collateral Assignments), and the Reorganized Debtor will issue the New Secured Bonds in exchange for the Existing Bonds;

(e)                                  EFSHC will enter into a Collateral Assignment in respect of the EPC Contract;

(f)                                    the Reorganized Debtor will enter into the New Credit Agreement and related agreements, including the Working Capital Facility Security Agreement and the Intercreditor Agreement; and

(g)                                 the Reorganized Debtor may, at the election of its general partner, enter into an agreement with an Operator for the operation and maintenance of the Facility.

2.                   Consents by the Debtor and Holders of Existing Bond Claims

Pursuant to Section 6.2 of the Plan, on the Effective Date, the holders of Existing Bond Claims, the Debtor, and the Reorganized Debtor, as applicable, will be deemed to have consented to all the transactions contemplated by the Plan, including those listed in Section 6.1 of the Plan, and acceptance of the Plan by Class 2 will be deemed to constitute a valid and enforceable instruction by all holders of Class 2 Claims to the Existing Bond Indenture Trustee, the Debtor, and the Reorganized Debtor, as applicable, and (in turn) by the Existing Bond Indenture Trustee, the Debtor, and the Reorganized Debtor, as applicable, to the Lease Indenture Trustee, the Security Agent, the Independent Manager, the Member, and any Manager to take all actions necessary to effectuate the Plan, including to cause the Owner Lessors to take any and all actions necessary to implement the transactions contemplated by the Plan, including, without limitation, the transactions described in Section 6.1 of the Plan.

3.                   Issuance of New Secured Bonds Under the Plan

Pursuant to Section 6.3 of the Plan, on the Effective Date, the Reorganized Debtor will be authorized to issue the New Secured Bonds and to execute, deliver and enter into the New Secured Bond Indenture and related Collateral Agreements without the need for any further corporate or other organizational action and without further action by the holders of Claims or Equity Interests, and the New Secured Bond Indenture and related Collateral Agreements will be executed and delivered and the Reorganized Debtor will issue the New Secured Bonds.  On the Effective Date or as soon as reasonably practicable thereafter, the Existing Bond Indenture Trustee will give direction to The Depository Trust Company (“DTC”) to distribute the New Secured Bonds and the New Secured Bond Indenture Trustee will effect that instruction.

For a detailed description of the New Secured Bonds and their exemption from registration under certain securities laws, please consult ARTICLE VI and ARTICLE VII of this Disclosure Statement, titled “Description of the New Secured Bonds” and “Exemption from Securities Act Registration,” respectively.

4.                   Cancellation and Amendment of Existing Securities and Agreements

One purpose of the restructuring transactions contemplated by the Plan is to terminate or cancel all continuing obligations of the parties to the 2001 Transaction.  To effectuate this termination or cancellation, pursuant to Section 6.4 of the Plan, on the Effective Date, the existing Specified Operative Documents, including the Existing Bond Indenture, Lease Indentures and all Lessor Notes, will be terminated and canceled, and any and all obligations and security interests, liens, pledges, and any other encumbrances thereunder immediately terminated, without any consideration, and without need of any further action or consent, except as set forth in the Plan.  To the extent that any document that forms a part of the 2001 Transaction is not included in the list of Specified Operative Documents, and contains any liabilities or any unperformed obligations, such liabilities will be released, and such obligations will be terminated and canceled, and the Debtor and the Reorganized Debtor, pursuant to Section 6.4 of the Plan, will release such liabilities and the parties obligated to perform such obligations from any future performance, provided, however, that nothing in Section 6.4 of the Plan will operate to release or discharge any party from any of its respective obligations under the Plan, the Master Transaction Agreement (including under or in respect of any rights, assets or properties transferred pursuant to the EMMT Assignment Agreement (as defined in the Master Transaction Agreement)) or under any other agreement entered into in connection with the Master Transaction Agreement or the Plan.  A complete list of the Specified Operative Documents is attached to the Plan as Exhibit 1.1.90.

Upon the termination and cancellation of the Specified Operative Documents, the Debtor, the Reorganized Debtor, the Owner Lessors, EME, the Owner Participants, the Lease Indenture Trustees, the Security Agent, the Bond Indenture Trustee, the Manager, and members of the Informal Bondholder Group will have no further liability thereunder to any party to the Participation Agreements or the Specified Operative Documents, or to any holder of Existing Bonds, except as otherwise set forth in the Plan, the Master Transaction Agreement, and any other agreement entered into in connection with the Master Transaction Agreement or the Plan.

5.                   Surrender of Existing Securities

Pursuant to Section 6.5 of the Plan, as soon as practicable, on or after the Effective Date, or as soon thereafter as is reasonably practicable, each holder of an Existing Bond Claim will surrender its Existing Bonds to the Existing Bond Indenture Trustee, and the Debtor, as holder of the Lessor Notes Claim, will surrender its Lessor Notes to the Lease Indenture Trustee.  With respect to Existing Bond Claims held in the name of, or by a nominee of, DTC, the Reorganized Debtor will seek the cooperation of DTC and will provide appropriate instructions to the Existing Bond Indenture Trustee.

6.                   Entry into Working Capital Facility

Pursuant to Section 6.6 of the Plan, on the Effective Date, the New Credit Agreement governing a new Working Capital Facility and related Collateral Agreements will be executed and delivered by the Reorganized Debtor, and the Reorganized Debtor will be deemed authorized to execute, deliver and enter into the New Credit Agreement and related Collateral Agreements without the need for any further corporate or other organizational action and without further action by the holders of Claims or Equity Interests.  For a further description of the Working Capital Facility, please see ARTICLE II.F.2.vii of this Disclosure Statement, titled “The Working Capital Facility.”

7.                   Issuance of New Limited Partnership Interests

Pursuant to Section 6.7 of the Plan, the issuance of the New Limited Partnership Interests by the Reorganized Debtor will be authorized without the need for any further corporate or other organizational action.  Pursuant to the Plan, on the Effective Date, the New Limited Partnership Interests in the Reorganized Debtor will be owned by EFSHC and by MetLife in accordance with the Limited Partnership Agreement.  For further information concerning the

Limited Partnership Agreement, please see ARTICLE V of this Disclosure Statement, titled “Post-Confirmation Governance of the Reorganized Debtor.”

8.                   Corporate or Other Organizational Action

The Plan provides for all corporate or other organizational authority necessary to consummate the Plan.  Pursuant to Section 6.8 of the Plan, as of the Effective Date, all actions contemplated by the Plan will be deemed authorized and approved in all respects, including (i) the issuance of the New Secured Bonds, (ii) execution of the New Secured Bond Indenture, (iii) execution of the New Credit Agreement, (iv) execution of the Collateral Agreements, (v) the mergers described in section 6.1 of the Plan, including the merger of the Debtor with and into NewCo, with NewCo surviving and becoming the Reorganized Debtor, and (vi) all other actions contemplated by the Plan (whether occurring before, on or after the Effective Date).  All matters provided for in the Plan and any corporate or other organizational action required by the Debtor, the Reorganized Debtor or NewCo in connection with the Plan will be deemed to have occurred and shall be in effect, without any requirement of further action by the holders of Existing Bond Claims, the Manager, or the directors, partners, officers, operators or managers of the Reorganized Debtor.

Pursuant to Section 6.8 of the Plan, on the Effective Date, the appropriate officers of the Debtor, the Reorganized Debtor or the Operator, as applicable, will be authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtor, including (i) the New Secured Bond Indenture, (ii) the New Secured Bonds, (iii) the New Credit Agreement, (iv) the Collateral Agreements and (v) any and all other agreements, documents, securities, and instruments relating to the foregoing, including, without limitation, to the extent applicable, any of the documents and deliverables referenced on Exhibit 6.8 to the Plan.  The authorizations and approvals contemplated by Section 6.8 of the Plan will be effective notwithstanding any requirements under non-bankruptcy law.  For further information concerning the corporate governance of the Reorganized Debtor, please see ARTICLE V of this Disclosure Statement, titled “Post-Confirmation Governance of the Reorganized Debtor.”

Pursuant to Section 6.8 of the Plan and section 1129(a)(5) of the Bankruptcy Code, the Debtor will file with the Bankruptcy Court, at least ten (10) days prior to the Confirmation Hearing, the identity and affiliations of any Person proposed to serve on the initial board of directors or as an officer of the general partner of the Reorganized Debtor, as of the Effective Date.

9.                   Compromise of Controversies Under Rule 9019 of the Bankruptcy Code

In consideration for the distributions and other benefits provided under the Plan, Section 6.9 of the Plan provides that the provisions of the Plan will constitute a good faith compromise and settlement of all Claims and controversies resolved under the Plan, and the entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of such compromise and settlement under Bankruptcy Rule 9019.

D.                                                Provisions Governing Distributions

1.                   Distributions to Holders of Claims as of the Effective Date

Pursuant to Section 7.1 of the Plan, all distributions under the Plan shall be made by the Disbursing Agent in accordance with the terms of the Plan, except as otherwise provided in the Plan.

2.                   Date of Distributions

Pursuant to Section 7.2 of the Plan, and unless otherwise provided in the Plan, any distributions and deliveries to be made under the Plan will be made on the Effective Date, or as soon as reasonably practicable thereafter, and will be deemed made on the Effective Date.  In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, the making of such payment or the performance of such act may be completed on the next succeeding Business Day but will be deemed to have been completed as of the required date.

3.                   Sources of Cash for Plan Payments

Pursuant to Section 7.3 of the Plan, and except as otherwise provided in the Plan or Confirmation Order, all Cash required for the payments to be made under the Plan will be obtained from the Reorganized Debtor’s operations, Cash on hand and the Working Capital Facility.

4.                   Disbursing Agent

Pursuant to Section 7.4 of the Plan, all distributions under the Plan will be made by the Reorganized Debtor as Disbursing Agent or such other entity designated by the Reorganized Debtor as Disbursing Agent on the Effective Date; provided, however, that with respect to the holders of Existing Bond Claims, such distributions will be made in accordance with Section 7.8 of the Plan.  No Disbursing Agent will be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

5.                   Rights and Powers of Disbursing Agent

Pursuant to Section 7.5 of the Plan, the Disbursing Agent will be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan, (ii) make all distributions contemplated by the Plan and

(iii) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

6.                   Expenses of the Disbursing Agent

Pursuant to Section 7.6 of the Plan, and except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney fees and expenses) made by the Disbursing Agent will be paid in Cash by the Reorganized Debtor in the ordinary course of business.

7.                   Delivery of Distributions

Pursuant to Section 7.7 of the Plan, and subject to Bankruptcy Rule 9010 and except as otherwise set forth in the Plan, (i) distribution to holders of Class 2 Claims will be made in accordance with Section 7.8 of the Plan and (ii) all distributions to any holder of a Claim in Class 1 or Class 3 will be made at the address of such holder as set forth in the books and records of the Debtor, its agent, or the Disbursing Agent, unless the Debtor or the Reorganized Debtor, as applicable, has been notified in writing of a change of address.  In the event that any distribution to any holder is returned as undeliverable, the Disbursing Agent will use reasonable efforts to determine the current address of such holder, but no distribution to such holder will be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such distribution will be made to such holder without interest; provided, however, that such distributions will be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date.  After such date, all unclaimed property or interest in property that the Disbursing Agent previously sought to distribute to any holder of a Claim in Class 1 or Class 3 will revert to the Reorganized Debtor, and the Claim of any such holder to such property or interest in property will be discharged and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary.

8.                   Delivery of Distributions to Holders of Claims in Class 2 (Existing Bond       Claims)

Pursuant to Section 7.8 of the Plan, the Existing Bond Indenture Trustee will be deemed to be the holder of all Existing Bond Claims for purposes of distributions made under the Plan, and all distributions on account of such Existing Bond Claims will be made to or at the direction of the Existing Bond Indenture Trustee.  The Existing Bond Indenture Trustee will hold or direct such distributions for the ratable benefit of the holders of the Existing Bond Claims, and, after the Reorganized Debtor distributes the New Secured Bonds to or at the direction of the Existing Bond Indenture Trustee, the Reorganized Debtor will have no further responsibility for the distribution of the New Secured Bonds.  As soon as practicable following compliance with the requirements concerning the surrender of the Existing Bonds as set forth in Section 6.5 of the Plan, the Existing Bond Indenture Trustee will arrange to deliver such distributions to or on behalf of such bondholders.  The New Secured Bond Indenture Trustee will cooperate with the

Debtor, the Reorganized Debtor, and the Bond Indenture Trustee and take all reasonable actions to effect the distribution to holders of Existing Bond Claims.

9.                   Manner of Payment Under Plan

Pursuant to Section 7.9 of the Plan, any distributions of Cash under the Plan will be made by the Disbursing Agent on behalf of the Debtor.  At the option of the Disbursing Agent, any Cash payment to be made under the Plan will be made by a wire transfer if the creditor has provided wire transfer instructions to the Debtor or the Disbursing Agent at least three (3) Business Days prior to the Effective Date and, if no timely wire transfer instructions have been received from a creditor, by check, or as otherwise required or provided in applicable agreements.

E.                                                  Procedures for Treating Disputed Claims Under the Plan

Pursuant to Article VIII of the Plan, holders of Claims and Equity Interests need not file proofs of claim with the Bankruptcy Court and will be subject to the Bankruptcy Court process only to the extent provided in the Plan.  The Existing Bond Claims are allowed to the extent provided in the Plan.  On and after the Effective Date, except as otherwise provided in the Plan, all other Claims will be paid and determined in the ordinary course of business of the Reorganized Debtor.

Pursuant to Article VIII of the Plan, if the Debtor disputes any other Claim, such dispute will be determined, resolved or adjudicated, as the case may be, in a manner as if the Chapter 11 Case had not been commenced, in accordance with the terms of any agreements governing, instruments evidencing, or other documents (if any) relating to such Claim and applicable non-bankruptcy rules, laws, and procedures, and in a forum (judicial, arbitral, or otherwise) of competent jurisdiction, and such Claim and all the Debtor’s defenses to such Claim will survive the Effective Date as if the Chapter 11 Case had not been commenced; provided, however, that the Debtor may elect, at its sole option, to object under section 502 of the Bankruptcy Code to any proof of claim filed by or on behalf of a holder of a Claim.

F.                                                  Treatment of Executory Contracts and Unexpired Leases

The Debtor is unaware of any contracts to which it is a party, other than (i) the Existing Bond Indenture and other contracts related to the 2001 Transaction, (ii) the Debtor’s LLC Agreement, and (iii) the Debtor’s engagement agreements with Richards Layton and the Voting Agent.

As set forth in Section 6.4 of the Plan, items (i) and (ii) mentioned in the previous paragraph will be canceled pursuant to the restructuring transactions contemplated in Section 6.1 of the Plan, and the Debtor’s engagement of Richards Layton and the Voting Agent will terminate after the restructuring contemplated in the Plan is complete.  As a result, the Plan does not provide for the Debtor to assume or reject any executory contracts.

G.                                                Conditions Precedent to the Effective Date of the Plan

1.                   Occurrence of the Effective Date

Pursuant to Section 9.1 of the Plan, the “effective date of the plan,” as used in section 1129 of the Bankruptcy Code, will not occur, and the Plan will be of no force and effect, until the first Business Day on which the later of the following has occurred:  (i) the conditions precedent to the effectiveness of the Plan specified in Section 9.1 of the Plan have been satisfied or waived, or (ii) if a stay is in effect, such stay has expired, dissolved, or been lifted (such date, the “Effective Date”).

Pursuant to Section 9.1 of the Plan, the occurrence of the Effective Date is subject to satisfaction of the following conditions precedent:

i.                            the Plan and Confirmation Order are in form and substance reasonably satisfactory to GE Capital and the Requisite Consenting Bondholders, and the Confirmation Order has become a Final Order;

ii.                         the New Secured Bond Indenture has been qualified under Section 306 of the Trust Indenture Act of 1939, as amended, as of the issuance date of the New Secured Bonds;

iii.                      the New Secured Bond Indenture and Collateral Agreements are in the form agreed to in the Plan Support Agreement, or are in form and substance acceptable to the Requisite Consenting Bondholders and GE Capital and the closing documents and deliverables identified on Exhibit 6.8 to the Plan are in form and substance reasonably acceptable by the Requisite Consenting Bondholders and GE Capital;

iv.                     All reasonable fees and expenses of the Informal Bondholder Group Counsel, the Existing Bond Indenture Trustee Professionals, the Lease Indenture Trustee Professionals, the New Secured Bond Indenture Trustee Professionals, and the Trustees, incurred in connection with the Chapter 11 Case, the New Secured Bond Indenture and related documents, and all transactions set forth herein or necessary to implement and consummate the Plan (whether incurred before or after the Commencement Date) and invoiced on or before the Confirmation Date shall have been paid;

v.                        NewCo has obtained all of the Required Approvals, which are in full force and effect without any action being taken by any Governmental Unit that would restrain, prevent or otherwise impose materially adverse conditions on the transactions contemplated in the Plan;

vi.                     NewCo has obtained all the Other Required Approvals, which Other Required Approvals are in full force and effect with all applicable waiting periods imposed by any law or any government authority expiring without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on the transactions contemplated in the Plan; provided, however, for any Other Required Approvals that have not been obtained by NewCo on or prior to the Effective Date, this condition will be deemed to have been satisfied if (i) the Governmental Unit that issues such Other Required Approval acknowledges in writing that it has received an application from NewCo for such Other Required Approval and the application is being processed by such Governmental Unit, (ii) EME Homer City holds the applicable Other Required Approval and has agreed to continue operating the Facility insofar as necessary for EME Homer City’s Other Required Approval to enable continued operation of the Facility until the applicable Other Required Approval is obtained by the Reorganized Debtor or (iii) applicable law or procedure provides for the transfer of the Other Required Approval to occur following a transfer in the ownership or operation of the Facility;

vii.                  The Requisite Consenting Bondholders have consented to the selection of the Operator, which consent may not be unreasonably withheld, conditioned or delayed;

viii.               the closing of the transactions under the Master Transaction Agreement has occurred on the Effective Date in accordance with the transactions described in Section 6.1 of the Plan, and EME has granted a release coextensive with the release set forth in Section 10.6 of the Plan to each holder of Bonds who has voted to accept the Plan and who has not elected to opt out of providing the release provided by Section 10.6 of the Plan;

ix.                       the New Secured Bond Indenture Trustee has received from each party to the New Secured Bond Indenture a counterpart of the New Secured Bond Indenture executed on behalf of such party and such agreements are in full force and effect in accordance with their terms;

x.                          the New Secured Bond Collateral Agent has received from each party to the New Secured Bond Security Agreement, the Intercreditor Agreement, the Mortgage and the Collateral Assignments a counterpart of each such agreement executed by such party and such agreements are in full force and effect in accordance with their terms;

xi.                       the Informal Bondholder Group Counsel has received evidence reasonably satisfactory to it that: (i) the New Secured Bond Indenture, the New Secured Bond Security Agreement, the Intercreditor Agreement, the Mortgage and the Collateral Assignments have been duly executed and delivered and, subject only to the occurrence of the Effective Date, are in full force and effect in accordance with their terms; and (ii) to the extent covenants are required to be satisfied as of the Issue Date (as defined in the New Secured Bond Indenture) under the New Secured Bond Indenture and the Collateral Agreements, the Informal Bondholder Group Counsel has received evidence, in form and substance reasonably acceptable to the Informal Bondholder Group Counsel)

that, subject only to the occurrence of the Effective Date, such covenants have been satisfied as of the Issue Date;

xii.                  at the time of, and immediately after giving effect to the issuance of the New Secured Bonds, no Default (as defined in the New Secured Bond Indenture) has occurred and is continuing;

xiii.               the Informal Bondholder Group Counsel has received evidence reasonably satisfactory to it that the New Credit Agreement has been duly executed and delivered and all conditions precedent to initial borrowings thereunder have been satisfied or duly waived;

xiv.              the Debtor or GE Capital has used commercially reasonable efforts to obtain a senior secured long-term debt rating in accordance with the terms of the New Secured Bond Indenture;

xv.                 NewCo has provided the Informal Bondholder Group Counsel a certificate of good standing within thirty (30) days prior to the Effective Date;

xvi.              the Informal Bondholder Group counsel has been provided with copies of any officers’ certificates, trustee’s certificates and legal opinions that are provided to the New Secured Bond Indenture Trustee;

xvii.           the New Secured Bond Indenture Trustee has authenticated the New Secured Bonds and has acknowledged the New Secured Bond authentication order in accordance with the terms of the New Secured Bond Indenture;

xviii.        GE Capital, MetLife and the Owner Lessors have provided the releases set forth in Section 4.03 of the Plan Support Agreement; and

xix.                EFSHC has contributed and assigned to the Reorganized Debtor such portion of the Work (as defined in the EPC Contract and inclusive of the items included in such term in Section 8.1 therein) to which legal title has passed, as of the Effective Date, to EFSHC pursuant to section 8.1 of the EPC Contract.

2.                   Waiver of Conditions Precedent

Pursuant to Section 9.2 of the Plan, except for the condition that the New Secured Bond Indenture be qualified under Section 306 of the Trust Indenture Act of 1939 as of the issuance date of the New Secured Bonds, each of the conditions precedent to the occurrence of the Effective Date specified above may be waived by GE Capital and the Requisite Consenting Bondholders without any notice to other parties in interest or the Bankruptcy Court and without a hearing.

3.                   Effect of Failure of Conditions to the Effective Date

Pursuant to Section 9.3 of the Plan, if the conditions specified in Section 9.1 of the Plan have not been satisfied or waived in accordance with Section 9.2 of the Plan

(x) prior to [February 20], 2013 or (y) solely in the event that as of [February 20], 2013, the condition precedent set forth in Section 9.1(e) of the Plan is the only condition precedent to the Effective Date that has not been satisfied or waived in accordance with Section 9.2 of the Plan, prior to [March 22], 2013, then (i) the Confirmation Order will be of no further force or effect; (ii) no distributions under the Plan will be made; (iii) the Debtor and all holders of Claims and Equity Interests will be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred; and (iv) all of the Debtor’s obligations with respect to the Claims and Equity Interests will remain unchanged, and nothing contained in the Plan will be deemed to constitute a waiver or release of any claims by or against the Debtor or any other entity or to prejudice in any manner the rights of the Debtor or any other entity in any further proceedings involving the Debtor or otherwise.  Upon such occurrence, the Debtor will file a written notification with the Bankruptcy Court that the Plan has been withdrawn and will serve such notice upon the legal advisors to each of the Existing Bond Indenture Trustee, the Lease Indenture Trustee, the Member or Manager, the Independent Manager, the New Secured Bond Indenture Trustee, the Informal Bondholder Group, GE Capital, and MetLife.

4.                   Reservation of Rights

Pursuant to Section 9.4 of the Plan, the Plan will have no force or effect unless and until the Effective Date occurs.  Prior to the Effective Date, none of the filing of the Plan, any statement or provision contained in the Plan, or action taken by the Debtor or any other party with respect to the Plan will be, or will be deemed to be, an admission or waiver of any rights of the Debtor or any other party with respect to any Claims or Equity Interests or any other matter.

5.                   Substantial Consummation

Pursuant to Section 9.5 of the Plan, substantial consummation of the Plan under section 1101(2) of the Bankruptcy Code will be deemed to occur on the Effective Date.

H.                                                Effect of Confirmation

1.                   Vesting of Assets

Pursuant to Section 10.1 of the Plan, on the Effective Date, pursuant to section 1141(b) and (c) of the Bankruptcy Code, except for the Liens and security interests granted to secure the obligations under the New Credit Agreement and the New Secured Bonds and as otherwise provided in the Plan, all property of the Debtor’s estate will vest in the Reorganized Debtor free and clear of all Claims, Liens, encumbrances, charges, and other interests.  On and after the Effective Date, the Reorganized Debtor may operate its business and may use, acquire, and dispose of its property without supervision or approval by the Bankruptcy Court, free from any restrictions of the Bankruptcy Code or the Bankruptcy Rules, and in all respects as if there were no pending case under any chapter or provision of the Bankruptcy Code, except as provided in the Plan.

2.      Binding Effect

Pursuant to Section 10.2 of the Plan, and except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan will be binding upon and inure to the benefit of the Debtor, the Reorganized Debtor, any holder of a Claim against or Equity Interest in the Debtor and such holder’s respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan.

3.      Discharge of Homer City Funding LLC

Pursuant to Section 10.3 of the Plan, except to the extent otherwise provided in the Plan, the treatment of all Claims against or Equity Interests in the Debtor under the Plan will be in exchange for and in complete satisfaction, discharge, and release of, all Claims against the Debtor or Equity Interests in the Debtor, in each case, arising prior to the Effective Date, of any nature whatsoever, known or unknown, including any interest accrued or expenses incurred thereon from and after the Commencement Date, or against the Estate or its properties or interests in property.  Except as otherwise provided in the Plan, upon the Effective Date, all Claims against the Debtor and Equity Interests in the Debtor, in each case, arising prior to the Effective Date, will be satisfied, discharged and released in full exchange for the consideration provided under the Plan.  Except as otherwise provided in the Plan, all entities will be precluded from asserting against the Reorganized Debtor or its respective properties or interests in property, any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

4.      Exculpation

The Exculpated and Released Parties are parties that are centrally involved in the Debtor’s restructuring and include the Owner Participants, the Owner Lessors, EME, the Existing Bond Indenture Trustee, the Lease Indenture Trustee, the Security Agent, the New Secured Bond Indenture Trustee, the Manager, GE Capital, MetLife, the members of the Informal Bondholder Group (except with respect to any such member that elects to opt out of providing the release provided by Section 10.6 of the Plan), any member of Class 3 who has voted to accept the Plan and who has not elected to opt out of providing the release provided by Section 10.6 of the Plan and the respective successors, assigns, predecessors, control persons, affiliated entities, members, managers, officers, directors, employees, shareholders, agents, attorneys, financial advisors, investment bankers, accountants and representatives of the foregoing.  Pursuant to Section 10.4 of the Plan, the Exculpated and Released Parties, the Debtor and the Reorganized Debtor, each in their representative and individual capacities, will have no liability to any holder of a Claim or Equity Interest or any other Person or entity for any act or omission in connection with, arising out of, or relating to the negotiation of the Plan Support Agreement, the Disclosure Statement, the New Credit Agreement, the New Secured Bond Indenture, the Plan, the Solicitation of votes for and the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Chapter 11 Case, the Plan, or the property to be distributed under the Plan, or any other document related to the foregoing, except for actual fraud, willful misconduct, gross negligence or criminal conduct, as determined by a Final Order and, in all respects, will be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

5.      Releases by the Debtor and Reorganized Debtor

Pursuant to Section 10.5 of the Plan, except for the right to enforce any Claims, causes of action and the like arising under or with respect to the Plan, the Implementation Agreement or the Master Transaction Agreement, to the fullest extent permissible under applicable law, for consideration received, the sufficiency of which is acknowledged in the Plan, the Debtor and Reorganized Debtor will, as of the Effective Date, be deemed to unconditionally and forever release, waive, and discharge the Exculpated and Released Parties, each in their representative and individual capacities, from any prosecution or attempted prosecution of any and all Claims, causes of action and the like, arising before the Effective Date, that the Debtor and/or the Reorganized Debtor may have arising under, related to or in connection with the Lease Indentures, the Existing Bond Indenture, the Existing Bonds or any of the documents entered into in connection with the Participation Agreements, including, but not limited to, the Operative Documents defined therein; provided, however, that nothing in Section 10.5 of the Plan will operate to release or discharge any of the Exculpated and Released Parties from any of their respective obligations under the Plan, the Master Transaction Agreement (including under or in respect of any rights, assets or properties transferred pursuant to the EMMT Assignment Agreement (as defined in the Master Transaction Agreement)) or under any other agreement entered into in connection with the Master Transaction Agreement or the Plan.  For the avoidance of doubt, the Debtor will forever release, waive, and discharge all claims it has, as a holder of Lessor Notes or otherwise, under the Lease Indentures, the Lessor Notes, the Existing Bond Indenture and related documents against the Owner Participants, EME, the Lease Indenture Trustee, the Existing Bond Indenture Trustee, the Security Agent, the Informal Bondholder Group, the Manager, the Independent Manager, and the Owner Lessors, and each of their respective officers, directors, agents, employees, attorneys, advisors, or other professionals.

6.      Releases by Holders of Claims

Pursuant to Section 10.6 of the Plan, as of the Effective Date, to the fullest extent permissible under applicable law, for consideration received, the sufficiency of which is acknowledged in the Plan, each holder of a Claim entitled to vote to accept or reject the Plan who votes to accept the Plan will be deemed to unconditionally and forever release, waive, and discharge the Exculpated and Released Parties, the Debtor and the Reorganized Debtor, each in their representative and individual capacities, from any prosecution or attempted prosecution of any and all Claims, causes of action and the like that such holder of a Claim has or may have against the above-referenced parties, in each case, relating to the Debtor or the 2001 Transaction, including, without limitation, any claims, causes of action and the like arising under, related to or in connection with the 2001 Transaction, the Lease Indentures, the Existing Bond Indenture, the Existing Bonds or any of the documents entered into in connection with the Participation Agreements, including, but not limited to, the Operative Documents defined therein, provided, however, except for members of the Informal Bondholder Group, each holder of a Claim entitled to vote to accept or reject the Plan may choose to opt out of providing such releases to the Exculpated and Released Parties by checking the appropriate box on such holder’s Ballot; provided, further, that any such holder that opts out of providing the releases set forth in Section 10.6 of the Plan will not itself receive releases thereunder; provided, further, that nothing in Section 10.6 of the Plan will operate to release or discharge any of the Exculpated and Released Parties, the Debtor, or the Reorganized Debtor from any of their respective obligations under the Plan, the Master Transaction Agreement (including under or in respect of any rights, assets or properties transferred pursuant to the EMMT Assignment Agreement (as defined in the Master Transaction Agreement)) or any other agreement entered into in connection with the Master Transaction Agreement or the Plan; and provided, further, that that the foregoing will not operate as a waiver or release of Claims or causes of action, if any, asserted by any holder of a Claim against any of the Exculpated and Released Parties, the Debtor, or the Reorganized Debtor (i) arising out of actual fraud or criminal conduct, as determined by a Final Order or (ii) arising out of any act or omission of an Exculpated and Released Party, the Debtor or the Reorganized Debtor unknown to such holder of a Claim as of the deadline for objecting to confirmation of the Plan, that constitutes willful misconduct or gross negligence of such Exculpated and Released Party, the Debtor or the Reorganized Debtor.

Pursuant to the Plan Support Agreement, the members of the Informal Bondholder Group have agreed not to exercise this opt-out right.

7.      Waiver of Statutory Limitations on Releases

Pursuant to section 10.7 of the Plan, each of the releasing parties in each of the releases contained in the Plan expressly acknowledges that, although ordinarily a release may not extend to claims which the releasing party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, they have carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or claims.  Without limiting the generality of the foregoing, each releasing party expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of executing the release, which if known by it may have materially affected its settlement with the released party.  One example of this type of state statute is California Civil Code section 1542, which provides that:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

The releases contained in the Plan are effective regardless of whether matters released thereby are presently known or unknown, suspected or unsuspected, foreseen or unforeseen.

8.      Waiver of Avoidance Actions

Pursuant to Section 10.8 of the Plan, as of the Effective Date, the Reorganized Debtor will be deemed to have waived the right to prosecute, and to have settled and released for fair value, any avoidance or recovery actions under sections 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code or other applicable law that belong to the Reorganized Debtor and/or that the Reorganized Debtor could have prosecuted as a debtor or debtor in possession (i) in respect of or relating to the Lease Indentures, the Specified Operative Documents, the Existing Bond Indenture or the Existing Bonds, or (ii) otherwise against the Owner Participants, the Owner Lessors, EME, the Existing Bond Indenture Trustee, the Lease Indenture Trustee, the Security Agent, any holder of Existing Bonds, or any of their respective Affiliates.

9.      Term of Injunctions or Stays

Pursuant to Section 10.9 of the Plan, and except to the extent otherwise provided in the Plan, all Persons or entities who have held, hold or may hold Claims against the Debtor or Equity Interests in the Debtor will be permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Equity Interest against the Reorganized Debtor, (ii) the enforcement, attachment, collection or recovery by any manner or means of any pre-Effective Date judgment, award, decree or order against the Reorganized Debtor with respect to any such Claim or Equity Interest, (iii) creating, perfecting or enforcing any encumbrance of any kind against the Reorganized Debtor, or against the property or interests in property of the Reorganized Debtor, as applicable with respect to any such pre-Effective Date Claim or Equity Interest, (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any pre-Effective Date obligation due from the Debtor or the Reorganized Debtor, or against the property or interests in property of the Reorganized Debtor with respect to any such pre-Effective Date Claim or Equity Interest and (v) pursuing any Claim released or waived pursuant to Sections 10.5 through 10.8 of the Plan.

Unless otherwise provided in the Plan, all injunctions or stays arising under or entered during the Chapter 11 Case under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, will remain in full force and effect until the Effective Date.

10.    Preservation of Claims

Pursuant to Section 10.9 of the Plan, and except as otherwise provided in the Plan, including Sections 10.5 and 10.6 thereof, as of the Effective Date, pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, any cause of action accruing to the Debtor will become an asset of the Reorganized Debtor, and the Reorganized Debtor will have the authority to commence and prosecute any such cause of action for the benefit of the Estate.  After the Effective Date, the Reorganized Debtor will have the authority to compromise and settle, otherwise resolve, discontinue, abandon or dismiss all such causes of action without the approval of the Bankruptcy Court.

11.    Retention of Jurisdiction

Pursuant to Article XI of the Plan and sections 105(c) and 1142 of the Bankruptcy Code, the Bankruptcy Court will retain and will have exclusive jurisdiction over any matter

(i) arising under the Bankruptcy Code, (ii) arising in or related to the Chapter 11 Cases or the Plan, or (iii) to perform any of the following actions:

(i)                                   to determine any motion, adversary proceeding, application, contested matter, and other litigated matter involving the Debtor pending on or after the Effective Date;

(ii)                                to ensure that distributions to holders of Claims are accomplished as provided in the Plan;

(iii)                             to allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Expense and the resolution of any objections to the allowance or priority of Claims or Equity Interests;

(iv)                            to enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(v)                               to issue injunctions, enter and implement orders, and take such other actions as may be necessary or appropriate in aid of execution of the Plan or to restrain interference by any Person or entity with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(vi)                            to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, this Disclosure Statement or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(vii)                         to hear and determine all applications of retained professionals under sections 330, 331, and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date;

(viii)                      to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated thereby, or any agreement, instrument, or other document governing or relating to any of the foregoing;

(ix)                             to take any action and issue such orders as may be necessary to construe, enforce, implement, execute, and consummate the Plan or to maintain the integrity of the Plan following consummation;

(x)                                 to hear and determine matters concerning state, local, and federal taxes including, but not limited to, matters proceeding under sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

(xi)                             to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code or title 28 of the United States Code;

(xii)                          to hear and determine any rights, Claims, or causes of action held by or accruing to the Debtor pursuant to the Confirmation Order, the Bankruptcy Code, or any federal statute or legal theory;

(xiii)                      to hear and determine all disputes involving the existence, scope, and nature of the discharges granted under Section 10.3 of the Plan;

(xiv)                      to hear and determine all disputes involving or in any manner implicating the exculpation and release provisions granted under Sections 10.4 through 10.9 of the Plan;

(xv)                         to enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered into in connection with the Chapter 11 Case; and

(xvi)                      to enter an order or final decree closing the Chapter 11 Case.

I.                                                   Miscellaneous

1.      Payment of Statutory Fees

Pursuant to Section 12.1 of the Plan, on the Effective Date, and thereafter as may be required, the Reorganized Debtor will pay all fees payable under section 1930 of chapter 123 of title 28 of the United States Code.

2.      Filing of Additional Documents

Pursuant to Section 12.2 of the Plan, the Debtor may file such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

3.      Schedules, Exhibits and Plan Supplement Incorporated

Pursuant to Section 12.3 of the Plan, the contents of the Plan Supplement and all exhibits and schedules to the Plan, including, without limitation, any exhibits and schedules that are in this Disclosure Statement and incorporated into the Plan by reference, are incorporated into and are a part of the Plan as if fully set forth therein.

The Debtor, to the extent necessary to disclose forms of documents not otherwise appended to the Plan, will file the Plan Supplement no later than the date that is ten (10) days prior to the date on which the Confirmation Hearing is commenced.  Any documents contained in the Plan Supplement are an integral part of the Plan and will be approved by the Bankruptcy Court pursuant to the Confirmation Order.

4.      Plan Amendment; Creditor Consents

Pursuant to Section 12.4 of the Plan, the Plan may be amended, modified, or supplemented by the Debtor or the Reorganized Debtor in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code; provided, however, that the Debtor or the Reorganized Debtor will not amend or modify the Plan unless GE Capital and the Requisite Consenting Bondholders have consented to such amendment or modification.  Prior to the Effective Date, and subject to the consent of GE Capital and the Requisite Consenting Bondholders, the Debtor may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court.  Subject to the right of the Requisite Consenting Bondholders to consent to amendments, modifications, and supplements of or to the Plan as set forth in Section 12.4 of the Plan, holders of Claims that have accepted the Plan will be deemed to have accepted the Plan, as amended, modified, or supplemented, if the proposed amendment, modification, or supplement does not materially and adversely change the treatment of the Claim of such holder; provided, however, that any holders of Claims who were deemed to accept the Plan because such Claims were unimpaired will continue to be deemed to accept the Plan only if, after giving effect to such amendment, modification, or supplement, such Claims continue to be unimpaired.

5.      Effectuating Documents and Further Transactions

Pursuant to Section 12.5 of the Plan, each of the officers or other authorized persons of the Reorganized Debtor, the general partner of the Reorganized Debtor, or the Operator, as applicable, will be authorized, in accordance with his or her authority under the governing documents of the Reorganized Debtor, to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

6.      Inconsistency

Pursuant to Section 12.6 of the Plan, in the event of any inconsistency among the Plan, the Disclosure Statement, or any exhibit or schedule to the Disclosure Statement, the provisions of the Plan will govern.

7.      Section 1125(e) of the Bankruptcy Code

Pursuant to Section 12.7 of the Plan, as of the Confirmation Date, the Debtor, and, to the extent applicable, GE Capital, the Informal Bondholder Group, the Existing Bond Indenture Trustee, and the Member, will be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code.  The Plan further provides that Exculpated and Released Parties, the Debtor and the Reorganized Debtor, each in their representative and individual capacities, have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities under the Plan.  Accordingly, the Plan provides that such entities and individuals will not be liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of the securities under the Plan.

8.      Compliance with Tax Requirements

Pursuant to Section 12.8 of the Plan, in connection with the Plan and all instruments issued in connection therewith and distributed thereunder, the Debtor, the Reorganized Debtor, the Disbursing Agent, or any other party issuing any instrument or making any distribution under the Plan, as applicable, will comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions under the Plan will be subject to any withholding or reporting requirements.  Notwithstanding the above, each holder of a Claim that is to receive a distribution under the Plan will have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit on account of such distribution, including withholding tax obligations in respect of in-kind (non-Cash) distributions.  Any party issuing any instrument or making any distribution under the Plan has the right, but not the obligation, to refrain from making such distribution until the holder of the Claim on account of which such distribution has been allocated has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

9.      Section 1145 Exemption

Pursuant to Section 12.9 of the Plan and section 1145(a) of the Bankruptcy Code, the New Secured Bonds issued under the Plan will be exempt from registration under section 5 of the Securities Act and any state’s securities law registration requirements and may be resold by holders thereof without registration, unless the holder is an “underwriter” (as defined in section 1145(b)(1) of the Bankruptcy Code) with respect to such securities, in each case, subject to the terms thereof, and applicable securities laws.  For a more detailed discussion of the exemption of the New Secured Bonds from certain securities laws, please see ARTICLE VII of this Disclosure Statement, titled “Exemption from Securities Act Registration.”

10.    Exemption from Transfer Taxes

Pursuant to Section 12.10 of the Plan and section 1146(a) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under or in connection with the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan (including the mergers of the Owner Lessors into the Reorganized Debtor and the transfer of certain assets by EME Homer City to the Reorganized Debtor pursuant to Section 6.1 of the Plan) will not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

11.    Request for Expedited Determination of Taxes

Pursuant to Section 12.11 of the Plan, the Reorganized Debtor may request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, on behalf of the Debtor for any and all taxable periods ending after the Commencement Date through, and including, the Effective Date.

12.    Dissolution of any Statutory Committee

Pursuant to Section 12.12 of the Plan, any creditor or equity committee appointed pursuant to section 1102 of the Bankruptcy Code in the Chapter 11 Case will be dissolved on the Effective Date.  The Reorganized Debtor will no longer be responsible for paying any fees and expenses incurred by the advisors to any such statutory committees after the Effective Date.

13.    Revocation, Withdrawal, or Non-Consummation of the Plan

Pursuant to Section 12.13 of the Plan, and subject to obtaining the prior written consent of GE Capital and the Requisite Consenting Bondholders, the Debtor may revoke or withdraw the Plan at any time prior to the Confirmation Date and file other plans of reorganization.  If the Debtor revokes or withdraws the Plan, or if the Confirmation Order is not entered or consummation of the Plan does not occur, (i) the Plan will be null and void in all respects, (ii) any assumption of executory contracts or unexpired leases effected by the Plan, and any document or agreement executed pursuant to the Plan will be deemed null and void, (iii) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, will (a) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtor or any other Person or entity, (b) prejudice in any manner the rights of the Debtor or any Person or entity in any further proceedings involving the Debtor or any other Person, or (c) constitute an admission of any sort by the Debtor or any other Person or entity (including, without limitation, with respect to the treatment of the 2001 Transaction), and (iv) any votes to accept the Plan shall not be binding on any holder of any Claims.

14.    Severability Provisions in the Plan

Pursuant to Section 12.14 of the Plan, if, prior to the entry of the Confirmation Order, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court may, at the request of GE Capital and the Requisite Consenting Bondholders, alter and interpret such term or provision to the extent necessary to render it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as so altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remaining terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

15.    Governing Law

Pursuant to Section 12.15 of the Plan, to the extent that (i) the Bankruptcy Code or other federal law is applicable or (ii) an exhibit or schedule to the Plan or this Disclosure Statement or any agreement entered into with respect to the restructuring contemplated in the Plan provides otherwise (in which case the governing law specified therein will be applicable to such exhibit, schedule or agreement), the rights, duties, and obligations arising under the Plan will be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws that would require application of the laws of another jurisdiction.

16.    Time

Pursuant to Section 12.16 of the Plan, in computing any period of time prescribed or allowed by the Plan, unless otherwise set forth in the Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006(a) will apply.

17.    No Admissions

Pursuant to Section 12.17 of the Plan, if the Effective Date does not occur, the Plan will be null and void in all respects, and nothing contained in the Plan will (i) constitute a waiver or release of any claims by or against, or any interests in, the Debtor or any other Person, (ii) prejudice in any manner the rights of the Debtor or any other party in interest, or (iii) constitute an admission of any sort by the Debtor or other party in interest (including, without limitation, with respect to the treatment of the 2001 Transaction).

18.    Notices

Pursuant to Section 12.18 of the Plan, to be effective, all notices, requests or demands to or on the Debtor or the Reorganized Debtor must be (i) in writing, (ii) served by certified mail (return receipt requested), hand delivery, overnight delivery service, first class mail, electronic mail or facsimile transmission, and (iii) unless otherwise expressly provided herein, will be deemed to have been duly given or made when actually delivered or, in the case of notice by electronic mail and facsimile transmission, when received and telephonically confirmed, addressed to the notice parties specified in Section 12.18 of the Plan.

ARTICLE V.

POST-CONFIRMATION GOVERNANCE OF THE REORGANIZED DEBTOR

Upon consummation of the Plan, the Reorganized Debtor, Homer City Generation L.P., will be a Delaware limited partnership.  The New Limited Partnership Interests in the Reorganized Debtor will be owned by EFSHC and by MetLife, and its general partner will be EFS HC GP, LLC, a subsidiary of GE Capital.  The Reorganized Debtor will be governed by that certain Amended and Restated Agreement of Limited Partnership of Homer City Generation, L.P. (the “Limited Partnership Agreement”).

Pursuant to the Limited Partnership Agreement, the general partner will be vested with the power and discretion to operate, manage and control the affairs of the Reorganized Debtor and generally to make decisions affecting the Reorganized Debtor’s affairs, including but limited to:  (i) formulating investment policies and strategies of the Reorganized Debtor, (ii) taking all actions necessary or incidental to the operating of the Facility and (iii) incurring obligations determined to be appropriate in furtherance of the ownership and operation of the Facility.  Certain actions taken by the general partner will also require the affirmative vote of limited partners who have made greater than 66 2/3% of the of the amount of capital contributions made to the Reorganized Debtor and, in certain circumstances, the vote of MetLife, including but not limited to (i) the entry of affiliate agreements that are not entered into in the ordinary course and on arm’s length terms and (ii) the making of certain extraordinary capital expenditures.  Further, certain other material actions will be subject to the consent of the limited partner owned by GE Capital and holders of a majority of partnership interests owned by MetLife and its transferees, including (i) the filing of voluntary bankruptcy proceedings for, or the liquidation, dissolution or winding up of, the Reorganized Debtor, (ii) the acquisition of all or substantially all of the assets or stock of a person or entity that would have the effect of materially changing the business of the Reorganized Debtor, and (iii) changing the purpose or business of the Reorganized Debtor.  Pursuant to the Limited Partnership Agreement, the general partner of the Reorganized Debtor will be entitled to a $3 million annual fee in respect of its management of the Reorganized Debtor.

The Reorganized Debtor has entered into the Operations and Maintenance Agreement with the Operator for the operation and maintenance of the Facility, discussed further in ARTICLE II.F.2.iii of this Disclosure Statement, titled “Operations and Maintenance Agreement.”

If GE Capital or its Affiliate has paid certain expenses in connection with the Debtor’s Chapter 11 Case or the Debtor’s or Reorganized Debtor’s business, the Reorganized Debtor will be obligated to reimburse GE Capital or its Affiliate.  For a further discussion of these reimbursement obligations, see Sections 2.2 and 2.5 of the Plan, summaries of which appear in ARTICLE IV.A.2 and ARTICLE IV.A.4 of this Disclosure Statement, titled “Treatment of Administrative Expenses” and “Other Expenses of Administration,” respectively.

ARTICLE VI.

DESCRIPTION OF THE NEW SECURED BONDS

The summary below describes the anticipated principal terms of the New Secured Bonds to be issued in connection with the Plan, which include two series, each to be issued pursuant to the New Secured Bond Indenture:  (i) the 8.137% Senior Secured Notes due 2019 (the “8.137% Bonds”) and (ii) the 8.734% Senior Secured Notes due 2026 (the “8.734% Bonds”).  The New Secured Bond Indenture is attached to the Plan as Exhibit 1.1.63, which itself is attached to this Disclosure Statement as Exhibit “A.”  The summary below is qualified in its entirety by the more detailed provisions set forth in the New Secured Bond Indenture.  Capitalized terms used in this Article VI but not defined herein or elsewhere in this Disclosure Statement shall have the meanings ascribed to them in the New Secured Bond Indenture.

The Reorganized Debtor will be the Issuer of the New Secured Bonds.  Holders of the 8.137% Bonds and the 8.734% Bonds will be treated as a single class for all purposes of the New Secured Bond Indenture, including, without limitation, for purposes of voting, consents, waivers, amendments and redemptions.  Holders of the 8.137% Bonds and the 8.734% Bonds will have no right to vote or consent as a separate class on any matter.

The New Secured Bonds will only be issued if Class 2, comprised of holders of Existing Bond Claims, votes to accept the Plan.  The Informal Bondholder Group has agreed to support the Plan pursuant to the Plan Support Agreement.  For a more detailed discussion of the Plan Support Agreement, please see ARTICLE II.F.2.v of this Disclosure Statement, titled “The Plan Support Agreement.”

A.                Description of Principal, Maturity and Interest

A summary of the core economic terms for each series of New Secured Bonds appears below.

	8.137% Bonds	8.734% Bonds

Amount of Securities to be Issued on the Effective Date	$174 million (plus the amount of accrued interest added to the principal amount of the 8.137% Bonds on the Effective Date, as provided in Section 4.2 of the Plan).	$465.976 million plus the amount of accrued interest added to the principal amount of the 8.734% Bonds on the Effective Date, as provided in Section 4.2 of the Plan).

Maturity	The 8.137% Bonds will mature on October 1, 2019.	The 8.734% Bonds will mature on October 1, 2026.

Principal Payments	The principal on the 8.137% Bonds will be due and payable in consecutive semi-annual installment payments	The principal on the 8.734% Bonds will be due and payable in consecutive semi-annual installment payments commencing on commencing on October 1, 2014, and ending on the payment date for the final installment of principal as set forth on Exhibit A-1 to the New Secured Bond Indenture, and each such installment of principal will be in the amount set forth on Schedule I of Exhibit A-1 to the New Secured Bond Indenture.

October 1, 2014, and ending on the payment date for the final installment of principal as set forth on Exhibit A-2 to the New Secured Bond Indenture, and each such installment of principal will be in the amount set forth on Schedule I of Exhibit A-2 to the New Secured Bond Indenture.

Interest

Interest on the 8.137% Bonds will be payable semiannually in arrears.

For any interest period after the most recent interest payment date for the Existing Bonds that occurs before the Effective Date, and through and including April 1, 2014 or such earlier date as provided below (the “PIK Interest Period”), the Reorganized Debtor may, at its option, elect to pay interest on the 8.137% Bonds (i) entirely in cash at a rate of 8.137% per annum or (ii) by issuing PIK Notes at a rate of 8.637% per annum provided that, if the EPC Agreement is amended or modified to delay the Guaranteed Substantial Completion Date for both Units 1 and 2 at the Facilities beyond November 29, 2014 (other than for any delay caused by the EPC Contractor as evidenced by an obligation of the EPC Contractor to pay liquidated damages under the EPC Contract), the PIK Interest rate shall increase to 9.137% per annum, effective on the first day of the period during which such amendment or modification was made. During the PIK Interest Period, the Reorganized Debtor must elect the form of interest payment with respect to each interest period by delivering a notice to the New Secured Bond Indenture Trustee (and to the holders of the 8.137% Bonds as provided in the New Secured Bond Indenture) at least 15 days prior to the beginning of each interest period. In the absence of such an election for any

Interest on the 8.734% Bonds will be payable semiannually in arrears.

For the PIK Interest Period, the Reorganized Debtor may, at its option, elect to pay interest on the 8.734% Bonds (i) entirely in cash at a rate of 8.734% per annum or (ii) by issuing PIK Notes at a rate of 9.234% per annum provided that, if the EPC Agreement is amended or modified to delay the Guaranteed Substantial Completion Date for both Units 1 and 2 at the Facilities beyond November 29, 2014 (other than for any delay caused by the EPC Contractor as evidenced by an obligation of the EPC Contractor to pay liquidated damages under the EPC Contract), the PIK Interest rate shall increase to 9.734% per annum, effective on the first day of the period during which such amendment or modification was made. During the PIK Interest Period, the Reorganized Debtor must elect the form of interest payment with respect to each interest period by delivering a notice to the New Secured Bond Indenture Trustee (and to the holders of the 8.734% Bonds as provided in the New Secured Bond Indenture) at least 15 days prior to the beginning of each interest period. In the absence of such an election for any interest period, interest on the 8.734% Bonds will be payable in the form of the interest payment for the prior interest period. Beginning October 1, 2014, the Reorganized Debtor will make all interest payments on the 8.734% Bonds entirely in cash. Notwithstanding anything herein to the contrary, the payment of accrued interest in connection with any redemption of 8.734%

interest period, interest on the 8.137% Bonds will be payable in the form of the interest payment for the prior interest period. Beginning October 1, 2014, the Reorganized Debtor will make all interest payments on the 8.137% Bonds entirely in cash. Notwithstanding anything herein to the contrary, the payment of accrued interest in connection with any redemption of 8.137% Bonds pursuant to the Indenture shall be made solely in cash. The PIK Interest Period shall terminate if the EPC Contract terminates, except where such termination is the result of a change in Environmental Laws (as defined in the New Secured Bond Indenture) following which the Facilities are operating at or above the Operating Threshold (as defined in the New Secured Bond Indenture) and in material compliance with Environmental Laws.

Bonds pursuant to the Indenture shall be made solely in cash. The PIK Interest Period shall terminate if the EPC Contract terminates, except where such termination is the result of a change in Environmental Laws (as defined in the New Secured Bond Indenture) following which the Facilities are operating at or above the Operating Threshold (as defined in the New Secured Bond Indenture) and in material compliance with Environmental Laws.

B.                Description of Shared Provisions

Aside from the provisions referenced above, the 8.137% Bonds and 8.734% Bonds will otherwise share identical terms and provisions.  A summary of these provisions appears below.

Guarantees

The New Secured Bonds will be guaranteed on a senior secured basis by all of the Reorganized Debtor’s Subsidiaries in existence on the Effective Date (if any) and any future wholly-owned Subsidiaries (and its non-wholly owned subsidiaries, unless prohibited by contract, law or any such non-wholly owned subsidiary’s organizational documents) (the “Subsidiary Guarantors”).

Ranking

The New Secured Bonds and the related guarantees will be senior secured obligations of the Reorganized Debtor or the applicable Subsidiary Guarantor, as the case may be, and will rank pari passu in right of payment with all existing and future senior obligations of the Reorganized Debtor and the Subsidiary Guarantors, as the case may be. The Indebtedness evidenced by the New Secured Bonds and the related guarantees will be senior in right of payment to all existing and future subordinated indebtedness of the Reorganized Debtor and the Subsidiary Guarantors, as the case may be, and will be effectively subordinated in right of payment to all existing and future indebtedness of any Subsidiary of the Reorganized Debtor that is not a Subsidiary Guarantor.

Security

The New Secured Bonds will be secured by the Collateral (as defined below), which Collateral (other than the Shared Collateral, as defined below), will be secured by a first priority lien.  The New Secured Bonds will be secured by a second priority lien in the Shared Collateral and such security interest will be fully junior, subordinated and subject to the security interest granted under the Working Capital Facility.

“Collateral” means, for purposes of this subsection only, any and all of the assets and property, whether real, personal or mixed, subject to certain exceptions and subject to liens created pursuant to the Security Agreement, other security agreements, pledge agreements, mortgages, collateral assignments and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by the New Secured Bond Indenture.

“Shared Collateral” means (a)(i) Accounts (as defined in the Intercreditor Agreement); (ii) Inventory (as defined in the Intercreditor Agreement); (iii) all deposit accounts, securities accounts and commodity accounts into which Proceeds (as defined in the Intercreditor Agreement) from the property and assets described in the foregoing clauses (i) and (ii) are deposited;

(b) all Proceeds (including, without limitation, insurance proceeds) of the property and assets described in the foregoing clause (a); and

(c) all books and records with respect to the foregoing (including all books, databases, customer lists, and records, whether tangible or electronic, which contain any information relating to any of the items referred to in the preceding clauses (a) and (b));

provided that (x) any of the foregoing to the extent constituting Proceeds of real estate, Equipment (as defined in the Intercreditor Agreement), Fixtures (as defined in the Intercreditor Agreement), and intellectual property shall not be Shared Collateral, (y) any Accounts or Inventory constituting Non-Current Capacity Payments (as defined in the Intercreditor Agreement) or constituting Proceeds of Non-Current Capacity Payments shall not be Shared Collateral and (z) any books and records to the extent pertaining to the items in preceding sub clauses (x) and (y) (including all books, databases, customer lists and records, whether tangible or electronic, to the extent pertaining to the items in subclauses (x) and (y)) shall not constitute Shared Collateral.

Optional Redemption

Beginning on the Effective Date, the Reorganized Debtor may redeem all or a portion of the 8.137% Bonds and/or a portion of the 8.734% Bonds, at once or over time, after giving the required notice under the New Secured Bond

Indenture. The New Secured Bonds may be redeemed at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the New Secured Bonds redeemed, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant payment date), if redeemed during the twelve-month period commencing on, as applicable, the Effective Date or August 2 of the years indicated below:

	Year	Percentage

	From the Effective Date through August 1, 2013	115.0%
	August 2, 2013 through August 1, 2014	107.5%
	August 2, 2014 through August 1, 2015	103.5%
	August 2, 2015 and thereafter	100.0%

provided that, notwithstanding the foregoing, if the EPC Contact is amended or modified to delay the Guaranteed Substantial Completion Date (as defined in the New Secured Bond Indenture) for both Units 1 and 2 at the Facilities beyond August 31, 2014 (other than for any delay caused by the EPC Contractor as evidenced by an obligation by the EPC Contractor to pay liquidated damages under the EPC Contract) (a “Delay Amendment”), or Substantial Completion does not occur for both Units 1 and 2 at the Facilities as a result of the termination of the EPC Contract by the EPC Agreement Obligor, the redemption price for each series of the New Secured Bonds shall not be less than 107.5% for any period prior to Substantial Completion; and provided further that after any Delay Amendment, on and after the date that Substantial Completion for both Units 1 and 2 at the Facilities has occurred, the redemption price shall be as set forth above for the applicable periods.

Change of Control

Any Change of Control (as defined in the New Secured Bond Indenture) will constitute an event of default under the New Secured Bond Indenture, provided that the Reorganized Debtor may, on a single occasion, designate one transaction or series of related transactions that would otherwise constitute a Change of Control as an “Exempted Change of Control Transaction” which will not constitute a Change of Control under the New Secured Bond Indenture, if:

(1) the Working Capital Facility has been or will be repaid and terminated prior to or in connection with the transaction giving rise to the Exempted Change of Control Transaction; and any one of the following conditions in clause (2) below has been met:

(2)           (A) the Project Cost Threshold has been reached on or prior to the consummation of the transaction giving rise to the Exempted Change of Control Transaction; the proposed transferee or surviving entity commits to complete the Project on the timeline contemplated by the EPC Contract; and the Reorganized Debtor’s Board of Directors has reasonably determined in good faith that such transferee or surviving entity has the reasonable financial wherewithal to do so; or

(B) the Project Cost Threshold has been reached on or prior to the consummation of the transaction (or series of related transactions) giving rise to the Exempted Change of Control Transaction and after giving effect to such transaction or transactions, the Permitted Holders shall not have sold, conveyed or otherwise transferred in the aggregate to any Person or group (as set forth above), other than to one or more Permitted Holders, more than 51% of the Voting Stock of the Reorganized Debtor held by them, in the aggregate, as of the Effective Date; provided, that, until Substantial Completion of both Units 1 and 2 of the Facilities, any sale, conveyance or other transfer, in whole or in part, by the Permitted Holders of more than 51% of the Voting Stock of the Reorganized Debtor held by them in the aggregate as of the Effective Date to any Person or group (other than any Permitted Holder) shall constitute a Change of Control under the New Secured Bond Indenture (and, for the avoidance of doubt, after Substantial Completion of both Units 1 and 2 of the Facilities, any sale, conveyance or other transfer by the Permitted Holders at any time and from time to time of all or any portion of the remaining shares of Voting Stock of the Reorganized Debtor held by them shall not constitute a Change of Control under the New Secured Bond Indenture); or

(C) Substantial Completion for both Units 1 and 2 of the Facilities have occurred.

Certain Covenants	The New Secured Bond Indenture will limit the Reorganized Debtor’s ability and the ability of its subsidiaries, among other things, to:

	•	incur additional debt;

	•	create liens;

	•	transfer or sell assets;

	•	enter into transactions with affiliates;

	•	create subsidiaries;

	•	pay dividends and make other restricted payments;

	•	make certain investments;

	•	incur restrictions on the payment of dividends or other distributions from subsidiaries;

	•	engage in certain business activities and Trading Activities;

	•	merge or consolidate with other companies or transfer all or substantially all of its assets;

	•	amend certain contracts and agreements, including the EPC Contract and the Working Capital Facility; and

	•	impair security interests.

In addition the New Secured Bond Indenture contains certain affirmative covenants that require the Reorganized Debtor to, among other things, provide specified reporting information, comply with ERISA and other laws, maintain its existence and properties, maintain specified types and amounts of insurance, obtain and maintain a senior secured long-term debt rating for the New Secured Bonds, maintain its intellectual property rights, maintain good and valid title to the Facility and all of its other properties and assets and pledge certain future assets to secure the New Secured Bonds.

These covenants contain important exceptions, limitations and qualifications as set forth in the New Secured Bond Indenture.

Events of Default	Each of the following constitutes an “Event of Default” under the New Secured Bond Indenture:

	(a)	failure to make the payment of any interest on the New Secured Bonds when the same becomes due and payable, and such failure continues for a period of five (5) days;

(b)

failure to make the payment of any principal of, or premium, if any, on any of the New Secured Bonds when the same becomes due and payable, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(c)

failure to comply with any other covenant or agreement in the New Secured Bond Indenture or the New Secured Bonds (other than a failure that is the subject of the foregoing clause (a) or (b)), and such failure continues uncured for a period of thirty (30) days after written notice is given to the Reorganized Debtor by the New Secured Bond Indenture Trustee or the holders of not less than 25% in aggregate principal amount of the New Secured Bonds then outstanding specifying the default, demanding that it be remedied and stating that such notice is a “Notice of Default”;

(d)

a default under any Indebtedness by the Reorganized Debtor or any Subsidiary that results in acceleration of the maturity of such Indebtedness, or failure to pay any such Indebtedness at maturity, in an aggregate amount greater than $5.0 million or its foreign currency equivalent at the time;

(e)

any judgment or judgments for the payment of money in an aggregate amount in excess of $5.0 million (or its foreign currency equivalent at the time) that shall be rendered against the Reorganized Debtor or any Subsidiary and that shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect;

(f)

certain events of bankruptcy or insolvency with respect to the Reorganized Debtor, any Significant Subsidiary (as defined in the New Secured Bond Indenture) or any group of Subsidiaries, that, when taken together, would constitute a Significant Subsidiary, its general partner or EFSHC;

(g)

(A) any security interest purported to be created by any Notes Security Document (as defined in the New Secured Bond Indenture) with respect to any Collateral, individually or in the aggregate, having a fair market value in excess of $10.0 million, shall cease to be a valid, binding and enforceable, perfected security interest in the securities, assets or properties covered thereby or (B) the Reorganized Debtor or any Subsidiary shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Subsidiary, the Reorganized Debtor fails to cause such Subsidiary to rescind assertions within 30 days of such assertions; except, in the case of each of (A) and (B), to the extent that any such loss of perfection results from the failure of the New Secured Bond Indenture Trustee or Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Notes Security Documents

(h)

 the failure by the Reorganized Debtor or any Subsidiary party thereto to comply with its other agreements contained in the Notes Security Documents for a period of sixty (60) days after receipt of a Notice of Default;

(i)

the occurrence of a payment default under the EPC Contract, the termination of the EPC Contract or delivery of a notice of intended termination of the EPC Contract, in any case, at any time before the Project Cost Threshold (as defined in the New Secured Bond Indenture) has been reached, provided that if such termination is the result of a change in Environmental Laws following which the Facilities are operating and are reasonably projected to operate in the future at or above the Operating Threshold (as defined in the New Secured Bond Indenture) and in material compliance with Environmental Laws, then no Default or

Event of Default shall be deemed to have occurred;

(j)

(A) the Guarantee of the New Secured Bonds by a Significant Subsidiary (as defined in the New Secured Bond Indenture) ceases to be in full force and effect or (B) any such Guarantor denies or disaffirms in writing its obligations under the New Secured Bond Indenture or any such Guarantee (except, in the case of each of (A) and (B), as contemplated by the terms thereof or by the New Secured Bond Indenture) and such Default continues for a period of ten (10) days, and

(k)	the occurrence of a Change of Control, other than an Exempted Change of Control Transaction.

If any Event of Default occurs and is continuing (other than an Event of Default specified in clause (f) above), the New Secured Bond Indenture Trustee may, and upon written direction of the holders of at least 25% in principal amount of the then outstanding New Secured Bonds shall, declare, by notice in writing to the Reorganized Debtor specifying the respective Event of Default and that such notice is a notice of acceleration (the “Acceleration Notice”), the principal of all of the New Secured Bonds, together with all accrued and unpaid interest, if any, and the premium described below to be due and payable immediately. In the case of an Event of Default arising under clause (f) above, all outstanding New Secured Bonds shall be due and payable immediately without further action or notice (including such Acceleration Notice). The New Secured Bond Indenture Trustee may withhold from holders of the New Secured Bonds notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their best interest. The holders of at least a majority in aggregate principal amount of the New Secured Bonds then outstanding by notice to the New Secured Bond Indenture Trustee, may on behalf of the holders of all of the New Secured Bonds, waive any existing Default or Event of Default, except a continuing Default or Event of Default (1) in the payment of the principal of, premium, if any or interest, on the New Secured Bonds, (2) specified in clause (f) above and (3) in respect of a covenant or provision which under the New Secured Bond Indenture cannot be modified or amended without the consent of the holder of each New Secured Bond affected by such modification or amendment

As of the time of any acceleration of the New Secured Bonds, the applicable premium as of such time, as described above under “Optional Redemption”, shall be due and payable, regardless of whether the New Secured Bonds are actually called for redemption (which premium is stipulated and agreed to constitute liquidated damages for the holders for the loss of their investment opportunity and not a penalty), except with respect to any acceleration of the New Secured Bonds resulting from:

(i)            a failure by the Reorganized Debtor or any of its Subsidiaries to comply with any covenant or agreement in the New Secured Bond Indenture or the New Secured Bonds that may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the New Secured Bonds then outstanding, voting as a single class, other than those covenants and agreements set forth in:

(A)          the Sections of the New Secured Bond Indenture entitled “Incurrence of Additional Indebtedness,” “Guarantees and Contingent Obligations,” Limitations on Restricted Payments,” “EPC Agreement” and “Merger, Consolidation and Sale of Assets”;

(B)           the Sections of the New Secured Bond Indenture entitled “Reports,” “Liens,” “Asset Sales,” “Affiliate Transactions,” Business Activities,” Regulatory Status,” “Working Capital Facility” or “Impairment of Security Interest,” to the extent such failure to comply resulted from intentional breach, bad faith or willful misconduct of the Reorganized Debtor or such Subsidiary and such failure continues uncured for more than sixty (60) days after receipt of a Notice of Default;

(ii)                                an Event of Default described in clauses (a) or (b) above or a failure by the Reorganized Debtor or any of its Subsidiaries to comply with any covenant or agreement in the New Secured Bond Indenture or the New Secured Bonds not covered by clause (i) above, if (A) such default occurs at such time as $75 million of the Working Capital Facility has been advanced and remains outstanding (including in the form of undrawn letters of credit) and the Reorganized Debtor has a cash balance of less than $50 million (excluding any amounts reserved for Debt Service Obligations), (B) such default may not reasonably have been avoided through the Reorganized Debtor’s exercise of its option to pay PIK Interest, and (C) no less than $325 million in reasonable and documented costs and expenses, including without limitation, any cancellation charges, shall have been incurred and paid by General Electric Capital Corporation or any affiliate thereof or by EFSHC in connection with the installation of the Equipment (as defined in the New Secured Bond Indenture) (including all such reasonable and documented costs and expenses arising in connection with the BOP Agreements), or

(iii)                             a voluntary or involuntary filing for bankruptcy protection by or against any entity comprising the Reorganized Debtor as a result of the Reorganized Debtor’s inability to pay its trade payables as they become due at any time after Substantial Completion (as defined in the New Secured Bond Indenture) for both Unit 1 and Unit 2 of the Facility has occurred if such filing occurs at such time as $75 million of the Working Capital Facility has been advanced and remains outstanding (including in the form of undrawn letters of credit) and the Reorganized Debtor has a cash balance of less than $50 million (excluding any amounts reserved for Debt Service Obligations).

Amendments	The New Secured Bond Indenture provides that holders of at least a majority in aggregate principal amount of the New Secured Bonds then outstanding, voting as a single class, may vote to change the Reorganized Debtor’s or any Subsidiary Guarantor’s obligations or your rights under the New Secured Bond Indenture or the New Secured Bonds. However, certain amendments, including changes to the financial terms of the New Secured Bonds, including, but not limited to, changes in the payment of principal, premium, if any, or interest on the New Secured Bonds or in the applicable redemption provisions with respect to the New Secured Bonds, cannot be made unless each holder of the new Secured Bonds affected thereby consents to the change. The Reorganized Debtor and the New Secured Bond Indenture Trustee may amend the New Secured Bond Indenture without the consent of any holder in limited circumstances as set forth in the New Secured Bond Indenture.

Defeasance and Discharge Provisions

The New Secured Bond Indenture provides that the Reorganized Debtor may terminate and be fully discharged from its obligations with respect to all outstanding New Secured Bonds or be released from its obligations to comply with the restrictive covenants described above at any time by depositing sufficient amounts of cash in U.S. dollars or non-callable U.S. government securities (or a combination of both) with the New Secured Bond Indenture Trustee to pay the Reorganized Debtor’s obligations under the New Secured Bonds when the New Secured Bonds have become due and payable at maturity or have been called for redemption and by meeting the conditions specified therefor in the New Secured Bond Indenture. In addition, the New Secured Bonds may also be fully discharged when they will become due and payable within one year, including as a result of a redemption notice properly given pursuant to the New Secured Bond Indenture, and by meeting the conditions specified therefor in the New Secured Bond Indenture. For more information, see Articles 8 and 11 of the New Secured Bond Indenture.

Transfer and Listing

It is expected that the New Secured Bonds will be issued pursuant to section 1145 of the Bankruptcy Code and will be exempt from the registration requirements of the Securities Act, and state and local securities laws. Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by Section 4(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in the Bankruptcy Code. For further discussion of these exemptions, please see ARTICLE VII of this Disclosure Statement, titled “Exemption from Securities Act Registration.”

The Reorganized Debtor does not intend to list the New Secured Bonds on any securities exchange.

ARTICLE VII.

EXEMPTION FROM SECURITIES ACT REGISTRATION

A.                                                The Solicitation

The Solicitation is being made only to those creditors who are Accredited Investors, which, pursuant to Regulation D of the Securities Act, are defined as:

•                  a bank, savings and loan or similar institution, registered broker-dealer, insurance company, registered investment company, business development company, private business development company, or small business investment company;

•                  an employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, savings and loan association, insurance company, or registered investment adviser makes the investment decisions or if the plan has total assets in excess of $5 million or if a self-directed plan where investment decisions are made solely by accredited investors;

•                  a plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees if the plan has total assets in excess of $5 million;

•                  a charitable organization, business trust, corporation, or partnership with assets exceeding $5 million that was not formed for the specific purpose of acquiring the securities offered;

•                  a director, executive officer, or general partner of the company selling the securities, or a director, executive partner or general partner of a general partner of such company;

•                  an entity in which all the equity owners are accredited investors;

•                  a natural person who has individual net worth, or joint net worth with the person’s spouse, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person;

•                  a natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year; or

•                  a trust with assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchases are directed by a sophisticated person.

B.                                                Issuance and Resale of the New Secured Bonds Under the Plan

Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale, under a chapter 11 plan of reorganization, of a security of a debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to a debtor under a plan, if such securities are offered or sold in exchange for a claim against, or equity interest in, such debtor or affiliate.  The surviving entity of the transactions described in Section 6.1 of the Plan will be the Reorganized Debtor and will be a successor to the Debtor.  In reliance upon this exemption, the New Secured Bonds issued to holders of Existing Bond Claims against the Debtor generally will be exempt from the registration requirements of the Securities Act, and state and local securities laws.  Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by Section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code.  In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.  However, recipients of new securities issued under the Plan are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

Section 1145(b) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who (i) purchases a claim with a view to distribution of any security to be received in exchange for the claim other than in ordinary trading transactions, (ii) offers to sell securities issued under a plan for the holders of such securities, (iii) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or (iv) is a control Person of the issuer of the securities.

Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act which, in effect, permit the resale of securities received by statutory underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, public information, notice and manner of sale requirements and certain other conditions.  Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisors as to the availability of the exemption provided by Rule 144.

C.                                                Listing

The New Secured Bonds will not be publicly traded or listed on any nationally recognized market or exchange.  Accordingly, no assurance can be given that a holder of such securities will be able to sell such securities in the future or as to the price at which any sale may occur.  Upon the issuance of the New Secured Bonds, the Reorganized Debtor will not be required to file reports with the Securities and Exchange Commission.  The Reorganized Debtor, however, will be required, by the terms of the New Secured Bond Indenture, to make certain financial and other information available on a confidential, password-protected website.

D.                                                Legends

Unless specifically stated otherwise in the applicable provisions of the New Secured Bond Indenture, New Secured Bonds issued in global form will bear a legend substantially in the form below (except no legend shall be required on New Secured Bonds issued in definitive form):

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(A) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.  UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

ARTICLE VIII.

THE VOTING AGENT

Epiq has been appointed as Voting Agent for the Solicitation of votes on the Plan.  Questions and requests for assistance, and all correspondence in connection with the Solicitation of votes on the Plan, or requests for additional Ballots and any other required documents, may be directed to the Voting Agent at:

Epiq Bankruptcy Solutions, LLC

757 Third Avenue, Third Floor

New York, New York 10017

(646) 282-2400 or tabulation@epiqsystems.com

Ballots are to be sent to the Voting Agent at the physical address set forth above.  Ballots received by email, facsimile or other electronic means will not be counted.

Subject to the terms and conditions set forth in the Voting Agent’s agreement with the Debtor, the Debtor has agreed to pay the Voting Agent customary fees for its services in connection with the Solicitation of votes on the Plan and the Voting Agent has been provided with a retainer.  The Debtor has also agreed to reimburse the Voting Agent for its reasonable out-of-pocket expenses and to indemnify it against certain liabilities.

ARTICLE IX.

RISK FACTORS

HOLDERS OF CLAIMS AGAINST THE DEBTOR SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR REFERRED TO HEREIN BY REFERENCE), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN.  THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

A.                                                Certain Risks Relating to the Chapter 11 Case

1.                   The Debtor may object to the amount or priority status of a Claim

Although holders of Claims are not required to file proofs of claim in the Chapter 11 Case, the Debtor reserves the right to object to any proof of claim filed by or on behalf of a holder of a Claim, except where indicated otherwise in the Plan and Plan Support Agreement.  The distribution estimates set forth in this Disclosure Statement cannot be relied on by any holder of any Claims or Equity Interest whose Claim or Equity Interest is or may be subject to an objection.  Any such holder may not receive its specified share of the estimated distributions described in this Disclosure Statement.  The Debtor, however, will not object to the Existing Bond Claims in the amounts set forth in section 4.2 of the Plan.

2.                   In certain instances, any chapter 11 case may be converted to a case under chapter 7 of the Bankruptcy Code

If no plan can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of creditors and/or the Debtor, the Debtor’s Chapter 11 Case may be converted to a case under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtor’s assets for distribution in accordance with the priorities established by the Bankruptcy Code.  The Debtor believes that liquidation under chapter 7 would result in smaller distributions being made to the Debtor’s creditors than those provided for in the Plan, as described further in ARTICLE XII.B of this Disclosure Statement, titled “Liquidation under Chapter 7 or State Law.”  Further, conversion of the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code would entitle the Requisite Consenting Bondholders to terminate the Plan Support Agreement and, if the Plan Support Agreement

terminates before the Effective Date, the Existing Bond Indenture Trustee may instruct the Member to dismiss the Chapter 11 Case.

3.                   The Bankruptcy Court may not confirm the Plan

Although the Debtor believes that the Plan will satisfy all requirements necessary for confirmation under the Bankruptcy Code, there can be no assurance that the Bankruptcy Court will reach the same conclusion.  Moreover, there can be no assurance that modifications of the Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes.  In the event that the Bankruptcy Court refuses to confirm the Plan, the Debtor may be required to seek an alternative restructuring of its obligations to its creditors and equity holders.  There can be no assurance that the terms of any such alternative restructuring would be similar to or as favorable to the Debtor’s stakeholders as those proposed in the Plan.

The confirmation of the Plan is subject to certain conditions and requirements of the Bankruptcy Code.  The Bankruptcy Court may determine that one or more of those requirements is not satisfied.  For example, the Bankruptcy Court might determine that the Plan is not “feasible” pursuant to section 1129(a)(11) of the Bankruptcy Code.  For the Plan to be feasible, the Debtor must establish that the confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization of the Debtor, or any successor of the Debtor, under the Plan unless such liquidation or reorganization is proposed in the Plan.  While the feasibility requirement is not rigorous, it does require the Debtor to put forth concrete evidence indicating that it has a reasonable likelihood of meeting its obligations under the Plan and remaining a viable entity.

In most instances, a proposed disclosure statement is filed with and approved by the Bankruptcy Court, and votes to accept or reject the plan are solicited after the filing of a petition commencing a chapter 11 case.  Where a debtor proposes a prepackaged plan, as the Debtor is here, the debtor may solicit votes prior to the petition date in accordance with section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b).  The Bankruptcy Court could conclude, however, that this Disclosure Statement does not meet the disclosure requirements set forth in the Bankruptcy Code.

With regard to solicitation of votes prior to the commencement of a bankruptcy case, if the Bankruptcy Court concludes that the requirements of section 1126(b) of the Bankruptcy Code and/or Bankruptcy Rule 3018(b) have not been met, then the Bankruptcy Court could deem such votes invalid, and the Plan would not be confirmed without a resolicitation of votes to accept or reject the Plan.  While the Debtor believes that the requirements of section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018 will be met, the Bankruptcy Court may not reach the same conclusion.  While the Debtor believes that the risk is low, it is also possible that the United States Trustee or other parties in interest could also move the Bankruptcy Court to “designate” the votes of the Informal Bondholder Group pursuant to section 1126(e) of the Bankruptcy Code, which permits a bankruptcy court to designate—and nullify for purposes of determining acceptances and rejections of the subject plan—an entity whose acceptance or rejection of a plan was not in good faith or was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

If the Bankruptcy Court were to find any of these deficiencies, the Debtor could be required to restart the process of filing another plan and disclosure statement by (i) seeking Bankruptcy Court approval of a disclosure statement, (ii) soliciting votes from classes of debt and equity holders, and (iii) seeking Bankruptcy Court confirmation of the newly proposed plan of reorganization.  Further, denial of confirmation of the Plan by the Bankruptcy Court could give rise to a right of GE Capital or the Requisite Consenting Bondholders to terminate the Plan Support Agreement and, if the Plan Support Agreement terminates before the Effective Date, the Requisite Consenting Bondholders may instruct the Member to dismiss the Chapter 11 Case.  If this occurs, confirmation of the Plan would be delayed and possibly jeopardized.  Additionally, should the Plan fail to be approved, confirmed, or consummated, parties with an interest against the Debtor may be in a position to propose alternative plans of reorganization.  Therefore, any failure to confirm the Plan would likely entail significantly greater risk of delay, expense and uncertainty, which would likely have a material adverse effect upon the Debtor’s financial condition.

4.                   The Chapter 11 Case may continue longer than expected or the Debtor may fail to meet all conditions precedent to effectiveness of the Plan

Although the Debtor believes that the Effective Date may occur very shortly after the Confirmation Date, there can be no assurance as to such timing.  Moreover, if the conditions precedent to the Effective Date, including the entry of a Confirmation Order as a Final Order reasonably satisfactory to GE Capital and the Requisite Consenting Bondholders and the closing of the Master Transaction Agreement, have not occurred, the Effective Date may be delayed or may not occur.

5.                   The Debtor cannot predict the amount of time needed in bankruptcy to implement the Plan, and a lengthy bankruptcy case could impair the prospect for reorganization on the terms contained in the Plan and possibly provide an opportunity for other plans to be proposed

Although the Debtor estimates that the duration of the Chapter 11 Case will be approximately 30 to 45 days, it is impossible to predict with certainty the amount of time needed in bankruptcy, and the Debtor cannot be certain that the Plan will be confirmed in a relatively short period of time, or at all.  Moreover, time limitations exist for which the Debtor has an exclusive right to file a plan before other proponents can propose and file their own plan.

A lengthy Chapter 11 Case would also involve additional expenses and, if the Chapter 11 Case continues for over 75 days without confirmation of the Plan, would enable GE Capital or the Requisite Consenting Bondholders to terminate the Plan Support Agreement.  Moreover, pursuant to Section 9.3 of the Plan, if the Chapter 11 Case continues beyond [February 20], 2013 (or, in certain circumstances pursuant to Section 9.3 of the Plan, [March 22], 2013), the Debtor will withdraw the Plan unless such section is waived or modified by GE Capital and the Requisite Consenting Bondholders.  The disruption that a lengthy Chapter 11 Case would inflict upon the business the Reorganized Debtor is acquiring would increase with the length of time it takes to complete the proceeding.

If the Debtor is unable to obtain confirmation of the Plan on a timely basis, because of a challenge to the Plan or a failure to satisfy the conditions to the effectiveness of the Plan, the Debtor may be forced to remain in bankruptcy for an extended period while trying to develop a different reorganization plan that can be confirmed.

6.                   The Debtor may seek to amend, waive, modify or withdraw the Plan at any time prior to the Confirmation Date

  The Debtor reserves the right, prior to confirmation or substantial consummation of the Plan, subject to the provisions of section 1127 of the Bankruptcy Code, Rule 3019 of the Bankruptcy Rules, the Plan Support Agreement, and the Plan, to amend the terms of the Plan or waive any conditions thereto, if and to the extent such amendments or waivers are necessary or desirable to consummate the Plan.  The potential impact of any such amendment or waiver on the holders of Claims and Equity Interests cannot presently be foreseen, but may include a change in the economic impact of the Plan on some or all of the Classes or a change in the relative rights of such Classes.  All holders of Claims and Equity Interests will receive notice of such amendments or waivers required by applicable law and the Bankruptcy Court.  If, after receiving sufficient acceptances but prior to confirmation of the Plan, the Debtor seeks to modify the Plan, the previously solicited acceptances will be valid only if (i) all Classes of adversely affected creditors and interest holders accept the modification in writing, or (ii) the Bankruptcy Court determines, after notice to designated parties, that such modification was de minimis or purely technical or otherwise did not materially, adversely change the treatment of holders of accepting Claims and Equity Interests.

B.                                                Certain Risk Factors Relating to the New Secured Bonds

If any of the risk factors described in this subsection B were to occur, the business, operations and financial condition of the Reorganized Debtor would likely be negatively affected, perhaps materially.

1.                   Restrictions in the New Secured Bond Indenture and the Working Capital Facility will limit or prohibit the Reorganized Debtor from entering into some transactions that the Reorganized Debtor otherwise might enter into and may affect its operating results

The New Secured Bond Indenture will contain covenants restricting the Reorganized Debtor’s ability to enter into specified transactions and to engage in specified business activities, as well as restrictive financing and investment covenants.  These restrictions could affect, and in some cases significantly limit or prohibit, the Reorganized Debtor’s ability to, among other things, merge, consolidate or sell its assets, create liens on its properties or assets, enter into non-permitted trading activities, enter into transactions with its Affiliates, incur indebtedness, make restricted payments, make capital expenditures, own subsidiaries, liquidate or dissolve, or engage in non-permitted business activities, any or all of which restrictions could adversely affect the Reorganized Debtor’s ability to capitalize on business opportunities and could negatively affect its operating results.  The ability of the Reorganized Debtor to comply with such covenants may be affected by events beyond its control.  If the Reorganized Debtor defaults under the New Secured Bond Indenture or the Working Capital Facility or any of its

other indebtedness, all of the outstanding borrowings, accrued interest and fees under such documents could be declared due and payable.  If that were to occur, there can be no assurance that the Reorganized Debtor would have sufficient liquidity to repay or refinance this indebtedness or any of its other debt.  For a further discussion of these covenants, see ARTICLE VI of this Disclosure Statement, titled “Description of the New Secured Bonds.”

2.                   The Reorganized Debtor will have a significant amount of indebtedness, which may adversely affect its cash flow, its ability to operate its business and its ability to satisfy its obligations under the New Secured Bonds and the Working Capital Facility

As of the Effective Date, the Reorganized Debtor is expected to have a significant amount of indebtedness, which is expected to consist of $639.976 million of indebtedness outstanding under the New Secured Bond Indenture (plus the amount of accrued interest added to the principal amount of the New Secured Bonds on the Effective Date, as provided in Section 4.2 of the Plan) and up to $75 million potentially available for borrowing under the Working Capital Facility (before giving effect to any outstanding letters of credit), subject to meeting customary borrowing conditions.  The Reorganized Debtor’s significant amount of indebtedness could have important consequences for holders of the New Secured Bonds.  For example it could:

•                  increase the Reorganized Debtor’s vulnerability to adverse economic, industry or competitive developments;

•                  result in an event of default if the Reorganized Debtor fails to satisfy its obligations with respect to the New Secured Bonds, the Working Capital Facility or any other existing or future indebtedness permitted under the New Secured Bond Indenture or fails to comply with the restrictive covenants contained in the New Secured Bond Indenture or the Working Capital Facility or any other instrument governing its existing or future indebtedness, which event of default could result in all of its indebtedness becoming immediately due and payable and could permit the holders of the New Secured Bonds, the lenders under the Working Capital Facility or other creditors to foreclose on the assets securing their respective indebtedness;

•                  require a substantial portion of cash flow from operations to be dedicated to the payment of principal of and interest on the New Secured Bonds, the Working Capital Facility and any other existing or future indebtedness permitted under the New Secured Bond Indenture, thereby reducing its ability to use its cash flow to fund its operations, capital expenditures and future business opportunities;

•                  restrict it from making strategic acquisitions or causing it to make non-strategic divestitures;

•                  limit its ability to service its indebtedness, including the New Secured Bonds and the loans outstanding under the Working Capital Facility;

•                  limit its ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes; and

•                  limit its flexibility in planning for, or reacting to, changes in its business or the industry in which it operates, placing it at competitive disadvantage compared to its competitors who are less highly leveraged and who therefore may be able to take advantage of opportunities that its leverage prevents it from exploring.

The occurrence of any one of these events could have a material adverse effect on the Reorganized Debtor’s business, financial condition, results of operations, prospects or ability to satisfy its obligations under the New Secured Bonds and the Working Capital Facility.

3.                   The Reorganized Debtor may not be able to generate sufficient cash to service all of its indebtedness, including the New Secured Bonds, the Working Capital Facility and any other existing or future indebtedness permitted under the New Secured Bond Indenture, and it may be forced to take other actions to satisfy its obligations under the New Secured Bonds, the Working Capital Facility and its other indebtedness, which may be unsuccessful

The Reorganized Debtor’s ability to make scheduled interest and principal payments or to refinance its debt obligations depends on its financial and operating performance, which is subject to prevailing economic, business, legislative, regulatory and competitive conditions and to certain financial, business and other factors beyond its control.  The Reorganized Debtor cannot assure that it will maintain a level of cash flows from operating activities sufficient to permit it to pay the principal of, premium, if any, and interest on the New Secured Bonds, the Working Capital Facility and any other existing or future indebtedness permitted under the New Secured Bond Indenture.  If the Reorganized Debtor’s cash flows and capital resources are insufficient to fund its debt service obligations, it may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance its indebtedness, including the New Secured Bonds and the Working Capital Facility.

The Reorganized Debtor cannot assure that it would be able to take any of these actions, that these actions would be successful and permit the Reorganized Debtor to meet its scheduled debt service obligations or that these actions would be permitted under the terms of the New Secured Bond Indenture, the Working Capital Facility or any other instrument governing the Reorganized Debtor’s existing or future indebtedness.  If the Reorganized Debtor faces substantial liquidity problems, it might be required to dispose of material assets or operations to meet its debt service and other obligations.  The New Secured Bond Indenture and the Working Capital Facility will restrict the Reorganized Debtor’s ability to dispose of assets and use the proceeds from such disposition.  The Reorganized Debtor may not be able to consummate those dispositions and, in the event the consummation of any such disposition is permitted, the proceeds thereof may not be adequate to meet any debt service obligations then due.

If the Reorganized Debtor cannot make scheduled payments on the New Secured Bonds, it will be in default and, as a result, holders of the New Secured Bonds and lenders under the Working Capital Facility could declare all outstanding principal of, premium, if any, and interest on the New Secured Bonds and the loans outstanding under the Working Capital Facility, respectively, to be due and payable and, subject to the Intercreditor Agreement, the New Secured Bond Collateral Agent and the agent under the Working Capital Facility could foreclose against the assets securing the New Secured Bonds and the loans outstanding under the Working Capital Facility, respectively, and the Reorganized Debtor could be forced into bankruptcy or liquidation, which could result in holders of New Secured Bonds and lenders under the Working Capital Facility losing some or all of their investment in the New Secured Bonds and the loans outstanding under the Working Capital Facility.

4.                   New Secured Bonds may be structurally subordinated to all indebtedness of any future non-wholly owned subsidiaries

The New Secured Bond Indenture requires the Reorganized Debtor’s wholly-owned subsidiaries and non-wholly owned subsidiaries, if any, to guarantee payment of the New Secured Bonds and grant to the Collateral Agent, for the benefit of the holders of New Secured Bonds, a perfected first priority security interest, subject to the Intercreditor Agreement, in the Collateral (other than the Shared Collateral) of such subsidiaries, subject to Permitted Liens (as defined in the New Secured Bond Indenture).  However, the New Secured Bond Indenture does not require any non-wholly owned subsidiaries that are prohibited by contract, law or their respective organizational documents from guaranteeing the New Secured Bonds and pledging their respective assets to guarantee the New Secured Bonds or pledge their assets as collateral to secure the New Secured Bonds.  Although the Reorganized Debtor does not currently have any subsidiaries, it cannot assure that it will not in the future create, acquire or make an investment in one or more non-wholly owned subsidiaries in compliance with the terms of the New Secured Bond Indenture.

In the event that the Reorganized Debtor creates, acquires or makes an investment in one or more non-wholly owned subsidiaries that are prohibited by contract, law or their respective organizational documents from guaranteeing the New Secured Bonds and pledging their respective assets, holders of New Secured Bonds will not have any claim as a creditor against such non-wholly owned subsidiaries.  Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of such non-wholly owned subsidiaries will be effectively senior to the claims of holders of New Secured Bonds against such non-wholly owned subsidiaries and the Reorganized Debtor’s claims against those subsidiaries as the direct or indirect owner of their equity interests.

5.                   If an active trading market does not develop for the New Secured Bonds, holders of New Secured Bonds may be unable to sell the New Secured Bonds or to sell them at a price that holders deem sufficient

The New Secured Bonds are new issues of securities for which there is currently no public trading market.  The Reorganized Debtor does not intend to list the New Secured Bonds on any national securities exchange or automated quotation system.  In addition, the liquidity of any trading market for the New Secured Bonds, and the market price quoted for the New Secured Bonds, may be adversely affected by changes in the overall market for those securities and by changes in the Reorganized Debtor’s financial performance or prospects or in the prospects of similar companies generally. The Reorganized Debtor cannot give any assurance as to:

•                  the liquidity of any trading market that may develop;

•                  the ability of holders to sell their New Secured Bonds; or

•                  the price at which holders would be able to sell their New Secured Bonds.

Even if a trading market develops, the New Secured Bonds may trade at higher or lower prices than the principal amount depending on many factors, including:

•                  prevailing interest rates;

•                  the number of holders of the New Secured Bonds;

•                  the interest of securities dealers in making a market for the New Secured Bonds;

•                  the market for similar bonds; and

•                  the Reorganized Debtor’s financial performance.

As a result, the Reorganized Debtor cannot assure that an active trading market will develop for the New Secured Bonds.

6.                   The ratings of the New Secured Bonds do not address market price or suitability for a particular investor; ratings are subject to change

Holders of New Secured Bonds should consider that the ratings of the New Secured Bonds will not constitute a recommendation to purchase, hold or sell New Secured Bonds because a rating does not address market price or suitability for a particular investor.  There can be no assurance that a rating will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency.

7.                   It may be difficult to realize the value of the collateral supporting the New Secured Bonds, and the proceeds from the collateral may be insufficient to repay the New Secured Bonds

The Reorganized Debtor will issue the New Secured Bonds in exchange for the Existing Bonds, and will enter into the New Secured Bond Indenture and related agreements.  The New Secured Bonds will be secured by a collateral package.  For a more detailed description of the collateral securing the New Secured Bonds see ARTICLE VI of this Disclosure Statement, titled “Description of the New Secured Bonds.”  If a default occurs with respect to the New Secured Bonds, the Reorganized Debtor cannot assure that an exercise of remedies by the New Secured Bond Indenture Trustee, acting on behalf of the holders of the New Secured Bonds, including foreclosure on the collateral securing the New Secured Bonds, would provide sufficient funds to repay all amounts due on the New Secured Bonds.

8.                   The Intercreditor Agreement in connection with the New Secured Bond Indenture and Working Capital Facility may limit the rights of the holders of the New Secured Bonds and their control with respect to the collateral securing the New Secured Bonds

The rights of the holders of New Secured Bonds with respect to the collateral securing the Working Capital Facility on a first priority basis may be substantially limited pursuant to the terms of the Intercreditor Agreement in certain cases.  Under the Intercreditor Agreement, if amounts or commitments in excess of $50 million remain outstanding under the Working Capital Facility and the agent under the Working Capital Facility is not an Affiliate of the Reorganized Debtor, actions taken in respect of collateral securing the obligations under the Working Capital Facility on a first priority basis, including the ability to cause the commencement of enforcement proceedings against such collateral and to control the conduct of these proceedings, will be at the sole direction of the holders of the obligations secured by the first priority liens, subject to certain limitations.  As a result, the New Secured Bond Indenture Trustee, on behalf of the holders of the New Secured Bonds, may not have the ability to control, direct or meaningfully influence these actions, even if the rights of the holders of the New Secured Bonds are adversely affected.

9.      Certain of the Reorganized Debtor’s assets will be subject to senior priority security interests on collateral that will secure the New Secured Bonds on a junior basis.  Therefore, holders’ ability to receive payments on the New Secured Bonds will be subject to the prior satisfaction of all such obligations, to the extent of the value of such collateral

The New Secured Bonds and any potential guarantees under the New Secured Bond Indenture will be secured, subject to certain exceptions and permitted liens, on a first priority basis, together with any other permitted fixed asset indebtedness secured equally and ratably, by security interests in all existing and after-acquired intellectual property rights, equipment, fixtures and substantially all other assets from time to time owned by the Reorganized Debtor or any Subsidiary Guarantors, other than the Shared Collateral, and on a second priority basis by security interests in substantially all of the Shared Collateral from time to time owned by the Reorganized Debtor or any Subsidiary Guarantors.  For a description of the

Shared Collateral, see ARTICLE VI of this Disclosure Statement, titled “Description of the New Secured Bonds.”

In the event of a foreclosure on the Shared Collateral (or a distribution in respect thereof in a bankruptcy or insolvency proceeding), the proceeds from the Shared Collateral on which the New Secured Bonds have a second priority lien may not be sufficient to satisfy the New Secured Bonds because such proceeds would, under the Intercreditor Agreement, first be applied to satisfy obligations under the Working Capital Facility. Only after all of the Reorganized Debtor’s obligations under the Working Capital Facility have been satisfied will proceeds from the Shared Collateral on which the New Secured Bonds have a second priority lien be applied to satisfy obligations under the New Secured Bonds.  To prevent foreclosure, the Reorganized Debtor may be motivated to commence voluntary bankruptcy proceedings, or the holders of the New Secured Bonds and/or various other interested persons may be motivated to institute bankruptcy proceedings against the Reorganized Debtor.  The commencement of bankruptcy proceedings would expose the holders of the New Secured Bonds to additional risks, including additional restrictions on exercising rights against collateral, as discussed further in the risk factor that appears at ARTICLE IX.B.14 of this Disclosure Statement, titled “In the event that the Reorganized Debtor declares bankruptcy, the ability of the holders of the New Secured Bonds to realize upon the collateral will be subject to applicable bankruptcy law limitations.”

Furthermore, the collateral securing the New Secured Bonds will be subject to liens permitted under the terms of the credit agreement governing the Working Capital Facility and the New Secured Bond Indenture.  The existence of any permitted liens (whether senior to or on parity with the liens securing the New Secured Bonds) could adversely affect the value of the collateral securing the New Secured Bonds, as well as the ability of the trustee to realize or foreclose on such collateral.

Pursuant to the New Secured Bond Indenture Security Agreement, certain assets are excluded from the collateral securing the New Secured Bonds.  To the extent that the claims of the holders of the New Secured Bonds exceed the value of the assets securing the New Secured Bonds and other liabilities, those claims will rank equally with the claims of the holders of outstanding unsecured indebtedness and other obligations ranking pari passu with the New Secured Bonds.  As a result, if the value of the assets securing the New Secured Bonds and other liabilities is less than the value of the claims of the holders of the New Secured Bonds and other liabilities, those claims may not be satisfied in full.

The collateral securing the New Secured Bonds may be subject to exceptions, defects, encumbrances, liens and other imperfections.  Further, the Reorganized Debtor will not have conducted appraisals of all of its or any Subsidiary Guarantors’ assets constituting collateral securing the New Secured Bonds to determine if the value of the collateral upon foreclosure or liquidation equals or exceeds the amount of the New Secured Bonds or such other obligations secured by the collateral.  Accordingly, the Reorganized Debtor cannot assure that the proceeds from the sale of any collateral would be sufficient to repay holders of New Secured Bonds all amounts owed under the New Secured Bonds.

The fair market value of the collateral securing the New Secured Bonds  is subject to fluctuations based on factors that include, among others, industry conditions, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers, the Reorganized Debtor’s ability to implement its business strategy, and similar factors.  The amount received upon a sale of the collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the collateral at such time and the timing and the manner of the sale.  By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value.  There also can be no assurance that the collateral will be saleable, and, even if saleable, the timing of its liquidation would be uncertain.

Accordingly, there may not be sufficient collateral to pay all of the amounts due on the New Secured Bonds.  Any claim for the difference between the amount, if any, realized by holders of the New Secured Bonds from the sale of the collateral securing the New Secured Bonds and the obligations under the New Secured Bonds will rank equally in right of payment with all of the Reorganized Debtor’s other unsecured unsubordinated indebtedness and other obligations, including trade payables.

With respect to some of the collateral, the trustee’s security interest and ability to foreclose will also be limited by the need to meet certain requirements, such as obtaining third-party consents and making additional filings.  If the Reorganized Debtor is unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the collateral or any recovery with respect thereto.  The Reorganized Debtor cannot assure that any such required consents can be obtained on a timely basis or at all.  These requirements may limit the number of potential bidders for certain collateral in any foreclosure and may delay any sale, either of which events may have an adverse effect on the sale price of the collateral.  Therefore, the practical value of realizing on the collateral may, without the appropriate consents and filings, be limited.

10.            The rights of holders of New Secured Bonds in the collateral may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in the collateral

Applicable law provides that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party.  The liens on all of the collateral securing the New Secured Bonds may not be perfected prior to the Effective Date or, in some cases, at all.  The security documents associated with the New Secured Bonds will contain certain exclusions from perfection requirements and therefore no attempt will be made to obtain the security interests in that portion of the collateral.  To the extent certain security interests cannot be granted and/or perfected on the closing date, a covenant in the New Secured Bond Indenture will require the Reorganized Debtor to do or cause to be done all things that may be reasonably required, or that the New Secured Bond Indenture Trustee from time to time may reasonably request, to assure and confirm that an enforceable security interest is granted to the trustee in such collateral promptly following the Effective Date and to take certain actions, if required under the security documents, in order to perfect such security interest.  The Reorganized Debtor cannot assure that it will be able to perfect the security interests on a timely basis, and its failure to do so may result in a default under the New Secured Bond Indenture, the credit agreement governing the Working

Capital Facility, and/or the related security documents.  To the extent security interests are perfected following the Effective Date, those security interests would remain at risk of having been granted within 90 days of a future bankruptcy filing (in which case such interests might be avoided as a preferential transfer by a trustee in bankruptcy) even after the security interests perfected on the Effective Date were no longer subject to such risk.

In addition, applicable law provides that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified.  The Reorganized Debtor cannot assure that the Reorganized Debtor, the New Secured Bond Indenture Trustee or the agent under the Working Capital Facility will monitor, or that the Reorganized Debtor or any Subsidiary Guarantors will inform such trustee or agent of, the future acquisition of property and rights that constitute collateral, or that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral.  The New Secured Bond Indenture Trustee and the agent under the Working Capital Facility will have no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest.

The security interest of the New Secured Bond Indenture Trustee will be subject to practical challenges generally associated with the realization of security interests in the collateral.  For example, the New Secured Bond Indenture Trustee may need to obtain the consent of a third party to obtain or enforce a security interest in an asset.  The Reorganized Debtor cannot assure that the New Secured Bond Indenture Trustee will be able to obtain any such consent or that the consents of any third parties will be given when required to facilitate a foreclosure on such assets.  As a result, the New Secured Bond Indenture Trustee may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

11.            The Reorganized Debtor will, in most cases, have control over the collateral securing the New Secured Bonds

The security documents associated with the New Secured Bonds generally will allow the Reorganized Debtor and any Subsidiary Guarantors to remain in possession of, to retain exclusive control over, to freely operate and to collect, invest and dispose of any income from, the collateral securing the New Secured Bonds.  These rights may adversely affect the value of the collateral securing the New Secured Bonds at any time.

12.            There are circumstances other than repayment or discharge of the New Secured Bonds under which the collateral securing the New Secured Bonds and guarantees will be released automatically, without the consent of the holders of New Secured Bonds or the consent of the New Secured Bond Indenture Trustee

Under various circumstances, all or a portion of the collateral may be released, including:

•                  to enable the sale, transfer or other disposal of the collateral in a transaction not prohibited under the New Secured Bond Indenture or the credit agreement governing the

Working Capital Facility, including the sale of any entity in its entirety that owns or holds the collateral; and

•                  with respect to collateral held by any Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its guarantee.

In addition, the guarantee of any Subsidiary Guarantor will be released in connection with a sale of any Subsidiary Guarantor in a transaction not prohibited by the indenture governing the New Secured Bonds.

13.            The collateral is subject to casualty risks

The New Secured Bond Indenture and the credit agreement governing the Working Capital Facility will require the Reorganized Debtor and any Subsidiary Guarantors to maintain adequate insurance or otherwise insure against risks to the extent customary with companies in the same or similar business operating in the same or similar locations.  There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part.  As a result, the Reorganized Debtor cannot assure that the insurance proceeds will compensate it fully for its losses.  If there is a total or partial loss of any of the collateral securing the New Secured Bonds, the Reorganized Debtor cannot assure that any insurance proceeds received by it will be sufficient to satisfy all the secured obligations, including the New Secured Bonds.

In the event of a total or partial loss to the Facility, certain collateral may not be easily replaced.  Accordingly, even though there may be insurance coverage, there may be significant delays in obtaining replacement collateral.

14.            In the event that the Reorganized Debtor declares bankruptcy, the ability of the holders of the New Secured Bonds to realize upon the collateral will be subject to applicable bankruptcy law limitations

The ability of holders of New Secured Bonds to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of the Reorganized Debtor’s bankruptcy or a bankruptcy of any Subsidiary Guarantors.  Under applicable federal bankruptcy laws, upon the commencement of a bankruptcy case, an automatic stay goes into effect which, among other things, stays:

•                  the commencement or continuation of any action or proceeding against the debtor that was or could have been commenced before the commencement of the bankruptcy case to recover a claim against the debtor that arose before the commencement of the bankruptcy case;

•                  any act to obtain possession of, or control over, property of the bankruptcy estate or the debtor;

•                  any act to create, perfect or enforce any lien against property of the bankruptcy estate; and

•                  any act to collect or recover a claim against the debtor that arose before the commencement of the bankruptcy case.

Thus, upon the commencement of a bankruptcy case, most secured creditors are prohibited from, among other things, repossessing their collateral from a debtor, or from disposing of such collateral repossessed from such a debtor, without bankruptcy court approval.  Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to use, sell or lease collateral in the ordinary course of its business even though the debtor is in default under the applicable debt instruments.  Upon request from a secured creditor, the bankruptcy court could prohibit or condition such use, sale or lease of collateral as is necessary to provide adequate protection of the secured creditor’s interest in the collateral, subject to any contractual limitations on such secured creditor’s right to request adequate protection.  The meaning of the term adequate protection may vary according to the circumstances, but is intended generally to protect the value of the secured creditor’s interest in the collateral at the commencement of the bankruptcy case and may include cash payments or the granting of additional security, if, and at such times as the court in its discretion determines, any diminution in the value of the collateral occurs as a result of the debtor’s use, sale or lease of the collateral during the pendency of the bankruptcy case.  In view of the lack of a precise definition of the term adequate protection and the broad discretionary powers of a bankruptcy court, the Reorganized Debtor cannot predict whether payments under the New Secured Bonds would be made following commencement of and during a bankruptcy case, whether or when the New Secured Bond Indenture Trustee could foreclose upon or sell the collateral, or whether or to what extent holders of New Secured Bonds would be compensated for any delay in payment or loss of value as a result of the use, sale or lease of their collateral through the requirement of adequate protection.  A creditor may seek relief from the stay from the bankruptcy court to take any of the acts described above that would otherwise be prohibited by the automatic stay.  Bankruptcy courts have broad discretionary powers in determining whether to grant a creditor relief from the stay.

Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the New Secured Bonds, the holders of the New Secured Bonds would have undersecured claims for the difference.  Federal bankruptcy law generally does not permit the payment or accrual of interest, costs and attorneys’ fees for undersecured claims during the debtor’s bankruptcy case.

Additionally, the New Secured Bond Indenture Trustee’s ability to foreclose on the collateral on behalf of holders of New Secured Bonds may be subject to the consent of third parties, permitted liens and practical problems associated with the realization of the New Secured Bond Indenture Trustee’s interest in the collateral.  Moreover, the debtor or trustee in a bankruptcy case may seek to avoid an alleged security interest in collateral for the benefit of the bankruptcy estate.  It may successfully do so if, among other circumstances, the security interest is not properly perfected or was perfected within a specified period of time (generally, 90 days) prior to the initiation of such proceeding.  Under such circumstances, a creditor may hold no security interest and be treated as holding a general unsecured claim in the bankruptcy case.  It is impossible to predict what recovery (if any) would be available for such an unsecured claim if the Reorganized Debtor or any Subsidiary Guarantor became a debtor in a bankruptcy case.

15.            The liens and security interests pertaining to the New Secured Bonds could be wholly or partially voided as a preferential transfer

If the Reorganized Debtor or any Subsidiary Guarantor becomes the subject of a bankruptcy proceeding within 90 days after the date of the New Secured Bond Indenture (or, with respect to any insiders specified in bankruptcy law who are holders of the New Secured Bonds, within one year after issuance of the New Secured Bonds), and the bankruptcy court determines that the Reorganized Debtor was insolvent at the time of the closing (under the preference laws, a debtor is presumed to have been insolvent on and during the 90 days immediately preceding the date of filing of its bankruptcy petition), the court could find that the granting of a security interest or the perfection of a lien with respect to the New Secured Bonds involved a preferential transfer.  In addition, to the extent that certain of the collateral is not perfected until after the Effective Date, such 90-day preferential transfer period would begin on the date of perfection.  If the court determined that the granting of the security interest or the perfection of the lien was a preferential transfer that did not qualify for any defense under bankruptcy law, then holders of the New Secured Bonds would be unsecured creditors with claims that rank pari passu with all other unsecured creditors of the applicable obligor, including trade creditors.  In addition, under such circumstances, the value of any consideration holders received pursuant to the New Secured Bonds, including upon foreclosure of the collateral, could also be subject to recovery from such holders and possibly from subsequent assignees, or such holders might be returned to the same position they held as holders of the New Secured Bonds.

16.            A court could deem the obligations evidenced by the New Secured Bonds to be a fraudulent conveyance

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the incurrence of the debt evidenced by the New Secured Bonds could be voided, or claims in respect of the New Secured Bonds could be subordinated to all of the Reorganized Debtor’s other debts or the debts of any Subsidiary Guarantors if, among other things, the Reorganized Debtor or any Subsidiary Guarantor, at the time it incurred the debt evidenced by the New Secured Bonds:

•                  received less than reasonably equivalent value or fair consideration for the issuance of the New Secured Bonds or the incurrence of any Subsidiary Guarantor obligation;

•                  was insolvent or rendered insolvent by reason of such issuance or incurrence;

•                  was engaged in a business or transaction for which the Reorganized Debtor or any Subsidiary Guarantor’s remaining assets constituted unreasonably small capital; or

•                  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by the Reorganized Debtor or any Subsidiary Guarantor pursuant to the New Secured Bonds could be voided and required to be returned to the Reorganized Debtor or any Subsidiary Guarantor, or to a fund for the benefit of the Reorganized

Debtor’s creditors or creditors of any Subsidiary Guarantor.  Generally, an entity would be considered insolvent if, at the time it incurs indebtedness:

•                  the sum of its debts, including contingent liabilities, is greater than the fair value, or fair saleable value, of all its assets;

•                  the present fair value, or fair saleable value, of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•                  it cannot pay its debts as they become due.

On the basis of its financial projections, the historical financial information relating to the Facility, and other factors, the Reorganized Debtor does not believe that, after giving effect to the issuance of the New Secured Bonds, it will be insolvent, will have unreasonably small capital for the business in which it is engaged or will have incurred debts beyond its ability to pay such debts as they mature.  The Reorganized Debtor also strongly believes that the holders of Existing Bonds will provide reasonably equivalent value in exchanging their Existing Bonds for New Secured Bonds in the same principal amount as the Existing Bonds.  The Reorganized Debtor cannot assure, however, as to what standard a court would apply in making these determinations or that a court would agree with the Reorganized Debtor’s conclusions in this regard.

17.            The value of the collateral securing the New Secured Bonds may not be sufficient to secure postpetition interest and holders of the New Secured Bonds may be deemed to have an unsecured or only a partially secured claim

In the event of a bankruptcy, liquidation, reorganization or similar proceeding under the Bankruptcy Code commenced by the Reorganized Debtor or any Subsidiary Guarantor, holders of the New Secured Bonds will be entitled to postpetition interest only if the value of their security interest in the collateral is greater than their pre-bankruptcy claim.  Holders of the New Secured Bonds that have a security interest in collateral with a value equal or less than their pre-bankruptcy claim will therefore not be entitled to postpetition interest under the Bankruptcy Code.  It is possible that a bankruptcy trustee or competing creditors will assert that the fair market value of the collateral with respect to the New Secured Bonds was less than the petition date balance due on the New Secured Bonds.  Upon a finding by a bankruptcy court that the New Secured Bonds are under-collateralized, the claims in the bankruptcy proceeding with respect to the New Secured Bonds would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral securing the New Secured Bonds.

Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the unsecured portion of the New Secured Bonds to receive other adequate protection under bankruptcy law.  In addition, if any payments of postpetition interest had been made at the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the New Secured Bonds.  No appraisal of the fair market value of the collateral has been prepared in connection with the issuance of the New

Secured Bonds, and, therefore, the value of the New Secured Bond Indenture Trustee’s interest in the collateral may be less than the principal amount of the New Secured Bonds.  There may not be sufficient collateral to satisfy the Reorganized Debtor’s obligations under the New Secured Bonds.

C.                Certain Business Risk Factors

If any of the risk factors described in this subsection C were to occur, the business, operations and financial condition of the Reorganized Debtor would likely be negatively affected, perhaps materially. This in turn may affect the Reorganized Debtor’s ability to service debt obligations on the New Secured Bonds and its other indebtedness.

1.                   The revenues generated by the operation of the Facility are subject to market demand for energy, capacity and ancillary services, which are beyond the Reorganized Debtor’s control

The Facility will derive revenue from the sale of energy and capacity into PJM and NYISO and potentially from bilateral contracts with power marketers and load serving entities within PJM, NYISO and the surrounding markets.  Participants in PJM and NYISO are not guaranteed any specified rate of return on their capital investments through recovery of mandated rates payable by purchasers of electricity.  Therefore, the Reorganized Debtor’s revenues and results of operations will be dependent upon prevailing market prices for energy, capacity and ancillary services in the PJM, NYISO and other competitive markets.  The following factors, among others, influence the market prices for energy, capacity and ancillary services in PJM and NYISO, and are beyond the Reorganized Debtor’s control:

•                  prevailing market prices for coal, natural gas and associated transportation costs;

•                  the extent of additional supplies of capacity, energy and ancillary services from current competitors or new market entrants, including the development of new generation facilities that may be able to produce electricity less expensively;

•                  transmission congestion in PJM and/or NYISO;

•                  the extended operation of generating plants in PJM and NYISO beyond their presently expected dates of decommissioning;

•                  weather conditions prevailing in PJM and NYISO from time to time;

•                  regulatory constraints on pricing (current or future) or the functioning of the energy trading markets and energy trading generally; and

•                  the possibility of a reduction in the projected rate of growth in electricity usage as a result of factors like regional economic conditions and the implementation of conservation programs.

Unlike most other commodities, electric power can only be stored on a very limited basis and generally must be produced when it is to be used.  As a result, the wholesale power markets are subject to significant and unpredictable price fluctuations over relatively short periods of time.  Due to the volume of sales into PJM from the Facility, the Reorganized Debtor will have concentrated exposure to market conditions and fluctuations in PJM.  At times, there may be political pressure, or pressure from regulatory authorities with jurisdiction over wholesale and retail energy commodity and transportation rates, to impose price limitations, bidding rules and other mechanisms to address volatility and other issues in the markets, the effect of which on the Reorganized Debtor’s results of operations cannot be anticipated.

Prices for power and capacity have declined significantly due largely to lower natural gas prices and have been affected in recent years by, among other things, changes in final demand for power during the economic slowdown, technological developments that have increased access to natural gas shale reserves, and increased use of demand response technology.  All of these factors have resulted in substantial declines in market prices for natural gas, which supplies power plants that compete with the Reorganized Debtor’s Facility.  Many industry experts expect the current supply/demand imbalance to continue for a number of years, thereby depressing natural gas prices for a long-term period.

There is considerable uncertainty whether or when current depressed prices will recover.  The Reorganized Debtor may not cover the entire exposure of its assets or positions to market price volatility with hedging instruments, and the level of hedging will vary over time.  The effectiveness of the Reorganized Debtor’s hedging activities may depend on the ability of the Reorganized Debtor or its power market consultant to post collateral, either in support of performance guarantees or as cash margin, and liquidity requirements may be greater than the Reorganized Debtor anticipates or will be able to meet.  The Reorganized Debtor cannot provide assurance that it will be able to institute hedging strategies that will successfully mitigate market risks or that it will be able to operate the Facility profitably in the future.

2.                   The Reorganized Debtor’s financial results can be affected by changes in fuel prices, fuel transportation cost and interruptions in fuel supply

In addition to volatile power prices, the Reorganized Debtor’s business will be subject to changes in fuel costs and fuel transportation costs.  Fuel costs are volatile and can be influenced by many factors outside the Reorganized Debtor’s control.  The price at which the Reorganized Debtor can sell its energy may not rise or fall at the same rate as a corresponding rise or fall in fuel costs.  Operations at the Facility will be dependent upon the availability and affordability of coal, which is available only from a limited number of suppliers.  Power generators in the Northeastern United States have experienced significant pressures on available coal supplies that are either transportation or supply related.   If the Reorganized Debtor is unable to procure coal for physical delivery at prices it considers favorable, it business, results of operations and financial condition could be adversely affected, perhaps materially.

3.                   The insurance coverage for the Facility may not be adequate

The Reorganized Debtor will be required to have insurance for the Facility, including business interruption insurance, physical damage insurance (including flood and earthquake coverage), primary and excess liability insurance, customary worker’s compensation and automobile insurance, and such other insurance customarily maintained by comparable businesses.  The Reorganized Debtor cannot assure that the insurance coverage for the Facility will be available on commercially reasonable terms.  There can be no assurance that the Reorganized Debtor’s insurance will be sufficient or effective under all circumstances or protect against all hazards to which the Reorganized Debtor may be subject or that the insurance proceeds received for any loss of the Facility or any damage to the Facility would be sufficient to permit the Reorganized Debtor to make any payments under the New Secured Bond Indenture.

4.                   The Reorganized Debtor will operate in a highly competitive industry

The Reorganized Debtor will have numerous competitors in all aspects of its business, some of whom may have greater liquidity, greater access to credit and other financial resources, lower cost structures, greater ability to withstand losses, larger staffs or more experience than the Reorganized Debtor.  Multiple participants in the wholesale markets, including many regulated utilities, have a lower cost of capital than most merchant generators and often are able to recover fixed costs through rate base mechanisms, allowing them to build, buy and upgrade generation assets without relying exclusively on market clearing prices to recover their investments.  These factors could affect the Reorganized Debtor’s ability to compete effectively in the markets in which those entities operate.  Some newer plants owned by the Reorganized Debtor’s competitors will be more efficient than the Facility and may also have lower costs of operation.  Over time, the Facility may become obsolete in its markets, or be unable to compete with such plants.

5.                   To generate revenue from the sale of electricity, the Reorganized Debtor will rely on third parties to connect the Facility to the power grid and to provide transmission service

The Facility interconnects to the power transmission system through a substation owned by Penelec and NYSEG, who provide interconnection services to the Facility pursuant to the Interconnection Agreement.  The Reorganized Debtor will require an assignment of the Interconnection Agreement or a new agreement.  A delay in securing either may delay the occurrence of the Effective Date and the closing of the transactions contemplated by the Master Transaction Agreement.  Interconnection service is necessary for the Reorganized Debtor to sell and deliver wholesale power.  Were the Reorganized Debtor to seek to close the Master Transaction Agreement in advance of the assignment of the Interconnection Agreement or entry into a new agreement, there could be a material delay in the Reorganized Debtor’s ability to deliver energy and therefore generate revenue from the Facility.

6.                   The Reorganized Debtor’s operations require substantial ongoing capital projects, the completion of which may be subject to unanticipated delay or cost overruns

The Reorganized Debtor’s business will be capital intensive, and the Reorganized Debtor expects to incur capital expenditures on an ongoing basis to maintain its equipment and comply with environmental laws, as well as to enhance the efficiency of its operations.  The Reorganized Debtor currently estimates that capital expenditures totaling approximately $700 million to $750 million are expected to be dedicated to the construction and installation of the FGDs to Units 1 and 2 of the Facility. The Reorganized Debtor anticipates that its available cash resources, including amounts under the Working Capital Facility, cash generated from operations and contributions from its limited partners, will be sufficient to fund its initial operating needs and capital expenditures.  However, such capital expenditure projects are often complex and may be subject to unanticipated construction delays or cost overruns or result in a failure to achieve operational performance targets or to obtain regulatory approvals.  In addition, the construction period for the installation of the FGDs may be extended, subject to applicable permitting requirements and receipt of required consents.   If the Reorganized Debtor cannot maintain or upgrade its facilities and equipment as it requires or as necessary to ensure environmental compliance, there could be a material adverse effect on the Reorganized Debtor’s business, financial condition, and results of operations.

7.                   General operating risks may decrease or eliminate the revenues generated by the Facility or increase its operating costs

The operation of the Facility involves many operating risks, including, but not limited to the following:

•                  performance below expected levels of output or efficiency;

•                  interruptions in fuel supply;

•                  disruptions in the transmission of electricity;

•                  breakdown or failure of equipment or processes;

•                  imposition of new regulatory requirements, including those under environmental laws and regulations;

•                  disputes with labor unions in which personnel involved in the operation of the Facility are members and disputes under the collective bargaining agreements applicable to such personnel;

•                  new and more stringent permit requirements; and

•                  operator error or catastrophic events like fires, earthquakes, explosions, floods or other similar occurrences affecting power generation facilities.

Although it is expected that the Operator will employ experienced operating personnel to operate the Facility and that the Facility will be adequately insured to mitigate the effects of the operating risks described above, the Reorganized Debtor cannot assure that the occurrence of one or more of the events listed above would not significantly decrease or eliminate revenues generated by the Facility or significantly increase the costs of operating it.  A decrease or elimination in revenues generated by the Facility or an increase in the costs of operating it could decrease or eliminate funds available to make payments in an aggregate amount sufficient to service the debt obligations under the New Secured Bond Indenture.

8.                   The Reorganized Debtor has entered into an agreement with a third-party Operator to provide maintenance and operation services previously supplied by EME Homer City

EME Homer City has previously provided a number of maintenance and other services to the Facility.  Because EME Homer City will no longer own a leasehold interest in the Facility after the Effective Date, it will stop providing such services as of the Effective Date, subject to a brief transition period provided for in the Master Transaction Agreement and Transition Services Agreement.  The Reorganized Debtor has entered into the Operations and Maintenance Agreement with a third-party Operator to operate the Facility from and after the Effective Date.

The performance of the Reorganized Debtor’s business will be affected by and dependent upon the performance of the Operator.  Accordingly, the Reorganized Debtor will be dependent upon the Operator to effectively operate the Facility and its attendant risks.  Any failure by the Operator to perform satisfactorily could cause substantial disruption and damage to the Reorganized Debtor’s business, and it may be difficult to find a replacement operator on acceptable terms, if it all, if that were to occur.

9.                   Labor disruptions or cost increases could adversely affect the Reorganized Debtor’s business

A significant number of the current Facility employees are subject to an existing collective bargaining agreement that expires on December 31, 2012.  The Reorganized Debtor expects that the Operator will negotiate a new collective bargaining agreement on terms to be mutually agreed upon, although, as of the date hereof, a new collective bargaining agreement has not yet been negotiated.  Until negotiations are completed, it is not known whether the collective bargaining agreement will be negotiated on the same or more favorable terms as the current agreements, or at all, without production interruptions, including labor stoppages.  The Facility may also experience labor cost increases or disruptions concerning its non-union employees in circumstances where the Operator must compete for employees with necessary skills and experience in tight labor markets.  A work stoppage at the Facility that lasts for a significant period of time could cause the Reorganized Debtor to lose revenue, incur increased costs and adversely affect its ability to meet customer needs.  A Facility shutdown or a substantial modification to employment terms, including disputes with respect to the collective bargaining agreement or collective bargaining agent affecting the Facility’s unionized employees, could result in material gains or losses or the recognition of an asset impairment.

10.            The interests of GE Capital and MetLife as the equity holders in the Reorganized Debtor may conflict with the interests of holders of debt

The Reorganized Debtor will be owned by EFS HC GP, LLC, a subsidiary of GE Capital, as general partner, and EFSHC, a subsidiary of GE Capital, and MetLife as limited partners.  The interests of GE Capital and/or MetLife may not in all cases be aligned with the interests of the holders of the New Secured Bonds.

D.                Certain Risks Concerning Regulations and Permitting Requirements

1.                   The Reorganized Debtor’s business will be subject to substantial regulations and permitting requirements that may involve significant and increasing costs

The Reorganized Debtor’s business is subject to extensive energy and environmental regulation, with respect to, among other things, air quality, water quality, and waste disposal, by federal, state and local authorities.  The Reorganized Debtor and/or the new Operator of the Facility will be required to comply with numerous laws and regulations and to obtain numerous governmental permits for the operation or ownership of the Facility, as the case may be.  Typically, environmental laws require a lengthy and complex process for obtaining licenses, permits and approvals prior to construction, operation or modification of a project or generating facility.  The Reorganized Debtor cannot provide assurance that it will be able to obtain and comply with all necessary licenses, permits and approvals for the Facility.  If there is a delay in obtaining required approvals or permits, or if the Reorganized Debtor fails to obtain and comply with such permits, the operation of the Facility may be interrupted or subject the Reorganized Debtor to civil or criminal liability, the imposition of liens or fines, or actions by regulatory agencies seeking to curtail the Reorganized Debtor’s operations.  The Reorganized Debtor may also be exposed to risks arising from past, current or future contamination at the Facility or with respect to off-site waste disposal sites that have been used in the operations of its predecessors.  Additionally, the Reorganized Debtor cannot assure that existing regulations will not be revised or reinterpreted, that new laws and regulations will not be adopted or become applicable to it or the Facility or that future changes in laws and regulations will not have a material effect on its business.

Moreover, while NewCo has initiated the process of obtaining, and expects to obtain, all required regulatory and governmental approvals for the transactions contemplated by the Plan and the Master Transaction Agreement, including approval from PADEP, it expects that certain permits and/or approvals will not be obtained as of the Effective Date.  The Reorganized Debtor cannot assure that all of these necessary approvals will be ultimately obtained or, if obtained, that the terms thereof will not result in increased costs to operate the Facility or limitations on the operation of the Facility.

2.                   Regulations regarding the sale of energy, capacity and ancillary services will affect the Reorganized Debtor’s business

Federal laws and regulations govern, among other things, transactions by and with wholesale sellers and purchasers of power, including utility companies, the development and construction of generation facilities, the ownership and operation of generation facilities, and access to transmission.  Generation facilities are also subject to federal, state and local laws and regulations that govern, among other things, the geographical location, zoning, land use, and operation of a project.  The Reorganized Debtor believes that it will have obtained all material energy-related federal, state and local permits and approvals currently required to operate the Facility.  However, although not currently required, additional regulatory approvals may be required in the future due to a change in laws and regulations, a change in the Reorganized Debtor’s customers or for other reasons.  FERC may impose various forms of market mitigation measures, including price caps and operating restrictions, where it determines that potential market power may exist and mitigation is required.  FERC also may impose penalties, costs, fines and/or refund obligations arising from past, current or future FERC jurisdictional activities and sales.

Regional transmission organizations and independent system operators may impose bidding and scheduling rules, both to curb the potential exercise of market power and to facilitate market functions.  Such actions may materially affect the Reorganized Debtor’s results of operations.  The Facility is also subject to mandatory reliability standards promulgated by the North American Electric Reliability Corporation, compliance with which can increase the Facility’s operating costs or capital expenditures.  This extensive governmental regulation creates significant risks and uncertainties for the Reorganized Debtor’s business.  Additionally, the Reorganized Debtor cannot assure that it will be able to obtain all required regulatory approvals that it does not yet have or that it may require in the future, or that it will be able to obtain any necessary modifications to existing regulatory approvals or maintain all required regulatory approvals.  If there is a delay in obtaining any required regulatory approvals or if the Reorganized Debtor fails to obtain and comply with any required regulatory approvals, the operation of the Facility or the sale of electricity to third parties could be prevented or subject to additional costs.

3.                   Regulations regarding safety and health will affect the Reorganized Debtor’s business

The Reorganized Debtor is required to comply with numerous statutes, regulations and ordinances relating to the safety and health of employees and the public, which are constantly changing.  The Reorganized Debtor may incur significant additional costs to comply with new requirements.  If the Reorganized Debtor fails to comply with existing or new requirements, it could be subject to civil or criminal liability and the imposition of liens or penalties.  The Reorganized Debtor cannot assure that it will, at all times, be in compliance with all applicable health and safety laws and regulations or that steps to bring the Facility into compliance would not materially and adversely affect its ability to service debt obligations on the New Secured Bonds.

The operation of any coal-fired power generation facility, including the Facility, represents a degree of danger for its employees and the general public, should they come in contact with power lines or electrical equipment.  Injuries caused by such contact can subject the Reorganized Debtor to liability that, despite the existence of insurance coverage, can be significant.  Such liabilities could be significant but are very difficult to predict.  The range of possible liabilities includes amounts that could adversely affect the Reorganized Debtor’s liquidity and results of operations.

4.                   Regulations of emissions, and pending litigation matters concerning the compliance of the Facility therewith, will affect the Reorganized Debtor’s business

The Reorganized Debtor will need to devote significant resources to environmental monitoring, emissions control equipment and emission allowances to comply with environmental regulatory requirements.  There are certain claims and litigation matters pending against the Facility and/or its stakeholders that may affect the operation of the Facility.  The EPA has filed an enforcement action against EME Homer City and the Owner Lessors, among other parties, alleging violations of the Clean Air Act (“CAA”) and other regulations at the Facility.  While these claims were dismissed by the United States District Court for the Western District of Pennsylvania in October 2011, an appeal is currently pending before the United States Court of Appeals for the Third Circuit.  Further, the Sierra Club has publicly stated its intent to file a citizen lawsuit in federal court in Pennsylvania against EME Homer City for violations of emissions standards and limitations under the CAA.  Although no suit has been filed as of the date of this Disclosure Statement, the Sierra Club will purportedly seek to enjoin actions taken in violation of the CAA, ensure future compliance therewith, and impose penalties for violations.  For more detail with respect to these claims and others against the Facility or its stakeholders, please consult EME Homer City’s SEC Filings, including its Form 10-K annual report for the year ended December 31, 2011, filed with the SEC on March 28, 2012.  On September 6, 2012, the Sierra Club filed a petition with the administrator of the EPA to object to the Proposed Title V Permit for the Facility, which was issued on May 25, 2012 by PADEP.

In addition, the current trend is toward more stringent standards, stricter regulation, and more expansive application of environmental regulations.  The adoption of additional laws and regulations regarding CO2 (carbon dioxide) emissions could adversely affect coal-fired power plants.  Other environmental laws, particularly with respect to air emissions, disposal of ash, wastewater discharge and cooling water systems, are also generally becoming more stringent.  The impact of these and other future regulations is not currently known.  If the Reorganized Debtor cannot comply with all applicable regulations, it could be required to retire or suspend operations at the Facility, or restrict or modify the operations of the Facility, and its business, results of operations and financial condition could be adversely affected.

One of the Reorganized Debtor’s strategies for compliance with federal and state regulations regarding air emissions is the construction of the environmental capital improvements to the Facility, including construction of the FGDs.  A delay in the completion of these improvements or the failure of the improvements to perform to their technical specifications could adversely affect the Reorganized Debtor’s compliance strategy and require the Reorganized Debtor to purchase emissions allowances or reduce the expected levels of operation of Facility.  Although the material contracts for the construction of these environmental capital improvements contain customary performance and completion guarantees, the Reorganized Debtor cannot assure that the improvements will be completed when anticipated or whether those systems will perform at the expected levels.

5.                   The installation of FGDs on Units 1 and 2 of the Facility in order to comply with requirements of law is subject to certain risks beyond the Reorganized Debtor’s control

The Reorganized Debtor cannot guarantee that the FGDs being installed pursuant to the EPC Contract will lack defects and be effective at reducing air emissions from the Facility to a legally permissible level.  In addition, the Reorganized Debtor cannot guarantee that the parties to the EPC Contract for the construction of the FGDs, and the parties to the ancillary contracts relating to the project, will perform under those contracts.  In particular, the funding to support construction under these contracts is provided by GE Capital or its Affiliates.  Although the EPC Contract imposes substantial fees upon termination thereof, there can be no assurance that GE Capital or its Affiliates will continue to fund the FGD construction under these contracts.

Further, EME Homer City requires PADEP approval to install the FGDs.  EME Homer City received the necessary Plan Approval from PADEP on April 2, 2012 to construct the equipment on the Facility.  Earthjustice, an environmental nonprofit law firm on behalf of The Sierra Club, has appealed the issuance of the Plan Approval to the Pennsylvania Environmental Hearing Board, alleging that PADEP violated its own rules by issuing the Plan Approval without requiring that the Facility demonstrate compliance with certain emissions requirements, and requesting that the Plan Approval be conditioned on the demonstration of such compliance.  The Reorganized Debtor cannot predict the outcome of this appeal.

ARTICLE X.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtor and to holders of certain Existing Bond Claims.  This discussion does not address the U.S. federal income tax consequences to holders of Claims who are unimpaired or otherwise entitled to payment in full in cash under the Plan, to GE Capital or any of its affiliates that hold Existing Bond Claims, or to holders of Equity Interests.

The discussion of U.S. federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).  The U.S. federal income tax consequences of the contemplated transactions are complex and are subject to significant uncertainties.  The Debtor has not requested a ruling from the IRS or any other tax authority, or an opinion of counsel, with respect to any of the tax aspects of the contemplated transactions, and the discussion below is not binding upon the IRS or such other authorities.  Thus, no assurance can be given that the IRS or such other authorities would not assert, or that a court would not sustain, a different position from any discussed herein.

This summary does not address foreign, state or local tax consequences of the contemplated transactions, nor does it purport to address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., foreign taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, individual retirement or other tax-deferred accounts, holders that are, or hold Existing Bond Claims through, partnerships or other pass-through entities for U.S. federal income tax purposes, persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, persons subject to the alternative minimum tax, and persons holding Existing Bond Claims that are part of a straddle, hedging, constructive sale or conversion transaction).  In addition, this discussion does not address U.S. federal taxes other than income taxes, and it does not apply to any person that acquires any of the New Secured Bonds other than in exchange for Existing Bond Claims.

This discussion assumes that the Existing Bond Claims and the New Secured Bonds are held as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Tax Code.

The following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon your individual circumstances.

Internal Revenue Service Circular 230 Notice: To ensure compliance with Internal Revenue Service Circular 230, holders of Claims and Equity Interests are hereby notified that: (A) any discussion of federal tax issues contained or referred to in this Disclosure Statement is not intended or written to be used, and cannot be used, by holders of Claims or Equity Interests for the purpose of avoiding penalties that may be imposed on them under the Internal Revenue Code; (B) such discussion is written in connection with the promotion or marketing by the Debtor of the transactions or matters addressed herein; and (C) holders of Claims and Equity Interests should seek advice based on their particular circumstances from an independent tax advisor.

A.                Consequences to the Debtor

The Debtor is treated as a non-economic pass-through entity that is disregarded, and the Existing Bond Claims are integrated with the Lessor Notes and treated as obligations of the direct or indirect owner of each Owner Lessor, in each case for U.S. federal income tax purposes.  Accordingly, the U.S. federal income tax consequences of the Plan generally will not be borne by the Debtor, but instead will be borne by such owner of each Owner Lessor.

Pursuant to the Plan, the Existing Bonds will be exchanged for New Secured Bonds.  For the reasons set forth above, any cancellation of indebtedness income attributable to such exchange will be realized by the owner of each Owner Lessor for U.S. federal income tax purposes at the time of the exchange.

B.                Consequences to Holders of Existing Bond Claims

As used in this section of the Disclosure Statement, the term “U.S. Holder” means a beneficial owner of Existing Bond Claims and New Secured Bonds that is, for U.S. federal income tax purposes:

•                  an individual who is a citizen or resident of the United States;

•                  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•                  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•                  a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership or other entity taxable as a partnership for U.S. federal income tax purposes holds Existing Bond Claims or New Secured Bonds the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership.  If you are a partner in a partnership holding any of such instruments, you should consult your own tax advisor.

We have historically treated the Existing Bonds as direct obligations of the Owner Lessors not subject to the Treasury regulations governing “contingent payment debt instruments,” and this discussion assumes the correctness of this position.  Holders of Existing Bond Claims should consult their own tax advisors with respect to the correctness of this position and the tax consequences of the transactions discussed herein if such position is not correct.

C.                Exchanges of Existing Bond Claims Under the Plan

Pursuant to the Plan, and in complete and final satisfaction of their respective Existing Bond Claims, holders of Existing Bond Claims will receive New Secured Bonds.  This transaction will be treated, for U.S. federal income tax purposes, as an exchange of Existing Bonds for new bonds if such transaction constitutes a “significant modification” of the Existing Bonds under the applicable Treasury regulations.  In general, a modification is a “significant modification” if, based on all facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered are economically significant.  The applicable Treasury regulations provide that a change in the yield of a debt instrument is a significant modification if the yield on the modified instrument varies from the annual yield on the unmodified instrument (determined as of the date of the modification) by more than the greater of 25 basis points or five percent of the annual yield of the unmodified instrument.  The applicable Treasury regulations also provide that a material deferral of scheduled payments is a significant modification, that the substitution of a new obligor on a recourse debt instrument constitutes a significant modification if there is a change in payment expectations, and that the change in the nature of a debt instrument from nonrecourse to recourse is a significant modification.  Additionally, under the Treasury regulations, a modification that adds, deletes, or alters customary accounting or financial covenants is not a significant modification.

The Debtor expects that the treatment of the Existing Bond Claims pursuant to the Plan will constitute a “significant modification” resulting in an exchange of the Existing Bonds, and the remainder of this discussion assumes the correctness of this position.  Holders of Existing Bond Claims should consult their own tax advisors with respect to the correctness of this position and the tax consequences of the transactions discussed herein if such position is not correct.

The U.S. federal income tax consequences of the Plan to a U.S. Holder of Existing Bond Claims will depend on whether the exchange of such Claims for New Secured Bonds is deemed to occur immediately before or immediately after the mergers of the Owner Lessors into the Reorganized Debtor (which determination is unclear) and on whether such Existing Bond Claims and the New Secured Bonds received in exchange therefor constitute “securities” of the owner of each Owner Lessor immediately before such mergers (which determination is made separately for the Existing Bond Claims and the New Secured Bonds), in each case for U.S. federal income tax purposes.

If such exchange is deemed to occur immediately before such mergers and both the Existing Bond Claims and the New Secured Bonds constitute securities of the owner of each Owner Lessor immediately before such mergers, then such exchange will be treated as a “recapitalization” for U.S. federal income tax purposes, with the consequences described below in the paragraph titled “Recapitalization Treatment.”  If, on the other hand, such exchange is deemed to occur immediately after such mergers or either the Existing Bond Claims or the New Secured Bonds do not constitute securities of the owner of each Owner Lessor immediately before such mergers, then such exchange will be treated as a fully taxable transaction, with the consequences described below in the paragraph titled “Fully Taxable Exchange.”

The term “security” is not defined in the Tax Code or in the Treasury regulations issued thereunder and has not been clearly defined by judicial decisions.  The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended or not.  One of the most significant factors considered in determining whether a particular debt is a security is its original term.  In general, debt obligations issued with a weighted average maturity at issuance of less than five years do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten years or more constitute securities.  Additionally, the IRS has ruled that new debt obligations with a term of less than five years issued in exchange for and bearing the same terms (other than interest rate) as securities should also be classified as securities for this purpose, since the new debt represents a continuation of the holder’s investment in the corporation in substantially the same form.

U.S. Holders of Existing Bond Claims are urged to consult their own tax advisors regarding the timing of the exchange of Existing Bond Claims for New Secured Bonds for U.S. federal income tax purposes and the appropriate status as a security or otherwise for U.S. federal income tax purposes of their Existing Bond Claims and the New Secured Bonds to be received.

1.                   Recapitalization Treatment

The classification of an exchange as a recapitalization for U.S. federal income tax purposes generally serves to defer the recognition of any gain or loss by the U.S. Holder. Notwithstanding the foregoing, a U.S. Holder of Existing Bond Claims would still generally have to recognize its gain, if any, to the extent of the fair market value of the excess, if any, of the principal amount of the New Secured Bonds received over the principal amount of such holder’s Existing Bond Claims.  Each holder is urged to consult its own tax advisor regarding the possible application of (or ability to elect out of) the “installment method” of reporting any such gain.

In addition, even within an otherwise tax-free recapitalization exchange, a U.S. Holder will have interest income to the extent of any exchange consideration allocable to accrued but unpaid interest not previously included in income. For a further discussion, please see below in the paragraph titled “Payment of Accrued Interest.”

In a recapitalization exchange, a U.S. Holder’s aggregate tax basis in the New Secured Bonds received will equal the U.S. Holder’s aggregate adjusted tax basis in the Existing Bond Claims exchanged therefor, increased by any gain or interest income recognized in the exchange.  In a recapitalization exchange, a U.S. Holder’s holding period in the New Secured Bonds received will include the U.S. Holder’s holding period in the Existing Bond Claims exchanged therefor, except to the extent of any exchange consideration received in respect of accrued but unpaid interest.

2.                   Fully Taxable Exchange

If the exchange of an Existing Bond Claim pursuant to the Plan is a fully taxable exchange, the exchanging U.S. Holder generally should recognize gain or loss in an amount equal to the difference, if any, between (i) the “issue price” of the New Secured Bonds received (for further discussion, please see ARTICLE X.D.1 of this Disclosure Statement below, titled “OID and Issue Price”) (other than any exchange consideration received in respect of a Claim for accrued but unpaid interest), and (ii) the U.S. Holder’s adjusted tax basis in the Existing Bond Claims exchanged (other than any basis attributable to accrued but unpaid interest).   For further discussion, please see the paragraph below, titled “Character of Gain or Loss.”  In addition, a U.S. Holder of an Existing Bond Claim will have interest income to the extent of any exchange consideration allocable to accrued but unpaid interest not previously included in income.  For further discussion, please see the paragraph below, titled “Payment of Accrued Interest.”

U.S. Holders of Existing Bond Claims are urged to consult their own tax advisors regarding the possible application of (or ability to elect out of) the “installment method” of reporting any gain that may be recognized by such holders in respect of such Existing Bond Claims.

Generally, a U.S. Holder’s adjusted tax basis in an Existing Bond Claim will be equal to the cost of the Existing Bond Claim to such U.S. Holder, increased by any original issue discount (“OID”) previously included in income.  If applicable, a U.S. Holder’s tax basis in an Existing Bond Claim also will be (i) increased by any market discount previously included in income by such U.S. Holder pursuant to an election to include market discount in gross income currently as it accrues, and (ii) reduced by any cash payments received on the Existing Bond Claim other than payments of qualified stated interest, and by any amortizable bond premium that the U.S. Holder has previously deducted.

In the case of a taxable exchange, a U.S. Holder’s tax basis in the New Secured Bonds received will equal the amount realized in determining the U.S. Holder’s gain or loss.  The U.S. Holder’s holding period in such bonds received should begin on the day following the exchange date.

3.                   Character of Gain or Loss

Except to the extent that any consideration received pursuant to the Plan is received in satisfaction of accrued but unpaid interest during its holding period (for further discussion, please see the paragraph below, titled “Payment of Accrued Interest”), where gain or loss is recognized by a U.S. Holder in respect of the satisfaction and exchange of its Existing Bond Claim, such gain or loss will be capital gain or loss except to the extent any gain is recharacterized as ordinary income pursuant to the market discount rules discussed below.  A reduced tax rate on long-term capital gain may apply to non-corporate U.S. Holders.  The deductibility of capital loss is subject to significant limitations.

A U.S. Holder that purchased its Existing Bond Claims from a prior holder at a “market discount” (relative to the principal amount of the Existing Bond Claims at the time of acquisition) may be subject to the market discount rules of the Tax Code.  In general, a debt instrument is considered to have been acquired with “market discount” if its holder’s adjusted tax basis in the debt instrument is less than (i) its stated principal amount or (ii) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by at least a de minimis amount.  The de minimis amount is equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity.  Generally, qualified stated interest is a stated amount of interest payable in cash at least annually.

Under these rules, any gain recognized on the exchange of Existing Bond Claims (other than in respect of a Claim for accrued but unpaid interest) generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant yield basis) during the U.S. Holder’s period of ownership, unless the U.S. Holder elected to include the market discount in income as it accrued.  If a U.S. Holder of Existing Bond Claims did not elect to include market discount in income as it accrued and thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Existing Bond Claims, such deferred amounts generally would become deductible at the time of the exchange, subject to possible limitation if the exchange qualifies as a recapitalization.

In the case of an exchange of Existing Bond Claims that qualifies as a recapitalization, the Tax Code indicates that any accrued market discount in respect of the Existing Bond Claims in excess of the gain recognized in the exchange should not be currently includible in income under Treasury regulations to be issued.  However, such accrued market discount should carry over to the New Secured Bonds received in exchange therefor.  In addition, the New Secured Bonds received in an exchange for Existing Bond Claims that qualifies as a recapitalization will be treated as acquired at a market discount if the issue price of such bonds exceeds the adjusted tax basis for such bonds by more than a de minimis amount.  Any gain recognized by a U.S. Holder upon a subsequent disposition (or repayment) of the New

Secured Bonds would be treated as ordinary income to the extent of any accrued market discount not previously included in income plus the market discount that has accrued on the New Secured Bonds.  To date, specific Treasury regulations implementing this rule have not been issued.

4.                   Payment of Accrued Interest

In general, to the extent that any consideration received pursuant to the Plan by a U.S. Holder of an Existing Bond Claim is received in satisfaction of accrued interest during its holding period, such amount will be taxable to the U.S. Holder as interest income (if not previously included in the U.S. Holder’s gross income).  Conversely, a U.S. Holder generally recognizes a deductible loss to the extent any accrued interest claimed or amortized OID was previously included in its gross income and is not paid in full.  However, the IRS has privately ruled that a holder of a “security” of a corporate issuer, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID. Accordingly, it is also unclear whether, by analogy, a U.S. Holder of an Existing Bond Claim that does not constitute a security would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.

Pursuant to Section 7.10 of the Plan, consideration received in respect of a Claim will be allocable first to the principal amount of the Claim (as determined for U.S. federal income tax purposes) and then, to the extent of any excess, to the remainder of the Claim, including any Claim for accrued but unpaid interest (in contrast, for example, to a pro rata allocation of a portion of the exchange consideration received between principal and interest, or an allocation first to accrued but unpaid interest).  There is no assurance that the IRS will respect such allocation for U.S. federal income tax purposes.  You are urged to consult your own tax advisor regarding the allocation of consideration and the deductibility of accrued but unpaid interest for U.S. federal income tax purposes.

D.                Ownership and Disposition of New Secured Bonds

1.                   OID and Issue Price

Because the New Secured Bonds provide the Reorganized Debtor with the option to pay payment-in-kind (“PIK”) interest in lieu of paying cash interest in any interest period through and including April 1, 2014, the New Secured Bonds will be treated as issued with OID, as described below.  The payment of PIK interest on a bond generally is not treated as a payment of interest. Instead, the bond and any PIK notes issued in respect of PIK interest thereon are treated as a single debt instrument under the OID rules.

The New Secured Bonds will be issued with OID in an amount equal to the excess of the “stated redemption price at maturity” of the New Secured Bonds over their “issue price.”  For purposes of the foregoing, the general rule is that the stated redemption price at maturity of a debt instrument is the sum of all payments provided by the debt instrument other than payments of “qualified stated interest.”  The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually.  Because the Reorganized Debtor will have the option in any interest period through and including April 1, 2014 to make interest payments in PIK interest instead of paying Cash, the stated interest payments on the New Secured Bonds are not qualified stated interest.  Thus, Cash interest payable on the New Secured Bonds will be included in the stated redemption price at maturity and taxed as part of OID.

The “issue price” of the New Secured Bonds depends on whether, at any time during the 60-day period ending 30 days after the exchange date (or, if the exchange date occurs on or after November 13, 2012, the 31-day period ending 15 days after the exchange date), the New Secured Bonds are traded on an “established market” or the Existing Bond Claims exchanged for the New Secured Bonds are traded on an established market.  Pursuant to applicable Treasury regulations, an “established market” need not be a formal market.  It is sufficient that the New Secured Bonds or Existing Bond Claims appear on a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions.  Also, under certain circumstances, debt is considered to be traded on an established market when price quotations for such debt are readily available from dealers, brokers or traders.  For debt exchanges occurring on or after November 13, 2012, debt is considered to be traded on an established market whenever a price quotation for such debt is available from a broker, dealer or pricing service (including a price provided only to certain customers or to subscribers).

If the New Secured Bonds are treated for U.S. federal income tax purposes as traded on an established market, the issue price of the New Secured Bonds will equal the fair market value of such bonds on the Effective Date.  If the New Secured Bonds are not treated, but the Existing Bond Claims are treated, for U.S. federal income tax purposes as traded on an established market, the issue price of the New Secured Bonds will equal the fair market value of the Existing Bond Claims on the Effective Date.  In either such event, the amount of a New Secured Bond’s OID will include the excess of its stated principal amount over its issue price.

If neither the New Secured Bonds nor the Existing Bond Claims are traded on an established market, the issue price for the New Secured Bonds should be the stated principal amount of the New Secured Bonds.

It is uncertain whether the Existing Bond Claims are, or whether the New Secured Bonds will be, traded on an established market.  If the Effective Date is on or after November 13, 2012 and the Reorganized Debtor determines that either the Existing Bonds Claims or the New Secured Bonds are traded on an established market within the applicable 31-day period described above, it also will determine the fair market value of such bonds on the Effective Date.  Such determinations will be binding on a U.S. Holder unless such holder discloses, on a timely-filed U.S. federal income tax return for the taxable year that includes the Effective Date, that such holder’s determination is different from the Reorganized Debtor’s determination, the reasons for such holder’s different determination and, if applicable, how such holder determined the fair market value.

A U.S. Holder generally must include OID in gross income as it accrues over the term of the New Secured Bonds using the “constant yield method” without regard to its regular method of accounting for U.S. federal income tax purposes, and in advance of the receipt of cash payments attributable to that income.

The amount of OID includible in income for a taxable year by a U.S. Holder generally will equal the sum of the “daily portions” of the total OID on the New Secured Bond for each day during the taxable year (or portion thereof) on which such holder held the bond.  Generally, the daily portion of the OID is determined by allocating to each day during an accrual period a ratable portion of the OID on such New Secured Bond that is allocable to the accrual period in which such day is included.  The amount of OID allocable to each accrual period generally will be an amount equal to the product of the “adjusted issue price” of a New Secured Bond at the beginning of such accrual period and its “yield to maturity.”  The “adjusted issue price” of a New Secured Bond at the beginning of any accrual period will equal the issue price, increased by the total OID accrued for each prior accrual period, less any cash payments made on such bond on or before the first day of the accrual period.  The “yield to maturity” of a New Secured Bond will be computed on the basis of a constant annual interest rate and compounded at the end of each accrual period.  For purposes of determining the yield to maturity, the assumption generally is that the Reorganized Debtor will pay interest in cash and not exercise the option to pay PIK interest, except in respect of any period in which the Reorganized Debtor actually elects to pay PIK interest.

If the Reorganized Debtor in fact pays interest in Cash on the New Secured Bonds, a U.S. Holder will not be required to adjust such holder’s OID inclusions.  Each payment made in cash under a New Secured Bond will be treated first as a payment of any accrued OID that has not been allocated to prior payments and second as a payment of principal.  A U.S. Holder generally will not be required to include separately in income cash payments received on the New Secured Bonds to the extent such payments constitute payments of previously accrued OID or payments of principal.

If, for any interest period, the Reorganized Debtor exercises its option to pay interest in the form of PIK interest, a U.S. Holder’s OID calculation for future periods will be adjusted by treating the New Secured Bond as if it had been retired and then reissued for an amount equal to its adjusted issue price on the date of the payment of PIK interest, and re-calculating the yield to maturity of the reissued bond by treating the amount of PIK interest paid for that interest period as a payment that will be made on the maturity date of such bond.

The Reorganized Debtor will have the unconditional option to repurchase the New Secured Bonds under certain circumstances at a premium to the issue price.  Under special rules governing this type of unconditional option, because the exercise of the option would increase the yield to maturity on the New Secured Bonds, the Reorganized Debtor will be deemed not to exercise the option, and the possibility of this redemption premium will not affect the yield to maturity of the bonds.

The rules regarding the determination of issue price and OID are complex, and the OID rules described above may not apply in all cases.  Accordingly, you should consult your own tax advisor regarding the determination of the issue price of the New Secured Bonds and the application of the OID rules.

2.                   Acquisition Premium

The amount of OID includible in a U.S. Holder’s gross income with respect to a New Secured Bond will be reduced if the bond is acquired (or deemed to be acquired) at an “acquisition premium.”  A debt instrument is acquired at an “acquisition premium” if the holder’s tax basis in the debt is greater than the adjusted issue price of the debt at the time of the acquisition, but is less than or equal to the sum of all amounts payable on the debt after the acquisition date (other than payments of qualified stated interest).  A U.S. Holder may have an “acquisition premium” only if an exchange qualifies as a recapitalization for U.S. federal income tax purposes.  Otherwise, a U.S. Holder’s initial tax basis in a New Secured Bond will equal the issue price of the bond.

If a U.S. Holder has acquisition premium, the amount of any OID includible in its gross income in any taxable year with respect to its New Secured Bonds will be reduced by an allocable portion of the acquisition premium (generally determined by multiplying the annual OID accrual with respect to such New Secured Bonds by a fraction, the numerator of which is the amount of the acquisition premium, and the denominator of which is the total OID).  Alternatively, such holder may elect to recompute the OID accruals by treating its acquisition as a purchase at original issue and applying the constant yield method. Such an election may not be revoked without the consent of the IRS.

3.                   Sale, Redemption or Repurchase

Subject to the discussion above in ARTICLE X.C.3 of this Disclosure Statement, titled “Character of Gain or Loss,” and below with respect to market discount, U.S. Holders generally will recognize capital gain or loss upon the sale, redemption (including at maturity) or other taxable disposition of New Secured Bonds in an amount equal to the difference between the U.S. Holder’s adjusted tax basis in the New Secured Bonds and the sum of the cash plus the fair market value of any property received from such disposition.  Generally, a U.S. Holder’s adjusted tax basis in a New Secured Bond will be equal to its initial tax basis (as determined above), increased by any OID previously included in income.  If applicable, a U.S. Holder’s adjusted tax basis in a New Secured Bond also will be (i) increased by any market discount previously included in income by such U.S. Holder pursuant to an election to include market discount in gross income currently as it accrues, and (ii) reduced by any cash payments received on the New Secured Bond.

The gain or loss generally will be treated as capital gain or loss except to the extent the gain is treated as accrued market discount in which case it is treated as ordinary income, as discussed above in ARTICLE X.C.3 of this Disclosure Statement, titled “Character of Gain or Loss.”  Any capital gain or loss generally should be long-term if the U.S. Holder’s holding period for its New Secured Bonds is more than one year at the time of disposition.  A reduced tax rate on long-term capital gain may apply to non-corporate U.S. Holders. The deductibility of capital loss is subject to significant limitations.

E.                 Information Reporting and Backup Withholding

Payments of interest (including accruals of OID) or dividends and any other reportable payments, possibly including amounts received pursuant to the Plan and payments of proceeds from the sale, retirement or other disposition of the New Secured Bonds, may be subject to “backup withholding” (currently at a rate of 28%) if a recipient of those payments fails to furnish to the payor certain identifying information, and, in some cases, a certification that the recipient is not subject to backup withholding.  Backup withholding is not an additional tax.  Any amounts deducted and withheld generally should be allowed as a credit against that recipient’s U.S. federal income tax, provided that appropriate proof is timely provided under rules established by the IRS.  Furthermore, certain penalties may be imposed by the IRS on a recipient of payments who is required to supply information but who does not do so in the proper manner.  Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions.  Information also may be required to be provided to the IRS concerning payments, unless an exemption applies.  You should consult your own tax advisor regarding your qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.

Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of certain thresholds.  You are urged to consult your own tax advisor regarding these regulations and whether the contemplated transactions under the Plan would be subject to these regulations and require disclosure on your tax return.

ARTICLE XI.

CONFIRMATION AND CONSUMMATION PROCEDURE

A.                Plan Support Agreement

The Informal Bondholder Group  has agreed to vote in support of the Plan pursuant to the Plan Support Agreement.  For a more detailed discussion of the Plan Support Agreement, please see ARTICLE II.F.2.v of this Disclosure Statement, titled “The Plan Support Agreement.”

B.                Voting Procedures and Requirements

Before voting to accept or reject the Plan, each eligible holder of an Existing Bond Claim should carefully review the Plan attached to this Disclosure Statement as Exhibit “A” and described in ARTICLE IV of this Disclosure Statement, titled “The Plan of Reorganization.”  All descriptions of the Plan set forth in this Disclosure Statement are subject to the terms and conditions of the Plan.  The voting procedures are also explained on each Ballot.

1.                   Voting Deadline

All known eligible holders of Existing Bond Claims in Class 2 have been sent a Ballot, together with this Disclosure Statement.  Such holders should read the Ballot carefully and follow the instructions contained therein.  Please only use the Ballot that accompanies this Disclosure Statement to cast your vote.  Special procedures are set forth below for holders of securities through a bank, broker, other nominee.

IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY THE VOTING AGENT AT THE ADDRESS SET FORTH BELOW ON OR BEFORE THE VOTING DEADLINE OF 5:00 P.M., EASTERN TIME, ON [                       ], 2012.

The Debtor, upon the request of GE Capital and the Requisite Consenting Bondholders, may extend, by oral or written notice to the Debtor’s Voting Agent, the period of time (on a daily basis, if necessary) during which Ballots will be accepted for any reason including, but not limited to, determining whether or not requisite acceptances of the Plan have been received, by making a public announcement of such extension no later than 9:00 a.m. prevailing Eastern Time on the first Business Day next succeeding the previously announced Voting Deadline.  There can be no assurance that the Debtor will extend the Voting Deadline.

A BENEFICIAL OWNER HOLDING EXISTING BONDS IN “STREET NAME” THROUGH A NOMINEE MAY VOTE AS FURTHER DESCRIBED BELOW.

IF YOU MUST RETURN YOUR BALLOT TO YOUR BANK, BROKER, OR OTHER NOMINEE, OR TO THEIR AGENT, YOU MUST RETURN YOUR BALLOT TO THEM IN SUFFICIENT TIME FOR THEM TO PROCESS IT AND RETURN A MASTER BALLOT TO THE VOTING AGENT BEFORE THE VOTING DEADLINE.

IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE DEBTOR’S VOTING AGENT AT:

Epiq Bankruptcy Solutions, LLC

757 Third Avenue, Third Floor

New York, New York 10017

(646) 282-2400 or tabulation@epiqsystems.com

Additional copies of this Disclosure Statement, the Plan, and exhibits thereto are available upon request made to the Voting Agent, at the telephone number or email address set forth immediately above.

2.                   Certain Voting Procedures

The Debtor is providing copies of this Disclosure Statement (including all exhibits) and related materials and, where appropriate, the Ballot (collectively, a “Solicitation Package”), to holders of Existing Bond Claims.  Such holders may include brokerage firms, commercial banks, trust companies, or other nominees.  If such entities who are holders of Existing Bond Claims do not hold Existing Bonds for their own account, they must provide copies of this Disclosure Statement (including the Ballot) to their customers that are beneficial owners of Existing Bonds.  Any beneficial owner of Existing Bonds who has not received a Ballot should contact his, her or its nominee, or the Voting Agent.

Holders of Existing Bond Claims should provide all of the information requested by the Ballot.  Holders of Existing Bonds should complete and return all Ballots received in the enclosed, self-addressed, postage paid envelope provided with each such Ballot either to the Voting Agent or their nominee, as applicable.

3.      Voting Record Date

The Voting Record Date for determining which holders of Existing Bonds are entitled to vote on the Plan is October 2, 2012.

4.      Voting Agent

The Debtor has engaged Epiq as its Voting Agent to assist in the solicitation, transmission of voting materials and in the tabulation of votes with respect to the Plan.  Questions and requests for assistance with respect to Ballots may be directed to the Voting Agent at its address, telephone number or email address listed above in ARTICLE XI.B.1 of this Disclosure Statement, titled “Voting Deadline.”

The Voting Agent will tabulate all votes as each Ballot is received prior to the Voting Deadline for purposes of determining whether the eligible holders have accepted or rejected the Plan.

5.      Parties Entitled to Vote

Under the Bankruptcy Code, only holders of claims or equity interests in “impaired” classes are entitled to vote on a plan.  Under section 1124 of the Bankruptcy Code, a class of claims or equity interests is deemed to be “impaired” under a plan unless (i) the plan leaves unaltered the legal, equitable and contractual rights to which such claim or equity interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or equity interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or equity interest as it existed before the default.

If, however, the holder of an impaired claim or equity interest will not receive or retain any distribution under the Plan on account of such claim or equity interest, the Bankruptcy Code deems such holder to have rejected the Plan and, accordingly, holders of such claims and equity interests do not actually vote on the Plan.  If a claim or equity interest is not impaired by the Plan, the Bankruptcy Code deems the holder of such claim or equity interest to have accepted the Plan and, accordingly, holders of such claims and equity interests are not entitled to vote on the Plan.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Code.

Under the Plan, only holders Existing Bond Claims that are part of Class 2 are impaired and entitled to vote to accept or reject the Plan.  It is important that such holders of Existing Bond Claims exercise their rights to vote to accept or reject the Plan.

i.                                          Solicitation of Accredited Investors

The Debtor is soliciting the votes only of “Accredited Investors,” as that term is defined in the Securities Act.  For further detail concerning the exemption of the Solicitation and the New Secured Bonds from registration under the Securities Act, please see ARTICLE VII of this Disclosure Statement, titled “Exemption from Securities Act Registration.”

ii.                                       Beneficial Owners

A beneficial owner holding Existing Bonds as record holder in its own name and who is entitled to vote on the Plan should vote on the Plan by completing and signing the enclosed “Beneficial Owner Ballot” and returning it directly to the Voting Agent on or before the Voting Deadline, using the enclosed self-addressed, postage-paid envelope.

A beneficial owner holding Existing Bonds in “street name” through a nominee may vote on the Plan by one of the following two methods (as selected by such beneficial owner’s nominee):

•                  Complete and sign the enclosed Beneficial Owner Ballot.  Return the Ballot to the beneficial owner’s nominee as promptly as possible and in sufficient time to allow such nominee to process the Ballot and include its vote on a “Master Ballot” (as further described herein) and return it to the Voting Agent by the Voting Deadline.  If no self-addressed, postage paid envelope was enclosed for this purpose, please contact the Voting Agent for instructions; or

•                  Complete and sign the pre-validated Beneficial Owner Ballot (as described below) provided by such beneficial holder’s nominee.  Return the pre-validated Ballot to the Voting Agent by the Voting Deadline using the return envelope provided with the Disclosure Statement.

Any Beneficial Owner Ballot returned to a nominee by a beneficial owner will not be counted for purposes of acceptance or rejection of the Plan until such nominee properly completes and delivers to the Voting Agent a Master Ballot that includes the vote of such beneficial owner.

If any beneficial owner owns Existing Bonds through more than one nominee, such beneficial owner may receive multiple mailings containing the Beneficial Owner Ballots.  The beneficial owner should execute a separate Beneficial Owner Ballot for each block of Existing Bonds that it holds through any particular nominee and return each Ballot to the respective nominee in the return envelope provided therewith.  Beneficial owners who execute multiple Beneficial Owner Ballots with respect to Existing Bonds held through more than one nominee must indicate on each Beneficial Owner Ballot the names of ALL such other nominees and the additional amounts of such Existing Bonds so held and voted.

iii.            Nominees

A nominee that is the registered holder of Existing Bonds for one or more beneficial owners can obtain the votes of the beneficial owners of such Existing Bonds, consistent with customary practices for obtaining the votes of securities held in “street name,” in one of the following two ways:

i.                  Pre-validated Ballots

The nominee may “pre-validate” a Beneficial Owner Ballot by (i) signing the Ballot; (ii) indicating on the Ballot the nominee’s DTC participant number, name of the registered holder, the amount of Existing Bonds held by the nominee for the beneficial owner, and the account numbers for the accounts in which such Existing Bonds are held by the nominee; and (iii) forwarding such Beneficial Owner Ballot, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope addressed to, and provided by, the Voting Agent, and other materials requested to be forwarded, to the beneficial owner for voting.  The beneficial owner must then complete the information requested on the Beneficial Owner Ballot, review the certifications contained on the Ballot, and return the Ballot directly to the Voting Agent in the pre-addressed, postage-paid return envelope so that it is received by the Voting Agent by the Voting Deadline.  A list of the beneficial owners to whom “pre-validated” Ballots were delivered should be maintained by nominees for inspection for at least one year from the Effective Date.

ii.               Master Ballots

If the nominee elects not to pre-validate Beneficial Owner Ballots, the nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned Beneficial Owner Ballots, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope provided by, and addressed to, the nominee, and other materials requested to be forwarded.  Each such beneficial owner must then indicate his, her or its vote on the Beneficial Owner Ballot, complete the information requested on the Ballot, review the certifications contained on the Ballot, execute the Ballot and return the Ballot to the nominee.  After collecting the Beneficial Owner Ballots, the nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Beneficial Owner Ballots, execute the Master Ballot, and deliver the Master Ballot to the Voting Agent so that it is RECEIVED by the Voting Agent by the Voting Deadline.  All Beneficial Owner Ballots returned to a nominee by beneficial owners should be retained by nominees for inspection for at least one year from the Effective Date.

EACH NOMINEE SHOULD ADVISE ITS BENEFICIAL OWNERS TO RETURN THEIR BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE VOTING AGENT SO THAT IT IS RECEIVED BY THE VOTING AGENT BY THE VOTING DEADLINE.

6.     Miscellaneous

In the case of a vote on the Plan, all Ballots must be signed by the eligible holder of the Existing Bonds or any person who has obtained a properly completed Ballot proxy from the record holder of the Existing Bonds.  For purposes of voting to accept or reject the Plan, the beneficial owners of Existing Bonds will be deemed to be the “holders” of the Claims represented by such Existing Bonds.  Unless otherwise ordered by the Bankruptcy Court, Ballots that are signed, dated and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted.  Ballots received by email, facsimile or other electronic means will not be counted.  Ballots that do not contain an original signature will not be counted.  The Debtor, upon the request of GE Capital and the Requisite Consenting Bondholders, may request that the Voting Agent attempt to contact such voters to cure any such defects in the Ballots.

With respect to the tabulation of Ballots for the Existing Bonds, each holder will be deemed to have voted the principal amount of its Existing Bond Claim. Votes cast by beneficial owners through nominees will be applied to the applicable positions held by such nominees as of the Voting Record Date, as evidenced by the record and depository listings. Votes submitted by a nominee will not be counted in excess of the amount of Claims held by such nominee as of the Voting Record Date.  If conflicting votes or “over-votes” are submitted by a nominee, whether pursuant to a Master Ballot or pre-validated Beneficial Owner Ballot, the Debtor will use reasonable efforts to reconcile discrepancies with the nominees.  If over-votes on a Master Ballot or pre-validated Beneficial Owner Ballot are not reconciled, the Debtor shall apply the votes to accept and to reject the Plan in the same proportion as the votes to accept and to reject the Plan submitted on the Master Ballot or pre-validated Beneficial Owner Ballot that contained the over-vote, but only to the extent of the nominee’s Voting Record Date position.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims or equity interests as acceptance by the threshold, i.e., creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan.  Under the Bankruptcy Code, for purposes of determining whether the requisite acceptances have been received, only eligible holders who actually vote will be counted.  The failure of a holder to deliver a duly executed Ballot will be deemed to constitute an abstention by such holder with respect to voting on the Plan and such abstentions will not be counted as votes for or against the Plan.

Except as provided below, unless the Ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such Ballot, the Debtor may, upon the request of GE Capital and the Requisite Consenting Bondholders, reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Plan.

7.     Fiduciaries and Other Representatives

If a Beneficial Owner Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, unless otherwise determined by the Debtor, must submit proper evidence satisfactory to the Debtor of authority to so act.  Authorized signatories should submit the separate Beneficial Owner Ballot of each beneficial owner for whom they are voting.

UNLESS THE BALLOT IS SUBMITTED TO THE VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN; PROVIDED, HOWEVER, THAT THE DEBTOR RESERVES THE RIGHT, UPON THE REQUEST OF GE CAPITAL AND THE REQUISITE CONSENTING BONDHOLDERS, TO REQUEST OF THE BANKRUPTCY COURT THAT ANY SUCH BALLOT BE COUNTED.

8.     Agreements Upon Furnishing Ballots

The delivery of an accepting Ballot pursuant to one of the procedures set forth above will constitute the agreement of the creditor with respect to such Ballot to accept (i) all of the terms of, and conditions to, this Solicitation; and (ii) the terms of the Plan, including the releases and exculpations set forth in Sections 10.4—10.6 therein and described in ARTICLE IV.H.4 through ARTICLE IV.H.6 of this Disclosure Statement, titled “Exculpation,” “Releases by the Debtor and the Reorganized Debtor,” and “Releases by Holders of Claims,” respectively.  Each holder of a Claim entitled to vote to accept or reject the Plan may choose to opt out of providing the creditor releases set forth in Section 10.6 of the Plan by checking the appropriate box on such holder’s Ballot; provided, that any holder that opts out of providing the creditor releases set forth in Section 10.6 of the Plan will likewise not itself receive releases thereunder; provided further, that the Informal Bondholder Group has agreed, pursuant to the Plan Support Agreement, not to opt out of the releases in Section 10.6 of the Plan.  All parties in interest retain their right to object to confirmation of the Plan pursuant to section 1128 of the Code, subject to any applicable terms of the Plan Support Agreement.

Any holder of an Existing Bond Claim who does not accept the Plan will be bound by the Plan if it is confirmed by the Bankruptcy Court.

9.     Changes of Vote

Votes to accept the Plan may not be withdrawn or revoked once submitted to the Voting Agent, except as required by law or in accordance with the termination of the Plan Support Agreement.

10.  Waivers of Defects, Irregularities, etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Voting Agent in consultation with GE Capital and the Requisite Consenting Bondholders, which determination will be final and binding.  The Debtor reserves the right, upon the request of GE Capital and the Requisite Consenting Bondholders, to reject any and all Ballots submitted by any of its creditors not in proper form, the acceptance of which would, in the opinion of the Debtor or its counsel, be unlawful.  The Debtor further reserves the right, upon the request of GE Capital and the Requisite Consenting Bondholders, to waive any defects or irregularities or conditions of delivery as to any particular Ballot by any of its creditors.  The interpretation (including the Ballot and the respective instructions thereto) by the Debtor, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties.  Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtor (or the Bankruptcy Court) determines.  Neither the Debtor nor any other Person or entity will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification.  Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived.  Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

11.  Compliance with Law

For a discussion of the exemptions, pursuant to section 1145 of the Bankruptcy Code, of the New Secured Bonds from registration, please see ARTICLE IV.I.9 of this Disclosure Statement, titled “Section 1145 Exemption,” and ARTICLE VII of this Disclosure Statement, titled “Exemption from Securities Act Registration.”

Other than as reflected in the Voting Agent’s engagement agreement and the Plan Support Agreement, neither the Debtor not any of its respective Affiliates has engaged, or made any arrangements for, and has no contract, arrangement or understanding with, any broker, dealer, agent or other person regarding the restructuring of the Existing Bonds under the Plan, and no person has been authorized by the Debtor or any of its respective Affiliates to provide any information or to make any representations in connection with its Solicitation of votes on the Plan, other than those expressly set forth in this Disclosure Statement, and, if so provided or made, such other information or representations must not be relied upon as having been authorized by the Debtor or any of its respective Affiliates.  The delivery of this Disclosure Statement shall not, under any circumstances, create any implication that the information set forth herein is correct as of any time subsequent to the date hereof.

The Debtor is not aware of any jurisdiction in which the Solicitation is not in compliance with applicable law.  If the Debtor becomes aware of any jurisdiction in which the Solicitation would not be in compliance with applicable law, the Debtor will make a good faith effort to comply with any such law.  If, after such good faith effort, the Debtor cannot comply with any such law, the Solicitation will not be made to the holders of Existing Bonds residing in such jurisdiction.

C.                Confirmation of the Plan

1.     Requirements for Solicitations and Acceptances of the Plan

Typically, a plan of reorganization is proposed and votes to accept or reject the plan are solicited after the commencement of the case.  However, section 1125(g) of the Bankruptcy Code permits solicitation of acceptances or rejections of the plan before the commencement of the case if such solicitation complies with section 1126(b) of the Bankruptcy Code and Bankruptcy Rules 3016(b) and 3018(b).  The Debtor is soliciting votes to accept or reject the Plan from the holders of Existing Bond Claims in accordance with such provisions.

The Bankruptcy Rules prescribe the conditions that must be satisfied in order to count the ballots solicited with respect to a plan of reorganization prior to a Debtor seeking protection under the Bankruptcy Code.  Bankruptcy Rule 3018(b) requires that (i) the plan of reorganization must have been disseminated to substantially all impaired creditors and equity interest holders in the class or classes entitled to vote, (ii) the time prescribed for voting on the plan must not have been unreasonably short, and (iii) the solicitation must have been conducted in accordance with section 1126(b) of the Bankruptcy Code, which requires that the solicitation be conducted in compliance with all applicable laws, rules, or regulations or, if there are no such applicable laws, rules or regulations, that the disclosure statement with respect to the plan contains “adequate information,” as defined in section 1125(a) of the Bankruptcy Code.  Section 1125(a) defines “adequate information” as information of a kind and in sufficient detail as far as is reasonably practicable in light of the nature and history of a debtor and the condition of such debtor’s books and records, that would enable a hypothetical reasonable investor typical of holders of claims or equity interests of the relevant class to make an informed judgment about the plan of reorganization.

The Debtor believes that the requirements of Bankruptcy Rule 3018(b) will be satisfied.  This Disclosure Statement and the Plan are being transmitted to the holders of the Existing Bonds, which constitute the only impaired Class of creditors under the Plan.  The Debtor believes that this Disclosure Statement complies with applicable non-bankruptcy law requirements for a solicitation and also contains adequate information (within the meaning of section 1125(a)(1) of the Bankruptcy Code) for impaired creditors entitled to vote to accept or reject the Plan to make an informed judgment about the Plan.

The Debtor will attempt to use votes to accept the Plan that are received from holders of Existing Bond Claims entitled to vote on the Plan under this Disclosure Statement to obtain confirmation of the Plan as promptly as possible.  The Debtor will promptly seek to obtain an order of the Bankruptcy Court finding that the solicitation of votes from the holders of Existing Bonds was in compliance with sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) and that such votes to accept the Plan can be used for purposes of confirmation of the Plan under the Bankruptcy Code.  If the conditions of the Bankruptcy Code and the Bankruptcy Rules are met, all votes to accept the Plan and rejections received prior to the commencement of the Chapter 11 Case and within the prescribed solicitation period will be deemed to be acceptances and rejections of the Plan for purposes of confirmation of the Plan under the Bankruptcy Code.  The Debtor reserves the right to use such votes to accept the Plan to seek confirmation of any permitted amendment or modification of the Plan, provided that such amendment or modification to the Plan is not prohibited by the Plan, the Bankruptcy Code, or the Plan Support Agreement.

However, the Bankruptcy Court may conclude that the requirements of section 1129 of the Bankruptcy Code for confirmation of the Plan have not been met.  The Court may find that the holders of impaired Claims and Equity Interests have not accepted the Plan if the Bankruptcy Court finds that the Solicitation (including this Disclosure Statement) did not comply with all of the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules (including the requirement under section 1126(b) of the Bankruptcy Code that the Plan solicitation comply with any non-bankruptcy laws, rules or regulations governing adequacy of disclosure).  In such an event, votes on the Plan may need to be resolicited before seeking confirmation of the Plan, in which case confirmation of the Plan could be delayed and possibly jeopardized.

2.     The Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after appropriate notice, to hold the Confirmation Hearing.  On, or as promptly as practicable after the Commencement Date, the Debtor will request that the Bankruptcy Court schedule the Confirmation Hearing.  Notice of the Confirmation Hearing will be provided to all known holders of Claims and Equity Interests or their representatives.  The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any subsequent adjourned Confirmation Hearing.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan.  Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objectant, the nature and amount of claims or equity interests held or asserted by the objectant against the Debtor’s estate or property and the basis for the objection and the specific grounds therefor, and must be filed with the Bankruptcy Court, together with proof of service thereof, and served upon (i) the parties listed in Section 12.18 of the Plan, (ii) the United States Trustee for the District of Delaware, 824 North Market Street, Wilmington, DE 19801, and (iii) such other parties as the Bankruptcy Court may order, so as to be received no later than the date and time designated in the notice of the Confirmation Hearing.  Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014.

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

3.     Requirements for Confirmation of the Plan

i.                                          Consensual Confirmation

At the Confirmation Hearing, the Bankruptcy Court will determine whether the following confirmation requirements, among others, specified in section 1129 of the Bankruptcy Code have been satisfied:

i.                                          the Plan complies with the applicable provisions of the Bankruptcy Code;

ii.                                       the Debtor has complied with the applicable provisions of the Bankruptcy Code;

iii.                                    the Plan has been proposed in good faith and not by any means proscribed by law;

iv.                                   any payment made or promised by the Debtor or by a Person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

v.                                      the Debtor has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer or voting trustee of the Debtor or a successor to the Debtor under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity holders and with public policy, and the Debtor has disclosed the identity of any insider that will be employed or retained by the Debtor, and the nature of any compensation for such insider;

vi.                                   with respect to each class of claims or equity interests, each holder of an impaired claim or impaired equity interest either has accepted the Plan or will receive or retain under the Plan on account of such holder’s claim or equity interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount such holder would receive or retain if the Debtor was liquidated on the Effective Date under chapter 7 of the Bankruptcy Code (for further discussion of this requirement, please see ARTICLE XIV of this Disclosure Statement, titled “Liquidation Analysis”);

vii.                                except to the extent the Plan meets certain nonconsensual confirmation standards, each class of claims or equity interests has either accepted the Plan or is not impaired under the Plan;

viii.                             except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that administrative expenses and priority claims other than priority tax claims will be paid in full on the Effective Date and that priority tax claims will receive on account of such claims deferred cash payments, over a period not exceeding five years after the date of assessment of such claims, of a value, as of the Effective Date, equal to the allowed amount of such claims with interest from the Effective Date;

ix.                                     at least one class of impaired claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a claim in such class; and

x.                                        confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtor or any successor to the Debtor under the Plan, unless such liquidation or reorganization is proposed in the Plan.  For further discussion of this requirement, please see ARTICLE XI.C.6 of this Disclosure Statement, titled “Feasibility,” and ARTICLE XIII of this Disclosure Statement, titled “Projections of Certain Financial Information for Restructuring.”

The Debtor believes that the Plan satisfies each of the foregoing elements.

ii.             Nonconsensual Confirmation

The Bankruptcy Code permits the Bankruptcy Court to confirm a plan of reorganization over the dissent of any class of claims or equity interests as long as the standards of section 1129(b) of the Bankruptcy Code are met.  This power to confirm a plan over dissenting classes, often referred to as a “cramdown,” is an important part of the reorganization process.  It assures that no single group (or multiple groups) of claims or equity interests can block a restructuring that otherwise meets the requirements of the Bankruptcy Code and is in the interests of the other constitutents in the case.

The Bankruptcy Court may confirm the Plan over the rejection or deemed rejection of the Plan by a Class of Claims or Equity Interests if the Plan does not “discriminate unfairly” and is “fair and equitable” with respect to such Class.

4.     Acceptance

Class 2 is impaired under the Plan and is entitled to vote to accept or reject the Plan.  Classes 1 and 3 are unimpaired and are conclusively deemed to have voted to accept the Plan.  Class 4 is impaired by the Plan and is conclusively deemed to have voted to reject the Plan.  Because Class 4 is deemed to have rejected the Plan, the Debtor intends to seek confirmation of the Plan in accordance with section 1129(b) of the Bankruptcy Code and the Plan itself will constitute a motion for such relief.

5.     Unfair Discrimination and Fair and Equitable Tests

To obtain nonconsensual confirmation of the Plan with respect to Class 4, it must be demonstrated to the Bankruptcy Court that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to the Equity Interests in Class 4.

i.              The Fair and Equitable Test

The Bankruptcy Code provides the following non-exclusive definition of the phrase “fair and equitable” as it applies to equity holders:  With respect to any class of equity interests that rejects a plan, the Bankruptcy Code requires that either (i) each holder of an equity interest will receive or retain under the plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled, or the value of the interest, or (ii) the holder of an interest that is junior to the non-accepting class will not receive or retain any property under the plan on account of such junior interest.

This test will be applicable to Class 4.  Because no class is junior to Class 4, the Plan satisfies this test.

ii.             Unfair Discrimination Test

For a plan to be approved even though a class of creditors rejects the plan, the plan must not “discriminate unfairly” against any impaired and non-accepting class.  Discrimination may exist if there is a difference in treatment between a dissenting class and another class of the same priority that results in a materially lower recovery to the dissenting class or a materially greater risk in connection with the distribution to the dissenting class.

None of the impaired Classes under the Plan is receiving more than a 100% recovery under the Plan, and no two Classes in the Plan are similarly situated.  Therefore, the Debtor believes that the Plan does not unfairly discriminate against any potential rejecting Class.

6.     Feasibility

The Bankruptcy Code requires that confirmation of a plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtor.  For purposes of determining whether the Plan meets this requirement, the Debtor has analyzed its ability to meet its obligations under the Plan.  As part of this analysis, Blackstone Advisory Partners, L.P. (“Blackstone,” an advisor to Weil, Gotshal and Manges LLP as counsel to GE Capital and the Owner Lessors other than Homer City OL 6 LLC, and which is not retained by the Debtor) and GE Capital developed and prepared, with the aid of third-party independent energy market expert PA Consulting Group, Inc., projections of the Reorganized Debtor’s financial performance (the “Projections”) for the post-Effective Date period of fiscal year 2012 and each of the fiscal years 2013 through 2017 (the “Projection Period”).  These Projections, and the assumptions on which they are based, are included in ARTICLE XIII of this Disclosure Statement, titled “Projections of Certain Financial Information for Restructuring.”  Based upon the Projections, the Debtor believes that the Reorganized Debtor will be able to make all payments required pursuant to the Plan, and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.  The Debtor further believes that the Reorganized Debtor will be able to repay the Working Capital Facility and any and all of the secured indebtedness outstanding as of the Effective Date under the Plan at or prior to the maturity of such indebtedness.

The Projections consist of the following:

•                  a projected consolidated statement of operations;

•                  a projected consolidated balance sheet; and

•                  a projected consolidated statement of cash flows

The Projections are based upon the assumption that the Effective Date will occur on October 31, 2012.

The Projections are based upon certain assumptions that the Debtor, GE Capital, Blackstone, and PA Consulting Group, Inc. believe to be reasonable under the circumstances.  Those assumptions considered to be significant are described in the Projections.  The Projections have not been examined or compiled by independent accountants.  Many of the assumptions on which the Projections are based are subject to significant uncertainties.  Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the actual financial results.  Therefore, the actual results achieved throughout the Projection Period may vary from the projected results, and the variations may be material.  All holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Projections are based in evaluating the Plan.

7.              Best Interests of Creditors Test

With respect to each impaired class of Claims and Equity Interests, confirmation of the Plan requires that each holder of a Claim or Equity Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtor was liquidated under chapter 7 of the Bankruptcy Code.  This requirement is referred to as the “best interests of creditors test.”  To determine what holders of Claims and Equity Interests of each impaired Class would receive if the Debtor was liquidated under chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtor’s assets and properties in the context of a chapter 7 liquidation case.  The cash amount that would be available for satisfaction of Claims and Equity Interests would consist of the proceeds from the disposition of the assets of the Debtor.  Any Cash generated would first be paid to holders of Claims secured by the assets sold, in the order of priority of their respective security interests.  In the Debtor’s case, a chapter 7 liquidation would likely involve either (i) the sale of its only asset, the Lessor Notes, or (ii) the Debtor’s institution of foreclosure proceedings on the Facility and other assets that secure payment of the Lessor Notes, and realization of proceeds from a foreclosure sale.

The Debtor does not believe that, in a chapter 7 liquidation, any proceeds would be available to distribute to other Claims after distributing the proceeds to Existing Bond Claims.

Moreover, before any proceeds could be distributed to holders of Claims other than Existing Bond Claims, the Debtor would have to fund the costs of liquidating its assets.  The Debtor’s costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those that might be payable to attorneys and other professionals that such a trustee may engage.  The foregoing types of claims and other claims that may arise in a liquidation case or result from the pending Chapter 11 Case, including any unpaid expenses incurred by the Debtor, as a debtor in possession, during the Chapter 11 Case, such as compensation for attorneys, financial advisors, and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition Claims.

To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of the liquidation of the Debtor’s unencumbered assets and properties, after subtracting the amounts attributable to the foregoing Claims, is then compared with the value of the property offered to such Classes of Claims and Equity Interests under the Plan.

The Debtor has considered the effects that chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Case.  These considerations include (i) the costs and expenses of liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisers to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under a chapter 11 case, (iii) the expected market participants in a sale of the Lessor Notes or of the Facility pursuant to foreclosure remedies, and (iv) the expected difficulty in achieving a sale price of the Lessor Notes or Facility comparable to the value of the Existing Bonds, given that a purchaser of the Facility would need to make a significant financial commitment to install the FGDs to comply with anticipated environmental regulation.  After considering these factors, the Debtor has determined that confirmation of the Plan will provide each holder of an allowed Claim or Equity Interest that rejects the Plan with a recovery that is not less than such holder would receive pursuant to a liquidation of the Debtor under chapter 7 of the Bankruptcy Code.

The Debtor also believes that the value of any distributions to each class of allowed Claims in a chapter 7 case, including to all allowed Secured Claims, would be less than the value of distributions under the Plan because such distributions in a chapter 7 case would not occur for a substantial period of time.  It is likely that distribution of the proceeds of the liquidation could be delayed a number of years after the completion of such liquidations in order to resolve claims and prepare for distributions.  In the likely event litigation was necessary to resolve claims asserted in the chapter 7 case, the delay could be prolonged.

The Debtor’s liquidation analysis was prepared by Blackstone and appears in ARTICLE XIV of this Disclosure Statement (the “Liquidation Analysis”).  The information set forth therein provides a summary of the liquidation value of the Debtor’s assets assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtor’s estate.  As described in more detail in the Liquidation Analysis, the Debtor’s only significant asset is the Lessor Notes, which are in turn secured by the Facility and certain other interests.  To liquidate, the Debtor would need to foreclose on and sell these assets.  Reference should be made to the Liquidation Analysis for a complete discussion and presentation of the Liquidation Analysis.

Underlying the Liquidation Analysis is a number of estimates and assumptions that, although considered reasonable by the Debtor, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtor.  The Liquidation Analysis is also based upon assumptions with regard to liquidation decisions that are subject to change.  Accordingly, the values reflected may not be realized if the Debtor were, in fact, to undergo such a liquidation.

D.                Consummation

The Plan will be consummated on the Effective Date.  For a more detailed discussion of the conditions precedent to consummation of the Plan and the impact of the failure to meet such conditions, please see ARTICLE IV.G of this Disclosure Statement, titled

“Conditions Precedent to the Effective Date of the Plan,” and ARTICLE IX.A of this Disclosure Statement, titled “Certain Risks Relating to the Chapter 11 Case.”

ARTICLE XII.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

If the Plan is not confirmed and consummated, the Debtor’s alternatives include (i) a sale of some or all of the Debtor’s assets pursuant to section 363 of the Bankruptcy Code, (ii) liquidation under chapter 7 of the Bankruptcy Code, (iii) the preparation and presentation of an alternative plan of reorganization and (iv) dismissing the chapter 11 case and liquidating the Debtor’s assets outside of bankruptcy.

A.                Sale Under Section 363 of the Bankruptcy Code

If the Plan is not confirmed, the Debtor could request from the Bankruptcy Court, after notice and a hearing, authorization to sell its assets under section 363 of the Bankruptcy Code.  Holders of Secured Claims may be entitled to bid on any property to which their security interest is attached, and to offset their Claims against the purchase price of the property.  In addition, the security interests in the Debtor’s assets held by holders of Secured Claims would attach to the proceeds of any sale of the Debtor’s assets.  After these Claims are satisfied, the remaining funds could be used to pay holders of general unsecured claims.

The Debtor’s only asset of substantial value is the Lessor Notes, and the value of the Lessor Notes will be substantially impaired in the absence of the new capital investment in FGDs for the Facility and the restructuring of the organizational and contractual arrangement concerning the Facility.  To realize value on the Lessor Notes in the absence of the new investment and organizational and financial restructuring contemplated by the Plan, any holder of Lessor Notes would need to foreclose on the Facility and other assets securing the Lessor Notes, which, as described in ARTICLE II.B of this Disclosure Statement, titled “The Organizational and Contractual Structure Concerning the Facility,” are held by multiple parties, and then either operate the Facility or sell it.  As discussed in ARTICLE II.F.1.i of this Disclosure Statement, titled “Changes in Environmental Regulation,” anticipated environmental regulations will substantially impair the value of the Facility in the absence of a substantial investment of new capital, and may eliminate or impair the ability to operate the Facility in the future in compliance with law.  The foregoing factors would likely reduce the price that a third party purchaser would be willing to pay for the Lessor Notes or the Facility if sold to a third-party purchaser because debt service on the Lessor Notes is generally dependent on the financial performance and continued operation of the Facility.  Accordingly, the Debtor does not believe a sale of the Lessor Notes under section 363 of the Bankruptcy Code would yield a higher recovery for holders of Existing Bond Claims than the Plan, and does not believe that such a sale would yield any recovery for holders of Priority Non-Tax Claims and Other Claims.

B.                Liquidation Under Chapter 7 or State Law

If the Plan cannot be confirmed, the Chapter 11 Case may be converted to a case under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected to liquidate the assets of the Debtor for distribution in accordance with the priorities established by the Bankruptcy Code.  Alternatively, the Debtor or its creditors could attempt to dismiss the Chapter 11 Case and instead liquidate and distribute the Debtor’s assets under state law.  As discussed in the paragraph above, any liquidation of the Debtor’s sole substantial asset, the Lessor Notes, would involve foreclosing on multiple interests held by multiple parties to gain control of a business that needs a substantial investment of new capital to ensure continued operations in compliance with anticipated environmental regulations.

A more detailed discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Equity Interests and the Debtor’s liquidation analysis is set forth below in ARTICLE XIV of this Disclosure Statement, titled “Liquidation Analysis.”  The Debtor believes that liquidation under chapter 7 would result in (i) smaller distributions being made to its creditors than those provided for in the Plan because of (a) the likelihood that the assets of the Debtor would have to be sold or otherwise disposed of in a less orderly fashion over a shorter period of time, (b) additional administrative expenses involved in the appointment of a trustee, and (c) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation, and (ii) no or limited distributions being made to holders of Priority Non-Tax Claims and Other Claims.

C.                Alternative Plan of Reorganization

If the Plan is not confirmed, the Debtor (or if the Debtor’s exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan.  Such a plan might involve either a reorganization and continuation of the Debtor’s business or an orderly liquidation of its assets.  The Debtor believes that the Plan, as described herein, enables its creditors to realize the most value under the circumstances.

In a liquidation under chapter 11, the Debtor’s assets would be sold in an orderly fashion by an appointed trustee.  As discussed above in ARTICLE XII.A of this Disclosure Statement, titled “Sale under Section 363 of the Bankruptcy Code,” any liquidation of the Debtor’s sole substantial asset, the Lessor Notes, would involve foreclosing on multiple interests held by multiple parties to gain control of a business that needs a substantial investment of new capital to continue the construction of the FGDs such that their construction is complete when anticipated environmental regulations take effect.  Therefore, the Debtor believes that any liquidation under chapter 11 is a much less attractive alternative to creditors and equity interest holders than the Plan because of the greater return provided by the Plan.

ARTICLE XIII.

PROJECTIONS OF CERTAIN FINANCIAL INFORMATION FOR RESTRUCTURING

A.                Introduction and Reservations

As a condition to confirmation of a plan of reorganization, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor, as discussed further in ARTICLE XI.C.6 of this Disclosure Statement, titled “Feasibility.”  In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, Blackstone and GE Capital analyzed the ability of the Reorganized Debtor to meet its obligations under the Plan with sufficient liquidity and capital resources to conduct its businesses.  Blackstone and GE Capital developed and prepared the following Projections during the Projection Period of fiscal year 2012 through fiscal year 2017.  GE Capital or a subsidiary of GE Capital engaged a third-party independent energy market expert, PA Consulting Group, Inc., to provide underlying assumptions which were used as a basis for the Projections.  Although EME Homer City provided GE Capital and Blackstone with certain financial and operational information pertaining to the Facility, it did not prepare or aid in preparing the Projections and is not responsible for the analysis and Projections presented here.

THE DEBTOR DOES NOT ANTICIPATE THAT IT WILL, AND DISCLAIMS ANY OBLIGATION TO, FURNISH UPDATED BUSINESS PLANS, BUDGETS OR PROJECTIONS TO HOLDERS OF CLAIMS OR EQUITY INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO EQUITY HOLDERS AFTER THE EFFECTIVE DATE OR TO INCLUDE SUCH INFORMATION IN DOCUMENTS FILED WITH THE SEC OR ANY STOCK EXCHANGE OR OTHERWISE MAKE SUCH INFORMATION PUBLICLY AVAILABLE.

HOLDERS OF CLAIMS SHOULD NOT RELY ON THE FINANCIAL PROJECTIONS AS A REPRESENTATION OR GUARANTEE OF FUTURE PERFORMANCE OF THE REORGANIZED DEBTOR.  ALTHOUGH EVERY EFFORT WAS MADE TO BE ACCURATE AND THE DEBTOR HAS BEEN ADVISED BY GE CAPITAL AND BLACKSTONE THAT THEY CONSIDER THEM REASONABLE WHEN TAKEN AS A WHOLE, THE FINANCIAL PROJECTIONS ARE ONLY AN ESTIMATE, AND THE ASSUMPTIONS AND ESTIMATES UNDERLYING THE FINANCIAL PROJECTIONS ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES BEYOND THE CONTROL OF THE DEBTOR, REORGANIZED DEBTOR, BLACKSTONE, AND GE CAPITAL.  THE ACTUAL FINANCIAL RESULTS OF THE REORGANIZED DEBTOR MAY VARY CONSIDERABLY FROM THE FINANCIAL PROJECTIONS.  IN ADDITION, THE UNCERTAINTIES WHICH ARE INHERENT IN THE FINANCIAL PROJECTIONS INCREASE FOR LATER YEARS IN THE PROJECTION PERIOD, DUE TO INCREASED DIFFICULTY ASSOCIATED WITH FORECASTING LEVELS OF ECONOMIC ACTIVITY AND THE PERFORMANCE OF THE REORGANIZED DEBTOR AT MORE DISTANT POINTS IN THE FUTURE.  CONSEQUENTLY, THE PROJECTED INFORMATION INCLUDED HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE DEBTOR, GE CAPITAL, BLACKSTONE, PA CONSULTING GROUP, INC., OR ANY OTHER PERSON, THAT THE PROJECTED RESULTS ACTUALLY WILL BE ACHIEVED.  THE DEBTOR, GE CAPITAL, BLACKSTONE, AND PA CONSULTING GROUP, INC. CAUTION THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE ACCURACY OF THE PROJECTIONS OR TO THE REORGANIZED DEBTOR’S ABILITY TO ACHIEVE THE PROJECTED RESULTS.  SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT.  MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL ADVERSE OR MATERIAL BENEFICIAL MANNER.  FOR FURTHER EXPLANATION OF SIGNIFICANT RISK FACTORS THAT MAY IMPACT THESE PROJECTIONS, PLEASE SEE ARTICLE IX OF THIS DISCLOSURE STATEMENT, TITLED “RISK FACTORS.”

B.                Projections

The Projections should be read in conjunction with the assumptions, qualifications and explanations set forth herein and elsewhere in this Disclosure Statement.  The Projections set forth below have been prepared based on the assumption that the Effective Date will be October 31, 2012.  The Projections also reflect the expectation, as contemplated by and permitted under the Master Transaction Agreement, that Units 1 and 2 of the Facility will not be operating during limited periods in the construction of the FGDs, including a multiple-week period in late 2013 and early 2014, although one of Units 1 and 2 is expected to be operational at any given time during this period.  The Projections also reflect that the completion schedule under the EPC Contract, which is set forth on Schedule 4.04(f)(ii) of the New Secured Bond Indenture, contemplates that construction of the FGDs will be completed by August 2014.  However, such completion date may be extended, subject to applicable permitting requirements and receipt of required consents.  Although the Debtor will seek to cause the Effective Date to occur as soon as practicable, there can be no assurance as to when or if the Effective Date will actually occur.  The projected consolidated statements set forth below present the projected consolidated results of operations of the Reorganized Debtor for the Projection Period.

1.              Projected Consolidated Statement of Operations

The Projected Consolidated Statements of Operations set forth below present the projected earnings of the Reorganized Debtor for the Projection Period.  Please read the following in conjunction with the associated notes that appear below.

Projected Consolidated Statement of Operations

(Unaudited, $ in thousands except Operating Metrics)

			Fiscal Year Projections
		Nov.-Dec. 2012	2013	2014	2015	2016	2017

Operating Metrics
Capacity	(MW)		1,884	1,884	1,884	1,884	1,884
RPM / Capacity Compensation	($/kW-yr)		67.79	65.21	56.30	62.78	70.68
Production	(GWh)		9,713	10,231	12,671	13,077	13,407
On-Peak Market Power Price	($/MWh)		42.19	45.06	50.59	52.67	55.63
Off-Peak Market Power Price	($/MWh)		29.33	35.35	38.89	40.24	42.46

Revenue
Capacity		$13,983	$120,646	$110,425	$95,877	$107,939	$121,521
Energy		44,196	349,932	410,498	558,040	602,633	656,815
Other		2,091	14,325	21,330	22,649	16,103	17,282
Total Revenue		60,270	484,903	542,253	676,565	726,675	795,618

Variable Costs
Fuel		35,840	267,636	281,151	359,951	384,258	403,838
Variable O&M		2,618	18,343	44,749	66,379	70,733	74,832
Emissions		52	409	4,287	2,642	—	—
Total Variable Cost		38,509	286,388	330,187	428,973	454,991	478,670

Gross Margin		21,761	198,515	212,067	247,593	271,684	316,948

Total Fixed Cost		21,812	96,559	126,056	151,848	143,373	138,104

EBITDA		$(51)	$101,956	$86,011	$95,745	$128,311	$178,844

Depreciation Expense		6,521	44,200	47,850	47,376	46,697	46,091

Non-Operating Expense
Interest Expense		10,185	63,422	65,944	62,891	59,087	55,079
Other		190	712	758	758	758	758
Total Non-Operating Expense		10,375	64,134	66,702	63,649	59,845	55,837

Income Before Taxes		(16,947)	(6,378)	(28,541)	(15,281)	21,770	76,916
Taxes		—	—	—	—	—	—
Net Income		$(16,947)	$(6,378)	$(28,541)	$(15,281)	$21,770	$76,916

2.      Projected Consolidated Balance Sheet

The Projected Consolidated Balance Sheet set forth below presents the projected consolidated financial position of the Reorganized Debtor including the contemplated new capital structure, giving effect to confirmation and consummation of the transaction contemplated by the Plan, as of the end of each fiscal year of the Projection Period.  Please read the following in conjunction with the associated notes that appear below.

Projected Consolidated Balance Sheet

(Unaudited, $ in thousands)

	Fiscal Year End Projections
	2012	2013	2014	2015	2016	2017

Assets
Current Assets
Cash and Cash equivalents	$93,972	$171,407	$192,321	$159,465	$156,506	$205,244
Accounts Receivable	2,520	2,869	4,272	5,665	6,066	6,779
Inventory	17,242	15,607	33,276	43,042	46,041	49,493
Emission Allowances	19,000	19,000	19,000	19,000	19,000	19,000
Other Current Assets	7,000	7,000	7,000	7,000	7,000	7,000
Total Current Assets	139,734	215,883	255,869	234,172	234,613	287,516

PP&E	1,538,354	1,808,763	1,813,821	1,784,450	1,762,798	1,738,207
Restricted Deposits	7,000	7,000	7,000	7,000	7,000	7,000
Long-term Emission Allowances	3,000	3,000	3,000	3,000	3,000	3,000
Other Long-term Assets	5,000	5,000	5,000	5,000	5,000	5,000

Total Assets	$1,693,087	$2,039,647	$2,084,690	$2,033,622	$2,012,411	$2,040,723

Liabilities and Partners’ Deficit
Current Liabilities
Accounts Payable	13,793	12,485	26,621	34,434	36,833	39,594
Accrued Liabilities	4,434	4,013	8,557	11,068	11,839	12,727
Interest Payable	15,023	16,445	16,238	15,327	14,375	13,323
Total Current Liabilities	33,250	32,943	51,416	60,828	63,048	65,643

Total Debt, Including Current Portion	673,490	735,490	751,669	706,469	661,269	610,069
Long-term Derivative Liabilities	3,000	3,000	3,000	3,000	3,000	3,000
Total Liabilities	709,740	771,433	806,085	770,297	727,317	678,712

Partners’ Deficit / Equity	983,348	1,268,214	1,278,605	1,263,325	1,285,094	1,362,010

Total Liabilities and Partners’ Deficit / Equity	$1,693,087	$2,039,647	$2,084,690	$2,033,622	$2,012,411	$2,040,723

3.      Projected Consolidated Statement of Cash Flows

The Projected Consolidated Statement of Cash Flows set forth below present the projected consolidated cash flows of the Reorganized Debtor for the Projection Period.  Please read the following in conjunction with the associated notes that appear below.

Projected Consolidated Statement of Cash Flows

(Unaudited, $ in thousands)

		Fiscal Year Projections
	Nov.-Dec. 2012	2013	2014	2015	2016	2017

Cash Flow From Operating Activities
Net Income (Loss)	$(16,947)	$(6,378)	$(28,541)	$(15,281)	$21,770	$76,916
Depreciation & Amortization	6,521	44,200	47,850	47,376	46,697	46,091
Adjustment for non-cash interest expense	10,185	63,422	32,922	(911)	(951)	(1,053)
Changes in Working Capital	(122)	(443)	(393)	(835)	(230)	(517)

Total Cash Flow From Operating Activities	$(364)	$100,801	$51,839	$30,349	$67,286	$121,438

Cash Flow From Investing Activities
Capital Expenditures	$(7,732)	$(23,365)	$(13,975)	$(18,005)	$(25,045)	$(21,500)

Total Cash Flow From Investing Activities	$(7,732)	$(23,365)	$(13,975)	$(18,005)	$(25,045)	$(21,500)

Cash Flow From Financing Activities
Borrowings / (Payments) on Long Term Debt	$—	$—	$(16,950)	$(45,200)	$(45,200)	$(51,200)

Total Cash Flow From Financing Activities	$—	$—	$(16,950)	$(45,200)	$(45,200)	$(51,200)

Total Change in Cash	(8,096)	77,435	20,914	(32,856)	(2,959)	48,738
Beginning Balance of Cash	102,068	93,972	171,407	192,321	159,465	156,506

Ending Balance of Cash	$93,972	$171,407	$192,321	$159,465	$156,506	$205,244

C.                Accounting Policies

The Projections have been prepared using accounting policies that are consistent with those applied in the historical financial statements of EME Homer City, the current operator of the Facility, and give effect to confirmation and consummation of the transactions contemplated by the Plan.  No balances have been restated under the provisions of fresh start accounting.

D.                Summary of Significant Assumptions

The Projections reflect numerous assumptions, including various assumptions regarding the anticipated future performance of the Reorganized Debtor and the energy industry, general business and economic conditions and other matters, most of which are beyond the control of the Debtor, the Reorganized Debtor, Blackstone, and GE Capital.  Therefore, although the Projections are necessarily presented with numerical specificity, the actual results achieved during the Projection Period will vary from the projected results.  These variations may be material.  Although the Debtor has been advised by GE Capital and Blackstone that they believe the assumptions underlying the Projections, when considered on an overall basis, are reasonable in light of current circumstances, no representation can be or is being made with respect to the accuracy of the Projections or the ability of the Reorganized Debtor to achieve the projected results of operations.  In deciding whether to vote to accept or reject the Plan, claimants must make their own determinations as to the reasonableness of such assumptions and the reliability of the Projections.

Additional information relating to the principal assumptions used in preparing the Projections is set forth below:

1.      General Market Conditions

The Projections take into account the current market environment in which the Facility competes, including many economic and financial forces that are beyond the control of the Reorganized Debtor and management.  The Reorganized Debtor will operate a 1,884 MW coal-fired facility located in the PJM wholesale electricity market.  Economic growth or slowdowns on a global, national, regional, or local basis may impact the Reorganized Debtor’s revenue and expenses.  Changes in the energy industry and regulation may also impact performance.

2.      Methodology

The Projections were prepared based on several key assumptions, as discussed below.  GE Capital or a subsidiary of GE Capital has engaged PA Consulting Group, Inc. to provide an independent third party view on the power markets and serve as a basis for Projections.

3.      Revenue and Operating Expenses

Capacity Revenue: Capacity revenue is comprised of payments made by the PJM regional transmission organization for supplying resources for the capability to supply electricity when needed, and demand resources for the electricity they avoid using.  In May of each year, PJM conducts an annual capacity auction (RPM) to commit generation, energy efficiency, and demand side resources three years forward, and to provide a long-term pricing signal for the construction of capacity resources.  Capacity revenues included herein reflect implied fiscal year effective capacity compensation pricing, based on PJM auction results and potential impacts from other capacity contracts.

Energy Revenue: Energy revenue is comprised of the sale of electricity on day-ahead and real-time markets basis.

Other Revenue: Other Revenue is comprised of, among other items, ancillary revenues, excess emission allowance sales, and transmission line revenues.

Variable Costs: Variable costs are forecasted on a per unit basis and consist of Fuel Costs, Variable O&M and Emissions Costs.  Variable O&M includes ash disposal, ammonia, FGD O&M (limestone and lime) and other coal related expenses.  Variable costs are projected to increase through the Projection Period to reflect the increased production and the effect of the FGD technology.

Fixed Costs: The fixed cost forecast reflects the fixed operating expenses estimated by the Debtor and consist of planned overhaul, plant operations, controllable O&M and non-controllable O&M.  Fixed costs are projected to increase through the Projection Period to reflect costs associated with the FGD technology and planned overhaul and maintenance that has been deferred due to liquidity constraints at EME Homer City, among other items.

Depreciation & Amortization: Depreciation and amortization are projected based on current book values of property, plant and equipment (“PP&E”), and on depreciable life assumptions for existing PP&E, maintenance capital expenditures and PP&E constructed in the form of two flue gas desulfurization units.

4.      Interest Expense

The Projections reflect interest expense incurred related to the New Secured Bonds to be issued in connection with the plan, which include two series, each to be issued pursuant to the New Secured Bond Indenture: (i) the 8.137% Bonds due 2019 and (ii) the 8.734% Bonds due 2026.

8.137% Bonds:  On the Effective Date, the Reorganized Debtor will be indebted under the 8.137% Bonds (pari passu with the 8.734% Bonds), which include the following terms: a principal balance of $174 million, an October 1, 2019 maturity and an interest rate of (i) 8.137% when paid in cash, or (ii) 8.637%, subject to a payment-in-kind option at the discretion of the Reorganized Debtor between October 1, 2012 and April 1, 2014.  Please see section 4.2 of the Plan for a description of how interest is capitalized from and after April 1, 2012.

8.734% Bonds:  On the Effective Date, the Reorganized Debtor will be indebted under the 8.734% Bonds (pari passu with the 8.137% Bonds), which include the following terms: a principal balance of $465.976 million, an October 1, 2026 maturity and an interest rate of (i) 8.734% when paid in cash, or (ii) 9.234%, subject to a payment-in-kind option at the discretion of the Reorganized Debtor between October 1, 2012 and April 1, 2014.  Please see section 4.2 of the Plan for a description of how interest is capitalized from and after April 1, 2012.

Working Capital Facility:  On the Effective Date, either GE Capital or an Affiliate of GE Capital will provide the Reorganized Debtor access to a working capital facility, under which advances may be made in the sole discretion of the lender, with the following terms: a principal balance of up to $75 million, a maturity date of 5 years from issuance and an interest rate of LIBOR plus 5.5%.

5.      Income Taxes

The Projections calculate income tax expense at an average tax and cash rate of 0.0%, applied to pre-tax income.

6.      Capital Expenditures

Capital expenditures are forecasted based on expected operations, consisting of existing maintenance capital expenditures as well as incremental maintenance capital expenditures associated with the flue gas desulfurization units.

7.      Capital Structure

The Reorganized Debtor’s post-emergence capital structure is assumed as follows:

8.137% Bonds:  On the Effective Date, the Reorganized Debtor will be indebted under the 8.137% Bonds (pari passu with the 8.734% Bonds), which include the following terms: a principal balance of $174 million, an October 1, 2019 maturity and an interest rate of (i) 8.137% when paid in cash, or (ii) 8.637%, subject to a payment-in-kind option at the discretion of the Reorganized Debtor between October 1, 2012 and April 1, 2014.  Amortization payments on the 8.137% Bonds begin October 1, 2014.  Please see section 4.2 of the Plan for a description of how interest is capitalized from and after April 1, 2012.

8.734% Bonds:  On the Effective Date, the Reorganized Debtor will be indebted under the 8.734% Bonds (pari passu with the 8.137% Bonds), which include the following terms: a principal balance of $465.976 million, an October 1, 2026 maturity and an interest rate of (i) 8.734% when paid in cash, or (ii) 9.234%, subject to a payment-in-kind option at the discretion of the Reorganized Debtor between October 1, 2012 and April 1, 2014.  Amortization payments on the 8.734% Bonds begin October 1, 2014.  Please see section 4.2 of the Plan for a description of how interest is capitalized from and after April 1, 2012.

Working Capital Facility:  On the Effective Date, either GE Capital or an Affiliate of GE Capital will provide the Reorganized Debtor access to a working capital facility, under which advances may be made in the sole discretion of the lender, with the following terms: a principal balance of up to $75 million, a maturity date of 5 years from issuance and an interest rate of LIBOR plus 5.5%.

8.      Working Capital

Accounts receivable, inventories, accounts payable, and unearned revenue are projected according to historical relationships with respect to purchase and sales volumes, adjusted for the Reorganized Debtor’s proposed business plan changes.

9.      Partners’ Deficit/Equity

Among other things, includes capital contributions by the limited partners of FGD value to the Reorganized Debtor, which contributions will be made on a periodic basis after the Effective Date.

ARTICLE XIV.

LIQUIDATION ANALYSIS

A.                Introduction and Reservations

In connection with the Plan and Disclosure Statement, the following Liquidation Analysis has been prepared by Blackstone.  Although EME Homer City provided GE Capital and Blackstone with certain financial and operational information pertaining to the Facility, it did not prepare or aid in preparing the Liquidation Analysis and is not responsible for the analysis presented herein.  This Liquidation Analysis should be read in conjunction with the Plan and this Disclosure Statement.

This Liquidation Analysis has been prepared for the purpose of evaluating whether the Plan meets the so-called “best interests of creditors” test under section 1129(a)(7) of the Bankruptcy Code, which test is further described in ARTICLE XI.C.7 of this Disclosure Statement, titled “Best Interests of Creditors Test.”  It indicates the values which may be obtained upon disposition of assets, pursuant to hypothetical chapter 7 liquidation, as an alternative to the reorganization as proposed under the Plan.   Accordingly, values discussed herein are different than amounts referred to in the Plan, which illustrates the value of the Reorganized Debtor’s business as a going concern.

The Liquidation Analysis has been prepared assuming the Debtor enters a chapter 7 proceeding under the Bankruptcy Code on September 28, 2012 (the “Liquidation Date”) and its assets are liquidated in a traditional liquidation with the loss of going concern value that would result from a liquidation of the Facility and other assets securing the Lessor Notes, as described below.  A chapter 7 trustee (the “Trustee”) would be appointed or elected to commence the liquidation of all of the Debtor’s assets.  To maximize recovery, the liquidation is assumed to occur over a six month period (the “Wind Down Period”).  The Liquidation Analysis is based on unaudited book values as of June 29, 2012, and these values, in total, are assumed to be representative of the Debtor’s assets and liabilities as of the Liquidation Date.  However, the Liquidation Analysis does not include recoveries resulting from any potential preference claims, fraudulent conveyance litigation, or other avoidance actions.

The Debtor’s only asset of value is the Lessor Notes.  To realize value on the Lessor Notes in a liquidation, the Debtor, or any purchaser of the Lessor Notes, would need to exercise remedies under the Lessor Notes against the Owner Lessors and EME Homer City and foreclose on collateral securing the Lessor Notes, some of which is owned by the Owner Lessors (such as the Facility), and some of which is owned by EME Homer City (such as certain cash assets), as further described in ARTICLE II.B of this Disclosure Statement, titled “The Organizational and Contractual Structure Concerning the Facility.”  The Debtor holds claims against the Owner Lessors under the Lessor Notes, which are secured by the Facility as well as the Owner Lessors’ interests in the Facility leases, the Facility site leases and the Facility site sub-leases.  By asserting claims under the Facility leases and other agreements between EME Homer City and the Owner Lessors that are pledged to secure the Lessor Notes, the Debtor can assert claims against EME Homer City and certain of its assets and generate recoveries for holders of Existing Bond Claims on account of such claims.  Accordingly, the liquidation value of the Lessor Notes is the value that could be obtained by foreclosing on and liquidating the Facility and other assets securing the Lessor Notes and obtaining additional recoveries on claims against EME Homer City and certain of its assets, net of the costs and expenses of such liquidation.  To reflect the most comprehensive group of assets available to holders of Existing Bond Claims, this Liquidation Analysis considers a liquidation of EME Homer City’s assets, as reflected on its unaudited balance sheet as of June 29, 2012.  The only assets at the Owner Lessors of substantial value, are the Facility, Facility leases, and Facility site leases, and the effect of these assets on recoveries is noted in footnotes H and M.

In a scenario where the Debtor is liquidating and asserting rights against the Owner Lessors or EME Homer City, there is a possibility that either the Owner Lessors or EME Homer City will commence, or have commenced against them, cases under the Bankruptcy Code, and other creditors of these entities would share in the proceeds of any assets not secured by liens securing the Facility leases, Lessor Notes or the Existing Bond Claims.  In such a scenario, therefore, creditors of the Owner Lessors and EME Homer City would dilute recoveries available to holders of Existing Bond Claims from proceeds of property of EME Homer City that is not pledged in favor of obligations under the organizational and contractual structure concerning the Facility.  This Liquidation Analysis does not take into account any dilution that would occur as a result of such other claims asserted against the Owner Lessors or EME Homer City.

As discussed in ARTICLE II.F.1.i of this Disclosure Statement, titled “Changes in Environmental Regulation,” anticipated environmental regulations would likely substantially impair the value of the Facility in the absence of the substantial investment of new capital contemplated by the Plan, and would likely eliminate or impair the ability in the future to operate the Facility in compliance with law.  Accordingly, this Liquidation Analysis considers the liquidation value of the Facility, absent installation of the FGDs.

Estimating recoveries in any hypothetical chapter 7 liquidation case is an uncertain process due to the number of unknown variables and is necessarily speculative.  Thus extensive use of estimates and assumptions has been made that, although considered reasonable, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of the Debtor.

THE DEBTOR MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE ACCURACY OF THE ESTIMATES AND ASSUMPTIONS OR A TRUSTEE’S ABILITY TO ACHIEVE FORECASTED RESULTS.   IN THE EVENT OF A CHAPTER 7 CASE, ACTUAL RESULTS MAY VARY MATERIALLY FROM THE ESTIMATES AND PROJECTIONS SET FORTH IN THIS LIQUIDATION ANALYSIS.

NOTHING CONTAINED IN THIS HYPOTHETICAL LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION BY THE DEBTOR OR ANY OTHER PARTY.  THIS LIQUIDATION ANALYSIS ASSESSES THE VALUE OF ASSETS IN A LIQUIDATION SCENARIO AND IS NOT AN ANALYSIS OF AND DOES NOT REFLECT GOING-CONCERN VALUE OF EME HOMER CITY.  LIQUIDATION VALUE IS ANALYZED INSTEAD OF GOING-CONCERN VALUE FOR THE REASONS SET FORTH IN ARTICLE XII OF THE DISCLOSURE

STATEMENT, TITLED “ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN.”

EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THIS LIQUIDATION ANALYSIS WAS PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT THESE ANALYSES IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER.  NO PARTY INTENDS OR HAS UNDERTAKEN ANY OBLIGATION TO UPDATE OR OTHERWISE REVISE THE LIQUIDATION ANALYSIS (OR ANY OTHER PART OF THIS DISCLOSURE STATEMENT) TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THIS LIQUIDATION ANALYSIS IS INITIALLY DISTRIBUTED OR FILED, OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.  THE LIQUIDATION ANALYSIS MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.  IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS OR EQUITY INTERESTS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE LIQUIDATION ANALYSIS.

THIS LIQUIDATION ANALYSIS WAS DEVELOPED SOLELY TO ENABLE THE HOLDERS OF CLAIMS ENTITLED TO VOTE UNDER THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF SECURITIES OF, OR CLAIMS OR EQUITY INTERESTS IN, THE DEBTOR.

B.                Hypothetical Liquidation Analysis

This Liquidation Analysis should be read in conjunction with the accompanying notes, based on the unaudited balance sheet data for EME Homer City as of June 29, 2012.

Liquidation Analysis

Unaudited, $ in millions

		Book Value	Recovery (%)		Recovery ($)
EME Homer City’s Assets	Notes	6/29/2012	Low	High	Low	High
Cash and Cash Equivalents	A	$56.5	100.0%	100.0%	$56.5	$56.5
Due from Affiliates	B	(0.0)	100.0%	100.0%	(0.0)	(0.0)
Accounts Receivable - Trade	C	3.7	100.0%	100.0%	3.7	3.7
Inventory	D	60.2	24.8%	38.1%	14.9	22.9
Derivative Assets	E	0.1	0.0%	0.0%	—	—
Emission Allowances	F	19.4	0.0%	0.4%	—	0.1
Other Current Assets	G	6.5	0.0%	0.0%	—	—
Property and Equipment, Net	H	1,065.7	0.1%	0.3%	0.7	3.1
Restricted Deposits	I	26.7	75.0%	75.0%	20.0	20.0
Long-term Emission Allowances	J	3.0	0.0%	0.4%	—	0.0
Other Long-term Assets	K	5.0	0.0%	0.0%	—	—
Total Assets / Proceeds		$1,246.9			$95.8	$106.3

Costs Associated with Liquidation	L
Wind-Down Operating Costs					$8.5	$8.5
Chapter 7 Trustee Fees					2.9	3.2
Professional Fees					2.3	2.3
Total Liquidation Costs					$13.6	$13.9

Net Estimate Asset Liquidation Proceeds Available for Distribution					$82.2	$92.4

		Estimated	Estimated
	M	Allowable	Recovery on Claims
Distribution Summary		Claims	Low	High
Chapter 7 Claims
Existing Bond Claims & Debt Service Reserve Letters of Credit (“DSRLC”) Reimbursement Obligations	N
Existing Bond Claims		$640.0
Hypothetical Recovery to Holders of Existing Bond Claims from:
Proceeds of DSRLC			$44.7	$44.7
Pro-rata Share of Asset Liquidation Proceeds Available for Distribution to Holders of Existing Bond Claims			76.8	86.4
Total Hypothetical Recovery to Holders of Existing Bond Claims			$121.5	$131.1
Hypothetical Percentage Recovery to Holders of Existing Bond Claims			19.0%	20.5%

DSRLC Reimbursement Obligations		$44.7
Hypothetical Recovery to Holders of DSRLC Reimbursement Obligations from:
Proceeds of DSRLC			$—	$—
Pro-rata Share of Asset Liquidation Proceeds Available to Holders DSRLC Reimbursement Obligations			5.4	6.0
Total Hypothetical Recovery to Holders of DSRLC Reimbursement Obligations			$5.4	$6.0
Hypothetical Percentage Recovery to Holders of DSRLC Reimbursement Obligations			12.0%	13.5%
Proceeds Available After Distribution on Account of Existing Bond Claims & DSRLC Reimbursement Obligations			—	—

Other Claims
Other Claims		$—	$—	$—
Hypothetical Recovery to Holders of Other Claims			0.0%	0.0%
Proceeds Available After Distribution on Account of Other Claims			$—	$—

Equity Interests
Equity Interests		$—	$—	$—
Hypothetical Recovery to Holders of Equity Interests			0.0%	0.0%
Proceeds Available After Distribution on Account of Equity Interests			$—	$—

1.      Notes to Liquidation Analysis

Note A - Cash & Cash Equivalents

Reflects cash and cash equivalents held in all bank accounts.

Note B - Due from Affiliates

Due from Affiliates consists primarily of balances related to payroll, benefits and services, currently a de minimis amount.  Recovery on amounts due from affiliates is assumed at 0%.

Note C - Accounts Receivable — Trade

Accounts Receivable — Trade consists primarily of balances due from PJM for capacity sales, which typically take two to three weeks to process and receive.  Recovery on accounts receivable is assumed at 100%.

Note D - Inventories

Inventories are comprised of raw materials used in the production of energy, including oil, coal and limestone.   Inventories also include critical and non-critical spare parts for the Facility and the coal washing plant.   Recovery on oil is assumed at 80% - 90%, based on current market prices and a discount to expedite the sale of oil. Recovery on coal is assumed at 67% - 87%, based on current market prices, handling costs and a discount to expedite the sale of coal.  Recovery on limestone is assumed at 46.3% - 66.3%, based on handling costs and a discount to expedite the sale of limestone.  Recovery on spare parts is assumed at 0% - 10%, based on estimated discounts, resulting in a blended recovery on inventories of 24.8% - 38.1%.

Note E - Derivative Assets

Derivative Assets represent the “mark to market” of a hedge position with EMMT.  Recovery is assumed at 0%.

Note F - Emission Allowances

Emission allowances represent NOx and SO2 allowances purchased by EME Homer City.   Recoveries on emission allowances are assumed at 0% - 0.4%, based on the number of allowances and corresponding prevailing market prices.

Note G - Other Current Assets

Other Current Assets includes prepaid invoices, prepaid insurance, and other short term deposits.  Recoveries on other current assets are assumed at 0%.

Note H — Property, Plant & Equipment, net

Property, Plant & Equipment is primarily comprised of EME Homer City’s leasehold interest in Units 1, 2 and 3 and key equipment used in their operation.  The Facility itself is owned by the Owner Lessors.  Regardless of whether the Debtor is exercising rights of possession and control against the Owner Lessors or EME Homer City, Units 1, 2 and 3 are assumed to be scrapped because there are expected to be very few or no prospective purchasers of the Facility due to the lack of FGDs on Units 1 and 2 (which would require a significant investment from any buyer in order to make them compliant with anticipated environmental regulations and operable in the future) and the inability to separate the units (particularly as a result of shared control rooms for Units 1 and 2).  Recovery is assumed at 0.1% - 0.3%, based on recoveries from certain parts that can be separated and sold and salvage values.  Furthermore, the costs associated with scrapping Units 1, 2 and 3, including demolition, transportation and potential asbestos remediation, are assumed to exceed scrap metal costs.  Property, Plant & Equipment also includes other assets such as furniture, vehicles and rolling stock, pipes, tubes and valves, transformers, deaerators, injection systems and controls, among other items, which are assumed to have de minimis recovery value, and account for the additional recoveries from Property, Plant & Equipment.  Recoveries do not account for potential remediation costs and environmental liabilities, which could result in a recovery of 0%.

The land subject to the Facility site leases is included in the Property, Plant & Equipment category.  It is owned by EME Homer City, leased by the Owner Lessors, and subleased back to EME Homer City.  The Facility site leases and subleases are pledged to secure the Lessor Notes.  Regardless of whether the Debtor is exercising rights of possession and control against the Owner Lessors or EME Homer City, the recovery from the land subject to the Facility site leases, and other land owned by EME Homer City, is assumed at 0% because of the lack of alternative uses and the potential for remediation costs and environmental liabilities to be associated with the land.

Note I - Restricted Deposits

Restricted deposits include $5.8 million of reclamation bonds for the ash disposal facility and $0.9 million of reclamation bonds for the coal cleaning plant refuse landfill with PA coal waste regulation, both of which are required by PADEP.  Recoveries on both bonds are assumed at 0%. Restricted deposits also include $20 million of cash held for rent payments which is assumed to be fully recoverable and available for distribution.

Note J - Long-term Emission Allowances

Emission allowances include SO2 allowances purchased by EME Homer City Generation.   Recoveries on emission allowances are assumed at 0% - 0.4%, based on prevailing market prices.

Note K - Other Long-term Assets

Other long-term assets include a payment made to Associated Electric & Gas Insurance Services for a deposit premium on environmental bonds and a payment made to Buffalo & Pittsburg RR-A Genesee & Wyoming Company for a new rail spur.  Recoveries on the environmental bond deposit and payments for a new rail spur are assumed to be non-recoverable.

Note L — Costs Associated with Liquidation

•                  Wind-Down Operating Costs — Wind-down operating costs are assumed to comprise 60 days of compensation expense, plus 6 months of certain building operating expenses (including electricity, property taxes and maintenance) that would be required to maintain the properties during a sale process.

•                  Trustee Fees — Trustee fees include those fees associated with the appointment of a chapter 7 trustee in accordance with section 326 of the Bankruptcy Code.   Trustee fees are estimated based on the requirements of the Bankruptcy Code and experience in other similar cases and are assumed to be 3% of the gross proceeds from the liquidation of the assets.

•                  Professional Fees — Fees for professionals (legal, investment banking, appraisal, brokerage and accounting) to assist the Debtor and the Trustee with the liquidation are assumed to start at approximately $500,000 per month for the first three months, and declining to $250,000 per month for the next three months.

Note M — Distribution Summary

Proceeds available for distribution will be further eroded by creditors of EME Homer City, who will have competing claims on the EME Homer City assets that do not (indirectly) secure the Existing Bonds.  The value of any EME Homer City assets that do not secure the Existing Bonds will be allocated first to any creditors holding security interests in those assets and, if EME Homer City were to file a bankruptcy case, then to holders of priority administrative claims and priority claims against EME Homer City, before being applied to satisfy unsecured claims, including any unsecured deficiency claims asserted on behalf of holders of Existing Bonds exercising rights against EME Homer City.  Unsecured creditors of EME Homer City would share in any such distribution.

Distributions do not account for potential remediation costs and environmental liabilities that may arise during a chapter 7 case, which could increase the expense of liquidating the Facility and materially reduce creditor recoveries.

The Debtor believes that there are no Priority Tax Claims, Priority Non-Tax Claims and Other Claims, and, because the Debtor’s sole asset is the Lessor Notes, the Debtor has no source of funds to pay any Priority Tax Claims, Priority Non-Tax Claims and Other Claims in a liquidation.

The Debtor does not separately attribute any value to the Facility leases because in a liquidation and scrapping of the Facility, the Facility leases will have no value.  As noted above, however, the Debtor’s security interest in the Facility leases enables the Debtor to assert unsecured claims under the Facility leases against EME Homer City, and the Liquidation Analysis therefore assumes that unencumbered assets of EME Homer City are ultimately available to the Debtor.

Note N — Existing Bond Claims

Existing Bond Claims represent the total outstanding bond debt of the Debtor.  As of the Commencement Date, such Existing Bond Claims totaled approximately $640 million.  Analysis assumes Debt Service Reserve Letters of Credit (totaling approximately $44.7 million) are drawn and proceeds are distributed pro rata to holders of Existing Bond Claims and in accordance with terms of the Lease Indenture.  Certain beneficiaries of reimbursement obligations under the Debt Service Reserve Letters of Credit and Reimbursement Agreements share pro rata in recoveries of collateral securing the Lessor Notes.

ARTICLE XV.

CONCLUSION AND RECOMMENDATION

The Debtor believes that confirmation and implementation of the Plan is preferable to any of the alternatives described in ARTICLE XII of this Disclosure Statement, titled “Alternatives to Confirmation and Consummation of the Plan,” because it will provide the greatest recoveries to the holders of Claims.  In addition, other alternatives would involve significant delay, uncertainty, and substantial additional administrative costs.  We urge holders of impaired Claims entitled to vote on the Plan to vote to accept the Plan and to evidence such acceptance by returning their Ballots to the address set forth thereon so that they will be received no later than 5:00 p.m., prevailing Eastern Time, on [                      ], 2012.

[Signature appears on following page]

Dated:    [   ]

Respectfully Submitted,

HOMER CITY FUNDING LLC

By:	WILMINGTON TRUST COMPANY, its Member

By:
Name:	[ ]
Title:	[ ]

Exhibit A

Plan of Reorganization

Exhibit B

Plan Support Agreement

Exhibit C

Diagram of Existing Facility Structure

UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

x
In re	:
	:	Chapter 11
:
HOMER CITY FUNDING LLC,	:
	:	Case No. 12-
:
Debtor.	:
x

PLAN OF REORGANIZATION OF HOMER CITY FUNDING LLC

PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

RICHARDS, LAYTON & FINGER, P.A.

One Rodney Square

P.O. Box 551

Wilmington, Delaware 19899

Paul N. Heath

(302) 651-7700

ATTORNEYS FOR THE DEBTOR

AND DEBTOR IN POSSESSION

Dated:

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

(continued)

		Page

12.15	Governing Law	39
12.16	Time	39
12.17	No Admissions	39
12.18	Notices	39

EXHIBITS TO THE PLAN

Exhibit No.	Description
1.1.16	Form of Collateral Assignments
1.1.27	Form of EFSHC Security Agreement
1.1.46	Form of Intercreditor Agreement
1.1.56	Master Transaction Agreement
1.1.59	Form of Mortgage
1.1.60	Form of New Credit Agreement
1.1.63	Form of New Secured Bond Indenture
1.1.67	Form of New Secured Bond Security Agreement
1.1.90	Specified Operative Documents
1.1.94	Form of Working Capital Facility Security Agreement
6.8	Closing Documents

Homer City Funding LLC, a Delaware limited liability company, as debtor and debtor in possession in the above-captioned chapter 11 case, proposes the following chapter 11 plan of reorganization pursuant to section 1121 of title 11 of the United States Code.

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1                               Definitions.

As used herein, the following terms shall have the respective meanings specified below, unless the context otherwise requires:

1.1.1                     2001 Transaction means the transaction entered into in 2001 and evidenced by, among other agreements, the Participation Agreements, all as more fully described in the Disclosure Statement.

1.1.2                     Administrative Expense means any Claim constituting a cost or expense of administration of the Estate in the Chapter 11 Case under section 503 of the Bankruptcy Code, including, without express or implied limitation, any actual and necessary costs and expenses of preserving the Estate, any expenses of professionals under sections 330 and 331 of the Bankruptcy Code, any actual and necessary costs and expenses of operating the Debtor’s businesses, any indebtedness or obligations incurred or assumed by the Debtor, as debtor in possession (except as expressly provided otherwise herein), in connection with the conduct of its business or for the acquisition or lease of property or the rendition of services, any allowed compensation or reimbursement of expenses under section 503(b)(2)-(5) of the Bankruptcy Code, and any fees or charges assessed against the Estate under section 1930, chapter 123, title 28, United States Code.

1.1.3                     Affiliate of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

1.1.4                     Ballot means the form or forms distributed to holders of Existing Bond Claims on which the acceptance or rejection of the Plan is to be indicated.

1.1.5                     Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Case.

1.1.6                     Bankruptcy Court means the United States District Court for the District of Delaware, having jurisdiction over the Chapter 11 Case and, to the extent of any reference made pursuant to section 157 of title 28 of the United States Code, the unit of such District Court constituted pursuant to section 151 of title 28 of the United States Code.

1.1.7                     Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, as amended, as applicable to the Chapter 11 Case, including the local rules of the Bankruptcy Court.

1.1.8                     Business Day means any day other than a Saturday, Sunday, or any other day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

1.1.9                     Cash means the lawful currency of the United States of America.

1.1.10              Cash Rate shall have the meaning set forth in the New Secured Bond Indenture.

1.1.11              Chapter 11 Case means the case commenced under chapter 11 of the Bankruptcy Code on the Commencement Date, styled In re Homer City Funding LLC, Chapter 11 Case No. 1[]-              , currently pending before the Bankruptcy Court.

1.1.12              Claim shall have the meaning set forth in section 101(5) of the Bankruptcy Code.

1.1.13              Class means a group of Claims of Equity Interests as set forth in Article III hereof.

1.1.14              Collateral means any property or interest in property of the Estate subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable state law.

1.1.15              Collateral Agreements means the New Secured Bond Security Agreement, the Working Capital Facility Security Agreement, the Intercreditor Agreement, the Mortgage, the Collateral Assignments and any related documents or agreements, pursuant to which the Collateral described therein is pledged to secure the New Secured Bonds and/or the obligations under the New Credit Agreement, as applicable.

1.1.16              Collateral Assignments means, collectively, the collateral assignments among, the Reorganized Debtor, the applicable contract counterparties, and the New Secured Bond Collateral Agent dated as of the Effective Date, a form of which is attached hereto as Exhibit 1.1.16.

1.1.17              Commencement Date means the date on which the Debtor commenced the Chapter 11 Case.

1.1.18              Confirmation Date means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court with respect to the Chapter 11 Case.

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1.1.19              Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

1.1.20              Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

1.1.21              Debt Service Reserve Letters of Credit and Reimbursement Agreements means, collectively, the following agreements:

(a)                                  The Debt Service Reserve Letter of Credit and Reimbursement Agreement, dated as of April 1, 2005, among Homer City OL1 LLC as borrower, Union Bank of California, N.A. as issuing bank and agent, and the banks party thereto from time to time, as amended, including any associated documents and all letters of credit issued in connection therewith;

(b)                                 The Debt Service Reserve Letter of Credit and Reimbursement Agreement, dated as of April 1, 2005, among Homer City OL2 LLC as borrower, Union Bank of California, N.A. as issuing bank and agent, and the banks party thereto from time to time, as amended, including any associated documents and all letters of credit issued in connection therewith;

(c)                                  The Debt Service Reserve Letter of Credit and Reimbursement Agreement, dated as of April 1, 2005, among Homer City OL3 LLC as borrower, Union Bank of California, N.A. as issuing bank and agent, and the banks party thereto from time to time, as amended, including any associated documents and all letters of credit issued in connection therewith;

(d)                                 The Debt Service Reserve Letter of Credit and Reimbursement Agreement, dated as of April 1, 2005, among Homer City OL4 LLC as borrower, Union Bank of California, N.A. as issuing bank and agent, and the banks party thereto from time to time, as amended, including any associated documents and all letters of credit issued in connection therewith;

(e)                                  The Debt Service Reserve Letter of Credit and Reimbursement Agreement, dated as of April 1, 2005, among Homer City OL5 LLC as borrower, Union Bank of California, N.A. as issuing bank and agent, and the banks party thereto from time to time, as amended, including any associated documents and all letters of credit issued in connection therewith;

(f)                                    The Debt Service Reserve Letter of Credit and Reimbursement Agreement, dated as of April 1, 2005, among Homer City OL6 LLC as borrower, Union Bank of California, N.A. as issuing bank and agent, and

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the banks party thereto from time to time, as amended, including any associated documents and all letters of credit issued in connection therewith;

(g)                                 The Debt Service Reserve Letter of Credit and Reimbursement Agreement, dated as of April 1, 2005, among Homer City OL7 LLC as borrower, Union Bank of California, N.A. as issuing bank and agent, and the banks party thereto from time to time, as amended, including any associated documents and all letters of credit issued in connection therewith; and

(h)                                 The Debt Service Reserve Letter of Credit and Reimbursement Agreement, dated as of April 1, 2005, among Homer City OL8 LLC as borrower, Union Bank of California, N.A. as issuing bank and agent, and the banks party thereto from time to time, as amended, including any associated documents and all letters of credit issued in connection therewith.

1.1.22              Debtor means Homer City Funding LLC, a Delaware limited liability company, as debtor and debtor in possession in the Chapter 11 Case.

1.1.23              Disbursing Agent means any entity (including the Reorganized Debtor, if it acts in such capacity) in its capacity as a disbursing agent under Section 7.4 hereof.

1.1.24              Disclosure Statement means that certain Disclosure Statement relating to this Plan, including all exhibits and schedules thereto, as the same may be amended, supplemented or otherwise modified from time to time.

1.1.25              Effective Date means the first Business Day on which the later of the following has occurred: (i) the conditions precedent to the effectiveness of the Plan specified in Section 9.1 shall have been satisfied or waived in accordance with Section 9.2 hereof and (ii) if a stay is in effect, such stay shall have expired, dissolved, or been lifted.

1.1.26              EFSHC means EFS Homer City LLC, a Delaware limited liability company, an indirect subsidiary of GE Capital, but not a subsidiary of the Reorganized Debtor.

1.1.27              EFSHC Security Agreement means that certain Security Agreement between EFSHC and the New Secured Bond Collateral Agent, dated as of the Effective Date, a form of which is attached hereto as Exhibit 1.1.27.

1.1.28              EME means EME Homer City, Edison Mission Energy, a Delaware corporation, Edison Mission Marketing & Trading, Inc., a California corporation, Edison Mission Finance Co., a California corporation, Mission Energy Westside Inc., a California corporation and Chestnut Ridge Energy Company, a California corporation.

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1.1.29              EME Homer City means EME Homer City Generation L.P., a Pennsylvania limited partnership.

1.1.30              EPC Contract means that certain turnkey engineering, procurement and construction agreement dated as of April 2, 2012, by and among EFSHC, or its assignee, and Kiewit Power Constructors Co., a Delaware corporation, as amended, supplemented or modified from time to time.

1.1.31              Equity Interest means any ownership interest in the Debtor or rights to acquire such an ownership interest.

1.1.32              Estate means the estate of the Debtor as created under section 541 of the Bankruptcy Code.

1.1.33              Exculpated and Released Parties means the Owner Participants, the Owner Lessors, EME, the Existing Bond Indenture Trustee, the Lease Indenture Trustee, the Security Agent, the New Secured Bond Indenture Trustee, the Manager, GE Capital, MetLife, the members of the Informal Bondholder Group (except with respect to any such member that elects to opt out of providing the release provided by Section 10.6 hereof), any member of Class 3 who has voted to accept the Plan and who has not elected to opt out of providing the release provided by Section 10.6 hereof and the respective successors, assigns, predecessors, control persons, affiliated entities, members, managers, officers, directors, employees, shareholders, agents, attorneys, financial advisors, investment bankers, accountants and representatives of the foregoing.

1.1.34              Existing Bonds means (i) the 8.137% Senior Secured Bonds issued in the original principal amount of $300 million, maturing in 2019, and (ii) the 8.734% Senior Secured Bonds issued in the original principal amount of $530 million, maturing in 2026, each issued by the Debtor pursuant to the Existing Bond Indenture.

1.1.35              Existing Bond Claims means any Claim against the Debtor represented by the Existing Bonds.

1.1.36              Existing Bond Indenture means that certain First Amended and Restated Indenture dated as of December 7, 2001, between Homer City Funding LLC and The Bank of New York Mellon, as successor trustee to the United States Trust Company of New York.

1.1.37              Existing Bond Indenture Trustee means The Bank of New York Mellon, and any successor trustee, under the Existing Bond Indenture.

1.1.38              Existing Bond Indenture Trustee Professionals means Dechert LLP.

1.1.39              Facility means the station structure and all fixtures and equipment attached thereto located on the facility site, as more particularly described

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in Exhibit B of those certain Facility Lease Agreements, dated as of December 7, 2001 between the Owner Lessors and EME Homer City, as the facility lessee.

1.1.40              Final Order means an order or judgment of the Bankruptcy Court or any other court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any appeal, petition for certiorari, motion for reargument, or motion for rehearing shall have been waived in writing in form and substance satisfactory to GE Capital and the Requisite Consenting Bondholders or, on and after the Effective Date, the Reorganized Debtor and the New Secured Bond Indenture Trustee, or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court or other court of competent jurisdiction shall have been determined by the highest court to which such order was appealed, or certiorari, reargument, or rehearing was granted and shall have been denied or resulted in no modification of such order and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under section 502(j) of the Bankruptcy Code, Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be, but has not been, filed with respect to such order shall not cause such order not to be a Final Order.

1.1.41              GE Capital means General Electric Capital Corporation, a Delaware corporation.

1.1.42              Implementation Agreement means that certain Implementation Agreement, dated as of March 29, 2012, between GE Capital and EME Homer City, as amended, supplemented or modified from time to time.

1.1.43              Independent Manager means Wells Fargo Bank Northwest, National Association, a national banking association, as Independent Manager under those certain Amended and Restated Limited Liability Company Agreements, dated as of December 4, 2001, between Wells Fargo Bank Northwest, National Association as independent manager and, in the case of Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL7 LLC, and Homer City OL8 LLC, GE Capital as the sole initial member, and, in the case of Homer City OL6 LLC, MetLife as the sole initial member.

1.1.44              Informal Bondholder Group means the group of holders of Existing Bonds that are party to the Plan Support Agreement; provided, however,

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in no event shall GE Capital, MetLife, or any Affiliate of GE Capital or MetLife be considered a part of the Informal Bondholder Group.

1.1.45              Informal Bondholder Group Counsel means (a) Cadwalader, Wickersham & Taft LLP and (b) local counsel(s) associated therewith in respect of the transactions described herein and the Chapter 11 Case.

1.1.46              Intercreditor Agreement means that certain Intercreditor Agreement between the agent under the Working Capital Facility and the New Secured Bond Collateral Agent to be dated as of the Effective Date, a form of which is attached hereto as Exhibit 1.1.46.

1.1.47              Lease Indentures means, collectively, the following agreements:

(a)                                  The Indenture of Trust and Security Agreement, dated as of December 7, 2001, among Homer City OL1 LLC, The Bank of New York Mellon as the Lease Indenture Trustee and The Bank of New York Mellon as the Security Agent;

(b)                                 The Indenture of Trust and Security Agreement, dated as of December 7, 2001, among Homer City OL2 LLC, The Bank of New York Mellon as the Lease Indenture Trustee and The Bank of New York Mellon as the Security Agent;

(c)                                  The Indenture of Trust and Security Agreement, dated as of December 7, 2001, among Homer City OL3 LLC, The Bank of New York Mellon as the Lease Indenture Trustee and The Bank of New York Mellon as the Security Agent;

(d)                                 The Indenture of Trust and Security Agreement, dated as of December 7, 2001, among Homer City OL4 LLC, The Bank of New York Mellon as the Lease Indenture Trustee and The Bank of New York Mellon as the Security Agent;

(e)                                  The Indenture of Trust and Security Agreement, dated as of December 7, 2001, among Homer City OL5 LLC, The Bank of New York Mellon as the Lease Indenture Trustee and The Bank of New York Mellon as the Security Agent;

(f)                                    The Indenture of Trust and Security Agreement, dated as of December 7, 2001, among Homer City OL6 LLC, The Bank of New York Mellon as the Lease Indenture Trustee and The Bank of New York Mellon as the Security Agent;

(g)                                 The Indenture of Trust and Security Agreement, dated as of December 7, 2001, among Homer City OL7 LLC, The Bank of New York Mellon as the Lease Indenture Trustee and The Bank of New York Mellon as the Security Agent; and

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(h)                                 The Indenture of Trust and Security Agreement, dated as of December 7, 2001, among Homer City OL8 LLC, The Bank of New York Mellon as the Lease Indenture Trustee and The Bank of New York Mellon as the Security Agent.

1.1.48              Lease Indenture Trustee means, collectively, The Bank of New York Mellon and any successor trustees, solely in their capacity as indenture trustees, under the Lease Indentures.

1.1.49              Lease Indenture Trustee Professionals means Dechert LLP.

1.1.50              Lessor Notes means any Initial Lessor Notes, Additional Lessor Notes or New Lessor Notes, each as defined in the Lease Indentures, issued pursuant to any Lease Indenture, and including any other payment obligation arising under any Lease Indenture.

1.1.51              Lessor Notes Claim means any Claim held by the Debtor arising under or in connection with any of the Lessor Notes or Lease Indentures.

1.1.52              Lien shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

1.1.53              Limited Partnership Agreement means that certain Amended and Restated Agreement of Limited Partnership of Homer City Generation, L.P.

1.1.54              Make-Whole Premium shall have the meaning ascribed to “Make-Whole Premium” in Section 1.1 of the Existing Bond Indenture.

1.1.55              Manager means (i) the Member and (ii) any person or entity serving in the capacity as manager of the Debtor before the Effective Date.

1.1.56              Master Transaction Agreement means that certain agreement dated as of September 21, 2012, by and among EME Homer City and Homer City Generation, L.P. providing for, among other things, the transfer and assignment of certain of EME Homer City’s assets, a copy of which is attached hereto as Exhibit 1.1.56.

1.1.57              Member means Wilmington Trust Company as sole member of Homer City Funding LLC and as manager under the Amended and Restated Limited Liability Company Agreement of Homer City Funding LLC, dated as of December 7, 2001.

1.1.58              MetLife means Metropolitan Life Insurance Company, a Delaware corporation.

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1.1.59              Mortgage means that certain Mortgage between the Reorganized Debtor and the New Secured Bond Indenture Trustee dated as of the Effective Date, a form of which is attached hereto as Exhibit 1.1.59.

1.1.60              New Credit Agreement means that certain Credit Agreement dated as of the Effective Date, by and among the Reorganized Debtor and the lender(s) signatory thereto, which shall govern the Working Capital Facility, a form of which is attached hereto as Exhibit 1.1.60.

1.1.61              New Limited Partnership Interests means the limited partnership interests in the Reorganized Debtor, which shall be owned directly or indirectly by GE Capital and MetLife in accordance with the Limited Partnership Agreement.

1.1.62              New Secured Bonds means the initial bonds and any other bonds, including payment in kind bonds, authenticated and delivered pursuant to the New Secured Bond Indenture, and having such other terms, covenants, and conditions set forth therein, treated as a single class of securities.

1.1.63              New Secured Bond Indenture means that certain indenture dated as of the Effective Date by and among the Reorganized Debtor, the New Secured Bond Indenture Trustee and the New Secured Bond Collateral Agent, a form of which is attached hereto as Exhibit 1.1.63.

1.1.64              New Secured Bond Indenture Trustee means the entity defined as the “Trustee” in the New Secured Bond Indenture.

1.1.65              New Secured Bond Indenture Trustee Professionals means Dechert LLP.

1.1.66              New Secured Bond Collateral Agent means the entity defined as the “Collateral Agent” in the New Secured Bond Indenture.

1.1.67              New Secured Bond Security Agreement means that certain Security Agreement between the Reorganized Debtor and the New Secured Bond Collateral Agent dated as of the Effective Date, a form of which is attached hereto as Exhibit 1.1.67.

1.1.68              NewCo means Homer City Generation, L.P., a Delaware limited partnership, and, on and after the Effective Date, the Reorganized Debtor under the Plan.

1.1.69              Operator means the entity with which the Reorganized Debtor may, at the election of the general partner of the Reorganized Debtor, enter into an agreement for the management, maintenance and operation of the Facility.

1.1.70              Other Claims means any Claim against the Debtor other than an Administrative Expense Claim, a Priority Tax Claim, a Priority Non-Tax Claim, or an Existing Bond Claim.

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1.1.71              Other Required Approvals means all permits issued by, or consents from, any Governmental Unit required under applicable law to own or operate the Facility and any of the assets transferred under the Master Transaction Agreement, the absence of which could create a materially adverse effect on the business or operations of the Reorganized Debtor.

1.1.72              Owner Lessors means, collectively, Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC, and Homer City OL8 LLC.

1.1.73              Owner Participant means any former or current holder of any membership interests in any of the Owner Lessors.

1.1.74              Participation Agreements means, collectively, the following agreements:

(a)                                  the Participation Agreement (OL1), dated as of December 7, 2001, among EME Homer City, Homer City OL1 LLC, GE Capital, Wells Fargo Bank Northwest, National Association, The Bank of New York Mellon as Lease Indenture Trustee, as Security Agent, and as Existing Bond Indenture Trustee, and the Debtor;

(b)                                 the Participation Agreement (OL2), dated as of December 7, 2001, among EME Homer City, Homer City OL2 LLC, GE Capital, Wells Fargo Bank Northwest, National Association, The Bank of New York Mellon as Lease Indenture Trustee, as Security Agent, and as Existing Bond Indenture Trustee, and the Debtor;

(c)                                  the Participation Agreement (OL3), dated as of December 7, 2001, among EME Homer City, Homer City OL3 LLC, GE Capital, Wells Fargo Bank Northwest, National Association, The Bank of New York Mellon as Lease Indenture Trustee, as Security Agent, and as Existing Bond Indenture Trustee, and the Debtor;

(d)                                 the Participation Agreement (OL4), dated as of December 7, 2001, among EME Homer City, Homer City OL4 LLC, GE Capital, Wells Fargo Bank Northwest, National Association, The Bank of New York Mellon as Lease Indenture Trustee, as Security Agent, and as Existing Bond Indenture Trustee, and the Debtor;

(e)                                  the Participation Agreement (OL5), dated as of December 7, 2001, among EME Homer City, Homer City OL5 LLC, GE Capital, Wells Fargo Bank Northwest, National Association, The Bank of New York Mellon as Lease Indenture Trustee, as Security Agent, and as Existing Bond Indenture Trustee, and the Debtor;

(f)                                    the Participation Agreement (OL6), dated as of December 7, 2001, among EME Homer City, Homer City OL6 LLC, GE Capital, Wells Fargo Bank

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Northwest, National Association, The Bank of New York Mellon as Lease Indenture Trustee, as Security Agent, and as Existing Bond Indenture Trustee, and the Debtor;

(g)                                 the Participation Agreement (OL7), dated as of December 7, 2001, among EME Homer City, Homer City OL7 LLC, GE Capital, Wells Fargo Bank Northwest, National Association, The Bank of New York Mellon as Lease Indenture Trustee, as Security Agent, and as Existing Bond Indenture Trustee, and the Debtor; and

(h)                                 the Participation Agreement (OL8), dated as of December 7, 2001, among EME Homer City, Homer City OL8 LLC, GE Capital, Wells Fargo Bank Northwest, National Association, The Bank of New York Mellon as Lease Indenture Trustee, as Security Agent, and as Existing Bond Indenture Trustee, and the Debtor.

1.1.75              Person shall have the meaning set forth in section 101(41) of the Bankruptcy Code.

1.1.76              PIK Interest shall have the meaning set forth in the New Secured Bond Indenture.

1.1.77              PIK Notes shall have the meaning set forth in the New Secured Bond Indenture.

1.1.78              Plan means this Plan of Reorganization of Homer City Funding LLC Pursuant to Chapter 11 of the Bankruptcy Code, including, without limitation, any Plan Supplement and all exhibits, supplements, appendices, and schedules hereto or thereto, either in the present form or as same may be altered, amended, modified, or supplemented from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

1.1.79              Plan Supplement means the compilation of documents and forms of documents and exhibits to the Plan filed herewith, as supplemented or modified from time to time in accordance with the terms hereof, the Bankruptcy Code and the Bankruptcy Rules.  To the extent necessary to disclose forms of documents not otherwise appended hereto, the Plan Supplement shall be filed with the Bankruptcy Court no later than the date that is ten (10) days prior to the date on which the Confirmation Hearing is commenced.

1.1.80              Plan Support Agreement means that certain Plan Support Agreement, dated as of [DATE], by and among the Informal Bondholder Group, the Debtor, MetLife, EFS-N, Inc., and GE Capital.

1.1.81              Priority Non-Tax Claims means any Claim against the Debtor, to the extent such Claim is entitled to priority in right of payment under section

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507(a) of the Bankruptcy Code, other than an Administrative Expense or a Priority Tax Claim.

1.1.82              Priority Tax Claim means any Claim against the Debtor that (i) meets the requirements specified in section 507(a)(8) of the Bankruptcy Code or (ii) that is of the type specified in section 507(a)(8) of the Bankruptcy Code and that is secured by an interest of the Debtor in property of the estate whether or not the Claim arises within the periods specified in section 507(a)(8), and including any related prepetition secured claim for penalties.

1.1.83              Reorganized Debtor means the Debtor, as reorganized on and after the Effective Date in accordance with the terms of this Plan, and includes any successors of the Debtor, including, without limitation, upon the Effective Date, NewCo as the surviving entity of the mergers and transactions contemplated by this Plan.

1.1.84              Required Approvals means, solely in connection with the transfer of the Facility and control thereof, certain capacity and energy sales from EME Homer City and/or Edison Mission Marketing & Trading, Inc. to NewCo in accordance with the Master Transaction Agreement and consummation of related activities as contemplated by the Master Transaction Agreement (i) authorizations from the Federal Energy Regulatory Commission under Section 205 of the Federal Power Act and from PJM Interconnection, LLC and New York Independent Systems Operator, Inc. to make wholesale sales of electric energy, capacity and ancillary services (as a market participant registered with each of PJM and NYISO) from the Facility, (ii) authorization from the Federal Energy Regulatory Commission under Section 203 of the Federal Power Act for the transfer of the Facility and certain capacity and energy sales positions to NewCo, (iii) certification by the Federal Energy Regulatory Commission of NewCo and the Facility as an Exempt Wholesale Generator (as such term is defined in Section 1262(6) of the Public Utility Holding Company Act of 2005), and (iv) blanket authorization from the Federal Energy Regulatory Commission under Section 204 of the Federal Power Act for the issuance of indebtedness, including, without limitation, the issuance of the New Secured Bonds, associated with NewCo’s acquisition of the Facility.

1.1.85              Requisite Consenting Bondholders means the members of the Informal Bondholder Group holding, at the time of measurement, no less than the lesser of (i) 75% of the aggregate outstanding principal amount of the Existing Bonds held by the Informal Bondholder Group and (ii) two-thirds of the aggregate outstanding principal amount of the Existing Bonds, excluding the aggregate outstanding principal amount of any Existing Bonds beneficially owned by (a) GECC and any of its Affiliates or (b) MetLife and any of its Affiliates.

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1.1.86              Section 467 Loans means all rights and obligations of EME Homer City and the Owner Lessors with respect to the Lessor Section 467 Loan Balance, as defined in Section 3.2 of the Facility Lease Agreements between each of the Owner Lessors and EME Homer City, each dated as of December 7, 2001.

1.1.87              Secured Claim means a Claim secured by a Lien on Collateral.

1.1.88              Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.1.89              Security Agent means The Bank of New York Mellon, and any successor Security Agent, under the Lease Indentures.

1.1.90              Specified Operative Documents means those specified operative documents related to the 2001 Transaction listed in Exhibit 1.1.90 attached hereto, and shall be deemed to include all the Operative Documents (as defined in the Participation Agreements), whether or not listed on Exhibit 1.1.90, that contain liabilities or unperformed obligations for any party thereto, provided, however, that the following Operative Documents shall be terminated and canceled only with respect to any ongoing liabilities or obligations (whether or not contingent) for any party thereto, if any, and any other rights previously vested under such documents or agreements shall not be affected by such termination and cancelation:  the Facility Deed for any Owner Lessor, the Bill of Sale for any Owner Lessor, any “Assignment and Assumption Agreement,” and any “Assignment and Sub-Assignment Agreement.”

1.1.91              Trustees means, collectively, the Existing Bond Indenture Trustee and the New Secured Bond Indenture Trustee.

1.1.92              Voting Record Date means October 2, 2012.

1.1.93              Working Capital Facility means the working capital credit facility governed by the New Credit Agreement.

1.1.94              Working Capital Facility Security Agreement means that certain Security Agreement between the Reorganized Debtor and the lender or collateral agent under the Working Capital Facility dated as of the Effective Date, a form of which is attached hereto as Exhibit 1.1.94.

1.2                               Interpretation; Application of Definitions; Rules of Construction.

Unless the context otherwise requires, any capitalized term used and not defined herein or elsewhere in the Plan that is defined in the Bankruptcy Code shall have the meaning assigned to that term in the Bankruptcy Code.  Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural, pronouns stated in either the singular or the plural shall include both the singular and the plural,

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and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter.  Unless otherwise specified, (a) all article, section, schedule, or exhibit references in the Plan are to the respective article of, section in, schedule to, or exhibit to the Plan, as the same may be altered amended, modified, or supplemented from time to time in accordance with the terms and provisions hereof, and (b) all references to dollars or $ are to the lawful currency of the United States of America, unless the context otherwise requires.  The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan.  The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan.  The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan.

1.3                               Exhibits and Schedules.

To the extent an exhibit to the Plan (or an exhibit to such exhibit) contains the Plan, the Disclosure Statement, or an item that is already annexed to the Plan as an exhibit, the exhibit hereto may not include the redundant item.

Such exhibits and schedules may be inspected in the office of the clerk of the Bankruptcy Court during normal hours of operation of the Bankruptcy Court.

ARTICLE II

ADMINISTRATIVE EXPENSES, PROFESSIONAL COMPENSATION AND REIMBURSEMENT CLAIMS, AND PRIORITY TAX CLAIMS

2.1                               Administrative Expenses.

Administrative Expenses, other than Administrative Expenses governed by Sections 2.2 and 2.3 hereof, shall be assumed, determined and paid by the Debtor or the Reorganized Debtor, as the case may be, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.  The Debtor reserves its rights, however, to dispute the validity of any Administrative Expense in accordance with the terms and conditions of the agreements, instruments, or other documents (if any) governing, evidencing, or relating to such Administrative Expense and any applicable non-bankruptcy law, rules, and procedures and in a forum (arbitral, judicial, or otherwise) of competent jurisdiction.  In accordance with Section 7.3 hereof, any Cash required to pay Administrative Expenses may be obtained from the Reorganized Debtor’s operations, Cash on hand and the Working Capital Facility.

2.2                               Professional Compensation and Reimbursement Claims.

Any entity seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred during the Chapter 11 Case through and including the Confirmation Date pursuant to sections 330, 331, 503(b)(2), 503(b)(3),

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503(b)(4), or 503(b)(5) of the Bankruptcy Code shall (i) file, on or before the date that is thirty (30) days after the Effective Date, a final application for allowance of compensation for services rendered and reimbursement of expenses incurred and (ii) if granted such an award by the Bankruptcy Court, be paid in full, in Cash, in such amount as is awarded by the Bankruptcy Court within thirty (30) Business Days after the date on which the order approving such Administrative Expense is entered or on such other terms as may be mutually agreed between the holder of such Administrative Expense and the Reorganized Debtor.  The Reorganized Debtor is authorized to pay compensation for professional services rendered and reimbursement of expenses incurred from and after the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval.

Notwithstanding the foregoing, and consistent with the terms of the Plan Support Agreement, (i) all reasonable fees and expenses of the Informal Bondholder Group Counsel that are incurred in connection with the Chapter 11 Case (whether incurred before or after the Commencement Date), to the extent not otherwise compensated by EME Homer City, shall be deemed to be allowed Administrative Expenses for purposes hereof, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection or any other challenges under any applicable law or regulation by any Person or entity, and shall be paid by the Reorganized Debtor no later than fifteen (15) days after the submission of the applicable invoice to the Reorganized Debtor, and (ii) the holders of any such claims shall not be required to file any application or request for payment with the Bankruptcy Court, and no approval by the Bankruptcy Court of the payment of such fees and expenses shall be required.

If at any time after execution of the Plan Support Agreement, GE Capital or its Affiliate has paid any fees and expenses of the Informal Bondholder Group Counsel incurred in connection with the Chapter 11 Case and the related restructuring transactions (whether paid directly to the Informal Bondholder Group Counsel or funded by a payment to or on behalf of EME Homer City), upon the Effective Date of the Plan, the Reorganized Debtor shall reimburse GE Capital or its Affiliate, as applicable, for such payments, which reimbursement obligation may be funded by the Reorganized Debtor’s operations, Cash on hand, or by drawing on the Working Capital Facility.

2.3                               Existing Bond Indenture Trustee and Lease Indenture Trustee Fees and Expenses.

The Existing Bond Indenture Trustee and Lease Indenture Trustee have provided and will continue to provide necessary services under the Existing Bond Indenture and Lease Indentures prior to and after the Commencement Date.  All reasonable fees and expenses of the Existing Bond Indenture Trustee and Lease Indenture Trustee (including fees and expenses of the Existing Bond Indenture Trustee Professionals and the Lease Indenture Trustee Professionals) that are incurred in connection with the Chapter 11 Case (whether incurred before or after the Commencement Date) shall be deemed to be allowed Administrative Expenses for purposes hereof, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection or any other challenges under any applicable law or regulation by any Person or entity, and any fees and expenses due and payable shall be paid by the Reorganized Debtor no later than thirty (30) days after the submission of the

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applicable invoice to the Reorganized Debtor.  None of the Existing Bond Indenture Trustee, the Lease Indenture Trustee, the Existing Bond Indenture Trustee Professionals and the Lease Indenture Trustee Professionals shall be required to file any application or request for payment with the Bankruptcy Court, and no approval by the Bankruptcy Court of the payment of such fees and expenses shall be required.  The Reorganized Debtor shall in addition pay all reasonable fees, costs, and expenses incurred by the Existing Bond Indenture Trustee and Lease Indenture Trustee on and after the Effective Date incurred in connection with the implementation of any provisions of the Plan (including, but not limited to, the reasonable fees, costs, and expenses incurred by the Existing Bond Indenture Trustee Professionals and Lease Indenture Trustee Professionals).  The Reorganized Debtor’s obligations to issue the New Secured Bonds under this Plan to be received by the holders of the Existing Bonds shall not be reduced on account of the payment of the Existing Bond Indenture Trustee’s or Lease Indenture Trustee’s fees, costs, and expenses pursuant to the terms of the Plan.

2.4                               Priority Tax Claims.

Each holder of a Priority Tax Claim as to which the Debtor does not dispute the amount and that is due and payable on or before the Effective Date shall receive, at the option of the Debtor or the Reorganized Debtor, (i) on the Effective Date or as soon thereafter as is reasonably practicable, Cash in an amount equal to such Priority Tax Claim or (ii) pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, equal annual Cash payments commencing on the Effective Date in an aggregate amount equal to such Priority Tax Claim, together with interest at the applicable rate under section 511 of the Bankruptcy Code, over a period not exceeding five (5) years after the date of assessment of such Priority Tax Claim.  All Priority Tax Claims that are not due and payable on or before the Effective Date or as to which the Debtor disputes the amount shall be determined in accordance with any applicable non-bankruptcy law, rules and procedures and in a forum (arbitral, judicial, or otherwise) of competent jurisdiction and will be paid in the ordinary course of the Reorganized Debtor’s business.  The Debtor reserves its rights to dispute the validity of any Priority Tax Claim.

2.5                               Other Expenses of Administration.

To the extent GE Capital or its Affiliate has paid any fees or expenses of any Person (including its own fees and expenses) whether incurred prior or subsequent to the Commencement Date in connection with (i) the business and management of the Debtor or the Reorganized Debtor or (ii) the Chapter 11 Case and the related restructuring transactions, the Reorganized Debtor shall be obligated to reimburse GE Capital or its Affiliate, as applicable, for such payments from any available funding source, in an amount not to exceed $17 million in the aggregate, provided that the Reorganized Debtor shall only be permitted to satisfy such reimbursement obligation after the date on which Substantial Completion (as defined in the EPC Agreement) has occurred.

Any outstanding amounts advanced to EME Homer City by GE Capital or its Affiliate as working capital prior to the Effective Date, including but not limited to letters of credit issued to support obligations of EME Homer City, will become obligations under the Working Capital Facility, which amounts shall not be counted against or considered for purposes of applying the expense cap referenced in this Section 2.5.

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ARTICLE III

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

The following table designates the Classes of Claims against and Equity Interests in the Debtor and specifies which of those Classes are (i) impaired or unimpaired by the Plan, (ii) entitled to vote to accept or reject the Plan, and (iii) deemed to accept or reject the Plan.  A Claim or Equity Interest is designated in a particular Class only to the extent it falls within the description of that Class and is classified in any other Class to the extent that a portion thereof falls within the description of such other class.

Class	Designation	Impairment	Entitled to Vote
1	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
2	Existing Bond Claims	Impaired	Yes
3	Other Claims	Unimpaired	No (deemed to accept)
4	Equity Interests	Impaired	No (deemed to reject)

ARTICLE IV

TREATMENT OF CLAIMS AND EQUITY INTERESTS

4.1                               Class 1 – Priority Non-Tax Claims.

(a)                                  Impairment and Voting.  Class 1 is unimpaired by the Plan.  Holders of Priority Non-Tax Claims are conclusively deemed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

(b)                                 Distributions.  Each Priority Non-Tax Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of any such Priority Non-Tax Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default.  All Priority Non-Tax Claims shall be determined and paid in the ordinary course of business in accordance with the terms and conditions of any agreements governing, instruments evidencing, or other documents (if any) relating thereto.  The Debtor reserves its right to dispute any Priority Non-Tax Claim in accordance with the terms and conditions of any such agreements, instruments, or other documents and in accordance with any applicable non-bankruptcy law, rules, and procedures and in a forum (arbitral, judicial, or otherwise) of competent jurisdiction.

4.2                               Class 2 – Existing Bond Claims.

(a)                                  Impairment and Voting.  Class 2 is impaired by the Plan.  Each holder of an Existing Bond Claim as of the Voting Record Date is entitled to vote to accept or reject the Plan.

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(b)                                 Allowance.  Class 2 Claims shall be allowed (i) in the aggregate principal amount of $174 million for those certain 8.137% bonds due 2019 and $465.976 million for those certain 8.734% bonds due 2026, plus (ii) any accrued, payable and unpaid interest (accruing at the applicable non-default rate) on the Existing Bonds as of the Effective Date, whether accruing before or after the Commencement Date, notwithstanding section 502(b)(2) of the Bankruptcy Code.  For the avoidance of doubt, the allowed amount of the Class 2 Claims shall not include any premium, including any Make-Whole Premium, whether or not such premium otherwise would be due and payable.

(c)                                  Distribution.  On the Effective Date, in exchange for and in full satisfaction of each holder’s allowed Existing Bond Claim, the Reorganized Debtor shall distribute to, or at the direction of, the Existing Bond Indenture Trustee, on behalf of and for ratable distribution to each such holder, the New Secured Bonds having an aggregate principal amount equal to (i) $174 million for those certain 8.137% bonds due 2019 and $465.976 million for those certain 8.734% bonds due 2026 plus (ii) the amount of any accrued and unpaid interest that is payable on the Existing Bonds for the period commencing on April 1, 2012 and concluding on and inclusive of September 30, 2012, which interest shall be calculated at the applicable non-default PIK Interest rate under the New Secured Bond Indenture.  The New Secured Bonds shall accrue interest for the interest period commencing on October 1, 2012 and concluding on and inclusive of March 31, 2013 at the non-default PIK Interest rate (which interest shall be payable on the applicable interest payment date by issuing PIK Notes) or the non-default Cash Rate (which interest shall be payable on the applicable interest payment date in cash) as elected by the Reorganized Debtor in its sole discretion on or prior to the Effective Date.  Solely in the event the Effective Date does not occur prior to April 1, 2013, (a) the amount of any accrued and unpaid interest that is payable on the Existing Bonds for the period commencing on October 1, 2012 and concluding on and inclusive of March 31, 2013, which interest shall be calculated at the applicable non-default PIK Interest rate under the New Secured Bond Indenture, shall be added to the principal amount of the New Secured Bonds on and as of April 1, 2013, and (b) the New Secured Bonds shall accrue interest for the interest period commencing on April 1, 2013 and concluding on and inclusive of September 30, 2013 at the non-default PIK Interest rate (which interest shall be payable on the applicable interest payment date by issuing PIK Notes) or the non-default Cash Rate (which interest shall be payable on the applicable interest payment date in cash) as elected by the Reorganized Debtor in its sole discretion on or prior to the Effective Date.

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4.3                               Class 3 – Other Claims.

(a)                                  Impairment and Voting.  Class 3 is unimpaired by the Plan.  Holders of Other Claims are conclusively deemed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

(b)                                 Treatment.  All Other Claims shall be unimpaired in accordance with section 1124 of the Bankruptcy Code.  Accordingly, Other Claims shall be treated in one of the following ways:

(i)                                     the legal, equitable, and contractual rights of a holder of an Other Claim shall be left unaltered, or

(ii)                                  notwithstanding any contractual provision or applicable law that entitles the holder of an Other Claim to demand or receive accelerated payment of such Claim prior to the stated maturity of such Claim from and after the occurrence of a default under the agreements governing or evidencing such Claim or applicable law, such Claim shall be reinstated and the Debtor shall

(1)                                  cure all defaults that occurred before or from and after the Commencement Date (other than defaults of a kind specified in section 365(b)(2) of the Bankruptcy Code);

(2)                                  reinstate the maturity of such Claim as such maturity existed prior to the occurrence of such default;

(3)                                  compensate the holder of such Claim for any damages incurred as a consequence of any reasonable reliance by such holder on such contractual provision or such applicable law;

(4)                                  if such Claim arises from any failure to perform a nonmonetary obligation, other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A), compensate the holder of such Claim (other than the Debtor or an insider) for any actual pecuniary loss incurred by such holder as a result of such failure; and

(5)                                  not otherwise alter the legal, equitable, or contractual rights to which the holder of such Claim is entitled.

4.4                               Class 4 – Equity Interests.

(a)                                  Impairment and Voting.  Class 4 is impaired by the Plan.  Each holder of an Equity Interest is not entitled to vote to accept or reject the Plan and shall be conclusively deemed to have rejected the Plan.

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(b)                                 Distribution.  On the Effective Date all existing Equity Interests shall be canceled, and the holders of the Equity Interests shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Equity Interests.

ARTICLE V

IDENTIFICATION OF CLASSES OF CLAIMS AND
EQUITY INTERESTS IMPAIRED; ACCEPTANCE OR
REJECTION OF THIS PLAN

5.1                               Holders of Claims and Equity Interests Entitled to Vote.

Class 2 (Existing Bond Claims) is impaired by the Plan, and the holders of Claims in Class 2 as of the Voting Record Date are entitled to vote to accept or reject this Plan.

5.2                               Holders of Claims and Equity Interests Not Entitled to Vote.

Class 1 (Priority Non-Tax Claims) and Class 3 (Other Claims) are unimpaired by the Plan, and the holders of Claims in Class 1 and Class 3 are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.  Class 4 (Equity Interests) is impaired by the Plan, and the holders of Equity Interests in Class 4 are conclusively presumed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.

ARTICLE VI

MEANS OF IMPLEMENTATION
AND POST-EFFECTIVE DATE GOVERNANCE

6.1                               Effective Date Transactions.

On the Effective Date, the following transactions shall occur in the following order:

(a)                                  the organizational documents of the Owner Lessors will be modified or deemed to have been modified to permit the transactions contemplated by the Master Transaction Agreement and the Plan;

(b)                                 the Specified Operative Documents shall be terminated or cancelled;

(c)                                  to the extent requested by the Reorganized Debtor, the Existing Bond Indenture Trustee and the Lease Indenture Trustee shall return the Debt Service Reserve Letters of Credit to the issuing bank, and instruct the issuing bank and the agent under the Debt Service Reserve Letters of Credit and Reimbursement Agreements to terminate and cancel the Debt Service Reserve Letters of Credit and Reimbursement Agreements, without any draw on the letters of credit governed thereby, and, to the extent there has been any draw on the letters of credit governed by the

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Debt Service Reserve Letters of Credit and Reimbursement Agreements, the Reorganized Debtor shall use the proceeds of such draw to satisfy reimbursement obligations under the Debt Service Reserve Letters of Credit and Reimbursement Agreements;

(d)                                 simultaneously, (i) all of the Owner Lessors and the Debtor shall merge into NewCo, with NewCo being the sole surviving entity (thereby becoming the Reorganized Debtor), (ii) EFS-N, Inc., a subsidiary of GE Capital, shall contribute all of its membership interests in the Reorganized Debtor to EFSHC, (iii) EFSHC shall contribute its rights accrued as of the Effective Date (but not its obligations) under the EPC Contract to the Reorganized Debtor, (iv) the Closing (as such term is defined in the Master Transaction Agreement) under the Master Transaction Agreement shall occur, pursuant to which EME Homer City shall transfer certain assets to the Reorganized Debtor, and the Reorganized Debtor shall assume certain specified liabilities of EME Homer City, and any Section 467 Loans shall be cancelled, and (v) the Reorganized Debtor shall enter into the New Secured Bond Indenture and related agreements, the other documents related to the New Secured Bond Indenture shall become effective (including, without limitation, the New Secured Bond Security Agreement, the Intercreditor Agreement, the Mortgage and the Collateral Assignments), and the Reorganized Debtor shall issue the New Secured Bonds in exchange for the Existing Bonds;

(e)                                  EFSHC shall enter into a Collateral Assignment in respect of the EPC Contract;

(f)                                    the Reorganized Debtor shall enter into the New Credit Agreement and related agreements, including the Working Capital Facility Security Agreement and the Intercreditor Agreement; and

(g)                                 the Reorganized Debtor may, at the election of its general partner, enter into an agreement with an Operator for the operation and maintenance of the Facility.

6.2                               Consents by the Debtor, the Reorganized Debtor and Holders of Existing Bond Claims.

Upon the Effective Date, the holders of Existing Bond Claims, the Debtor, and the Reorganized Debtor, as applicable, shall be deemed to have consented to all the transactions contemplated by this Plan, and acceptance of this Plan by Class 2 shall be deemed to constitute a valid and enforceable instruction by all holders of Class 2 Claims to the Existing Bond Indenture Trustee, the Debtor, and the Reorganized Debtor, as applicable, and (in turn) by the Existing Bond Indenture Trustee, the Debtor, and the Reorganized Debtor, as applicable, to the Lease Indenture Trustee, the Security Agent, the Independent Manager, the Member and any Manager to take all actions necessary to effectuate the Plan, including to cause the Owner Lessors to take any and all actions necessary to implement the transactions contemplated by this Plan, including, without limitation, the transactions described in section 6.1 hereof.

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6.3                               Issuance of New Secured Bonds.

On the Effective Date, the Reorganized Debtor shall be authorized to issue the New Secured Bonds and to execute, deliver and enter into the New Secured Bond Indenture and related Collateral Agreements without the need for any further corporate or other organizational action and without further action by the holders of Claims or Equity Interests and the New Secured Bond Indenture and related Collateral Agreements shall be executed and delivered and the Reorganized Debtor shall issue the New Secured Bonds.  On the Effective Date or as soon as reasonably practicable thereafter, the Existing Bond Indenture Trustee shall give direction to The Depository Trust Company to distribute the New Secured Bonds and the New Secured Bond Indenture Trustee shall effect that instruction.

6.4                               Cancellation and Amendment of Existing Securities and Agreements.

On the Effective Date, the existing Specified Operative Documents, including the Existing Bond Indenture, Lease Indentures and all Lessor Notes, shall be terminated and canceled, and any and all obligations and security interests, liens, pledges, and any other encumbrances thereunder immediately terminated, without any consideration, and without need of any further action or consent, except as set forth herein.  To the extent any document that forms a part of the 2001 Transaction is not included in the list of Specified Operative Documents, and contains any liabilities or any unperformed obligations, such liabilities shall be released, and such obligations shall be terminated and canceled, and the Debtor and the Reorganized Debtor hereby release such liabilities and the parties obligated to perform such obligations from any future performance, provided, however, that nothing in this Section 6.4 shall operate to release or discharge any party from any of its respective obligations under the Plan, the Master Transaction Agreement (including under or in respect of any rights, assets or properties transferred pursuant to the EMMT Assignment Agreement (as defined in the Master Transaction Agreement)) or under any other agreement entered into in connection with the Master Transaction Agreement or the Plan.

Upon the termination and cancellation of the Specified Operative Documents, the Debtor, the Reorganized Debtor, the Owner Lessors, EME, the Owner Participants, the Lease Indenture Trustees, the Security Agent, the Existing Bond Indenture Trustee, the Manager and members of the Informal Bondholder Group shall have no further liability thereunder to any party to the Participation Agreements or the Specified Operative Documents, or to any holder of Existing Bonds, except as set forth herein, in the Master Transaction Agreement, and in any other agreement entered into in connection with the Master Transaction Agreement or the Plan.

6.5                               Surrender of Existing Securities.

As soon as practicable, on or after the Effective Date, or as soon thereafter as is reasonably practicable, each holder of an Existing Bond Claim shall surrender its Existing Bonds to the Existing Bond Indenture Trustee, and the Debtor, as holder of the Lessor Notes Claim, shall surrender its Lessor Notes to the Lease Indenture Trustee.  With respect to Existing Bond Claims held in the name of, or by a nominee of, The Depository Trust Company, the Reorganized Debtor shall seek the cooperation of The Depository Trust Company and shall provide appropriate instructions to the Existing Bond Indenture Trustee.

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6.6                               Entry into Working Capital Facility.

On the Effective Date, the New Credit Agreement governing a new Working Capital Facility and related Collateral Agreements shall be executed and delivered by the Reorganized Debtor, and the Reorganized Debtor shall be deemed authorized to execute, deliver and enter into the New Credit Agreement and related Collateral Agreements without the need for any further corporate or other organizational action and without further action by the holders of Claims or Equity Interests.

6.7                               Creation of New Limited Partnership Interests.

The creation of the New Limited Partnership Interests by the Reorganized Debtor is authorized without the need for any further corporate or other organizational action.  Upon the Effective Date, the New Limited Partnership Interests in the Reorganized Debtor will be owned by EFSHC and by MetLife in accordance with the Limited Partnership Agreement.

6.8                               Corporate or Other Organizational Action.

(a)                                  General.  Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including, without limitation, (i) the issuance of the New Secured Bonds, (ii) execution of the New Secured Bond Indenture, (iii) execution of the New Credit Agreement, (iv) execution of the Collateral Agreements, (v) the mergers described in Section 6.1, including the merger of the Debtor with and into NewCo, with NewCo as the surviving entity and as the Reorganized Debtor, and (vi) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date).  All matters provided for in the Plan and any corporate or other organizational action required by the Debtor, the Reorganized Debtor or NewCo in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the holders of Existing Bond Claims, the Manager, or the directors, partners, officers, operators or managers of the Reorganized Debtor.  On the Effective Date, the appropriate officers of the Debtor, the Reorganized Debtor or the Operator, as applicable, shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtor including, without limitation, (i) the New Secured Bond Indenture, (ii) the New Secured Bonds, (iii) the New Credit Agreement, (iv) the Collateral Agreements and (v) any and all other agreements, documents, securities, and instruments relating to the foregoing, including, without limitation, to the extent applicable, any of the documents and deliverables referenced on Exhibit 6.8 attached hereto.  The authorizations and approvals contemplated by this Section 6.8 shall be effective notwithstanding any requirements under non-bankruptcy law.

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(b)                                 Directors and Officers of the Reorganized Debtor.  Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtor will file with the Bankruptcy Court, at least ten (10) days prior to the Confirmation Hearing, the identity and affiliations of any Person proposed to serve on the initial board of directors or as an officer of the general partner of the Reorganized Debtor, as of the Effective Date.

(c)                                  Limited Partnership Agreement of the Reorganized Debtor.  The Reorganized Debtor shall be governed by the Limited Partnership Agreement.

6.9                               Compromise of Controversies.

In consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims and controversies resolved under the Plan, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under Bankruptcy Rule 9019.

ARTICLE VII

PROVISIONS GOVERNING DISTRIBUTIONS

7.1                               Distributions to Holders of Claims as of the Effective Date.

All distributions under the Plan shall be made by the Disbursing Agent in accordance with the terms of the Plan, except as otherwise provided herein.

7.2                               Date of Distributions.

Unless otherwise provided herein, any distributions and deliveries to be made under the Plan shall be made on the Effective Date, or as soon as reasonably practicable thereafter, and shall be deemed made on the Effective Date.  In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, the making of such payment or the performance of such act may be completed on the next succeeding Business Day but shall be deemed to have been completed as of the required date.

7.3                               Sources of Cash for Plan Payments.

Except as otherwise provided in the Plan or Confirmation Order, all Cash required for the payments to be made hereunder shall be obtained from the Reorganized Debtor’s operations, Cash on hand and the Working Capital Facility.

7.4                               Disbursing Agent.

All distributions under the Plan shall be made by the Reorganized Debtor as Disbursing Agent or such other entity designated by the Reorganized Debtor as Disbursing

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Agent on the Effective Date; provided, however, that with respect to the holders of Existing Bond Claims, such distributions shall be made in accordance with Section 7.8 hereof.

No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

7.5                               Rights and Powers of Disbursing Agent.

The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan, (ii) make all distributions contemplated by the Plan and (iii) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

7.6                               Expenses of the Disbursing Agent.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtor in the ordinary course of business.

7.7                               Delivery of Distributions.

Subject to Bankruptcy Rule 9010 and except as otherwise set forth herein, (i) distribution to holders of Class 2 Claims shall be made in accordance with Section 7.8 hereof and (ii) all distributions to any holder of a Claim in Class 1 or Class 3 shall be made at the address of such holder as set forth in the books and records of the Debtor, its agent or the Disbursing Agent, unless the Debtor or the Reorganized Debtor, as applicable, has been notified in writing of a change of address.  In the event that any distribution to any holder of Claims in Class 1 or Class 3 is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date.  After such date, all unclaimed property or interest in property that the Disbursing Agent previously sought to distribute to any holder of a Claim in Class 1 or Class 3 shall revert to the Reorganized Debtor, and the Claim of any such holder to such property or interest in property shall be discharged and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary.

7.8                               Delivery of Distributions to Holders of Claims in Class 2 (Existing Bonds Claims).

The Existing Bond Indenture Trustee shall be deemed to be the holder of all Existing Bond Claims for purposes of distributions made hereunder, and all distributions on

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account of such Existing Bond Claims shall be made to or at the direction of the Existing Bond Indenture Trustee.  The Existing Bond Indenture Trustee shall hold or direct such distributions for the ratable benefit of the holders of the Existing Bond Claims, and, after the Reorganized Debtor distributes the New Secured Bonds to or at the direction of the Existing Bond Indenture Trustee, the Reorganized Debtor shall have no further responsibility for the distribution of the New Secured Bonds.  As soon as practicable following compliance with the requirements set forth in Section 6.5, the Existing Bond Indenture Trustee shall arrange to deliver such distributions to or on behalf of such bondholders.  The New Secured Bond Indenture Trustee shall cooperate with the Debtor, Reorganized Debtor, and the Existing Bond Indenture Trustee and take all reasonable actions to effect the distribution described in this Section 7.8.

7.9                               Manner of Payment Under Plan.

Any distributions of Cash under the Plan shall be made by the Disbursing Agent on behalf of the Debtor.  At the option of the Disbursing Agent, any Cash payment to be made hereunder will be made by a wire transfer if the creditor has provided wire transfer instructions to the Debtor or the Disbursing Agent at least three (3) Business Days prior to the Effective Date and, if no timely wire transfer instructions have been received from a creditor, by check, or as otherwise required or provided in applicable agreements.

7.10                        Allocation of Distributions.

Distributions to any holder of a Claim shall be allocated first to the principal portion of any such Claim (as determined for federal income tax purposes), and, only after the principal portion of any such Claim is satisfied in full, to any other portion of such Claim (but solely to the extent that such other portion is an allowable portion of such Claim).

ARTICLE VIII

PROCEDURES FOR TREATING
DISPUTED CLAIMS UNDER THE PLAN

Holders of Claims and Equity Interests need not file proofs of claim with the Bankruptcy Court and shall be subject to the Bankruptcy Court process only to the extent provided in the Plan.  The Existing Bond Claims are allowed to the extent provided in the Plan.  On and after the Effective Date, except as otherwise provided herein, all other Claims will be paid and determined in the ordinary course of business of the Reorganized Debtor.  If the Debtor disputes any other Claim, such dispute shall be determined, resolved or adjudicated, as the case may be, in a manner as if the Chapter 11 Case had not been commenced, in accordance with the terms of any agreements governing, instruments evidencing, or other documents (if any) relating to such Claim and applicable non-bankruptcy rules, laws, and procedures, and in a forum (judicial, arbitral, or otherwise) of competent jurisdiction, and such Claim and all the Debtor’s defenses to such Claim shall survive the Effective Date as if the Chapter 11 Case had not been commenced; provided, however, that the Debtor may elect, at its sole option, to object under section 502 of the Bankruptcy Code to any proof of claim filed by or on behalf of a holder of a Claim.

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ARTICLE IX

CONDITIONS PRECEDENT
TO THE EFFECTIVE DATE

9.1                               Conditions Precedent to the Effective Date of the Plan.

The “effective date of the plan,” as used in section 1129 of the Bankruptcy Code, shall not occur, and the Plan shall be of no force and effect, until the Effective Date.  The occurrence of the Effective Date is subject to satisfaction of the following conditions precedent:

(a)                                  the Plan and Confirmation Order shall be in form and substance reasonably satisfactory to GE Capital and the Requisite Consenting Bondholders, and the Confirmation Order shall have become a Final Order;

(b)                                 the New Secured Bond Indenture shall have been qualified under Section 306 of the Trust Indenture Act of 1939, as amended, as of the issuance date of the notes;

(c)                                  the New Secured Bond Indenture and Collateral Agreements are in the form agreed to in the Plan Support Agreement, or in a form and substance acceptable to the Requisite Consenting Bondholders and GE Capital and the closing documents and deliverables identified on Exhibit 6.8 hereto are in form and substance reasonably acceptable to the Requisite Consenting Bondholders and GE Capital;

(d)                                 All reasonable fees and expenses of the Informal Bondholder Group Counsel, the Existing Bond Indenture Trustee Professionals, the Lease Indenture Trustee Professionals, the New Secured Bond Indenture Trustee Professionals, and the Trustees, incurred in connection with the Chapter 11 Case, the New Secured Bond Indenture and related documents, and all transactions set forth herein or necessary to implement and consummate the Plan (whether incurred before or after the Commencement Date) and invoiced on or before the Confirmation Date shall have been paid;

(e)                                  NewCo shall have obtained all of the Required Approvals, which shall be in full force and effect without any action being taken by any Governmental Unit that would restrain, prevent or otherwise impose materially adverse conditions on the transactions contemplated herein;

(f)                                    NewCo shall have obtained all the Other Required Approvals, which Other Required Approvals shall be in full force and effect and all applicable waiting periods imposed by law or any government authority shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on the transactions contemplated herein; provided, however, for any Other Required Approvals that have not been

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obtained by NewCo on or prior to the Effective Date, this condition shall be deemed to have been satisfied if (i) the Governmental Unit that issues such Other Required Approval acknowledges in writing that it has received an application from NewCo for such Other Required Approval and the application is being processed by such Governmental Unit, (ii) EME Homer City holds the applicable Other Required Approval and has agreed to continue operating the Facility insofar as necessary for EME Homer City’s Other Required Approval to enable continued operation of the Facility until the applicable Other Required Approval is obtained by the Reorganized Debtor or (iii) applicable law or procedure provides for the transfer of the Other Required Approval to occur following a transfer in the ownership or operation of the Facility;

(g)                                 the Requisite Consenting Bondholders shall have consented to the selection of the Operator, which consent shall not be unreasonably withheld, conditioned or delayed;

(h)                                 the closing of the transactions under the Master Transaction Agreement shall have occurred on the Effective Date in accordance with the transactions described in Section 6.1 herein and EME shall have granted a release coextensive with the release set forth in Section 10.6 of the Plan to each holder of Bonds who has voted to accept the Plan and who has not elected to opt out of providing the release provided by Section 10.6 of the Plan;

(i)                                     the New Secured Bond Indenture Trustee shall have received from each party to the New Secured Bond Indenture a counterpart of the New Secured Bond Indenture executed on behalf of such party and such agreements shall be in full force and effect in accordance with their terms;

(j)                                     the New Secured Bond Collateral Agent shall have received from each party to the New Secured Bond Security Agreement, the Intercreditor Agreement, the Mortgage and the Collateral Assignments a counterpart of each such agreement executed by such party and such agreements shall be in full force and effect in accordance with their terms;

(k)                                  the Informal Bondholder Group Counsel shall have received evidence reasonably satisfactory to it that: (i) the New Secured Bond Indenture, the New Secured Bond Security Agreement, the Intercreditor Agreement, the Mortgage and the Collateral Assignments have been duly executed and delivered and, subject only to the occurrence of the Effective Date, are in full force and effect in accordance with their terms; and (ii) to the extent covenants are required to be satisfied as of the Issue Date (as defined in the New Secured Bond Indenture) under the New Secured Bond Indenture and the Collateral Agreements, the Informal Bondholder Group Counsel shall have received evidence, in form and substance reasonably acceptable to the Informal Bondholder Group Counsel) that, subject only to the

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occurrence of the Effective Date, such covenants have been satisfied as of the Issue Date;

(l)                                     at the time of, and immediately after giving effect to the issuance of the New Secured Bonds, no Default (as defined in the New Secured Bond Indenture) shall have occurred and be continuing;

(m)                               the Informal Bondholder Group Counsel shall have received evidence reasonably satisfactory to it that the New Credit Agreement has been duly executed and delivered and all conditions precedent to initial borrowings thereunder have been satisfied or duly waived;

(n)                                 the Debtor or GE Capital shall have used commercially reasonable efforts to obtain a senior secured long-term debt rating in accordance with the terms of the New Secured Bond Indenture;

(o)                                 NewCo shall have provided the Informal Bondholder Group Counsel a certificate of good standing within thirty (30) days prior to the Effective Date;

(p)                                 the Informal Bondholder Group Counsel shall have been provided with copies of any officers certificates, trustee’s certificates and legal opinions that are provided to the New Secured Bond Indenture Trustee;

(q)                                 the New Secured Bond Indenture Trustee shall have authenticated the New Secured Bonds and acknowledged the New Secured Bond authentication order in accordance with the terms of the New Secured Bond Indenture;

(r)                                    GE Capital, MetLife and the Owner Lessors shall have provided the releases set forth in Section 4.03 of the Plan Support Agreement; and

(s)                                  EFSHC shall have contributed and assigned to the Reorganized Debtor such portion of the Work (as defined in the EPC Contract and inclusive of the items included in such term in section 8.1 therein) to which legal title has passed, as of the Effective Date, to EFSHC pursuant to section 8.1 of the EPC Contract.

9.2                               Waiver of Conditions Precedent.

Each of the conditions precedent set forth in Section 9.1 hereof, except for the condition precedent contained in Section 9.1(b) hereof, may be waived by GE Capital and the Requisite Consenting Bondholders without any notice to other parties in interest or the Bankruptcy Court and without a hearing.

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9.3                               Effect of Failure of Conditions to the Effective Date.

If the conditions specified in Section 9.1 hereof have not been satisfied or waived in accordance with Section 9.2 (x) prior to [February 20], 2013, or (y) solely in the event that as of [February 20], 2013, the condition precedent set forth in Section 9.1(e) hereof is the only condition precedent to the Effective Date that has not been satisfied or waived in accordance with Section 9.2, prior to [March 22], 2013, then (i) the Confirmation Order shall be of no further force or effect; (ii) no distributions under the Plan shall be made; (iii) the Debtor and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred; and (iv) all of the Debtor’s obligations with respect to the Claims and Equity Interests shall remain unchanged, and nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtor or any other entity or to prejudice in any manner the rights of the Debtor or any other entity in any further proceedings involving the Debtor or otherwise.  Upon such occurrence, the Debtor shall file a written notification with the Bankruptcy Court that the Plan has been withdrawn and shall serve such notice upon the legal advisors to each of the Existing Bond Indenture Trustee, the Lease Indenture Trustee, the Member or Manager, the Independent Manager, the New Secured Bond Indenture Trustee, the Informal Bondholder Group, GE Capital, and MetLife.

9.4                               Reservation of Rights.

The Plan shall have no force or effect unless and until the Effective Date occurs.  Prior to the Effective Date, none of the filing of the Plan, any statement or provision contained in the Plan, or action taken by the Debtor or any other party with respect to the Plan shall be, or shall be deemed to be, an admission or waiver of any rights of the Debtor or any other party with respect to any Claims or Equity Interests or any other matter.

9.5                               Substantial Consummation.

Substantial consummation of the Plan under section 1101(2) of the Bankruptcy Code shall be deemed to occur on the Effective Date.

ARTICLE X

EFFECT OF CONFIRMATION

10.1                        Vesting of Assets.

On the Effective Date, pursuant to section 1141(b) and (c) of the Bankruptcy Code, except for the Liens and security interests granted to secure the obligations under the New Credit Agreement and the New Secured Bonds and as otherwise provided in the Plan, all property of the Debtor’s estate shall vest in the Reorganized Debtor free and clear of all Claims, Liens, encumbrances, charges, and other interests.  On and after the Effective Date, the Reorganized Debtor may operate its business and may use, acquire, and dispose of its property without supervision or approval by the Bankruptcy Court, free from any restrictions of the Bankruptcy Code or the Bankruptcy Rules, and in all respects as if there were no pending case under any chapter or provision of the Bankruptcy Code, except as provided herein.

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10.2                        Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall be binding upon and inure to the benefit of the Debtor, the Reorganized Debtor, any holder of a Claim against or Equity Interest in the Debtor and such holder’s respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan.

10.3                        Discharge of Homer City Funding LLC.

Except to the extent otherwise provided in the Plan, the treatment of all Claims against or Equity Interests in the Debtor under the Plan shall be in exchange for and in complete satisfaction, discharge, and release of, all Claims against the Debtor or Equity Interests in the Debtor, in each case, arising prior to the Effective Date, of any nature whatsoever, known or unknown, including any interest accrued or expenses incurred thereon from and after the Commencement Date, or against the Estate or its properties or interests in property.  Except as otherwise provided in the Plan, upon the Effective Date, all Claims against the Debtor and Equity Interests in the Debtor, in each case, arising prior to the Effective Date, shall be satisfied, discharged and released in full exchange for the consideration provided under the Plan.  Except as otherwise provided in the Plan, all entities shall be precluded from asserting against the Reorganized Debtor or its respective properties or interests in property, any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

10.4                        Exculpation.

The Exculpated and Released Parties, the Debtor and the Reorganized Debtor, each in their representative and individual capacities, shall have no liability to any holder of a Claim or Equity Interest or any other Person or entity for any act or omission in connection with, arising out of, or relating to the negotiation of the Plan Support Agreement, the Disclosure Statement, the New Credit Agreement, the New Secured Bond Indenture, the Plan, the solicitation of votes for and the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Chapter 11 Case, the Plan, or the property to be distributed under the Plan, or any other document related to the foregoing, except for actual fraud, willful misconduct, gross negligence or criminal conduct, as determined by a Final Order and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

10.5                        Releases by the Debtor and Reorganized Debtor.

Except for the right to enforce any Claims, causes of action and the like arising under or with respect to the Plan, the Implementation Agreement or the Master Transaction Agreement, to the fullest extent permissible under applicable law, for consideration received, the sufficiency of which is hereby acknowledged, the Debtor and Reorganized Debtor shall, as of the Effective Date, be deemed to unconditionally and forever release, waive, and discharge the Exculpated and Released Parties, each in their representative and individual capacities, from any prosecution or attempted prosecution of any and all Claims, causes of action and the like, arising before the Effective Date, that the Debtor and/or the Reorganized Debtor may have arising

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under, related to or in connection with the 2001 Transaction, the Lease Indentures, the Existing Bond Indenture, the Existing Bonds or any of the documents entered into in connection with the Participation Agreements, including, but not limited to, the Operative Documents defined therein, provided, however, that nothing in this Section 10.5 shall operate to release or discharge any of the Exculpated and Released Parties from any of their respective obligations under the Plan, the Master Transaction Agreement (including under or in respect of any rights, assets or properties transferred pursuant to the EMMT Assignment Agreement (as defined in the Master Transaction Agreement)) or under any other agreement entered into in connection with the Master Transaction Agreement or the Plan.  For the avoidance of doubt, the Debtor forever releases, waives, and discharges all claims it has, as a holder of Lessor Notes or otherwise, under the Lease Indenture, the Lessor Notes, the Existing Bond Indenture and related documents against the Owner Participants, EME, the Lease Indenture Trustee, the Existing Bond Indenture Trustee, the Security Agent, the Informal Bondholder Group, the Manager, the Independent Manager and the Owner Lessors, and each of their respective officers, directors, agents, employees, attorneys, advisors or other professionals.

10.6                        Releases by Holders of Claims.

As of the Effective Date, to the fullest extent permissible under applicable law, for consideration received, the sufficiency of which is hereby acknowledged, each holder of a Claim entitled to vote to accept or reject the Plan who votes to accept the Plan shall be deemed to unconditionally and forever release, waive, and discharge the Exculpated and Released Parties, the Debtor and the Reorganized Debtor, each in their representative and individual capacities, from any prosecution or attempted prosecution of any and all Claims, causes of action and the like that such holder of a Claim has or may have against the above-referenced parties, in each case, relating to the Debtor or the 2001 Transaction, including, without limitation, any claims causes of action and the like arising under, related to or in connection with the 2001 Transaction, the Lease Indentures, the Existing Bond Indenture, the Existing Bonds or any of the documents entered into in connection with the Participation Agreements, including, but not limited to, the Operative Documents defined therein, provided, however, except for members of the Informal Bondholder Group, each holder of a Claim entitled to vote to accept or reject the Plan may choose to opt out of providing such releases to the Exculpated and Released Parties by checking the appropriate box on such holder’s Ballot; provided, further, that any such holder that opts out of providing the releases set forth in this Section 10.6 will not itself receive releases under this Section 10.6, provided, further, that nothing in this Section 10.6 shall operate to release or discharge any of the Exculpated and Released Parties, the Debtor, or the Reorganized Debtor from any of their respective obligations under the Plan, the Master Transaction Agreement (including under or in respect of any rights, assets or properties transferred pursuant to the EMMT Assignment Agreement (as defined in the Master Transaction Agreement)) or under any other agreement entered into in connection with the Master Transaction Agreement or the Plan; and, provided, further, that the foregoing shall not operate as a waiver or release of Claims or causes of action, if any, asserted by any holder of a Claim against any of the Exculpated and Released Parties, the Debtor or the Reorganized Debtor (i) arising out of actual fraud or criminal conduct, as determined by a Final Order or (ii) arising out of any act or omission of an Exculpated and Released Party, the Debtor or the Reorganized Debtor unknown to such holder of a Claim

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as of the deadline for objecting to confirmation of the Plan, that constitutes willful misconduct or gross negligence of such Exculpated and Released Party, the Debtor or the Reorganized Debtor.

10.7                        Waiver of Statutory Limitations on Releases.

Each of the releasing parties in each of the releases contained in the Plan expressly acknowledges that, although ordinarily a release may not extend to claims which the releasing party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, they have carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or claims.  Without limiting the generality of the foregoing, each releasing party expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of executing the release, which if known by it may have materially affected its settlement with the released party, including, without limitation, the provisions of California Civil Code section 1542.  The releases contained in the Plan are effective regardless of whether matters released thereby are presently known or unknown, suspected or unsuspected, foreseen or unforeseen.

10.8                        Waiver of Avoidance Actions.

Effective as of the Effective Date, the Reorganized Debtor shall be deemed to have waived the right to prosecute, and to have settled and released for fair value, any avoidance or recovery actions under sections 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code or other applicable law that belong to the Reorganized Debtor and/or that the Reorganized Debtor could have prosecuted as a debtor or debtor in possession (i) in respect of or relating to the Lease Indentures, the Specified Operative Documents, the Existing Bond Indenture or the Existing Bonds or (ii) otherwise against the Owner Participants, the Owner Lessors, EME, the Existing Bond Indenture Trustee, the Lease Indenture Trustee, the Security Agent, any holder of Existing Bonds, or any of their respective Affiliates.

10.9                        Term of Injunctions or Stays.

Except to the extent otherwise provided in the Plan, all Persons or entities who have held, hold or may hold Claims against the Debtor or Equity Interests in the Debtor are permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Equity Interest against the Reorganized Debtor, (ii) the enforcement, attachment, collection or recovery by any manner or means of any pre-Effective Date judgment, award, decree or order against the Reorganized Debtor with respect to any such Claim or Equity Interest, (iii) creating, perfecting or enforcing any encumbrance of any kind against the Reorganized Debtor, or against the property or interests in property of the Reorganized Debtor, as applicable with respect to any such pre-Effective Date Claim or Equity Interest, (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any pre-Effective Date obligation due from the Debtor or the Reorganized Debtor, or against the property or interests in property of the Reorganized Debtor with respect to any such pre-

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Effective Date Claim or Equity Interest and (v) pursuing any Claim released or waived pursuant to Sections 10.5 through 10.8 of the Plan.

Unless otherwise provided, all injunctions or stays arising under or entered during the Chapter 11 Case under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

10.10                 Preservation of Claims.

Except as otherwise provided in this Plan, including Sections 10.5 and 10.6, as of the Effective Date, pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, any cause of action accruing to the Debtor shall become an asset of the Reorganized Debtor, and the Reorganized Debtor shall have the authority to commence and prosecute any such cause of action for the benefit of the Estate.  After the Effective Date, the Reorganized Debtor shall have the authority to compromise and settle, otherwise resolve, discontinue, abandon or dismiss all such causes of action without the approval of the Bankruptcy Court.

ARTICLE XI

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code, on and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising in, arising under, and related to, the Chapter 11 Case for, among other things, the following purposes:

(a)                                  to determine any motion, adversary proceeding, application, contested matter, and other litigated matter involving the Debtor pending on or after the Effective Date;

(b)                                 to ensure that distributions to holders of Claims are accomplished as provided in the Plan;

(c)                                  to allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Expense and the resolution of any objections to the allowance or priority of Claims or Equity Interests;

(d)                                 to enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(e)                                  to issue injunctions, enter and implement orders, and take such other actions as may be necessary or appropriate in aid of execution of the Plan or to restrain interference by any Person or entity with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

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(f)                                    to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(g)                                 to hear and determine all applications of retained professionals under sections 330, 331, and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date;

(h)                                 to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated hereby, or any agreement, instrument, or other document governing or relating to any of the foregoing;

(i)                                     to take any action and issue such orders as may be necessary to construe, enforce, implement, execute, and consummate the Plan or to maintain the integrity of the Plan following consummation;

(j)                                     to hear and determine matters concerning state, local, and federal taxes, including, but not limited to, matters proceeding under sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

(k)                                  to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code or title 28 of the United States Code;

(l)                                     to hear and determine any rights, Claims, or causes of action held by or accruing to the Debtor pursuant to the Confirmation Order, the Bankruptcy Code, or any federal statute or legal theory;

(m)                               to hear and determine all disputes involving the existence, scope, and nature of the discharges granted under Section 10.3 of the Plan;

(n)                                 to hear and determine all disputes involving or in any manner implicating the exculpation and release provisions granted under Sections 10.4 through 10.8 of the Plan;

(o)                                 to enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered into in connection with the Chapter 11 Case; and

(p)                                 to enter a final decree closing the Chapter 11 Case.

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ARTICLE XII

MISCELLANEOUS

12.1                        Payment of Statutory Fees.

On the Effective Date, and thereafter as may be required, the Reorganized Debtor shall pay all fees payable under section 1930 of chapter 123 of title 28 of the United States Code.

12.2                        Filing of Additional Documents.

The Debtor may file such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

12.3                        Schedules, Exhibits and Plan Supplement Incorporated.

The contents of the Plan Supplement and all exhibits and schedules to this Plan, including, without limitation, any exhibits and schedules that are in the Disclosure Statement and incorporated into the Plan by reference, are incorporated into and are a part of the Plan as if fully set forth herein.  The documents contained in the Plan Supplement are an integral part of the Plan and shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

12.4                        Plan Amendment; Creditor Consents.

The Plan may be amended, modified, or supplemented by the Debtor or the Reorganized Debtor in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code; provided, however, that the Debtor or the Reorganized Debtor shall not amend or modify the Plan unless GE Capital and the Requisite Consenting Bondholders have consented to such amendment or modification.  Prior to the Effective Date, and subject to the consent of GE Capital and the Requisite Consenting Bondholders, the Debtor may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court.  Subject to the right of the Requisite Consenting Bondholders to consent to amendments, modifications, and supplements of or to the Plan as set forth herein, holders of Claims that have accepted the Plan shall be deemed to have accepted the Plan, as amended, modified, or supplemented, if the proposed amendment, modification, or supplement does not materially and adversely change the treatment of the Claim of such holder; provided, however, that any holders of Claims who were deemed to accept the Plan because such Claims were unimpaired shall continue to be deemed to accept the Plan only if, after giving effect to such amendment, modification, or supplement, such Claims continue to be unimpaired.

12.5                        Effectuating Documents and Further Transactions.

Each of the officers or other authorized persons of the Reorganized Debtor, the general partner of the Reorganized Debtor, or the Operator, as applicable, is authorized, in accordance with his or her authority under the governing documents of the Reorganized Debtor, to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other

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agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

12.6                        Inconsistency.

In the event of any inconsistency among the Plan, the Disclosure Statement, or any exhibit or schedule to the Disclosure Statement, the provisions of the Plan shall govern.

12.7                        Section 1125(e) of the Bankruptcy Code.

As of the Confirmation Date, the Debtor, and, to the extent applicable, GE Capital, the Informal Bondholder Group, the Existing Bond Indenture Trustee, and the Member, shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code.  The Exculpated and Released Parties, the Debtor and the Reorganized Debtor, each in their representative and individual capacities, have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities under the Plan.  Accordingly, such entities and individuals shall not be liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of the securities under the Plan.

12.8                        Compliance with Tax Requirements.

In connection with the Plan and all instruments issued in connection herewith and distributed hereunder, the Debtor, Reorganized Debtor, Disbursing Agent or any other party issuing any instruments or making any distribution under the Plan, as applicable, shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions under the Plan shall be subject to any withholding or reporting requirements.  Notwithstanding the above, each holder of a Claim that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit on account of such distribution, including withholding tax obligations in respect of in-kind (non-cash) distributions.  Any party issuing any instrument or making any distribution under the Plan has the right, but not the obligation, to refrain from making such distribution until the holder of the Claim on account of which such distribution has been allocated has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

12.9                        Section 1145 Exemption.

Pursuant to section 1145(a) of the Bankruptcy Code, the New Secured Bonds issued under the Plan shall be exempt from registration under section 5 of the Securities Act and any state’s securities law registration requirements and may be resold by holders thereof without registration, unless the holder is an “underwriter” (as defined in section 1145(b)(1) of the Bankruptcy Code) with respect to such securities, in each case, subject to the terms thereof, and applicable securities laws.

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12.10                 Exemption from Transfer Taxes.

Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under or in connection with the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan (including the mergers of the Owner Lessors into NewCo and the transfer of certain assets by EME Homer City to NewCo pursuant to Section 6.1(d) hereof) shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

12.11                 Request for Expedited Determination of Taxes.

The Reorganized Debtor may request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, on behalf of the Debtor for any and all taxable periods ending after the Commencement Date through, and including, the Effective Date.

12.12                 Dissolution of Any Statutory Committee.

Any creditor or equity committee appointed pursuant to section 1102 of the Bankruptcy Code in the Chapter 11 Case shall be dissolved on the Effective Date.  The Reorganized Debtor shall no longer be responsible for paying any fees and expenses incurred by the advisors to any such statutory committees after the Effective Date.

12.13                 Revocation, Withdrawal, or Non-Consummation of the Plan.

Subject to obtaining the prior written consent of GE Capital and the Requisite Consenting Bondholders, the Debtor may revoke or withdraw the Plan at any time prior to the Confirmation Date and file other plans of reorganization.  If the Debtor revokes or withdraws the Plan, or if the Confirmation Order is not entered or consummation of the Plan does not occur, (i) the Plan shall be null and void in all respects, (ii) any assumption of executory contracts or unexpired leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, (iii) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (a) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtor or any other Person or entity, (b) prejudice in any manner the rights of the Debtor or any Person or entity in any further proceedings involving the Debtor or any other Person, or (c) constitute an admission of any sort by the Debtor or any other Person or entity (including, without limitation, with respect to the treatment of the 2001 Transaction), and (iv) any votes to accept the Plan shall not be binding on any holder of any Claims.

12.14                 Severability of Provisions in the Plan.

If prior to the entry of the Confirmation Order, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy

38

Court may, at the request of GE Capital and the Requisite Consenting Bondholders, alter and interpret such term or provision to the extent necessary to render it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as so altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remaining terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

12.15                 Governing Law.

Except to the extent that (i) the Bankruptcy Code or other federal law is applicable or (ii) an exhibit or schedule to the Plan or the Disclosure Statement or any agreement entered into with respect to the restructuring contemplated herein provides otherwise (in which case the governing law specified therein shall be applicable to such exhibit, schedule or agreement), the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws that would require application of the laws of another jurisdiction.

12.16                 Time.

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006(a) shall apply.

12.17                 No Admissions.

If the Effective Date does not occur, the Plan shall be null and void in all respects, and nothing contained in the Plan shall (i) constitute a waiver or release of any claims by or against, or any interests in, the Debtor or any other Person, (ii) prejudice in any manner the rights of the Debtor or any other party in interest, or (iii) constitute an admission of any sort by the Debtor or other party in interest (including, without limitation, with respect to the treatment of the 2001 Transaction).

12.18                 Notices.

To be effective, all notices, requests or demands to or on the Debtor or the Reorganized Debtor shall be (i) in writing, (ii) served by certified mail (return receipt requested), hand delivery, overnight delivery service, first class mail, electronic mail or facsimile transmission, and (iii) unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by electronic mail and facsimile transmission, when received and telephonically confirmed, addressed as follows:

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(a)                                  For the Debtor:

RICHARDS, LAYTON & FINGER, P.A.

One Rodney Square

P.O. Box 551

Wilmington, Delaware  19899

Attention: Paul N. Heath, Esq.

Telephone:  (302) 651-7700

Facsimile: (302) 498-7590

Email: heath@rlf.com

(b)                                 For the Member:

Wilmington Trust Company

1105 N. Market Street

Suite 1300

Wilmington, Delaware 19801

Attention:  Thomas Strauss

with a copy to:

Morris James LLP

500 Delaware Avenue, Suite 1500

Wilmington, Delaware  19801-1494

Attention: Ross Antonacci, Esq.

Telephone:  (302) 888-6914

Facsimile: (302) 498-7590

Email: RAntonacci@morrisjames.com

(c)                                  For the Reorganized Debtor:

c/o GE Energy Financial Services

800 Long Ridge Road

Stamford, Connecticut 06924

Attention: William Bradley, Esq.

Facsimile: (203) 961-2000

Email: William.Bradley@ge.com

(d)                                 For GE Capital

WEIL, GOTSHAL & MANGES LLP

767Fifth Avenue

New York, New York  10153

Attention:  Debra A. Dandeneau, Esq.

Telephone:  (212) 310-8000

Telecopier:  (212) 310-8007

40

Email: debra.dandeneau@weil.com;
Reference Number: 47660.3472

(e)                                  For MetLife

Metropolitan Life Insurance Company

ATTN: Director, Leveraged Leases and Tax Equity

10 Park Avenue

Morristown, New Jersey 07962

Email: LLTE@metlife.com

with a copy to:

Metropolitan Life Insurance Company

ATTN: Chief Counsel, Securities Investments (PRIV)

10 Park Avenue

Morristown, New Jersey 07962

Email: sec_invest_law@metlife.com

(f)                                    For the Informal Bondholder Group

CADWALADER, WICKERSHAM & TAFT LLP
One World Financial Center
New York, New York 10281
Attention:  George A. Davis, Esq.
Telephone:  (212) 504 6000
Telecopier:  (212) 504 6666
Email: george.davis@cwt.com

Dated:                       , 2012

Respectfully submitted,

HOMER CITY FUNDING LLC

By:	WILMINGTON TRUST
COMPANY, its Member

By:
Name:
Title:

41

COUNSEL:

Paul N. Heath, Esq.
Richards, Layton & Finger, P.A.
One Rodney Square
P.O. Box 551
Wilmington, DE 19899
(302) 651-7700

42

Exhibit 1.1.16

Form of Collateral Assignments

Exhibit 1.1.27

Form of EFSHC Security Agreement

Exhibit 1.1.46

Form of Intercreditor Agreement

Exhibit 1.1.56

Master Transaction Agreement

Exhibit 1.1.59

Form of Mortgage

Exhibit 1.1.60

Form of New Credit Agreement

Exhibit 1.1.63

Form of New Secured Bond Indenture

Exhibit 1.1.67

Form of New Secured Bond Security Agreement

Exhibit 1.1.90

Specified Operative Documents

Exhibit 1.1.94

Form of Working Capital Facility Security Agreement

Exhibit 6.8

Closing Documents

1.               Perfection Certificate for New Senior Secured Bonds

2.               Mortgagee’s Pro Forma Policy of Title Insurance, which shall be reasonably acceptable if (a) the policy contains no exceptions other than Permitted Liens (as defined in the New Secured Bond Indenture), (b) customary and other reasonably requested endorsements are appended thereto (e.g., comprehensive and other customary endorsements to mortgagees’ title insurance policies issued in the Commonwealth of Pennsylvania) and (c) coverage thereunder is in an amount no less than 100% of the aggregate principal amount of the New Secured Bonds.

3.               New ALTA 2011 Survey relating to the real property included in the ALTA Surveys prepared by Hampton Technical Associates, Inc. dated January 22, 1999 (Homer City Plant property) and January 19, 1999 (Two Lick Reservoir property), respectively (collectively, the “1999 Surveys”); provided, however, that such survey shall be reasonably acceptable to the Requisite Consenting Bondholders to the extent that it does not disclose the existence of any encroachments, gaps, encumbrances or other matters not shown on the 1999 Surveys that would reasonably be expected to have a material and adverse effect on (i) marketability of title and insurability of the Mortgage, (ii) the value of the property, or (iii) the ability to use the property for its current use.

4.               Insurance certificates required under the Collateral Agreements, provided, however, that such certificates shall be reasonably acceptable to the Requisite Consenting Bondholders if they indicate that the Reorganized Debtor is complying with the covenants required under the Collateral Agreements.

5.               Transition Services Agreement, if any.

6.               Management Services Agreement.

7.               Indemnification Agreement, if any.

8.               Interconnection Agreement, but only to the extent of any amendments or modifications of the existing Interconnection Agreement that would materially reduce the transmission capacity available to the Facility.

9.               EMMT Services Agreement, if any.

10.         Any amendments, modifications or supplements to the EPC Contract, it being understood that GE Capital shall, or shall cause EFSHC to, deliver any such amendment, modification or supplement to the Informal Bondholder Group Counsel and the consent rights afforded in connection herewith shall be in the form of a right to object to any such amendment, modification or supplement by the Informal Bondholder Group Counsel, exercisable within 10 days of the delivery of any such amendment, modification or supplement to Informal Bondholder Group Counsel, with any necessary disclosures related to such amendment, modification or supplement being limited to a fair summary of the material changes sought to be effected thereby.

11.         Any amendments, modifications or supplements to the following documents set forth on Schedule 1.01 of the New Secured Bond Indenture, but only to the extent that such amendments, modifications or supplements would (i) modify the calculation of Revenues (as defined in the New Secured Bond Indenture) or cause the Company or its subsidiaries to incur investment income in any accounts, (ii) cause or permit the Company or any of its Subsidiaries to create, incur, assume or suffer to exist any contingent obligations or indemnities, (iii) constitute an Affiliate Transaction under the New Secured Bond Indenture, (iv) cause or permit the Company or any of its Subsidiaries to make any Restricted Payments (as defined in the New Secured Bond Indenture), (v) materially affect the rights of holders of the Existing Bonds or the New Secured Bonds, or (vi) otherwise be prohibited under the New Secured Bond Indenture draft filed with the Securities and Exchange Commission as Exhibit T3C.1 to the Form T-3 on [             ] 2012, it being understood that GE Capital shall, or shall cause EFSHC, NewCo, or its applicable Affiliate (as the case may be), to, deliver any such amendment, modification or supplement to the Informal Bondholder Group Counsel and the consent rights afforded in connection herewith shall be in the form of a right to object to any such amendment, modification or supplement by the Informal Bondholder Group Counsel, exercisable within 10 days of the delivery of any such amendment, modification or supplement to Informal Bondholder Group Counsel, with any necessary disclosures related to such amendment, modification or supplement being limited to a fair summary of the material changes sought to be effected thereby:

a.               Implementation Agreement, dated as of March 29, 2012, between EME Homer City Generation L.P. and General Electric Capital Corporation.

b.              Easement, License and Attachment Agreement, dated as of March 18, 1999, between EME Homer City Generation L.P., Pennsylvania Electric Company and New York State Electric & Gas Corporation.

c.               Agreement, dated January 1, 2008 - December 31, 2012, between EME Homer City Generation L.P. and Local Union 459 of the International Brotherhood of Electrical Workers.

d.              Operation and Maintenance Agreement, dated as of a date to be determined, between NRG Homer City Services LLC and Homer City Generation, L.P.

e.               Amended and Restated Limited Partnership Agreement of Homer City Generation, L.P., dated as of a date to be determined, by and among EFS HC GP, LLC , as general partner and the limited partners listed on the signature pages thereto.

2

COLLATERAL ASSIGNMENT OF RIGHTS

UNDER THE TURNKEY ENGINEERING, PROCUREMENT

AND CONSTRUCTION AGREEMENT

[        ], 2012

This COLLATERAL ASSIGNMENT OF RIGHTS UNDER THE TURNKEY ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT (this “Agreement”) is made this [    ] day of [        ], 2012, by EFS Homer City, LLC, a Delaware limited liability company (the “Company”), in favor of THE BANK OF NEW YORK MELLON, not in its individual capacity but solely in its capacity as collateral agent (the “Collateral Agent”) for the Secured Parties (as defined in the Security Agreement).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture referred to below.

RECITALS

WHEREAS, the Company has entered into that certain Turnkey Engineering, Procurement and Construction Agreement, dated as of April 2, 2012 with Kiewit Power Constructors Co. (the “KPC”), as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof (the “Contract”);

WHEREAS, Homer City Generation, L.P., a Delaware limited partnership (the “Issuer”), is party to that certain indenture dated as of [        ], 2012 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Indenture”), by and between the Issuer and THE BANK OF NEW YORK MELLON, as the Trustee and Collateral Agent, pursuant to which, among other things, the Secured Parties (as defined in the Security Agreement) identified therein have agreed to make, subject to the terms thereof, extensions of credit to the Issuer;

WHEREAS, pursuant to the terms of the Indenture, the Collateral Agent and the Secured Parties have required that the Company collaterally assign to the Collateral Agent, for the benefit of the Secured Parties, all of the Company’s rights and remedies under the Contract;

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company agrees as follows:

1.                                       As security for the payment and performance of all of the Obligations, the Company hereby collaterally assigns, transfers, sets over, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a first priority security interest in and lien upon (subject to Permitted Liens), all of the Company’s rights and remedies under and with respect to the Contract, including, without limitation, its rights and remedies with respect to (i) any breach by KPC of any of its respective representations, warranties and covenants under the Contract and (ii) any indemnification from KPC arising under or pursuant to the Contract.

2.                                       Prior to the occurrence of an Event of Default under the Indenture, insofar as the Company may have any right, privilege or claim against KPC under the Contract, including, without limitation, all of the Company’s rights and remedies with respect to indemnification, the Company will use prudent business judgment concerning the enforcement of such rights and, if in the exercise of such judgment, the Company determines to enforce such rights or remedies, it will enforce the same in good faith.

3.                                       Effective from and after the occurrence and during the continuance of an Event of Default under the Indenture, the Company hereby irrevocably authorizes and empowers the Collateral Agent or its agent, in the Collateral Agent’s reasonable discretion, to (i) cure any defaults of the Company under, and in accordance with, the Contract, (ii) assert, either directly or on behalf of the Company, any right, privilege or claim the Company may, from time to time, have against KPC under the Contract, as the Collateral Agent may deem reasonable, and (iii) receive and collect any and all damages, awards and other monies resulting therefrom and apply the same on account of any of the Obligations.  In no event, however, shall the Collateral Agent be obligated to cure any default or assert any such right, privilege or claim of the Company, and the Collateral Agent’s failure to do so shall not give rise to any liability to the Company or any other Persons.  Notwithstanding anything to the contrary contained in the Contract, the parties acknowledge and agree that KPC may not terminate the Contract due to an EFS Homer City Event of Default (as defined in the Contract) arising under Section 15.6 of the Contract unless such EFS Homer City Event of Default remains uncured after a period of sixty (60) days after the day on which the applicable cure period expired.

4.                                       Upon the occurrence and during the continuance of an Event of Default, the Company shall irrevocably make, constitute and appoint the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as its true and lawful attorney (and agent-in-fact) for the purposes of enabling the Collateral Agent or its agent to cure such defaults, assert such rights, privileges or claims and receive, collect and apply such monies in the manner set forth hereinabove.

5.                                       Notwithstanding the foregoing, the Company expressly acknowledges and agrees that it shall remain liable under the Contract to observe and perform all of the conditions and obligations therein contained to be observed and performed by it pursuant to the terms thereof, and that neither this Agreement, nor any action taken pursuant hereto, shall cause the Collateral Agent or any Secured Party to be under any obligation or liability in any respect whatsoever to any party to the Contract for the observance or performance of any of the representations, warranties, conditions, covenants, agreements or terms therein contained.

6.                                       This Agreement shall continue to be effective until (i) the payment in full of all Obligations of the Issuer under the Indenture and the Notes or (ii) otherwise terminated in accordance with the Indenture or Security Agreement.

7.                                       THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE

2

SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.

8.                                       KPC acknowledges notice of and consents to the collateral assignment by the Company to the Collateral Agent, for the benefit of the Secured Parties, of the Company’s right, title and interest in, to and under the Contract.  KPC acknowledges that the Collateral Agent, for the benefit of the Secured Parties is a “Financing Party” under the Contract and is entitled to all rights and remedies of a Financing Party under the Contract.  KPC agrees to provide to the Collateral Agent, concurrently with delivery thereof to the Company, copies of each notice, request or demand relating to a default under the Contract and all status reports required to be delivered under the Contract to the following address:

The Bank of New York Mellon
101 Barclay Street
New York, New York 10286
Attention: Corporate Trust Division
Facsimile No.: 212-815-5704

9.                                       KPC and the Company each represents and warrants to the Collateral Agent that (i) true, accurate and complete copies of the Contract together with any guaranties delivered in connection therewith have been delivered to the Collateral Agent, and (B) unmodified and in full force and effect; and (ii) there exists under the Contract no event of default (as such term or similar term is used and defined in the Contract), nor does there exist any event or condition which with notice or the passage of time (or both) would constitute an event of default.

10.                                 The Company will not modify, waive, amend or otherwise change the Contract in any manner (i) to materially amend the definition of Substantial Completion in a manner materially adverse to the Holders, or (ii) that could reasonably be interpreted to have been made in order to circumvent the provisions of the Indenture related to the Contract. Notwithstanding the foregoing, the Company may modify, waive, amend or otherwise change the Contract to extend the Guaranteed Substantial Completion Date in accordance with the terms of Section 4.21 of the Indenture.

11.                                 The Collateral Agent agrees to keep all information regarding the Contract strictly confidential, and to use all such information solely in order to effectuate or monitor the purpose of this Agreement and the Indenture; provided that the Collateral Agent may provide such information (i) to its attorneys, employees and agents on a need to know basis and subject to the confidentiality undertakings set forth herein and (ii) to the extent disclosure is required by applicable law, regulation or legal process.

12.                                 This instrument may be executed in any number of counterparts and by different parties to this instrument on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any

3

manually executed signature page to this instrument delivered by a party by facsimile or other electronic transmission shall be deemed to be an original signature hereto.

[Signature Pages Follow.]

4

IN WITNESS WHEREOF, this instrument has been duly executed and delivered on the day and year first noted above.

EFS HOMER CITY, LLC

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Collateral Agent

By:
Name:
Title:

The undersigned acknowledges, agrees and consents to the terms and conditions of this Collateral Assignment of Rights under the Turnkey Engineering, Procurement and Construction Agreement:

KIEWIT POWER CONSTRUCTORS CO.

By:
Name:
Title:

SECURITY AGREEMENT

between

EFS HOMER CITY, LLC

and

THE BANK OF NEW YORK MELLON,

as COLLATERAL AGENT

Dated as of [        ], 2012

		Page

ARTICLE I	SECURITY INTERESTS	2

1.1.	Grant of Security Interests	2

1.2.	Power of Attorney	2

ARTICLE II	[Reserved.]	3

ARTICLE III	GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS	3

3.1.	Necessary Filings	3

3.2.	No Liens; Power and Authority	3

3.3.	Other Financing Statements	3

3.4.	[Reserved.]	4

3.5.	[Reserved.]	4

3.6.	Legal Names; Type of Organization (and Whether a Registered Organization and/or a Transmitting Utility); Jurisdiction of Organization; Location; Organizational Identification Numbers; Federal Employer Identification Number; Changes Thereto; etc.	4

3.7.	Certain Significant Transactions	4

3.8.	[Reserved.]	5

3.9.	[Reserved.]	5

3.10.	Recourse	5

3.11.	[Reserved.]	5

3.12.	Taxes	5

ARTICLE IV	[Reserved.]	5

ARTICLE V	[Reserved.]	5

ARTICLE VI	[Reserved.]	5

ARTICLE VII	PROVISIONS CONCERNING ALL COLLATERAL	5

7.1.	Protection of Collateral Agent’s Security	5

7.2.	[Reserved.]	6

7.3.	Additional Information	6

7.4.	Further Actions	6

7.5.	Financing Statements	7

ARTICLE VIII	REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT	7

8.1.	Remedies; Obtaining the Collateral Upon Default	7

i

(continued)

		Page

8.2.	Remedies; Disposition of the Collateral	8

8.3.	Waiver of Claims	9

8.4.	Application of Proceeds	10

8.5.	Remedies Cumulative	12

8.6.	Discontinuance of Proceedings	12

ARTICLE IX	INDEMNITY	12

9.1.	Indemnity	12

9.2.	Indemnity Obligations Secured by Collateral; Survival	13

ARTICLE X	DEFINITIONS	14

ARTICLE XI	MISCELLANEOUS	17

11.1.	Notices	17

11.2.	Waiver; Amendment	18

11.3.	Obligations Absolute	18

11.4.	Successors and Assigns	18

11.5.	Headings Descriptive	19

11.6.	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	19

11.7.	Assignors’ Duties	20

11.8.	Termination; Release	20

11.9.	Counterparts	21

11.10.	Severability	21

11.11.	The Collateral Agent and the other Secured Parties	21

11.12.	[Reserved.]	22

11.13.	[Reserved.]	22

11.14.	[Reserved.]	22

ANNEX A

–     Legal Names; Type of Organization (and Whether a Registered Organization and/or a Transmitting Utility); Jurisdiction of Organization; Location; Organizational Identification Numbers; Federal Employer Identification Number; Changes Thereto; etc

ii

SECURITY AGREEMENT

SECURITY AGREEMENT, dated as of [        ], 2012, made by the undersigned assignor (the “Assignor”) in favor of THE BANK OF NEW YORK MELLON (in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise, “BNYM”), as collateral agent (together with any successor collateral agent, the “Collateral Agent”), for the benefit of the Secured Parties (as defined below).  Certain capitalized terms as used herein are defined in Article X hereof.  Except as otherwise defined herein, all capitalized terms used herein and defined in the Indenture (as defined below).

W I T N E S S E T H:

WHEREAS, the Assignor has entered into that certain Turnkey Engineering, Procurement and Construction Agreement, dated as of April 2, 2012 with Kiewit Power Constructors Co. (the “EPC Contractor”), as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof (the “EPC Agreement”);

WHEREAS, Homer City Generation, L.P., a Delaware limited partnership (the “Issuer”) has issued 8.137% Senior Secured Notes due 2019 (the “2019 Notes”) and 8.734% Senior Secured Notes due 2026 (the “2026 Notes”, together with the 2019 Notes, collectively, the “Notes”) pursuant to that certain indenture, dated as of [        ], 2012 (as amended, modified, restated and/or supplemented from time to time, the “Indenture”), by and among the Issuer, each Guarantor from time to time party thereto and BNYM, as trustee (in such capacity, together with any successor trustee, the “Trustee”) and as Collateral Agent, for the benefit of each other and for the equal and ratable benefit of the Holders (as defined in the Indenture, the “Secured Parties”);

WHEREAS, pursuant to the terms of the Indenture, the Collateral Agent and the Secured Parties have required that the Assignor grant a security interest in the EPC Equipment and the other Collateral (each as defined below), for the benefit of the Secured Parties;

WHEREAS, the Assignor will receive substantial benefits from the execution, delivery and performance of the obligations under the Indenture and the Notes and is, therefore, willing to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Assignor, the receipt and sufficiency of which are hereby acknowledged, each Assignor hereby makes the following representations and warranties to the Collateral Agent for the benefit of the Secured Parties and hereby covenants and agrees with the Collateral Agent for the benefit of the Secured Parties as follows:

ARTICLE I

SECURITY INTERESTS

1.1.                              Grant of Security Interests.  As security for the prompt and complete payment and performance when due of all of its Obligations, the Assignor does hereby assign and transfer unto the Collateral Agent for the benefit of the Secured Parties, and does hereby pledge and grant to the Collateral Agent for the benefit of the Secured Parties, a continuing security interest in all of the right, title and interest of such Assignor in, to and under all of the following personal property and fixtures (and all rights therein) of such Assignor, or in which or to which such Assignor has any rights, in each case whether now existing or hereafter from time to time acquired:

(i)                                     equipment, materials, apparatus, structures, tools, supplies, goods and all other property or items provided by the EPC Contractor and its subcontractors that are installed or incorporated into the Project or  otherwise form or are intended to form part of the Work or the Project, including, without limitation, all Equipment, licenses, Drawings (as defined in the EPC Agreement), Final Plans (as defined in the EPC Agreement), operation and maintenance manuals and any operating spare parts purchased by the EPC Contractor on behalf of the Assignor at the Assignor’s request  in connection with the construction, operation and maintenance of the Project (the “EPC Equipment”);

(ii)                                  all books and records relating to the items referred to in the preceding clause (i); and

(iii)                               all substitutions, replacements, accessions, Proceeds and products of any and all of the foregoing (other than any Proceeds arising from the sale, assignment or transfer thereof to the Issuer or its designee) (all of the above, the “Collateral”).

1.2.                              Power of Attorney.  The Assignor hereby constitutes and appoints the Collateral Agent its true and lawful attorney, irrevocably, with full power after the occurrence of and during the continuance of an Event of Default to act, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys due or to become due to the Assignor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Collateral Agent may deem to be necessary or advisable to protect the interests of the Secured Parties, which appointment as attorney is coupled with an interest.

2

ARTICLE II

[Reserved.]

ARTICLE III

GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

The Assignor represents, warrants and covenants, which representations, warranties and covenants shall survive execution and delivery of this Agreement, as follows:

3.1.                              Necessary Filings.  All filings, registrations, recordings and other actions necessary or appropriate to create, preserve and perfect the security interest granted by the Assignor to the Collateral Agent hereby in respect of the Collateral have been or will be accomplished, in each case to the extent and within the time frames required by this Agreement and the Indenture, and the security interest granted to the Collateral Agent pursuant to this Agreement in and to the Collateral creates a valid and, together with all such filings, registrations, recordings and other actions, a perfected security interest therein prior to the rights of all other Persons therein and subject to no other Liens (other than Permitted Liens) and is entitled to all the rights, priorities and benefits afforded by the UCC or other relevant law as enacted in any relevant jurisdiction to perfected security interests, in each case to the extent that the Collateral consists of the type of property in which a security interest may be perfected by possession or control (within the meaning of the UCC as in effect on the date hereof in the State of New York), by filing a financing statement under the UCC as enacted in any relevant jurisdiction.  Notwithstanding anything to the contrary in this Agreement or the Indenture, the Collateral Agent shall not be obligated to file statements or documents necessary for perfection and the Assignor is hereby directed (and hereby agrees) to make such filings on the Collateral Agent’s behalf on the date of this Agreement and in the future.

3.2.                              No Liens; Power and Authority.  The Assignor is, and as to all Collateral acquired by it from time to time after the date hereof the Assignor will be, the owner of all Collateral free from any Lien, security interest, encumbrance or other right, title or interest of any Person (other than Permitted Liens), and such Assignor shall defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Collateral Agent.  The Assignor has full power and authority to grant to the Collateral Agent the security interest granted pursuant to this Agreement in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.

3.3.                              Other Financing Statements.  As of the date hereof, there is no financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Collateral (other than financing statements filed in respect of Permitted Liens), and so long as the Termination Date has not occurred, the Assignor will not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Collateral, except financing statements filed or to be filed in respect of

3

and covering the security interests granted hereby by the Assignor or in connection with Permitted Liens.  The Assignor has not filed or consented to the filing of any assignment in which the Assignor assigns any Collateral or any security agreement or similar instrument covering any Collateral with any foreign governmental, municipal or other office, which assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.

3.4.                              [Reserved.]

3.5.                              [Reserved.]

3.6.                              Legal Names; Type of Organization (and Whether a Registered Organization and/or a Transmitting Utility); Jurisdiction of Organization; Location; Organizational Identification Numbers; Federal Employer Identification Number; Changes Thereto; etc.  The exact legal name of the Assignor, the type of organization of the Assignor, whether or not the Assignor is a Registered Organization and/or a Transmitting Utility, the jurisdiction of organization of the Assignor, the Assignor’s Location, the organizational identification number (if any) of the Assignor, is listed on Annex A hereto.  The Assignor shall not change its legal name, its type of organization, its status as a Registered Organization (in the case of a Registered Organization), its status as a Transmitting Utility (in the case of a Transmitting Utility), its jurisdiction of organization, its Location, its organizational identification number (if any) from that disclosed on Annex A, except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Senior Secured Note Documents and so long as same do not involve (x) a Registered Organization or a Transmitting Utility ceasing to constitute same or (y) the Assignor changing its jurisdiction of organization or Location from the United States or a State thereof to a jurisdiction of organization or Location, as the case may be, outside the United States or a State thereof) if (i) it shall have given to the Collateral Agent not less than 10 days’ prior written notice of each change to the information listed Annex A (as adjusted for any subsequent changes thereto previously made in accordance with this sentence), and (ii) in connection with such change or changes, it shall have taken all action necessary or reasonably requested by the Collateral Agent to maintain the security interests of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect.  In addition, to the extent that the Assignor does not have an organizational identification number on the date hereof and later obtains one, the Assignor shall promptly thereafter notify the Collateral Agent in writing of such organizational identification number and shall take all actions reasonably satisfactory to the Collateral Agent to the extent necessary to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby fully perfected and in full force and effect.

3.7.                              Transfer of EPC Equipment.  The Assignor shall not sell, convey, transfer or otherwise dispose of any EPC Equipment (or other Collateral) to any Person, whether in a single transaction or a series of transactions; provided, however, that notwithstanding the foregoing, the Assignor shall make contributions and transfers of the EPC Equipment (and other Collateral) to the Issuer (and shall cause legal title to and ownership of the EPC Equipment to transfer to the Issuer on the dates on which such contributions and transfers are made) pursuant to and in accordance with the terms of the Contribution Agreement; provided, further, that such contributions and transfers shall commence no later than the Issue Date and subsequently occur

4

no less frequently than every quarter thereafter.  The Assignor shall provide the Collateral Agent with prompt written notice of any transfers contemplated by the immediately preceding sentence.

3.8.                              [Reserved.]

3.9.                              [Reserved.]

3.10.                        [Reserved.]

3.11.                        [Reserved.]

3.12.                        Taxes.  At its option, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Collateral and not permitted pursuant to Section 4.10 of the Indenture, and may pay for the reasonable maintenance and preservation of the Collateral to the extent the Assignor fails to do so as required by the Indenture or this Agreement or within a reasonable period of time after the Collateral Agent has requested that it do so, and the Assignor agrees to reimburse the Collateral Agent within 20 days upon written demand for any such payment made or any documented out-of-pocket expenses incurred by the Collateral Agent pursuant to the foregoing authorization.  Nothing in this paragraph shall be interpreted as excusing the Assignor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of the Assignor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Senior Secured Note Documents.

ARTICLE IV

[Reserved.]

ARTICLE V

[Reserved.]

ARTICLE VI

[Reserved.]

ARTICLE VII

PROVISIONS CONCERNING THE COLLATERAL

7.1.                              Protection of Collateral Agent’s Security.  (i) Except as otherwise not prohibited by the Senior Secured Note Documents, the Assignor will not do anything to impair the rights of the Collateral Agent in the Collateral.  The Assignor assumes all liability and responsibility in connection with the Collateral acquired by it.  The Assignor shall cause the EPC Equipment to be insured at the expense of the EPC Contractor to the extent and in a manner consistent with the requirements of the EPC Contract (the “EPC Insurance”).  The Assignor will (x) as of the date hereof, have provided the Collateral Agent with certificates of insurance evidencing the coverage

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required by the immediately preceding sentence and (y) provide the Collateral Agent with written notice of any material changes in such insurance to the extent that and promptly after the Assignor obtains knowledge of such changes.  If at any time the EPC Equipment, or any part thereof, shall not be insured to the extent and in a manner consistent with the requirements of the EPC Contract, the Assignor will, at its own expense, maintain or cause to be maintained insurance insuring all or, if applicable, such portion of, the EPC Equipment to the extent and in a manner consistent with the requirements of the Indenture.  The Assignor agrees that it will (x) promptly submit all necessary claims and otherwise use commercially reasonable efforts to obtain the proceeds to which it is entitled under the EPC Insurance and (y) deliver to the Collateral Agent prompt written notice of its receipt of proceeds under the EPC Insurance in excess of $250,000.

(ii)                                  No less than three (3) Business Days following the receipt by the Assignor of any proceeds of the EPC Insurance, the Assignor shall deposit all such proceeds in account in designated by the Collateral Agent.  Such account shall be in the name of the Assignor and subject to the control of the Collateral Agent, provided that prior to the occurrence of a continuing Event of Default the Assignor shall have unrestricted access to such account and the proceeds of the EPC Insurance deposited therein.  Upon the occurrence and during the continuance of an Event of Default (x) the Assignor hereby agrees and acknowledges that it shall have no control over such account and the proceeds of the EPC Insurance deposited therein and (y) the Collateral Agent may, and upon the direction of the Required Senior Secured Note Claimholders shall, apply any or all amounts then in, or thereafter deposited in, such account to the payment of the Obligations in the manner provided in Section 8.4 of this Agreement.

7.2.                              Certificates of Title.  The Assignor shall (i) as soon as practicable after the date hereof, in the case of Collateral in which a security interest is perfected by a notation on the certificate of title or similar evidence of ownership of such Collateral and (ii) within 30 days of acquiring any other similar Collateral, in each case, cause the Collateral Agent, for the benefit of the Secured Parties, to be named as lienholder on any such certificate of title or other evidence of ownership and deliver to the Collateral Agent any and all certificates of title of such Collateral reflecting such lien.

7.3.                              Additional Information.  The Assignor will, at its own expense, from time to time upon the reasonable request of the Collateral Agent, promptly (and in any event within 10 days after its receipt of the respective request) furnish to the Collateral Agent such information with respect to the Collateral (including the identity of the Collateral or such components thereof as may have been requested by the Collateral Agent, the value and location of such Collateral, etc.) as may be requested by the Collateral Agent.  Without limiting the forgoing, the Assignor agrees that it shall promptly (and in any event within 10 days after its receipt of the respective request) furnish to the Collateral Agent such updated Annexes hereto as may from time to time be reasonably requested by the Collateral Agent.

7.4.                              Further Actions.  The Assignor will, at its own expense and upon the reasonable request of the Collateral Agent, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such lists, descriptions and designations of its Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of

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title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral and other property or rights covered by the security interest hereby granted, which are necessary to perfect or reasonably advisable to preserve or protect the Collateral Agent’s security interest in the Collateral.

7.5.                              Financing Statements.  The Assignor agrees to execute and deliver (or cause to be executed and delivered) to the Collateral Agent such financing statements, including continuation statements, in form reasonably acceptable to the Collateral Agent, as are necessary or advisable to establish and maintain a valid, enforceable, perfected security interest in the Collateral as provided herein and the other rights and security contemplated hereby.  The Assignor will pay any applicable filing fees, recordation taxes and related expenses relating to its Collateral.  The Assignor hereby authorizes the Collateral Agent to file any such financing statements without the signature of the Assignor where permitted by law; provided, that the Collateral Agent shall be under no obligation to do so and such authorization in any event shall not relieve the Assignor of its obligations under this section.

ARTICLE VIII

REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT

8.1.                              Remedies; Obtaining the Collateral Upon Default.  Subject to applicable law, the Assignor agrees that, if any Event of Default shall have occurred and be continuing, then and in every such case, the Collateral Agent, in addition to any rights now or hereafter existing under applicable law and under the other provisions of this Agreement, shall have all rights as a Secured Party under any UCC, and such additional rights and remedies to which a Secured Party is entitled under the laws in effect in all relevant jurisdictions and may:

(i)                                     personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from the Assignor or any other Person who then has possession of any part thereof with or without notice or process of law and without breach of the peace, and for that purpose may enter upon premises owned or, to the extent lawful and permitted by the landlord, leased by the Assignor where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of the Assignor;

(ii)                                  [Reserved.];

(iii)                               [Reserved.];

(iv)                              sell, assign or otherwise liquidate any or all of the Collateral or any part thereof in accordance with Section 8.2 hereof, or direct the Assignor to sell, assign or otherwise liquidate any or all of the Collateral or any part thereof, and, in each case, take possession of the proceeds of any such sale or liquidation;

(v)                                 take possession of the Collateral or any part thereof, by directing the Assignor in writing to deliver the same to the Collateral Agent at any reasonable

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place or places designated by the Collateral Agent, in which event the Assignor shall at its own expense:

(x)                                   forthwith cause the same to be moved to the place or places so designated by the Collateral Agent and there delivered to the Collateral Agent;

(y)                                 store and keep any Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent as provided in Section 8.2 hereof; and

(z)                                   while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be reasonably necessary to protect the same and to preserve and maintain it in good condition;

(vi)                              [Reserved.];

(vii)                           exercise any and all rights and remedies applicable to the Assignor under or in connection with the Senior Secured Note Documents in respect of the Collateral;

(viii)                        apply any monies constituting Collateral or proceeds thereof in accordance with the provisions of Section 8.4 hereof; and

(ix)                                take any other action as specified in clauses (1) through (5), inclusive, of Section 9-607(a) of the UCC;

it being understood that the Assignor’s obligation to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by the Assignor of said obligation.  By accepting the benefits of this Agreement and each other Security Document, the Secured Parties expressly acknowledge and agree that this Agreement and each other Security Document may be enforced only by the action of the Collateral Agent acting upon the instructions of the Required Senior Secured Note Claimholders and that no other Secured Party shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent for the benefit of the Secured Parties upon the terms of this Agreement and the other Security Documents.

8.2.                              Remedies; Disposition of the Collateral.  If any Event of Default shall have occurred and be continuing, then any Collateral repossessed by the Collateral Agent under or pursuant to Section 8.1 hereof and any other Collateral whether or not so repossessed by the Collateral Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Collateral Agent may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable.  Any of such Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the

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Collateral Agent or after any overhaul or repair at the expense of the Assignor which the Collateral Agent shall determine to be commercially reasonable.  Any such sale, lease or other disposition may be effected by means of a public disposition or private disposition, effected in accordance with the applicable requirements (in each case if and to the extent applicable) of Sections 9-610 through 9-613 of the UCC and/or such other mandatory requirements of applicable law as may apply to the respective disposition.  In the case of any sale of Collateral, the Assignor agrees that 10 days’ notice of the time and place of any public sale or of the time after which a private sale may take place will constitute commercially reasonable notification of such matters.  The Collateral Agent may, without notice or publication, adjourn any public or private disposition or cause the same to be adjourned from time to time by announcement at the time and place fixed for the disposition, and such disposition may be made at any time or place to which the disposition may be so adjourned.  To the extent permitted by any such requirement of law, the Collateral Agent may bid for and become the purchaser (and may pay all or any portion of the purchase price by crediting Obligations against the purchase price) of the Collateral or any item thereof, offered for disposition in accordance with this Section 8.2 without accountability to the Assignor.  If, under applicable law, the Collateral Agent shall be permitted to make disposition of the Collateral within a period of time which does not permit the giving of notice to the Assignor as hereinabove specified, the Collateral Agent need give the Assignor only such notice of disposition as shall be required by such applicable law.  The Assignor agrees to do or cause to be done all such other acts and things as may be reasonably necessary to make such disposition or dispositions of all or any portion of the Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at the Assignor’s expense.

8.3.                              Waiver of Claims.  Except as otherwise provided in this Agreement, THE ASSIGNOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE COLLATERAL AGENT’S TAKING POSSESSION OR THE COLLATERAL AGENT’S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES, and the Assignor hereby further waives, to the extent permitted by law:

(i)                                     all damages and claims, on any theory of liability, arising out of, in connection with, or as a result of (x) such taking of possession or any such disposition, or (y) this Agreement or any agreement or instrument contemplated hereby, except, in each case, any damages which are the direct result of the Collateral Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision);

(ii)                                  all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder; and

(iii)                               all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any

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portion thereof, and the Assignor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws.

Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the Assignor therein and thereto, and shall be a perpetual bar both at law and in equity against such Assignor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under the Assignor.  Each such purchaser at any sale of any Collateral shall hold the property sold absolutely, free from any claim or right on the part of the Assignor.

8.4.                              Application of Proceeds.  (a)(I) All moneys collected by the Collateral Agent upon any sale or other disposition of, any collection from, or other realization upon all or any part of, the Collateral in connection with the exercise of its rights and remedies in accordance with this Agreement (or, to the extent applicable, any other Security Document), or in any Insolvency or Liquidation Proceeding, together with all other moneys received by the Collateral Agent hereunder with respect thereto, shall be applied as follows:

(i)                                     first, to the payment of all amounts owing the Collateral Agent under the definition of “Obligations” hereunder;

(ii)                                  second, to the extent proceeds remain after the application pursuant to preceding clause (i), to the payment of all amounts owed under clauses (iv) and (v) of the definition of “Obligations” hereunder;

(iii)                               third, to the extent proceeds remain after the application pursuant to the preceding clauses (i) and (ii), an amount equal to the outstanding Primary Obligations shall be paid to the Secured Parties, with each such Secured Party receiving an amount equal to its outstanding Primary Obligations or, if the proceeds are insufficient to pay in full all such Primary Obligations, its Pro Rata Share of the amount remaining to be distributed;

(iv)                              fourth, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (iii), inclusive, an amount equal to the outstanding Secondary Obligations shall be paid to the Secured Parties, with each such Secured Party receiving an amount equal to its outstanding Secondary Obligations or, if the proceeds are insufficient to pay in full all such Secondary Obligations, its Pro Rata Share of the amount remaining to be distributed; and

(v)                                 fifth, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (iv), inclusive, and following the termination of this Agreement pursuant to Section 11.8(a) hereof, to the Assignor or to whomever may be lawfully entitled to receive such surplus.

(II) [Reserved.]

(i)                                     [Reserved.]

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(ii)                                  [Reserved.]

(b)                                 For purposes of this Agreement:  “Pro Rata Share” shall mean, when calculating a Secured Party’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Party’s Primary Obligations or Secondary Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Primary Obligations or Secondary Obligations owing to the applicable Secured Parties entitled thereto, as the case may be.

(c)                                  When payments to Secured Parties are based upon their respective Pro Rata Shares, the amounts received by such Secured Parties hereunder shall be applied (for purposes of making determinations under this Section 8.4 only) (i) first, to their Primary Obligations and (ii) second, to their Secondary Obligations.  If any payment to any Secured Party of its Pro Rata Share of any distribution would result in overpayment to such Secured Party, such excess amount shall instead be distributed in respect of the unpaid Primary Obligations or Secondary Obligations, as the case may be, of the other Secured Parties entitled to such distribution, with each such Secured Party whose Primary Obligations or Secondary Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of such Secured Party and the denominator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of all Secured Parties entitled to such distribution.

(d)                                 All payments required to be made hereunder shall be made to the Trustee for the account of the Holders.

(e)                                  For purposes of applying payments received in accordance with this Section 8.4, the Collateral Agent shall be entitled to rely conclusively, and shall be fully protected in so relying, upon the Trustee, for a determination (which the Trustee agrees (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Primary Obligations and Secondary Obligations owed to the Secured Parties.  Unless it has received written notice from a Secured Party to the contrary, the Trustee, in furnishing information pursuant to the preceding sentence, and the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secondary Obligations are outstanding.

(f)                                    [Reserved.]

(g)                                 It is understood and agreed by the Assignor and each Secured Party that the Collateral Agent shall have no liability for any determinations made by it in this Section 8.4, in each case except to the extent resulting from the gross negligence or willful misconduct of the Collateral Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The Assignor and each Secured Party also agrees that the Collateral Agent may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral in accordance with the requirements hereof, and the Collateral Agent shall be entitled to wait for, and may conclusively rely on, any such determination.

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8.5.          Remedies Cumulative.  Each and every right, power and remedy hereby specifically given to the Collateral Agent shall be in addition to every other right, power and remedy specifically given to the Collateral Agent under this Agreement, the other Senior Secured Note Documents or now or hereafter existing at law, in equity or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Collateral Agent.  All such rights, powers and remedies shall be cumulative and the exercise or the beginning of the exercise of one shall not be deemed a waiver of the right to exercise any other or others.  No delay or omission of the Collateral Agent in the exercise of any such right, power or remedy and no renewal or extension of any of the Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence thereof.  No notice to or demand on the Assignor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Collateral Agent to any other or further action in any circumstances without notice or demand.  In the event that the Collateral Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Collateral Agent may recover its costs and expenses, including reasonable attorneys’ fees, and the amounts thereof shall be included in such judgment.

8.6.          Discontinuance of Proceedings.  In case the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case the Assignor, the Collateral Agent and each holder of any of the Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Collateral Agent shall continue as if no such proceeding had been instituted.

ARTICLE IX

INDEMNITY

9.1.          Indemnity.  (a)  The Assignor agrees to indemnify, reimburse and hold the Collateral Agent, each other Secured Party and their respective successors, assigns, employees, affiliates and agents (hereinafter in this Section 9.1 referred to individually as “Indemnitee,” and collectively as “Indemnitees”) harmless from any and all liabilities, obligations, damages, injuries, penalties, claims, demands, actions, suits, judgments and any and all costs, expenses or disbursements (including reasonable attorneys’ fees and expenses) (for the purposes of this Section 9.1 the foregoing are collectively called “expenses”) of whatsoever kind and nature imposed on, asserted against or incurred by any of the Indemnitees in any way relating to or arising out of this Agreement or any other document executed in connection herewith or in any other way connected with the administration of the transactions contemplated hereby or the enforcement of any of the terms of, including, if applicable and without limiting the foregoing, any action taken, suffered or omitted by such Indemnitee at the request or direction of, or in reliance upon any representations made by, the Assignor or the Required Senior Secured Note Claimholders, or the preservation of any rights under any thereof, or in any way relating to or arising out of the manufacture, ownership, ordering, purchase, delivery, control, acceptance,

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lease, financing, possession, operation, condition, sale, return or other disposition, or use of the Collateral (including, without limitation, latent or other defects, whether or not discoverable), the violation of the laws of any country, state or other governmental body or unit (including, without limitation, failure to pay or delay in paying any and all taxes that are required to be paid in connection with any of the transactions contemplated by this Agreement), any tort (including, without limitation, claims arising or imposed under the doctrine of strict liability, or for or on account of injury to or the death of any Person (including any Indemnitee), or property damage), or contract claim; provided that no Indemnitee shall be indemnified pursuant to this Section 9.1(a) for losses, damages or liabilities to the extent caused by the gross negligence, bad faith or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The Assignor agrees that upon written notice by any Indemnitee of the assertion of such a liability, obligation, damage, injury, penalty, claim, demand, action, suit or judgment, the Assignor shall assume full responsibility for the defense thereof.  Each Indemnitee agrees to use its commercially reasonable efforts to promptly notify the Assignor of any such assertion of which such Indemnitee has knowledge.

(b)           Without limiting the application of Section 8.1(a) hereof, the Assignor agrees to pay or reimburse the Collateral Agent for any and all reasonable fees, costs and expenses of whatever kind or nature incurred in connection with (i) the creation, preservation or protection of the Collateral Agent’s Liens on, and security interest in, the Collateral, including, without limitation, all fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or Liens upon or in respect of the Collateral, premiums for insurance with respect to the Collateral and all other fees, costs and expenses in connection with protecting, maintaining or preserving the Collateral and the Collateral Agent’s interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or relating to the Collateral, and (ii) any action taken, suffered or omitted by the Collateral Agent at the request or direction of, or in reliance upon any representations made by, the Assignor or the Required Senior Secured Note Claimholders.

(c)           Without limiting the application of Section 9.1(a) or (b) hereof, the Assignor agrees to pay, indemnify and hold each Indemnitee harmless from and against any loss, costs, damages and expenses which such Indemnitee may suffer, expend or incur in consequence of or growing out of any misrepresentation by the Assignor in this Agreement or in any writing contemplated by or made or delivered pursuant to or in connection with this Agreement.

(d)           If and to the extent that the obligations of the Assignor under this Section 9.1 are unenforceable for any reason, the Assignor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

9.2.          Indemnity Obligations Secured by Collateral; Survival.  Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute Obligations secured by the Collateral.  The indemnity obligations of the Assignor contained in this Article IX shall continue in full force and effect notwithstanding the full payment of all Obligations and notwithstanding the full payment of all the Notes issued under the Indenture and the payment of all other Obligations under the Indenture or in any other Senior Secured Note

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Document and notwithstanding the discharge thereof and the occurrence of the Termination Date.

ARTICLE X

DEFINITIONS

The following terms shall have the meanings herein specified.  Such definitions shall be equally applicable to the singular and plural forms of the terms defined.

“2019 Notes” shall have the meaning provided in the recitals of this Agreement.

“2026 Notes” shall have the meaning provided in the recitals of this Agreement.

“Agreement” shall mean this Security Agreement, as the same may be amended, modified, restated and/or supplemented from time to time in accordance with its terms.

“Assignor” shall have the meaning provided in the first paragraph of this Agreement.

“BNYM” shall have the meaning provided in the first paragraph of this Agreement.

“Collateral” shall have the meaning provided in Section 1.1(a)(iii) of this Agreement.

“Collateral Agent” shall have the meaning provided in the first paragraph of this Agreement.

“Contribution Agreements” shall mean the contribution agreements entered into by and between the Assignor and the Issuer from time to time, substantially in the form of the Contribution Agreement entered into by and between the Assignor and the Issuer on the Effective Date (as defined in the MTA), and pursuant to which, among other things, the Assignor shall contribute and transfer title to the Issuer of all EPC Equipment owned by the Assignor at such time.

“EPC Agreement” shall have the meaning provided in the recitals of this Agreement.

“EPC Contractor” shall have the meaning provided in the recitals of this Agreement.

“EPC Equipment” shall have the meaning provided in Section 1.1(a)(i) of this Agreement.

“Event of Default” shall mean any Event of Default under, and as defined in, the Indenture.

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“Indemnitee” shall have the meaning provided in Section 9.1(a) of this Agreement.

“Indenture” shall have the meaning provided in the recitals of this Agreement.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of [            ], by and between BNYM, as the Senior Secured Notes Agent and General Electric Capital Corporation, as Revolving Credit Facility Agent (as the same may be amended, modified or supplemented from time to time).

“Issuer” shall have the meaning provided in the recitals of this Agreement.

“Location” of any Assignor, shall mean such Assignor’s “location” as determined pursuant to Section 9-307 of the UCC.

“MTA” shall mean the Master Transaction Agreement, dated as of September 21, 2012, by and between EME Homer City Generation L.P. and the Issuer (as the same may be amended, modified or supplemented from time to time).

“Notes” shall have the meaning provided in the recitals of this Agreement.

“Obligations” shall mean and include all of the following:

(i)            the due and punctual payment by the Issuer of the principal of, interest (including additional interest, if any) and premium, if any, on the Notes when and as the same shall be due and payable, whether on a Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest (including additional interest, if any) on the Notes, whether evidenced by the PIK Notes or otherwise, and performance of all other Obligations (as defined in the Indenture) of the Assignor to the Holders or the Collateral Agent under the Indenture and the other Senior Secured Note Documents to which the Assignor is a party, according to the terms thereunder (all such obligations, liabilities and indebtedness under this clause (i) being herein collectively called the “Primary Obligations”);

(ii)           any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral;

(iii)          in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of the Assignor referred to in clause (i) above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs;

(iv)          all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement under Section 9.1 of this Agreement; and

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(v)           all amounts owing to the Trustee, the Collateral Agent, any Agent or any of their respective affiliates pursuant to any of the Senior Secured Note Documents in its capacity as such.

“Person” shall mean any individual, sole proprietorship, corporation, partnership, limited liability company, trust, unincorporated organization, mutual company, joint stock company, estate, union, employee organization, government or any agency or political subdivision thereof.

“Primary Obligations” shall have the meaning provided in clause (i) of the definition of “Obligations”.

“Pro Rata Share” shall have the meaning provided in Section 8.4(b)(i) of this Agreement.

“Proceeds” shall mean all “proceeds” as such term is defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof.

“Project” shall mean all equipment, services and utilities related thereto which must be completed as part of the Scope of Work, all of which shall be designed, constructed, assembled, erected, commissioned, started, tested and otherwise completed by, or through, the EPC Contractor in strict accordance with the provisions of the EPC Agreement.

“Registered Organization” shall have the meaning provided in the UCC.

“Required Senior Secured Note Claimholders” means, at any relevant time, the Holders (as such term is defined in the Indenture) of at least a majority in aggregate principal amount of the Notes at that time.

“Scope of Work” shall mean the services and Work to be provided, or caused to be provided, by or through the EPC Contractor under the EPC Agreement.

“Secondary Obligations” shall mean all Obligations other than Primary Obligations.

“Secured Parties” shall have the meaning provided in the recitals of this Agreement.

“Senior Secured Note Documents” shall have the meaning provided in the Intercreditor Agreement.

“State” shall mean any state of the United States.

“Termination Date” shall have the meaning provided in Section 11.8(a) of this Agreement.

“Transmitting Utility” shall mean “transmitting utility” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

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“Trustee” shall have the meaning provided in the recitals of this Agreement.

“UCC” shall mean the Uniform Commercial Code (or any successor statute), as in effect from time to time, of the State of New York, or the Uniform Commercial Code (or any successor statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Work” shall mean the obligations of the EPC Contractor under the EPC Agreement.

ARTICLE XI

MISCELLANEOUS

11.1.        Notices.  Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be sent or delivered by mail, telecopy or courier service and all such notices and communications shall, when mailed, telecopied or sent by courier, be effective when deposited in the mails, delivered to the overnight courier, or sent by telecopier, except that notices and communications to the Collateral Agent or any Assignor shall not be effective until received by the Collateral Agent or such Assignor, as the case may be.  All notices and other communications shall be in writing and addressed as follows:

(a)           if to the Assignor, c/o:

EFS Homer City, LLC

c/o GE Energy Financial Services, Inc.

800 Long Ridge Road

Stamford, CT 06927

Facsimile: 203-357-6632

with a copy to:

General Electric Capital Corporation

800 Long Ridge Road

Stamford, CT 06927

Attention: Homer City Portfolio Manager

Facsimile: 203-357-2606

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and:

General Electric Capital Corporation

800 Long Ridge Road

Stamford, CT 06927

Attention: General Counsel

Facsimile: 203-357-6632

(b)           if to the Collateral Agent, at:

The Bank of New York Mellon

101 Barclay Street

New York, New York 10286

Attention:  Corporate Trust Division

Facsimile No.: 212-815-5704

(c)           if to any Secured Party other than the Collateral Agent, at such address as such Secured Party shall have specified in the Indenture;

or at such other address or addressed to such other individual as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.

11.2.        Waiver; Amendment.  Except as provided in Sections 11.8 and 11.12 hereof or in accordance with Article 9 of the Indenture, none of the terms and conditions of this Agreement or any other Security Document may be changed, waived, modified or varied in any manner whatsoever.

11.3.        Obligations Absolute.  The obligations of the Assignor hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of the Assignor; (b) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Agreement or any other Senior Secured Note Document; or (c) any amendment to or modification of any other Senior Secured Note Document or any security for any of the Obligations (in each case), whether or not the Assignor shall have notice or knowledge of any of the foregoing.

11.4.        Successors and Assigns.  This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect, subject to release and/or termination as set forth in Section 11.8 hereof, (ii) be binding upon the Assignor, its successors and assigns, provided however, that the Assignor shall not assign any of its rights or obligations hereunder without the prior written consent of the Collateral Agent in accordance with Article 9 of the Indenture, and (iii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent, the other Secured Parties and their respective successors, transferees and assigns.  All agreements, statements, representations and warranties made by the Assignor herein or in any certificate or other instrument delivered by such Assignor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of this Agreement and the other

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Senior Secured Note Documents regardless of any investigation made by the Secured Parties or on their behalf.

11.5.        Headings Descriptive.  The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

11.6.        GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.  (a)  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER SENIOR SECURED NOTE DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH ASSIGNOR HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  THE ASSIGNOR HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH ASSIGNOR, AND AGREES NOT TO PLEAD OR CLAIM IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER SENIOR SECURED NOTE DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS THAT ANY SUCH COURT LACKS PERSONAL JURISDICTION OVER THE ASSIGNOR.  EACH ASSIGNOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ASSIGNOR AT ITS ADDRESS FOR NOTICES AS PROVIDED IN SECTION 11.1 ABOVE, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  THE ASSIGNOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER SENIOR SECURED NOTE DOCUMENT THAT SUCH SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN, HOWEVER, SHALL AFFECT THE RIGHT OF THE COLLATERAL AGENT UNDER THIS AGREEMENT OR ANY SECURED PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE ASSIGNOR IN ANY OTHER JURISDICTION.

(b)           THE ASSIGNOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER SENIOR SECURED NOTE DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE THAT ARE LOCATED IN THE COUNTY OF NEW YORK AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH

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COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER SENIOR SECURED NOTE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.7.        Assignors’ Duties.  It is expressly agreed, anything herein contained to the contrary notwithstanding, that (a) the Assignor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral and the Collateral Agent shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement or any actions taken, suffered or omitted in connection therewith, (b) the Collateral Agent shall not be required or obligated in any manner to perform or fulfill any of the obligations of any Assignor under or with respect to any Collateral, and (c) the Collateral Agent shall not have any liability in contract or tort for any Assignor’s acts or omissions.

11.8.        Termination; Release.  (a)  On the Termination Date, this Agreement shall terminate (provided that all indemnities set forth herein including, without limitation in Section 9.1 hereof, shall survive such termination) and the Collateral Agent, at the request and expense of the Assignor, will promptly execute and deliver to the Assignor a proper instrument or instruments (including Uniform Commercial Code termination statements on form UCC-3) acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to the Assignor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Collateral Agent and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement.  As used in this Agreement, “Termination Date” shall mean the earlier of (i) the date upon which all of the Assignor’s rights, title and interest in the EPC Equipment have been transferred to the Issuer pursuant to the Contribution Agreements and this Agreement and (ii) the date upon which no Note is outstanding and all other Obligations (other than indemnities under the Senior Secured Note Documents which are not then due and payable) then due and payable have been paid in full.

(b)           In the event that any part of the Collateral is sold or otherwise disposed of (x) at any time prior to the time at which all Obligations have been paid in full and terminated, in connection with a sale or disposition permitted by Section 4.11 of the Indenture or is otherwise released at the direction of the Required Senior Secured Note Claimholders (or such greater percentage of Holders required by Article 9 of the Indenture) or (y) at any time thereafter, to the extent permitted by the other Senior Secured Note Documents, and in the case of clauses (x) and (y), (the proceeds of such sale or disposition (or from such release) are applied in accordance with the terms of the Indenture or such other Senior Secured Note Document, as the case may be, to the extent required to be so applied, the Collateral Agent, at the request and expense of the Assignor, will duly release from the security interest created hereby (and will execute and deliver such documentation, including termination or partial release statements, including UCC-3s, and the like in connection therewith) and assign, transfer and deliver to the Assignor (without recourse and without any representation or warranty) such of the Collateral as is then being (or

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has been) so sold or otherwise disposed of, or released, and as may be in the possession of the Collateral Agent and has not theretofore been released pursuant to this Agreement.  Notwithstanding anything to the contrary contained above in this clause (b), at the time of each release of Collateral pursuant to this clause (b), the Assignor shall certify to the Collateral Agent, in a certificate signed by a Responsible Officer of the Assignor, that, at the time of such release and immediately after giving effect thereto (and to the sale of the respective Collateral), either (x) no Obligations are or will be then due and payable or (y) that all Obligations which will then be due and payable shall be paid on such date in accordance with the requirements of the respective Senior Secured Note Document(s).

(c)           At any time that the Assignor desires that the Collateral Agent take any action to acknowledge or give effect to any release of Collateral pursuant to the foregoing Section 11.8(a) or (b), the Assignor shall deliver to the Collateral Agent a certificate signed by a Responsible Officer of the Assignor stating that the release of the respective Collateral is permitted pursuant to such Section 11.8(a) or (b).

(d)           Without limiting Section 8.4(h) of this Agreement, the Collateral Agent shall have no liability whatsoever to any other Secured Party as the result of any release of Collateral by it in accordance with, or which the Collateral Agent in good faith believes to be in accordance with this Agreement.

11.9.        Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Issuer and the Collateral Agent.

11.10.      Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11.      The Collateral Agent and the other Secured Parties.  (a)  The Collateral Agent will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement.  It is expressly understood and agreed that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and the Indenture.  The Collateral Agent shall act hereunder on the terms and conditions set forth herein, in the Indenture.

(b)           The Collateral Agent shall not be liable with respect to any action taken, suffered or omitted by it at the request or direction of, or in reliance upon representations made by, the Assignor or the Required Senior Secured Note Claimholders.  The Collateral Agent shall not be under any obligation to take any action that is within the discretion of the Collateral Agent under the provisions hereof or under any Senior Secured Note Documents, except upon the written instructions of the Required Senior Secured Note Claimholders.  For purposes of

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determining actions authorized or consented by the Required Senior Secured Note Claimholders, the Collateral Agent shall be entitled to rely conclusively, and shall be fully protected in so relying, upon the Trustee’s determination and certification (which the Trustee agrees (or shall agree) to provide upon request of the Collateral Agent), as to the consent obtained from the Required Senior Secured Note Claimholders and the amount of the Notes represented by such consenting Required Senior Secured Note Claimholders.

11.12.      [Reserved.]

11.13.      [Reserved.]

11.14.      [Reserved.]

[Remainder of this page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

ASSIGNOR:

EFS HOMER CITY, LLC

By:
	Name:	[ ]
	Title:	[ ]

Signature Page to EFS Security Agreement

Accepted and Agreed to:

THE BANK OF NEW YORK MELLON, as Collateral Agent

By:
Name:
Title:

Signature Page to EFS Security Agreement

Legal Names; Type of Organization (and Whether a Registered Organization and/or a Transmitting Utility); Jurisdiction of Organization; Location; Organizational Identification Numbers; Federal Employer Identification Number; Changes Thereto; etc.

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (this “Agreement”) is dated as of [        ], 2012 and entered into by and between GENERAL ELECTRIC CAPITAL CORPORATION, in its capacity as agent under the Revolving Credit Agreement, including its successors and assigns in such capacity from time to time (the “Revolving Credit Facility Agent”), and THE BANK OF NEW YORK MELLON, as Trustee (the “Trustee”), not in its individual capacity, but solely in its capacity as trustee and collateral agent under the Senior Secured Notes Indenture, including its successors and assigns in such capacity from time to time (in such capacities, the “Senior Secured Notes Agent”) and is acknowledged and agreed by Homer City Generation, L.P., a Delaware limited partnership (the “Issuer” or the “Company”).  Capitalized terms used in this Agreement have the meanings assigned to them in Article 1.

RECITALS

The Issuer, the Revolving Credit Lenders, the Revolving Credit Facility Agent and the other agents party thereto have entered into that certain Revolving Credit Agreement, dated as of [        ], 2012 (as amended, restated, supplemented, modified, replaced, or refinanced from time to time, the “Revolving Credit Agreement”);

The Issuer has issued, or will issue, its 8.137% Senior Secured Notes due 2019 (the “2019 Notes”) and 8.734% Senior Secured Notes due 2026 (the “2026 Notes” and, together with the 2019 Notes, the “Senior Secured Notes”) under an Indenture, dated as of [        ], 2012 (as amended, restated, supplemented, modified, replaced, or refinanced from time to time, the “Senior Secured Notes Indenture”) among the Issuer and the Trustee; and

In order to induce the Revolving Credit Facility Agent and the other Revolving Credit Claimholders to consent to the Grantors incurring the Senior Secured Note Obligations and granting the Liens to the Senior Secured Notes Agent and in order to induce the Senior Secured Notes Agent and the other Senior Secured Note Claimholders to consent to the Grantors incurring the Revolving Credit Obligations and granting the Liens to the Revolving Credit Facility Agent, the Revolving Credit Facility Agent, on behalf of the Revolving Credit Claimholders, and the Senior Secured Notes Agent, on behalf of the Senior Secured Note Claimholders, have agreed to the relative priority of their respective Liens on the Shared Collateral and certain other rights, priorities and interests as set forth in this Agreement.

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

Section 1.1  Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Access Period” means for the Mortgaged Premises, the period, after the commencement of an Enforcement Period by the Revolving Credit Facility Agent, which begins on the earlier of (a) the day on which the Revolving Credit Facility Agent provides the Senior Secured Notes Agent with the written notice of its election to request access pursuant to Section 3.2(b) and (b) the fifth Business Day after the Senior Secured Notes Agent provides the Revolving Credit Facility Agent with notice that the Senior Secured Notes Agent (or its agent) has obtained possession or control of such parcel and ends not later than the 90th day after the date (the “Initial Access Date”) on which the Revolving Credit Facility Agent, or its designee, initially obtains the ability to take physical possession of, remove, or otherwise control physical access to, or actually uses, the Shared Collateral located on such Mortgaged Premises plus such number of days, if any, after the Initial Access Date that it is stayed or otherwise prohibited by law or court order from exercising remedies with respect to Collateral located on such Mortgaged Premises.

“Accounts” means all “accounts” (as defined in Article 9 of the UCC).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, a Person shall be deemed to “control” or be “controlled by” a Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management or policies of such Person whether through ownership of equity interests, by contract or otherwise.

“Agents” means the Revolving Credit Facility Agent and the Senior Secured Notes Agent.

“Agreement” means this Intercreditor Agreement, as amended, restated, renewed, extended, supplemented or otherwise modified from time to time.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Business Day” means a day that is a “Business Day” under both the Senior Secured Notes Indenture and the Revolving Credit Agreement.

“Cash Collateral” has the meaning assigned to that term in Section 6.3.

“Claimholder” means any Senior Secured Note Claimholder or Revolving Credit Claimholder, as applicable.

“Collateral” means any and all of the assets and property of any Grantor, whether real, personal or mixed, which constitute Shared Collateral or Senior Secured Note Collateral.

“Company” has the meaning assigned to that term in the Preamble to this Agreement.

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“Company Subsidiary” means any subsidiary of the Issuer that becomes a party hereto after the date hereof.

“Conforming Plan of Reorganization” means any Plan of Reorganization whose provisions are consistent with the provisions of this Agreement.

“Control Collateral” means any Shared Collateral in the control of the Revolving Credit Facility Agent (or its agents or bailees), to the extent that control thereof perfects a Lien thereon under the UCC of any jurisdiction or otherwise.

“Discharge of Revolving Credit Obligations” means:

(a)           payment in full in cash of all Revolving Credit Obligations (other than (i) contingent obligations or contingent indemnification obligations except as provided in clause (d) below, and (ii) undrawn amounts in respect of Letters of Credit except as provided in clause (c) below);

(b)           termination or expiration of all commitments, if any, to extend credit that would constitute Revolving Credit Obligations;

(c)           discharge, termination, cash collateralization (in an amount and manner reasonably satisfactory to the Revolving Credit Facility Agent, but in no event greater than 105% of the aggregate undrawn face amount, plus commissions, fees and expenses) or backstop of all Letters of Credit issued under the Revolving Credit Agreement in compliance with the terms of the Revolving Credit Agreement; and

(d)           the provision of credit support (which may include cash collateralization or support by a letter of credit) for any costs, expenses and contingent indemnification obligations consisting of Revolving Credit Obligations not yet due and payable but with respect to which a claim has been asserted under any Revolving Credit Loan Documents (in an amount and manner and, if other than pursuant to cash collateralization, of a kind reasonably satisfactory to the Revolving Credit Facility Agent).

“Discharge of Senior Secured Note Obligations” means payment in full in cash of all Senior Secured Note Obligations, satisfaction and discharge of the Senior Secured Notes Indenture or legal or covenant defeasance of the Senior Secured Notes Indenture (other than obligations that expressly survive such satisfaction and discharge or legal or covenant defeasance).

“Disposition” means any sale, lease, exchange, transfer or other disposition of any Collateral.

“Enforcement” means, for the Revolving Credit Facility Agent, when an Revolving Credit Default has occurred and is continuing, any action taken by the Revolving Credit Facility Agent to enforce or attempt to enforce any right or power to repossess, replevy, attach, garnish, levy upon, collect the Proceeds of, foreclose or realize in any manner whatsoever its Lien upon, sell, liquidate or otherwise dispose of, or otherwise restrict or interfere with the use of, or exercise any remedies with respect to, any material amount of Shared Collateral,

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whether by judicial enforcement of any of the rights and remedies under the Revolving Credit Loan Documents and/or under any applicable law, by self-help repossession, by non-judicial foreclosure sale, lease, or other Disposition, by set-off, by notification to account obligors of any Grantor, by any sale, lease, or other Disposition implemented by any Grantor following a Revolving Credit Default in connection with which the Revolving Credit Facility Agent has agreed to release its Liens on the subject property, or otherwise, but in all cases excluding (i) the imposition of a default rate or late fee, (ii) the cessation of lending pursuant to the provisions of the Revolving Credit Loan Documents, including upon the occurrence of a default on the existence of an over-advance, (iii) the filing of a proof of claim in any Insolvency or Liquidation Proceeding, and (iv) the consent by the Revolving Credit Facility Agent to Disposition by any Grantor of any of the Shared Collateral.

“Enforcement Notice” means a written notice delivered, at a time when a Revolving Credit Default has occurred and is continuing, by the Revolving Credit Facility Agent to the Senior Secured Notes Agent, announcing the Revolving Credit Facility Agent’s intent to bring or pursue any Enforcement with respect to the Shared Collateral and that an Enforcement Period has commenced and specifying the relevant event of default.

“Enforcement Period” means the period of time following the receipt by the Senior Secured Notes Agent of an Enforcement Notice from the Revolving Credit Facility Agent until the earliest of (a) the Discharge of Senior Secured Note Obligations, (b) the date that is 45 days after the delivery of such Enforcement Notice if the Revolving Credit Facility Agent has not commenced any Enforcement actions, (c) the date on which the Revolving Credit Facility Agent agrees in writing to terminate the Enforcement Period commenced by it or (d) the date on which the Revolving Credit Default that was the subject of the Enforcement Notice relating to such Enforcement Period has been cured to the satisfaction of the Revolving Credit Facility Agent or waived in writing; provided that the Enforcement Period shall be terminated if during any ten (10) consecutive day period the Revolving Credit Facility Agent is not diligently pursuing in good faith the exercise of any Enforcement.

“Equipment” means all “equipment” (as defined in Article 9 of the UCC).

“Exercise Period” means any time at which (i) at least $50,000,000 has been drawn and remains outstanding (including undrawn letters of credit) under the Revolving Credit Agreement and (ii) the Revolving Credit Agent is not an Affiliate of the Issuer. “Equipment” means all “equipment” (as defined in Article 9 of the UCC).

“Facilities” means “Facilities” as defined in the Senior Secured Notes Indenture.

“Fixtures” means all “fixtures” (as defined in Article 9 of the UCC).

“Going Out of Business Sale” means, following the occurrence and during the continuance of any Revolving Credit Default, any sale or liquidation of the Shared Collateral consented to by the Revolving Credit Facility Agent for purposes of permitting the Grantors to obtain funds to permanently repay the Revolving Credit Obligations in whole or in part.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or

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instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Grantors” means the Issuer, each Company Subsidiary and each other Person that has or may from time to time hereafter execute and deliver an Revolving Credit Security Document or a Senior Secured Note Security Document as a grantor of a security interest (or the equivalent thereof).

“Indebtedness” means and includes all Obligations that constitute “Debt,” “Indebtedness,” “Obligations,” “Liabilities” or any similar term within the meaning of the Revolving Credit Agreement or the Senior Secured Notes Indenture, as applicable.

“Insolvency or Liquidation Proceeding” means:

(a)           any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor;

(b)           any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of their respective assets;

(c)           any composition of liabilities or similar arrangement relating to any Grantor, whether or not under a court’s jurisdiction or supervision;

(d)           any liquidation, dissolution, reorganization or winding up of any Grantor, whether voluntary or involuntary, whether or not under a court’s jurisdiction or supervision, and whether or not involving insolvency or bankruptcy; or

(e)           any general assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.

“Inventory” means all “inventory” (as defined in Article 9 of the UCC).

“Issuer” has the meaning assigned to that term in the Preamble to this Agreement.

“Letters of Credit” means “Letters of Credit” as that term is defined in the Revolving Credit Agreement.

“Lien” means any mortgage, pledge, hypothec, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

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“Mortgaged Premises” means any real property which shall now or hereafter be subject to a Senior Secured Note Mortgage.

“Non-Conforming Plan of Reorganization” means any Plan of Reorganization whose provisions are inconsistent with the provisions of this Agreement, including any plan of reorganization that purports to re-order (whether by subordination, invalidation, or otherwise) or otherwise disregard, in whole or part, the provisions of Article II (including the Lien priorities of Section 2.1), the provisions of Article IV, or the provisions of Article VI, unless such Plan of Reorganization has been accepted by the voluntary required vote of each class of Revolving Credit Claimholders and Senior Secured Note Claimholders.

“Non-Current Capacity Payments” means as of any date, payments not due within 45 days with respect to the offering by the Issuer or any of its Subsidiaries of generation capacity in bilateral arrangements or in organized markets such as the so-called “capacity market” in PJM.

“Noteholder Enforcement Notice Request” means a written notice delivered, at a time when a Senior Secured Note Default has occurred and is continuing, by the Senior Secured Notes Agent to the Revolving Credit Facility Agent announcing the Senior Secured Notes Agent’s intent to bring or pursue any enforcement action with respect to the Shared Collateral and requesting written confirmation from the Revolving Credit Facility Agent of the Revolving Credit Facility Agent’s intent to bring or pursue any Enforcement with respect to the Shared Collateral within thirty (30) days of the delivery of such written notice.

“Noteholders” means the “Holders” as defined in the Senior Secured Notes Indenture.

“Obligations” means, as applicable, all Revolving Credit Obligations and all Senior Secured Note Obligations.

“Officer” means the chairman of the board of directors, the chief executive officer, chief financial officer, the president, any executive vice president, senior vice president or vice president, the treasurer or the secretary of the Company.

“Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company, who must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company, that meets the requirements set forth herein and in the Senior Secured Notes Indenture.

“Permitted Refinancing Agreements” means, with respect to any of the Revolving Credit Agreement or the Senior Secured Notes, as applicable, any credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to increase or Refinance (whether upon or after termination or otherwise), in whole or in part the Obligations outstanding under the Revolving Credit Agreement or the Senior Secured Notes, whether or not such increase or Refinancing occurs (i) with the original parties thereto, (ii) on one or more separate occasions or (iii) simultaneously or not with the termination

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or repayment of the Revolving Credit Agreement or the Senior Secured Notes or any other agreement or instrument referred to in this clause, unless such agreement or instrument expressly provides that it is not intended to be and is not a Permitted Refinancing Agreement, as such financing documentation may be amended, restated, supplemented or otherwise modified from time to time and that would not be prohibited by Section 5.3(c).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PJM” means PJM Interconnection LLC, a regional transmission organization.

“Plan of Reorganization” means any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding.

“Possessory Collateral” means any Shared Collateral in the possession of the Revolving Credit Facility Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the UCC of any jurisdiction or otherwise.

“Proceeds” means all “proceeds” (as defined in Article 9 of the UCC), including any payment or property received on account of any claim secured by Collateral in any Insolvency or Liquidation Proceeding.

“Purchase” has the meaning assigned to that term in Section 6.2.

“Purchase Notice” has the meaning assigned to that term in Section 6.1.

“Purchase Price” has the meaning assigned to that term in Section 6.3.

“Purchasing Parties” has the meaning assigned to that term in Section 6.2.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other indebtedness, in exchange or replacement for, such Indebtedness, in any case in whole or in part.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Revolving Credit Claimholders” means, at any relevant time, the holders of Revolving Credit Obligations at that time, including, without limitation, the Revolving Credit Lenders, the Revolving Credit Facility Agent and the other agents under the Revolving Credit Agreement.

“Revolving Credit Agreement” has the meaning assigned to that term in the Recitals of this Agreement and means any other credit agreement or credit agreements, one or more debt facilities or commercial paper facilities, in each case, with banks or other lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell such receivables to) such lenders), letters of credit, bankers’ acceptances, or other borrowings, that have been incurred to increase, replace (whether upon or after termination or otherwise),

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refinance or refund in whole or in part from time to time the Obligations outstanding under the Revolving Credit Agreement or any other agreement or instrument referred to in this clause, whether or not such increase, replacement, refinancing or refunding occurs (i) with the original parties thereto, (ii) on one or more separate occasions or (iii) simultaneously or not with the termination or repayment of the Revolving Credit Agreement or any other agreement or instrument referred to in this clause, unless such agreement or instrument expressly provides that it is not intended to be and is not a Revolving Credit Agreement, or such agreement or instrument is not a Permitted Refinancing Agreement; provided that any Revolving Credit Agreement may only be secured by the Shared Collateral.  Any reference to the Revolving Credit Agreement hereunder shall be deemed a reference to any Revolving Credit Agreement then in existence.

“Revolving Credit Default” means an “Event of Default” (as defined in the Revolving Credit Agreement).

“Revolving Credit Facility Agent” has the meaning assigned to that term in the Preamble of this Agreement.

“Revolving Credit Lenders” means the “Lenders” under and as defined in the Revolving Credit Agreement and any other Person which extends credit under the Revolving Credit Agreement (including as letter of credit issuer).

“Revolving Credit Loan Documents” means the Revolving Credit Agreement, the “Loan Documents” (as defined in the Revolving Credit Agreement) and each of the other agreements, documents and instruments executed pursuant thereto, and any other document or instrument executed or delivered at any time in connection with any such agreements, including any intercreditor or joinder agreement among holders of Revolving Credit Obligations, to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed, extended or Refinanced from time to time in accordance with the provisions of this Agreement.

“Revolving Credit Obligations” means, collectively, all “Obligations” as that term is defined in the Revolving Credit Agreement.  “Revolving Credit Obligations” shall include all interest, fees and expenses accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Revolving Credit Loan Document whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Revolving Credit Security Documents” means any agreement, document or instrument pursuant to which a Lien is granted (or purported to be granted) securing any Revolving Credit Obligations or under which rights or remedies with respect to such Liens are governed.

“Secured Parties” means the Revolving Credit Claimholders and the Senior Secured Note Claimholders.

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“Senior Secured Note Claimholders” means, at any relevant time, the holders of Senior Secured Note Obligations at that time, the Trustee and the Senior Secured Notes Agent.

“Senior Secured Note Collateral” means any and all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted (or purported to be granted) as security for any Senior Secured Note Obligations and any Proceeds thereof.

“Senior Secured Note Default” means an “Event of Default” as defined in the Senior Secured Notes Indenture.

“Senior Secured Note Documents” means the Senior Secured Notes Indenture, the Senior Secured Notes, the Senior Secured Note Security Documents and each of the other agreements, documents and instruments executed pursuant thereto, and any other document or instrument executed or delivered at any time in connection with any Senior Secured Note Obligations, including any intercreditor or joinder agreement among holders of Senior Secured Note Obligations to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed, extended or Refinanced from time to time in accordance with the provisions of this Agreement.

“Senior Secured Note Mortgages” means a collective reference to each mortgage, deed of trust, deed to secure debt, and any other document or instrument under which any Lien on real property owned or leased by any Grantor is granted (or purported to be granted) at any time to secure any Senior Secured Note Obligations or under which rights or remedies with respect to any such Liens are governed.

“Senior Secured Note Obligations” means, collectively, all “Obligations” as that term is defined in the Senior Secured Note Documents in respect of the Senior Secured Note Documents.  “Senior Secured Note Obligations” shall include all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Senior Secured Note Document, whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Senior Secured Note Security Agreement” means the Security Agreement, dated as of [        ], 2012, by and among the Issuer, the Trustee and the Senior Secured Notes Agent, as the same may be amended, modified, restated, supplemented or replaced from time to time in accordance with its terms.

“Senior Secured Note Security Documents” means any agreement, document or instrument pursuant to which a Lien is granted (or purported to be granted) securing any Senior Secured Note Obligations or under which rights or remedies with respect to such Liens are governed.

“Senior Secured Notes” has the meaning assigned to that term in the Recitals of this Agreement and means any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to Refinance in

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whole or in part the Senior Secured Note Obligations outstanding under the Senior Secured Notes or any other agreement or instrument referred to in this clause, unless such agreement or instrument expressly provides that it is not intended to be and is not a Senior Secured Note, or such agreement or instrument is not a Permitted Refinancing Agreement.  Any reference to the Senior Secured Notes hereunder shall be deemed a reference to any Senior Secured Notes then in existence.

“Senior Secured Notes Agent” has the meaning assigned to that term in the Preamble of this Agreement.

“Senior Secured Notes Indenture” has the meaning assigned to that term in the Recitals to this Agreement.

“Shared Collateral” means any and all of the following property and assets of the Company and its Subsidiaries to the extent constituting Collateral, whether now existing or hereafter arising or acquired:

(a)(i)        Accounts; (ii) Inventory; and (iii) all deposit accounts, securities accounts and commodity accounts into which Proceeds from the property and assets described in the foregoing clauses (i) and (ii) are deposited;

(b)           all Proceeds (including, without limitation, insurance proceeds) of the property and assets described in the foregoing clause (a); and

(c)           all books and records with respect to the foregoing (including all books, databases, customer lists, and records, whether tangible or electronic, which contain any information relating to any of the items referred to in the preceding clauses (a) and (b));

provided that (x) any of the foregoing to the extent constituting Proceeds of real estate, Equipment, Fixtures, and intellectual property shall not be Shared Collateral, (y) any Accounts or Inventory constituting Non-Current Capacity Payments or constituting Proceeds of Non-Current Capacity Payments shall not be Shared Collateral and (z) any books and records to the extent pertaining to the items in preceding sub clauses (x) and (y) (including all books, databases, customer lists and records, whether tangible or electronic, to the extent pertaining to the items in subclauses (x) and (y)) shall not constitute Shared Collateral.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Surviving Obligations” has the meaning assigned to that term in Section 6.2.

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“UCC” means the Uniform Commercial Code (or any similar equivalent legislation) as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Agents’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other that the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

Section 1.2  Terms Generally.  The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise:

(a)                                  any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, modified, renewed or extended;

(b)                                 any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns;

(c)                                  the words “herein,” “hereof’ and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d)                                 all references herein to Sections or Articles shall be construed to refer to Sections or Articles of this Agreement;

(e)                                  all uncapitalized terms have the meanings, if any, given to them in the UCC, as now or hereafter enacted in the State of New York (unless otherwise specifically defined herein);

(f)                                    the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;

(g)                                 any reference herein to a Person in a particular capacity or capacities excludes such Person in any other capacity or individually;

(h)                                 any reference herein to any law shall be construed to refer to such law as amended, modified, codified, replaced, or re-enacted, in whole or in part, and in effect on the pertinent date; and

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(i)                                     in the compilation of periods of time hereunder from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to, but not through or including.”

ARTICLE II

Lien Priorities

Section 2.1  Relative Priorities.  Irrespective of the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Senior Secured Note Obligations granted on the Shared Collateral or of any Liens securing the Revolving Credit Obligations granted on the Shared Collateral (including, in each case, irrespective of whether any such Lien is granted (or secures Obligations relating to the period) before or after the commencement of any Insolvency or Liquidation Proceeding) and notwithstanding any provision of any UCC, or any other applicable law, or the Revolving Credit Loan Documents or the Senior Secured Note Documents, the Revolving Credit Facility Agent, on behalf of the Revolving Credit Claimholders, and the Senior Secured Notes Agent, on behalf of the Senior Secured Note Claimholders, hereby agree that:

(a)                                  any Lien of the Revolving Credit Facility Agent on the Shared Collateral securing the Revolving Credit Obligations, whether such Lien is now or hereafter held by or on behalf of the Revolving Credit Facility Agent or any other Revolving Credit Claimholder or any other agent or trustee therefor, regardless of how or when acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Shared Collateral securing any Senior Secured Note Obligations; and

(b)                                 any Lien of the Senior Secured Notes Agent on the Shared Collateral securing any Senior Secured Note Obligations now or hereafter held by or on behalf of, or created for the benefit of, the Senior Secured Notes Agent, any Senior Secured Note Claimholders or any agent or trustee therefor, regardless of how or when acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects solely to all Liens on the Shared Collateral securing any Revolving Credit Obligations.

The subordination of Liens provided for in this Agreement shall continue to be effective with respect to any part of the Shared Collateral from and after the date hereof whether such Liens are declared, or ruled to be, invalid, unenforceable, void or not allowed by a court of competent jurisdiction, as a result of any action taken by the Senior Secured Notes Agent or the Revolving Credit Facility Agent, as applicable, or any failure by such Person to take any action, with respect to any financing statement (including any amendment to or continuation thereof), mortgage or other perfection document.

Section 2.2  Prohibition on Contesting Liens.  Each of the Senior Secured Notes Agent, on behalf of each Senior Secured Note Claimholder, and the Revolving Credit Facility Agent, on behalf of each Revolving Credit Claimholder, consents to the granting of Liens in favor of the other to secure the Revolving Credit Obligations and the Senior Secured Note Obligations, as applicable, and agrees that no Claimholder shall be entitled to, and it shall

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not (and shall be deemed to have irrevocably, absolutely, and unconditionally waived any right to), contest (directly or indirectly) or support (directly or indirectly) any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding):  (a) the attachment, perfection, priority, validity or enforceability of any Lien on the (i) Shared Collateral held by or on behalf of any of the Revolving Credit Claimholders to secure the payment of the Revolving Credit Obligations or (ii) the Collateral held by or on behalf of any of the Senior Secured Note Claimholders to secure the payment of the Senior Secured Note Obligations, (b) the priority, validity or enforceability of the Revolving Credit Obligations or the Senior Secured Note Obligations, including the allowance or priority of the Senior Secured Note Obligations or the Revolving Credit Obligations, as applicable, in any Insolvency or Liquidation Proceeding, or (c) the validity or enforceability of the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the Revolving Credit Facility Agent, on behalf of the Revolving Credit Claimholders, or the Senior Secured Notes Agent, on behalf of the Senior Secured Note Claimholders, to enforce this Agreement, including the provisions of this Agreement relating to the relative priority of the Liens securing the Obligations as provided in Sections 2.1, 3.1 and 6.1.

Section 2.3  No New Liens.  So long as the Discharge of Revolving Credit Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Issuer or any other Grantor, the parties hereto agree, subject to Article VI, that the Issuer shall not, and shall not permit any other Grantor to:

(a)                                  grant, permit or suffer to exist any additional Liens on any asset or property that would otherwise constitute Shared Collateral to secure any Senior Secured Note Obligations unless it has granted or concurrently grants a Lien on such asset or property with the same relative priorities set forth in Section 2.1 to secure the Revolving Credit Obligations;

(b)                                 grant, permit or suffer to exist any additional Liens on any asset or property that would otherwise constitute Shared Collateral to secure any Revolving Credit Obligations unless it has granted or concurrently grants a Lien on such asset or property with the same relative priorities set forth in Section 2.1 to secure the Senior Secured Note Obligations; or

(c)                                  grant, permit or suffer to exist any additional Liens on any assets or property that would otherwise constitute Shared Collateral that would impair, violate or contravene in any manner the relative Lien priorities set forth in this Agreement.

To the extent any additional Liens are granted on any asset or property pursuant to this Section 2.3, the relative priority of such additional Liens shall be determined in accordance with Section 2.1.  In addition, to the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights or remedies available hereunder, the Revolving Credit Facility Agent, on behalf of the Revolving Credit Claimholders, and the Senior Secured Notes Agent, on behalf of Senior Secured Note Claimholders, agree that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2.

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ARTICLE III

Exercise of Remedies; Enforcement

Section 3.1  Restrictions on the Senior Secured Notes Agent and the Senior Secured Note Claimholders.

(a)                        During the Exercise Period and until the earlier of (i) Discharge of Revolving Credit Obligations has occurred and (ii) the commencement of and during the continuation of an Enforcement Period, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, the Senior Secured Notes Agent and the other Senior Secured Note Claimholders:

(i)                                     will not exercise or seek to exercise (but instead shall be deemed to have hereby irrevocably, absolutely and unconditionally waived any rights, powers or remedies with respect to any Shared Collateral (including (A) any right of set-off, (B) any right to undertake self-help repossession or non-judicial disposition of any Shared Collateral (including any partial or complete strict foreclosure), and/or (C) any right to institute, prosecute, or otherwise maintain any action or proceeding with respect to such rights, powers or remedies (including any action of foreclosure));

(ii)                                  will not, directly or indirectly, contest, protest or object to or hinder any judicial or non-judicial foreclosure proceeding or action (including any partial or complete strict foreclosure) brought by the Revolving Credit Facility Agent or any other Revolving Credit Claimholder relating to the Shared Collateral or any other exercise by the Revolving Credit Facility Agent or any other Revolving Credit Claimholder of any other rights, powers and remedies relating to the Shared Collateral, including any Disposition of the Shared Collateral, whether under the Revolving Credit Loan Documents, applicable law, or otherwise;

(iii)                               subject to their rights under clause (vi) of Section 3.1(c)), will not object to the forbearance by the Revolving Credit Facility Agent or the Revolving Credit Claimholders from bringing or pursuing any Enforcement with respect to the Shared Collateral; and

(iv)                              subject to Section 3.1(c), acknowledge and agree that no covenant, agreement or restriction contained in the Senior Secured Note Security Documents or any other Senior Secured Note Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the Revolving Credit Facility Agent or the Revolving Credit Claimholders with respect to the Shared Collateral as set forth in this Agreement and the Revolving Credit Loan Documents;

provided, however, that, in the case of (i), (ii) and (iii) above, the Liens granted to secure the Senior Secured Note Obligations of the Senior Secured Note Claimholders shall attach to any Proceeds resulting from actions taken by the Revolving Credit Facility Agent or any Revolving Credit Claimholder with respect to the Shared Collateral in accordance with this Agreement after

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application of such Proceeds to the extent necessary to meet the requirements of a Discharge of Revolving Credit Obligations.

(b)                                 During the Exercise Period and until the Discharge of Revolving Credit Obligations has occurred and during the continuation of an Enforcement Period, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, the Revolving Credit Facility Agent and the other Revolving Credit Claimholders shall have the right and power to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and, in connection therewith (including voluntary Dispositions of Shared Collateral by the respective Grantors after an Revolving Credit Default) make determinations regarding the release, Disposition, or restrictions with respect to the Shared Collateral without any consultation with or the consent of the Senior Secured Notes Agent or any Senior Secured Note Claimholder; provided, however, that the Lien securing the Senior Secured Note Obligations shall remain on the Proceeds (other than those properly applied to the Revolving Credit Obligations in accordance with Section 4.1) of such Shared Collateral released or disposed of subject to the relative priorities described in Section 2.1.  In exercising rights, powers or remedies with respect to the Shared Collateral, the Revolving Credit Facility Agent and the Revolving Credit Claimholders may enforce the provisions of the Revolving Credit Loan Documents and exercise rights, powers, and/or remedies thereunder or under applicable law or otherwise, all in such order and in such manner as they may determine in the exercise of their sole discretion.  Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of the Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under the Bankruptcy Laws of any applicable jurisdiction.

(c)                                  Notwithstanding anything to the contrary contained herein, the Senior Secured Notes Agent and any Senior Secured Note Claimholder may:

(i)                                     file a claim or statement of interest with respect to the Senior Secured Note Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against any Grantor;

(ii)                                  take any action (not adverse to the relative priority status of the Liens on the Shared Collateral set forth in Section 2.1, or the rights of the Revolving Credit Facility Agent or any of the Revolving Credit Claimholders to exercise rights, powers or remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on any of the Shared Collateral;

(iii)                               file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Senior Secured Note Claimholders, including any claims secured by the Shared Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)                              vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments, objections and motions (including in support of or

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opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with applicable law.  Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and the Revolving Credit Facility Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non- Conforming Plan of Reorganization withdrawn;

(v)                                 file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of any Grantors arising under any Insolvency or Liquidation Proceeding, except to the extent inconsistent with the terms of this Agreement; and

(vi)                              take any action described in clauses (i) and (ii) of the definition of “Enforcement.”

(d)                                 Notwithstanding anything to the contrary contained in this Section 3.1, nothing in this Agreement shall restrict the Senior Secured Notes Agent and the Senior Secured Note Claimholders from the exercise of remedies against any Shared Collateral if (i) the Senior Secured Notes Agent has delivered a Noteholder Enforcement Notice Request and (ii) the Revolving Credit Facility Agent has failed to deliver an Enforcement Notice within thirty (30) days of the receipt of such Noteholder Enforcement Notice Request.

(e)                                  Nothing in this Agreement shall prohibit the receipt by the Senior Secured Notes Agent or any other Senior Secured Note Claimholders of the required payments of Debt Service so long as such receipt is not the direct or indirect result of the exercise by the Senior Secured Notes Agent or any Senior Secured Note Claimholders of rights, powers or remedies as a secured creditor (including set-off) with respect to Shared Collateral or enforcement in contravention of this Agreement of any Lien held by any of them.  Nothing in this Agreement impairs or otherwise adversely affects any rights, powers or remedies the Revolving Credit Facility Agent or the Revolving Credit Claimholders may have against the Grantors under the Revolving Credit Loan Documents.

Section 3.2  Collateral Access Rights.

(a)                                  The Revolving Credit Facility Agent agrees not to commence any Enforcement or Going Out of Business Sale until an Enforcement Notice has been given to the Senior Secured Notes Agent.  Subject to the provisions of Section 3.1, the Senior Secured Notes Agent may join in any judicial proceedings commenced by the Revolving Credit Facility Agent to enforce Liens on the Shared Collateral, provided that neither the Senior Secured Notes Agent, nor the other Senior Secured Note Claimholders, shall take any action to interfere with the Enforcement actions of the Revolving Credit Facility Agent or the other Revolving Credit Claimholders with respect to Shared Collateral.

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(b)                                 If the Senior Secured Notes Agent, or any agent or representative of the Senior Secured Notes Agent, or any receiver, shall, after any Senior Secured Note Default, obtain possession or physical control of any of the Mortgaged Premises, the Senior Secured Notes Agent shall promptly notify the Revolving Credit Facility Agent in writing of that fact, and the Revolving Credit Facility Agent shall, within ten (10) Business Days thereafter, notify the Senior Secured Notes Agent in writing as to whether the Revolving Credit Facility Agent desires to exercise access rights under this Agreement, such rights being subject to the Revolving Credit Facility Agent not being an Affiliate of the Issuer.  Upon delivery of such notice by the Revolving Credit Facility Agent to the Senior Secured Notes Agent, the parties shall confer in good faith to coordinate with respect to the Revolving Credit Facility Agent’s exercise of such access rights.

(c)                                  During the Access Period (if any) in which the Revolving Credit Facility Agent is not an Affiliate of the Issuer, the Revolving Credit Facility Agent and the Grantors and their Subsidiaries, with the consent of the Revolving Credit Facility Agent in connection with a Going Out of Business Sale or otherwise, and their agents, representatives and designees shall have an irrevocable, non-exclusive right to have access to and a right to use, but not to sell, move or otherwise dispose of, the Senior Secured Note Collateral for the sole purpose of (i) arranging for and effecting the sale or disposition of Shared Collateral located on such parcel, including the packaging and other preparation of such Shared Collateral for sale or disposition, (ii) selling the Shared Collateral (by public auction, private sale or a “store closing”, Going Out of Business Sale or similar sale, whether in bulk, in lots or to customers in the ordinary course of business or otherwise), (iii) making photocopies or electronic copies of the Company’s books and records as they relate to the Shared Collateral, in each case without the involvement of or interference by the Senior Secured Notes Agent or any Senior Secured Note Claimholder or liability to the Senior Secured Notes Agent or any Senior Secured Note Claimholder, except liability for noncompliance with the provisions of this Section 3.2(c); provided, however, that nothing contained in this Agreement shall restrict the rights of the Senior Secured Notes Agent from selling, assigning or otherwise transferring any Senior Secured Note Collateral that does not constitute Shared Collateral prior to the expiration of such Access Period if the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this Section 3.2. During any such Access Period, the Revolving Credit Facility Agent and its representatives (and persons employed on their behalf), may continue to maintain and sell the Shared Collateral, as well as to engage in bulk sales of Shared Collateral.  The Revolving Credit Facility Agent shall (i) be responsible for its pro rata share of ordinary course third-party expenses related thereto, including costs with respect to heat, light, electricity, water, rent and real property taxes with respect to that portion of any premises so used or occupied, and (ii) be obligated to repair at its expense any physical damage or diminution in value to such Senior Secured Note Collateral or other assets or property resulting from such occupancy, use or control, and to leave such Senior Secured Note Collateral or other assets or property in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted.  The Revolving Credit Facility Agent shall take proper and reasonable care under the circumstances of any Senior Secured Note Collateral that is used by the Revolving Credit Facility Agent during the Access Period and repair and replace any damage (ordinary wear-and-tear excepted) caused by the Revolving Credit Facility Agent or its agents, representatives or designees and the Revolving Credit Facility Agent shall comply with all applicable laws in all material respects in connection with its use or occupancy of the Senior Secured Note Collateral.  The Revolving

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Credit Facility Agent and the Revolving Credit Claimholders shall reimburse the Senior Secured Notes Agent and the Senior Secured Note Claimholders for any injury or damage to Persons or property (ordinary wear-and-tear excepted) caused by the acts or omissions of Persons under their control, or acting at their direction on their behalf; provided, however, that the Revolving Credit Facility Agent and the Revolving Claimholders will not be liable for any diminution in the value of the Mortgaged Premises caused by the absence of the Shared Collateral therefrom.  In no event shall the Revolving Credit Claimholders or the Revolving Credit Facility Agent have any liability to the Senior Secured Note Claimholders and/or to the Senior Secured Notes Agent hereunder as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Senior Secured Note Collateral existing prior to the date of the exercise by the Revolving Credit Facility Agent of its rights under this Agreement.  The Revolving Credit Facility Agent and the Senior Secured Notes Agent shall cooperate and use reasonable efforts to ensure that their activities during the Access Period as described above do not interfere materially with the activities of the other as described above, including the right of the Senior Secured Notes Agent to show the Senior Secured Note Collateral to prospective purchasers and to ready the Senior Secured Note Collateral for sale.  Notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall the Revolving Credit Facility Agent be relieved of liability for injury or damages of any kind arising out of or suffered in connection with the exercise by the Revolving Credit Facility Agent of collateral access rights under Section 3.2 hereof and resulting from its gross negligence or wilful misconduct, in each case, as determined by a court of competent jurisdiction in a final non-appealable judgment or order, nor shall any claim therefor be waived.

(d)                                 Consistent with the definition of the term “Access Period,” if any order or injunction is issued or stay is granted or is otherwise effective by operation of law that prohibits the Revolving Credit Facility Agent from exercising any of its rights hereunder, then the Access Period granted to the Revolving Credit Facility Agent under this Section 3.2 shall be stayed during the period of such prohibition and shall continue thereafter for the number of days remaining in the applicable Access Period.

The Revolving Facility Agent and the Revolving Credit Claimholders shall have the right to bring an action to enforce their rights under this Section 3.2, including, without limitation, an action seeking possession of the applicable Shared Collateral and/or specific performance of this Section 3.2.  Without limiting the rights granted in this paragraph, the Revolving Credit Claimholders and Revolving Credit Facility Agent shall not intervene with the Senior Secured Note Claimholders in connection with any efforts made by the Senior Secured Note Claimholders to sell the Senior Secured Note Collateral that does not constitute Shared Collateral and the Senior Secured Note Claimholders and Senior Secured Notes Agent shall not intervene with the Revolving Credit Claimholders in connection with any efforts made by the Revolving Credit Claimholders to sell the Shared Collateral.

ARTICLE IV

Payments

Section 4.1  Application of Proceeds.  So long as the Discharge of Revolving Credit Obligations has not occurred, whether or not any Insolvency or Liquidation

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Proceeding has been commenced by or against any Grantor, all Shared Collateral received in connection with the sale or other Disposition of, or collection on, or distribution on account of, such Shared Collateral, whether as a result of the exercise of remedies or other Enforcement or Going Out of Business Sale by the Revolving Credit Facility Agent or any Revolving Credit Claimholders (including as a result of any distribution of or in respect of any Shared Collateral (whether or not expressly characterized as such) or in any Insolvency or Liquidation Proceeding) or otherwise, shall be delivered to the Revolving Credit Facility Agent and shall be applied or further distributed by the Revolving Credit Facility Agent to or on account of the Revolving Credit Obligations in such order, if any, as specified in the relevant Revolving Credit Loan Documents or as a court of competent jurisdiction may otherwise direct until the Discharge of Revolving Credit Obligations has occurred, it being understood that the application of Proceeds of any Asset Sales (as defined in the Senior Secured Notes Indenture) of the Shared Collateral shall be subject to the provisions of Section 4.11 of the Senior Secured Notes Indenture.  Upon the Discharge of Revolving Credit Obligations, the Revolving Credit Facility Agent shall deliver to the Senior Secured Notes Agent any Shared Collateral and Proceeds of Shared Collateral received or delivered to it pursuant to the preceding sentence, in the same form as received, with any necessary endorsements, to be applied by the Senior Secured Notes Agent to the Senior Secured Note Obligations in such order as specified in the Senior Secured Note Security Documents or as a court of competent jurisdiction may otherwise direct.

Section 4.2  Payments Over in Violation of Agreement.  So long as the Discharge of Revolving Credit Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, any Shared Collateral (including, without limitation, assets or Proceeds subject to Liens referred to in the final sentence of Section 2.3) received by the Senior Secured Notes Agent or any Senior Secured Note Claimholders in connection with the exercise of any right, power, or remedy (including set-off) relating to the Shared Collateral shall be segregated and held in trust and forthwith paid over to the Revolving Credit Facility Agent for the benefit of the Revolving Credit Claimholders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct; provided, however, that the Senior Secured Notes Agent and any other Senior Secured Note Claimholder shall be entitled to receive and retain all payments of Debt Service (as defined under the Senior Secured Notes Indenture) made by the Issuer.  The Senior Secured Notes Agent is hereby authorized by the Revolving Credit Facility Agent to make any such endorsements as agent for the Revolving Credit Facility Agent or any Revolving Credit Claimholders.  This authorization is coupled with an interest and is irrevocable until the Discharge of Revolving Credit Obligations has occurred.

Section 4.3  Application of Payments.  Subject to the other terms of this Agreement, all payments received by (a) the Revolving Credit Facility Agent or the Revolving Credit Claimholders may be applied, reversed and reapplied, in whole or in part, to the Revolving Credit Obligations to the extent provided for in the Revolving Credit Loan Documents and (b) the Senior Secured Notes Agent or the Senior Secured Note Claimholders may be applied, reversed and reapplied, in whole or in part, to the Senior Secured Note Obligations to the extent provided for in the Senior Secured Note Documents.

Section 4.4  Revolving Nature of Revolving Credit Obligations.  The Senior Secured Notes Agent, on behalf of the Senior Secured Note Claimholders,

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acknowledges and agrees that the Revolving Credit Agreement includes a revolving commitment and that the amount of the Revolving Credit Obligations that may be outstanding at any time or from time to time may be increased (subject to the limitations set forth in the Senior Secured Notes Indenture) or reduced and subsequently reborrowed.

Section 4.5  No Subordination of the Relative Priority of Claims.  Anything to the contrary contained herein notwithstanding, the subordination of the Liens of Senior Secured Note Claimholders on the Shared Collateral to the Liens of Revolving Credit Claimholders on the Shared Collateral as set forth herein is with respect to the priority of the respective Liens on the Shared Collateral held by or on behalf of them only and shall not constitute a subordination of the Senior Secured Note Obligations to the Revolving Credit Obligations.

ARTICLE V

Other Agreements

Section 5.1  Releases.

(a)                                [Reserved.]

(b)                                 [Reserved.]

(c)                                  Until the Discharge of Revolving Credit Obligations shall occur, to the extent that the Revolving Credit Facility Agent or the Revolving Credit Claimholders (i) have released any Lien on the Shared Collateral and such Lien is later reinstated or (ii) obtain any new Liens on any assets or property of any of the Grantors constituting Shared Collateral, then, in accordance with Section 2.3, the Grantors shall also grant a Lien on such Shared Collateral, subject to the Lien priority provisions of this Agreement, to the Senior Secured Notes Agent, for the benefit of the Senior Secured Note Claimholders.

Section 5.2  Insurance.

(a)        Unless and until the Discharge of Revolving Credit Obligations has occurred and subject to the terms of, and the rights of the Grantors under, the Revolving Credit Loan Documents, (i) the Revolving Credit Facility Agent, on behalf of the Revolving Credit Claimholders, shall have the sole and exclusive right to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting such Collateral; (ii) all Proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect of the Shared Collateral and to the extent required by the Revolving Credit Loan Documents shall be paid to the Revolving Credit Facility Agent for the benefit of the Revolving Credit Claimholders pursuant to the terms of the Revolving Credit Loan Documents (including, without limitation, for purposes of cash collateralization of letters of credit) and thereafter, if the Discharge of Revolving Credit Obligations has occurred, and subject to the rights of the Grantors under the Senior Secured Note Security Documents, to the Senior Secured Notes Agent for the benefit of the Senior Secured Note Claimholders to the extent required under the Senior Secured Note Security Documents and

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then, to the extent no Senior Secured Note Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct, and (iii) if the Senior Secured Notes Agent or any Senior Secured Note Claimholders shall, at any time, receive any Proceeds of any such insurance policy or any such award or payment with respect to Shared Collateral in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such Proceeds over to the Revolving Credit Facility Agent in accordance with the terms of Section 4.2.

(b)                                 To effectuate the foregoing, and to the extent that the pertinent insurance company agrees to issue such endorsements, the Agents shall each receive separate lender’s loss payable endorsements naming themselves as loss payee and additional insured, as their interests may appear, with respect to any policies which insure the Shared Collateral hereunder.

Section 5.3  Amendments to Revolving Credit Loan Documents and Senior Secured Note Documents; Refinancing.

(a)               Subject to Sections 5.3(c), the Revolving Credit Loan Documents and Senior Secured Note Documents may be amended, supplemented or otherwise modified in accordance with their terms, all without affecting the Lien subordination or other provisions of this Agreement; provided, however, that any such amendments, supplements or modifications shall not be prohibited by the Senior Secured Notes Indenture.  The Revolving Credit Obligations may be Refinanced without the consent of, the Senior Secured Notes Agent or the Senior Secured Note Claimholders and without affecting the Lien subordination or other provisions of this Agreement, and the Senior Secured Note Obligations may be Refinanced without the consent of, the Revolving Credit Facility Agent or the Revolving Credit Claimholders and without affecting the Lien subordination and other provisions of this Agreement so long as such Refinancing is on terms and conditions that would not violate the Senior Secured Note Documents or the Revolving Credit Loan Documents, each as in effect on the date hereof (or, if less restrictive to the Issuer, as in effect on the date of such amendment or Refinancing); provided, however, that, in each case, the lenders or holders of such Refinancing debt bind themselves in a writing addressed to the Senior Secured Notes Agent and the Senior Secured Note Claimholders or the Revolving Credit Facility Agent and the Revolving Credit Claimholders, as applicable, to the terms of this Agreement; provided further, however, that, if such Refinancing debt is secured by a Lien on any Collateral the holders of such Refinancing debt shall be deemed bound by the terms hereof regardless of whether or not such writing is provided.  For the avoidance of doubt, the sale or other transfer of Indebtedness is not restricted by this Agreement but the provisions of this Agreement shall be binding on all holders of Revolving Credit Obligations and Senior Secured Note Obligations.

(b)                                 Subject to Sections 5.3(c), the Revolving Credit Facility Agent and the Senior Secured Notes Agent shall each use good faith efforts to notify the other party of any written amendment or modification to the Revolving Credit Loan Documents and Senior Secured Note Documents, but the failure to do so shall not create a cause of action against the party failing to give such notice or create any claim or right on behalf of any third party.

(c)                                  Without the consent of the Senior Secured Notes Agent, the Revolving Credit Claimholders will not be entitled to agree (and will not agree) to any amendment to or

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modification of the Revolving Credit Loan Documents, whether in a Refinancing or otherwise, that would result in a Senior Secured Note Default.

(d)                                 [Reserved.]

(e)                                  So long as the Discharge of Revolving Credit Obligations has not occurred, the Senior Secured Notes Agent agrees that each applicable Senior Secured Note Security Document that grants a Lien on any material Collateral shall include the following language (or similar language acceptable to the Revolving Credit Facility Agent):  “Notwithstanding anything herein to the contrary, the liens and security interests granted to The Bank of New York Mellon, as Collateral Agent, pursuant to this Agreement and the exercise of any right or remedy by The Bank of New York Mellon, as Collateral Agent hereunder, are subject to the provisions of the Intercreditor Agreement dated as of [        ], 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among General Electric Capital Corporation, as the Revolving Credit Facility Agent, The Bank of New York Mellon, as Trustee and as Senior Secured Notes Agent and the Grantors (as defined in the Intercreditor Agreement) from time to time party thereto.  In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

Section 5.4  Gratuitous Bailee For Perfection..

(a)                                  The Revolving Credit Facility Agent agrees to hold any Shared Collateral constituting Possessory Collateral or Control Collateral as gratuitous bailee or sub-agent, as applicable, for the Senior Secured Notes Agent and any assignee solely for the purpose of perfecting the security interest granted under the Revolving Credit Loan Documents and the Senior Secured Note Documents, respectively, subject to the terms and conditions of this Section 5.4.

(b)                                 The Revolving Credit Facility Agent shall have no obligation whatsoever to the Revolving Credit Claimholders, the Senior Secured Notes Agent or any Senior Secured Note Claimholder to ensure that the Possessory Collateral or the Control Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.4.  The duties or responsibilities of the Revolving Credit Facility Agent under this Section 5.4 shall be limited solely to holding the Possessory Collateral or Control Collateral as gratuitous bailee or sub-agent, as applicable, in accordance with this Section 5.4 and delivering the Possessory Collateral and the Control Collateral upon a Discharge of Revolving Credit Obligations as provided in Section 5.4(d) below.

(c)                                  The Revolving Credit Facility Agent shall not have by reason of the Revolving Credit Security Documents, the Senior Secured Note Security Documents, this Agreement or any other document a fiduciary relationship in respect of the Revolving Credit Claimholders, the Senior Secured Notes Agent or any Senior Secured Note Claimholder and the Senior Secured Notes Agent and the Senior Secured Note Claimholders hereby waive and release the Revolving Credit Facility Agent from all claims and liabilities arising pursuant to the Revolving Credit Facility Agent’s role under this Section 5.4 as gratuitous bailee and sub-agent with respect to any Shared Collateral.  It is understood and agreed that the interests of the

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Revolving Credit Facility Agent and the Senior Secured Notes Agent may differ and the Revolving Credit Facility Agent shall be fully entitled to act in its own interest without taking into account the interests of the Senior Secured Notes Agent or Senior Secured Note Claimholders.

(d)                                 Upon the Discharge of Revolving Credit Obligations under the Revolving Credit Loan Documents to which the Revolving Credit Facility Agent is a party, the Revolving Credit Facility Agent shall deliver the remaining Possessory Collateral and Control Collateral in its possession (if any) together with any necessary endorsements (such endorsement shall be without recourse and without any representation or warranty), first, to the Senior Secured Notes Agent to the extent Senior Secured Note Obligations remain outstanding, and second, to the Issuer to the extent no Revolving Credit Obligations or Senior Secured Note Obligations remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Possessory Collateral or Control Collateral).  The Revolving Credit Facility Agent further agrees to take all other action reasonably requested by the Senior Secured Notes Agent at the expense of the Senior Secured Notes Agent or the Issuer in connection with the Senior Secured Notes Agent obtaining a first-priority interest in the Collateral or as a court of competent jurisdiction may otherwise direct.

ARTICLE VI

Option to Purchase

Section 6.1  Purchase Notice.  Following the delivery by the Revolving Credit Facility Agent of an Enforcement Notice to the Senior Secured Notes Agent, any one or more Senior Secured Note Claimholders (acting in their individual capacity or through one or more affiliates) shall have the right, but not the obligation (each Senior Secured Note Claimholder having a ratable right to make the purchase, with each Senior Secured Note Claimholder’s right to purchase being automatically proportionately increased by the amount not purchased by another Senior Secured Note Claimholder) by irrevocable written notice (the “Purchase Notice”) delivered by the Senior Secured Notes Agent to the Revolving Credit Facility Agent no later than ten (10) Business Days after receipt by the Senior Secured Notes Agent of such Enforcement Notice, to purchase all, but not less than all, of the Revolving Credit Obligations from the Revolving Credit Lenders.  If the Senior Secured Notes Agent so delivers the Purchase Notice, the Revolving Credit Facility Agent shall terminate any existing Enforcement Period and shall not take any further enforcement actions under and pursuant to the Revolving Credit Loan Documents, provided, that the Purchase (as defined below) shall have been consummated on the date specified in the Purchase Notice in accordance with this Article VI.

Section 6.2  Purchase of the Revolving Credit Obligations; Surviving Obligations.  On the date specified by the Senior Secured Notes Agent in the Purchase Notice (which shall be a Business Day not less than five (5) Business Days, nor more than ten (10) Business Days, after receipt by the Revolving Credit Facility Agent of the Purchase Notice), the Revolving Credit Lenders shall, subject to any required approval of any court or other governmental authority then in effect, sell to the applicable Senior Secured Note Claimholder(s) electing to purchase pursuant to Section 6.1 (the “Purchasing Parties”), and the

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Purchasing Parties shall purchase (the “Purchase”) from the Revolving Credit Lenders, the Revolving Credit Obligations; provided, that the Revolving Credit Obligations purchased shall not include any rights of Revolving Credit Lenders with respect to indemnification and other obligations of the Company under the Revolving Credit Loan Documents that are expressly stated to survive the termination of the Revolving Credit Loan Documents (the “Surviving Obligations”).

Section 6.3  Purchase Price.  Without limiting the obligations of the Company under the Revolving Credit Loan Documents to the Revolving Credit Lenders with respect to the Surviving Obligations (which shall not be transferred in connection with the Purchase), on the date of the Purchase, the Purchasing Parties shall (a) pay to the Revolving Credit Lenders as the purchase price (the “Purchase Price”) therefor the full amount of all Revolving Credit Obligations then outstanding and unpaid (including principal, interest, fees, breakage costs, attorneys’ fees and expenses, and, in the case of any hedging obligations, the amount that would be payable by the Company thereunder if it were to terminate such hedging obligations on the date of the Purchase or, if not terminated, an amount determined by the relevant Revolving Credit Lender to be necessary to collateralize its credit risk arising out of such hedging obligations), (b) furnish cash collateral (the “Cash Collateral”) to the Revolving Credit Lenders in such amounts as the relevant Revolving Credit Lenders determine is reasonably necessary to secure such Revolving Credit Lenders in connection with any outstanding letters of credit (not to exceed 103% of the aggregate undrawn face amount of such letters of credit), (c) agree to reimburse the Revolving Credit Lenders for any loss, cost, damage or expense (including reasonable attorneys’ fees and expenses) in connection with any fees, costs or expenses related to any checks or other payments provisionally credited to the Revolving Credit Obligations and/or as to which the Revolving Credit Lenders have not yet received final payment and (d) agree, after written request from the Revolving Credit Facility Agent, to reimburse the Revolving Credit Lenders in respect of pending indemnification obligations of the Company under the Revolving Credit Loan Documents as to matters or circumstances identified in writing to the Purchasing Parties prior to the time of the Purchase which could reasonably be expected to result in any loss, cost, damage or expense to any of the Revolving Credit Lenders, provided that, in no event shall any Purchasing Party have any liability for such amounts in excess of proceeds of Collateral received by the Purchasing Parties.

Section 6.4  Payment of Purchase Price.

The Purchase Price and Cash Collateral shall be remitted by wire transfer in immediately available funds to such account of the Revolving Credit Facility Agent as it shall designate to the Purchasing Parties.  The Revolving Credit Facility Agent shall, promptly following its receipt thereof, distribute the amounts received by it in respect of the Purchase Price to the Revolving Credit Lenders in accordance with the Revolving Credit Loan Documents.  Interest shall be calculated to but excluding the day on which the Purchase occurs if the amounts so paid by the Purchasing Parties to the account designated by the Revolving Credit Facility Agent are received in such account prior to 3:00 p.m., New York City time, and interest shall be calculated to and including such day if the amounts so paid by the Purchasing Parties to the account designated by the Revolving Credit Facility Agent are received in such account later than 3:00 p.m., New York City time.

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Section 6.5  Representations and Warranties.  The Purchase shall be made without representation or warranty of any kind by the Revolving Credit Lenders as to the Revolving Credit Obligations and without recourse to the Revolving Credit Lenders, except that the Revolving Credit Lenders shall represent and warrant: (a) the amount of the Revolving Credit Obligations being purchased, (b) that the Revolving Credit Lenders own the Revolving Credit Obligations free and clear of any liens or encumbrances other than Permitted Liens (as defined in the Revolving Credit Agreement) and (c) that the Revolving Credit Lenders have the right to assign the Revolving Credit Obligations and the assignment is duly authorized.

Section 6.6  [Reserved.]

ARTICLE VII

Reliance; Waivers; Etc.

Section 7.1  Reliance.  Other than any reliance on the terms of this Agreement, the Revolving Credit Facility Agent, on behalf of the Revolving Credit Claimholders, acknowledges that it and the other Revolving Credit Claimholders have, independently and without reliance on the Senior Secured Notes Agent or any Senior Secured Note Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into Revolving Credit Loan Documents and be bound by the terms of this Agreement, and they will continue to make their own credit decision in taking or not taking any action under the Revolving Credit Loan Documents or this Agreement; provided that the Revolving Credit Facility Agent, in such capacity, has not made any credit analysis or credit decision in connection with its actions or the performance of its duties in such capacity.  The Senior Secured Notes Agent, on behalf of the Senior Secured Note Claimholders, acknowledges that it and the other Senior Secured Note Claimholders have, independently and without reliance on the Revolving Credit Facility Agent or any other Revolving Credit Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the other Senior Secured Note Documents and be bound by the terms of this Agreement, and they will continue to make their own credit decision in taking or not taking any action under the Senior Secured Note Documents or this Agreement; provided that the Senior Secured Notes Agent, in such capacity, has not made any credit analysis or credit decision in connection with its actions or the performance of its duties in such capacity.

Section 7.2  No Warranties or Liability.  The Revolving Credit Facility Agent, on behalf of the Revolving Credit Claimholders, acknowledges and agrees that each of the Senior Secured Notes Agent and the Senior Secured Note Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the other Senior Secured Note Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.  Except as otherwise provided in this Agreement, the Senior Secured Notes Agent and the Senior Secured Note Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Secured Note Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.  The Senior Secured Notes Agent, on behalf the Senior Secured Note Claimholders, acknowledges and agrees that the Revolving Credit Facility Agent and the other Revolving Credit Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity,

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legality, completeness, collectibility or enforceability of any of the other Revolving Credit Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.  Except as otherwise provided herein, the Revolving Credit Facility Agent and the other Revolving Credit Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under their respective Revolving Credit Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.  Other than as provided in Sections 5.3(c), the Senior Secured Notes Agent and the Senior Secured Note Claimholders shall have no duty to the Revolving Credit Facility Agent or any of the Revolving Credit Claimholders, and the Revolving Credit Facility Agent and the other Revolving Credit Claimholders shall have no duty to the Senior Secured Notes Agent or any of the other Senior Secured Note Claimholders, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any Grantor (including the Revolving Credit Loan Documents and the Senior Secured Note Documents), regardless of any knowledge thereof which they may have or be charged with.

Section 7.3  No Waiver of Lien Priorities.

(a)                                  No right of the Agents, the other Revolving Credit Claimholders or the other Senior Secured Note Claimholders to enforce any provision of this Agreement or any Revolving Credit Loan Document or Senior Secured Note Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Grantor or by any act or failure to act by such Agents, Revolving Credit Claimholders or Senior Secured Note Claimholders or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the Revolving Credit Loan Documents or any of the Senior Secured Note Documents, regardless of any knowledge thereof which the Agents or the Revolving Credit Claimholders or Senior Secured Note Claimholders, or any of them, may have or be otherwise charged with.

(b)                                 Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Grantors under the Revolving Credit Loan Documents and the Senior Secured Note Documents and subject to the provisions of Sections 5.3(a) and 5.3(c)), the Agents, the other Revolving Credit Claimholders and the other Senior Secured Note Claimholders may, at any time and from time to time in accordance with the Revolving Credit Loan Documents and the Senior Secured Note Documents and/or applicable law, without the consent of, or notice to, the other Agent or the Revolving Credit Claimholders or the Senior Secured Note Claimholders (as applicable), without incurring any liabilities to such Persons and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy is affected, impaired or extinguished thereby) do any one or more of the following:

(i)                                     change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the Obligations or any Lien or guaranty thereof or any liability of any Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or

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supplement in any manner any Liens held by the Agents or any rights or remedies under any of the Revolving Credit Loan Documents or the Senior Secured Note Documents;

(ii)                                  sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Shared Collateral (except to the extent provided in this Agreement) or any liability of any Grantor or any liability incurred directly or indirectly in respect thereof;

(iii)                               settle or compromise any Obligation or any other liability of any Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability in any manner or order that is not inconsistent with the terms of this Agreement; and

(iv)                              exercise or delay in or refrain from exercising any right or remedy against any security or any Grantor or any other Person, elect any remedy and otherwise deal freely with any Grantor.

Section 7.4  Obligations Unconditional.  All rights, interests, agreements and obligations of the Revolving Credit Claimholders and the Senior Secured Note Claimholders, respectively, hereunder shall remain in full force and effect irrespective of:

(a)                                  any lack of validity or enforceability of any Revolving Credit Loan Documents or any Senior Secured Note Documents;

(b)                                 except, in each case, as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the Revolving Credit Obligations or Senior Secured Note Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any Revolving Credit Loan Document or any Senior Secured Note Document to the extent not prohibited pursuant to the terms of the Senior Secured Notes Indenture or the Revolving Credit Agreement, as applicable;

(c)                                  except as otherwise expressly set forth in this Agreement, any exchange, release, voiding, avoidance or non-perfection of any security interest in any Shared Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Revolving Credit Obligations or Senior Secured Note Obligations or any guaranty thereof;

(d)                                 the commencement of any Insolvency or Liquidation Proceeding in respect of any Grantor; or

(e)                                  any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of the Revolving Credit Facility Agent, the Revolving Credit Obligations, any Revolving Credit Claimholder, the Senior Secured Notes Agent, the Senior Secured Note Obligations or any Senior Secured Note Claimholder in respect of this Agreement.

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ARTICLE VIII

Miscellaneous

Section 8.1  Conflicts.  In the event of any conflict between the provisions of this Agreement and the provisions of any Revolving Credit Loan Document or any Senior Secured Note Document, the provisions of this Agreement shall govern and control.

Section 8.2  Effectiveness; Continuing Nature of this Agreement; Severability.  This Agreement shall become effective when executed and delivered by the parties hereto.  This is a continuing agreement of Lien subordination (as opposed to an agreement of debt or claim subordination), and the Revolving Credit Claimholders and the Senior Secured Note Claimholders may continue, at any time and without notice to the other Agent, to extend credit and other financial accommodations and lend monies to or for the benefit of any Grantor in reliance hereon.  Each of the Agents, on behalf the Revolving Credit Claimholders or the Senior Secured Note Claimholders, as applicable, hereby irrevocably, absolutely, and unconditionally waives any right any Claimholder may have under applicable law to revoke this Agreement or any of the provisions of this Agreement.  The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding.  Consistent with, but not in limitation of, the preceding sentence, each of the Agents, on behalf of the Revolving Credit Claimholders and the Senior Secured Note Claimholders, as applicable, irrevocably acknowledges that this Agreement constitutes a “subordination agreement” within the meaning of both New York law and Section 510(a) of the Bankruptcy Code.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  All references to any Grantor shall include such Grantor as debtor and debtor-in-possession and any receiver or trustee for any Grantor (as applicable) in any Insolvency or Liquidation Proceeding.  This Agreement shall terminate and be of no further force and effect:

(a)                                  with respect to the Revolving Credit Facility Agent, the Revolving Credit Claimholders and the Revolving Credit Obligations, the date the Discharge of Revolving Credit Obligations occurs; and

(b)                                 with respect to the Senior Secured Notes Agent, the Senior Secured Note Claimholders and the Senior Secured Note Obligations, the date the Discharge of Senior Secured Note Obligations occurs.

Section 8.3  Amendments; Waivers.  No amendment, modification or waiver of any of the provisions of this Agreement by the Senior Secured Notes Agent or the Revolving Credit Facility Agent shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.  Notwithstanding the foregoing, no Grantor shall have any right to consent to or approve

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any amendment, modification or waiver of any provision of this Agreement except to the extent its rights or obligations are directly and adversely affected.

Section 8.4  Information Concerning Financial Condition of the Issuers and Their Subsidiaries.  The Revolving Credit Facility Agent and the Revolving Credit Claimholders, on the one hand, and the Senior Secured Notes Agent and the Senior Secured Note Claimholders, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of the Issuer and the Company Subsidiaries and all endorsers and/or guarantors and other Grantors of the Revolving Credit Obligations or the Senior Secured Note Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Revolving Credit Obligations or the Senior Secured Note Obligations.  Neither the Revolving Credit Claimholders, on the one hand, nor the Senior Secured Note Claimholders, on the other hand, shall have any duty to advise the other of information known to it or them regarding such condition or any such circumstances or otherwise.  In the event that either the Revolving Credit Facility Agent or any of the other Revolving Credit Claimholders, on the one hand, or the Senior Secured Notes Agent or any of the other Senior Secured Note Claimholders, on the other hand, undertakes at any time or from time to time to provide any such information to any of the others, it or they shall be under no obligation, (i) to make, and shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) to provide any additional information or to provide any such information on any subsequent occasion, (iii) to undertake any investigation, or (iv) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

Section 8.5  Subrogation.  With respect to the value of any payments or distributions in cash, property or other assets that any of the Senior Secured Note Claimholders actually pays over to the Revolving Credit Facility Agent or the Revolving Credit Claimholders under the terms of this Agreement, the Senior Secured Note Claimholders shall be subrogated to the rights of the Revolving Credit Claimholders; provided, however, that the Senior Secured Notes Agent, on behalf of the Senior Secured Note Claimholders, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Revolving Credit Obligations has occurred.  The Grantors acknowledge and agree that, to the extent permitted by applicable law, the value of any payments or distributions in cash, property or other assets received by the Senior Secured Note Claimholders that are paid over to the Revolving Credit Claimholders pursuant to this Agreement shall not reduce any of the Senior Secured Note Obligations.  Notwithstanding the foregoing provisions of this Section 8.5, none of the Senior Secured Note Claimholders shall have any claim against any of the Revolving Credit Claimholders for any impairment of any subrogation rights herein granted to the Senior Secured Note Claimholders.

Section 8.6  SUBMISSION TO JURISDICTION; WAIVERS.

(a)                                  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PERSON ARISING OUT OF OR RELATING HERETO MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH

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PARTY, FOR ITSELF AND ON BEHALF OF THE SENIOR SECURED NOTE CLAIMHOLDERS (IN THE CASE OF THE SENIOR SECURED NOTES AGENT) AND THE REVOLVING CREDIT CLAIMHOLDERS (IN THE CASE OF THE REVOLVING CREDIT FACILITY AGENT), IRREVOCABLY:

(i)                                     AGREES THAT THE ONLY NECESSARY PARTIES TO ANY AND ALL JUDICIAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE THE PARTIES HERETO, EXCEPT WHERE IN ANY SUCH JUDICIAL PROCEEDING RELIEF (INCLUDING INJUNCTIVE RELIEF OR THE RECOVERY OF MONEY) IS BEING SOUGHT DIRECTLY AGAINST OR FROM A PERSON THAT IS NOT A PARTY AND EXCEPT THAT, IN ANY SUCH JUDICIAL PROCEEDINGS BETWEEN THE SENIOR SECURED NOTES AGENT AND THE REVOLVING CREDIT FACILITY AGENT THAT DOES NOT SEEK ANY RELIEF AGAINST OR FROM THE ISSUER OR ANY OF THE COMPANY SUBSIDIARIES, THE ISSUER AND THE COMPANY SUBSIDIARIES SHALL NOT BE NECESSARY PARTIES.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND CONSISTENT WITH THE PROVISIONS OF SECTIONS 8.14 AND 8.17, NONE OF THE REVOLVING CREDIT CLAIMHOLDERS (OTHER THAN THE REVOLVING CREDIT FACILITY AGENT) OR THE SENIOR SECURED NOTE CLAIMHOLDERS (OTHER THAN THE SENIOR SECURED NOTES AGENT) SHALL BE NECESSARY OR OTHERWISE APPROPRIATE PARTIES TO ANY SUCH JUDICIAL PROCEEDINGS, UNLESS IN SUCH JUDICIAL PROCEEDING SUMS ARE BEING SOUGHT TO BE RECOVERED DIRECTLY FROM SUCH PERSONS, INCLUDING PURSUANT TO SECTION 4.2;

(ii)                                  ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(iii)                               WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(iv)                              AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PERSON (AND IN THE CASE OF A PARTY, AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 8.7); AND

(v)                                 AGREES THAT SERVICE AS PROVIDED IN CLAUSE (iv) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PERSON IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.

(b)                                 WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OF THE REVOLVING CREDIT LOAN DOCUMENTS OR ANY OF THE SENIOR SECURED NOTE DOCUMENTS.  EACH OF

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THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE REVOLVING CREDIT LOAN DOCUMENTS AND THE SENIOR SECURED NOTE DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

Section 8.7  Notices.  All notices permitted or required under this Agreement need be sent only to the Senior Secured Notes Agent and the Revolving Credit Facility Agent, as applicable, in order to be effective and otherwise binding on any applicable Claimholder.  If any notice is sent for whatever reason to the other Senior Secured Note Claimholders or the Revolving Credit Claimholders, such notice shall also be sent to the applicable Agent and to the Company.  Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by overnight courier service and signed for against receipt thereof, upon receipt of telefacsimile during normal business hours, or three Business Days after depositing it in the United States certified mails (return receipt requested) with postage prepaid and properly addressed.  For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

Section 8.8  Further Assurances.  The Revolving Credit Facility Agent, on behalf of the Revolving Credit Claimholders, and the Senior Secured Notes Agent, on behalf of the Senior Secured Note Claimholders, and the Grantors, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the Revolving Credit Facility Agent or the Senior Secured Notes Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

Section 8.9  APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 8.10  Specific Performance.  Each of the Revolving Credit Facility Agent and the Senior Secured Notes Agent may demand specific performance of this Agreement.  The Revolving Credit Facility Agent, on behalf of itself and the Revolving Credit Claimholders, and the Senior Secured Notes Agent, on behalf of itself and the Senior Secured Note Claimholders, hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the Revolving Credit Facility Agent or the other Revolving Credit Claimholders or the Senior Secured Notes Agent or the other Senior Secured Note Claimholders, as applicable.

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Section 8.11  Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

Section 8.12  Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  In proving this Agreement in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought.  A set of counterparts executed by all the parties hereto shall be lodged with the Issuer and the Agents.  Delivery of an executed counterpart hereof by facsimile or electronic transmission shall be as effective as delivery of an original executed counterpart hereof.

Section 8.13  Authorization.  By its signature, each party hereto represents and warrants to the other parties hereto that the individual signing this Agreement on its behalf is duly authorized to execute this Agreement.  The Senior Secured Notes Agent hereby represents that it is authorized to, and by its signature hereon does, bind the Noteholders, and the other Senior Secured Note Claimholders who duly authorize and appoint the Senior Secured Notes Agent, to the terms of this Agreement.  The Revolving Credit Facility Agent hereby represents that it is authorized to, and by its signature hereon does, bind the other Revolving Credit Claimholders to the terms of this Agreement.

Section 8.14  No Third Party Beneficiaries.  This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of (and shall be binding upon) each of the Agents, the other Revolving Credit Claimholders and the other Senior Secured Note Claimholders and their respective successors and assigns.  Without limiting the generality of the foregoing, each of the Senior Secured Notes Indenture, each Senior Secured Note Security Document and each Revolving Credit Security Document shall expressly refer to this Agreement and acknowledge that its provisions shall be binding on the Senior Secured Notes Agent, and the other Senior Secured Note Claimholders (and their respective successors and assigns) and on the Revolving Credit Facility Agent and the other Revolving Credit Claimholders (and their respective successors and assigns), as applicable, and, in any event, this Agreement shall be binding on the Agents, the other Revolving Credit Claimholders, and the other Senior Secured Note Claimholders and their respective successors and assigns as if its provisions were set forth in their entirety in the Revolving Credit Agreement and the Senior Secured Notes Indenture.

Section 8.15  Provisions Solely to Define Relative Rights.  The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Revolving Credit Claimholders on the one hand and the Senior Secured Note Claimholders on the other hand.  Except as set forth in the last sentence of Section 8.3, no Grantor or any other creditor thereof shall have any rights hereunder, and no Grantor may rely on the terms hereof.  Nothing in this Agreement is intended to or shall impair as between the Grantors and the Revolving Credit Facility Agent and the other Revolving Credit Claimholders, or as between the Grantors and the Senior Secured Notes Agent and the other Senior Secured Note Claimholders, the obligations of any Grantor, which are absolute and unconditional, to pay

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principal, interest, fees and other amounts as provided in the other Revolving Credit Loan Documents and the other Senior Secured Note Documents, respectively, including as and when the same shall become due and payable in accordance with their terms.

Section 8.16  Marshalling of Assets.  The Senior Secured Notes Agent, on behalf of the Senior Secured Note Claimholders, hereby irrevocably, absolutely, and unconditionally waives any and all rights or powers any Senior Secured Note Claimholder may have at any time under applicable law or otherwise to have the Shared Collateral, or any part thereof, marshaled upon any foreclosure or other enforcement of the Revolving Credit Facility Agent’s Liens.

Section 8.17  Exclusive Means of Exercising Rights under this Agreement.  The Senior Secured Note Claimholders shall be deemed to have irrevocably appointed the Senior Secured Notes Agent, and the Revolving Credit Claimholders shall be deemed to have irrevocably appointed the Revolving Credit Facility Agent, as their respective and exclusive agents hereunder.  Consistent with such appointment, the Senior Secured Note Claimholders and the Revolving Credit Claimholders further shall be deemed to have agreed that only their respective Agent (and not any individual Claimholder or group of Claimholders) shall have the exclusive right to exercise any rights, powers or remedies under or in connection with this Agreement (including bringing any action to interpret or otherwise enforce the provisions of this Agreement) or the Collateral; provided, that (i) cash collateral may be held pursuant to the terms of the Revolving Credit Loan Documents and any such individual Revolving Credit Claimholder may act against such Collateral, and (iii) Revolving Credit Claimholders may exercise customary rights of setoff against depository or other accounts maintained with them.  Specifically, but without limiting the generality of the foregoing, each Noteholder or group of Senior Secured Note Claimholders, and each Revolving Credit Lender or group of Revolving Credit Claimholders, shall not be entitled to take or file, but instead shall be precluded from taking or filing (whether in any Insolvency or Liquidation Proceeding or otherwise), any action, judicial or otherwise, to enforce any right or power or pursue any remedy under this Agreement (including any declaratory judgment or other action to interpret or otherwise enforce the provisions of this Agreement) or otherwise in relation to the Collateral, except solely as provided in the proviso in the preceding sentence.

Section 8.18  Interpretation.  This Agreement is a product of negotiations among representatives of, and has been reviewed by counsel to, the initial purchasers of the Senior Secured Notes, the Senior Secured Notes Agent, the Revolving Credit Facility Agent and the Issuer and is the product of those Persons on behalf of themselves and the Senior Secured Note Claimholders (in the case of the initial purchasers of the Senior Secured Notes) and the Revolving Credit Claimholders (in the case of the Revolving Credit Claimholders).  Accordingly, this Agreement’s provisions shall not be construed against, or in favor of, any party or other Person merely by virtue of that party or other Person’s involvement, or lack of involvement, in the preparation of this Agreement and of any of its specific provisions.

Section 8.19  Capacity of Senior Secured Notes Agent.  THE BANK OF NEW YORK MELLON is entering into this Agreement solely in its capacity as Trustee and Collateral Agent under the Senior Secured Notes Indenture and the rights, powers, privileges and protections afforded to the Trustee and Collateral Agent under the Senior Secured

33

Notes Indenture shall also apply to THE BANK OF NEW YORK MELLON as the Senior Secured Notes Agent hereunder.  The Senior Secured Notes Indenture expressly authorizes the Senior Secured Notes Agent to execute and deliver this Agreement.

Section 8.20  Termination.  This Agreement shall terminate and be of no further force and effect upon the Discharge of the Revolving Credit Obligations or upon the Discharge of the Senior Secured Note Obligations.

Section 8.21  Additional Grantors.  The Company agrees that, if any Company Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Company Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex I.  Upon such execution and delivery, such Company Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein.  The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Revolving Credit Facility Agent and the Senior Secured Notes Agent.

[Remainder of this page intentionally left blank; Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first written above.

Revolving Credit Facility Agent:	GENERAL ELECTRIC CAPITAL CORPORATION, not in its individual capacity, but solely in its capacity as agent under the Revolving Credit Agreement, as Revolving Credit Facility Agent

By:
Name:
Title:

Notice Address:	800 Long Ridge Road Stamford, CT 06927 Attention: Homer City Portfolio Manager Telephone: 203-357-4005 Facsimile: 203-357-2606

Senior Secured Notes Agent:

THE BANK OF NEW YORK MELLON, not in its individual capacity, but solely in its capacity as Trustee and Collateral Agent under the Senior Secured Notes Indenture and Collateral Agent under the Senior Secured Note Documents, as Senior Secured Notes Agent

By:
Name:
Title:

Notice Address:	101 Barclay Street New York, NY 10286 Attention: Corporate Trust Division Facsimile: 212-815-5704

Homer City Intercreditor Agreement

Acknowledged and Agreed to by:

HOMER CITY GENERATION, L.P.

By:
Name:
Title:

Notice Address:	c/o GE Energy Financial Services, Inc.
800 Long Ridge Road
Stamford, CT 06927
Facsimile: 203-357-6632

with a copy to:

General Electric Capital Corporation
800 Long Ridge Road
Stamford, CT 06927
Attention: Homer City Portfolio Manager
Facsimile: 203-357-2606

and:

General Electric Capital Corporation
800 Long Ridge Road
Stamford, CT 06927
Attention: General Counsel
Facsimile: 203-357-6632

Homer City Intercreditor Agreement

ANNEX I

SUPPLEMENT NO.    dated as of     (this “Supplement”), to the INTERCREDITOR AGREEMENT dated as of [                ], 2012 (the “Intercreditor Agreement”), among General Electric Capital Corporation, including its successors and assigns in such capacity from time to time (the “Revolving Credit Facility Agent”), THE BANK OF NEW YORK MELLON, as Trustee (the “Trustee”), not in its individual capacity, but solely in its capacity as trustee and collateral agent under the Senior Secured Notes Indenture, including its successors and assigns in such capacity from time to time (in such capacities, the “Senior Secured Notes Agent”), and acknowledged and agreed by Homer Facility Generation, L.P., a Delaware limited partnership (the “Company” or the “Issuer”).

A.                                   Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B.                                     The Company entered into the Intercreditor Agreement.  Pursuant to the Intercreditor Agreement, certain newly acquired or organized Company Subsidiaries are required to enter into the Intercreditor Agreement.  Section 8.21 of the Intercreditor Agreement provides that such Company Subsidiaries may become party to the Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned Company Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Intercreditor Agreement.  Accordingly, the New Grantor agrees as follows:

SECTION 1.  In accordance with Section 8.21 of the Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as a Grantor thereunder.  Each reference to a “Grantor” in the Intercreditor Agreement shall be deemed to include the New Grantor.  The Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Grantor represents and warrants to the Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3.  This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Supplement shall become effective upon receipt by the Revolving Credit Facility Agent and the Senior Secured Notes Agent of a counterpart of this Supplement that bears the signature of the New Grantor.  Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.  Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

SECTION 5.  THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.  In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.  All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Intercreditor Agreement.  All communications and notices hereunder to the New Grantor shall be given to it in care of the Company as specified in the Intercreditor Agreement.

SECTION 8.  The Company agrees to reimburse the Senior Secured Notes Agent and the Revolving Credit Facility Agent for their respective reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for each of the Senior Secured Notes Agent and the Revolving Credit Facility Agent.

IN WITNESS WHEREOF, the New Grantor, the Senior Secured Notes Agent and the Revolving Credit Facility Agent have duly executed this Supplement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GRANTOR]

By:
Name:
Title:

Acknowledged by:

GENERAL ELECTRIC CAPITAL CORPORATION, not in its individual capacity, but solely in its capacity as agent under the Revolving Credit Agreement, as Revolving Credit Facility Agent

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, not in its individual capacity, but solely in its capacity as Trustee and Collateral Agent under the Senior Secured Notes Indenture and Collateral Agent under the Senior Secured Note Documents, as Senior Secured Notes Agent

By:
Name:
Title:

EXECUTION VERSION

HOMER CITY ELECTRIC GENERATING STATION

MASTER TRANSACTION AGREEMENT

BY AND AMONG

EME HOMER CITY GENERATION L.P. and

HOMER CITY GENERATION, L.P., as ASSIGNEE

Dated as of September 21, 2012

i

(Continued)

ii

(Continued)

iii

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Form of Consent, Termination and Release Agreement
Exhibit B	Form of Assignment Agreement
Exhibit C	Form of Bill of Sale
Exhibit D	Form of EMMT Assignment Agreement
Exhibit E	Form of FIRPTA Affidavit
Exhibit F	Form of Special Warranty Deed

SCHEDULES

1.1(a)	Facility Leases
1.1(b)	Persons Having Knowledge
1.1(c)	Leveraged Lease Documents
1.1(d)	Permitted Encumbrances
1.1(e)	Transferable Permits
2.1	Generating Station and Related Assets
2.1(c)	Personal Property
2.1(i)	Emission Reduction Credits
2.1(l)	Intellectual Property
2.1(r)	Capacity Transactions and Transmission Rights
2.3(j)	Consent Orders
2.7	EMMT Arrangements
2.8	Homer City Property Holdings Real Property
4.3(a)	EMEHC Consents and Approvals
4.3(b)	EMEHC’s Required Regulatory Approvals
4.4	Financial Statements
4.5	Absence of Certain Changes
4.6	Undisclosed Liabilities
4.7	Insurance
4.8	Title and Related Matters
4.9	Real Property Leases
4.9(a)	Oil, Gas and Mineral Agreements
4.10	Real Property
4.10(a)	EMEHC Properties Subject to Rights of First Refusal or Options to Purchase
4.11(a)	Environmental Exceptions
4.11(b)	Required Environmental Permits
4.11(b)(1)	Environmental Permits Held by EMEHC
4.12	Labor Matters
4.13(a)	Benefit Plans
4.13(b)	Benefit Plan Exceptions
4.14	Condemnation
4.15(a)	Material Contracts

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4.15(b)	Material Contract Exceptions
4.15(c)	Defaults
4.16	Legal Proceedings
4.17	Notice of Violation of Permits
4.18	Tax Matters
4.19	Intellectual Property Exceptions
4.20	Compliance With Laws
4.21	Broker’s Fees
4.23	Certain Liabilities
4.24	Scheduled Purchase Orders
5.3(a)	Assignee Consents and Approvals
5.3(b)	Assignee Required Regulatory Approvals
5.7	Assignee Brokers’ Fees
6.1(a)	Permitted Activities prior to Closing
6.1(b)	Permitted Activities prior to Closing — under Covenant Notice
6.1(b)(5)	Emission Allowances/Emission Reduction Credits
6.1(b)(8)	Capital Expenditures
6.9(c)	IBEW Collective Bargaining Agreement
6.9(g)	Seller Severance Plans
6.10	EMEHC Emission Allowances
6.12(a)	EMEHC Marks
7.1(d)	Certain Consents and Approvals

v

MASTER TRANSACTION AGREEMENT

MASTER TRANSACTION AGREEMENT, dated as of September 21, 2012 (the “Agreement”), by and between EME Homer City Generation L.P., a Pennsylvania limited partnership (“EMEHC”), and Homer City Generation, L.P., a Delaware limited partnership (“Assignee”) and indirect wholly-owned subsidiary of General Electric Capital Corporation (“GECC”).  EMEHC and Assignee are each a “Party” to this Agreement.

W I T N E S S E T H:

WHEREAS, pursuant to the Facility Leases, EMEHC owns a leasehold interest in the Homer City Electric Generating Station located near Indiana, Pennsylvania, and owns certain facilities and other assets associated therewith and ancillary thereto;

WHEREAS, prior to the Closing Date, EMEHC, Assignee, the GE Owner Lessors and Owner Participants, the MetLife Owner Lessors and Owner Participants, the Bondholder Trustee and the other parties thereto (the “Operative Documents Parties”) will enter into a consent, termination and release agreement, effective concurrently with the occurrence of the Closing, substantially in the form attached as Exhibit A (the “Consent, Termination and Release Agreement”), pursuant to which, among other things, the Operative Documents Parties will (x) terminate certain of the Operative Documents and (y) upon the effectiveness of the Fundco Plan, release all liabilities and obligations of the Operative Documents Parties and certain of EMEHC’s Affiliates under the Operative Documents and the other agreements specified therein;

WHEREAS, concurrently with Closing, (x) EMEHC and Assignee will enter into an assignment and assumption agreement substantially in the form attached as Exhibit B (the “Assignment Agreement”) pursuant to which EMEHC will assign EMEHC’s Agreements, the Real Property Leases, certain intangible assets and other Transferred Assets to Assignee and whereby Assignee shall assume the Assumed Liabilities and (y) certain Affiliates of EMEHC may enter into an assignment and assumption agreement substantially in the form of the Assignment Agreement (the “Affiliate Assignment Agreements”) in respect of the transfer, assignment and assumption of certain Affiliate Assets;

WHEREAS, the Parties desire that EMEHC convey, assign, transfer and deliver to Assignee, and that Assignee acquire and accept, the Transferred Assets, upon the terms and conditions hereinafter set forth in this Agreement;

WHEREAS, the Parties desire that Assignee assume the Assumed Liabilities, upon the terms and conditions hereinafter set forth in this Agreement; and

WHEREAS, the general partner of EMEHC and the board of managers of Assignee have each approved and declared advisable this Agreement, the Assignment Agreement and the other Ancillary Agreements.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1                                 Definitions.  As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

“AEGIS Insurance Policy” means the excess liability insurance policy of Associated Electric & Gas Insurance Services Limited in favor of EMEHC, with an original effective date of July 1, 2003.

“Affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

“Affiliate Assets” means all (x) material assets or rights (for example, parent software licenses) not owned by EMEHC (but owned by an Affiliate of EMEHC) and used in the ordinary course of business in support of EMEHC’s operation of the Plant and Site and (y) other properties, assets or rights necessary for the ownership, maintenance or operation of the Plant and Site not owned by EMEHC (but owned by an Affiliate of EMEHC) and used in the ordinary course of business in support of EMEHC’s operation of the Plant and Site.

“Affiliate Assignment Agreements” has the meaning set forth in the recitals.

“Agreement” means this Master Transaction Agreement together with the Schedules and Exhibits hereto, as the same may be from time to time amended.

“Ancillary Agreements” means the Bill of Sale, the Assignment Agreement, any Affiliate Assignment Agreements (as applicable), the EMMT Assignment Agreement, the Transition Services Agreement, the EMMT Services Agreement, the Consent, Termination and Release Agreement and the other agreements and documents required to be executed and delivered pursuant to the provisions of Sections 3.4 or 3.5 hereof.

“Applicable Encumbrances” means any Encumbrances other than Permitted Encumbrances.

“Argo Bond” means that Surety Bond-Mining (General), dated March 12, 2001, by EMEHC and Argonaut Insurance Company.

“Argo Bond Cash” means all cash received by EMEHC after Closing in respect of deposits under the Argo Bond.

“Argo Replacement Bond” means a bond or bonds to be issued for the benefit of the Assignee to replace the Argo Bond.

“Argo Rollover Cash” has the meaning set forth in Section 2.9(b).

“Assignee” has the meaning set forth in the preamble.

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“Assignee Documents” has the meaning set forth in Section 5.2.

“Assignee Indemnitee” has the meaning set forth in Section 8.2(b).

“Assignee Material Adverse Effect” has the meaning set forth in Section 5.3(a).

“Assignee Required Regulatory Approvals” has the meaning set forth in Section 5.3(b).

“Assignment” has the meaning set forth in Section 3.2.

“Assignment Agreement” has the meaning set forth in the recitals.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Benefit Plans” has the meaning set forth in Section 4.13(a).

“Bill of Sale” means the Bill of Sale, substantially in the form of Exhibit C hereto, to be delivered at the Closing, with respect to the Tangible Personal Property included in the Transferred Assets transferred to Assignee at the Closing.

“Bondholder Trustee” has the meaning set forth in Appendix A to the Participation Agreements.

“Business Day” shall mean any day other than Saturday, Sunday and any day on which banking institutions in the State of California, the State of New York or the Commonwealth of Pennsylvania are authorized by law or other governmental action to close.

“Business Employees” shall mean each Union Employee and Non-Union Employee.

“Cap Amount” has the meaning set forth in Section 8.2(c).

“Capital Expenditures” means the amount expended, or for which liabilities are incurred by EMEHC between the date hereof and the Closing Date for capital additions to or replacements of property, plant and equipment and other expenditures or repairs on property, plant and equipment that would be capitalized by EMEHC in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et. seq., as amended.

“Closing” has the meaning set forth in Section 3.1.

“Closing Business Employees” shall mean Business Employees who remain employed by EMEHC as of the date immediately prior to the Closing Date.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

3

“Company Plan” has the meaning set forth in Section 4.13(a).

“Consent, Termination and Release Agreement” has the meaning set forth in the recitals.

“Contract” shall mean any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment, arrangement, understanding, undertaking or obligation.

“Covenant Notice” has the meaning set forth in Section 6.1(b).

“Designated Representative” shall mean the natural person authorized by the owners and operators of the Plant to represent and legally bind such owners and operators with respect to any federal or state air emissions budget program.

“Direct Claim” has the meaning set forth in Section 8.3(c).

“DOJ” has the meaning set forth in Section 6.6(a).

“Easement and Attachment Agreement” means the Easement, License and Attachment Agreement between EMEHC, Penelec and NYSEG, dated as of March 18, 1999, whereby EMEHC agreed to provide Penelec and NYSEG with Easements with respect to the Real Property transferred to EMEHC and whereby Penelec and NYSEG agreed to provide EMEHC with certain attachment rights with respect to certain real property owned by Penelec and NYSEG.

“Easements” means, with respect to the Transferred Assets, the easements and access rights that have been granted by EMEHC to Penelec and NYSEG pursuant to the Easement and Attachment Agreement, including easements authorizing access, use, maintenance, construction, repair, replacement and other activities by Penelec and NYSEG, as further described in the Easement and Attachment Agreement.

“EMEHC” has the meaning set forth in the preamble.

“EMEHC Actuarial Valuation Amount” means $31,968,000.

“EMEHC Branded Materials” has the meaning set forth in Section 6.12(b).

“EMEHC Documents” has the meaning set forth in Section 4.2.

“EMEHC Marks” has the meaning set forth in Section 6.12(a).

“EMEHC Parent” means Edison Mission Energy.

“EMEHC Properties” has the meaning as set forth in Section 4.9.

“EMEHC Retiree Medical Obligations” means the ongoing obligations of EMEHC relating to the retiree medical benefits provided to Retiree Medical Eligible Employees under benefit plans maintained by EMEHC and its Affiliates for the benefit of such employees.

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“EMEHC’s Agreed Standard of Conduct” has the meaning set forth in Section 6.1(a).

“EMEHC’s Agreements” means EMEHC’s Contracts relating to the ownership, operation and maintenance of the Plant and Site (other than Contracts that are Excluded Assets), including, subject to Section 6.12 and Section 7.1(c), the Interconnection Agreement, and excluding the NYSEG/Penelec Purchase Agreement, the Environmental Permit Bonds, the IBEW Collective Bargaining Agreement and the Operative Documents.

“EMEHC’s Indemnitee” has the meaning set forth in Section 8.2(a).

“EMEHC’s Required Regulatory Approvals” has the meaning set forth in Section 4.3(b).

“EMEHC’s Savings Plans” has the meaning set forth in Section 6.9(f).

“EMMT” means Edison Mission Marketing & Trading, Inc.

“EMMT Assignment Agreement” means an assignment and assumption agreement substantially in the form attached as Exhibit D, pursuant to which EMMT will assign and Assignee will assume EMMT’s rights and obligations in connection with the items set forth on Schedule 2.7.

“EMMT Pre-Pay” means the intercompany balances and the cash related to such intercompany balances between EMMT and EMEHC associated with the amounts pre-paid by EMMT to EMEHC for certain revenues, which pre-paid amounts are net of any intercompany balances existing between EMMT and EMEHC immediately prior to such prepayments.

“EMMT Pre-Pay Addition” has the meaning set forth in Section 2.5(a).

“EMMT Pre-Pay Adjustment” has the meaning set forth in Section 2.5(a).

“EMMT Pre-Pay Repayment” has the meaning set forth in Section 2.5(a).

“EMMT Services Agreement” means a services agreement to be entered into between EMMT and Assignee at the Closing, reasonably satisfactory in form and substance to the parties thereto.

“Emission Allowance” means all present and future authorizations to emit specified units of pollutants or Hazardous Substances, which units are established by the Governmental Authority with jurisdiction over the Plant under (i) an air pollution control and emission reduction program designed to mitigate global warming, interstate or intra-state transport of air pollutants; (ii) a program designed to mitigate impairment of surface waters, watersheds, or groundwater; or (iii) any pollution reduction program with a similar purpose. Emission Allowances include allowances, as described above, regardless as to whether the Governmental Authority establishing such allowances designates such allowances by a name other than “allowances.”

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“Emission Reduction Credits” means credits, in units that are established by the Governmental Authority with jurisdiction over the Plant that has obtained the credits, resulting from reductions in the emissions of air pollutants from an emitting source or facility (including, and to the extent allowable under applicable law, reductions from shut-downs or control of emissions beyond that required by applicable law) that: (i) have been identified by the PaDEP as complying with applicable Pennsylvania law governing the establishment of such credits (including that such emissions reductions are enforceable, permanent, quantifiable and surplus) and listed in the Emissions Reduction Credit registry maintained by the PaDEP or with respect to which such identification and listing are pending; or (ii) have been certified by any other applicable Governmental Authority as complying with the law and regulations governing the establishment of such credits (including certification that such emissions reductions are enforceable, permanent, quantifiable and surplus).  The term includes Emission Reduction Credits that have been approved by the PaDEP and are awaiting USEPA approval.  The term also includes certified air emissions reductions, as described above, regardless as to whether the Governmental Authority certifying such reductions designates such certified air emissions reductions by a name other than “emission reduction credits.”

“Employee Excluded Liabilities” has the meaning set forth in Section 2.2(j).

“Encumbrances” means any mortgages, pledges, liens, security interests, conditional and installment sale agreements, activity and use limitations, conservation easements, deed restrictions, encumbrances and charges of any kind.

“Environmental Claim” means any and all pending and/or threatened administrative or judicial actions, suits, orders, claims, liens, notices of violations, investigations, complaints, requests for information, or proceedings, whether criminal or civil, pursuant to or relating to any applicable Environmental Law, based upon, alleging, asserting, or claiming any actual or potential (a) violation of, or liability under any Environmental Law, (b) violation of any Environmental Permit, or (c) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release into the environment of any Hazardous Substances at any location related to the Transferred Assets, including, but not limited to, any off-Site location to which Hazardous Substances, or materials containing Hazardous Substances, were sent for handling, storage, treatment, or disposal.

“Environmental Condition” means the presence or Release to the environment, whether at the Site or at an off-Site location, of Hazardous Substances, including any migration of those Hazardous Substances through air, soil or groundwater to or from the Site or any off-Site location.

“Environmental Laws” means all Laws relating to pollution or protection of the environment, natural resources or human health and safety, including laws relating to Releases or threatened Releases of Hazardous Substances (including Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Substances. “Environmental Laws” include, without limitation, CERCLA, the

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Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), the Oil Pollution Act (33 U.S.C. Sections 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Sections 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.), and any analogous Pennsylvania laws, including the Hazardous Sites Cleanup Act (35 P.S. Sections 6020.101 et seq.), the Solid Waste Management Act (35 P.S. Section 6018.101 et seq.), the Clean Streams Law (35 P.S. Section 691.1 et seq.), the Coal Refuse Disposal Control Act (52 P.S. Section 30.51 et. seq.) and all other state laws analogous to any of the above.

“Environmental Permit Bonds” means (1) the Argo Bond and (2) the Safeco Bond.

“Environmental Permits” has the meaning set forth in Section 4.11(a)(i).

“Environmental Reports” has the meaning set forth in Section 4.11(a).

“EPC Agreement” has the meaning assigned to such term in the Implementation Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is or ever has been under common control, or which is or ever has been treated as a single employer, with EMEHC under Section 414(b), (c), (m) or (o) of the Code.

“Event of Loss” has the meaning set forth in Appendix A to the Participation Agreements.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, each as amended from time to time.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Cash” has the meaning set forth in Section 2.2(j).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Exempt Wholesale Generator” has the meaning set forth for such term in Section 1262(6) of PUHCA.

“Facility Leases” means the documents set forth on Schedule 1.1(a).

“FERC” means the Federal Energy Regulatory Commission or any successor agency thereto.

“Financial Statement” has the meaning set forth in Section 4.4.

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“FIRPTA Affidavit” means the Foreign Investment in Real Property Tax Act Certification and Affidavit, substantially in the form of Exhibit E hereto.

“Flue Gas Desulfurization (FGD) Permit” means the air quality plan approval issued April 2, 2012 by PaDEP and any other Environmental Permits necessary to construct the flue gas desulfurization systems.

“FPA” means the Federal Power Act, as amended, and the rules and regulations promulgated thereunder.

“FTC” has the meaning set forth in Section 6.6(a).

“Fundamental Representations” means Sections 4.1 (Organization; Qualification), 4.2 (Authority Relative to this Agreement), 4.8 (Title and Related Matters) and 4.21 (Brokers’ Fees).

“Fundco Indenture” means that certain Indenture, dated as of December 7, 2001 (the “Indenture”), among Homer City Funding LLC and The Bank of New York, as successor trustee (the “Trustee”).

“Fundco Plan” has the meaning set forth in Section 7.2(h).

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“GE/EFS Purchase Orders” has the meaning set forth in Section 4.24.

“GECC” has the meaning set forth in the preamble.

“Good Utility Practices” mean any of the practices, methods and acts engaged in or approved by a significant portion of the coal-fired electric utility industry during the relevant time period, or any of the practices, methods or acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition.  Good Utility Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the coal-fired electric utility industry.

“Governmental Authority” means any federal, state, local or other governmental, regulatory or administrative agency, commission, department, board, or other governmental subdivision, court, tribunal, other governmental authority or arbitrating body,  or non-governmental body administering or regulating wholesale energy, capacity and/or ancillary services markets or electric transmission systems, including PJM, NYISO, NERC, RFC and NPCC in each case with competent jurisdiction.

“Hazardous Substances” means (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants” or words of similar meaning and regulatory effect under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

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“Homer City Services Agreement” means the Homer City Services Agreement by and among EMMT, NYSEG and Penelec dated as of March 18, 1999 pursuant to which EMMT provides to NYSEG and Penelec certain services described in Sections 3.9.1 and 3.9.2 of the Interconnection Agreement.

“Homer City Termination Date” has the meaning set forth in Section 3.1.

“IBEW” means Local 459 of the International Brotherhood of Electrical Workers.

“IBEW CBA Successors and Assigns Provision” means the second paragraph of the Preamble to the IBEW Collective Bargaining Agreement.

“IBEW Collective Bargaining Agreement” has the meaning set forth in Section 6.9(c).

“Implementation Agreement” means the Implementation Agreement, dated as of March 29, 2012, between EMEHC and GECC.

“Income Tax” means any United States (“U.S.”) federal, state, local or non-U.S. Tax (a) based upon, measured by or calculated with respect to net or overall gross income, profits or receipts (including capital gains Taxes and minimum Taxes) or (b) based upon, measured by or calculated with respect to multiple bases (including corporate franchise Taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (a), in each case together with any interest, penalties, or additions to such Tax.

“Indemnifiable Loss” has the meaning set forth in Section 8.2(a).

“Indemnification Agreement” has the meaning set forth in Section 7.1(d).

“Indemnifying Party” means a Person required to provide indemnification under this Agreement.

“Indemnitee” has the meaning set forth in Section 8.2(b).

“Indemnitee Defendable Claim” means any claim, demand, action, suit or proceeding (a) to which any Governmental Authority is the claimant, plaintiff or party making the demand or bringing the action or proceeding, if the Resolution Costs with respect to such claim, demand, action, suit or proceeding, together with the Resolution Costs of all pending or previously resolved claims, demands, actions, suits or proceedings, is greater than $4,500,000 (in the aggregate); provided that a claim, demand, action, suit or proceeding exceeding such aggregate amount shall not cause any other claim, demand, action, suit or proceeding then pending to be deemed an Indemnitee Defendable Claim under this clause (a), (b) primarily seeking injunctive relief against Assignee or with respect to the Transferred Assets which, if granted, would reasonably be expected to adversely affect the operations of the Plant on or after the Closing Date, or (c) involving allegations of criminal activities or violations of any U.S. securities laws or regulations or any U.S. federal or state antitrust laws.

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“Inspection” means all tests, reviews, examinations, inspections, investigations, verifications, samplings and similar activities conducted by Assignee or its agents or Representatives with respect to the Transferred Assets prior to the Closing.

“Intellectual Property” means all patents, trademarks, service marks, copyrights, design rights, trade secrets, Internet domain names, know-how and other intellectual property rights, and all goodwill associated with the foregoing and all continuations, continuations-in-part, divisionals, extensions, reissues and reexaminations of, and all applications and registrations for, the foregoing.

“Interconnection Agreement” means the Interconnection Agreement, by and among  Penelec, NYSEG and Mission Energy Westside, Inc. (as assigned by Mission Energy Westside, Inc. to EMEHC), dated as of August 1, 1998, as amended, under which Penelec and NYSEG agreed to provide EMEHC with interconnection service to certain of their respective transmission facilities and whereby EMEHC agreed to provide Penelec and NYSEG with continuing access to certain of the Purchased Assets (as defined in the NYSEG/Penelec Purchase Agreement) after March 18, 1999.

“Inventories” means coal, fuel oil or alternative fuel inventories, limestone, materials, spare parts, consumable supplies and chemical and gas inventories relating to the operation of the Plant located at, or in transit to, the Plant (in each case other than inventories related to the construction or implementation of environmental upgrades).

“Involuntarily Terminated” has the meaning set forth in Section 6.9(g).

“Knowledge” means the actual knowledge, after due inquiry reasonably appropriate for the person in light of his or her position and responsibilities, of the persons listed on Schedule 1.1(b)(i) (with respect to the Knowledge of EMEHC) and Schedule 1.1(b)(ii) (with respect to the Knowledge of Assignee) as of the date of this Agreement, or, with respect to any certificate delivered pursuant to this Agreement, the date of delivery of the certificate.  For purposes of this definition, “due inquiry” (with respect to the Knowledge of EMEHC) shall include consulting with Bob Duey (Plant manager), Joe Stanek, Tom Suda and Gary Cline (Plant staff), and Scott Miller and Jeff Bard.

“L/C Reimbursement Agreement” means that certain Reimbursement Agreement, dated as of May 30, 2012, between EMEHC and GECC.

“Law” shall mean any federal, state or local law (including common law), statute, rule, regulation, directive, ordinance, procedure, protocol, requirement, standard or other pronouncement having the effect of law or made or issued by a Governmental Authority, and any ruling, order, writ, judgment or decree (including consent decree) made or issued by any Governmental Authority.

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“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration, hearing or investigation before any Governmental Authority.

“Leveraged Lease Documents” means the documents set forth on Schedule 1.1(c).

“Lease Indenture” shall mean those certain Indenture of Trust and Security Agreements, dated as of December 7, 2001, among each of the Owner Lessors and The Bank of New York, (the “Lease Indenture Trustee” and the “Security Agent”).

“Market-Based Rate Authorization” means authorization granted by FERC to a particular entity pursuant to Section 205 of the FPA and rules and regulations of FERC thereunder to sell electric energy, capacity and/or certain ancillary services at rates established in accordance with market conditions.

“Material Contracts” has the meaning set forth in Section 4.15(a).

“Material Adverse Effect” means a circumstance, condition, change, event or effect that, individually or in the aggregate, has a material adverse effect on the condition (financial or otherwise), business or results of operations of the Plant and the Transferred Assets, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute a Material Adverse Effect, nor shall any circumstance, condition, change, event or effect relating to any of the following be taken into account in determining whether a Material Adverse Effect has occurred or would result: (i) changes in the international, national, regional or local wholesale or retail markets for electric power, (ii) changes in the international, national, regional or local markets for any fuel used in connection with the Transferred Assets, (iii) changes in the North American, national, regional or local electric transmission or distribution systems, (iv) changes in applicable Law or any interpretations thereof by any Governmental Authority (including the structure, operating agreements, operations or procedures of PJM or NYISO or their respective control areas), and any interpretations of applicable Law by any Governmental Authority relating to the NYISO—or PJM—administered wholesale market and/or the price, terms and conditions of the sale of energy, capacity or ancillary services from the Transferred Assets, (v) changes in general economic, political or business conditions (including changes in interest rates and changes in the financial, banking, currency and capital markets), (vi) changes in GAAP, (vii) acts of war or terrorism (other than such acts that cause any damage or destruction to the Plant), (viii) the announcement or pendency of the transactions contemplated by this Agreement, (ix) acts consented to by Assignee or its Affiliates prior to the date hereof, (x) from and after the date hereof, changes related to or arising in connection with the installation of pollution control equipment at the Plant, including, to the extent applicable, from the performance of obligations contemplated by the EPC Agreement, the Project Insurance Agreement, the balance of plant contracts and the Operative Documents, (xi) changes in weather or climate (other than weather events that cause actual damage or destruction to the Plant), (xii) changes, delays, conditions or other adverse developments affecting the ability to obtain the Flue Gas Desulfurization (FGD) Permit, and (xiii) an Excluded Asset or an Excluded Liability, provided that with respect to clauses (iii) and (iv), only to the extent any such circumstance, condition, change event or effect does not disproportionately and adversely affect the Plant, the Site or the Transferred Assets relative to other coal-fired electric utility industry participants.

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“NERC” means the North American Electric Reliability Corporation and any successor entity thereto.

“Non-Union Employees” shall mean each of the EMEHC employees who is not covered by the IBEW Collective Bargaining Agreement who is employed by EMEHC on the date of any action required by Section 6.9 with respect to such employees, up to and including the date immediately prior to the Closing Date

“NOx” means oxides of nitrogen.

“NPCC” means the Northeast Power Coordinating Council, Inc., and any successor entity thereto.

“NY Revenues/Arrangements” has the meaning as set forth in Section 2.1(m).

“NYISO” means the New York Independent System Operator, Inc., and any successor entity thereto.

“NYSEG” means New York State Electric & Gas Corporation, a New York corporation.

“NYSEG/Penelec Purchase Agreement” means that certain Asset Purchase Agreement, dated as of August 1, 1998, by and among Penelec, NGE Generation, Inc., NYSEG and Mission Energy Westside, Inc. (as assigned by Mission Energy Westside, Inc. to EMEHC).

“O&M Agreement” has the meaning as set forth in Section 7.2(g).

“Operative Documents” has the meaning set forth in Appendix A to the Participation Agreements.

“Operative Documents Parties” has the meaning as set forth in the recitals.

“Operator” means the operator under the O&M Agreement or any successor thereto or, if no O&M Agreement has been entered into by Assignee, Assignee.

“Operator Collective Bargaining Agreement” has the meaning as set forth in Section 6.5(f).

“Operator Severance Plans” has the meaning as set forth in Section 6.9(g).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Owner Lessor” shall have the meaning set forth the in Appendix A to the Participation Agreements.

“Owner Participant” shall have the meaning set forth in Appendix A to the Participation Agreements.

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“PaDEP” means the Pennsylvania Department of Environmental Protection and any successor agency thereto.

“Participation Agreements” has the meaning set forth in the Implementation Agreement.

“Party” has the meaning set forth in the preamble.

“Penelec” means the Pennsylvania Electric Company, a Pennsylvania corporation.

“Permits” has the meaning set forth in Section 4.17.

“Permitted Encumbrances” means: (i) the Easements; (ii) those exceptions to title to the Transferred Assets listed in Schedule 4.8 and those Encumbrances set forth in Schedule 1.1(d); (iii) statutory liens for Taxes or other governmental charges or assessments not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings; provided that the aggregate amount being so contested does not exceed $500,000; (iv) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of EMEHC or the validity of which are being contested in good faith, and which do not, individually or in the aggregate, exceed $500,000; (v) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities; and (vi) such other liens, imperfections in or failure of title, charges, licenses, easements, restrictions and Encumbrances which do not materially, individually or in the aggregate, detract from the value of the Transferred Assets as currently used or materially interfere with the present use of the Transferred Assets and do not secure indebtedness, nor individually or in the aggregate create a Material Adverse Effect.

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, or governmental entity or any department or agency thereof.

“Phase I” has the meaning as set forth in Section 4.11.

“PJM” means PJM Interconnection, L.L.C., and any successor entity thereto.

“Plan Support Agreement” means the Plan Support Agreement among GECC and each of the Consenting Bondholder (as defined therein), in substantially the form of the draft provided by GECC to EMEHC on the date hereof.

“Plant” means the three-unit coal-fired generating station and related assets as more fully identified on Schedule 2.1 attached hereto.

“Post-Closing Cash Assets” means all cash received by EMEHC after Closing, including cash received in respect of franchise and state income tax returns and the collateral under the AEGIS Insurance Policy and other cash constituting “Post-Closing Cash Assets” pursuant to Section 2.9(b).

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“Project Insurance Agreement” means the Project Insurance Agreement, entered into April 2, 2012, among EMEHC, Assignee and Kiewit Power Constructors Co.

“PUHCA” means the Public Utility Holding Company Act of 2005, enacted as part of the Energy Policy Act of 2005, Pub. L. No. 109-58, as codified at §1261 et seq., and the regulations adopted thereunder as amended, modified, supplemented or replaced from time to time.

“Qualifying Offer” has the meaning set forth in Section 6.9(b).

“Real Property” has the meaning set forth in Section 2.1(a).

“Real Property Leases” has the meaning set forth in Section 4.9.

“Release” means release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into or through the environment.

“Released Environmental Claims” has the meaning set forth in Section 8.2(h).

“Remediation” means action of any kind to address a Release or threatened Release of Hazardous Substances in the environment, including: (a) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work; (b) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (c) preparing and implementing any plans or studies for any such activity; (d) obtaining a written notice from a Governmental Authority with jurisdiction over the Site or an off-Site location under Environmental Laws that no material additional work is required by such Governmental Authority; and (e) the use of engineering controls or institutional controls.

“Replacement Welfare Plans” has the meaning set forth in Section 6.9(d).

“Representatives” of a party means the party’s Affiliates and their directors, officers, employees, agents, partners, advisors (including accountants, counsel, environmental consultants, financial advisors and other authorized representatives) and parents and other controlling persons.

“Required Regulatory Approvals” means the Assignee Required Regulatory Approvals and EMEHC’s Required Regulatory Approvals.

“Resolution Costs” means, with respect to any claim, demand, action, suit or proceeding, the actual or reasonably foreseeable amount of (x) the costs of defense of such claim, demand, action, suit or proceeding plus (y) any judgment, settlement, award or remedy in respect of such claim, demand, action, suit or proceeding.

“Retiree Medical Eligible Employees” means (a) current and former employees of EMEHC (including, but not limited to, the Transferred Employees) eligible for retiree medical benefits from EMEHC or one of its Affiliates as of the Closing (excluding EMEHC employees who remain employed following the Closing Date by an Affiliate of EMEHC (other than EMEHC or one of its Subsidiaries)) and (b) Retiree Transition Employees.

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“Retiree Transition Employee” means a Transferred Employee who would have been eligible for retiree medical benefits as of the Closing Date had such employee had four (4) years or less of additional age and service credit with EMEHC, and who shall become eligible for retiree medical benefits if he or she continues to be employed by the Operator during the four (4) year period following the Closing Date or, if earlier, until the date the employee would have been eligible for retiree medical benefits had such employee remained employed by EMEHC (excluding, in each case, EMEHC employees who remain employed following the Closing Date by an Affiliate of EMEHC (other than EMEHC or one of its Subsidiaries)).

“RFC” means the ReliabilityFirst Corporation, and any successor entity thereto.

“Safeco Bond” means that Surety Bond, dated February 3, 1999, by EMEHC and Safeco Insurance Company of America.

“Safeco Bond Cash” means all cash received by EMEHC after Closing in respect of deposits under the Safeco Bond.

“Safeco Replacement Bond” means a bond or bonds to be issued for the benefit of the Assignee to replace the Safeco Bond.

“Safeco Rollover Cash” has the meaning set forth in Section 2.9(b).

“SAP Purchase Orders” has the meaning set forth in Section 4.24.

“Scheduled Purchase Orders” has the meaning set forth in Section 4.24.

“SEC” means the Securities and Exchange Commission and any successor agency thereto.

“Section 467 Loan” means all rights and obligations of EMEHC and the Owner Lessors with respect to the Lessor Section 467 Loan Balance, as defined in Section 3.2 of the Facility Lease Agreements between each of the Owner Lessors and EMEHC, each dated as of December 7, 2001.

“Seller Severance Plans” has the meaning set forth in Section 6.9(g).

“Site” means the Real Property (including improvements) forming a part of, or used or usable in connection with the operation of, the Plant, including any disposal sites included in Real Property.  Any reference to the Site shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at the Site, and any reference to items “at the Site” shall include all items “at, on, in, upon, over, across, under and within” the Site.

“SO2” means sulfur dioxide.

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“Subsidiary” when used in reference to any Person means (i) any entity in which such Person owns or controls, directly or indirectly, more than 50% of the capital stock or voting power, the holders of which are ordinarily and generally, in the absence of contingencies or understandings, entitled to vote for the election of directors, or (ii) any other entity in which such Person has, directly or indirectly, either (x) at least a majority ownership interest or (y) the power to elect, or to direct the election of, a majority of the directors (or other Persons performing similar governing functions) of such entity.

“Tangible Personal Property” has the meaning set forth in Section 2.1(c).

“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) supplied or required to be supplied to any taxing authority with respect to Taxes including amendments thereto.

“Taxes” means all taxes, charges, fees, levies, penalties or other assessments imposed by any U.S. federal, state or local or non-U.S. taxing authority, including income, excise, property, sales, transfer, franchise, payroll, withholding, social security, gross receipts, license, stamp, occupation, employment or other taxes, including any interest, penalties or additions attributable thereto.

“Third Party Claim” has the meaning set forth in Section 8.3(a).

“Transfer Entitlement Agreement” means the agreement identified as such in Schedule 2.7 granting EMMT certain rights associated with the Plant.

“Transfer Taxes” means all goods and services, harmonized sales, excise, sales, use, transfer, stamp, stamp duty, recording, value added, documentary, filing, and all other similar Taxes or duties, fees or other like charges, however denominated (including any real property transfer taxes and conveyance and recording fees and notarial fees), in each case including interest, penalties or additions attributable thereto, whether or not disputed, arising out of or in connection with the transactions contemplated in this Agreement, regardless of whether a Governmental Authority seeks to collect the Transfer Tax from EMEHC or Assignee.

“Transferable Permits” means those Permits and Environmental Permits which may be transferred to Assignee without consent or approval of any Governmental Authority (or for which such consent or approval has been obtained at or prior to Closing).

“Transferred Assets” has the meaning set forth in Section 2.1.

“Transferred Employees” has the meaning set forth in Section 6.9(b).

“Transferred Non-Union Employees” has the meaning set forth in Section 6.9(b).

“Transferred Union Employees” has the meaning set forth in Section 6.9(b).

“Transferring Employee Records” has the meaning set forth in Section 2.1(n).

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“Transition Services Agreement” means a transition services agreement to be entered into between EMEHC and Assignee at the Closing, reasonably satisfactory in form and substance to the parties thereto.

“Transmission Assets” has the meaning set forth in Section 2.6(a).

“Union Employees” shall mean each of the EMEHC employees who is covered by the IBEW Collective Bargaining Agreement who is employed by EMEHC on the date of any action required by Section 6.9 with respect to such employees, up to and including the date immediately prior to the Closing Date.

“USEPA” means the United States Environmental Protection Agency and any successor agency thereto.

“VEBA” has the meaning set forth in Section 2.5(b).

“WARN Acts” means the Federal Worker Adjustment Retraining and Notification Act of 1988, as amended, and any similar state or local Laws.

“Warranty Deed” has the meaning set forth in Section 3.4(d).

1.2                                 Certain Definitional and Interpretive Matters.  Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)                            Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)                           Dollars.  Any reference in this Agreement to Dollars or $ shall mean U.S. dollars.

(c)                            Exhibits/Schedules.  The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  EMEHC may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality, to define further the meaning of such terms for purposes of this Agreement or otherwise, that such items have had or are expected to result in a Material Adverse Effect or that such items actually constitute noncompliance with, or violation of, any Law, Permit or Contract or other topic to which such disclosure is applicable.  Any matter set forth in any section of any Schedule shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced, and also in all other sections of the Schedules to which such matter’s application or relevance is reasonably apparent on the face of such disclosure.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

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(d)                           Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e)                            Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(f)                              Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g)                           Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h)                           Reflected On or Set Forth In.  An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if and to the extent (A) there is a specific reserve, accrual or other similar item reflected on (whether as a separate line item or as a component of another line item) such balance sheet or financial statements, to the extent such reserve, accrual or other item related to the subject matter of such representation, (B) such item is otherwise specifically set forth on the balance sheet or financial statements or (C) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(i)                               Joint Drafting.  The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

TRANSFER OF ASSETS AND LIABILITIES

2.1                                 Transfer of Assets.  Upon the terms and subject to the satisfaction of the conditions contained in this Agreement and the Assignment Agreement, at the Closing EMEHC will assign, convey, transfer and deliver to Assignee, free and clear of all Applicable Encumbrances, and Assignee will assume and acquire from EMEHC, all of EMEHC’s right, title and interest in and to all properties, assets and rights of whatever nature or kind owned by EMEHC, including those assets identified in Schedule 2.1 and those assets described below (but excluding the Excluded Assets, which shall not be transferred), each as in existence on the Closing Date (collectively, “Transferred Assets”):

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(a)                            Those certain parcels of real property (including all buildings, facilities and other improvements thereon and all appurtenances thereto) described in Schedule 4.10 (the “Real Property”), but subject to the Permitted Encumbrances and those exceptions listed in Schedule 4.8;

(b)                           All Inventories and, subject to Section 6.10, all Emission Allowances (including the Emission Allowances listed on Schedule 6.10);

(c)                            All machinery, mobile or otherwise, equipment (including communications equipment), vehicles, tools, furniture and furnishings and other personal property located on the Real Property, including the items of personal property included in Schedule 2.1(c), other than property used or primarily usable as part of the Transmission Assets or otherwise constituting part of the Excluded Assets (collectively, “Tangible Personal Property”);

(d)                           Subject to the provisions of Section 6.5(c), all EMEHC’s Agreements, including those EMEHC’s Agreements described in Schedule 4.15(a), and all EMEHC’s purchase orders (including the Scheduled Purchase Orders);

(e)                            Subject to the provisions of Section 6.5(c), all Real Property Leases, including those Real Property Leases described in Schedule 4.15(a);

(f)                              All (i) cash (other than cash or other assets of the type described in Sections 2.2(f) and 2.2(j)), (ii) cash equivalents and notes receivable (trade or otherwise), excluding the intercompany balances and cash equal to the amount of the EMMT Pre-Pay (as adjusted pursuant to the EMMT Pre-Pay Adjustment as set forth in Section 2.5(a)), (iii) Argo Bond Cash, (iv) Safeco Bond Cash and (v) Post-Closing Cash Assets;

(g)                           All Transferable Permits;

(h)                           All books, operating records, operating, safety and maintenance manuals, engineering design plans, documents, blueprints and as built plans, specifications, procedures and similar items of EMEHC to the extent relating to the Transferred Assets or Assumed Liabilities (subject to the right of EMEHC to retain copies of same for their use for legal and compliance purposes or for any bona fide business purpose in light of the terms of this Agreement) other than such items which are proprietary to third parties and accounting records;

(i)                               All unutilized Emission Reduction Credits generated at the Plant at any time prior to the Closing, including those Emission Reduction Credits identified in Schedule 2.1(i);

(j)                               All unexpired, transferable warranties and guarantees from third parties (other than EMEHC Parent and its Subsidiaries and Affiliates) with respect to any item of Real Property or personal property constituting part of the Transferred Assets, as of the Closing Date;

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(k)                            The names of the Plant: “Homer City Electric Generating Station,” “Homer City Generating Station,” “Homer City Station,” “Homer City Generation” and “Homer City Plant”;

(l)                               The Intellectual Property owned by EMEHC or described on Schedule 2.1(l);

(m)                         Subject to the provisions of Sections 6.5(c), 7.1(c) and 7.1(f), all beneficial right, title and interest (to the extent conveyable), if any, of EMEHC in and to the “Owner’s Interconnection Facilities” as such term is defined in the Interconnection Agreement and all beneficial right, title and interest (to the extent conveyable) in and to the EMEHC transmission and other rights embodied in the Interconnection Agreement and related agreements, including the rights and revenues attributed to EMEHC’s sale and injection of power directly into the NYISO (including any agreement or arrangement relating to such rights and revenues) (the “NY Revenues/Arrangements”);

(n)                           To the extent that the Transferred Employees are employed immediately following the Closing by Assignee, and to the extent permitted by applicable law and contractual obligations, (i) the records of EMEHC that relate to Transferred Employees to the extent that such records pertain to: (A) skill and development training, (B) seniority histories, (C) salary and benefit information, (D) Occupational, Safety and Health Administration reports and records and (E) active medical restriction forms and (ii) all other records of EMEHC that relate to Transferred Employees to the extent that a release of liability from the applicable Transferred Employees is provided with respect to such records (collectively, the “Transferring Employee Records”).  To the extent that the Transferred Employees are employed immediately following the Closing by an Operator of Assignee, EMEHC shall deliver the Transferring Employee Records to such Operator at the Closing;

(o)                           The substation equipment set forth in Schedule A to the Interconnection Agreement and designated therein as being transferred to EMEHC;

(p)                           The rights of EMEHC in and to any causes of action against third parties (including indemnification and contribution) relating to any Taxes (other than Income Taxes attributable to income of EMEHC) imposed by any federal, state or local government on the ownership, operation or use of the Transferred Assets, including any claims for refunds, prepayments, offsets, recoupment, judgments and the like, whether received as payment or credit against future liabilities, relating specifically to the Plant or the Site;

(q)                           All of EMEHC’s interests in the Section 467 Loans; and

(r)                              All rights, including payment rights, under any transactions which provide for the sale or commitment of the product “capacity” or rights of EMEHC obtained with respect to firm transmission rights or similar assets under the PJM tariff provided by the Plant or any part thereof and which continue on and after the Closing Date, each of which is set forth on Schedule 2.1(r).

2.2                                 Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will constitute or be construed as conferring on Assignee, and Assignee is not acquiring, any right, title or interest in or to the following specific assets which are associated with the Transferred Assets, but which are hereby specifically excluded from the transfer and from the definition of Transferred Assets herein (the “Excluded Assets”):

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(a)                            Subject to Section 2.1(f), all bank accounts and any Income Tax receivables;

(b)                           The rights of EMEHC and its Affiliates to the names EME, Edison Mission Energy, Edison Mission Marketing & Trading, Inc., EMMT, Edison Mission, Midwest Generation, LLC, Mission Energy Westside, Inc., Chestnut Ridge Energy Company, and EME Homer City Generation L.P. or any related or similar trade names, domain names, trademarks, service marks, corporate names or logos, or any part, derivative or combination thereof and all other names, trademarks, service marks, and domain names of EMEHC or its Affiliates (other than the names of the Plant: “Homer City Electric Generating Station,” “Homer City Generating Station,” “Homer City Station” and “Homer City Plant”);

(c)                            Subject to Sections 2.1(m) and (r) and 2.7(a), all tariffs and intercompany agreements and arrangements to which EMEHC or EMMT is a party or to which they are subject for the purchase or sale of electric capacity and/or energy or for the purchase of transmission or ancillary services, including EMEHC’s Market-Based Rate Authorization;

(d)                           Subject to Sections 2.1(j) and (p), the rights of EMEHC in and to any causes of action against third parties (including indemnification and contribution) relating to any Real Property or personal property, Permits, Environmental Permits, Real Property Leases or EMEHC’s Agreements, if any, including any claims for refunds, prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments and the like, whether received as payment or credit against future liabilities, relating specifically to the Plant or the Site and relating to any period prior to the Closing Date;

(e)                            All records of EMEHC that relate to EMEHC’s employees, other than the Transferring Employee Records;

(f)                              Subject to Sections 2.1(m) and (r) and 2.7(a), any and all of EMEHC’s rights in any Contract representing an intercompany transaction between EMEHC and an Affiliate of EMEHC, whether or not such transaction relates to the provision of goods and services, payment arrangements, intercompany charges or balances, or the like, including, the intercompany balances and cash related to the EMMT Pre-Pay (as adjusted pursuant to the EMMT Pre-Pay Adjustment as set forth in Section 2.5(a));

(g)                           All records prepared for purposes of the analysis, consideration, valuation or execution of the transfer of the Transferred Assets and Assumed Liabilities;

(h)                           All rights of EMEHC and its Affiliates under this Agreement, the Assignment Agreement, the other Ancillary Agreements, the Implementation Agreement and the Project Insurance Agreement;

(i)                               All assets, if any, under Company Plans;

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(j)                               An amount of cash (the “Excluded Cash”) sufficient to satisfy the liabilities and obligations for any accrued but unpaid salary, for any accrued but unreimbursed business expenses incurred by Transferred Employees or as set forth in Sections 2.4(c)(i), (ii), (iii) and (vi), including any liabilities and obligations with respect to any severance or accrued but unused vacation actually payable and to be paid by EMEHC in accordance with applicable law or existing benefit plan provisions, but only to the extent such liabilities and obligations relate to employees employed by EMEHC immediately prior to the Closing (collectively, “Employee Excluded Liabilities”);

(k)                            The Environmental Permit Bonds; and

(l)                               The EMMT Pre-Pay Repayment, to the extent not permitted under the Operative Documents to be repaid to EMMT at or prior to the Closing.

2.3                                 Assumed Liabilities.  On the Closing Date, Assignee shall deliver to EMEHC the Assignment Agreement, pursuant to which Assignee shall assume and agree to discharge when due the following liabilities and obligations of EMEHC, direct or indirect, known or unknown, absolute or contingent, in accordance with the respective terms and subject to respective conditions thereof (collectively, “Assumed Liabilities”):

(a)                            All liabilities and obligations of EMEHC arising under the Operative Documents to the extent not terminated or released pursuant to the Consent, Termination and Release Agreement or the Fundco Plan;

(b)                           All liabilities and obligations of EMEHC arising under (I) EMEHC’s Agreements, the Real Property Leases, Permitted Encumbrances (other than Permitted Encumbrances of a type described in clause (iii) of that definition that are Excluded Liabilities) and the Transferable Permits in accordance with the terms thereof (to the extent transferred to Assignee at Closing), (II) subject to Section 2.7(b), the assets set forth on Schedule 2.1(r) and (III) the Contracts entered into by EMEHC with respect to the Transferred Assets after the date hereof and consistent with the terms of this Agreement;

(c)                            All trade payables or other liabilities and obligations relating to the day to day operation of the Plant and Site, whether arising prior to, on or after the Closing Date, but excluding (i) the intercompany balances between EMMT and EMEHC associated with the EMMT Pre-Pay and (ii) intercompany liabilities related to Excluded Assets described in Sections 2.2(c) and 2.2(f);

(d)                           All Transfer Taxes for which Assignee is liable pursuant to Section 6.7(a);

(e)                            All liabilities and obligations (i) arising on or after the Closing Date as a result of the employment by Assignee of any Transferred Employee, including obligations arising under any applicable collective bargaining agreement, and including liabilities and obligations for any claims relating to the transfer of EMEHC’s records that relate to Transferred Employees; (ii) resulting from any failure or alleged failure by Assignee to comply with all applicable laws when selecting, offering employment to and hiring the Business Employees; provided that Assignee has no obligation to hire any Business Employee who is not

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a Closing Business Employee and (iii) arising under the WARN Acts in the event that (A) Assignee has not provided EMEHC with at least ninety (90) days written notice prior to Closing of the number and names of Business Employees who shall be hired by Assignee and Operator (subject to such Business Employees remaining employed by EMEHC as of the date immediately prior to the Closing Date) and (B) Assignee or Operator has not hired a sufficient number of Closing Business Employees to avoid creating any notice obligations under the WARN Acts;

(f)                               Any liability, obligation, or responsibility under or related to Environmental Laws or with respect to environmental matters to the extent due to facts, circumstances or conditions that arise on or after the Closing Date relating to the ownership, operation, or use of the Transferred Assets, including: (i) fines and penalties associated with any violation or alleged violation of Environmental Laws or Environmental Permits that occur on or after the Closing Date, and the costs of any necessary corrective actions or mitigation to the extent required after the Closing Date for any violations of Environmental Laws or Environmental Permits occurring on or after the Closing Date, provided, for purposes of clarification, that Assignee is not assuming liability relating to actions in connection with the Transferred Assets, occurring prior to the Closing Date, that are alleged to be violations of federal or state NSR or PSD regulations, including allegations that such violations continued after the Closing Date, except as set forth in Section 2.3(g) below; (ii) loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by Hazardous Substances initially Released at, in, on, under or from the Transferred Assets on or after the Closing Date; (iii) the investigation and Remediation of the Transferred Assets resulting from Hazardous Substances initially Released at, in or under the Transferred Assets on or after the Closing Date; (iv) the closure of any land-based units on or at the Transferred Assets used for the treatment, storage or disposal of Hazardous Substances or other wastes, including landfill cells, surface impoundments, or ash impoundments; and (v) the off-Site disposal, storage, or transport, or the arrangement for same, of Hazardous Substances, in connection with the ownership or operation of the Transferred Assets on or after the Closing Date;

(g)                           The following additional liabilities, obligations, or responsibilities under or related to Environmental Laws or with respect to environmental matters: (i) all costs of necessary corrective actions, mitigation, or other action, including pollution control installation and operation costs, the costs of performing any other emission reduction method or technique, and associated permitting, required after the Closing Date to correct or address any violations or alleged violations of Environmental Laws or Environmental Permits, including violations or alleged violations of federal or state PSD or NSR regulations, occurring prior to the Closing Date (but for purposes of clarification, excluding the following Liabilities (which are Excluded Liabilities) (x) the payment of monetary fines or penalties for such violations, (y) any required Emission Allowance surrenders or forfeitures (or alternatively, the fair market value of any surrendered or forfeited Emissions Allowances if Assignee is required to surrender or forfeit such Emission Allowances) associated with such violations or (z) liabilities or costs incurred with respect to any specific Supplemental Environmental Project (“SEP”) associated with such violations, to the extent that the SEP agreed to by EMEHC is implemented to mitigate or offset a penalty or fine); (ii) any investigation and Remediation of the Transferred Assets (whether such Remediation commenced before the Closing Date or commences on or after the Closing Date) resulting from a Release of Hazardous Substances prior to the Closing Date at, on, or under the

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Transferred Assets (but excluding any legal compensatory or punitive damages arising from Third Party Claims for property damage, personal or bodily injury or natural resource damages with respect to such Releases, other than as set forth in clause (iv)); (iii) all costs of any necessary corrective action or mitigation undertaken on or at the Transferred Assets to resolve or address Third Party Claims for property damage, personal or bodily injury or natural resource damages resulting from a Release, emission or discharge of Hazardous Substances prior to the Closing Date at, on or under the Transferred Assets (but excluding legal compensatory or punitive damages with respect to such claims, other than as set forth in clause (iv)); (iv) legal compensatory damages or punitive damages arising from Third Party Claims for property damage, personal or bodily injury, or natural resource damages resulting from a Release, emission or discharge of Hazardous Substances prior to the Closing Date at, on, or under the Transferred Assets, but only if such claims arise due to the negligence or willful misconduct of Assignee on or after the Closing Date with respect to such conditions; and (v) loss of life or injury to persons arising from exposure to asbestos or asbestos-containing materials at the Transferred Assets to the extent that such exposure occurs on or after the Closing Date (such liability to be allocated between EMEHC and Assignee if a claimant is exposed to asbestos prior to and after the Closing Date);

(h)                           Any and all liabilities or obligations (other than environmental-related liabilities and obligations, which are addressed in Sections 2.3(f) and (g), above) to third parties (including employees) for personal injury or tort, or similar causes of action arising out of or related to the ownership or operation of the Transferred Assets on or after the Closing Date, provided that such liabilities or obligations resulted from an action or inaction on the part of or taken on behalf of Assignee on or after the Closing Date;

(i)                               Any fines, penalties or costs imposed by a Governmental Authority resulting from an investigation, proceeding, request for information or inspection before or by a Governmental Authority commencing on or after the Closing Date with respect to the Transferred Assets, to the extent such fine, penalty or cost resulted from an action or inaction on the part of or taken on behalf of Assignee on or after the Closing Date;

(j)                               Notwithstanding any other provision of this Section 2.3, all liabilities and obligations of EMEHC, arising on or after the Closing, with respect to the Transferred Assets under the agreements or consent orders set forth on Schedule 2.3(j), to the extent not constituting a liability or obligation to pay funds to a third party except as a result of an action or inaction on the part of or taken on behalf of Assignee on or after the Closing Date;

(k)                            With respect to the Transferred Assets, any Tax (other than Income Taxes attributable to income received by EMEHC or Income Taxes or franchise Taxes of EMEHC) that may be imposed by any federal, state or local government on the ownership, sale, operation or use of the Transferred Assets in taxable periods ending prior to, on or after the Closing Date arising or related to the ownership, operation or use of the Transferred Assets on or after the Closing Date; and

(l)                               All liabilities and obligations of EMEHC arising under any working capital loans provided by GECC to EMEHC or under the L/C Reimbursement Agreement.

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2.4                                 Excluded Liabilities.  Neither Assignee nor the Operator shall assume or be obligated to pay, perform or otherwise discharge any of the liabilities and obligations of EMEHC or any of its Affiliates, direct or indirect, known or unknown, absolute or contingent, which relate to, result from or arise out of the ownership, use, or operation of the Transferred Assets (other than the Assumed Liabilities), including (the “Excluded Liabilities”):

(a)                             Any liabilities or obligations of EMEHC in respect of any Excluded Assets;

(b)                           Any liabilities or obligations of EMEHC (including the EMMT Pre-Pay) arising under any Contract representing an intercompany transaction between EMEHC and an Affiliate of EMEHC, whether or not such transaction relates to the provision of goods and services, payment arrangements, intercompany charges or balances, or the like;

(c)                            Any liabilities or obligations incurred with respect to the employment of any employee by EMEHC or its Affiliates, including, without limitation, any liabilities relating to (i) any employee plans, (ii) any of EMEHC’s or its Affiliates’ employee benefit or compensation agreements, plans or other arrangements; (iii) COBRA, other than as a result of any qualifying event occurring with respect to and after the date a Transferred Employee commences employment with Assignee or Operator; (iv) the IBEW Collective Bargaining Agreement (unless assumed by Assignee or Operator) to the extent arising before the Closing; (v) any liabilities of EMEHC under the WARN Acts arising on or before the Closing; provided that EMEHC’s liability under this subsection (v) is conditioned on (A) Assignee providing EMEHC with at least ninety (90) days written notice prior to Closing of the number and names of Business Employees who shall be hired by Assignee or Operator (subject to such Business Employees remaining employed by EMEHC as of the date immediately prior to the Closing Date) or (B) Assignee or Operator hiring a sufficient number of Closing Business Employees to avoid creating any notice obligations under the WARN Acts; (vi) any liability for any workers’ compensation or similar workers’ protection claims with respect to any Transferred Employee that is the result of an injury or illness originating prior to the Closing Date; and (vii) the EMEHC Retiree Medical Obligations;

(d)                           Any liabilities or obligations in respect of Income Taxes attributable to income of EMEHC or Income Taxes or franchise Taxes of EMEHC;

(e)                            Any liability of EMEHC arising out of a breach by EMEHC of any of its obligations under this Agreement, the Ancillary Agreements, the Implementation Agreement or the Project Insurance Agreement;

(f)                              The following liabilities and obligations resulting from a Release of Hazardous Substances to soil, groundwater or surface water at, on or under the Transferred Assets prior to the Closing Date that migrates off-Site from the Transferred Assets: (i) the investigation and/or Remediation of such Release at the off-Site location, including related costs associated with legal or administrative proceedings in connection with such work; (ii) Third Party Claims for property damage, personal or bodily injury or natural resource damages associated with said Release; and (iii) monetary fines and penalties associated with such Release; provided, that claims for such liabilities and obligations do not arise as a result of the negligence or willful misconduct of Assignee on or after the Closing Date with respect to such conditions; and

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(g)                           Monetary fines or penalties for violations of Environmental Laws or Environmental Permits occurring prior to the Closing Date, including (i) any required Emission Allowance surrenders or forfeitures (or alternatively, the fair market value of any surrendered or forfeited Emissions Allowances if Assignee is required to surrender or forfeit such Emission Allowances) associated with such violations or (ii) liabilities or costs associated with implementing any SEP associated with such violations to the extent that the SEP agreed to by EMEHC is implemented to mitigate or offset a penalty or fine).  For purposes of clarification, if emissions from the Plant prior to the Closing Date exceed the Emission Allowances held in the USEPA and PaDEP accounts for the Plant, such shortfall is not a violation of Environmental Law if the compliance date for a relevant emissions budget program is after the Closing Date.

The listing of any liabilities in this Agreement as Assumed Liabilities or Excluded Liabilities shall affect the division of liabilities as between EMEHC and Assignee only and will not add to, diminish or otherwise affect the liability of any other person or entity, including any Affiliate of EMEHC or of Assignee, unless so expressly provided.  Prior to settling any claim for an Assumed Liability or an Excluded Liability, EMEHC or Assignee, as applicable, shall comply with all applicable provisions in Article VIII with respect to procedures for indemnification.

2.5                                 Retiree Medical Benefits.

(a)                            EMEHC shall cause the EMMT Pre-Pay, for the month in which the Closing is to occur, to be deposited with EMEHC prior to the Closing.  If the EMMT Pre-Pay is less than the EMEHC Actuarial Valuation Amount, EMEHC shall cause EMMT to pay to EMEHC at or prior to the Closing the amount equal to the difference between the EMEHC Actuarial Valuation Amount and the EMMT Pre-Pay (the “EMMT Pre-Pay Addition”).  If the EMMT Pre-Pay is greater than the EMEHC Actuarial Valuation Amount, EMEHC shall pay to EMMT (to the extent permitted under the Operative Documents) at or prior to the Closing the amount equal to the difference between the EMMT Pre-Pay and the EMEHC Actuarial Valuation Amount (the “EMMT Pre-Pay Repayment” and, together with the EMMT Pre-Pay Addition, the “EMMT Pre-Pay Adjustment”).  At or prior to the Closing, EMEHC and EMMT shall enter into a forbearance agreement or arrangement which provides that, other than the EMMT Pre-Pay Repayment, EMEHC shall not repay the EMMT Pre-Pay (as adjusted pursuant to the EMMT Pre-Pay Adjustment) until after the Closing Date.

(b)                           EMEHC shall fund the EMEHC Retiree Medical Obligations through the formation of two voluntary employees’ beneficiary association trusts (or other appropriate trusts) (each, a “VEBA”), shall contribute to such VEBAs an aggregate amount equal to the EMEHC Actuarial Valuation Amount, and shall only use such funds for the purpose of providing retiree medical or other welfare benefits to the Retiree Medical Eligible Employees, and such funds will in no event revert to, or accrue to the benefit of, EMEHC or its Affiliates or successors.  Neither Assignee nor Operator will be responsible for satisfying the EMEHC Retiree Medical Obligations to Retiree Medical Eligible Employees (and their eligible dependents) which, for the avoidance of doubt, shall be Excluded Liabilities.

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2.6                                 NYSEG and Penelec Assets.  For the avoidance of doubt, the following assets, which are the property of NYSEG or Penelec, are not being transferred to Assignee:

(a)                             The electrical transmission or distribution facilities of NYSEG or Penelec or any of their respective Affiliates located at the Site or formerly forming part of the Plant (whether or not regarded as a “transmission” or “generation” asset for regulatory or accounting purposes) and retained by Penelec and NYSEG when EMEHC acquired the Plant and Site in 1999, including all switchyard facilities, substation facilities and support equipment, as well as all permits, Contracts and warranties (other than those permits, Contracts or warranties owned by EMEHC or to which EMEHC has the right to transfer), to the extent they relate to such transmission and distribution assets identified as the “Transmission Assets” in Schedule 2.2(a) of the NYSEG/Penelec Purchase Agreement; and

(b)                           Certain switches and meters in the Plant and at the Site, gas facilities, revenue meters and remote testing units, drainage pipes and systems, as identified in the Easement and Attachment Agreement.

2.7                                 Electricity Arrangements.

(a)                            EMMT Arrangements.  Pursuant to the EMMT Assignment Agreement, the items listed on Schedule 2.7 shall be assigned by EMMT to Assignee, and Assignee shall assume all liabilities with respect thereto, in each case as of the Closing Date and to the extent that any necessary third party consents have been received.  Assignee agrees to take actions in good faith to comply with PJM dispatch directions effective as of the Closing.  Assignee shall be entitled to all revenues associated with all products sold from the Plant, including day-ahead energy which cleared and was scheduled prior to the Closing Date and which schedule applied to the Closing Date.

(b)                           Further Assurances.  Each Party agrees, and EMEHC shall cause EMMT, as applicable, to take all actions reasonably necessary to effect their obligations under Section 2.1(r) and Section 2.7(a) pursuant to the PJM tariff, protocols, manuals and the requirements of any other applicable Law.  If EMEHC or EMMT, as applicable, receives any payments or credits through settlement from PJM or NYISO with respect to products supplied into the PJM or NYISO markets from the Plant for the period on or after the Closing Date, EMEHC or EMMT, as applicable, shall promptly transfer to Assignee in immediately available funds the amount of such payment or credits.  Subject to Section 2.9(c), if Assignee receives any payments or credits through settlement from PJM or NYISO with respect to products supplied into the PJM or NYISO markets from the Plant for the period prior to the Closing Date, Assignee shall promptly transfer to EMEHC or EMMT, as applicable, in immediately available funds the amount of such payment or credits.  For the avoidance of doubt, if such payments or credits provided by PJM or NYISO cover a period preceding and following the Closing Date, Assignee shall be entitled under this section to that portion of such proceeds or credits attributable to the period on or after the Closing Date and EMEHC or EMMT, as applicable, shall be entitled under this section to that portion of such proceeds or credits attributable to the period prior to the Closing Date.  For purposes of the immediately preceding sentence, “attributable to” applies to MW, MWh or measures of ancillary services (a) prior to or (b) on and after the Closing Date, and the associated payments for those MW, MWh or ancillary services as settled by PJM or

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NYISO, EMEHC or EMMT, as the case may be, shall have all rights to and obligations with respect to refunds, resettlement, rebilling and billing correction occurring on or after the Closing Date, but attributable to the period prior to the Closing Date.  Assignee shall have all rights to and obligations with respect to refunds, resettlement, rebilling and billing correction attributable to the period on and after the Closing Date.

2.8                                 Homer City Property Holdings Real Property.  Pursuant to one or more special warranty deeds substantially in the form of the Warranty Deed, the property listed on Schedule 2.8 shall be transferred to Assignee simultaneously with the Closing.

2.9                                 Argo Bond Cash, Safeco Bond Cash, AEGIS Insurance Policy and Post-Closing Cash Assets.

(a)                            Assignee shall, on or prior to the Closing Date, obtain effective replacements of the Environmental Permit Bonds and the AEGIS Insurance Policy.  If Assignee has not obtained such replacements as of the Closing Date, Assignee shall comply with Section 6.6(e).

(b)                           Following the Closing Date and the replacement of each of the Argo Bond and the Safeco Bond in accordance with Section 2.9(a) or Section 6.6(e) (as applicable), (i) the amount of the Argo Bond Cash up to the amount of the deposit and/or cash collateral required for the Argo Replacement Bond (the “Argo Rollover Cash”) and (ii) the amount of the Safeco Bond Cash up to the amount of the deposit and/or cash collateral required for the Safeco Replacement Bond (the “Safeco Rollover Cash”), as applicable, shall be “Transferred Assets” and shall be promptly delivered to Assignee.  In furtherance of the foregoing, EMEHC shall direct (x) Argonaut Insurance Company to make payment of the Argo Rollover Cash to Assignee as promptly as practicable following the Closing Date and the replacement of the Argo Bond in accordance with Section 2.9(a) or Section 6.6(e) (as applicable), and (y) Safeco Insurance Company of America to make payment of the Safeco Rollover Cash to Assignee as promptly as practicable following the Closing Date and the replacement of the Safeco Bond in accordance with Section 2.9(a) or Section 6.6(e) (as applicable).  In the event that (I) the amount of the Argo Bond Cash exceeds the deposit and/or cash collateral required for the Argo Replacement Bond and/or (II) the amount of the Safeco Bond Cash exceeds the deposit and/or cash collateral required for the Safeco Replacement Bond, then the amount of such excess (up to, but not in excess of, $1,000,000) shall be returned to EMEHC and shall constitute Post-Closing Cash Assets.

(c)                            (i) In the event that EMEHC shall receive Post-Closing Cash Assets and such Post-Closing Cash Assets do not exceed $5 million, in the aggregate, such Post-Closing Cash Assets shall be used to satisfy and discharge in full any accrued, outstanding or reasonably foreseeable liabilities or obligations of EMEHC (excluding liabilities or obligations to Affiliates of EMEHC), and amounts so utilized shall, notwithstanding Section 2.1(f), be an “Excluded Asset” for such purposes.  To the extent there remain any such Post-Closing Cash Assets eighteen (18) months after the Closing (after giving effect to the full satisfaction and discharge of such accrued, outstanding or reasonably foreseeable liabilities and obligations of EMEHC (excluding liabilities or obligations to Affiliates of EMEHC)), such Post-Closing Cash Assets shall be “Transferred Assets” and shall be promptly delivered to Assignee following such eighteen (18)-month anniversary of the Closing.

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(ii)                                  In the event that EMEHC shall receive Post-Closing Cash Assets in excess of $5 million, in the aggregate, such Post-Closing Cash Assets in excess of $5 million shall be promptly delivered to Assignee following such receipt.

ARTICLE III

THE CLOSING

3.1                                 Closing.  Upon the terms and subject to the satisfaction or waiver of the conditions contained in Article VII of this Agreement, the assignment, conveyance, transfer and delivery of the Transferred Assets to Assignee and the consummation of the other respective obligations of the Parties contemplated by this Agreement shall take place at a closing (the “Closing”), to be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York at 10:00 a.m. local time, or another mutually acceptable time and location, on a date as the Parties may mutually agree or as may be determined by Assignee in its sole discretion; provided that if such date is determined by Assignee in its sole discretion, such date (i) is the second or third Business Day of the month in which it occurs, (ii) is otherwise as soon as practicable following the date on which the last of the conditions precedent to Closing set forth in Article VII of this Agreement have been either satisfied or waived (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) and (iii) is on or prior to a “Homer City Termination Date” as defined in Section 9.3 of the Implementation Agreement; provided further that if all of the conditions precedent to Closing set forth in Article VII of this Agreement have been either satisfied or waived (other than conditions that by their terms are to be satisfied at the Closing) prior to such Homer City Termination Date and the Closing is delayed as a result of the application of clause (i) above to a date that occurs after such Homer City Termination Date, such Homer City Termination Date shall automatically be extended to the date of the Closing as required under such clause.  The date of the Closing is herein referred to as the “Closing Date.”  All transactions provided for herein and in the Assignment Agreement and the EMMT Assignment Agreement to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of the start of the hour that ends at 1:00 a.m. (New York time) on the Closing Date.

3.2                                 Assignment.  Upon the terms and subject to the satisfaction or waiver of the conditions contained in this Agreement, in consideration of the assignment, conveyance, transfer and delivery of the Transferred Assets (the “Assignment”), Assignee shall assume and agree to pay, perform and otherwise discharge, in accordance with their terms, the Assumed Liabilities.

3.3                                 Tax Treatment.  Each of Assignee and EMEHC agrees to treat (i) the transfer of the Transferred Assets and assumption of the Assumed Liabilities pursuant to this Agreement as a taxable purchase and sale of property, within the meaning of Section 1001 of the Code, in which both parties are required to recognize any gain or loss for U.S. federal income tax purposes and (ii) any liabilities of EMEHC for rent pursuant to the Operative Documents that is

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not yet payable pursuant to the Operative Documents as liabilities that are not properly taken into account in amount realized under Treasury Regulation Section 1.1001-2(a), except in the case of each of clauses (i) and (ii) to the extent otherwise required by a change in applicable Law or pursuant to the good faith resolution of a Tax contest.  Assignee and EMEHC shall agree within 120 days after the Closing Date on (A) the amount of Assumed Liabilities that are treated as purchase price for U.S. federal income tax purposes and (B) the allocation of such amount to the Transferred Assets pursuant to Section 1060 of the Code; provided, however, that Assignee shall propose such allocation to EMEHC, and EMEHC shall be obligated to agree to such allocation in the absence of manifest error.  Assignee and EMEHC agree that such Assumed Liabilities shall be treated as the sole consideration for the acquisition of the Transferred Assets for U.S. federal income tax purposes, except to the extent otherwise required by a change in applicable Law or pursuant to the good faith resolution of a Tax contest.  Such determinations in clauses (A) and (B) in the second preceding sentence shall be binding on the Assignee and EMEHC, and neither the Assignee nor EMEHC shall take any position or action inconsistent with such determinations, in each case except to the extent otherwise required by a change in applicable Law or pursuant to the good faith resolution of a Tax contest.  Assignee shall use commercially reasonable efforts to notify EMEHC of any examination, audit or other proceeding of Assignee or any of its Affiliates regarding any allocation agreed to pursuant to this Section 3.3, and if Assignee receives any inquiry from EMEHC as to the existence of any such examination, audit or other proceeding, Assignee shall promptly respond to such inquiry.

3.4                                 Deliveries by EMEHC.  At the Closing, EMEHC will deliver, or cause to be delivered, the following to Assignee:

(a)                            The Bill of Sale, duly executed by EMEHC;

(b)                           The Assignment Agreement, duly executed by EMEHC;

(c)                            The officer’s certificate contemplated by Section 7.2(c);

(d)                           One or more special warranty deeds conveying the Real Property to Assignee, in substantially the form of Exhibit F hereto (the “Warranty Deed”), duly executed and acknowledged by EMEHC and in recordable form;

(e)                            The Consent, Termination and Release Agreement (with such deviations from the form as permitted by Section 7.1(d)), duly executed by EMEHC and each of its Affiliates contemplated to be parties thereto;

(f)                              [Reserved];

(g)                           A FIRPTA Affidavit, duly executed by EMEHC;

(h)                           Copies, certified by the secretary or assistant secretary of EMEHC, of resolutions authorizing the execution and delivery of this Agreement and all of the agreements and instruments to be executed and delivered by EMEHC in connection herewith, and the consummation of the transactions contemplated hereby;

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(i)                               A certificate of the secretary or assistant secretary of EMEHC identifying the name and title and bearing the signatures of the officers of EMEHC authorized to execute and deliver this Agreement and the other agreements and instruments contemplated hereby;

(j)                               Certificate of good standing with respect to EMEHC, issued by the Secretary of the Commonwealth of EMEHC’s state of formation;

(k)                            All such other instruments of assignment, transfer or conveyance as shall be reasonably necessary or desirable to transfer to Assignee the Transferred Assets, in accordance with this Agreement and where necessary or desirable in recordable form, including duly executed counterparts of any applicable state and local transfer tax forms;

(l)                               An owner’s affidavit in form reasonably approved by EMEHC and Assignee’s title company;

(m)                         The EMMT Assignment Agreement, duly executed by EMMT;

(n)                           If Assignee makes the election set forth in Section 7.1(d)(ii), the Indemnification Agreement, duly executed by EMEHC;

(o)                           The Transition Services Agreement, duly executed by EMEHC;

(p)                           All documentation evidencing any trading or commitments of the Plant as described in Sections 2.1(r), 2.2(c) or 2.7(a); and

(q)                           Such other agreements, documents, instruments and writings as are required to be delivered by EMEHC at or prior to the Closing Date pursuant to this Agreement, including but not limited to those agreements, documents, instruments and writings relating to a VEBA, or otherwise reasonably required in connection herewith.

3.5                                 Deliveries by Assignee.  At the Closing, Assignee will deliver, or cause to be delivered, the following to EMEHC:

(a)                            The Assignment Agreement, duly executed by Assignee;

(b)                           The EMMT Assignment Agreement, duly executed by Assignee;

(c)                            The officer’s certificate contemplated by Section 7.3(c);

(d)                           The Consent, Termination and Release Agreement (with such deviations from the form as permitted by Section 7.1(d)), duly executed by Assignee, the GE Owner Lessors and Owner Participants, the MetLife Owner Lessors and Owner Participants and each other party thereto (other than EMEHC and its Affiliates party thereto);

(e)                            A certified copy of a final Order confirming the Fundco Plan (and the expiration of any applicable appeal period in respect thereof);

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(f)                              Copies, certified by the secretary or assistant secretary of Assignee, of resolutions authorizing the execution and delivery of this Agreement and all of the agreements and instruments to be executed and delivered by Assignee in connection herewith, and the consummation of the transactions contemplated hereby;

(g)                           A certificate of the secretary or assistant secretary of Assignee identifying the name and title and bearing the signatures of the officers of Assignee authorized to execute and deliver this Agreement and the other agreements contemplated hereby, as applicable;

(h)                           All such other instruments of assumption as shall be reasonably necessary for Assignee to assume the Assumed Liabilities in accordance with this Agreement;

(i)                               Duly executed counterparts of any applicable state and local transfer tax forms;

(j)                               Certificates of insurance relating to the insurance policies required pursuant to Article 10 of the Interconnection Agreement;

(k)                            Evidence that Assignee is an Exempt Wholesale Generator under the PUHCA;

(l)                               If Assignee makes the election set forth in Section 7.1(d)(ii), the Indemnification Agreement, duly executed by Assignee;

(m)                         The Transition Services Agreement, duly executed by Assignee; and

(n)                           Such other agreements, documents, instruments and writings as are required to be delivered by Assignee at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

3.6                                 Ancillary Agreements.  The Parties acknowledge that the Ancillary Agreements shall be executed on the Closing Date, except that the Consent, Termination and Release Agreement shall be executed prior to the Closing Date and shall become effective concurrently with the occurrence of the Closing on the Closing Date; provided, however, that at any time prior to Closing, Assignee may deliver written notice to EMEHC of its election not to execute and deliver a Transition Services Agreement and/or an EMMT Services Agreement at Closing, and following its delivery of such notice, the Transition Services Agreement and/or the EMMT Services Agreement (as applicable) shall cease to be Ancillary Agreements (and, notwithstanding anything to the contrary set forth in this Agreement, shall not be required to be executed or delivered by either party hereto) for any purpose under this Agreement.

3.7                                 Transfer of Excluded Assets.  In the event that EMEHC and Assignee, or any of their respective Affiliates, or any successor to EMEHC, Assignee or their Affiliates, mutually determine after the Closing that any (i) Excluded Asset or Excluded Liability is in the possession of Assignee or any of its Affiliates or any successor of Assignee or its Affiliates, (ii) Transferred Asset or Assumed Liability is in the possession of EMEHC or any of its Affiliates or any successor of Assignee or its Affiliates, then Assignee or EMEHC, as applicable, shall, or shall cause any such Affiliate or successor to, promptly, but in no event later than five (5) Business Days following such determination, deliver, or cause to be delivered, to Assignee or EMEHC, as applicable, such Excluded Asset, Excluded Liability, Transferred Asset or Assumed Liability for no consideration.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EMEHC

EMEHC represents and warrants to Assignee as follows:

4.1                                 Organization; Qualification.  EMEHC is a limited partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite power and authority to own, lease, and operate its material properties and assets and to carry on its business as is now being conducted.  EMEHC is duly qualified to do business under the laws of each jurisdiction in which its business as now being conducted shall require it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.  EMEHC has heretofore delivered to Assignee true, complete and correct copies of its Certificate of Limited Partnership and Amended and Restated Agreement of Limited Partnership as in effect on the date hereof.

4.2                                 Authority Relative to this Agreement.  EMEHC has all requisite partnership power and authority to execute and deliver this Agreement, the Assignment Agreement and, to the extent party thereto, each other Ancillary Agreement (the “EMEHC Documents”) and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of the EMEHC Documents, the performance by EMEHC of its obligations thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary partnership action required on the part of EMEHC and this Agreement has been, and each of the Ancillary Agreements will be at or prior to the Closing, duly and validly executed and delivered by EMEHC.  Subject to the receipt of EMEHC’s Required Regulatory Approvals, and assuming due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each Ancillary Agreement when so executed and delivered will constitute, the legal, valid and binding agreement of EMEHC, enforceable against EMEHC in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights and remedies generally and general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is considered in a proceeding at law or in equity).

4.3                                 Consents and Approvals; No Violation.

(a)                            Except for (I) purchase orders or other Contracts issued pursuant to or governed by Contracts to which an Affiliate of EMEHC (other than any Contracts described in Schedule 2.7) is a party, (II) mineral and oil and gas leases (other than those set forth on Schedule 4.9(a)), (III) the Operative Documents or (IV) as set forth in Schedule 4.3(a), and subject to (A) obtaining EMEHC’s Required Regulatory Approvals and (B) the effectiveness of

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the consents, waivers, amendments and releases contained in the Consent, Termination and Release Agreement, the execution and delivery of this Agreement or the Ancillary Agreements by EMEHC and the consummation by EMEHC of the transactions contemplated hereby will not (i) conflict with or violate any provision of the Certificate of Limited Partnership or Amended and Restated Agreement of Limited Partnership of EMEHC, (ii) result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to any right of termination, cancellation or acceleration under or result in the creation of any Applicable Encumbrance on any of the Transferred Assets under any of the terms, conditions or provisions of the Facility Leases or any material note, bond, mortgage, indenture, other agreement or other instrument or obligation to which EMEHC is a party or by which it, or any of the Transferred Assets are bound, except for such violations, defaults, rights of termination, cancellation or acceleration or the creation of such Applicable Encumbrances as to which requisite waivers or consents have been obtained or which do not, individually or in the aggregate, have a Material Adverse Effect; or (iii) constitute violations of any law, regulation, order, judgment or decree applicable to EMEHC or the Transferred Assets, which violations, individually or in the aggregate, have a Material Adverse Effect.

(b)                           Except as set forth in Schedule 4.3(b), (the filings and approvals referred to in Schedule 4.3(b) are collectively referred to as “EMEHC’s Required Regulatory Approvals”), no consent, authorization or approval of, declaration or filing with, or notice to, any Governmental Authority is necessary for EMEHC’s execution and delivery of this Agreement or the Ancillary Agreements, or the compliance by EMEHC with any of the provisions hereof or thereof or the consummation by EMEHC of the transactions contemplated hereby or thereby, other than (i) such consents, authorizations, approvals, declarations, filings or notices which, if not obtained or made, would not have a Material Adverse Effect, (ii) such consents, authorizations, approvals, declarations, filings or notices which, if not obtained or made, would not materially and adversely affect the ability of EMEHC to consummate the transactions contemplated hereby, and (iii) such consents, authorizations, approvals, declarations, filings or notices which become applicable to EMEHC or the Transferred Assets as a result of the specific regulatory status of Assignee or any of its Affiliates, or any of their successors, or as a result of any other facts that specifically relate to the business or activities in which Assignee or any of its Affiliates is or proposes to be engaged.

4.4                                 Financial Statements.  Copies of (x) the audited balance sheets of EMEHC as of December 31, 2010 and December 31, 2011 and the related statements of partners’ equity and statements of cash flows for the fiscal years ended on December 31, 2010 and December 31, 2011 and (y) the unaudited balance sheet of EMEHC as of June 30, 2012, and the related statement of partners’ equity and statement of cash flows for the three months ended June 30, 2012 (collectively, and together with the notes thereto, the “Financial Statements”) have been publicly filed with the SEC and have been made available to Assignee.  Except as set forth in Schedule 4.4 or noted therein, the Financial Statements present fairly in all material respects the financial condition and the results of operations of EMEHC as of such dates and for such periods (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments) in accordance with GAAP.

4.5                                 Absence of Certain Changes.  Except for the matters contemplated by this Agreement or disclosed on Schedule 4.5, between June 30, 2012 and the date of this Agreement

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(i) no circumstance, condition, change, event, development or effect has occurred that, either individually or in the aggregate, has had a Material Adverse Effect and (ii) except (A) as required by applicable Law, regulation or Order (B) as required to comply with EMEHC’s obligations under the Operative Documents or the L/C Reimbursement Agreement or (C) as EMEHC reasonably determined was required by or prudent in light of EMEHC’s financial condition, liquidity needs or fiduciary duties, EMEHC has operated and maintained its business, the Plant and the Site in all material respects in accordance with EMEHC’s Agreed Standard of Conduct.

4.6                                 Undisclosed Liabilities.  Except (a) as disclosed, set forth or reflected or reserved against on the Financial Statements, including any notes thereto, (b) for liabilities incurred or permitted to be incurred pursuant to this Agreement, (c) for liabilities incurred after June 30, 2012 in accordance with EMEHC’s Agreed Standard of Conduct, (d) for liabilities set forth in Schedule 4.6, (e) for Excluded Liabilities, (f) for liabilities that are not, individually or in the aggregate, material to EMEHC, (g) as required by applicable Law, regulation or Order, or (h) as may be required to comply with EMEHC’s obligations under the Operative Documents or the L/C Reimbursement Agreement, there are no liabilities related to the Transferred Assets that would be required by GAAP to be reflected on a consolidated balance sheet of EMEHC.

4.7                                 Insurance.  Except as set forth in Schedule 4.7, all material policies of fire, liability, workers’ compensation and other forms of insurance owned or held by, or on behalf of, EMEHC with respect to the business, operations or employees at the Plant or the Transferred Assets are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid (other than retroactive premiums which may be payable with respect to comprehensive general liability and workers’ compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation.

4.8                                 Title and Related Matters.  Except as set forth in Schedule 4.8 and subject to Permitted Encumbrances, (i) EMEHC is the owner of record title to the Real Property and has good and valid title to the other Transferred Assets which it purports to own, free and clear of all Applicable Encumbrances, and (ii) EMEHC shall convey to Assignee such title with respect to the Real Property as a reputable title company doing business in the Commonwealth of Pennsylvania would insure.

4.9                                 Real Property Leases.  Schedule 4.9 lists, as of the date of this Agreement, all real property leases under which EMEHC is a lessee or lessor and which relate to the Transferred Assets, other than mineral and oil and gas leases (the “Real Property Leases,” and together with the Real Property, the “EMEHC Properties”).  Except as set forth in Schedule 4.9, all such leases (i) are valid, binding and enforceable against EMEHC in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights and remedies generally and general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is considered in a proceeding at law or in equity); (ii) grant EMEHC the right to use and occupy the premises relating thereto; and (iii) are free and clear of all Applicable

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Encumbrances.  There are no existing material defaults by EMEHC or to EMEHC’s Knowledge, any other party thereunder and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a material default by EMEHC or, to EMEHC’s Knowledge, any other party thereunder.  To the Knowledge of EMEHC, no party to any Real Property Lease has exercised any termination rights with respect thereto.  EMEHC has delivered to Assignee true, correct and complete copies of each of the material Real Property Leases.  Notwithstanding the foregoing, EMEHC has not delivered to Assignee copies of mineral rights or oil and/or gas leases affecting the Real Property, and EMEHC makes no representations or warranties relating to such rights or leases (except as set forth in the immediately following sentence).  Except as set forth on Schedule 4.9(a), during EMEHC’s ownership of the Real Property, EMEHC has not entered into any leases or other agreements relating to the exploration, production or storage of oil and gas or other minerals.

4.10                           Real Property.  Schedule 4.10 contains a description of the Real Property owned by EMEHC and included in the Transferred Assets.  Copies of any current surveys or title commitments in EMEHC’s possession with respect to the Real Property which, to EMEHC’s Knowledge, are true and correct have heretofore been made available to Assignee.  Other than as set forth in the Operative Documents or on Schedule 4.10(a), the EMEHC Properties are not subject to any rights of first refusal or options to purchase.

4.11                           Environmental Matters.

(a)                            Except as disclosed in Schedule 4.11(a) or in the “Phase I” environmental site assessments prepared by EMEHC’s outside environmental consultants (“Environmental Reports”) identified under Schedule 4.11(a) and made available for inspection by Assignee:

(i)                                     To EMEHC’s Knowledge, EMEHC holds, and is in compliance with, all governmental permits, certificates, certifications, registrations, licenses and other governmental approvals or authorizations under Environmental Laws (“Environmental Permits”) that are required for EMEHC to conduct the business and operations of the Transferred Assets, and EMEHC is otherwise in compliance with applicable Environmental Laws with respect to the business and operations of the Transferred Assets, except with respect to such matters that would not, individually or in the aggregate, result in EMEHC incurring material costs, liabilities or expenses under Environmental Laws;

(ii)                                  EMEHC has not received any written request for information, or been notified that it is a potentially responsible party, under CERCLA or any similar state law with respect to the Site, except with respect to such matters that would not, individually or in the aggregate, result in EMEHC incurring material costs, liabilities or expenses under Environmental Laws;

(iii)                               EMEHC has not entered into or agreed to any consent decree or order relating to the Transferred Assets, or is subject to any outstanding judgment, decree, or judicial order relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Substances under any Environmental Law relating to the Transferred Assets, except with respect to such matters that would not, individually or in the aggregate, result in EMEHC incurring material costs, liabilities or expenses under Environmental Laws.  Schedule 4.11(a)(iii) contains a list of all consent decree or order relating to the Transferred Assets under Environmental Laws;

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(iv)                              EMEHC is not subject to nor has it received any written Environmental Claim with respect to the Transferred Assets, except with respect to Environmental Claims that have been fully resolved with no further liability or obligation on the part of EMEHC or that would not, individually or in the aggregate, result in EMEHC incurring material costs, liabilities or expenses under Environmental Laws;

(v)                                 To EMEHC’s Knowledge, no Releases of Hazardous Substances have occurred at, from, in, on, or under the Site, except as authorized by the Environmental Permits, and no Hazardous Substances are present in, on, about or migrating from the Site that could give rise to an Environmental Claim related to the Transferred Assets for which Remediation reasonably could be required, except in any such case to the extent that any such Releases would not, individually or in the aggregate, result in EMEHC incurring material costs, liabilities or expenses under Environmental Laws; and

(vi)                              EMEHC has provided Assignee true, correct and complete copies of the following documentation in its possession: (i) material environmental, health or safety assessments, audits, studies, reports, analyses, and results of investigations with respect to the Transferred Assets or Plant; and (ii) any notices of violation or findings of violation and responses to same, non-privileged correspondence asserting an Environmental Claim and responses to same, and administrative or judicial complaints and answers to same, all related to any material pending or unresolved Environmental Claims, which Environmental Claims could result in the EMEHC incurring material costs, liabilities or expenses under Environmental Laws.

(b)                           Schedule 4.11(b) contains a list of all Environmental Permits that, to EMEHC’s Knowledge, are required to be held by the owner and operator to conduct the business and operations of the Transferred Assets as of the date of this Agreement.  Schedule 4.11(b)(1) contains a list of all Environmental Permits held by EMEHC with respect to the Transferred Assets.

(c)                            Notwithstanding anything to the contrary herein, EMEHC makes no representation or warranty with respect to EMEHC’s compliance, in connection with its ownership or operation of the Transferred Assets, with Environmental Laws, relating to the construction of new or modification or reconstruction of existing sources of air emissions, including any claims relating to the operation of the Transferred Assets that derive from the construction, modification or reconstruction of air emissions sources, except to the extent that EMEHC has Knowledge of an Environmental Claim in connection with such matters as of the date of this Agreement.

(d)                           Except for Sections 4.5 and 4.6, the representations and warranties made in this Section 4.11 are EMEHC’s exclusive representations and warranties relating to environmental matters.

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4.12                           Labor Matters.  EMEHC has previously delivered to Assignee true and correct copies of all collective bargaining agreements to which EMEHC is a party or is subject and which relate to the business and operations of the Transferred Assets.  With respect to the business or operations of the Transferred Assets, except to the extent set forth in Schedule 4.12 and (a) except for such matters as would not reasonably be expected, individually or in the aggregate, to have an effect that is material to the Transferred Assets and the Assumed Liabilities, taken as a whole, with respect to the Transferred Employees, EMEHC is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and (b) except for such matters as would not reasonably be expected, individually or in the aggregate, to materially and adversely affect the Transferred Assets and the Assumed Liabilities (taken as a whole), with respect to the Transferred Employees: (i) EMEHC has not received written notice of any unfair labor practice complaint against EMEHC pending before the National Labor Relations Board; (ii) no arbitration proceeding arising out of or under any collective bargaining agreements is pending against EMEHC; and (iii) EMEHC has not experienced any work stoppage or other material labor dispute within the three-year period prior to the date hereof and to EMEHC’s Knowledge, as of the date hereof, none is currently threatened.  There has not been a “mass layoff” or “plant closing” (as defined by the WARN Acts) by EMEHC within the three (3) years preceding the date of this Agreement.

4.13                           Benefit Plans; ERISA.

(a)                            Schedule 4.13(a) lists all deferred compensation, profit-sharing, retirement and pension plans, including multi-employer plans, employment and consulting agreements and all material bonus, fringe benefit and other employee benefit plans, including any plan within the meaning of Section 3(3) of ERISA, sponsored or maintained, or with respect to which contributions are made by, EMEHC or any ERISA Affiliate in respect of the current employees of EMEHC primarily providing services with respect to the Transferred Assets (“Benefit Plans”).  True and complete copies of all Benefit Plans have been made available to Assignee.  Each Benefit Plan sponsored or maintained by EMEHC is referred to herein as a “Company Plan” and is identified separately on Schedule 4.13(a).

(b)                           Except as set forth in Schedule 4.13(b), EMEHC and the ERISA Affiliates have fulfilled their respective obligations under the minimum funding requirements of Section 302 of ERISA, and Section 412 of the Code, with respect to each Benefit Plan which is an “employee pension benefit plan” as defined in Section 3(2) of ERISA and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Code.  Except as set forth in Schedule 4.13(b), neither EMEHC nor any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation in connection with any Benefit Plan which is subject to Title IV of ERISA or any withdrawal liability, nor is there any reportable event (as defined in Section 4043 of ERISA and the regulations promulgated thereunder).  Except as set forth in Schedule 4.13(b), the Internal Revenue Service has issued a letter for each Benefit Plan which is intended to be qualified under Section 401(a) of the Code, which letter determines that such plan is exempt from United States Federal Income Tax under Section 401(a) and 501(a) of the Code, and, to the Knowledge of EMEHC, there has been no occurrence since the date of any such determination letter which has affected adversely such qualification.  No Benefit Plan is a multi-employer plan within the meaning of Section 3(37) of ERISA.

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(c)                            Each Benefit Plan has been operated in compliance in all material respects with its terms and with all applicable Laws, including ERISA and the Code.

(d)                            Except for Sections 4.5, 4.6, 4.15(a)(viii) (and Sections 4.15(b) and 4.15(c), to the extent related to Contracts described in Section 4.15(a)(viii)) and 4.16, the representations and warranties made in this Section 4.13 are EMEHC’s exclusive representations and warranties relating to Benefit Plans and ERISA.

4.14                           Condemnation.  Except as set forth in Schedule 4.14, EMEHC has not received any written notices of any pending or threatened proceedings or governmental actions to condemn or take by power of eminent domain all or any part of the Transferred Assets.

4.15                           Material Contracts.

(a)                            Except for (I) Contracts which shall expire prior to the Closing Date, (II) purchase orders or other Contracts issued pursuant to or governed by Contracts to which an Affiliate of EMEHC (other than any Contracts described in Schedule 2.7) is party, (III) mineral and oil and gas leases (other than those set forth on Schedule 4.9(a)) and (IV) the Operative Documents and any other Contracts to which Assignee or an Affiliate of Assignee is party, Schedule 4.15(a) sets forth, as of the date hereof, all Contracts to which EMEHC is a party, which are material to the Transferred Assets, and which are included in one of the following categories:

(i)                                     Contracts with a value of more than $1,000,000 or with annual payments to or from EMEHC in aggregate amounts in excess of $1,000,000;

(ii)                                  Contracts with any current or former officer, director or stockholder of EMEHC;

(iii)                               Contracts (x) for the sale of any of the assets of EMEHC other than (A) those Contracts entered into in the ordinary course of business consistent with past practice and Good Utility Practice or (B) those Contracts entered into prior to January 1, 2012 that have been consummated prior to the date hereof, or (y) for the grant to any Person of any preferential rights to purchase any of its assets;

(iv)                              Contracts (x) for or relating to strategic alliances or licensing arrangements with a value of more than $1,000,000 or with annual payments to or from EMEHC in aggregate amounts in excess of $1,000,000 or (y) for or relating to joint ventures, partnerships or sharing of profits or (z) that to EMEHC’s Knowledge would restrict the freedom of Assignee or its Affiliates to engage in any business or to compete with any Person in any business;

(v)                                 Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by EMEHC of any operating business or the capital stock of any other Person under which EMEHC has any current (actual or contingent) liability or obligations;

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(vi)                              Contracts relating to the incurrence, assumption or guarantee of any indebtedness or imposing an Applicable Encumbrance on any of the Transferred Assets;

(vii)                           Contracts, with a value of more than $1,000,000, or with annual payments to or from EMEHC in aggregate amounts in excess of $1,000,000, under which EMEHC has made advances or loans to any other Person;

(viii)                        Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $150,000; and

(ix)                                Contracts pursuant to which EMEHC is a guarantor or surety of duties or liabilities of Affiliates of EMEHC or of any other third parties, and Contracts pursuant to which EMEHC has granted to third parties rights of indemnification in respect of duties or liabilities of Affiliates of EMEHC or of any other third parties.

(Contracts of the type described in clauses (a)(i)-(a)(ix) above together with the oil and mineral and gas leases required to be set forth on Schedule 4.9(a) (whether or not in existence on the date hereof) are collectively referred to as the “Material Contracts”).

(b)                           Except as disclosed in Schedule 4.15(b), each EMEHC’s Agreement constitutes a valid and binding obligation of EMEHC and, to the Knowledge of EMEHC, each other party thereto, and is in full force and effect and shall continue in full force and effect, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder, except where the failure to be in full force and effect or any such breach would not materially and adversely affect the Transferred Assets and the Assumed Liabilities (taken as a whole).

(c)                            Except as set forth in Schedule 4.15(c), there is not, under any of EMEHC’s Agreements, any default or event which, with notice or lapse of time or both, would constitute a default on the part of EMEHC that, individually or in the aggregate, would have an effect that is material to the Transferred Assets and the Assumed Liabilities (taken as a whole).

4.16                           Legal Proceedings.  Except as set forth in Schedule 4.16, there are no Legal Proceedings pending against EMEHC or, to EMEHC’s Knowledge, threatened in writing against EMEHC that (i) seek non-monetary relief that, if granted, would be material to EMEHC’s assets or operations or (ii) involve amounts sought which exceed, individually or in the aggregate, $500,000.  Except as set forth in Schedule 4.16, EMEHC is not subject to any outstanding Orders that are material to its assets or operations.

4.17                           Permits.  EMEHC has all permits, licenses, certificates, orders, approvals, authorizations, franchises, variances and similar rights in respect of the Transferred Assets and issued by or obtained from any Governmental Authority (including those relating to the occupancy or use of leased real property), (other than Environmental Permits, which are addressed exclusively in Section 4.11 hereof) (collectively, “Permits”) necessary to own and operate the Transferred Assets as used by EMEHC as of the date hereof except where the failure to have such Permits would not, individually or in the aggregate, have a Material Adverse Effect.

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Except as disclosed in Schedule 4.17, EMEHC (i) has not received any notification that it is in violation of any such Permits, except notifications of violations which do not, individually or in the aggregate, have a Material Adverse Effect, and (ii) is in compliance with all such Permits except where non-compliance does not, individually or in the aggregate, have a Material Adverse Effect.

4.18                           Taxes.  EMEHC has timely filed all material Tax Returns that are required to be filed by it, and EMEHC has timely paid all material Taxes that have become due (except where such Tax is being contested in good faith by appropriate proceedings and adequate reserves have been established therefor on the Financial Statement in accordance with GAAP) and payable by it (whether or not reflected on a Tax Return).  All Tax Returns filed by EMEHC are true, correct and complete in all material respects.  Except as set forth in Schedule 4.18, no notice of deficiency or assessment has been received in writing from any taxing authority with respect to liabilities for Taxes of EMEHC which have not been fully paid or finally settled, and any such deficiency shown in Schedule 4.18 is being contested in good faith through appropriate proceedings.  Except as set forth in Schedule 4.18, there are no material outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes of EMEHC that will be binding upon Assignee after the Closing.  Except as set forth in Schedule 4.18, no examination, audit or other proceeding by any taxing authority with respect to the material Taxes or Tax Returns of EMEHC, other than  Income Taxes not directly attributable to the assets or activities of EMEHC or the portion of any Tax Returns relating to such Income Taxes, is currently in progress or being threatened in writing, and no claim has been made in writing by any taxing authority in a jurisdiction where EMEHC does not file Tax Returns that EMEHC is, or may be, subject to taxation in that jurisdiction other than with respect to federal Income Taxes.  There are no Applicable Encumbrances with respect to Taxes upon any of the Transferred Assets.  Except for Sections 4.5, 4.6, 4.13, 4.15 and 4.16, the representations and warranties made in this Section 4.18 are EMEHC’s exclusive representations and warranties relating to Taxes.

4.19                           Intellectual Property.  Schedule 2.1(l) sets forth all registered Intellectual Property, all applications for the registration of Intellectual Property, and all material unregistered trademarks, that are either (i) owned by EMEHC and used in or, individually or in the aggregate with other Intellectual Property, material to the operation or business of the Transferred Assets, or (ii) licensed by EMEHC and used in and, individually or in the aggregate with other Intellectual Property, material to the operation or business of the Transferred Assets. To EMEHC’s Knowledge, the foregoing Intellectual Property is valid, enforceable and subsisting. EMEHC or its Affiliates either has all right, title and interest (free and clear of any Applicable Encumbrances) in, or valid rights to use, all such Intellectual Property.  Except as disclosed in Schedule 4.19, (i) EMEHC is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default), under any contract to use such Intellectual Property, and (ii) to EMEHC’s Knowledge, such Intellectual Property is not being infringed by any other Person. EMEHC has not received notice that it is infringing any Intellectual Property of any other Person in connection with the operation or business of the Transferred Assets, and to EMEHC’s Knowledge, EMEHC is not infringing, and the operation and business of the Transferred Assets as currently conducted by EMEHC and its Affiliates do not infringe, any Intellectual Property of any other Person, the effect of which, individually or in the aggregate, materially and adversely affects the Transferred Assets and the Assumed Liabilities (taken as a whole).  EMEHC takes reasonable measures to protect the confidentiality

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of the material trade secrets relating to the operation and business of the Transferred Assets, and, to EMEHC’s Knowledge, no such trade secret has been authorized to be disclosed, or actually disclosed, other than pursuant to a confidentiality agreement restricting the use and disclosure thereof.  Except for Sections 4.5, 4.6, 4.15(a)(iv) (and 4.15(b) and (c) to the extent related thereto) and 4.16, the representations and warranties made in this Section 4.19 are EMEHC’s exclusive representations and warranties relating to Intellectual Property.

4.20                           Compliance With Laws.  Except as set forth in Schedule 4.20, EMEHC is and since January 1, 2012 has been in compliance with all applicable Laws with respect to the business, ownership or operation of the Transferred Assets and Assumed Liabilities, except for such non-compliance that would not, individually or in the aggregate, have an effect that is material to the Transferred Assets and Assumed Liabilities (taken as a whole).  To the Knowledge of EMEHC, EMEHC is not under investigation with respect to the violation of any Laws, except for such non-compliance that would not, individually or in the aggregate, have an effect that is material to the Transferred Assets and Assumed Liabilities (taken as a whole).

4.21                           Brokers’ Fees.  With the exception of the fees and expenses set forth on Schedule 4.21, which shall be the sole responsibility of EMEHC or EMEHC Parent as set forth on Schedule 4.21, neither EMEHC nor EMEHC Parent has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or any of the Ancillary Agreements.  Such fees or commissions shall be treated in accordance with Section 6.4.

4.22                           Energy Regulatory Status.  EMEHC is not subject to regulation as a public utility or public service company (or similar designation) under the law of any state of the United States, including the Commonwealth of Pennsylvania and the State of New York.  EMEHC is an Exempt Wholesale Generator under PUHCA and a public utility under the FPA and has Market-Based Rate Authorization.  EMEHC does not provide, and since January 1, 2007 has not provided, any services under the Interconnection Agreement which are subject to FERC jurisdiction and since January 1, 2007 has received no requests for such services.

4.23                           Certain Liabilities.  As of the date hereof, except for (a) the liabilities or obligations listed in Schedule 4.23, (b) Permitted Encumbrances and (c) liabilities or obligations each in an amount not greater than $250,000, to the Knowledge of EMEHC, there are no liabilities or obligations of EMEHC to any Person who is not a Party or an Affiliate of a Party that arise (i) directly under the Leveraged Lease Documents or (ii) in respect of any breach, default or non-performance under any of EMEHC’s Agreements or the Real Property Leases.

4.24                           Certain Affiliate Agreements.  Schedule 4.24(i) sets forth each open purchase order or other Contract of EMEHC relating to the Plant that is recorded in EMEHC Parent’s Enterprise Resource Management Software, SAP (the “SAP Purchase Orders”).  Schedule 4.24(ii) sets forth each open purchase order issued by EMEHC on behalf of GECC or its Affiliates in connection with the construction of the flue gas desulfurization systems (the “GE/EFS Purchase Orders” and together with the SAP Purchase Orders, the “Scheduled Purchase Orders”).

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4.25                           EMEHC Capacity and Firm Transmission Rights Positions.  Schedule 2.1(r) sets forth all transactions held by EMEHC which provide for the sale or commitment of the product “capacity” or rights of EMEHC obtained with respect to firm transmission rights or similar assets under the PJM tariff provided by the Plant or any part thereof which continue on and after the Closing.

4.26                           No Other Representations or Warranties; Disclaimers Regarding Transferred Assets.  Except as expressly set forth in this Article IV, neither EMEHC nor any of its Affiliates or representatives has made, or shall be deemed to have made, to Assignee any representation or warranty, whether express, implied, by operation of law or otherwise, and EMEHC hereby expressly disclaims any and all other representations or warranties in connection with the Transferred Assets or any products or services in respect thereof, including, without limitation, any representation or warranty (a) that may arise from course of dealing, course of performance or usage of trade, (b) with respect to any assets, products or operations of EMEHC or any of its Affiliates, other than the Transferred Assets, (c) with respect to any projections, estimates or budgets delivered to or made available to Assignee or (d) with respect to any other information or documents made available to Assignee, its Affiliates, successors to Assignee, or such Affiliates, or its Representatives (including any and all material made available in an electronic data room or in any other form in expectation of the transactions contemplated by this Agreement).  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, THE TRANSFERRED ASSETS ARE TRANSFERRED “AS IS, WHERE IS,” AND EMEHC EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS OF THE PLANT, THE TITLE, CONDITION, VALUE OR QUALITY OF THE TRANSFERRED ASSETS OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE TRANSFERRED ASSETS, AND EMEHC SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE TRANSFERRED ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, THE APPLICABILITY OF ANY GOVERNMENTAL REQUIREMENTS, INCLUDING BUT NOT LIMITED TO ANY ENVIRONMENTAL LAWS, OR WHETHER EMEHC POSSESSES SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THE TRANSFERRED ASSETS.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE IV, EMEHC FURTHER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER ENVIRONMENTAL LAWS WITH RESPECT TO THE TRANSFERRED ASSETS.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE IV, EMEHC EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE CONDITION OF THE TRANSFERRED ASSETS OR THE SUITABILITY OF THE TRANSFERRED ASSETS FOR OPERATION AS A POWER PLANT AND NO SCHEDULE OR EXHIBIT TO THIS AGREEMENT, NOR ANY OTHER MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS MADE BY EMEHC OR ITS REPRESENTATIVES, OR BY ANY BROKER OR INVESTMENT BANKER, WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE TRANSFERRED ASSETS.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ASSIGNEE

Assignee represents and warrants to EMEHC as follows:

5.1                                 Organization.  Assignee is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.  Assignee is qualified to do business in the Commonwealth of Pennsylvania.  Assignee has heretofore delivered to EMEHC complete and correct copies of its certificate of formation and limited partnership agreement (or other similar governing documents) as currently in effect.

5.2                                 Authority Relative to this Agreement.  Assignee has all requisite power and authority to execute and deliver this Agreement and, to the extent party thereto, each other agreement, document or instrument or certificate contemplated by this Agreement, including the Ancillary Agreements, or to be executed by Assignee in connection with the consummation of the transactions contemplated by this Agreement (the “Assignee Documents”) and to consummate the transactions contemplated by it hereby and thereby.  The execution and delivery of this Agreement and such Assignee Documents by Assignee, the performance by Assignee of this Agreement and such Assignee Documents and the consummation of the transactions contemplated hereby or thereby by Assignee have been duly and validly authorized by all necessary action required on the part of Assignee.  This Agreement has been, and each Assignee Document will be at or prior to the Closing, duly and validly executed and delivered by Assignee.  Subject to the receipt of Assignee Required Regulatory Approvals, and assuming due authorization, execution and delivery by the other parties thereto, this Agreement constitutes, and each such Assignee Document when so executed and delivered will constitute, legal, valid and binding agreements of Assignee, enforceable against Assignee in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights and remedies generally and general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is considered in a proceeding at law or in equity).

5.3                                 Consents and Approvals; No Violation.

(a)                            Except as set forth in Schedule 5.3(a), and subject to obtaining the Assignee Required Regulatory Approvals, neither the execution and delivery of this Agreement and the Assignee Documents by Assignee, nor the consummation by Assignee of the transactions contemplated hereby and thereby will (i) conflict with or violate any provision of the certificate of formation or limited partnership agreement (or other similar governing documents) of

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Assignee, or (ii) result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to any right of termination, cancellation or acceleration) under or result in the creation of any Applicable Encumbrance under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, other agreement or other instrument or obligation to which Assignee or any of its Subsidiaries is a party or by which any of their respective assets may be bound, except for such violations, defaults, rights of termination, cancellation or acceleration or the creation of such Applicable Encumbrances as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, have a material adverse effect on the ability of Assignee to perform timely its obligations under this Agreement and the Assignee Documents or to consummate the transactions contemplated hereby and thereby on a timely basis (“Assignee Material Adverse Effect”) or (iii) violate any law, regulation, order, judgment or decree applicable to Assignee or any of its properties or assets, which violations, individually or in the aggregate, have an Assignee Material Adverse Effect.

(b)                           Except as set forth in Schedule 5.3(b) (the filings and approvals referred to in such Schedule are collectively referred to as the “Assignee Required Regulatory Approvals”), no consent, authorization or approval of, declaration or filing with, or notice to, any Governmental Authority is necessary for Assignee’s execution and delivery of this Agreement or the Assignee Documents or the compliance by Assignee with any of the provisions hereof or thereof or the consummation by Assignee of the transactions contemplated hereby or thereby, other than (i) such consents, authorizations, approvals, declarations, filings or notices, which, if not obtained or made, would not have an Assignee Material Adverse Effect, and (ii) such consents, authorizations, approvals, declarations, filings or notices which, if not obtained or made, would not materially and adversely affect the ability of Assignee to consummate the transactions contemplated hereby.

5.4                                 Legal Proceedings.  There are no Legal Proceedings pending against Assignee or, to Assignee’s Knowledge, threatened in writing against Assignee that, individually or in the aggregate, have an Assignee Material Adverse Effect.  Assignee is not subject to any outstanding Orders that, individually or in the aggregate, have an Assignee Material Adverse Effect.

5.5                                 No Knowledge of EMEHC’s Breach.  As of the date hereof, Assignee has no Knowledge of any breach by EMEHC of any provision of this Agreement, or of any condition or circumstance that would excuse Assignee from its timely performance of its obligations hereunder.

5.6                                 Qualification of Assignee.  Assignee is qualified to obtain any material Permits and Environmental Permits necessary for Assignee to own and operate the Plant and the Transferred Assets as of the Closing.  Assignee is not aware of any reason or circumstance that would prevent Assignee from qualifying as an Exempt Wholesale Generator or from obtaining Market-Based Rate Authorization.

5.7                                 Brokers’ Fees.  Except as set forth on Schedule 5.7, Assignee has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or any of the Assignee Documents.  Such fees or commissions shall be treated in accordance with Section 6.4.

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5.8                                 Energy Regulatory Status.  Assignee is not subject to regulation as a public utility or public service company (or similar designation) under the law of any state of the United States, including the Commonwealth of Pennsylvania and the State of New York to any greater extent than EMEHC has been, as owner of the Transferred Assets and operator of the Plant.  Assignee, in order to own or operate or to make sales from the Plant, is, or will be as of the Closing Date, a “public utility” under the FPA and will have the ability to buy and sell capacity in the PJM markets as of the Closing Date.  Assignee is not a holding company in a holding company system that includes a “transmitting utility” or an “electric utility” within the meaning ascribed to such phrase and terms pursuant to PUHCA and the rules and regulations of FERC issued thereunder.  Assignee is, or will be as of the Closing Date, an Exempt Wholesale Generator under the PUHCA.

5.9                                 No Additional Representations; No Reliance.

(a)                            Assignee acknowledges and agrees that it (i) has had an opportunity to discuss the Transferred Assets and the business and affairs of EMEHC with EMEHC and EMEHC’s management, (ii) has been represented by legal counsel and other advisors, (iii) has had reasonable access to (a) the books and records of EMEHC and (b) the electronic data room maintained in connection with the transactions contemplated by this Agreement, (iv) has been afforded the opportunity to ask questions of and receive answers from EMEHC and EMEHC’s management, and (v) has conducted its own independent investigation of EMEHC, the Transferred Assets and the transactions contemplated hereby (including (x) reviewing the Environmental Reports, (y) having had full opportunity to conduct to its satisfaction Inspections of the Transferred Assets, including the Site, and (z) having fully completed and approved the results of all Inspections of the Transferred Assets), and has relied solely on the results of its own independent investigation and has not relied on any representation, warranty or other statement by any Person on behalf of EMEHC, other than the representations and warranties of EMEHC expressly contained in Article IV of this Agreement and that all other representations and warranties are specifically disclaimed.

(b)                           Notwithstanding anything contained in this Agreement, it is the explicit intent of the Parties hereto that EMEHC is not making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article IV of this Agreement, including any implied warranty or representation as to the value, condition, merchantability or suitability as to any of the Transferred Assets and, except as expressly provided in Article IV of this Agreement and subject to the terms and conditions of Article IV of this Agreement, it is understood that Assignee is acquiring the Transferred Assets “as is, where is” with all faults as of the Closing Date with any and all defects.

ARTICLE VI

COVENANTS OF THE PARTIES

6.1                                 Conduct of Business Relating to the Transferred Assets.

(a)                            Except (i) as contemplated or permitted by this Agreement, (ii) for actions approved by Assignee in writing (which approval shall not be unreasonably withheld,

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conditioned or delayed), (iii) as required by applicable Law, regulation or Order, (iv) as may be required to comply with EMEHC’s obligations under the Operative Documents, the L/C Reimbursement Agreement or any other existing Contract, or (v) as set forth on Schedule 6.1(a), during the effectiveness of this Agreement, EMEHC shall use commercially reasonable efforts to operate and maintain its business, the Plant and the Site in all material respects (A) according to its ordinary and usual course of business consistent with past practice and (B) consistent with Good Utility Practice; provided, however, that in no event shall EMEHC or any Affiliate enter into any Contract or other commitment to sell the electric products of the Plant except (i) in one year increments in the “RPM” capacity auction supervised by PJM or (ii) through the day-ahead and real time energy markets supervised by PJM, in each case, priced in accordance with the PJM tariff (clauses (A) and (B), collectively “EMEHC’s Agreed Standard of Conduct”) unless EMEHC reasonably determines that a deviation from EMEHC’s Agreed Standard of Conduct is required by or prudent in light of EMEHC’s financial condition, liquidity needs or fiduciary duties; provided that EMEHC agrees to use commercially reasonable efforts to consult in good faith with Assignee in advance of any material deviations from EMEHC’s Agreed Standard of Conduct and consider, in good faith, any alternative courses of action proposed by Assignee.

(b)                           In the event that Assignee delivers to EMEHC a written notice that Assignee reasonably believes as of the date of such notice that the conditions precedent to Closing set forth in Article VII of this Agreement could be satisfied within six (6) months of the date of delivery of such notice (the “Covenant Notice”), then, upon delivery of such Covenant Notice and until the termination of the Covenant Notice, except (I) as contemplated or permitted by this Agreement, (II) for actions approved by Assignee in writing (which approval shall not be unreasonably withheld, conditioned or delayed), (III) as required by applicable Law, regulation or Order or the terms of any existing Contract, (IV) to the extent commercially reasonable in light of EMEHC’s financial condition, liquidity needs or fiduciary duties or (V) as set forth on Schedule 6.1(b), during the period from the date such Covenant Notice is received to the Closing Date, EMEHC shall not with respect to the Transferred Assets:

(i)                                     in the case of Inventories other than coal, make any material change in the levels of Inventories customarily maintained by EMEHC or its Affiliates with respect to the Transferred Assets, other than changes that are consistent with Good Utility Practice, and in the case of coal, reduce the level of supply to less than a 10 day supply;

(ii)                                  sell, lease (as lessor), encumber, pledge, or transfer any material Transferred Assets individually or in the aggregate other than (A) to encumber Transferred Assets with Permitted Encumbrances or (B) to sell, lease, encumber, pledge, or transfer, in the ordinary course consistent with past practice and Good Utility Practice, the electric products, including capacity, electricity and ancillary services, generated by the Plant;

(iii)                               modify, amend or voluntarily terminate prior to the expiration date any material EMEHC’s Agreements or Real Property Leases or any of the Permits or Environmental Permits in any material respect, other than (A) with cause, to the extent consistent with past practice or with Good Utility Practices, (B) as may be required in connection with the construction of the flue gas desulfurization systems or (C) as may be required in connection with transferring EMEHC’s rights or obligations thereunder to Assignee pursuant to this Agreement; EMEHC will provide reasonable notice to Assignee prior to modifying, amending, or transferring any EMEHC’s Agreement, Real Property Lease, Permit or Environmental Permit;

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(iv)                              except as otherwise provided herein, enter into any commitment for the purchase, sale, or transportation of coal having a term greater than twelve months, if the aggregate payments under such commitment for coal not previously approved by Assignee would exceed $15,000,000;

(v)                                 sell, lease or otherwise dispose of Emission Allowances, or Emission Reduction Credits identified in Schedule 2.1(i), except to the extent necessary to operate the Transferred Assets in accordance with this Section 6.1 and Good Utility Practice;

(vi)                              except (A) for contracts, agreements, commitments or arrangements relating to the maintenance of the Plant entered into in the ordinary course of business consistent with past practice and Good Utility Practice and consistent with the restrictions set forth in Section 6.1(b)(viii), (B) for contracts, agreements, commitments or arrangements to extend, renew or replace, in the ordinary course of business consistent with past practice and Good Utility Practice, existing coal cleaning contracts which contracts, agreements, commitments or arrangements shall be, prior to June 1, 2013, (I) on substantially similar terms for terms of not more than one (1) year or (II) if the operator under an existing coal cleaning contract does not accept an extension as set forth in clause (I), for terms of not more than one (1) year on the most favorable terms available to EMEHC following EMEHC’s solicitation of bids for such contract, agreement, commitment or arrangement, or (C) as otherwise provided herein, enter into any contract, agreement, commitment or arrangement relating to the Transferred Assets that (x) individually exceeds $5,000,000 or in the aggregate exceeds $10,000,000 (with respect to any contract, agreement, commitment or arrangement relating to the Transferred Assets entered into prior to January 1, 2013) or (y) individually exceeds $5,000,000 or in the aggregate exceeds $25,000,000 (with respect to any contract, agreement, commitment or arrangement relating to the Transferred Assets entered into on or after  January 1, 2013) unless, in the case of clause (x) or (y), it is terminable by EMEHC (or, after the Closing, by Assignee) without penalty or premium upon no more than ninety (90) days’ notice;

(vii)                           except as otherwise required by the terms of the IBEW Collective Bargaining Agreement, (I) hire, or transfer to the Transferred Assets, any new employees, other than in the ordinary course of business consistent with past practice and Good Utility Practice, (II) increase salaries or wages of Business Employees; provided that EMEHC may increase salaries or wages of Business Employees in the ordinary course of business consistent with past practice and Good Utility Practice after December 31, 2013 if the Closing has not occurred by such time, (III) effect a material change in the IBEW Collective Bargaining Agreement, other than as described in this Section 6.1(b)(vii) or (IV) increase the aggregate benefits payable to the Business Employees; provided that EMEHC may increase the aggregate benefits payable to the Business Employees after December 31, 2013 if the Closing has not occurred by such time and if such action is in the ordinary course of business consistent with past practice and Good Utility Practice; and, provided, further, that, notwithstanding the foregoing, (A) (I) the IBEW Collective Bargaining Agreement may be extended for one year periods pursuant to its terms, and (II) EMEHC may deliver a notice of non-renewal of IBEW Collective Bargaining Agreement, or may enter into one or more extensions of the term of the IBEW

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Collective Bargaining Agreement which individually, or in the aggregate, shall not extend beyond December 31, 2013; provided that, in the case of either subclause (I) or (II), EMEHC does not execute any agreement to extend the IBEW Collective Bargaining Agreement prior to October 29, 2012, (B) if the Closing has not occurred on or before October 1, 2012, EMEHC may negotiate, in good faith, with the IBEW over terms and conditions for a new collective bargaining agreement with the IBEW commencing no sooner than ninety (90) days prior to the expiration of the then-current term of the IBEW Collective Bargaining Agreement (as such term may have been extended pursuant to the terms of this Section 6.1(b)(vii) from time to time), and may enter into, a new collective bargaining agreement with the IBEW with a term not to exceed one year in duration; provided that EMEHC shall consult with Assignee or its Operator concerning the negotiation of any such new collective bargaining agreement and provided further that EMEHC shall not enter into any such new collective bargaining agreement without the approval of Assignee, which approval shall not be unreasonably withheld, delayed or conditioned, and (C) if the Closing has not occurred by October 1, 2013, EMEHC may negotiate, in good faith, with the IBEW over terms and conditions for a new collective bargaining agreement with the IBEW commencing no sooner than ninety (90) days prior to the expiration of the then-current term of the IBEW Collective Bargaining Agreement (as such term may have been extended pursuant to the terms of this Section 6.1(b)(vii) from time to time), and may enter into, a new collective bargaining agreement with the IBEW; provided that EMEHC shall consult with Assignee or its Operator concerning the negotiation of any such new collective bargaining agreement; and provided further that EMEHC shall not enter into any such new collective bargaining agreement without the approval of Assignee, which approval shall not be unreasonably withheld, delayed or conditioned;

(viii)                        make any Capital Expenditures except those which (A) are mandated after the date of this Agreement by any Governmental Authority; (B) are necessary repairs due to breakdown or casualty made in response to a business emergency or other unforeseen operational matters; (C) constitute maintenance in accordance with Good Utility Practices; or (D) do not fall within category (A), (B) or (C) above, or are not listed on Schedule 6.1(b), but do not exceed in the aggregate $1 million;

(ix)                                set any record dates or payment dates for the payment of any dividends or distributions on its equity interests, or make, declare, set aside or pay any dividends on or make any other distribution in respect of any of its equity interests;

(x)                                   settle or compromise any pending or threatened legal proceeding or any claim or claims for an amount, individually or in the aggregate, greater than $500,000;

(xi)                                (A) other than with respect to Income Taxes, make, change or revoke any material Tax election, settle or compromise any material Tax claim or liability or enter into a settlement or compromise, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for tax purposes, other than to the extent consistent with past practice or with Good Utility Practice or (B) except with respect to Income Taxes, prepare or file any Tax Return (or any amendment thereof) unless such Tax Return shall have been prepared in a manner consistent with past practice;

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(xii)                             terminate, amend, restate, supplement or waive any rights under any Material Contract or Real Property Lease, other than to the extent consistent with past practice or with Good Utility Practices; and

(xiii)                          except as otherwise provided herein, enter into any Contract with respect to any of the proscribed transactions set forth in the foregoing paragraphs (i) through (xii);

provided that, during the pendency of such Covenant Notice, Assignee uses its commercially reasonable efforts to cause the Closing and the conditions precedent to Closing set forth in Article VII of this Agreement to be satisfied as soon as practicable following its delivery of such Covenant Notice; provided further that, if, after the delivery of a Covenant Notice by Assignee, Assignee determines in good faith (which determination shall not be withheld or delayed) that the Closing will not occur within the six (6) month period following its delivery of such Covenant Notice, Assignee shall revoke such Covenant Notice with the effect as if such Covenant Notice had never been delivered by the Assignee; and provided further that, notwithstanding the foregoing, in no event shall Assignee deliver a Covenant Notice more than two (2) times.

(c)                            Upon revocation of the Covenant Notice, EMEHC’s obligations under the covenants set forth in Section 6.1(b) shall terminate, and EMEHC shall operate and maintain its business, the Plant and the Site in accordance with the covenants set forth in Section 6.1(a).

6.2                                 Access to Information.

(a)                            During the effectiveness of this Agreement, EMEHC will, at reasonable times and upon reasonable notice: (i) provide Assignee and its Affiliates (or if applicable, the Operator of Assignee with respect to employee information) and their respective Representatives with access to the electronic data room maintained in connection with the transactions contemplated by this Agreement and use commercially reasonable efforts to update such data room on a monthly basis with current information of the type or nature of the information contained in such data room on the date of the Implementation Agreement; (ii) give Assignee and its Representatives (or if applicable, the Operator of Assignee with respect to employee information) reasonable access at reasonable times with reasonable advance notice to its managerial personnel and to all books, records, plans, equipment, offices and other facilities and properties constituting the Transferred Assets; (iii) furnish Assignee and its Representatives with (X) such financial data as required to be delivered by EMEHC under Section 5.1 of each Participation Agreement, (Y) if requested by Assignee or its Representatives, copies of such financial data which has been or is subsequently developed by EMEHC or any of its Representatives on EMEHC’s behalf and (Z) such other operating information as Assignee and its Representatives may from time to time reasonably request; and (iv) furnish Assignee and its Representatives at their request a copy of each material report, schedule or other document filed by EMEHC or any of its Affiliates with respect to the Transferred Assets with the SEC, FERC or any successor agency thereto, PaDEP or any Governmental Authority; provided, however, that (A) any such access (and resulting inspections and investigations) shall be conducted in such a manner as not to interfere unreasonably with the operation of the Transferred Assets or any

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ongoing proceeding before any Governmental Authority, (B) EMEHC shall not be required to take any action which would constitute a waiver of the attorney-client privilege, and (C) EMEHC need not supply Assignee, Operator or their Representatives with any information which EMEHC is under a legal or contractual obligation not to supply.  EMEHC shall use commercially reasonable efforts to cooperate with Assignee and its Representatives so as to permit any access or provide any information in a manner not inconsistent with the foregoing, or otherwise make the restrictions set forth in the above clauses (A), (B) and (C) inapplicable. In the event that access is not granted by EMEHC in accordance with clauses (A), (B) and (C) above, EMEHC shall provide Assignee with an explanation regarding its decision to deny access.  Notwithstanding anything in this Section 6.2 to the contrary, EMEHC will not furnish or provide access to any employee personnel records or medical information unless required by law or specifically authorized by the affected employee, and Assignee and its Representatives shall not have the right to perform or conduct any environmental sampling or testing at, in, on, or underneath the Transferred Assets.

(b)                           All information furnished to or obtained by Assignee and its Representatives pursuant to this Section 6.2 shall be subject to the provisions of Section 17.19 of each Participation Agreement and Section 10.11 of the Implementation Agreement and shall be treated as confidential nonpublic information.  Except as specifically provided herein or in Section 17.19 of each Participation Agreement, nothing in this Section 6.2 shall impair or modify any of the rights or obligations of the parties under each Participation Agreement, which rights and obligations shall remain in effect until termination of such agreements in accordance with their terms.

6.3                                 Public Statements.  Prior to the Closing Date, no press release or other public announcement or public statement or comment in response to any inquiry relating to the transactions contemplated by this Agreement shall be issued or made by any Party without the prior approval of the other Parties (which approval shall not be unreasonably withheld or delayed) unless disclosure is otherwise required by any applicable Law or any Governmental Authority or stock exchange on which any Party or their respective Affiliates lists securities, provided that, to the extent required by the foregoing, the Party intending to make such release shall use its commercially reasonable efforts to consult with the other Parties with respect to the text thereof.  The Parties agree to cooperate in preparing such press release or other public announcement or public statement or comment in response to any inquiry relating to the transactions contemplated by this Agreement.  Each Party agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law.

6.4                                 Expenses.  Except as specifically set forth in this Agreement, the obligations of the Parties in respect of costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be governed by Section 10.12 of the Implementation Agreement.

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6.5                                 Further Assurances.

(a)                            Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use its commercially reasonable efforts (i) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as is reasonably practicable, including using its commercially reasonable efforts to ensure satisfaction of the conditions precedent to each Party’s obligations hereunder, including obtaining all necessary consents, approvals, and authorizations of third parties and Governmental Authorities required to be obtained in order to consummate the transactions hereunder, and to effectuate a transfer of the Transferable Permits to Assignee and (ii) upon the reasonable request of Assignee (including when acting at the reasonable request of the Collateral Agent (as such term is defined in the Fundco Plan)), to execute, endorse, acknowledge, file and/or deliver to Assignee from time to time, at Assignee’s cost and expense (provided, that EMEHC shall use commercially reasonable efforts to minimize such costs and expenses), such terminations or other documents or instruments (such as financing statements, memoranda of leases or subleases and other similar instruments) which are reasonably necessary to record or implement the termination of the Specified Operative Documents (as such term is defined in the Consent, Termination and Release Agreement) as provided in the Consent, Termination and Release Agreement and the Fundco Plan.  None of the Parties hereto shall, without prior written consent of the other Parties, take or fail to take any action, which might reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.

(b)                           In the event that any Transferred Asset shall not have been conveyed to Assignee at the Closing, EMEHC shall, subject to Section 6.5(c) and (d), use commercially reasonable efforts to convey such asset to Assignee (at Assignee’s expense, not including any internal costs or expenses of EMEHC or its Affiliates) as promptly as is practicable after the Closing.

(c)                            To the extent that EMEHC’s rights under any EMEHC’s Agreement or Real Property Lease or in any other Transferred Asset may not be assigned without the consent of another Person which consent has not been obtained by the Closing Date, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful.  The Parties agree that if any consent to an assignment of any material EMEHC’s Agreement, Real Property Lease or other Transferred Asset shall not be obtained or if any attempted assignment would be ineffective or would impair Assignee’s rights and obligations under the material EMEHC’s Agreement, Real Property Lease or other Transferred Asset in question, so that Assignee would not in effect acquire the benefit of all such rights and obligations, EMEHC, at Assignee’s option and to the maximum extent permitted by law and such material EMEHC’s Agreement, Real Property Lease or other Transferred Asset, shall, after the Closing Date, appoint Assignee to be EMEHC’s agent with respect to such material EMEHC’s Agreement, Real Property Lease or other Transferred Asset, or, to the maximum extent permitted by law and such material EMEHC’s Agreement, Real Property Lease or other Transferred Asset, enter into such reasonable arrangements with Assignee or take such other actions as are necessary to provide Assignee with the same or substantially similar rights and obligations of such material EMEHC’s Agreement, Real Property

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Lease or other Transferred Asset as Assignee may reasonably request.  EMEHC, and Assignee shall cooperate and shall each use commercially reasonable efforts prior to and after the Closing Date to obtain an assignment of such material EMEHC’s Agreement, Real Property Lease or other Transferred Asset to Assignee; provided that no Party shall have any obligation to pay any money or grant any consideration in connection with such assignment.  For purposes of this Section 6.5(c), all EMEHC’s Agreements required to be listed on Schedule 4.15(a) are deemed to be “material.”  In the event EMEHC determines to seek novation with respect to any EMEHC’s Agreement, Real Property Lease or other Transferred Asset, Assignee shall request from the applicable counterparty such novation and that EMEHC and any of its Affiliates be released from all liability to third parties with respect to such EMEHC’s Agreement, Real Property Lease or other Transferred Asset and shall use commercially reasonable efforts to cooperate with EMEHC to document such novation and release; provided that Assignee shall not be obligated to pay any consideration or grant any accommodation (financial or otherwise) in connection therewith.  With respect to any Assumed Liabilities for which EMEHC or any of its Affiliates has any secondary liability to third parties, Assignee shall provide EMEHC reasonable access and information in order for EMEHC to ascertain continuing compliance by Assignee with all contract terms and conditions applicable thereto.

(d)                           To the extent that EMEHC’s rights under any warranty or guaranty described in Section 2.1(j) may not be assigned without the consent of another Person, which consent has not been obtained by the Closing Date, this Agreement shall not constitute an agreement to assign same if an attempted assignment would constitute a breach thereof or be unlawful.  In the event that any consent to an assignment of any such warranty or guaranty shall not be obtained, or if any attempted assignment would be ineffective or would impair Assignee’s rights and obligations under the warranty or guaranty in question, so that Assignee would not in effect acquire the benefit of all such rights and obligations, EMEHC, at Assignee’s expense, not including any internal costs or expenses of EMEHC or its Affiliates, shall use commercially reasonable efforts, to the extent permitted by law and such warranty or guaranty, to enforce such warranty or guaranty for the benefit of Assignee so as to provide Assignee to the maximum extent possible with the benefits and obligations of such warranty or guaranty.

(e)                            EMEHC shall use commercially reasonable efforts to, at Assignee’s cost and expense (provided, that EMEHC shall use commercially reasonable efforts to minimize such costs and expenses), facilitate, to the extent practicable, the transfer of, or at EMEHC’s election (other than as specified in Sections 2.7 and 2.8) replacement of the Affiliate Assets, any other properties, assets or rights necessary for the ownership, maintenance or operation of the Plant or Site not owned by EMEHC.

(f)                              Assignee shall, or shall cause its Operator to, assume all liabilities and obligations (other than any Excluded Liabilities) (i) arising on or after the Closing Date as a result of the employment by Operator of any Transferred Employee, including obligations arising under any collective bargaining agreement that Operator has agreed to assume (if applicable), and including liabilities and obligations for any claims relating to the transfer of EMEHC’s records that relate to Transferred Employees; (ii) arising out of or relating to any collective bargaining agreement entered into between Assignee or its Operator and the IBEW (the “Operator Collective Bargaining Agreement”); or (iii) resulting from any failure or alleged failure by Operator to comply with all applicable laws when selecting, offering employment to and hiring the Business Employees; provided that Operator has no obligation to hire any Business Employee who is not a Closing Business Employee.

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(g)                           Notwithstanding anything in this Section 6.5 to the contrary, nothing in this Section 6.5 shall limit Assignee’s liabilities and obligations under Section 2.3(e) or Article VIII.

6.6                                 Regulatory Consents and Approvals.

(a)                            [Reserved]

(b)                           Regulatory Approvals.  Each Party hereto shall cooperate and prepare and file as soon as practicable after the date of this Agreement, but in any event within thirty (30) days of the date of this Agreement, all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and to use commercially reasonable efforts to transfer all consent decree and consent order obligations and obtain all permits, licenses, and other governmental authorizations, consents and approvals necessary or advisable to obtain, including the Assignee Required Regulatory Approvals and EMEHC’s Required Regulatory Approvals, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.  The Parties shall use commercially reasonable efforts (i) to take any action, make any undertaking or receive any clearance or approval required by any Governmental Authority or applicable Law and (ii) to satisfy any conditions imposed by any Governmental Authority in all final Orders.  Each of the Parties shall respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation.  Each of the Parties shall use commercially reasonable efforts to avoid or eliminate each and every impediment under any antitrust, competition, environmental or trade or energy regulation Law (including the FPA and FERC’s regulations thereunder) that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing Date to occur as soon as reasonably possible.  Notwithstanding anything to the contrary in this Agreement, (i) no Affiliate of Assignee shall be required to, in connection with the matters covered by this Section 6.6(b), hold separate (including by trust or otherwise) or divest any of its businesses, product lines or assets and (ii) Assignee shall not be required to, in connection with the matters covered by this Section 6.6(b), hold separate (including by trust or otherwise) or divest any Transferred Asset, in each case, that is material to the operation of the Plant or the Transferred Assets.

As soon as reasonably practicable after the date hereof, EMEHC shall terminate or cancel the following rate schedules, or parts thereof, pursuant to which EMEHC no longer provides any FERC jurisdictional services: EMEHC, Tariff No. 1, Service Agreement No. 1; EMEHC (formerly Mission Energy Westside, Inc.), Rate Schedule No. 1; EMEHC (formerly Mission Energy Westside, Inc.), Rate Schedule No. 2; EMEHC (formerly Mission Energy Westside, Inc.), Rate Schedule No. 3; and in each case shall file associated notices of cancellation and/or termination, as applicable, which cancellations and/or terminations shall all become effective on or before the Closing Date.  EMEHC shall provide Assignee with reasonable opportunity to comment on and approve the content of all filings made by EMEHC in accordance with the foregoing.

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(c)                            Responsibilities.  EMEHC and Assignee agree that (i) EMEHC and Assignee shall have joint responsibility for the preparation and filing of any applications with or notifications to FERC in connection with the transactions contemplated by this Agreement; and (ii) Assignee shall have the primary responsibility for securing the transfer, reissuance or procurement of the Permits and Environmental Permits (other than Transferable Permits) effective as of the Closing Date (provided that EMEHC shall use commercially reasonable efforts to, at Assignee’s cost and expense (provided, that EMEHC shall use commercially reasonable efforts to minimize such costs and expenses), cooperate with Assignee’s reasonable requests to assist it in this regard and in any transfer or reissuance of a Permit or Environmental Permit held by EMEHC or the procurement of any other Permit or Environmental Permit when so requested by Assignee).  Each of EMEHC and Assignee shall have the right to review and provide comments in advance drafts with respect to all such applications, notices, petitions, filings and other documents made or prepared in connection with the transactions contemplated by this Agreement, which approval shall not be unreasonably withheld, conditioned or delayed.

(d)                           Communications.  The Parties shall consult with each other prior to proposing or entering into any stipulation or agreement with any Governmental Authority or any third party in connection with any consents and approvals of any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement and shall not propose or enter into any such stipulation or agreement without each other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)                            Environmental Permit Bonds.  In the event that Assignee, as of the Closing Date, has not obtained replacements of the Environmental Permit Bonds or the AEGIS Insurance Policy, EMEHC shall cause such Environmental Permit Bonds or AEGIS Insurance Policy, as applicable, to remain outstanding until such time as Assignee has obtained effective replacements therefor; provided that Assignee shall pay the premiums and other costs and expenses associated with the retention of such Environmental Permit Bonds or AEGIS Insurance Policy after the Closing Date; and provided, further, that Assignee shall indemnify EMEHC and its Affiliates in respect of any liabilities resulting from the calling of any Environmental Permit Bond or the collateral under the AEGIS Insurance Policy during such time.

(f)                              O&M Agreement.  If Assignee intends, as set forth in Section 7.2(g), for the operation and maintenance of the Plant following the Closing to be conducted by the Operator, Assignee shall be responsible for ensuring, and shall use commercially reasonable efforts to ensure, (i) that the Operator is fully able to perform its obligations under the O&M Agreement and (ii) that the O&M Agreement shall be fully effective, in each case as of the Closing.

6.7                                 Tax Matters.

(a)                            All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby (including (i) Pennsylvania sales tax; (ii) the Pennsylvania transfer tax on conveyances of interests in real property; and (iii) Pennsylvania sales tax and transfer tax on deeds) shall be borne by Assignee.  Assignee shall prepare and file, to the extent required by, or permissible under, applicable Law, all necessary Tax Returns and other

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documentation with respect to all such Transfer Taxes, and, if required by applicable Law, EMEHC shall join in the execution of any such Tax Returns and other documentation.  Prior to the Closing Date, to the extent applicable, each Party shall provide to each other Party appropriate certificates of Tax exemption from each applicable taxing authority.

(b)                           Assignee shall be responsible for and shall duly and timely pay all property Taxes attributable to the Transferred Assets that are due after the Closing Date.  Upon EMEHC’s request, Assignee shall promptly provide EMEHC with evidence of any payment (and the amount thereof) by Assignee of any property Taxes for the 2012 calendar year attributable to the Transferred Assets.

(c)                            Assignee and EMEHC shall provide each other with such assistance as may reasonably be requested by such other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each shall retain and provide the requesting Party with any records or information which may be relevant to such return, audit, examination or proceedings.  Any information obtained pursuant to this Section 6.7(b) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other instrument relating to Taxes shall be kept confidential by the Parties.

6.8                                 Advice of Changes; Supplements to Schedules.

(a)                            Prior to the Closing, each Party will promptly advise the other Parties in writing with respect to (i) any matter arising after execution of this Agreement of which that Party obtains Knowledge and which, if existing or occurring at the date of this Agreement, would have been required to be set forth in this Agreement, including any of the Schedules hereto, and (ii) any matter arising or discovered after the date of this Agreement (whether or not existing or known at the date of this Agreement) that causes the representations and warranties of the other party to be untrue or inaccurate in any respect.

(b)                           Each of EMEHC and Assignee agrees that, with respect to each such Party’s representations and warranties contained in this Agreement, such Party shall have the continuing obligation until the Closing to correct, supplement or amend promptly the Schedules with respect to any matter arising or discovered after the date of this Agreement (whether or not existing or known at the date of this Agreement) that causes the representations and warranties of such Party to be untrue or inaccurate in any respect, subject to the last sentence of this Section 6.8(b).  Prior to the Closing, for all purposes of this Agreement including for purposes of determining whether the conditions set forth in Article VII have been fulfilled, the Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any such correction, supplement or amendment thereto.  After the Closing, for all purposes of this Agreement, including Article VIII (except with respect to any matter disclosed as a result of a breach by a Party of any of its respective covenants contained herein), any information with respect to any matter that is disclosed pursuant to any such supplement or amendment shall be deemed to be included in the Schedules, other than disclosures to correct a representation as of signing, where the failure of a Party to disclose a breach of such representation as of signing arises from fraud, gross negligence or willful misconduct.  EMEHC acknowledges and agrees that Assignee requires a reasonable amount of time to review any corrections, supplements and amendments to the Schedules and, accordingly, shall provide the Assignee with any corrections, supplements and amendments to the Schedules at least two (2) Business Days prior to the Closing (unless a lesser time is agreed to by Assignee).

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6.9                                 Employees.

(a)                            Assignee will select an Operator which shall, (i) make Qualifying Offers effective on the Closing Date to hire a sufficient number of Closing Business Employees to avoid creating any notice obligations under the WARN Acts or (ii) at least ninety (90) days prior to the Closing Date, provide EMEHC with the names of all Business Employees who will not receive Qualifying Offers effective on the Closing Date.

(b)                           Assignee will select an Operator which shall, at least forty (40) days prior to the Closing Date, provide EMEHC with the names of the Union Employees to whom it shall make a Qualifying Offer of employment effective on the Closing Date, and, at least thirty (30) days prior to the Closing Date, provide EMEHC with the names of the Non-Union Employees to whom it shall make a Qualifying Offer of employment effective on the Closing Date, in each case subject to the Union Employee or Non-Union Employee remaining employed by EMEHC as of the date immediately prior to the Closing Date. Each Business Employee who becomes employed by Assignee or its Operator pursuant to this Section 6.9(b) shall be referred to herein as a “Transferred Union Employee” or “Transferred Non-Union Employee”, respectively and “Transferred Employees” collectively.  As used herein, the term “Qualifying Offer” means (i) with respect to Union Employees, an offer of employment on terms and conditions to be set forth in an Operator Collective Bargaining Agreement, or, if no such Operator Collective Bargaining Agreement is entered into, on such terms and conditions to be determined by the Operator, which shall include compensation consisting of wages and employee benefits substantially comparable in the aggregate to those in effect prior to the Closing, and (ii) with respect to Non-Union Employees, for a period of twelve months following the Closing or, if earlier, termination of employment, an offer of employment on terms and conditions to be determined by the Operator which shall include compensation (consisting of base salary and target incentive bonus opportunities) and employee benefits substantially comparable in the aggregate to those in effect prior to the Closing, and the location of the position will not increase each such employee’s commute by more than 25 miles over the distance traveled from such employee’s principal place of residence to such employer’s respective office location as of the Closing, which offer shall constitute a “Comparable Position” as set forth in Appendix H, Amendment 2009-2 to the EIX Severance Plan for Non-Represented Employees.  In addition, Assignee shall select an Operator which shall make all Qualifying Offers in accordance with all applicable Law.  All individuals to whom Qualifying Offers are made must satisfy Operator’s lawful pre-employment hiring criteria, including successful completion of background and reference checks, criminal record checks, pre-employment drug tests, and security clearance (if applicable).

(c)                            Schedule 6.9(c) sets forth the collective bargaining agreement, and amendments thereto, to which EMEHC is a party with the IBEW in connection with the Transferred Assets (together with any successor agreement between EMEHC and the IBEW, the “IBEW Collective Bargaining Agreement”).  Assignee will select an Operator which shall agree to recognize the IBEW as the collective bargaining agent for the Transferred Union Employees.

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(d)                           As of the Closing Date, all Transferred Non-Union Employees shall commence participation in welfare benefit plans of the Operator (the “Replacement Welfare Plans”).  Assignee will select an operator which shall (i) waive all limitations as to pre-existing condition exclusions and waiting periods with respect to the Transferred Non-Union Employees under the Replacement Welfare Plans, other than, but only to the extent of, limitations or waiting periods that were in effect with respect to such employees under the welfare plans maintained by EMEHC or its Affiliates and that have not been satisfied as of the Closing Date, and (ii) provide each Transferred Non-Union Employee with credit for any copayments, deductibles and other amounts paid prior to the Closing Date in satisfying any deductible or out-of-pocket requirements under the Replacement Welfare Plans (on a pro-rata basis in the event of a difference in plan years).

(e)                            Assignee will select an Operator which shall cause Transferred Non-Union Employees to be given credit for all service with EMEHC and its Affiliates under all deferred compensation, profit-sharing, 401(k), retirement and pension plans, incentive compensation, bonus, fringe benefit and other employee benefit plans, programs and arrangements of the Operator in which they may become participants, to the extent such credit does not result in duplication of benefits for the same period of service.  The service credit so given shall be for purposes of eligibility and vesting and determination of level of benefits, but not for benefit accrual under defined benefit pension plans.

(f)                              Assignee will select an Operator which shall, to the extent allowable by law, take any and all necessary action to cause the trustee of any defined contribution plan of the Operator in which any Transferred Employee becomes a participant to accept a direct “rollover” of all or a portion of said employee’s “eligible rollover distribution” within the meaning of Section 402 of the Code from the EMEHC Employee Savings Plan for Non-Bargaining Employees or the EMEHC Employee Savings Plan for Bargaining Unit Employees (“EMEHC’s Savings Plans”) if requested to do so by the Transferred Employee and Operator agrees that the property so rolled over and the assets so transferred may include promissory notes evidencing loans from EMEHC’s Savings Plans to Transferred Employees that are outstanding as of the Closing Date to the extent permitted under the terms of Operator’s applicable 401(k) savings plans.

(g)                           Assignee will select an Operator which shall provide the severance benefits under a plan or plans maintained by Operator (“Operator Severance Plans”) in such amounts or duration as provided under the Edison International 2008 Executive Severance Plan (applicable to one Non-Union Employee) or the EIX Severance Plan for Non-Represented Employees (as amended through December 22, 2009), copies of which are set forth on Schedule 6.9(g) (“Seller Severance Plans”) to each Transferred Non-Union Employee who is “Involuntarily Terminated” (as defined below) within twelve (12) months after the Closing Date in accordance with the eligibility provisions set forth in the Seller Severance Plan applicable to such employee.  For purposes of this Section 6.9(g) and Schedule 6.9(g), a Transferred Non-Union Employee shall be treated as “Involuntarily Terminated” if his or her employment with Operator is terminated by the Operator for any reason other than for cause or disability.  A

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Transferred Non-Union Employee who voluntarily leaves employment with Operator as a result of a reduction of more than 15% in the rate of his or her total annual cash compensation (including both base salary and target annual bonus opportunity) or is relocated, without consent, to a principal place of employment that increases the employee’s one-way commuting distance by more than 25 miles compared to such employee’s one-way commuting distance immediately prior to the Closing shall also be treated as having been involuntarily terminated.  Operator shall require any Transferred Non-Union Employee who is involuntarily terminated, as a condition to receiving the severance benefits described on Schedule 6.9(g), to execute a release of claims against EMEHC and Operator such form as Operator and EMEHC shall agree upon.

(h)                           Assignee will select an Operator which shall not cause Transferred Employees to incur “employment losses” in sufficient numbers, taking into account the number of Closing Business Employees to whom Assignee or Operator did not make Qualifying Offers,  to cause either a “plant closing” or “mass layoff” as such terms are defined in the WARN Acts on or within ninety (90) days following the Closing Date.

(i)                               EMEHC shall be solely responsible for satisfying the EMEHC Retiree Medical Obligations to Retiree Medical Eligible Employees (and their eligible beneficiaries and dependents) under benefit plans maintained by EMEHC or any of its Affiliates.  Operator shall be solely responsible to provide retiree medical benefits to the Transferred Employees (other than any Retiree Medical Eligible Employees), if any, in accordance with the terms and conditions of the applicable retiree medical plans maintained by Operator following the Closing Date, if any.

(j)                               If the Employee Excluded Liabilities are greater than the Excluded Cash, the Assignee shall pay to EMEHC at or prior to the Closing the amount equal to the difference between the Employee Excluded Liabilities and the Excluded Cash.

(k)                            Notwithstanding anything in this Section 6.9 to the contrary, nothing in this Section 6.9 shall limit Assignee’s liabilities and obligations under Section 2.3 or Article VIII.

6.10                           Emission Allowances.  EMEHC shall ensure that all Emission Allowances set forth on Schedule 6.10 shall be recorded in the USEPA and PaDEP accounts associated with the Plant, excluding any such Emission Allowances that are used for purposes of compliance with respect to Plant air emissions prior to the Closing Date.  The Emission Allowances set forth on Schedule 6.10 represent, for vintage years 2011 and earlier, all of the Emission Allowances allocated or purchased for the Plant that are held by EMEHC or any affiliate of EMEHC as of the date of this Agreement.  The Emission Allowances set forth on Schedule 6.10 for vintage years 2012 and later represent all Emission Allowances allocated to the Plant by the USEPA and PaDEP as of the date of this Agreement.  Within five (5) days after the Closing Date, Assignee and EMEHC shall file the required forms with the USEPA and the PaDEP to provide notice of a change in the Designated Representatives for the SO2 and NOx accounts for the Plant.  Assignee shall be responsible for compliance with all federal and state emissions budget programs after the Closing Date, including holding sufficient Emission Allowances in the applicable compliance accounts for the Plant by the relevant compliance dates if said compliance dates occur after the Closing Date.  For purposes of clarification, Assignee’s obligation to hold sufficient Emission Allowances includes holding sufficient Emission Allowances to cover emissions for periods prior to the Closing Date, including holding sufficient Emission Allowances for the immediately preceding year if the compliance date for the relevant emissions budget program for said year is after the Closing Date.

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6.11                           Risk of Loss.

(a)                            From the date hereof through the Closing Date, all risk of loss or damage to the property included in the Transferred Assets shall be borne by EMEHC, other than loss or damage caused by the acts or omissions of Assignee, Assignee’s Representatives or Assignee’s contractors, which loss or damage shall to the extent not covered or not fully covered by any applicable insurance (for reasons other than a failure of EMEHC to comply with its obligations hereunder) be the responsibility of Assignee; provided, that the foregoing shall not obligate Assignee or any of its Affiliates to compensate EMEHC for the loss in question or otherwise to expend funds to repair or replace the property included in the Transferred Assets in an amount in excess of $25,000,000 in the aggregate; and provided further, that EMEHC expressly acknowledges and agrees the foregoing obligations shall be obligations of Assignee and its successors and permitted assigns only, and in no event shall any Affiliates of Assignee have any liability or obligations arising out of this Agreement.

(b)                           If, before the Closing Date, an Event of Loss shall occur, the provisions of the Operative Documents, including Section 10 and Section 11.2 of the Facility Leases, as supplemented by the Project Insurance Agreement, shall apply. Notwithstanding the above, if such Event of Loss results in a Material Adverse Effect, Assignee and EMEHC shall negotiate to settle the loss resulting from such taking or casualty, in a manner consistent with the requirements of the Operative Documents. If no such settlement is reached within sixty (60) days after EMEHC has notified Assignee of such casualty or loss pursuant to Section 5.2 of the Participation Agreements, then Assignee may terminate this Agreement pursuant to Section 9.1(g).  In the event of damage or destruction which EMEHC elects to restore, EMEHC will have the right to postpone the Closing for up to four (4) months.  Assignee will have the right to inspect and observe, or have its representatives inspect or observe, all repairs necessitated by any such damage or destruction.

6.12                           Name of the Plant; Trademarks.

(a)                            Assignee hereby acknowledges and agrees that neither Assignee nor any of its Affiliates is acquiring any rights in and to any names, trademarks, or service marks owned by EMEHC (other than the names of the Plant: “Homer City Electric Generating Station,” “Homer City Generating Station,” “Homer City Station,” “Homer City Generation” and “Homer City Plant”), including those set forth on Schedule 6.12(a) (the “EMEHC Marks”) and, following the Closing, none of Assignee or its Affiliates shall have any right, title or interest in or to, or right to use (except as provided in Section 6.12(b)), and Assignee covenants that it and its Affiliates will not hereafter adopt, use, apply to register or register, or authorize others to adopt, use, apply to register or register, any names or marks consisting of or incorporating or confusingly similar to any EMEHC Marks.  Notwithstanding anything to the contrary herein or in any Ancillary Agreement, EMEHC shall have, and Assignee and its Affiliates hereby grant to EMEHC, the right to continue using the name “EME Homer City Generation L.P.” in connection with its operations and businesses in perpetuity.

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(b)                           No later than one-hundred eighty (180) days following the Closing, the Assignee shall cease use in all respects (including replacing or removing from signage, advertising materials and other materials) of all of the EMEHC Marks, and any names or marks derivative thereof or confusingly similar thereto.  Notwithstanding the foregoing, the Assignee shall, for a period of one-hundred eighty (180) days after the Closing, be entitled to use any of the existing stationery, business forms, packaging, containers and other materials on which the EMEHC Marks appear as of the Closing (collectively, the “EMEHC Branded Materials”) for the sole purpose of depleting such inventory existing at Closing; provided that the Assignee shall not use any EMEHC Branded Materials after such one-hundred eighty (180)-day period, unless the Assignee shall have obscured, removed or obliterated all such EMEHC Marks from the EMEHC Branded Materials to the prior satisfaction of EMEHC.  The Assignee’s use of the EMEHC Marks as described in this Section 6.12 is subject to the following limitations:  (A) the Assignee shall not develop new materials bearing the EMEHC Marks; and (B) all use of the EMEHC Branded Materials shall be consistent with past practice and of at least the same quality as the use of such EMEHC Branded Materials by EMEHC prior to the Closing.

6.13                           Interconnection Agreement.  Promptly following the execution of this Agreement, EMEHC and Assignee shall cooperate and use their commercially reasonable efforts to commence discussions with Penelec and NYSEG regarding the assignment to Assignee or replacement of the Interconnection Agreement and to obtain such an assignment or replacement, effective as of the Closing, of the Interconnection Agreement to or for Assignee, including obtaining the prior written consent of Penelec and NYSEG to any assignment and entering into appropriate instruments of assumption, or termination, and release; provided that no Party shall have any obligation to pay any money or grant any consideration in connection with such assignment or replacement.  After the Closing Date and until such assignment or replacement is obtained, EMEHC will cooperate with Assignee as set forth in Section 6.5(c) (at Assignee’s cost) to provide Assignee with the benefit of the Interconnection Agreement.

6.14                           Plan of Reorganization.

(a)                            EMEHC shall use commercially reasonable efforts to cooperate and provide information as necessary to facilitate the solicitation of votes on the Fundco Plan.

(b)                           At the Closing, EMEHC shall pay any and all outstanding fees and expenses of Cadwalader Wickersham & Taft LLP (“CWT”) as set forth in that certain letter agreement dated February 22, 2012 between EMEHC and CWT, but only up to the amount of cash that would otherwise be available to be included in the Transferred Assets pursuant to Section 2.1(f).

(c)                            The Assignee shall, and shall cause its Affiliates, to:

(i)                                     Not amend, modify or supplement (A) the provisions of the Plan Support Agreement or the Fundco Plan relating to the releases, forbearances, conditions precedent to plan effectiveness relating to this Agreement or the termination of the Operative

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Documents, or implementation and order of the effective date transactions or (B) Section 6.4 of the Fundco Plan, in each case in a manner that adversely affects EMEHC and its Affiliates without the prior written consent of EMEHC (which consent shall not be unreasonably withheld, delayed or conditioned), except as required by the bankruptcy court to confirm the Fundco Plan;

(ii)                                  Not consent to any termination of the Plan Support Agreement pursuant to Clause 7.03 thereof without the prior written consent of EMEHC (which consent shall not be unreasonably withheld, delayed or conditioned); and

(iii)                               Promptly deliver to EMEHC a copy of any notices of alleged non-compliance with or proposed termination of the Plan Support Agreement.

ARTICLE VII

CONDITIONS

7.1                                 Mutual Conditions.  The respective obligations of EMEHC and Assignee to effect the transfer of the Transferred Assets and the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

(a)                            The Required Regulatory Approvals shall have been obtained or waived; provided however, that any Required Regulatory Approval issued by FERC shall be in full force and effect;

(b)                           No preliminary or permanent injunction or other order or decree by any federal or state court or Governmental Authority which restrains, enjoins, prevents or prohibits the consummation of the transfer of the Transferred Assets contemplated herein shall have been issued and remain in effect (each Party agreeing to use its commercially reasonable efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority which prohibits the consummation of the transfer of the Transferred Assets;

(c)                            At the election of Assignee, either (i) all consents and approvals required for the assignment of the Interconnection Agreement by EMEHC to Assignee shall have been obtained or (ii) Assignee shall have entered into, effective as of the Closing, an agreement with Penelec and NYSEG pursuant to which Penelec and NYSEG agree to provide Assignee with interconnection service to certain of their respective transmission facilities;

(d)                           At the election of Assignee, either (i) all consents and approvals required for the consummation of the transactions contemplated hereby as set forth on Schedule 7.1(d) shall have been obtained or (ii) Assignee and EMEHC shall have entered into a mutually agreeable legally enforceable indemnification agreement (the “Indemnification Agreement”), effective as of the Closing, pursuant to which Assignee agrees to indemnify EMEHC for any claims which may arise as a result of or in connection with the failure to obtain any of the consents and approvals set forth in clause (i) of this subsection; and

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(e)                            The Parties will have obtained a request and instruction to the Trustee under the Fundco Indenture from more than two-thirds of the holders of bonds issued under the Fundco Indenture to give such consents and instructions as are necessary to the Security Agent and the Lease Indenture Trustee under the Lease Indenture to permit (i) consummation of the transactions set forth herein and (ii) release of all liabilities and obligations of EMEHC and its Affiliates under the Operative Documents, which consent and instruction may be provided for in the Fundco Plan as confirmed by any United States bankruptcy court.

(f)                              At the election of Assignee, either (a) all consents and approvals required for the assignment of the Transfer Entitlement Agreement and the Homer City Services Agreement by EMMT to Assignee shall have been obtained or (b) Assignee shall have entered into, effective as of the Closing, an agreement with EMMT’s counterparty under the Transfer Entitlement Agreement and counterparties under the Homer City Services Agreement pursuant to which such counterparties agree to provide Assignee with rights similar in all material respects to EMMT’s rights under the Transfer Entitlement Agreement and the Homer City Services Agreement.

7.2                                 Conditions to Obligations of Assignee.  The obligation of Assignee to effect the transfer of the Transferred Assets and the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date (or the waiver by Assignee in whole or in part to the extent permitted by applicable Law) of the following conditions:

(a)                            The (i) representations and warranties of EMEHC made in Article IV of this Agreement (other than the Fundamental Representations) shall be true and correct (without regard to “materiality” or “Material Adverse Effect” or other material qualifications included therein) as of the Closing Date as if made as of such Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct only as of such specified date), except where the failure of any such representations and warranties to be so true and correct on such date would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) the Fundamental Representations shall be true and correct in all material respects as of the Closing Date as if made as of such Closing Date;

(b)                           EMEHC shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by EMEHC on or prior to the Closing Date;

(c)                            Assignee shall have received a certificate from an authorized officer of EMEHC, dated the Closing Date, to the effect that the conditions set forth in Section 7.2(a) and (b) have been satisfied by EMEHC;

(d)                           Since the date of this Agreement, no circumstance, condition, change, event or effect shall have occurred and be continuing that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

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(e)                            EMEHC shall have delivered, or caused to be delivered, to Assignee at the Closing, EMEHC’s closing deliveries described in Section 3.4;

(f)                              No Legal Proceeding by any Person who is not a Party or an Affiliate of a Party shall be pending or threatened in writing against EMEHC, Assignee or their respective Affiliates that would reasonably be expected to have a Material Adverse Effect with respect to the Transferred Assets, or a material adverse effect on Assignee or any of its Affiliates from and after the Closing;

(g)                           If Assignee intends for the operation and maintenance of the Plant following the Closing to be conducted by the Operator, Assignee shall have entered into an agreement with the Operator, effective as of the Closing, for the operation and maintenance of the Transferred Assets from and after the Closing (the “O&M Agreement”);

(h)                           The “Effective Date” under and as defined in the Plan of Reorganization of Homer City Funding LLC attached to that certain Plan Support Agreement between General Electric Capital Corporation and holders of bonds issued by Homer City Funding LLC, in substantially the form of the draft provided by GECC to EMEHC on the date hereof (the “Fundco Plan”) shall have occurred or shall occur substantially contemporaneously with the consummation of the transactions contemplated by this Agreement;

(i)                               The parties shall have agreed upon or entered into mutually acceptable arrangements with respect to the IBEW Collective Bargaining Agreement;

(j)                               There shall be no threatened or actual FERC proceedings challenging the Plant’s interconnections or access to the PJM and NYISO transmission systems; and

(k)                            The notices of cancellation and/or termination described in Section 6.6(b) shall have been made effective.

7.3                                 Conditions to Obligations of EMEHC.  The obligation of EMEHC to effect the transfer of the Transferred Assets and the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date (or the waiver by EMEHC in whole or in part to the extent permitted by applicable Law) of the following conditions:

(a)                            The representations and warranties of Assignee made in Article V of this Agreement shall be true and correct (without regard to “materiality” or “Assignee Material Adverse Effect” or other material qualifications included therein) as of the Closing Date as if made as of such Closing Date (other than representations and warranties made as of a specified date, which shall be true and correct only as of such specified date), except where the failure of any such representations and warranties to be true and correct on such date would not reasonably be expected to have, individually or in the aggregate, an Assignee Material Adverse Effect;

(b)                           Assignee shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement which are required to be performed and complied with by Assignee on or prior to the Closing Date; provided that Assignee shall have performed and complied with Section 6.14(c) in all respects;

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(c)                            EMEHC shall have received a certificate from an authorized officer of Assignee, dated the Closing Date, to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied by Assignee;

(d)                           Assignee shall have delivered, or caused to be delivered, to EMEHC at the Closing, Assignee’s closing deliveries described in Section 3.5; and

(e)                            The parties shall have agreed upon or entered into mutually acceptable arrangements with respect to the IBEW Collective Bargaining Agreement.

7.4                                 Frustration of Closing Conditions.  Neither EMEHC nor Assignee may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3 as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

ARTICLE VIII

INDEMNIFICATION

8.1                                 Survival Period.  The representations and warranties contained in this Agreement shall survive the Closing until the date that is 12 months following the Closing, after which time such representations and warranties shall terminate and have no further force or effect (and no claim arising from a breach thereof may be made).  All covenants and agreements contained herein that by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date shall survive the Closing in accordance with their terms. All other covenants and agreements contained herein shall survive the Closing until the date that is 12 months following the Closing and shall thereupon terminate and have no further force or effect (and no claim arising from a breach thereof may be made).

8.2                                 Indemnification.

(a)                            From and after the Closing, Assignee shall (which with respect to Section 8.2(a)(i)(A) shall be limited in accordance with Section 8.2(c)) indemnify, defend and hold harmless EMEHC, its officers, directors, employees, shareholders, partners, members, Affiliates and agents (each, an “EMEHC’s Indemnitee”) from and against any and all claims, demands, suits, losses, liabilities, damages, obligations, payments, deficiencies, judgments, fines, penalties, actions, causes of action, assessments, awards, costs and expenses (including the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, defenses of claims, investigations, settlements and compromises relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith) (each, an “Indemnifiable Loss”), asserted against or suffered by any EMEHC’s Indemnitee, (i) relating to, resulting from or arising out of (A) any failure of any representation or warranty of Assignee contained in this Agreement to be true and correct as of the date hereof and as of the Closing Date (disregarding any exception or qualification as to materiality or Assignee Material Adverse Effect set forth therein), but only to the extent such failure arises out of fraud, gross negligence or willful misconduct by Assignee, (B) any breach by Assignee of any covenant or agreement of Assignee

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contained in this Agreement, including for the avoidance of doubt, any breach by Assignee of Section 6.5(f), (C) the Assumed Liabilities, or (D) any liabilities resulting from the calling of any Environmental Permit Bond or the collateral under the AEGIS Insurance Policy, as set forth in Section 6.6(e), or (ii) (A) arising on or after the Closing Date as a result of the employment by Operator of any Transferred Employee, including, without limitation, obligations arising on or after the Closing Date under the IBEW Collective Bargaining Agreement, (B) notwithstanding any other provision of this Agreement, arising under or relating to the IBEW CBA Successors and Assigns Provisions as a result of the execution of this Agreement, or the consummation of the transactions contemplated by this Agreement, (C) arising out of or relating to any Operator Collective Bargaining Agreement, (D) resulting from any failure or alleged failure by Operator to comply with all applicable laws and collective bargaining agreements when selecting, offering employment to and hiring the Business Employees or (E) resulting from the Operator’s failure to act as set forth in Section 6.9.

(b)                           From and after the Closing, EMEHC shall (which with respect to Section 8.2(b)(i) shall be limited in accordance with Section 8.2(c)) indemnify, defend and hold harmless Assignee and its officers, directors, employees, shareholders, partners, members, Affiliates and agents (each, an “Assignee Indemnitee” and, together with EMEHC’s Indemnitees, each an “Indemnitee”) from and against any and all Indemnifiable Losses asserted against or suffered by any Assignee Indemnitee relating to, resulting from or arising out of (i) any failure of any representation or warranty of EMEHC contained in this Agreement to be true and correct as of the date hereof and as of the Closing Date (disregarding any exception or qualification as to materiality or Material Adverse Effect set forth therein), but only to the extent such failure arises out of fraud, gross negligence or willful misconduct by EMEHC, (ii) any breach by EMEHC of any covenant or agreement of EMEHC contained in this Agreement or (iii) the Excluded Liabilities.

(c)                            Notwithstanding anything to the contrary set forth herein, no Indemnifying Party shall be required to provide indemnification or shall have any liability under Section 8.2(a)(i)(A) or (b)(i), as applicable, to an Indemnitee (i) unless the aggregate of all Indemnifiable Losses relating thereto, excluding any Indemnifiable Losses as described in clause (ii) below, for which such Indemnifying Party would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $250,000, in which event the Indemnifying Party shall be required to pay the amount of such excess and (ii) for any individual item, or series of related items, where the Indemnifiable Loss relating thereto is less than $25,000.  No Indemnifying Party shall have any liability or be required to make any payments for indemnification under Section 8.2(a)(i)(A) or (b)(i), as applicable, to any Indemnitee where aggregate amounts paid by such Indemnifying Party exceed $4,500,000 (the “Cap Amount”).

(d)                           Notwithstanding anything to the contrary contained herein:

(i)                                     Any Indemnitee shall use commercially reasonable efforts to mitigate all Indemnifiable Losses.

(ii)                                  Any Indemnifiable Loss shall be computed net of (i) the dollar amount of any insurance proceeds actually received by the Indemnitee or any of its Affiliates with respect to the Indemnifiable Loss, (ii) the dollar amount of any payment from a

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third party actually received by the Indemnitee or any of its Affiliates with respect to the Indemnifiable Loss as a result of any right of indemnification of the Indemnitee or any of its Affiliates against such third party and (iii) Income Tax benefits to the Indemnitee, to the extent actually realized by the Indemnitee in the form of a cash refund or a reduction of cash Taxes payable in the taxable year in which the indemnity payment is received or any prior taxable year arising from the incurrence or payment of any such Indemnifiable Loss.  Any Indemnitee seeking indemnity hereunder shall use commercially reasonable efforts to seek (A) coverage (including both costs of defense and indemnity) under applicable insurance policies and (B) indemnification from any third party against which such Indemnitee has an applicable right of indemnification, each case with respect to any such Indemnifiable Loss.  In the event a right of indemnification, cause of action or other remedy of EMEHC or any of its Affiliates arises against any third party in connection with the Transferred Assets or Assumed Liabilities, and Assignee does not have a right of indemnification, cause of action or other remedy against such third party, at the written request of Assignee, EMEHC shall use commercially reasonable efforts to seek indemnification from, or to pursue such other remedy or cause of action against, such third party.  Assignee shall reimburse EMEHC and its Affiliates for all reasonable fees and expenses in connection with the pursuit of such indemnification, cause of action or other remedy.  If EMEHC or any of its Affiliates actually receives an amount in connection with such indemnity claim or other remedy or cause of action from such third party in connection with the Transferred Assets or Assumed Liabilities in excess of the amount of any Indemnifiable Loss for which it would otherwise be entitled to be indemnified under this Article VIII, EMEHC shall pay an amount equal to such excess to Assignee.

(e)                            The expiration or termination of any representation, warranty, covenant or agreement shall not affect the Parties’ obligations under this Section 8.2 if the Indemnitee provided the Indemnifying Party with proper written notice (with reasonable specificity) of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

(f)                              Except to the extent otherwise provided in Article IX and except in cases of fraud or willful misconduct, the rights and remedies of the Parties under this Article VIII are exclusive and in lieu of any and all other rights and remedies which the Parties may have under this Agreement or otherwise for monetary relief, with respect to (i) any breach of or failure to perform any covenant, agreement, or representation or warranty set forth in this Agreement, after the occurrence of the Closing, or (ii) the Assumed Liabilities or the Excluded Liabilities, as the case may be.

(g)                           Notwithstanding anything to the contrary herein (other than the last sentence of this Section 8.2(g)), no party (including an Indemnitee) shall be entitled to recover from any other party (including an Indemnifying Party) for any liabilities, damages, obligations, payments losses, costs, or expenses under this Agreement any amount in excess of the actual compensatory damages, court costs and reasonable attorney’s and other advisor fees suffered by such party.  The Parties waive any right to recover punitive, incidental, special, exemplary and consequential damages arising in connection with or with respect to this Agreement.  The provisions of this Section 8.2(g) shall not apply to indemnification for a Third Party Claim.

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(h)                           Except for losses, liabilities and obligations subject to a claim by Assignee pursuant to Section 8.2(b), Assignee, for itself and on behalf of its Representatives and Affiliates, does hereby release, hold harmless and forever discharge EMEHC and its Representatives and Affiliates from any and all losses, liabilities and obligations of any kind or character, whether known or unknown, hidden or concealed, resulting from or arising out of any Environmental Condition, any release of or exposure to Hazardous Substances, or under or pursuant to any Environmental Law in each case, relating to the Transferred Assets (“Released Environmental Claims”).  Assignee hereby waives any and all rights and benefits with respect to such Released Environmental Claims that it now has or in the future may have conferred upon it by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor.  In connection therewith, Assignee hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Released Environmental Claims that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release EMEHC and its Representatives and Affiliates from the Released Environmental Claims described in the first sentence of this Section 8.2(h).

8.3                                 Defense of Claims.

(a)                            If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a Party to this Agreement or any Affiliate of a Party to this Agreement (a “Third Party Claim”) with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event such notice shall not be given later than ten (10) calendar days after the Indemnitee’s receipt of notice of such Third Party Claim.  Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee.  The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim (other than an Indemnitee Defendable Claim, which the Indemnitee shall have the sole right to defend) at such Indemnifying Party’s expense and by such Indemnifying Party’s own counsel, provided that the counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnitee, provided further that in the event of the Indemnifying Party’s assumption of defense (and at the expense of the Indemnitee except as provided in subsection (b), below), the Indemnitee shall have the right to participate in the defense of such Third Party Claim and to employ counsel not reasonably objected to by the Indemnifying Party separate from the counsel employed by the Indemnifying Party.  The Indemnitee shall cooperate in good faith in such defense at such Indemnitee’s own expense.  Except as set forth in Section 8.3(f), if an Indemnifying Party elects not to assume the defense of any Third Party Claim as provided in this Section 8.3(a), the Indemnitee may compromise or settle such Third Party Claim over the objection of the Indemnifying Party, which settlement or compromise shall conclusively establish the Indemnifying Party’s liability pursuant to this Agreement.  Notwithstanding any other provision of this Agreement, (i) in the case where Assignee is the Indemnifying Party, the costs and expenses of the Indemnitee-controlled defense of any Indemnitee Defendable Claim

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shall be borne by the Indemnifying Party, and (ii) in the case where EMEHC is the Indemnifying Party, the costs and expenses of the Indemnitee-controlled defense of any Indemnitee Defendable Claim shall be borne by the Indemnifying Party up to the amount of cash then possessed by EMEHC (to the extent such cash is not required to satisfy any other accrued, outstanding or reasonably foreseeable liabilities or obligations of EMEHC), and shall be borne by the Indemnitee for all amounts in excess of such amount of cash then possessed by EMEHC.

(b)                           (i) If, within ten (10) calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim, the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in Section 8.3(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense of such Third Party Claim; provided that the Indemnifying Party shall be liable for any such legal expenses of the Indemnitee if the Indemnitee determines in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate; provided further that if the Indemnifying Party shall fail to take reasonable steps necessary to defend diligently such Third Party Claim within twenty (20) calendar days after receiving notice from the Indemnitee that the Indemnitee reasonably believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense and the Indemnifying Party shall be liable for all reasonable expenses thereof; (ii) without the prior written consent of the Indemnitee, the Indemnifying Party shall not enter into any settlement of any Third Party Claim unless such settlement releases the Indemnitee and its Affiliates in connection with such matter and provides relief consisting solely of money damages borne by the Indemnifying Party.  If a firm offer is made to settle a Third Party Claim and such settlement releases the Indemnitee in connection with such matter and provides relief consisting solely of money damages borne by the Indemnifying Party and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnitee to that effect.  If the Indemnitee fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnifying Party shall be relieved of its obligations to defend such Third Party Claim and the Indemnitee may contest or defend such Third Party Claim.  In such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer plus reasonable costs and expenses paid or incurred by Indemnitee up to the date of said notice.

(c)                            Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event such notice shall not be given later than ten (10) calendar days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party shall have a period of thirty (30) calendar days within which to respond to such Direct Claim.  If the Indemnifying Party does not respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have accepted such claim.  If the Indemnifying Party rejects such claim, the Indemnitee will be free to seek enforcement of its right to indemnification under this Agreement.

(d)                           If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by, from or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith shall promptly be repaid by the Indemnitee to the Indemnifying Party.

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(e)                            A failure to give timely notice as provided in this Section 8.3 shall not affect the rights or obligations of any Party hereunder except if, and only to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually and materially prejudiced as a result of such failure.

(f)                              Notwithstanding any other provision of this Article VIII, (i) no Assignee Indemnitee shall compromise or settle any claim, action, or proceeding without the prior written consent of EMEHC if such compromise or settlement would give rise to any liability by EMEHC under Section 8.2(b) to an Assignee Indemnitee and (ii) EMEHC’s obligations under Section 8.2(b) shall be conditioned on the Assignee Indemnitees’ compliance with the provisions of this Section 8.3 and shall be extinguished with respect to an Indemnifiable Loss if the Assignee Indemnitees fail to comply with the provisions of this Section 8.3 in connection with such Indemnifiable Loss.

ARTICLE IX

TERMINATION

9.1                                 Termination.

(a)                            This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of EMEHC and Assignee.

(b)                           This Agreement may be terminated by Assignee in its sole discretion (i) if GECC at the same time terminates the Implementation Agreement pursuant to Section 9.1 of the Implementation Agreement or (ii) absent termination of the Implementation Agreement, if Assignee (A) determines in good faith that it is reasonably likely that one or more of the conditions precedent to Closing set forth in Article VII of this Agreement are not capable of being satisfied in a timely manner and (B) following such determination elects to enter into a separate Implementation Transaction (as defined in the Implementation Agreement) contemplated by the Implementation Agreement; provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to Assignee if Assignee’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, such condition or conditions precedent to Closing not being capable of being satisfied in a timely manner.

(c)                            This Agreement may be terminated by EMEHC, upon the termination of the Implementation Agreement by EMEHC pursuant to Section 9.3 of the Implementation Agreement, on or after a Homer City Termination Date (as defined in the Implementation Agreement).

(d)                            This Agreement may be terminated by EMEHC or Assignee if (i) any Governmental Authority shall have issued an order, judgment, decree or ruling permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment, decree or ruling shall have become final and nonappealable or (ii) any statute, rule, order or regulation shall have been enacted or issued by any Governmental Authority which, directly or indirectly, prohibits the consummation of the Closing; provided that the terminating Party shall have fulfilled its obligations in Section 6.6 prior to exercising its right to terminate hereunder.

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(e)                            This Agreement may be terminated by Assignee, if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of EMEHC which has rendered the satisfaction of any conditions set forth in Section 7.2 incapable of fulfillment, such violation or breach has not been waived by Assignee, and the breach has not been cured within 15 Business Days following Assignee’s written notice of such breach; provided that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Assignee if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein.

(f)                              This Agreement may be terminated by EMEHC, if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of Assignee which has rendered the satisfaction of any conditions set forth in Section 7.3 incapable of fulfillment, such violation or breach has not been waived by EMEHC, and the breach has not been cured within 30 days following EMEHC’s written notice of such breach; provided that the right to terminate this Agreement under this Section 9.1(f) shall not be available to EMEHC if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein.

(g)                           This Agreement may be terminated by Assignee in accordance with the provisions of Section 6.11(b).

9.2                                 Procedure and Effect of Termination.  In the event of termination of this Agreement by either or both of the Parties pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating Party to the other Parties, whereupon, this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by the Parties hereto; provided that if such termination shall result from the willful and material failure of a Party to perform a covenant, obligation or agreement in this Agreement or from the willful and material breach of a Party of any representation or warranty contained herein, such Party shall be liable for any and all damages incurred or suffered by the other Parties as a result of such failure or breach.  Notwithstanding the termination hereof, the following Sections of this Agreement shall remain in full force and effect: Section 4.21 (Broker’s Fees), 5.7 (Broker’s Fees), 6.2 (Access Information), 6.4 (Expenses) and 9.1 (Termination), this Section 9.2 and Article X.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1                           Amendment and Modification.  Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of EMEHC and Assignee.

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10.2                           Waiver of Compliance; Consents.  Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

10.3                           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the recipient Party at its address (or at such other address or facsimile number for a Party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):

(a)                            If to EMEHC, to:

EME Homer City Generation L.P.

c/o Mission Energy Westside, Inc.

3 MacArthur Place, Suite 100

Santa Ana, California 92707

Attention: Maria Rigatti

Telephone: (714) 513-8000

Facsimile: (714) 513-8914

with a copy to:

Attention: Daniel McDevitt

Telephone: (312) 583-6000

Facsimile: (312) 788-5214

and a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

Attention: Sheldon Adler

Telephone: (212) 735-2136

Facsimile: (917) 777-2136

(b)                           if to Assignee, to:

c/o General Electric Capital Corporation

800 Long Ridge Road

Stamford, Connecticut 06927

Attention:         Homer City Portfolio Manager

Telephone: (203) 357-4005

Facsimile: (203) 961-2606

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with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention:         Raymond O. Gietz

Jon-Paul Bernard

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

10.4                           Assignment; No Third Party Beneficiaries.

(a)                            This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto, including by operation of law, without the prior written consent of the other Parties, nor is this Agreement intended to confer upon any other Person except the Parties hereto any rights, interests, obligations or remedies hereunder.  Without limiting the generality of the foregoing, no provision of this Agreement shall create any third party beneficiary rights in any Person, including, but not limited to, any employee or former employee of EMEHC or any of its Affiliates (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder.

(b)                           From and after the Closing, in the event that Assignee or any of its successors or assigns (i) consolidates or merges with or into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Assignee shall assume all of Assignee’s obligations set forth in this Agreement.

10.5                           Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York (regardless of the Laws that might otherwise govern under applicable New York principles of conflicts of Law, other than Section 5-1401 of the New York General Obligations Law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

10.6                           Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.

(a)                            All judicial proceedings brought against the Parties arising out of or relating to this agreement, or any obligations hereunder, shall be brought exclusively in any courts of the United States of America for the Southern District of New York.  By executing and delivering this agreement, the Parties, irrevocably (i) accept generally and unconditionally the exclusive jurisdiction and venue of these courts; (ii) waive any objections which such Party may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings

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arising out of or in connection with this agreement brought in the courts referred to in clause (i) above and hereby further irrevocably waive and agree not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum; (iii) agree that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such Party at their respective addresses provided in accordance with Section 10.3; and (iv) agree that service as provided in clause (iii) above is sufficient to confer personal jurisdiction over such Party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect.

(b)                           EMEHC AND ASSIGNEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EMEHC OR ASSIGNEE, WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  EACH OF EMEHC AND ASSIGNEE ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR SUCH PARTY ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER DOCUMENT.

10.7                           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.8                           Entire Agreement.  This Agreement, the Implementation Agreement, the Project Insurance Agreement and the Ancillary Agreements, including the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein, embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein.  It is expressly acknowledged and agreed that there are no restrictions, promises, representations, warranties, covenants or undertakings contained in any other material (other than the Leveraged Lease Documents) made available to Assignee (including the Confidential Information Memorandum dated September, 2011, previously delivered to Assignee by EMEHC and Barclays Capital). This Agreement supersedes all prior agreements and understandings between the Parties other than the Implementation Agreement and the Project Insurance Agreement with respect to such transactions.

10.9                           Specific Performance.  The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or violated, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to an injunction to prevent breaches or violations of the provisions of this Agreement and to specific

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performance of the terms hereof, in addition to any other remedy at law or in equity.  The Parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.  Each of the Parties hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

10.10                     Bulk Sales Laws.  Assignee acknowledges that, EMEHC and its Affiliates will not comply with the provisions of the bulk sales or similar laws of any jurisdiction in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

10.11                     Sewage Facilities.  Assignee acknowledges that there is no community sewage system available to serve the Two Lick Creek Reservoir Property.  With respect to sewage disposal, the Two Lick Creek Reservoir Property is served by a holding tank instead of a conventional sewage disposal system.  The holding tank is designed and constructed for the temporary storage of sewage and to facilitate the ultimate disposal of the sewage at another site approved by the PaDEP.  It has a cost of approximately $1,000 per year to maintain the holding tank since the date of its installation.

10.12                     Coal Notice.  THIS DOCUMENT MAY NOT SELL, CONVEY, TRANSFER, INCLUDE OR INSURE THE TITLE TO THE COAL AND RIGHT TO SUPPORT UNDERNEATH THE SURFACE LAND DESCRIBED OR REFERRED TO HEREIN, AND THE OWNER OR OWNERS OF SUCH COAL MAY HAVE THE COMPLETE LEGAL RIGHT TO REMOVE ALL OF SUCH COAL AND IN THAT CONNECTION, DAMAGE MAY RESULT TO THE SURFACE OF THE LAND AND ANY HOUSE, BUILDING OR OTHER STRUCTURE ON OR IN SUCH LAND.  THE INCLUSION OF THIS NOTICE DOES NOT ENLARGE, RESTRICT OR MODIFY ANY LEGAL RIGHTS OR ESTATES OTHERWISE CREATED, TRANSFERRED, EXCEPTED OR RESERVED BY THIS INSTRUMENT.  (This notice is set forth in the manner provided in Section 1 of the Act of July 17, 1957, P.L. 984, as amended, and is not intended as notice of unrecorded instruments, if any).  Unless this notice is stricken, the deed for the transferred real property will contain this notice and will also contain, and Assignee will sign, the notice specified in the Bituminous Mine Subsidence and Land Conservation Act of 1966.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

EME HOMER CITY GENERATION L.P.,

By: MISSION ENERGY WESTSIDE, INC.,
its general partner

By:	/s/ Maria Rigatti
Name:	Maria Rigatti
Title:	Vice President and CFO

HOMER CITY GENERATION, L.P.,

By: EFS HC GP, LLC,
its general partner

By:	/s/ Mark Mellana
Name:	Mark Mellana
Title:	Authorized Signatory

[MASTER TRANSACTION AGREEMENT]

EXHIBIT A

CONSENT, TERMINATION AND RELEASE AGREEMENT

This CONSENT, TERMINATION AND RELEASE AGREEMENT, dated as of [  ], 2012 (this “Agreement”), is made among: (i) EME HOMER CITY GENERATION L.P. (“EME Homer City”), a Pennsylvania limited partnership, as Facility Lessee and Ground Lessor prior to effectiveness of this Agreement and as Assignor; (ii) HOMER CITY OL1 LLC, a Delaware limited liability company, as Facility Lessor and Ground Lessee; (iii) HOMER CITY OL2 LLC, a Delaware limited liability company, as Facility Lessor and Ground Lessee; (iv) HOMER CITY OL3 LLC, a Delaware limited liability company, as Facility Lessor and Ground Lessee; (v) HOMER CITY OL4 LLC, a Delaware limited liability company, as Facility Lessor and Ground Lessee; (vi) HOMER CITY OL5 LLC, a Delaware limited liability company, as Facility Lessor and Ground Lessee; (vii) HOMER CITY OL6 LLC, a Delaware limited liability company, as Facility Lessor and Ground Lessee; (viii) HOMER CITY OL7 LLC, a Delaware limited liability company, as Facility Lessor and Ground Lessee; (ix) HOMER CITY OL8 LLC, a Delaware limited liability company, as Facility Lessor and Ground Lessee; (x) EFS-N, INC., as an Owner Participant; (xi) GENERAL ELECTRIC CAPITAL CORPORATION (“GE Capital”), a Delaware corporation, as an indirect owner of EFS-N, Inc. and a former Owner Participant; (xii) METROPOLITAN LIFE INSURANCE COMPANY (“MetLife”), as an Owner Participant; (xiii) HOMER CITY FUNDING LLC, a Delaware limited liability company, as Lender; (xiv) THE BANK OF NEW YORK, as the Lease Indenture Trustee; (xv) THE BANK OF NEW YORK, as the Bond Indenture Trustee; (xvi) THE BANK OF NEW YORK, as the Security Agent under the Lease Indenture and the Bond Indenture; (xvii) THE BANK OF NEW YORK, as the Collateral Agent under the Lease Indenture and the Bond Indenture; (xviii) HOMER CITY GENERATION, L.P. a Delaware limited partnership, as the Assignee, (xix) EDISON MISSION ENERGY, a Delaware corporation, (xx) EDISON MISSION MARKETING & TRADING, INC., a California corporation, (xxi) EDISON MISSION FINANCE CO., a California corporation, (xxii) MISSION ENERGY WESTSIDE INC., a California corporation, (xxiii) CHESTNUT RIDGE ENERGY COMPANY, a California corporation; (xxiv) WILMINGTON TRUST COMPANY, a Delaware trust company, as Member of Homer City Funding LLC; and (xxv)  WELLS FARGO BANK NORTHWEST, N.A., as Owner Manager (collectively, the “Parties”).

WHEREAS, in December 2001, the Parties consummated a series of transactions concerning the Facility pursuant to eight substantially identical Participation Agreements, dated December 7, 2001 and set forth on Attachment 1 to this Agreement (collectively, the “Participation Agreements”) and other Operative Documents, which involved, among other things, (i) the purchase of the Facility by the Owner Lessors from EME Homer City, (ii)  the leasing of the Facility Site by EME Homer City to the Owner Lessors pursuant to eight substantially identical Facility Site Lease and Easement Agreements, dated December 7, 2001, between EME Homer City and each of the Owner Lessors (collectively, the “Facility Site Leases”), (iii) the subleasing of the Facility Site by the Owner Lessors back to EME Homer City pursuant to eight substantially identical Facility Site Sublease Agreements, dated December 7, 2001, between EME Homer City and each of the Owner Lessors (collectively, the “Facility Site Subleases”), (iv) the leasing of the Facility by the Owner Lessors back to EME Homer City pursuant to eight substantially identical Facility Lease Agreements, dated December 7, 2001, between EME Homer City and each of the Owner Lessors (collectively, the “Facility Leases” and, together with the Facility Site Leases and the Facility Site Subleases, the “Leases”), (v) the issuance of the Lessor Notes by the Owner Lessors to Homer City Funding LLC, and (vi) the issuance of the Fundco Bonds by Homer City Funding LLC to the Bondholders;

WHEREAS, EME Homer City and Assignee entered into that certain Master Transaction Agreement, dated as of September 21, 2012 (as amended from time to time, the “Master Transaction Agreement”), pursuant to which EME Homer City agreed to sell, convey, assign, transfer and deliver to Assignee, and Assignee agreed to purchase, acquire and accept, the assets and liabilities specified therein; and

WHEREAS, in connection with the sale, conveyance, assignment and transfer by EME Homer City of certain of its assets and liabilities, and the other transactions pursuant to the Master Transaction Agreement, and the transactions contemplated by the Fundco Plan (together, the “Transaction”), the Parties have agreed to terminate and cancel certain documents associated with the 2001 Transaction and release the other Parties hereto from their obligations under each Specified Operative Document on the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants set forth herein:

SECTION 1.  DEFINITIONS

Capitalized terms used in this Agreement, including those in the recitals, and not otherwise defined herein shall have the respective meanings set forth in Appendix A to the Participation Agreements.  All documents referenced herein (including by reference to other documents) shall include any amendment, supplement, replacement, modification or novation of such documents, and all schedules, annexes and exhibits to such documents, unless less otherwise specified.

“2001 Transaction” shall mean the transaction entered into in 2001 and evidenced by, among other agreements, the Participation Agreements and the Leases.

“Effective Date” shall have the meaning given thereto in the Fundco Plan.

“EME” shall mean, collectively, EME Homer City, Edison Mission Energy, a Delaware corporation, Edison Mission Marketing & Trading, Inc., a California corporation, Edison Mission Finance Co., a California corporation, Mission Energy Westside Inc., a California corporation and Chestnut Ridge Energy Company, a California corporation.

“Fundco Plan” means that certain Plan of Reorganization attached as Exhibit A to that certain Plan Support Agreement, dated [  ], among Homer City Funding LLC, GE Capital, EFS-N, Inc., MetLife, Assignee, and that certain group of holders of Fundco Bonds defined therein as the “Consenting Bondholders.”

“Specified Operative Documents” shall mean, collectively, those specified operative documents related to the 2001 Transaction listed in Schedule I attached hereto, and shall be deemed to include all the Operative Documents, whether or not listed on Schedule I.

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SECTION 2.  CONSENT, TERMINATION AND RELEASE

Section 2.1                                      Consent to the execution of the Master Transaction Agreement and the transactions contemplated thereby.

The Parties hereby consent to the execution by EME Homer City and the Assignee of the Master Transaction Agreement and the transactions contemplated by the Fundco Plan, and subject to the satisfaction of conditions set forth in Section 3 hereof, the consummation of the transactions contemplated thereby.

Section 2.2                                      Termination of Documents.

(a)           The Parties agree that on the Effective Date the existing Specified Operative Documents (including, without limitation, the Leases, the Fundco Indenture, Lease Indentures and all Lessor Notes) shall be terminated and canceled, and any and all obligations and security interests, liens, pledges, and any other encumbrances thereunder immediately terminated, without any consideration, and without need of any further action or consent, except as set forth herein.  To the extent any document that forms a part of the 2001 Transaction is not included in the list of Specified Operative Documents, and contains any liabilities or any unperformed obligations, such liabilities shall be released, and such obligations shall be terminated and canceled, and the Parties hereby release such liabilities and the parties obligated to perform such obligations from any future performance, provided, however, that the following Operative Documents shall be terminated and canceled only with respect to any ongoing liabilities or obligations (whether or not contingent) for any party thereto, if any, and any other rights previously vested under such documents or agreements shall not be affected by such termination and cancellation:  the Facility Deed for any Owner Lessor, the Bill of Sale for any Owner Lessor, any “Assignment and Assumption Agreement,” and any “Assignment and Sub-Assignment Agreement” and provided, further, that nothing in this Section 2.2 shall operate to release or discharge any party from any of its respective obligations under the Fundco Plan, the Master Transaction Agreement (including under or in respect of any rights, assets or properties transferred pursuant to the EMMT Assignment Agreement (as defined in the Master Transaction Agreement)), and in any other agreement entered into (x) as part of the Master Transaction Agreement or the transactions contemplated thereby or (y) in connection with the Fundco Plan.

(b)           Each Party consents to the release, as of the Effective Date, of all security interests created pursuant to that certain Pledge and Collateral Agreement between Edison Mission Holdings Co. and The Bank of New York as Collateral Agent, dated as of December 7, 2001 (the “Pledge and Collateral Agreement”), and instructs the Collateral Agent to take all actions to effect such release, including delivery of all instruments subject to such security interest to Edison Mission Holdings Co., as the Pledgor thereunder.

(c)           EME Homer City, Edison Mission Holdings Co. and the Owner Lessors shall, at the expense of Assignee, upon the reasonable request of Assignee or the Collateral Agent, make, execute, endorse, acknowledge, file and/or deliver to Assignee or the Collateral Agent from time to time such terminations or other documents or instruments relating to the Specified Operative Documents (including, without limitation, filing terminations of any financing statements or memoranda of leases or subleases), which are reasonably necessary to record or implement the

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termination of the Specified Operative Documents as provided herein and in the Fundco Plan.  Upon the occurrence of the Effective Date, each Party authorizes Assignee or the Collateral Agent (or their respective agents, representatives or designees) to file such terminations of any financing statements and/or such mortgage releases and related land record terminations relating to any Specified Operative Documents.

Section 2.3                                      No Further Liability.

The Parties agree that on the Effective Date, upon the termination and cancellation of the documents as contemplated by Section 2.2 above, the Assignee, the Owner Lessors, EME, the Owner Participants, the Lease Indenture Trustees, the Security Agent, the Bond Indenture Trustee, the Member and Fundco Bondholders shall have no further liability thereunder to any party to the Participation Agreements or the Specified Operative Documents, except as set forth in the Fundco Plan, the Master Transaction Agreement (including under or in respect of any rights, assets or properties transferred pursuant to the EMMT Assignment Agreement (as defined in the Master Transaction Agreement)), and in any other agreement entered into (x) as part of the Master Transaction Agreement or the transactions contemplated thereby or (y) in connection with the Fundco Plan.

Section 2.4                                      Releases.

Subject to the satisfaction or waiver of the conditions set forth in Section 3 hereof and in no way limiting the provisions of Section 2.3 above, each Party hereby unconditionally and forever releases, waives, and discharges each other Party hereto and the Exculpated and Released Parties under the Fundco Plan (collectively, the “Released Parties”), each in their representative and individual capacities, from any prosecution or attempted prosecution of any and all claims, causes of action and the like that such Party has or may have against any of the Released Parties, in each case, relating to Homer City Funding LLC or the 2001 Transaction, including, without limitation, any claims, causes of action and the like arising under, related to or in connection with the 2001 Transaction, the Lease Indentures, the Leases, the Fundco Bond Indenture, the Fundco Bonds or any of the documents entered into in connection with the Participation Agreements, including, but not limited to, the Operative Documents defined therein; provided, however, that nothing herein shall operate to release or discharge any entity from its obligations under the Fundco Plan, the Master Transaction Agreement (including under or in respect of any rights, assets or properties transferred pursuant to the EMMT Assignment Agreement (as defined in the Master Transaction Agreement)), and in any other agreement entered into (x) as part of the Master Transaction Agreement or the transactions contemplated thereby or (y) in connection with the Fundco Plan; and, provided, further, that the foregoing shall not operate as a waiver or release of claims or causes of action, if any, against any of the Released Parties (i) arising out of actual fraud or criminal conduct, as determined by a Final Order (as defined in the Fundco Plan) or (ii) arising out of any act or omission of a Released Party, unknown to the holder of such claim against a Released Party as of the deadline for objecting to confirmation of the Fundco Plan, that constitutes willful misconduct or gross negligence of such Released Party.

Each Party expressly acknowledges that, although ordinarily a release may not extend to claims which the releasing party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, it has carefully

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considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or claims.  Without limiting the generality of the foregoing, each Party expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of executing the release, which if known by it may have materially affected its settlement with the released party, including, without limitation, the provisions of California Civil Code section 1542.  The releases contained in this Agreement are effective regardless of whether matters released thereby are presently known or unknown, suspected or unsuspected, foreseen or unforeseen.

SECTION 3.  EFFECTIVENESS

Section 3.1                                      Effectiveness.

The effectiveness of this Agreement is subject to the Effective Date having occurred.

SECTION 4.  MISCELLANEOUS

Section 4.1                                      Successors and Assigns.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto, including by operation of law, without the prior written consent of the other Parties.

Section 4.2                                      Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 4.3                                      Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the State of New York (regardless of the Laws that might otherwise govern under applicable New York principles of conflicts of law, other than Section 5-1401 of the New York General Obligations Law) as to all matters, including but not limited to matters of validity, construction, effect and performance.

[signature pages to follow]

5

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized.

EME HOMER CITY GENERATION L.P.

By:	MISSION ENERGY WESTSIDE, INC., its General Partner

By:
Name:
Title:

EDISON MISSION ENERGY

By:
Name:
Title:

EDISON MISSION MARKETING & TRADING, INC.

By:
Name:
Title:

EDISON MISSION FINANCE CO.

By:
Name:
Title:

MISSION ENERGY WESTSIDE, INC.

By:
Name:
Title:

CHESTNUT RIDGE ENERGY COMPANY

By:
Name:
Title:

[CONSENT, TERMINATION AND RELEASE AGREEMENT]

HOMER CITY GENERATION, L.P., as Assignee

By:	EFS HC GP, LLC, its General Partner

By:
Name:
Title:

EFS-N, INC., as Owner Participant

By:
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION, as indirect owner of EFS-N, Inc. and former Owner Participant

By:
Name:
Title:

METROPOLITAN LIFE INSURANCE COMPANY, as Owner Participant

By:
Name:
Title:

[CONSENT, TERMINATION AND RELEASE AGREEMENT]

HOMER CITY OL1 LLC

By:	Wells Fargo Bank Northwest, National Association, solely in its capacity as Owner Manager

By:
Name:
Title:

HOMER CITY OL2 LLC

By:	Wells Fargo Bank Northwest, National Association, solely in its capacity as Owner Manager

By:
Name:
Title:

HOMER CITY OL3 LLC

By:	Wells Fargo Bank Northwest, National Association, solely in its capacity as Owner Manager

By:
Name:
Title:

HOMER CITY OL4 LLC

By:	Wells Fargo Bank Northwest, National Association, solely in its capacity as Owner Manager

By:
Name:
Title:

[CONSENT, TERMINATION AND RELEASE AGREEMENT]

HOMER CITY OL5 LLC

By:	Wells Fargo Bank Northwest, National Association, solely in its capacity as Owner Manager

By:
Name:
Title:

HOMER CITY OL6 LLC

By:	Wells Fargo Bank Northwest, National Association, solely in its capacity as Owner Manager

By:
Name:
Title:

HOMER CITY OL7 LLC

By:	Wells Fargo Bank Northwest, National Association, solely in its capacity as Owner Manager

By:
Name:
Title:

HOMER CITY OL8 LLC

By:	Wells Fargo Bank Northwest, National Association, solely in its capacity as Owner Manager

By:
Name:
Title:

[CONSENT, TERMINATION AND RELEASE AGREEMENT]

WELLS FARGO BANK NORTHWEST, N.A., as Owner Manager

By:
Name:
Title:

HOMER CITY FUNDING LLC, as Lender

By:	Wilmington Trust Company, its Member

By:
Name:
Title:

WILMINGTON TRUST COMPANY, as Member of Homer City Funding LLC

By:
Name:
Title:

[CONSENT, TERMINATION AND RELEASE AGREEMENT]

THE BANK OF NEW YORK, as Lease Indenture Trustee under the Lease Indenture

By:
Name:
Title:

THE BANK OF NEW YORK, as Bond Indenture Trustee under the Bond Indenture

By:
Name:
Title:

THE BANK OF NEW YORK, as Security Agent under the Lease Indenture and the Bond Indenture

By:
Name:
Title:

THE BANK OF NEW YORK, as Collateral Agent under the Lease Indenture and the Bond Indenture

By:
Name:
Title:

[CONSENT, TERMINATION AND RELEASE AGREEMENT]

Attachment 1

(a)                                  the Participation Agreement (OL1), dated as of December 7, 2001, among EME Homer City, Homer City OL1 LLC, GE Capital, Wells Fargo Bank Northwest, National Association, The Bank of New York Mellon as Lease Indenture Trustee, as Security Agent, and as Existing Bond Indenture Trustee, and the Debtor;

(b)                                 the Participation Agreement (OL2), dated as of December 7, 2001, among EME Homer City, Homer City OL2 LLC, GE Capital, Wells Fargo Bank Northwest, National Association, The Bank of New York Mellon as Lease Indenture Trustee, as Security Agent, and as Existing Bond Indenture Trustee, and the Debtor;

(c)                                  the Participation Agreement (OL3), dated as of December 7, 2001, among EME Homer City, Homer City OL3 LLC, GE Capital, Wells Fargo Bank Northwest, National Association, The Bank of New York Mellon as Lease Indenture Trustee, as Security Agent, and as Existing Bond Indenture Trustee, and the Debtor;

(d)                                 the Participation Agreement (OL4), dated as of December 7, 2001, among EME Homer City, Homer City OL4 LLC, GE Capital, Wells Fargo Bank Northwest, National Association, The Bank of New York Mellon as Lease Indenture Trustee, as Security Agent, and as Existing Bond Indenture Trustee, and the Debtor;

(e)                                  the Participation Agreement (OL5), dated as of December 7, 2001, among EME Homer City, Homer City OL5 LLC, GE Capital, Wells Fargo Bank Northwest, National Association, The Bank of New York Mellon as Lease Indenture Trustee, as Security Agent, and as Existing Bond Indenture Trustee, and the Debtor;

(f)                                    the Participation Agreement (OL6), dated as of December 7, 2001, among EME Homer City, Homer City OL6 LLC, GE Capital, Wells Fargo Bank Northwest, National Association, The Bank of New York Mellon as Lease Indenture Trustee, as Security Agent, and as Existing Bond Indenture Trustee, and the Debtor;

(g)                                 the Participation Agreement  (OL7), dated as of December 7, 2001, among EME Homer City, Homer City OL7 LLC, GE Capital, Wells Fargo Bank Northwest, National Association, The Bank of New York Mellon as Lease Indenture Trustee, as Security Agent, and as Existing Bond Indenture Trustee, and the Debtor; and

(h)                                 the Participation Agreement (OL8), dated as of December 7, 2001, among EME Homer City, Homer City OL8 LLC, GE Capital, Wells Fargo Bank Northwest, National Association, The Bank of New York Mellon as Lease Indenture Trustee, as Security Agent, and as Existing Bond Indenture Trustee, and the Debtor.

Schedule I

Specified Operative Documents

The following Specified Operative Documents shall be deemed to include all amendments, supplements and modifications.

Documents Concerning Homer City OLI LLC

1.               Participation Agreement (OL1), dated as of December 7, 2001, among EME Homer City, Homer City OL1 LLC, GE Capital, Wells Fargo Bank Northwest, National Association as Owner Manager, The Bank of New York as Lease Indenture Trustee, as Security Agent, and as Bond Indenture Trustee, and the Debtor

2.               Facility Lease Agreement (OL1), dated as of December 7, 2001, between Homer City OL1 LLC and EME Homer City

3.               Facility Site Lease and Easement Agreement (OL1), dated as of December 7, 2001, between EME Homer City, Homer City OL1 LLC, and Homer City Property Holdings, Inc.

4.               Facility Site Sublease Agreement (OL1), dated as of December 7, 2001, between Homer City OL1 LLC and EME Homer City

5.               Lease Indenture (OL1), the Indenture of Trust and Security Agreement dated as of December 7, 2001, among Homer City OL1 LLC, The Bank of New York as the Lease Indenture Trustee and The Bank of New York as the Security Agent

6.               Lessor Notes, all notes issued pursuant to the Lease Indenture (OL1) described in the preceding item

7.               Mortgage (OL1), the Open-end Mortgage, Security Agreement and Assignment of Rents Securing the Lease Indenture

8.               Lessor LLC Agreement (OL1), the Amended and Restated Limited Liability Company Agreement of Homer City OL1 LLC, effective as of December 4, 2001, between GE Capital and Wells Fargo Bank Northwest National Association as Independent Manager

9.               OL Subordination Agreement (OL1), agreement dated as of December 7, 2001, between Homer City OL1 LLC, GE Capital and The Bank of New York as Lease Indenture Trustee

10.         Lease Subordination Agreement (OL1), agreement dated as of December 7, 2001, between the Homer City OL1 LLC, GE Capital, EME Homer City and The Bank of New York, as Security Agent

11.         Agreement for Rent and Reimbursement of Wages (OL1), dated as of December 28, 2007, between Homer City OL1 LLC and GE Capital

12.         Tax Indemnity Agreement (TIA1), dated as of December 7, 2001 between GE Capital as Owner Participant and EME Homer City as Facility Lessee

13.         Special Tax Indemnity Agreement (STIA1), dated as of December 7, 2011 among EME Homer City as Facility Lessee, Edison Mission Energy and GE Capital as Owner Participant

Documents Concerning Homer City OL2 LLC

1.

Participation Agreement (OL2), dated as of December 7, 2001, among EME Homer City, Homer City OL2 LLC, GE Capital, Wells Fargo Bank Northwest, National Association as Owner Manager, The Bank of New York as Lease Indenture Trustee, as Security Agent, and as Bond Indenture Trustee, and the Debtor

2.	Facility Lease Agreement (OL2), dated as of December 7, 2001, between Homer City OL2 LLC and EME Homer City

3.	Facility Site Lease and Easement Agreement (OL2), dated as of December 7, 2001, between EME Homer City, Homer City OL2 LLC, and Homer City Property Holdings, Inc.

4.	Facility Site Sublease Agreement (OL2) , dated as of December 7, 2001, between Homer City OL2 LLC and EME Homer City

5.

Lease Indenture (OL2), the Indenture of Trust and Security Agreement dated as of December 7, 2001, among Homer City OL2 LLC, The Bank of New York as the Lease Indenture Trustee and The Bank of New York as the Security Agent

6.	Lessor Notes, all notes issued pursuant to the Lease Indenture (OL2) described in the preceding item

7.	Mortgage (OL2), the Open-end Mortgage, Security Agreement and Assignment of Rents Securing the Lease Indenture

8.

Lessor LLC Agreement (OL2), the Amended and Restated Limited Liability Company Agreement of Homer City OL2 LLC, effective as of December 4, 2001, between GE Capital and Wells Fargo Bank Northwest National Association as Independent Manager

9.	OL Subordination Agreement (OL2), agreement dated as of December 7, 2001, between Homer City OL2 LLC, GE Capital and The Bank of New York as Lease Indenture Trustee

10.	Lease Subordination Agreement (OL2), agreement dated as of December 7, 2001, between the Homer City OL2 LLC, GE Capital, EME Homer City and The Bank of New York as Security Agent

11.	Agreement for Rent and Reimbursement of Wages (OL2), dated as of December 28, 2007, between Homer City OL2 LLC and GE Capital

12.	Tax Indemnity Agreement (TIA2), dated as of December 7, 2001 between GE Capital as Owner Participant and EME Homer City as Facility Lessee

13.	Special Tax Indemnity Agreement (STIA2), dated as of December 7, 2011 among EME Homer City as Facility Lessee, Edison Mission Energy and GE Capital as Owner Participant

Documents Concerning Homer City OL3 LLC

1.

Participation Agreement (OL3), dated as of December 7, 2001, among EME Homer City, Homer City OL3 LLC, GE Capital, Wells Fargo Bank Northwest, National Association as Owner Manager, The Bank of New York as Lease Indenture Trustee, as Security Agent, and as Bond Indenture Trustee, and the Debtor

2.	Facility Lease Agreement (OL3), dated as of December 7, 2001, between Homer City OL3 LLC and EME Homer City

3.	Facility Site Lease and Easement Agreement (OL3), dated as of December 7, 2001, between EME Homer City, Homer City OL3 LLC, and Homer City Property Holdings, Inc.

4.	Facility Site Sublease Agreement (OL3), dated as of December 7, 2001, between Homer City OL3 LLC and EME Homer City

5.

Lease Indenture (OL3), the Indenture of Trust and Security Agreement dated as of December 7, 2001, among Homer City OL3 LLC, The Bank of New York as the Lease Indenture Trustee and The Bank of New York as the Security Agent

6.	Lessor Notes, all notes issued pursuant to the Lease Indenture (OL3) described in the preceding item

7.	Mortgage (OL3), the Open-end Mortgage, Security Agreement and Assignment of Rents Securing the Lease Indenture

8.

Lessor LLC Agreement (OL3), the Amended and Restated Limited Liability Company Agreement of Homer City OL3 LLC, effective as of December 4, 2001, between GE Capital and Wells Fargo Bank Northwest National Association as Independent Manager

9.	OL Subordination Agreement (OL3), agreement dated as of December 7, 2001, between Homer City OL3 LLC, GE Capital and The Bank of New York as Lease Indenture Trustee

10.	Lease Subordination Agreement (OL3), agreement dated as of December 7, 2001, between the Homer City OL3 LLC, GE Capital, EME Homer City and The Bank of New York as Security Agent

11.	Agreement for Rent and Reimbursement of Wages (OL3), dated as of December 28, 2007, between Homer City OL3 LLC and GE Capital

12.	Tax Indemnity Agreement (TIA3), dated as of December 7, 2001 between GE Capital as Owner Participant and EME Homer City as Facility Lessee

13.	Special Tax Indemnity Agreement (STIA3), dated as of December 7, 2011 among EME Homer City as Facility Lessee, Edison Mission Energy and GE Capital as Owner Participant

Documents Concerning OL4 LLC

1.

Participation Agreement (OL4), dated as of December 7, 2001, among EME Homer City, Homer City OL4 LLC, GE Capital, Wells Fargo Bank Northwest, National Association as Owner Manager, The Bank of New York as Lease Indenture Trustee, as Security Agent, and as Bond Indenture Trustee, and the Debtor

2.	Facility Lease Agreement (OL4), dated as of December 7, 2001, between Homer City OL4 LLC and EME Homer City

3.	Facility Site Lease and Easement Agreement (OL4), dated as of December 7, 2001, between EME Homer City, Homer City OL4 LLC, and Homer City Property Holdings, Inc.

4.	Facility Site Sublease Agreement (OL4), dated as of December 7, 2001, between Homer City OL4 LLC and EME Homer City

5.

Lease Indenture (OL4), the Indenture of Trust and Security Agreement dated as of December 7, 2001, among Homer City OL4 LLC, The Bank of New York as the Lease Indenture Trustee and The Bank of New York as the Security Agent

6.	Lessor Notes, all notes issued pursuant to the Lease Indenture (OL4) described in the preceding item

7.	Mortgage (OL4), the Open-end Mortgage, Security Agreement and Assignment of Rents Securing the Lease Indenture

8.

Lessor LLC Agreement (OL4), the Amended and Restated Limited Liability Company Agreement of Homer City OL4 LLC, effective as of December 4, 2001, between GE Capital and Wells Fargo Bank Northwest National Association as Independent Manager

9.	OL Subordination Agreement (OL4), agreement dated as of December 7, 2001, between Homer City OL4 LLC, GE Capital and The Bank of New York as Lease Indenture Trustee

10.	Lease Subordination Agreement (OL4), agreement dated as of December 7, 2001, between the Homer City OL4 LLC, GE Capital, EME Homer City and The Bank of New York as Security Agent

11.	Agreement for Rent and Reimbursement of Wages (OL4), dated as of December 28, 2007, between Homer City OL4 LLC and GE Capital

12.	Tax Indemnity Agreement (TIA4), dated as of December 7, 2001 between GE Capital as Owner Participant and EME Homer City as Facility Lessee

13.	Special Tax Indemnity Agreement (STIA4), dated as of December 7, 2011 among EME Homer City as Facility Lessee, Edison Mission Energy and GE Capital as Owner Participant

Documents Concerning Homer City OL5 LLC

1.

Participation Agreement (OL5), dated as of December 7, 2001, among EME Homer City, Homer City OL5 LLC, GE Capital, Wells Fargo Bank Northwest, National Association as Owner Manager, The Bank of New York as Lease Indenture Trustee, as Security Agent, and as Bond Indenture Trustee, and the Debtor

2.	Facility Lease Agreement (OL5), dated as of December 7, 2001, between Homer City OL5 LLC and EME Homer City

3.	Facility Site Lease and Easement Agreement (OL5), dated as of December 7, 2001, between EME Homer City, Homer City OL5 LLC, and Homer City Property Holdings, Inc.

4.	Facility Site Sublease Agreement (OL5), dated as of December 7, 2001, between Homer City OL5 LLC and EME Homer City

5.

Lease Indenture (OL5), the Indenture of Trust and Security Agreement dated as of December 7, 2001, among Homer City OL5 LLC, The Bank of New York as the Lease Indenture Trustee and The Bank of New York as the Security Agent

6.	Lessor Notes, all notes issued pursuant to the Lease Indenture (OL5) described in the preceding item

7.	Mortgage (OL5), the Open-end Mortgage, Security Agreement and Assignment of Rents Securing the Lease Indenture

8.

Lessor LLC Agreement (OL5), the Amended and Restated Limited Liability Company Agreement of Homer City OL5 LLC, effective as of December 4, 2001, between GE Capital and Wells Fargo Bank Northwest National Association as Independent Manager

9.	OL Subordination Agreement (OL5), agreement dated as of December 7, 2001, between Homer City OL5 LLC, GE Capital and The Bank of New York as Lease Indenture Trustee

10.	Lease Subordination Agreement (OL5), agreement dated as of December 7, 2001, between the Homer City OL5 LLC, GE Capital, EME Homer City and The Bank of New York as Security Agent

11.	Agreement for Rent and Reimbursement of Wages (OL5), dated as of December 28, 2007, between Homer City OL5 LLC and GE Capital

12.	Tax Indemnity Agreement (TIA5), dated as of December 7, 2001 between GE Capital as Owner Participant and EME Homer City as Facility Lessee

13.	Special Tax Indemnity Agreement (STIA5), dated as of December 7, 2011 among EME Homer City as Facility Lessee, Edison Mission Energy and GE Capital as Owner Participant

Documents Concerning Homer City OL6 LLC

1.

Participation Agreement (OL6), dated as of December 7, 2001, among EME Homer City, Homer City OL6 LLC, MetLife, Wells Fargo Bank Northwest, National Association as Owner Manager, The Bank of New York as Lease Indenture Trustee, as Security Agent, and as Bond Indenture Trustee, and the Debtor

2.	Facility Lease Agreement (OL6), dated as of December 7, 2001, between Homer City OL6 LLC and EME Homer City

3.	Facility Site Lease and Easement Agreement (OL6), dated as of December 7, 2001, between EME Homer City, Homer City OL6 LLC, and Homer City Property Holdings, Inc.

4.	Facility Site Sublease Agreement (OL6), dated as of December 7, 2001, between Homer City OL6 LLC and EME Homer City

5.

Lease Indenture (OL6), the Indenture of Trust and Security Agreement dated as of December 7, 2001, among Homer City OL6 LLC, The Bank of New York as the Lease Indenture Trustee and The Bank of New York as the Security Agent

6.	Lessor Notes, all notes issued pursuant to the Lease Indenture (OL6) described in the preceding item

7.	Mortgage (OL6), the Open-end Mortgage, Security Agreement and Assignment of Rents Securing the Lease Indenture

8.

Lessor LLC Agreement (OL6), the Amended and Restated Limited Liability Company Agreement of Homer City OL6 LLC, effective as of December 4, 2001, between MetLife and Wells Fargo Bank Northwest National Association as Independent Manager

9.	OL Subordination Agreement (OL6), agreement dated as of December 7, 2001, between Homer City OL6 LLC, MetLife and The Bank of New York as Lease Indenture Trustee

10.	Lease Subordination Agreement (OL6), agreement dated as of December 7, 2001, between the Homer City OL6 LLC, MetLife, EME Homer City and The Bank of New York as Security Agent

11.	Agreement for Rent and Reimbursement of Wages (OL6), dated as of December 28, 2007, between Homer City OL1 LLC and GE Capital

12.	Tax Indemnity Agreement (TIA6), dated as of December 7, 2001 between GE Capital as Owner Participant and EME Homer City as Facility Lessee

13.	Special Tax Indemnity Agreement (STIA6), dated as of December 7, 2011 among EME Homer City as Facility Lessee, Edison Mission Energy and GE Capital as Owner Participant

Documents Concerning Homer City OL7 LLC

1.

Participation Agreement (OL7), dated as of December 7, 2001, among EME Homer City, Homer City OL7 LLC, GE Capital, Wells Fargo Bank Northwest, National Association as Owner Manager, The Bank of New York as Lease Indenture Trustee, as Security Agent, and as Bond Indenture Trustee, and the Debtor

2.	Facility Lease Agreement (OL7), dated as of December 7, 2001, between Homer City OL7 LLC and EME Homer City

3.	Facility Site Lease and Easement Agreement (OL7), dated as of December 7, 2001, between EME Homer City, Homer City OL7 LLC, and Homer City Property Holdings, Inc.

4.	Facility Site Sublease Agreement (OL7), dated as of December 7, 2001, between Homer City OL7 LLC and EME Homer City

5.

Lease Indenture (OL7), the Indenture of Trust and Security Agreement dated as of December 7, 2001, among Homer City OL7 LLC, The Bank of New York as the Lease Indenture Trustee and The Bank of New York as the Security Agent

6.	Lessor Notes, all notes issued pursuant to the Lease Indenture (OL7) described in the preceding item

7.	Mortgage (OL7), the Open-end Mortgage, Security Agreement and Assignment of Rents Securing the Lease Indenture

8.

Lessor LLC Agreement (OL7), the Amended and Restated Limited Liability Company Agreement of Homer City OL7 LLC, effective as of December 4, 2001, between GE Capital and Wells Fargo Bank Northwest National Association as Independent Manager

9.	OL Subordination Agreement (OL7), agreement dated as of December 7, 2001, between Homer City OL7 LLC, GE Capital and The Bank of New York as Lease Indenture Trustee

10.	Lease Subordination Agreement (OL7), agreement dated as of December 7, 2001, between the Homer City OL7 LLC, GE Capital, EME Homer City and The Bank of New York as Security Agent

11.	Agreement for Rent and Reimbursement of Wages (OL7), dated as of December 28, 2007, between Homer City OL7 LLC and GE Capital

12.	Tax Indemnity Agreement (TIA7), dated as of December 7, 2001 between GE Capital as Owner Participant and EME Homer City as Facility Lessee

13.	Special Tax Indemnity Agreement (STIA7), dated as of December 7, 2011 among EME Homer City as Facility Lessee, Edison Mission Energy and GE Capital as Owner Participant

Documents Concerning Homer City OL8 LLC

1.

Participation Agreement (OL8), dated as of December 7, 2001, among EME Homer City, Homer City OL8 LLC, GE Capital, Wells Fargo Bank Northwest, National Association as Owner Manager, The Bank of New York as Lease Indenture Trustee, as Security Agent, and as Bond Indenture Trustee, and the Debtor

2.	Facility Lease Agreement (OL8), dated as of December 7, 2001, between Homer City OL8 LLC and EME Homer City

3.	Facility Site Lease and Easement Agreement (OL8), dated as of December 7, 2001, between EME Homer City, Homer City OL8 LLC, and Homer City Property Holdings, Inc.

4.	Facility Site Sublease Agreement (OL8), dated as of December 7, 2001, between Homer City OL8 LLC and EME Homer City

5.

Lease Indenture (OL8), the Indenture of Trust and Security Agreement dated as of December 7, 2001, among Homer City OL8 LLC, The Bank of New York as the Lease Indenture Trustee and The Bank of New York as the Security Agent

6.	Lessor Notes, all notes issued pursuant to the Lease Indenture (OL8) described in the preceding item

7.	Mortgage (OL8), the Open-end Mortgage, Security Agreement and Assignment of Rents Securing the Lease Indenture

8.

Lessor LLC Agreement (OL8), the Amended and Restated Limited Liability Company Agreement of Homer City OL8 LLC, effective as of December 4, 2001, between GE Capital and Wells Fargo Bank Northwest National Association as Independent Manager

9.	OL Subordination Agreement (OL8), agreement dated as of December 7, 2001, between Homer City OL8 LLC, GE Capital and The Bank of New York as Lease Indenture Trustee

10.	Lease Subordination Agreement (OL8), agreement dated as of December 7, 2001, between the Homer City OL8 LLC, GE Capital, EME Homer City and The Bank of New York as Security Agent

11.	Agreement for Rent and Reimbursement of Wages (OL8), dated as of December 28, 2007, between Homer City OL8 LLC and GE Capital

12.	Tax Indemnity Agreement (TIA8), dated as of December 7, 2001 between GE Capital as Owner Participant and EME Homer City as Facility Lessee

13.	Special Tax Indemnity Agreement (STIA8), dated as of December 7, 2011 among EME Homer City as Facility Lessee, Edison Mission Energy and GE Capital as Owner Participant

Additional Specified Operative Documents

Documents Concerning the Sale Leaseback Transaction

1.

Bond Indenture, the First Amended and Restated Indenture dated as of December 7, 2001 between the Debtor and The Bank of New York as Bond Indenture Trustee, for $300,000,000 8.137% senior secured bonds due 2019 and $530,000,000 8.374% senior secured bonds due 2026, and all related security documents

2.

Amended and Restated Intercompany Loan Subordination Agreement, dated as of December 7, 20012, among Edison Mission Holdings Co., Edison Mission Finance Co., Homer City Property Holdings, Inc., Chestnut Ridge Energy Co., Mission Energy Westside, Inc., EME Homer City, and The Bank of New York as Collateral Agent

3.	Implementation Agreement, dated as of March 29, 2012, between EME Homer City and GE Capital

4.

Ownership and Operation Agreement, dated as of December 7, 2001, among Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC, Homer City OL8 LLC, GE Capital, The Bank of New York as Collateral Agent and EME Homer City

5.	Pledge and Collateral Agreement, the pledge and collateral agreement between Edison Mission Holdings Co. and The Bank of New York as Collateral Agent, dated as of December 7, 2001

6.	Amended and Restated Guarantee and Collateral Agreement, dated as of December 7, 2001, made by EME Homer City in favor of the Bank of New York as Collateral Agent

7.	Amended and Restated Security Deposit Agreement, dated as of December 7, 2001, between EME Homer City and The Bank of New York as Collateral Agent

8.	Any Documentation Related to Any Qualifying Credit Support, as such term is defined in the Participation Agreements, or in any documents entered into in connection with the Participation Agreements

9.	Assignment Agreement, dated December 7, 2001, among The Bank of New York as Collateral Agent, EME Homer City, Edison Mission Marketing & Trading, Inc. and Edison Mission Energy Fuel Services, Inc.

10.	Subassignment Agreement, dated December 7, 2001, among The Bank of New York, EME Homer City, Edison Mission Marketing & Trading, Inc. and Edison Mission Energy Fuel Services, Inc.

11.	Assumption Agreement, dated as of December 7, 2001, among EME Homer City, Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4

LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC, Homer City OL8 LLC, The Bank of New York and Homer City Funding LLC

12.	Assumption and Release Agreement, dated as of December 7, 2001, among Edison Mission Holdings Co., Edison Mission Finance Co., The Bank of New York and EME Homer City Generation L.P.

13.	Any Documents Related to Any OP Guarantee, as such term is defined in the Participation Agreements, or in any documents entered into in connection with the Participation Agreements

14.	Letter Agreement (EME bankruptcy covenant), dated December 7, 2001 between Edison Mission Energy and The Bank of New York, as Collateral Agent

15.	Letter Agreement (EMMT bankruptcy covenant), dated December 7, 2001 between Edison Mission Marketing & Trading, Inc. and The Bank of New York, as Collateral Agent

16.

Designated Representative Agreement, each of (i) the Designative Representative Agreement among the Owner Lessor, each Other Owner Lessor, and the Facility Lessee relating to SOx emission allowance and (ii) the Designated Representative Agreement among the Owner Lessor, each Other Owner Lessor, and the Facility Lessee relating to NOx emission allowances, each dated as of December 7, 2001

a.

Designated Account Representative Agreement Relating to the NOx Allowance Program, dated as of December 7, 2001, among EME Homer City, Homer City OL1 LLC , Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Hmer City OL5 LLC, Homer OL6 LLC, Homer City OL7 LLC and Homer City OL8 LLC in order to give EME Homer City the authority to appoint an NOx Designated Account Representative as required by the NOx Allowance Program

b.

Designated Account Representative Agreement Relating to the Acid Rain Program, dated as of December 7, 2001, among EME Homer City, Homer City OL1 LLC , Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer OL6 LLC, Homer City OL7 LLC and Homer City OL8 LLC in order to give EME Homer City the authority to appoint a SOx Designated Account Representative as required by the Clean Air Act

17.	Any financing statement or similar document of record evidencing any liabilities or liens with respect to any of the Specified Operative Documents listed herein

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of [                ], 2012 (this “Agreement”), by and among EME Homer City Generation L.P. a Pennsylvania limited partnership (“EMEHC”) and Homer City Generation, L.P., a Delaware limited partnership (“Assignee”) and indirect wholly-owned subsidiary of General Electric Capital Corporation (“GECC”).  EMEHC and Assignee are referred to individually as a “Party,” and collectively as the “Parties.”  Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Master Transaction Agreement (as defined below).

RECITALS

WHEREAS, the Parties have entered into that certain Master Transaction Agreement, dated as of September 21, 2012 (as amended from time to time, the “Master Transaction Agreement”), pursuant to which EMEHC has agreed to assign, convey, transfer and deliver the Transferred Assets to Assignee, and Assignee has agreed to assume the Assumed Liabilities, upon the terms and conditions set forth in the Master Transaction Agreement; and

WHEREAS, EMEHC desires to assign, and Assignee desires to assume, all of EMEHC’s rights (the “Assigned Assets”) and liabilities and obligations (the “Assigned Liabilities”) under EMEHC’s Agreements, the Real Property Leases and certain other intangible assets and Contracts that are included in the Transferred Assets, in each case as set forth on Appendix I(1), subject to the terms and conditions hereinafter set forth in this Agreement.

NOW THEREFORE, for and in consideration of the premises and the mutual promises and covenants set forth herein:

1.     Assignment and Assumption.

(a)           The Assignee hereby undertakes, assumes and agrees to pay, perform or discharge in accordance with their terms, to the extent not heretofore paid, performed or discharged and subject to the limitations contained in this Agreement, the Assigned Liabilities.

(b)           EMEHC hereby assigns to the Assignee, subject to the limitations contained in the Master Transaction Agreement and this Agreement, the Assigned Assets.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to in the Master Transaction Agreement, the Implementation Agreement, the Project Insurance Agreement, the other Ancillary Agreements or herein.

2.     Effectiveness.  This Agreement shall become effective on the date hereof.

(1)           Appendix I to list all Contracts set forth on Schedule 4.15(a) that are Transferred Assets and all other Contracts that the Parties mutually agree should be transferred.

1

3.     Master Transaction Agreement.  This Agreement is delivered pursuant to and is subject to the Master Transaction Agreement.  In the event of any conflict between the terms of the Master Transaction Agreement and the terms of this Agreement, the terms of the Master Transaction Agreement shall prevail.  The assumption by the Assignee of the Assigned Liabilities shall not be construed to defeat, impair or limit in any way the rights, claims or remedies of the Assignee under the Master Transaction Agreement.

4.     Assignment; No Third Party Beneficiaries.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, and shall survive the execution and delivery hereof.  This Agreement is not intended to confer upon any other Person except the Parties hereto, any rights, interests, obligations or remedies hereunder.  Without limiting the generality of the foregoing, no provision of this Agreement shall create any third party beneficiary rights in any Person, including, but not limited to, any employee or former employee of EMEHC or any of its Affiliates (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder.  The sole and exclusive remedy of EMEHC and Assignee with respect to a breach of this Agreement shall be the remedies provided for in the Master Transaction Agreement.

5.     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.     Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York (regardless of the Laws that might otherwise govern under applicable New York principles of conflicts of Law, other than Section 5-1401 of the New York General Obligations Law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

7.     Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.

(a)           All judicial proceedings brought against the Parties arising out of or relating to this Agreement, or any obligations hereunder, shall be brought exclusively in any courts of the United States of America for the Southern District of New York.  By executing and delivering this agreement, the Parties, irrevocably (i) accept generally and unconditionally the exclusive jurisdiction and venue of these courts; (ii) waive any objections which such Party may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this agreement brought in the courts referred to in clause (i) above and hereby further irrevocably waive and agree not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum; (iii) agree that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such Party at their respective addresses provided in accordance with Section 10.3 of the Master Transaction Agreement; and (iv) agree that service as provided in clause (iii) above is sufficient to confer personal jurisdiction over such Party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect.

2

(b)           EMEHC AND ASSIGNEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EMEHC OR ASSIGNEE, WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  EACH OF EMEHC AND ASSIGNEE ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR SUCH PARTY ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER DOCUMENT.

[Remainder of Page Intentionally Left Blank]

3

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first written above.

EME HOMER CITY GENERATION L.P.,

By: MISSION ENERGY WESTSIDE, INC.,
its general partner

By:
Name:
Title:

HOMER CITY GENERATION, L.P.,

By: EFS HC GP, LLC, its general partner

By:
Name:
Title:

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION AGREEMENT]

Appendix I to the Assignment and Assumption Agreement

Assigned Assets and Liabilities

All rights and obligations of EMEHC, whether accrued or unaccrued, or fixed or contingent, under each of the following (in each case as amended, supplemented or modified prior to the date hereof):

[                ]

I-1

EXHIBIT C

BILL OF SALE

This BILL OF SALE, dated as of [                ], 2012 (this “Bill of Sale”), is entered into by EME Homer City Generation L.P. a Pennsylvania limited partnership (“EMEHC”), in favor of Homer City Generation, L.P., a Delaware limited partnership (“Assignee”) and indirect wholly-owned subsidiary of General Electric Capital Corporation (“GECC”).  EMEHC and Assignee are referred to individually as a “Party,” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Parties have entered into that certain Master Transaction Agreement, dated as of September 21, 2012 (as amended from time to time, the “Master Transaction Agreement”), pursuant to which EMEHC has agreed to assign, convey, transfer and deliver the Transferred Assets to Assignee, and Assignee has agreed to assume the Assumed Liabilities, upon the terms and conditions set forth in the Master Transaction Agreement; and

WHEREAS, the execution and delivery of this Bill of Sale is a condition to the Closing under the Master Transaction Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and pursuant to the terms and conditions of the Master Transaction Agreement:

1.       Definitions.  Capitalized terms used herein without definition shall have the meanings set forth in the Master Transaction Agreement.

2.       Bill of Sale from Seller.  Except as set forth in Section 3 below, on the terms and subject to the conditions in the Master Transaction Agreement, effective as of the Closing, EMEHC hereby assigns, conveys, transfers and delivers to Assignee, free and clear of all Applicable Encumbrances, and Assignee assumes and acquires from EMEHC, all of EMEHC’s right, title and interest in and to the Transferred Assets other than (i) the Real Property and (ii) the Assigned Assets (as defined in the Assignment Agreement).

3.       Excluded Assets.  For the avoidance of doubt, the Transferred Assets shall not include, and EMEHC is not assigning, conveying, transferring or delivering to Assignee any right, title or interest in or to any of the Excluded Assets.

4.       Terms of the Master Transaction Agreement.   This Bill of Sale is not intended to create any broader obligations of EMEHC than those contemplated in the Master Transaction Agreement.  In the event of any conflict, inconsistency or other difference between the terms of the Master Transaction Agreement and the terms hereof, the terms of the Master Transaction Agreement shall control.

5.       Assignment; No Third Party Beneficiaries.  This Bill of Sale and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, and shall survive the execution and delivery hereof.  This Bill of Sale is not intended to confer upon any other Person, except the Parties hereto, any obligations or remedies hereunder.  Without limiting the generality of the foregoing, no provision of this Bill of Sale shall create any third party beneficiary rights in any Person, including, but not limited to, any employee or former employee of EMEHC or any of its Affiliates (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Bill of Sale shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder.  The sole and exclusive remedy of EMEHC and Assignee with respect to a breach of this Bill of Sale shall be the remedies provided for in the Master Transaction Agreement.

6.       Governing Law.  This Bill of Sale shall be governed by and construed in accordance with the Laws of the State of New York (regardless of the Laws that might otherwise govern under applicable New York principles of conflicts of Law, other than Section 5-1401 of the New York General Obligations Law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

7.       Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.

(a)           All judicial proceedings brought against the Parties arising out of or relating to this Bill of Sale, or any obligations hereunder, shall be brought exclusively in any courts of the United States of America for the Southern District of New York.  By executing and delivering this agreement, the Parties, irrevocably (i) accept generally and unconditionally the exclusive jurisdiction and venue of these courts; (ii) waive any objections which such Party may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this agreement brought in the courts referred to in clause (i) above and hereby further irrevocably waive and agree not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum; (iii) agree that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such Party at their respective addresses provided in accordance with Section 10.3 of the Master Transaction Agreement; and (iv) agree that service as provided in clause (iii) above is sufficient to confer personal jurisdiction over such Party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect.

(b)           EMEHC AND ASSIGNEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS BILL OF SALE OR ANY OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EMEHC OR ASSIGNEE, WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  EACH OF EMEHC AND ASSIGNEE ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR SUCH PARTY ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER DOCUMENT.

2

8.       Counterparts.  This Bill of Sale may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

3

IN WITNESS WHEREOF, EMEHC has duly executed this Bill of Sale as of the date first above written.

EME HOMER CITY GENERATION L.P.,

By: MISSION ENERGY WESTSIDE, INC.,
its general partner

By:
Name:
Title:

Acknowledged and agreed by:

HOMER CITY GENERATION, L.P.,

By: EFS HC GP, LLC, its general partner

By:
Name:
Title:

[SIGNATURE PAGE TO BILL OF SALE]

EXHIBIT D

EMMT ASSIGNMENT AND ASSUMPTION AGREEMENT

EMMT ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of [                ], 2012 (this “Agreement”), by and among Edison Mission Marketing & Trading, Inc., a California corporation (“EMMT”) and Homer City Generation, L.P., a Delaware limited partnership (“Assignee”) and indirect wholly-owned subsidiary of General Electric Capital Corporation (“GECC”).  EMMT and Assignee are referred to individually as a “Party,” and collectively as the “Parties.”  Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Master Transaction Agreement (as defined below).

RECITALS

WHEREAS, EME Homer City Generation L.P., a Pennsylvania limited partnership (“EMEHC”) and Assignee have entered into that certain Master Transaction Agreement, dated as of September 21, 2012 (as amended from time to time, the “Master Transaction Agreement”), pursuant to which EMMT will assign to Assignee its rights (the “Assigned Assets”) and liabilities and obligations (the “Assigned Liabilities”) under those items set forth on Appendix I(1) hereto, upon the terms and conditions set forth in the Master Transaction Agreement and hereinafter in this Agreement.

NOW THEREFORE, for and in consideration of the premises and the mutual promises and covenants set forth herein:

1.     Assignment and Assumption.

(a)           The Assignee hereby undertakes, assumes and agrees to pay, perform or discharge in accordance with their terms, to the extent not heretofore paid, performed or discharged and subject to the limitations contained in this Agreement, the Assigned Liabilities.

(b)           EMMT hereby assigns to the Assignee, subject to the limitations contained in the Master Transaction Agreement and this Agreement, the Assigned Assets.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to in the Master Transaction Agreement, the Implementation Agreement, the Project Insurance Agreement, the other Ancillary Agreements or herein.

2.     Effectiveness.  This Agreement shall become effective on the Closing Date.

3.     Master Transaction Agreement.  This Agreement is delivered pursuant to and is subject to the Master Transaction Agreement.  In the event of any conflict between the terms of the Master Transaction Agreement and the terms of this Agreement, the terms of the Master Transaction Agreement shall prevail.  The assumption by the Assignee of the Assigned Liabilities shall not be construed to defeat, impair or limit in any way the rights, claims or remedies of the Assignee under the Master Transaction Agreement.

(1)           Appendix I to list all items set forth on Schedule 2.7 and all other items that the Parties mutually agree should be transferred.

1

4.     Representations and Warranties of EMMT.  EMMT represents and warrants to Assignee that, subject to Permitted Encumbrances, EMMT holds the ownership interests in and rights and title to the Assigned Assets, except as otherwise permitted pursuant to the Master Transaction Agreement.  Notwithstanding any other provision of this Agreement, the sole and exclusive remedy of Assignee with respect to the failure of the representation and warranty contained in the first sentence of this Section 4 shall be to seek indemnification from EMEHC under Section 8.2(b)(i) of the Master Transaction Agreement (for which purposes such representation and warranty shall be deemed to be a representation and warranty of EMEHC), subject to all applicable limitations set forth in the Master Transaction Agreement, including those limitations contained in Sections 8.2(b)(i) and 8.2(c) of the Master Transaction Agreement.

5.     Assignment; No Third Party Beneficiaries.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, and shall survive the execution and delivery hereof.  This Agreement is not intended to confer upon any other Person except the Parties hereto, any rights, interests, obligations or remedies hereunder.  Without limiting the generality of the foregoing, no provision of this Agreement shall create any third party beneficiary rights in any Person, including, but not limited to, any employee or former employee of EMMT or any of its Affiliates (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder.  The sole and exclusive remedy of EMMT and Assignee with respect to a breach of this Agreement shall be the remedies provided for in the Master Transaction Agreement.

6.     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.     Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York (regardless of the Laws that might otherwise govern under applicable New York principles of conflicts of Law, other than Section 5-1401 of the New York General Obligations Law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

8.     Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.

(a)           All judicial proceedings brought against the Parties arising out of or relating to this Agreement, or any obligations hereunder, shall be brought exclusively in any courts of the United States of America for the Southern District of New York.  By executing and delivering this agreement, the Parties, irrevocably (i) accept generally and unconditionally the exclusive jurisdiction and venue of these courts; (ii) waive any objections which such Party may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this agreement brought in the courts referred to in clause (i)

2

above and hereby further irrevocably waive and agree not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum; (iii) agree that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, (A) to Assignee at the address provided in accordance with Section 10.3 of the Master Transaction Agreement and (B) to EMMT at Edison Mission Marketing & Trading, Inc., One International Place, 9th Floor, Boston, MA 02110, Attention: Andy Hertneky; and (iv) agree that service as provided in clause (iii) above is sufficient to confer personal jurisdiction over such Party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect.

(b)           EMMT AND ASSIGNEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EMMT OR ASSIGNEE, WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  EACH OF EMMT AND ASSIGNEE ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR SUCH PARTY ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER DOCUMENT.

[Remainder of Page Intentionally Left Blank]

3

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first written above.

EDISON MISSION MARKETING & TRADING, INC.

By:
Name:
Title:

HOMER CITY GENERATION, L.P.,

By: EFS HC GP, LLC, its general partner

By:
Name:
Title:

[SIGNATURE PAGE TO EMMT ASSIGNMENT AND ASSUMPTION AGREEMENT]

Appendix I to the EMMT Assignment and Assumption Agreement

Assigned Assets and Liabilities

All rights and obligations of EMMT, whether accrued or unaccrued, or fixed or contingent, under each of the following (in each case as amended, supplemented or modified prior to the date hereof):

[                ]

I-1

EXHIBIT E

CERTIFICATION OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code of 1986, as amended, provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person.  For U.S. tax purposes (including section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.  To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by EME Homer City Generation L.P., a Pennsylvania limited partnership (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1.       Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder);

2.         Transferor is not a disregarded entity as defined in Treasury Regulation §1.1445-2(b)(2)(iii);

3.         Transferor’s U.S. employer identification number is 33-0826938; and

4.         Transferor’s office address is 1750 Power Plant Road, Homer City, Pennsylvania 15748.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

By:
Name:
Title:

Dated:                                  , 2012

EXHIBIT F

SPECIAL WARRANTY DEED(1)

from

[                              ],

a [                              ]

(“Grantor”)

to

HOMER CITY GENERATION, L.P.,

a Delaware limited partnership

(“Grantee”)

[INSERT PROPERTY ADDRESS]

Parcel Identification Number: [INSERT PARCEL IDENTIFICATION NUMBERS]

I hereby certify that the address of the above-named Grantee is:

c/o General Electric Capital Corporation
800 Long Ridge Road
Stamford, Connecticut 06927
Attention:  Homer City Portfolio Manager

On behalf of the Grantee

(1)  To be annotated as necessary to reflect (i) the appropriate Grantor entity (EME Homer City Generation L.P., Homer City Property Holdings, Inc., or an affiliate of either) (ii) environmental conditions pursuant to Section 405 of the Solid Waste Management Act (Act of July 7, 1980, P.L. 380, No. 97, 35 P.S. § 6018.405) and Section 512 of the Hazardous Sites Cleanup Act (Act of October 18, 1988, P.L. 756, No. 108, 35 P.S. § 6020.512), along with any remedial response actions taken; and (iii) any other disclosures necessary to comply with applicable law.

[special warranty deed]

SPECIAL WARRANTY DEED

THIS SPECIAL WARRANTY DEED is made this            day of                               , 2012, between [                            ], a [                            ], with an address at c/o Mission Energy Westside, Inc., 3 MacArthur Place, Suite 100, Santa Ana, California 92707 (“Grantor”), and HOMER CITY GENERATION, L.P., a Delaware limited partnership, with an address at c/o General Electric Capital Corporation, 800 Long Ridge Road, Stamford, Connecticut 06927, Attention:  Homer City Portfolio Manager (“Grantee”).

WITNESSETH, that the Grantor, for and in consideration of the sum of TEN and 00/100 DOLLARS ($10.00), lawful money of the United States of America, unto it well and truly paid by the Grantee, at or before the sealing and delivery hereof, the receipt whereof is hereby acknowledged, has granted, bargained and sold, aliened, enfeoffed, released and confirmed, and by these presents does grant, bargain and sell, alien, enfeoff, release and confirm unto the Grantee, its successors and assigns, the premises described as follows:

ALL THOSE CERTAIN lots, tracts, parcels or pieces of land with the buildings and improvements thereon erected, located in Indiana County, Pennsylvania, and more particularly described on Exhibit “A” attached hereto and forming a part hereof (the “Premises”).

UNDER AND SUBJECT to liens, encumbrances, restrictions, and easements set forth on Exhibit “B” attached hereto and forming a part hereof (collectively, the “Permitted Encumbrances”).

TOGETHER WITH all and singular the buildings, improvements, ways, streets, alleys, driveways, passages, waters, water-courses, rights, liberties, privileges, hereditaments and appurtenances, whatsoever unto the hereby granted Premises belonging, or in any wise appertaining, and the reversions and remainders, rents, issues and profits thereof; and all the estate, right, title, interest, property, claim and demand whatsoever of it, the Grantor, as well at law as in equity, or otherwise howsoever, of, in, and to the same and every part thereof.

[      ](2)

TO HAVE AND TO HOLD the Premises together with the buildings and improvements thereon erected, hereditaments and property hereby granted, or mentioned and intended so to be, with the appurtenances, unto the Grantee, its successors and assigns, to and for the only proper use and behoof of the Grantee, its successors and assigns forever, UNDER AND SUBJECT as aforesaid.

AND the Grantor, for itself and its successors and assigns does covenant, grant and agree,

(2)  The deed for the plant will also include the following: “EXCLUDING those certain electrical transmission or distribution facilities of New York State Electric & Gas Corporation (“NYSEG”) or Pennsylvania Electric Company (“Penelec”) or any of their respective affiliates located at the Premises (whether or not regarded as a “transmission” or “generation” asset for regulatory or accounting purposes) and retained by NYSEG and Penelec when Grantor acquired the Premises in 1999, including all switchyard facilities, substation facilities and supporting equipment, to the extent they relate to the transmission and distribution assets (the “Excluded Assets”) identified on Exhibit “C” attached hereto and forming a part hereof.”

2

to and with the Grantee, its successors and assigns, by these presents, that it, the Grantor and its successors and assigns, all and singular the buildings, hereditaments and premises hereby granted or mentioned and intended so to be, with the appurtenances, unto the Grantee, its successors and assigns, against it, the Grantor and its successors and assigns, and against all and every person and persons whomsoever lawfully claiming or to claim the same or any part thereof, by, from or under it, them or any of them, shall and will, UNDER AND SUBJECT as aforesaid, WARRANT and forever DEFEND.

[Grantor to insert a copy of the Deed Notice regarding the disposal of hazardous substances at the property pursuant to Section 405 of the Solid Waste Management Act (35 P.S. 6018.405) and Section 512 of the Hazardous Sites Cleanup Act (35 P.S. 6020.512)(3), except to the extent any such disclosure is no longer required.]

NOTICE:  THIS DOCUMENT DOES NOT SELL, CONVEY, TRANSFER, INCLUDE OR INSURE THE TITLE TO THE COAL AND RIGHT OF SUPPORT UNDERNEATH THE SURFACE LAND DESCRIBED OR REFERRED TO HEREIN, AND THE OWNER OR OWNERS OF SUCH COAL HAVE THE COMPLETE LEGAL RIGHT TO REMOVE ALL OF SUCH COAL AND, IN THAT CONNECTION, DAMAGE MAY RESULT TO THE SURFACE OF THE LAND AND ANY HOUSE, BUILDING OR OTHER STRUCTURE ON OR IN SUCH LAND.  THE INCLUSION OF THIS NOTICE DOES NOT ENLARGE, RESTRICT OR MODIFY ANY LEGAL RIGHTS OR ESTATES OTHERWISE CREATED, TRANSFERRED, EXCEPTED OR RESERVED BY THIS INSTRUMENT. [This notice is set forth in the manner provided in Section 1 of the Act of July 17, 1957, P.L. 984, as amended, and is not intended as notice of unrecorded instruments, if any.]

[Signature page follows]

(3)  The deed for the plant will also include the following: “set forth in the Deed, dated March 18, 1999, recorded at Deed Book Volume 1149, Page 605.

3

IN WITNESS WHEREOF, the Grantor has caused this Special Warranty Deed to be executed by its duly authorized officer, under its seal, on the day and year first above written.

[ ],
a [ ]

By:
Name:
Title:

NOTICE:  THE UNDERSIGNED, AS EVIDENCED BY THE SIGNATURE(S) TO THIS NOTICE AND THE ACCEPTANCE AND RECORDING OF THIS DEED, (IS/ARE) FULLY COGNIZANT OF THE FACT THAT THE UNDERSIGNED MAY NOT BE OBTAINING THE RIGHT OF PROTECTION AGAINST SUBSIDENCE, AS TO THE PROPERTY HEREIN CONVEYED, RESULTING FROM COAL MINING OPERATIONS AND THAT THE PURCHASED PROPERTY HEREIN CONVEYED, MAY BE PROTECTED FROM DAMAGE DUE TO MINE SUBSIDENCE BY A PRIVATE CONTRACT WITH THE OWNERS OF THE ECONOMIC INTEREST IN THE COAL.  THIS NOTICE IS INSERTED HEREIN TO COMPLY WITH THE BITUMINOUS MINE SUBSIDENCE AND LAND CONSERVATION ACT OF 1966, AS AMENDED 1980, OCT. 10, P.L. 874, NO. 156 § 1.

WITNESS:	HOMER CITY GENERATION, L.P.,
a Delaware limited partnership

By: ,
its general partner

By:	By:
Name:	Name:
Title:

[special warranty deed]

STATE OF	)
)
)
COUNTY OF	)

On this          day of                                   , 20            , before me a Notary Public, the undersigned officer, personally appeared                                               , who acknowledged himself/herself to be the                                          of [                            ], a                                corporation and the general partner of [                            ], a [                            ], and that he/she as such                                    of such general partner, being authorized to do so, executed the foregoing instrument for the purpose therein contained by signing the name of the limited partnership by himself/herself as                                                  of such general partner.

In Witness Whereof, I hereunto set my hand and official seal.

Notary Public

My Commission expires:

[special warranty deed]

EXHIBIT “A” — Premises Legal Description

[legal descriptions to be attached prior to recording]

Being the same property which                        by deed dated                  and recorded in the Office of the Recorder of Deeds of Indiana County, Pennsylvania in Book         , Page                          granted and conveyed to                             .

EXHIBIT “B” - Permitted Encumbrances

EXECUTION VERSION

DISCLOSURE SCHEDULES

TO

HOMER CITY ELECTRIC GENERATING STATION

MASTER TRANSACTION AGREEMENT

BY AND AMONG

EME HOMER CITY GENERATION L.P. and

HOMER CITY GENERATION, L.P., as ASSIGNEE

Dated as of September 21, 2012

1

Disclosure Schedules

The following disclosure schedules (these “Schedules”) set forth certain disclosures to or qualify the representations and warranties of EME Homer City Generation L.P., a Pennsylvania limited partnership (“EMEHC”), the representations and warranties of Homer City Generation, L.P., a Delaware limited partnership (“Assignee”) and indirect wholly owned subsidiary of General Electric Capital Corporation (“GECC”), and the covenants and other matters in each case as contained in the Master Transaction Agreement, dated as of September 21, 2012 (the “Agreement”), by and between EMEHC and Assignee.  Any capitalized terms used in any Schedule but not otherwise defined herein shall be defined as set forth in the Agreement.  Any matter set forth in any section of any Schedule shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced, and also in all other sections of the Schedules to which such matter’s application or relevance is reasonably apparent on the face of such disclosure.

These Schedules are hereby incorporated and made a part of and are an integral part of the Agreement.  EMEHC may, at its option, include in these Schedules items that are not material, or are otherwise not required to be disclosed by the Agreement, in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality, to define further the meaning of such terms for purposes of the Agreement or otherwise, that such items have had or are expected to result in a Material Adverse Effect or that such items actually constitute noncompliance with, or violation of, any Law, Permit or Contract or other topic to which such disclosure is applicable.  Any matter set forth in any section of these Schedules shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced, and also in all other sections of these Schedules to which such matter’s application or relevance is reasonably apparent on the face of such disclosure.  Nothing contained in these Schedules should be construed as an admission of liability or responsibility of any Party to any third party in connection with any pending or threatened matter or proceeding or otherwise.  In no event shall the listing or disclosure of any information or document or matter in these Schedules or in the documents referred to herein constitute or be deemed to imply any representation, warranty, undertaking, indemnity, covenant or other obligation of EMEHC not expressly set out in the Agreement nor shall such disclosure be construed or taken as extending the scope of any representation or warranty, undertaking, indemnity, covenant or obligation set out in the Agreement. When a contract, agreement, instrument or other document is referred to herein and copies of such contract, agreement, instrument or other document have been provided to Assignee or its Representatives prior to the date hereof, or otherwise made available to Assignee or its Representatives in the on-line data room maintained by EMEHC prior to the date hereof, the disclosure contained herein shall be qualified in its entirety by reference to the terms of the contract, agreement, instrument or other document so provided.

These Schedules and all information contained herein are confidential and may not be disclosed to any other Person except as permitted pursuant to the Agreement.

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Schedule 1.1(a) — Facility Leases

Facility Lease Agreement (OL1), dated as of December 7, 2001, between Homer City OL1 LLC and EME Homer City Generation L.P.

Facility Lease Agreement (OL2), dated as of December 7, 2001, between Homer City OL2 LLC and EME Homer City Generation L.P.

Facility Lease Agreement (OL3), dated as of December 7, 2001, between Homer City OL3 LLC and EME Homer City Generation L.P.

Facility Lease Agreement (OL4), dated as of December 7, 2001, between Homer City OL4 LLC and EME Homer City Generation L.P.

Facility Lease Agreement (OL5), dated as of December 7, 2001, between Homer City OL5 LLC and EME Homer City Generation L.P.

Facility Lease Agreement (OL6), dated as of December 7, 2001, between Homer City OL6 LLC and EME Homer City Generation L.P.

Facility Lease Agreement (OL7), dated as of December 7, 2001, between Homer City OL7 LLC and EME Homer City Generation L.P.

Facility Lease Agreement (OL8), dated as of December 7, 2001, between Homer City OL8 LLC and EME Homer City Generation L.P.

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Schedule 1.1(b) — Persons Having Knowledge

(i) With respect to EMEHC:

Maria Rigatti

Dan McDevitt

(ii) With respect to Assignee:

Mark Mellana

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Schedule 1.1(c) — Leveraged Lease Documents

Documents Concerning Homer City OL1

Participation Agreement (OL1), dated as of December 7, 2001, among EME Homer City Generation L.P., Homer City OL1 LLC, General Electric Capital Corporation, Wells Fargo Bank Northwest, National Association, The Bank of New York and Homer City Funding, LLC

Warranty Deed (OL1), dated as of December 7, 2001, between EME Homer City Generation L.P. and Homer City OL1 LLC

Facility Lease Agreement (OL1), dated as of December 7, 2001, between Homer City OL1 LLC and EME Homer City Generation L.P.

Facility Site Lease and Easement Agreement (OL1), dated as of December 7, 2001, between EME Homer City Generation L.P. and Homer City OL1 LLC

Memorandum of the Facility Lease Agreement (OL1), dated as of December 7, 2001, executed by Homer City OL1 LLC and EME Homer City Generation L.P.

Memorandum of the Facility Site Lease and Easement Agreement (OL1), dated as of December 7, 2001, executed by EME Homer City Generation L.P. and Homer City OL1 LLC

Facility Site Sublease Agreement (OL1), dated as of December 7, 2001, between Homer City OL1 LLC and EME Homer City Generation L.P.

Memorandum of the Facility Site Sublease Agreement (OL1), dated as of December 7, 2001, executed by Homer City OL1 LLC and EME Homer City Generation L.P.

Tax Indemnity Agreement, dated as of December 7, 2001 between General Electric Capital Corporation and EME Homer City Generation L.P.

Bill of Sale (OL1), dated as of December 7, 2001, executed by EME Homer City Generation L.P. in favor of Homer City OL1 LLC

Assumption Agreement, dated as of December 7, 2001, among EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC, Homer City OL8 LLC, The Bank of New York and Homer City Funding LLC

Assumption and Release Agreement, dated as of December 7, 2001, among Edison Mission Holdings Co., Edison Mission Finance Co., The Bank of New York and EME Homer City Generation L.P.

Ownership and Operation Agreement, dated as of December 7, 2001, among Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC, Homer City OL8 LLC, General Electric

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Capital Corporation, The Bank of New York and EME Homer City Generation L.P.

Amended and Restated Guarantee and Collateral Agreement, dated as of December 7, 2001, between EME Homer City Generation L.P. and The Bank of New York

Amended and Restated Security Deposit Agreement, dated as of December 7, 2001, between EME Homer City Generation L.P. and The Bank of New York

Designated Account Representative Agreement Relating to the NOx Allowance Program, dated as of December 7, 2001, among EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC and Homer City OL8 LLC

Designated Account Representative Agreement Relating to the Acid Rain Program, dated as of December 7, 2001, among EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC and Homer City OL8 LLC

Letter, dated December 7, 2001, delivered by Edison Mission Energy to General Electric Capital Corporation and The Bank of New York

Letter, dated December 7, 2001, delivered by Edison Mission Marketing & Trading Inc. to General Electric Capital Corporation and The Bank of New York

Special Tax Indemnity Agreement (STIA1), dated as of December 7, 2001, among EME Homer City Generation L.P., Edison Mission Energy and General Electric Capital Corporation

Documents Concerning Homer City OL2

Participation Agreement (OL2), dated as of December 7, 2001, among EME Homer City Generation L.P., Homer City OL2 LLC, General Electric Capital Corporation, Wells Fargo Bank Northwest, National Association, The Bank of New York and Homer City Funding, LLC

Warranty Deed (OL2), dated as of December 7, 2001, between EME Homer City Generation L.P. and Homer City OL2 LLC

Facility Lease Agreement (OL2), dated as of December 7, 2001, between Homer City OL2 LLC and EME Homer City Generation L.P.

Facility Site Lease and Easement Agreement (OL2), dated as of December 7, 2001, between EME Homer City Generation L.P. and Homer City OL2 LLC

Memorandum of the Facility Lease Agreement (OL2), dated as of December 7, 2001, executed by Homer City OL2 LLC and EME Homer City Generation L.P.

Memorandum of the Facility Site Lease and Easement Agreement (OL2), dated as of December 7, 2001, executed by EME Homer City Generation L.P. and Homer City OL2 LLC

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Facility Site Sublease Agreement (OL2), dated as of December 7, 2001, between Homer City OL2 LLC and EME Homer City Generation L.P.

Memorandum of the Facility Site Sublease Agreement (OL2), dated as of December 7, 2001, executed by Homer City OL2 LLC and EME Homer City Generation L.P.

Tax Indemnity Agreement, dated as of December 7, 2001 between General Electric Capital Corporation and EME Homer City Generation L.P.

Bill of Sale (OL2), dated as of December 7, 2001, executed by EME Homer City Generation L.P. in favor of Homer City OL2 LLC

Assumption Agreement, dated as of December 7, 2001, among EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC, Homer City OL8 LLC, The Bank of New York and Homer City Funding LLC

Assumption and Release Agreement, dated as of December 7, 2001, among Edison Mission Holdings Co., Edison Mission Finance Co., The Bank of New York and EME Homer City Generation L.P.

Ownership and Operation Agreement, dated as of December 7, 2001, among Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC, Homer City OL8 LLC, General Electric Capital Corporation, The Bank of New York and EME Homer City Generation L.P.

Amended and Restated Guarantee and Collateral Agreement, dated as of December 7, 2001, between EME Homer City Generation L.P. and The Bank of New York

Amended and Restated Security Deposit Agreement, dated as of December 7, 2001, between EME Homer City Generation L.P. and The Bank of New York

Designated Account Representative Agreement Relating to the NOx Allowance Program, dated as of December 7, 2001, among EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC and Homer City OL8 LLC

Designated Account Representative Agreement Relating to the Acid Rain Program, dated as of December 7, 2001, among EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC and Homer City OL8 LLC

Letter, dated December 7, 2001, delivered by Edison Mission Energy to General Electric Capital Corporation and The Bank of New York

Letter, dated December 7, 2001, delivered by Edison Mission Marketing & Trading Inc. to General Electric Capital Corporation and The Bank of New York

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Special Tax Indemnity Agreement (STIA2), dated as of December 7, 2001, among EME Homer City Generation L.P., Edison Mission Energy and General Electric Capital Corporation

Documents Concerning Homer City OL3

Participation Agreement (OL3), dated as of December 7, 2001, among EME Homer City Generation L.P., Homer City OL3 LLC, General Electric Capital Corporation, Wells Fargo Bank Northwest, National Association, The Bank of New York and Homer City Funding, LLC

Warranty Deed (OL3), dated as of December 7, 2001, between EME Homer City Generation L.P. and Homer City OL3 LLC

Facility Lease Agreement (OL3), dated as of December 7, 2001, between Homer City OL3 LLC and EME Homer City Generation L.P.

Facility Site Lease and Easement Agreement (OL3), dated as of December 7, 2001, between EME Homer City Generation L.P. and Homer City OL3 LLC

Memorandum of the Facility Lease Agreement (OL3), dated as of December 7, 2001, executed by Homer City OL3 LLC and EME Homer City Generation L.P.

Memorandum of the Facility Site Lease and Easement Agreement (OL3), dated as of December 7, 2001, executed by EME Homer City Generation L.P. and Homer City OL3 LLC

Facility Site Sublease Agreement (OL3), dated as of December 7, 2001, between Homer City OL3 LLC and EME Homer City Generation L.P.

Memorandum of the Facility Site Sublease Agreement (OL3), dated as of December 7, 2001, executed by Homer City OL3 LLC and EME Homer City Generation L.P.

Tax Indemnity Agreement, dated as of December 7, 2001 between General Electric Capital Corporation and EME Homer City Generation L.P.

Bill of Sale (OL3), dated as of December 7, 2001, executed by EME Homer City Generation L.P. in favor of Homer City OL3 LLC

Assumption Agreement, dated as of December 7, 2001, among EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC, Homer City OL8 LLC, The Bank of New York and Homer City Funding LLC

Assumption and Release Agreement, dated as of December 7, 2001, among Edison Mission Holdings Co., Edison Mission Finance Co., The Bank of New York and EME Homer City Generation L.P.

Ownership and Operation Agreement, dated as of December 7, 2001, among Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC, Homer City OL8 LLC, General Electric

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Capital Corporation, The Bank of New York and EME Homer City Generation L.P.

Amended and Restated Guarantee and Collateral Agreement, dated as of December 7, 2001, between EME Homer City Generation L.P. and The Bank of New York

Amended and Restated Security Deposit Agreement, dated as of December 7, 2001, between EME Homer City Generation L.P. and The Bank of New York

Designated Account Representative Agreement Relating to the NOx Allowance Program, dated as of December 7, 2001, among EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC and Homer City OL8 LLC

Designated Account Representative Agreement Relating to the Acid Rain Program, dated as of December 7, 2001, among EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC and Homer City OL8 LLC

Letter, dated December 7, 2001, delivered by Edison Mission Energy to General Electric Capital Corporation and The Bank of New York

Letter, dated December 7, 2001, delivered by Edison Mission Marketing & Trading Inc. to General Electric Capital Corporation and The Bank of New York

Special Tax Indemnity Agreement (STIA3), dated as of December 7, 2001, among EME Homer City Generation L.P., Edison Mission Energy and General Electric Capital Corporation

Documents Concerning Homer City OL4

Participation Agreement (OL4), dated as of December 7, 2001, among EME Homer City Generation L.P., Homer City OL4 LLC, General Electric Capital Corporation, Wells Fargo Bank Northwest, National Association, The Bank of New York and Homer City Funding, LLC

Warranty Deed (OL4), dated as of December 7, 2001, between EME Homer City Generation L.P. and Homer City OL4 LLC

Facility Lease Agreement (OL4), dated as of December 7, 2001, between Homer City OL4 LLC and EME Homer City Generation L.P.

Facility Site Lease and Easement Agreement (OL4), dated as of December 7, 2001, between EME Homer City Generation L.P. and Homer City OL4 LLC

Memorandum of the Facility Lease Agreement (OL4), dated as of December 7, 2001, executed by Homer City OL4 LLC and EME Homer City Generation L.P.

Memorandum of the Facility Site Lease and Easement Agreement (OL4), dated as of December 7, 2001, executed by EME Homer City Generation L.P. and Homer City OL4 LLC

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Facility Site Sublease Agreement (OL4), dated as of December 7, 2001, between Homer City OL4 LLC and EME Homer City Generation L.P.

Memorandum of the Facility Site Sublease Agreement (OL4), dated as of December 7, 2001, executed by Homer City OL4 LLC and EME Homer City Generation L.P.

Tax Indemnity Agreement, dated as of December 7, 2001 between General Electric Capital Corporation and EME Homer City Generation L.P.

Bill of Sale (OL4), dated as of December 7, 2001, executed by EME Homer City Generation L.P. in favor of Homer City OL4 LLC

Assumption Agreement, dated as of December 7, 2001, among EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC, Homer City OL8 LLC, The Bank of New York and Homer City Funding LLC

Assumption and Release Agreement, dated as of December 7, 2001, among Edison Mission Holdings Co., Edison Mission Finance Co., The Bank of New York and EME Homer City Generation L.P.

Ownership and Operation Agreement, dated as of December 7, 2001, among Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC, Homer City OL8 LLC, General Electric Capital Corporation, The Bank of New York and EME Homer City Generation L.P.

Amended and Restated Guarantee and Collateral Agreement, dated as of December 7, 2001, between EME Homer City Generation L.P. and The Bank of New York

Amended and Restated Security Deposit Agreement, dated as of December 7, 2001, between EME Homer City Generation L.P. and The Bank of New York

Designated Account Representative Agreement Relating to the NOx Allowance Program, dated as of December 7, 2001, among EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC and Homer City OL8 LLC

Designated Account Representative Agreement Relating to the Acid Rain Program, dated as of December 7, 2001, among EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC and Homer City OL8 LLC

Letter, dated December 7, 2001, delivered by Edison Mission Energy to General Electric Capital Corporation and The Bank of New York

Letter, dated December 7, 2001, delivered by Edison Mission Marketing & Trading Inc. to General Electric Capital Corporation and The Bank of New York

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Special Tax Indemnity Agreement (STIA4), dated as of December 7, 2001, among EME Homer City Generation L.P., Edison Mission Energy and General Electric Capital Corporation

Documents Concerning Homer City OL5

Participation Agreement (OL5), dated as of December 7, 2001, among EME Homer City Generation L.P., Homer City OL5 LLC, General Electric Capital Corporation, Wells Fargo Bank Northwest, National Association, The Bank of New York and Homer City Funding, LLC

Warranty Deed (OL5), dated as of December 7, 2001, between EME Homer City Generation L.P. and Homer City OL5 LLC

Facility Lease Agreement (OL5), dated as of December 7, 2001, between Homer City OL5 LLC and EME Homer City Generation L.P.

Facility Site Lease and Easement Agreement (OL5), dated as of December 7, 2001, between EME Homer City Generation L.P. and Homer City OL5 LLC

Memorandum of the Facility Lease Agreement (OL5), dated as of December 7, 2001, executed by Homer City OL5 LLC and EME Homer City Generation L.P.

Memorandum of the Facility Site Lease and Easement Agreement (OL5), dated as of December 7, 2001, executed by EME Homer City Generation L.P. and Homer City OL5 LLC

Facility Site Sublease Agreement (OL5), dated as of December 7, 2001, between Homer City OL5 LLC and EME Homer City Generation L.P.

Memorandum of the Facility Site Sublease Agreement (OL5), dated as of December 7, 2001, executed by Homer City OL5 LLC and EME Homer City Generation L.P.

Tax Indemnity Agreement, dated as of December 7, 2001 between General Electric Capital Corporation and EME Homer City Generation L.P.

Bill of Sale (OL5), dated as of December 7, 2001, executed by EME Homer City Generation L.P. in favor of Homer City OL5 LLC

Assumption Agreement, dated as of December 7, 2001, among EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC, Homer City OL8 LLC, The Bank of New York and Homer City Funding LLC

Assumption and Release Agreement, dated as of December 7, 2001, among Edison Mission Holdings Co., Edison Mission Finance Co., The Bank of New York and EME Homer City Generation L.P.

Ownership and Operation Agreement, dated as of December 7, 2001, among Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC, Homer City OL8 LLC, General Electric

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Capital Corporation, The Bank of New York and EME Homer City Generation L.P.

Amended and Restated Guarantee and Collateral Agreement, dated as of December 7, 2001, between EME Homer City Generation L.P. and The Bank of New York

Amended and Restated Security Deposit Agreement, dated as of December 7, 2001, between EME Homer City Generation L.P. and The Bank of New York

Designated Account Representative Agreement Relating to the NOx Allowance Program, dated as of December 7, 2001, among EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC and Homer City OL8 LLC

Designated Account Representative Agreement Relating to the Acid Rain Program, dated as of December 7, 2001, among EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC and Homer City OL8 LLC

Letter, dated December 7, 2001, delivered by Edison Mission Energy to General Electric Capital Corporation and The Bank of New York

Letter, dated December 7, 2001, delivered by Edison Mission Marketing & Trading Inc. to General Electric Capital Corporation and The Bank of New York

Special Tax Indemnity Agreement (STIA5), dated as of December 7, 2001, among EME Homer City Generation L.P., Edison Mission Energy and General Electric Capital Corporation

Documents Concerning Homer City OL6

Participation Agreement (OL6), dated as of December 7, 2001, among EME Homer City Generation L.P., Homer City OL6 LLC, Metropolitan Life Insurance Company, Wells Fargo Bank Northwest, National Association, The Bank of New York and Homer City Funding, LLC

Warranty Deed (OL6), dated as of December 7, 2001, between EME Homer City Generation L.P. and Homer City OL6 LLC

Facility Lease Agreement (OL6), dated as of December 7, 2001, between Homer City OL6 LLC and EME Homer City Generation L.P.

Facility Site Lease and Easement Agreement (OL6), dated as of December 7, 2001, between EME Homer City Generation L.P. and Homer City OL6 LLC

Memorandum of the Facility Lease Agreement (OL6), dated as of December 7, 2001, executed by Homer City OL6 LLC and EME Homer City Generation L.P.

Memorandum of the Facility Site Lease and Easement Agreement (OL6), dated as of December 7, 2001, executed by EME Homer City Generation L.P. and Homer City OL6 LLC

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Facility Site Sublease Agreement (OL6), dated as of December 7, 2001, between Homer City OL6 LLC and EME Homer City Generation L.P.

Memorandum of the Facility Site Sublease Agreement (OL6), dated as of December 7, 2001, executed by Homer City OL6 LLC and EME Homer City Generation L.P.

Tax Indemnity Agreement, dated as of December 7, 2001 between Metropolitan Life Insurance Company and EME Homer City Generation L.P.

Bill of Sale (OL6), dated as of December 7, 2001, executed by EME Homer City Generation L.P. in favor of Homer City OL6 LLC

Assumption Agreement, dated as of December 7, 2001, among EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC, Homer City OL8 LLC, The Bank of New York and Homer City Funding LLC

Assumption and Release Agreement, dated as of December 7, 2001, among Edison Mission Holdings Co., Edison Mission Finance Co., The Bank of New York and EME Homer City Generation L.P.

Ownership and Operation Agreement, dated as of December 7, 2001, among Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC, Homer City OL8 LLC, General Electric Capital Corporation, The Bank of New York and EME Homer City Generation L.P.

Amended and Restated Guarantee and Collateral Agreement, dated as of December 7, 2001, between EME Homer City Generation L.P. and The Bank of New York

Amended and Restated Security Deposit Agreement, dated as of December 7, 2001, between EME Homer City Generation L.P. and The Bank of New York

Designated Account Representative Agreement Relating to the NOx Allowance Program, dated as of December 7, 2001, among EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC and Homer City OL8 LLC

Designated Account Representative Agreement Relating to the Acid Rain Program, dated as of December 7, 2001, among EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC and Homer City OL8 LLC

Letter, dated December 7, 2001, delivered by Edison Mission Energy to General Electric Capital Corporation and The Bank of New York

Letter, dated December 7, 2001, delivered by Edison Mission Marketing & Trading Inc. to General Electric Capital Corporation and The Bank of New York

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Special Tax Indemnity Agreement (STIA6), dated as of December 7, 2001, among EME Homer City Generation L.P., Edison Mission Energy and General Electric Capital Corporation

Documents Concerning Homer City OL7

Participation Agreement (OL7), dated as of December 7, 2001, among EME Homer City Generation L.P., Homer City OL7 LLC, General Electric Capital Corporation, Wells Fargo Bank Northwest, National Association, The Bank of New York and Homer City Funding, LLC

Warranty Deed (OL7), dated as of December 7, 2001, between EME Homer City Generation L.P. and Homer City OL7 LLC

Facility Lease Agreement (OL7), dated as of December 7, 2001, between Homer City OL7 LLC and EME Homer City Generation L.P.

Facility Site Lease and Easement Agreement (OL7), dated as of December 7, 2001, between EME Homer City Generation L.P. and Homer City OL7 LLC

Memorandum of the Facility Lease Agreement (OL7), dated as of December 7, 2001, executed by Homer City OL7 LLC and EME Homer City Generation L.P.

Memorandum of the Facility Site Lease and Easement Agreement (OL7), dated as of December 7, 2001, executed by EME Homer City Generation L.P. and Homer City OL7 LLC

Facility Site Sublease Agreement (OL7), dated as of December 7, 2001, between Homer City OL7 LLC and EME Homer City Generation L.P.

Memorandum of the Facility Site Sublease Agreement (OL7), dated as of December 7, 2001, executed by Homer City OL7 LLC and EME Homer City Generation L.P.

Tax Indemnity Agreement, dated as of December 7, 2001 between General Electric Capital Corporation and EME Homer City Generation L.P.

Bill of Sale (OL7), dated as of December 7, 2001, executed by EME Homer City Generation L.P. in favor of Homer City OL7 LLC

Assumption Agreement, dated as of December 7, 2001, among EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL7 LLC, Homer City OL7 LLC, Homer City OL8 LLC, The Bank of New York and Homer City Funding LLC

Assumption and Release Agreement, dated as of December 7, 2001, among Edison Mission Holdings Co., Edison Mission Finance Co., The Bank of New York and EME Homer City Generation L.P.

Ownership and Operation Agreement, dated as of December 7, 2001, among Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC, Homer City OL8 LLC, General Electric

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Capital Corporation, The Bank of New York and EME Homer City Generation L.P.

Amended and Restated Guarantee and Collateral Agreement, dated as of December 7, 2001, between EME Homer City Generation L.P. and The Bank of New York

Amended and Restated Security Deposit Agreement, dated as of December 7, 2001, between EME Homer City Generation L.P. and The Bank of New York

Designated Account Representative Agreement Relating to the NOx Allowance Program, dated as of December 7, 2001, among EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC and Homer City OL8 LLC

Designated Account Representative Agreement Relating to the Acid Rain Program, dated as of December 7, 2001, among EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC and Homer City OL8 LLC

Letter, dated December 7, 2001, delivered by Edison Mission Energy to General Electric Capital Corporation and The Bank of New York

Letter, dated December 7, 2001, delivered by Edison Mission Marketing & Trading Inc. to General Electric Capital Corporation and The Bank of New York

Special Tax Indemnity Agreement (STIA7), dated as of December 7, 2001, among EME Homer City Generation L.P., Edison Mission Energy and General Electric Capital Corporation

Documents Concerning Homer City OL8

Participation Agreement (OL8), dated as of December 7, 2001, among EME Homer City Generation L.P., Homer City OL8 LLC, General Electric Capital Corporation, Wells Fargo Bank Northwest, National Association, The Bank of New York and Homer City Funding, LLC

Warranty Deed (OL8), dated as of December 7, 2001, between EME Homer City Generation L.P. and Homer City OL8 LLC

Facility Lease Agreement (OL8), dated as of December 7, 2001, between Homer City OL8 LLC and EME Homer City Generation L.P.

Facility Site Lease and Easement Agreement (OL8), dated as of December 7, 2001, between EME Homer City Generation L.P. and Homer City OL8 LLC

Memorandum of the Facility Lease Agreement (OL8), dated as of December 7, 2001, executed by Homer City OL8 LLC and EME Homer City Generation L.P.

Memorandum of the Facility Site Lease and Easement Agreement (OL8), dated as of December 7, 2001, executed by EME Homer City Generation L.P. and Homer City OL8 LLC

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Facility Site Sublease Agreement (OL8), dated as of December 7, 2001, between Homer City OL8 LLC and EME Homer City Generation L.P.

Memorandum of the Facility Site Sublease Agreement (OL8), dated as of December 7, 2001, executed by Homer City OL8 LLC and EME Homer City Generation L.P.

Tax Indemnity Agreement, dated as of December 7, 2001 between General Electric Capital Corporation and EME Homer City Generation L.P.

Bill of Sale (OL8), dated as of December 7, 2001, executed by EME Homer City Generation L.P. in favor of Homer City OL8 LLC

Assumption Agreement, dated as of December 7, 2001, among EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC, Homer City OL8 LLC, The Bank of New York and Homer City Funding LLC

Assumption and Release Agreement, dated as of December 7, 2001, among Edison Mission Holdings Co., Edison Mission Finance Co., The Bank of New York and EME Homer City Generation L.P.

Ownership and Operation Agreement, dated as of December 7, 2001, among Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC, Homer City OL8 LLC, General Electric Capital Corporation, The Bank of New York and EME Homer City Generation L.P.

Amended and Restated Guarantee and Collateral Agreement, dated as of December 7, 2001, between EME Homer City Generation L.P. and The Bank of New York

Amended and Restated Security Deposit Agreement, dated as of December 7, 2001, between EME Homer City Generation L.P. and The Bank of New York

Designated Account Representative Agreement Relating to the NOx Allowance Program, dated as of December 7, 2001, among EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC and Homer City OL8 LLC

Designated Account Representative Agreement Relating to the Acid Rain Program, dated as of December 7, 2001, among EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC and Homer City OL8 LLC

Letter, dated December 7, 2001, delivered by Edison Mission Energy to General Electric Capital Corporation and The Bank of New York

Letter, dated December 7, 2001, delivered by Edison Mission Marketing & Trading Inc. to General Electric Capital Corporation and The Bank of New York

Special Tax Indemnity Agreement (STIA8), dated as of December 7, 2001, among EME Homer City Generation L.P., Edison Mission Energy and General Electric Capital Corporation

16

Schedule 1.1(d) — Permitted Encumbrances

Surety Bond-Mining (General), dated March 12, 2001, by EME Homer City Generation L.P. and Argonaut Insurance Company

Surety Bond, dated February 3, 1999, by EME Homer City Generation L.P. and Safeco Insurance Company of America

Encumbrances in connection with the Leveraged Lease Documents, including those Encumbrances set forth in the UCC table, below.

Below, please find a table of UCC financing statements filed against EMEHC with the Secretary of the Commonwealth of Pennsylvania as of August 9, 2012.

UCC Date	UCC Ref #	Debtor Name	Secured Party	Jurisdiction	Type	Description
12/17/01	34721711	EME Homer City Generation L.P.	The Bank of New York, as Security Agent	PA	Financing Statement	“Homer City OL5 c/o Wells Fargo Bank Minnesota, N.A. Corporate Trust Services” listed as assignor secured party
12/12/06	2006121207351		The Bank of New York, as Security Agent	PA	Financing Statement Amendment	Continuation of 34721711
12/12/06	2006121207630		The Bank of New York, as Security Agent	PA	Financing Statement Amendment	Amendment of 34721711 re: address of secured party
11/9/11	2011110902175		Bank of New York as Security Agent The	PA	Financing Statement Amendment	Continuation of 34721711
12/17/01	34721732	EME Homer City Generation L.P.	The Bank of New York, as Security Agent	PA	Financing Statement	“Homer City OL4 c/o Wells Fargo Bank Minnesota, N.A. Corporate Trust Services” listed as assignor secured party
12/12/06	2006121207438		The Bank of New York, as Security Agent	PA	Financing Statement Amendment	Continuation of 34721732
12/12/06	2006121207654		The Bank of New York, as Security Agent	PA	Financing Statement Amendment	Amendment of 34721732 re: address of secured party
11/9/11	2011110902214		Bank of New York as Security Agent The	PA	Financing Statement Amendment	Continuation of 34721732

17

UCC Date	UCC Ref #	Debtor Name	Secured Party	Jurisdiction	Type	Description
12/17/01	34721753	EME Homer City Generation L.P.	The Bank of New York, as Security Agent	PA	Financing Statement	“Homer City OL3 c/o Wells Fargo Bank Minnesota, N.A. Corporate Trust Services” listed as assignor secured party
12/12/06	2006121207414		The Bank of New York, as Security Agent	PA	Financing Statement Amendment	Continuation of 34721753
12/12/06	2006121207553		The Bank of New York, as Security Agent	PA	Financing Statement Amendment	Amendment of 34721753 re: address of secured party
11/9/11	2011110902238		Bank of New York as Security Agent The	PA	Financing Statement Amendment	Continuation of 34721753
12/17/01	34721774	EME Homer City Generation L.P.	The Bank of New York, as Security Agent	PA	Financing Statement	“Homer City OL2 c/o Wells Fargo Bank Minnesota, N.A. Corporate Trust Services” listed as assignor secured party
12/12/06	2006121207399		The Bank of New York, as Security Agent	PA	Financing Statement Amendment	Continuation of 34721774
12/12/06	2006121207678		The Bank of New York, as Security Agent	PA	Financing Statement Amendment	Amendment of 34721774 re: address of secured party
11/9/11	2011110902252		Bank of New York as Security Agent The	PA	Financing Statement Amendment	Continuation of 34721774
12/17/01	34730155	EME Homer City Generation L.P.	The Bank of New York, as Security Agent	PA	Financing Statement	“Homer City OL6 c/o Wells Fargo Bank Minnesota, N.A. Corporate Trust Services” listed as assignor secured party
10/10/06	2006101001173		The Bank of New York, as Collateral Agent	PA	Financing Statement Amendment	Continuation of 34730155
10/13/06	2006101303767		The Bank of New York, as Collateral Agent	PA	Financing Statement Amendment	Amendment of 34730155 re: address of secured party and to change capacity of secured party from “Security Agent” to “Collateral Agent”

18

UCC Date	UCC Ref #	Debtor Name	Secured Party	Jurisdiction	Type	Description
7/2/07	2007070501076	EME Homer City Generation L.P.	The Bank of New York, as Collateral Agent	PA	Financing Statement Amendment	Amendment of 34730155 to change capacity of secured party from “Collateral Agent” to “Security Agent”
11/9/11	2011110902276		Bank of New York as Security Agent The	PA	Financing Statement Amendment	Continuation of 34730155
12/17/01	34730222	EME Homer City Generation L.P.	The Bank of New York, as Security Agent	PA	Financing Statement	“Homer City OL1 c/o Wells Fargo Bank Minnesota, N.A. Corporate Trust Services” listed as assignor secured party
12/12/06	2006121207337		The Bank of New York, as Security Agent	PA	Financing Statement Amendment	Continuation of 34730222
12/12/06	2006121207577		The Bank of New York, as Security Agent	PA	Financing Statement Amendment	Amendment of 34730222 re: address of secured party
11/9/11	2011110902353		Bank of New York as Security Agent The	PA	Financing Statement Amendment	Continuation of 34730222
12/18/01	34730243	EME Homer City Generation L.P.	The Bank of New York, as Security Agent	PA	Financing Statement	“Homer City OL7 c/o Wells Fargo Bank Minnesota, N.A. Corporate Trust Services” listed as assignor secured party
12/12/06	2006121207375		The Bank of New York, as Security Agent	PA	Financing Statement Amendment	Continuation of 34730243
12/12/06	2006121207591		The Bank of New York, as Security Agent	PA	Financing Statement Amendment	Amendment of 34730243 re: address of secured party
11/9/11	2011110902339		Bank of New York as Security Agent The	PA	Financing Statement Amendment	Continuation of 34730243
12/17/01	34730264	EME Homer City Generation L.P.	The Bank of New York, as Security Agent	PA	Financing Statement	“Homer City OL8 c/o Wells Fargo Bank Minnesota, N.A. Corporate Trust Services” listed as assignor secured party
12/12/06	2006121207313		The Bank of	PA	Financing	Continuation of

19

UCC Date	UCC Ref #	Debtor Name	Secured Party	Jurisdiction	Type	Description
			New York, as Security Agent		Statement Amendment	34730264
12/12/06	2006121207539		The Bank of New York, as Security Agent	PA	Financing Statement Amendment	Amendment of 34730264 re: address of secured party
11/9/11	2011110902377		Bank of New York as Security Agent The	PA	Financing Statement Amendment	Continuation of 34730264
12/19/01	34731687	EME Homer City Generation L.P.	The Bank of New York, as collateral agent	PA	Financing Statement
12/5/06	2006120506354		The Bank of New York, as Collateral Agent	PA	Financing Statement Amendment	Continuation of 34731687
12/12/06	2006121207616		The Bank of New York, as Collateral Agent	PA	Financing Statement Amendment	Amendment of 34731687 re: address of secured party
11/9/11	2011110902113		The Bank of New York as Collateral Agent	PA	Financing Statement Amendment	Continuation of 34731687
11/22/06	2006112201055	Eme Homer City Generation L.P.	VFS Leasing Co.	PA	Financing Statement
10/26/11	2011102605935	Eme Homer City Generation L.P.	VFS Leasing Co.	PA	Financing Statement Amendment	Continuation of 2006112201055
1/11/07	2007011101419	Eme Homer City Generation L.P.	VFS Leasing Co.	PA	Financing Statement
2/5/08	2008020508010	EME Homer City Generation L.P.	Varilease Finance, Inc.	PA	Financing Statement
2/28/08	2008022804351		Varilease Finance, Inc.	PA	Financing Statement Amendment	Assignment of 2008020508010 to Somerset Leasing Corp. VII
3/20/08	2008032005068	EME Homer City Generation	American Agip Co., Inc.	PA	Financing Statement
2/9/09	2009020903402	EME Homer City Generation	VFS Leasing Co.	PA	Financing Statement

20

UCC Date	UCC Ref #	Debtor Name	Secured Party	Jurisdiction	Type	Description
		L.P.
6/16/10	2010061601682	EME Homer City Generation L.P.	Caterpillar Financial Services Corporation	PA	Financing Statement
7/12/10	2010071205343	EME Homer City Generation L.P.	Caterpillar Financial Services Corporation	PA	Financing Statement
4/4/11	2011040407598	EME Homer City Generation L.P.	VFI - SPV V Corp.	PA	Financing Statement
7/11/11	2011071107347		VFI - SPV V Corp.	PA	Financing Statement Amendment	Assignment of 2011040407598 to Republic Bank, Inc.
8/4/11	2011080407089		Republic Bank, Inc.	PA	Financing Statement Amendment	Assignment of 2011040407598 to Somerset Capital Group, Ltd.
8/8/11	2011080807188		Somerset Capital Group, Ltd.	PA	Financing Statement Amendment	Assignment of 2011040407598 to Somerset Leasing Corp. I

21

Schedule 2.1 — Generating Station and Related Assets

The Plant consists of the generating units, a coal cleaning facility, water supply provided by a reservoir site known as Two Lick Dam and associated support facilities.

The EMEHC units are coal-fired boilers and steam turbine-generator units (referred to as Units 1, 2 and 3). Units 1 and 2 were placed into commercial operation in 1969. Unit 1 has an installed capacity of 620 MW, and Unit 2 has an installed capacity of 614 MW. The Unit 1 and 2 boilers have been retrofitted with low NOx burners. In addition, both boilers have supplemental over-fired air systems to further reduce NOx emissions. Selective catalytic reduction units have been installed on Units 1 and 2 for further reduction of NOx emissions.

Unit 3 commenced commercial operation in 1977 and has an installed capacity of 650 MW. The boiler for Unit 3 was originally constructed with low NOx burners, and a supplemental over-fired air system was installed in 1995 to further reduce NOx emissions. In addition, a FGD system and a selective catalytic reduction system were installed on Unit 3 in 2001.

The EMEHC generating units receive their water supply from Two Lick Creek. The water supply to Two Lick Creek is regulated by releases from Two Lick Dam, which is located approximately eight miles upstream from the Homer City plant and is owned, operated and maintained by EMEHC. Each of the EMEHC generating units has a natural draft-cooling tower.

Other support facilities located on the site include a dry ash disposal area, a coal refuse disposal area, coal receiving and storage facilities and water treatment and pumping facilities.

22

Schedule 2.1(c) — Personal Property

Certain scrubber systems presently installed on Unit 3.

The station contains unit-specific and common equipment, systems and auxiliaries used to operate the three electric generating units.  A listing of the major equipment specific to each unit is provided in the following table.

	Unit 1	Unit 2	Unit 3
Boilers
Manufacturer	Foster Wheeler	Foster Wheeler	Babcock & Wilcox
Type	Supercritical	Supercritical	Natural Cir.
Furnace	Split	Split	Single
Burners (a)	4/Row (24 Total)	4/Row (24 Total)	8/Row (48 Total)

Turbines
Manufacturer	Westinghouse	Westinghouse	GE
Type	Tandem	Tandem	Tandem
	Compound Steam	Compound Steam	Compound Steam

Generators:
Manufacturer	Westinghouse	Westinghouse	General Electric

Main Transformers:
Tag Number	Unit 1 Main	Unit 2 Main	Unit 3 Main
Manufacturer	McGraw Edison	SMIT	ABB

Station Service Transformers:
Tag Number	1A Aux Transformer	2A Aux Transformer	3 Aux Transformer
	1B Aux Transformer	2B Aux Transformer	3 AQC Aux Transformer
	1C Aux Transformer	2C Aux Transformer
Manufacturer	1A/General Electric	2A/General Electric	3/McGraw Edison
	1B/General Electric	2B/General Electric	3AQC/McGraw Edison
	1C/McGraw Edison	2C/McGraw Edison

Standby/Startup Transformers
Tag Number	Unit 1 Startup	Unit 2 Startup	Unit 3 Standby/Startup
3A AQC Standby/Startup
3B AQC Standby/Startup
Manufacturer	General Electric	General Electric	Unit 3/McGraw Edison
3A AQC/McGraw Edison
3B AQC/McGraw Edison

Controls
Combustion	Westinghouse (“West”)	West DCS	West DCS
DCS

Feedwater	West DCS	West DCS	West DCS
Burner Management	West DCS	West DCS	West DCS
Turbine Control	West DCS	West DCS	West DCS
Data Acquisition:	West DCS	West DCS	West DCS

23

Major Fuel Oil Tanks
Capacity	150,000 gal	200,000 gal	200,000 gal

Electrostatic Precipitators and Chimneys

Cooling Towers

Other improvements, systems, or tangible personal property that may be used for one or more of the generating units are listed below.

(a)	Transmission towers, conductors, insulators, and hardware located in the Substation and associated with the 230 kV line from Unit #1, and the two 345 kV lines from Units #2 and #3 to the Substation.
(b)

23 kV Substation including: circuit breakers, disconnect switches, reactors, zigzag transformer, structures, bus, connectors, cabling, foundations and hardware associated with the 23 kV distribution system for main plant and coal cleaning plant service power.

(c)

All relay switchboard panels located in the Substation Control House which are for the exclusive function of protection and control of power plant systems, including 23 kV Control Panels designated #31, 32 and 33.

(d)	Substation station service transformers
(e)	Electrical conduit banks, manholes and cables between the main plant and substation control house.
(f)	Fly Ash Disposal Site (on station property)
(g)	Emergency Ash Disposal Site (on station property)
(h)	Coal Cleaning Refuse Site (on station property)
(i)	Coal Cleaning Plant
(j)	Coal Handling Facilities
(k)	Coal Handling Pole Barn
(l)	Coal Handling Office Building
(m)	Coal Lab and Buildings
(n)	Main Office Building
(o)	Training Center
(p)	Engineering Building
(q)	Security Buildings
(r)	Preventative Maintenance Building
(s)	Mobile Maintenance Building (Offices and Locker Room)
(t)	Helen Mining Buildings (Office, Maintenance, and Storage)
(u)	Two Lick Dam Office Building
(v)	Ash Valley Leachate Treatment Facility
(w)	Warehouse Facilities
(x)	Coal Truck Receiving Facilities
(y)	Circulating Water Pump Houses
(z)	Makeup Water Pump House
(aa)	Filtered Water Pump House
(bb)	Industrial Wastewater Treatment Plant
(cc)	Sewage Treatment Plants
(dd)	Potable and Cooling Water Clarifiers & Facilities

24

(ee)	The following is a list of Major Vehicles and Equipment owned at Homer City Station.

Number	Year	Manufacturer	Model Description
T813	1990	Fruhaf	Box Trailer
T816	1976	MFE	Office Trailer
T818	1977	Cliff	Toilet Trailer
T821	1983	Prairie	Office Trailer
T910	1990	Ingersoll	Light Plant
T911	1989	Ingersoll	Light Plant
T941	1991	Cox	Trailer
0804	1969	Kohler	Generator Trailer
0819	1975	Marlow	Sump Pump Trailer
0840	1997	Toyota	Forklift
0841	1997	Toyota	Forklift
0851	1977	Raymond	Forklift
0855	1969	Pettibone	Multicrane
0857	1972	Caterpillar	Forklift
0858	1969	Tennant	Sweeper
0865	1969	Lincoln	Welder
0866	1969	Joy	Air Compressor
0868	1969	Yale	Forklift
0869	1971	Marlow	Sump Pump Trailer
0873	1977	Raymond	Forklift
0881	1977	Yale	Forklift
0929	1983	Drexel	Forklift
0930	1986	Drexel	Forklift
0936	1986	Yale	Forklift
0947	1993	Grove	Crane
0951	1980	Maxi	Light Plant
0952	1980	Maxi	Light Plant
8904	1994	Clark	Forklift
8905	1994	Clark	Forklift
9009	1995	Grove	Yard Crane
D375A		Komatsu	Dozer
D375A-3		Komatsu	Dozer
L90		Volvo	Wheel Loader
L330D	2001	Volvo	Wheel Loader
751	1997	Bobcat	Skid Loader
453	1997	Bobcat	Skid Loader
L90D	2001	Volvo	Loader
L180D	2001	Volvo	Loader
D375A-5	2003	Komatsu	Dozer
844G	2004	Caterpillar	Wheel Dozer
D375A-5 EO	2004	Komatsu	Dozer
185		Sulliar	Portable Air Compressor

25

D10-T		Caterpillar	Dozer
8000	1976	Ford	Firetruck
3500	2007	GMC	SERT
AB500C	2005	Caterpillar	Dozer
AB500D	2007	Caterpillar	Dozer
AB500E	2010	Caterpillar	Dozer
AB500F	2011	Caterpillar	Dozer
AB504C	2006	Volvo	Loader
AB510D	2001	Volvo	Truck
AB510E	2005	Volvo	Truck
AB510F	2006	Volvo	Truck
AB510G	2008	Volvo	Truck
AB511A	1992	Bobcat	Skid Steer Loader

(ff)      The following is a list of Communications Equipment at Homer City Station:

(i)             PBX Telephone System and Associated Hardware located in the generating station including:

(1)          DC Power Systems

(2)          Batteries

(3)          Telephone Instruments

(4)          Cabling

(5)          Recorded Announcement Devices

(6)          Power Failure Transfer Units

(7)          Remote Access Modems

(8)          System Maintenance Terminals

(9)          All Licensed PBX Software

(ii)          Radio Systems

(gg)                          The following is a list of Computer and Information Systems Equipment at Homer City Station:

(i)             Servers

(1) hcpccure1 (Dell)

(2) hcpbkp01 (Hewlett-Packard)

(3) hcpdcam01 (Hewlett-Packard)

(4) hcpems01 (Hewlett-Packard)

(5) hcpetapro01 (Hewlett-Packard)

(6) hcpfnp01 (Hewlett-Packard)

(7) hcpfnp2 (Dell)

(8) hcpinf1 (Hewlett-Packard)

(9) hcpmonitor1 (Hewlett-Packard)

(10) hcppisvr1 (Dell)

(11) hcppmax1 (Hewlett-Packard)

(12) hcpts03 (Hewlett-Packard)

(13) hcpts1 (Hewlett-Packard)

(14) hcpts2 (Hewlett-Packard)

26

(ii)          Network Equipment

(1)

Device Name	Device Type	Device Vendor	Device Model	Serial Number
HC-DCS-FW01A.edisonmission.com	Firewall	Cisco	PIXFirewall515E	808484644
HCP-ASA.missionenergy.com	Firewall	Cisco	ASA5510	JMX1202L1NX
hc-isdn-rtr	Router	Cisco	3620	11372048
hc-mdf-term-01.missionenergy.com	Router	Cisco	2511	Retired---
HC-msfc-B2	Router	Cisco	catalyst6kMsfc	SAD04240NFH
HCP-GMS-RTR-P	Router	Cisco	2611XM	JAE0815CZDX
hcp-gms-rtr-q	Router	Cisco	3620	29408753
HCP-MSFC2-A2.missionenergy.com	Router	Cisco	catalyst6kMsfc2	SAL08342S5D
HCP-RTR-MCI.missionenergy.com	Router	Cisco	3620	10624673
HCP-VZB-EVPL	Router	Cisco	2911	FTX1443F0AA
HC-a01-mdf.missionenergy.com	Switch	Cisco	wsc6509	SCA032500LP
HCP-MSFC2-A1.missionenergy.com	Router	Cisco	catalyst6kMsfc2	SAL08435A1K
HC-b01-mdf	Switch	Cisco	wsc6509	SCA032901XE
HC-c01-idf	Switch	Cisco	wsc6509	SCA03300104
HC-DCS-Unit1-swc	Switch	Cisco	catalyst3512XL	FAA03209U1Z
HC-swc-Fuels	Switch	Cisco	cat355024Mmf	CSG0824P02T
hc-swc-train1	Switch	Cisco	cat355024Mmf	CSG0824P03S
hc-swc-train2	Switch	Cisco	cat355024Mmf	CSG0824P02R
HC-Unit1-Control-swc	Switch	Cisco	catalyst2912MfXL	FAB0449V13X
HC-Unit2-Control-swc	Switch	Cisco	catalyst2912MfXL	FAB0449V13W
HCP-Coal-HDL	Switch	Cisco	catalyst296024	FOC1151X5Q0
HCP-GMS-A	Switch	Cisco	catalyst2955C12	FHK0825H05W
HCP-Store	Switch	Cisco	catalyst356024PS	FDO1137Y2T5

(2) Cisco 7200 Router — Internet

(3) Cisco 2811 Router — MPLS

(4) Cisco 3600 Router — ISDN

(5) Cisco 3825 Router — Spare

(6) cisco WS-C3550-24-FX

(7) cisco WS-C2960-24TC-L

(8) cisco WS-C2950C-24

(9) cisco WS-C3512-XL

(10) Cisco WLC 4400 wireless controller — A

27

(11) Cisco WLC 4400 wireless controller — B

(12) Fifteen Csico Wireless Access Point

(13) Digi Remote Console Access Server

(14) Cisco ASA 5510 Firewall — Internet

(15) Cisco ASA 5510 Firewall — CEMMS

(16) Cisco 2811 Router - CEMMS to DCS A

(17) Cisco 2811 Router - CEMMS to DCS B

(18) cisco WS-C2960G  // CEMMS-LAN Room

(19) cisco WS-C2960G  // CEMMS-P50

(20) cisco WS-C2960  // CEMMS-U1

(21) cisco WS-C2960  // CEMMS-U2

(22) cisco WS-C2960  // CEMMS-U3

(23) Cisco PIX 515 Firewall — DCS

(24) Cisco 3845 Router - DCS U1/2/3

(25) Cisco 3600 Router - GMS Q

(26) Cisco 2600 Router - GMS P

(27) cisco  WS-C2955C-12 - GMS B

(28) GE D20 RTU - For GMS system

(iii)       Software

Software Description	Approximate Number of Users

Rockwell Software RSLogix500 PLC Programming	5

Rockwell Software RSLogix5 PLC Programming	6

Rockwell Software RSView32 Works HMI Programming	6

Rockwell Software RSLinx Comm S/W for Abov	6

Rockwell Software Panelbuilder32 HMI Programming	2

Rockwell Software Panelbuilder1400e HMI Programming	1

Rockwell Software Drive Tools VFD Monitoring/Setup	2

Rockwell Software Drive Executive VFD Monitoring/Setup	2

Rockwell Software RADS (Via Citrix) HMI Graphic Remote Display	1 Server 4 Clients

Emerson EDS Pi-like DCS data collection & monitoring	Server plus 200 Clients

Emerson ODBC Server (unused)	1

Wonderware HMI Programming (unused)	1

Longwatch Video/PC Desktop Monitoring (U1 Simulator)	1

28

OSI Pi Pi OPC Driver PLC Water & Coal Networks	2

OSI Pi Pi Ovation Driver Units 1,2 &3 DCS	3

OSI Pi ProcessBook SMT

OSI Pi DataLink

MK Engineering Combustion Opt	2

MicroStation CAD Software	2

EtaPro GP Heat Rate Monitoring	5 (estimate)

GP Virtual Plant Plant Thermal Analysis	5 (estimate)

Exceed (Via Citrix) incl. FTP & Telnet (DCS Data Access)	5 (estimate)

Applied Systems Engineering, Inc. - ASE2000 Modbus Test Set	1

Primavera Scheduling Software version 7	1

Fisher-Rosemount AMS Instrument Calibration	5 (estimate)

Honeywell DocuMint Instrument Database	5 (estimate)

Ansys Finite Element Analysis	1

Bentley Nevada 3500 Software Vibration Monitor Progr	2

Bentley System 1 data collection S/W	5 (estimate)

CSI Machinery Monitoring (Vibration)	1

SKM Electrical Load Study S/W

Forry Precipitator Voltage Controls Remote Monitoring S/W

Schweitzer Relay Programming S/W	3

Safety Tagging Program HC In-house MS Access application Distributed Client/Server Tagging Database

AutoCAD 2011	7

Raster Design	4

Microgads reports - by IT

29

FOMIS reports

DesignCad 3D max

EZTracker

VSSPro

MathCAD

Boiler Water Quality Dashboard Program

PMAX

(iv)      Desktops / Laptops

10                                    IBM Desktops

13                                    Dell Latitude D620

8                                          Dell Latitude D630

6                                          Dell Latitude E6400

15                                    Dell Latitude E6410

4                                          Dell Latitude E6420

51                                    Dell Optiplex GX620

26                                    Dell Optiplex 755

10                                    Dell Optiple 960

(hh)                          Computer Software Counts for Individual Workstations:

Software	Count
Micrografx Designer V3.1 3.5”	1
Math Cad V3.1 For Windows	4
Hummingbird Exceed 14	5

Other systems also at Homer City:

(ii)                                  Westinghouse WDPF DCS Systems

(jj)                                  General Physics ETA PRO System on Unit 3

(kk)                            Ultramax Artificial Intelligence Systems on Units 1, 2 & 3

(ll)                                  MPV Combustion Optimization Systems on Units 1, 2 & 3

30

Schedule 2.1(i) — Emission Reduction Credits

None

31

Schedule 2.1(l) — Intellectual Property

None

32

Schedule 2.1(r) — EMEHC Capacity Transactions and Transmission Rights

The following EMEHC firm transmission rights: None.

The following EMEHC capacity sales transactions/positions already cleared by PJM under Reliability Pricing Model auctions sourced from the Plant and held by EMEHC:

Planning Period	Auction Type	Resource Name	Resource Type	LDA Name	Cleared MW	Price per MW/day
2012/2013	BASE	HOMER CITY 1	GEN	MAAC	563.60	$133.37
2012/2013	BASE	HOMER CITY 2	GEN	MAAC	587.20	$133.37
2012/2013	BASE	HOMER CITY 3	GEN	MAAC	585.30	$133.37
2013/2014	BASE	HOMER CITY 1	GEN	MAAC	583.10	$226.15
2013/2014	BASE	HOMER CITY 2	GEN	MAAC	577.30	$226.15
2013/2014	BASE	HOMER CITY 3	GEN	MAAC	619.20	$226.15
2014/2015	BASE	HOMER CITY 1	GEN	MAAC	560.6	$136.50
2014/2015	BASE	HOMER CITY 2	GEN	MAAC	545.5	$136.50
2014/2015	BASE	HOMER CITY 3	GEN	MAAC	587.4	$136.50
2015/2016	BASE	HOMER CITY 1	GEN	MAAC	534.6	$167.46
2015/2016	BASE	HOMER CITY 2	GEN	MAAC	558.6	$167.46
2015/2016	BASE	HOMER CITY 3	GEN	MAAC	609.8	$167.46

The following EMEHC capacity purchase transactions/positions cleared by PJM under the Reliability Pricing Model auction:

Planning Period	Auction Type	LDA Name	Segment Name	Cleared MW	Price per MW/day
2012/2013	FIRST	MAAC	5	10	$16.46
2012/2013	FIRST	MAAC	6	10	$16.46
2012/2013	FIRST	MAAC	7	10	$16.46
2012/2013	FIRST	MAAC	8	10	$16.46
2012/2013	FIRST	MAAC	9	10	$16.46
2012/2013	FIRST	MAAC	10	34	$16.46
2012/2013	THIRD	MAAC	1	123.5	$2.51

33

Schedule 2.3(j) — Consent Orders

Consent Decree, dated July 13, 2007, between EME Homer City Generation L.P. and PaDEP

Consent Order and Agreement, dated June 1, 2006, among EME Homer City Generation L.P., Utica Mutual Insurance Company, Blacklick Creek Watershed Association, PaDEP and Lucinda Masterton, trustee for the Stanford Mining Company bankruptcy estate

Consent Order and Agreement, dated February 22, 1988, among PaDEP, the Pennsylvania Electric Company, New York State Electric & Gas Corporation and the Western Pennsylvania Water Company

34

Schedule 2.7 — EMMT Arrangements

All day-ahead and real-time sales of energy and all sales of ancillary services from the Plant dispatched or scheduled by PJM or NYISO which are sold by EMEHC to EMMT, and then resold by EMMT to PJM or NYISO, pursuant to an intercompany agreement between EMMT and EMEHC, provided that the associated dispatch or schedule applied to or after the Closing Date.

Transfer Entitlement Agreement, dated June 11, 2010, between NYSEG and EMMT

All amounts owing from EMMT to EMEHC, other than the EMMT Prepay.

Homer City Services Agreement, dated March 18, 1999, among EMMT, NYSEG and Penelec

35

Schedule 2.8 — Homer City Property Holdings Real Property

Parts of Parcel A-18

Lands being the remaining portions of Parcel A-18 as shown on the Plan of Property of the Generating Station Tract made for EME Homer City Generation, LP prepared by Hampton Technical Associates, Inc., dated January 12, 1999 and more particularly described as follows:

Parcel 1

Beginning at a point on the centerline of Legislative Route (LR) 32030, said point also being the southwesterly corner of lands now or formerly Helvetia Coal Company as recorded in Deed Book Volume 649, page 745 in the Indiana County Recorder of Deeds Office; Thence along said centerline and the northerly lines of lands now or formerly Anthony Minniti as recorded in Deed Book Volume 959, page 230 in said Recorders Office; lands now or formerly John R. Wright as recorded in Deed Book Volume 871, page 27 in said Recorders Office; lands now or formerly Robert N. Miller as recorded in Deed Book Volume 871, page 511 in said Recorders Office; lands now or formerly Robert N. Miller, Jr. as recorded in Deed Book Volume 586, page 303 in said Recorder’s Office; lands now or formerly Shawn M. Steffee as recorded in Deed Book Volume 1050, page 277 in said Recorders Office the following two courses and distances; 1st — South 76° 35' 20" West, 1001.73 feet, 2nd — South 76° 01' 00" West, 553.64 feet to a point; Thence continuing along said centerline of LR32030 and along the easterly line of Parcel A-27, North 24° 58' 28" West a distance of 1340.20 feet to a point on the centerline of Township Road (TR) 465; Thence, North 58°50’ 10” East a distance of 537.23 feet to a point on the westerly line of said lands now or formerly Helvetia Coal Company; Thence along said westerly line of lands now or formerly Helvetia Coal Company the following two courses and distances: 1st -South 56° 48' 25" East, 1945.92 feet; 2nd — South 9° 47' 30" West, 62.36 feet to the point of beginning.

Containing 1,558,606 square feet or 35.78 acres, more or less.

Parcel 2

Beginning at a point on the centerline of Legislative Route (LR) 32024, said point also being the northwesterly corner of lands now or formerly CQ, Inc. as recorded in Deed Book Volume 1060, page 762 in the Indiana County Recorder of Deeds Office; Thence along said centerline of LR 32024, North 23° 36'50" West a distance of 565.51 feet to a point; Thence along the southerly and easterly lines of lands now or formerly Pennsylvania Electric Co. and NGE Generation Inc. as recorded in Deed Book Volume 1137, page 989 in said Recorder’s Office the following two courses and distances; 1st - North 68° 50' 40" East, 350.00 feet; Second — North 24° 44' 10" West, 30.00 feet to a point; Thence along the southerly lines of lands now or formerly Anthony Minniti as recorded in Deed Book Volume 959, page 230 in said Recorder’s Office; lands now or formerly John R. Wright as recorded in Deed Book Volume 871, page 27 in said Recorders Office; lands now or formerly Robert N. Miller as recorded in Deed Book Volume 871, page 511 in said Recorder’s Office; lands now or formerly Robert N. Miller, Jr. as recorded in Deed Book Volume 586, page 303 in said Recorders Office; lands now or formerly Shawn M. Steffee as

36

recorded in Deed Book Volume 1050, page 277 in said Recorder’s Office the following eight courses and distances; 1st — North 68° 50' 40" East, 323.70 feet; 2nd — South 86° 14' 50" East, 144.50 feet; 3rd — South 63° 39' 40" East, 94.66 feet; 4th — South 38° 10' 30" East, 115.88 feet; 5th — South 14° 02' 00" East, 154.81 feet; 6th — South 7° 22' 20" East, 295.37 feet; 7th — North 25° 37' 50" East, 568.10 feet; 8th — North 20° 19' 50" East, 314.05 feet to a point; Thence along the line dividing Parcel A-18 from Parcels A-22, A-19, A-43, A-44, A-33, A-5 the following six courses and distances; 1st — South 75° 31' 03" East, 483.16 feet; 2nd — South 46° 12' 47" East, 1033.40 feet; 3rd — South 70° 00'48" East, 2481.92 feet; 4th — South 52° 05' 42" West, 328.23 feet; 5th — North 84° 00' 48" West, 1674.06 feet; 6th — North 40° 58' 46" West, 534.64 feet to a point on the easterly line of said lands now or formerly CQ, Inc.; Thence along said easterly and northerly lines of lands now or formerly CQ, Inc. the following six courses and distances; 1st — North 1° 46' 39" East, 323.78 feet; 2nd — North 88° 13' 21" West, 550.00 feet, 3rd — North 1° 46' 39" East, 100.00 feet: 4th — North 88° 13' 21" West, 950.00 feet 5th — South 1° 46' 39" West 200.00 feet; 6th — North 88° 13' 21" West, 900.00 feet to the point of beginning.

Containing 2,601,441 square feet or 59.72 acres, more or less.

Parcel 3

Beginning at a point on the centerline of Legislative Route (LR) 32024, said point also being the northwesterly corner of Parcel A-6 (HCP-6); Thence along said centerline of LR 32024 the following two courses and distances; 1st — North 7° 09' 56" West, 561.24 feet; 2nd — North 20° 24' 48" West, 34.66 feet to a point at the southwesterly corner of Parcel A-57 (HCP-58); Thence along the perimeter of said Parcel A-57 (HCP-58); the following four courses and distances; 1st — North 75° 07' 19" East, 198.42 feet; 2nd — North 13° 21' 54" East, 181.96 feet; 3rd — South 68° 52' 10" West, 150.00 feet; 4th — South 76° 06' 54" West, 110.48 feet to a point being the southeasterly corner of lands now a formerly Rochester and Pittsburgh Coal Company as recorded in Deed Book Volume 807, page 412 in said Recorder’s Office; Thence along the easterly and northerly line of said lands now or formerly Rochester and Pittsburgh Coal Company the following two courses and distances; 1st — North 4° 14' 19" East, 386.10 feet; 2nd — South 74° 50' 47" West, 200.81 feet to a point on said centerline of LR 32024; Thence along said centerline of LR 32024, North 20° 24' 48" West, 135.08 feet to a point at the southwesterly corner of lands now or formerly CQ, Inc. as recorded in Deed Book Volume 1060, page 762 in the Indiana County Recorder of Deeds Office; Thence along the southerly lines of said lands now or formerly CQ, Inc. the following three courses and distances; 1st — North 70° 34' 31" East, 390.34 feet; 2nd — South 79° 43' 51" East, 395.15 feet; 3rd — South 36° 20' 51" West, 421.70 feet to a point at the northwesterly corner of Parcel A-5 (HCP-5); Thence along the westerly lines of said Parcel A-5 (HCP-5) the following two courses and distances; 1st — South 58° 34' 36" West, 108.93 feet; 2nd — South 1° 40’ 57 East, 856.42 feet to a point on the northerly line of Parcel A-6 (HCP-6); Thence along said Northerly line of Parcel A-6 (HCP-6), South 89° 44' 59" West a distance of 631.25 feet to the point of beginning.

Containing 856,613 square feet or 19.66 acres, more or less.

37

Schedule 4.3(a) — EMEHC Consents and Approvals

Organizational Documents

Amended and Restated Agreement of Limited Partnership of EME Homer City Generation L.P., dated December 7, 2001, between Mission Energy Westside, Inc. and Chestnut Ridge Energy Company

Other Contracts

Interconnection Agreement, dated August 1, 1998, among Mission Energy Westside, Inc., Pennsylvania Electric Company and New York State Electric & Gas Corporation, as assigned by the Assignment and Assumption Agreement, dated November 6, 1998, between Mission Energy Westside, Inc. and EME Homer City Generation L.P.

Easement, License and Attachment Agreement, dated as of August 1, 1998, among EME Homer City Generation L.P., Pennsylvania Electric Company and New York State Electric & Gas Corporation

Agreement RF10-143, dated May 21, 2010, between EME Homer City Generation L.P. and RFI Energy, LP

Agreement KJ10-836, dated March 15, 2010, between EME Homer City Generation L.P. and KaJon Materials, Inc.

Agreement UT10-837, dated April 28, 2010, between EME Homer City Generation L.P. and Utility Services, LLC

Agreement BR07-832, dated April 30, 2007, between EME Homer City Generation L.P. and Britt Resources, Inc.

Agreement AL07-140, dated April 13, 2007, between EME Homer City Generation L.P. and Alpha Coal Sales Co., LLC

Agreement AL07-317, dated April 13, 2007, between EME Homer City Generation L.P. and Alpha Coal Sales Co., LLC

Agreement AL07-833, dated April 13, 2007, between EME Homer City Generation L.P. and Alpha Coal Sales Co., LLC

Agreement UN04-119, dated October 29, 2004, among EME Homer City Generation L.P., Unionvale Coal Company and Parkwood Resources, Inc.

Agreement RB07-141, dated April 13, 2007, between EME Homer City Generation L.P. and Rosebud Mining Company

Agreement RB07-834, dated April 13, 2007, between EME Homer City Generation L.P. and Rosebud Mining Company

38

Lease, dated January 26, 2010, between EME Homer City Generation L.P. and Coral Energy Services, LLC

Operating Agreement, dated November 18, 2005, between EME Homer City Generation L.P. and Homer City Coal Processing Corporation

Transportation Contract NS-C-9490, dated July 27, 2009, between EME Homer City Generation L.P. and Norfolk Southern Railway Company

Agreement 1000137, dated March 1, 2000, between EME Homer City Generation L.P. and Petroleum Traders Corporation

Agreement RF10-144, dated May 21, 2010, between EME Homer City Generation L.P. and RFI Energy, LP

Agreement USG04-605, dated December 9, 2004, between EME Homer City Generation L.P. and United States Gypsum Company

Agreement CS09-318, dated September 18, 2009, between EME Homer City Generation L.P. and Consol Pennsylvania Coal Company LLC

Agreement, dated June 29, 2012, between EME Homer City Generation L.P. and Consol Pennsylvania Coal Company LLC

Limestone Supply Agreement, dated December 31, 2010, between EME Homer City Generation L.P. and Quality Aggregates Inc.

Master Lease Agreement, dated June 6, 2005, between EME Homer City Generation L.P. and VFS Leasing Co.

Master Lease Agreement, dated November 28, 2007, between EME Homer City Generation L.P. and Varilease Finance, Inc.

Construction and Access Agreement, dated December 21, 2004, between EME Homer City Generation L.P. and Buffalo and Pittsburgh Railroad, Inc.

Lime Supply and Purchase Agreement, dated June 1, 2005, between EME Homer City Generation L.P. and Graymont (PA) Inc.

Maintenance Contract, dated February 5, 2010, between EME Homer City Generation L.P. and Otis Elevator Company

Transfer Entitlement Agreement, dated June 11, 2010, between NYSEG and EMMT

Purchase Agreement, dated September 29, 2009, between EME Homer City Generation L.P. and The Valley Camp Coal Company

Agreement AL12-319, dated June 11, 2012, between EME Homer City Generation L.P. and

39

Alpha Coal Sales Co., LLC

Transportation Agreement, dated June 12, 2012, among EME Homer City Generation, L.P., Buffalo & Pittsburgh Railroad, Inc. and CSX Transportation, Inc.

Finance Lease, dated April 12, 2010, between EME Homer City Generation L.P. and Caterpillar Financial Services Corporation concerning the lease of one Caterpillar Track Type Tractor, S/N KJL01125

Finance Lease, dated April 12, 2010, between EME Homer City Generation L.P. and Caterpillar Financial Services Corporation concerning the lease of one Caterpillar Track Type Tractor, S/N RJG02207

Agreement RB11-838, dated May 31, 2011, between EME Homer City Generation L.P. and Rosebud Mining Company

Agreement UN12-321, dated July 26, 2012, between EME Homer City Generation L.P. and Unionvale Coal Company

Agreement BR12-147, dated August 2, 2012, between EME Homer City Generation L.P. and Britt Resources, Inc.

Agreement KJ12-145, dated August 1, 2012, between EME Homer City Generation L.P. and KaJon Materials, Inc.

Agreement RF12-146, dated July 31, 2012, between EME Homer City Generation L.P. and RFI Energy, LP

Agreement UN12-322, dated July 31, 2012, between EME Homer City Generation L.P. and Unionvale Coal Company

Master Purchase, Sale and Services Agreement, dated October 31, 2002, between EME Homer City Generation L.P. and Edison Mission Marketing & Trading, Inc.

Agreement RF12-840, dated August 27, 2012, between EME Homer City Generation L.P. and RFI Energy, LP

Agreement KJ12-839, dated August 27, 2012, between EME Homer City Generation L.P. and KaJon Materials, Inc.

Agreement DR12-841, dated August 27, 2012, between EME Homer City Generation L.P. and Dutch Run Coal Company, Inc.

Homer City Services Agreement, dated March 18, 1999, among Edison Mission Marketing & Trading, Inc., New York State Electric & Gas Corporation and Pennsylvania Electric Company

40

Schedule 4.3(b) — EMEHC’s Required Regulatory Approvals

Federal Energy Regulatory Commission authorization under Section 203 of the Federal Power Act

41

Schedule 4.4 — Financial Statements

None

42

Schedule 4.5 — Absence of Certain Changes

None

43

Schedule 4.6 — Undisclosed Liabilities

None

44

Schedule 4.7 — Insurance

EMEHC has elected, pursuant to Section 4 of the Project Insurance Agreement, to require EFS Homer City, LLC to obtain and maintain in full force and effect property/business interruption insurance covering the Plant and any completed work under the EPC Agreement.

45

Schedule 4.8 — Title and Related Matters

All exceptions to title set forth in Schedule B-2 in each of the following (other than exception 2 listed in each title commitment shall be limited to rights or claims of parties in possession not shown by the public record to the extent (i) listed on Schedule 4.9, or (ii) such rights or claims that would not materially, individually or in the aggregate, detract from the value of the Transferred Assets as currently used or materially interfere with the present use of the Transferred Assets):

(1)                                  Chicago Title Insurance Company, Commitment for Title Insurance, numbered 120672PIT-I-Plant, dated June 19, 2012;

(2)                                  Chicago Title Insurance Company, Commitment for Title Insurance, numbered 120672PIT-A-Reservoir, dated June 19, 2012;

(3)                                  Chicago Title Insurance Company, Commitment for Title Insurance, numbered 120672PIT-D-Wright, dated June 19, 2012;

(4)                                  Chicago Title Insurance Company, Commitment for Title Insurance, numbered 120672PIT-E-CCW, dated June 19, 2012;

(5)                                  Chicago Title Insurance Company, Commitment for Title Insurance, numbered 120672PIT-G-Coral, dated June 19, 2012;

(6)                                  Chicago Title Insurance Company, Commitment for Title Insurance, numbered 120672PIT-H-Senate, dated June 19, 2012;

(7)                                  Chicago Title Insurance Company, Commitment for Title Insurance, numbered 120672PIT-C-Steffee, dated June 19, 2012;

(8)                                  Chicago Title Insurance Company, Commitment for Title Insurance, numbered 120672PIT-B-Kuzemczak, dated June 19, 2012; and

(9)                                  Chicago Title Insurance Company, Commitment for Title Insurance, numbered 120672PIT-F-Tanoma, dated June 19, 2012.

46

Schedule 4.9 — Real Property Leases

1)              Facility Lease Agreement (OL1), dated as of December 7, 2001, between Homer City OL1 LLC and EME Homer City Generation L.P.

2)              Facility Lease Agreement (OL2), dated as of December 7, 2001, between Homer City OL2 LLC and EME Homer City Generation L.P.

3)              Facility Lease Agreement (OL3), dated as of December 7, 2001, between Homer City OL3 LLC and EME Homer City Generation L.P.

4)              Facility Lease Agreement (OL4), dated as of December 7, 2001, between Homer City OL4 LLC and EME Homer City Generation L.P.

5)              Facility Lease Agreement (OL5), dated as of December 7, 2001, between Homer City OL5 LLC and EME Homer City Generation L.P.

6)              Facility Lease Agreement (OL6), dated as of December 7, 2001, between Homer City OL6 LLC and EME Homer City Generation L.P.

7)              Facility Lease Agreement (OL7), dated as of December 7, 2001, between Homer City OL7 LLC and EME Homer City Generation L.P.

8)              Facility Lease Agreement (OL8), dated as of December 7, 2001, between Homer City OL8 LLC and EME Homer City Generation L.P.

9)              Facility Site Lease and Easement Agreement (OL1), dated as of December 7, 2001, between EME Homer City Generation L.P. and Homer City OL1 LLC

10)        Facility Site Sublease Agreement (OL1), dated as of December 7, 2001, between Homer City OL1 LLC and EME Homer City Generation L.P.

11)        Facility Site Lease and Easement Agreement (OL2), dated as of December 7, 2001, between EME Homer City Generation L.P. and Homer City OL2 LLC

12)        Facility Site Sublease Agreement (OL2), dated as of December 7, 2001, between Homer City OL2 LLC and EME Homer City Generation L.P.

13)        Facility Site Lease and Easement Agreement (OL3), dated as of December 7, 2001, between EME Homer City Generation L.P. and Homer City OL3 LLC

14)        Facility Site Sublease Agreement (OL3), dated as of December 7, 2001, between Homer City OL3 LLC and EME Homer City Generation L.P.

15)        Facility Site Lease and Easement Agreement (OL4), dated as of December 7, 2001, between EME Homer City Generation L.P. and Homer City OL4 LLC

16)        Facility Site Sublease Agreement (OL4), dated as of December 7, 2001, between Homer City OL4 LLC and EME Homer City Generation L.P.

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17)        Facility Site Lease and Easement Agreement (OL5), dated as of December 7, 2001, between EME Homer City Generation L.P. and Homer City OL5 LLC

18)        Facility Site Sublease Agreement (OL5), dated as of December 7, 2001, between Homer City OL5 LLC and EME Homer City Generation L.P.

19)        Facility Site Lease and Easement Agreement (OL6), dated as of December 7, 2001, between EME Homer City Generation L.P. and Homer City OL6 LLC

20)        Facility Site Sublease Agreement (OL6), dated as of December 7, 2001, between Homer City OL6 LLC and EME Homer City Generation L.P.

21)        Facility Site Lease and Easement Agreement (OL7), dated as of December 7, 2001, between EME Homer City Generation L.P. and Homer City OL7 LLC

22)        Facility Site Sublease Agreement (OL7), dated as of December 7, 2001, between Homer City OL7 LLC and EME Homer City Generation L.P.

23)        Facility Site Lease and Easement Agreement (OL8), dated as of December 7, 2001, between EME Homer City Generation L.P. and Homer City OL8 LLC

24)        Facility Site Sublease Agreement (OL8), dated as of December 7, 2001, between Homer City OL8 LLC and EME Homer City Generation L.P.

25)        Lease Agreement between MWM Real Estate LP and EME Homer City Generation, L.P., dated July 9, 2009, as amended

26)        Lease, dated January 26, 2010, between EME Homer City Generation L.P. and Coral Energy Services, LLC

27)        Lease, dated January 1, 2010, between EME Homer City Generation L.P. and Alabama Farmers Cooperative, Inc., as assigned to Bonnie Plants, Inc.(1), as amended December 15, 2011

28)        Construction and Access Agreement, dated December 21, 2004, between EME Homer City Generation L.P. and Buffalo and Pittsburgh Railroad, Inc., as amended September     , 2005

29)        License Agreement, dated April 16, 2007, between EME Homer City Generation L.P. and Fabin Brothers Farms

30)        License Agreement, dated February 14, 2007, between EME Homer City Generation L.P. and Two Lick Lake Recreation Association, as amended December 22, 2011

(1)          Bonnie Plants, Inc. is successor in interest to the lease with Alabama Farmers Cooperative, Inc., which supersedes the leases with Fernlea Nurseries, Inc., William M. Gosnell t/a Gosnell’s Gardens, and Yoder Brothers, Inc.

48

31)        License Agreement, dated April 16, 2007, between EME Homer City Generation L.P. and Brookside Dairy

32)        License Agreement, dated April 16, 2007, between EME Homer City Generation L.P. and Gaston Farms

33)        License Agreement, dated March 30, 2007, between EME Homer City Generation L.P. and Neal Dairy Farm, as amended September 23, 2009

34)        Access Agreement, dated December 28, 2011, between Hyundai Heavy Industries and EME Homer City Generation L.P.

35)        Pipeline Right-of-Way Option, dated February 17, 2012, between EME Homer City Generation L.P. and CNX Gas Company LLC

36)        Access Agreement, dated February 22, 2012, between EME Homer City Generation L.P. and Seitel, Inc.

37)        Any lease or license set forth on the Title Commitments referenced on Schedule 4.8 hereof.  Note that the Title Commitments include a general exception for the oil and gas leases encumbering the Real Property, but the Title Commitments do not reference each individual oil and gas lease, due to a Pennsylvania land issue.

49

Schedule 4.9(a) — Oil, Gas and Mineral Agreements

Amended & Restated Oil & Gas Lease Agreement, dated April 19, 2007, by and between EME Homer City Generation L.P. and Linn Energy Holdings, LLC, evidenced by a Memorandum of Oil and Gas Lease which was recorded at Instrument No. 2008-187863 in the Office of the Recorder of Deeds, Indiana County, Pennsylvania

First Amendment to that Certain Amended & Restated Oil and Gas Lease, dated July 1, 2009, by and between EME Homer City Generation L.P. and XTO Energy Inc. (successor-in-interest to Linn Energy Holdings, LLC), recorded at Instrument No. 2011-224847 in the Office of the Recorder of Deeds, Indiana County, Pennsylvania

Ratification and Amendment of Oil and Gas Lease, dated December 2, 2011, by and among EME Homer City Generation L.P., XTO Energy Inc. and Homer City Property Holdings Inc., recorded at Instrument No. 2011-226139 and No. 2011-226140 in the Office of the Recorder of Deeds, Indiana County, Pennsylvania

50

Schedule 4.10 — Real Property

Plant Property

First Described

All that certain tract of land situate in Blacklick Township and Center Township, Indiana County, Pennsylvania, bounded and described as follows:

Beginning at a point on the centerline of Township Road (TR) 463, said point also being the northeasterly corner of lands now or formerly Kenneth M. Schirf as recorded in Deed Book Volume 816, page 522 in the Indiana County Recorder of Deeds Office; Thence along said centerline of TR-463 the following five courses and distances: First -North 83° 25' 05" West, 78.52 feet; Second - North 59° 32' 45" West, 1,364.91 feet; Third - North 69° 03' 50" West, 184.69 feet; Fourth - North 73° 59' 40" West, 455.87 feet; Fifth - North 70°04'40" West, 79.24 feet to a point on the easterly line of lands now or formerly David S. Bork as recorded in Deed Book Volume 821, page 501 in said Recorder’s Office; Thence along said easterly line of lands now or formerly David S. Bork the following three courses and distances: First - North 60° 38' 20" East, 674.55 feet; Second - South 83° 16' 00" East, 172.52 feet; Third - North 8° 09' 05" East, 1,934.82 feet to a point being the southeasterly corner of lands now or formerly Ernest E. Pierce as recorded in Deed Book Volume 590, page 673 in said Recorder’s Office; Thence along the easterly line of said lands now or formerly Ernest E. Pierce and along the easterly line of lands now or formerly Allegheny Hydro Unit No. 8 and Allegheny Hydro Unit No. 9 as recorded in Deed Book Volume 951, page 360 in said Recorder’s Office, North 4° 56' 30" West a distance of 2,025.36 feet to a point on the centerline of Township Road (TR) 465; Thence along said centerline of TR-465 and along the northerly lines of Parcels A-27 and A-18 (Parcels A-27 and A-18 being part of the lands described herein) North 58° 50' 10" East a distance of 2,046.32 feet to a point on the southerly line of lands now or formerly Helvetia Coal Company as recorded in Deed Book Volume 649, page 745 in said Recorder’s Office; Thence along said southerly line of lands now or formerly Helvetia Coal Company and along the easterly lines of said Parcel A-18 the following two courses and distances: First - South 56° 48' 25" East, 1,945.92 feet; Second - South 9° 47' 30" West, 62.36 feet to a point on the centerline of State Legislative Route (LR) 32030; Thence continuing along the southerly line of said lands now or formerly Helvetia Coal Company and along said centerline of LR 32030 the following three courses and distances: First - North 65° 32' 50" East, 397.46 feet; Second - North 59° 35' 40" East, 1,356.54 feet; Third - by the line of an arc deflecting to the right and having a radius of 3,274.17 feet an arc distance of 431.45 feet (chord bearing and distance North 61° 58' 46" East, 431.14 feet) to a point; Thence departing said centerline and continuing along the southerly line of last mentioned lands now or formerly Helvetia Coal Company the following two courses and distances: First - North 49° 00' 50" West, 671.53 feet; Second - North 37° 42' 20" East, 861.47 feet to a point on the southerly line of lands now or formerly Rochester and Pittsburgh Coal Company identified as Tax Parcel No. 12-018-152 in the Indiana County Tax Assessors Office the following two courses and distances: First - South 51° 45' 40" East, 871.44 feet; Second - South 41° 23' 15" East, 449.76 feet to a point on the centerline of said LR 32030; Thence continuing along said southerly line of lands now or formerly Rochester and Pittsburgh Coal Company and along said centerline of LR 32030 the following two courses and distances: First - by the line of an arc deflecting to the right and having a radius of 3,274.17 feet an arc distance of 1,142.90 feet (chord bearing and distance of South 83° 55' 11" East, 1,137.11 feet); Second - South 74° 40' 40" East, 60.05 feet to a point;

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Thence departing said centerline and continuing along said southerly line of lands now or formerly Rochester Pittsburgh Coal Company, North 18° 05' 00" East a distance of 1,080.02 feet to a point on the southerly line of lands now or formerly Robert P. Ginter as recorded in Deed Book Volume 682, page 262 in said Recorder’s Office; Thence along said southerly line of lands now or formerly Robert P. Ginter, North 80° 35’ 0O” East a distance of 610.50 feet to a point; Thence along said southerly line of lands now or formerly Robert P. Ginter, lands now or formerly Leonard G. Wheeler as recorded in Deed Book Volume 1130, page 592 in said Recorder’s Office and lands now or formerly Edward W. Martin as recorded in Deed Book Volume 725, page 249 in said Recorder’s Office, South 13° 35' 00" West a distance of 1,086.11 feet to a point on the northerly line of Parcel A-31 (Parcel A-31 being part of the lands described herein) also being identified as Tax Parcel HCP-41 in said Tax Office; Thence along the said northerly lines of Parcel A-31 the following eight courses and distances: First - North 66° 15' 30" East, 98.97 feet; Second - North 85° 35' 30" East, 144.18 feet; Third - South 69° 02' 40" East, 143.56 feet; Fourth - South 57° 58' 15" East, 268.19 feet; Fifth - South 57° 09' 30" East, 309.22 feet; Sixth — South 54° 53' 40" East, 291.65 feet; Seventh -South 56° 34' 00" East, 129.04 feet; Eighth - South 1° 27' 50" East, 103.40 feet to a point on the westerly line of lands now or formerly Delton H. Stiles as recorded in Deed Book Volume 685, page 524 in said Recorder’s Office; Thence along said westerly line of said lands now or formerly Delton H. Stiles and along the easterly line of said Parcel A-31, South 26° 04' 50" West a distance of 445.50 feet to a point on the northerly line of Parcel A-20 (Parcel A-20 being part of the lands described herein); Thence along the line dividing said lands now or formerly Delton H. Stiles and said Parcel A-20, South 30° 39' 30" East a distance of 1,164.29 feet to a point on the westerly line of lands now or formerly Bradford H. Neal as recorded in Deed Book Volume 981, page 186 in said Recorder’s Office; Thence along the lines dividing said lands now or formerly Bradford H. Neal from said Parcel A-20 and Parcels A-28 and A-21 (Parcels A-20, A-28 and A-21 being part of the lands described herein) the following four courses and distances: First - South 8° 00' 30" West, 305.61 feet; Second - South 32° 52' 00" East, 618.29 feet; Third - South -0° 04' 00" East, 483.62 feet; Fourth - North 79° 38' 20" East, 489.15 feet to a point on the westerly right of way line now or formerly the Baltimore and Ohio Railroad; Thence along said westerly right of way line now or formerly the Baltimore and Ohio Railroad and the easterly lines of Parcels A-21, A-58, A-59 and A-23 (Parcels A-21, A-58, A-59 and A-23 being part of the lands described herein) the following eleven courses and distances: First - South 12° 17' 00" West, 404.52 feet; Second - South 84° 16' 25" East, 10.07 feet; Third - South 12° 21' 35" West, 510.67 feet; Fourth - South 8°23' 35" West, 547.13 feet; Fifth - South 3° 36' 15" West, 1,841.66 feet; Sixth - South 3° 36' 15" West, 1,067.70 feet; Seventh - North 86° 27' 07" West, 25.00 feet; Eighth -South 3° 41' 22" West, 1,058.13 feet; Ninth - South 3° 36' 15" West, 158.74 feet; Tenth -South 86° 23' 45" East, 26.45 feet; Eleventh - South 3° 36' 15" West, 232.62 feet to a point; Thence departing said right of way and along the line dividing lands now or formerly Samuel Rura as recorded in Deed Book Volume 634, page 180 in said Recorder’s Office and Parcel A-23 and Parcel A-12 (being part of the lands described herein) the following four courses and distances: First - South 39° 22' 10" West, 972.70 feet; Second - North 79° 16' 30" West, 200.14 feet; Third - South 26° 44' 35" West, 1,251.60 feet; Fourth - South 23° 04' 40" West, 96.40 feet to a point on the northerly line of lands now or formerly Monica Rura as recorded in Deed Book Volume 1036, page 183 in said Recorder’s Office; Thence along said northerly line of lands now or formerly Monica Rura and the southerly line of Parcels A-12, A-10 and A-56 (Parcels A-12, A-10 and A-56 being part of the lands described herein) the following nine courses and distances:

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First - South 67° 33' 20" West, 514.80 feet; Second - South 69° 18' 20" West, 994.00 feet; Third - South 68° 33' 20" West, 172.00 feet; Fourth - South 20° 26' 40" East, 242.00 feet; Fifth - South 72° 22' 11" West, 400.40 feet; Sixth - North 61° 27' 02" West, 264.00 feet; Seventh - South 68° 33' 20" West, 113.00 feet; Eighth - South 12° 41' 40" East, 744.00 feet; Ninth - South 58° 48' 20" West, 197.50 feet to a point at the northeasterly corner of lands now or formerly Nancy E. Adamchik as recorded in Deed Book Volume 789, page 709 in said Recorder’s Office; Thence along the line dividing said lands now or formerly Nancy E. Adamchik from said Parcel A-56, South 72°03' 20" West a distance of 921.60 feet to a point on the northerly line of other lands now or formerly Nancy E. Adamchik as recorded in Deed Book Volume 560, page 600 in said Recorder’s Office; Thence along the line dividing said other lands now or formerly Nancy E. Adamchik from Parcels A-56 and A-42 the following three courses and distances: First - North 21° 11' 40" West, 774.00 feet: Second - North 45° 08' 19" West, 655.37 feet; Third - North 43° 56' 40" West, 585.75 feet to a point on the easterly line of lands now or formerly William E. Geletka as recorded in Deed Book Volume 649, page 156 in said Recorder’s Office; Thence along said easterly line and the northerly lines of said lands now or formerly William E. Geletka the following two courses and distances: First - North 24° 03' 20" East, 529.91 feet; Second - South 86° 02' 20" West, 1,970.18 feet to a point on the centerline of Township Road (TR) 596 also known as Graff Road; Thence along said centerline of TR 596, South 34° 09' 40" West a distance of 207.54 feet to a point; Thence departing said centerline and along the line dividing the lands now or formerly Francis C. Graff as recorded in Deed Book Volume 677, page 570 in said Recorder’s Office and lands now or formerly William A. George as recorded in Deed Book Volume 963, page 481 in said Recorder’s Office from Parcel A-38 (Parcel A-38 being part of the lands described herein) the following five courses and distances: First - South 81° 03' 10" West, 44.76 feet; Second - South 84° 11' 35" West, 130.40 feet; Third - North 30° 37' 25" West, 939.00 feet; Fourth - North 32° 10' 25" West, 1,104.70 feet; Fifth - South 80° 01' 30" West, 130.50 feet to a point on the centerline of State Legislative Route (LR) 32153; Thence through the right of way of said LR 32153 and along the easterly and southerly line of Parcel A-51 (Parcel A-51 being part of the lands described herein) the following two courses and distances: First - South 6° 39' 30" West, 219.00 feet; Second - South 50° 39' 00" West, 156.60 feet to a point at the northeasterly corner of lands now or formerly Margaret L. Bruner as recorded in Deed Book Volume 495, page 599 in said Recorder’s Office; Thence departing said right of way along the line dividing said lands now or formerly Margaret L. Bruner from said Parcel A-51 the following three courses and distances: First - North 58° 20' 20" West, 143.60 feet; Second - North 19° 59' 20" West, 69.20 feet; Third - North 73° 27' 20" West, 117.90 feet to a point on the easterly line of lands now or formerly Samuel B. Stuchell as recorded in Deed Book Volume 803, page 92 in said Recorder’s Office; Thence along the line dividing said lands now or formerly Samuel B. Stuchell from said Parcel A-51 the following four courses and distances: First - North 2° 18' 40" East, 134.61 feet; Second - North 41° 50' 20" West, 1,805.39 feet; Third - North 78° 50' 20" West, 437.70 feet; Fourth - North 49° 09' 40" East, 2,650.56 feet to the point of beginning.

Excepting from the above described tract, the following parcels:

A.  Land conveyed to Rochester and Pittsburgh Coal Company by deed recorded in Deed Book Volume 807, page 412 in the Indiana County Recorder of Deeds Office more particularly described as follows:

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Beginning at a point on the centerline of Legislative Route (LR) 32030, said point also being the northwesterly corner of Parcel A-57; Thence along said centerline of LR 32030, North 20° 24' 48" West a distance of 362.00 feet to a point; Thence along the westerly line of Parcel A-18 the following two courses and distances: 1st - South 74° 50' 47" West, 200.81 feet; 2nd - South 4° 14' 19" West, 386.10 feet to a point on the northerly line of said Parcel A-57; Thence along said northerly line of Parcel A-57, South 80° 14' 19" West a distance of 39.60 feet to the point of beginning.

Containing 1 acre, more or less.

B.   Land conveyed to CQ, Inc. by deed recorded in Deed Book Volume 1060, page 762 in the Indiana County Recorder of Deeds Office, more particularly described as follows:

Beginning at a point said point being located South 23° 36' 50" East along the easterly side of SR 3017 a distance of 565.51 feet from a concrete monument numbered 77-K; Thence leaving the easterly side of S.R. 3017 and continuing through the property of the Grantors herein, of which this is a portion, the following courses and distances: South 88° 13' 21" East, 900 feet; North 1° 46' 39" East, 200 feet; South 88° 13' 21" East, 950 feet; South 1° 46' 39" West, 100 feet; South 88° 13' 21" East, 550 feet; South 1° 46' 39" West, 500 feet; South 16° 02' 29" East, 735.27 feet; South 1° 46' 39" West, 70 feet; North 38° 20' 48" West, 829.81 feet; South 63° 29' 06" West, 756.39 feet; North 36° 20' 51" West, 832.88 feet; North 79° 43' 51" West, 395.15 feet; South 70° 34' 31" West, 390.34 feet to a point on the easterly side of S.R. 3017; Thence along the easterly side of S.R. 3017, North 23° 59' 31" West, 357.13 feet to the point of beginning.

Containing 34.385 acres, more or less.

C.  Land of others more particularly described as follows:

Beginning at a point on the centerline of Legislative Route (LR) 32030, said point also being the southwesterly corner of lands now or formerly Helvetia Coal Company as recorded in Deed Book Volume 649, page 745 in the Indiana County Recorder of Deeds Office; Thence around the perimeter of lands now or formerly Anthony Minniti as recorded in Deed Book Volume 959, page 230 in the Indiana County Recorder of Deeds Office, lands now or formerly John R. Wright as recorded in Deed Book Volume 871, page 27 in said Recorder’s Office; lands now or formerly Robert N. Miller as recorded in Deed Book Volume 871, page 511 in said Recorder’s Office, lands now or formerly Robert N. Miller, Jr. as recorded in Deed Book Volume 586, page 303 in said Recorder’s Office, lands now or formerly Shawn M. Steffee as recorded in Deed Book Volume 1050, page 277 in said Recorder’s Office the following twelve courses and distances: 1st - South 20° 19' 50" West, 451.65 feet; 2nd - South 25° 37' 50" West, 568.10 feet; 3rd - North 7° 22' 20" West, 295.37 feet; 4th - North 14° 02' 00" West, 154.81 feet; 5th - North 38° 10' 30" West, 115.88 feet; 6th - North 63° 39' 40" West, 94.66 feet; 7th - North 86° 14' 50" West, 144.50 feet; 8th - South 68° 50' 40" West, 673.70 feet; 9th - North 24° 44' 10" West, 280.00 feet; 10th - North 76° 01' 00" East, 553.64 feet; 11th - North 76° 35' 20" East, 1001.73 feet to the point of beginning.

Containing 439,447 square feet or 10.08 acres, more or less.

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The First Described tract contains a total net area of 2,287.24 acres, more or less.

Second Described

All that certain parcel of land situate in Center Township, Indiana County, Pennsylvania, bounded and described as follows:

Beginning at a point in Legislative Route (LR) 32030, said point also being the intersection of the southerly line of lands now or formerly Rochester and Pittsburgh Coal Company as recorded in Deed Book Volume 591, page 553 in the Indiana County Recorder of Deeds Office and the westerly line of the Baltimore and Ohio Railroad right of way; Thence along said westerly line of the Baltimore and Ohio Railroad right of way, South 12° 17' 00" West a distance of 1,670.24 feet to a point on the northerly line of lands now or formerly Bradford H. Neal as recorded in Deed Book Volume 981, page 186 in said Recorder’s Office; Thence along said northerly line of lands now or formerly Bradford H. Neal, North 57° 23' 15" West a distance of 717.70 feet to a point at the southeasterly corner of lands now or formerly Delton H. Stiles, as recorded in Deed Book Volume 685, page 524 in said Recorder’s Office; Thence along the easterly line of said lands now or formerly Delton H. Stiles, North 21° 56' 45" East a distance of 194.00 feet to a point at the southwesterly corner of lands now or formerly Joseph C. Stitt as recorded in Deed Book Volume 113, page 652 in said Recorder’s Office; Thence along the southerly and easterly lines of said lands now or formerly Joseph C. Stitt the following two courses and distances: 1st - North 75° 00' 55" East, 352.60 feet; 2nd - North 14° 30' 45" East, 1,010.15 feet to a point on said LR 32030 and the southerly line of lands now or formerly Rochester and Pittsburgh Coal Company; Thence through said LR 32030 and along said southerly line of lands now or formerly Rochester and Pittsburgh Coal Company, South 89° 15' 05" East a distance of 293.66 feet to the point of beginning.

Containing 606,345 square feet or 13.91 acres, more or less.

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Excluding:(2)

All those certain parcels of land situate in Center Township, Indiana County, Pennsylvania, bounded and described as follows:

Parcel 1

Beginning at a point on the centerline of Legislative Route (LR) 32030, said point also being the southwesterly corner of lands now or formerly Helvetia Coal Company as recorded in Deed Book Volume 649, page 745 in the Indiana County Recorder of Deeds Office; Thence along said centerline and the northerly lines of lands now or formerly Anthony Minniti as recorded in Deed Book Volume 959, page 230 in said Recorder’s Office, lands now or formerly John R. Wright as recorded in Deed Book Volume 871, page 27 in said Recorder’s Office, lands now or formerly Robert N. Miller as recorded in Deed Book Volume 871, page 511 in said Recorder’s Office, lands now or formerly Robert N. Miller, Jr. as recorded in Deed Book Volume 586, page 303 in said Recorder’s Office, lands now or formerly Shawn M. Steffee as recorded in Deed Book Volume 1050, page 277 in said Recorder’s Office the following two courses and distances: 1st - South 76° 35' 20" West, 1,001.73 feet, 2nd - South 76° 01' 00" West, 553.64 feet to a point; Thence continuing along said centerline of LR32030 and along the easterly line of Parcel A-27, North 24° 58' 28" West a distance of 1,340.20 feet to a point on the centerline of Township Road (TR) 465; Thence, North 58° 50' 10" East a distance of 537.23 feet to a point on the westerly line of said lands now or formerly Helvetia Coal Company; Thence along said westerly line of lands now or formerly Helvetia Coal Company the following two courses and distances: 1st - South 56° 48' 25" East, 1945.92 feet; 2nd — South 9° 47' 30" West, 62.36 feet to the point of beginning.

Containing 1,558,606 square feet or 35.78 acres, more or less.

Parcel 2

Beginning at a point on the centerline of Legislative Route (LR) 32024, said point also being the northwesterly corner of lands now or formerly CQ, Inc. as recorded in Deed Book Volume 1060, page 762 in the Indiana County Recorder of Deeds Office; Thence along said centerline of LR 32024, North 23° 36' 50" West a distance of 565.51 feet to a point; Thence along the southerly and easterly lines of lands now or formerly Pennsylvania Electric Company and NGE Generation Inc. as recorded in Deed Book Volume 1137, page 989 in said Recorder’s Office the following two courses and distances: 1st — North 68° 50' 40" East, 350.00 feet; Second — North 24° 44' 10" West, 30.00 feet to a point; Thence along the southerly lines of lands now or formerly Anthony Minniti as recorded in Deed Book Volume 959, page 230 in said Recorder’s Office, lands now or formerly John R. Wright as recorded in Deed Book Volume 871, page 27 in said Recorder’s Office, lands now or formerly Robert N. Miller as recorded in Deed Book Volume 871, page 511 in said Recorder’s Office, lands now or formerly Robert N. Miller, Jr. as recorded in Deed Book

(2)  Property held by Homer City Property Holdings.

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Volume 586, page 303 in said Recorder’s Office, lands now or formerly Shawn M. Steffee as recorded in Deed Book Volume 1050, page 277 in said Recorder’s Office the following eight courses and distances: 1st — North 68° 50' 40" East, 323.70 feet; 2nd - South 86° 14' 50" East, 144.50 feet; 3rd - South 63° 39' 40" East, 94.66 feet; 4th - South 38° 10' 30" East, 115.88 feet; 5th - South 14° 02' 00" East, 154.81 feet; 6th —South 7° 22' 20" East, 295.37 feet; 7th — North 25° 37' 50" East, 568.10 feet; 8th — North 20° 19' 50" East, 314.05 feet to a point; Thence along the line dividing Parcel A-18 from Parcels A-22, A-19, A-43, A-44, A-33, A-5 the following six courses and distances: 1st — South 75° 31' 03" East, 483.16 feet; 2nd — South 46° 12' 47" East, 1,033.40 feet; 3rd — South 70° 00' 48" East, 2,481.92 feet; 4th — South 52° 05' 42" West, 328.23 feet; 5th — North 84° 00' 48" West, 1,674.06 feet; 6th — North 40° 58' 46" West, 534.64 feet to a point on the easterly line of said lands now or formerly CQ, Inc.; Thence along said easterly and northerly lines of lands now or formerly CQ, Inc. the following six courses and distances: 1st — North 1° 46' 39" East, 323.78 feet; 2nd — North 88° 13' 21" West, 550.00 feet; 3rd — North 1° 46' 39" East, 100.00 feet; 4th —North 88° 13' 21" West, 950.00 feet; 5th — South 1° 46' 39" West, 200.00 feet; 6th — North 88° 13' 21" West, 900.00 feet to the point of beginning.

Parcel 3

Beginning at a point on the centerline of Legislative Route (lR) 32024, said point also being the northwesterly corner of Parcel A-6 (HCP-6); Thence along said centerline of LR 32024 the following two courses and distances: 1st - North 7° 09' 56" West, 561.24 feet; 2nd — North 20° 24' 48" West, 34.66 feet to a point at the southwesterly corner of Parcel A-57 (HCP-58); Thence along the perimeter of said Parcel A-57 (HCP-58) the following four courses and distances: 1st - North 75° 07' 19" East, 198.42 feet; 2nd - North 13° 21' 54" East, 181.96 feet; 3rd - South 68° 52' 10" West, 150.00 feet; 4th - South 76° 06' 54" West, 110.48 feet to a point being the southeasterly corner of lands now or formerly Rochester and Pittsburgh Coal Company as recorded in Deed Book Volume 807, page 412 in said Recorder’s Office; Thence along the easterly and northerly line of said lands now or formerly Rochester and Pittsburgh Coal Company the following two courses and distances: 1st — North 4° 14' 19" East, 386.10 feet; 2nd — South 74° 50' 47" West, 200.81 feet to a point on said centerline of LR 32024; Thence along said centerline of LR 32024, North 20° 24' 48" West, 135.08 feet to a point at the southwesterly corner of lands now or formerly CQ, Inc. as recorded in Deed Book Volume 1060, page 762 in the Indiana County Recorder of Deeds Office; Thence along the southerly lines of said lands now or formerly CQ, Inc. the following three courses and distances: 1st — North 70° 34' 31" East, 390.34 feet; 2nd — South 79° 43' 51" East, 395.15 feet: 3rd — South 36° 20' 51" West, 421.70 feet to a point at the northwesterly corner of Parcel A-5 (HCP-5); Thence along the westerly lines of said Parcel A-5 (HCP-5) the following two courses and distances: 1st — South 58° 34' 36" West, 108.93 feet; 2nd — South 1° 40’ 57 East, 856.42 feet to a point on the northerly line of Parcel A-6 (HCP-6); Thence along said Northerly Line of Parcel A-6 (HCP-6), South 89° 44' 59" West a distance of 631.25 feet to the point of beginning.

Containing 856,613 square feet or 19.66 acres, more or less.

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Reservoir Property

All that certain tract of land situate in White Township and Cherry Hill Township, Indiana County, Pennsylvania, bounded and described as follows:

Beginning at a point on the centerline of Old U.S. Route 422, said point also being the northeast corner of lands now or formerly Wilber D. Isenburg as recorded in Deed Book Volume 546, page 419 in the Indiana County Recorder of Deeds Office, said point also being on the westerly line of Parcel A-19 (Parcel A-19 being part of the lands described herein); Thence along said center line of Old U.S. Route 422 by the line of an arc deflecting to the left and having a radius of 954.93 feet an arc distance of 349.48 feet (chord bearing and distance South 43° 22' 50" East, 347.53 feet) to a point; Thence departing said centerline and along the line dividing lands now or formerly the Pennsylvania State Game Commission as recorded in Deed Book Volume 572, page 597 in said Recorder’s Office and Parcels A-19, A-18 and A-1 (Parcels A-19 A-18 and A-1 being part of the lands described herein) the following fifteen courses and distances: 1st — North 84° 58' 05" East, 339.07 feet; 2nd — North 88° 21' 01" East, 186.56 feet; 3rd — North 83° 10' 04" East, 231.98 feet; 4th — North 63° 45' 59" East, 263.95 feet; 5th — North 49° 25' 22" East, 283.49 feet; 6th — North 45° 46' 52" East, 250.45 feet; 7th — North 37° 38' 48" East, 241.20 feet; 8th — North 32° 23' 18" East, 255.71 feet; 9th — North 30° 30' 39" East, 177.57 feet; 10th — North 27° 39' 23" East, 220.46 feet, 11th — North 22° 00' 12" East, 255.91 feet; 12th — North 8° 14' 57" East, 292.34 feet; 13th — North 10° 10' 59" West, 172.44 feet; 14th — North 21° 02' 19" West, 353.38 feet; 15th — North 28° 19' 15" West, 320.32 feet to a point on the easterly line of other lands now or formerly the Pennsylvania State Game Commission as recorded in Deed Book Volume 516, page 327 in said Recorder’s Office; Thence along the line dividing said other lands now or formerly the Pennsylvania State Game Commission from Parcels A-1, A-18 and A-2 (Parcels A-1, A-18 and A-2 being part of the lands described herein) the following fifty four courses and distances: 1st — North 42° 18' 09" West, 274.36 feet; 2nd — North 58° 00' 10" West, 96.70 feet; 3rd — North 32° 52' 46" West, 110.57 feet; 4th — North 59° 32' 19" West, 76.65 feet; 5th — North 29° 01' 45" West, 124.18 feet; 6th — North 15° 18' 19" West, 178.50 feet; 7th — North 5° 06' 58" West, 203.61 feet, 8th — North 14° 26' 59" East, 204.01 feet; 9th — North 17° 54' 13" East, 212.92 feet; 10th — North 2° 41' 55" East, 264.28 feet, 11th — North 52° 00' 50" East, 106.65 feet; 12th — South 22° 57' 55" East, 164.60 feet; 13th — South 11° 20' 22" East, 211.17 feet; 14th — South 3° 15' 06" West, 235.63 feet; 15th — South 20° 15' 03" West, 160.50 feet; 16th — South 19° 40' 52" East, 135.17 feet; 17th — South 53° 29' 01" East, 212.83 feet; 18th — South 56° 56' 05" East, 268.81 feet; 19th — South 37° 28' 26" East, 167.21 feet; 20th — South 44° 52' 49" East, 234.72 feet; 21st — South 38° 29' 11" East, 294.75 feet; 22nd — South 32° 49' 11" East, 247.00 feet; 23rd — South 41° 55' 53" East, 153.56 feet; 24th — South 73° 12' 38" East, 96.42 feet; 25th — North 79° 25' 37" East, 109.86 feet; 26th — North 58° 48' 53" East, 162.36 feet; 27th — North 44° 30' 09" East, 249.62 feet; 28th — North 33° 26' 11" East, 140.70 feet; 29th — North 40° 58' 10" East, 150.89 feet; 30th — North 30° 34' 57" East, 278.64 feet; 31st — North 31° 41' 28" East, 212.47 feet; 32nd — North 48° 04' 10" East, 226.62 feet; 33rd — North 50° 46' 28" East, 179.85 feet; 34th — North 58° 55' 30" East, 353.62 feet; 35th — North 24° 53' 40" West, 75.00 feet; 36th — North 65° 06' 20" East, 384.09 feet; 37th — South 24° 53' 40" East, 75.00 feet; 38th — North 63° 19' 44" East, 299.20 feet; 39th — North 54° 14' 05" East,167.07 feet; 40th — North 49° 44' 23" East, 219.02 feet; 41st — North 29° 24' 24" East, 395.55 feet; 42nd — North 18° 20' 53" East, 414.93 feet; 43rd — North 18° 37' 56" East, 232.06 feet; 44th — North 17° 59' 27" East, 201.66 feet; 45th

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— North 15° 57' 51" East, 199.23 feet; 46th — North 16° 33' 55" West, 106.31 feet; 47th — North 39° 09' 27" East, 208.65 feet; 48th — North 25° 33' 01" East, 173.66 feet; 49th — North 47° 56' 51" East, 123.66 feet; 50th — North 68° 50' 35" East, 319.25 feet; 51st — North 54° 00' 45" East, 788.41 feet; 52nd — North 47° 55' 55" East, 271.80 feet; 53rd — North 18° 32' 46" West, 63.54 feet; 54th — North 86° 22' 40" East, 156.25 feet to a point on the easterly line of other lands now or formerly the Pennsylvania State Game Commission as recorded in Deed Book Volume 572, page 597 in said Recorder’s Office; Thence along the line dividing last mentioned lands now or formerly the Pennsylvania State Game Commission from Parcels A-2, A-20 and A-14 (Parcels A-2, A-20 andA-14 being part of the lands described herein) the following twenty nine courses and distances: 1st — North 60° 41' 47" East, 114.74 feet; 2nd — North 86° 29' 53" East, 70.35 feet; 3rd — North 77° 41' 33" East,135.94 feet; 4th — South 83° 15' 27" East, 133.99 feet; 5th — North 87° 33' 02" East, 240.61 feet; 6th — South 87° 34' 20" East, 258.10 feet; 7th — North 85° 06' 22" East, 188.49 feet; 8th — South 24° 32' 33" East, 36.75 feet; 9th — North 61° 55' 30" East, 160.23 feet; 10th — South 69° 59' 48" East, 78.07 feet; 11th — North 58° 27' 33" East, 132.58 feet; 12th — South 83° 45' 52" East, 123.38 feet; 13th — North 70° 05' 01" East, 149.94 feet; 14th — North 80° 23' 07" East, 78.03 feet; 15th — North 49° 48' 23" East, 47.24 feet; 16th — North 69° 52' 00" East, 135.48 feet; 17th — North 55° 50' 52" East, 92.14 feet; 18th — North 40° 20' 53" East, 273.39 feet; 19th — North 26° 30' 37" East; 157.51 feet; 20th — North 18° 03' 23" East, 236.59 feet; 21st — North 26° 15' 45" East, 125.02 feet; 22nd — North 2° 58' 24" West, 190.94 feet; 23rd — North 71° 07' 42" East, 139.32 feet; 24th — North 43° 28' 46" East, 184.04 feet; 25th — North 57° 23' 35" East, 196.94 feet; 26th — North 70° 00' 04" East, 235.20 feet; 27th — North 60° 33' 28" East, 110.49 feet; 28th — North 47° 27' 42" East, 215.30 feet; 29th — North 21° 13' 19" East, 220.81 feet to a point on the centerline of Township Road T-760; Thence continuing along the last mentioned dividing line and said centerline of T-760 the following eight courses and distances: 1st — South 74° 47' 29" West, 539.73 feet; 2nd — South 61° 26' 07" West, 270.42 feet; 3rd — South 55° 02' 31" West,140.32 feet; 4th — South 78° 02' 55" West, 117.34 feet; 5th — North 80° 46' 15" West, 109.11 feet; 6th — North 67° 21' 22" West, 183.12 feet; 7th — North 60° 07' 23" West, 113.02 feet; 8th — North 50° 41' 21" West, 89.88 feet to a point at the southerly line of lands now or formerly David Zubalik as recorded in Deed Book Volume 660, page 538 in said Recorder’s Office; Thence departing said centerline and along the line dividing said lands now or formerly David Zubalik, lands now or formerly Vernon R. McCreary as recorded in Deed Book Volume 798, page 743 in said Recorder’s Office, lands now or formerly Melvin F. Fox as recorded in Deed Book Volume 745, page 559 in said Recorder’s Office, lands now or formerly Charles L. Deabenderfer as recorded in Deed Book Volume 875, page 621 in said Recorder’s Office, lands now or formerly William B. Overdorff as recorded in Deed Book Volume 555, page 241 in said Recorder’s Office from Parcel A-2 (Parcel A-2 being part of the lands described herein) the following four courses and distances: 1st — North 81° 02' 48" East, 804.85 feet; 2nd — North 10° 23' 50" West, 498.69 feet; 3rd — North 74° 24' 35" East, 3,279.88 feet; 4th — South 17° 46' 04" West, 1,050.00 feet to a point; Thence along the line dividing said lands now or formerly William B. Overdorff and Parcel A-9 (Parcel A-9 being part of the lands described herein) North 35° 12' 19" East a distance of 1,422.02 feet to a point on the easterly line of lands now or formerly Mary E. Rummel as recorded in Deed Book Volume 773, page 921 in said Recorder’s Office; Thence along the line dividing said lands now or formerly Mary E. Rummel from said Parcel A-9, North 72° 01' 35" East a distance of 597.00 feet to a point on the southwesterly line of lands now or formerly Wayne F. Buterbaugh as recorded in Deed Book Volume 1103, page 77 in said

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Recorder’s Office; Thence along the line dividing said lands now or formerly Wayne F. Buterbaugh from Parcels A-9, A-13 and A-15 (Parcels A-9, A-13 and A-15 being part of the lands described herein) the following twenty one courses and distances: 1st — South 19° 57' 41" East, 625.50 feet; 2nd — North 42° 38' 30" East, 125.79 feet; 3rd — North 40° 55' 52" East, 205.28 feet, 4th — North 24° 41' 33" East 139.18 feet; 5th — North 29° 14' 54" East, 161.83 feet; 6th — North 1° 39' 44" East, 74.12 feet; 7th — North 84° 59' 59" East, 56.91 feet; 8th — North 52° 12' 16" East, 129.51 feet, 9th — North 36° 49' 30" East, 259.52 feet; 10th — North 44° 47' 19" East, 147.52 feet; 11th — North 35° 01' 58" East, 153.45 feet; 12th — North 43° 49' 18" East, 149.89 feet; 13th — North 58° 43' 13" East, 163.34 feet; 14th — North 55° 00' 11" East, 169.39 feet; 15th — North 49° 57' 51" East, 110.56 feet; 16th — North 0° 48' 47" West, 169.85 feet; 17th — North 3° 35' 56" West, 165.53 feet; 18th — North 3° 12'13" West, 237.45 feet; 19th — North 1° 56' 30" West, 255.29 feet; 20th — North 13° 35' 44" West, 149.49 feet; 21st — North 2° 32' 28" East, 296.95 feet to a point on the easterly line of lands now or formerly Norma J. Murdick as recorded in Deed Book Volume 1116, page 340 in said Recorder’s Office; Thence along the line dividing said lands now or formerly Norma J. Murdick and Parcel A-15 (Parcel A 15 being part of the lands described herein) the following five courses and distances: 1st — North 11° 41' 44" East, 858.00 feet; 2nd — North 78° 18' 16" West, 165.00 feet; 3rd — North 11° 41' 44" East, 264.00 feet; 4th — South 78° 18' 16" East, 165.00 feet; 5th — North 11° 41' 44" East, 326.32 feet to a point on the southerly line of lands now or formerly C.B.C. Corporation as recorded in Deed Book Volume 264, page 235 in said Recorder’s Office; Thence along said southerly line of lands now or formerly C.B.C. Corporation, North 70° 09' 45" East 421.83 feet to a point at the southwesterly corner of lands now or formerly Karen S. Fariman as recorded in Deed Book Volume 1131, page 964 in said Recorder’s Office; Thence along the line dividing said lands now or formerly Karen S. Fariman, lands now or formerly Steve A. Vleck as recorded in Deed Book Volume 1121, page 70 in said Recorder’s Office, lands now or formerly Howard Gaydosh as recorded in Deed Book Volume 497, page 271 in said Recorder’s Office the following six courses and distances; 1st — South 20° 38' 59" East, 1,425.50 feet; 2nd — North 68° 52' 43" East, 1,173.57 feet; 3rd — South 25° 42' 48" West, 184.80 feet; 4th — South 37° 42' 48" West, 577.50 feet; 5th — South 71° 12' 48" West, 549.45 feet, 6th — South 20° 32' 12" East, 1,726.47 feet to a point at the northwesterly corner of lands now or formerly Stanford Mining Company as recorded in Deed Book Volume 696, page 116 in said Recorder’s Office; Thence along the line dividing said lands now or formerly Stanford Mining Company from Parcel A-17 (Parcel A-17 being part of the lands described herein) the following three courses and distances: 1st — South 61° 00' 14" West, 250.00 feet; 2nd — South 21° 14' 46" East, 870.00 feet; 3rd — North 61° 00' 14" East, 250.00 feet to a point on the westerly line of said lands now or formerly Howard Gaydosh; Thence along the line dividing said lands now or formerly Howard Gaydosh, lands now or formerly Michele Mussomell as recorded in Deed Book Volume 1074, page 220 in said Recorder’s Office, lands now or formerly Indiana County Police Association as recorded in Deed Book Volume 717, page 170 and Deed Book Volume 994 page 254 in said Recorder’s Office from said Parcel A-17 the following two courses and distances: 1st — South 21° 14' 46" East, 349.70 feet; 2nd — South 68° 34' 51" West, 3,353.62 feet to a point at the northwesterly corner of Parcel A-3 (Parcel A-3 being part of the lands described herein); Thence along the line dividing said lands now or formerly Indiana County Police Association, lands now or formerly Paul J. McCunn as recorded in Deed Book Volume 1126, page 72 in said Recorder’s Office, lands now or formerly George W. DeWalt as recorded in Deed Book Volume 841, page 943 in said Recorder’s Office from said Parcel A-3, South 20° 32' 14" East a distance of 3,167.42 feet to a

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point at the northwesterly corner of lands now or formerly Ronald L. Pollack as recorded in Deed Book Volume 820, page 656 in said Recorder’s Office; Thence along the line dividing said lands now or formerly Ronald L. Pollack from said Parcel A-3 the following three courses and distances;1st — South 67° 57' 21" West, 399.37 feet; 2nd — South 34° 16' 44" East, 296.86 feet; 3rd — North 69° 08' 11" East, 328.71 feet to a point on the westerly line of said lands now or formerly George W. DeWalt; Thence along the line dividing said lands now or formerly George W. DeWalt, lands now or formerly Charles Altemus as recorded in Deed Book Volume 896, page 477 in said Recorder’s Office, lands now or formerly Robert E. Walbeck as recorded in Deed Book Volume 1021, page 415 in said Recorder’s Office from said Parcel A-3 the following six courses and distances; 1st — South 20° 32' 14" East, 408.59 feet; 2nd — South 70° 33' 53" West, 1,083.60 feet; 3rd — North 25° 57' 52" West, 1,541.71 feet; 4th — South 55° 44' 23" West, 100.63 feet; 5th — North 44° 43' 02" West, 1,039.84 feet; 6th — North 13° 07' 26" West, 264.00 feet to a point at the northeasterly corner of lands now or formerly Penn Hills Coal Company as recorded in Deed Book Volume 533, page 97 in said Recorder’s Office; Thence along the line dividing said lands now or formerly Penn Hills Coal Company from said Parcel A-2 the following five courses and distances: 1st — South 72° 05' 41" West, 336.32 feet; 2nd — South 41° 07' 06" West, 165.00 feet; 3rd — South 28° 07' 06" West, 231.00 feet; 4th — North 89° 52' 04" West, 627.00 feet; 5th — South 79° 07' 06" West, 412.50 feet to a point at the northeasterly corner of Parcels A-4 and A-5 (Parcels A-4 and A-5 being part of the lands described herein); Thence along the line dividing said lands now or formerly Penn Hills Coal Company, said lands now or formerly Robert E. Walback from said Parcels A-4 and A-5 the following two courses and distances: 1st — South 37° 50' 55" East, 2376.00 feet; 2nd — South 28° 55' 32" East, 504.45 feet to a point on the westerly line of lands now or formerly Wilmoth Interests as recorded in Deed Book Volume 1054, page 339, Ream Interests as recorded in Deed Book Volume 1054, page 327 and CCW Interests as recorded in Deed Book Volume 1054, page 351, all in said Recorder’s Office; Thence along the line dividing said lands now or formerly Wilmoth Interests, Ream Interests and CCW Interests from said Parcels A-4 and A-5 the following two courses and distances: 1st — South 70° 33' 53" West, 1,650.00 feet; 2nd — North 89° 06' 08" West, 1,677.96 feet to a point at the southeasterly comer of lands now or formerly Stanford Mining Company, said lands also being identified as Tax Parcel 13-20-113 in the Indiana County Tax Assessors Office; Thence along the line dividing said last mentioned lands now or formerly Stanford Mining Company from said Parcels A-4 and A-5 the following four courses and distances; 1st — North 6° 42' 52" West, 65.60 feet; 2nd — North 28° 06' 00" West, 313.00 feet; 3rd — South 56° 08' 30" West, 360.00 feet; 4th — South 21° 03' 00" East, 26.50 feet to a point on the northerly line of lands now or formerly Ralph McGee as recorded in Deed Book Volume 979, page 584 in said Recorder’s Office; Thence along the line dividing said lands now or formerly Ralph McGee, lands now or formerly Richard S. Fowler as recorded in Deed Book Volume 635, page 258 in said Recorder’s Office from said Parcels A-4 and A-5 the following three courses and distances: 1st — North 72° 42' 09" West, 406.61 feet; 2nd — North 44° 29' 10" West, 2,277.00 feet; 3rd — South 64° 48' 17" West,1,021.65 feet to a point on the easterly line of other lands now or formerly the Pennsylvania State Game Commission as recorded in Deed Book Volume 516, page 330 in said Recorder’s Office; Thence along the line dividing said last mentioned lands now or formerly the Pennsylvania State Game Commission from said Parcels A-4 and A-5 the following four courses and distances: 1st — North 38° 24' 49" West, 131.38 feet; 2nd — North 23° 50' 15" East, 143.79 feet; 3rd — North 61° 39' 30" West, 173.41 feet; 4th — North 46° 09 ‘47” East, 1,182.48 feet to a point on the easterly line of previously mentioned Parcel A-1 (Parcel A-1

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being part of the lands described herein); Thence along the line dividing the last mentioned lands now or formerly the Pennsylvania State Game Commission from said Parcel A-1 the following twenty six courses and distances: 1st — South 85° 17' 44" West, 147.90 feet; 2nd — South 78° 34' 29" West, 237.11 feet; 3rd — South 64° 13' 00" West, 219.15 feet; 4th — South 57° 53' 10" West, 151.56 feet; 5th — South 50° 44' 26" West, 217.62 feet; 6th — South 49° 20' 12" West, 250.82 feet; 7th — South 41° 07' 15" West, 261.08 feet; 8th — South 47° 50' 21" West, 181.21 feet; 9th — South 25° 22' 49" West, 186.11 feet; 10th — South 29° 22' 30" West, 224.80 feet; 11th — South 34° 38' 46" West, 256.82 feet; 12th — South 26° 32' 30" West, 227.50 feet; 13th — South 16° 49' 10" West, 208.46 feet; 14th — South 10° 59' 43" West, 267.94 feet; 15th — South 37° 51' 02" West, 190.96 feet;16th — South 9° 55' 53" West, 171.96 feet; 17th — South 68° 30' 20" West, 249.23 feet; 18th — South 44° 35' 55" West, 300.76 feet; 19th — South 52° 29' 33" West, 201.57 feet; 20th — South 60° 25' 19" West, 351.31 feet; 21st — South 63° 07' 46" West, 338.01 feet; 22nd — South 56° 42' 44" West, 188.20 feet; 23rd — South 49° 15' 51" West, 233.63 feet; 24th — South 53° 37' 14" West, 264.70 feet; 25th — South 35° 52' 27" West, 299.24 feet; 26th — South 36° 37' 17" West, 336.86 feet to a point on the westerly line of other lands now or formerly the Pennsylvania State Game Commission as recorded in Deed Book Volume 572, page 597 in said Recorder’s Office; Thence along the line dividing said last mentioned lands now or formerly the Pennsylvania State Game Lands from Parcels A-18, A-11 and A-12 (Parcels A-18, A-11 and A-12 being part of the lands described herein) the following twenty courses and distances: 1st — South 44° 32' 56" West, 187.74 feet; 2nd — South 36° 02' 49" East, 94.77 feet; 3rd — South 45° 31' 59" West, 233.68 feet;4th — South 50° 52' 32" West, 306.52 feet; 5th — South 42° 22' 03" West,166.75 feet; 6th — South 49° 26' 38" West, 172.82 feet; 7th — South 43° 10' 18" West, 183.08 feet; 8th — South 33° 18' 21" West, 251.47 feet; 9th — South 37° 18' 43" West, 317.19 feet; 10th — South 27° 19' 02" West, 190.70 feet; 11th — South 1° 52' 44" West, 87.45 feet; 12th — South 32° 53' 32" East, 118.23 feet; 13th — South 27° 04' 34" East, 194.10 feet; 14th — South 1° 39' 11" West, 151.43 feet; 15th — North 74° 43' 26" West, 105.61 feet; 16th — North 36° 27' 32" West, 47.03 feet; 17th — South 82° 43' 23" West, 162.68 feet; 18th — North 74° 16' 57" West, 127.73 feet; 19th — South 71° 46' 03" West, 175.44 feet; 20th — South 2° 30' 32" East, 12.00 feet to a point on the centerline of previously mentioned Old U.S. Route 422; Thence along said centerline of Old U.S. Route 422 and along the line dividing last mentioned lands now or formerly the Pennsylvania State Game Commission from said Parcels A-11 and A-12 the following seven courses and distances: 1st — By the line of an arc deflecting to the right and having a radius of 954.93 feet an arc distance of 459.75 feet (chord bearing and distance, South 78° 44' 04" East, 455.32 feet); 2nd — South 64° 57' 37" East, 606.28 feet; 3rd — By the line of an arc deflecting to the left and having a radius of 2,291.83 feet an arc distance of 284.02 feet (chord bearing and distance, South 68° 34' 39" East, 283.84 feet); 4th — South 72° 11' 45" East, 462.92 feet; 5th — By the line of an arc deflecting to the left and having a radius of 716.20 feet an arc distance of 616.38 (chord bearing and distance North 83° 12' 00" East, 597.53 feet); 6th — North 58° 35' 46" East, 363.24feet; 7th — By the line of an arc deflecting to the right and having a radius of 1,909.86 feet an arc distance of 133.49 feet (chord bearing and distance North 60° 21' 42" East, 133.46 feet) to a point; Thence departing said center line and continuing along the line dividing said last mentioned lands now or formerly the Pennsylvania State Game Commission from said Parcels A-11 and A-12, South 0° 22' 14" East a distance of 393.50 feet to a point at the northeasterly corner of lands now or formerly John S. Simpson as recorded in Deed Book Volume 1071, page 90 and Davis F. Dassori as recorded in Deed Book Volume 1037, page 168 in said Recorder’s Office; Thence along the line dividing said lands now or formerly John S.

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Simpson and Davis F. Dassori from said Parcels A-11 and A-12 the following eight courses and distances: 1st — South 65° 28' 30" West, 345.73 feet; 2nd — North 85° 35' 30" West, 923.73 feet; 3rd — North 73° 42' 31" West, 1,103.30 feet; 4th — South 50° 03' 18" West, 894.79 feet; 5th — North 73° 25' 35" West, 155.48 feet: 6th — South 29° 37' 06" West, 448.18 feet; 7th — North 60° 23' 34" West, 406.65 feet; 8th — South 73° 55' 51" West, 428.63 feet to a point on the northerly line of Parcel A-10 (Parcel A-10 being part of the lands described herein): Thence along the line dividing said lands now or formerly John S. Simpson and Davis F. Dassori, lands now or formerly Gregory K. Smith as recorded in Deed Book Volume 1069, page 865 in said Recorder’s Office and lands now or formerly John J. Cerovich as recorded in Deed Book Volume 750, page 200 in said Recorder’s Office from said Parcel A-10 the following three courses and distances: 1st — South 6° 17' 01" West, 673.01 feet; 2nd — South 82° 40' 43" East, 178.36 feet; 3rd — South 12° 33' 47" West, 2,557.33 feet to a point on the westerly line of State Route 422; Thence along said westerly line of State Route 422, South 53° 35' 07" West, 2,164.67 feet to a point on the northerly line of lands now or formerly Arthur Kensey as recorded in Deed Book Volume 732, page 475 in said Recorder’s Office; Thence along the line dividing said lands now or formerly Arthur Kensey, lands now or formerly David J. Hoffmaster as recorded in Deed Book Volume 669, page 346 in said Recorder’s Office, lands now or formerly David F. Angelo as recorded in Deed Book Volume 890,page 397 in said Recorder’s Office, lands now or formerly Koper Oil and Gas as recorded in Deed Book Volume 787, page 685 in said Recorder’s Office from Parcels A-10, A-6, A-7 and A-8 (Parcels A-10, A-6, A-7 and A-8 being part of the lands herein described) the following two courses and distances: 1st — North 75° 48” 24” West, 2,237.49 feet; 2nd — North 23° 17' 25" East, 2,777.40 feet to a point at the southeasterly corner of Parcel A-23 (Parcel A-23 being part of the lands described herein); Thence along the line dividing said lands now or formerly Koper Oil and Gas from said Parcel A-23, North 84° 53' 23" West, 1,552.65 feet to a point on the northerly line of Parcel A-31 (Parcel A-31 being part of the lands described herein); Thence along the line dividing said lands now or formerly Koper Oil and Gas, lands now or formerly Western Pennsylvania Water, said lands being identified as tax parcel 42-23-102 in said Tax Assessor’s Office, previously mentioned lands now or formerly David F. Angelo from said Parcel A-31, the following two courses and distances: 1st — South 9° 23' 29" West, 1,643.73 feet; 2nd — South 66° 30' 25" West, 704.42 feet to a point on the northerly line of lands now or formerly Mark A. Plivelic as recorded in Deed Book Volume 786, page 236 in said Recorder’s Office; Thence along the line dividing said lands now or formerly Mark A. Plivelic, lands now or formerly Edward F. Allen as recorded in Deed Book Volume 804, page 810 in said Recorder’s Office, other lands now or formerly Western Pennsylvania Water as recorded in Deed Book Volume 128, page 364 and Deed Book Volume 158, page 184 in said Recorder’s Office from said Parcels A-31 and A-32 (Parcels A-31 and A-32 being part of the lands described herein) the following two courses and distances; 1st — North 12° 48' 02" West, 2,340.08 feet; 2nd — North 74° 53' 26" East, 1,005.47 feet to a point at the southwesterly corner of previously mentioned Parcel A-23; Thence along the line dividing said last mentioned lands now or formerly Western Pennsylvania Water, lands now or formerly William E. Ager as recorded in Deed Book Volume 662, page 370 in said Recorder’s Office from said Parcel A-23 the following two courses and distances; 1st — North 11° 41' 41" East, 1,150.29 feet; 2nd — South 82° 45' 28" East, 1039.53 feet to a point at the south westerly corner of previously mentioned Parcel A-19; Thence along the line dividing said lands now or formerly William E. Ager, lands now or formerly Anthony Gullace as recorded in Deed Book Volume 506, page 602 in said Recorder’s Office, lands now or formerly Thomas R. Harley as recorded in Deed Book Volume 1005, page 134 in said Recorder’s

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Office, lands now or formerly Thomas G. Johnson as recorded in Deed Book Volume 790, page 398 in said Recorder’s Office, previously mentioned lands now or formerly Wilber D. lsenburg from said Parcel A-19 the following ten courses and distances: 1st — North 0° 29' 12" East, 836.19 feet; 2nd — South 76° 23' 04" East, 743.39 feet; 3rd — North 17° 17' 04" East, 637.80 feet; 4th — South 60° 54' 16" East, 393.84 feet; 5th — South 76° 40' 26" East, 111.15 feet; 6th — South 58° 22' 18" East, 574.82 feet; 7th — South 77° 55' 22" East, 566.80 feet; 8th — North 30° 46' 05" East, 755.12 feet; 9th — South 39° 32' 08" East, 450.22 feet; 10th — North 46° 20' 50" East, 427.93 feet to a point in the centerline of Old U.S. Route 422, said point being the point of beginning.

Containing 1,832.04 acres, more or less.

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Wright Property

All that certain lot or piece of ground situate in the Township of Center, County of Indiana and Commonwealth of Pennsylvania, bounded and described as follows:

Beginning at a point in the centerline of Legislative Route No. 32030, which marks the Northwestern corner of the tract herein described; thence by the centerline of said Legislative Route No. 32030, North 80° 31' 40" East, 382.98 feet to a point in the centerline of said road; thence along line of land now or formerly of L.L. Johnston, through an iron pin, South 18° 38' 00" West, 635.91 feet to an iron pin; thence along line of land now or formerly of The Pennsylvania Electric Company, North 03° 03' 38" West, 44.03 feet to a monument; thence by line of land now or formerly of the said Pennsylvania Electric Company, North 09° 40' 56" West, 155.10 feet to a monument; thence along line of land now or formerly of said Pennsylvania Electric Company, North 45° 19' 00" West, 205.29 feet to a monument; thence along line of land now or formerly of Robert N. Miller, Jr., et ux. of which this is a part, North 00° 02' 56" West, 198.34 feet through an iron pin, to a point at the centerline of said Legislative Route No. 32030, to the place of beginning.

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CCW Property

All that certain lot or piece of ground situate in the Township of Cherryhill, County of Indiana and Commonwealth of Pennsylvania, bounded and described as follows:

Lot A and Lot B, as set forth in the Minor Subdivision Plan for CCW, Ream & Wilmoth Property for Lot A and in the Minor Subdivision Plan for CCW, Ream & Wilmoth Property for Lot B, both dated October, 2006, last revised October 11, 2006 and recorded at Instrument No. 2007-170098 and Instrument No. 2007-170099, respectively.

Together with the easement and right of way granted to EME Homer City Generation L.P. by Easement and Right of Way Agreement between CCW Interests, Inc., et al. and EME Homer City Generation L.P. dated November 21, 2006 and recorded August 6, 2007 at Document No. 2007-176429.

Title to Lot A and Lot B above described is vested in EME Homer City Generation L.P. by deed from CCW Interests, Inc., et al. dated May 2, 2007 and recorded at Instrument No. 2007-176427.

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Coral

Tract 1

All that certain property located in Burrell, Center and White Townships, and Homer City Borough, Indiana County, Pennsylvania, which property was formerly of the Pennsylvania Railroad Company and/or Penn Central Transportation Company, being a transportation corridor known as the Indiana Secondary Track, commencing at its southern extremity at Black Lick junction in Burrell Township (mile post 7.47) and extending northwesterly and northerly to its terminus on the north at a point near Indiana Borough (mile post 17.24) in White Township.  Being also shown on Map No. V.22.01/8 and No. V.22.01/8 of the Pennsylvania Railroad Company, Indiana Branch dated June 30, 1918 extending from mile post 394+5 to mile post 910+14.

Less and except any and all adverse conveyances of record In Indiana County, including but not limited to those set forth in Deed Book Volume 1021, page 433.

Tract 2

All those certain tracts of land situate in Burrell Township, Indiana County, Pennsylvania, bounded and described as follows:

Tract No. H-716

Beginning at a point on the westerly side of the right of way of the Pennsylvania Railroad Company and southeast corner of lot owned by Charles Morgan (Deed Book Volume 911, page 471) and northeast corner of USA Tract H-716, being located South 14° 04' 11" West a distance of 22.62 feet from USA Monument No. 716A-F; thence South 86° 27' 00" East a distance of 35.73 feet to a point on the center line of the Pennsylvania Railroad Company; thence, with said center line South 26° 00' 15" West a distance of 152.52 feet to a point on the center line of said right of way; thence, North 86° 27' 00" West a distance of 35.81 feet to a point on the westerly side of said right of way, the southeast corner of USA Tract H-716 and northeast corner of Tract H-718; thence, with said westerly right of way and easterly side of USA Tract H-716, North 26° 00' 15" East a distance of 152.55 feet to a point on the Westerly side of said right of way, a common corner with USA Tract H-716, the point of beginning.

Containing 0.12 acres, more or less.

Tract No. H-718

Beginning at a point on the westerly side of the right of way of the Pennsylvania Railroad Company, southeast corner of Tract H-716 and northeast corner of USA Tract H-718, being located South 24° 28' 13" West a distance of 174.75 feet from USA Monument 716A-F; thence, South 86° 27' 00" East a distance of 35.73 feet to a point on the center line of the Pennsylvania Railroad Company right of way; thence, with said center line of said right of way South 26° 00' 15" West a distance of 46.28 feet to a point on the center line of said right of way; thence, South 67° 52' 00" West a distance of 49.45 feet to a point on the westerly side of said right of way, a common corner with USA Tract H-718 and Tract H-712; thence, with said westerly right of way

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and easterly side of USA Tract H-718, North 26°00' 15" East a distance of 69.47 feet to a point on the westerly side of said right of way, the southeast corner with USA Tract H-716 and northeast corner of USA Tract H-718, the point of beginning.

Containing 0.04 acres, more or less.

Tract No. H-712

Beginning at a point on the westerly side of the right of way of the Pennsylvania Railroad Company, southeast corner of Tract H-718 and northeast corner of USA Tract H-712, being located South 24° 54' 25" West a distance  of 244.33 feet from USA Monument 716A-F; thence, North 67° 52' 00" East a distance of 49.45 feet to a point on the center line of the Pennsylvania Railroad Company right of way; thence, with said center line South 26° 00' 15" West a distance of 695.55 feet to a point on the center line of said right of way; thence, North 45° 58' 00" West a distance of 34.70 feet to a point on the westerly side of said right of way, a common corner with USA Tract H-712 and USA Tract 724-A; thence, with said westerly right of way and easterly side of USA Tract H-712, North 26° 00' 15" East a distance of 648.00 feet to a point on the westerly side of said right of way, and common corner of USA Tract H-718, the point of beginning. Containing 0.507 acres, more or less.

Tract No. H-724A

Beginning at a point on the westerly side of the right of way of the Pennsylvania Railroad Company and USA Tract H-724-A, being located South 49° 26' 16" West a distance of 1,450.46 feet from USA Monument 721B-F; thence, along the westerly side of said right of way and easterly side of USA Tract No. H-724-A, North 26° 02' 00" East a distance of 1,167.49 feet to a point on the said right of way and easterly side of USA Tract H-724-A; thence, with said westerly side of right of way and easterly side of USA Tract H-724-A by a curve with a radius of 11,426.20 feet, an arc length of 618.23 feet, a chord bearing of North 24° 29' 00" East with a chord distance of 618.15 feet, to a point on said westerly side of right of way and easterly side of USA Tract H-724-A; thence, with said westerly side of said right of way and easterly side of USA Tract H-724-A, North 22° 56' 00" East a distance of 304.42 feet to a point on the westerly side of said right of way and easterly side of USA Tract H-724-A; thence, with said westerly side of said right of way and easterly side of USA Tract H-724-A by a curve with a radius of 11,492.20 feet, an arc length of 621.78 feet, and a  chord bearing of North 24° 29' 00" East with a chord distance of 621.70 feet to a point on the westerly side of said right of way and easterly side of USA Tract H-724-A; thence, with said westerly side of right of way and easterly side of USA Tract H-724-A, North 26° 02' 00" East a distance of 32.84 feet to a point on said right of way (said point being a common corner of easement granted to the USA by the Pennsylvania Railroad Company and designated as Tract No. H-767); thence, with said westerly right of way line and easterly side of USA Tract H-767, North 26° 02' 00" East a distance of 194.92 feet to a point on said westerly right of way, a common corner with USA Tract H-712;  thence, South 45° 58' 00" East a distance of 34.70 feet to a point in the center line of said right of way; thence, with said center line South 26° 02' 00" West a distance of 184.23 feet to a point in the center line of said right of way; thence, with the center line of said right of way South 26 ° 02' 00" West a distance of 32.84 feet to a point on said center line; thence, with said center line by a curve with a radius of 11,459.20 feet, an arc length of 619.99 feet and a chord bearing of South 24° 29' 00" West with a chord distance of 619.95 feet, to a point on said center line; thence, with the center line of said right of way South 22° 56' 00" West a distance of 300.15 feet to a point on the center

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line of said right of way; thence, leaving said center line and along the westerly side of  Tract 3 (Deed Book Volume 613, page 710), South 26° 02' 00" West a distance of 520.28 feet to a point; thence, by same Tract 3, South 10° 23' 40" East a distance of 28.15 feet to a point on the center line of said right of way of the Pennsylvania Railroad Company; thence, with said center line by a curve with a radius of 11,459.20 feet, an arc length of 81.05 feet and a chord bearing of South 25° 47' 53" West and a chord distance of 80.74 feet, to a point on said center line; thence, with said center line South 26° 02' 00" West a distance of 1,167.49 feet to a point on the center line of said right of way, (said point being located 25.00 feet radially from center line of the Black Lick Secondary track as described in Deed Book Volume 792, page 377, Schedule “A” and being mile post 7.47 and Valuation Station 394+54); thence, North 63° 58' 00" West a distance of 33.00 feet to the westerly right of way and common corner with USA Tract H-724-A, the point of beginning.

Containing 2.08 acres, more or less.

Tract 3

All that certain tract of land situate in Burrell Township, Indiana County, Pennsylvania, bounded and described as follows:

Beginning at a point in the easterly side of the right of way of the Pennsylvania Railroad Company; thence South 26° 03' 13" West a distance of 610.93 feet to a point on the center line of Township Road T-451 and the easterly right of way line; thence with said center line of T-451 North 89° 54' 00" West a distance of 36.70 feet to a point on the center line of said T-451 and the said right of way; thence with said center line North 26° 03' 13" East a distance of 616.31 feet to a point on the center line of said right of way; thence South 81° 52' 38" East a distance of 34.68 feet to a point on the easterly side of said right of way, the point of beginning.

Containing 0.46 acres, more or less.

Tract 4

All that certain tract of land situate in Burrell Township, Indiana County, Pennsylvania, bounded and described as follows:

Beginning at a point on the southeasterly corner of lot owned by James and Tammy Davis (DBV1103/463 - tax map 10-33-120) and a point on the westerly side of the Pennsylvania Railroad Company right of way; thence South 70° 30' 00" East a distance of 33.22 feet to a point in the center line of said right of way; thence South 26° 03' 13" West a distance of 327.34 feet to a point on the center line of said right of way and the center line of Township Road T-451; thence North 89° 54' 00" West a distance of 36.70 feet to a point on the westerly side of said right-of-way; thence along said westerly right of way North 26° 03' 13" East a distance of 339.61 feet to a point on the westerly side of said right of way, the point of beginning.

Containing 0.25 acres, more or less.

Tract 5

All thoat certain tract of land situate in Burrell Township, Indiana County, Pennsylvania, bounded and described as follows:

Beginning at a point in the westerly side of the right of way of the Pennsylvania Railroad Company and southeastern corner of the above referenced lot; thence along westerly side of said right of way North 26° 03' 13" East a distance of 251.71 feet to a point on the westerly right of way and the centerline of the right of way of the B & 0 Railroad; thence South 17° 48' 00" East a

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distance of 47.67 feet to a point on the center line of said right of way and the center line of the right of way of the B & 0 Railroad Company, (said point being located directly beneath the bridge structure at Station 434+80); thence along the center line of the Pennsylvania Railroad Company South 26° 03' 13" West a distance of 203.76 feet to a point in the center line of said right of way; thence North 86° 27' 00" West a distance of 35.73 feet to a point on the westerly side of said right of way, the point of beginning.

Containing 0.17 acres, more or less.

Tract 6

All that certain tract of land situate in Burrell Township, Indiana County, Pennsylvania, bounded and described as follows:

Beginning at a point in the easterly side of the right of way of the Pennsylvania Railroad Company, at a point located west of State Route 119; thence North 26° 00' 15" East, a distance of 1,280.79 feet to a point on the right of way of the B & 0 Railroad (said point being located directly beneath the bridge structure at Station 434+80); thence North 17° 43' 12" West, a distance of 47.57 feet through the right of way of the B & 0 Railroad, to a point, which point is on the westerly side of the herein described premises; thence through said right of way of the Pennsylvania Railroad Company, South 26° 00' 15" West, a distance of 1,315.15 feet to a point; thence continuing on a curve having a radius of 11,459.20 feet, an arc length of 620.03 feet, a chord length of 619.95 feet, chord bearing South 24° 29' 00" West, delta angle 03° 06' 01", to a point; thence South 22° 56' 00" West, a distance of 300.15 feet to a point; thence South 26° 02' 00" West, a distance of 520.28 feet to a point; thence South 10° 23' 40" East, a distance of 84.11 feet to a point on the easterly side of the premises herein described, being the southeasterly most point of the premises; thence continuing along a curve having a radius of 11,492.20 feet, an arc length of 585.78 feet, a chord length of 585.71 feet, chord bearing North 24° 23' 37" East, delta angle 2° 55' 14", to a point; thence North 22° 56' 00" East, a distance of 304.42 feet to a point; thence continuing along a curve having a radius of 11,426.20 feet, arc length 618.24 feet, chord length 618.17 feet, chord bearing North 24° 29' 00" East, delta angle 03° 06' 01", to a point, being the point of beginning.

Tract 7

All that certain tract of land situate in Burrell Township, Indiana County, Pennsylvania, bounded and described as follows:

Beginning at a point in the easterly side of the right of way of the Pennsylvania Railroad Company and center line of Township Road T-451; thence along easterly side of said right of way South 26° 03' 13" West a distance of 787.56 feet to a point on the easterly right of way of said Pennsylvania Railroad Company and the center line of the right of way of the B & 0 Railroad; thence North 17° 48' 00" West a distance of 47.73 feet to a point on the center line of said right of way and the center line of the right of way of the B & 0 Railroad Company, (said point being located directly beneath the bridge structure at Station 434+80); thence along the center line of the Pennsylvania Railroad Company North 26° 03' 13" East a distance of 737.15 feet to a point in the center line of said right of way, and center line of T-451; thence with said center line of T-451 South 89° 54' 00" East a distance of 36.71 feet to a point on the westerly side of said right of way and center line of T-451, the point of beginning.

Containing 0.58 acres, more or less.

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Tract 8

All that certain tract of land situate in Burrell Township, Indiana County, Pennsylvania, bounded and described as follows:

Beginning at a point on the easterly side of the Pennsylvania Railroad Company right of way, at a corner of Tract 4 (Deed Book Volume 1069, page 834) of property owned by Senate Coal Mines, Inc.; thence along the easterly side of said right of way, South 26° 03' 13" West a distance of 288.32 feet to a point on said right of way; thence North 81° 52' 38" West a distance of 34.68 feet to a point on the center line of said right of way; thence with said center line, North 26° 03' 13" East a distance of 285.96 feet to a point on the center line of said right of way; thence South 85° 30' 38" East a distance of 35.48 feet to a point on the easterly right of way, the point of beginning.

Containing 0.22 acres, more or less.

Tract 9

All that certain tract of land situate in Burrell Township, Indiana County, Pennsylvania, bounded and described as follows:

Beginning at a point in the westerly side of the Pennsylvania Railroad Company right of way and the northeasterly corner of the above referenced tract; thence South 70° 30' 00" East a distance of 33.22 feet to a point in the center line of said right of way; thence South 26° 03' 13" West a distance of 74.93 feet to a point on the center line of said right of way; thence North 70° 30' 00" West a distance of 33.22 feet to a point on the westerly side of said right of way; thence along said right of way North 26° 03' 13" East a distance of 74.93 feet to a point on the westerly right of way, the point of beginning.

Containing 0.06 acres, more or less.

Tract 10

All that certain tract of land situate in Burrell Township, Indiana County, Pennsylvania, bounded and described as follows:

Beginning at a point in the westerly side of the Pennsylvania Railroad Company right of way and the northeasterly corner of the above referenced tract; thence South 81° 52' 38" East a distance of 34.68 feet to a point in the center line of said right of way; thence South 26° 03' 13" West a distance of 214.04 feet to a point on the center line of said right of way; thence North 70° 30' 00" West a distance of 33.22 feet to a point on the westerly line of said right of way; thence along said right of way North 26° 03' 13" East a distance of 207.16 feet to a point on the westerly right of way, the place of beginning.

Containing 0.16 acres, more or less.

Tract 11

All that certain tract of land situate in Burrell Township, Indiana County, Pennsylvania, bounded and described as follows:

Beginning at a point in the center line of Township Road T-451 on the westerly side of the right of way of the Pennsylvania Railroad Company; thence along said center line of T-451, South 89° 54' 00" East a distance of 36.70 feet to a point in the center line of said right of way and center line of the right of way of the Pennsylvania Railroad Company; thence South 26° 03' 13" West a

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distance of 737.15 feet to a point on the center line of said right of way and the center line of the right of way of the B & O Railroad Company, (said point being located directly beneath the bridge structure at Station 43+80); thence along the center line of the B & 0 Railroad right of way North 17° 48' 00" West a distance of 47.54 feet to a point on the westerly side of said right of way of the Pennsylvania Railroad Company; thence along said right of way North 26° 03' 13" East a distance of 686.75 feet to a point on the westerly side of said right of way and center line of T-451, the point of beginning.

Containing 0.54 acres, more or less.

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Senate Property

Property A

ALL these certain parcels of land situate in Burrell Township, Indiana County, Pennsylvania, bounded and described as follows:

Tract 1

BEGINNING at a point on the boundary line of lands now or formerly of U.S. Government marked by Monument No. 710B-F being the northwest corner of the tract herein being described, thence North 29° 26' 23" East 1,344.80 feet along lands now or formerly of the U.S. Government to a point marked by Monument No. 710C-F, said point being the northeast corner of the tract herein being described and being northwest corner of other lands now or formerly of Senate Coal Mines Inc.; thence along the western boundary line of other lands of now or formerly Senate Coal Mines, Inc., the following courses and distances: South 68° 51' 58" East 345 feet to a point; South 58° 06' 58" East 275 feet to a point; South 43° 55' 50" East 453.40 feet to a point, said point being the southeast corner of the tract being described and also being the southwest corner of other lands now or formerly of Senate Coal Mines, Inc.; thence South 32° 00' 00" West 938.53 feet to a point, said point being the southwest corner of the tract herein being described; thence North 77° 55' 58" West 1,056.85 feet to the place of beginning.

Containing 28.231 acres, more or less.

Tract 2

BEGINNING at a point on the western boundary line of other lands now or formerly of Senate Coal Mines, Inc., and lands now or formerly of the U.S. Government, said point being marked by Monument No. 710G-F; thence North 05° 00' 00" West 1,374.74 feet along lands now or formerly of the U.S. Government to a point, said point being the northeast corner of the tract herein being described; thence South 43° 28' 49" East 1,441.69 feet along other lands now or formerly of Senate Coal Mines, Inc. to a point, said point being the southeast corner of the tract herein being described; thence South 55°52' 41" West 745.31 feet along the boundary line of other lands now or formerly of Senate Coal Mines, Inc., to a point; thence North 89° 06' 35" East 117.02 feet to a point; thence North 55° 04' 37" West 168.57 feet to the place of beginning.

Containing 16.184 acres, more or less.

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Tract 3

BEGINNING at a point, said point being the northwest corner of the tract herein being described, said point also being on the southern boundary line of lands formerly owned by CSX Railroad; thence North 32° 00' 00" East 2,412.27 feet along lands formerly of CSX Railroad to a point, said point being the northeast corner of the lands herein being described, and also being located on the western boundary of other lands now or formerly of Senate Coal Mines, Inc.; thence South 35° 48' 33" East 575.31 feet along the western boundary line of other lands now or formerly of Senate Coal Mines, Inc. to a point being the southeast corner of the lands herein being described, and also being located on the northerly boundary line of lands formerly of the Pennsylvania Railroad; thence along the northerly boundary line of lands formerly of the Pennsylvania Railroad the following courses and distances: South 50° 08' 45" West 422.75 feet to a point; thence by a curve to the left having a radius of 2,816.22 feet and a length of 983.16 feet to a point; thence South 30° 08' 37" West 438.16 feet to a point; thence North 81° 33' 58" West 10.57 feet to a point; thence South 28° 11' 02" West 279.85 feet to a point, said point being the southwest corner of the tract herein being described; thence North 77° 55' 58" West 303.78 feet to the place of beginning.

Containing 17.214 acres, more or less.

Tract 4

BEGINNING at a point located on the southern boundary line of the lands formerly of the Pennsylvania Railroad, said point also being the northwest corner of the tract herein being described; thence North 30° 08' 37" East 411.88 feet along the southern boundary line of lands formerly of the Pennsylvania Railroad to a point; thence by a curve to the right having a radius of 2,750.22 feet and a length of 960.11 feet along the southern boundary line of lands formerly of the Pennsylvania Railroad to a point, said point being at the intersection of lands formerly of the Pennsylvania Railroad and the northern right of way line of State Route 119; thence in a westerly direction by a curve to the left having a radius of 4,643.75 feet and a length of 1,273.50 feet along the northern boundary line of the right of way of State Route 119 to a point; thence South 29° 23' 02" West 89.92 feet along the northern boundary line of State Route 119 to a point, being the southwest corner of the tract herein being described; thence North 81° 33' 58" West 10.57 feet to the place of beginning.

Containing 0.516 of an acre, more or less.

Property B

All that certain parcel of land situate in Burrell Township, Indiana County, Pennsylvania, formerly of the Pennsylvania Railroad Company and/or Penn Central Transportation Company, known as the Indiana Secondary Track, bounded and described as follows:

BEGINNING at a point being the southeast corner of Tract No. 3 in the deed from Louis Klimchak et al. to Senate Coal Mines, Inc. dated August 28, 1995, of record in the Recorder’s Office of Indiana County in Deed Book Volume 1069, page 834; thence South 81° 33' 58" East 71.04 feet crossing lands formerly of the Pennsylvania Railroad to a point being the southwest corner of Tract No. 4 in the said deed from Louis Klimchak et al. to Senate Coal Mines, Inc.

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dated August 28, 1995, of record in the Recorder’s Office of Indiana County in Deed Book Volume 1069, page 834; thence along the northern boundary of said Tract No. 4 and the southern boundary of lands formerly of  the Pennsylvania Railroad the following courses and distances: North 30° 08' 37" East 411.88 feet to a point; thence by a curve to the right having a radius of 2,750.22 feet and a length of 960.11 feet to a point on the northern boundary of State Route 119; thence North 50° 01' 05" East 124.71 feet along the southern boundary of lands formerly of the Pennsylvania Railroad; thence by a curve to the right having a radius of 3,913.06 feet and a length of 293.09 feet along the northern boundary of State Route 119 to a point where it intersects the boundary of other lands of Senate Coal Mines, Inc., the deed to said lands being of record in the Recorder’s Office of Indiana County in Deed Book Volume 995, page 537 dated January 15, 1992; thence North 35° 48' 33" West 72.00 feet crossing lands formerly of the Pennsylvania Railroad and along said lands of Senate Coal Mines, Inc. to a point being the northeast corner of Tract No. 3 in the said deed from Louis Klimchak et al. to Senate Coal Mines, Inc. dated August 28, 1995, of record in the Recorder’s Office of Indiana County in Deed Book Volume 1069, page 834; thence along the southern boundary of said Tract No. 3 and the northern boundary of lands formerly of the Pennsylvania Railroad the following courses and distances: South 50° 08' 45" West 422.75 feet to a point; thence by a curve to the left having a radius of 2,816.22 feet and a length of 983.16 feet to a point; thence South 38° 08' 37" West 438.16 feet to a point, at the place of beginning.

Property C (DBV 995/537)

ALL that certain parcel of land situate in Burrell Township, Indiana County, Pennsylvania, bounded and described as follows:

BEGINNING at a point on the right of way of the B. & O. Railroad at the intersection of private road with said right of way; thence by said right of way, South 26° 12' West 1,060 feet to a point; thence by a curve to the left with a radius of 380.3 feet, 482.9 feet to a point; thence by same North 63° 48' West 332.6 feet to a point; thence by same South 26° 12' West 60 feet to a point on line of land now or formerly of Frank Klemchak; thence by same North 74° 40' West 345 feet to a point; thence by same North 04° 35' East 89 feet to a point; thence by same North 20° 35' East 700 feet to a point; thence by same North 60° 50' East 100 feet to a point; thence by same South 52° 10' East 560 feet to a point; thence by same North 83° 20' East 117.5 feet to a point; thence by same North 50° 05' East 745 feet to a point; thence by a private road, South 46° 55' East 134 feet to a point.

Containing 21.4 acres, more or less.

Property D (DBV 1013/346)

ALL that certain parcel of land situate in Burrell Township, Indiana County, Pennsylvania, bounded and described as follows:

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THAT certain portion of Buffalo, Rochester and Pittsburgh Railway Company’s former operating property known as the Indiana Branch of the Buffalo Rochester and Pittsburgh Railway being of various width and lying on either side of Buffalo, Rochester and Pittsburgh Railway Company’s centerline of track more particularly described as follows:

BEGINNING with the south back wall of bridge L41 (49) being 113 feet, more or less, south of the intersection of said centerline and the center of Two Lick Creek (Buffalo, Rochester and Pittsburgh Railway Company’s Valuation Station 2193+76) but excluding from the sale any part of said bridge and being as indicated by the north end of the crosshatched area on fragment print of Buffalo, Rochester and Pittsburgh Railway Company’s valuation Section V15 Map 42 incorporated herein by reference; EXTENDING 10,796 feet, more or less, in a southerly direction as measured along said centerline; and ENDING with the intersection of said centerline and the centerline of Legislative Route 32024 as indicated by the south end of the crosshatched area on fragment print of Buffalo, Rochester and Pittsburgh Railway Company’s valuation Section V15 Map 44 incorporated herein by reference.

Containing 27.4 acres, more or less, and being as shown on Buffalo, Rochester and Pittsburgh Railway Company’s Valuation section V15 Maps 42, 43 and 44 incorporated herein by reference.

Property E

ALL that certain parcel of land situate in Burrell Township, Indiana County, Pennsylvania, bounded and described as follows:

BEGINNING at a point in public road, corner of lands now or formerly of Andy Williams; thence along said lands now or formerly of Andy Williams, North 6°  46' East 570 feet to corner of lands now or formerly of Alfred Gearhart; thence along said lands of now or formerly Alfred Gearhart, South 79° 42' East 579 feet to point in line of lands now or formerly of Eli Vladich, of which this was formerly a part; thence along lands now or formerly of said Eli Vladich, South 9° 58' West 504.5 feet to point; thence along same South 11° 40' West 138.3 feet to point in center of public road; thence along public road, North 82° 00' West 271.5 feet to point in center of public road; thence along center of public road, North 62° 48' West 301 feet to point in road, the place of beginning.

Containing 8.207 acres, more or less.

Property F

ALL that certain parcel of land situate in Burrell Township, Indiana County, Pennsylvania, bounded and described as follows:

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Beginning at a point located S 57° 15' 25" E a distance of 100.089 feet from Monument No. 708F-F; thence, along the lands of Senate Coal Mines, Inc. (DBV 995/ PG 537) S 43° 17' 38" E a distance of 374.55 feet to a point; thence along the same lands S 46° 43' 39" W a distance of 25.76 feet, said point be located N 39° 56' 27" W a distance of 199.51 feet from the southwest corner of Senate Coal Mines, Inc. tract (DBV 995/ PG 537); thence along the lands of Senate Coal Mines, Inc. (DBV 1069/ PG 834 Tract No. 3) N 39° 56' 27" W a distance of 374.03 feet to a point; thence along lands of Senate Coal Mines, Inc. (DBV 1013/ PG 346) with a curve to the right having a radius of 1,860.08 feet, arc length of 4.05 feet, chord bearing of N 30° 11' 58" E and a chord length of 4.05 feet to the point of beginning.

Containing 0.1271 acres, more or less.

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Steffee Property

All that certain lot or piece of ground situate in the Township of Center, County of Indiana and Commonwealth of Pennsylvania, bounded and described as follows:

Beginning at a point along the Coral to Black Lick blacktop road, State Highway Route No. 32124, on the Southwestern corner of said tract; thence North 20° 10' West, 250 feet to a point where said State Highway Route No. 32124 joins State Highway Route No. 32030; thence North 80° 40' East, 556 feet to a point; thence South 10° 40' West, 105.6 feet to an iron pin; thence South 84° 11' East, 197 feet to a post; thence South 73° 03' West, 681 feet to the point of beginning.

Said tract of land is bounded on the Northwest side of State Highway Route No. 32124; on the Northeast by State Highway Route No. 32030; on the Southeast by property now or formerly of Alvin Brown and on the Southwest by property of H. W. Johnston of which this is a part.

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Kuzemczak Property

All that certain lot or piece of ground situate in the Township of Burrell, County of Indiana and Commonwealth of Pennsylvania, bounded and described as follows:

Beginning at the point where Township Road No. T-451 intersects with the right of way formerly of the Pennsylvania Railroad, now or formerly of Coral Lands Company, Inc.; thence along said Township Road No. T-451 in the direction of Two Lick Creek to the right of way formerly of B.R. & P. Railroad, now or formerly of Senate Coal Mines, Inc.; thence along the last mentioned right of way to its intersection with the right of way formerly of the Pennsylvania Railroad; thence along the last mentioned right of way to the place of beginning.

Excepting therefrom and thereout all that certain lot or piece of ground conveyed by Margaret A. Kuzemczak and Joseph M. Kuzemczak, wife and husband, to Coral Lands Company, Inc. by Quitclaim Deed dated April 13, 2000 and recorded in Deed Book Volume 1201, page 681.

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Tanoma Property

Tract 1

ALL that certain parcel of land situate in the Township of Burrell, County of Indiana and Commonwealth of Pennsylvania, bounded and described as follows:

BEGINNING at a post at the southeastern corner of said tract on the western right of way line of the Indiana Branch of the Pennsylvania Railroad which post is North 26° 30' East 178 feet, more or less, from the northern right of way line of Township of Highway 451; thence from said point of beginning, North 26° 30' East 217 feet to a post; thence by land now or formerly of George Stock, North 70° 30' West 198 feet to a post; thence by same land, South 26° 30' West 217 feet to a post (sometimes referred to in prior deeds as North 26° 30' East); and thence South 70° 30' East 198 feet to the place of beginning (sometimes referred to in prior deeds as North 70° 30' West).

Containing 1 acre, more or less.

Tract 2

ALL that certain parcel of land situate in the Township of Burrell, County of Indiana and Commonwealth of Pennsylvania, bounded and described as follows:

BEGINNING at the northwestern corner of the lot herein conveyed, being also the northwest corner of the tract of which the within described parcel was formerly a part and being also the corner of land of B. R. & P. Railway and land formerly of Jacob Gearhart; thence by lands formerly of Jacob Gearhart, East 17 perches, more or less, to a post at the right of way of the Indiana Branch of the Pennsylvania Railroad; thence by same, South 12 perches, more or less, to land now or formerly of Calvin W. Fridley; thence to land now or formerly of Calvin W. Fridley, West 12.5 perches, more or less, to a post; thence to land now or formerly of Calvin W. Fridley, South 13 perches, more or less, to a post; thence through lands of which this was formerly a part in a westerly direction, being an extension of the present boundary line between the parties hereto, a distance of 6 perches, more or less, to the B. R. & P. Railway; thence by the B. R. & P. Railway, North 25 perches, more or less, to the post, the place of beginning.

Containing 2 acres, more or less.

Tract 3

ALL that certain parcel of land situate in the Township of Burrell, County of Indiana and Commonwealth of Pennsylvania, bounded and described as follows:

BEGINNING at a post near the B. R. & P. Railway and the Township Road; thence North 39 perches to land now or formerly of Jacob Gearhart; thence East 17 perches to the right of way of

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the Indiana Branch of the Pennsylvania Railroad; thence South 12 perches to land now or formerly of H.A. Heptner;  thence West 12.5 perches to a post; thence South 13 perches to a post; thence East 11 perches 5.5 feet to the Pennsylvania Railroad; thence South 11 perches 2 feet to the Township Road; thence West 17 perches to the place of the beginning.

Containing 3 acres, more or less.

Tract 4

ALL that certain parcel of land situate in the Township of Burrell, County of Indiana and Commonwealth of Pennsylvania, bounded and described as follows:

BEGINNING at the southeastern corner of the said lot at a post on the western right of way of the Indiana Branch of the Pennsylvania Railroad, which post is located North 26° 30' East 142 feet, more or less, from the point of beginning of the tract described at FIRST herein; thence from said point of beginning along the western right of way of the Pennsylvania Railroad a distance of 75 feet to a post; thence North 70° 30' West a distance of 100 feet; and thence by tract described at FIRST herein, South 26° 30' West a distance of 75 feet to a post; and thence South 70° 30' East a distance of 100 feet to the point or place of beginning, and being a lot 75 feet by 100 feet in the northeastern corner of the tract described at FIRST herein.

Tract 5

ALL that certain parcel of land situate in the Township of Burrell, County of Indiana and Commonwealth of Pennsylvania, bounded and described as follows:

BEGINNING at a point in public road; thence by land now or formerly of John Rager, North 11° 40' East 138.3 feet to a post; thence by same, North 9° 58' East 504.5 feet to line of land now or formerly of Alfred Gerhard; thence by land now or formerly of Alfred Gerhard, South 79°42' East 500 feet to right of way line now or formerly of B. & O. Railroad; thence by said right of way, South 29° 57' West 529 feet; thence by same, South 28° 24' West 100 feet; thence by same, South 23° 42' West 73 feet to land now or formerly of Porter McAdoo; thence by lands now or formerly of Porter McAdoo, Todd Rager and John Rager, North 83° 45' West 297 feet to post at corner of lands now or formerly of John Rager; thence by land now or formerly of John Rager, South 11° 40'  West 39 feet to a point in the public road; thence by said public road, North 82° West 40 feet to point of beginning.

Containing 4.744 acres.

Tract 6

ALL that certain parcel of land situate in the Township of Burrell, County of Indiana and Commonwealth of Pennsylvania, bounded and described as follows:

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A strip of land beginning at a public road, Burrell Township Road 451, which strip of land is 12 feet in width and 178 feet, more or less, in length along the western right of way formerly of the Indiana Branch of the Pennsylvania Railroad, said strip being bounded and described as follows:

Said strip commencing where the northern right of way line of the said Township Road 451 intersects the western right of way line formerly of the Indiana Branch of the Pennsylvania Railroad; thence along the western right of way line formerly of said Indiana Branch of the Pennsylvania Railroad, a distance of 178 feet, more or less; thence along said land hereinabove described in a westerly direction 12 feet; thence in a southerly direction to the northern right of way line of said Township Road 451 a distance of 178 feet, more or less, and thence along the northern right of way line of said Township Road a distance of 12 feet to the point of beginning.

Tract 7

ALL that certain parcel of land situate in the Township of Burrell, County of Indiana and Commonwealth of Pennsylvania, bounded and described as follows:

BEGINNING at the northwesterly corner of the tract hereinabove described, being 12 feet in width and 178 feet, more or less, in length; thence in a northerly direction along the western right of way formerly of the Indiana Branch of the Pennsylvania Railroad a distance of 142 feet, more or less; thence in a westerly direction a distance of 12 feet; thence in a southerly direction to the southern line of land hereinabove described a distance of 142 feet, more or less; and thence in an easterly direction a distance of 12 feet to the point or place of beginning.

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Area 1 — 282.572 Acres

All of the right, title and interest in and to only the coal of the Lower Kittanning or “B” seam of coal located on, in and underlying 282.572 acres of land in the Townships of Blacklick and Center, County of Indiana, Pennsylvania, as conveyed to EME Homer City Generation L.P. in the Indenture dated June 16, 2010, between Rochester & Pittsburgh Coal Company, as Grantor, and EME Homer City Generation L.P., as Grantee, as set forth below, excepting unto the Grantor thereunder all of the coal and mining rights and waiver of damages, of all other seams of coal theretofore vested in Grantor and lying in, on, under and upon the aboved-referenced tracts of coal, including the right to penetrate the Lower Kittanning or “B” seam of coal for the purpose of exploring, mining and/or removing other seams of coal lying subjacent to the seam of coal conveyed therein, and further excepting and reserving all the coal bed methane as the same was previously conveyed by deed from the Grantor to CNX Gas Company, LLC, dated July 19, 2005 and recorded at the Indiana County Recorder of Deeds office at Deed Book Volume 1512, Page 065.  The conveyance is subject to the terms and conditions set forth in the unrecorded Option Agreement dated March 30, 2010, which agreement contains obligations and convenants that run with the coal lands conveyed.

Description of Area 1

282.572 acres

Blacklick and Center Townships, Indiana County PA

The Point of Beginning for the herein described coal tract is located N 88°52'30" EE 224.65' from a concrete monument found in the western boundary line of lands of EME Homer City Generation L.P.; thence from said point of beginning along Coal Purchase Tract Area 2, N 04°48'46" W a distance of 1716.22' to a point;

thence S 69°10'58" E a distance of 1042.58' to a point;

thence S 89°02'54" E a distance of 93.07' to a point;

thence S 68°50'07" E a distance of 1691.52' to a point;

thence S 19°29'05" E a distance of 547.45' to a point;

thence S 01°09'02" E a distance of 51.47' to a point;

thence S 23°11'23" E a distance of 171.01' to a point;

thence S 19°15'00" E a distance of 190.42' to a point;

thence S 04°59'26" E a distance of 237.93' to a point;

thence S 08°30'27" E a distance of 345.29' to a point;

thence S 04°24'38" W a distance of 214.84' to a point;

thence S 66°12'53" W a distance of 104.52' to a point;

thence S 15°03'22" E a distance of 60.63' to a point;

thence S 00°26'36" E a distance of 396.82' to a point;

thence S 15°17'22" W a distance of 415.18' to a point;

thence S 13°28'47" W a distance of 209.95' to a point;

thence S 16°49'47" W a distance of 82.53' to a point;

thence S 18°45'42" W a distance of 215.47' to a point;

thence S 12°25'34" E a distance of 126.25' to a point;

thence S 37°09'52" W a distance of 391.62' to a point;

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thence S 47°20'38" W a distance of 76.59' to a point;

thence S 55°25'44" W a distance of 772.31' to a point;

thence N 70°22'59" W a distance of 247.86' to a point at corner of Coal Purchase Tract Area 3;

then along Coal Purchase Trace 3, S 31°37'31" W a distance of 49.81' to a point;

thence S 56°15'53" W a distance of 196.98' to a point;

thence S 82°49'43" W a distance of 148.65' to a point;

thence N 63°23'52" W a distance of 132.49' to a point;

thence N 58°38'43" W a distance of 144.75' to a point;

thence N 57°59'26" W a distance of 189.19' to a point;

thence N 59°37'27" W a distance of 315.94' to a point;

thence N 59°07'15" W a distance of 243.92' to a point;

thence N 60°07'54" W a distance of 129.40' to a point;

thence N 59°35'04" W a distance of 86.37' to a point;

thence N 58°58'03" W a distance of 147.49' to a point;

thence N 60°13'39" W a distance of 87.25' to a point;

thence N 65°51'12" W a distance of 46.16' to a point;

thence N 69°41'50" W a distance of 82.20' to a point;

thence N 72°39'06" W a distance of 87.02' to a point;

thence N 73°39'50" W a distance of 310.04' to a point;

thence N 06°07'21" E a distance of 576.28' to a point;

thence N 59°46'09" E a distance of 434.86' to a point;

thence S 81°39'16" E a distance of 30.44' to a point;

thence N 08°03'47" E a distance of 65.84' to a point at corner of Coal Purchase Tract Area 2;

Thence by Coal Purchase Tract Area 2, N 08°03'47" E a distance of 1622.13' to the point of beginning,

Containing an area of 282.572 acres.

Being a portion of the following coal tracts conveyed to Rochester and Pittsburgh Coal Company:

The John C. Bruner Coal Tract recorded in the records of Indiana County, Pa. on December 16, 1936 in Deed Book Vol. 287 Page 75, having an area of 117.59 acres;

The C.W. Long Coal tract recorded in the records of Indiana County, Pa. in Deed Book Vol. 520 Page 256, having an area of 210.96 acres;

The Edward W. Kunkle Coal Tract recorded in the records of Indiana County, Pa., on December 16, 1936 in Deed Book 287 Page 75, having an area of 132.49 acres;

The J.M. Repine Coal Tract recorded in the records of Indiana County, Pa. on December 16, 1936 in Deed Book 287 Page 75, having an area of 134.25 acres;

The R.J. Billingslee Coal Tract recorded in the records of Indiana County, Pa. in Deed Book 70 Page 177, having an area of 133.34 acres;

84

The Nicholas Barron Coal Tract recorded in the records of Indiana County, Pa. on December 16, 1936 in Deed Book 287 Page 75, having an area of 227.59 acres;

The Jacob Munshower Coal Tract recorded in the records of Indiana County, Pa. in Deed Book 69 Page 364, having an area of 75.26 acres;

And the Jacob Munshower Coal Tract recorded in the records of Indiana County, Pa. in Deed Book 69 Page 364, having an area of 64.71 acres.

85

Schedule 4.10(a) — EMEHC Properties Subject to

Rights of First Refusal or Options to Purchase

None

86

Schedule 4.11(a) — Environmental Exceptions

Phase I Environmental Site Assessment for EME Homer City Generation L.P., Homer City Generating Station, 1750 Power Plant Road, Homer City, Pennsylvania, dated February 22, 2012, prepared by KPRG and Associates, Inc.

Phase I Environmental Site Assessment for EME Homer City Generation L.P., Homer City Generating Station, 1750 Power Plant Road, Homer City, Pennsylvania, dated December 7, 2011, prepared by KPRG and Associates, Inc.

(i)

In January 2011, the EPA filed a complaint against the Company, the sale-leaseback owner participants, and two prior owners of the Plant in the U.S. District Court for the Western District of Pennsylvania alleging various violations of the federal Clean Air Act and the state Air Pollution Control Act as a result of modifications to the Plant by the prior owners and operators.  On October 12, 2011, the district court dismissed the complaints with prejudice and ordered the case closed.  The EPA filed a notice of appeal to the United States Court of Appeals for the Third Circuit on December 8, 2011.

EMEHC may not hold sufficient sulfur dioxide allowances under the new Cross State Air Pollution Rule (“CSAPR”) or the Clean Air Interstate Rule (“CAIR”) to cover its permitted emissions.  Although PaDEP has issued EMEHC an air quality plan approval and certain other related authorizations required to construct flue gas desulfurization systems on Units 1 and 2 of the Plant, it will take several years to construct the systems.  In the meantime, if EMEHC cannot acquire sufficient SO2 allowances under CAIR (or under CSAPR, if the recent court ruling vacating CSAPR is reversed), it may be forced to curtail operations at the Plant.

Letter re: Notice of Intent to Sue under the Federal Clean Air Act and Pennsylvania Air Pollution Control Act, dated February 13, 2012, from Earthjustice to EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC and Homer City OL8 LLC

Notice of Appeal filed by the Sierra Club with the Pennsylvania Environmental Hearing Board on May 2, 2012 challenging the issuance of the air quality plan approval for the Units 1 and 2 flue gas desulfurization systems.  The appeal was filed under the state Air Pollution Control and Environmental Hearing Board Acts.

Petition to Object to the Proposed Title V Permit for EME Homer City L.P.’s Homer City Generating Station Issued by the Pennsylvania Department of Environmental Protection, dated September 6, 2012 by the Sierra Club before the U.S. Environmental Protection Agency

Reference is made to Schedule 4.11(a)(v).

(ii)                                  None

(iii)

EMEHC and the PaDEP are parties to a consent decree entered by the Pennsylvania

87

Commonwealth Court on July 13, 2007.  The consent decree addresses compliance of the discharge from the Flue Gas Desulfurization System treatment plant with effluent limits for selenium, total suspended solids and CBOD.

EMEHC, the PaDEP, and others are party to a June 1, 2006 consent order and agreement related to treatment of a mine drainage discharge from the bankrupt Stanford Mining Company’s abandoned former Dixon Run underground bituminous coal mine.

The two prior owners of the Plant, Pennsylvania-American Water Company and the PaDEP are parties to a consent adjudication approved by the Pennsylvania Environmental Hearing Board in February 1988.  The consent adjudication provides for coordinated management of Two Lick Creek and Yellow Creek Reservoirs and Plant operations during drought conditions.

(iv)

In January 2011, the EPA filed a complaint against the Company, the sale-leaseback owner participants, and two prior owners of the Plant in the U.S. District Court for the Western District of Pennsylvania alleging various violations of the federal Clean Air Act and the state Air Pollution Control Act as a result of modifications to the Plant by the prior owners and operators.  On October 12, 2011, the district court dismissed the complaints with prejudice and ordered the case closed.  The EPA filed a notice of appeal to the United States Court of Appeals for the Third Circuit on December 8, 2011.

In January 2011, Scott and Maria Jackson filed a complaint in the U.S. District Court for the Western District of Pennsylvania against the Company, the sale-leaseback owner participants, the prior owners of the Plant, EME, and Edison International, claiming that air emissions from the Plant had adversely affected their health and property values.  The plaintiffs’ claims brought under federal law were dismissed with prejudice on October 13, 2011; and their claims under state law were dismissed without prejudice to re-file in state court in the same order.  The Jacksons did not seek appellate review of the dismissal within the applicable time period.

Letter re: Notice of Intent to Sue under the Federal Clean Air Act and Pennsylvania Air Pollution Control Act, dated February 13, 2012, from Earthjustice to EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC and Homer City OL8 LLC

Notice of Appeal, dated May 2, 2012, filed by the Sierra Club with the Pennsylvania Environmental Hearing Board

Petition to Object to the Proposed Title V Permit for EME Homer City L.P.’s Homer City Generating Station Issued by the Pennsylvania Department of Environmental Protection, dated September 6, 2012 by the Sierra Club before the U.S. Environmental Protection Agency

(v)

Consent Assessment of Civil Penalty, dated October 1, 2009, between PaDEP and EME Homer City Generation L.P.

Letter re: Department of Environmental Protection v. EME Homer City Generation, L.P., No. 293 M.D. 2007, dated August 3, 2007, from EME Homer City Generation L.P. to PaDEP

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Letter re: Department of Environmental Protection v. EME Homer City Generation, L.P., No. 293 M.D. 2007, dated November 26, 2008, from EME Homer City Generation L.P. to PaDEP

Letter re: Department of Environmental Protection v. EME Homer City Generation, L.P., No. 293 M.D. 2007, dated January 21, 2009, from EME Homer City Generation L.P. to PaDEP

Letter re: Department of Environmental Protection v. EME Homer City Generation, L.P., No. 293 M.D. 2007, dated April 13, 2009, from EME Homer City Generation L.P. to PaDEP

Letter re: Department of Environmental Protection v. EME Homer City Generation, L.P., No. 293 M.D. 2007, dated April 27, 2009, from EME Homer City Generation L.P. to PaDEP

Letter re: EME Homer City Generation, LP, Center Township, Indiana County Consent Decree, No. 293 M.D. 2007, dated June 23, 2010, from EME Homer City Generation L.P. to PaDEP

Letter re: April 4, 2011 Lime Release, EME Homer City Generation, LP, Center Township, Indiana County, dated April 13, 2011, from EME Homer City Generation L.P. to PaDEP

Spill Report re: spill of an estimated 400 gallons of 93% Sulfuric Acid, discovered on March 28, 2007, located in the containment pit under the Unit #3 Acid Storage Tank (#012A)

Spill Report re: spill of 561 gallons of NaOH on October 22, 2009, located in the Water Treating Annex

Spill Report re: spill of 1,000 gallons of 93% Sulfuric Acid on December 11, 2009, located in the Unit #3 Polisher Regeneration Sulfuric Acid Tank

Non-Compliance Report re: temperature discharge limit exceeded at Outfall 001 on July 11, 2011 and July 18, 2011, dated August 26, 2011

Consent Assessment of Civil Penalty, dated July 7, 2003, between PaDEP and EME Homer City Generation L.P.

Consent Assessment of Civil Penalty, dated March 17, 2010, between PaDEP and EME Homer City Generation L.P.

Consent Assessment of Civil Penalty, dated June 1, 2010, between PaDEP and EME Homer City Generation L.P.

Non-Compliance Report re: exceedance of daily maximum and monthly average permit limits for total suspended solids at Outfall 016 on June 1, 2012, dated July 27, 2012, and related Non-Compliance Reporting Form, dated July 28, 2012

Consent Assessment of Civil Penalty, dated July 25, 2012, between PaDEP and EME Homer City Generation L.P.

89

Schedule 4.11(b) — Required Environmental Permits

Reference is made to Schedule 4.11(b)(1).

Pending Permit Application or Other	Permit Number
Draft Solid Waste Disposal Permit (expansion of ash disposal site)(3)	300491
Draft Title V Air Quality Operating Permit	32-00055
Air Quality Plan Approval (extension to plan approval for auxiliary boiler)	32-00055F
Air Quality Plan Approval (minor modification to plan approval for Activated Carbon Injection for Mercury Control on Units 1 and 2)	32-00055G
SO2 Emission Allowances — Additional SO2 Emission Allowances required based on SO2 emissions from the Plant

(3)                    Draft permit issued and letter request for bond issued by PaDEP on July 23, 2012.

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Schedule 4.11(b)(1) — Environmental Permits Held by EMEHC

Permit	Permit Number	Date of Transfer / Issuance	Expiration Date
Title V Air Quality Operating Permit(4)	32-00055	1/30/04	1/30/09
Air Quality Plan Approval and Case-by-Case MACT (Auxiliary Boiler Replacement)	32-00053F	1/7/10	10/4/12
Air Quality Plan Approval (Activated Carbon Injection for Mercury Control on Units 1 and 2)	32-00055G	10/1/10	10/1/13
Air Quality Plan Approval (Units 1 and 2 Flue Gas Desulfurization Systems)	32-00055H	4/2/12	10/2/14
Phase II Acid Rain Permit	ORIS 3122	1/10/07	1/30/09
National Pollutant Discharge Elimination System Permit(5) (Generating Station)	PA 0005037	8/1/07 (Issued) 7/26/12 (Amended)	7/31/12
National Pollutant Discharge Elimination System Permit(6) (Coal Cleaning Plant)	PA 0043648	4/30/07	4/29/12
National Pollutant Discharge Elimination System Permit (Dixon Run Central Treatment Facility)	PA 0235555	3/30/09	3/30/14
National Pollutant Discharge Elimination System Permit (Stormwater discharges associated with construction of FGD upgrade project)	PAG-02 003211011	1/5/12 (issued) 5/21//12 (modified)	5/21/14
Water Quality Management Part II (Coal Pile Desilting Basin)	3281205-A8	10/17/02	—
Water Quality Management Part II (Industrial Wastewater Treatment Plant)	3269201-T2	3/8/02	—

(4)                    EME Homer City Generation L.P. submitted a timely permit renewal application that is under review by PaDEP and currently operates under a permit shield.  Draft permit issued by PaDEP.  Public comments received.

(5)                    EME Homer City Generation L.P. submitted a timely permit renewal application that is under review by PaDEP, and its existing permit has been administratively extended pending final action on the renewal application by PaDEP.

(6)                    EME Homer City Generation L.P. submitted a timely permit renewal application that is under review by PaDEP, and its existing permit has been administratively extended pending final action on the renewal application by PaDEP.

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Permit	Permit Number	Date of Transfer / Issuance	Expiration Date
Water Quality Management Part II (Desilting Basins 1-3 and Ash Handling)	3272203-T2	3/8/02	—
Water Quality Management Part II (Units #1 and #2 Sewage Treatment)	3273404-T2	3/8/02	—
Water Quality Management Part II (Unit #3 Sewage Treatment)	3274407-T2	3/8/02	—
Water Quality Management Part II (Desilting Basins 1 and 2, Sludge Holding Basin)	3281205-T2	3/8/02	—
Water Quality Management Part II (Demineralizer Pretreatment)	3285201-T2	3/8/02	—
Water Quality Management Part II (Coal Cleaning Plant Settling Pond)	3276201-T2	3/27/02	—
Water Quality Management Part II (Coal Cleaning Plant Bathhouse Sewage Treatment)	3277401-T2	3/27/02	—
Water Quality Management Part II (Supplemental Cooling Equipment)	3212201	6/14/12	—
Water Quality Management Part II (Sludge Dewatering Facility, Lime Feed System and Outfall 005 Modifications))	3212202	8/24/12	—
Water Quality Management Part II (Coal Cleaning Plant Bathhouse Sewage Treatment)	3284406-T2	3/27/02	—
Erosion and Sediment Control Plan — Greenhouse Pond		1/05/12
Section 404 Clean Water Act (NWP No. 21) (fill placement in coal refuse disposal area expansion)	2007-1079	9/2/09	9/2/11
Section 404 Clean Water Act Pennsylvania State Programmatic General Permit (ash ponds wetlands)	PASPGP-4	5/23/12	6/30/16
Section 404 Clean Water Act Pennsylvania State Programmatic General Permit (Rail Line construction)	PASPGP-4	9/4/12	6/30/16
Public Water Supply Permit	3286501-T2	6/18/02	—
Limited Power Permit (Two Lick Dam)	32-75	3/16/99	2/14/17
Dam Safety Permit (Coal Cleaning Plant Refuse Site Sedimentation/Surge Pond)	D32-084	3/17/99	—

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Permit	Permit Number	Date of Transfer / Issuance	Expiration Date
Encroachments Permit (French Drain for Ash Disposal)	3273716	10/26/73 (issued) 3/17/99 (transferred)	—
Encroachments Permit (Settling Ponds/Intake Silt Removal)	3273733	11/16/73 (issued) 3/17/99 (transferred)	—
Encroachments Permit (Valley Fill Placement)	3277745	3/31/78 (issued) 3/17/99 (transferred)	—
Encroachments Permit (Lagoon Dredging)	E-32-350	4/15/94 (issued) 11/25/97 (amended) 3/17/99 (transferred)	—
Encroachments Permit (Lagoon at Make-Up Pump House)	E-32-356	8/16/94 (issued) 3/17/99 (transferred)	—
Encroachments Permit (Pipe Arch Culverts and Channel Relocation)	E-32-17	9/9/80 (issued) 3/17/99 (transferred)	—
Encroachments Permit (Coal Cleaning Plant Pipe Arch Culverts)	3276723	11/18/76 (issued) 3/17/99 (transferred)	—
Encroachments Permit (Coal Cleaning Plant Refuse Site Leachate Pipelines)	E-32-333	1/2/91 (issued) 3/17/99 (transferred)	—
Encroachments and Section 404 Permit (Placement of fill in wetlands, construction of Diversion Channel in connection with Ash Disposal Site Expansion, and construction of rail line for FGD system)	E-32-490A2	2/1/12 (Issued) 9/4/12 (Amended)	12/31/17
Encroachments General Permit Outfall/Headwall Structure	GP043200203	5/18/00	—

93

Permit	Permit Number	Date of Transfer / Issuance	Expiration Date
(Wastewater Treatment Plant Pipeline)
Encroachments General Permit (Discharge Pipe for Wastewater Treatment Plant)	GP053200215	5/8/00	—
Encroachments General Permit (fish enhancement structure)	GP013210201	5/13/10
Encroachments General Permit (Stream Crossing)	GP083211203	12/23/11
Encroachments General Permit (Stream Crossing)	GP043211205	12/23/11
Encroachments General Permit (Stream Crossing)	GP073211206	12/23/11
Encroachments General Permit (Stream Crossing)	GP053211213	12/23/11
Encraochments General Permit (Stream Crossing)	GP053212208	7/26/12
Coal Refuse Disposal	32753702	11/22/10	10/17/14
Coal Ash Certification(7) (Placement at Coal Refuse Disposal Site)	S-CA035	6/11/09	—
Coal Mine Operators License	6000	7/10/12	7/10/13
Mine Safety and Health Administration (MSHA) Mine Operator Legal Identification Coal Refuse Disposal Site	3608222	3/18/99 (date of last change)	—
Mine Safety and Health Administration (MSHA) Mine Operator Legal Identification Homer City Coal Cleaning Plant	3606475	8/8/90 (date of last change)	—
Post-Mining Activity Permit (Dixon Run Central Treatment Facility)	32031701	3/20/09	3/30/14
Residual Waste Disposal	300491	10/7/10	3/31/13
Residual Waste General Permit (Blending of synthetic gypsum with coal refuse)	WMGR134	6/14/12	6/14/22
Hazardous Waste Generator Identification	PAD098209703
Radioactive Materials License	PA-0349	4/99	4/30/18

(7)                    The certification is automatically continued, provided quarterly coal ash quality reports are submitted to PaDEP and the ash meets certification criteria.  The most recent report was submitted in July 2012, and the ash continued to meet certification criteria.

94

Permit	Permit Number	Date of Transfer / Issuance	Expiration Date
Tank Registration Facility Identification (Generating Station)	32-24007	3/16/99
Tank Registration Facility Identification (Coal Cleaning Plant)	32-80617	3/16/99
State Fire Marshal Tank Registration (Tanks 001-002, One 2000-gallon and 5000-gallon Fuel Oil Aboveground Storage Tanks (ASTs)) (Coal Cleaning Plant)	174521	3/11/99
State Fire Marshal Tank Registration (Tanks 001-003, Three 240-gallon Fuel Oil ASTs) (Coal Cleaning Plant)	211319	3/11/99
State Fire Marshal Tank Registration (Tank 010, 10,000-gallon Diesel Fuel Underground Storage Tank (UST)) (Coal Cleaning Plant)	207333	3/11/99
State Fire Marshal Tank Registration (Tanks 001-003, One 150,000-gallon and Two 200,000-gallon Fuel Oil ASTs)	185968	3/11/99
State Fire Marshal Tank Registration (Tank 102, 340-gallon Fuel Oil AST)	211320	3/11/99
State Fire Marshal Tank Registration (Tank 001, 3000-gallon Diesel AST)	205500	3/11/99
State Fire Marshal Tank Registration (Tank 001, 250-gallon Fuel Oil AST) (Two Lick Dam)	207341	3/11/99
State Fire Marshal Tank Registration (Tank 001, 2000-gallon Gasoline UST)	207344	3/11/99
SO2 and NOx Emission Allowances — See Schedule 6.10 for schedule of Emission Allowances held

95

Schedule 4.12 — Labor Matters

None

96

Schedule 4.13(a) — Benefit Plans

EMG 2011 Short Term Incentive Plan
Edison Mission Group Employee Educational Assistance Policy
Edison Mission Group Relocation Policy
Southern California Edison Company Retirement Plan
Edison International Retirement Plan for Bargaining Unit Employees of EME Homer City Generation LP
Edison International Severance Plan for Nonrepresented Employees, as amended
EIX Severance Plan — 2009 (Overview)
Edison International 2008 Executive Severance Plan, as amended
Form of Severance Agreement with Edison International
Edison International 2008 Executive Retirement Plan
Edison International 2008 Executive Deferred Compensation Plan
Edison International 2011 Long-Term Incentives Terms and Conditions
Edison International 2007 Performance Incentive Plan
Edison International 2009 Deferred Stock Unit Terms and Conditions
Edison International Benefits Handbook (for unionized employees)
Edison International Benefits Handbook (for non-unionized employees)
Medical — Highmark Keystone Blue HMO for Midwest Generation Employees at Homer City
Medical — Highmark PPO Blue for Midwest Generation Employees at Homer City
Medical — Blue Shield of California EPO
Medical — 90/70 Blue Shield of California PPO
Medical — 80/60 Blue Shield of California PPO
Medical — 70/50 Blue Shield of California PPO
Medical — UHC Senior Supplement
Medical — UHC Senior Supplement 3500
Preventive Health Account
Dental — Delta Dental PPO Plan
Dental — Delta Dental
Vision Service Plan (VSP)
Employee Life Insurance
Dependent Life Insurance
Accidental Death and Dismemberment (AD&D) Insurance
Business Travel Accident Insurance
Comprehensive Disability Plan (CDP)
Long Term Disability (LTD) Plan
Edison 401(k) Savings Plan (formerly known as the Southern California Edison Company Stock Savings Plus Plan)
Workers’ Compensation
Employee Assistance Program (EAP)
Flexible Spending Accounts (Dependent Care Reimbursement Account (DCRA) and Health Care Reimbursement Account (HCRA))
Death in the Immediate Family Policy
Family and Medical Leave Policy
Jury Duty Policy
Military Leave of Absence Policy

97

Personal Leave of Absence Policy
Subpoenaed Witness Policy
Voting Policy
Illness in the Immediate Family Policy
Educational Reimbursement Policy
Employee Activities by Recreation Connection

Company Plans

Incentive Program - Illinois and Homer City Bargaining Unit - Calendar Year 2011

All hourly employees of EMEHC have received an employment offer letter in substantially the form of the Employment Offer Letter by and between EME Homer City Generation L.P. and Matthew Young, dated August 2, 2011, (Homer City Hourly Sample Letter).

All management employees of EMEHC have received an employment offer letter in substantially the form of the Employment Offer Letter by and between EME Homer City Generation L.P. and Joseph Stanek, dated September 22, 2009 (Homer City Management Sample Letter).

98

Schedule 4.13(b) — Benefit Plan Exceptions

Tibble, et. al. v. Edison International, et. al.

The plaintiffs in Tibble allege that the defendants breached various fiduciary duties and committed various prohibited transactions with respect to the Edison 401(k) Plan.  The District Court in Tibble found in favor of the defendants on all claims, except for one breach of fiduciary duty claim, as a result of which defendants were ordered to pay damages of $370,732.  Appeals by both parties are pending.  Although EMEHC is not named as a defendant in the lawsuit, EMEHC could be responsible under the terms of the Edison 401(k) Plan to make corrective contributions on behalf of its current and former employees who benefit from a judgment favorable to the plaintiffs.  Additionally, if the District Court’s rulings are upheld on appeal, EMEHC may be required to pay the portion of damages allocable to its participants in the Edison 401(k) Plan.

99

Schedule 4.14 — Condemnation

None

100

Schedule 4.15(a) — Material Contracts

Interconnection Agreements

Interconnection Agreement, dated August 1, 1998, among Mission Energy Westside, Inc., Pennsylvania Electric Company and New York State Electric & Gas Corporation, as assigned by the Assignment and Assumption Agreement, dated November 6, 1998, between Mission Energy Westside, Inc. and EME Homer City Generation L.P.

Labor Agreements

Reference is made to Schedule 6.9(c).

Surety Bonds

Surety Bond-Mining (General), dated March 12, 2001, by EME Homer City Generation L.P. and Argonaut Insurance Company

Surety Bond, dated February 3, 1999, by EME Homer City Generation L.P. and Safeco Insurance Company of America

Real Property Leases

Reference is made to Schedule 4.9.

Reference is made to Schedule 4.9(a).

EMEHC Capacity Transactions

Reference is made to Schedule 2.1(r).

Transaction Agreements

Implementation Agreement, dated March 29, 2012, between EME Homer City Generation L.P. and General Electric Capital Corporation

Project Insurance Agreement, dated April 2, 2012, among EME Homer City Generation L.P., EFS Homer City, LLC and Kiewit Power Constructors Co.

Reimbursement Agreement, dated as of May 30, 2012, between EME Homer City Generation L.P. and General Electric Capital Corporation

Letter Agreement re: Reimbursement of Cadwalader, Wickersham & Taft LLP, dated February 22, 2012, between EME Homer City Generation L.P. and Cadwalader, Wickersham & Taft LLP

Letter Agreement re: Expense Reimbursement Letter, dated February 9, 2012, between General Electric Capital Corporation and EME Homer City Generation L.P.

Coal Contracts

Agreement AL07-140, dated April 13, 2007, between EME Homer City Generation L.P. and Alpha Coal Sales Co., LLC

Agreement AL07-317, dated April 13, 2007, between EME Homer City Generation L.P. and Alpha Coal Sales Co., LLC

101

Agreement AL07-833, dated April 13, 2007, between EME Homer City Generation L.P. and Alpha Coal Sales Co., LLC

Agreement AL12-319, dated June 11, 2012, between EME Homer City Generation L.P. and Alpha Coal Sales Co., LLC

Guarantee and Suretyship Agreement, dated December 20, 2005, between EME Homer City Generation L.P. and Alpha Natural Resources, LLC

Agreement RB07-141, dated April 13, 2007, between EME Homer City Generation L.P. and Rosebud Mining Company

Agreement RB07-834, dated April 13, 2007, between EME Homer City Generation L.P. and Rosebud Mining Company

Agreement RB11-838, dated May 31, 2011, between EME Homer City Generation L.P. and Rosebud Mining Company

Agreement UN04-119, dated October 29, 2004, among EME Homer City Generation L.P., Unionvale Coal Company and Parkwood Resources, Inc.

Agreement KJ10-836, dated March 15, 2010, between EME Homer City Generation L.P. and KaJon Materials, Inc.

Agreement RF10-143, dated May 21, 2010, between EME Homer City Generation L.P. and RFI Energy, LP

Agreement RF10-144, dated May 21, 2010, between EME Homer City Generation L.P. and RFI Energy, LP

Guarantee and Suretyship Agreement, dated May 21, 2010, between Rawlee Fuels, LLC and EME Homer City Generation L.P.

Agreement UT10-837, dated April 28, 2010, between EME Homer City Generation L.P. and Utility Services, LLC

Guaranty and Suretyship Agreement, dated April 28, 2010, between Quality Aggregates Inc. and EME Homer City Generation L.P.

Agreement CS09-318, dated September 18, 2009, between EME Homer City Generation L.P. and Consol Pennsylvania Coal Company LLC

Agreement, dated June 29, 2012, between EME Homer City Generation L.P. and Consol Pennsylvania Coal Company LLC

Agreement BR07-832, dated April 30, 2007, between EME Homer City Generation L.P. and Britt Resources, Inc.

Guaranty and Suretyship Agreement, dated April 2007, between Britt Energies Inc. and EME Homer City Generation L.P.

Operating Agreement, dated November 18, 2005, between EME Homer City Generation L.P. and Homer City Coal Processing Corporation

Agreement UN12-321, dated July 26, 2012, between EME Homer City Generation L.P. and Unionvale Coal Company

Agreement BR12-147, dated August 2, 2012, between EME Homer City Generation L.P. and Britt Resources, Inc.

Agreement KJ12-145, dated August 1, 2012, between EME Homer City Generation L.P. and KaJon Materials, Inc.

Agreement RF12-146, dated July 31, 2012, between EME Homer City Generation L.P. and RFI Energy, LP

Agreement UN12-322, dated July 31, 2012, between EME Homer City Generation L.P. and Unionvale Coal Company

102

Agreement RF12-840, dated August 27, 2012, between EME Homer City Generation L.P. and RFI Energy, LP

Agreement KJ12-839, dated August 27, 2012, between EME Homer City Generation L.P. and KaJon Materials, Inc.

Agreement DR12-841, dated August 27, 2012, between EME Homer City Generation L.P. and Dutch Run Coal Company, Inc.

Rail Contracts

Transportation Contract NS-C-9490, dated July 27, 2009, between Norfolk Southern Railway Company and EME Homer City Generation L.P.

Transportation Agreement BPRR-C-00345, dated June 12, 2012, among Buffalo & Pittsburg Railroad, Inc., CSX Transportation, Inc. and EME Homer City Generation L.P.

Intercompany Agreements

Master Emissions Allowance Purchase and Sale Agreement, dated October 31, 2002, between EME Homer City Generation L.P. and Edison Mission Marketing & Trading, Inc.

Power Purchase and Sale Agreement, dated October 31, 2002, between EME Homer City Generation L.P. and Edison Mission Marketing & Trading, Inc.

Master Purchase, Sale and Services Agreement, dated October 31, 2002, between EME Homer City Generation L.P. and Edison Mission Marketing & Trading, Inc.

Letter Agreement re: Delivery Point under Master Purchase, Sale, and Services Agreement, dated March 31, 2011, between EME Homer City Generation L.P. and Edison Mission Marketing & Trading, Inc.

Management and Administration Agreement, dated April 27, 2004, between EME Homer City Generation L.P. and Midwest Generation EME, LLC

Amended and Restated Intercompany Loan Subordination Agreement, dated December 7, 2001, among Edison Mission Holdings Co., Edison Mission Finance Co., Homer City Property Holdings, Inc., Chestnut Ridge Energy Co., Mission Energy Westside, Inc., EME Homer City Generation L.P. and The Bank of New York

Amended and Restated Subordinated Revolving Loan Agreement, dated December 8, 2003, between EME Homer City Generation L.P. and Edison Mission Finance Co.

Tax Allocation Agreement, dated January 1, 2002, among Edison Mission Holdings Co., Mission Energy Westside, Inc., Chestnut Ridge Energy Company, Edison Mission Finance Co., Homer City Property Holdings, Inc. and EME Homer City Generation L.P.

Other Agreements

Coal Refuse Agreement CR2007-01, dated August 1, 2007, between EME Homer City Generation L.P. and Robindale Energy Services, Inc.

Purchase Agreement, dated September 29, 2009, between EME Homer City Generation L.P. and The Valley Camp Coal Company

Fly Ash Agreement, dated as of December 28, 2011, between EME Homer City Generation L.P. and Waste Management of Pennsylvania, Inc.

Indenture, dated June 16, 2010, between Rochester & Pittsburg Coal Company and EME Homer City Generation L.P.

103

Agreement of Sale for Area 1, dated March 30, 2010, between Rochester & Pittsburg Coal Company and EME Homer City Generation L.P.

Agreement of Sale for Area 2 Coal, dated March 30, 2010, between Rochester & Pittsburg Coal Company and EME Homer City Generation L.P.

Agreement of Sale for Area 3 Coal, dated March 30, 2010, between Rochester & Pittsburg Coal Company and EME Homer City Generation L.P.

Declaration of Covenants and Restrictions, dated June 28, 2012, by EME Homer City Generation L.P.

General Terms and Conditions for Use of Engineering and General Services, dated November 15, 1999, between EME Homer City Generation L.P. and McCutcheon Enterprises, Inc.

General Terms and Conditions for Use of Engineering and General Services, dated October 20, 2003, between EME Homer City Generation L.P. and McCutcheon Enterprises, L.P.

Customized Preventive Maintenance Agreement, dated September 8, 2010, between EME Homer City Generation L.P. and Tudi Mechanical Systems, Inc.

Customized Preventive Maintenance Agreement, dated September 9, 2010, between EME Homer City Generation L.P. and Tudi Mechanical Systems, Inc.

Finance Lease, dated April 12, 2010, between EME Homer City Generation L.P. and Caterpillar Financial Services Corporation concerning the lease of one Caterpillar Track Type Tractor, S/N KJL01125

Finance Lease, dated April 12, 2010, between EME Homer City Generation L.P. and Caterpillar Financial Services Corporation concerning the lease of one Caterpillar Track Type Tractor, S/N RJG02207

Anhydrous Ammonia Supply Agreement, dated April 13, 2007, between EME Homer City Generation L.P. and Terra International (Canada) Inc.

Short Form Service and Materials Terms and Conditions, dated September 22, 2003, between Femco Machine Company and EME Homer City Generation L.P.

Lime Supply and Purchase Agreement, dated June 1, 2005, between Graymont (PA) Inc. and EME Homer City Generation L.P.

Master Lease Agreement, dated June 6, 2005, between EME Homer City Generation L.P. and VFS Leasing Co.

Master Lease Agreement, dated November 28, 2007, between Varilease Finance, Inc. and EME Homer City Generation L.P.

Easement, License and Attachment Agreement, dated as of August 1, 1998, among EME Homer City Generation L.P., Pennsylvania Electric Company and New York State Electric & Gas Corporation

Agreement 1000137, dated March 1, 2000, between EME Homer City Generation L.P. and Petroleum Traders Corporation

Agreement USG04-605, dated December 9, 2004, between EME Homer City Generation L.P. and United States Gypsum Company

Limestone Supply Agreement, dated December 31, 2010, between EME Homer City Generation L.P. and Quality Aggregates Inc.

Construction and Access Agreement, dated December 21, 2004, between EME Homer City Generation L.P. and Buffalo and Pittsburgh Railroad, Inc.

Maintenance Contract, dated February 5, 2010, between EME Homer City Generation L.P. and Otis Elevator Company

Homer City Services Agreement, dated March 18, 1999, among Edison Mission Marketing & Trading, Inc., New York State Electric & Gas Corporation and Pennsylvania Electric Company

104

Schedule 4.15(b) — Material Contract Exceptions

Consol Energy Inc.’s and its Affiliates’ failure to deliver approximately 75,000 tons of coal as a result of the failure of certain equipment at Consol Energy Inc.’s Bailey Preparation Plant.

Agreement CS09-318, dated September 18, 2009, between EME Homer City Generation L.P. and Consol Pennsylvania Coal Company LLC

Agreement, dated June 29, 2012, between EME Homer City Generation L.P. and Consol Pennsylvania Coal Company LLC

105

Schedule 4.15(c) — Defaults

None

106

Schedule 4.16 — Legal Proceedings

The proceedings referenced in the Complaint, dated January 4, 2011, by the United States Environmental Protection Agency against EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC, Homer City OL8 LLC, New York State Electric and Gas Corporation, and Pennsylvania Electric Co.

The proceedings referenced in the Class Action First Amended Complaint, dated May 31, 2011, by Scott Jackson and Maria Jackson against EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC, Homer City OL8 LLC, New York State Electric and Gas Corporation, Pennsylvania Electric Co., Edison Mission Energy, Mission Energy Holding Co., and Edison International

The proceedings referenced in the Citation and Notification of Penalty, issued on July 26, 2011 by the U.S. Department of Labor, Occupational Safety and Health Administration to EME Homer City Generation L.P.

The proceedings referenced in the Letter re: Notice of Intent to Sue under the Federal Clean Air Act and Pennsylvania Air Pollution Control Act, dated February 13, 2012, from Earthjustice to EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC and Homer City OL8 LLC

The proceedings referenced in the Notice of Appeal, dated May 2, 2012, filed by the Sierra Club with the Pennsylvania Environmental Hearing Board

The proceedings referenced in the Petition to Object to the Proposed Title V Permit for EME Homer City L.P.’s Homer City Generating Station Issued by the Pennsylvania Department of Environmental Protection, dated September 6, 2012 by the Sierra Club before the U.S. Environmental Protection Agency

The proceedings referenced in Schedule 4.13(b)

The Pennsylvania sales and use tax proceeding referenced in Schedule 4.18

Reference is made to Schedule 2.3(j)

107

Schedule 4.17 — Notice of Violation of Permits

None

108

Schedule 4.18 — Tax Matters

Sales and Use Tax: In 2011, EMEHC was assessed taxes, penalties and interest in connection with a Pennsylvania sales and use tax audit for the period May 1, 2006 through October 31, 2010.  In response to the assessment, EMEHC filed a Petition for Reassessment with the Pennsylvania Board of Appeals.  EMEHC is contesting, and has not paid, that portion of the assessment pertaining to the purchase and installation of certain equipment related to its selective catalytic reduction (SCR) system.  Approximately $54,650 of use tax is in dispute with this matter, plus interest.  EMEHC’s position is that the assessed purchases are exempt from sales or use tax pursuant to the manufacturing exemption under Pennsylvania Regulation 32.32.  The auditor has asserted that the purchases in question constitute “pre-production” storage tanks which are not eligible for the exemption.  A hearing on this matter was held on September 22, 2011 before the Board of Appeals.  On May 18, 2012, the Board of Appeals issued a decision abating the penalties asserted, but sustaining the tax.   EMEHC is in the process of appealing this decision to the Board of Finance and Revenue.

109

Schedule 4.19 — Intellectual Property Exceptions

None

110

Schedule 4.20 — Compliance With Laws

The proceedings referenced in the Complaint, dated January 4, 2011, by the United States Environmental Protection Agency against EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC, Homer City OL8 LLC, New York State Electric and Gas Corporation, and Pennsylvania Electric Co.

The proceedings referenced in the Class Action First Amended Complaint, dated May 31, 2011, by Scott Jackson and Maria Jackson against EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC, Homer City OL8 LLC, New York State Electric and Gas Corporation, Pennsylvania Electric Co., Edison Mission Energy, Mission Energy Holding Co., and Edison International

The proceedings referenced in the Citation and Notification of Penalty, issued on July 26, 2011 by the U.S. Department of Labor, Occupational Safety and Health Administration to EME Homer City Generation L.P.

The proceedings referenced in the Letter re: Notice of Intent to Sue under the Federal Clean Air Act and Pennsylvania Air Pollution Control Act, dated February 13, 2012, from Earthjustice to EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC and Homer City OL8 LLC

The proceedings referenced in the Notice of Appeal, dated May 2, 2012, filed by the Sierra Club with the Pennsylvania Environmental Hearing Board

The proceedings referenced in the Petition to Object to the Proposed Title V Permit for EME Homer City L.P.’s Homer City Generating Station Issued by the Pennsylvania Department of Environmental Protection, dated September 6, 2012 by the Sierra Club before the U.S. Environmental Protection Agency

The proceedings referenced in the Notice of Probable Violation, issued on July 11, 2011 by the U.S. Department of Transportation, Pipeline and Hazardous Materials Safety Administration to EME Homer City Generation L.P.

The proceedings referenced in the Notice of Violation, dated December 12, 2011, by PaDEP to Edison Mission Energy/Homer City.

Reference is made to Schedule 4.11(a)(v).

Reference is made to Schedule 4.13(b).

Reference is made to Schedule 4.18.

111

Schedule 4.21 — Broker’s Fees

EMEHC

None

EMEHC Parent

Fees and expenses of Barclays Capital.

112

Schedule 4.23 — Certain Liabilities

(i)

None

(ii)

None

113

Schedule 5.3(a) — Assignee Consents and Approvals

None

114

Schedule 5.3(b) — Assignee Required Regulatory Approvals

Federal Energy Regulatory Commission authorization under Section 203 of the Federal Power Act

Federal Energy Regulatory Commission authorization under Section 205 of the Federal Power Act

Self-Certification filing with the Federal Energy Regulatory Commission for Exempt Wholesale Generator status under PUHCA

The transfer or reissuance of the following environmental permits:

Title V Air Quality Operating Permit	32-00055
Air Quality Plan Approval (Auxiliary Boiler Replacement)	32-00053F
Air Quality Plan Approval (Activated Carbon Injection for Mercury Control on Units 1 and 2)	32-00055G
Air Quality Plan Approval (Units 1 and 2 Flue Gas Desulfurization Systems)	32-00055H
National Pollutant Discharge Elimination System Permit (Generating Station)	PA 0005037
National Pollutant Discharge Elimination System Permit (Coal Cleaning Plant)	PA 0043648
Limited Power Permit (Two Lick Dam)	32-75
Coal Refuse Disposal	32753702
Coal Ash (Residual Waste) Disposal	300491

If transfer or reissuance of any of the foregoing permits cannot be accomplished by the Closing Date, a letter from PaDEP, reasonably acceptable in scope and content to Assignee, indicating that it will exercise enforcement discretion and allow Assignee to continue the activities authorized by such permit until such time as PaDEP can transfer or reissue such permit will be an acceptable substitute for the transfer or reissuance of such permit.

115

Schedule 5.7 — Assignee Brokers’ Fees

GECC

Fees and Expenses of Blackstone

116

Schedule 6.1(a) — Permitted Activities prior to Closing

Reduction in EMEHC’s coal inventory below the 30-40 day level; provided that, except as set forth in the immediately following paragraph, any reduction of its coal inventory below a 10 day level will be deemed a deviation from EMEHC’s Agreed Standard of Conduct and EMEHC shall undertake its consultation obligation and consider, in good faith, alternative courses of action proposed by Assignee under and consistent with Section 6.1(a) of the Agreement.

Reduction in EMEHC’s coal inventory below the 10 day level due to Consol Energy Inc.’s and its Affiliates’ failure to deliver approximately 75,000 tons of coal as a result of the failure of certain equipment at Consol Energy Inc.’s Bailey Preparation Plant.  EMEHC may enter into contracts to take delivery of replacement coal from existing or new suppliers.

The Unit 1 spring 51 day outage originally scheduled for April 7 through May 27 of 2012 has been postponed until late 2012 or early 2013.  Major work items include: replacement of P1 piping in the penthouse; replacement of the finishing superheater section; selected boiler waterwall replacement; and inspection and repair of turbine valves.

Payment of any and all fees and expenses of Cadwalader Wickersham & Taft LLP incurred in connection with the Agreement and the consummation of all of the transactions contemplated thereby.

117

Schedule 6.1(b) — Permitted Activities prior to Closing — under Covenant Notice

Reference is made to Schedule 6.1(a).

Any actions taken by EMEHC to cooperate with, or provide assistance to, Assignee, GECC, their Affiliates or their designees in connection with the performance of the obligations arising under the EPC Agreement (as defined in the Implementation Agreement) or the BOP Agreements (as defined in the Implementation Agreement).

EMEHC may from time to time purchase Emission Allowances that are required, or that may reasonably foreseeably be required, to operate the Transferred Assets in compliance with applicable Law.

Any actions taken by EMEHC in connection with the Ash Site Expansion and Wetland Mitigation projects, in each case subject to solicitation of bids therefor.

Regarding Capital Expenditures:

2012 Maintenance Capex

Capital Type	Unit	Project Name	Total Year 2012
Station	1	Secondary Superheater Tubes	$3,955,947
Station	1	Precip Rapper Upgrade	$142,585
Station	1	P1 Piping	$4,088,401
Station	1	U1 V Valve Replacement	$1,101,820
Station	1	DC Heater Deareator	$1,019,579
Station	1	Load Break Switch	$2,930,588
Station	1	U1 Nitrogen Blanket	$450,741
Station	2	U2 V Valve Replacement	$1,026,324
Station	2	U2 Nitrogen Blanket	$401,158
Station	3	Controls and Simulator	$1,200,000
Station	BOP	CCP Refuse Site Development	$8,092,375
Station	BOP	Ash Site Development	$411,886
Station	BOP	New Ash Site Development	$205,793
Station	BOP	Coal Pile Dust Project	$0
Station	BOP	Mobile Equipment	$256,992
Station	BOP	Plant Vehicle Replacement	$60,019
Station	BOP	Coal Plant Cleaning Upgrade	$0
Station	BOP	MUPH 4kV Cable	$1,466,815
Station	BOP	Radio Communications	$300,486
Station	BOP	Carryover - Aux Boiler	$45,662
Station	BOP	Carryover - Sewage Treatment	$945,406
Station	BOP	Carryover-Cooling Wtr Lime Inj	$1,236,211
Station	BOP	Carryover-U2 Steam SB	$155
		Total	$29,338,946

Note: All amounts above are in 2012 dollars.

118

Schedule 6.9(c) — IBEW Collective Bargaining Agreement

Agreement, dated January 1, 2008 — December 31, 2012, between EME Homer City Generation L.P. and Local Union 459 of the International Brotherhood of Electrical Workers

119

Schedule 6.9(g) — Seller Severance Plans

Edison International Severance Plan for Nonrepresented Employees, as amended
EIX Severance Plan — 2009 (Overview)
Edison International 2008 Executive Severance Plan, as amended
Form of Severance Agreement with Edison International

120

Schedule 6.10 — EMEHC Emission Allowances

	Homer City
	ARP	CAIR	CAIR	CSAPR	CSAPR	CSAPR
	SO2	Ann. NOx	O. S. NOx	SO2	Ann. NOx	O. S. NOx
2007	1,000	0	0	0	0	0
2008	20,149	0	0	0	0	0
2009	27,306	443	0	0	0	0
2010	0	0	0	0	0	0
2011	0	1,079	79	0	0	0
2012	60,907	8,924	4,148	25,797	11,743	5,532
2013	60,907	0	0	0	0	0
2014	60,907	0	0	0	0	0
2015	60,907	0	0	0	0	0
2016	60,907	0	0	0	0	0
2017	60,907	0	0	0	0	0
2018	60,907	0	0	0	0	0
2019	60,907	0	0	0	0	0
2020	60,907	0	0	0	0	0
2021	60,907	0	0	0	0	0
2022	60,907	0	0	0	0	0
2023	60,907	0	0	0	0	0
2024	60,907	0	0	0	0	0
2025	60,907	0	0	0	0	0
2026	60,907	0	0	0	0	0
2027	60,907	0	0	0	0	0
2028	60,907	0	0	0	0	0
2029	60,907	0	0	0	0	0
2030	60,907	0	0	0	0	0
2031	60,907	0	0	0	0	0
2032	60,907	0	0	0	0	0
2033	60,907	0	0	0	0	0
2034	60,907	0	0	0	0	0
2035	60,907	0	0	0	0	0
2036	60,907	0	0	0	0	0
2037	60,907	0	0	0	0	0
2038	60,907	0	0	0	0	0
2039	60,907	0	0	0	0	0
2040	60,907	0	0	0	0	0
2041	60,907	0	0	0	0	0
2042	60,907	0	0	0	0	0

121

Schedule 6.12(a) — EMEHC Marks

EME

Edison Mission Energy

Edison Mission Marketing & Trading, Inc.

EMMT

Edison Mission

Midwest Generation, LLC

Mission Energy Westside, Inc.

Chestnut Ridge Energy Company

But excluding, for the avoidance of doubt, “Homer City Electric Generating Station”, “Homer City Generating Station”, “Homer City Station”, Homer City Generation”, “Homer City Project”,   “Homer City Coal Project” and “Homer City Plant”

122

Schedule 7.1(d) — Certain Consents and Approvals

The consent of the following parties under the Operative Documents to the execution by EMEHC of the Agreement and the consummation of the transactions contemplated thereby:

1)              Homer City OL1 LLC

2)              Homer City OL2 LLC

3)              Homer City OL3 LLC

4)              Homer City OL4 LLC

5)              Homer City OL5 LLC

6)              Homer City OL6 LLC

7)              Homer City OL7 LLC

8)              Homer City OL8 LLC

9)              EFS-N, Inc.

10)        GECC

11)        Metropolitan Life Insurance Company

12)        Homer City Funding LLC

13)        The Bank of New York

14)        Wilmington Trust Company

15)        Wells Fargo Bank Northwest, N.A.

16)        The holders of the Fundco Bonds (as defined in the Participation Agreements)

123

THIS MORTGAGE CONSTITUTES A FIXTURE FILING

UNDER THE PENNSYLVANIA UNIFORM COMMERCIAL CODE

THIS IS AN OPEN-END MORTGAGE SECURING FUTURE ADVANCES

UP TO A MAXIMUM PRINCIPAL AMOUNT OF $[                      ]

PLUS ACCRUED INTEREST AND OTHER INDEBTEDNESS

AS DESCRIBED IN 42 Pa.C.S. §8143

OPEN-END MORTGAGE, SECURITY AGREEMENT,

ASSIGNMENT OF RENTS AND FIXTURE FILING

dated as of                       , 2012

from

HOMER CITY GENERATION, L.P.,

a Delaware limited partnership,

As Mortgagor

To

THE BANK OF NEW YORK MELLON,
as Collateral Agent and Mortgagee

When recorded return to:

The Bank of New York Mellon

385 Rifle Camp Road

Woodland Park, New Jersey, 07424

Attention:  Christopher Grell — 3rd Floor

THIS IS AN OPEN-END MORTGAGE SECURING FUTURE ADVANCES

UP TO A MAXIMUM PRINCIPAL AMOUNT OF $

PLUS ACCRUED INTEREST AND OTHER INDEBTEDNESS

AS DESCRIBED IN 42 Pa.C.S. §8143

OPEN-END MORTGAGE, SECURITY AGREEMENT,

ASSIGNMENT OF RENTS AND FIXTURE FILING

THIS OPEN-END MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND FIXTURE FILING (this “Mortgage”), dated as of                          , 2012, is made by and between HOMER CITY GENERATION, L.P., a Delaware limited partnership whose address is c/o GE Energy Financial Services, 800 Long Ridge Road, Stamford, Connecticut 06924 (“Mortgagor”), as mortgagor, and THE BANK OF NEW YORK MELLON, a New York banking corporation whose address is 385 Rifle Camp Road, Woodland Park, New Jersey, 07424, as Collateral Agent for the Holders (as defined below) (in such capacity and together with any successors in such capacity, “Mortgagee”).

WHEREAS, Mortgagor has issued 8.137% Senior Secured Notes due 2019 (the “2019 Notes”) and 8.734% Senior Secured Notes due 2026 (the “2026 Notes”, together with the 2019 Notes, collectively, the “Notes”) pursuant to an Indenture, dated as of [                                    ], 2012 (as amended, modified, restated and/or supplemented from time to time, the “Indenture”), by and between Mortgagor and Mortgagee, as Trustee and Collateral Agent, for the benefit of each other and for the equal and ratable benefit of the Holders (as defined in the Indenture);

WHEREAS, Mortgagor is the owner of the Homer City Electric Generating Station and associated facilities located on real property in Center Township and Blacklick Township, Indiana County, Pennsylvania more particularly described on Exhibit A hereto;

WHEREAS, the Indenture provides, among other things, for the grant of this Mortgage to secure the Obligations of Mortgagor under the Indenture and the Notes;

WHEREAS, all capitalized terms used herein not defined herein shall be given the meanings ascribed to such terms in the Indenture; and

WHEREAS, pursuant to the Indenture, the Collateral Agent serves as a common representative to hold the Mortgaged Property (as defined below) for the benefit of the Holders.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, in order to secure (i) the due and punctual payment of the principal of, interest (including additional interest, if any) and premium, if any, on, and all other amounts due with respect to, the Notes when and as the same shall be due and payable, whether on a Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest (including additional interest, if any) on the Notes, whether evidenced by the PIK Notes or otherwise, and (ii) performance and observance of all other Obligations of Mortgagor to the Holders or the Trustee under the Indenture and the

Notes, Mortgagor hereby grants, bargains, sells, conveys, aliens, enfeoffs, confirms, releases, assigns, transfers, pledges and mortgages unto Mortgagee acting for and on behalf of the Holders, a first priority security interest in and mortgage lien on all estate, right, title and interest now held or hereafter acquired by the Mortgagor in, to and under the following described property, rights, interests and privileges, whether now or hereafter acquired, (such property, rights, interests and privileges as are conveyed pursuant to this granting clause, and the rights to enforce and collect the sums as set forth herein, being hereinafter referred to as the “Mortgaged Property”):

(1)                                  the land more particularly described on Exhibit A hereto (the “Land”), together with all rights appurtenant thereto, including the easements and licenses over certain other adjoining land, express or implied or granted by any easement agreements, license agreements, covenant or restrictive agreements, or any similar agreements, and all air rights, mineral rights, water rights, oil and gas rights, all appurtenances and all reversions and remainders in or to such real property and development rights, if any, relating to the Land, and also together with all of the other easements, rights, privileges, interests, reversions and remainders in or to the Land, hereditaments and appurtenances thereunto belonging or in any way appertaining and all of the estate, right, title, interest, claim or demand whatsoever of Mortgagor therein and in the streets and ways adjacent thereto, including any strips or gores of real property between the Land and abutting or adjacent properties either in law or in equity, in possession or expectancy, now or hereafter acquired (the “Premises”);

(2)                                  all buildings, improvements, structures, paving, parking areas, walkways and landscaping now or hereafter erected or located upon the Land, and all fixtures of every kind and type affixed to the Premises or attached to or forming part of any structures, buildings or improvements and replacements thereof now or hereafter erected or located upon the Land or any part thereof, and any and all additions, alterations, betterments or appurtenances thereto, now or at any time hereafter situated, placed or constructed upon the Land or any part thereof (the “Improvements”);

(3)                                  all materials, supplies, equipment, systems, apparatus, and other items now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed in, or used in connection with (temporarily or permanently) any of the Improvements or the Land, which are now owned or hereafter acquired by Mortgagor and are now or hereafter attached to the Land or the Improvements or are used or useful in connection with the use and enjoyment of the Premises or used or useful in connection with the generation and transmission of electricity or the maintenance or preservation of the Premises, including, without limitation, any and all trade fixtures, plants, storage tanks, electric transmission equipment, coal handling and processing facilities, pulverizers, boilers, steam turbine generators, railroad tracks, engines and equipment, cooling towers, transformers, utility systems, fire sprinkler and alarm systems, fire extinguishing apparatus and equipment, water tanks, heating, ventilating and air conditioning equipment, telecommunications or computer equipment, refrigeration, plumbing, lighting, waste disposal, transportation (of people or things, including but not limited to, stairways, elevators, escalators, transfer stations, and conveyors, forklifts and other moveable equipment), incinerating, gas and electric machinery, appurtenances and equipment, waste disposal, raw and potable water, gas, electrical, storm and sanitary sewer, telephone facilities, and all other utilities whether or not situated in easements or licenses, together with all accessions, appurtenances, replacements,

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betterments, and substitutions for any of the foregoing and the proceeds thereof (collectively, the “Equipment”), including, without limitation, all Equipment now or hereafter located on or attached to the Land such that an interest in such tangible property arises under applicable real estate law, and any and all products and accessions to any such property that may exist at any time (“Fixtures”);

(4)                                  all apparatus, movable appliances, building materials, equipment, fittings, furnishings, furniture, machinery and other articles of tangible personal property of every kind and nature, and replacements thereof, now or at any time hereafter placed upon or used in any way in connection with the use, enjoyment, occupancy or operation of the Improvements or the Premises, including all of Mortgagor’s books and records relating thereto and including all pumps, tanks, goods, machinery, tools, equipment, lifts (including fire sprinklers and alarm systems, fire prevention or control systems, cleaning rigs, air conditioning, heating, boilers, refrigerating, electronic monitoring, water, loading, unloading, lighting, power, sanitation, waste removal, communications, computers, window or structural, maintenance, truck or car repair and all other equipment of every kind), all furniture, furnishings, appliances, supplies, inventory, rugs, carpets and other floor coverings, draperies, drapery rods and brackets, awnings, venetian blinds, partitions, lighting fixtures, signs (indoor and outdoor), computer systems, cash registers and inventory control systems, all other apparatus, equipment, furniture, furnishings, and articles used in connection with the use or operation of the Improvements or the Premises, and all other personal property of any kind or character as defined in and subject to the provisions of the UCC (as defined herein), any and all of which are now owned or hereafter acquired by Mortgagor, and which are now or hereafter situated in, on or about the Land or the Improvements, or used in or necessary to the complete and proper planning, development, construction, financing, use occupancy or operation thereof, or acquired (whether delivered to the Land or stored elsewhere) for use in or on the Land or the Improvements, together with all accessions, replacements and substitutions thereto or therefor and the proceeds thereof, it being understood that the enumeration of any specific articles of property shall in no way result in or be held to exclude any items of property not specifically mentioned (the property referred to in this subparagraph (4), the “Personal Property”);

(5)                                  all general intangibles owned by Mortgagor and relating to design, development, operation, management and use of the Premises or the Improvements, all certificates of occupancy, zoning variances, building, use or other permits, approvals, authorizations and consents obtained from and all materials prepared for filing or filed with any governmental agency in connection with the development, use, operation or management of the Premises and Improvements, all construction, service, engineering, consulting, leasing, architectural and other similar contracts concerning the design, construction, management, operation, occupancy and/or use of the Premises and Improvements, all architectural drawings, plans, specifications, soil tests, feasibility studies, appraisals, environmental studies, engineering reports and similar materials relating to any portion of or all of the Premises and Improvements, and all payment and performance bonds or warranties or guarantees relating to the Premises or the Improvements, all to the extent assignable (the “Permits, Plans and Warranties”);

(6)                                  now or hereafter existing leases or licenses (under which Mortgagor is landlord or licensor) and subleases (under which Mortgagor is sub-landlord), concession, management, mineral or other agreements of a similar kind that permit the use or occupancy of the Premises or

3

the Improvements for any purpose in return for any payment, or the extraction or taking of any gas, oil, water or other minerals from the Premises in return for payment of any fee, rent or royalty (collectively, “Leases”), and all agreements or contracts for the sale or other disposition of all or any part of the Premises or the Improvements, now or hereafter entered into by Mortgagor, together with all charges, fees, income, issues, profits, receipts, rents, revenues or royalties payable thereunder (“Rents”);

(7)                                  all real estate tax refunds and all proceeds of the conversion, voluntary or involuntary, of any of the Mortgaged Property into cash or liquidated claims (“Proceeds”), including proceeds of insurance maintained by Mortgagor and condemnation awards, any awards that may become due by reason of the taking by eminent domain or any transfer in lieu thereof of the whole or any part of the Premises or Improvements or any rights appurtenant thereto, and any awards for change of grade of streets, together with any and all moneys now or hereafter on deposit for the payment of real estate taxes, assessments or common area charges levied against the Mortgaged Property, unearned premiums on policies of fire and other insurance maintained by Mortgagor covering any interest in the Mortgaged Property or required by the Indenture; and

(8)                                  all extensions, improvements, betterments, renewals, substitutes and replacements of and all additions and appurtenances to, the Land, the Premises, the Improvements, the Fixtures, the Personal Property, the Permits, Plans and Warranties and the Leases, hereinafter acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor on the Land, the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case, without any further mortgage, conveyance, assignment or other act by Mortgagor, all of which shall become subject to the Lien of this Mortgage as fully and completely, and with the same effect, as though now owned by Mortgagor and specifically described herein;

provided that notwithstanding anything to the contrary in this Mortgage, this Mortgage shall not constitute a grant of a security interest in any general intangible, investment property or other such rights of a Mortgagor arising under any contract, lease, instrument, license or other document if (but only to the extent that) the grant of a security interest therein would (x) constitute a violation of a valid and enforceable restriction in respect of such general intangible, investment property or other such rights in favor of a third party or under any law, regulation, permit, order or decree of any governmental authority, unless and until all required consents shall have been obtained (for the avoidance of doubt, the restrictions described herein are not negative pledges or similar undertakings in favor of a lender or other financial counterparty) or (y) expressly give any other party in respect of any such contract, lease, instrument, license or other document, the right to terminate its obligations thereunder, provided, however, that the limitation set forth above shall not affect, limit, restrict or impair the grant by Mortgagor of a security interest pursuant to this Mortgage in any such Mortgaged Property to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any applicable law, including the Uniform Commercial Code as in effect on the date hereof in the state in which the Premises are located; provided, however, that if the creation, perfection or enforcement of any security interest herein granted is governed by the laws of any other state as to the matter in question, it shall mean the Uniform Commercial Code in effect in such state (“UCC”). Mortgagor shall, if requested to do so by Mortgagee, use commercially reasonably efforts to

4

obtain any such required consent that is reasonably obtainable with respect to Mortgaged Property which Mortgagee reasonably determines to be material.

TO HAVE AND TO HOLD the Mortgaged Property unto Mortgagee, its successors and assigns, for the ratable benefit of the Secured Parties (as defined in the Security Agreement), forever, subject only to the rights of Mortgagor under the Indenture and Permitted Liens; provided that if Mortgagor shall pay and otherwise observe and perform all of the Obligations, then this Mortgage and the estate and interests hereby granted, shall cease and be void.

AND Mortgagor represents, covenants, warrants and agrees with Mortgagee as follows:

ARTICLE I

Representations, Warranties and Covenants of Mortgagor

Section 1.1                      Title; Liens.

(a)                                                  Mortgagor has good and marketable fee simple title to the Mortgaged Property, free and clear of all liens, claims and encumbrances except for the Permitted Liens.

(b)                                                 This Mortgage and the Uniform Commercial Code Financing Statements described in Section 1.14 of this Mortgage, when duly recorded in the records of the Recorder of Deeds of Indiana County, Pennsylvania, and the Delaware Secretary of State will create a valid, perfected and enforceable lien upon and security interest in all of the Mortgaged Property provided that in the case of Mortgaged Property that is not real property to the extent perfection can be obtained by filing of UCC Financing Statements.

(c)                                                  Mortgagor has the right to hold, occupy and enjoy its interest in the Premises and the Mortgaged Property, and has good right, full power and lawful authority to mortgage and pledge the same as collateral security for the Obligations as provided herein.

(d)                                                 The Land, and each parcel comprising the Land if there is more than one parcel, has adequate access (either directly or indirectly under valid easements or licenses) for ingress and egress to dedicated public streets or roads.

(e)                                                  No material part of the Mortgaged Property has been damaged, destroyed, condemned or abandoned.

(f)                                                    Mortgagor will forever warrant and defend its title to the Mortgaged Property, the rights of Mortgagee therein under this Mortgage and the validity and priority of the Lien of this Mortgage thereon against the claims of all persons and parties except those having rights under Permitted Liens to the extent of those rights.

Section 1.2                                      Payment of Obligations.   This Mortgage is given pursuant to the Indenture. Mortgagor expressly covenants and agrees to pay when due, and to timely perform, the Obligations in accordance with the terms of the Indenture and the Senior Secured Notes Documents (as defined in the Intercreditor Agreement) to which Mortgagor is a party.

5

Section 1.3                                      Maintenance of Mortgaged Property.  Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, Mortgagor shall (a) maintain, preserve and protect all of the Mortgaged Property in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with Prudent Industry Practice.

Section 1.4                                      Insurance.  Mortgagor shall maintain, at all times, and keep in effect the policies of insurance described on, and comply with the requirements set forth in, Schedule 1.4 attached hereto and made a part hereof.

Section 1.5                                      Casualty Condemnation/Eminent Domain.  In the event of any damage to or destruction of the Improvements or the Equipment or any part thereof as a result of a fire, explosion, windstorm or other casualty (“Damage”) or any taking of the Land, the Improvements or the Equipment, whether partial or total, as the result of the exercise of the power of eminent domain or any other governmental action for which compensation shall be due or given by any Governmental Authority (“Condemnation”), or if Mortgagor shall receive any notice or advice of any Condemnation proceedings, Mortgagor shall give prompt written notice thereof to Mortgagee.  Mortgagee shall have the right, and is hereby authorized and empowered and irrevocably appointed attorney-in-fact of Mortgagor, to settle, adjust or compromise any claims by any insureds for Damage under any policy or policies of insurance required to be maintained by this Mortgage, or any claims for awards or other compensation payable in connection with any Condemnation, except, so long as no Event of Default exists, those claims involving amounts of less than $15,000,000.

Section 1.6                      Application of Insurance Proceeds and Condemnation Awards.

(a)                                  Application of Proceeds.  All proceeds of the insurance required to be maintained by this Mortgage (including proceeds of business interruption or loss of rental value insurance) payable in connection with any Damage, and all awards or other compensation payable in connection with any Condemnation, shall be deposited with Mortgagee, except that any such proceeds or awards or other compensation aggregating less than $15,000,000 shall not be required to be so deposited.  Such proceeds or awards or other compensation, after deducting therefrom all costs and expenses, including attorneys’ fees, incurred by Mortgagee in connection with the collection thereof regardless of the particular nature thereof and whether incurred with or without suit (“Net Proceeds”), shall be applied by Mortgagee, at Mortgagee’s option, (i) to the payment of the Obligations in such order as Mortgagee shall determine, or (ii) to the payment of the costs of restoring the Improvements and Equipment so damaged or taken to their value, utility and condition immediately prior to such Damage or Condemnation, including the payment of all Debt Service as the same become due until completion of the restoration (collectively, “Restoration Costs”); provided, however, that Mortgagee shall be obligated to apply the Net Proceeds as set forth in clause (ii) if no Event of Default or Default shall have occurred and be continuing and if, in the commercially reasonable judgment of Mortgagee, (A) the Net Proceeds deposited with Mortgagee, together with any supplemental amounts deposited by Mortgagor with Mortgagee for the purpose pursuant to Section 1.6(b), shall be sufficient to pay all Restoration Costs, (B) such restoration can be expected to be completed by the date that is 180 days prior to the scheduled date for the payment of the final installment of principal of the Notes,

6

(C) in the case of a Condemnation, the Land taken will not materially adversely affect the value or utility of the Improvements and the Equipment even if the Improvements and the Equipment can be restored, and (D) such Damage or Condemnation and the time to complete such restoration will not have a Material Adverse Effect, either during such restoration or thereafter.

(b)                                 Application to Restoration.  If Mortgagee is obligated or elects to apply the Net Proceeds to the Restoration Costs, Mortgagor shall deposit with Mortgagee such additional amounts of money as may be necessary so that the Net Proceeds and such additional monies (collectively, “Restoration Funds”) will be sufficient, in the commercially reasonable judgment of Mortgagee, to pay all Restoration Costs during such restoration.  Such Restoration Funds will be advanced by Mortgagee from time to time as the restoration work progresses upon the request of Mortgagor subject to compliance by Mortgagor with such reasonable requirements and conditions as Mortgagee shall impose, such requirements and conditions to be substantially equivalent to those that would be imposed by an institutional lender for advances of loan proceeds under a construction loan.  Mortgagee shall not be required to apply Restoration Funds as aforesaid unless it reasonably determines that the amount thereof remaining after payment of the amount requested will be sufficient to pay the Restoration Costs in full, and Mortgagor shall promptly deposit with Mortgagee the amount of any deficiency, to be held and disbursed by Mortgagee as Restoration Funds in accordance with the provisions of this Section 1.6(b).  Upon completion of such restoration to the satisfaction of Mortgagee and the payment of the Restoration Costs in full, the balance of any Restoration Funds not required to be disbursed shall (i) in the case of a Damage, be disbursed to Mortgagor or as Mortgagor may direct, and (ii) in the case of a Condemnation, be applied to the payment of the Obligations in such order as Mortgagee may determine until the same have been paid in full and then to Mortgagor or as Mortgagor may direct.

(c)                                  Permits; Plans; Contracts.  All restoration work following any Damage or Condemnation pursuant to this Mortgage shall be subject to the following terms and conditions:

(i)                                     no work shall be undertaken unless Mortgagor shall have procured and paid for all permits, approvals and authorizations of all Governmental Authorities required in connection with all of the restoration work; and

(ii)                                  all work involving estimated Restoration Costs of more than $15,000,000 (exclusive of Debt Service) (A) shall be designed, constructed and completed in accordance with detailed plans and specifications and cost estimates acceptable to Mortgagee and prepared by an architect or engineer selected by Mortgagor and reasonably satisfactory to Mortgagee, and (B) shall be performed pursuant to fixed price construction contracts which are secured by payment and performance bonds in the amount of such contracts, such contracts and bonds to be in form and substance, and with contractors and sureties, reasonably satisfactory to Mortgagee and to be executed and delivered prior to the commencement of any of the work.

(d)                                 Payment of Deficiency.  If the Mortgagee is not obligated to, or elects not to, apply the Net Proceeds to pay restoration costs and the Net Proceeds are not sufficient to pay the Obligations in full, Mortgagor shall promptly pay the deficiency.

Section 1.7                                      Assignment of Leases and Rents.  Mortgagor unconditionally, irrevocably

7

and absolutely assigns, transfers and sets over to Mortgagee all of Mortgagor’s right, title and interest in and to all Leases, together with all guarantees, modifications, extensions and renewals thereof; and all Rents due or to become due to Mortgagor under the terms of any such Leases, including minimum rents, additional rents and all other payments of any kind under any Leases now existing or hereafter entered into, together with all deposits (including security deposits) of tenants or other occupants thereunder (collectively, “Tenants”), and all proceeds payable under any policy of insurance covering loss of rents resulting from untenantability caused by destruction of or damage to the Mortgaged Property, and all of Mortgagor’s rights to recover monetary amounts from any Tenant thereunder in bankruptcy, including rights of recovery for use and occupany and damage claims arising out of any default under any Lease, including any rejection thereof by the debtor-in-possession or trustee, under any applicable Bankruptcy Law.  In connection therewith, Mortgagor hereby agrees with Mortgagee as follows:

(a)                                  The assignment of Rents hereunder is an absolute assignment to Mortgagee and not an assignment as security for the performance of the Obligations, or any other indebtedness.  Notwithstanding that this is an absolute assignment of the Rents, and not merely the collateral assignment of, or the grant of a Lien or security interest in, the same, Mortgagee hereby conditionally grants to Mortgagor a revocable license to collect and receive the Rents and to retain, use and enjoy the same.  Such license may be revoked by Mortgagee at any time upon the occurrence or during the continuance of any Event of Default, but not otherwise.  Mortgagor shall apply any Rents which it receives to the payment of Obligations, taxes, assessments, water charges, sewer Rents and other governmental charges levied, assessed or imposed against the Mortgaged Property, insurance premiums, and other obligations of the lessor under any Leases before using any of such proceeds for any other purpose.

(b)                                 Without Mortgagee’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, Mortgagor shall make no assignment or other disposition of the Rents (other than as contemplated by the Indenture), nor shall Mortgagor cancel or amend any Lease in any material respect or in any manner adverse to the interests of Mortgagee and the Secured Parties, or waive, excuse, condone, discount, set off, compromise or in any manner release any obligation thereunder, and Mortgagor shall duly and punctually observe and perform every obligation to be performed by it under each Lease, and shall not do or permit to be done anything to impair the security thereof and shall enforce, to the extent such enforcement would be reasonably prudent under the circumstances, every obligation of each other party thereto.  The assignment contained in this Section 1.7 shall terminate upon the release or satisfaction of this Mortgage but no Tenant shall be required to take notice of such termination until a copy of a release or satisfaction of this Mortgage shall have been delivered to such Tenant.

Section 1.8                                      Easements, Licenses and Other Rights.  Mortgagor shall observe and perform, or cause to be observed and performed, all applicable covenants, conditions and other restrictions of record with respect to the Land or any other part of the Mortgaged Property, in all material respects, and shall not surrender its interest in all or any portion of the Mortgaged Property, nor terminate or cancel any easement or license, nor modify, change, supplement, alter or amend the same or waive any provisions thereof, either orally or in writing, nor do, or permit to be done, anything that will materially impair the security of this Mortgage or will be grounds for declaring a forfeiture of any easements, licenses or other rights of Mortgagor in the

8

Mortgaged Property, unless such action or inaction is taken in compliance with the Indenture or the Notes.

Section 1.9                                      Additions to Mortgaged Property.  All right, title and interest of Mortgagor in and to all extensions, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor upon the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further Mortgage, conveyance, assignment or other act by Mortgagor, shall become subject to the Lien and security interest of this Mortgage as fully and completely and with the same effect as though now owned by Mortgagor and specifically described in the grant of the Mortgaged Property above, but at any and all times Mortgagor will execute and deliver to Mortgagee any and all such further assurances, deeds of trust, conveyances or assignments thereof as Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the Lien and security interest of this Mortgage.

Section 1.10                                Further Assurances.  Upon request by Mortgagee, Mortgagor will, at the cost of Mortgagor and without expense to Mortgagee, do, execute, acknowledge and deliver all such further acts, deeds, conveyances, deeds of trust, assignments, notices of assignment, transfers and assurances as Mortgagee shall from time to time reasonably require for the better assuring, conveying, assigning, transferring and confirming unto Mortgagee the property and rights hereby conveyed or assigned or intended now or hereafter so to be, or which Mortgagor may be or may hereafter become bound to convey or assign to Mortgagee, or for carrying out the intention or facilitating the performance of the terms of this Mortgage, or for filing, registering or recording this Mortgage, and on demand, Mortgagor will also execute (if required by applicable law) and deliver and hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to execute and file to the extent it may lawfully do so, one or more financing statements, chattel mortgages or comparable security instruments reasonably requested by Mortgagee to evidence more effectively the Lien hereof upon the Personal Property and to perform each and every act and thing reasonably requested to be done to accomplish the same.

Section 1.11                                Litigation Affecting Mortgaged Property.  Mortgagor shall appear in and contest any action or proceeding purporting to affect the security hereof or the rights or powers of Mortgagee, and shall pay within a reasonable time after demand therefor all costs and expenses, including costs of evidence of title and attorneys’ fees, in any such action or proceeding in which Mortgagee may appear.  Mortgagee shall have the power and authority to institute and maintain such suits and proceedings as Mortgagee, in its sole and absolute discretion, may deem advisable (a) to prevent any impairment of the Mortgaged Property by any acts which may be unlawful or in violation of this Mortgage, (b) to preserve or protect its interest in the Mortgaged Property, or (c) to restrain the enforcement of or compliance with any Legal Requirement that may be unconstitutional or otherwise invalid, if the enforcement of or compliance with such Legal Requirement might impair the security hereunder or be prejudicial to Mortgagee’s interest.

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Section 1.12                                Right of Mortgagee to Perform.  If Mortgagor shall fail to (a) effect, maintain and keep in force, or cause to be effected, maintained and kept in force, the insurance required to be maintained pursuant to Section 4.20 of the Indenture or Section 1.4 hereof or pursuant to any of the Notes, (b) make, or cause to be made, the payments required by Section 4.05 of the Indenture, or (c) pay, perform or observe, or cause to be paid, performed or observed, any other Obligations, term, covenant or condition required by the Indenture, this Mortgage, the other Senior Secured Note Documents or any other documents to be paid, performed or observed by Mortgagor relating to the Indebtedness evidenced by the Notes, then Mortgagee, among its other rights and remedies, shall have the right, but not the obligation, to pay, observe or perform the same, in whole or in part, and with such modifications as Mortgagee reasonably shall deem advisable.  All sums, including, without limitation, reasonable attorneys’ fees, so expended or incurred by Mortgagee by reason of any such default of Mortgagor, or by reason of the bankruptcy or insolvency of Mortgagor, as well as any sums expended or incurred to sustain the Lien or estate of this Mortgage or its priority, or to protect or enforce any rights of Mortgagee hereunder, or to recover any of the Obligations, or for repairs, maintenance, alterations, replacements or improvements thereto or for the protection thereof, or for real estate taxes or other governmental assessments or charges against any part of the Mortgaged Property, or premiums for insurance of the Mortgaged Property, shall be deemed to be a Lien on the Mortgaged Property, shall be deemed added to and to become a part of the Obligations, and shall be paid by Mortgagor to Mortgagee within five (5) days after demand, together with interest thereon from the date such sums were expended at the rate of interest payable for defaulted interest set forth in Section 2.12 of the Indenture (the “Default Rate”).

Section 1.13                                No Claims Against Mortgagee.  Nothing contained in this Mortgage shall constitute any consent or request by Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof, nor as giving Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Mortgagee in respect thereof.

Section 1.14                                Security Agreement.

(a)                                  This Mortgage also constitutes a security agreement between Mortgagor and Mortgagee covering any Personal Property or Fixtures comprising part of the Mortgaged Property (hereinafter collectively called “UCC Collateral”) to which the UCC applies.  As further security for the payment and performance of the Obligations, Mortgagor hereby grants to Mortgagee, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest in such portion of the Mortgaged Property to the full extent that Mortgagor may do so under the UCC and, in addition to Mortgagee’s other rights hereunder, Mortgagee shall have all rights of a secured party under the UCC.  Mortgagor hereby authorizes the filing of, and if requested by Mortgagee, Mortgagor shall execute and deliver to Mortgagee, all financing statements, continuation statements and further assurances as may be reasonably required by Mortgagee to establish, create, perfect (to the extent the same can be achieved by the filing of a financing statement) and maintain the validity and priority of Mortgagee’s security interests, and Mortgagor shall bear all reasonable costs thereof, including all UCC searches.  Mortgagor hereby agrees that Mortgagee may describe the UCC Collateral in any financing statement in any

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manner that it deems necessary or advisable, including describing the collateral as “all assets” or “all personal property”.  Mortgagee may from time to time execute and deliver at Mortgagor’s expense, all continuation statements, termination statements, amendments, partial releases, or other instruments relating to all financing statements naming Mortgagor, as debtor, and Mortgagee, as secured party.

(b)                                 Mortgagor and Mortgagee agree, to the extent permitted by law, that (i) this Mortgage, upon recording or registration in the real estate records of the proper office, shall constitute a financing statement filed as a “fixture filing” within the meaning of Sections 9102(a) and 9502(c) of the UCC; (ii) all or part of the Mortgaged Property described herein is or is to become fixtures; and (iii) the addresses of Mortgagor and Mortgagee are as set forth in the Security Agreement, and (iv) Mortgagor’s organizational identification number is 4126636.

Section 1.15                Environmental Matters.  Mortgagor shall at its own expense:

(a)                                  comply with all Environmental Laws applicable to the Mortgaged Property, except instances of non-compliance that could not reasonably be expected to have Material Adverse Effect or involve any (i) material risk of foreclosure, sale, forfeiture or loss of, or imposition of a Lien (other than a Permitted Lien) on, the Facilities or the Facility Site or the impairment of the use, operation or maintenance of the Facilities or the Facility Site in any material respect, (ii) risk of criminal or material civil liability being incurred by any of the Secured Parties or any of their respective Affiliates, or (iii) material risk of any material adverse effect on the interests of any Secured Party or any of their respective Affiliates (including, without limitation, subjecting any such Person to regulation as a public utility under any Requirement of Law);

(b)                                 obtain and maintain all necessary approvals from any Governmental Authority (“Governmental Approvals”) required under any applicable Environmental Law in connection with the use, operation and maintenance of the Facilities and the Facility Site and operate the Facilities in compliance with such Governmental Approvals, except instances of non-compliance that could not reasonably be expected to have a Material Adverse Effect or involve any (i) material risk of foreclosure, sale, forfeiture or loss of, or imposition of a Lien (other than a Permitted Lien) on, the Facilities or the Facility Site or the impairment of the use, operation or maintenance of the Facilities of the Facility Site in any material respect, (ii) risk of criminal or material civil liability being incurred by any of the Secured Parties or any of their respective Affiliates, or (iii) material risk of any material adverse effect on the interests of any Secured Party or any of their respective Affiliates (including, without limitation, subjecting any such Person to regulation as a public utility under any Requirement of Law);

(c)                                  conduct and complete, at no cost and expense to Mortgagee, any investigation, study, sampling, monitoring and testing and undertake any cleanup, removal, remediation, correction, mitigation, response or other action necessary or advisable to abate, correct, remove and clean up any condition at the Facilities or the Facility Site that constitutes a violation of any applicable Environmental Laws, to the extent required by and in material compliance with applicable Environmental Laws except instances of non-compliance that could not reasonably be expected to have a Material Adverse Effect or involve any (i) material risk of foreclosure, sale, forfeiture or loss of, or imposition of a Lien (other than a Permitted Lien) on,

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the Facilities or the Facility Site or the impairment of the use, operation or maintenance of the Facilities or the Facility Site in any material respect, (ii) risk of criminal or material civil liability being incurred by any Secured Party or any of their respective Affiliates, or (3) material risk of any material adverse effect on the interests of any Secured Party or any of their respective Affiliates (including, without limitation, subjecting any such Person to regulation as a public utility under any Requirement of Law); and

(d)                                 as soon as possible and in any event within thirty (30) Business Days of Mortgagor obtaining knowledge thereof, provide Mortgagee with written notice of any pending or threatened material Environmental Claim involving the Facilities or the Facility Site that could be expected to have a Material Adverse Effect on Mortgagor or involve any (i) material risk of foreclosure, sale, forfeiture or loss of, or imposition of a Lien (other than a Permitted Lien) on, the Facilities or the Facility Site or the impairment of the use, operation or maintenance of the Facilities or the Facility Site or the impairment of the use, operation of maintenance of the Facilities or the Facility Site in any material respect, (ii) risk of criminal or material civil liability being incurred by any Secured Party or any of their respective Affiliates, or (iii) material risk of any material adverse effect on the interests of or any of their respective Affiliates (including, without limitation, subjecting any such Person to regulation as a public utility under any Requirement of Law).

Section 1.16                                Taxes.              All transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar taxes, fees and expenses (including any penalties, interest and additions to such tax) incurred in connection with this Mortgage and the transactions contemplated hereby shall be borne by Mortgagor, regardless of whether the Governmental Authority seeks to collect such taxes from Mortgagor or Mortgagee.

ARTICLE II
Defaults and Remedies

Section 2.1                                      Events of Default.  Any Event of Default under the Indenture (as such term is defined therein) shall constitute an Event of Default under this Mortgage.

Section 2.2                                      Remedies.

(a)                                  General.  Upon the occurrence of an Event of Default, Mortgagee shall have all rights and remedies available to it under the terms of the Indenture, at law or in equity.  Notwithstanding the foregoing, Mortgagee, upon the occurrence and continuation of an Event of Default, shall have the remedies set forth below.

(b)                                 Mortgagee’s Right to Enter and Take Possession.

(i)                                     If an Event of Default has occurred and is continuing, Mortgagee may enter into possession of the Mortgaged Property, manage, lease and operate the Mortgaged Property, collect therefrom all rentals (which term shall also include sums payable for use and occupancy) and, after deducting all costs of collection and administration expense, apply the net rentals to any or all of the following in such order and amounts as Mortgagee, in Mortgagee’s sole discretion, may elect:  Debt Service, the payment of taxes, water and sewer rents, charges and claims, insurance premiums and all other carrying charges, and to the maintenance, repair or

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restoration of the Mortgaged Property, and on account and in reduction of the principal or interest, or both, hereby secured; in and for that purpose Mortgagor hereby assigns to Mortgagee all rentals due and to become due under any lease or leases or rights to use and occupancy of the Mortgaged Property hereafter created, as well as all rights and remedies provided in such lease or leases or at law or in equity for the collection of the rentals.

(ii)                                  Upon every such entering upon or taking of possession, Mortgagee may hold, store, use, operate, manage and control the Mortgaged Property and conduct the business thereof, and, from time to time in its sole and absolute discretion and without being under any duty to so act, (A) make all necessary and proper maintenance, repairs, renewals and replacements thereto and thereon, and all necessary additions, betterments and improvements thereto and thereon and purchase or otherwise acquire fixtures, personalty and other property in connection therewith; (B) insure or keep the Mortgaged Property insured; (C) manage and operate the Mortgaged Property and exercise all the rights and powers of Mortgagor, either in the name of Mortgagor or otherwise, with respect to the same; (D) enter into agreements with others to exercise the powers herein granted to Mortgagee; and/or (E) rent or sublet the Mortgaged Property or any portion thereof for any purpose permitted by the Indenture or applicable law.  Mortgagee shall apply any monies received by Mortgagee in exercising such powers and rights to (1) the payment of the principal of or interest on the Indebtedness evidenced by the Notes or any other due and payable to Mortgagee; (2) deposits for real estate taxes and insurance premiums due; (3) the cost of real estate taxes, insurance and other proper charges upon the Mortgaged Property or any part thereof; (4) the compensation, expenses and disbursements of Mortgagee’s agents, attorneys and other representatives to the extent allowed under this Mortgage; and (5) any other charges or costs required to be paid by Mortgagor under the terms of the Indenture; all in such order and priority as Mortgagee in its sole discretion may determine.

(iii)                               Mortgagee shall surrender possession of the Mortgaged Property to Mortgagor (i) as may be required by law or court order or (ii) when all amounts due under any of the terms of the Indenture, including this Mortgage shall have been paid current and all Events of Default have been cured or waived.  The same right of taking possession, however, shall exist if any subsequent Event of Default shall occur and be continuing.

(iv)                              IN CONNECTION WITH ANY ACTION TAKEN BY MORTGAGEE PURSUANT TO THIS SECTION 2.2, MORTGAGEE SHALL NOT BE LIABLE FOR ANY LOSS SUSTAINED BY MORTGAGOR RESULTING FROM ANY FAILURE TO LET THE MORTGAGED PROPERTY, OR ANY PART THEREOF, OR FROM ANY OTHER ACT OR OMISSION OF MORTGAGEE IN MANAGING THE MORTGAGED PROPERTY (INCLUDING ANY SUCH LOSS CAUSED BY THE NEGLIGENCE OF MORTGAGEE) UNLESS SUCH LOSS IS CAUSED BY THE WILLFUL MISCONDUCT, GROSS NEGLIGENCE OR BAD FAITH OF MORTGAGEE OR ANY OF ITS DIRECTORS, OFFICERS, PARTNERS, EMPLOYEES, AGENTS OR OTHER PERSONS OR ENTITIES OWNED OR CONTROLLED BY OR OWNING OR CONTROLLING OR UNDER COMMON CONTROL WITH MORTGAGEE, NOR SHALL MORTGAGEE BE OBLIGATED TO PERFORM OR DISCHARGE ANY OBLIGATION, DUTY OR LIABILITY UNDER ANY LEASE COVERING THE MORTGAGED PROPERTY OR ANY PART THEREOF OR UNDER OR BY REASON OF THIS INSTRUMENT OR THE EXERCISE OF RIGHTS OR REMEDIES

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HEREUNDER.  Nothing in this Section 2.2 shall impose any duty, obligation or responsibility upon Mortgagee for the control, care, management or repair of the Mortgaged Property, nor for the carrying out of any of the terms and conditions of any such Lease; nor shall it operate to make Mortgagee responsible or liable for any waste committed on the Mortgaged Property by any tenant or by any other parties or for any dangerous or defective condition of the Mortgaged Property, OR FOR ANY NEGLIGENCE IN THE MANAGEMENT, UPKEEP, REPAIR OR CONTROL OF THE MORTGAGED PROPERTY RESULTING IN LOSS OR INJURY OR DEATH TO ANY TENANT, LICENSEE, EMPLOYEE OR STRANGER OR ANY STRICT LIABILITY UNLESS SUCH LOSS IS CAUSED BY THE WILLFUL MISCONDUCT, GROSS NEGLIGENCE OR BAD FAITH OF MORTGAGEE OR ANY OF ITS DIRECTORS, OFFICERS, PARTNERS, EMPLOYEES, AGENTS OR OTHER PERSONS OR ENTITIES OWNED OR CONTROLLED BY OR OWNING OR CONTROLLING OR UNDER COMMON CONTROL WITH MORTGAGEE.  Mortgagor hereby assents to, ratifies and confirms any and all actions of Mortgagee with respect to the Mortgaged Property lawfully taken under this Section 2.2.  For purposes of this Section 2.2, the term “Mortgagee” shall include the directors, officers, employees, attorneys and agents of Mortgagee and any persons or entities owned or controlled by, owning or controlling, or under common control or affiliated with Mortgagee.

(c)                                  Judicial Foreclosure and Sale of Collateral.  Mortgagee may (i) institute an action of mortgage foreclosure against the Mortgaged Property following the delivery of fifteen (15) days’ prior written notice to Mortgagor that an Event of Default has occurred and is continuing (except that in the event of an acceleration of the Notes under the Indenture, no such notice shall be required to institute such an action of mortgage foreclosure against the Mortgaged Property), or (ii) take such other action at law or in equity for the enforcement of this Mortgage and realization on the mortgage security or any other security herein or elsewhere provided for, as the law may allow, and, in each case may proceed therein to final judgment and execution for the entire unpaid balance of the principal debt, with interest at the rates stipulated in the Notes, together with all other sums due by Mortgagor in accordance with the provisions of the Indenture, this Mortgage and the other Senior Secured Note Documents, including all sums which may have been advanced to Mortgagor after the date of this Mortgage, and all sums which may have been advanced by Mortgagee for taxes, water or sewer rents, charges or claims, payments on prior liens, insurance or repairs to the Mortgaged Property, all costs of suit, together with interest at such rate on any judgment obtained by Mortgagee from and after the date of any Sheriff’s sale until actual payment is made by the Sheriff of the full amount due Mortgagee, and a reasonable attorney’s commission for collection.  Mortgagee may take such actions, either with or without entry or taking possession of the Mortgaged Property, and without regard to whether or not Obligations shall be due and without prejudice to the right of Mortgagee thereafter to bring an action or proceeding to foreclose or any other action for any default existing at the time such earlier action was commenced.

(d)                                 Receiver.  Mortgagee may, upon any proper action or proceeding being commenced for the foreclosure of this Mortgage, apply for, and Mortgagee as a matter of right, without consideration of the value or adequacy of the Mortgaged Property as security for the amount due Mortgagee, or of the solvency of any person, firm or corporation obligated for the payment of such amount, shall be entitled to the appointment by any competent court or tribunal, without prior demand or notice to any party, of a receiver of rents and profits and rental value of

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the Mortgaged Property, including possession from Mortgagor if in possession and occupying any portion of the Mortgaged Property.  To the extent permitted by law, (i) Mortgagee may have a receiver appointed without notice to Mortgagor or any third party, and Mortgagee may waive any requirement that the receiver post a bond, (ii) Mortgagee shall have the power to designate and select the person who shall serve as the receiver and to negotiate all terms and conditions under which such receiver shall serve, and (iii) any receiver appointed on Mortgagee’s behalf may be an Affiliate of Mortgagee.  The reasonable expenses, including receiver’s fees, reasonable attorneys’ fees, costs and agents’ compensation, incurred pursuant to the powers herein contained shall be secured by this Mortgage.  The right to enter and take possession of and to manage and operate the Mortgaged Property and to collect all earnings, revenues and receipts, whether by a receiver or otherwise, shall be cumulative and in addition to any other right or remedy available to Mortgagee under this Mortgage or the Indenture, or otherwise available to Mortgagee, and may be exercised concurrently therewith or independently thereof, but such rights shall be exercised in a manner which is otherwise in accordance with and consistent with the Indenture.  Mortgagee shall be liable to account only for such earnings, revenues and receipts (including, without limitation, security deposits) actually received by Mortgagee, whether received pursuant to this section or any other provision hereof.  Notwithstanding the appointment of any receiver or other custodian, Mortgagee shall be entitled as pledgee to the possession and control of any cash, deposits, or instruments at the time held by, or payable or deliverable under the terms of this Mortgage to, Mortgagee.

(e)                                  Leases.  Mortgagee shall have the right, power and authority to (i) notify any Tenant (each such notice, a “Notice of Default”) that the Leases have been assigned to Mortgagee and that all Rents and other obligations are to be paid directly to Mortgagee, whether or not Mortgagee has commenced or completed foreclosure or taken possession of the Mortgaged Property; (ii) settle, compromise, release, extend the time of payment of, and make allowances, adjustments and discounts of any Rents or other obligations under the Leases; (iii) enforce payment of Rents and other rights under the Leases, prosecute any action or proceeding, and defend against any claim with respect to Rents and Leases; (iv) enter upon, take possession of and operate the Mortgaged Property; (v) lease all or any part of the Mortgaged Property; and (vi) perform any and all obligations of Mortgagor under the Leases and exercise any and all rights of Mortgagor therein contained to the full extent of Mortgagor’s rights and obligations thereunder, with or without the bringing of any action or the appointment of a receiver.  Mortgagee shall not be deemed to have taken possession of the Mortgaged Property or to be obligated to perform or discharge, or be liable or responsible for, any obligation, duty or liability of Mortgagor under any Lease, or to assume any other obligation or duty to any Tenant by reason of the exercise of Mortgagee’s rights hereunder.  At Mortgagee’s request, Mortgagor shall deliver a copy of this Mortgage to the Tenants under any Leases.  Mortgagor irrevocably directs any Tenant, without any requirement for notice to or consent by Mortgagor, to comply with all demands of Mortgagee under this Section 2.2(e) and to turn over to Mortgagee on demand all Rents which it owes Mortgagor.  The receipt by a Tenant under a Lease of a Notice of Default shall be sufficient authorization for such Tenant to make all future payments of Rent directly to Mortgagee and each such Tenant shall be entitled to rely on such Notice of Default and shall have no liability to Mortgagor for any Rent paid to Mortgagee after receipt of such Notice of Default.  Mortgagor hereby irrevocably constitutes and appoints Mortgagee its true and lawful attorney (which appointment is coupled with an interest), with full power of substitution, for and

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on behalf of Mortgagor and in its name, place and stead, or in Mortgagee’s own name, for so long as any of the Obligations are outstanding, to ask, demand, collect, receive, receipt for and sue for any and all Rents, income and other sums which are assigned hereunder with full power to endorse the name of Mortgagor on all instruments given in payment or part payment thereof, and to settle, adjust or compromise any claims thereunder, as fully as Mortgagor itself could do and in its discretion file any claim or take any action or proceeding, either in its own name or in the name of Mortgagor or otherwise, which Mortgagee may deem necessary or appropriate to protect and preserve the right, title and interest of Mortgagee in and to such Rents, income and other sums and the security intended to be afforded thereby; provided, however, that Mortgagee shall not exercise such rights unless an Event of Default has occurred and is continuing.

(f)                                    Concurrent Rights.  The remedies described in this Section may also be exercised with respect to all or any portion of the UCC Collateral, either simultaneously with the sale of any real property encumbered hereby or independently thereof, and Mortgagee may at any time proceed with respect to all or any portion of the UCC Collateral in any manner permitted by the UCC.  Except as otherwise provided in the Indenture, but otherwise subject to the provisions thereof, if an Event of Default has occurred and is continuing, Mortgagee, in addition to any other rights and remedies it may have, may (i) exercise any and all rights and remedies granted to a secured party under the UCC, including, without limiting the generality of the foregoing, the right to take possession of the UCC Collateral or any part thereof, to sell, lease or otherwise dispose of the UCC Collateral at public or private sale, with or without having the UCC Collateral at the place of sale, and upon such terms and in such manner as Mortgagee may determine, (ii) take such other measures as Mortgagee may deem necessary for the care, protection and preservation of such UCC Collateral, and (iii) require Mortgagor to assemble the UCC Collateral and make it available to Mortgagee at a convenient place acceptable to Mortgagee and reasonably convenient to both parties, and promptly deliver such UCC Collateral to Mortgagee, or an agent or representative designated by it, it being understood that Mortgagee and its agents, representatives and employees shall have the right to enter upon any or all of the Premises to exercise Mortgagee’s rights hereunder.  Mortgagor shall pay to Mortgagee, on demand, any and all expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by Mortgagee in protecting its interest in the UCC Collateral and in enforcing its rights hereunder with respect to such UCC Collateral.  It shall not be necessary that Mortgagee take possession of the UCC Collateral or any part thereof prior to the time that any sale pursuant to the provisions of this Section is conducted and it shall not be necessary that such UCC Collateral or any party thereof be present at the location of such sale.  Any sale made pursuant to the provisions of this Section shall be deemed to have been a public sale conducted in a commercially reasonable manner if held contemporaneously with the sale of any real property encumbered hereby as provided herein upon giving the same notice with respect to the sale of the UCC Collateral hereunder as is required for any such sale of the real property.  Except as otherwise provided in the Indenture, if Mortgagee should dispose of any of the Mortgaged Property comprising the UCC Collateral pursuant to the UCC, Mortgagor agrees that ten (10) days’ prior written notice by Mortgagee to Mortgagor shall be deemed to be reasonable notice.  Mortgagor shall have the burden of proving that any sale conducted pursuant to this Section was conducted in a commercially unreasonable manner.

(g)                                 Credit Bids.  The purchaser at any sale of the Mortgaged Property or any part thereof conducted pursuant to the provisions of this Section 2.2 shall tender the entire purchase

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price in cash on the day of the sale and shall take title to the Mortgaged Property so sold free and discharged of the estate of Mortgagor therein, the purchaser being hereby discharged from all liability to see to the application of the purchase money.  Any Person, including Mortgagee, may purchase at such sale, and in lieu of paying cash Mortgagee may make settlement for the purchase price by crediting upon the Obligations the net sales price after deducting therefrom the expenses of such sale and any other sums which may be deducted under this Mortgage or applicable law.  Mortgagee is hereby irrevocably appointed the attorney-in-fact of Mortgagor in its name and stead to make all appropriate transfers and deliveries of the Mortgaged Property so sold and, for this purpose, Mortgagee may execute all appropriate instruments of transfer, and may substitute one or more Persons with like power, Mortgagor hereby ratifying and confirming all that its said attorneys or such substitute or substitutes shall lawfully do by virtue hereof.  Nevertheless, Mortgagor shall ratify and confirm, or cause to be ratified and confirmed, any such sale or sales by executing and delivering, or by causing to be executed and delivered, to Mortgagee or to such purchaser or purchasers all such instruments as may be advisable, in the judgment of Mortgagee, for the purpose, and as may be designated, in such request.  Any sale or sales made under or by virtue of this Mortgage shall operate to divest all the estate, right, title, interest, property, claim and demand whatsoever, whether at law or in equity, of Mortgagor in, to and under the Mortgaged Property so sold, and shall be a perpetual bar both at law and in equity against Mortgagor, its successors and assigns, and against any and all Persons claiming or who may claim the same, or any part thereof, by, through or under Mortgagor, or its successors and assigns.  The powers and agency herein granted are coupled with an interest and are irrevocable.

(h)                                 Enforcement Without Possession of Notes.  All rights of action under this Mortgage, the Indenture or the other Senior Secured Note Documents may be enforced by Mortgagee without the possession of the Notes and without the production thereof at any trial or other proceeding relative thereto.  Any recovery of judgment in any such suit or proceeding shall be for the benefit of the Secured Parties.

(i)                                     Application of Sale Proceeds.  The proceeds of any sale held by Mortgagee or any receiver pursuant to this Mortgage, or pursuant to a judgment, order or decree made in any action to foreclose or to enforce this Mortgage, shall, subject to the requirements of the Indenture and to the extent not prohibited by applicable law, be applied:

(i)                                     first, to the payment of (A) all necessary out-of-pocket costs and expenses incident to such sale, including but not limited to all court costs and charges of every character in the event foreclosed by suit, and (B) all charges, expenses and advances incurred or made by Mortgagee in order to protect the Lien or estate created by this Mortgage or the security afforded hereby, including any expenses of entering and taking possession of the Mortgaged Property;

(ii)                                  second, to the payment of the Obligations in such order as Mortgagee may determine until the same have been paid in full; and

(iii)                               any balance thereof shall be paid to Mortgagor or to such other person or persons as may be entitled thereto by law, or as a court of competent jurisdiction may direct.

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(j)                                     Mortgagee’s Right to Perform Obligations.  Upon the occurrence and continuance of any Event of Default, and in addition to all other rights and remedies available to it, to the extent provided in the Indenture, Mortgagee shall have the right, but not the obligation, to perform the Obligations of Mortgagor then in default, and to make all advances of funds in connection therewith as Mortgagee deems appropriate, including, without limitation, for the payment of taxes, assessments, and other charges and costs for the protection of the Mortgaged Property or the Lien of this Mortgage and expenses incurred by reason of the default of this Mortgage, all of which expenditures shall be secured by the Lien of this Mortgage and payable on demand of Mortgagee.

(k)                                  Right to Sue.  If an Event of Default has occurred and is continuing, Mortgagee shall have the right from time to time to cause a sale, after foreclosure, of the Mortgaged Property or any part thereof under the provisions of this Mortgage or to sue for any sums required to be paid by Mortgagor under the terms of this Mortgage as the same respectively become due, without regard to whether or not the Obligations secured by this Mortgage shall be due and without prejudice to the right of Mortgagee thereafter to cause any such sale or to bring any action or proceeding of foreclosure or otherwise, or to take other action, in respect of any Event of Default existing at the time such earlier action or proceeding was commenced.

(l)                                     No Waiver.  No waiver of any Event of Default hereunder shall extend to or affect any subsequent or any other Event of Default then existing, or impair any rights, powers or remedies consequent thereon.  In the event Mortgagee (i) grants a forbearance or an extension of time for the payment of any sums secured hereby, (ii) takes or accepts other or additional security for the payment thereof, (iii) waives or does not exercise any right granted in this Mortgage or the Indenture, (iv) releases any part of the Mortgaged Property from the Lien or security interest of this Mortgage or any other instrument securing the Obligations, (v) consents to the filing of any map, plat or replat of the Land or any part thereof, (vi) consents to the granting of any easement on the Land, or (vii) makes or consents to any agreement changing the terms of this Mortgage or the Indenture, or subordinating the Lien hereof, no such act or omission shall release, discharge, modify, change or affect the liability of Mortgagor under this Mortgage or shall preclude Mortgagee from exercising any right, power or privilege herein granted or intended to be granted in case of any Event of Default then existing or any subsequent Event of Default.

(m)                               Foreclosure; Expenses of Litigation.  In the event of foreclosure of the Lien hereof, there shall be allowed and included as additional indebtedness all reasonable expenditures and reasonable expenses which may be paid or incurred by or on behalf of Mortgagee for attorneys’ fees, appraisers’ fees, outlays for documentary and expert evidence, stenographers’ charges, publication costs, and costs (which may be estimated as to items to be expended after foreclosure sale or entry of a decree) of procuring all such abstracts of title, title searches and examinations, title insurance policies and guarantees, and similar data and assurances with respect to title as Mortgagee may deem reasonably necessary either to prosecute such suit or to evidence to a bidder at any sale which may be had pursuant to such decree the true condition of the title to or the value of the Mortgaged Property or any portion thereof.  All such expenditures and expenses, and all expenses and fees incurred to protect the Mortgaged Property and/or to maintain the Lien and security interest created by this Mortgage, including the reasonable fees of any attorney employed by Mortgagee in any litigation or proceeding affecting

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this Mortgage or the Indenture, or the Mortgaged Property or any portion thereof, shall be deemed a Lien on the Mortgaged Property and a part of the Obligations, and shall be paid by Mortgagor upon demand, together with interest thereon at the Default Rate from the dates such expenditures or expenses were incurred.

(n)                                 Holding Over.  Mortgagor agrees for itself and all persons claiming by, through or under it, that if Mortgagor shall retain possession of the Mortgaged Property or any part thereof following foreclosure hereof in accordance with the terms of this Mortgage and applicable law, Mortgagor or the Persons so failing or refusing to surrender possession upon demand shall be liable to Mortgagee or any purchaser in foreclosure, as applicable, for reasonable rental, and shall be subject to eviction and removal in accordance with applicable law.

(o)                                 Discontinuance of Proceedings.  If Mortgagee shall have proceeded to enforce any right or remedy under this Mortgage by foreclosure, entry of judgment or otherwise and such proceedings shall have been discontinued or abandoned for any reason, or such proceedings shall have resulted in a final determination adverse to Mortgagee, then and in every such case Mortgagor and Mortgagee shall be restored to their former positions and rights, and all rights, powers and remedies of Mortgagee shall continue as if no such proceedings had occurred or been taken.

(p)                                 Deficiency Judgments.  Subject to the Indenture, if after foreclosure of this Mortgage, there shall remain any deficiency with respect to any amounts payable under the Notes or the Indenture or this Mortgage, and Mortgagee shall institute any proceedings to recover such deficiency or deficiencies, all such amounts shall continue to be outstanding and to bear interest at the Default Rate.  In addition, Mortgagee shall be entitled to recover all of its reasonable costs and reasonable expenditures (including, without limitation, any court imposed costs) in connection with such proceedings, including reasonable attorneys’ fees, appraisal fees and other costs payable by Mortgagor pursuant to the Indenture.  This provision shall survive any foreclosure or execution sale of the Mortgaged Property or any portion thereof or the extinguishment of the Lien of this Mortgage as to all or any part of the Mortgaged Property.

(q)                                 Remedies Cumulative.  No delay or omission of Mortgagee to exercise any right, power or remedy upon any Event of Default shall exhaust or impair any such right, power or remedy or shall be construed to waive any such Event of Default or to constitute acquiescence therein.  No right, power or remedy conferred upon or reserved to Mortgagee by this Mortgage or the Indenture is exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy given hereunder or under the Indenture, now or hereafter existing at law, in equity or by statute, and any such rights, powers or remedies may be exercised from time to time and as often as may be deemed expedient by Mortgagee.

(r)                                    Waiver of Stay, Extension or Moratorium Laws.  To the extent permitted by applicable law, Mortgagor shall not at any time insist upon or plead or in any manner whatever claim the benefit or advantage of any stay, extension or moratorium law now or at any time hereafter in force in any locality where the Mortgaged Property or any part thereof may or shall be situated, nor shall Mortgagor claim any benefit or advantage from any law now or hereafter in force providing for the valuation or appraisement of the Mortgaged Property or any part thereof

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prior to any sale thereof to be made pursuant to any provision of this Mortgage or to a decree of any court of competent jurisdiction, nor after any such sale shall Mortgagor claim or exercise any right conferred by any law now or at any time hereafter in force to redeem the Mortgaged Property so sold or any part thereof; and Mortgagor hereby expressly waives all benefit or advantage of any such law or laws and the appraisement of the Mortgaged Property or any part thereof, and covenants that Mortgagor shall not hinder or delay the execution of any power herein granted and delegated to Mortgagee but that Mortgagor shall permit the execution of every such power as though no such law had been made.

(s)           Confession of Judgment in Ejectment.  FOR THE PURPOSE OF OBTAINING POSSESSION OF THE MORTGAGED PROPERTY FOLLOWING FORECLOSURE HEREOF IN ACCORDANCE WITH THE TERMS OF THIS MORTGAGE AND APPLICABLE LAW, MORTGAGOR IRREVOCABLY AUTHORIZES AND EMPOWERS ANY ATTORNEY OF RECORD, OR THE PROTHONOTARY, CLERK OR SIMILAR OFFICER, OF ANY COURT IN THE COMMONWEALTH OF PENNSYLVANIA OR ELSEWHERE, AS ATTORNEY FOR MORTGAGOR, AS WELL AS FOR ALL PERSONS CLAIMING UNDER, BY, OR THROUGH MORTGAGOR, TO APPEAR FOR MORTGAGOR IN ANY SUCH COURT IN ANY ACTION BROUGHT AGAINST MORTGAGOR FOR RECOVERY OF POSSESSION OF THE MORTGAGED PROPERTY AND THEREIN TO CONFESS JUDGMENT IN AN AMICABLE ACTION IN EJECTMENT FOR POSSESSION OF THE MORTGAGED PROPERTY (WITHOUT THE NECESSITY OF FILING ANY BOND AND WITHOUT ANY STAY OF EXECUTION OR APPEAL) AGAINST MORTGAGOR AND ALL PERSONS CLAIMING UNDER, BY OR THROUGH MORTGAGOR, FOR WHICH THIS MORTGAGE (OR A COPY THEREOF VERIFIED BY AFFIDAVIT) SHALL BE A SUFFICIENT WARRANT; WHEREUPON A WRIT OF POSSESSION OF THE MORTGAGED PROPERTY MAY BE ISSUED FORTHWITH, WITHOUT ANY PRIOR WRIT OR PROCEEDING WHATSOEVER EXCEPT AS MAY BE MANDATORY AND NON-WAIVABLE UNDER APPLICABLE LAW OR RULES OF PROCEDURE; MORTGAGOR HEREBY RELEASING AND AGREEING TO RELEASE MORTGAGEE AND ANY SUCH ATTORNEY FROM ALL PROCEDURAL ERRORS AND DEFECTS WHATSOEVER IN ENTERING SUCH ACTION OR JUDGMENT OR IN CAUSING SUCH WRIT OR PROCESS TO BE ISSUED OR IN ANY PROCEEDING THEREON OR CONCERNING THE SAME, PROVIDED THAT MORTGAGEE SHALL HAVE FILED IN SUCH ACTION AN AFFIDAVIT OR VERIFIED COMPLAINT MADE ON MORTGAGEE’S BEHALF SETTING FORTH THE FACTS NECESSARY TO AUTHORIZE THE ENTRY OF SUCH JUDGMENT ACCORDING TO THE TERMS OF THIS MORTGAGE, OF WHICH FACTS SUCH AFFIDAVIT OR VERIFIED COMPLAINT SHALL BE PRIMA FACIE EVIDENCE.  IT IS HEREBY EXPRESSLY AGREED THAT IF FOR ANY REASON AFTER ANY SUCH ACTION HAS BEEN COMMENCED, THE SAME SHALL BE DISCONTINUED, MARKED SATISFIED OF RECORD, OR TERMINATED, OR POSSESSION OF THE MORTGAGED PROPERTY SHALL REMAIN IN OR BE RESTORED TO MORTGAGOR OR ANYONE CLAIMING UNDER, BY OR THROUGH MORTGAGOR, MORTGAGEE MAY, WHEREVER AND AS OFTEN AS MORTGAGEE SHALL HAVE THE RIGHT TO TAKE POSSESSION OF THE MORTGAGED PROPERTY, BRING ONE OR MORE FURTHER ACTIONS TO RECOVER POSSESSION OF THE MORTGAGED PROPERTY AND TO CONFESS JUDGMENT THEREIN AS HEREINABOVE PROVIDED, AND THE AUTHORITY AND POWER ABOVE GIVEN TO

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ANY SUCH ATTORNEY SHALL EXTEND TO ALL SUCH FURTHER ACTIONS IN EJECTMENT AND CONFESSION OF JUDGMENT THEREIN AS HEREINABOVE PROVIDED, WHETHER BEFORE OR AFTER AN ACTION OF MORTGAGE FORECLOSURE IS BROUGHT OR OTHER PROCEEDINGS IN EXECUTION ARE INSTITUTED UPON THIS MORTGAGE OR UPON THE NOTES OR ANY OTHER INSTRUMENT OR INSTRUMENTS THEN EVIDENCING ALL OR ANY PORTION OF THE OBLIGATIONS, AND AFTER JUDGMENT THEREON OR THEREIN AND AFTER A JUDICIAL SALE OF THE MORTGAGED PROPERTY.

(t)            Exculpation of Mortgagee.  The acceptance by Mortgagee of the assignment contained herein with all of the rights, powers, privileges and authority created hereby shall not, prior to entry upon and taking possession of the Mortgaged Property by Mortgagee, be deemed or construed to make Mortgagee a “mortgagee in possession”, nor thereafter or at any time or in any event obligate Mortgagee to appear in or defend any action or proceeding relating to the Mortgaged Property, nor shall Mortgagee, prior to such entry and taking, be liable in any way for any injury or damage to person or property sustained by any Person in or about the Mortgaged Property.

ARTICLE III

Miscellaneous

Section 3.1             Invalidity.  If any term, provision, or condition of the Indenture and/or this Mortgage or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable in any respect, the remainder thereof shall be construed without such provision and the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, as the case may be, shall not be affected thereby, and each term and provision thereof shall be valid and enforced to the fullest extent permitted by law.

Section 3.2             Governing Law.  This Mortgage shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to its rules relating to conflict of laws.

Section 3.3.            Security and Priority of Indebtedness.  This Mortgage is an “open-end mortgage” as defined in 42 Pa.C.S.A. §8143, which secures all Obligations of Mortgagor in respect of the Notes (including PIK Notes) issued under the Indenture or any advance made pursuant to or in connection therewith up to a maximum amount of indebtedness outstanding at any time equal to $[                           ], plus (i) accrued and unpaid interest thereon, plus (ii) unpaid balances of advances made or costs incurred by Mortgagee for the payment of taxes, assessments, maintenance charges, insurance premiums, or costs incurred for the protection of the Mortgaged Property or the Lien of this Mortgage, expenses incurred by reason of an Event of Default, or advances made to enable completion of any Improvements for which the Notes or any other documents evidencing all or any portion of the Obligations were originally made, plus (iii) all other Obligations.

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Section 3.4             Statutory Notices.

(a)           The written notices provided for in Section 8143 of 42 Pa. C.S. from a person claiming priority of a Lien or encumbrance over the Lien of this Mortgage for any future advances made under the Notes shall be either personally delivered to Mortgagee at its principal place of business at 385 Rifle Camp Road, Woodland Park, New Jersey, 07424, Attn.:  Christopher Grell — 3rd Floor or sent to Mortgagee by certified mail, postage prepaid, return receipt requested, addressed to Mortgagee, 385 Rifle Camp Road, Woodland Park, New Jersey, 07424, Attn.:  Christopher Grell — 3rd Floor.

(b)           If Mortgagee receives a notice complying with the requirements of 42 Pa.C.S.A. §8143(b) from the holder of a Lien on the Mortgaged Property or any part thereof which is subordinate to the Lien of this Mortgage, then, notwithstanding anything to the contrary contained in the Indenture or the Notes, Mortgagee shall not be required to make or to extend any financial accommodation under the Indenture or the Notes that could be construed to be an advance, if Mortgagee determines in its sole discretion that (i) the Lien of this Mortgage with respect to the resulting indebtedness would not be deemed to have priority over such Lien or encumbrance under applicable law other than 42 Pa.C.S.A. §8143, and (ii) if such notice is from the holder of a mechanic’s Lien for labor performed or to be performed or materials furnished or to be furnished for the erection, construction, alteration or repair of any part of the Mortgaged Property, the resulting indebtedness would not be deemed to be incurred in order to pay toward, or to provide funds to Mortgagor to pay toward, all or part of the cost of completing any erection, construction, alteration or repair of any part of the Mortgaged Property, the financing of which, in whole or in part, this Mortgage was given to secure.

(c)           Mortgagor waives and releases, to the fullest extent permitted by law, any rights which it may have to send a written notice pursuant to 42 Pa.C.S.A. §8143(c).  If a notice to limit the indebtedness secured by this Mortgage shall be given in compliance with the requirements of 42 Pa.C.S.A. §8143(c), then, notwithstanding anything to the contrary contained in the Indenture, such notice shall, at the option of Mortgagee, be an Event of Default and, whether or not such option is exercised, Mortgagee shall not be required to make or to extend any financial accommodation under the Indenture or any Note that could be construed to be an advance.  No such notice shall be deemed to limit the Mortgagor’s liability for payment and performance of any Obligations, whether such Obligations arise prior to, concurrently with or subsequent to the effective date of such notice.

Section 3.5             Entire Agreement.  This Mortgage represents the final agreement between the parties with respect to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.

Section 3.6             Amendments.  This Mortgage may be amended, supplemented or otherwise modified, or any of the provisions hereof waived, only by an instrument in writing signed by the party against whom such amendment, supplement, modification or waiver is sought to be enforced.

Section 3.7             Liability of Mortgagee.  The Bank of New York Mellon has been appointed Collateral Agent for the Secured Parties pursuant to the Indenture.  It is expressly understood and agreed by the parties to this Mortgage that any authority conferred upon the Mortgagee hereunder is subject to the terms of the delegation of authority made by the Secured

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Parties to the Collateral Agent pursuant to the Indenture, and that the Collateral Agent has agreed to act (and any successor Collateral Agent shall act) as such hereunder only on the express conditions contained therein.  Mortgagee shall be afforded all of the rights, benefits, privileges, indemnities, immunities and protections contained in the Indenture when acting in its capacity as Collateral Agent hereunder.

Section 3.8             Successors and Assigns.  All terms of this Mortgage shall run with the land and bind each of Mortgagor and Mortgagee and their respective successors and assigns, and all persons claiming by, under or through Mortgagor or Mortgagee, as the case may be, or any such successors or assigns, and shall inure to the benefit of Mortgagee and Mortgagor, and their respective successors and assigns.

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IN WITNESS WHEREOF, Mortgagor has executed this Mortgage as of the date first above written.

HOMER CITY GENERATION, L.P.,
a Delaware limited partnership

	By:	EFS HC GP, LLC, its general partner

By:
Name:
Title:

I certify that the precise address
of the within named mortgagee is:

The Bank of New York Mellon
385 Rifle Camp Road
Woodland Park, New Jersey, 07424
Attention: Christopher Grell — 3rd Floor

For Mortgagee

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STATE OF NEW YORK	)
	)	ss:
COUNTY OF NEW YORK	)

On this             day of                  , 2012, before me, the undersigned officer, personally appeared                                , who acknowledged himself/herself to be the                                       of EFS HC GP, LLC, a Delaware limited liability company, the General Partner of Homer City Generation, L.P., a Delaware limited partnership, and further acknowledged that he/she, as such officer of such general partner, being authorized to do so, executed the foregoing mortgage for the purposes therein contained by signing the name of such limited partnership by himself/herself as                            of the general partner of such limited partnership.

In testimony whereof, I have affixed my official seal, the          day of                             , 2012.

Notary Public

My commission expires:

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[To be finalized upon receipt and review of updated ALTA survey]

EXHIBIT “A”

Plant Property

First Described

All that certain tract of land situate in Blacklick Township and Center Township, Indiana County, Pennsylvania, bounded and described as follows:

Beginning at a point on the centerline of Township Road (TR) 463, said point also being the northeasterly corner of lands now or formerly Kenneth M. Schirf as recorded in Deed Book Volume 816, page 522 in the Indiana County Recorder of Deeds Office; Thence along said centerline of TR-463 the following five courses and distances: First -North 83° 25' 05" West, 78.52 feet; Second - North 59° 32' 45" West, 1,364.91 feet; Third - North 69° 03' 50" West, 184.69 feet; Fourth - North 73° 59' 40" West, 455.87 feet; Fifth - North 70°04'40" West, 79.24 feet to a point on the easterly line of lands now or formerly David S. Bork as recorded in Deed Book Volume 821, page 501 in said Recorder’s Office; Thence along said easterly line of lands now or formerly David S. Bork the following three courses and distances: First - North 60° 38' 20" East, 674.55 feet; Second - South 83° 16' 00" East, 172.52 feet; Third - North 8° 09' 05" East, 1,934.82 feet to a point being the southeasterly corner of lands now or formerly Ernest E. Pierce as recorded in Deed Book Volume 590, page 673 in said Recorder’s Office;

Thence along the easterly line of said lands now or formerly Ernest E. Pierce and along the easterly line of lands now or formerly Allegheny Hydro Unit No. 8 and Allegheny Hydro Unit No. 9 as recorded in Deed Book Volume 951, page 360 in said Recorder’s Office, North 4° 56' 30" West a distance of 2,025.36 feet to a point on the centerline of Township Road (TR) 465;

Thence along said centerline of TR-465 and along the northerly lines of Parcels A-27 and A-18 (Parcels A-27 and A-18 being part of the lands described herein) North 58° 50' 10" East a distance of 2,046.32 feet to a point on the southerly line of lands now or formerly Helvetia Coal Company as recorded in Deed Book Volume 649, page 745 in said Recorder’s Office;

Thence along said southerly line of lands now or formerly Helvetia Coal Company and along the easterly lines of said Parcel A-18 the following two courses and distances: First - South 56° 48' 25" East, 1,945.92 feet; Second - South 9° 47' 30" West, 62.36 feet to a point on the centerline of State Legislative Route (LR) 32030;

Thence continuing along the southerly line of said lands now or formerly Helvetia Coal Company and along said centerline of LR 32030 the following three courses and distances: First - North 65° 32' 50" East, 397.46 feet; Second - North 59° 35' 40" East, 1,356.54 feet; Third - by the line of an arc deflecting to the right and having a radius of 3,274.17 feet an arc distance of 431.45 feet (chord bearing and distance North 61° 58' 46" East, 431.14 feet) to a point;

Thence departing said centerline and continuing along the southerly line of last mentioned lands now or formerly Helvetia Coal Company the following two courses and distances: First - North 49° 00' 50" West, 671.53 feet; Second - North 37° 42' 20" East, 861.47 feet to a point on the southerly line of lands now or formerly Rochester and Pittsburgh Coal Company identified as Tax Parcel No. 12-018-152 in the Indiana County Tax Assessors Office the following two courses and distances: First - South 51° 45' 40" East, 871.44 feet; Second - South 41° 23' 15" East, 449.76 feet to a point on the centerline of said LR 32030;

Thence continuing along said southerly line of lands now or formerly Rochester and Pittsburgh Coal Company and along said centerline of LR 32030 the following two courses and distances: First - by the line of an arc deflecting to the right and having a radius of 3,274.17 feet an arc distance of 1,142.90 feet (chord bearing and distance of South 83° 55' 11" East, 1,137.11 feet); Second - South 74° 40' 40" East, 60.05 feet to a point; Thence departing said centerline and continuing along said southerly line of lands now or formerly Rochester Pittsburgh Coal Company, North 18° 05' 00" East a distance of 1,080.02 feet to a point on the southerly line of lands now or formerly Robert P. Ginter as recorded in Deed Book Volume 682, page 262 in said Recorder’s Office;

Thence along said southerly line of lands now or formerly Robert P. Ginter, North 80° 35' 00" East a distance of 610.50 feet to a point; Thence along said southerly line of lands now or formerly Robert P. Ginter, lands now or formerly Leonard G. Wheeler as recorded in Deed Book Volume 1130, page 592 in said Recorder’s Office and lands now or formerly Edward W. Martin as recorded in Deed Book Volume 725, page 249 in said Recorder’s Office, South 13° 35' 00" West a distance of 1,086.11 feet to a point on the northerly line of Parcel A-31 (Parcel A-31 being part of the lands described herein) also being identified as Tax Parcel HCP-41 in said Tax Office;

Thence along the said northerly lines of Parcel A-31 the following eight courses and distances: First - North 66° 15' 30" East, 98.97 feet; Second - North 85° 35' 30" East, 144.18 feet; Third - South 69° 02' 40" East, 143.56 feet; Fourth - South 57° 58' 15" East, 268.19 feet; Fifth - South 57° 09' 30" East, 309.22 feet; Sixth — South 54° 53' 40" East, 291.65 feet; Seventh -South 56° 34' 00" East, 129.04 feet; Eighth - South 1° 27' 50" East, 103.40 feet to a point on the westerly line of lands now or formerly Delton H. Stiles as recorded in Deed Book Volume 685, page 524 in said Recorder’s Office;

Thence along said westerly line of said lands now or formerly Delton H. Stiles and along the easterly line of said Parcel A-31, South 26° 04' 50" West a distance of 445.50 feet to a point on the northerly line of Parcel A-20 (Parcel A-20 being part of the lands described herein);

Thence along the line dividing said lands now or formerly Delton H. Stiles and said Parcel A-20, South 30° 39' 30" East a distance of 1,164.29 feet to a point on the westerly line of lands now or formerly Bradford H. Neal as recorded in Deed Book Volume 981, page 186 in said Recorder’s Office;

Thence along the lines dividing said lands now or formerly Bradford H. Neal from said Parcel A-20 and Parcels A-28 and A-21 (Parcels A-20, A-28 and A-21 being part of the lands described herein) the following four courses and distances: First - South 8° 00' 30" West, 305.61 feet; Second - South 32° 52' 00" East, 618.29 feet; Third - South -0° 04' 00" East, 483.62 feet; Fourth - North 79° 38' 20" East, 489.15 feet to a point on the westerly right of way line now or formerly the Baltimore and Ohio Railroad; Thence along said westerly right of way line now or formerly the Baltimore and Ohio Railroad and the easterly lines of Parcels A-21, A-58, A-59 and A-23 (Parcels A-21, A-58, A-59 and A-23 being part of the lands described herein) the following eleven courses and distances: First - South 12° 17' 00" West, 404.52 feet; Second - South 84° 16' 25" East, 10.07 feet; Third - South 12° 21' 35" West, 510.67 feet; Fourth - South 8°23' 35" West, 547.13 feet; Fifth - South 3° 36' 15" West, 1,841.66 feet; Sixth - South 3° 36' 15" West, 1,067.70 feet; Seventh - North 86° 27' 07" West, 25.00 feet; Eighth -South 3° 41' 22" West, 1,058.13 feet; Ninth - South 3° 36' 15" West, 158.74 feet; Tenth -South 86° 23' 45" East, 26.45 feet; Eleventh - South 3° 36' 15" West, 232.62 feet to a point;

Thence departing said right of way and along the line dividing lands now or formerly Samuel Rura as recorded in Deed Book Volume 634, page 180 in said Recorder’s Office and Parcel A-23 and Parcel A-12 (being part of the lands described herein) the following four courses and distances: First - South 39° 22' 10" West, 972.70 feet; Second - North 79° 16' 30" West, 200.14 feet; Third - South 26° 44' 35" West, 1,251.60 feet; Fourth - South 23° 04' 40" West, 96.40 feet to a point on the northerly line of lands now or formerly Monica Rura as recorded in Deed Book Volume 1036, page 183 in said Recorder’s Office;

Thence along said northerly line of lands now or formerly Monica Rura and the southerly line of Parcels A-12, A-10 and A-56 (Parcels A-12, A-10 and A-56 being part of the lands described herein) the following nine courses and distances: First - South 67° 33' 20" West, 514.80 feet; Second - South 69° 18' 20" West, 994.00 feet; Third - South 68° 33' 20" West, 172.00 feet; Fourth - South 20° 26' 40" East, 242.00 feet; Fifth - South 72° 22' 11" West, 400.40 feet; Sixth - North 61° 27' 02" West, 264.00 feet; Seventh - South 68° 33' 20" West, 113.00 feet; Eighth - South 12° 41' 40" East, 744.00 feet; Ninth - South 58° 48' 20" West, 197.50 feet to a point at the northeasterly corner of lands now or formerly Nancy E. Adamchik as recorded in Deed Book Volume 789, page 709 in said Recorder’s Office;

Thence along the line dividing said lands now or formerly Nancy E. Adamchik from said Parcel A-56, South 72°03' 20" West a distance of 921.60 feet to a point on the northerly line of other lands now or formerly Nancy E. Adamchik as recorded in Deed Book Volume 560, page 600 in said Recorder’s Office;

Thence along the line dividing said other lands now or formerly Nancy E. Adamchik from Parcels A-56 and A-42 the following three courses and distances: First - North 21° 11' 40" West, 774.00 feet: Second - North 45° 08' 19" West, 655.37 feet; Third - North 43° 56' 40" West, 585.75 feet to a point on the easterly line of lands now or formerly William E. Geletka as recorded in Deed Book Volume 649, page 156 in said Recorder’s Office;

Thence along said easterly line and the northerly lines of said lands now or formerly William E. Geletka the following two courses and distances: First - North 24° 03' 20" East, 529.91 feet;

Second - South 86° 02' 20" West, 1,970.18 feet to a point on the centerline of Township Road (TR) 596 also known as Graff Road;

Thence along said centerline of TR 596, South 34° 09' 40" West a distance of 207.54 feet to a point;

Thence departing said centerline and along the line dividing the lands now or formerly Francis C. Graff as recorded in Deed Book Volume 677, page 570 in said Recorder’s Office and lands now or formerly William A. George as recorded in Deed Book Volume 963, page 481 in said Recorder’s Office from Parcel A-38 (Parcel A-38 being part of the lands described herein) the following five courses and distances: First - South 81° 03' 10" West, 44.76 feet; Second - South 84° 11' 35" West, 130.40 feet; Third - North 30° 37' 25" West, 939.00 feet; Fourth - North 32° 10' 25" West, 1,104.70 feet; Fifth - South 80° 01' 30" West, 130.50 feet to a point on the centerline of State Legislative Route (LR) 32153;

Thence through the right of way of said LR 32153 and along the easterly and southerly line of Parcel A-51 (Parcel A-51 being part of the lands described herein) the following two courses and distances: First - South 6° 39' 30" West, 219.00 feet; Second - South 50° 39' 00" West, 156.60 feet to a point at the northeasterly corner of lands now or formerly Margaret L. Bruner as recorded in Deed Book Volume 495, page 599 in said Recorder’s Office;

Thence departing said right of way along the line dividing said lands now or formerly Margaret L. Bruner from said Parcel A-51 the following three courses and distances: First - North 58° 20' 20" West, 143.60 feet; Second - North 19° 59' 20" West, 69.20 feet; Third - North 73° 27' 20" West, 117.90 feet to a point on the easterly line of lands now or formerly Samuel B. Stuchell as recorded in Deed Book Volume 803, page 92 in said Recorder’s Office;

Thence along the line dividing said lands now or formerly Samuel B. Stuchell from said Parcel A-51 the following four courses and distances: First - North 2° 18' 40" East, 134.61 feet; Second - North 41° 50' 20" West, 1,805.39 feet; Third - North 78° 50' 20" West, 437.70 feet; Fourth - North 49° 09' 40" East, 2,650.56 feet to the point of beginning.

Excepting from the above described tract, the following parcels:

A.  Land conveyed to Rochester and Pittsburgh Coal Company by deed recorded in Deed Book Volume 807, page 412 in the Indiana County Recorder of Deeds Office more particularly described as follows:

Beginning at a point on the centerline of Legislative Route (LR) 32030, said point also being the northwesterly corner of Parcel A-57; Thence along said centerline of LR 32030, North 20° 24' 48" West a distance of 362.00 feet to a point; Thence along the westerly line of Parcel A-18 the following two courses and distances: 1st - North 74° 50' 47" East, 200.81 feet; 2nd - South 4° 14' 19" West, 386.10 feet to a point on the northerly line of said Parcel A-57; Thence along said northerly line of Parcel A-57, South 80° 14' 19" West a distance of 39.60 feet to the point of beginning.

Containing 1 acre, more or less.

B.   Land conveyed to CQ, Inc. by deed recorded in Deed Book Volume 1060, page 762 in the Indiana County Recorder of Deeds Office, more particularly described as follows:

Beginning at a point said point being located South 23° 36' 50" East along the easterly side of SR 3017 a distance of 565.51 feet from a concrete monument numbered 77-K; Thence leaving the easterly side of S.R. 3017 and continuing through the property of the Grantors herein, of which this is a portion, the following courses and distances: South 88° 13' 21" East, 900 feet; North 1° 46' 39" East, 200 feet; South 88° 13' 21" East, 950 feet; South 1° 46' 39" West, 100 feet; South 88° 13' 21" East, 550 feet; South 1° 46' 39" West, 500 feet; South 16° 02' 29" East, 735.27 feet; South 1° 46' 39" West, 70 feet; North 38° 20' 48" West, 829.81 feet; South 63° 29' 06" West, 756.39 feet; North 36° 20' 51" West, 832.88 feet; North 79° 43' 51" West, 395.15 feet; South 70° 34' 31" West, 390.34 feet to a point on the easterly side of S.R. 3017; Thence along the easterly side of S.R. 3017, North 23° 59' 31" West, 357.13 feet to the point of beginning.

Containing 34.385 acres, more or less.

C.  Land of others more particularly described as follows:

Beginning at a point on the centerline of Legislative Route (LR) 32030, said point also being the southwesterly corner of lands now or formerly Helvetia Coal Company as recorded in Deed Book Volume 649, page 745 in the Indiana County Recorder of Deeds Office; Thence around the perimeter of lands now or formerly Anthony Minniti as recorded in Deed Book Volume 959, page 230 in the Indiana County Recorder of Deeds Office, lands now or formerly John R. Wright as recorded in Deed Book Volume 871, page 27 in said Recorder’s Office; lands now or formerly Robert N. Miller as recorded in Deed Book Volume 871, page 511 in said Recorder’s Office, lands now or formerly Robert N. Miller, Jr. as recorded in Deed Book Volume 586, page 303 in said Recorder’s Office, lands now or formerly Shawn M. Steffee as recorded in Deed Book Volume 1050, page 277 in said Recorder’s Office the following twelve courses and distances: 1st - South 20° 19' 50" West, 451.65 feet; 2nd - South 25° 37' 50" West, 568.10 feet; 3rd - North 7° 22' 20" West, 295.37 feet; 4th - North 14° 02' 00" West, 154.81 feet; 5th - North 38° 10' 30" West, 115.88 feet; 6th - North 63° 39' 40" West, 94.66 feet; 7th - North 86° 14' 50" West, 144.50 feet; 8th - South 68° 50' 40" West, 673.70 feet; 9th - North 24° 44' 10" West, 250.00 feet; 10th - North 76° 01' 00" East, 553.64 feet; 11th - North 76° 35' 20" East, 1001.73 feet to the point of beginning.

Containing 439,447 square feet or 10.08 acres, more or less.

D.  Land conveyed to Pennsylvania Electric Company and NGE Generation, Inc. by deed dated March 11, 1998 and recorded in Deed Book Volume 1137, page 989 in the Indiana County Recorder of Deeds Office more particularly described as follows:

Beginning at the southwest corner of the tract of H. P. Johnston at its intersection with the easterly line of the Coral-Blacklick Road; thence, by line of H. P. Johnston, North 73° 3’ East 350 feet to a point; thence by the residue of the same land, South 20° 10’ East 30 feet to a point;

thence by the same South 73° 3’ West 350 feet to a point in the East line of the Coral-Blacklick Road; thence by line of said road North 20° 10’ West 30 feet to the beginning; said 30 feet fronting on the East line of the Coral-Blacklick Road and extending in an easterly direction of equal width along the southerly line of land of H. P. Johnston a distance of 350 feet.

Containing 10,500 square feet or 0.24 acres, more or less.

The First Described tract contains a total net area of 2,287.00 acres, more or less.

Second Described

All that certain parcel of land situate in Center Township, Indiana County, Pennsylvania, bounded and described as follows:

Beginning at a point in Legislative Route (LR) 32030, said point also being the intersection of the southerly line of lands now or formerly Rochester and Pittsburgh Coal Company as recorded in Deed Book Volume 591, page 553 in the Indiana County Recorder of Deeds Office and the westerly line of the Baltimore and Ohio Railroad right of way; Thence along said westerly line of the Baltimore and Ohio Railroad right of way, South 12° 17' 00" West a distance of 1,670.24 feet to a point on the northerly line of lands now or formerly Bradford H. Neal as recorded in Deed Book Volume 981, page 186 in said Recorder’s Office; Thence along said northerly line of lands now or formerly Bradford H. Neal, North 57° 23' 15" West a distance of 717.70 feet to a point at the southeasterly corner of lands now or formerly Delton H. Stiles, as recorded in Deed Book Volume 685, page 524 in said Recorder’s Office; Thence along the easterly line of said lands now or formerly Delton H. Stiles, North 21° 56' 45" East a distance of 194.00 feet to a point at the southwesterly corner of lands now or formerly Joseph C. Stitt as recorded in Deed Book Volume 113, page 652 in said Recorder’s Office; Thence along the southerly and easterly lines of said lands now or formerly Joseph C. Stitt the following two courses and distances: 1st - North 75° 00' 55" East, 352.60 feet; 2nd - North 14° 30' 45" East, 1,010.15 feet to a point on said LR 32030 and the southerly line of lands now or formerly Rochester and Pittsburgh Coal Company; Thence through said LR 32030 and along said southerly line of lands now or formerly Rochester and Pittsburgh Coal Company, South 89° 15' 05" East a distance of 293.66 feet to the point of beginning.

Containing 606,345 square feet or 13.91 acres, more or less.

Excluding:

All those certain parcels of land situate in Center Township, Indiana County, Pennsylvania, bounded and described as follows:

Parcel 1

Beginning at a point on the centerline of Legislative Route (LR) 32030, said point also being the southwesterly corner of lands now or formerly Helvetia Coal Company as recorded in Deed Book Volume 649, page 745 in the Indiana County Recorder of Deeds Office; Thence along said centerline and the northerly lines of lands now or formerly Anthony Minniti as recorded in Deed Book Volume 959, page 230 in said Recorder’s Office, lands now or formerly John R. Wright as recorded in Deed Book Volume 871, page 27 in said Recorder’s Office, lands now or formerly Robert N. Miller as recorded in Deed Book Volume 871, page 511 in said Recorder’s Office, lands now or formerly Robert N. Miller, Jr. as recorded in Deed Book Volume 586, page 303 in said Recorder’s Office, lands now or formerly Shawn M. Steffee as recorded in Deed Book Volume 1050, page 277 in said Recorder’s Office the following two courses and distances: 1st - South 76° 35' 20" West, 1,001.73 feet, 2nd - South 76° 01' 00" West, 553.64 feet to a point; Thence continuing along said centerline of LR32030 and along the easterly line of Parcel A-27, North 24° 58' 28" West a distance of 1,340.20 feet to a point on the centerline of Township Road (TR) 465; Thence, North 58° 50' 10" East a distance of 537.23 feet to a point on the westerly line of said lands now or formerly Helvetia Coal Company; Thence along said westerly line of lands now or formerly Helvetia Coal Company the following two courses and distances: 1st - South 56° 48' 25" East, 1945.92 feet; 2nd — South 9° 47' 30" West, 62.36 feet to the point of beginning.

Containing 1,558,606 square feet or 35.78 acres, more or less.

Parcel 2

Beginning at a point on the centerline of Legislative Route (LR) 32024, said point also being the northwesterly corner of lands now or formerly CQ, Inc. as recorded in Deed Book Volume 1060, page 762 in the Indiana County Recorder of Deeds Office; Thence along said centerline of LR 32024, North 23° 36' 50" West a distance of 565.51 feet to a point; Thence along the southerly and easterly lines of lands now or formerly Pennsylvania Electric Company and NGE Generation Inc. as recorded in Deed Book Volume 1137, page 989 in said Recorder’s Office the following two courses and distances: 1st — North 68° 50' 40" East, 350.00 feet; Second — North 24° 44' 10" West, 30.00 feet to a point; Thence along the southerly lines of lands now or formerly Anthony Minniti as recorded in Deed Book Volume 959, page 230 in said Recorder’s Office, lands now or formerly John R. Wright as recorded in Deed Book Volume 871, page 27 in said Recorder’s Office, lands now or formerly Robert N. Miller as recorded in Deed Book Volume 871, page 511 in said Recorder’s Office, lands now or formerly Robert N. Miller, Jr. as recorded in Deed Book Volume 586, page 303 in said Recorder’s Office, lands now or formerly Shawn M. Steffee as recorded in Deed Book Volume 1050, page 277 in said Recorder’s Office the following eight courses and distances: 1st — North 68° 50' 40" East, 323.70 feet; 2nd - South 86° 14' 50" East,

144.50 feet; 3rd - South 63° 39' 40" East, 94.66 feet; 4th - South 38° 10' 30" East, 115.88 feet; 5th - South 14° 02' 00" East, 154.81 feet; 6th —South 7° 22' 20" East, 295.37 feet; 7th — North 25° 37' 50" East, 568.10 feet; 8th — North 20° 19' 50" East, 314.05 feet to a point; Thence along the line dividing Parcel A-18 from Parcels A-22, A-19, A-43, A-44, A-33, A-5 the following six courses and distances: 1st — South 75° 31' 03" East, 483.16 feet; 2nd — South 46° 12' 47" East, 1,033.40 feet; 3rd — South 70° 00' 48" East, 2,481.92 feet; 4th — South 52° 05' 42" West, 328.23 feet; 5th — North 84° 00' 48" West, 1,674.06 feet; 6th — North 40° 58' 46" West, 534.64 feet to a point on the easterly line of said lands now or formerly CQ, Inc.; Thence along said easterly and northerly lines of lands now or formerly CQ, Inc. the following six courses and distances: 1st — North 1° 46' 39" East, 323.78 feet; 2nd — North 88° 13' 21" West, 550.00 feet; 3rd — North 1° 46' 39" East, 100.00 feet; 4th —North 88° 13' 21" West, 950.00 feet; 5th — South 1° 46' 39" West, 200.00 feet; 6th — North 88° 13' 21" West, 900.00 feet to the point of beginning.

Containing 2,601,441 square feet or 59.72 acres, more or less.

Parcel 3

Beginning at a point on the centerline of Legislative Route (lR) 32024, said point also being the northwesterly corner of Parcel A-6 (HCP-6); Thence along said centerline of LR 32024 the following two courses and distances: 1st - North 7° 09' 56" West, 561.24 feet; 2nd — North 20° 24' 48" West, 34.66 feet to a point at the southwesterly corner of Parcel A-57 (HCP-58); Thence along the perimeter of said Parcel A-57 (HCP-58) the following four courses and distances: 1st - North 75° 07' 19" East, 198.42 feet; 2nd - North 13° 21' 54" East, 181.96 feet; 3rd - South 68° 52' 10" West, 150.00 feet; 4th - South 76° 06' 54" West, 110.48 feet to a point being the southeasterly corner of lands now or formerly Rochester and Pittsburgh Coal Company as recorded in Deed Book Volume 807, page 412 in said Recorder’s Office; Thence along the easterly and northerly line of said lands now or formerly Rochester and Pittsburgh Coal Company the following two courses and distances: 1st — North 4° 14' 19" East, 386.10 feet; 2nd — South 74° 50' 47" West, 200.81 feet to a point on said centerline of LR 32024; Thence along said centerline of LR 32024, North 20° 24' 48" West, 135.08 feet to a point at the southwesterly corner of lands now or formerly CQ, Inc. as recorded in Deed Book Volume 1060, page 762 in the Indiana County Recorder of Deeds Office; Thence along the southerly lines of said lands now or formerly CQ, Inc. the following three courses and distances: 1st — North 70° 34' 31" East, 390.34 feet; 2nd — South 79° 43' 51" East, 395.15 feet: 3rd — South 36° 20' 51" East, 421.70 feet to a point at the northwesterly corner of Parcel A-5 (HCP-5); Thence along the westerly lines of said Parcel A-5 (HCP-5) the following two courses and distances: 1st — South 58° 34' 36" West, 108.93 feet; 2nd — South 1° 40’ 57 East, 856.42 feet to a point on the northerly line of Parcel A-6 (HCP-6); Thence along said Northerly Line of Parcel A-6 (HCP-6), South 89° 44' 59" West a distance of 631.25 feet to the point of beginning.

Containing 856,613 square feet or 19.66 acres, more or less.

Reservoir Property

All that certain tract of land situate in White Township and Cherry Hill Township, Indiana County, Pennsylvania, bounded and described as follows:

Beginning at a point on the centerline of Old U.S. Route 422, said point also being the northeast corner of lands now or formerly Wilber D. Isenburg as recorded in Deed Book Volume 546, page 419 in the Indiana County Recorder of Deeds Office, said point also being on the westerly line of Parcel A-19 (Parcel A-19 being part of the lands described herein); Thence along said center line of Old U.S. Route 422 by the line of an arc deflecting to the left and having a radius of 954.93 feet an arc distance of 349.48 feet (chord bearing and distance South 43° 22' 50" East, 347.53 feet) to a point; Thence departing said centerline and along the line dividing lands now or formerly the Pennsylvania State Game Commission as recorded in Deed Book Volume 572, page 597 in said Recorder’s Office and Parcels A-19, A-18 and A-1 (Parcels A-19 A-18 and A-1 being part of the lands described herein) the following fifteen courses and distances: 1st — North 84° 58' 05" East, 339.07 feet; 2nd — North 88° 21' 01" East, 186.56 feet; 3rd — North 83° 10' 04" East, 231.98 feet; 4th — North 63° 45' 59" East, 263.95 feet; 5th — North 49° 25' 22" East, 283.49 feet; 6th — North 45° 46' 52" East, 250.45 feet; 7th — North 37° 38' 48" East, 241.20 feet; 8th — North 32° 23' 18" East, 255.71 feet; 9th — North 30° 30' 39" East, 177.57 feet; 10th — North 27° 39' 23" East, 220.46 feet, 11th — North 22° 00' 12" East, 255.91 feet; 12th — North 8° 14' 57" East, 292.34 feet; 13th — North 10° 10' 59" West, 172.44 feet; 14th — North 21° 02' 19" West, 353.38 feet; 15th — North 28° 19' 15" West, 320.32 feet to a point on the easterly line of other lands now or formerly the Pennsylvania State Game Commission as recorded in Deed Book Volume 516, page 327 in said Recorder’s Office;

Thence along the line dividing said other lands now or formerly the Pennsylvania State Game Commission from Parcels A-1, A-18 and A-2 (Parcels A-1, A-18 and A-2 being part of the lands described herein) the following fifty four courses and distances: 1st — North 42° 18' 09" West, 274.36 feet; 2nd — North 58° 00' 10" West, 96.70 feet; 3rd — North 32° 52' 46" West, 110.57 feet; 4th — North 59° 32' 19" West, 76.65 feet; 5th — North 29° 01' 45"  West, 124.18 feet; 6th — North 15° 18' 19" West, 178.50 feet; 7th — North 5° 06' 58" West, 203.61 feet, 8th — North 14° 26' 59" East, 204.01 feet; 9th — North 17° 54' 13" East, 212.92 feet; 10th — North 2° 41' 55" East, 264.28 feet, 11th — North 52° 00' 50" East, 106.65 feet; 12th — South 22° 57' 55" East, 164.60 feet; 13th — South 11° 20' 22" East, 211.17 feet; 14th — South 3° 15' 06" West, 235.63 feet; 15th — South 20° 15' 03" West, 160.50 feet; 16th — South 19° 40' 52" East, 135.17 feet; 17th — South 53° 29' 01" East, 212.83 feet; 18th — South 56° 56' 05" East, 268.81 feet; 19th — South 37° 28' 26" East, 167.21 feet; 20th — South 44° 52' 49" East, 234.72 feet; 21st — South 38° 29' 11" East, 294.75 feet; 22nd — South 32° 49' 11" East, 247.00 feet; 23rd — South 41° 55' 53" East, 153.56 feet; 24th — South 73° 12' 38" East, 96.42 feet; 25th — North  79° 25' 37" East, 109.86 feet; 26th — North 58° 48' 53" East, 162.36 feet; 27th — North 44° 30' 09" East, 249.62 feet; 28th — North 33° 26' 11" East, 140.70 feet; 29th — North 40° 58' 10" East, 150.89 feet;   30th — North 30° 34' 57" East, 278.64 feet; 31st — North 31° 41' 28" East, 212.47 feet; 32nd — North 48° 04' 10" East, 226.62 feet; 33rd — North 50° 46' 28" East, 179.85 feet; 34th — North 58° 55' 30" East, 353.62 feet; 35th — North 24° 53' 40" West, 75.00 feet; 36th — North 65° 06' 20" East, 384.09 feet; 37th — South 24° 53' 40" East, 75.00 feet; 38th — North 63° 19' 44" East, 299.20 feet; 39th — North 54° 14' 05" East,167.07 feet; 40th — North 49° 44' 23" East, 219.02 feet; 41st — North 29° 24' 24" East,

395.55 feet; 42nd — North 18° 20' 53" East, 414.93 feet; 43rd — North 18° 37' 56" East, 232.06 feet; 44th — North 17° 59' 27" East, 201.66 feet; 45th — North 15° 57' 51" East, 199.23 feet; 46th — North 16° 33' 55" West, 106.31 feet; 47th — North 39° 09' 27" East, 208.65 feet; 48th — North 25° 33' 01" East, 173.66 feet; 49th — North 47° 56' 51" East, 123.66 feet; 50th — North 68° 50' 35" East, 319.25 feet; 51st — North 54° 00' 45" East, 788.41 feet; 52nd — North 47° 55' 55" East, 271.80 feet; 53rd — North 18° 32' 46" West, 63.54 feet; 54th — North 86° 22' 40" East, 156.25 feet to a point on the easterly line of other lands now or formerly the Pennsylvania State Game Commission as recorded in Deed Book Volume 572, page 597 in said Recorder’s Office;

Thence along the line dividing last mentioned lands now or formerly the Pennsylvania State Game Commission from Parcels A-2, A-20 and A-14 (Parcels A-2, A-20 andA-14 being part of the lands described herein) the following twenty nine courses and distances: 1st — North 60° 41' 47" East, 114.74 feet; 2nd — North 86° 29' 53" East, 70.35 feet; 3rd — North 77° 41' 33" East,135.94 feet; 4th — South 83° 15' 27" East, 133.99 feet; 5th — North 87° 33' 02" East, 240.61 feet; 6th — South 87° 34' 20" East, 258.10 feet; 7th — North 85° 06' 22" East, 188.49 feet; 8th — South 24° 32' 33" East, 36.75 feet; 9th — North 61° 55' 30" East, 160.23 feet; 10th — South 69° 59' 48" East, 78.07 feet; 11th — North 58° 27' 33" East, 132.58 feet; 12th — South 83° 45' 52" East, 123.38 feet; 13th — North 70° 05' 01" East, 149.94 feet; 14th — North  80° 23' 07" East, 78.03 feet; 15th — North 49° 48' 23" East, 47.24 feet; 16th — North 69° 52' 00" East, 135.48 feet; 17th — North 55° 50' 52" East, 92.14 feet; 18th — North 40° 20' 53" East, 273.39 feet; 19th — North 26° 30' 37" East, 157.51 feet; 20th — North 18° 03' 23" East, 236.59 feet; 21st — North 26° 15' 45" East, 125.02 feet; 22nd — North 2° 58' 24" West, 190.94 feet; 23rd — North 71° 07' 42" East, 139.32 feet; 24th — North 43° 28' 46" East, 184.04 feet; 25th — North 57° 23' 35" East, 196.94 feet; 26th — North 70° 00' 04" East, 235.20 feet; 27th — North 60° 33' 28" East, 110.49 feet; 28th — North 47° 27' 42" East, 215.30 feet; 29th — North 21° 13' 19" East, 220.81 feet to a point on the centerline of Township Road T-760;

Thence continuing along the last mentioned dividing line and said centerline of T-760 the following eight courses and distances: 1st — South 74° 47' 29" West, 539.73 feet; 2nd — South 61° 26' 07" West, 270.42 feet; 3rd — South 55° 02' 31" West, 140.32 feet; 4th — South 78° 02' 55" West, 117.34 feet; 5th — North 80° 46' 15" West, 109.11 feet; 6th — North 67° 21' 22" West, 183.12 feet; 7th — North 60° 07' 23" West, 113.02 feet; 8th — North 50° 41' 21" West, 89.88 feet to a point at the southerly line of lands now or formerly David Zubalik as recorded in Deed Book Volume 660, page 538 in said Recorder’s Office;

Thence departing said centerline and along the line dividing said lands now or formerly David Zubalik, lands now or formerly Vernon R. McCreary as recorded in Deed Book Volume 798, page 743 in said Recorder’s Office, lands now or formerly Melvin F. Fox as recorded in Deed Book Volume 745, page 559 in said Recorder’s Office, lands now or formerly Charles L. Deabenderfer as recorded in Deed Book Volume 875, page 621 in said Recorder’s Office, lands now or formerly William B. Overdorff as recorded in Deed Book Volume 555, page 241 in said Recorder’s Office from Parcel A-2 (Parcel A-2 being part of the lands described herein) the following four courses and distances: 1st — North 81° 02' 48" East, 804.85 feet; 2nd — North 10° 23' 50" West, 498.69 feet; 3rd — North  74° 24' 35" East, 3,279.88 feet; 4th — South 17° 46' 04" West, 1,050.00 feet to a point;

Thence along the line dividing said lands now or formerly William B. Overdorff and Parcel A-9 (Parcel A-9 being part of the lands described herein) North 35° 12' 19" East a distance of 1,422.02 feet to a point on the easterly line of lands now or formerly Mary E. Rummel as recorded in Deed Book Volume 773, page 921 in said Recorder’s Office; Thence along the line dividing said lands now or formerly Mary E. Rummel from said Parcel A-9, North 72° 01' 35" East a distance of 597.00 feet to a point on the southwesterly line of lands now or formerly Wayne F. Buterbaugh as recorded in Deed Book Volume 1103, page 77 in said Recorder’s Office; Thence along the line dividing said lands now or formerly Wayne F. Buterbaugh from Parcels A-9, A-13 and A-15 (Parcels A-9, A-13 and A-15 being part of the lands described herein) the following twenty one courses and distances: 1st — South 19° 57' 41" East, 625.50 feet; 2nd — North 42° 38' 30" East, 125.79 feet; 3rd — North 40° 55' 52" East, 205.28 feet, 4th — North 24° 41' 33" East 139.18 feet; 5th — North 29° 14' 54" East, 161.83 feet; 6th — North 1° 39' 44" East, 74.12 feet; 7th — North 84° 59' 59" East, 56.91 feet; 8th — North 52° 12' 16" East, 129.51 feet, 9th — North 36° 49' 30" East, 259.52 feet; 10th — North 44° 47' 19" East, 147.52 feet; 11th — North 35° 01' 58" East, 153.45 feet; 12th — North 43° 49' 18" East, 149.89 feet; 13th — North 58° 43' 13" East, 163.34 feet; 14th — North 55° 00' 11" East, 169.39 feet; 15th — North 49° 57' 51" East, 110.56 feet; 16th — North 0° 48' 47" West, 169.85 feet; 17th — North 3° 35' 56" West, 165.53 feet; 18th — North 3° 12' 13" West, 237.45 feet; 19th — North 1° 56' 30" West, 255.29 feet; 20th — North 13° 35' 44" West, 149.49 feet; 21st — North 2° 32' 28" East, 296.95 feet to a point on the easterly line of lands now or formerly Norma J. Murdick as recorded in Deed Book Volume 1116, page 340 in said Recorder’s Office;

Thence along the line dividing said lands now or formerly Norma J. Murdick and Parcel A-15 (Parcel A 15 being part of the lands described herein) the following five courses and distances: 1st — North 11° 41' 44" East, 858.00 feet; 2nd — North 78° 18' 16"  West, 165.00 feet; 3rd — North 11° 41' 44" East, 264.00 feet; 4th — South 78° 18' 16" East, 165.00 feet; 5th — North 11° 41' 44" East, 326.32 feet to a point on the southerly line of lands now or formerly C.B.C. Corporation as recorded in Deed Book Volume 264, page 235 in said Recorder’s Office;

Thence along said southerly line of lands now or formerly C.B.C. Corporation, North 70° 09' 45" East 421.83 feet to a point at the southwesterly corner of lands now or formerly Karen S. Fariman as recorded in Deed Book Volume 1131, page 964 in said Recorder’s Office; Thence along the line dividing said lands now or formerly Karen S. Fariman, lands now or formerly Steve A. Vleck as recorded in Deed Book Volume 1121, page 70 in said Recorder’s Office, lands now or formerly Howard Gaydosh as recorded in Deed Book Volume 497, page 271 in said Recorder’s Office the following six courses and distances; 1st — South 20° 38' 59" East, 1,425.50 feet; 2nd — North 68° 52' 43" East, 1,173.57 feet; 3rd — South 25° 42' 48" West, 184.80 feet; 4th — South 37° 42' 48" West, 577.50 feet; 5th — South 71° 12' 48" West, 549.45 feet, 6th — South 20° 32' 12" East, 1,726.47 feet to a point at the northwesterly corner of lands now or formerly Stanford Mining Company as recorded in Deed Book Volume 696, page 116 in said Recorder’s Office;

Thence along the line dividing said lands now or formerly Stanford Mining Company from Parcel A-17 (Parcel A-17 being part of the lands described herein) the following three courses and distances: 1st — South 61° 00' 14" West, 250.00 feet; 2nd — South 21° 14' 46" East, 870.00 feet; 3rd — North 61° 00' 14" East, 250.00 feet to a point on the westerly line of said lands now or formerly Howard Gaydosh;

Thence along the line dividing said lands now or formerly Howard Gaydosh, lands now or formerly Michele Mussomell as recorded in Deed Book Volume 1074, page 220 in said Recorder’s Office, lands now or formerly Indiana County Police Association as recorded in Deed Book Volume 717, page 170 and Deed Book Volume 994 page 254 in said Recorder’s Office from said Parcel A-17 the following two courses and distances: 1st — South 21° 14' 46" East, 349.70 feet; 2nd — South 68° 34' 51" West, 3,353.62 feet to a point at the northwesterly corner of Parcel A-3 (Parcel A-3 being part of the lands described herein);

Thence along the line dividing said lands now or formerly Indiana County Police Association, lands now or formerly Paul J. McCunn as recorded in Deed Book Volume 1126, page 72 in said Recorder’s Office, lands now or formerly George W. DeWalt as recorded in Deed Book Volume 841, page 943 in said Recorder’s Office from said Parcel A-3, South 20° 32' 14" East a distance of 3,167.42 feet to a point at the northwesterly corner of lands now or formerly Ronald L. Pollack as recorded in Deed Book Volume 820, page 656 in said Recorder’s Office;

Thence along the line dividing said lands now or formerly Ronald L. Pollack from said Parcel A-3 the following three courses and distances;1st — South 67° 57' 21" West, 399.37 feet; 2nd — South 34° 16' 44" East, 296.86 feet; 3rd — North 69° 08' 11" East, 328.71 feet to a point on the westerly line of said lands now or formerly George W. DeWalt;

Thence along the line dividing said lands now or formerly George W. DeWalt, lands now or formerly Charles Altemus as recorded in Deed Book Volume 896, page 477 in said Recorder’s Office, lands now or formerly Robert E. Walbeck as recorded in Deed Book Volume 1021, page 415 in said Recorder’s Office from said Parcel A-3 the following six courses and distances; 1st — South 20° 32' 14" East, 408.59 feet; 2nd — South 70° 33' 53" West, 1,083.60 feet; 3rd — North 25° 57' 52" West, 1,541.71 feet; 4th — South 55° 44' 23" West, 100.63 feet; 5th — North 44° 43' 02" West, 1,039.84 feet; 6th — North 13° 07' 26" West, 264.00 feet to a point at the northeasterly corner of lands now or formerly Penn Hills Coal Company as recorded in Deed Book Volume 533, page 97 in said Recorder’s Office;

Thence along the line dividing said lands now or formerly Penn Hills Coal Company from said Parcel A-2 the following five courses and distances: 1st — South 72° 05' 41" West, 336.32 feet; 2nd — South 41° 07' 06" West, 165.00 feet; 3rd — South 28° 07' 06" West, 231.00 feet; 4th — North  89° 52' 04" West, 627.00 feet; 5th — South 79° 07' 06" West, 412.50 feet to a point at the northeasterly corner of Parcels A-4 and A-5 (Parcels A-4 and A-5 being part of the lands described herein);

Thence along the line dividing said lands now or formerly Penn Hills Coal Company, said lands now or formerly Robert E. Walback from said Parcels A-4 and A-5 the following two courses and distances: 1st — South 37° 50' 55" East, 2376.00 feet; 2nd — South 28° 55' 32" East, 504.45 feet to a point on the westerly line of lands now or formerly Wilmoth Interests as recorded in Deed Book Volume 1054, page 339, Ream Interests as recorded in Deed Book Volume 1054, page 327 and CCW Interests as recorded in Deed Book Volume 1054, page 351, all in said Recorder’s Office;

Thence along the line dividing said lands now or formerly Wilmoth Interests, Ream Interests and CCW Interests from said Parcels A-4 and A-5 the following two courses and distances: 1st — South 70° 33' 53" West, 1,650.00 feet; 2nd — North 89° 06' 08" West, 1,677.96 feet to a point at the southeasterly comer of lands now or formerly Stanford Mining Company, said lands also being identified as Tax Parcel 13-20-113 in the Indiana County Tax Assessors Office;

Thence along the line dividing said last mentioned lands now or formerly Stanford Mining Company from said Parcels A-4 and A-5 the following four courses and distances; 1st — North 6° 42' 52" West, 65.60 feet; 2nd — North 28° 06' 00" West, 313.00 feet; 3rd — South 56° 08' 30" West, 360.00 feet; 4th — South 21° 03' 00" East, 26.50 feet to a point on the northerly line of lands now or formerly Ralph McGee as recorded in Deed Book Volume 979, page 584 in said Recorder’s Office;

Thence along the line dividing said lands now or formerly Ralph McGee, lands now or formerly Richard S. Fowler as recorded in Deed Book Volume 635, page 258 in said Recorder’s Office from said Parcels A-4 and A-5 the following three courses and distances: 1st — North 72° 42' 09" West, 406.61 feet; 2nd — North 44° 29' 10" West, 2,277.00 feet; 3rd — South 64° 48' 17" West,1,021.65 feet to a point on the easterly line of other lands now or formerly the Pennsylvania State Game Commission as recorded in Deed Book Volume 516, page 330 in said Recorder’s Office;

Thence along the line dividing said last mentioned lands now or formerly the Pennsylvania State Game Commission from said Parcels A-4 and A-5 the following four courses and distances: 1st — North 38° 24' 49" West, 131.38 feet; 2nd — North 23° 50' 15" East, 143.79 feet; 3rd — North 61° 39' 30" West, 173.41 feet; 4th — North 46° 09 ‘47” East, 1,182.48 feet to a point on the easterly line of previously mentioned Parcel A-1 (Parcel A-1 being part of the lands described herein);

Thence along the line dividing the last mentioned lands now or formerly the Pennsylvania State Game Commission from said Parcel A-1 the following twenty six courses and distances: 1st — South  85° 17' 44" West, 147.90 feet; 2nd — South 78° 34' 29" West, 237.11 feet; 3rd — South 64° 13' 00" West, 219.15 feet; 4th — South 57° 53' 10" West, 151.56 feet; 5th — South 50° 44' 26" West, 217.62 feet; 6th — South 49° 20' 12" West, 250.82 feet; 7th — South 41° 07' 15" West, 261.08 feet; 8th — South 47° 50' 21" West, 181.21 feet; 9th — South 25° 22' 49" West, 186.11 feet; 10th — South 29° 22' 30" West, 224.80 feet; 11th — South 34° 38' 46" West, 256.82 feet; 12th — South 26° 32' 30" West, 227.50 feet; 13th — South 16° 49' 10"  West, 208.46 feet; 14th — South 10° 59' 43" West, 267.94 feet; 15th — South 37° 51' 02" West, 190.96 feet;16th — South 9° 55' 53" West, 171.96 feet; 17th — South 68° 30' 20" West, 249.23 feet; 18th — South 44° 35' 55" West, 300.76 feet; 19th — South 52° 29' 33" West, 201.57 feet; 20th — South 60° 25' 19" West, 351.31 feet; 21st — South 63° 07' 46" West, 338.01 feet; 22nd — South 56° 42' 44" West, 188.20 feet; 23rd — South 49° 15' 51" West, 233.63 feet; 24th — South 53° 37' 14" West, 264.70 feet; 25th — South 35° 52' 27" West, 299.24 feet; 26th — South 36° 37' 17" West, 336.86 feet to a point on the westerly line of other lands now or formerly the Pennsylvania State Game Commission as recorded in Deed Book Volume 572, page 597 in said Recorder’s Office;

Thence along  the line dividing said last mentioned lands now or formerly the Pennsylvania State Game Lands from Parcels A-18, A-11 and A-12 (Parcels A-18, A-11 and A-12 being part of the lands described herein) the following twenty courses and distances: 1st — South 44° 32' 56" West, 187.74 feet; 2nd — South 36° 02' 49" East, 94.77 feet; 3rd — South 45° 31' 59" West, 233.68 feet;4th — South 50° 52' 32" West, 306.52 feet; 5th — South 42° 22' 03" West,166.75 feet; 6th — South 49° 26' 38" West, 172.82 feet; 7th — South 43° 10' 18" West, 183.08 feet; 8th — South 33° 18' 21" West, 251.47 feet; 9th — South 37° 18' 43" West, 317.19 feet; 10th — South 27° 19' 02" West, 190.70 feet; 11th — South 1° 52' 44" West, 87.45 feet; 12th — South 32° 53' 32" East, 118.23 feet; 13th — South 27° 04' 34" East, 194.10 feet; 14th — South 1° 39' 11" West, 151.43 feet; 15th — North 74° 43' 26" West, 105.61 feet; 16th — North 36° 27' 32" West, 47.03 feet; 17th — South 82° 43' 23" West, 162.68 feet; 18th — North 74° 16' 57" West, 127.73 feet; 19th — South 71° 46' 03" West, 175.44 feet; 20th — South 2° 30' 32" East, 12.00 feet to a point on the centerline of previously mentioned Old U.S. Route 422;

Thence along said centerline of Old U.S. Route 422 and along the line dividing last mentioned lands now or formerly the Pennsylvania State Game Commission from said Parcels A-11 and A-12 the following seven courses and distances: 1st — By the line of an arc deflecting to the right and having a radius of 954.93 feet an arc distance of 459.75 feet (chord bearing and distance, South 78° 44' 04" East, 455.32 feet); 2nd — South 64° 57' 37" East, 606.28 feet; 3rd — By the line of an arc deflecting to the left and having a radius of 2,291.83 feet an arc distance of 284.02 feet (chord bearing and distance, South 68° 34' 39" East, 283.84 feet); 4th — South 72° 11' 45" East, 462.92 feet; 5th — By the line of an arc deflecting to the left and having a radius of 716.20 feet an arc distance of 616.38 (chord bearing and distance North 83° 12' 00" East, 597.53 feet); 6th — North 58° 35' 46" East, 363.24feet; 7th — By the line of an arc deflecting to the right and having a radius of 1,909.86 feet an arc distance of 133.49 feet (chord bearing and distance North 60° 21' 42" East, 133.46 feet) to a point;

Thence departing said center line and continuing along the line dividing said last mentioned lands now or formerly the Pennsylvania State Game Commission from said Parcels A-11 and A-12, South 0° 22' 14" East a distance of 393.50 feet to a point at the northeasterly corner of lands now or formerly John S. Simpson as recorded in Deed Book Volume 1071, page 90 and Davis F. Dassori as recorded in Deed Book Volume 1037, page 168 in said Recorder’s Office;

Thence along the line dividing said lands now or formerly John S. Simpson and Davis F. Dassori from said Parcels A-11 and A-12 the following eight courses and distances: 1st — South 65° 28' 30" West, 345.73 feet; 2nd — North 85° 35' 30" West, 923.73 feet; 3rd — North 73° 42' 31" West, 1,103.30 feet; 4th — South 50° 03' 18" West, 894.79 feet; 5th — North 73° 25' 35" West, 155.48 feet: 6th — South 29° 37' 06" West, 448.18 feet; 7th — North 60° 23' 34" West, 406.65 feet; 8th — South  73° 55' 51" West, 428.63 feet to a point on the northerly line of Parcel A-10 (Parcel A-10 being part of the lands described herein);

Thence along the line dividing said lands now or formerly John S. Simpson and Davis F. Dassori, lands now or formerly Gregory K. Smith as recorded in Deed Book Volume 1069, page

865 in said Recorder’s Office and lands now or formerly John J. Cerovich  as recorded in Deed Book Volume 750, page 200 in said Recorder’s Office from said Parcel A-10 the following three courses and distances: 1st — South 6° 17' 01" West, 673.01 feet; 2nd — South 82° 40' 43" East, 178.36 feet; 3rd — South 12° 33' 47" West, 2,557.33 feet to a point on the westerly line of State Route 422;

Thence along said westerly line of State Route 422, South 53° 35' 07" West, 2,164.67 feet to a point on the northerly line of lands now or formerly Arthur Kensey as recorded in Deed Book Volume 732, page 475 in said Recorder’s Office;

Thence along the line dividing said lands now or formerly Arthur Kensey, lands now or formerly David J. Hoffmaster as recorded in Deed Book Volume 669, page 346 in said Recorder’s Office, lands now or formerly David F. Angelo as recorded in Deed Book Volume 890,page 397 in said Recorder’s Office, lands now or formerly Koper Oil and Gas as recorded in Deed Book Volume 787, page 685 in said Recorder’s Office from Parcels A-10, A-6, A-7 and  A-8 (Parcels A-10, A-6, A-7 and A-8 being part of the lands herein described)  the following two courses and distances: 1st — North 75° 48” 24” West, 2,237.49 feet; 2nd — North 23° 17' 25" East, 2,777.40 feet to a point at the southeasterly corner of Parcel A-23 (Parcel A-23 being part of the lands described herein);

Thence along the line dividing said lands now or formerly Koper Oil and Gas from said Parcel A-23, North 84° 53' 23" West, 1,552.65 feet to a point on the northerly line of Parcel A-31 (Parcel A-31 being part of the lands described herein);

Thence along the line dividing said lands now or formerly Koper Oil and Gas, lands now or formerly Western Pennsylvania Water, said lands being identified as tax parcel 42-23-102 in said Tax Assessor’s Office, previously mentioned lands now or formerly David F. Angelo from said Parcel A-31, the following two courses and distances: 1st — South 9° 23' 29" West, 1,643.73 feet; 2nd — South 66° 30' 25" West, 704.42 feet to a point on the northerly line of lands now or formerly Mark A. Plivelic as recorded in Deed Book Volume 786, page 236 in said Recorder’s Office;

Thence along the line dividing said lands now or formerly Mark A. Plivelic, lands now or formerly Edward F. Allen as recorded in Deed Book Volume 804, page 810 in said Recorder’s Office, other lands now or formerly Western Pennsylvania Water as recorded in Deed Book Volume 128, page 364 and Deed Book Volume 158, page 184 in said Recorder’s Office from said Parcels A-31 and A-32 (Parcels A-31 and A-32 being part of the lands described herein) the following two courses and distances; 1st — North 12° 48' 02" West, 2,340.08 feet; 2nd — North 74° 53' 26" East, 1,005.47 feet to a point at the southwesterly corner of previously mentioned Parcel A-23;

Thence along the line dividing said last mentioned lands now or formerly Western Pennsylvania Water, lands now or formerly William E. Ager as recorded in Deed Book Volume 662, page 370 in said Recorder’s Office from said Parcel A-23 the following two courses and distances; 1st — North 11° 41' 41" East, 1,150.29 feet; 2nd — South 82° 45' 28" East, 1039.53 feet to a point at the south westerly corner of previously mentioned Parcel A-19;

Thence along the line dividing said lands now or formerly William E. Ager, lands now or formerly Anthony Gullace as recorded in Deed Book Volume 506, page 602 in said Recorder’s Office, lands now or formerly Thomas R. Harley as recorded in Deed Book Volume 1005, page 134 in said Recorder’s Office, lands now or formerly Thomas G. Johnson as recorded in Deed Book Volume 790, page 398 in said Recorder’s Office, previously mentioned lands now or formerly Wilber D. lsenburg from said Parcel A-19 the following ten courses and distances: 1st — North 0° 29' 12" East, 836.19 feet; 2nd — South 76° 23' 04" East, 743.39 feet; 3rd — North  17° 17' 04" East, 637.80 feet; 4th — South 60° 54' 16" East, 393.84 feet; 5th — South 76° 40' 26" East, 111.15 feet; 6th — South 58° 22' 18" East, 574.82 feet; 7th — South 77° 55' 22" East, 566.80 feet; 8th — North 30° 46' 05" East, 755.12 feet; 9th — South 39° 32' 08" East, 450.22 feet; 10th — North 46° 20' 50"  East, 427.93 feet to a point in the centerline of Old U.S. Route 422, said point being the point of beginning.

Containing 1,832.04 acres, more or less.

Wright Property

All that certain lot or piece of ground situate in the Township of Center, County of Indiana and Commonwealth of Pennsylvania, bounded and described as follows:

Beginning at a point in the centerline of Legislative Route No. 32030, which marks the Northwestern corner of the tract herein described; thence by the centerline of said Legislative Route No. 32030, North 80° 31' 40" East, 382.98 feet to a point in the centerline of said road; thence along line of land now or formerly of L.L. Johnston, through an iron pin, South 18° 38' 00" West, 635.91 feet to an iron pin; thence along line of land now or formerly of The Pennsylvania Electric Company, North 03° 03' 38" West, 44.03 feet to a monument; thence by line of land now or formerly of the said Pennsylvania Electric Company, North 09° 40' 56" West, 155.10 feet to a monument; thence along line of land now or formerly of said Pennsylvania Electric Company, North 45° 19' 00" West, 205.29 feet to a monument; thence along line of land now or formerly of Robert N. Miller, Jr., et ux. of which this is a part, North 00° 02' 56" West, 198.34 feet through an iron pin, to a point at the centerline of said Legislative Route No. 32030, to the place of beginning.

CCW Property

All that certain lot or piece of ground situate in the Township of Cherryhill, County of Indiana and Commonwealth of Pennsylvania, bounded and described as follows:

Lot A and Lot B, as set forth in the Minor Subdivision Plan for CCW, Ream & Wilmoth Property for Lot A and in the Minor Subdivision Plan for CCW, Ream & Wilmoth Property for Lot B, both dated October, 2006, last revised October 11, 2006 and recorded at Instrument No. 2007-170098 and Instrument No. 2007-170099, respectively.

Together with the easement and right of way granted to EME Homer City Generation L.P. by Easement and Right of Way Agreement between CCW Interests, Inc., et al. and EME Homer City Generation L.P. dated November 21, 2006 and recorded August 6, 2007 at Document No. 2007-176429.

Coral

Tract 1

All that certain property located in Burrell, Center and White Townships, and Homer City Borough, Indiana County, Pennsylvania, which property was formerly of the Pennsylvania Railroad Company and/or Penn Central Transportation Company, being a transportation corridor known as the Indiana Secondary Track, commencing at its southern extremity at Black Lick junction in Burrell Township (mile post 7.47) and extending northwesterly and northerly to its terminus on the north at a point near Indiana Borough (mile post 17.24) in White Township.   Being also shown on Map No. V.22.01/8 and No. V.22.01/8 of the Pennsylvania Railroad Company, Indiana Branch dated June 30, 1918 extending from mile post 394+5 to mile post 910+14.

Less and except any and all adverse conveyances of record in Indiana County, including but not limited to those set forth in Deed Book Volume 1021, page 433.

Tract 2

All those certain tracts of land situate in Burrell Township, Indiana County, Pennsylvania, bounded and described as follows:

Tract No. H-716

Beginning at a point on the westerly side of the right of way of the Pennsylvania Railroad Company and southeast corner of lot owned by Charles Morgan (Deed Book Volume 911, page 471) and northeast corner of USA Tract H-716, being located South 14° 04' 11" West a distance of 22.62 feet from USA Monument No. 716A-F; thence South 86° 27' 00" East a distance of 35.73 feet to a point on the center line of the Pennsylvania Railroad Company; thence, with said center line South 26° 00' 15" West a distance of 152.52 feet to a point on the center line of said right of way; thence, North 86° 27' 00" West a distance of 35.81 feet to a point on the westerly side of said right of way, the southeast corner of USA Tract H-716 and northeast corner of Tract H-718; thence, with said westerly right of way and easterly side of USA Tract H-716, North 26° 00' 15" East a distance of 152.55 feet to a point on the Westerly side of said right of way, a common corner with USA Tract H-716, the point of beginning.

Containing 0.12 acres, more or less.

Tract No. H-718

Beginning at a point on the westerly side of the right of way of the Pennsylvania Railroad Company, southeast corner of Tract H-716 and northeast corner of USA Tract H-718, being located South 24° 28' 13" West a distance of 174.75 feet from USA Monument 716A-F; thence, South 86° 27' 00" East a distance of 35.73 feet to a point on the center line of the Pennsylvania Railroad Company right of way; thence, with said center line of said right of way South 26° 00' 15" West a distance of 46.28 feet to a point on the center line of said right of way; thence, South 67° 52' 00" West a distance of 49.45 feet to a point on the westerly side of said right of way, a common corner with USA Tract H-718 and Tract H-712; thence, with said westerly right of way and easterly side of USA Tract H-718, North 26°00' 15" East a distance of 69.47 feet to a point on the westerly side of said right of way, the southeast corner with USA Tract H-716 and northeast corner of USA Tract H-718, the point of beginning.

Containing 0.04 acres, more or less.

Tract No. H-712

Beginning at a point on the westerly side of the right of way of the Pennsylvania Railroad Company, southeast corner of Tract H-718 and northeast corner of USA Tract H-712, being located South 24° 54' 25" West a distance  of 244.33 feet from USA Monument 716A-F; thence, North 67° 52' 00" East a distance of 49.45 feet to a point on the center line of the Pennsylvania Railroad Company right of way; thence, with said center line South 26° 00' 15" West a distance of 695.55 feet to a point on the center line of said right of way; thence, North 45° 58' 00" West a distance of 34.70 feet to a point on the westerly side of said right of way, a common corner with USA Tract H-712 and USA Tract 724-A; thence, with said westerly right of way and easterly side of USA Tract H-712, North 26° 00' 15" East a distance of 648.00 feet to a point on the westerly side of said right of way, and common corner of USA Tract H-718, the point of beginning.

Containing 0.507 acres, more or less.

Tract No. H-724A

Beginning at a point on the westerly side of the right of way of the Pennsylvania Railroad Company and USA Tract H-724-A, being located South 49° 26' 16" West a distance of 1,450.46 feet from USA Monument 721B-F; thence, along the westerly side of said right of way and easterly side of USA Tract No. H-724-A, North 26° 02' 00" East a distance of 1,167.49 feet to a point on the said right of way and easterly side of USA Tract H-724-A; thence, with said westerly side of right of way and easterly side of USA Tract H-724-A by a curve with a radius of 11,426.20 feet, an arc length of 618.23 feet, a chord bearing of North 24° 29' 00" East with a chord distance of 618.15 feet, to a point on said westerly side of right of way and easterly side of USA Tract H-724-A; thence, with said westerly side of said right of way and easterly side of USA Tract H-724-A, North 22° 56' 00" East a distance of 304.42 feet to a point on the westerly side of said right of way and easterly side of USA Tract H-724-A; thence, with said westerly side of said right of way and easterly side of USA Tract H-724-A by a curve with a radius of 11,492.20 feet, an arc length of 621.78 feet, and a  chord bearing of North 24° 29' 00" East with a chord distance of 621.70 feet to a point on the westerly side of said right of way and easterly side of USA Tract H-724-A; thence, with said westerly side of right of way and easterly side of USA Tract H-724-A, North 26° 02' 00" East a distance of 32.84 feet to a point on said right of way (said point being a common corner of easement granted to the USA by the Pennsylvania Railroad Company and designated as Tract No. H-767); thence, with said westerly right of way line and easterly side of USA Tract H-767, North 26° 02' 00" East a distance of 194.92 feet to a point on said westerly right of way, a common corner with USA Tract H-712;  thence, South 45° 58' 00" East a distance of 34.70 feet to a point in the center line of said right of way; thence, with said center line South 26° 02' 00" West a distance of 184.23 feet to a point in the center line of said right of way; thence, with the center line of said right of way South 26 ° 02’ 00” West a distance of 32.84 feet to a point on said center line; thence, with said center line by a curve with a radius of 11,459.20 feet, an arc length of 619.99 feet and a chord bearing of South 24° 29' 00" West with a chord distance of 619.95 feet, to a point on said center line; thence, with the center line of said right of way South 22° 56' 00" West a distance of 300.15 feet to a point on the center line of said right of way; thence, leaving said center line and along the westerly side of  Tract 3 (Deed Book Volume 613, page 710), South 26° 02' 00" West a distance of 520.28 feet to a point; thence, by same Tract 3, South 10° 23' 40" East a distance of 28.15 feet to a point on the center line of said right of way of the Pennsylvania Railroad Company; thence, with said center line by a curve with a radius of 11,459.20 feet, an arc length of 81.05 feet and a chord bearing of South 25° 47' 53" West and a chord distance of 80.74 feet, to a point on said center line; thence, with said center line South 26° 02' 00" West a distance of 1,167.49 feet to a point on the center line of said right of way, (said point being located 25.00 feet radially from center line of the Black Lick Secondary track as described in Deed Book Volume 792, page 377, Schedule “A” and being mile post 7.47 and Valuation Station 394+54); thence, North 63° 58' 00" West a distance of 33.00 feet to the westerly right of way and common corner with USA Tract H-724-A, the point of beginning.

Containing 2.08 acres, more or less.

Tract 3

All that certain tract of land situate in Burrell Township, Indiana County, Pennsylvania, bounded and described as follows:

Beginning at a point in the easterly side of the right of way of the Pennsylvania Railroad Company; thence South 26° 03' 13" West a distance of 610.93 feet to a point on the center line of Township Road T-451 and the easterly right of way line; thence with said center line of T-451 North 89° 54' 00" West a distance of 36.70 feet to a point on the center line of said T-451 and the said right of way; thence with said center line North 26° 03' 13" East a distance of 616.31 feet to a point on the center line of said right of way; thence South 81° 52' 38" East a distance of 34.68 feet to a point on the easterly side of said right of way, the point of beginning.

Containing 0.46 acres, more or less.

Tract 4

All that certain tract of land situate in Burrell Township, Indiana County, Pennsylvania, bounded and described as follows:

Beginning at a point on the southeasterly corner of lot owned by James and Tammy Davis (DBV1103/463 - tax map 10-33-120) and a point on the westerly side of the Pennsylvania Railroad Company right of way; thence South 70° 30' 00" East a distance of 33.22 feet to a point in the center line of said right of way; thence South 26° 03' 13" West a distance of 327.34 feet to a point on the center line of said right of way and the center line of Township Road T-451; thence North 89° 54' 00" West a distance of 36.70 feet to a point on the westerly side of said right-of-way; thence along said westerly right of way North 26° 03' 13" East a distance of 339.61 feet to a point on the westerly side of said right of way, the point of beginning.

Containing 0.25 acres, more or less.

Tract 5

All that certain tract of land situate in Burrell Township, Indiana County, Pennsylvania, bounded and described as follows:

Beginning at a point in the westerly side of the right of way of the Pennsylvania Railroad Company and southeastern corner of the above referenced lot; thence along westerly side of said right of way North 26° 03' 13" East a distance of 251.71 feet to a point on the westerly right of way and the centerline of the right of way of the B & 0 Railroad; thence South 17° 48' 00" East a distance of 47.67 feet to a point on the center line of said right of way and the center line of the right of way of the B & O Railroad Company, (said point being located directly beneath the bridge structure at Station 434+80); thence along the center line of the Pennsylvania Railroad Company South 26° 03' 13" West a distance of 203.76 feet to a point in the center line of said right of way; thence North 86° 27' 00" West a distance of 35.73 feet to a point on the westerly side of said right of way, the point of beginning.

Containing 0.17 acres, more or less.

Tract 6

All that certain tract of land situate in Burrell Township, Indiana County, Pennsylvania, bounded and described as follows:

Beginning at a point in the easterly side of the right of way of the Pennsylvania Railroad Company, at a point located west of State Route 119; thence North 26° 00' 15" East, a distance of 1,280.79 feet to a point on the right of way of the B & O Railroad (said point being located directly beneath the bridge structure at Station 434+80); thence North 17° 43' 12" West, a distance of 47.57 feet through the right of way of the B & O Railroad, to a point, which point is on the westerly side of the herein described premises; thence through said right of way of the Pennsylvania Railroad Company, South 26° 00' 15" West, a distance of 1,315.15 feet to a point; thence continuing on a curve having a radius of 11,459.20 feet, an arc length of 620.03 feet, a chord length of 619.95 feet, chord bearing South 24° 29' 00" West, delta angle 03° 06' 01", to a point; thence South 22° 56' 00" West, a distance of 300.15 feet to a point; thence South 26° 02' 00" West, a distance of 520.28 feet to a point; thence South 10° 23' 40" East, a distance of 84.11 feet to a point on the easterly side of the premises herein described, being the southeasterly most point of the premises; thence continuing along a curve having a radius of 11,492.20 feet, an arc length of 585.78 feet, a chord length of 585.71 feet, chord bearing North 24° 23' 37" East, delta angle 2° 55' 14", to a point; thence North 22° 56' 00" East, a distance of 304.42 feet to a point; thence continuing along a curve having a radius of 11,426.20 feet, arc length 618.24 feet, chord length 618.17 feet, chord bearing North 24° 29' 00" East, delta angle 03° 06' 01", to a point, being the point of beginning.

Tract 7

All that certain tract of land situate in Burrell Township, Indiana County, Pennsylvania, bounded and described as follows:

Beginning at a point in the easterly side of the right of way of the Pennsylvania Railroad Company and center line of Township Road T-451; thence along easterly side of said right of way South 26° 03' 13" West a distance of 787.56 feet to a point on the easterly right of way of said Pennsylvania Railroad Company and the center line of the right of way of the B & O Railroad; thence North 17° 48' 00" West a distance of 47.73 feet to a point on the center line of said right of way and the center line of the right of way of the B & O Railroad Company, (said point being located directly beneath the bridge structure at Station 434+80); thence along the center line of the Pennsylvania Railroad Company North 26° 03' 13" East a distance of 737.15 feet to a point in the center line of said right of way, and center line of T-451; thence with said center line of T-451 South 89° 54' 00" East a distance of 36.71 feet to a point on the westerly side of said right of way and center line of T-451, the point of beginning.

Containing 0.58 acres, more or less.

Tract 8

All that certain tract of land situate in Burrell Township, Indiana County, Pennsylvania, bounded and described as follows:

Beginning at a point on the easterly side of the Pennsylvania Railroad Company right of way, at a corner of Tract 4 (Deed Book Volume 1069, page 834) of property owned by Senate Coal Mines, Inc.; thence along the easterly side of said right of way, South 26° 03' 13" West a distance of 288.32 feet to a point on said right of way; thence North 81° 52' 38" West a distance of 34.68 feet to a point on the center line of said right of way; thence with said center line, North 26° 03' 13" East a distance of 285.96 feet to a point on the center line of said right of way; thence South 85° 30' 38" East a distance of 35.48 feet to a point on the easterly right of way, the point of beginning.

Containing 0.22 acres, more or less.

Tract 9

All that certain tract of land situate in Burrell Township, Indiana County, Pennsylvania, bounded and described as follows:

Beginning at a point in the westerly side of the Pennsylvania Railroad Company right of way and the northeasterly corner of the above referenced tract; thence South 70° 30' 00" East a distance of 33.22 feet to a point in the center line of said right of way; thence South 26° 03' 13" West a distance of 74.93 feet to a point on the center line of said right of way; thence North 70° 30' 00" West a distance of 33.22 feet to a point on the westerly side of said right of way; thence along said right of way North 26° 03' 13" East a distance of 74.93 feet to a point on the westerly right of way, the point of beginning.

Containing 0.06 acres, more or less.

Tract 10

All that certain tract of land situate in Burrell Township, Indiana County, Pennsylvania, bounded and described as follows:

Beginning at a point in the westerly side of the Pennsylvania Railroad Company right of way and the northeasterly corner of the above referenced tract; thence South 81° 52' 38" East a distance of 34.68 feet to a point in the center line of said right of way; thence South 26° 03' 13" West a distance of 214.04 feet to a point on the center line of said right of way; thence North 70° 30' 00" West a distance of 33.22 feet to a point on the westerly line of said right of way; thence along said right of way North 26° 03' 13" East a distance of 207.16 feet to a point on the westerly right of way, the place of beginning.

Containing 0.16 acres, more or less.

Tract 11

All that certain tract of land situate in Burrell Township, Indiana County, Pennsylvania, bounded and described as follows:

Beginning at a point in the center line of Township Road T-451 on the westerly side of the right of way of the Pennsylvania Railroad Company; thence along said center line of T-451, South 89° 54' 00" East a distance of 36.70 feet to a point in the center line of said right of way and center line of the right of way of the Pennsylvania Railroad Company; thence South 26° 03' 13" West a distance of 737.15 feet to a point on the center line of said right of way and the center line of the right of way of the B & O Railroad Company, (said point being located directly beneath the bridge structure at Station 43+80); thence along the center line of the B & O Railroad right of way North 17° 48' 00" West a distance of 47.54 feet to a point on the westerly side of said right of way of the Pennsylvania Railroad Company; thence along said right of way North 26° 03' 13" East a distance of 686.75 feet to a point on the westerly side of said right of way and center line of T-451, the point of beginning.

Containing 0.54 acres, more or less.

Senate Property

Property A

ALL these certain parcels of land situate in Burrell Township, Indiana County, Pennsylvania, bounded and described as follows:

Tract 1

BEGINNING at a point on the boundary line of lands now or formerly of U.S. Government marked by Monument No. 710B-F being the northwest corner of the tract herein being described, thence North 29° 26’ 23” East 1,344.80 feet along lands now or formerly of the U.S. Government to a point marked by Monument No. 710C-F, said point being the northeast corner of the tract herein being described and being northwest corner of other lands now or formerly of Senate Coal Mines Inc.; thence along the western boundary line of other lands of now or formerly Senate Coal Mines, Inc., the following courses and distances: South 68° 51' 58" East 345 feet to a point; South 58° 06' 58" East 275 feet to a point; South 43° 55' 50" East 453.40 feet to a point, said point being the southeast corner of the tract being described and also being the southwest corner of other lands now or formerly of Senate Coal Mines, Inc.; thence South 32° 00' 00" West 938.53 feet to a point, said point being the southwest corner of the tract herein being described; thence North 77° 55' 58" West 1,056.85 feet to the place of beginning.

Containing 28.231 acres, more or less.

Tract 2

BEGINNING at a point on the western boundary line of other lands now or formerly of Senate Coal Mines, Inc., and lands now or formerly of the U.S. Government, said point being marked by Monument No. 710G-F; thence North 05° 00' 00" West 1,374.74 feet along lands now or formerly of the U.S. Government to a point, said point being the northeast corner of the tract herein being described; thence South 43° 28' 49" East 1,441.69 feet along other lands now or formerly of Senate Coal Mines, Inc. to a point, said point being the southeast corner of the tract herein being described; thence South 55°52’ 41” West 745.31 feet along the boundary line of other lands now or formerly of Senate Coal Mines, Inc., to a point; thence North 89° 06' 35" West 117.02 feet to a point; thence North 55° 04' 37" West 168.57 feet to the place of beginning.

Containing 16.184 acres, more or less.

Tract 3

BEGINNING at a point, said point being the northwest corner of the tract herein being described, said point also being on the southern boundary line of lands formerly owned by CSX Railroad; thence North 32° 00' 00" East 2,412.27 feet along lands formerly of CSX Railroad to a point, said point being the northeast corner of the lands herein being described, and also being located on the western boundary of other lands now or formerly of Senate Coal Mines, Inc.; thence South 35° 48' 33" East 575.31 feet along the western boundary line of other lands now or formerly of Senate Coal Mines, Inc. to a point being the southeast corner of the lands herein being described, and also being located on the northerly boundary line of lands formerly of the Pennsylvania Railroad; thence along the northerly boundary line of lands formerly of the Pennsylvania Railroad the following courses and distances: South 50° 08' 45" West 422.75 feet to a point; thence by a curve to the left having a radius of 2,816.22 feet and a length of 983.16 feet to a point; thence South 30° 08' 37" West 438.16 feet to a point; thence North 81° 33' 58" West 10.57 feet to a point; thence South 28° 11' 02" West 279.85 feet to a point, said point being the southwest corner of the tract herein being described; thence North 77° 55' 58" West 303.78 feet to the place of beginning.

Containing 17.214 acres, more or less.

Tract 4

BEGINNING at a point located on the southern boundary line of the lands formerly of the Pennsylvania Railroad, said point also being the northwest corner of the tract herein being described; thence North 30° 08' 37" East 411.88 feet along the southern boundary line of lands formerly of the Pennsylvania Railroad to a point; thence by a curve to the right having a radius of 2,750.22 feet and a length of 960.11 feet along the southern boundary line of lands formerly of the Pennsylvania Railroad to a point, said point being at the intersection of lands formerly of the Pennsylvania Railroad and the northern right of way line of State Route 119; thence in a westerly direction by a curve to the left having a radius of 4,643.75 feet and a length of 1,273.50 feet along the northern boundary line of the right of way of State Route 119 to a point; thence South 29° 23' 02" West 89.92 feet along the northern boundary line of State Route 119 to a point, being the southwest corner of the tract herein being described; thence North 81° 33' 58" West 10.57 feet to the place of beginning.

Containing 0.516 of an acre, more or less.

Property B

All that certain parcel of land situate in Burrell Township, Indiana County, Pennsylvania, formerly of the Pennsylvania Railroad Company and/or Penn Central Transportation Company, known as the Indiana Secondary Track, bounded and described as follows:

BEGINNING at a point being the southeast corner of Tract No. 3 in the deed from Louis Klimchak et al. to Senate Coal Mines, Inc. dated August 28, 1995, of record in the Recorder’s Office of Indiana County in Deed Book Volume 1069, page 834; thence South 81° 33' 58" East 71.04 feet crossing lands formerly of the Pennsylvania Railroad to a point being the southwest corner of Tract No. 4 in the said deed from Louis Klimchak et al. to Senate Coal Mines, Inc.

dated August 28, 1995, of record in the Recorder’s Office of Indiana County in Deed Book Volume 1069, page 834; thence along the northern boundary of said Tract No. 4 and the southern boundary of lands formerly of the Pennsylvania Railroad the following courses and distances: North 30° 08' 37" East 411.88 feet to a point; thence by a curve to the right having a radius of 2,750.22 feet and a length of 960.11 feet to a point on the northern boundary of State Route 119; thence North 50° 01' 05" East 124.71 feet along the southern boundary of lands formerly of the Pennsylvania Railroad; thence by a curve to the right having a radius of 3,913.06 feet and a length of 293.09 feet along the northern boundary of State Route 119 to a point where it intersects the boundary of other lands of Senate Coal Mines, Inc., the deed to said lands being of record in the Recorder’s Office of Indiana County in Deed Book Volume 995, page 537 dated January 15, 1992; thence North 35° 48' 33" West 72.00 feet crossing lands formerly of the Pennsylvania Railroad and along said lands of Senate Coal Mines, Inc. to a point being the northeast corner of Tract No. 3 in the said deed from Louis Klimchak et al. to Senate Coal Mines, Inc. dated August 28, 1995, of record in the Recorder’s Office of Indiana County in Deed Book Volume 1069, page 834; thence along the southern boundary of said Tract No. 3 and the northern boundary of lands formerly of the Pennsylvania Railroad the following courses and distances: South 50° 08' 45" West 422.75 feet to a point; thence by a curve to the left having a radius of 2,816.22 feet and a length of 983.16 feet to a point; thence South 38° 08' 37" West 438.16 feet to a point, at the place of beginning.

Property C (DBV 995/537)

ALL that certain parcel of land situate in Burrell Township, Indiana County, Pennsylvania, bounded and described as follows:

BEGINNING at a point on the right of way of the B. & O. Railroad at the intersection of private road with said right of way; thence by said right of way, South 26° 12’ West 1,060 feet to a point; thence by a curve to the left with a radius of 380.3 feet, 482.9 feet to a point; thence by same North 63° 48’ West 332.6 feet to a point; thence by same South 26° 12’ West 60 feet to a point on line of land now or formerly of Frank Klemchak; thence by same North 74° 40’ West 345 feet to a point; thence by same North 04° 35’ East 89 feet to a point; thence by same North 20° 35’ East 700 feet to a point; thence by same North 60° 50’ East 100 feet to a point; thence by same South 52° 10’ East 560 feet to a point; thence by same North 83° 20’ East 117.5 feet to a point; thence by same North 50° 05’ East 745 feet to a point; thence by a private road, South 46° 55’ East 134 feet to a point.

Containing 21.4 acres, more or less.

Property D (DBV 1013/346)

ALL that certain parcel of land situate in Burrell Township, Indiana County, Pennsylvania, bounded and described as follows:

THAT certain portion of Buffalo, Rochester and Pittsburgh Railway Company’s former operating property known as the Indiana Branch of the Buffalo Rochester and Pittsburgh Railway being of various width and lying on either side of Buffalo, Rochester and Pittsburgh Railway Company’s centerline of track more particularly described as follows:

BEGINNING with the south back wall of bridge L41 (49) being 113 feet, more or less, south of the intersection of said centerline and the center of Two Lick Creek (Buffalo, Rochester and Pittsburgh Railway Company’s Valuation Station 2193+76) but excluding from the sale any part of said bridge and being as indicated by the north end of the crosshatched area on fragment print of Buffalo, Rochester and Pittsburgh Railway Company’s valuation Section V15 Map 42 incorporated herein by reference;

EXTENDING 10,796 feet, more or less, in a southerly direction as measured along said centerline; and

ENDING with the intersection of said centerline and the centerline of Legislative Route 32024 as indicated by the south end of the crosshatched area on fragment print of Buffalo, Rochester and Pittsburgh Railway Company’s valuation Section V15 Map 44 incorporated herein by reference.

Containing 27.4 acres, more or less, and being as shown on Buffalo, Rochester and Pittsburgh Railway Company’s Valuation section V15 Maps 42, 43 and 44 incorporated herein by reference.

Property E

ALL that certain parcel of land situate in Burrell Township, Indiana County, Pennsylvania, bounded and described as follows:

BEGINNING at a point in public road, corner of lands now or formerly of Andy Williams; thence along said lands now or formerly of Andy Williams, North 6°  46’ East 570 feet to corner of lands now or formerly of Alfred Gearhart; thence along said lands of now or formerly Alfred Gearhart, South 79° 42’ East 579 feet to point in line of lands now or formerly of Eli Vladich, of which this was formerly a part; thence along lands now or formerly of said Eli Vladich, South 9° 58’ West 504.5 feet to point; thence along same South 11° 40’ West 138.3 feet to point in center of public road; thence along public road, North 82° 00’ West 271.5 feet to point in center of public road; thence along center of public road, North 62° 48’ West 301 feet to point in road, the place of beginning.

Containing 8.207 acres, more or less.

Property F

ALL that certain parcel of land situate in Burrell Township, Indiana County, Pennsylvania, bounded and described as follows:

Beginning at a point located S 57° 15' 25" E a distance of 100.089 feet from Monument No. 708F-F; thence, along the lands of Senate Coal Mines, Inc. (DBV 995/ PG 537) S 43° 17' 38" E a distance of 374.55 feet to a point; thence along the same lands S 46° 43' 39" W a distance of 25.76 feet, said point being located N 39° 56' 27" W a distance of 199.51 feet from the southwest corner of Senate Coal Mines, Inc. tract (DBV 995/ PG 537); thence along the lands of Senate Coal Mines, Inc. (DBV 1069/ PG 834 Tract No. 3) N 39° 56' 27" W a distance of 374.03 feet to a point; thence along lands of Senate Coal Mines, Inc. (DBV 1013/ PG 346) with a curve to the right having a radius of 1,860.08 feet, arc length of 4.05 feet, chord bearing of N 30° 11' 58" E and a chord length of 4.05 feet to the point of beginning.

Containing 0.1271 acres, more or less.

Steffee Property

All that certain lot or piece of ground situate in the Township of Center, County of Indiana and Commonwealth of Pennsylvania, bounded and described as follows:

Beginning at a point along the Coral to Black Lick blacktop road, State Highway Route No. 32124, on the Southwestern corner of said tract; thence North 20° 10’ West, 250 feet to a point where said State Highway Route No. 32124 joins State Highway Route No. 32030; thence North 80° 40’ East, 556 feet to a point; thence South 10° 40’ West, 105.6 feet to an iron pin; thence South 84° 11’ East, 197 feet to a post; thence South 73° 03’ West, 681 feet to the point of beginning.

Said tract of land is bounded on the Northwest side of State Highway Route No. 32124; on the Northeast by State Highway Route No. 32030; on the Southeast by property now or formerly of Alvin Brown and on the Southwest by property of H. W. Johnston of which this is a part.

Kuzemczak Property

All that certain lot or piece of ground situate in the Township of Burrell, County of Indiana and Commonwealth of Pennsylvania, bounded and described as follows:

Beginning at the point where Township Road No. T-451 intersects with the right of way formerly of the Pennsylvania Railroad, now or formerly of Coral Lands Company, Inc.; thence along said Township Road No. T-451 in the direction of Two Lick Creek to the right of way formerly of B.R. & P. Railroad, now or formerly of Senate Coal Mines, Inc.; thence along the last mentioned right of way to its intersection with the right of way formerly of the Pennsylvania Railroad; thence along the last mentioned right of way to the place of beginning.

Excepting therefrom and thereout all that certain lot or piece of ground conveyed by Margaret A. Kuzemczak and Joseph M. Kuzemczak, wife and husband, to Coral Lands Company, Inc. by Quitclaim Deed dated April 13, 2000 and recorded in Deed Book Volume 1201, page 681.

Tanoma Property

Tract 1

ALL that certain parcel of land situate in the Township of Burrell, County of Indiana and Commonwealth of Pennsylvania, bounded and described as follows:

BEGINNING at a post at the southeastern corner of said tract on the western right of way line of the Indiana Branch of the Pennsylvania Railroad which post is North 26° 30’ East 178 feet, more or less, from the northern right of way line of Township Highway 451; thence from said point of beginning, North 26° 30’ East 217 feet to a post; thence by land now or formerly of George Stock, North 70° 30’ West 198 feet to a post; thence by same land, South 26° 30’ West 217 feet to a post (sometimes referred to in prior deeds as North 26° 30’ East); and thence South 70° 30’ East 198 feet to the place of beginning (sometimes referred to in prior deeds as North 70° 30’ West).

Containing 1 acre, more or less.

Tract 2

ALL that certain parcel of land situate in the Township of Burrell, County of Indiana and Commonwealth of Pennsylvania, bounded and described as follows:

BEGINNING at the northwestern corner of the lot herein conveyed, being also the northwest corner of the tract of which the within described parcel was formerly a part and being also the corner of land of B. R. & P. Railway and land formerly of Jacob Gearhart; thence by lands formerly of Jacob Gearhart, East 17 perches, more or less, to a post at the right of way of the Indiana Branch of the Pennsylvania Railroad; thence by same, South 12 perches, more or less, to land now or formerly of Calvin W. Fridley; thence to land now or formerly of Calvin W. Fridley, West 12.5 perches, more or less, to a post; thence to land now or formerly of Calvin W. Fridley, South 13 perches, more or less, to a post; thence through lands of which this was formerly a part in a westerly direction, being an extension of the present boundary line between the parties hereto, a distance of 6 perches, more or less, to the B. R. & P. Railway; thence by the B. R. & P. Railway, North 25 perches, more or less, to the post, the place of beginning.

Containing 2 acres, more or less.

Tract 3

ALL that certain parcel of land situate in the Township of Burrell, County of Indiana and Commonwealth of Pennsylvania, bounded and described as follows:

BEGINNING at a post near the B. R. & P. Railway and the Township Road; thence North 39 perches to land now or formerly of Jacob Gearhart; thence East 17 perches to the right of way of the Indiana Branch of the Pennsylvania Railroad; thence South 12 perches to land now or formerly of H.A. Heptner;  thence West 12.5 perches to a post; thence South 13 perches to a post; thence East 11 perches 5.5 feet to the Pennsylvania Railroad; thence South 11 perches 2 feet to the Township Road; thence West 17 perches to the place of the beginning.

Containing 3 acres, more or less.

Tract 4

ALL that certain parcel of land situate in the Township of Burrell, County of Indiana and Commonwealth of Pennsylvania, bounded and described as follows:

BEGINNING at the southeastern corner of the said lot at a post on the western right of way of the Indiana Branch of the Pennsylvania Railroad, which post is located North 26° 30’ East 142 feet, more or less, from the point of beginning of the tract described at FIRST herein; thence from said point of beginning along the western right of way of the Pennsylvania Railroad a distance of 75 feet to a post; thence North 70° 30’ West a distance of 100 feet; and thence by tract described at FIRST herein, South 26° 30’ West a distance of 75 feet to a post; and thence South 70° 30’ East a distance of 100 feet to the point or place of beginning, and being a lot 75 feet by 100 feet in the northeastern corner of the tract described at FIRST herein.

Tract 5

ALL that certain parcel of land situate in the Township of Burrell, County of Indiana and Commonwealth of Pennsylvania, bounded and described as follows:

BEGINNING at a point in public road; thence by land now or formerly of John Rager, North 11° 40’ East 138.3 feet to a post; thence by same, North 9° 58’ East 504.5 feet to line of land now or formerly of Alfred Gerhard; thence by land now or formerly of Alfred Gerhard, South 79°42’ East 500 feet to right of way line now or formerly of B. & O. Railroad; thence by said right of way, South 29° 57’ West 529 feet; thence by same, South 28° 24’ West 100 feet; thence by same, South 23° 42’ West 73 feet to land now or formerly of Porter McAdoo; thence by lands now or formerly of Porter McAdoo, Todd Rager and John Rager, North 83° 45’ West 297 feet to post at corner of lands now or formerly of John Rager; thence by land now or formerly of John Rager, South 11° 40’  West 39 feet to a point in the public road; thence by said public road, North 82° West 40 feet to point of beginning.

Containing 4.744 acres.

Tract 6

ALL that certain parcel of land situate in the Township of Burrell, County of Indiana and Commonwealth of Pennsylvania, bounded and described as follows:

A strip of land beginning at a public road, Burrell Township Road 451, which strip of land is 12 feet in width and 178 feet, more or less, in length along the western right of way formerly of the Indiana Branch of the Pennsylvania Railroad, said strip being bounded and described as follows:

Said strip commencing where the northern right of way line of the said Township Road 451 intersects the western right of way line formerly of the Indiana Branch of the Pennsylvania Railroad; thence along the western right of way line formerly of said Indiana Branch of the Pennsylvania Railroad, a distance of 178 feet, more or less; thence along said land hereinabove described in a westerly direction 12 feet; thence in a southerly direction to the northern right of way line of said Township Road 451 a distance of 178 feet, more or less, and thence along the northern right of way line of said Township Road a distance of 12 feet to the point of beginning.

Tract 7

ALL that certain parcel of land situate in the Township of Burrell, County of Indiana and Commonwealth of Pennsylvania, bounded and described as follows:

BEGINNING at the northwesterly corner of the tract hereinabove described, being 12 feet in width and 178 feet, more or less, in length; thence in a northerly direction along the western right of way formerly of the Indiana Branch of the Pennsylvania Railroad a distance of 142 feet, more or less; thence in a westerly direction a distance of 12 feet; thence in a southerly direction to the southern line of land hereinabove described a distance of 142 feet, more or less; and thence in an easterly direction a distance of 12 feet to the point or place of beginning.

Homer City Property Holdings

All those certain parcels of land situate in Center Township, Indiana County, Pennsylvania, bounded and described as follows:

Parcel 1

Beginning at a point on the centerline of Legislative Route (LR) 32030, said point also being the southwesterly corner of lands now or formerly Helvetia Coal Company as recorded in Deed Book Volume 649, page 745 in the Indiana County Recorder of Deeds Office; Thence along said centerline and the northerly lines of lands now or formerly Anthony Minniti as recorded in Deed Book Volume 959, page 230 in said Recorder’s Office, lands now or formerly John R. Wright as recorded in Deed Book Volume 871, page 27 in said Recorder’s Office, lands now or formerly Robert N. Miller as recorded in Deed Book Volume 871, page 511 in said Recorder’s Office, lands now or formerly Robert N. Miller, Jr. as recorded in Deed Book Volume 586, page 303 in said Recorder’s Office, lands now or formerly Shawn M. Steffee as recorded in Deed Book Volume 1050, page 277 in said Recorder’s Office the following two courses and distances: 1st - South 76° 35' 20" West, 1,001.73 feet, 2nd - South 76° 01' 00" West, 553.64 feet to a point; Thence continuing along said centerline of LR32030 and along the easterly line of Parcel A-27, North 24° 58' 28" West a distance of 1,340.20 feet to a point on the centerline of Township Road (TR) 465; Thence, North 58° 50' 10" East a distance of 537.23 feet to a point on the westerly line of said lands now or formerly Helvetia Coal Company; Thence along said westerly line of lands now or formerly Helvetia Coal Company the following two courses and distances: 1st - South 56° 48' 25" East, 1945.92 feet; 2nd - South 9° 47' 30" West, 62.36 feet to the point of beginning.

Containing 1,558,606 square feet or 35.78 acres, more or less.

Parcel 2

Beginning at a point on the centerline of Legislative Route (LR) 32024, said point also being the northwesterly corner of lands now or formerly CQ, Inc. as recorded in Deed Book Volume 1060, page 762 in the Indiana County Recorder of Deeds Office; Thence along said centerline of LR 32024, North 23° 36' 50" West a distance of 565.51 feet to a point; Thence along the southerly and easterly lines of lands now or formerly Pennsylvania Electric Company and NGE Generation Inc. as recorded in Deed Book Volume 1137, page 989 in said Recorder’s Office the following two courses and distances: 1st — North 68° 50' 40" East, 350.00 feet; Second — North 24° 44' 10" West, 30.00 feet to a point; Thence along the southerly lines of lands now or formerly Anthony Minniti as recorded in Deed Book Volume 959, page 230 in said Recorder’s Office, lands now or formerly John R. Wright as recorded in Deed Book Volume 871, page 27 in said Recorder’s Office, lands now or formerly Robert N. Miller as recorded in Deed Book Volume 871, page 511 in said Recorder’s Office, lands now or formerly Robert N. Miller, Jr. as recorded in Deed Book Volume 586, page 303 in said Recorder’s Office, lands now or formerly Shawn M. Steffee as recorded in Deed Book Volume 1050, page 277 in said Recorder’s Office the following eight courses and distances: 1st — North 68° 50' 40" East, 323.70 feet; 2nd - South 86° 14' 50" East, 144.50 feet; 3rd - South 63° 39' 40" East, 94.66 feet; 4th - South 38° 10' 30" East, 115.88 feet; 5th

- South 14° 02' 00" East, 154.81 feet; 6th —South 7° 22' 20" East, 295.37 feet; 7th — North 25° 37' 50" East, 568.10 feet; 8th — North 20° 19' 50" East, 314.05 feet to a point; Thence along the line dividing Parcel A-18 from Parcels A-22, A-19, A-43, A-44, A-33, A-5 the following six courses and distances: 1st — South 75° 31' 03" East, 483.16 feet; 2nd — South 46° 12' 47" East, 1,033.40 feet; 3rd — South 70° 00' 48" East, 2,481.92 feet; 4th — South 52° 05' 42" West, 328.23 feet; 5th — North 84° 00' 48" West, 1,674.06 feet; 6th — North 40° 58' 46" West, 534.64 feet to a point on the easterly line of said lands now or formerly CQ, Inc.; Thence along said easterly and northerly lines of lands now or formerly CQ, Inc. the following six courses and distances: 1st — North 1° 46' 39" East, 323.78 feet; 2nd — North 88° 13' 21" West, 550.00 feet; 3rd — North 1° 46' 39" East, 100.00 feet; 4th —North 88° 13' 21" West, 950.00 feet; 5th — South 1° 46' 39" West, 200.00 feet; 6th — North 88° 13' 21" West, 900.00 feet to the point of beginning.

Containing 2,601,441 square feet or 59.72 acres, more or less.

Parcel 3

Beginning at a point on the centerline of Legislative Route (lR) 32024, said point also being the northwesterly corner of Parcel A-6 (HCP-6); Thence along said centerline of LR 32024 the following two courses and distances: 1st - North 7° 09' 56" West, 561.24 feet; 2nd — North 20° 24' 48" West, 34.66 feet to a point at the southwesterly corner of Parcel A-57 (HCP-58); Thence along the perimeter of said Parcel A-57 (HCP-58) the following four courses and distances: 1st - North 75° 07' 19" East, 198.42 feet; 2nd - North 13° 21' 54" East, 181.96 feet; 3rd - South 68° 52' 10" West, 150.00 feet; 4th - South 76° 06' 54" West, 110.48 feet to a point being the southeasterly corner of lands now or formerly Rochester and Pittsburgh Coal Company as recorded in Deed Book Volume 807, page 412 in said Recorder’s Office; Thence along the easterly and northerly line of said lands now or formerly Rochester and Pittsburgh Coal Company the following two courses and distances: 1st — North 4° 14' 19" East, 386.10 feet; 2nd — South 74° 50' 47" West, 200.81 feet to a point on said centerline of LR 32024; Thence along said centerline of LR 32024, North 20° 24' 48" West, 135.08 feet to a point at the southwesterly corner of lands now or formerly CQ, Inc. as recorded in Deed Book Volume 1060, page 762 in the Indiana County Recorder of Deeds Office; Thence along the southerly lines of said lands now or formerly CQ, Inc. the following three courses and distances: 1st — North 70° 34' 31" East, 390.34 feet; 2nd — South 79° 43' 51" East, 395.15 feet: 3rd — South 36° 20' 51" East, 421.70 feet to a point at the northwesterly corner of Parcel A-5 (HCP-5); Thence along the westerly lines of said Parcel A-5 (HCP-5) the following two courses and distances: 1st — South 58° 34' 36" West, 108.93 feet; 2nd — South 1° 40’ 57 East, 856.42 feet to a point on the northerly line of Parcel A-6 (HCP-6); Thence along said Northerly Line of Parcel A-6 (HCP-6), South 89° 44' 59" West a distance of 631.25 feet to the point of beginning.

Containing 856,613 square feet or 19.66 acres, more or less.

Area 1 — 282.572 Acres

All of the right, title and interest in and to only the coal of the Lower Kittanning or “B” seam of coal located on, in and underlying 282.572 acres of land in the Townships of Blacklick and Center, County of Indiana, Pennsylvania, as conveyed to EME Homer City Generation L.P. in the Indenture dated June 16, 2010, between Rochester & Pittsburgh Coal Company, as Grantor, and EME Homer City Generation L.P., as Grantee, as set forth below, excepting unto the Grantor thereunder all of the coal and mining rights and waiver of damages, of all other seams of coal theretofore vested in Grantor and lying in, on, under and upon the above-referenced tracts of coal, including the right to penetrate the Lower Kittanning or “B” seam of coal for the purpose of exploring, mining and/or removing other seams of coal lying subjacent to the seam of coal conveyed therein, and further excepting and reserving all the coal bed methane as the same was previously conveyed by deed from the Grantor to CNX Gas Company, LLC, dated July 19, 2005 and recorded in the Indiana County Recorder of Deeds office at Deed Book Volume 1512, Page 065.  The conveyance is subject to the terms and conditions set forth in the unrecorded Option Agreement dated March 30, 2010, which agreement contains obligations and covenants that run with the coal lands conveyed.

Description of Area 1

282.572 acres

Blacklick and Center Townships, Indiana County PA

The Point of Beginning for the herein described coal tract is located N 88°52’30’’ EE 224.65’ from a concrete monument found in the western boundary line of lands of EME Homer City Generation L.P.; thence from said point of beginning along Coal Purchase Tract Area 2, N 04°48’46’’ W a distance of 1716.22’ to a point;

thence S 69°10’58’’ E a distance of 1042.58’ to a point;

thence S 89°02’54’’ E a distance of 93.07’ to a point;

thence S 68°50’07’’ E a distance of 1691.52’ to a point;

thence S 19°29’05’’ E a distance of 547.45’ to a point;

thence S 01°09’02’’ E a distance of 51.47’ to a point;

thence S 23°11’23’’ E a distance of 171.01’ to a point;

thence S 19°15’00’’ E a distance of 190.42’ to a point;

thence S 04°59’26’’ E a distance of 237.93’ to a point;

thence S 08°30’27’’ E a distance of 345.29’ to a point;

thence S 04°24’38’’ W a distance of 214.84’ to a point;

thence S 66°12’53’’ W a distance of 104.52’ to a point;

thence S 15°03’22’’ E a distance of 60.63’ to a point;

thence S 00°26’36’’ E a distance of 396.82’ to a point;

thence S 15°17’22’’ W a distance of 415.18’ to a point;

thence S 13°28’47’’ W a distance of 209.95’ to a point;

thence S 16°49’47’’ W a distance of 82.53’ to a point;

thence S 18°45’42’’ W a distance of 215.47’ to a point;

thence S 12°25’34’’ E a distance of 126.25’ to a point;

thence S 37°09’52’’ W a distance of 391.62’ to a point;

thence S 47°20’38’’ W a distance of 76.59’ to a point;

thence S 55°25’44’’ W a distance of 772.31’ to a point;

thence N 70°22’59’’ W a distance of 247.86’ to a point at corner of Coal Purchase Tract Area 3;

then along Coal Purchase Trace 3, S 31°37’31’’ W a distance of 49.81’ to a point;

thence S 56°15’53’’ W a distance of 196.98’ to a point;

thence S 82°49’43’’ W a distance of 148.65’ to a point;

thence N 63°23’52’’ W a distance of 132.49’ to a point;

thence N 58°38’43’’ W a distance of 144.75’ to a point;

thence N 57°59’26’’ W a distance of 189.19’ to a point;

thence N 59°37’27’’ W a distance of 315.94’ to a point;

thence N 59°07’15’’ W a distance of 243.92’ to a point;

thence N 60°07’54’’ W a distance of 129.40’ to a point;

thence N 59°35’04’’ W a distance of 86.37’ to a point;

thence N 58°58’03’’ W a distance of 147.49’ to a point;

thence N 60°13’39’’ W a distance of 87.25’ to a point;

thence N 65°51’12’’ W a distance of 46.16’ to a point;

thence N 69°41’50’’ W a distance of 82.20’ to a point;

thence N 72°39’06’’ W a distance of 87.02’ to a point;

thence N 73°39’50’’ W a distance of 310.04’ to a point;

thence N 06°07’21’’ E a distance of 576.28’ to a point;

thence N 59°46’09’’ E a distance of 434.86’ to a point;

thence S 81°39’16’’ E a distance of 30.44’ to a point;

thence N 08°03’47’’ E a distance of 65.84’ to a point at corner of Coal Purchase Tract Area 2;

Thence by Coal Purchase Tract Area 2, N 08°03’47’’ E a distance of 1622.13’ to the point of beginning,

Containing an area of 282.572 acres.

Being a portion of the following coal tracts conveyed to Rochester and Pittsburgh Coal Company:

The John C. Bruner Coal Tract recorded in the records of Indiana County, Pa. on December 16, 1936 in Deed Book Vol. 287 Page 75, having an area of 117.59 acres;

The C.W. Long Coal tract recorded in the records of Indiana County, Pa. in Deed Book Vol. 520 Page 256, having an area of 210.96 acres;

The Edward W. Kunkle Coal Tract recorded in the records of Indiana County, Pa., on December 16, 1936 in Deed Book 287 Page 75, having an area of 132.49 acres;

The J.M. Repine Coal Tract recorded in the records of Indiana County, Pa. on December 16, 1936 in Deed Book 287 Page 75, having an area of 134.25 acres;

The R.J. Billingslee Coal Tract recorded in the records of Indiana County, Pa. in Deed Book 70 Page 177, having an area of 133.34 acres;

The Nicholas Barron Coal Tract recorded in the records of Indiana County, Pa. on December 16, 1936 in Deed Book 287 Page 75, having an area of 227.59 acres;

The Jacob Munshower Coal Tract recorded in the records of Indiana County, Pa. in Deed Book 69 Page 364, having an area of 75.26 acres;

And the Jacob Munshower Coal Tract recorded in the records of Indiana County, Pa. in Deed Book 69 Page 364, having an area of 64.71 acres.

Schedule 1.4

Insurance

(a)           Insurance Coverage.  Without limiting any of the other liabilities of Mortgagor under this Mortgage, Mortgagor shall at all times, carry and maintain, at its expense, such insurance as is customarily maintained by owners and operators of electric generating facilities similar to the Facilities and in all events shall carry and maintain at least the minimum insurance coverage set forth in this Schedule 1.4.  All such insurance shall be placed with brokers and insurers of recognized responsibility, with such insurers having an A.M. Best rating of A:X or better, or with such other insurers reasonably acceptable to Mortgagee, and be in such form, with terms, conditions, limits and deductibles as shall be acceptable to Mortgagee.

(i)            All Risk Property Insurance.  Mortgagor shall maintain all risk property insurance covering against physical loss or damage to the Facilities, including the Mortgaged Property, including but not limited to fire and extended coverage, collapse, flood, earth movement and comprehensive boiler and machinery coverage (including electrical malfunction and mechanical breakdown).  Such insurance shall not contain an exclusion for resultant damage caused by faulty workmanship, design or materials.  Coverage shall be written in the greater of the full replacement cost value in an amount acceptable to Mortgagee and shall contain an agreed amount endorsement waiving any coinsurance penalty and shall include expediting expense coverage in an amount not less than $1,000,000.  Deductibles shall not exceed $2,000.000.

(ii)           Business Interruption.  As an extension of the property insurance described in subsection (a)(i) or as a separate policy, Mortgagor shall maintain business interruption insurance in an amount equal to eighteen (18) months continuing expenses, debt service and net profits of the Facilities.  This insurance shall include coverage for contingent business interruption and extra expense each in an amount not less than $1,000,000.  Deductibles shall not exceed sixty (60) days.

(iii)          Commercial or Comprehensive General Liability.  Mortgagor shall maintain third-party liability insurance with a limit of not less than $1,000,000.  Such coverage shall include, but not be limited to, premises/operations, explosion, collapse, underground hazards, sudden and accidental pollution, contractual liability, independent contractors, products/completed operations, property damage and personal injury liability.  Such insurance shall not contain exclusions for punitive or exemplary damages where insurable under law.

(iv)          Worker’s Compensation/Employer’s Liability.  Mortgagor shall maintain workers’ compensation insurance in accordance with statutory provisions covering accidental injury, illness or death of an employee of Mortgagor while at work or in the scope of his employment with Mortgagor and employer’s liability in an amount not less than $1,000,000.  Such coverage shall not contain any occupational disease exclusions.

(v)           Automobile Liability.  Mortgagor shall maintain automobile liability insurance covering owned (if any), non-owned, leased, hired or borrowed vehicles against bodily injury or property damage.  Such coverage shall have a limit of not less than $1,000,000.

(vi)          Excess/Umbrella Liability.  Mortgagor shall maintain excess/umbrella liability insurance providing coverage limits in excess of the primary limits applying under policies described in subsections (a)(iii), (a)(iv), and (a)(v).  The limit of such excess/umbrella coverage shall not be less than $50,000,000.  Such insurance shall not contain exclusions for punitive or exemplary damages.

(b)           Endorsements.  Mortgagor shall cause the insurance maintained in accordance with this section to be endorsed as follows:

(i)            Mortgagor shall be the named insured and Mortgagee shall be an additional named insured with respect to policies described in subsections (a)(i) and (a)(ii).  Mortgagee (for so long as the Notes are outstanding) shall be the sole loss payee with regard to any claim payments made under subsections (a)(i) and (a)(ii).  Mortgagor shall be the named insured and Mortgagee shall be an additional named insured with respect to policies described in subsections (a)(iii), (a)(iv), (a)(v) and (a)(vi).  It shall be understood that any obligation imposed upon Mortgagor, including but not limited to the obligation to pay premiums, shall be the sole obligation of Mortgagor and not that of Mortgagee.

(ii)           with respect to policies described in subsections (a)(i) and (a)(ii), the interest of Mortgagee shall not be invalidated by any action or inaction of Mortgagor, or any other person, and shall insure Mortgagee regardless of any breach or violation by Mortgagor, or any other person, of any warranties, declarations or conditions of such policies;

(iii)          inasmuch as the liability policies are written to cover more than one insured, all terms conditions, insuring agreements and endorsements, with the exception of the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured;

(iv)          the insurers thereunder shall waive all rights of subrogation against Mortgagee, any right of setoff or counterclaim and any other right to deduction, whether by attachment or otherwise;

(v)           such insurances shall be primary without right of contribution of any other insurance carried by or on behalf of Mortgagee with respect to its interest as such in the Facilites; and

(vi)          if such insurance is canceled for any reason whatsoever, including for nonpayment of premium, or any changes are initiated by Mortgagor or insurer which affect the interest of Mortgagee, such cancellation or change shall not be effective as to Mortgagee until thirty (30) days, except ten (10) days for non-payment of premiums, after receipt by Mortgagee of written notice sent by registered mail from such insurer.

(c)           Certifications.  On the date hereof, and at each policy renewal, but not less than annually, Mortgagor shall provide to Mortgagee approved certification from each insurer or by an authorized representative of each insurer.  Such certification shall identify the underwriters, the type of insurance, the limits, deductibles, and term thereof and shall specifically list the special provisions delineated for such insurance in subsection (b) above.  Upon request,

Mortgagor shall furnish Mortgagee with copies of all insurance policies, binders, and cover notes or other evidence of such insurance.

(d)           Insurance Report.  Concurrently with the furnishing of all certificates referred to in this section, Mortgagor shall furnish Mortgagee with an opinion from an independent insurance broker, acceptable to Mortgagee, stating that all premiums then due have been paid and that, in the opinion of such broker, the insurance then maintained by Mortgagor is in compliance with this section.  Furthermore, upon its first knowledge, such broker shall advise Mortgagee promptly in writing of any default in the payment of any premiums or any other act or omission, on the part of any person, which might invalidate or render unenforceable, in whole or in part, any insurance provided by Mortgagor hereunder.

(e)           Arbitration.

(i)            if any insurance required to be maintained by Mortgagor pursuant to this Schedule 1.4 (including the limits or deductibles or any other terms under policies for such insurance) ceases to be available on a commercially reasonable basis at the time of renewal, Mortgagor shall provide written notice to Mortgagee accompanied by a letter from Mortgagor’s insurance broker stating that such insurance is unavailable on a commercially reasonable basis.  Such notice shall be given not less than thirty (30) days prior to the scheduled date for renewal of any such policy.  Upon receipt of such notice by Mortgagee, Mortgagee and Mortgagor shall immediately enter into in good faith negotiations in order to obtain an alternative to such insurance; and,

(ii)           in the event that Mortgagee and Mortgagor cannot reach a resolution acceptable to both parties within five (5) days, Mortgagee shall make arrangements for the formation of an insurance panel consisting of Mortgagor’s insurance advisor (or broker), Mortgagee’s insurance advisor (or broker) and an independent insurance expert from an internationally recognized insurance brokerage firm, chosen by Mortgagee and reasonably acceptable to Mortgagor.  Such independent expert shall conduct a separate review of the relevant insurance requirements of this Schedule 1.4, and the market for such insurance at the time, giving due consideration to the representations of both insurance advisors, and upon conclusion of such review shall issue a written report stating whether such insurance is available or unavailable on a commercially reasonable basis; and,

(iii)          if the insurance expert concludes that such insurance is not available on a commercially reasonable basis, the insurance expert shall provide a written recommendation not less than fifteen (15) days before the date for renewal of such insurance which shall be conclusive and binding on both Mortgagor and Mortgagee.  For each insurance policy required to be renewed but not available on a commercially reasonable basis, Mortgagee shall issue a waiver to Mortgagor for a period of one (1) year upon the insurance expert certifying that the relevant insurance is not available on a commercially reasonable basis and Mortgagor having implemented the recommendation of the insurance expert; and

(iv)          all fees, costs and expenses associated with the insurance panel (including the review by the insurance expert) shall be for the sole account of Mortgagor.

(f)            Failure to Maintain Insurance.  In the event Mortgagor fails to maintain the full insurance coverage required by this Schedule 1.4, Mortgagee, upon 30 days’ prior notice (unless the aforementioned insurance would lapse within such period, in which event notice should be given as soon as reasonably possible) to Mortgagor of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same.  All amounts so advanced by Mortgagee shall become an additional obligation of Mortgagor to the Mortgagee, and Mortgagor shall forthwith pay such amounts to Mortgagee, together with interest thereon at the Default Rate from the date so advanced.

(g)           General.  Mortgagee shall be entitled, upon reasonable advance notice, to review Mortgagor’s (or other appropriate party’s) books and records regarding all insurance policies carried and maintained with respect to the Facilities and Mortgagor’s obligations under this Schedule 1.4.  Upon request, Mortgagor shall furnish Mortgagee with copies of all insurance policies, binders, and cover notes or other evidence of such insurance.  Notwithstanding anything to the contrary herein, no provision of this Schedule 1.4 or any provision of this Mortgage shall impose on Mortgagee any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by Mortgagor, nor shall Mortgagee be responsible for any representations or warranties made by or on behalf of Mortgagor to any insurance broker, company or underwriter.

$75,000,000

UNCOMMITTED REVOLVING CREDIT AGREEMENT

among

HOMER CITY GENERATION, L.P.,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Agent

Dated as of [      ], 2012

i

(Continued)

ii

(Continued)

iii

(Continued)

iv

SCHEDULES:

1.1A	Liens
1.1B	Revolving Amounts
1.1C	Transaction Documents
7.10(f)	Transactions with Affiliates

EXHIBITS:

A	Form of Assignment and Assumption
B	Form of Borrowing Notice

v

UNCOMMITTED REVOLVING CREDIT AGREEMENT (this “Agreement”), dated as of [       ], 2012, among HOMER CITY GENERATION, L.P., a Delaware limited partnership (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and GENERAL ELECTRIC CAPITAL CORPORATION, as agent (in such capacity, the “Agent”).

The parties hereto hereby agree as follows:

SECTION 1.    DEFINITIONS

1.1           Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”:  at any time, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Agent) or any similar release by the Federal Reserve Board (as determined by the Agent), (b) the sum of 0.50% per annum and the Federal Funds Rate and (c) the sum of (x) Eurodollar Rate calculated for each such day based on an Interest Period of three months determined two (2) Business Days prior to such day (but for the avoidance of doubt, not less than 1.75% per annum), plus (y) the excess of the Applicable Margin for Eurodollar Loans over the Applicable Margin for ABR Loans, in each instance, as of such day.  Any change in the ABR due to a change in any of the foregoing shall be effective on the effective date of such change in the “bank prime loan” rate, the Federal Funds Rate or Eurodollar Rate for an Interest Period of three months.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Acceptable Credit Provider”:  a U.S. or U.S. branch of a foreign bank or trust company that (i) has a combined capital and surplus of at least $1 billion whose long term unsecured debt is rated “A3” or higher by Moody’s or “A-” or higher by S&P and (ii) is exempt from Commission registration under Section 3(a)(2) of the Securities Act.

“Affiliate”:  as to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Affiliate Transaction”:  as defined in Section 7.10.

“Agent”:  as defined in the preamble hereto.

“Agent Indemnitee”:  as defined in Section 9.7.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to the amount of such Lender’s Revolving Amount then in effect or, if the Revolving Amounts have been terminated, the amount of such Lender’s Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”:  as defined in the preamble hereto.

“Applicable Margin”:  (a) in the case of ABR Loans, 4.50% and (b) in the case of Eurodollar Loans, 5.50%.

“Applicable Permit”:  any material Permit, including any zoning, environmental protection, pollution, sanitation, FERC, safety, siting or building Permit, (a) that is necessary at any given time in light of the stage of development, construction or operation of the Facilities or Facility Site to acquire, operate, maintain, repair, own or use the Facilities or Facility Site or to sell electricity therefrom, or (b) that is necessary so that none of the Agent nor any Affiliate of it may be deemed by any Governmental Authority to be subject to regulation under any applicable law relating to electric utilities, generators, wholesalers or retailers, in each case, as a result of the operation of the Facilities or the sale of electricity therefrom.

“Application”:  an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”:  as defined in Section 10.6(b).

“Asset Sale”:

(a) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of assets (including by way of a sale/leaseback transaction) of the Borrower or any Subsidiary of the Borrower, or

(b) the issuance or sale of Equity Interests of any Subsidiary (other than to the Borrower or another Subsidiary of the Borrower) other than directors’ or other legally required qualifying shares or Disqualified Stock otherwise permitted to be issued pursuant to this Agreement.

in each of (a) and (b), whether in a single transaction or a series of related transactions and other than Permitted Asset Sales.

“Asset Sale Proceeds Account”:  collectively, (i) a deposit account of the Borrower into which the Net Proceeds of Asset Sales of Collateral are deposited and (ii) a deposit account of the Borrower into which the Net Proceeds of Asset Sales of Notes Collateral (as defined in the Senior Notes Indenture) as deposited.

2

“Assignee”:  as defined in Section 10.6(b).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit A.

“Availability Period”:  the period from and including the Closing Date to the Termination Date.

“Available Revolving Amount”:  as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Amount then in effect over (b) such Lender’s Extensions of Credit then outstanding.

“Benefitted Lender”:  as defined in Section 10.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”:  (a) in respect of a corporation, the board of directors of the corporation, or any duly authorized committee thereof; (b) with respect to a partnership, the Board of Directors of the general partner of the partnership; and (c) in respect of any other Person, the board or committee of that Person serving an equivalent function.

“Board Resolution”:  of a Person means a copy of a resolution certified by the secretary or an assistant secretary (or individual performing comparable duties) of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Agent.

“Borrower”:  as defined in the preamble hereto.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York or Philadelphia, Pennsylvania are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Lease Obligation”:  at any time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capital Stock”:  (a) in the case of a corporation, corporate stock or shares;

(b)           in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

3

(c)           in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d)           any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents”:  any of the following:

(a)           any Investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(b)           Investments in eurodollar time deposits, time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $500 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c)           repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)           Investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(e)           Investments in securities maturing not more than 360 days after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s; and

(f)            Investments in mutual funds whose investment guidelines restrict substantially all of such funds’ investments to those satisfying the provisions of clauses (1) through (5) above.

“Change of Control”:  the occurrence of any of the following:

(a)           the sale, lease, conveyance or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, if any, taken as a whole, to any Person other than a Permitted Holder; or

4

(b)           the Borrower becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Borrower directly or through the acquisition of voting power of Voting Stock of any direct or indirect Parent; or

(c)           the Permitted Holders hold less than 50.1% of the Voting Stock of the Borrower at any time prior to Substantial Completion of Units 1 and 2 of the Facilities.

“Closing Date”:  the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is [       ], 2012.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all property of the Borrower, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”:  as defined in Section 6.1.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Debt Service Coverage Ratio”:  as defined in Section 7.4.

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disqualified Stock”:  any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than upon the occurrence of a change of control or an asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than upon the occurrence of a change of control or an asset sale), in whole or in part, in each case at any time on or prior to the date that is 91 days after the earlier of the Stated Maturity or the date the Senior Notes under the Senior Notes Indenture are no longer outstanding, provided, however, that (a) only the portion of such Capital Stock which so matures

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or is mandatorily redeemable or is redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (b) with respect to any Capital Stock issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s terminations, resignation, death or disability and (c) if any class of Capital Stock of such Person by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock, such Capital Stock shall not be deemed to be Disqualified Stock.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Environmental Claim”:  any administrative, regulatory or judicial action, fee, cause of action, obligation, suit, liability, loss, damage, proceeding, decree, judgment, penalty, fine, demand, demand letter, order, directive, claim (including any claim involving liability in tort, strict, absolute or otherwise), lien, sanction, notice of noncompliance or violation, citation, warning, complaint, investigation, legal or consultant  fee or expense, or cost of investigation or proceeding, relating in any way to any Environmental Law, or arising from the actual or alleged presence or release of any Hazardous Material (hereinafter “Liabilities”) including and regardless of the merit of such Liability, any and all Liabilities for (a) investigation, assessment, abatement, correction, enforcement, mitigation, cleanup, removal, response, remediation or other activities related to the actual or alleged presence or release of Hazardous Materials, (b) damages, contribution, indemnification, cost recovery, compensation or injunctive or declaratory relief related to violations of Environmental Law or the actual or alleged presence or release of Hazardous Materials, or (c) any alleged or actual injury or threat of injury to human health, safety, natural resources or the environment in connection with a violation of Environmental Law or the actual or alleged presence or release of Hazardous Materials.

“Environmental Laws”:  all federal, state and local statutes, laws, ordinances, codes, rules, regulations, consent decrees, administrative orders, administrative directives, injunctions, deed restrictions, applicable judgments and any other legally enforceable requirements of any Governmental Authority relating to regulating or imposing liability or standards of conduct concerning Hazardous Materials, public health, safety or the environment or natural resources, as have been, are now, or may at any time hereafter be in effect.

“EPC Agreement”:  the Turnkey Engineering, Procurement and Construction Agreement, dated as of April 2, 2012 between the EPC Agreement Obligor and the EPC Contractor, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof.

“EPC Agreement Obligor”:  EFS Homer City, LLC, a Delaware limited liability company and an indirect Subsidiary of General Electric Capital Corporation, and any successors or assigns under the EPC Agreement.

“EPC Contractor”:  Kiewit Power Constructors Co.

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“Equity Interest”:  Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to sections of ERISA also refer to any successor sections.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  for each Interest Period, the highest of (a) 1.00% per annum, (b) the offered rate per annum for deposits of Dollars in the London interbank market for the applicable Interest Period which is published by the British Banker’s Association, and that appears on Reuters Screen LIBOR01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period , and (c) the offered rate per annum for deposits of Dollars for an Interest Period of three (3) months that appears on Reuters Screen LIBOR01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day of the applicable Interest Period.  If no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Agent (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to the Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8, provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Event of Force Majeure”:  the occurrence of an event beyond the control of the Person claiming the benefit of such Event of Force Majeure, due to fire, flood, explosion, action of the elements, acts of God, accidents, strikes, lockouts or other labor trouble, insurrections, riots, or other civil disturbances, war, enemy action, or acts, demands or requirements of any Governmental Authority, or other causes of like nature, in each case, which (or the effect of which) such Person could not reasonably be expected to avoid.

“Exchange Act”:  the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing L/Cs”:  the letters of credit issued under the L/C Reimbursement Agreement and outstanding on the Closing Date, and each renewal of such letters of credit, which shall be deemed, on and after the Closing Date, to have been issued hereunder.

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“Extensions of Credit”:  as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Percentage of the L/C Obligations then outstanding.

“Facilities”:  the Homer City Electric Generating Station and the adjacent coal cleaning facility, together with all other assets associated therewith and ancillary thereto located on the Facility Site and owned directly or indirectly by the Borrower or any of its Subsidiaries, including, without limitation, Units 1, 2 and 3.

“Facility Site”:  means the parcels of land situated in Center Township and Blacklick Township, Indiana County, Pennsylvania, owned directly or indirectly by the Borrower.

“FERC”:  the Federal Energy Regulatory Commission of the United States or any successor or predecessor agency thereto.

“FATCA”: Sections 1471 through 1474 of the Code as of the date of this Agreement, and any future regulations and official interpretations thereof.

“Federal Funds Rate”:  for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent in a commercially reasonable manner.

“Fee Payment Date”:  (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Availability Period.

“Fitch”:  Fitch Ratings Ltd.

“Funding Office”:  the office of the Agent specified in Section 10.2 or such other office as may be specified from time to time by the Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States of America, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied.  All ratios and computations based on GAAP contained in this Agreement will be computed in conformity with GAAP.

“General Partner”:  EFS HC GP, LLC, a Delaware limited liability company.

“Governmental Authority”:  any nation or government or any political subdivision thereof, any state, province or other political subdivision thereof and any entity exercising

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executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Group Members”:  the collective reference to the Borrower and its Subsidiaries.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guaranteed Substantial Completion Date”:  “Guaranteed Substantial Completion Date” as defined in the Senior Notes Indenture.

“Hazardous Materials”:  (a) any “hazardous substance,” as defined by any Environmental Law;

(b)           any “hazardous waste,” as defined by any Environmental Law;

(c)           any petroleum product (including crude oil or any fraction thereof); or

(d)           any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, force or substance (including polychlorinated biphenyls, urea formaldehyde insulation, asbestos or radioactivity) that is regulated, prohibited or restricted pursuant to any Environmental Laws or that could give rise to an Environmental Claim.

“Holder”:  a Person in whose name a Senior Note is registered in the Security Register (as defined in the Senior Notes Indenture).

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“Hedging Obligations”:  as to any Person, the net payment obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement entered into by such Person in order to protect against fluctuations in interest rates, commodities or exchange rates, either generally or under specific contingencies, and, in any event, not for speculative purposes.

“Indebtedness”:  of any Person means, without duplication:  (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade payables and accrued liabilities arising in the ordinary course of business); (d) all reimbursement obligations with respect to surety bonds, letters of credit (to the extent not collateralized with cash or Cash Equivalents), bankers’ acceptances and similar instruments (in each case, whether or not matured); (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations; (g) all Hedging Obligations; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; (i) all contingent liabilities appearing on the consolidated balance sheet of such Person; (j) all obligations of such Person in respect of Disqualified Stock; and (k) all Indebtedness of any other Person of the type referred to in clauses (a) through (j) guaranteed by such Person or for which such Person shall otherwise (including pursuant to any keepwell, makewell or similar arrangement) become directly or indirectly liable; provided, however, that, for the avoidance of doubt, Indebtedness shall not include the Borrower’s obligation to reimburse Parent or any of its Affiliates for certain fees and expenses pursuant to Sections 2.2 and 2.5 of Homer City Funding LLC’s Plan of Reorganization under Chapter 11 of Title 11 of the United States Code.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnitee”: as defined in Section 10.5.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intercreditor Agreement”:  that certain Intercreditor Agreement, dated as of the date hereof, by and among the Agent and The Bank of New York Mellon as trustee and collateral

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agent for the holders of the Senior Notes, and the Borrower, as the same may be amended from time to time.

“Interest Payment Date”:  (a) as to any ABR Loan, the last day of each March, June, September and December (or, if an Event of Default is in existence, the last day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving  Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, three or six  months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Agent not later than 1:00 p.m., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           the Borrower may not select an Interest Period that would extend beyond the Termination Date;

(iii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)          the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Inventory”:  “inventory” as defined in Article 9 of the Uniform Commercial Code.

“Investments”:  with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including guarantees or other Obligations), advances of assets or capital contributions (excluding commission, travel and entertainment, moving and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity

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Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Issuing Lender”:  General Electric Capital Corporation or any affiliate thereof, in its capacity as issuer of any Letter of Credit and any other Lender approved by the Agent and the Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective affiliates, in each case in its capacity as issuer of any Letter of Credit.  Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“L/C Amount”:  the agreement of the L/C Issuer, in its sole discretion, to issue Letters of Credit from time to time in an aggregate amount not to exceed $75,000,000.

“L/C Disbursement”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Obligations” as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all L/C Disbursements that have not yet been reimbursed (whether through a Loan or otherwise).

“L/C Reimbursement Agreement”:  that certain Reimbursement Agreement, dated as of May 30, 2012, between EME Homer City Generation L.P., a Pennsylvania limited partnership and General Electric Capital Corporation.

“Lenders”:  as defined in the preamble hereto.

“Letters of Credit”:  as defined in Section 3.1(a), it being understood that the Existing L/Cs shall be deemed a Letter of Credit for all purposes of this Agreement.

“Lien”:  with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Loan Documents”:  this Agreement, the Intercreditor Agreement, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Master Transaction Agreement”:  the Master Transaction Agreement, dated as of September 21, 2012, by and between EME Homer City Generation L.P. and the Borrower.

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“Material Adverse Effect”:  any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, results of operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any Significant Subsidiary to perform or comply with its obligations under the Agreement, the Notes or the Security Documents, (c) the validity or enforceability of any of the Agreement, the Notes, or the Security Documents, the Liens granted thereunder, or the material rights and remedies of the parties thereto, (d) the priority of the Liens on the Collateral or the guarantees, taken as whole, or (e) with respect to the Borrower’s interest in the Facilities, the residual value or remaining useful life of the Facilities.

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds”:  the aggregate cash proceeds received by the Borrower or any of its Subsidiaries in respect of any Asset Sale received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes and tax distributions paid or payable as a result thereof, amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required  to be paid as a result of such transaction (including to obtain any required consent therefor), and any deduction of appropriate amounts to be provided by the Company or any Subsidiary of the Borrower as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower or such Subsidiary of the Borrower after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New Source Review”:  the New Source Review (NSR) permitting program established by Congress as part of the Clean Air Act Amendments of 1977 and promulgated by the United States Environmental Protection Agency on July 1, 2011 as part of a federal implantation plan.

“Non-Core Assets”:  any property or assets of the Borrower or any Subsidiary of the Borrower the sale of which, in the aggregate, would not cause either (i) the generating capacity at the Facilities to fall below 1790 megawatts or (ii) the heat rate at the Facilities to exceed 10,500 btu/kWh with respect to Unit 1 or Unit 2 and 10,710 btu/kWh with respect to Unit 3.

“Non-Current Capacity Payments”:  as of any date, payments not due within 45 days with respect to the offering by the Borrower or any of its Subsidiaries of generation capacity in bilateral arrangements or in organized markets such as the so-called “capacity market” in PJM.

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“Non-Excluded Taxes”:  as defined in Section 2.16(a).

“Non-U.S. Lender”:  as defined in Section 2.16(d).

“Notes”:  the collective reference to any promissory note evidencing Loans.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Officers’ Certificate”:  a certificate, in form and substance reasonably satisfactory to the Agent, signed by two Responsible Officers of the Borrower, at least one of whom shall be the principal executive officer or principal financial officer of the Borrower, and delivered to the Agent.

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent”:  any direct or indirect parent company of the Borrower.

“Participant”:  as defined in Section 10.6(c)(i).

“Participant Register”:  as defined in Section 10.6(c)(i).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan”:  a “pension plan,” as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to Title IV of ERISA, and to which any member of the Controlled Group has any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA or having an obligation to contribute under Section 4212 of ERISA.

“Percentage”:  as to any Lender at any time, the percentage which such Lender’s Revolving Amount then constitutes of the Total Revolving Amounts or, at any time after the

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Revolving Amounts shall have expired or been reduced to zero, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Extensions of Credit, the Percentages shall be determined in a manner designed to ensure that the other outstanding Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Permit”:  any action, approval, certificate, consent, waiver, exemption, variance, order, permit, authorization, right or license of or from, and any filing with a Governmental Authority.

“Permitted Asset Sales”:

(a)           Sales of inventory (including, but not limited to, fuel), products, emission allowances and/or credits and other similar dispositions and sales of obsolete or worn out equipment, energy, capacity and ancillary services, in the ordinary course of business consistent with Prudent Industry Practice; provided, however, that with respect to sales or dispositions of emission allowances and/or credits, actions taken in compliance with the following guidelines shall be deemed to be “in the ordinary course” and in accordance with Prudent Industry Practice:

•      Emission allowances and/or credits that have been allocated to the Facilities which may be applied by the Facilities at any time during the 365 day period following the date of the proposed sale (the “Allowance Year”) may be sold, traded, pledged or otherwise disposed of at any time unless an Event of Default has occurred and is continuing or (ii);

•      Emission allowances and/or credits beyond the Allowance Year may only be sold, traded, pledged or otherwise disposed of if (i) no Event of Default has occurred and is continuing, and (ii) the amount of allowances and/or credits allocated or reasonably expected to be allocated to the Facilities for such years is in excess of the amount of allowances and/or credits reasonably estimated by the Borrower to be required by the Facilities to operate in such years at the Borrower’s projected level of operations, such that the amount of allowances and/or credits sold, traded, pledged or otherwise disposed of is reasonably expected by the Company to be surplus to the needs of the Facilities for such year or years;

•      Emission allowances and/or credits may be useable in any year if, simultaneous with any sale or other disposition, the Borrower purchases allowances and/or credits issued with respect to another year but which allowance and/or credit is useable in the same year as the year of the allowance and/or credit that was sold, such that after giving effect to such sale and purchase, the Facilities have available for use the same amount of allowances and/or credits for the relevant year as it did prior to such sale and purchase;

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•      Transactions may be entered into with counterparties which have at least two of the following three credit ratings: at least BBB- from S&P; at least Baa3 from Moody’s and at least BBB- from Fitch, whereby, the Borrower transfers title to an allowance and/or credit to such counterparty in return for such counterparty’s agreement to transfer back to the Borrower an identical allowance and/or credit at an agreed future date that is prior to the date by which the Facilities will need such allowance and/or credit for its operations; and

•      Emissions allowances and/or credits that a Governmental Authority requires the Borrower to forfeit in association with New Source Review proceedings or any settlement related thereto.

(b)           Restricted Payments of Non-Core Assets permitted by Section 7.6 hereof and Permitted Investments made with Non-Core Assets;

(c)           any transaction permitted under Section 7.4 hereof;

(d)           any disposition of Non-Core Assets with a fair market value of less than $10.0 million in any single transaction or series of related transactions; provided, however, that the aggregate fair market value of all dispositions made pursuant to this clause (d) shall not exceed $50.0 million;

(e)           any transfer of assets to any Wholly Owned Subsidiary of the Borrower acquired or formed in compliance with this Agreement;

(f)            the granting of Liens not prohibited by Section 7.3 or the foreclosure, condemnation or any similar action on any property or assets; and

(g)           sales or other dispositions of cash and Cash Equivalents.

“Permitted Businesses”:  any business conducted by the Borrower or any Subsidiary of the Borrower on the Closing Date and any other businesses reasonably related, ancillary or complementary thereto, or any reasonable extension thereof, and any activities reasonably incidental thereto, including, for the avoidance of doubt, the business of ownership or leasing, as applicable, operation, maintenance and output marketing of the Facilities and the generation of income therefrom.

“Permitted Holders”:  General Electric Capital Corporation and any of its Wholly Owned Subsidiaries.

“Permitted Indebtedness”:  any of the following items of Indebtedness:

(a)           the incurrence of Indebtedness pursuant to the Senior Notes Indenture by the Borrower;

(b)           Indebtedness incurred under this Agreement;

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(c)           Indebtedness represented by Hedging Obligations incurred (i) for the purpose of fixing a rate of interest on floating rate Indebtedness of the Borrower, so long as such Hedging Obligations relate to Indebtedness otherwise permitted to be incurred by the Borrower hereunder and (ii) in connection with Permitted Trading Activities;

(d)           the incurrence by the Borrower of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by this Agreement to be incurred under clauses (b) and (d) of this definition;

(e)           Indebtedness in respect of letters of credit, surety bonds or performance bonds issued in the ordinary course of the Borrower’s business or any reimbursement obligations with respect thereto;

(f)            Indebtedness permitted to be incurred pursuant to Section 7.1; and

(g)           Subordinated Indebtedness of a Wholly Owned Subsidiary to the Borrower or another Wholly Owned Subsidiary.

“Permitted Investments”:  (a) any Investment in the Borrower or any Wholly Owned Subsidiary of the Borrower acquired or formed in compliance with this Agreement; (b) any Investment by the Borrower or any Wholly Owned Subsidiary of the Borrower in a Person, if as result of such Investment (i) such Person becomes a Wholly Owned Subsidiary of the Borrower, or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer and the Company complies with this Agreement; (c) Investments received (i) in settlement of debt created in the ordinary course of business and owing to the Borrower or any Subsidiary of the Borrower, (ii) in satisfaction of judgments or foreclosure, (iii) in exchange for any other Investment or accounts receivable held by the Borrower or any Subsidiary of the Borrower in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such Investment or account receivable, or (iv) as non-cash consideration in connection with a Permitted Asset Sale; (d) Investments represented by Hedging Obligations entered into (i) for the purpose of fixing a rate of interest on floating rate Indebtedness of the Borrower, so long as such Hedging Obligations relate to Indebtedness otherwise permitted to be incurred by the Borrower hereunder and (ii) in connection with Permitted Trading Activities; (e) Investments existing on the Closing Date and any extension, modification or renewal thereof, so long as the amount of such extension, modification or renewal does not exceed the greater of the original amount of such Investment and the value of such Investment on the date of such extension, modification or renewal; (f) obligations issued or guaranteed as to principal and interest (including money market securities) by (i) the United States of America or (ii) any agency thereof for which its obligations are backed by the full faith and credit of the United States of America, and certificates evidencing ownership of the right to the payment of the principal of and interest on such obligations, provided, that such obligations are held in the custody of an Acceptable Credit Provider in a special account separate from the general assets of such custodian; (g) certificates of deposit or other interest-bearing obligations of the Agent, and Acceptable Credit Provider or

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other bank with long-term unsecured debt rated either “AAA” by S&P or “Aaa” by Moody’s, or “A” or higher by S&P and “A2” or higher by Moody’s; (h) commercial paper, money market securities and other corporate debt securities rated, on the date of purchase, “A-1” by S&P or “P-1” by Moody’s or higher for securities with original maturities of less than one year and “AAA” by S&P and “A2” or higher by Moody’s, for securities with original maturities of one year or greater and maturing not more than one year from the date of acquisition thereof; (i) any Investment by the Borrower or a Wholly Owned Subsidiary of the Borrower in a Person engaged in a Permitted Business, provided that any such Investment, taken together with all Investments made pursuant to this clause (i), shall not exceed $30,000,000 in the aggregate at any one time outstanding (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), (j) guarantees permitted under Section 7.01 and 7.02 hereof; (k) Trading Activities permitted under Section 7.12 hereof; and (l) any Investment by the Borrower or any Wholly Owned Subsidiary of the Borrower in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Wholly Owned Subsidiary of the Borrower) of, Capital Stock of the Borrower (and any distribution, loan or advance of such net cash proceeds to any Parent for such purpose) or out of contributions to the equity capital of the Borrower.

“Permitted Liens”:  (a) all Liens and security interests securing the Obligations; (b) Liens and security interests securing Obligations (as defined in the Senior Notes Indenture) under the Senior Notes Indenture, provided, that such Liens are subject to the Intercreditor Agreement; (c) Liens for taxes, water, sewage, license, permit or inspection fees either not yet due and payable or being contested in good faith by appropriate proceedings (and in respect  of which adequate reserves have been established on the financial statements in accordance with GAAP); (d) construction materialmen’s, mechanics’, workers’, repairmen’s, employees’ or other like Liens arising in the ordinary course of business for amounts either not overdue for a period of not more than 30 days or being contested in good faith by appropriate proceedings (and in respect  of which adequate cash reserves have been set aside) so long as such proceedings do not involve a material risk of the sale, forfeiture or loss of the Facilities; (e) Liens arising solely by order of a court or tribunal or other Governmental Authority (or by any agreement of similar effect) so long as such Lien is being contested in good faith and is appropriately bonded or reserved against  and any appropriate legal proceedings that may have been initiated for review of such order have not been finally terminated or the period within which such proceeding may be initiated has not expired; (f) applicable zoning and building regulations and ordinances from time to time in effect which do not affect the use, operation or maintenance of the Facilities except to an insignificant extent; (g) the interest of a lessee in the Facilities under a permitted lease entered into in the ordinary course of business; (h) Liens, easements, encumbrances, restrictions, defects or irregularity of title that in the aggregate are not substantial in amount and do not materially detract from the value of the Facilities or the Facility Site and do not materially impair the use, operation or maintenance of the Facilities or the Facility Site, and (i) Liens and title exceptions on the Facilities existing on the Closing Date and set forth on Schedule 1.1A.

“Permitted Refinancing Indebtedness” any Indebtedness of the Borrower issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Borrower; provided that:

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(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium (including reasonable tender premiums) necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith);

(b) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Loans, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Loans on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Permitted Trading Activities”:  Trading Activities that, in each case, conform with the trading guidelines established from time to time on behalf of the Borrower.  Notwithstanding the foregoing, no Trading Activity shall constitute  a “Permitted Trading Activity” if it is a speculative Trading Activity.

“Person”:  any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“PIK Notes”:  additional Senior Notes issued under the Senior Notes Indenture on the same terms and conditions as the Senior Notes issued on the Closing Date in connection with a PIK Payment.

“PIK Payment”:  an interest payment with respect to the Senior Notes made by issuing PIK Notes.

“PJM”:  PJM Interconnection LLC, a regional transmission organization.

“Plan”:  at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Proceeds”:  all “proceeds” (as defined in Article 9 of the Uniform Commercial Code), including any payment or property received on account of any claim secured by Collateral in any Insolvency or Liquidation Proceeding (each of which as defined in the Intercreditor Agreement).

“Project”:  all equipment, services and utilities related thereto which must be completed as part of the Scope of Work, all of which shall be designed, constructed, assembled,

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erected, commissioned, started, tested and otherwise completed by, or through, the EPC Contractor in strict accordance with the provisions of the EPC Agreement.

“Project Cost Threshold”:  “Project Cost Threshold” as defined in the Senior Notes Indenture.

“Prudent Industry Practice”:  any of the practices, methods, standards and acts (including but not limited to the practices, methods, standards and acts engaged in or approved by a significant portion of the electric power generation industry in the United States) that, at a particular time, in the exercise of reasonable judgment in light of the facts known or that should reasonably have been known at the time a decision was made, could have been expected to accomplish the desired result consistent with good business practices, reliability, economy, safety and expedition, and which practices generally conform to applicable law and governmental approvals.

“Register”:  as defined in Section 10.6(b).

“Reimbursement Obligation”:  the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Parties”  means, with respect to any Person, such Person’s Affiliates and the partners, directors and executive officers of such Person and of such Person’s Affiliates.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”:  at any time, the holders of more than 50% of the Total Revolving Amounts then in effect or, if the Revolving Amounts have been reduced to zero, the Total Extensions of Credit then outstanding.

“Requirement of Law”:  as to any Person, the organizational documents of such Person, and any law (including any Environmental Law), treaty, rule, regulation, judgment, decree, injunction, writ or order of any court, arbitration board of any Governmental Authority and any rule, regulation, order, ordinance, license or permit of any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the Chief Executive Officer, the President, the Chief Financial Officer or any Executive Vice President of the Borrower.

“Restricted Investment”:  an Investment other than a Permitted Investment.

“Restricted Payments”:  the making of any of the following:

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(a) distributions in respect of the Equity Interests in the Borrower in cash, property, securities or obligations (other than additional Equity Interests (other than Disqualified Stock) of the same type);

(b) any other payments or distributions on account of payments of interest, the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of any portion of any Equity Interest in the Borrower or of any warrants, options or other rights to acquire any such Equity Interest (or to make any payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to fair market or equity value of the Borrower);

(c) any payment on or with respect to, or purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment (other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement of such Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(d) any Restricted Investment.

“Revolving Amount”:  as to any Lender, the agreement of such Lender, in its sole discretion, to make Revolving Loans in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Amount” opposite such Lender’s name on Schedule 1.1B or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The original amount of the Total Revolving Amounts is $75,000,000.

“Revolving Lender”: each Lender that has a Revolving Amount or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.1(a).

“Scope of Work”:  the services and Work to be provided, or caused to be provided, by or through the EPC Contractor under the EPC Agreement.

“SEC”: the U.S. Securities and Exchange Commission.

“Securities Act”:  the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement”:  that certain Security Agreement, dated as of thereof, by and between the Borrower and the Agent, as the same may be amended from time to time.

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“Security Documents”:  the collective reference to the Security Agreement and all other security documents hereafter delivered to the Agent granting a Lien on any property of any Person to secure the obligations and liabilities of the Borrower under any Loan Document.

“Senior Notes”:  collectively, (a) the 8.137% Senior Secured Notes due 2019 and (b) the 8.734% Senior Secured Notes due 2026 of the Borrower, in each case, issued on the Closing Date pursuant to the Senior Notes Indenture (including PIK Notes).

“Senior Notes Indenture”:  that certain Indenture, dated as of the Closing Date (as amended, restated, supplemented, modified, replaced, or refinanced from time to time) entered into by and among the Borrower and The Bank of New York Mellon as trustee and collateral agent in connection with the issuance of the Senior Notes and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including (without limitation) any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder, alters the maturity thereof or adds Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders or investors.

“Significant Subsidiary”:  any Subsidiary that qualifies at such time as a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated by the SEC under the Securities Act (as such regulation is in effect on the Closing Date).

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Stated Maturity”:  with respect to any installment of interest or principal on any series of Indebtedness (including, without limitation, a scheduled repayment or a scheduled sinking fund payment), the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment hereof.

“Subordinated Indebtedness”:  any Indebtedness which is expressly subordinate in right of payment to the Obligations pursuant to written agreement.

“Subsidiary”:  with respect to any Person, (a) any corporation, partnership or limited liability company or other entity (other than a partnership, joint venture, limited liability company or similar entity) of which the outstanding Capital Stock having at least a majority of the votes entitled (without regard to the occurrence of any contingency) to be cast in the election of directors, managers or trustees thereof shall at the time be owned or controlled, directly or indirectly, through one or more intermediaries, by such Person or (b) any partnership, joint venture, limited liability company or similar entity of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of

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membership, general, special or limited partnership or otherwise, and (ii) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Substantial Completion”:  “Substantial Completion,” as defined in the EPC Agreement, shall have occurred thereunder, and the EPC Contractor has certified, and the EPC Agreement Obligor has approved, such certification.

“Termination Date”:  the date that is five (5) years following the Closing Date, which date is [            ], 2017 (or if such day is not a Business Day, the immediately preceding Business Day); provided, that such date shall be automatically extended for additional five (5) year periods unless, no later than 60 days prior to the then applicable Termination Date, either the Borrower or the Agent provides written notice to the other party of its intention not to extend such Termination Date.

“Total Revolving Amounts”:  at any time, the aggregate amount of the Revolving Amounts then in effect.

“Total Extensions of Credit”:  at any time, the aggregate amount of the Extensions of Credit of the Lenders outstanding at such time.

“Trading Activities”:  (a) the daily or forward purchase and/or sale, or other acquisition or disposition, of wholesale electric energy, capacity, transmission rights, emissions allowances and/or credits, weather derivatives and/or related commodities, either physical or financial, (b) the daily or forward purchase and/or sale, or other acquisition or disposition, of fuel, mineral rights and/or related commodities, including swaps, options and swaptions, either physical or financial, (c) electric energy-related tolling transactions, as seller of tolling services, or (d) other similar electric industry activities consistent  with industry activities conducted by similarly situated industry participants in the ordinary course of their business from time to time, in each case consistent with risk management activities adopted on behalf of the Borrower.

“Transaction Documents”:  the documents set forth on Schedule 1.1C.

“Transferee”:  any Assignee or Participant.

“Type”:  as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”:  the United States of America.

“Voting Stock”:  of any Person as of any date means the Capital Stock of that Person that is at the time entitled to vote in the election of that Person’s Board of Directors.

“Wholly Owned Subsidiary”:  with respect to a Subsidiary of any Person, a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the times be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Work”:  the obligations of the EPC Contractor under the EPC Agreement.

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1.2           Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)           As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c)           The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.           AMOUNT AND TERMS OF REVOLVING AMOUNTS

2.1           Revolving Amounts.  (a)  Subject to the terms and conditions hereof, each Revolving Lender may, in its sole discretion, make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Availability Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender’s Revolving Amount.  During the Availability Period, the Borrower may use the Revolving Amounts by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Agent in accordance with Sections 2.5 and 2.12.

(b)           The Borrower shall repay all outstanding Revolving Loans on the Termination Date.

2.2           Procedure for Revolving Loan Borrowing.  The Borrower may borrow under the Revolving Amounts during the Availability Period on any Business Day, provided, that the Borrower shall give the Agent irrevocable notice substantially in the form of Exhibit B (which notice must be received by the Agent prior to 1:00 p.m., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) on

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the Business Day of the requested Borrowing Date, in the case of ABR Loans) (provided, that any such notice of a borrowing of ABR Loans to finance payments required by Section 3.5 may be given not later than 1:00 p.m., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor.  Any Revolving Loans made on the Closing Date shall initially be ABR Loans.  Each borrowing under the Revolving Amounts other than on the Closing Date shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Amounts are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof.  Upon receipt of any such notice from the Borrower, the Agent shall promptly notify each Revolving Lender thereof.  Each Revolving Lender may, in its sole discretion, make the amount of its pro rata share of each borrowing available to the Agent for the account of the Borrower at the Funding Office prior to 1:00 p.m., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Agent.  Such borrowing will then be made available to the Borrower by the Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Agent by the Revolving Lenders and in like funds as received by the Agent.  In the event that such Revolving Lender decides not to make its pro rata share of the Revolving Loan, such Revolving Lender shall notify the Agent of the decision thereto by 1:00 p.m., New York City time on the first Business Day prior to the applicable Borrowing Date with respect to a request for a Eurodollar Loan and by 1:00 p.m., New York City time on the Borrowing Date with respect to a request for an ABR Loan.

2.3           [Reserved.]

2.4           [Reserved.]

2.5           Fees, etc.  (a)  [Reserved.]

(b)           The Borrower agrees to pay to the Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Agent and to perform any other obligations contained therein.

2.6           Reduction of Revolving Amounts.  The Borrower shall have the right, upon not less than three Business Days’ notice to the Agent, from time to time, to reduce the amount of the Revolving Amounts; provided, that no such reduction of Revolving Amounts shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Total Extensions of Credit would exceed the Total Revolving Amounts.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Amounts then in effect.

2.7           Optional Prepayments.  The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Agent no later than 1:00 p.m., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 1:00 p.m., New York City time, one

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Business Day prior thereto, in the case of ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.17.  Upon receipt of any such notice the Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

2.8           Mandatory Prepayments.  If on any date, the aggregate amount of the Extensions of Credit exceeds the Revolving Amounts, the Borrower shall immediately prepay such Revolving Loans or deposit funds in a cash collateral account opened by the Agent with respect to the L/C Obligations to the extent of such exceedance.

2.9           Conversion and Continuation Options.  (a)  The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Agent prior irrevocable notice of such election no later than 1:00 p.m., New York City time, on the Business Day preceding the proposed conversion date, provided, that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Agent prior irrevocable notice of such election no later than 1:00 p.m., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided, that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Agent shall promptly notify each relevant Lender thereof.

(b)           Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided, that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Agent shall promptly notify each relevant Lender thereof.

2.10         Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof and (b) no more than 8 Eurodollar Tranches shall be outstanding at any one time.

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2.11         Interest Rates and Payment Dates.  (a)  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)           Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)           (i) Upon the occurrence and during the continuance of an Event of Default, then, (A) if such event is an Event of Default specified in clause (i) or (ii) of Section 8(f), automatically and (B) if such event is any other Event of Default, upon written notice from the Agent, all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or other amount payable hereunder shall not be paid when due (whether at the Stated Maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2% (or, in the case of any such other amounts, the rate then applicable to ABR Loans plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)           Interest shall be payable in arrears on each Interest Payment Date, provided, that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.12         Computation of Interest and Fees.  (a)  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Agent shall, as soon as practicable, notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurodollar Rate shall become effective as of the opening of business on the day on which such change becomes effective.  The Agent shall, as soon as practicable, notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Agent in determining any interest rate pursuant to Section 2.11(a).

2.13         Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

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(a)           the Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)           the Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans.  Until such notice has been withdrawn by the Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

2.14         Pro Rata Treatment and Payments.  (a)  Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any fee and any reduction of the Revolving Amounts of the Lenders shall be made pro rata according to the respective Percentages of the relevant Lenders.

(b)           Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(c)           All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 p.m., New York City time, on the due date thereof to the Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  The Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)           Unless the Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Agent, the Agent may assume that such Lender is making such

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amount available to the Agent, and the Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Agent.  A certificate of the Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Agent by such Lender within three Business Days after such Borrowing Date, the Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower.

(e)           Unless the Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Agent, the Agent may assume that the Borrower is making such payment, and the Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Agent by the Borrower within three Business Days after such due date, the Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Agent or any Lender against the Borrower.

2.15         Requirements of Law.  (a)  If the adoption of or any change in any Requirement of Law or change in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case, made subsequent to the date hereof:

(i)            shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.16 and changes in the rate of tax on the overall net income of such Lender);

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii)          shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay

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such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Agent) of the event by reason of which it has become so entitled.

(b)           If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)           A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Agent) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided, that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16         Taxes.  (a)  All payments made by or on behalf of the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Agent or any Lender as a result of a present or former connection between the Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document); provided, that if any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Agent or any Lender hereunder, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided,

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however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed pursuant to a Requirement of Law in effect at the time such Lender becomes a party to this Agreement (including FATCA), except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any such amounts, incremental taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure whether or not such Non Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(d)           Each Lender that is a “United States Person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of U.S. Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal withholding tax.  Each Lender (or Transferee) that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (i) two copies of U.S. Internal Revenue Service (“IRS”) Form W-8BEN, Form W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms), (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, the applicable IRS Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on payments under this Agreement and the other Loan Documents, or (iii) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Agent to determine the withholding or deduction required to be made.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Borrower or the Agent.  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower and the Agent at any time it determines that it is no longer in

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a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this Section, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section that such Non-U.S. Lender is not legally able to deliver.

(e)           A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided, that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Lender.

(f)            If the Agent or any Lender determines, in its reasonable discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)           The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17         Indemnity.  The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the

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applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.18         Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.15 or 2.16(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to mitigate expenses, including by designating another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.15 or 2.16(a).

2.19         Replacement of Lenders.  The Borrower shall be permitted to replace with a replacement financial institution any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.15 or 2.16(a), (b) defaults in its obligation to make Loans hereunder or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby; provided, that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.18 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.15 or 2.16(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.17 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.15 or 2.16(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Agent or any other Lender shall have against the replaced Lender.

SECTION 3.           LETTERS OF CREDIT

3.1           L/C Amount.  (a)  Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees, in its sole discretion, to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Availability Period in such form as may be approved

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from time to time by the Issuing Lender.  Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the first anniversary of its date of issuance or, at the sole discretion of the Agent, the first anniversary of the Termination Date, provided, that any Letter of Credit with a one-year term may, at the sole discretion of the Agent, provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b)           [Reserved.]

3.2           Procedure for Issuance of Letter of Credit.  The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request.  Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than ten Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower.  The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof.  The Issuing Lender shall promptly furnish to the Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).  Notwithstanding the foregoing, the Issuing Lender shall have a right to refuse to issue a Letter of Credit for any reason in its sole and absolute discretion.  In the event that the Issuing Lender decides not to issue the Letter of Credit, it shall notify the Borrower and the Agent of the decision thereto by 1:00 p.m., New York City time within three Business Days of the applicable request.

3.3           Fees and Other Charges.  (a)  The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date.  In addition, for any period when there is more than one Lender, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 1.00% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b)           In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4           [Reserved.]

3.5           Reimbursement Obligation of the Borrower.  If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft

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so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 1:00 p.m., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice.  Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds.  Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.11(b) and (y) thereafter, Section 2.11(c).

3.6           Obligations Absolute.  The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender.  The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.7           Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof.  The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8           Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9           Existing L/Cs.  The letters of credit issued under the L/C Reimbursement Agreement and outstanding on the Closing Date, and each renewal of such letters of credit, shall be deemed, on and after the Closing Date, to have been issued hereunder.

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SECTION 4.           REPRESENTATIONS AND WARRANTIES

To induce the Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Agent and each Lender that:

4.1           FERC.  The Borrower is in compliance in all material respects with the applicable requirements of FERC imposed on it as a public utility with authorization to sell electric power at wholesale at market-based rates.

4.2           Insurance.  Each Group Member has with one or more financially sound insurance companies of national standing business interruption insurance, physical damage insurance, including flood and earthquake coverage, and primary and excess liability insurance, as well as customary worker’s compensation and automobile insurance and such other insurance, if any, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.

4.3           Existence; Compliance with Law.  Each Group Member (a) is duly organized and validly existing, (b) keeps and maintains all property material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, in (i) good working order and condition (ordinary wear and tear excepted), (ii) in compliance with all Requirements of Law of any Governmental Authority having jurisdiction, including without limitation, all Environmental Laws, and (iii) in accordance with Prudent Industry Practice, in each case unless such failure or noncompliance could not reasonably be expected to result in a Material Adverse Effect, or was attributable to an Event of Force Majeure and (c) is in compliance with all Requirements of Law, such compliance to include, without limitation (i) those relating to pollution control, environmental protection, equal employment opportunity plans, ERISA plans and employee safety and (ii) with respect to the Borrower, the Facilities or the Facility Site whether or not compliance therewith shall require structural changes in the Facilities or any part thereof or require major changes in operational practices or interfere with the use and enjoyment of the Facilities or any part thereof, except, in each of (i) and (ii), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.4           Ownership of Property; Liens.  Each Group Member has good and valid fee, leasehold title to, or easement or other surface rights in, the Facility Site, subject only to Permitted Liens and has good and valid title to all of its other properties and assets (other than properties and assets disposed of in the ordinary course of business including any sale, transfer or other disposition of any obsolete, surplus or worn out equipment, parts, supplies or other materials or assets), subject only to Permitted Liens or to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.5           Intellectual Property.  Each Group Member has all patents, licenses and other proprietary rights and technology necessary in connection with the operation and maintenance of the Facilities except where the failure to so maintain such rights or technology could not reasonably be expected to have a Material Adverse Effect.

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4.6           Taxes.  Each Group Member has paid, prior to delinquency, all material taxes, assessments and governmental levies, except such as are being contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Lenders.

4.7           ERISA.  Neither an occurrence of any event nor a condition has occurred with respect to a Pension Plan if such event or condition, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or involve any (a) material risk of foreclosure, sale, forfeiture or loss of, or imposition of a Lien (other than a Permitted Lien) on, the Facilities, the Borrower’s ownership interest in the Facilities or the Facility Site or the impairment of the use, operation or maintenance of the Facilities or the Facility Site in any material respect, (b) risk of criminal liability being incurred by the Borrower or (c) material risk of any material adverse effect on the ownership interests of the Borrower.

4.8           Certain Contracts and Agreements.  Other than as required by any Transaction Document, no Group Member is engaged in any Trading Activities other than Permitted Trading Activities.

4.9           Business Activities.  The Borrower is not engaged in any business other than Permitted Businesses.

4.10         Transactions with Affiliates.  All Affiliate Transactions are in compliance with Section 7.10(a).

SECTION 5.           CONDITIONS PRECEDENT

5.1           Conditions to Initial Extension of Credit.  The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)           Credit Agreement; Security Agreement; Intercreditor Agreement.  The Agent shall have received (i) this Agreement, executed and delivered by the Agent, the Borrower and each Person listed on Schedule 1.1C, (ii) the Security Agreement, executed and delivered by the Borrower and (iii) the Intercreditor Agreement, executed and delivered by the Agent, the trustee for the holders of the Senior Notes and the Borrower, in each case, in form and substance reasonably acceptable to the Agent.

(b)           Plan of Reorganization.  The “Confirmation Date” under and as defined in the Plan of Reorganization of Homer City Funding LLC attached to that certain Plan Support Agreement, dated as of [        ], 2012, by and among Homer City Funding LLC, General Electric Capital Corporation, Metropolitan Life Insurance Company and holders of bonds issued by Homer City Funding LLC, shall have occurred and the Closing (as such term is defined in the Master Transaction Agreement) of the Master Transaction Agreement has occurred.

(c)           Lien Searches.  The Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Borrower are located, and such

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search shall reveal no liens on any of the assets of the Borrower except for liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Agent.

(d)           Fees.  The Lenders and the Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.  All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Agent on or before the Closing Date.

(e)           Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates.  The Agent shall have received (i) a certificate of the Borrower, dated as of the Closing Date, in form and substance reasonably satisfactory to Agent, with appropriate insertions and attachments, including the certificate of incorporation of the Borrower certified by the relevant authority of the jurisdiction of organization of the Borrower, and (ii) a long form good standing certificate for the Borrower from its jurisdiction of organization.

(f)            Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(g)           Insurance.  The Agent and the Lenders shall have received and be satisfied with (i) the Borrower’s insurance policies and (ii) insurance certificates satisfying the requirements of Section 6.5.

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2           Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)           Representations and Warranties.  Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

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(b)           No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.           AFFIRMATIVE COVENANTS(1)

The Borrower hereby agrees that, so long as the Revolving Amounts remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

6.1           Financial Statements.  Furnish to the Agent and each Lender:

(a)           (i)(A) audited annual financial statements of the Borrower on a consolidated basis within 120 days following the end of each fiscal year of the Borrower, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Borrower and its consolidated Subsidiaries, if any, and (B) unaudited, certified, consolidated balance sheets and unaudited consolidated statements of income and cash flow on a consolidated basis within 60 days following the end of each of the first three fiscal quarters of each fiscal year of the Borrower, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Borrower, and its consolidated Subsidiaries, if any, and, in each of (A) and (B), including a brief description of the principal place of business of the Borrower and its Subsidiaries provided, however, that (1)(x) no certifications or attestations concerning the financial statements or disclosure controls and procedures or internal controls that would otherwise be required pursuant to the Sarbanes-Oxley Act of 2002, will be required and (y) nothing contained in the terms of this Agreement shall otherwise require the Borrower to comply with the terms of the Sarbanes-Oxley Act of 2002 at any time when it would not otherwise be subject to such statute; (2) the financial statements required of acquired businesses will be limited to the financial statements that the Borrower receives in connection with the applicable acquisition, whether or not audited; (3) no financial statements of unconsolidated entities will be required; (4) the schedules identified in Section 5-04 of Regulation S-X will not be required; (5) no separate financial statements of any Affiliate of the Borrower shall be required pursuant to Rule 3-09, 3-10 or 3-16 of Regulation S-X; (6) the Borrower will not be required to comply with Regulation G under the Exchange Act and Item 10(e) of Regulation S-K with respect to any non-GAAP financial information; and (7) Regulation S-X footnote disclosures will not be required, other than those required by GAAP; and

(ii) [Reserved.]

(1)  Affirmative/Negative covenants to be conformed to the indenture covenants.

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(b)           copies of (i) all Applicable Permits obtained by the Borrower after the Closing Date and (ii) any material amendment, supplement or other modification to any Applicable Permits received by the Borrower after the Closing Date.

6.2           [Reserved.]

6.3           Payment of Taxes.  Pay, prior to delinquency, all material taxes, assessments and governmental levies, except such as are being contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Lenders.

6.4           Maintenance of Existence; Compliance.  Except as permitted under Section 7.4, at its own cost and expense, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect the legal existence of the Borrower and its Subsidiaries, and (b) keep and maintain all property material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, in (i) good working order and condition (ordinary wear and tear excepted), (ii) in compliance with all Requirements of Law of any Governmental Authority having jurisdiction, including without limitation, all Environmental Laws, and (iii) in accordance with Prudent Industry Practice, in each case unless such failure or noncompliance could not reasonably be expected to result in a Material Adverse Effect, or was attributable to an Event of Force Majeure; provided, however, that the Borrower shall not be required to preserve the legal existence of any Subsidiary, if the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Lenders, or that such preservation is not necessary in connection with any transaction not prohibited by this Agreement.

6.5           Insurance.  Maintain with one or more financially sound insurance companies of national standing business interruption insurance, physical damage insurance, including flood and earthquake coverage, and primary and excess liability insurance, as well as customary worker’s compensation and automobile insurance and such other insurance, if any, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.

6.6           [Reserved.]

6.7           Notices.  Promptly give notice to the Agent and each Lender of such information with respect to the Facilities or the Facility Site as may be required to enable the Agent to timely file with any governmental entity any reports and obtain any licenses or permits required to be filed or obtained by the Agent;

6.8           [Reserved.]

6.9           [Reserved.]

6.10         Further Assurances.  The Borrower, at its own cost and expense, shall promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including financing statements and continuation statements) as may be

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necessary in order to carry out the intent and purposes of this Agreement and the Security Documents and the transactions contemplated hereby and thereby, including those documents necessary for filing under the provisions of the Uniform Commercial Code or any Requirement of Law which are necessary or advisable in order to establish, preserve, protect and perfect the first priority Lien created by this Agreement and the Security Documents.

6.11         Compliance with Laws.  At its own expense, comply with all Requirements of Law, such compliance to include, without limitation (a) those relating to pollution control, environmental protection, equal employment opportunity plans, ERISA plans and employee safety and (b) with respect to the Borrower, the Facilities or the Facility Site whether or not compliance therewith shall require structural changes in the Facilities or any part thereof or require major changes in operational practices or interfere with the use and enjoyment of the Facilities or any part thereof, except, in each of (a) and (b), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.12         Regulatory Status.  (a) Comply in all material respects with the applicable requirements of FERC imposed on it as a public utility with authorization to sell electric power at wholesale at market-based rates and (b) as of the Closing Date and thereafter, duly file all notices, as and when required, related filings required by 18 C.F.R. Part 366 with the FERC.

6.13         Intellectual Property Rights.  The Borrower agrees to obtain and maintain all patents, licenses and other proprietary rights and technology necessary in connection with the operation and maintenance of the Facilities except where the failure to so maintain such rights or technology could not reasonably be expected to have a Material Adverse Effect.

6.14         Warranty of Title to Facility Site.

(a)           Maintain good and valid fee, leasehold title to, or easement or other surface rights in, the Facility Site, subject only to Permitted Liens;

(b)           Maintain good and valid title to all of its other properties and assets (other than properties and assets disposed of in the ordinary course of business including any sale, transfer or other disposition of any obsolete, surplus or worn out equipment, parts, supplies or other materials or assets), subject only to Permitted Liens or to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.           NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Revolving Amounts remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1           Guarantees and Contingent Obligations.  Create, incur, assume or suffer to exist any guarantee or other material contingent obligations except: (a) guarantees with respect to Permitted Trading Activities, (b) Indebtedness permitted pursuant to Section 7.02, (c) by reason of endorsement of negotiable instruments for deposit or collection or similar transactions in the

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ordinary course of the Borrower’s business, (d) indemnities in respect of unfiled mechanics’ liens and other liens permitted by clause (d) of the definition of “Permitted Liens,” (e) contingent obligations and indemnities incurred in connection with the Transaction Documents or in the ordinary course of business, and (f) customary indemnities in favor of the title insurers providing the title policies covering the Facility Site or any portion thereof or any easement or appurtenant right relating thereto in respect of claims by the holder of mechanics’ liens.

7.2           Indebtedness.  Create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness other than Permitted Indebtedness.

7.3           Liens.  Create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind against or upon any of its assets now owned or hereafter acquired, or upon any income or profits therefrom, except Permitted Liens.

7.4           Merger, Consolidation and Sale of Assets.

(a)           Solely with respect to the Borrower, (i) consolidate or merge with or into, any other Person or (ii) sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of its properties or assets to any Person or Persons in one or a series of transactions, unless after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and:

(i)            the transferee or the entity resulting from such consolidation, surviving such merger or succeeding to such properties or assets (A) shall be organized under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume, pursuant to an agreement reasonably acceptable to the Agent, all of the Borrower’s obligations under the Loan Documents; and (B) shall be a corporation, limited liability company or limited partnership;

(ii)           the Borrower shall provide to the Agent an Officers’ Certificate, each stating that such sale, assignment, conveyance, lease, transfer or other disposition comply with this Agreement and that all conditions precedent herein provided for relating to such transactions have been complied with; and

(iii)          either (A) the Project Cost Threshold has been reached on or prior to the consummation of the applicable consolidation, merger or other disposition, the proposed transferee or surviving entity commits to complete the Project on the timeline contemplated by the EPC Agreement, and the Borrower’s Board of Directors has reasonably determined in good faith that such transferee or surviving entity has the reasonable financial wherewithal to do so; or (B) Substantial Completion for both Units 1 and 2 of the Facilities have occurred; and

(iv)          after giving effect to such consolidation, merger or sale of all or substantially all of such properties or assets, the Senior Notes shall have at least two of the following three credit ratings:  at least BBB- from S&P; at least Baa3 from Moody’s and at least BBB- from Fitch; and prior to the consummation of any such transaction, the Borrower shall have provided to the Agent an Officer’s Certificate to such effect or a copy of the letters from such applicable rating agencies confirming such ratings.

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(b)           Upon the consummation of such transaction described in Section 7.4(a), the resulting, surviving or succeeding entity, if other than the Borrower, shall succeed to, and be substituted for, and may exercise every right and power and shall perform every obligation of, the Borrower under the Loan Documents with the same effect as if such entity had been named herein and therein.

(c)           The surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Borrower under this Agreement and the Security Documents.

7.5           Asset Sales.

(a)           Make any Asset Sale unless:

(i)            the assets sold are Non-Core Assets;

(ii)           the Borrower or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Borrower) of the assets sold or otherwise disposed of;

(iii)          at least 75% of the consideration therefor received by the Borrower or such Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(iv)          an amount equal to 100% of the Net Proceeds from such Asset Sale is deposited by the Borrower or such Subsidiary into the Asset Sale Proceeds Account to be used in accordance with this Section 7.5.

(b)           Within 365 days after the receipt of such Net Proceeds, the Borrower or such Subsidiary may use the Net Proceeds from any Asset Sale at its option to do any one or more of the following:

(i)            redeem the Senior Notes pursuant to Section 3.07 of the Senior Notes Indenture or to make one or more Asset Sale Offers;

(ii)           to the extent the property that is subject to such Asset Sale constitutes Collateral, to repay Indebtedness and other Obligations under this Agreement;

(iii)          acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to such acquisition of Capital Stock, the Permitted Business is or becomes a Subsidiary of the Borrower;

(iv)          acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business (including expenditures for maintenance, repair or improvement of existing properties and asset); or

(v)           make capital expenditures.

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Notwithstanding the foregoing provisions of this Section 7.5(b), if during the 365-day period described in this Section 7.5(b), the Borrower or a Subsidiary enters into a binding agreement committing it to apply such Net Proceeds of any Asset Sale in the manner set forth in Section 7.5(b)(iii), (iv) or (v), such 365-day period will be extended with respect to the amount of Net Proceeds so committed until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement) (but such extension will in no event be for a period longer than 180 days).

Any Net Proceeds from any Asset Sale that are not invested or applied as provided and within the time period set forth in Section 7.5(b) will be deemed to constitute “Excess Proceeds” and shall be applied in accordance with Section 4.11 of the Senior Notes Indenture.

7.6           Restricted Payments.  Except for payments contemplated by the Transaction Documents to be made on the Closing Date, make any Restricted Payments prior to October 1, 2014 except:

(a)           the redemption, repurchase, retirement, defeasance or other acquisition of any Capital Stock of the Borrower or any Parent in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Wholly Owned Subsidiary of the Borrower) of, Capital Stock of the Borrower (and any distribution, loan or advance of such net cash proceeds to any Parent for such purpose) or out of contributions to the equity capital of the Borrower;

(b)           the payment of dividends or other distributions or the making of loans or advances to any Parent in amounts required for any Parent to pay franchise taxes and other fees required to maintain its existence and provide for all other operating costs of any Parent to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries, if any, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services provided by third parties and other costs and expenses plus any indemnification claims made by directors or officers of any Parent attributable to the ownership or operation of the Borrower and its Subsidiaries, if any; provided, that the Borrower may not pay dividends or make distributions in excess of $3 million per fiscal year in reliance on this clause (b)

(c)           beginning the first day after the later of (x) the date on which the first cash payment of interest shall have been paid on the Senior Notes and (y) the date on which Substantial Completion for both Units 1 and 2 of the Facilities shall have occurred (the “Start Date”), the payment of dividends or other distributions to any Parent in amounts required for any Parent to pay its taxes; provided that,

(i)            the Borrower is a partnership or disregarded entity for U.S. federal income tax purposes of which any Parent is a partner or member; and;

(ii)           the cumulative amount of any such payments over all taxable periods since the Start Date will not exceed the cumulative amount of U.S. federal, state and local income taxes (including estimated taxes) that the Borrower

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would have been required to pay had the Borrower been taxable as a stand-alone C corporation with respect to the income of the Company for such periods (reduced by any income taxes of the Borrower directly paid to a Governmental Authority by the Borrower), and, for the avoidance of doubt, any loss, deduction, credit, refund or offset of the Company with respect to any taxable periods since the Start Date shall be taken into account in determining the tax liability for the Borrower had the Borrower been taxable as a stand-alone C corporation to the extent permitted by applicable law;

(d)           the redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of the Borrower or a Wholly Owned Subsidiary made in exchange for, or out of the proceeds of the substantially concurrent sale of Capital Stock of the Borrower or such Wholly Owned Subsidiary of the Borrower; and

(e)           other Restricted Payments to the extent permitted under the Senior Notes Indenture.

7.7           Stay, Extension and Usury Laws.  (To the extent it may lawfully do so), insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement; and the Borrower (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Agent, but shall suffer and permit the execution of every such power as though no such law has been enacted

7.8           [Reserved.]

7.9           EPC Agreement.  Modify, waive, amend or otherwise change the EPC Agreement in any manner (a) to materially amend the definition of Substantial Completion in a manner materially adverse to the Lenders, or (b) that would reasonably be interpreted to have been made in order to circumvent the provisions of this Agreement related to the EPC Agreement.

7.10         Transactions with Affiliates.  Make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million in the aggregate during any fiscal year, unless:

(a)           the Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the applicable Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Subsidiary with an unaffiliated third Person; and

(b)           the Borrower delivers to the Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving consideration in excess of $25.0 million a Board Resolution set forth in an Officers’ Certificate certifying that such Affiliate

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Transaction complies with this Section 7.10(a) and that such Affiliate Transaction has been approved by a majority of the Board of Directors;

provided, that the provisions of 7.10(a) shall not apply to the following:

(a)           Restricted Payments that are permitted by the provisions of this Agreement described in Section 7.6 and the definition of Permitted Investments;

(b)           transactions between or among the Borrower and/or any Wholly Owned Subsidiary of the Borrower acquired or created in compliance with this Agreement or any entity that becomes a Wholly Owned Subsidiary of the Borrower as a result of such transaction;

(c)           any reasonable employment, compensation, benefit or indemnification arrangement entered into by the Borrower in the ordinary course of business with directors, officers or employees and the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, former, current or future officers, directors, employees or consultants of the Borrower or any Parent;

(d)           transactions under (or related to) this Agreement; provided, that any waivers, amendments, modifications or other changes thereto shall be made in compliance with this Section 7.10;

(e)           any transaction or agreement between the Borrower, on the one hand, and any Affiliates of the Borrower, on the other hand, in connection with or contemplated by the Transaction Documents set forth on Schedule 7.10(f), or any amendment thereto (so long as such amendment is not disadvantageous in any material respect to the Lenders when taken as a whole compared to the applicable agreement as in effect on the Closing Date); and

(f)            any transaction for which an opinion as to the fairness to the Borrower or any Subsidiary of such transaction from a financial point of view has been issued to the Borrower or such Subsidiary by an independent investment banking firm of nationally recognized standing.

7.11         ERISA.  Permit the occurrence of any event or condition with respect to a Pension Plan if such event or condition, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or involve any (a) material risk of foreclosure, sale, forfeiture or loss of, or imposition of a Lien (other than a Permitted Lien) on, the Facilities, the Borrower’s ownership interest in the Facilities or the Facility Site or the impairment of the use, operation or maintenance of the Facilities or the Facility Site in any material respect, (b) risk of criminal liability being incurred by the Borrower or (c) material risk of any material adverse effect on the ownership interests of the Borrower.

7.12         Certain Contracts and Agreements.  Enter into any Trading Activities other than Permitted Trading Activities (except as required by any Transaction Document).

7.13         Abandonment of the Facilities.  Voluntarily permanently abandon the operation, maintenance or repair of the Facilities.

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7.14                           Restrictive Agreements.  Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any of its Subsidiaries to (a) pay dividends or make other distributions to holders of its Equity Interests; (b) make loans or advances to, or pay any Indebtedness or other obligation owed to the Borrower or any of its Subsidiaries; or (c) sell, lease or transfer any of its property or assets to the Borrower or its Subsidiaries; provided, that this Section 7.14 shall not apply to encumbrances or restrictions existing under or by reason of (i) any law, rule, regulation or order or any requirement of any regulatory body; (ii) agreements in effect on the Closing Date, including the Senior Notes Indenture; (iii) any Security Document, this Agreement or the Notes; (iv) any agreement relating to (A) asset sales that limit the transfer of such assets pending the closing of such sale or (B) the sale of a Subsidiary pending such sale, provided, that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder; (v) any agreement relating to Indebtedness permitted to be incurred by Section 7.01 or 7.02 of this Agreement if such restrictions or conditions are customary for Indebtedness of the type incurred; provided, that the restrictions therein are not materially more restrictive, taken as a whole, than those contained in the Loan Documents; (vi) any agreement of any Person or related to any asset acquired by the Borrower or any Subsidiary, so long as such restriction or condition (A) was not entered into in contemplation of the acquisition transaction, and (B) is not applicable to any Person, or the properties or assets of any Person, other than the Person, or such Person’s Subsidiaries, or the property or assets of the Person or such Persons’ Subsidiaries, so acquired; (vii) customary provisions in leases and other contracts restricting the assignment thereof; (viii) Liens permitted to be incurred by Section 7.3 of this Agreement that limit the right of the debtor to dispose of the assets subject to such Liens; and (ix) any agreement that amends, extends, renews, refinances or replaces the agreements containing restrictions or conditions in the foregoing clause (i) through (viii), or in this clause; provided, that such agreement is, in the good faith judgment of the Borrower, no more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those prior to such amendment, extension, renewal, refinancing or replacement.

7.15                           Impairment of Security Interests.  Subject to the rights of the holders of Permitted Liens, take or knowingly or negligently omit to take, any action which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Agent and the Lenders.  The Borrower shall not, and shall not permit any of its Subsidiaries party thereto to, amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the Agent and the Lenders in any material respect, except as permitted under Section 10 hereof or the Intercreditor Agreement.

7.16                           Lines of Business.  Engage in any business other than Permitted Businesses.

SECTION 8.                                EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)                                  the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation within three days after the date when due in accordance with the terms hereof;

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or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)                                 any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)                                  the Borrower shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4 (with respect to the Borrower only), Section 6.2(b), Section 6.9 or Section 7 of this Agreement; or

(d)                                 the Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 15 days after notice to the Borrower from the Agent or the Required Lenders; or

(e)                                  (i)  any Group Member shall (A) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (B) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (C) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its Stated Maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (A), (B) or (C) of this paragraph (e)(i) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (A), (B) and (C) of this paragraph (e)(i) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $5,000,000; or

(ii)                                  The Borrower shall default in the payment when due, or in the performance or observance, of any material obligation of any Contractual Obligation (other than the Senior Notes Indenture) the result of which could reasonably be expected to have a Material Adverse Effect, unless, but only as long as, the existence of any such default is being contested by the Borrower in good faith by appropriate proceedings and adequate reserves in respect thereof

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have been established on the books of such Borrower to the extent required by GAAP; or

(iii)                               Any event of default or other default under the Senior Notes Indenture occurs and, in each case as a consequence thereof, any or all of the Senior Notes has become, or has been declared, due and payable before its Stated Maturity by acceleration or otherwise; or

(f)                                    (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)                                 (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or

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conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h)                                 one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (to the extent not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)                                     the Security Agreement or any other Loan Document shall cease, for any reason, to be in full force and effect, or the Borrower or any Affiliate of the Borrower shall so assert, or any Lien created by any of the Security Agreement shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j)                                     [Reserved]; or

(k)                                  (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock the Borrower or (ii) a Change of Control shall occur;

then, and in any such event, (A)(i) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower or (ii) if such event is an Event of Default specified in clause (ii) of paragraph (k) above (to the extent such event is included within the scope of clause (b) of the definition of “Change of Control”), automatically the Revolving Amounts shall be reduced to zero and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Borrower, declare the Revolving Amounts to be reduced to zero forthwith, whereupon the Revolving Amounts shall immediately be reduced to zero; and (ii) with the consent of the Required Lenders, the Agent may , or upon the request of the Required Lenders, the Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have

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expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9.                                THE AGENTS

9.1                                 Appointment.  Each Lender hereby irrevocably designates and appoints the Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

9.2                                 Delegation of Duties.  The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3                                 Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower a party thereto to perform its obligations hereunder or thereunder.  The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

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9.4                                 Reliance by Agent.  The Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent.  The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5                                 Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders.  The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6                                 Non-Reliance on Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower or any affiliate of the Borrower, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agent that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with

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any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any affiliate of the Borrower that may come into the possession of the Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

9.7                                 Indemnification.  The Lenders agree to indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”)  (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Amounts shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Revolving Amounts, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8                                 Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though such Agent were not an Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9                                 Successor Agent.  The Agent may resign as Agent upon 30 days’ notice to the Lenders and the Borrower.  If the Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Agent by the date that is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume

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and perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any retiring Agent’s resignation as Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit.

SECTION 10.                          MISCELLANEOUS

10.1                           Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and the Borrower may, or, with the written consent of the Required Lenders, the Agent and the Borrower may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents or (b) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan (except to the extent the Termination Date is automatically extended for an additional five-year period pursuant to the definition of “Termination Date”), reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders adversely affected) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Amount, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the Collateral, in each case without the written consent of all Lenders; (iv)  [Reserved]; (v) amend, modify or waive any provision of Section 2.14 requiring pro rata payment to any Lenders without the written consent of all Lenders; (vi) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Agent without the written consent of the Agent or (vii) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Agent and all future holders of the Loans.  In the case of any waiver, the Borrower, the Lenders and the Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

10.2                           Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy

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notice, when received, addressed as follows, in the case of the Borrower and the Agent, and as set forth in an administrative questionnaire delivered to the Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:

Homer City Generation, L.P.
c/o GE Energy Financial Services, Inc.
800 Long Ridge Road
Stamford, CT 06927
Facsimile: (203) 357-6632

with a copy to:

General Electric Capital Corporation
800 Long Ridge Road
Stamford, CT 06927
Attention: Homer City Portfolio Manager
Facsimile: (203) 357-2606

with a copy to:

General Electric Capital Corporation
120 Long Ridge Road
Stamford, CT 06927
Attention: General Counsel
Facsimile: (203) 357-6632

Agent:

General Electric Capital Corporation
800 Long Ridge Road
Stamford, CT 06927 Attn: Homer City Portfolio Manager Telephone: (203) 357-4005
Facsimile: (203) 961-2606

With a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Debra Dandeneau, Esq.
Telephone: (212) 310-8541
Facsimile: (212) 310-8007

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Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided, that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Agent and the applicable Lender.  The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

10.3                           No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4                           Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5                           Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Agent and its Affiliates for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of this Agreement and the other Loan Documents, any other documents prepared in connection herewith or therewith, any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Agent, (b) to pay or reimburse each Lender and the Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees and disbursements of counsel to each Lender and of counsel to the Agent and (c) to pay, indemnify, and hold each Lender and the Agent and their respective officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower under any Loan Document (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights

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of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6                           Successors and Assigns; Participations and Assignments.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)                                 (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Amounts and the Loans at the time owing to it) with the prior written consent of:

(A)                              the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), provided, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person;

(B)                                the Agent (such consent not to be unreasonably withheld); and

(C)                                the Issuing Lender.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                              except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Amounts or Loans, the amount of the Revolving Amounts or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $1,000,000 unless each of the Borrower and the Agent otherwise consent, provided, that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliate s or Approved Funds, if any;

(B)                                (1) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Agent; and

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(C)                                the Assignee, if it shall not be a Lender, shall deliver to the Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliate s and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(ii)                                  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iii)                               The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Amounts of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, including, but not limited to, the payment of all interest and principal, notwithstanding notice to the contrary.

(iv)                              Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

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(c)                                  (i)  Any Lender may, without the consent of the Borrower or the Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Amounts and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided, such Participant shall be subject to Section 10.7(a) as though it were a Lender.  Each Lender that sells a participation, acting solely for this purpose as an agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Amounts, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Revolving Amount, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender, the Borrower and the Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.16 unless such Participant complies with Section 2.16(d).

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

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(e)                                  The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

10.7                           Adjustments; Set-off.

(a)                                  Except to the extent that this Agreement, any other Loan Document or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                 In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the Stated Maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Agent after any such application made by such Lender, provided, that the failure to give such notice shall not affect the validity of such application.

10.8                           Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Agent.

10.9                           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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10.10                     Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11                     GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12                     Submission To Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(a)                                  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, at its address set forth in Section 10.2 or at such other address of which the Agent shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13                     Acknowledgements.  The Borrower hereby acknowledges that:

(a)                                  neither the Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

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(b)                                 no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.14                     Releases of Liens.  (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b)                                 At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of contingent indemnity obligations) shall have been paid in full, the Revolving Amounts have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Agent and the Borrower under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15                     Confidentiality.  Each of the Agent and each Lender agrees to keep confidential all non-public information provided to it by the Borrower, the Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential or as to which it is otherwise reasonably clear to the recipient that such information is non-public information; provided, that nothing herein shall prevent the Agent or any Lender from disclosing any such information (a) to the Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

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All information, including requests for waivers and amendments, furnished by the Borrower or the Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their Related Parties or their respective securities.  Accordingly, each Lender represents to the Borrower and the Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.16                     WAIVERS OF JURY TRIAL.  THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17                     USA PATRIOT ACT.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Publ. 107 56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

HOMER CITY GENERATION, L.P.

By:
Name:
Title:

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent, Issuing Lender and as a Lender

By:
Name:
Title:

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

EXHIBIT A

To

Credit Agreement

[Form of]

FORM OF ASSIGNMENT AND ASSUMPTION

This ASSIGNMENT AND ASSUMPTION, dated as of the Effective Date, is entered into between                        (the “Assignor”) and                        (the “Assignee”).

The parties hereto hereby agree as follows:

Borrower:	Homer City Generation, L.P., a Delaware limited partnership (the “Borrower”)

Agent:	General Electric Capital Corporation, as agent (in such capacity and together with its successors and permitted assigns, the “Agent”)

Credit Agreement:

Uncommitted Revolving Credit Agreement, dated as of [                    ], 2012, among the Borrower, the Lenders from time to time party thereto and the Agent (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition are used as defined in the Credit Agreement)

[Trade Date:	, ](2)

Effective Date:	, (3)

(2)                              Insert for informational purposes only if needed to determine other arrangements between the assignor and the assignee.

(3)                               To be filled out by Agent upon entry in the Register.

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Aggregate amount of Revolving Amounts or principal amount of Loans for all Lenders(5)	Aggregate amount of Revolving Amounts(4) or principal amount of Loans Assigned(5)	Percentage Assigned(6)
$	$	.	%
$	$	.	%
$	$	.	%

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

(4)                               In the case of the Revolving Amounts, including Revolving Loans.

(5)                               Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.  The aggregate amounts are inserted for informational purposes only to help in calculating the percentages assigned which, themselves, are for informational purposes only.

(6)                               Set forth, to at least 9 decimals, the Assigned Interest as a percentage of the aggregate Revolving Amount or Loans in the Facility.  This percentage is set forth for informational purposes only and is not intended to be binding.  The assignments are based on the amounts assigned not on the percentages listed in this column.

2

Section 1.                                            Assignment.  Assignor hereby sells and assigns to Assignee, and  Assignee hereby purchases and assumes from Assignor, Assignor’s rights and obligations in its capacity as Lender under the Credit Agreement (including Liabilities owing to or by  Assignor thereunder) and the other Loan Documents, in each case to the extent related to the amounts identified above (the “Assigned Interest”).

Section 2.                                            Representations, Warranties and Covenants of Assignors.  Assignor (a) represents and warrants to Assignee and the Agent that (i) it has full power and authority, and has taken all actions necessary for it, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (ii) it is the legal and beneficial owner of its Assigned Interest and that such Assigned Interest is free and clear of any Lien and other adverse claims and (iii) by executing signing and delivering this assignment via ClearPar® or any other electronic settlement system designated by the Agent, the Person signing, executing and delivering this Assignment on behalf of the Assignor is an Authorized signer for the Assignor and is authorized to execute, sign and deliver this agreement, (b) makes no other representation or warranty and assumes no responsibility, including with respect to the aggregate amount of the Loans and Revolving Amounts, the percentage of the Loans and Revolving Amoun represented by the amounts assigned, any statements, representations and warranties made in or in connection with any Loan Document or any other document or information furnished pursuant thereto, the execution, legality, validity, enforceability or genuineness of any Loan Document or any document or information provided in connection therewith and the existence, nature or value of any Collateral and (c) assumes no responsibility (and makes no representation or warranty) with respect to the financial condition of the Borrower or the performance or nonperformance by the Borrower of any obligation under any Loan Document or any document provided in connection therewith.

Section 3.                                            Representations, Warranties and Covenants of Assignees.  Assignee (a) represents and warrants to Assignor and the Agent that (i) it has full power and authority, and has taken all actions necessary for Assignee, to execute and deliver this Assignment and to consummate the transactions contemplated hereby, (ii) it is [not] an Affiliate or an Approved Fund of               , a Lender and (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest assigned to it hereunder and either Assignee or the Person exercising discretion in making the decision for such assignment is experienced in acquiring assets of such type, (iv) by executing, signing and delivering this Assignment via ClearPar® or any other electronic settlement system designated by the Agent, the Person signing, executing and delivering this Assignment on behalf of the Assignor is an Authorized signer for the Assignor and is authorized to execute, sign and deliver this Agreement (b) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (c) shall perform in accordance with their terms all obligations that, by the terms of the Loan Documents, are required to be performed by it as a Lender, (d) confirms it has received such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and shall continue to make its own credit decisions in taking or not taking any action under any Loan Document independently and without reliance upon Agent, any Issuing Lender, any Lender or

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any other Indemnitee and based on such documents and information as it shall deem appropriate at the time, (e) acknowledges and agrees that, as a Lender, it may receive material non-public information and confidential information concerning the Borrower and its Affiliates and their Stock and agrees to use such information in accordance with Section 10.15 of the Credit Agreement, (f) specifies as its applicable lending offices (and addresses for notices) the offices at the addresses set forth beneath its name on the signature pages hereof, (g) shall pay to the Agent an assignment fee in the amount of $3,500 to the extent such fee is required to be paid under Section 10.6(b)(ii)(B) of the Credit Agreement and (h) to the extent required pursuant to Section 2.16(d) of the Credit Agreement, attaches two completed originals of Forms W-8ECI, W-8BEN or W-9 and, if applicable, a portfolio interest exemption certificate.

Section 4.                                            Determination of Effective Date; Register.  Following the due execution and delivery of this Assignment by Assignor, Assignee and, to the extent required by Section 10.6 of the Credit Agreement, the Borrower, this Assignment (including its attachments) will be delivered to the Agent for its acceptance and recording in the Register.  The effective date of this Assignment (the “Effective Date”) shall be the later of (i) the acceptance of this Assignment by the Agent and (ii) the recording of this Assignment in the Register.  The Agent shall insert the Effective Date when known in the space provided therefor at the beginning of this Assignment.

Section 5.                                            Effect.  As of the Effective Date, (a) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender under the Credit Agreement and (b) Assignor shall, to the extent provided in this Assignment, relinquish its rights (except those surviving the termination of the Revolving Amounts and payment in full of the Obligations) and be released from its obligations under the Loan Documents other than those obligations relating to events and circumstances occurring prior to the Effective Date.

Section 6.                                            Distribution of Payments.  On and after the Effective Date, the Agent shall make all payments under the Loan Documents in respect of each Assigned Interest (a) in the case of amounts accrued to but excluding the Effective Date, to Assignor and (b) otherwise, to Assignee.

Section 7.                                            Miscellaneous.  (a) The parties hereto, to the extent permitted by law, waive all right to trial by jury in any action, suit, or proceeding arising out of, in connection with or relating to, this Assignment and any other transaction contemplated hereby.  This waiver applies to any action, suit or proceeding whether sounding in tort, contract or otherwise.

(b)                                 On and after the Effective Date, this Assignment shall be binding upon, and inure to the benefit of, the Assignor, Assignee, the Agent and their Related Parties and their successors and assigns.

(c)                                  This Assignment shall be governed by, and be construed and interpreted in accordance with, the law of the State of New York.

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(d)                                 This Assignment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(e)                                  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Delivery of an executed signature page of this Assignment by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart of this Assignment.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR]
as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE]
as Assignee

By:
Name:
Title:

Lending Office for Eurodollar Loans:

[Insert Address (including contact name, fax number and e-mail address)]

Lending Office (and address for notices) for any other purpose:

[Insert Address (including contact name, fax number and e-mail address)]

[SIGNATURE PAGE FOR ASSIGNMENT FOR UNCOMMITTED REVOLVING CREDIT AGREEMENT]

ACCEPTED and AGREED
this      day of              20[    ]:

GENERAL ELECTRIC CAPITAL CORPORATION
as Agent and Issuing Lender

By:
Name:
Title:

[HOMER CITY GENERATION, L.P., a Delaware limited partnership](7)

By:
Name:
Title:

(7)                              Include only if required pursuant to Section 10.6 of the Credit Agreement.

EXHIBIT B

To

Credit Agreement

[Form of]
NOTICE OF BORROWING

General Electric Capital Corporation
as Agent for
the Lenders referred to below,
800 Long Ridge Road

Stamford, CT 06927

Attention: Homer City Portfolio Manager

Re:  Homer City Generation, L.P.

[Date]

Ladies and Gentlemen:

Reference is made to the Uncommitted Revolving Credit Agreement dated as of [                    ], 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Homer City Generation, L.P. (the “Borrower”), the Lenders from time to time party thereto and General Electric Capital Corporation, as Agent.  The Borrower hereby gives you notice pursuant to Section 2.2 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Class of Borrowing	Revolving Borrowing

(B)	Principal Borrowing(8)	amount of

(C)	Date of	Borrowing
(which is a Business Day)

(D)	Type of Borrowing	[ABR] [Eurodollar]

(E)	Interest Period and the last day thereof(9)

(F)	[Funds are requested to be disbursed to Borrower’s account with
[ ] (Account No. ).] / [which account information is on file with you]

(8)  Principal amount of Borrowing shall be in accordance with Section 2.2 of the Credit Agreement

(9)  Shall be subject to the definition of “Interest Period” in the Credit Agreement.

Borrower hereby represents and warrants that the conditions to lending specified in Sections 5.2(a) and (b) of the Credit Agreement are satisfied as of the date hereof.

[signature page follows]

HOMER CITY GENERATION, L.P., as Borrower

By:
Name:
Title:

[SIGNATURE PAGE FOR UNCOMMITTED REVOLVING CREDIT AGREEMENT BORROWING NOTICE]

HOMER CITY GENERATION, L.P.

8.137% Senior Secured Notes due 2019

8.734% Senior Secured Notes due 2026

INDENTURE

Dated as of [                    ], 2012

THE BANK OF NEW YORK MELLON

as Trustee and Collateral Agent

This INDENTURE dated as of [           ], 2012, is by and between HOMER CITY GENERATION, L.P., a Delaware limited partnership, and THE BANK OF NEW YORK MELLON, as trustee (the “Trustee”) and Collateral Agent.

The Company and the Trustee and Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 2019 Notes and for the equal and ratable benefit of the Holders of the 2026 Notes:

ARTICLE 1.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.                                                 Definitions.

For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

“2019 Notes” means the Company’s 8.137% Senior Secured Notes due 2019.

“2026 Notes” means the Company’s 8.734% Senior Secured Notes due 2026.

“Acceptable Credit Provider” means a U.S. or U.S. branch of a foreign bank or trust company that (a) has a combined capital and surplus of at least $1 billion whose long term unsecured debt is rated “A3” or higher by Moody’s or “A-” or higher by S&P and (b) is exempt from SEC registration under Section 3(a)(2) of the Securities Act.

“Accounts Receivables” means “Accounts” as defined in Article 9 of the Uniform Commercial Code.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“After-Acquired Property” means any assets or property of the Company or any Subsidiary of the Company acquired after the Issue Date that is intended to constitute Collateral hereunder and under the Security Documents.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Permit” means any material Permit, including any zoning, environmental protection, pollution, sanitation, FERC, safety, siting or building Permit, (a) that is necessary at any given time in light of the stage of development, construction or operation of the Facilities or Facility Site to acquire, operate, maintain, repair, own or use the Facilities or Facility Site or to sell electricity therefrom, or (b) that is necessary so that none of the Collateral Agent or the Trustee nor any Affiliate of any of them may be deemed by any Governmental Authority to be subject to regulation under any applicable law relating to electric utilities, generators, wholesalers or retailers, in each case, as a result of the operation of the Facilities or the sale of electricity therefrom.

“Applicable Procedures” means, with respect to any transfer, redemption or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer, redemption or exchange.

“Asset Sale” means:

(a) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of assets (including by way of a sale/leaseback transaction) of the Company or any Subsidiary of the Company, or

(b) the issuance or sale of Equity Interests of any Subsidiary (other than to the Company or another Subsidiary of the Company) other than directors’ or other legally required qualifying shares or Disqualified Stock otherwise permitted to be issued pursuant to this Indenture.

in each of (a) and (b), whether in a single transaction or a series of related transactions and other than Permitted Asset Sales.

“Asset Sale Proceeds Account” means, collectively (i) a deposit account of the Company into which the Net Proceeds of Asset Sales of Working Capital Facility Collateral are deposited and (ii) a deposit account of the Company into which the Net Proceeds of Asset Sales of Notes Collateral are deposited.

“Authorized Officer” means, with respect to any Person, its Chairman of the Board, its President, its Chief Financial Officer, any Senior Vice President, any Vice President, its Treasurer or any other Person authorized by the General Partner or pursuant to the Transaction Documents or any resolution of the Board of Directors of such Person.

“Bank Collateral Agent” means General Electric Capital Corporation and any successor under the Working Capital Facility, or if there is no Working Capital Facility, the “Bank Collateral Agent” designated pursuant to the terms of the Lenders Debt.

“Bank Lender” means any lender or holder of Indebtedness under the Working Capital Facility or, if there is no Working Capital Facility, any lender or holder of Lenders Debt.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors, or the law of any other jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.  The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means (a) in respect of a corporation, the board of directors of the corporation, or any duly authorized committee thereof; (b) with respect to a partnership, the Board of Directors of the general partner of the partnership; and (c) in respect of any other Person, the board or committee of that Person serving an equivalent function.

“Board Resolution” of a Person means a copy of a resolution certified by the secretary or an assistant secretary (or individual performing comparable duties) of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“BOP Agreements” means construction agreements for the Facilities and other contracts and purchase orders (including purchase orders requested from the EPC Contractor) that pertain to construction work and other services in support of the Project, pursuant to which the balance of construction for the Facilities and installation work and other services (that are not defined within the scope of the EPC Agreement) will be performed by the contractors party thereto in connection with the installation and construction of pollution control equipment.

“Business Day” means any day other than a Legal Holiday.

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“Capital Lease Obligation” means, at any time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capital Stock” means

(a)                                  in the case of a corporation, corporate stock or shares;

(b)                                 in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)                                  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d)                                 any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means any of the following:

(a)                                  any Investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(b)                                 Investments in eurodollar time deposits, time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $500 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c)                                  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)                                 Investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(e)                                  Investments in securities maturing not more than 360 days after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s; and

(f)                                    Investments in mutual funds whose investment guidelines restrict substantially all of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above.

“Cash Rate” shall have the meaning set forth in paragraph 1 of each of the Notes.

“Change of Control” means the occurrence of any of the following:

(a) the sale, lease, conveyance or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, if any, taken as a whole, to any Person other than a Permitted Holder; or

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(b) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Company (directly or through the acquisition of voting power of Voting Stock of any direct or indirect Parent); or

(c) the Permitted Holders hold less than 50.1% of the Voting Stock of the Company at any time prior to Substantial Completion of Units 1 and 2 of the Facilities;

provided that the Company may, on a single occasion, designate one transaction or series of related transactions that would otherwise constitute a Change of Control as an “Exempted Change of Control Transaction”, which shall not constitute a Change of Control for purposes of this Indenture, if:

(1) the Working Capital Facility has been or will be repaid and terminated prior to or in connection with the transaction giving rise to the Exempted Change of Control Transaction; and any one of the following conditions in clause (2) below has been met:

(2)                                  (A) the Project Cost Threshold has been reached on or prior to the consummation of the transaction giving rise to the Exempted Change of Control Transaction; the proposed transferee or surviving entity commits to complete the Project on the timeline contemplated by the EPC Agreement; and the Company’s Board of Directors has reasonably determined in good faith that such transferee or surviving entity has the reasonable financial wherewithal to do so; or

(B) the Project Cost Threshold has been reached on or prior to the consummation of the transaction (or series of related transactions) giving rise to the Exempted Change of Control Transaction and after giving effect to such transaction or transactions, the Permitted Holders shall not have sold, conveyed or otherwise transferred in the aggregate to any Person or group (as set forth above), other than to one or more Permitted Holders, more than 51% of the Voting Stock of the Company held by them, in the aggregate, as of the Issue Date; provided, that, until Substantial Completion of both Units 1 and 2 of the Facilities, any sale, conveyance or other transfer, in whole or in part, by the Permitted Holders of more than 51% of the Voting Stock of the Company held by them in the aggregate as of the Issue Date to any Person or group (other than any Permitted Holder) shall constitute a Change of Control hereunder (and, for the avoidance of doubt, after Substantial Completion of both Units 1 and 2 of the Facilities, any sale, conveyance or other transfer by the Permitted Holders at any time and from time to time of all or any portion of the remaining shares of Voting Stock of the Company held by them shall not constitute a Change of Control hereunder); or

(C) Substantial Completion for both Units 1 and 2 of the Facilities have occurred.

“Clearstream” means Clearstream Banking S.A. and any successor thereto.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means the Notes Collateral and the Working Capital Facility Collateral.

“Collateral Agent” means The Bank of New York Mellon, in its capacity as collateral agent hereunder and under the Notes Security Documents, and any successor thereto in such capacity.

“Company” means Homer City Generation, L.P., and any successor thereto.

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“Contractor Equipment” means all of the equipment, materials, apparatus, structures, tools, supplies and other goods provided and used by the EPC Contractor or its subcontractors for performance of the Work but which is not intended to be incorporated into, or used in connection with operation of, the Facilities.

“Controlled Group” means all corporations which are members of a controlled group of corporations within the meaning of Section 1563(a) of the Code determined without regard to Sections 1563(a)(4) and 1563(e)(3)(C) and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001 of ERISA.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee located at The Bank of New York Mellon, 101 Barclay Street, New York, New York, 10286, Attention: Corporate Trust Division, Facsimile: 212-815-5704, or such other address as to which the Trustee may give notice to the Holders and the Company.

“Custodian” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03(c) as Custodian with respect to the Notes, and any and all successors thereto appointed as custodian hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Debt Service” means the principal, interest, fees, costs, expenses, indemnities and any other amounts, in each case, payable in respect of the Notes.

“Debt Service Coverage Ratio” means, as of the applicable Restricted Payment Date, a ratio the numerator of which is Net Cash Flow for the most recently ended four fiscal quarters for which financial statements have been furnished pursuant to Sections 4.03(a) and 4.03(d), taken as one accounting period, and the denominator of which is the Debt Service payable during the twelve month period beginning on such Restricted Payment Date.

“Debt Service Reserve Account” means an account established by the Company and maintained with the Collateral Agent for purposes of funding the Debt Service Reserve Amount, as and when required pursuant to Section 4.14 hereof.

“Debt Service Reserve Amount” means the principal, interest, fees, costs, expenses, indemnities, and any other amounts in each case required to be paid in cash in respect of the Notes on the next Payment Date.

“Debt Service Reserve Letter of Credit” means that letter of credit maintained at any time by the Company in favor of the Trustee for the benefit of the holders of the Notes.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 or 2.10 hereof, in substantially the form of Exhibits A-1 and A-2 hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03(b) hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Discharge of Revolving Credit Obligations” means “Discharge of Revolving Credit Obligations” as such term is defined in the Intercreditor Agreement.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding

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any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than upon the occurrence of a change of control or an asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than upon the occurrence of a change of control or an asset sale), in whole or in part, in each case at any time on or prior to the date that is 91 days after the earlier of the Stated Maturity or the date the Notes are no longer outstanding, provided, however, that (a) only the portion of such Capital Stock which so matures or is mandatorily redeemable or is redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (b) with respect to any Capital Stock issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s terminations, resignation, death or disability and (c) if any class of Capital Stock of such Person by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock, such Capital Stock shall not be deemed to be Disqualified Stock.

“Environmental Claim” means any administrative, regulatory or judicial action, fee, cause of action, obligation, suit, liability, loss, damage, proceeding, decree, judgment, penalty, fine, demand, demand letter, order, directive, claim (including any claim involving liability in tort, strict, absolute or otherwise), lien, sanction, notice of noncompliance or violation, citation, warning, complaint, investigation, legal or consultant fee or expense, or cost of investigation or proceeding, relating in any way to any Environmental Law, or arising from the actual or alleged presence or release of any Hazardous Material (hereinafter “Liabilities”) including and regardless of the merit of such Liability, any and all Liabilities for (a) investigation, assessment, abatement, correction, enforcement, mitigation, cleanup, removal, response, remediation or other activities related to the actual or alleged presence or release of Hazardous Materials, (b) damages, contribution, indemnification, cost recovery, compensation or injunctive or declaratory relief related to violations of Environmental Law or the actual or alleged presence or release of Hazardous Materials, or (c) any alleged or actual injury or threat of injury to human health, safety, natural resources or the environment in connection with a violation of Environmental Law or the actual or alleged presence or release of Hazardous Materials.

“Environmental Laws” means all federal, state and local statutes, laws, ordinances, codes, rules, regulations, consent decrees, administrative orders, administrative directives, injunctions, deed restrictions, applicable judgments and any other legally enforceable requirements of any Governmental Authority relating to regulating or imposing liability or standards of conduct concerning Hazardous Materials, public health, safety or the environment or natural resources, as have been, are now, or may at any time hereafter be in effect.

“EPC Agreement” means the Turnkey Engineering, Procurement and Construction Agreement, dated as of April 2, 2012 between the EPC Agreement Obligor and the EPC Contractor, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof.

“EPC Agreement Obligor” means EFS Homer City, LLC, a Delaware limited liability company and an indirect Subsidiary of General Electric Capital Corporation, and any successors or assigns under the EPC Agreement.

“EPC Contractor” means Kiewit Power Constructors Co.

“Equipment” means all of the equipment, materials, apparatus, structures, tools, supplies, goods and other items provided by the EPC Contractor and its subcontractors that are installed or incorporated into the equipment, services and utilities completed as part of the services and Work to be provided or caused to be provided by or through the EPC Agreement or otherwise form or are intended to form part of the Work and Project contemplated by the EPC Agreement and shall not include Contractor Equipment.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

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“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear systems, and any successor thereto.

“Event of Force Majeure” means the occurrence of an event beyond the control of the Person claiming the benefit of such Event of Force Majeure, due to fire, flood, explosion, action of the elements, acts of God, accidents, strikes, lockouts or other labor trouble, insurrections, riots, or other civil disturbances, war, enemy action, or acts, demands or requirements of any Governmental Authority, or other causes of like nature, in each case, which (or the effect of which) such Person could not reasonably be expected to avoid.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exempted Change of Control Transaction” has the meaning set forth in the definition of Change of Control in this Section 1.01.

“Facilities” means the Homer City Electric Generating Station and the adjacent coal cleaning facility, together with all other assets associated therewith and ancillary thereto located on the Facility Site and owned directly or indirectly by the Company or any of its Subsidiaries, including, without limitation, Units 1, 2 and 3.

“Facility Site” means the parcels of land situated in Center Township and Blacklick Township, Indiana County, Pennsylvania, owned directly or indirectly by the Company or any of its Subsidiaries.

“FERC” means the Federal Energy Regulatory Commission of the United States or any successor or predecessor agency thereto.

“Fitch” means Fitch Ratings Ltd.

“GAAP” means generally accepted accounting principles in the United States of America, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied.  All ratios and computations based on GAAP contained in this Indenture will be computed in conformity with GAAP.

“General Partner” means EFS HC GP, LLC, a Delaware limited liability company.

“Global Note Legend” means the legend set forth in Section 2.06(b), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means the global Notes in the form of Exhibits A-1 and A-2 hereto issued in accordance with Article 2 hereof.

“Governmental Authority” means any nation or government or any political subdivision thereof, any state, province or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations. The term “guarantee” used as a verb has a corresponding meaning.

“Guarantee” means any guarantee of the Obligations of the Company under this Indenture and the Notes by any Person in accordance with the provisions of this Indenture.

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“Guaranteed Substantial Completion Date” means “Guaranteed Substantial Completion Date,” as defined in the EPC Agreement.

“Guarantor” means any Person that incurs a Guarantee with respect to the Notes in accordance with the terms of this Indenture.

“Hazardous Materials” means:

(a) any “hazardous substance,” as defined by any Environmental Law;

(b) any “hazardous waste,” as defined by any Environmental Law;

(c) any petroleum product (including crude oil or any fraction thereof); or

(d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, force or substance (including polychlorinated biphenyls, urea formaldehyde insulation, asbestos or radioactivity) that is regulated, prohibited or restricted pursuant to any Environmental Laws or that could give rise to an Environmental Claim.

“Hedging Obligations” means, as to any Person, the net payment Obligations of all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement entered into by such Person in order to protect against fluctuations in interest rates, commodities or exchange rates, either generally or under specific contingencies, and, in any event, not for speculative purposes.

“Holder” means a Person in whose name a Note is registered in the Security Register.

“Indebtedness” of any Person means, without duplication:  (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade payables and accrued liabilities arising in the ordinary course of business); (d) all reimbursement obligations with respect to surety bonds, letters of credit (to the extent not collateralized with cash or Cash Equivalents), bankers’ acceptances and similar instruments (in each case, whether or not matured); (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations; (g) all Hedging Obligations; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; (i) all contingent liabilities appearing on the consolidated balance sheet of such Person; (j) all obligations of such Person in respect of Disqualified Stock; and (k) all Indebtedness of any other Person of the type referred to in clauses (a) through (j) guaranteed by such Person or for which such Person shall otherwise (including pursuant to any keepwell, makewell or similar arrangement) become directly or indirectly liable; provided, however, that, for the avoidance of doubt, Indebtedness shall not include the Company’s obligation to reimburse Parent or any of its Affiliates for certain fees and expenses pursuant to Sections 2.2 and 2.5 of Homer City Funding LLC’s Plan of Reorganization under Chapter 11 of Title 11 of the United States Code.

“Indenture” means this instrument, as originally executed or as it may from time to time be supplemented or amended in accordance with Article 9 hereof.

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“Independent Engineer” means a nationally recognized independent engineering and consulting firm which has substantial experience in appraising facilities similar to the Facilities, which, as Independent Engineer, will independently review the technical aspects of the project, analyze the contractual structure and create financial projections.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of [        ], 2012, by and between General Electric Capital Corporation, in its capacity as collateral agent under the Working Capital Facility, and The Bank of New York Mellon, not in its individual capacity, but solely in its capacity as Trustee and Collateral Agent under this Indenture, as the same may be amended from time to time.

“Inventory” means “Inventory” as defined in Article 9 of the Uniform Commercial Code.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including guarantees or other Obligations), advances of assets or capital contributions (excluding commission, travel and entertainment, moving and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Issue Date” means [DATE].

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York, the city which the Corporate Trust Office of the Trustee is located or any other place of payment on the Notes are authorized by law, regulation or executive order to remain closed.

“Lenders Debt” means any (a) Indebtedness outstanding from time to time under the Working Capital Facility, (b) all Obligations with respect to such Indebtedness and any Hedging Obligations directly related to any Lenders Debt and (c) all cash management obligations incurred with any Bank Lender (or their affiliates).

“Lien” means with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Material Adverse Effect” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company or any Significant Subsidiary to perform or comply with its obligations under the Indenture, the Notes or the Notes Security Documents, (c) the validity or enforceability of any of the Indenture, the Notes, or the Notes Security Documents, the Liens granted thereunder, or the material rights and remedies of the parties thereto, (d) the priority of the Liens on the Collateral or the Guarantees, taken as whole, or (e) with respect to the Company’s interest in the Facilities, the residual value or remaining useful life of the Facilities.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business of Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as such term is defined in Section 4001(a)(3) of ERISA.

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“Net Cash Flow” means, for any period, on a consolidated basis, (a) all Revenues for such period, minus (b)(i) all fuel, plant operations and administrative and general expenses of the Company, (ii) capital expenditures of the Company (other than capital expenditures that are funded with equity contributions or Subordinated Indebtedness), (iii) all fees paid by the Company relating to any financing activities, and (iv) all taxes paid, and tax distributions made pursuant to Section 4.14(b)(iii) hereof, by the Company, in each case during such period and as determined in accordance with GAAP.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form, net of the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes and tax distributions paid or payable as a result thereof, amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required to be paid as a result of such transaction (including to obtain any required consent therefor), and any deduction of appropriate amounts to be provided by the Company or any Subsidiary of the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or such Subsidiary of the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New Source Review” means the New Source Review (NSR) permitting program established by Congress as part of the Clean Air Act Amendments of 1977 and promulgated by the United States Environmental Protection Agency on July 1, 2011 as part of a federal implantation plan.

“Non-Core Assets” means any property or assets of the Company or any Subsidiary of the Company the sale of which, in the aggregate, would not cause either (i) the generating capacity at the Facilities to fall below 1790 megawatts or (ii) the heat rate at the Facilities to exceed 10,500 btu/kWh with respect to Unit 1 or Unit 2 and 10,710 btu/kWh with respect to Unit 3.

“Non-Current Capacity Payments” means as of any date, payments not due within 45 days with respect to the offering by the Company or any of its Subsidiaries of generation capacity in bilateral arrangements or in organized markets such as the so-called “capacity market” in PJM.”

“Notes” means the 2019 Notes and the 2026 Notes and, more particularly, means any Note (including PIK Notes) authenticated and delivered under this Indenture, as amended from time to time in accordance with the terms hereof, that are issued pursuant to this Indenture.  For purposes of this Indenture, all references to Notes to be issued or authenticated upon transfer, replacement or exchange shall be deemed to refer to Notes of the applicable series.  For purposes of this Indenture, all references to “principal amount” of the Notes shall include any PIK Notes issued in respect thereof as a result of a PIK Payment.

“Notes Collateral” means any and all of the assets and property, other than the Working Capital Facility Collateral, of the Company, the EPC Agreement Obligor and each Subsidiary of the Company subject or purported to be subject, from time to time, to a Lien under the Notes Security Documents.

“Notes Security Documents” means the Security Documents to which the Collateral Agent is a party.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer or any Executive Vice President of the Company.

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“Officers’ Certificate” means a certificate, in form and substance reasonably satisfactory to the Trustee, signed by two Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the Trustee.

“Operating Threshold” means the Facilities are operating at a monthly average availability factor of at least 80%.

“Opinion of Counsel” means a written opinion, in form and substance reasonably satisfactory to the Trustee, from legal counsel who is acceptable to the Trustee and which meets the requirements of Section 13.05 hereof.  Subject to the foregoing sentence, the counsel may be an employee of or counsel to the Company or any Affiliate of the Company.

“Parent” means any direct or indirect parent company of the Company.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively, and, with respect to DTC, shall include Euroclear and Clearstream.

“Payment Date” shall have the meaning set forth in paragraph 1 of each Note.

“Pension Plan” means a “pension plan,” as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to Title IV of ERISA, and to which any member of the Controlled Group has any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA or having an obligation to contribute under Section 4212 of ERISA.

“Permit” means any action, approval, certificate, consent, waiver, exemption, variance, order, permit, authorization, right or license of or from, and any filing with a Governmental Authority.

“Permitted Asset Sales” means:

(a) Sales of inventory (including, but not limited to, fuel), products, emission allowances and/or credits and other similar dispositions and sales of obsolete or worn out equipment, energy, capacity and ancillary services, in the ordinary course of business consistent with Prudent Industry Practice; provided, however, that with respect to sales or dispositions of emission allowances and/or credits, actions taken in compliance with the following guidelines shall be deemed to be “in the ordinary course” and in accordance with Prudent Industry Practice:

•                  Emission allowances and/or credits that have been allocated to the Facilities which may be applied by the Facilities at any time during the 365 day period following the date of the proposed sale (the “Allowance Year”) may be sold, traded, pledged or otherwise disposed of at any time unless an Event of Default has occurred and is continuing;

•                  Emission allowances and/or credits beyond the Allowance Year may only be sold, traded, pledged or otherwise disposed of if (i) no Event of Default has occurred and is continuing, and (ii) the amount of allowances and/or credits allocated or reasonably expected to be allocated to the Facilities for such years is in excess of the amount of allowances and/or credits reasonably estimated by the Company to be required by the Facilities to operate in such years at the Company’s projected level of operations, such that the amount of allowances and/or credits sold, traded, pledged or otherwise disposed of is reasonably expected by the Company to be surplus to the needs of the Facilities for such year or years;

•                  Emission allowances and/or credits may be useable in any year if, simultaneous with any sale or other disposition, the Company purchases allowances and/or credits issued with respect to

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another year but which allowance and/or credit is useable in the same year as the year of the allowance and/or credit that was sold, such that after giving effect to such sale and purchase, the Facilities have available for use the same amount of allowances and/or credits for the relevant year as it did prior to such sale and purchase;

•                  Transactions may be entered into with counterparties which have at least two of the following three credit ratings: at least BBB- from S&P; at least Baa3 from Moody’s; and at least BBB- from Fitch, whereby the Company transfers title to an allowance and/or credit to such counterparty in return for such counterparty’s agreement to transfer back to the Company an identical allowance and/or credit at an agreed future date that is prior to the date by which the Facilities will need such allowance and/or credit for its operations; and

•                  Emissions allowances and/or credits that a Governmental Authority requires the Company to forfeit in association with New Source Review proceedings or any settlement related thereto.

(b)                                 Restricted Payments of Non-Core Assets permitted by Section 4.14 hereof and Permitted Investments made with Non-Core Assets;

(c)                                  any transaction permitted under Section 5.01 hereof;

(d)                                 any disposition of Non-Core Assets with a fair market value of less than $10.0 million in any single transaction or series of related transactions; provided, however, that the aggregate fair market value of all dispositions made pursuant to this clause (d) shall not exceed $50.0 million;

(e)                                  any transfer of assets to any Wholly Owned Subsidiary of the Company acquired or formed in compliance with Section 4.13 hereof;

(f)                                    the granting of Liens not prohibited by Section 4.10 or the foreclosure, condemnation or any similar action on any property or assets; and

(g)                                 sales or other dispositions of cash and Cash Equivalents.

“Permitted Businesses” means any business conducted by the Company or any Subsidiary of the Company on the Issue Date and any other businesses reasonably related, ancillary or complementary thereto, or any reasonable extension thereof, and any activities reasonably incidental thereto, including, for the avoidance of doubt, the business of ownership or leasing, as applicable, operation, maintenance and output marketing of the Facilities and the generation of income therefrom.

“Permitted Holders” means General Electric Capital Corporation and any of its Wholly Owned Subsidiaries.

“Permitted Investments” means (a) any Investment in the Company or any Wholly Owned Subsidiary of the Company acquired or formed in compliance with Section 4.13 hereof; (b) any Investment by the Company or any Wholly Owned Subsidiary of the Company in a Person, if as result of such Investment (i) such Person becomes a Wholly Owned Subsidiary of the Company, or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer and the Company complies with Section 4.13 hereof; (c) Investments received (i) in settlement of debt created in the ordinary course of business and owing to the Company or any Subsidiary of the Company, (ii) in satisfaction of judgments or foreclosure, (iii) in exchange for any other Investment or accounts receivable held by the Company or any Subsidiary of the Company in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such Investment or account receivable, or (iv) as non-cash consideration in connection with a Permitted Asset Sale; (d) Investments represented by Hedging Obligations entered into (i) for the purpose of fixing a rate of interest on floating rate Indebtedness of the Company, so long as such Hedging Obligations relate to Indebtedness otherwise

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permitted to be incurred by the Company hereunder and (ii) in connection with Permitted Trading Activities; (e) Investments existing on the Issue Date and any extension, modification or renewal thereof, so long as the amount of such extension, modification or renewal does not exceed the greater of the original amount of such Investment and the value of such Investment on the date of such extension, modification or renewal; (f) obligations issued or guaranteed as to principal and interest (including money market securities) by (i) the United States of America or (ii) any agency thereof for which its obligations are backed by the full faith and credit of the United States of America, and certificates evidencing ownership of the right to the payment of the principal of and interest on such obligations, provided that such obligations are held in the custody of an Acceptable Credit Provider in a special account separate from the general assets of such custodian; (g) certificates of deposit or other interest-bearing obligations of the Collateral Agent, and Acceptable Credit Provider or other bank with long-term unsecured debt rated either “AAA” by S&P or “Aaa” by Moody’s, or “A” or higher by S&P and “A2” or higher by Moody’s; (h) commercial paper, money market securities and other corporate debt securities rated, on the date of purchase, “A-1” by S&P or “P-1” by Moody’s or higher for securities with original maturities of less than one year and “AAA” by S&P and “A2” or higher by Moody’s, for securities with original maturities of one year or greater and maturing not more than one year from the date of acquisition thereof; (i) any Investment by the Company or a Wholly Owned Subsidiary of the Company in a Person engaged in a Permitted Business, provided that any such Investment, taken together with all Investments made pursuant to this clause (i), shall not exceed $30,000,000 in the aggregate at any one time outstanding (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), (j) guarantees permitted under Section 4.08 and 4.09 hereof; (k) Trading Activities permitted under Section 4.28 hereof; and (l) any Investment by the Company or any Wholly Owned Subsidiary of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Wholly Owned Subsidiary of the Company) of, Capital Stock of the Company (and any distribution, loan or advance of such net cash proceeds to any Parent for such purpose) or out of contributions to the equity capital of the Company.

“Permitted Liens” means (a) all Liens and security interests securing the Notes, Permitted Refinancing Indebtedness with respect to such Notes and any obligations with respect to such Notes and Permitted Refinancing Indebtedness; (b) Liens and security interests securing Obligations under the Working Capital Facility, provided that such Liens are subject to the Intercreditor Agreement and only extend to the Working Capital Facility Collateral; (c) Liens for Taxes, water, sewage, license, permit or inspection fees either not yet due and payable or being contested in good faith by appropriate proceedings (and in respect of which adequate reserves have been established on the financial statements in accordance with GAAP); (d) construction materialmen’s, mechanics’, workers’, repairmen’s, employees’ or other like Liens arising in the ordinary course of business for amounts either not overdue for a period of not more than 30 days or being contested in good faith by appropriate proceedings (and in respect of which adequate cash reserves have been set aside) so long as such proceedings do not involve a material risk of the sale, forfeiture or loss of the Facilities; (e) Liens arising solely by order of a court or tribunal or other Governmental Authority (or by any agreement of similar effect) so long as such Lien is being contested in good faith and is appropriately bonded or reserved against and any appropriate legal proceedings that may have been initiated for review of such order have not been finally terminated or the period within which such proceeding may be initiated has not expired; (f) applicable zoning and building regulations and ordinances from time to time in effect which do not affect the use, operation or maintenance of the Facilities except to an insignificant extent; (g) the interest of a lessee in the Facilities under a permitted lease entered into in the ordinary course of business; (h) Liens, easements, encumbrances, restrictions, defects or irregularity of title that in the aggregate are not substantial in amount and do not materially detract from the value of the Facilities or the Facility Site and do not materially impair the use, operation or maintenance of the Facilities or the Facility Site; and (i) Liens and title exceptions on the Facilities existing on the Issue Date and set forth on Schedule 4.10.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company; provided that:

(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium (including reasonable tender premiums) necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith);

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(b) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Permitted Trading Activities” means Trading Activities that, in each case, conform with the trading guidelines established from time to time on behalf of the Company.  Notwithstanding the foregoing, no Trading Activity shall constitute a “Permitted Trading Activity” if it is a speculative Trading Activity.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“PIK Interest” shall have the meaning set forth in paragraph 1 of each Note.

“PIK Interest Period” shall have the meaning set forth in paragraph 1 of each Note.

“PIK Notes” means additional Notes issued under this Indenture on the same terms and conditions as the Notes issued on the Issue Date in connection with a PIK Payment.  For purposes of this Indenture, all references to “PIK Notes” shall include the Related PIK Notes.

“PIK Payment” means an interest payment with respect to the Notes made by issuing PIK Notes.

“PJM” means PJM Interconnection LLC, a regional transmission organization.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same Indebtedness as that evidenced by such particular Note; and any Note authenticated and delivered under Section 2.07 in lieu of a lost, destroyed or stolen Note shall be deemed to evidence the same Indebtedness as the lost, destroyed or stolen Note.

“Proceeds” means all “proceeds” (as defined in Article 9 of the Uniform Commercial Code), including any payment or property received on account of any claim secured by Collateral in any Insolvency or Liquidation Proceeding (each of which as defined in the Intercreditor Agreement).

“Project” means all equipment, services and utilities related thereto which must be completed as part of the Scope of Work, all of which shall be designed, constructed, assembled, erected, commissioned, started, tested and otherwise completed by, or through, the EPC Contractor in strict accordance with the provisions of the EPC Agreement.

“Prudent Industry Practice” means any of the practices, methods, standards and acts (including but not limited to the practices, methods, standards and acts engaged in or approved by a significant portion of the electric power generation industry in the United States) that, at a particular time, in the exercise of reasonable judgment in light of the facts known or that should reasonably have been known at the time a decision was made, could have been expected to accomplish the desired result consistent with good business practices, reliability, economy, safety and expedition, and which practices generally conform to applicable law and governmental approvals.

“Recovery Event” means any settlement of or payment of $5.0 million or more in respect of (a) any property or casualty insurance claim relating to the Facilities or (b) any seizure, condemnation, confiscation or taking of, or requisition of title or use of, the Facilities or any part thereof by any Governmental Authority.

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“Redemption Premium” means, as of any time, (a) with respect to any 2019 Notes, (i) the excess (if any) of the redemption prices (expressed as a percentage) then applicable to such 2019 Notes, as set forth in Section 3.07(a)(i), over 100%, times (ii) the outstanding principal amount of such 2019 Notes and (b) with respect to any 2026 Notes, (i) the excess, if any, of the redemption prices (expressed as a percentage) then applicable to such 2026 Notes, as set forth in Section 3.07(a)(ii), over 100%, times (ii) the outstanding principal amount of such 2026 Notes.  For example, the Redemption Premium on $200,000,000 principal amount of 2019 Notes as of the Issue Date through August 1, 2013 would be $30,000,000, reducing to $15,000,000 for the period August 2, 2013 through August 1, 2014, $7,000,000 for the period August 2, 2014 through August 1, 2015, and thereafter $0; with like amounts as the respective Redemption Premiums on $200,000,000 principal amount of 2026 Notes.

“Regular Record Date” for the interest payable on any Payment Date means the applicable date specified as a “Record Date” on the face of the Note.

“Reinvestment Notice” means a notice executed by an Authorized Officer of the Company to the Collateral Agent and the Trustee relating to a Recovery Event (a) setting forth in reasonable detail the nature of the proposed restoration or replacement relating to such Recovery Event and the estimated cost and time to complete such restoration or replacement and (b) stating that (i) no Default or Event of Default has occurred and is continuing, (ii) such restoration or replacement is technologically and economically feasible, (iii) the net cash proceeds of such Recovery Event, together with other resources available to the Company, are sufficient to pay the estimated cost of completing such restoration or replacement and (iv) the Company has sufficient resources (through business interruption insurance or otherwise) to pay all principal and interest projected to become due and payable with respect to the Notes prior to the completion of such restoration or replacement.

“Related PIK Notes” means, with respect to a Note, (a) each PIK Note issued in connection with a PIK Payment on such Note and (b) each additional PIK Note issued in connection with a PIK Payment on a Related PIK Note with respect to such Note.

“Requirement of Law” means, as to any Person, the organizational documents of such Person, and any law (including any Environmental Law), treaty, rule, regulation, judgment, decree, injunction, writ or order of any court, arbitration board of any Governmental Authority and any rule, regulation, order, ordinance, license or permit of any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” when used with respect to the Trustee, means any officer within the Corporate Trust Department of the Trustee (or any successor group of the Trustee) with direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.  When used with respect to the Collateral Agent, the term “Responsible Officer” will have a corresponding meaning.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment Date” means, for each fiscal quarter for the Company and its Subsidiaries, the date that financial statements and the Compliance Certificate for the most recently ended four fiscal quarters have been furnished in accordance with Sections 4.03(a) and 4.03(d) or, if such day is not a Business Day, the next succeeding Business Day.

“Restricted Payments” means the making of any of the following:

(a) distributions in respect of the Equity Interests in the Company in cash, property, securities or obligations (other than additional Equity Interests (other than Disqualified Stock) of the same type);

(b) any other payments or distributions on account of payments of interest, the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of any portion of any Equity Interest in the Company or of any warrants, options or other rights to acquire any such Equity Interest (or to make any payments to any Person, such as “phantom stock”

15

payments, where the amount thereof is calculated with reference to fair market or equity value of the Company);

(c) any payment on or with respect to, or purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment (other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement of such Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(d) any Restricted Investment.

“Revenues” means, for any period, (a) the Company’s consolidated revenues for such period as determined in accordance with GAAP, plus (b) proceeds from (i) any business interruption insurance and (ii) any litigation or arbitration awards relating to the Facilities received during such period, plus (c) investment income on amounts in any accounts, including accounts required to be maintained in accordance with the Transaction Documents, and minus (d) accounts receivables that remain outstanding more than 45 days at the end of such period.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill, Inc., or any successor to the rating agency business thereof.

“Scope of Work” means the services and Work to be provided, or caused to be provided, by or through the EPC Contractor under the EPC Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the Security Agreement, dated as of [        ], 2012, between the Company and the Collateral Agent.

“Security Documents” means the Security Agreement, other security agreements, pledge agreements, mortgages, collateral assignments, the Intercreditor Agreement and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral as contemplated hereunder.

“Significant Subsidiary” means any Subsidiary that qualifies at such time as a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated by the SEC under the Securities Act (as such regulation is in effect on the Issue Date).

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness (including, without limitation, a scheduled repayment or a scheduled sinking fund payment), the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment hereof.

“Subordinated Indebtedness” means any Indebtedness which is expressly subordinate in right of payment to the Notes pursuant to written agreement.

“Subsidiary,” with respect to any Person, means (a) any corporation, partnership or limited liability company or other entity (other than a partnership, joint venture, limited liability company or similar entity) of which the outstanding Capital Stock having at least a majority of the votes entitled (without regard to the occurrence of any contingency) to be cast in the election of directors, managers or trustees thereof shall at the time be owned or controlled, directly or indirectly, through one or more intermediaries, by such Person or (b) any

16

partnership, joint venture, limited liability company or similar entity of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (ii) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Substantial Completion” means “Substantial Completion,” as defined in the EPC Agreement, shall have occurred thereunder, and the EPC Contractor has certified, and the EPC Agreement Obligor has approved, such certification.

“TIA” means the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder.

“Trading Activities” means (a) the daily or forward purchase and/or sale, or other acquisition or disposition, of wholesale electric energy, capacity, transmission rights, emissions allowances and/or credits, weather derivatives and/or related commodities, either physical or financial, (b) the daily or forward purchase and/or sale, or other acquisition or disposition, of fuel, mineral rights and/or related commodities, including swaps, options and swaptions, either physical or financial, (c) electric energy-related tolling transactions, as seller of tolling services, or (d) other similar electric industry activities consistent with industry activities conducted by similarly situated industry participants in the ordinary course of their business from time to time, in each case consistent with risk management activities adopted on behalf of the Company.

“Transaction Documents” means the documents set forth on Schedule 1.01 hereto.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this instrument until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean such successor Trustee.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the applicable jurisdiction.  Unless otherwise specified, references to the Uniform Commercial Code herein refer to the New York Uniform Commercial Code as in effect from time to time.

“Unit” means any one of Unit 1 or Unit 2 or Unit 3 at the Facilities.

“U.S. Government Securities” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of any Person as of any date means the Capital Stock of that Person that is at the time entitled to vote in the election of that Person’s Board of Directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a)                                  the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b)                                 the then outstanding principal amount of such Indebtedness.

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“Wholly Owned Subsidiary” means, with respect to a Subsidiary of any Person, a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the times be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Work” means the obligations of the EPC Contractor under the EPC Agreement.

“Working Capital Facility” means the Credit Agreement, dated as of the Issue Date, between the Company and General Electric Capital Corporation, as administrative agent and collateral agent, together with any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof (collectively, “refinancing”) and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including (without limitation) any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder, alters the maturity thereof or adds Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders or investors.

“Working Capital Facility Collateral” means any and all of the following property and assets of the Company and its Subsidiaries to the extent constituting Collateral, whether now existing or hereafter arising or acquired:

(a)(i)                        Accounts Receivable; (ii) Inventory; and (iii) all deposit accounts, securities accounts and commodity accounts into which Proceeds from the property and assets described in the foregoing clauses (i) and (ii) are deposited;

(b)                                  all Proceeds (including, without limitation, insurance proceeds) of the property and assets described in the foregoing clause (a); and

(c)                                   all books and records with respect to the foregoing (including all books, databases, customer lists, and records, whether tangible or electronic, which contain any information relating to any of the items referred to in the preceding clauses (a) and (b));

provided that (x) any of the foregoing to the extent constituting Proceeds of real estate, Equipment (as defined in Article 9 of the Uniform Commercial Code), Fixtures (as defined in Article 9 of the Uniform Commercial Code), and intellectual property shall not be Working Capital Facility Collateral, (y) any Accounts or Inventory constituting Non-Current Capacity Payments or constituting Proceeds of Non-Current Capacity Payments shall not be Working Capital Facility Collateral and (z) any books and records to the extent pertaining to the items in preceding sub clauses (x) and (y) (including all books, databases, customer lists and records, whether tangible or electronic, to the extent pertaining to the items in subclauses (x) and (y)) shall not constitute Working Capital Facility Collateral.

Other Definitions

Defined in
Term	Section
“Acceleration Notice”	6.02
“Affiliate Transaction”	4.12
“Asset Sale Offer”	4.11
“Authentication Order”	2.02
“Compliance Certificate”	4.03
“Covenant Defeasance”	8.03
“defeasance trust”	8.04
“Delay Amendment”	3.07
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.11
“Guaranteed Obligations”	12.01
“Incur”	4.08
“Incurrence”	4.08

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“Indemnified Party”	7.07
“Legal Defeasance”	8.02
“losses”	7.07
“Notice of Default”	6.01
“Offer Amount”	4.11
“Offer Period”	4.11
“Paying Agent”	2.03
“Permitted Indebtedness”	4.08
“Premises”	4.33
“Project Cost Threshold	6.02
“Purchase Date”	4.11
“Registrar”	2.03
“Security Register”	2.03
“Successor Person”	12.07
“Start Date”	4.14

Section 1.02.                                                 Incorporation by Reference of Trust Indenture Act.

(a)                                  Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

(b)                                 The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes and the Guarantees, if any;

“indenture security holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes means the Company and any successor obligor upon the Notes.

(c)                                  All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA and not otherwise defined herein have the meanings so assigned to them either in the TIA, by another statute or SEC rule, as applicable.

Section 1.03.                                                 Rules of Construction.

(a)                                  Unless the context otherwise requires:

(i)                            a term has the meaning assigned to it;

(ii)                         an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(iii)                      “or” is not exclusive;

(iv)                     words in the singular include the plural, and in the plural include the singular;

(v)                        all references in this instrument to “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and subdivisions of this instrument as originally executed;

(vi)                     the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.

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(vii)                  “including” means “including without limitation;”

(viii)               provisions apply to successive events and transactions; and

(ix)                       references to sections of or rules under the Securities Act, the Exchange Act or the TIA shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time thereunder.

Section 1.04.                                                 One Class of Securities.

Holders of the 2019 Notes and the 2026 Notes will be treated as a single class for all purposes hereunder, including, without limitation, for purposes of voting, consents, waivers, amendments and redemptions.  Holders of the 2019 Notes and Holders of the 2026 Notes shall have no right to vote or consent as a separate class on any matter.

ARTICLE 2.

THE NOTES

Section 2.01.                                                 Form and Dating.

(a)                                  General.  The 2019 Notes and the 2026 Notes and the Trustee’s certificate of authentication thereon, shall be substantially in the forms included in Exhibits A-1 and A-2 hereto, respectively, which are hereby incorporated in and expressly made part of this Indenture.  The Notes may have notations, legends or endorsements required by law, exchange rule or usage in addition to those set forth on Exhibits A-1 and A-2.  Each Note shall be dated the date of its authentication.  The Notes shall be in denominations of $100,000 and integral multiples of $1,000 in excess thereof (or, if a PIK Note, in denominations of $1.00 and integral multiples of $1.00 in excess thereof), subject to the issuance of PIK Interest pursuant to paragraph 1 of the form of Notes set forth in Exhibits A-1 and A-2 hereto, in which case, PIK Notes may be issued in an aggregate principal amount equal to the amount of PIK Interest paid by the Company for the applicable period, rounded up to the nearest whole dollar.  The 2019 Notes will be limited to a maximum aggregate principal amount of $[           ]; provided, however, that the Company may, at its option, without the consent of the Holders of the 2019 Notes (and without regard to any restrictions set forth in Section 4.08), issue PIK Notes to pay PIK Interest on the 2019 Notes by issuing additional 2019 Notes under this Indenture on the same terms and conditions as the 2019 Notes issued on the Issue Date.  The 2026 Notes will be limited to a maximum aggregate principal amount of $[           ]; provided, however, that the Company may, at its option, without the consent of the Holders of the 2026 Notes (and without regard to any restrictions set forth in Section 4.08), issue PIK Notes to pay PIK Interest on the 2026 Notes by issuing additional 2026 Notes under this Indenture on the same terms and conditions as the 2026 Notes issued on the Issue Date.

The terms and provisions contained in the Notes shall constitute a part of this Indenture and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  To the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)                                 Form of Notes.  Notes shall be issued initially in global form and shall be substantially in the forms of Exhibits A-1 and A-2 attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Notes issued in definitive form shall be substantially in the forms of Exhibits A-1 and A-2 attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Each Global Note shall represent such aggregate principal amount of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and transfers of interests.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes

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represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)                                  Book-Entry Provisions.  This Section 2.01(c) shall apply only to Global Notes deposited with the Trustee, as custodian for the Depositary.  Participants and Indirect Participants shall have no rights under this Indenture or any Global Note with respect to any Global Note held on their behalf by the Depositary or by the Trustee as custodian for the Depositary, and the Depositary shall be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants or Indirect Participants, the Applicable Procedures or the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d)                                 Certificated Securities.  The Company shall exchange Global Notes for Definitive Notes if: (1) at any time the Depositary notifies the Company that it is unwilling or unable to continue to act as Depositary for the Global Notes or if at any time the Depositary shall no longer be eligible to act as such because it ceases to be a clearing agency registered under the Exchange Act, and, in either case, the Company shall not have appointed a successor Depositary within 120 days after the Company receives such notice or becomes aware of such ineligibility or (2) upon written request of a Holder or the Trustee if a Default or Event of Default shall have occurred and be continuing.

Upon the occurrence of any of the events set forth in clauses (1) or (2) above, the Company shall execute, and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver Definitive Notes, in authorized denominations, in an aggregate principal amount equal to the principal amount of the Global Notes in exchange for such Global Notes.

Upon the exchange of a Global Note for Definitive Notes, such Global Note shall be cancelled by the Trustee or an agent of the Company or the Trustee.  Definitive Notes issued in exchange for a Global Note pursuant to this Section 2.01 shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its Participants or its Applicable Procedures, shall instruct the Trustee or an agent of the Company or the Trustee in writing.  The Trustee or such agent shall deliver such Definitive Notes to or as directed by the Persons in whose names such Definitive Notes are so registered or to the Depositary.

Section 2.02.                                                 Execution and Authentication.

(a)                                  One Officer shall execute the Notes on behalf of the Company by manual or facsimile signature.

(b)                                 If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated by the Trustee, the Note shall nevertheless be valid.

(c)                                  A Note shall not be valid until authenticated by the manual signature of the Trustee.  The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

(d)                                 The Trustee shall, upon a written order of the Company signed by two Officers (an “Authentication Order”), authenticate Notes, or PIK Notes as a result of a PIK Payment, for an aggregate principal amount specified in such Authentication Order for such Notes or PIK Notes issued hereunder.

(e)                                  The Trustee may appoint (at the expense of the Company) an authenticating agent acceptable to the Company to authenticate Notes.  Unless otherwise provided in such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent shall have the same rights as the Trustee to deal with Holders, the Company or an Affiliate of the Company.

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Section 2.03.                                                 Registrar and Paying Agent.

(a)                                  The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”).  The Registrar shall keep a register (the “Security Register”) of the Notes and of their transfer and exchange.  The Company may appoint one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.  The Company may change any Paying Agent or Registrar without notice to any Holder.  The Company shall notify the Trustee in writing of the name and address of any Paying Agent not a party to this Indenture.  If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.  The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(b)                                 The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

(c)                                  The Company initially appoints the Trustee to act as Registrar and Paying Agent and to act as Custodian with respect to the Global Notes, and the Trustee hereby agrees so to initially act.

Section 2.04.                                                 Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee in writing of any default by the Company in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all funds held by it relating to the Notes to the Trustee.  The Company at any time may require a Paying Agent to pay all funds held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for such funds.  If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all funds held by it as Paying Agent.  Upon any Event of Default under Sections 6.01(f) and (g) hereof relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05.                                                 Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA Section 312(a).  If the Trustee is not the Registrar, the Company shall furnish or cause to be furnished to the Trustee at least seven (7) Business Days before each Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date or such shorter time as the Trustee may allow, as the Trustee may reasonably require of the names and addresses of the Holders and the Company shall otherwise comply with TIA Section 312(a).

Section 2.06.                                                 Transfer and Exchange.

(a)          Transfer and Exchange of Global Notes.  When Notes are presented to the Registrar with a request to register their transfer or to exchange them for an equal aggregate principal amount of Notes of other denominations, the Registrar shall register the transfer or make the exchange if its requirements for such transactions are met; provided that any Note presented or surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar and the Trustee duly executed by the holder thereof.  To permit registrations of transfers and exchanges, the Company shall execute and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate Global Notes and Definitive Notes.

(b)                                 Global Note Legend.  Each Global Note shall bear the following legend unless specifically stated otherwise in the applicable provisions of this Indenture.

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“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.  UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(c)                                  Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note, by the Trustee or by the Depositary at the direction of the Trustee, to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note, by the Trustee or by the Depositary at the direction of the Trustee, to reflect such increase.

(d)                                 General Provisions Relating to Transfers and Exchanges.

(i)                       No service charge shall be made to a holder of a beneficial interest in a Global Note or to a holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06 and 9.05 hereof).

(ii)                    All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange and

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shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

(iii)                 Neither the Registrar nor the Company shall be required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the date of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date (including a Regular Record Date) and the next succeeding Payment Date.

(iv)                Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium, if any, and interest on such Note and for all other purposes, in each case regardless of any notice to the contrary.

(v)                   The Trustee is hereby authorized and directed to enter into a letter of representation with the Depositary in the form provided by the Company and to act in accordance with such letter.

Section 2.07.                                                 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate a replacement Note.  If required by the Trustee or the Company, the Holder of such Note shall provide indemnity that is sufficient, in the judgment of the Trustee and the Company, to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer in connection with such replacement.  The Company and the Trustee may charge for their expenses in replacing a Note.

Every replacement Note issued in accordance with this Section 2.07 shall be the valid obligation of the Company, evidencing the same debt as the destroyed, lost or stolen Note, and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08.                                                 Outstanding Notes.

(a)                                  The Notes outstanding at any time shall be the entire principal amount of Notes represented by all of the Global Notes and Definitive Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those subject to reductions in beneficial interests effected by the Trustee in accordance with Section 2.06 hereof, and those described in this Section 2.08 as not outstanding.  Except as set forth in Section 2.09 hereof, a Note shall not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

(b)                                 If a Note is replaced pursuant to Section 2.07 hereof, it shall cease to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

(c)                                  If the principal amount of any Note is considered paid under Section 4.01 hereof, it shall cease to be outstanding and interest on it shall cease to accrue.

(d)                                 If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date, a Purchase Date or a maturity date, funds sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

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Section 2.09.                                                 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

Section 2.10.                                                 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee.  Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Global Notes or Definitive Notes in exchange for temporary Notes, as applicable.  After preparation of Definitive Notes, the Temporary Note will be exchangeable for Definitive Notes upon surrender of the Temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.11.                                                 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes (subject to the record retention requirements of the Exchange Act or other applicable laws) unless by written order, signed by an Officer of the Company, the Company directs them to be returned to it.  Certification of the destruction of all cancelled Notes shall be delivered (at the expense of the Company) to the Company from time to time upon request.  The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12.                                                 Payment of Interest; Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case, at the rate provided in the Notes and in Section 4.01 hereof. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12.

The Company shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related Payment Date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed, first-class postage prepaid, to each Holder, with a copy to the Trustee, a notice at his or her address as it appears in the Security Register that states the special record date, the related Payment Date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

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Section 2.13.                                                 CUSIP or ISIN Numbers.

The Company in issuing the Notes may use “CUSIP” and/or “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” and/or “ISIN” numbers in notices of redemption or Offers to Purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or notice of an offer to purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or notice of an offer to purchase shall not be affected by any defect in or omission of such numbers.  The Company shall as promptly as practicable notify the Trustee in writing of any change in the “CUSIP” and/or “ISIN” numbers.

Section 2.14.                                                 Record Date.

The record date for purposes of determining the identity of Holders of Notes entitled to vote or consent to any action by vote or consent or permitted under this Indenture shall be determined as provided for in TIA Section 316(c).

ARTICLE 3.

REDEMPTION AND PREPAYMENT

Section 3.01.                                                 Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date (or such shorter period as allowed by the Trustee), an Officers’ Certificate setting forth (a) the applicable section of this Indenture pursuant to which the redemption shall occur, (b) the redemption date, (c) the series and principal amount of such Notes to be redeemed and (d) the redemption price.

Section 3.02.                                                 Selection of Notes to Be Redeemed.

If less than all of the Notes of a particular series are to be redeemed at any time, the Trustee shall select the Notes of such series to be redeemed among the Holders of such Notes in compliance with the requirements of the principal national securities exchange, if any, on which the Notes of such series are listed or, if the Notes of such series are not so listed, on a pro rata basis, by lot or by such other method as may be required by DTC procedures.  In the event of partial redemption by lot, the particular Notes of such series to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes of such series not previously called for redemption.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed.  Notes and portions of Notes selected shall be in amounts of $100,000 or an integral multiple of $1,000 in excess thereof (or, if a PIK Note, in denominations of $1.00 and integral multiples of $1.00 in excess thereof), except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not in the amount of $100,000 or an integral multiple of $1,000 in excess thereof, shall be redeemed.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03.                                                 Notice of Redemption.

At least 30 days but not more than 60 days prior to a redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at such Holder’s registered address appearing in the Security Register, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance pursuant to Article 8 hereof or a satisfaction and discharge pursuant to Article 11 hereof.

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The notice shall identify the Notes to be redeemed and shall state:

(a)                                  the redemption date;

(b)                                 the redemption price;

(c)                                  if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, if applicable, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d)                                 the name and address of the Paying Agent;

(e)                                  that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)                                    that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g)                                 the applicable section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h)                                 that no representation is made as to the correctness of the CUSIP and/or ISIN numbers, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee, at least 45 days (or such shorter period allowed by the Trustee), prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice (in the name and at the expense of the Company) and setting forth the information to be stated in such notice as provided in this Section 3.03.

Section 3.04.                                                 Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption shall become irrevocably due and payable on the redemption date at the redemption price.  A notice of redemption may not be conditional.

Section 3.05.                                                 Deposit of Redemption Price.

On or prior to 11:00 a.m. Eastern time on the Business Day prior to any redemption date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and, if applicable, accrued and unpaid interest on all Notes to be redeemed on that date.  The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest, if any, on, all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for purchase or redemption in accordance with Section 2.08(d) hereof, whether or not such Notes are presented for payment.  If a Note is redeemed on or after a Regular Record Date but on or prior to the related Payment Date, then any accrued and unpaid interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such Regular Record Date.  If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

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Section 3.06.                                                 Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered representing the same indebtedness to the extent not redeemed; provided that each new Note (other than PIK Notes) shall be in a principal amount of $100,000 or an integral multiple of $1,000 in excess thereof (except if all remaining Notes of a Holder are less than $100,000).  It is understood that, notwithstanding anything in this Indenture to the contrary only an Authentication Order in accordance with Section 2.02 and not an Opinion of Counsel or Officers’ Certificate is required for the Trustee to authenticate such new Note.

Section 3.07.                                                 Optional Redemption.

(a)                                  (i) Beginning on the Issue Date, the Company may redeem all or a portion of the 2019 Notes, at once or over time, after giving the notice required pursuant to Section 3.03 hereof, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes redeemed, to the applicable redemption date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Payment Date), if redeemed during the twelve-month period commencing on, as applicable, the Issue Date or August 2 of the years indicated below:

Year	Percentage
From the Issue Date through August 1, 2013	115.0%
August 2, 2013 through August 1, 2014	107.5%
August 2, 2014 through August 1, 2015	103.5%
August 2, 2015 and thereafter	100.0%

provided that, notwithstanding the foregoing, if the EPC Agreement is amended or modified to delay the Guaranteed Substantial Completion Date for both Units 1 and 2 at the Facilities beyond August 31, 2014 (other than for any delay caused by the EPC Contractor as evidenced by an obligation by the EPC Contractor to pay liquidated damages under the EPC Agreement) (a “Delay Amendment”), or Substantial Completion does not occur for both Units 1 and 2 at the Facilities as a result of the termination of the EPC Agreement by the EPC Agreement Obligor, the redemption price for the 2019 Notes shall not be less than 107.5% for any period prior to Substantial Completion; and provided further that after any Delay Amendment, on and after the date that Substantial Completion for both Units 1 and 2 at the Facilities has occurred, the redemption price shall be as set forth above for the applicable periods.

(ii) Beginning on the Issue Date, the Company may redeem all or a portion of the 2026 Notes, at once or over time, after giving the notice required pursuant to Section 3.03 hereof, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes redeemed, to the applicable redemption date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Payment Date), if redeemed during the twelve-month period commencing on, as applicable, the Issue Date or August 2 of the years indicated below:

Year	Percentage
From the Issue Date through August 1, 2013	115.0%
August 2, 2013 through August 1, 2014	107.5%
August 2, 2014 through August 1, 2015	103.5%
August 2, 2015 and thereafter	100.0%

provided that, notwithstanding the foregoing, if a Delay Amendment occurs, or Substantial Completion does not occur for both Units 1 and 2 at the Facilities as a result of the termination of the EPC Agreement by the EPC Agreement Obligor, the redemption price for the 2026 Notes shall not be less than 107.5% for any period prior to Substantial Completion; and provided further that after any Delay Amendment, on and after the date that Substantial Completion for both Units 1 and 2 at the Facilities has occurred, the redemption price shall be as set forth above for the applicable periods.

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(b)                                 Any prepayment pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08.                                                 Mandatory Redemption.

The Notes will be subject to mandatory redemption upon the occurrence of a Recovery Event with respect to the Facilities, other than with respect to amounts received by the Company in connection with a Recovery Event for which the Company elects to restore or replace the asset or assets in respect of which such Recovery Event occurred and a Reinvestment Notice is provided to the Collateral Agent and the Trustee within 45 days of such Recovery Event (provided that, with respect to any Recovery Event of $50 million or more, the Independent Engineer shall have certified as to the reasonableness, in light of Prudent Industry Practice, of the Company’s repair and replacement plans as set forth in the Company’s Reinvestment Notice relating to such Recovery Event).  An amount equal to 100% of the net proceeds from such Recovery Event shall be paid directly by the insurer or Governmental Authority providing such proceeds to the Collateral Agent to be held in trust pending application in accordance with this Section 3.08.  Any mandatory redemption of the Notes will be without premium or penalty at a redemption price equal to the unpaid principal amount thereof plus accrued and unpaid interest thereon to the redemption date.

ARTICLE 4.

COVENANTS

Section 4.01.                                                 Payment of Notes.

The Company shall pay or cause to be paid the principal of, premium, if any, and interest on, the Notes on the dates and in the manner provided in the Notes.  Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.  PIK Interest shall be considered paid on the date due if the Trustee is directed on or prior to such date to issue PIK Notes in an amount equal to the amount of the PIK Interest.  Such Paying Agent shall return to the Company promptly, and in any event, no later than five (5) Business Days following the date of payment, any money (including accrued interest) that exceeds such amount of principal, premium, if any, and interest paid on the Notes.  If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law, whether or not allowed in any such proceeding) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the interest rate for the payment of interest then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law, whether or not allowed in any such proceeding) on overdue installments of interest (without regard to any applicable grace periods), from time to time on demand at the same rate to the extent lawful.

Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

Section 4.02.                                                 Maintenance of Office or Agency.

(a)                                  The Company shall maintain in the Borough of Manhattan, The City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be presented or surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served.  The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the

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Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

(b)                                 The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations, provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes.  The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c)                                  The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03.                                                 Reports.

Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Trustee and to the Holders as provided in clause (d) of this Section 4.03:

(a)                                  (i)(A) audited annual financial statements of the Company on a consolidated basis within 120 days following the end of each fiscal year of the Company, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries, if any, and (B) unaudited, certified, consolidated balance sheets and unaudited consolidated statements of income and cash flow on a consolidated basis within 60 days following the end of each of the first three fiscal quarters of each fiscal year of the Company, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company, and its consolidated Subsidiaries, if any, and, in each of (A) and (B), including a brief description of the principal business of the Company and its Subsidiaries; provided, however, that (1)(x) no certifications or attestations concerning the financial statements or disclosure controls and procedures or internal controls that would otherwise be required pursuant to the Sarbanes-Oxley Act of 2002, will be required and (y) nothing contained in the terms of this Indenture shall otherwise require the Company to comply with the terms of the Sarbanes-Oxley Act of 2002 at any time when it would not otherwise be subject to such statute; (2) the financial statements required of acquired businesses will be limited to the financial statements that the Company receives in connection with the applicable acquisition, whether or not audited; (3) no financial statements of unconsolidated entities will be required; (4) the schedules identified in Section 5-04 of Regulation S-X will not be required; (5) no separate financial statements of any Affiliate of the Company shall be required pursuant to Rule 3-09, 3-10 or 3-16 of Regulation S-X; (6) the Company will not be required to comply with Regulation G under the Exchange Act and Item 10(e) of Regulation S-K with respect to any non-GAAP financial information; and (7) Regulation S-X footnote disclosures will not be required, other than those required by GAAP; and

(ii) together with the financial statements delivered in clause (a), a certificate in the form of Exhibit B (the “Compliance Certificate”) signed by an Officer shall be delivered, certifying that the attached calculations of the Debt Service Coverage Ratio and Net Cash Flow as of the end of the applicable reporting period, are true and correct.

(b)                                 promptly after the occurrence of an event required to be therein reported, such other reports (in each case, without exhibits) containing substantially the same information required to be contained in a Current Report on Form 8-K under the Exchange Act pursuant to Item 1.01 (Entry into a Material Definitive Agreement), 1.02 (Termination of a Material Definitive Agreement), 2.01 (Completion of Acquisition or Disposition of Assets), 2.03 (Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant), 2.04 (Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement), 4.02 (Non-Reliance of Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review) or 5.01 (Changes in Control of Registrant) thereof, and subject to the proviso set forth in Section 4.03(a)(i); provided, that the Company shall be permitted to

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exclude any information that it is prohibited from disclosing by written agreement or that it otherwise determines, in its good faith judgment, constitutes competitive information (including, without limitation, pricing and other economic terms relating to any contractual obligations).

(c)                                  Upon the reasonable request of at least 25% in aggregate principal amount of the Notes then outstanding, copies of (a) all Applicable Permits obtained by the Company after the Issue Date and (b) any material amendment, supplement or other modification to any Applicable Permits received by the Company after the Closing Date

(d)                                 The Company will post such information and reports on a website (which will be publicly available at all times) no later than the date the Company is required to provide those reports to the Trustee and/or the Holders, as applicable, and maintain such posting for so long as any Notes remain outstanding.  The Company shall be deemed to have furnished such reports referred to in this Section 4.03 and Section 4.04 to the Trustee and the Holders, and any notice or other information required to be provided to the Holders pursuant to this Indenture, if it has posted such reports, notices or other information on the public website maintained pursuant to this Section 4.03(d).

(e)                                  If at any time any Parent holds no material assets other than cash, Cash Equivalents and the Capital Stock of the Company or any other direct or indirect Parent of the Company (and performs the related incidental activities associated with such ownership) and would comply with the requirements of Rule 3-10 of Regulation S-X, as confirmed to the Trustee in an Officers’ Certificate, the reports, information and other documents required to be furnished to Holders pursuant to this Section 4.03 may (provided that such Parent shall perform all of the obligations of the Company pursuant to this Section 4.03), at the option of the Company, be furnished by and be those of such Parent rather than the Company.

(f)                                    Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).  The Trustee is under no duty to examine such reports, information or documents to ensure compliance with the provisions of this Indenture or to ascertain the correctness or otherwise of the information or the statements contained therein.  To the extent that the Trustee receives the reports, information and documents in accordance with this Section 4.03, which reports, information and documents the Trustee is under no obligation to collect or prepare, the Trustee shall provide copies of all such reports, information and documents to the Holders upon written request; provided that any such Holder reimburse the Trustee for its reasonable costs and expenses incurred in connection with preparing and mailing such reports, information and documents.  The Trustee is entitled to assume such compliance and correctness unless a Responsible Officer of the Trustee is informed otherwise.

(g)                                 During the PIK Interest Period, the Company shall deliver the notice required by paragraph 1 of the Notes regarding the form of interest payment for the next succeeding interest period, as and to the extent required thereby.

Section 4.04.                                                 Compliance Certificate.

(a)                                  The Company and each Subsidiary (to the extent such Subsidiary is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company and its Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company and its Subsidiaries have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company and such Subsidiary, if applicable, is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, or interest on the Notes is prohibited or if

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such event has occurred, a description of the event and what action the Company and such Subsidiary, if applicable, is taking or proposes to take with respect thereto.

(b)                                 The Company and each Subsidiary shall otherwise comply with TIA Section 314(a)(2).

(c)                                  The Company shall deliver to the Trustee and the Holders, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Default, its status and what action the Company is taking or proposes to take with respect thereto.

(d)                                 The Company shall provide written notice to the Trustee and the Holders of (i) any intended termination of the EPC Agreement (which may be terminated at any time in accordance with the terms thereof) of which the Company is aware not less than 15 days prior to the date of such expected termination thereof and (ii) any termination of the EPC Agreement.

(e)                                  The Company shall provide written notice to the Trustee and the Holders of Substantial Completion for each of Unit 1 and Unit 2 under the EPC Agreement within 15 days of such applicable Substantial Completion.

(f)                                    Within 15 days after the end of each month prior to the date the Project Cost Threshold has been reached, and thereafter quarterly, together with and at the same time as the information required to be provided pursuant to Section 4.03(a), the Company shall provide a statement to the Trustee and the Holders indicating whether (i) the Project Cost Threshold has been reached (provided that such statement need not be provided following the first statement indicating such threshold has been reached), (ii) as of the end of the applicable period, there has been any deviation from the completion percentage of the Project set forth on Schedule 4.04(f)(ii) hereto for such date that is reasonably expected to result in a delay in excess of 60 days, and (iii) the Guaranteed Substantial Completion Date under the EPC Agreement is reasonably expected to be delayed in excess of 60 days beyond August 31, 2014.

Section 4.05.                                                 Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies, except such as are being contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.06.                                                 Stay, Extension and Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it shall not, and shall not permit any Subsidiary that is a Guarantor to, at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each Subsidiary that is a Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07.                                                 Payment of Consent.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

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Section 4.08.                                                 Incurrence of Additional Indebtedness.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “Incur” and collectively an “Incurrence”) any Indebtedness other than Permitted Indebtedness.

“Permitted Indebtedness” means any of the following items of Indebtedness:

(a)                                  the incurrence of Indebtedness pursuant to the Working Capital Facility by the Company and the issuance and creation of letters of credit and banker’s acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount at any one time outstanding not to exceed $75.0 million;

(b)                                 Indebtedness represented by the Notes issued on the Issue Date in an aggregate principal amount outstanding not to exceed $[               ] in the case of the 2019 Notes and $[     ] in the case of the 2026 Notes, and any PIK Notes issued pursuant to a PIK Payment;

(c)                                  Indebtedness represented by Hedging Obligations incurred (i) for the purpose of fixing a rate of interest on floating rate Indebtedness of the Company, so long as such Hedging Obligations relate to Indebtedness otherwise permitted to be incurred by the Company hereunder and (ii) in connection with Permitted Trading Activities;

(d)                                 the incurrence by the Company of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by this Indenture to be incurred under clauses (b) and (d) of this Section 4.08;

(e)                                  Indebtedness in respect of letters of credit, surety bonds or performance bonds issued in the ordinary course of the Company’s business;

(f)                                    Indebtedness permitted to be incurred pursuant to Section 4.09; and

(g)                                 Subordinated Indebtedness of a Wholly Owned Subsidiary to the Company or another Wholly Owned Subsidiary.

For purposes of determining compliance with this Section 4.08, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (a) through (g) above as of the date of incurrence thereof, the Company shall, in its sole discretion, be entitled to classify or reclassify such item of Indebtedness in any manner that complies with this Section 4.08.  Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.08.

Section 4.09.                                                 Guarantees and Contingent Obligations.

The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any guarantee or other material contingent obligations except: (a) guarantees with respect to Permitted Trading Activities, (b) Indebtedness permitted pursuant to Section 4.08, (c) by reason of endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Company’s business, (d) indemnities in respect of unfiled mechanics’ liens and other liens permitted by clause (d) of the definition of “Permitted Liens,” (e) contingent obligations and indemnities incurred in connection with the Transaction Documents or in the ordinary course of business, and (f) customary indemnities in favor of the title insurers providing the title policies covering the Facility Site or any portion thereof or any easement or appurtenant right relating thereto in respect of claims by the holder of mechanics’ liens.

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Section 4.10.                                                 Liens.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind against or upon any of its assets now owned or hereafter acquired, or upon any income or profits therefrom, except Permitted Liens.

Section 4.11.                                                 Asset Sales.

(a)                                  The Company shall not, and shall not permit any of its Subsidiaries to, make any Asset Sale, unless:

(i)                       the assets sold are Non-Core Assets;

(ii)                    the Company or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company) of the assets sold or otherwise disposed of;

(iii)                 at least 75% of the consideration therefor received by the Company or such Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(iv)                an amount equal to 100% of the Net Proceeds from such Asset Sale is deposited by the Company or such Subsidiary into the Asset Sale Proceeds Account to be used in accordance with this Section 4.11.

(b)                                 Within 365 days after the receipt of such Net Proceeds, the Company or such Subsidiary may use the Net Proceeds from any Asset Sale at its option to do any one or more of the following:

(i)                       redeem Notes pursuant to Section 3.07 hereof or to make one or more Asset Sale Offers;

(ii)                    to the extent the property that is subject to such Asset Sale constitutes Working Capital Facility Collateral, to repay Indebtedness and other Obligations under the Working Capital Facility;

(iii)                 acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to such acquisition of Capital Stock, the Permitted Business is or becomes a Subsidiary of the Company;

(iv)                acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business (including expenditures for maintenance, repair or improvement of existing properties and asset); or

(v)                   make capital expenditures.

Notwithstanding the foregoing provisions of this Section 4.11(b), if during the 365-day period described in this Section 4.11(b), the Company or a Subsidiary enters into a binding agreement committing it to apply such Net Proceeds of any Asset Sale in the manner set forth in Section 4.11(b)(iii), (iv) or (v), such 365-day period will be extended with respect to the amount of Net Proceeds so committed until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement) (but such extension will in no event be for a period longer than 180 days).

(c)                                  Any Net Proceeds from any Asset Sale that are not invested or applied as provided and within the time period set forth in Section 4.11(b) will be deemed to constitute “Excess Proceeds.”  When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall make an offer to all Holders of the Notes (an “Asset Sale Offer”) to purchase the maximum aggregate principal amount of the Notes that is at least

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$100,000 or an integral multiple of $1,000 in excess thereof (or, if PIK Notes, that is at least $1.00 or an integral multiple of $1.00 in excess thereof) that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or accreted value, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture.  The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceed $10.0 million by mailing the notice required pursuant to the terms of this Indenture, with a copy to the Trustee.

To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the balance of such Net Proceeds shall be released by the Collateral Agent to the Company or such Subsidiary for use by the Company or such Subsidiary for any purpose not prohibited by the terms of this Indenture and shall cease to constitute Net Proceeds of Asset Sales subject to the provisions of this Section 4.11.  If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis based on the accreted value or principal amount so tendered.  Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.

(d)                                 The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations set forth in this Indenture by virtue thereof.

(e)                                  The Company shall follow the procedures specified below with respect to any Asset Sale Offer required by the terms of this Section 4.11:

(i)                       The Asset Sale Offer shall remain open for a period of at least 20 Business Days following its commencement (the “Offer Period”).  Not later than five (5) Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer.  Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(ii)                    If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(iii)                 Upon the commencement of an Asset Sale Offer, the Company shall send a notice to each of the Holders, with a copy to the Trustee.  The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer.  The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(A)                              that the Asset Sale Offer is being made pursuant to Section 4.11 of this Indenture and the length of time the Asset Sale Offer shall remain open;

(B)                                the Offer Amount, the purchase price and the Purchase Date;

(C)                                that any Note not tendered or accepted for payment shall continue to accrue interest;

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(D)                               that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest on and after the Purchase Date;

(E)                                 that any Holder electing to have less than all of the aggregate principal amount of its Notes purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in denominations of $100,000 or an integral multiple of $1,000 in excess thereof (or, if PIK Notes, $1.00 or an integral multiple of $1.00 in excess thereof);

(F)                                 that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with any applicable forms duly completed, or transfer by book-entry transfer, to the Company, the Depositary, if appointed by the Company, or a Paying Agent, at the address specified in the notice at least three (3) Business Days prior to the Purchase Date;

(G)                                that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;

(H)                               that, if the aggregate principal amount of Notes exceeds the Offer Amount, the Trustee shall select the Notes to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes tendered (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $100,000 or whole multiples of $1,000 in excess (or, if PIK Notes, $1.00 or whole multiples of $1.00 in excess) thereof are purchased); and

(I)                                    that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(iv)                On or before the Purchase Date, the Company shall, to the extent lawful, (A) accept for payment, on a pro rata basis as described in this Section 4.11, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (B) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(v)                   On the Purchase Date, the purchase price will become due and payable on each Note accepted by the Company for purchase, and interest on Notes purchased will cease to accrue on and after the Purchase Date.  The Trustee shall promptly return to Holders any Notes not accepted for purchase and shall send to Holders new Notes equal in principal amount to any unpurchased portion of any Notes accepted for purchase in part.

(vi)                Other than as specifically provided in this Section 4.11, any purchase pursuant to this Section 4.11 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 hereof, and references therein to “redeem,” “redemption” and similar words shall be deemed to refer to “purchase,” “repurchase” and similar words, as applicable.

Section 4.12.                                                 Affiliate Transactions.

(a)                                  The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or

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purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million in the aggregate during any fiscal year, unless:

(i)                       the Affiliate Transaction is on terms that are not materially less favorable to the Company or the applicable Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unaffiliated third Person; and

(ii)                    the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving consideration in excess of $25.0 million a Board Resolution set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.12(a) and that such Affiliate Transaction has been approved by a majority of the Board of Directors.

(b)                                 The provisions of 4.12(a) shall not apply to the following:

(i)                       Restricted Payments that are permitted by the provisions of this Indenture described in Section 4.14 and the definition of Permitted Investments;

(ii)                    transactions between or among the Company and/or any Wholly Owned Subsidiary of the Company acquired or created in compliance with Section 4.13 hereof or any entity that becomes a Wholly Owned Subsidiary of the Company as a result of such transaction;

(iii)                 any reasonable employment, compensation, benefit or indemnification arrangement entered into by the Company in the ordinary course of business with directors, officers or employees and the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, former, current or future officers, directors, employees or consultants of the Company or any Parent;

(iv)                transactions under (or related to) the Working Capital Facility; provided that any waivers, amendments, modifications or other changes thereto shall be made in compliance with Section 4.12(a);

(v)                   any transaction or agreement between the Company, on the one hand, and any Affiliates of the Company, on the other hand, in connection with or contemplated by the Transaction Documents set forth on Schedule 4.12(b), or any amendment thereto (so long as such amendment is not disadvantageous in any material respect to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date); and

(vi)                any transaction for which an opinion as to the fairness to the Company or any Subsidiary of such transaction from a financial point of view has been issued to the Company or such Subsidiary by an independent investment banking firm of nationally recognized standing.

Section 4.13.                                                 Limitations on Future Subsidiaries.

If on or after the Issue Date, the Company acquires or creates a Subsidiary, the Company and such Subsidiary shall:

(a)                                  promptly notify the Trustee and the Holders (in accordance with Section 4.03(d)) that the Company acquired or created a Subsidiary;

(b)                                 if such Subsidiary is a Wholly Owned Subsidiary of the Company (or, a non-Wholly Owned Subsidiary, unless prohibited by contract, law or such non-Wholly Owned Subsidiary’s organizational documents), execute a supplemental indenture pursuant to which such Subsidiary shall fully and unconditionally

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guarantee, on the terms set forth in Article 12, all of the Company’s Obligations under this Indenture and the Notes, and concurrently with the execution and delivery of such supplemental indenture, the Company shall deliver to the Trustee an Opinion of Counsel and an Officers’ Certificate to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and that, subject to customary exceptions, assumptions and qualifications, the Guarantee of such Guarantor is a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms;

(c)                                  execute and deliver to the Collateral Agent such amendments or supplements to the Collateral Documents necessary in order to grant to the Collateral Agent, for the benefit of the Holders, a perfected security interest in the Capital Stock of such Subsidiary owned directly or indirectly by the Company and any intercompany Indebtedness of such Subsidiary between it and the Company or any Wholly Owned Subsidiary of the Company, subject to Permitted Liens;

(d)                                 if the Subsidiary is a Wholly Owned Subsidiary of the Company (or, a non-Wholly Owned Subsidiary, unless prohibited by contract, law or such non-Wholly Owned Subsidiary’s organizational documents), (i) execute and deliver to the Collateral Agent, the Notes Security Documents, pursuant to which such Subsidiary shall grant to the Collateral Agent, for the benefit of the Holders, (A) a perfected first priority security interest, subject to the Intercreditor Agreement, in the Notes Collateral of such Subsidiary, and (B) a perfected second priority security interest, subject to the Intercreditor Agreement, in the Working Capital Facility Collateral of such Subsidiary, in each case subject to Permitted Liens, and (ii) take such actions as are reasonably necessary to grant to the Collateral Agent, for the benefit of the Holders, a perfected first priority or second priority, as applicable, security interest, subject to the Intercreditor Agreement, in the After-Acquired Property of such Subsidiary, subject to Permitted Liens as and when required pursuant to the Notes Security Documents; and

(e)                                  in the event such Subsidiary shall at any time issue or have outstanding any intercompany Indebtedness between it and the Company or any Wholly Owned Subsidiary of the Company, the Company shall take or cause such Subsidiary to take all such actions as shall be necessary to cause such intercompany debt to constitute Subordinated Indebtedness.

Section 4.14.                                                 Limitations on Restricted Payments.

(a)                                  Except for payments contemplated by the Transaction Documents to be made on the Issue Date, the Company shall not, and shall not permit any of its Subsidiaries to, make any Restricted Payments prior to October 1, 2014.  On and after October 1, 2014, the Company may make Restricted Payments so long as each of the following conditions is satisfied:

(i) Substantial Completion for both Units 1 and 2 of the Facilities has occurred;

(ii) the date of such payment is a Restricted Payment Date (or within five (5) Business Days thereafter);

(iii) at the time of and after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing;

(iv) the Debt Service Coverage Ratio as of the applicable Restricted Payment Date is equal to or greater than 1.70 to 1.0, as set forth in an Officer’s Certificate; and

(v)(A) the Debt Service Reserve Account shall be funded in cash in an amount equal to the then-applicable Debt Service Reserve Amount, or (B) the requirement to so fund such account shall be satisfied by the Debt Service Reserve Letter of Credit, which shall be in full force and effect (and the amount available for drawing thereunder shall be at least equal to the Debt Service Reserve Amount), or (C) any combination of (A) and (B) (and in either case, no reimbursement obligation (including any deferred loan with respect thereto) shall then be outstanding with respect to the Debt Service Reserve Letter of Credit).

(b)                                 Section 4.14(a) shall not prohibit:

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(i) the redemption, repurchase, retirement, defeasance or other acquisition of any Capital Stock of the Company or any Parent in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Wholly Owned Subsidiary of the Company) of, Capital Stock of the Company (and any distribution, loan or advance of such net cash proceeds to any Parent for such purpose) or out of contributions to the equity capital of the Company;

(ii) the payment of dividends or other distributions or the making of loans or advances to any Parent in amounts required for any Parent to pay franchise taxes and other fees required to maintain its existence and provide for all other operating costs of any Parent to the extent attributable to the ownership or operation of the Company and its Subsidiaries, if any, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services provided by third parties and other costs and expenses plus any indemnification claims made by directors or officers of any Parent attributable to the ownership or operation of the Company and its Subsidiaries, if any; provided, that the Company may not pay dividends or make distributions in excess of $3 million per fiscal year in reliance on this clause (b)(ii);

(iii) beginning the first day after the later of (x) the date on which the first cash payment of interest shall have been paid on the Notes and (y) the date on which Substantial Completion for both Units 1 and 2 of the Facilities shall have occurred (the “Start Date”), the payment of dividends or other distributions to any Parent in amounts required for any Parent to pay its taxes; provided that,

(A)                              the Company is a partnership or disregarded entity for U.S. federal income tax purposes of which any Parent is a partner or member; and

(B)                                the cumulative amount of any such payments over all taxable periods since the Start Date will not exceed the cumulative amount of U.S. federal, state and local income taxes (including estimated taxes) that the Company would have been required to pay had the Company been taxable as a stand-alone C corporation with respect to the income of the Company for such periods (reduced by any income taxes of the Company directly paid to a Governmental Authority by the Company), and, for the avoidance of doubt, any loss, deduction, credit, refund or offset of the Company with respect to any taxable periods since the Start Date shall be taken into account in determining the tax liability for the Company had the Company been taxable as a stand-alone C corporation to the extent permitted by applicable law.

(iv) the redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of the Company or a Wholly Owned Subsidiary made in exchange for, or out of the proceeds of the substantially concurrent sale of Capital Stock of the Company or such Wholly Owned Subsidiary of the Company.

Section 4.15.                                                 Maintenance of Corporate Rating.

The Company shall use commercially reasonable efforts to (a) obtain a senior secured long-term debt rating for the Notes from each of S&P and Moody’s prior to the Issue Date and (b) thereafter maintain, on an annual basis, a senior secured long-term debt rating on the Notes from each of S&P and Moody’s so long as any Notes remain outstanding; provided, that in each of (a) and (b), if S&P or Moody’s is unavailable or otherwise unable to provide such ratings, the Company shall be permitted to substitute Fitch as an alternative to either or both of S&P and Moody’s, and if such unavailability or inability of S&P, Moody’s or Fitch prohibits the Company from complying with this Section 4.15, the Company shall not be deemed to be in breach of this Section 4.15.  For the avoidance of doubt, the Company shall at no time be required to maintain a specific rating on the Notes.

Section 4.16.                                                 Business Activities.

The Company and its Subsidiaries shall not engage in any business other than Permitted Businesses.

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Section 4.17.                                                 Maintenance of Existence and Properties.

Except as permitted under Section 5.01, the Company will, at its own cost and expense, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect the legal existence of the Company and its Subsidiaries, and (b) keep and maintain all property material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, in (i) good working order and condition (ordinary wear and tear excepted), (ii) in compliance with all Requirements of Law of any Governmental Authority having jurisdiction, including without limitation, all Environmental Laws, and (iii) in accordance with Prudent Industry Practice, in each case unless such failure or noncompliance could not reasonably be expected to result in a Material Adverse Effect, or was attributable to an Event of Force Majeure; provided, however, that the Company shall not be required to preserve the legal existence of any Subsidiary, if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes, or that such preservation is not necessary in connection with any transaction not prohibited by this Indenture.

Section 4.18.                                                 After-Acquired Property.

Subject to Article 10, promptly following the acquisition by the Company or any Subsidiary of the Company of any After-Acquired Property, the Company or such Subsidiary shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Collateral Agent a perfected security interest in such After-Acquired Property and to have such After-Acquired Property added to the Notes Collateral or the Working Capital Facility Collateral, as applicable, and thereupon all provisions of this Indenture relating to the Notes Collateral or the Working Capital Facility Collateral, as applicable, shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.

Section 4.19.                                                 Further Assurances.

The Company, at its own cost and expense, shall promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including financing statements and continuation statements) as may be necessary in order to carry out the intent and purposes of this Indenture and the Notes Security Documents and the transactions contemplated hereby and thereby, including those documents necessary for filing under the provisions of the Uniform Commercial Code or any Requirement of Law which are necessary or advisable in order to establish, preserve, protect and perfect the first priority Lien or second priority Lien, as applicable, created by this Indenture and the Notes Security Documents.  The Company shall promptly from time to time furnish to the Trustee and the Collateral Agent such information with respect to the Facilities or the Facility Site as may be required to enable the Trustee and the Collateral Agent to timely file with any governmental entity any reports and obtain any licenses or permits required to be filed or obtained by the Trustee or the Collateral Agent.

Section 4.20.                                                 Insurance.

The Company will, and will cause each of its Subsidiaries to, maintain with one or more financially sound insurance companies of national standing business interruption insurance, physical damage insurance, including flood and earthquake coverage, and primary and excess liability insurance, as well as customary worker’s compensation and automobile insurance and such other insurance, if any, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.  The Company will cause each insurance policy to name the Collateral Agent on behalf of the Holders as additional insured and loss payee as their interest may appear.

Section 4.21.                                                 EPC Agreement.

Neither the Company nor the EPC Agreement Obligor will modify, waive, amend or otherwise change the EPC Agreement in any manner (a) to materially amend the definition of Substantial Completion in a manner materially adverse to the Holders, or (b) that would reasonably be interpreted to have been made in order to

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circumvent the provisions of this Indenture related to the EPC Agreement. Notwithstanding the foregoing, the Company or the EPC Agreement Obligor may modify, waive, amend or otherwise change the EPC Agreement to extend the Guaranteed Substantial Completion Date without the consent of the Holders; provided, that if such extension is for a period in excess of 90 days, the PIK Interest rate shall increase as set forth in paragraph 1 of each Note.

Section 4.22.                                                 ERISA.

The Company will not, and will not allow any Subsidiary to, permit the occurrence of any event or condition with respect to a Pension Plan if such event or condition, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or involve any (a) material risk of foreclosure, sale, forfeiture or loss of, or imposition of a Lien (other than a Permitted Lien) on, the Facilities, the Company’s ownership interest in the Facilities or the Facility Site or the impairment of the use, operation or maintenance of the Facilities or the Facility Site in any material respect, or (b) material risk of any material adverse effect on the ownership interests of the Company or such Subsidiary.

Section 4.23.                                                 Compliance with Laws.

At its own expense, the Company will comply, and will cause each Subsidiary to comply, with all Requirements of Law, such compliance to include, without limitation (a) those relating to pollution control, environmental protection, equal employment opportunity plans, ERISA plans and employee safety and (b) with respect to the Company, the Facilities or the Facility Site whether or not compliance therewith shall require structural changes in the Facilities or any part thereof or require major changes in operational practices or interfere with the use and enjoyment of the Facilities or any part thereof, except, in each of (a) and (b), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.24.                                                 Regulatory Status.

The Company shall, and shall cause each of its Subsidiaries to, comply in all material respects with the applicable requirements of FERC imposed on it as a public utility with authorization to sell electric power at wholesale at market-based rates.  As of the Issue Date and thereafter, the Company shall, and shall cause each of its Subsidiaries to, duly file all notices, as and when required, related filings required by 18 C.F.R. Part 366 with the FERC.

Section 4.25.                                                 Notice of Change in Address or Name.

The Company shall provide the Trustee prompt written notice of any anticipated change in its or any of its Subsidiaries’ jurisdiction of organization, form of corporate organization, chief executive office, principal place of business, or name, or the place where it maintains its business records concerning the Facilities or the Facility Site, which notice shall, in any event, be provided no later than 10 days prior to such change.

Section 4.26.                                                 Intellectual Property Rights.

The Company agrees to obtain and maintain, and shall cause each of its Subsidiaries to obtain and maintain, all patents, licenses and other proprietary rights and technology necessary in connection with the operation and maintenance of the Facilities except where the failure to so maintain such rights or technology could not reasonably be expected to have a Material Adverse Effect.

Section 4.27.                                                 Warranty of Title to Facility Site.

(a) The Company shall, and shall cause each of its Subsidiaries to, maintain good and valid fee, leasehold title to, or easement or other surface rights in, the Facility Site, subject only to Permitted Liens.

(b) The Company shall, and shall cause each of its Subsidiaries to, maintain good and valid title to all of its other properties and assets (other than properties and assets disposed of in the ordinary course of business

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including any sale, transfer or other disposition of any obsolete, surplus or worn out equipment, parts, supplies or other materials or assets), subject only to Permitted Liens or to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.28.                                                 Certain Contracts and Agreements.

The Company agrees that, except as required by any Transaction Document, it will not, and will not permit any of its Subsidiaries to, enter into any Trading Activities other than Permitted Trading Activities.

Section 4.29.                                                 Abandonment of the Facilities.

The Company shall not, and shall not permit any of its Subsidiaries to, voluntarily permanently abandon the operation, maintenance or repair of the Facilities.

Section 4.30.                                                 Working Capital Facility.

The Company shall not, and shall not permit any of its Subsidiaries to, modify, waive, amend or otherwise change the Working Capital Facility in any manner that would increase the applicable interest rate margin by more than 1.0%, increase commitment fees by more than 0.5%, impose an unreasonable fee for any forbearance, consent, waiver or amendment, make any financial maintenance covenants or events of default materially more restrictive than those set forth in the Indenture or any supplement thereto (or if not so set forth, than those existing on the Issue Date) or add additional financial maintenance covenants or events of default that are not contained in the Indenture or any supplement thereto, or expressly limit in any material respect any payments in respect of the Notes required to be made hereunder.  The Company shall not, and shall not permit any of its Subsidiaries to, make payments to any lender under the Working Capital Facility, directly or indirectly, in cash or other property, by set-off or in any other manner, of all or any of its Obligations under the Working Capital Facility unless such payment is made from the Proceeds of the Working Capital Facility Collateral.

Section 4.31.                                                 Restrictive Agreements.

(a)                                  The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any of its Subsidiaries to (i) pay dividends or make other distributions to holders of its Equity Interests; (ii) make loans or advances to, or pay any Indebtedness or other obligation owed to, the Company or any of its Subsidiaries; or (iii) sell, lease or transfer any of its property or assets to the Company or its Subsidiaries.

(b)                                 Section 4.31(a) shall not apply to encumbrances or restrictions existing under or by reason of (i) any law, rule, regulation or order or any requirement of any regulatory body; (ii) agreements in effect on the Issue Date, including the Working Capital Facility; (iii) any Security Document, the Indenture or the Notes; (iv) any agreement relating to (A) asset sales that limit the transfer of such assets pending the closing of such sale or (B) the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder; (v) any agreement relating to Indebtedness permitted to be incurred by Section 4.08 or 4.09 of this Indenture if such restrictions or conditions are customary for Indebtedness of the type incurred; provided that the restrictions therein are not materially more restrictive, taken as a whole, than those contained in this Indenture, the Notes and the Security Documents; (vi) any agreement of any Person or related to any asset acquired by the Company or any Subsidiary, so long as such restriction or condition (A) was not entered into in contemplation of the acquisition transaction, and (B) is not applicable to any Person, or the properties or assets of any Person, other than the Person, or such Person’s Subsidiaries, or the property or assets of the Person or such Persons’ Subsidiaries, so acquired; (vii) customary provisions in leases and other contracts restricting the assignment thereof; (viii) Liens permitted to be incurred by Section 4.10 of this Indenture that limit the right of the debtor to dispose of the assets subject to such Liens; and (ix) any agreement that amends, extends, renews, refinances or replaces the agreements containing restrictions or conditions in the foregoing clause (i) through (viii), or in this clause; provided that such agreement is, in the good faith judgment of the Company, no

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more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those prior to such amendment, extension, renewal, refinancing or replacement.

Section 4.32.                                                 Impairment of Security Interest.

Subject to the rights of the holders of Permitted Liens, the Company shall not, and shall not permit any of its Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee, the Collateral Agent and the Holders.  The Company shall not, and shall not permit any of its Subsidiaries party thereto to, amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the Holders, the Collateral Agent or the Trustee in any material respect, except as permitted under Articles 9 or 10 hereof or the Intercreditor Agreement.

Section 4.33.                                                 Real Estate Mortgages and Filings.

With respect to any real property (individually and collectively, the “Premises”) owned by the Company or a Subsidiary on the Issue Date with a fair market value in excess of $500,000 (such delivery to be on the Issue Date) and with respect to any such property to be acquired by the Company or a Subsidiary after the Issue Date with a purchase price in excess of $500,000 (within 90 days of the acquisition thereof), the Company shall deliver to the Collateral Agent:

(a)                                  fully executed counterparts of mortgages, duly executed by the Company or the applicable Subsidiary, together with evidence of the completion (or satisfactory arrangements for the completion), of all recordings and filings of such mortgage as may be necessary to create a valid, perfected Lien (subject to no liens other than Permitted Liens) against the properties purported to be covered thereby;

(b)                                 mortgagee’s title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of the Collateral Agent, the Trustee and the Holders in an amount equal to (i) with respect to real property owned by the Company or a Subsidiary on the Issue Date, the aggregate principal amount of the Notes, and (ii) with respect to any real property to be acquired by the Company or a Subsidiary after the Issue Date with a purchase price in excess of $500,000, the fair market value of such real property, insuring that title to such property is indefeasible and that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens together with typical endorsements, coinsurance and reinsurance and shall be accompanied by evidence of the payment in full of all premiums thereon; and

(c)                                  with respect to each of the covered Premises, the most recent ALTA survey of such Premises, together with either (i) an updated survey certification in favor of the Trustee and the Collateral Agent from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (ii) an affidavit from the Company and the Guarantors, as the case may be, stating that there has been no change solely to the extent that the same is sufficient for the title insurance company to remove all standard survey exceptions and issue the endorsements.

ARTICLE 5.

SUCCESSORS

Section 5.01.                                                 Merger, Consolidation and Sale of Assets

(a)                                  The Company will not (i) consolidate or merge with or into, any other Person or (ii) sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of its properties or assets to any Person or Persons in one or a series of transactions, unless, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and:

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(A)                              the transferee or the entity resulting from such consolidation, surviving such merger or succeeding to such properties or assets (X) shall be organized under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume, pursuant to an agreement reasonably acceptable to the Trustee and the Collateral Agent, all of the Company’s obligations under this Indenture, the Notes and the Security Documents; and (Y) shall be a corporation, limited liability company or limited partnership;

(B)                                the Company shall provide to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such sale, assignment, conveyance, lease, transfer or other disposition and the supplemental indenture in respect thereof comply with this Indenture and that all conditions precedent herein provided for relating to such transactions have been complied with;

(C)                                other than with respect to an Exempted Change of Control Transaction, either (X) the Project Cost Threshold has been reached on or prior to the consummation of the applicable consolidation, merger or other disposition, the proposed transferee or surviving entity commits to complete the Project on the timeline contemplated by the EPC Agreement, and the Company’s Board of Directors has reasonably determined in good faith that such transferee or surviving entity has the reasonable financial wherewithal to do so; or (Y) Substantial Completion for both Units 1 and 2 of the Facilities have occurred; and

(D)                               after giving effect to such consolidation, merger or sale of all or substantially all of such properties or assets, the Notes shall have at least two of the following three credit ratings:  at least BBB- from S&P; at least Baa3 from Moody’s and at least BBB- from Fitch; and prior to the consummation of any such transaction, the Company shall have provided to the Trustee an Officer’s Certificate to such effect or a copy of the letters from such applicable rating agencies confirming such ratings.

(b)                                 Upon the consummation of such transaction described in Section 5.01(a), the resulting, surviving or succeeding entity, if other than the Company, shall succeed to, and be substituted for, and may exercise every right and power and shall perform every obligation of, the Company under this Indenture, the Notes and the Security Documents with the same effect as if such entity had been named herein and therein.

Section 5.02.                                                 Successor Corporation Substituted.

The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under this Indenture and the Security Documents.

ARTICLE 6.

DEFAULTS AND REMEDIES

Section 6.01.                                                 Events of Default.

Each of the following constitutes an “Event of Default” with respect to the Notes:

(a)                                  failure to make the payment of any interest on the Notes when the same becomes due and payable, and such failure continues for a period of five (5) days;

(b)                                 failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(c)                                  failure to comply with any other covenant or agreement in this Indenture or the Notes (other than a failure that is the subject of the foregoing clause (a) or (b)), and such failure continues uncured for a period of thirty (30) days after written notice is given to the Company by the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding specifying the default, demanding that it be remedied and stating that such notice is a “Notice of Default”;

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(d)                                 a default under any Indebtedness by the Company or any Subsidiary that results in acceleration of the maturity of such Indebtedness, or failure to pay any such Indebtedness at maturity, in an aggregate amount greater than $5.0 million or its foreign currency equivalent at the time;

(e)                                  any judgment or judgments for the payment of money in an aggregate amount in excess of $5.0 million (or its foreign currency equivalent at the time) that shall be rendered against the Company or any Subsidiary and that shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect;

(f)                                    the Company, any Significant Subsidiary or any group of Subsidiaries, that, when taken together, would constitute a Significant Subsidiary, the General Partner or the EPC Agreement Obligor pursuant to or within the meaning of any Bankruptcy Law:

(i)                       commences a voluntary case or gives notice of intention to make a proposal under any Bankruptcy Law;

(ii)                    consents to the entry of an order for relief against it in an involuntary case or consents to its dissolution or winding up;

(iii)                 consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of it or for all or substantially all of its property;

(iv)                makes a general assignment for the benefit of its creditors; or

(g)                                 a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)                       is for relief against the Company, any Significant Subsidiary or any group of Subsidiaries, that, when taken together, would constitute a Significant Subsidiary in an involuntary case; or

(ii)                    appoints a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of the Company, any Significant Subsidiary or any group of Subsidiaries, that, when taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company; or

(iii)                 orders the liquidation of the Company, any Significant Subsidiary or any group of Subsidiaries, that, when taken together, would constitute a Significant Subsidiary;

(iv)                and such order or decree remains unstayed and in effect for 60 consecutive days;

(h)                                 (i) any security interest purported to be created by any Notes Security Document with respect to any Collateral, individually or in the aggregate, having a fair market value in excess of $10.0 million, shall cease to be a valid, binding and enforceable, perfected security interest in the securities, assets or properties covered thereby or (ii) the Company or any Subsidiary shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Subsidiary, the Company fails to cause such Subsidiary to rescind assertions within 30 days of such assertions; except, in the case of each of (i) and (ii), to the extent that any such loss of perfection results from the failure of the Trustee or Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Notes Security Documents;

(i)                                     the failure by the Company or any Subsidiary party thereto to comply with its other agreements contained in the Notes Security Documents for a period of 60 days after receipt of a Notice of Default;

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(j)                                     the occurrence of a payment default under the EPC Agreement, the termination of the EPC Agreement or delivery of a notice of intended termination of the EPC Agreement, in any case, at any time before the Project Cost Threshold has been reached, provided that if such termination is the result of a change in Environmental Laws following which the Facilities are operating and are reasonably projected to operate in the future at or above the Operating Threshold and in material compliance with Environmental Laws, then no Default or Event of Default shall be deemed to have occurred hereunder;

(k)                                  (i) the Guarantee of the Notes by a Significant Subsidiary ceases to be in full force and effect or (ii) any such Guarantor denies or disaffirms in writing its obligations under this Indenture or any such Guarantee (except, in the case of each of (i) and (ii), as contemplated by the terms thereof or by this Indenture) and such Default continues for a period of ten (10) days; and

(l)                                     the occurrence of a Change of Control, other than an Exempted Change of Control Transaction.

Section 6.02.                                                 Acceleration.

(a)                                  If any Event of Default occurs and is continuing (other than an Event of Default specified in Section 6.01(f) or (g)), the Trustee may, and upon written direction of the Holders of at least 25% in principal amount of the then outstanding Notes shall, declare, by notice in writing to the Company specifying the respective Event of Default and that such notice is a notice of acceleration (the “Acceleration Notice”), the principal of all of the Notes, together with all accrued and unpaid interest, if any, and the premium described in clause 6.02(b) hereof to be due and payable immediately.  In the case of an Event of Default arising under Section 6.01(f) or (g), all outstanding Notes shall be due and payable immediately without further action or notice (including an Acceleration Notice).  Holders may not enforce this Indenture or the Notes except as provided in this Indenture.  The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their best interest.  The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

(b)                                 As of the time of any acceleration of the Notes, the Redemption Premium applicable as of such time, as described in Sections 1.01 and 3.07, shall be due and payable, regardless of whether the Notes are actually called for redemption (which Redemption Premium is stipulated and agreed to constitute liquidated damages for the Holders for the loss of their investment opportunity and not a penalty), except with respect to any acceleration of the Notes resulting from:

(i)                       a failure by the Company or any of its Subsidiaries to comply with any covenant or agreement in this Indenture or the Notes that may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding, voting as a single class, pursuant to Section 9.02 of this Indenture, other than those covenants and agreements set forth in (A) Section 4.08, 4.09, 4.14, 4.21 and 5.01 of this Indenture, or (B) Section 4.03, 4.10, 4.11, 4.12, 4.16, 4.24, 4.30 or 4.32 of this Indenture, to the extent such failure to comply resulted from intentional breach, bad faith or willful misconduct of the Company or such Subsidiary and such failure continues uncured for a period of sixty (60) days after receipt of a Notice of Default;

(ii)                    an Event of Default described in clauses (a) or (b) of Section 6.01 or a failure by the Company or any of its Subsidiaries to comply with any covenant or agreement in this Indenture or the Notes not covered by clause (b)(i) above, if (A) such default occurs at such time as $75 million of the Working Capital Facility has been advanced and remains outstanding (including in the form of undrawn letters of credit) and the Company has a cash balance of less than $50 million (excluding any amounts reserved for Debt Service Obligations), (B) such default may not reasonably have been avoided through the Company’s exercise of its option to pay PIK Interest, and (C) no less than $325 million in reasonable and documented costs and expenses, including without limitation, any cancellation charges, shall have been incurred and paid by General Electric Capital Corporation or any Affiliate thereof or by the EPC Agreement Obligor in

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connection with the installation of the Equipment (including all such reasonable and documented costs and expenses arising in connection with the BOP Agreements) (such amount being the “Project Cost Threshold”); or

(iii)                 a voluntary or involuntary filing for bankruptcy protection by or against any entity comprising the Company as a result of the Company’s inability to pay its trade payables as they become due at any time after Substantial Completion for both Unit 1 and Unit 2 of the Facilities has occurred if such filing occurs at such time as $75 million of the Working Capital Facility has been advanced and remains outstanding (including in the form of undrawn letters of credit) and the Company has a cash balance of less than $50 million (excluding any amounts reserved for Debt Service Obligations).

Section 6.03.                                                 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee or the Collateral Agent, in its sole discretion, may each pursue any respective available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture or the Notes Security Documents.

The Trustee or the Collateral Agent may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee, the Collateral Agent or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies shall be cumulative to the extent permitted by law.

Section 6.04.                                                 Waiver of Defaults.

The Holders of at least a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default, and its consequences, except a continuing Default or Event of Default (1) in the payment of the principal of, premium, if any, or interest, on the Notes, (2) specified in clause (f) or (g) of Section 6.01 hereof and (3) in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment.  In the event of any Event of Default specified in clause (d) of Section 6.01, such Event of Default and all consequences of that Event of Default, including without limitation any acceleration or resulting payment default, shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if within 60 days after the Event of Default arose:

(a)                                  the Indebtedness that is the basis for the Event of Default has been discharged;

(b)                                 the holders of such Indebtedness have rescinded or waived the acceleration, notice or action, as the case may be, giving rise to the Event of Default; or

(c)                                  if the default that is the basis for such Event of Default has been cured.

Upon any waiver of a Default or Event of Default, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed cured for every purpose of this Indenture but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 6.05.                                                 Control by Majority.

Subject to Section 7.01, Section 7.02(f) (including the Trustee’s receipt of the security or indemnification described therein) and Section 7.07 hereof, in case an Event of Default shall occur and be continuing, the Holders of a majority in aggregate principal amount of the Notes then outstanding shall have the right to direct (which direction shall be in writing to the Trustee and the Collateral Agent) the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Collateral Agent or exercising any trust or power conferred on the Trustee or the Collateral Agent with respect to the Notes.  However, the Trustee

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or the Collateral Agent may refuse to follow any direction that the Trustee or the Collateral Agent believes conflicts with law, this Indenture, the Notes or the Notes Security Documents, or that the Trustee or the Collateral Agent in good faith determines may be unduly prejudicial to the rights of the other Holders of the Notes or that may involve the Trustee or Collateral Agent in personal liability.  The Trustee or the Collateral Agent may take any other action consistent with this Indenture relating to any such direction.

Section 6.06.                                                 Limitation on Suits.

No Holder shall have any right to institute any proceeding with respect to this Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a)                                  such Holder has previously given to the Trustee written notice of a continuing Event of Default or the Trustee receives the notice from the Company,

(b)                                 Holders of at least 25% in aggregate principal amount of the Notes then outstanding have made written request to the Trustee to institute such proceeding as trustee, and such Holder or Holders have offered and, if requested, provided to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense, and

(c)                                  the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days of the request and the offer, and if requested, the provision of security and indemnity.

The preceding limitations shall not apply to a suit instituted by a Holder for enforcement of payment of principal of, and premium, if any, or interest on, a Note on or after the respective due dates for such payments set forth in such Note.

A Holder may not use this Indenture to affect, disturb or prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07.                                                 Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture (including Section 6.06), the right of any Holder to receive payment of principal, premium, if any, and interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08.                                                 Collection Suit by Trustee and Collateral Agent.

If an Event of Default specified in Section 6.01 (a) or (b) occurs and is continuing, each of the Trustee and the Collateral Agent is authorized to recover judgment in its own name and (i) in the case of the Trustee, as trustee of an express trust, or (ii) in the case of the Collateral Agent, as collateral agent on behalf of each of the Holders, in each case against the Company or any other obligor on the Notes for the whole amount of principal of, premium, if any, and interest then due and owing (together with interest on overdue principal and, to the extent lawful, interest) and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, and their respective agents and counsel, and any other amounts due to the Trustee or the Collateral Agent under or in connection with the Notes Security Documents and this Indenture.

Section 6.09.                                                 Trustee and Collateral Agent May File Proofs of Claim.

The Trustee and the Collateral Agent are authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee or the Collateral Agent

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(including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, and their respective agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee or the Collateral Agent, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee or the Collateral Agent any amount due to it for the compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, their respective agents and counsel, and any other amounts due the Trustee or the Collateral Agent under or in connection with the Security Documents and this Indenture.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee or the Collateral Agent and their respective agents and counsel, and any other amounts due the Trustee or the Collateral Agent under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, moneys, securities and any other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise, and such Lien in favor of a predecessor Trustee or Collateral Agent shall be senior to the Lien in favor of the current Trustee or Collateral Agent.  Nothing herein contained shall be deemed to authorize the Trustee or the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee or the Collateral Agent to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10.                                                 Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First:  to the Trustee (including any predecessor Trustee), the Collateral Agent, any Agent, their respective agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, fees, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:  to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third:  to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11.                                                 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or the Collateral Agent for any action taken or omitted by the Trustee or the Collateral Agent, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 shall not apply to a suit by the Trustee, a suit by the Collateral Agent, a suit by the Company, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

Section 6.12                            Restoration of Rights and Remedies.

If the Trustee, the Collateral Agent or any Holder has instituted any proceedings to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has

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been determined adversely to the Trustee, the Collateral Agent or to such Holder, then in every such case, subject to any determination in such proceeding, the Company, the Trustee, the Collateral Agent and any applicable Holder shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee, the Collateral Agent and the applicable Holder shall continue as though no such proceeding had been instituted.

ARTICLE 7.

TRUSTEE

Section 7.01.                                                 Duties of Trustee.

The duties and responsibilities of the Trustee and of the Collateral Agent shall be as provided in the TIA and as set forth herein or in any Notes Security Document.

(a)                                  If an Event of Default has occurred and is continuing, the Trustee or the Collateral Agent shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b)                                 Except during the continuance of an Event of Default:

(i)                       the duties of the Trustee and of the Collateral Agent shall be determined solely by the express provisions of this Indenture and each of the Trustee and the Collateral Agent need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee or the Collateral Agent; and

(ii)                    in the absence of bad faith on its part, each of the Trustee and the Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee or the Collateral Agent and conforming to the requirements of this Indenture.  However, the Trustee or the Collateral Agent, as applicable, shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)                                  Neither the Trustee nor the Collateral Agent may be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)                       this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii)                    neither the Trustee nor the Collateral Agent shall be liable for any error of judgment made in good faith by a Responsible Officer of such Person, unless it is proved that the Trustee or the Collateral Agent, as applicable, was negligent in ascertaining the pertinent facts; and

(iii)                 neither the Trustee nor the Collateral Agent shall be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)                                 Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee or the Collateral Agent is subject to paragraphs (a), (b), (c), (e) and (f) of this Section 7.01.

(e)                                  No provision of this Indenture shall require the Trustee or the Collateral Agent to expend or risk its own funds or incur any liability.  Neither the Trustee nor the Collateral Agent shall be under any obligation to exercise any of the rights or powers under this Indenture, the Notes or the Notes Security Documents at the request or direction of any of the Holders unless such Holders have offered, and if requested, provided, the

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Trustee or the Collateral Agent indemnity or security reasonably satisfactory to each of them against any loss, liability or expense.

(f)                                    The Trustee and the Collateral Agent shall not be liable for interest on any money received except as the Trustee or the Collateral Agent may agree in writing with the Company.  Money held in trust by the Trustee or the Collateral Agent need not be segregated from other funds except to the extent required by law.

(g)                                 Notwithstanding anything in this Indenture to the contrary, in no event shall the Trustee or the Collateral Agent be responsible or liable under or in connection with this Indenture, the Notes or the Notes Security Documents for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever (including, but not limited to, lost profits), whether or not foreseeable, irrespective of whether the Trustee or the Collateral Agent has or had been advised of the possibility or likelihood of such loss or damage and regardless of the form of action in which such damages are sought.

(h)                                 The Trustee and the Collateral Agent shall not be liable for the failure to perform their duties and obligations hereunder to the extent that such failure is found by a final nonappealable judgment of a court of competent jurisdiction to be directly caused by the failure of the Company to perform its obligations hereunder.

Section 7.02.                                                 Rights of Trustee.

Subject to TIA Section 315:

(a)                                  Each of the Trustee and the Collateral Agent may conclusively rely upon any document (whether in its original, electronic or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person.  Neither the Trustee nor the Collateral Agent need investigate any fact or matter stated in any such document, but each of the Trustee and the Collateral Agent, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and if the Trustee or the Collateral Agent shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company personally or by agent or attorney.

(b)                                 Before the Trustee or the Collateral Agent acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both.  Neither the Trustee nor the Collateral Agent shall be liable for any action it suffers, takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.  Each of the Trustee and the Collateral Agent may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)                                  Neither the Trustee nor the Collateral Agent shall be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(d)                                 Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(e)                                  Neither the Trustee nor the Collateral Agent shall be deemed to have notice of any Default or Event of Default (or any cure or waiver thereof) unless a Responsible Officer of the Trustee or the Collateral Agent, as applicable, has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default (or cure or waiver thereof) is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee from the Company or the Holders of 25% in aggregate principal amount of the outstanding Notes, and such notice references the specific Default or Event of Default (or cure or waiver thereof), the Notes and this Indenture.

(f)                                    Neither the Trustee nor the Collateral Agent shall be required to give any bond or surety in respect of the performance of its power and duties hereunder.

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(g)                                 No permissive right of the Trustee or the Collateral Agent to act hereunder or under any Notes Security Document shall be construed as a duty to so act;

(h)                                 Neither the Trustee nor the Collateral Agent shall have any duty to inquire as to the performance of the Company’s covenants herein.

(i)                                     Each of the Trustee and the Collateral Agent may execute any of its trusts or powers hereunder or perform any of its duties hereunder either directly or by or through agents or attorneys and neither the Trustee nor the Collateral Agent shall be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(j)                                     Each of the rights, privileges, protections, immunities and benefits given to the Trustee or the Collateral Agent, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee and the Collateral Agent in each of its capacities hereunder, and each agent and custodian of the Trustee or Collateral Agent and other Person employed by the Trustee or the Collateral Agent, to act hereunder.

(k)                                  The Trustee or the Collateral Agent may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any persons authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

Section 7.03.                                                 Individual Rights of Trustee.

Each of the Trustee and the Collateral Agent in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee or Collateral Agent, as applicable.  However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign.  Any Agent or the Collateral Agent may do the same with like rights and duties.  The Trustee shall also be subject to Sections 7.10 and 7.11 hereof.

Section 7.04.                                                 Trustee’s Disclaimer.

Each of the Trustee and the Collateral Agent shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes Security Documents or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05.                                                 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if the Trustee shall have received notice thereof, the Trustee shall (at the expense of the Company) mail to Holders a notice of the Default or Event of Default within 90 days after it occurs unless such Default or Event of Default shall have been cured or waived, and the Trustee shall have received notice thereof.  Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06.                                                 Reports by Trustee to Holders.

Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall (at the expense of the Company) mail to the Holders

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a brief report dated as of such reporting date that complies with TIA Section 313(a) (but if no event described in TIA Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).  The Trustee also shall comply with TIA Section 313(b)(2).  The Trustee shall also transmit by mail all reports as required by TIA Section 313(c).

A copy of each report at the time of its mailing to the Holders shall be mailed to the Company and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA Section 313(d).  The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange and any delisting thereof.

Section 7.07.                                                 Compensation and Indemnity.

The Company shall pay to the Trustee, the Collateral Agent and any Agent (each an “Indemnified Party”) from time to time compensation as agreed upon by such Indemnified Party and the Company, and, in the absence of any such agreement, reasonable compensation for such Indemnified Party’s acceptance of this Indenture and their respective services hereunder.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Company shall reimburse each Indemnified Party promptly upon request for all disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses shall include the compensation, disbursements and reasonable expenses of each such Indemnified Party’s agents and counsel.

The Company shall indemnify each Indemnified Party, including any predecessor Trustee or Collateral Agent (in its capacity as Trustee or Collateral Agent), and its agents, employees and directors and officers for, and shall hold each of them harmless against, any and all losses, claims, damages, penalties, fines, liabilities or expenses, including incidental and out-of-pocket expenses and reasonable attorneys’ fees (for purposes of this Article, “losses”) incurred by such Indemnified Party arising out of or in connection with the acceptance or administration of such Indemnified Party’s duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.07) and defending such Indemnified Party against any claim (whether asserted by the Company or any Holder or any other Person) or liability in connection with the exercise or performance of any power or duty hereunder, except to the extent such losses are found by a final nonappealable judgment of a court of competent jurisdiction to be attributable to such Indemnified Party’s negligence, willful misconduct or bad faith.  The Indemnified Party shall notify the Company promptly of any claim for which it may seek indemnity.  Failure by the Indemnified Party to so notify the Company shall not relieve the Company of its obligations under this Section 7.07.  The Company shall defend the claim, and the Indemnified Party shall cooperate in the defense.  Each Indemnified Party may have separate counsel if such Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Company and in the judgment of such counsel it is advisable for such Indemnified Party to engage separate counsel, and the Company shall pay the reasonable fees and expenses of such counsel.  The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.  The Company need not reimburse any expense or indemnify against any loss incurred by an Indemnified Party through the Indemnified Party’s own willful misconduct, negligence or bad faith.

The obligations of the Company to the Trustee and the Collateral Agent under this Indenture shall survive the satisfaction and discharge of this Indenture, the resignation or removal of the Trustee or the Collateral Agent, and payment in full of the Notes through the expiration of the applicable statute of limitations.

To secure the Company’s payment obligations in this Section 7.07, each of the Trustee and the Collateral Agent shall have a Lien prior to the Notes on all money or property held or collected by the Trustee or the Collateral Agent, in its capacity as such, except that held in trust to pay principal, premium, if any, and interest on particular Notes.  Such Lien shall survive the satisfaction and discharge of this Indenture.

When an Indemnified Party incurs expenses or renders services after an Event of Default specified in Section 6.01(f) or (g) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

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Section 7.08.                                                 Replacement of Trustee or Collateral Agent.

A resignation or removal of the Trustee or Collateral Agent and appointment of a successor Trustee or Collateral Agent, as applicable, shall become effective only upon the successor Trustee’s or Collateral Agent’s acceptance of appointment as provided in this Section 7.08.

The Trustee or the Collateral Agent may resign in writing at any time upon 30 days’ prior notice to the Company and be discharged from the trust hereby created by so notifying the Company.  The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee or Collateral Agent at any time by so notifying the Trustee or Collateral Agent, as applicable, and the Company in writing.  The Company may by Board Resolution remove the Trustee or the Collateral Agent if:

(a)                                  the Trustee fails to comply with Section 7.10 hereof;

(b)                                 the Trustee or Collateral Agent, as applicable, is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee or Collateral Agent, as applicable, under any Bankruptcy Law;

(c)                                  a custodian or public officer takes charge of the Trustee or the Collateral Agent, as applicable, or its property; or

(d)                                 the Trustee or Collateral Agent becomes incapable of acting as Trustee or Collateral Agent, as applicable, hereunder.

If the Trustee or the Collateral Agent resigns or is removed or if a vacancy exists in the office of the Trustee or the Collateral Agent for any reason (the Trustee or Collateral Agent in such event being referred to herein as the retiring Trustee or Collateral Agent), the Company shall promptly appoint a successor Trustee or Collateral Agent, as applicable.  Within one year after the successor Trustee or Collateral Agent takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee or Collateral Agent to replace the successor Trustee or Collateral Agent appointed by the Company.

If a successor Trustee or Collateral Agent does not take office within 30 days after the retiring Trustee or Collateral Agent, as applicable, provides notice of its resignation to the Company or is removed, the retiring Trustee or Collateral Agent, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee or Collateral Agent, as applicable.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee or Collateral Agent shall deliver a written acceptance of its appointment to the retiring Trustee or Collateral Agent and to the Company.  Thereupon, the resignation or removal of the retiring Trustee or Collateral Agent shall become effective, and the successor Trustee or Collateral Agent shall have all the rights, powers and duties of the Trustee or Collateral Agent, as applicable, under this Indenture.  The successor Trustee or Collateral Agent shall mail a notice of its succession to Holders.  Subject to the Lien provided for in Section 7.07 hereof, the retiring Trustee or Collateral Agent shall promptly transfer all property held by it as Trustee or Collateral Agent, as applicable to the successor Trustee or Collateral Agent, as applicable; provided, however, that all sums owing to the retiring Trustee or Collateral Agent hereunder shall have been paid.  Notwithstanding replacement of the retiring Trustee or Collateral Agent pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee or Collateral Agent.

In the case of an appointment hereunder of a separate or successor Trustee or Collateral Agent with respect to the Notes, the Company, any retiring Trustee or Collateral Agent and each successor or separate Trustee or Collateral Agent with respect to the Notes shall execute and deliver an Indenture supplemental hereto (1) which shall contain such provisions as shall be deemed necessary or desirable to confirm that all the rights,

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powers, trusts and duties of any retiring Trustee or Collateral Agent with respect to the Notes as to which any such retiring Trustee or Collateral Agent is not retiring shall continue to be vested in such retiring Trustee or Collateral Agent and (2) that shall add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, it being understood that nothing herein or in such supplemental indenture shall constitute such Trustee co-trustees of the same trust and that each such separate, retiring or successor Trustee shall be Trustee of a trust or trusts hereunder separate and apart from any trust or trusts hereunder administered by any such other Trustee.

Section 7.09.                                                 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or banking association, the successor corporation or banking association without any further act shall, if such successor corporation or banking association is otherwise eligible under Section 7.10 hereof, be the successor Trustee.

Section 7.10.                                                 Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a Person organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities, and that has a combined capital and surplus of at least $100.0 million (or a wholly owned subsidiary of a bank or trust company, or of a bank holding company, the principal subsidiary of which is a bank or trust company having a combined capital and surplus of at least $100.0 million) as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA Section 310(a)(1), (2) and (5).  The Trustee is subject to TIA Section 310(b).

Section 7.11.                                                 Preferential Collection of Claims Against Company.

The Trustee is subject to TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b).  A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

Section 7.12.                                                 Other Capacities.

All references in this Indenture to the Trustee shall be deemed to refer to the Trustee in its capacity as Trustee and in its capacities as any Agent and the Collateral Agent, to the extent acting in such capacities, and every provision of this Indenture relating to the conduct or affecting the liability or offering protection, immunity or indemnity to the Trustee shall be deemed to apply with the same force and effect to the Trustee acting in its capacities as any Agent and the Collateral Agent.

Section 7.13.                                                 Force Majeure.

In no event shall the Trustee or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused, directly or indirectly, by forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear, environmental or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee and Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

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ARTICLE 8.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01.                                                 Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth in this Article 8.

Section 8.02.                                                 Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”) and any Guarantor shall be released from all of its obligations under its Guarantee.  For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under the Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:  (a) the rights of Holders of Outstanding Notes to receive solely from the trust fund described in Section 8.04, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, or interest on such Notes when such payments are due, (b) the Company’s obligations with respect to such Notes under Article 2 and Sections 4.01 and 4.02, (c) the rights, powers, trusts, duties and immunities of the Trustee and any Agent hereunder and the Company’s obligations in connection therewith and (d) this Article 8.  If the Company exercises under Section 8.01 the option applicable to this Section 8.02, subject to the satisfaction of the conditions set forth in Section 8.04, payment of the Notes may not be accelerated because of an Event of Default.  Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03.                                                 Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from its obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.08 through 4.16 and 4.18 through 4.33 hereof, and the operation of Section 5.01, with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”) and any Guarantor shall be released from all of its obligations under its Guarantee with respect to such covenants in connection with such outstanding Notes and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the Outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.  If the Company exercises under Section 8.01 the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, payment of the Notes may not be accelerated because of an Event of Default specified in clauses (c) through (e) and (h) through (l) of Section 6.01.

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Section 8.04.                                                 Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 to the outstanding Notes.

The Legal Defeasance or Covenant Defeasance may be exercised only if:

(a)                                  the Company irrevocably deposits with the Trustee, in trust (the “defeasance trust”), for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal, premium, if any, and interest on the outstanding Notes on the Stated Maturity or on the next redemption date, as the case may be, and the Company shall specify whether the Notes are being defeased to maturity or to such particular redemption date;

(b)                                 in the case of Legal Defeasance, the Company shall deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) subsequent to the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)                                  in the case of Covenant Defeasance, the Company shall deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)                                 no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(e)                                  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any Subsidiary that is a Guarantor is a party or by which the Company or any Subsidiary that is a Guarantor is bound;

(f)                                    the Company shall deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over other creditors of the Company with the intent of defeating, hindering, delaying or defrauding such other creditors; and

(g)                                 the Company shall deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05.                                                 Deposited Cash and U.S. Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all cash and non-callable U.S. Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such cash and securities need not be segregated from other funds except to the extent required by law.

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The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any cash or non-callable U.S. Government Securities held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent certified public accountants expressed in a written certification thereof delivered to the Trustee (which may be the certification delivered under Section 8.04(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06.                                                 Repayment to Company.

The Trustee shall promptly pay to the Company after request therefor, any excess money held with respect to the Notes at such time in excess of amounts required to pay any of the Company’s Obligations then owing with respect to the Notes.

Any cash or non-callable U.S. Government Securities deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such cash and securities remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such cash and securities then remaining shall be repaid to the Company.

Section 8.07.                                                 Reinstatement.

If the Trustee or Paying Agent is unable to apply any cash or non-callable U.S. Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such cash and securities in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders to receive such payment from the cash and securities held by the Trustee or Paying Agent.

ARTICLE 9.

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01.                                                 Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Company and the Trustee, and, if such amendment or supplement relates to any Notes Security Document, the Collateral Agent, may amend or supplement this Indenture, the Notes Security Documents or the Notes without the consent of any Holder to:

(a)                                  cure any ambiguity, omission, defect or inconsistency;

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(b)                                 provide for the assumption by a Surviving Person of the obligations of the Company under this Indenture pursuant to Section 5.01 of this Indenture;

(c)                                  provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(d)                                 evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or Collateral Agent pursuant to the requirements of this Indenture or the Notes Security Documents;

(e)                                  add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company;

(f)                                    make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(g)                                 to add additional assets as Collateral or to provide for the release of Collateral from the Liens and the Notes Security Documents, in each case, when permitted or required by any of the Notes Security Documents or this Indenture;

(h)                                 comply with Section 4.13 of this Indenture or add any Guarantor under the Indenture;

(i)                                     make any other change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any such Holder; or

(j)                                     make any change to comply with any requirement of the SEC in order to effect or maintain the qualification of this Indenture under the TIA.

Notwithstanding the foregoing, in formulating its opinion in regards to this Section 9.01, the Trustee or the Collateral Agent, as applicable, is entitled to conclusively rely on such evidence as it deems appropriate, including, without limitation, solely on an Opinion of Counsel.

Section 9.02.                                                 With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Company and the Trustee, or the Collateral Agent, as applicable, may amend or supplement this Indenture and the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the Notes, then outstanding voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (except a continuing Default or Event of Default (i) in the payment of the principal of, premium, if any, or interest, on the Notes, (ii) an Event of Default specified in clause (f) or (g) of Section 6.01 hereof and (iii) in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment) or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the Notes, then outstanding voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

Without the consent of each Holder, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a)                                  reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

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(b)                                 reduce the principal of, or change the Stated Maturity of, any Note or alter or waive any of the provisions with respect to the redemption of the Notes;

(c)                                  reduce the rate of, or change the time for payment of, interest, including default interest, on any Note;

(d)                                 waive a Default or an Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration) or in respect of a covenant or provision contained in this Indenture which cannot be amended or modified without the consent of each Holder affected thereby;

(e)                                  make any Note payable in money other than that stated in the Note;

(f)                                    make any change in the provisions of this Indenture relating to waivers of past Defaults or impair the right of any Holder to receive payment of principal of, premium, if any, and interest, if any, on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(g)                                 make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(h)                                 reduce or waive the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed, as described under Section 3.07.

In addition, (x) any modification or amendment to, or waiver of, the provision of this Indenture or any Notes Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens, or (y) other than as expressly permitted by this Indenture, any modification or amendment to or release of the Guarantee of any Significant Subsidiary in any manner adverse to the Holders, will require consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding, voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any supplemental indenture.  If a record date is fixed, the Holders on such record date, or their duly designated proxies, and only such Persons, shall be entitled to consent to such supplemental indenture, whether or not such Holders remain Holders after such record date; provided that unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 120 days after such record date, any such consent previously given shall automatically and without further action by any Holder be cancelled and of no further effect.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holder of each Note affected thereby to such Holder’s address appearing in the Security Register a notice briefly describing the amendment, supplement or waiver.  Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Section 9.03.                                                 Compliance with Trust Indenture Act.

Every supplemental indenture executed pursuant to this Article 9 shall comply with the TIA as then in effect.

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Section 9.04.                                                 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion thereof that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion thereof if the Trustee, and if such waiver, supplement or amendment related to any Notes Security Document, the Collateral Agent, receives written notice of revocation before the date the waiver, supplement or amendment becomes effective.  An amendment, supplement or waiver shall become effective in accordance with its terms and thereafter shall bind every Holder.

Section 9.05.                                                 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Company in exchange for all Notes may issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06.                                                 Trustee to Sign Amendments, etc.

The Trustee and the Collateral Agent shall sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Collateral Agent, as the case may be.  The Company may not sign an amendment or supplemental indenture until its Board of Directors (or committee serving a similar function) approves it.  In executing any amended or supplemental indenture, the Trustee and the Collateral Agent shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amended or supplemental indenture is the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to customary exceptions and that such amended or supplemental indenture complies with the provisions hereof (including Section 9.03).  Such Opinion of Counsel shall not be an expense of the Trustee or the Collateral Agent and shall be paid by the Company.

ARTICLE 10.

COLLATERAL AND SECURITY

Section 10.01.                                          Security Agreement.

The due and punctual payment of the principal of, interest (including additional interest, if any) and premium, if any, on the Notes when and as the same shall be due and payable, whether on an Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest (including additional interest, if any) on the Notes and performance of all other Obligations of the Company to the Holders, the Trustee or the Collateral Agent under this Indenture and the Notes, according to the terms hereunder or thereunder, are secured as provided in the Notes Security Documents.  The Trustee and the Company hereby acknowledge and agree that the Trustee or the Collateral Agent, as the case may be, holds the Collateral in trust for the benefit of the Trustee, the Collateral Agent and the Holders, in each case pursuant to the terms of the Notes Security Documents.  Each Holder, by its acceptance of any Note, consents and agrees to the terms of the Notes Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Collateral Agent to enter into this Indenture and the Notes Security Documents and to perform its obligations and exercise its rights thereunder as a Secured Party in accordance therewith.  The Company

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shall deliver to the Trustee (if it is not itself then the Collateral Agent) copies of all documents delivered to the Collateral Agent pursuant to the Notes Security Documents.  The Company and each Subsidiary party thereto will do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Notes Security Documents, to assure and confirm to the Collateral Agent the security interest in the Collateral contemplated hereby, by the Notes Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed.  The Company and each Subsidiary party thereto will take any and all actions reasonably required to cause the Notes Security Documents to create and maintain, as security for the Obligations of the Company hereunder, a valid and enforceable perfected first priority Lien in and on all the Collateral (other than the Working Capital Facility Collateral securing the Notes, which shall be subject to a second priority lien), in favor of the Collateral Agent, as Secured Party, for the benefit of the Holders, superior to and prior to the rights of all third Persons, except to the extent set forth in the Intercreditor Agreement, and subject to no other Liens than Permitted Liens.  If required for the purpose of meeting the legal requirements of any domestic jurisdiction in which any of the Collateral may at the time be located, the Company, the Trustee and the Collateral Agent shall have the power to appoint, and shall take all reasonable power to appoint, one or more Persons approved by the Trustee and reasonably acceptable to the Company to act as co-Collateral Agent with respect to any such Collateral, with such rights and powers limited to those deemed necessary for the Company, the Trustee or the Collateral Agent to comply with any such legal requirements with respect to such Collateral, and which rights and powers shall not be inconsistent with the provisions of this Indenture, the Notes or any Notes Security Document.  The Company shall from time to time pay all reasonable financing and continuation statement recording and/or filing fees, charges and taxes relating to this Indenture, the Notes Security Documents and any amendments hereto or thereto, and any other insurance or further assurance required hereto or thereto.

Section 10.02.                                          Filings, Recording and Opinions.

(a)                                  The Company will comply with the provisions of TIA Sections 314(b), 314(c) and 314(d), in each case following qualification of this Indenture pursuant to the TIA and except to the extent not required as set forth in any SEC regulation or interpretation (including any no-action letter issued by the SEC, whether issued to the Company or any other Person).

(b)                                 The Company will furnish to the Trustee and the Collateral Agent on [           ] in each year beginning with [      ], an Opinion of Counsel, dated as of such date, either: (i) stating that, in the opinion of such counsel, action has been taken with respect to the recording, registering, filing, re-recording, re-registering and re-filing of all supplemental indentures, financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Lien of the Security Agreement and reciting with respect to the security interest in the Collateral the details of such action or referring to prior Opinions of Counsel in which such details are given, and (B) stating that, in the opinion of such counsel, based on relevant laws as in effect on the date of such Opinion of Counsel, all financing statements and continuation statements have been executed and filed that are necessary as of such date and during the succeeding 12 months fully to preserve and protect, to the extent such protection and preservation are possible by filing, the rights of the Holders, the Collateral Agent and the Trustee hereunder and under the Notes Security Documents with respect to the security interest in the Collateral; or (ii) stating that, in the opinion of such counsel, no such action is necessary to maintain such Lien and assignment, and, in each case, subject to customary assumptions and qualifications.

Section 10.03.                                          Release of Collateral.

(a)                                  Subject to subsections (b) and (c) of this Section 10.03, Collateral may be released from the Lien and security interest created by the Notes Security Documents at any time or from time to time in accordance with the provisions of the Notes Security Documents and this Indenture.  The Trustee or Collateral Agent, as applicable, shall release any Lien against any Collateral that is sold, transferred, conveyed or otherwise disposed of pursuant to a transaction permitted under this Indenture or the Notes Security Documents.  Upon the written request of the Company, the Trustee or Collateral Agent, as applicable, shall promptly execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Notes Security Documents.

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(b)                                 At any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee (if not then the Collateral Agent) has delivered a notice of acceleration to the Collateral Agent, no release of Collateral pursuant to the provisions of this Indenture or the Notes Security Documents will be effective as against the Holders, except as otherwise provided in the Intercreditor Agreement.

(c)                                  The release of any Collateral from the terms of this Indenture and the Security Agreement will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms of the Security Agreement and hereof.  To the extent applicable, the Company will cause TIA Section 313(b), relating to reports, and TIA Section 314(d), relating to the release of property or securities from the Lien and security interest of the Security Agreement and relating to the substitution therefor of any property or securities to be subjected to the Lien and security interest of the Security Agreement, to be complied with.  Any certificate or opinion required by TIA Section 314(d) may be made by an Officer of the Company except in cases where TIA Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected or approved by the Trustee and the Collateral Agent in the exercise of reasonable care.

Section 10.04.                                          Certificates of the Company.

The Company will furnish to the Trustee or the Collateral Agent, as applicable, prior to each proposed release of Collateral pursuant to the Security Agreement:

(a)                                  all documents required by TIA Section 314(d); and

(b)                                 an Opinion of Counsel to the effect that such accompanying documents constitute all documents required by TIA Section 314(d).

The Trustee or the Collateral Agent, as applicable, may, to the extent permitted by Sections 7.01 and 7.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and such Opinion of Counsel.

Section 10.05.                                          Certificates of the Trustee.

In the event that the Company wishes to release Collateral in accordance with the Security Agreement and has delivered the certificates and documents required by the Security Agreement and Sections 10.01, and 10.03 hereof, the Trustee will determine whether it has received all documentation required by TIA Section 314(d) in connection with such release.

Section 10.06.                                          Authorization of Actions to Be Taken by the Trustee or the Collateral Agent Under the Security Agreement.

Subject to the provisions of Section 7.01 and 7.02 hereof, each of the Trustee and the Collateral Agent may, in its sole discretion and without the consent of the Holders, take, on behalf of the Holders, all actions it deems necessary or appropriate in order to:

(a)                                  enforce any of the terms of the Notes Security Documents; and

(b)                                 collect and receive any and all amounts payable in respect of the Obligations of the Company hereunder.

Each of the Trustee and the Collateral Agent shall have the power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Notes Security Documents or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its respective interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the

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enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the respective interests of the Holders, the Trustee or the Collateral Agent).

The Trustee or the Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral, or for the validity, perfection, priority or enforceability of the Liens on any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent that such action or omission constitutes negligence, bad faith or willful misconduct on the part of the Trustee or the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.  Neither the Trustee nor the Collateral Agent shall have any responsibility for recording, filing, re-recording or re-filing any financing statement, continuation statement, document, instrument, or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Notes Security Documents or otherwise.

Section 10.07.                                          Authorization of Receipt of Funds by the Trustee or the Collateral Agent Under the Security Agreement.

The Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Notes Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.  The Collateral Agent is authorized, to the extent permitted under the Intercreditor Agreement, to receive any funds distributed under the Notes Security Documents for the benefit of itself, the Trustee and the Holders, and to receive such funds for turnover to the Trustee to make further distributions of such funds to itself, the Collateral Agent and the Holders in accordance with the provisions of this Indenture.

Section 10.08.                                          Termination of Security Interest.

Upon the payment in full of all Obligations of the Company under this Indenture and the Notes, or upon Legal Defeasance, the Trustee will, at the request of the Company, release the Liens pursuant to this Indenture and the Notes Security Documents.

Section 10.09.                                          Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 10 upon the Company with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or of any officer or officers thereof required by the provisions of this Article 10; and if the Trustee or the Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture or the Notes Security Documents, then such powers may be exercised by the Trustee or the Collateral Agent, as the case may be.

Section 10.10.                                          Collateral Agent.

The Trustee and each of the Holders by acceptance of the Notes hereby designates and appoints the Collateral Agent as its agent under this Indenture and the Notes Security Documents and the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Indenture and the Notes Security Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture, and the Notes Security Documents, together with such powers as are reasonably incidental thereto.

Notwithstanding any provision to the contrary elsewhere in this Indenture or the Notes Security Documents, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein or therein, or any fiduciary relationship with any Holder, and no implied covenants, functions, responsibilities,

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duties, obligations or liabilities shall be read into this Indenture or the Notes Security Documents, or otherwise exist against the Collateral Agent.  For the avoidance of doubt, the Collateral Agent shall have no duty or obligation to any Holder or any other Person to assure that the Collateral exists or is owned by the Company or any Guarantor or is cared for, protected or insured, or has been encumbered, or that the liens granted on the Collateral pursuant to the Notes Security Documents have been properly, sufficiently or lawfully created, perfected, protected or enforced, or are entitled to any particular priority.

The Collateral Agent may consult with the counsel of its selection and the advice or opinion of such counsel as to matters of law shall constitute full and complete authorization for, and protection from liability in respect of, any action taken, omitted or suffered by it hereunder or under the Notes Security Documents in good faith and in accordance with the advice or opinion of such counsel.

The Collateral Agent shall not be liable for any action taken or not taken by it under this Indenture or the Notes Security Documents (i) with the consent or at the request of the Holders of a majority of the aggregate principal amount of the outstanding Notes or (ii) in the absence of its own gross negligence, willful misconduct or bad faith.

ARTICLE 11.

SATISFACTION AND DISCHARGE

Section 11.01.                                          Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect, except as to surviving rights of registration of transfer or exchange of the Notes, as to all Notes issued hereunder, when:

(a)                                  either:

(i)                       all Notes that have been previously authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has previously been deposited in trust or segregated and held in trust by the Company and is thereafter repaid to the Company or discharged from the trust) have been delivered to the Trustee for cancellation; or

(ii)                    (A) all Notes that have not been previously delivered to the Trustee for cancellation, have become due and payable by their terms or have been called for redemption or will become due and payable within one year, including as a result of a redemption notice properly given pursuant to this Indenture, and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in such amounts as shall be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not previously delivered to the Trustee for cancellation or redemption for principal, premium, if any, and interest on the Notes to the date of deposit, in the case of Notes that have become due and payable, or to the Stated Maturity or redemption date, as the case may be; (B) the Company has paid all other sums payable by the Company with respect to the Notes under this Indenture; (C) the Company has paid all other sums payable by the Company pursuant to Section 7.07 hereof; and (D) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at Stated Maturity or on the redemption date, as the case may be.

in the case of either clause (i) or (ii):

(x)                                   no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound; and

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(y)                                 the Company shall have delivered to the Trustee an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent relating to the satisfaction and discharge of this Indenture have been satisfied.

Section 11.02.                                          Deposited Cash and U.S. Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 11.03, all cash and non-callable U.S. Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 11.02, the “Trustee”) pursuant to Section 11.01 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such cash and securities need not be segregated from other funds except to the extent required by law.

Section 11.03.                                          Repayment to Company.

Any cash or non-callable U.S. Government Securities deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such cash and securities remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such cash and securities then remaining shall be repaid to the Company.

ARTICLE 12.

GUARANTEES

Section 12.01.                                          Guarantees.

(a)                                  Each Guarantor hereby jointly and severally, irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety on a senior basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, the Collateral Agent and their respective successors and assigns (i) the full and punctual payment when due, subject to applicable grace periods, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all obligations of the Company (including obligations to the Trustee and the Collateral Agent) under this Indenture, the Notes and the Notes Security Documents, whether for payment of principal of, premium, if any, or interest on the Notes and all other monetary obligations of the Company under this Indenture, the Notes and the Notes Security Documents, and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company whether for fees, expenses, indemnification or otherwise under this Indenture, the Notes and the Notes Security Documents (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).  The Guaranteed Obligations of a Guarantor will be secured by security interests in the Collateral owned by such Guarantor to the extent provided for in the Notes Security Documents and as required pursuant to Sections 4.13 and 4.18.

(b)                                 Each Guarantor, to the extent permitted by law, waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment.  Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.  The obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Holder, the Trustee or the Collateral Agent to assert any claim or demand or to enforce any right or remedy against the Company or any other

66

Person under this Indenture, the Notes, any Notes Security Document or any other agreement or otherwise; (ii) any extension or renewal of this Indenture, the Notes, any Notes Security Document or any other agreement; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes, any Notes Security Document or any other agreement; (iv) the release of any security held by any Holder, the Trustee or the Collateral Agent for the Guaranteed Obligations or any Guarantor; (v) the failure of any Holder, Trustee or the Collateral Agent to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (vi) any change in the ownership of such Guarantor, except as provided in Section 12.02(b).

(c)                                  Subject to Section 12.02(a), each Guarantor hereby waives any right to which it may be entitled to have its obligations hereunder divided among the Guarantors, such that such Guarantor’s obligations would be less than the full amount claimed.  Each Guarantor hereby waives any right to which it may be entitled to have the assets of the Company or any other Guarantor first be used and depleted as payment of the Company’s or such Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by such Guarantor hereunder.  Each Guarantor hereby waives any right to which it may be entitled to require that the Company be sued prior to an action being initiated against such Guarantor.

(d)                                 Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder, the Trustee or the Collateral Agent to any security held for payment of the Guaranteed Obligations.

(e)                                  Except as expressly set forth in Article 12, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise.

(f)                                    Except as expressly set forth in Article 12, each Guarantor agrees that its Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Except as expressly set forth in Article 12, each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

(g)                                 In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee or Collateral Agent has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee in accordance with this Indenture, forthwith pay, or cause to be paid, in cash, to the Holders, the Trustee or Collateral Agent an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of the Company then due to the Holders, the Trustee and the Collateral Agent in respect of the Guaranteed Obligations.

(h)                                 Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between it, on the one hand, and the Holders, the Trustee and the Collateral Agent, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of any Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section 12.01.  The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under any Guarantee.

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(i)                                     Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee, the Collateral Agent or any Holder in enforcing any rights under this Section 12.01.

(j)                                     The Guarantee set forth in this Article 12 shall not be valid or become obligatory for any purpose with respect to a Note until such Note has been duly authenticated pursuant to this Indenture.

(k)                                  Upon request of the Trustee, each Guarantor shall execute and deliver such further instruments and do such further acts as may be necessary or proper to carry out more effectively the purpose of this Indenture.

Section 12.02.                                          Limitation on Liability and Release.

(a)                                  Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any Guarantor in respect of the obligations of such Guarantor under its Guarantee or pursuant to Section 12.01, that can be hereby guaranteed without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable Bankruptcy, Federal or State laws relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(b)                                 A Guarantee as to any Guarantor shall terminate and be of no further force or effect and such Guarantor shall be deemed to be automatically released from all obligations under this Article 12 upon:

(i)                       the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Subsidiary or an Affiliate of the Company), or all or substantially all the assets, of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with this Indenture, in each case other than to the Company or a Subsidiary of the Company; provided, however, that such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Working Capital Facility and any other Indebtedness of the Company or any Subsidiary of the Company; or

(ii)                    the Company’s exercise of the Company’s legal defeasance option or covenant defeasance option in accordance with Section 8.01 or if the obligations of such Guarantor under this Indenture are discharged in accordance with the terms of this Indenture.

Section 12.03.                                          No Waiver.

Neither a failure nor a delay on the part of either the Trustee, Collateral Agent or the Holders in exercising any right, power or privilege under this Article 12 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee, Collateral Agent and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 12 at law, in equity, by statute or otherwise.

Section 12.04.                                          Execution of Supplemental Indenture for Future Guarantors.

Each Person which is required to become a Guarantor after the Issue Date pursuant to Section 4.13 shall promptly execute and deliver to the Trustee a supplemental indenture in the form of Exhibit C hereto pursuant to which such Person shall become a Guarantor under this Article 12 and shall guarantee the Guaranteed Obligations.

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Section 12.05.                                          Guarantors May Consolidate, etc., on Certain Terms.

(a)                                  Subject to Section 12.02 and the limitations set forth in this Article 12, no Guarantor will, and the Company will not permit any Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(b)                                 (i)                                     such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as applicable, or the laws of the United States, any state thereof or the District of Columbia (such surviving Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(ii)                                  the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other agreements in form satisfactory to the Trustee;

(iii)                               immediately after such transaction, no Default exists; and

(iv)                              the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indentures, if any, comply with this Indenture.

(c)                                  In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor.

(d)                                 Notwithstanding clauses (a) and (b) above, any Guarantor may (i) merge, amalgamate or consolidate with or into, wind up into or transfer all or part of its properties and assets to another Guarantor or the Company, (ii) merge with an Affiliate of the Company solely for the purpose of reincorporating the Guarantor in the United States, any state thereof or the District of Columbia, (iii) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor or (iv) liquidate or dissolve or change its legal form if the Company determines in good faith that such action is in the best interests of the Company.

ARTICLE 13.

MISCELLANEOUS

Section 13.01.                                          Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the TIA, the provision required by the TIA shall control.

Section 13.02.                                          Notices.

Any notice or communication by the Company or any of its Subsidiaries or the Trustee to the others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next-day delivery, to the other’s address:

If to the Company or any of its Subsidiaries:

69

Homer City Generation, L.P.

c/o GE Energy Financial Services, Inc.

800 Long Ridge Road

Stamford, CT 06927

Facsimile: 203-357-6632

With a copy to:

General Electric Capital Corporation

800 Long Ridge Road

Stamford, CT 06927

Attention: Homer City Portfolio Manager

Facsimile: 203-357-2606

With a copy to:

General Electric Capital Corporation

800 Long Ridge Road

Stamford, CT 06927

Attention: General Counsel

Facsimile:203-357-6632

If to the Trustee:

The Bank of New York Mellon

101 Barclay Street

New York, New York, 10286

Attention: Corporate Trust Division

Facsimile: 212-815-5704

The Company or the Trustee, by notice to the other, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to the Trustee or Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if sent by facsimile transmission; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next-day delivery.  All notices and communications to the Trustee or Holders shall be deemed duly given and effective only upon receipt, or, if applicable, upon satisfaction of the conditions set forth in Section 7.02(e).

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next-day delivery to its address shown on the Security Register.  Any notice or communication shall also be so mailed to any Person described in TIA Section 313(c), to the extent required by the TIA.  Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

70

Section 13.03.                                          Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes.  The Company, the Trustee, the Collateral Agent, the Registrar and anyone else shall have the protection of TIA Section 312(c).

Section 13.04.                                          Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee or the Collateral Agent, to take any action under any provision of this Indenture, the Notes or any Notes Security Document, the Company shall furnish to the Trustee or the Collateral Agent, as the case may be:

(a)                                  an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee or the Collateral Agent, as applicable (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)                                 an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee or the Collateral Agent, as applicable (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

Section 13.05.                                          Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA Section 314(a)(4)) shall comply with the provisions of TIA Section 314(e) and shall include:

(a)                                  a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)                                 a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)                                  a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)                                 a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

With respect to matters of fact, an Opinion of Counsel may rely on an Officers’ Certificate, certificates of public officials or reports or opinions of experts.

Section 13.06.                                          Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07.                                          No Personal Liability of Directors, Officers, Employees, Limited Partners and Stockholders.

No past, present or future director, officer, employee, limited partner, general partner,  incorporator or stockholder of the Company, any Subsidiary of the Company or the General Partner, as such, shall have any liability for any obligations of the Company or any Subsidiary of the Company under the Notes, this Indenture or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or

71

their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.   The waiver and release may not be effective to waive or release liabilities under the federal securities laws.

Section 13.08.                                          Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 13.09.                                          No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10.                                          Successors.

All covenants and agreements of the Company and its Subsidiaries that are Guarantors in this Indenture and the Notes shall bind their respective successors.  All covenants and agreements of the Trustee and the Collateral Agent in this Indenture shall bind their respective successors.

Section 13.11.                                          Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.12.                                          Counterpart Originals.

The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

Section 13.13.                                          Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings in this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.14                                             Waiver of Jury Trial

EACH OF THE COMPANY, THE GUARANTORS, THE TRUSTEE, THE COLLATERAL AGENT, AND, BY ITS ACCEPTANCE OF ANY NOTE, EACH HOLDER, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE SECURITY DOCUMENTS, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Signatures on following page]

72

SIGNATURES

Dated as of [ ], 2012

COMPANY:

HOMER CITY GENERATION, L.P.

By: EFS HC GP, LLC
Its General Partner

		By:	EFS-N Inc.
Its Managing Member

By:
Name:
Title:

SIGNATURE PAGES TO THE SECURED NOTE INDENTURE

TRUSTEE AND COLLATERAL AGENT:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

SIGNATURE PAGES TO SECURED NOTE INDENTURE

i

(continued)

ii

(continued)

iii

(continued)

iv

(continued)

		Page

Section 13.05.	Statements Required in Certificate or Opinion	71
Section 13.06.	Rules by Trustee and Agents	71
Section 13.07.	No Personal Liability of Directors, Officers, Employees, Limited Partners and Stockholders	71
Section 13.08.	Governing Law	72
Section 13.09.	No Adverse Interpretation of Other Agreements	72
Section 13.10.	Successors	72
Section 13.11.	Severability	72
Section 13.12.	Counterpart Originals	72
Section 13.13.	Table of Contents, Headings, etc.	72

EXHIBITS

Exhibit A-1	Form of 2019 Note
Exhibit A-2	Form of 2026 Note
Exhibit B	Form of Debt Service Coverage Ratio Calculation Certificate
Exhibit C	Form of Supplemental Indenture

SCHEDULES

1.01	Transaction Documents
4.04(f)(ii)	Percentage of Completion of Project
4.10	Liens and Title Exceptions on the Facilities Existing on the Issue Date
4.12(b)	Transactions or Agreements Between the Company and Affiliates of the Company In Connection with or Contemplated by the Transaction Documents

v

CROSS-REFERENCE TABLE

TIA Section Reference	Indenture Section

310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.08, 7.10
I	N.A.
311(a)	7.11
(b)	7.11
I	N.A.
312(a)	2.05
(b)	13.03
I	13.03
313(a)	7.06
(b)(1)	N.A.
(b)(2)	7.06, 7.07
I	7.06, 13.02
(d)	7.06
314(a)	4.03, 4.04, 13.05
(b)	10.02
I	10.02
(d)	10.02, 10.03, 10.04, 10.05
(e)	13.05
315(a)	7.01, 7.02
(b)	7.05, 13.02
I	7.01
(d)	7.01
(e)	6.11
316(a) (last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	13.01

N.A. means Not Applicable.

Note:  This Cross-Reference Table shall not, for any purpose, be deemed to be part of this Indenture.

EXHIBIT A-1

(Face of 2019 Note)

8.137% Senior Secured Notes due 2019

CUSIP
No.	[$ ]

HOMER CITY GENERATION, L.P.

Homer City Generation, L.P., a Delaware limited partnership (the “Company”), for value received, promises to pay to                                     or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto][of                                    Dollars ($                            )] on October 1, 2019.

Payment Dates:  April 1 and October 1, commencing                     , 20    .

Record Dates:  March 15 and September 15.

Reference is made to the further provisions of this 2019 Note contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this 2019 Note to be signed manually or by facsimile by its duly authorized officer.

HOMER CITY GENERATION, L.P.

By: EFS HC GP, LLC
Its General Partner

By: EFS-N Inc.
Its Managing Member

By:
Name:
Title:

This is one of the 2019 Notes
referred to in the
within-mentioned Indenture:

THE BANK OF NEW YORK MELLON
as Trustee

By:
Authorized Signatory

Dated , 2012

A-1-1

(Back of 2019 Note)

8.137% Senior Secured Notes due 2019

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture](1)

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.             Interest.  Homer City Generation, L.P., a Delaware limited partnership (the “Company”), promises to pay interest on the principal amount of this 2019 Note at a rate per annum set forth below from [              ], 2012 until maturity.  The Company shall pay interest semi-annually on April 1 and October 1 of each year, commencing on              , 20    , or if any such day is not a Business Day, on the next succeeding Business Day (each a “Payment Date”).  The Company will make each interest payment to the Holder of record of this 2019 Note on the immediately preceding March 15 and September 15, commencing on March 15, 2013 (each, a “Record Date”).  Interest on this 2019 Note shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including [              ], 2012; provided, however, that if there is no existing Default in the payment of interest, and if this 2019 Note is authenticated between a record date referred to on the face hereof and the next succeeding Payment Date, interest shall accrue from such next succeeding Payment Date.  The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the interest rate then in effect under the Indenture and this 2019 Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods), from time to time on demand at the same rate to the extent lawful.  Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

For any interest period after [              ], 2012 and through and including April 1, 2014 or such earlier date as provided in the last sentence of this paragraph (the “PIK Interest Period”), the Company may, at its option, elect to pay interest on this 2019 Note (i) entirely in cash at a rate of 8.137% per annum (the “Cash Rate”) or (ii) by issuing PIK Notes (“PIK Interest”) at a rate of 8.637% per annum provided that, if the EPC Agreement is amended or modified to delay the Guaranteed Substantial Completion Date for both Units 1 and 2 at the Facilities beyond November 29, 2014 (other than for any delay caused by the EPC Contractor as evidenced by an obligation by the EPC Contractor to pay liquidated damages under the EPC Agreement), the PIK Interest rate shall increase to 9.137% per annum, effective on the first day of the period during which such amendment or modification was made.  During the PIK Interest Period, the Company must elect the form of interest payment with respect to each interest period by delivering a notice to the Trustee (and to the Holders as provided in Section 4.03(d) of the Indenture) at least 15 days prior to the beginning of each interest period stating its election.  In the absence of such an election for any interest period, interest on this 2019 Note will be payable in the form of the interest payment for the prior interest period.  Interest for the first period commencing on [              ], 20[  ] shall be payable in the form of [            ].  Beginning October 1, 2014, the Company will make all interest payments on this 2019 Note entirely in cash.  Notwithstanding anything herein to the contrary, the payment of accrued interest in connection with any redemption of 2019 Notes pursuant to Section 3.07 or 3.08 of the Indenture shall be made solely in cash.  The PIK Interest Period shall terminate if the EPC Agreement terminates, except where such termination is the result of a change in Environmental Laws following which the Facilities are operating at or above the Operating Threshold and in material compliance with Environmental Laws.

PIK Interest on this 2019 Note will be payable by issuing PIK Notes in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) and the Trustee will, at the request of the Company and subject to the conditions of Section 2.02 of the Indenture, authenticate and deliver such PIK Notes for original issuance to the Holder of this 2019 Note on the relevant Record Date, as shown by the records of the Note Register.  Any PIK Notes will be dated as of the applicable Payment Date and will bear interest from and after such date. All PIK Notes issued pursuant to a PIK Payment will mature on

(1)  Applicable if this Note is represented by a Global Note registered in the name of or held by the Depositary Trust Company (“DTC”) or its nominee on the relevant record date.

A-1-2

October 1, 2019 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the 2019 Notes issued on [              ], 2012. Any PIK Notes will be issued with the description “PIK” on the face of such PIK Note.

2.             Principal.  The principal on this 2019 Note shall be due and payable in consecutive semi-annual installment payments on each Payment Date, commencing on October 1, 2014, and ending on the Payment Date for the final installment of principal set forth above, and each such installment of principal shall be in the amount set forth in Schedule I attached hereto in the column headed “Schedule of Scheduled Payments of Principal” with respect to the date of such installment, provided that the final installment of principal shall be equal to the then unpaid principal balance of this 2019 Note.

3.             Method of Payment.  The Company shall pay principal and interest due on this 2019 Note to the Persons in whose name this 2019 Note (or one or more Predecessor Notes) is registered at the close of business on the Record Date (whether or not a Business Day) next preceding the Payment Date, even if this 2019 Note is cancelled after such Record Date and on or before such Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  Cash payment of interest may be made by check mailed to the Holders at their addresses set forth in the Security Register, provided that [all cash payments of principal, premium, if any, and interest on, this 2019 Note will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof](1) [all cash payments of principal, premium, if any, and interest on, this 2019 Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion)](2).  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

4.             Paying Agent and Registrar.  Initially, The Bank of New York Mellon, the Trustee under the Indenture, shall act as Paying Agent and Registrar.  The Company may change any Paying Agent or Registrar without notice to any Holder.  The Company or any of its Subsidiaries may act in any such capacity.

5.             Indenture.  The Company issued the 2019 Notes under an Indenture dated as of [         ], 2012 (“Indenture”) between the Company, the guarantors named therein, the Trustee and the Collateral Agent.  The terms of the 2019 Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb).  The 2019 Notes are subject to all such terms, and Holders are referred to the Indenture and such Trust Indenture Act for a statement of such terms.  To the extent any provision of this 2019 Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

Holders of the 2019 Notes and holders of the Company’s 8.734% Senior Secured Notes due 2026 (the “2026 Notes”) will be treated as a single class for all purposes hereunder and under the Indenture, including without limitation, for purposes of voting, consents, waivers, amendments and redemptions.  Holders of the 2019 Notes and holders of the 2026 Notes shall have no right to vote or consent as a separate class on any matter.

6.             Optional Redemption.

(a)           Beginning on [              ], 2012, the Company may redeem all or any portion of the 2019 Notes, at once or over time, after giving the required notice under the Indenture. The 2019 Notes may be redeemed at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the 2019 Notes redeemed, to the applicable redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Payment Date), if redeemed during the twelve-month period commencing on, as applicable, [              ], 2012 or August 2 of the years indicated below:

(2)  Applicable if this Note is represented by certificated notes.

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Year	Percentage
From [ ], 2012 through August 1, 2013	115.0%
August 2, 2013 through August 1, 2014	107.5%
August 2, 2014 through August 1, 2015	103.5%
August 2, 2015 and thereafter	100.0%

provided that, notwithstanding the foregoing, if a Delay Amendment occurs, or Substantial Completion does not occur for both Units 1 and 2 at the Facilities as a result of the termination of the EPC Agreement by the EPC Agreement Obligor, the redemption price for the 2019 Notes shall not be less than 107.5% for any period prior to Substantial Completion; and provided further that after any Delay Amendment, on and after the date that Substantial Completion for both Units 1 and 2 at the Facilities has occurred, the redemption price shall be as set forth above for the applicable periods.

(b)           Any prepayment pursuant to this paragraph shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

7.             Mandatory Redemption.  The 2019 Notes will be subject to mandatory redemption upon the occurrence of a Recovery Event with respect to the Facilities, other than with respect to amounts received by the Company in connection with a Recovery Event for which the Company elects to restore or replace the asset or assets in respect of which such Recovery Event occurred and a Reinvestment Notice is provided to the Collateral Agent and the Trustee within 45 days of such Recovery Event (provided that, with respect to any Recovery Event of $50 million or more, the Independent Engineer shall have certified as to the reasonableness, in light of Prudent Industry Practice, of the Company’s repair and replacement plans as set forth in the Company’s Reinvestment Notice relating to such Recovery Event).  Any mandatory redemption of the 2019 Notes will be without premium or penalty at a redemption price equal to the unpaid principal amount thereof plus accrued and unpaid interest thereon to the redemption date.

8.             Notice of Redemption.  Subject to Section 3.03 of the Indenture, notice of redemption shall be mailed by first-class mail at least 30 days but not more than 60 days before the redemption date (except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 11 of the Indenture) to each Holder whose 2019 Notes are to be redeemed at its registered address.  2019 Notes in denominations larger than $100,000 may be redeemed in part but only in whole multiples of $1,000 (or if a PIK Payment has been made, in denominations of $1.00 and any integral multiple of $1.00 in excess thereof with respect to a PIK Note or a portion of a Global Note constituting PIK Interest), unless all of the 2019 Notes held by a Holder are to be redeemed.  On and after the redemption date interest ceases to accrue on 2019 Notes or portions thereof called for redemption.

9.             Denominations, Transfer, Exchange.  The 2019 Notes are in registered form without coupons in denominations of $100,000 and integral multiples of $1,000 in excess thereof (or, if a PIK Payment has been made, in denominations of $1.00 and integral multiples of $1.00 in excess thereof).  The transfer of 2019 Notes may be registered and 2019 Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Company need not exchange or register the transfer of any 2019 Note or portion of a 2019 Note selected for redemption, except for the unredeemed portion of any 2019 Note being redeemed in part.  Also, the Company need not exchange or register the transfer of any 2019 Notes for a period of 15 days before a selection of 2019 Notes to be redeemed or during the period between a record date and the corresponding Payment Date.

10.           Persons Deemed Owners.  The registered Holder of a 2019 Note may be treated as its owner for all purposes.

11.           Amendment, Supplement and Waiver.  The Indenture and the Notes may be amended or supplemented as provided in the Indenture.

12.           Defaults and Remedies.  The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in

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principal amount of the then outstanding Notes may declare all the Notes to be due and payable.  Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency described in the Indenture, all outstanding Notes shall become due and payable without further action or notice.  Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power with respect to the Notes.  The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.  The Holders of at least a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee, may on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default, except a continuing Default or Event of Default (1) in the payment of the principal of, premium, if any or interest, on the Notes, (2) specified in clause (f) or (g) of Section 6.01 of the Indenture and (3) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment.  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required within 30 days after the occurrence of any Default, to deliver to the Trustee a statement specifying such Default.

13.           Restrictive Covenants.  The Indenture contains certain covenants that, among other things, limit the ability of the Company and any Subsidiary to make restricted payments, to incur indebtedness, to create liens, to sell assets, to make investments, to engage in transactions with affiliates, and to consolidate, merge or sell all or substantially all of its assets. The limitations are subject to a number of important qualifications and exceptions.  The Company must annually report to the Trustee on compliance with such limitations.

14.           Trustee Dealings with Company.  Subject to certain limitations, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.

15.           No Recourse Against Others.  No past, present or future director, officer, employee, or limited partner, general partner, incorporator or stockholder of the Company, any Subsidiary of the Company or the General Partner, as such, shall have any liability for any obligations of the Company or any Subsidiary of the Company under the Indenture, the Notes or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver and release may not be effective to waive or release liabilities under the federal securities laws.

16.           Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

17.           Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18.           CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19.           Security.  The Note will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Notes Security Documents.  The Trustee and the Collateral Agent, as the case may be, hold the Collateral in trust for the benefit of the Holders, in each case pursuant to the Notes Security Documents.  Each Holder, by accepting this Note, consents and agrees to the terms of the Notes Security Documents (including the provisions providing for the foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the

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Collateral Agent to enter into the Notes Security Documents, and to perform its obligations and exercise its rights thereunder in accordance therewith.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to:

Homer City Generation, L.P.

c/o GE Energy Financial Services, Inc.

800 Long Ridge Road

Stamford, CT 06927

20.           Offer to Purchase.  In connection with certain Asset Sales, the Company shall make an Asset Sale Offer as and when provided in accordance with Section 4.11 of the Indenture.

21.           Governing Law.  The internal law of the State of New York shall govern and be used to construe this Note and the Indenture without giving effect to applicable principals of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

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Schedule I

SCHEDULE OF PAYMENTS OF PRINCIPAL

PRINCIPAL PAYMENT DATES	PERCENTAGE OF PRINCIPAL AMOUNT PAYABLE ON EACH PRINCIPAL PAYMENT DATE

October 1, 2014	5.17%
April 1 and October 1, 2015	6.90%
April 1 and October 1, 2016	6.90%
April 1 and October 1, 2017	8.62%
April 1 and October 1, 2018	8.62%
April 1, 2019	6.03%
October 1, 2019	26.72%

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Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to

(Insert assignee’s social security or other tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                                                               as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange or PIK Payment	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of the Trustee or Note Custodian

*  This schedule should only be included if the Note is issued in global form.

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EXHIBIT A-2

(Face of 2026 Note)

8.734% Senior Secured Notes due 2026

CUSIP
No.	[$ ]

HOMER CITY GENERATION, L.P.

Homer City Generation, L.P., a Delaware limited partnership (the “Company”), for value received, promises to pay to                           or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto][of                                  Dollars ($                       )] on October 1, 2026.

Payment Dates:  April 1 and October 1, commencing                            , 20     .

Record Dates:  March 15 and September 15.

Reference is made to the further provisions of this 2026 Note contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this 2026  Note to be signed manually or by facsimile by its duly authorized officer.

HOMER CITY GENERATION, L.P.

By: EFS HC GP, LLC
Its General Partner

	By:	EFS-N Inc.
Its Managing Member

By:
Name:
Title:

This is one of the 2026 Notes

referred to in the
within-mentioned Indenture:

THE BANK OF NEW YORK MELLON

as Trustee

By:
Authorized Signatory

Dated , 2012

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(Back of 2026 Note)

8.734% Senior Secured Notes due 2026

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture](1)

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.             Interest.  Homer City Generation, L.P., a Delaware limited partnership (the “Company”), promises to pay interest on the principal amount of this 2026 Note at a rate per annum set forth below from [             ], 2012 until maturity.  The Company shall pay interest semi-annually on April 1 and October 1 of each year, commencing on                  , 20     , or if any such day is not a Business Day, on the next succeeding Business Day (each a “Payment Date”).  The Company will make each interest payment to the Holder of record of this 2026 Note on the immediately preceding March 15 and September 15, commencing on March 15, 2013 (each, a “Record Date”).  Interest on this 2026 Note shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including [              ], 2012; provided, however, that if there is no existing Default in the payment of interest, and if this 2026 Note is authenticated between a record date referred to on the face hereof and the next succeeding Payment Date, interest shall accrue from such next succeeding Payment Date.  The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the interest rate then in effect under the Indenture and this 2026 Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods), from time to time on demand at the same rate to the extent lawful.  Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

For any interest period after [              ], 2012 and through and including April 1, 2014 or such earlier date as provided in the last sentence of this paragraph (the “PIK Interest Period”), the Company may, at its option, elect to pay interest on this 2026 Note (i) entirely in cash at a rate of 8.734% per annum (the “Cash Rate”) or (ii) by issuing PIK Notes (“PIK Interest”) at a rate of 9.234% per annum provided that, if the EPC Agreement is amended or modified to delay the Guaranteed Substantial Completion Date for both Units 1 and 2 at the Facilities beyond November 29, 2014 (other than for any delay caused by the EPC Contractor as evidenced by an obligation by the EPC Contractor to pay liquidated damages under the EPC Agreement), the PIK Interest rate shall increase to 9.734% per annum, effective on the first day of the period during which such amendment or modification was made.  During the PIK Interest Period, the Company must elect the form of interest payment with respect to each interest period by delivering a notice to the Trustee (and to the Holders as provided in Section 4.03(d) of the Indenture) at least 15 days prior to the beginning of each interest period stating its election.  In the absence of such an election for any interest period, interest on this 2026 Note will be payable in the form of the interest payment for the prior interest period.  Interest for the first period commencing on [              ], 20[  ] shall be payable in the form of [                   ].  Beginning October 1, 2014, the Company will make all interest payments on this 2026 Note entirely in cash.  Notwithstanding anything herein to the contrary, the payment of accrued interest in connection with any redemption of 2026 Notes pursuant to Section 3.07 or 3.08 of the Indenture shall be made solely in cash.  The PIK Interest Period shall terminate if the EPC Agreement terminates, except where such termination is the result of a change in Environmental Laws following which the Facilities are operating at or above the Operating Threshold and in material compliance with Environmental Laws.

PIK Interest on this 2026 Note will be payable by issuing PIK Notes in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) and the Trustee will, at the request of the Company and subject to the conditions of Section 2.02 of the Indenture, authenticate and deliver such PIK Notes for original issuance to the Holder of this 2026 Note on the relevant Record Date, as shown by the records of the Note Register.  Any PIK Notes will be dated as of the applicable Payment Date and will bear interest from and after such date. All PIK Notes issued pursuant to a PIK Payment will mature on

(1)  Applicable if this Note is represented by a Global Note registered in the name of or held by the Depositary Trust Company (“DTC”) or its nominee on the relevant record date.

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October 1, 2026 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the 2026 Notes issued on [              ], 2012. Any PIK Notes will be issued with the description “PIK” on the face of such PIK Note.

2.             Principal.  The principal on this 2026 Note shall be due and payable in consecutive semi-annual installment payments on each Payment Date, commencing on October 1, 2014, and ending on the Payment Date for the final installment of principal set forth above, and each such installment of principal shall be in the amount set forth in Schedule I attached hereto in the column headed “Schedule of Scheduled Payments of Principal” with respect to the date of such installment, provided that the final installment of principal shall be equal to the then unpaid principal balance of this 2026 Note.

3.             Method of Payment.  The Company shall pay principal and interest due on this 2026 Note to the Persons in whose name this 2026 Note (or one or more Predecessor Notes) is registered at the close of business on the Record Date (whether or not a Business Day) next preceding the Payment Date, even if this 2026 Note is cancelled after such Record Date and on or before such Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  Cash payment of interest may be made by check mailed to the Holders at their addresses set forth in the Security Register, provided that [all cash payments of principal, premium, if any, and interest on, this 2026 Note will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof](1) [all cash payments of principal, premium, if any, and interest on, this 2026 Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion)](2).  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

4.             Paying Agent and Registrar.  Initially, The Bank of New York Mellon, the Trustee under the Indenture, shall act as Paying Agent and Registrar.  The Company may change any Paying Agent or Registrar without notice to any Holder.  The Company or any of its Subsidiaries may act in any such capacity.

5.             Indenture.  The Company issued the 2026 Notes under an Indenture dated as of [         ], 2012 (“Indenture”) between the Company, the guarantors named therein, the Trustee and the Collateral Agent.  The terms of the 2026 Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb).  The 2026 Notes are subject to all such terms, and Holders are referred to the Indenture and such Trust Indenture Act for a statement of such terms.  To the extent any provision of this 2026 Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

Holders of the 2026 Notes and holders of the Company’s 8.137% Senior Secured Notes due 2019 (the “2019 Notes”) will be treated as a single class for all purposes hereunder and under the Indenture, including without limitation, for purposes of voting, consents, waivers, amendments and redemptions.  Holders of the 2026 Notes and holders of the 2019 Notes shall have no right to vote or consent as a separate class on any matter.

6.             Optional Redemption.

(a)           Beginning on [              ], 2012, the Company may redeem all or any portion of the 2026 Notes, at once or over time, after giving the required notice under the Indenture. The 2026 Notes may be redeemed at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the 2026 Notes redeemed, to the applicable redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Payment Date), if redeemed during the twelve-month period commencing on, as applicable, [              ], 2012 or August 2 of the years indicated below:

(2)  Applicable if this Note is represented by certificated notes.

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Year	Percentage
From [ ], 2012 through August 1, 2013	115.0%
August 2, 2013 through August 1, 2014	107.5%
August 2, 2014 through August 1, 2015	103.5%
August 2, 2015 and thereafter	100.0%

provided that, notwithstanding the foregoing, if a Delay Amendment occurs, or Substantial Completion does not occur for both Units 1 and 2 at the Facilities as a result of the termination of the EPC Agreement by the EPC Agreement Obligor, the redemption price for the 2026 Notes shall not be less than 107.5% for any period prior to Substantial Completion; and provided further that after any Delay Amendment, on and after the date that Substantial Completion for both Units 1 and 2 at the Facilities has occurred, the redemption price shall be as set forth above for the applicable periods.

(b)           Any prepayment pursuant to this paragraph shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

7.             Mandatory Redemption.  The 2026 Notes will be subject to mandatory redemption upon the occurrence of a Recovery Event with respect to the Facilities, other than with respect to amounts received by the Company in connection with a Recovery Event for which the Company elects to restore or replace the asset or assets in respect of which such Recovery Event occurred and a Reinvestment Notice is provided to the Collateral Agent and the Trustee within 45 days of such Recovery Event (provided that, with respect to any Recovery Event of $50 million or more, the Independent Engineer shall have certified as to the reasonableness, in light of Prudent Industry Practice, of the Company’s repair and replacement plans as set forth in the Company’s Reinvestment Notice relating to such Recovery Event).  Any mandatory redemption of the 2026 Notes will be without premium or penalty at a redemption price equal to the unpaid principal amount thereof plus accrued and unpaid interest thereon to the redemption date.

8.             Notice of Redemption.  Subject to Section 3.03 of the Indenture, notice of redemption shall be mailed by first-class mail at least 30 days but not more than 60 days before the redemption date (except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 11 of the Indenture) to each Holder whose 2026 Notes are to be redeemed at its registered address.  2026 Notes in denominations larger than $100,000 may be redeemed in part but only in whole multiples of $1,000 (or if a PIK Payment has been made, in denominations of $1.00 and any integral multiple of $1.00 in excess thereof with respect to a PIK Note or a portion of a Global Note constituting PIK Interest), unless all of the 2026 Notes held by a Holder are to be redeemed.  On and after the redemption date interest ceases to accrue on 2026 Notes or portions thereof called for redemption.

9.             Denominations, Transfer, Exchange.  The 2026 Notes are in registered form without coupons in denominations of $100,000 and integral multiples of $1,000 in excess thereof (or, if a PIK Payment has been made, in denominations of $1.00 and integral multiples of $1.00 in excess thereof).  The transfer of 2026 Notes may be registered and 2026 Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Company need not exchange or register the transfer of any 2026 Note or portion of a 2026 Note selected for redemption, except for the unredeemed portion of any 2026 Note being redeemed in part.  Also, the Company need not exchange or register the transfer of any 2026 Notes for a period of 15 days before a selection of 2026 Notes to be redeemed or during the period between a record date and the corresponding Payment Date.

10.           Persons Deemed Owners.  The registered Holder of a 2026 Note may be treated as its owner for all purposes.

11.           Amendment, Supplement and Waiver.  The Indenture and the Notes may be amended or supplemented as provided in the Indenture.

12.           Defaults and Remedies.  The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in

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principal amount of the then outstanding Notes may declare all the Notes to be due and payable.  Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency described in the Indenture, all outstanding Notes shall become due and payable without further action or notice.  Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power with respect to the Notes.  The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.  The Holders of at least a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee, may on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default, except a continuing Default or Event of Default (1) in the payment of the principal of, premium, if any or interest, on the Notes, (2) specified in clause (f) or (g) of Section 6.01 of the Indenture and (3) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment.  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required within 30 days after the occurrence of any Default, to deliver to the Trustee a statement specifying such Default.

13.           Restrictive Covenants.  The Indenture contains certain covenants that, among other things, limit the ability of the Company and any Subsidiary to make restricted payments, to incur indebtedness, to create liens, to sell assets, to make investments, to engage in transactions with affiliates, and to consolidate, merge or sell all or substantially all of its assets. The limitations are subject to a number of important qualifications and exceptions.  The Company must annually report to the Trustee on compliance with such limitations.

14.           Trustee Dealings with Company.  Subject to certain limitations, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.

15.           No Recourse Against Others.  No past, present or future director, officer, employee, or limited partner, general partner, incorporator or stockholder of the Company, any Subsidiary of the Company or the General Partner, as such, shall have any liability for any obligations of the Company or any Subsidiary of the Company under the Indenture, the Notes or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver and release may not be effective to waive or release liabilities under the federal securities laws.

16.           Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

17.           Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18.           CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19.           Security.  The Note will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Notes Security Documents.  The Trustee and the Collateral Agent, as the case may be, hold the Collateral in trust for the benefit of the Holders, in each case pursuant to the Notes Security Documents.  Each Holder, by accepting this Note, consents and agrees to the terms of the Notes Security Documents (including the provisions providing for the foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the

A-2-5

Collateral Agent to enter into the Notes Security Documents, and to perform its obligations and exercise its rights thereunder in accordance therewith.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to:

Homer City Generation, L.P.

c/o GE Energy Financial Services, Inc.

800 Long Ridge Road

Stamford, CT 06927

20.           Offer to Purchase.  In connection with certain Asset Sales, the Company shall make an Asset Sale Offer as and when provided in accordance with Section 4.11 of the Indenture.

21.           Governing Law.  The internal law of the State of New York shall govern and be used to construe this Note and the Indenture without giving effect to applicable principals of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

A-2-6

Schedule I

SCHEDULE OF PAYMENTS OF PRINCIPAL

PRINCIPAL PAYMENT DATES	PERCENTAGE OF PRINCIPAL AMOUNT PAYABLE ON EACH PRINCIPAL PAYMENT DATE
October 1, 2014	1.71%
April 1 and October 1, 2015	2.27%
April 1 and October 1, 2016	2.27%
April 1 and October 1, 2017	2.27%
April 1 and October 1, 2018	2.27%
April 1 and October 1, 2019	2.84%
April 1 and October 1, 2020	3.98%
April 1 and October 1, 2021	3.98%
April 1 and October 1, 2022	3.98%
April 1 and October 1, 2023	4.55%
April 1 and October 1, 2024	4.55%
April 1 and October 1, 2025	5.69%
April 1, 2026	7.06%
October 1, 2026	13.89%

A-2-7

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to

(Insert assignee’s social security or other tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:

A-2-8

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange or PIK Payment	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of the Trustee or Note Custodian

*  This schedule should only be included if the Note is issued in global form.

A-2-9

EXHIBIT B

FORM OF DEBT SERVICE COVERAGE RATIO AND NET CASH FLOW CALCULATION CERTIFICATE

Date:                 , 20

This Certificate (this “Certificate”) is delivered by HOMER CITY GENERATION, L.P., a Delaware limited partnership (the “Company”), pursuant to Section 4.03(a)(ii) of that certain Indenture, dated as of [              ], 2012 (as the same may be amended, supplemented or otherwise modified from time to time, the “Indenture”), between the Company, the guarantors named therein and The Bank of New York Mellon, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”).  Capitalized terms used herein without definition are used as defined in the Indenture.

The officer executing this Certificate is an Officer of the Company and as such is duly authorized to execute and deliver this Certificate on behalf of the Company.  By executing this Certificate, such Officer hereby certifies to the Trustee, on behalf of the Company, that Schedule I hereto sets forth a true and correct calculation of the Debt Service Coverage Ratio and Net Cash Flow.

* * * * * * *

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

B-1

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by one of its Officers this             day of                     , 20         .

HOMER CITY GENERATION, L.P.

By:	EFS HC GP, LLC
Its General Partner

By: EFS-N Inc.
Its Managing Member

By:
Name:
Title:

[SIGNATURE PAGE TO COMPLIANCE CERTIFICATE]

Schedule I to
Debt Service Coverage Ratio and Net Cash Flow Calculation Certificate

Debt Service Coverage Ratio is calculated as follows:

EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of [                    ] [        ], 20[        ], among HOMER CITY GENERATION, L.P., a Delaware limited partnership (the “Company”), [                           ] (the “Guaranteeing Subsidiary”), a subsidiary of the Company, and The Bank of New York Mellon, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, [each of] the Company [and the Guarantors (as defined in the Indenture referred to below)] has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of [          ], 2012, providing for the issuance of Senior Secured Notes due 2019 and Senior Secured Notes due 2026 (collectively, the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.                                       Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.                                       Guarantor.  The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 12 thereof.

3.                                       Governing Law.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

4.                                       Waiver of Jury Trial.  EACH OF THE COMPANY, THE GUARANTEEING SUBSIDIARY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

5.                                       Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

6.                                       Headings.  The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

7.                                   Trustee Makes No Representation. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

C-1

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

HOMER CITY GENERATION, L.P.

By: EFS HC GP, LLC
Its General Partner

By: EFS-N Inc.
Its Managing Member

By:
Name:
Title:

[NAME OF GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Trustee and Collateral Agent

By:
Name:
Title:

C-2

Schedule 1.01 — Transaction Documents

1)              Master Transaction Agreement, dated as of [            ], 2012, by and between EME Homer City Generation L.P. and Homer City Generation, L.P., including those agreements identified therein that will be assumed in connection with the Restructuring.

2)              Consent, Termination and Release Agreement, dated as of [         ], 2012, among EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC, Homer City OL8 LLC, EFS-N, INC., General Electric Capital Corporation, Metropolitan Life Insurance Company, Homer City Funding LLC, The Bank of New York Mellon, Homer City Generation, L.P., Edison Mission Energy, Edison Mission Marketing & Trading, Inc., Edison Missing Finance Co., Mission Energy Westside Inc., Chestnut Ridge Energy Company and Wilmington Trust Company, N.A.

3)              Assignment Agreement, dated as of [         ], 2012 between EME Homer City Generation L.P. and Homer City Generation, L.P.

4)              Bill of Sale, dated as of [         ], 2012 by EME Homer City Generation L.P. in favor of Homer City Generation, L.P.

5)              Assignment and Assumption Agreement, dated as of [         ], 2012, between Edison Mission Marketing & Trading, Inc. and Homer City Generation, L.P.

6)              Special Warranty Deed, dated as of [         ], 2012, between EME Homer City Generation L.P. and Homer City Generation, L.P.

7)              Transition Services Agreement, dated as of [            ], 2012, between EME Homer City Generation L.P. and Homer City Generation, L.P.

8)              Implementation Agreement, dated as of March 29, 2012, between EME Homer City Generation L.P. and General Electric Capital Corporation.

9)              Easement, License and Attachment Agreement, dated as of March 18, 1999, between EME Homer City Generation L.P., Pennsylvania Electric Company and New York State Electric & Gas Corporation.

10)        Agreement, dated January 1, 2008 — December 31, 2012, between EME Homer City Generation L.P. and Local Union 459 of the International Brotherhood of Electrical Workers.(5)

11)        Indemnification Agreement, dated as of [          ], 2012, between [            ] and EME Homer City Generation L.P. and Homer City Generation, L.P.

12)        EMMT Services Agreement (or similar agreement for energy management, fuel procurement and power marketing), dated as of [           ], 2012, between Edison Mission Marketing & Trading, Inc. and Homer City Generation, L.P.

13)        Interconnection Agreement, dated as of August 1, 1998, by and among Pennsylvania Electric Company, New York State Electric & Gas Corporation and Mission Energy Westside, Inc., as assigned to EME Homer City Generation L.P. by the Assignment Agreement, dated as of November 6, 1998, between Mission Energy Westside, Inc. and EME Homer City Generation L.P.(6)

14)        Turnkey Engineering, Procurement and Construction Agreement, dated as of April 2, 2012, between EFS Homer City, LLC and Kiewit Power Constructors Co.

(5) MTA provides for either assumption of agreement by Facilities’ operator or for entry into a new collective bargaining agreement.

(6) MTA provides for either existing agreement to be assigned to Homer City Generation, L.P. or for entry into a new interconnection agreement.

15)        Operation and Maintenance Agreement, dated as of [           ], 2012, between NRG Homer City Services LLC and Homer City Generation, L.P.

16)        Assignment and Assumption Agreement, dated as of [           ], 2012, between EME Homer City Generation L.P. and Homer City Generation, L.P.

17)        Management Services Agreement, dated [           ], 2012, between Homer City Generation, L.P. and [GE AFFILIATE].

18)        Transfer Entitlement Agreement, dated as of June 11, 2010, between New York State Electric & Gas Corporation and Edison Mission Marketing & Trading, Inc.(7)

19)        Plan of Reorganization of Homer City Funding LLC Pursuant to Chapter 11 of the Bankruptcy Code, dated as of [             ], 2012.

20)        Order Confirming the Plan of Reorganization of Homer City Funding LLC, dated [        ], 2012.

21)        Amended and Restated Limited Partnership Agreement of Homer City Generation, L.P., dated as of [            ], 2012, by and among EFS HC GP, LLC , as general partner and the limited partners listed on the signature pages thereto.

22)        Collateral Assignment of Rights under the Turnkey Engineering, Procurement and Construction Agreement, dated as of [            ], 2012, by EFS Homer City, LLC and Homer City Generation, L.P. in favor of The Bank of New York Mellon, as collateral agent.

23)        Intercreditor Agreement, dated as of [          ], 2012, by and between General Electric Capital Corporation and The Bank of New York Mellon, as trustee.

24)        Open-End Mortgage, Security Agreement, Assignment of Rents and Fixture Filing, dated as of [          ], 2012, from Homer City Generation, L.P. to The Bank of New York Mellon.

25)        Indenture, dated as of [            ], 2012 between Homer City Generation, L.P. and The Bank of New York Mellon, as trustee and collateral agent.

26)        Security Agreement, dated as of [           ], 2012, between Homer City Generation, L.P. and The Bank of New York Mellon, as collateral agent.

27)        Uncommitted Revolving Credit Agreement, dated as of [          ], 2012, among Homer City Generation, L.P., as borrower, the several Lenders from time to time parties thereto and General Electric Capital Corporation, as agent.

28)        Security Agreement, dated as of [          ], 2012, between Homer City Generation, L.P. and General Electric Capital Corporation, as agent.

(7) MTA provides for either existing agreement to be assigned to Homer City Generation, L.P. or for entry into a new transfer entitlement agreement.

Schedule 4.04(f)(ii) — Percentage of Completion of Project

The following table presents the percentage of construction completion of the Project on a monthly basis:

Percentage of Completion of Project on a Monthly Basis

October 2012	35.59%
November 2012	41.49%
December 2012	47.30%
January 2013	52.46%
February 2013	57.98%
March 2013	62.89%
April 2013	67.91%
May 2013	73.10%
June 2013	78.50%
July 2013	82.96%
August 2013	86.12%
September 2013	88.20%
October 2013	90.32%
November 2013	91.82%
December 2013	94.06%
January 2014	95.36%
February 2014	96.62%
March 2014	97.86%
April 2014	98.94%
May 2014	99.44%
June 2014	98.81%
July 2014	99.92%
August 2014	100%

The following table presents the percentage of construction completion of the Project on a quarterly basis:

Percentage of Completion of Project on a Quarterly Basis

December 31, 2012	47.30%
March 31, 2013	62.89%
June 30, 2013	78.50%
September 30, 2013	88.20%
December 31, 2013	94.06%
March 31, 2014	97.86%
June 30, 2014	98.81%
August 31, 2014	100%

Schedule 4.10 — Liens and Title Exceptions as of the Issue Date

UCC financing statements set forth below filed against EME Homer City Generation L.P. with the Secretary of the Commonwealth of Pennsylvania [as of August 23, 2012](8) that will remain in effect upon confirmation of the Plan of Reorganization of Homer City Funding LLC:

Jurisdiction	UCC Filing No.	File Date	Type	Secured Party	Collateral Description

PA	2006112201055	11/22/2006	UCC-1	VFS Leasing Co.	2006 Volvo A40D Hauler with standard attachments, parts, accessories…This is a precautionary filing.

PA	2011102605935	10/26/2011	UCC-3 Continuation	VFS Leasing Co.	Continuation of #2006112201055

PA	2008020508010	2/05/2008	UCC-1	Varilease Finance, Inc.

All of the equipment and personal property, all modifications, additions, replacements, substitutions,… leased or be leased to Lessee pursuant to Schedule to Master Lease agreement. This filing is a precautionary filing.

PA	2008022804351	2/282008	UCC-3 Assignment	Varilease Finance, Inc.	Assignment of #2008020508010 to Somerset Leasing Corp. VII

PA Secretary of State	2008032005068	3/20/2008	UCC-1	American Agip Co., Inc.	Various lubrication handling equipment, - 2 vertical tanks, metal tote, 2 fill caps

PA	2009020903402	2/09/2009	UCC-1	VFS Leasing Co.	2009 Volvo with all parts, accessories, attachments, substitutions, repairs. This is a precautionary filing.

PA	2010061601682	6/16/2010	UCC-1	Caterpillar Financial Services Corporation	One (1) Caterpillar track-type tractor, and substitutions, replacements, additions, accessions, proceeds.

PA	2010071205343	7/12/2010	UCC-1	Caterpillar Financial Services Corporation	One (1) Caterpillar track-type tractor, and substitutions, replacements, additions, accessions, proceeds..

(8)                                  This Schedule 1.1(d) will be updated with the results of bring down searches ordered prior to signing.

Jurisdiction	UCC Filing No.	File Date	Type	Secured Party	Collateral Description

PA	2011040407598	4/04/2011	UCC-1	VFI- SPV V Corp.	All or equipment, software, personal property pursuant to terms & conditions of Master Lease agreement, this is a precautionary filing..

PA	2011071107347	7/11/2011	UCC-3 Assignment	Republic Bank, Inc.	Assignment of #2011040407598

PA	2011080407089	8/04/2011	UCC-3 Assignment	Somerset Capital Group, Ltd.	Assignment of #2011040407598

PA	2011080807188	8/08/2011	UCC-3 Assignment	Somerset Leasing Corp I	Assignment of #2011040407598

Title Exceptions

All exceptions to title set forth in Schedule B-2 in the following(9):

1)                                      Chicago Title Insurance Company, Commitment for Title Insurance, numbered 120672PIT-I-Plant, dated June 19, 2012;

2)                                      Chicago Title Insurance Company, Commitment for Title Insurance, numbered 120672PIT-A-Reservoir, dated June 19, 2012;

3)                                      Chicago Title Insurance Company, Commitment for Title Insurance, numbered 120672PIT-D-Wright, dated June 19, 2012;

4)                                      Chicago Title Insurance Company, Commitment for Title Insurance, numbered 120672PIT-E-CCW, dated June 19, 2012;

5)                                      Chicago Title Insurance Company, Commitment for Title Insurance, numbered 120672PIT-G-Coral, dated June 19, 2012;

6)                                      Chicago Title Insurance Company, Commitment for Title Insurance, numbered 120672PIT-H-Senate, dated June 19, 2012;

7)                                      Chicago Title Insurance Company, Commitment for Title Insurance, numbered 120672PIT-C-Steffee, dated June 19, 2012;

8)                                      Chicago Title Insurance Company, Commitment for Title Insurance, numbered 120672PIT-B-Kuzemczak, dated June 19, 2012; and

9)                                      Chicago Title Insurance Company, Commitment for Title Insurance, numbered 120672PIT-F-Tanoma, dated June 19, 2012.

(9)  Note: Title policies and exception documents remain under review by CWT, but exceptions 1 and 3 in Schedule B-2 must be removed and exception 2 in Schedule B-2 must be revised to limit the exception to specifically identified tenants or other occupants.

Real Property Leases

1)              Lease Agreement between MWM Real Estate LP and EME Homer City Generation, L.P., dated July 9, 2009, as amended

2)              Lease, dated January 26, 2010, between EME Homer City Generation L.P. and Coral Energy Services, LLC

3)              Lease, dated January 1, 2010, between EME Homer City Generation L.P. and Alabama Farmers Cooperative, Inc., as assigned to Bonnie Plants, Inc.(10), as amended December 15, 2011

4)              Construction and Access Agreement, dated December 21, 2004, between EME Homer City Generation L.P. and Buffalo and Pittsburgh Railroad, Inc., as amended September    , 2005

5)              License Agreement, dated April 16, 2007, between EME Homer City Generation L.P. and Fabin Brothers Farms

6)              License Agreement, dated February 14, 2007, between EME Homer City Generation L.P. and Two Lick Lake Recreation Association, as amended December 22, 2011

7)              License Agreement, dated April 16, 2007, between EME Homer City Generation L.P. and Brookside Dairy

8)              License Agreement, dated April 16, 2007, between EME Homer City Generation L.P. and Gaston Farms

9)              License Agreement, dated March 30, 2007, between EME Homer City Generation L.P. and Neal Dairy Farm, as amended September 23, 2009

10)        Access Agreement, dated December 28, 2011, between Hyundai Heavy Industries and EME Homer City Generation L.P.

11)        Pipeline Right-of-Way Option, dated February 17, 2012, between EME Homer City Generation L.P. and CNX Gas Company LLC

12)        Access Agreement, dated February 22, 2012, between EME Homer City Generation L.P. and Seitel, Inc.

Oil, Gas & Mineral Agreements

1)              Amended & Restated Oil & Gas Lease Agreement, dated April 19, 2007, by and between EME Homer City Generation L.P. and Linn Energy Holdings, LLC, recorded at Instrument No. 2008-187863 in the Office of the Recorder of Deeds, Indiana County, Pennsylvania.

2)              First Amendment to that Certain Amended & Restated Oil and Gas Lease, dated July 1, 2009, by and between EME Homer City Generation L.P. and XTO Energy Inc. (successor-in-interest to Linn Energy Holdings, LLC), recorded at Instrument No. 2011-224847 in the Office of the Recorder of Deeds, Indiana County, Pennsylvania.

3)              Ratification and Amendment of Oil and Gas Lease, dated December 2, 2011, by and among EME Homer City Generation L.P., XTO Energy Inc. and Homer City Property Holdings Inc., recorded at Instrument No. 2011-226139 in the Office of the Recorder of Deeds, Indiana County, Pennsylvania.

(10) Bonnie Plants, Inc. is successor in interest to the lease with Alabama Farmers Cooperative, Inc., which supersedes the leases with Fernlea Nurseries, Inc., William M. Gosnell t/a Gosnell’s Gardens, and Yoder Brothers, Inc.

Schedule 4.12(b) — Transactions or Agreements Between the Company and Affiliates of the Company in Connection with or Contemplated by the Transaction Documents Pursuant to Section 4.12(a)(vi)

1)              Management Services Agreement, dated as of [            ], 2012, between [GE AFFILIATE] and Homer City Generation, L.P.

2)              The reimbursement of fees and expenses paid by General Electric Capital Corporation or its Affiliates as described in Sections 2.2 and 2.5 of the Plan of Reorganization of Homer City Funding, LLC in an amount not to exceed $17 million.

SECURITY AGREEMENT

between

HOMER CITY GENERATION, L.P.

and

THE BANK OF NEW YORK MELLON,

as COLLATERAL AGENT

Dated as of [        ], 2012

SECURITY AGREEMENT

SECURITY AGREEMENT, dated as of [        ], 2012, made by the undersigned assignor (together with any other entity that becomes an assignor hereunder pursuant to Section 11.12 hereof, each, an “Assignor” and collectively, the “Assignors”) in favor of THE BANK OF NEW YORK MELLON (in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise, “BNYM”), as collateral agent (together with any successor collateral agent, the “Collateral Agent”), for the benefit of the Secured Parties (as defined below).  Certain capitalized terms as used herein are defined in Article X hereof.  Except as otherwise defined herein, all capitalized terms used herein and defined in the Indenture (as defined below) and the Intercreditor Agreement (as defined below) shall be used herein as therein defined, as applicable.

W I T N E S S E T H:

WHEREAS, Homer City Generation, L.P., a Delaware limited partnership (the “Issuer”) has issued 8.137% Senior Secured Notes due 2019 (the “2019 Notes”) and 8.734% Senior Secured Notes due 2026 (the “2026 Notes”, together with the 2019 Notes, collectively, the “Notes”) pursuant to that certain indenture, dated as of [        ], 2012 (as amended, modified, restated and/or supplemented from time to time, the “Indenture”), by and among the Issuer, each Guarantor from time to time party thereto and BNYM, as trustee (in such capacity, together with any successor trustee, the “Trustee”) and as Collateral Agent, for the benefit of each other and for the equal and ratable benefit of the Holders (as defined in the Indenture, the “Secured Parties”);

WHEREAS, pursuant to the Indenture, each Assignor party hereto (other than the Issuer) has unconditionally and irrevocably guaranteed, as primary obligor and not merely as surety, for the benefit of the Trustee and the Holders, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Notes;

WHEREAS, the Trustee has been appointed to serve as Collateral Agent under the Indenture and, in such capacity, to enter into this Agreement;

WHEREAS, the Intercreditor Agreement, dated as of [        ], 2012, by and between BNYM as the Senior Secured Notes Agent, and General Electric Capital Corporation, as Revolving Credit Facility Agent (the “Intercreditor Agreement”), governs the relative rights and priorities of the Secured Parties and the Revolving Credit Claimholders in respect of the Shared Collateral (and with respect to certain other matters as described therein);

WHEREAS, the Issuer and other Assignors will receive substantial benefits from the execution, delivery and performance of the obligations under the Indenture and the Notes and each is, therefore, willing to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Assignor, the receipt and sufficiency of which are hereby acknowledged, each

Assignor hereby makes the following representations and warranties to the Collateral Agent for the benefit of the Secured Parties and hereby covenants and agrees with the Collateral Agent for the benefit of the Secured Parties as follows:

ARTICLE I

SECURITY INTERESTS

1.1.                              Grant of Security Interests.  (a)  As security for the prompt and complete payment and performance when due of all of its Obligations, each Assignor does hereby assign and transfer unto the Collateral Agent for the benefit of the Secured Parties, and does hereby pledge and grant to the Collateral Agent for the benefit of the Secured Parties, a continuing security interest in all of the right, title and interest of such Assignor in, to and under all of the following personal property and fixtures (and all rights therein) of such Assignor, or in which or to which such Assignor has any rights, in each case whether now existing or hereafter from time to time acquired:

(i)            each and every Account;

(ii)           all cash;

(iii)          the Cash Collateral Account and all monies, securities, Instruments and other investments deposited or required to be deposited in the Cash Collateral Account;

(iv)          all Chattel Paper (including, without limitation, all Tangible Chattel Paper and all Electronic Chattel Paper);

(v)           all Commercial Tort Claims set forth in the Perfection Certificate, as amended or supplemented from time to time;

(vi)          all Contracts, together with all Contract Rights arising thereunder;

(vii)         all Copyrights;

(viii)        all Deposit Accounts and all other demand, deposit, time, savings, cash management, passbook and similar accounts maintained by such Assignor with any Person and all monies, securities, Instruments and other investments deposited or required to be deposited in any of the foregoing;

(ix)           all Documents;

(x)            all Equipment and fixtures;

(xi)          all General Intangibles, including, without limitation, the Master Transaction Agreement and the BOP Agreements to which each Assignor is a party;

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(xii)         all Goods;

(xiii)        all Instruments;

(xiv)       all Inventory;

(xv)        all Investment Property;

(xvi)       all Letter-of-Credit Rights (whether or not the respective letter of credit is evidenced by a writing);

(xvii)      all Marks, together with the registrations and right to all renewals thereof, the goodwill of the business of such Assignor symbolized by the Marks and all causes of action arising prior to or after the date hereof for infringement of any of the Marks or unfair competition regarding the same;

(xviii)     all Patents, together with all causes of action arising prior to or after the date hereof for infringement of any of the Patents or unfair competition regarding the same;

(xix)        all Trade Secrets;

(xx)         all Payment Intangibles (including corporate and other tax refunds);

(xxi)        all Permits;

(xxii)       all Software and all Software licensing rights, all writings, plans, specifications and schematics, all engineering drawings, customer lists, goodwill and licenses, and all recorded data of any kind or nature, regardless of the medium of recording;

(xxiii)      all Supporting Obligations, related letters of credit, guaranties and collateral liens;

(xxiv)      all other personal property or assets of such Assignor;

(xxv)       all books and records relating to the items referred to in the preceding clauses (i) through (xxiv) (including all books, databases, customer lists, and records, whether tangible or electronic, which contain any information relating to any of the items referred to in the preceding clauses (i) through (xxiii)); and

(xxvi)      all substitutions, replacements accessions, Proceeds and products of any and all of the foregoing (all of the above, the “Article 9 Collateral”).

(b)           Notwithstanding anything herein to the contrary, in no event shall the security interest and lien granted under Section 1.1(a) hereof attach to, and the term “Article 9

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Collateral” (and the component terms thereof) shall not include, (i) any property or other rights for so long as the grant of such security interest shall constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of any Assignor therein, (B) a breach or termination pursuant to the terms of, or a default under, any General Intangible, lease, license, contract, agreement or other document (unless and until all required consents shall have been obtained), (C) a breach of any law or regulation which prohibits the creation of a security interest thereunder (other than to the extent that any such term specified in clause (A), (B) or (C) above is rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other then-applicable law (including the Bankruptcy Code) or principles of equity) or (D) require the consent of a Governmental Authority to permit the grant of a security interest therein (and such consent has not been obtained); provided, however, that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation, unenforceability breach or termination shall no longer be effective and to the extent severable, shall attach immediately to any portion of such property or other rights that does not result in any of the consequences specified in clause (A), (B), (C) or (D) above; (ii) any assets subject to the Liens of the type permitted pursuant to Section 4.10 of the Indenture to the extent the terms of such Liens (or any related agreement) prohibit the granting of another security interest in the assets subject to such Liens; (iii) the capital stock of captive insurance Subsidiaries, not-for-profit Subsidiaries, special purpose entities used for securitization facilities, (iv) margin stock, (v) any “intent-to-use” trademark or service mark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto and acceptance by the United States Patent and Trademark Office, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark or service mark application under applicable federal law, (vi) Equity Interests of Foreign Subsidiaries and Disregarded Domestic Subsidiaries, respectively, having in excess of sixty-five percent (65%) of the total combined voting power with respect to such Foreign Subsidiary or Disregarded Domestic Subsidiary, respectively (collectively, the “Excluded Equity”), (vii) assets located outside the United States to the extent a Lien on such assets cannot be perfected by the filing of UCC financing statements in such Assignor’s jurisdiction of organization; (viii) any motor vehicles and other assets subject to certificates of title to the extent that a security interest therein cannot be perfected by the filing of a UCC financing statement; (ix) Deposit Accounts the balance of which consists (a) exclusively of withheld income taxes, employment taxes, or amounts required to be paid over to certain employee benefit plans and (b) segregated deposit accounts constituting and the balance of which consists solely of funds set aside in connection with tax, payroll and trust accounts (collectively, the “Excluded Deposit Accounts”) and (x) any asset to the extent the cost (including any adverse tax consequences as determined by the Issuer), burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Issuer and Collateral Agent (the assets described in clauses (i) through (x) hereof collectively, the “Excluded Assets”).

(c)                                  The security interest of the Collateral Agent under this Agreement extends to all Article 9 Collateral which any Assignor may acquire, or with respect to which any Assignor may obtain rights, at any time during the term of this Agreement.

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(d)                                 Notwithstanding anything to the contrary contained in this Section 1.1 or elsewhere in this Agreement, each Assignor and the Collateral Agent (on behalf of the Secured Parties) acknowledges and agrees that: (x) the security interest granted pursuant to this Agreement (including pursuant to this Section 1.1) to the Collateral Agent for the benefit of the Secured Parties (i) in the Article 9 Collateral (other than Shared Collateral), shall be a First Priority Lien and (ii) in the Shared Collateral, shall be a Second Priority Lien, fully junior, subordinated and subject to the security interest granted to the Revolving Credit Facility Agent for the benefit of the Revolving Credit Claimholders on the terms and conditions set forth in the Intercreditor Agreement and all other rights and benefits afforded hereunder to the Secured Parties with respect to the Shared Collateral are expressly subject to the terms and conditions of the Intercreditor Agreement and (y) the Revolving Credit Claimholders’ security interests in the Article 9 Collateral constitute security interests separate and apart (and of a different class and claim) from the Secured Parties’ security interests in the Article 9 Collateral.

(e)                                  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIENS AND SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT (FOR THE BENEFIT OF THE SECURED PARTIES) PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER, ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.  IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THE TERMS OF THIS AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

1.2.                              Power of Attorney.  Each Assignor hereby constitutes and appoints the Collateral Agent its true and lawful attorney, irrevocably, with full power after the occurrence of and during the continuance of an Event of Default (in the name of such Assignor or otherwise) to act, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys due or to become due to such Assignor under or arising out of the Article 9 Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Collateral Agent may deem to be necessary or advisable to protect the interests of the Secured Parties, which appointment as attorney is coupled with an interest.

ARTICLE II

PLEDGE OF SECURITIES

2.1.                              Pledge.  As security for the prompt and complete payment and performance when due of all of its Obligations, each Assignor does hereby assign and transfer unto the Collateral Agent for the benefit of the Secured Parties, and does hereby pledge and grant to the Collateral Agent for the benefit of the Secured Parties, a continuing security interest in all of the right, title and interest of such Assignor in, to and under (a) all Equity Interests (other than Excluded Equity) held by it in each of its Subsidiaries listed on the Perfection Certificate and any other Equity Interests (other than Excluded Equity) in any Subsidiary obtained in the future by such Assignor and the certificates representing all such Equity Interests (collectively, the “Pledged Equity”); provided that the Pledged Equity shall not include any assets the pledge of which is prohibited by law or by agreements containing anti-assignment clauses not overridden by the

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Uniform Commercial Code or other applicable law; (b) (i) the debt securities owned by it and listed opposite the name of such Assignor on the Perfection Certificate, (ii) any debt securities obtained in the future by such Assignor and (iii) the promissory notes and any other instruments evidencing such debt securities (the debt securities referred to in clauses (i), (ii) and (iii) of this clause (b) are collectively referred to as the “Pledged Debt”); (c) subject to Section 2.6 hereof, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above; (d) subject to Section 2.6 hereof, all rights and privileges of such Assignor with respect to the securities and other property referred to in clauses (a), (b) and (c) above; and (e) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (d) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, forever, subject, however, to the terms, covenants and conditions hereinafter set forth.

2.2.                              Delivery of the Pledged Collateral.

(a)                                  Each Assignor agrees promptly to deliver or cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, any and all Pledged Securities (other than any uncertificated securities, but only for so long as such securities remain uncertificated) to the extent such Pledged Securities, in the case of promissory notes or other instruments evidencing Indebtedness, are required to be delivered pursuant to Section 2.2(b) below.

(b)                                 Each Assignor will cause (i) any Indebtedness for borrowed money (other than intercompany loans referred to in clause (ii) below) having an aggregate principal amount in excess of $250,000 owed to such Assignor by any Person and (ii) any intercompany loans made by such Assignor to a Person other than the Issuer to be evidenced by a duly executed promissory note (or pursuant to a global note) that is pledged and delivered to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms hereof.

(c)                                  Upon delivery to the Collateral Agent, (i) any Pledged Securities shall be accompanied by stock powers duly executed in blank or other instruments of transfer and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Assignor and such other instruments or documents as the Collateral Agent may reasonably request.  Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which shall be added to the Perfection Certificate and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities.

2.3.                              Representations, Warranties and Covenants.  Each Assignor represents, warrants and covenants, which representations, warranties and covenants shall survive execution and delivery of this Agreement, as follows:

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(a)                                  the Perfection Certificate correctly sets forth the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity and includes all Equity Interests, debt securities and promissory notes that secure the Obligations;

(b)                                 the Pledged Equity and Pledged Debt have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity, are fully paid and nonassessable and (ii) in the case of Pledged Debt, are legal, valid and binding obligations of the issuers thereof;

(c)                                  except for the security interests granted hereunder, such Assignor (i) is and, subject to any transfers made in compliance with the Indenture, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on the Perfection Certificate as owned by such Assignor, (ii) holds the same free and clear of all Liens, other than (A) Liens created by the Security Documents and (B) Liens expressly permitted pursuant to Section 4.10 of the Indenture, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than (A) Liens created by the Security Documents and (B) Liens expressly permitted pursuant to Section 4.10 of the Indenture, and (iv) will use commercially reasonable efforts to defend its title or interest thereto or therein against any and all Liens (other than the Liens permitted pursuant to this Section 2.3(c)), however arising, of all Persons whomsoever;

(d)                                 except for restrictions and limitations imposed by the Senior Secured Note Documents or securities laws generally and except as described in the Perfection Certificate, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or bylaw provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect in any manner materially adverse to the Secured Parties the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(e)                                  each of the Assignors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f)                                    no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(g)                                 by virtue of the execution and delivery by the Assignors of this Agreement, when any Pledged Securities are delivered to the Collateral Agent in accordance with this Agreement, the Collateral Agent will obtain a legal, valid and perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the Obligations; and

(h)                                 the pledge effected hereby is effective to vest in the Collateral Agent, for the benefit of the Secured Parties, the rights of the Collateral Agent in the Pledged Collateral as set forth herein.

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2.4.                              Certification of Limited Liability Company and Limited Partnership Interests.  Each certificate representing an interest in any limited liability company or limited partnership held by any Assignor and pledged under Section 2.1 hereof shall be delivered to the Collateral Agent.

2.5.                              Registration in Nominee Name; Denominations.  If an Event of Default shall occur and be continuing and the Collateral Agent shall give the Issuer notice of its intent to exercise such rights, (a) the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Assignor, endorsed or assigned in blank or in favor of the Collateral Agent, and each Assignor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Assignor and (b) the Collateral Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

2.6.                              Voting Rights; Dividends and Interest.  (a)  Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have notified the Issuer that the rights of the Assignors under this Section 2.6 are being suspended:

(i)                                     Each Assignor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Indenture and the other Senior Secured Note Documents; provided that such rights and powers shall not be exercised in any manner that would violate any provision of the Indenture.

(ii)                                  The Collateral Agent shall execute and deliver to each Assignor, or cause to be executed and delivered to each Assignor, all such proxies, powers of attorney and other instruments as may be necessary to enable each Assignor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to Section 2.6(a)(i) above.

(iii)                               Each Assignor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Indenture, the other Senior Secured Note Documents and applicable laws; provided that any non-cash dividends, interest, principal or other distributions that would constitute Pledged Equity or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Assignor, shall not be commingled by such Assignor with any of its

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other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and the Secured Parties and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement or as otherwise reasonably requested by the Collateral Agent).

(b)                                 Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Issuer of the suspension of the rights of the Assignors under Section 2.6(a)(iii) above, then all rights of any Assignor to dividends, interest, principal or other distributions that such Assignor is authorized to receive pursuant to Section 2.6(a)(iii) above shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions.  All dividends, interest, principal or other distributions received by any Assignor contrary to the provisions of this Section 2.06 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Assignor and shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement or as otherwise reasonably requested by the Collateral Agent).  Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this Section 2.6(b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 8.4.  After all Events of Default have been cured or waived, the Collateral Agent shall promptly repay to each Assignor (without interest) all dividends, interest, principal or other distributions that such Assignor would otherwise be permitted to retain pursuant to the terms of Section 2.6(a)(iii) above and that remain in such account.

(c)                                  Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Issuer of the suspension of the rights of the Assignors under Section 2.6(a)(i) above, then all rights of any Assignor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to Section 2.6(a)(i) above, and the obligations of the Collateral Agent under Section 2.6(a)(ii) above, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the requisite number of Holders required by the Indenture, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Assignors to exercise such rights.  After all Events of Default have been cured or waived, each Assignor shall have the exclusive right to exercise the voting and/or consensual rights and powers that such Assignor would otherwise be entitled to exercise pursuant to the terms of Section 2.6(a)(i) above and the Collateral Agent shall have all the obligations it would otherwise have under Section 2.6(a)(ii) above.

(d)                                 Any notice given by the Collateral Agent to the Issuer suspending the rights of the Assignors under Section 2.6(a) above (i) shall be given in writing, (ii) may be given with respect to one or more of the Assignors at the same or different times and (iii) may suspend the rights of the Assignors under Section 2.6(a)(i) or (a)(iii) above in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

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ARTICLE III

GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Assignor represents, warrants and covenants, which representations, warranties and covenants shall survive execution and delivery of this Agreement, as follows:

3.1.                              Necessary Filings.  All filings, registrations, recordings and other actions necessary or appropriate to create, preserve and perfect the security interest granted by such Assignor to the Collateral Agent hereby in respect of the Collateral have been or will be accomplished, in each case to the extent and within the time frames required by this Agreement and the Indenture, and the security interest granted to the Collateral Agent pursuant to this Agreement in and to the Collateral creates a valid and, together with all such filings, registrations, recordings and other actions, and subject to the Intercreditor Agreement, a perfected security interest therein prior to the rights of all other Persons therein and subject to no other Liens (other than Permitted Liens) and is entitled to all the rights, priorities and benefits afforded by the UCC or other relevant law as enacted in any relevant jurisdiction to perfected security interests, in each case to the extent that the Collateral consists of the type of property in which a security interest may be perfected by possession or control (within the meaning of the UCC as in effect on the date hereof in the State of New York), by filing a financing statement under the UCC as enacted in any relevant jurisdiction or by a filing of a Grant of Security Interest in the respective forms attached hereto as Annex D, Annex E and Annex F in the United States Patent and Trademark Office or in the United States Copyright Office.  Notwithstanding anything to the contrary in this Agreement or the Indenture, the Collateral Agent shall not be obligated to file statements or documents necessary for perfection and each Assignor is hereby directed (and hereby agrees) to make such filings on the Collateral Agent’s behalf on the date of this Agreement and in the future.

3.2.                              No Liens; Power and Authority.  Such Assignor is, and as to all Collateral acquired by it from time to time after the date hereof such Assignor will be, the owner of all Collateral free from any Lien, security interest, encumbrance or other right, title or interest of any Person (other than Permitted Liens), and such Assignor shall defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Collateral Agent.  Such Assignor has full power and authority to grant to the Collateral Agent the security interest granted pursuant to this Agreement in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.

3.3.                              Other Financing Statements.  As of the date hereof, there is no financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Collateral (other than financing statements filed in respect of Permitted Liens), and so long as the Termination Date has not occurred, such Assignor will not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Collateral, except financing statements filed or to be filed in respect of and covering the security interests granted hereby by such Assignor or in

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connection with Permitted Liens.  None of the Assignors has filed or consented to the filing of any assignment in which any Assignor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.

3.4.                              Perfection Certificate.  The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Assignor, is correct and complete in all material respects as of the date of this Agreement.

3.5.                              Location of Inventory and Equipment.  All Inventory and Equipment with fair market value in excess of $250,000 held on the date hereof, or held at any time during the four calendar months period prior to the date hereof, by each Assignor is located at one of the locations shown on Annex B hereto for such Assignor.

3.6.                              Legal Names; Type of Organization (and Whether a Registered Organization and/or a Transmitting Utility); Jurisdiction of Organization; Location; Organizational Identification Numbers; Federal Employer Identification Number; Changes Thereto; etc.  The exact legal name of each Assignor, the type of organization of such Assignor, whether or not such Assignor is a Registered Organization and/or a Transmitting Utility, the jurisdiction of organization of such Assignor, such Assignor’s Location, the organizational identification number (if any) of such Assignor, is listed on the Perfection Certificate for such Assignor.  Such Assignor shall not change its legal name, its type of organization, its status as a Registered Organization (in the case of a Registered Organization), its status as a Transmitting Utility (in the case of a Transmitting Utility), its jurisdiction of organization, its Location, its organizational identification number (if any) from that used on the Perfection Certificate, except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Senior Secured Note Documents and so long as same do not involve (x) a Registered Organization or a Transmitting Utility ceasing to constitute same or (y) such Assignor changing its jurisdiction of organization or Location from the United States or a State thereof to a jurisdiction of organization or Location, as the case may be, outside the United States or a State thereof) if (i) it shall have given to the Collateral Agent not less than 10 days’ prior written notice of each change to the information listed on the Perfection Certificate (as adjusted for any subsequent changes thereto previously made in accordance with this sentence), together with a supplement to the Perfection Certificate which shall correct all information contained therein for such Assignor, and (ii) in connection with such change or changes, it shall have taken all action necessary or reasonably requested by the Collateral Agent to maintain the security interests of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect.  In addition, to the extent that such Assignor does not have an organizational identification number on the date hereof and later obtains one, such Assignor shall promptly thereafter notify the Collateral Agent in writing of such organizational identification number and shall take all actions reasonably satisfactory to the Collateral Agent to the extent necessary to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby fully perfected and in full force and effect.

3.7.                              Certain Significant Transactions.  During the 3 year period preceding the date of this Agreement, no Person shall have merged or consolidated with or into any Assignor, and no

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Person shall have liquidated into, or transferred all or substantially all of its assets to, any Assignor, in each case except as described in Annex C hereto(1).  With respect to any transactions so described in Annex C hereto, the respective Assignor shall have furnished such information that the Collateral Agent reasonably requested with respect to the Person (and the assets of the Person and locations thereof) which merged with or into or consolidated with such Assignor, or was liquidated into or transferred all or substantially all of its assets to such Assignor, and shall have furnished, or caused to be furnished, to the Collateral Agent such lien searches as may have been reasonably requested with respect to such Person and its assets, to establish that no security interest (excluding Permitted Liens) continues perfected on the date hereof with respect to any Person described above (or the assets transferred to the respective Assignor by such Person), including without limitation pursuant to Section 9-316(a)(3) of the UCC.

3.8.                              As-Extracted Collateral; Timber-to-be-Cut.  On the date hereof, such Assignor does not own, or expect to acquire, any property which constitutes, or would constitute, As-Extracted Collateral or Timber-to-be-Cut.  If at any time after the date of this Agreement such Assignor owns, acquires or obtains rights to any As-Extracted Collateral or Timber-to-be-Cut, such Assignor shall furnish the Collateral Agent with prompt written notice thereof (which notice shall describe in reasonable detail or the As-Extracted Collateral and/or Timber-to-be-Cut and the locations thereof) and shall take all actions as may be deemed necessary or desirable by the Collateral Agent to perfect the security interest of the Collateral Agent therein.

3.9.                              Collateral in the Possession of a Bailee.  Except as otherwise provided in the Intercreditor Agreement, if an Event of Default shall occur and be continuing and if any Inventory or other Goods are at any time in the possession of a bailee, such Assignor shall promptly notify the Collateral Agent in writing thereof and, if requested by the Collateral Agent, shall use its commercially reasonable efforts to promptly obtain an acknowledgment from such bailee, in form and substance reasonably satisfactory to the Collateral Agent, that the bailee holds such Collateral for the benefit of the Collateral Agent and shall act upon the instructions of the Collateral Agent, without the further consent of such Assignor.  The Collateral Agent agrees with such Assignor that the Collateral Agent shall not give any such instructions unless an Event of Default has occurred and is continuing.

3.10.                        Recourse.  This Agreement is made with full recourse to each Assignor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Assignor contained herein in the Senior Secured Note Documents and otherwise in writing in connection herewith or therewith.

3.11.                        Certificate.  Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 4.03 of the Indenture, the Issuer shall deliver to the Collateral Agent a certificate executed by a Responsible Officer of the Issuer setting forth the information required pursuant to the Perfection Certificate and Sections 2.3 and 3.1-3.9 of this Agreement or confirming that there has been no change in such information since the date of such certificate or the date of the most recent certificate delivered pursuant to this Section 3.11.

(1)  Annex C will describe the entire EME/bankruptcy transaction.

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3.12.                        Taxes.  At its option, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 4.10 of the Indenture, and may pay for the reasonable maintenance and preservation of the Article 9 Collateral to the extent any Assignor fails to do so as required by the Indenture or this Agreement or within a reasonable period of time after the Collateral Agent has requested that it do so, and each Assignor jointly and severally agrees to reimburse the Collateral Agent within 20 days upon written demand for any such payment made or any documented out-of-pocket expenses incurred by the Collateral Agent pursuant to the foregoing authorization.  Nothing in this paragraph shall be interpreted as excusing any Assignor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Assignor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Senior Secured Note Documents.

ARTICLE IV

SPECIAL PROVISIONS CONCERNING ACCOUNTS; CONTRACT RIGHTS; INSTRUMENTS; CHATTEL PAPER; INVESTMENT PROPERTY AND CERTAIN OTHER COLLATERAL

4.1.                              Additional Representations and Warranties.  As of the time when each of its Accounts arises, each Assignor shall be deemed to have represented and warranted that each such Account, and all records, papers and documents relating thereto (if any) are genuine and what they purport to be, and that all papers and documents (if any) relating thereto (i) will, to the knowledge of such Assignor, represent the genuine, legal, valid and binding obligation of the account debtor evidencing indebtedness unpaid and owed by the respective account debtor arising out of the performance of labor or services or the sale or lease and delivery of the merchandise listed therein, or both, (ii) will, to the knowledge of such Assignor, evidence true and valid obligations, enforceable in accordance with their respective terms, and (iii) will be in compliance and will conform in all material respects with all applicable federal, state and local laws and applicable laws of any relevant foreign jurisdiction.

4.2.                              Maintenance of Records.  Each Assignor will keep and maintain at its own cost and expense accurate records of its Accounts and Contracts, including, but not limited to, originals (to the extent obtained by such Assignor in the ordinary course of business) of all documentation (including each Contract) with respect thereto, records of all payments received, all credits granted thereon, all merchandise returned and all other dealings therewith, and such Assignor will make the same available on such Assignor’s premises to the Collateral Agent for inspection, at such Assignor’s own cost and expense, at any and all reasonable times upon prior notice to such Assignor and otherwise in accordance with the Indenture.  Upon the occurrence and during the continuance of an Event of Default and at the request of the Collateral Agent, such Assignor shall, at its own cost and expense, deliver all tangible evidence of its Accounts and Contract Rights (including, without limitation, all documents evidencing the Accounts and all Contracts) and such books and records to the Collateral Agent or to its representatives (copies of such evidence and books and records may be retained by such Assignor).  Upon the occurrence and during the continuance of an Event of Default and if the Collateral Agent so

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directs, such Assignor shall legend, in form and manner reasonably satisfactory to the Collateral Agent, the Accounts and the Contracts, as well as books, records and documents (if any) of such Assignor evidencing or pertaining to such Accounts and Contracts with an appropriate reference to the fact that such Accounts and Contracts have been assigned to the Collateral Agent and that the Collateral Agent has a security interest therein.

4.3.                              Direction to Account Debtors; Contracting Parties; etc.  Upon the occurrence and during the continuance of an Event of Default (but without limiting the provisions of the Indenture), if the Collateral Agent so directs any Assignor, such Assignor agrees (x) to cause all payments on account of the Accounts and Contracts to be made directly to the Cash Collateral Account, (y) that the Collateral Agent may, at its option, directly notify the account debtors and obligors with respect to any Accounts and/or under any Contracts to make payments with respect thereto as provided in the preceding clause (x), and (z) that the Collateral Agent may enforce collection of any such Accounts and Contracts and may adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as such Assignor.  Without notice to or assent by any Assignor, the Collateral Agent may, upon the occurrence and during the continuance of an Event of Default, apply any or all amounts then in, or thereafter deposited in, the Cash Collateral Account toward the payment of the Obligations in the manner provided in Section 8.4 of this Agreement.  The reasonable costs and expenses of collection (including reasonable attorneys’ fees), whether incurred by an Assignor or the Collateral Agent, shall be borne by the relevant Assignor.  The Collateral Agent shall deliver a copy of each notice referred to in the preceding clause (y) to the relevant Assignor, provided that (x) the failure by the Collateral Agent to so notify such Assignor shall not affect the effectiveness of such notice or the other rights of the Collateral Agent created by this Section 4.3 and (y) no such notice shall be required if an Event of Default of the type described in Section 6.01(g) of the Indenture has occurred and is continuing.

4.4.                              Modification of Terms; etc.  Except in accordance with such Assignor’s ordinary course of business and consistent with reasonable business judgment or as permitted by Section 4.5 hereof, no Assignor shall rescind or cancel any indebtedness evidenced by any Account or under any Contract, or modify any term thereof or make any adjustment with respect thereto, or extend or renew the same, or compromise or settle any dispute, claim, suit or legal proceeding relating thereto, or sell any Account or Contract, or interest therein, without the prior written consent of the Collateral Agent, except to the extent that such rescission, cancellation, modification, adjustment, extension, renewal, compromise, or settlement, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Notwithstanding anything to the contrary contained in the foregoing sentence, except to the extent otherwise permitted by this Agreement or the Senior Secured Note Documents, no Assignor will do anything to impair the rights of the Collateral Agent in the Accounts or Contracts.

4.5.                              Collection.  Each Assignor shall endeavor in accordance with reasonable business practices to cause to be collected from the account debtor named in each of its Accounts or obligor under any Contract, as and when due (including, without limitation, amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures) any and all amounts owing under or on account of such Account or Contract, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding

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balance of such Account or under such Contract.  Except as otherwise directed by the Collateral Agent after the occurrence and during the continuation of an Event of Default, any Assignor may allow in the ordinary course of business as adjustments to amounts owing under its Accounts and Contracts (i) an extension or renewal of the time or times of payment, or settlement for less than the total unpaid balance, which such Assignor finds appropriate in accordance with reasonable business judgment and (ii) a refund or credit due as a result of returned or damaged merchandise or improperly performed services or for other reasons which such Assignor finds appropriate in accordance with reasonable business judgment.  The reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) of collection, whether incurred by an Assignor or the Collateral Agent, shall be borne by the relevant Assignor.

4.6.                              Instruments.  If any Assignor owns or acquires any Instrument in excess of $250,000 or more constituting Collateral (other than checks and other payment instruments received and collected in the ordinary course of business), such Assignor will within 10 Business Days notify the Collateral Agent in writing thereof, and upon request by the Collateral Agent will, subject to the Intercreditor Agreement, promptly deliver such Instrument to the Collateral Agent appropriately endorsed to the order of the Collateral Agent.

4.7.                              Assignors Remain Liable Under Accounts.  Anything herein to the contrary notwithstanding, the Assignors shall remain liable under each of the Accounts to observe and perform all of the conditions and obligations to be observed and performed by them thereunder, all in accordance with the terms of any agreement giving rise to such Accounts.  Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Party of any payment relating to such Account pursuant hereto, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Assignor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by them or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

4.8.                              Assignors Remain Liable Under Contracts.  Anything herein to the contrary notwithstanding, the Assignors shall remain liable under each of the Contracts to observe and perform all of the conditions and obligations to be observed and performed by them thereunder, all in accordance with and pursuant to the terms and provisions of each Contract.  Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any Contract by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Party of any payment relating to such Contract pursuant hereto, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Assignor under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any performance by any party under any Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

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4.9.                      Deposit Accounts; etc.  (a)  No Assignor maintains, or at any time after the date of this Agreement shall establish or maintain, any demand, time, savings, passbook or similar account, except for such accounts maintained with a bank (as defined in Section 9-102 of the UCC) whose jurisdiction (determined in accordance with Section 9-304 of the UCC) is within a State of the United States.  The Perfection Certificate accurately sets forth, as of the date of this Agreement, for each Assignor, each Deposit Account (except for any Excluded Deposit Accounts) maintained by such Assignor (including a description thereof and the respective account number), the name of the respective bank with which such Deposit Account is maintained, and whether the jurisdiction of the respective bank with respect to such Deposit Account is within a State of the United States.  For each Deposit Account (other than (i) the Cash Collateral Account and (ii) Excluded Deposit Accounts) the respective Assignor shall cause the bank with which the Deposit Account is maintained to execute and deliver to the Collateral Agent, within 90 days after the date of this Agreement or, if later, within 90 days after the time of the establishment of the respective Deposit Account, a “control agreement” in form and substance reasonably acceptable to the Collateral Agent.  If any bank with which a Deposit Account which is required to be subject to a “control agreement” hereunder is maintained refuses to, or does not, enter into such a “control agreement”, then the respective Assignor shall promptly (and in any event within 90 days after the date of this Agreement or, if later, 90 days after the establishment of such account) close the respective Deposit Account and transfer all balances therein to another Deposit Account meeting the requirements of this Section 4.9.  If any bank with which a Deposit Account which is required to be subject to a “control agreement” hereunder is maintained refuses to subordinate all its claims (other than its fees and expenses) with respect to such Deposit Account to the Collateral Agent’s security interest therein on terms satisfactory to the Collateral Agent, then the Collateral Agent, at its option, may (x) require that such Deposit Account be terminated in accordance with the immediately preceding sentence or (y) agree to a “control agreement” without such subordination, provided that in such event the Collateral Agent may at any time, at its option, subsequently require that such Deposit Account be terminated (within 90 days after notice from the Collateral Agent) in accordance with the requirements of the immediately preceding sentence.

(b)                                 After the date of this Agreement, no Assignor shall establish any new demand, time, savings, passbook or similar account, except for Deposit Accounts established and maintained with banks and meeting the requirements of preceding clause (a) and except for Excluded Deposit Accounts.  At the time any such Deposit Account is established, the appropriate “control agreement” shall be entered into in accordance with the requirements of preceding clause (a) and the respective Assignor shall furnish to the Collateral Agent a supplement to the Perfection Certificate containing the relevant information with respect to the respective Deposit Account and the bank with which same is established.

4.10.                        Letter-of-Credit Rights.  If any Assignor is at any time a beneficiary under a letter of credit with a stated amount of $250,000 or more, such Assignor shall promptly notify the Collateral Agent in writing thereof and, at the request of the Collateral Agent, such Assignor shall, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, use its commercially reasonable efforts to (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under such letter of credit or (ii) arrange for the Collateral Agent to become the

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transferee beneficiary of such letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied as provided in this Agreement after the occurrence and during the continuance of an Event of Default.

4.11.                        Commercial Tort Claims.  All material Commercial Tort Claims of each Assignor in existence on the date of this Agreement are described the Perfection Certificate.  If any Assignor shall at any time after the date of this Agreement acquire a Commercial Tort Claim in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) of $250,000 or more, such Assignor shall promptly notify the Collateral Agent thereof in a writing signed by such Assignor and describing the details thereof and shall grant to the Collateral Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

4.12.                        Chattel Paper.  Upon the reasonable request of the Collateral Agent made at any time or from time to time, each Assignor shall promptly furnish to the Collateral Agent a list of all Electronic Chattel Paper held or owned by such Assignor.  Furthermore, if requested by the Collateral Agent, each Assignor shall promptly take all actions which are reasonably practicable so that the Collateral Agent has “control” of all such Electronic Chattel Paper with a value in excess of $250,000 in accordance with the requirements of Section 9-105 of the UCC.  Each Assignor will promptly (and in any event within 10 days) following any request by the Collateral Agent deliver all of its Tangible Chattel Paper with a value in excess of $250,000 to the Collateral Agent.

4.13.                        Investment Property.  Except to the extent otherwise provided in this Agreement, if any Assignor shall at any time hold or acquire any certificated securities with a value in excess of $250,000, such Assignor shall forthwith endorse, assign and deliver the same to the Collateral Agent for the benefit of the Secured Parties, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.  If any securities now or hereafter acquired by any Assignor are uncertificated and are issued to such Assignor or its nominee directly by the issuer thereof, following the occurrence of an Event of Default such Assignor shall promptly notify the Collateral Agent in writing thereof and, at the Collateral Agent’s reasonable request, either (i) cause the issuer to agree to comply with instructions from the Collateral Agent as to such securities, without further consent of any Assignor or such nominee, or (ii) arrange for the Collateral Agent to become the registered owner of the securities.

4.14.                        Further Actions.  Each Assignor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps, including any and all actions as may be necessary or required under the Federal Assignment of Claims Act, relating to its Accounts, Contracts, Instruments and other property or rights covered by the security interest hereby granted, as the Collateral Agent may reasonably require.

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4.15.                        Overriding Provisions with respect to Shared Collateral.  Notwithstanding anything to the contrary contained above in this Article IV, or elsewhere in this Agreement or any other Security Document, to the extent the provisions of this Agreement (or any other Security Documents) require the delivery of, or control over, Shared Collateral to be granted to the Collateral Agent at any time prior to the Revolving Credit Obligations Termination Date, then delivery of such Shared Collateral (or control with respect thereto) shall instead be made to the Revolving Credit Facility Agent, to be held in accordance with the Revolving Credit Loan Documents and the Intercreditor Agreement.  Furthermore, at all times prior to the Revolving Credit Obligations Termination Date, the Collateral Agent is authorized by the parties hereto to effect transfers of Shared Collateral at any time in its possession (and any “control” or similar agreements with respect to Shared Collateral) to the Revolving Credit Facility Agent.

ARTICLE V

SPECIAL PROVISIONS CONCERNING TRADEMARKS AND DOMAIN NAMES

5.1.                              Additional Representations and Warranties.  Each Assignor represents and warrants that, on the date hereof, it is the true and lawful owner of or otherwise has the right to use the registered Marks listed in the Perfection Certificate for such Assignor and that said listed Marks include all United States and applications for United States Marks registered in the United States Patent and Trademark Office that such Assignor owns or uses in connection with its business as of the date hereof.  Each Assignor represents and warrants that it owns, is licensed to use or otherwise has the right to use, all Marks and domain names that it uses.  Each Assignor further warrants that it has no knowledge of nor has it received any third party claim that any aspect of such Assignor’s present or contemplated business operations infringes or will infringe any trademark, service mark or trade name of any other Person, other than as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Assignor represents and warrants that (a) it is the true and lawful owner of all Marks listed in the Perfection Certificate and (b) said Marks are valid, subsisting, have not been canceled and that such Assignor is not aware of nor has it received any third-party claim that any of said Marks are invalid or unenforceable, and is not aware that there is any reason that any of said Marks or domain names are invalid or unenforceable, and is not aware that there is any reason that any of said trademark applications will not mature into registrations other than, in the case of preceding clause (b), as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Assignor hereby grants to the Collateral Agent an absolute power of attorney to sign, upon the occurrence and during the continuance of an Event of Default, any document which may be required by the United States Patent and Trademark Office in order to effect an absolute assignment of all right, title and interest in each Mark, and record the same.

5.2.                              Licenses and Assignments.  Except as otherwise permitted by the Senior Secured Note Documents, each Assignor hereby agrees not to divest itself of any right under any Mark, in each case to the extent such Mark is material to the conduct of such Assignor’s business, absent prior written approval of the Collateral Agent.

5.3.                              Infringements.  Each Assignor agrees, promptly upon learning thereof, to notify the Collateral Agent in writing of the name and address of, and to furnish such pertinent information that may be available with respect to, any party who such Assignor believes is, or

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may be, infringing or diluting or otherwise violating any of such Assignor’s rights in and to any Mark in any manner that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or with respect to any party claiming that such Assignor’s use of any Mark material to such Assignor’s business violates in any material respect any property right of that party.  Each Assignor further agrees to prosecute diligently in accordance with reasonable business practices any Person infringing any Mark in any manner that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.4.                              Preservation of Marks.  Each Assignor agrees to preserve and use its Marks and domain names which are material to such Assignor’s business in interstate commerce during the time in which this Agreement is in effect and to take all such other actions as are reasonably necessary to preserve such Marks as trademarks or service marks under the laws of the United States (other than any such Marks which are no longer used or useful in its business or operations).

5.5.                              Maintenance of Registration.  Each Assignor shall, at its own expense, diligently process all documents reasonably required to maintain all Mark registrations, including but not limited to affidavits of use and applications for renewals of registration in the United States Patent and Trademark Office for all of its material registered Marks, and shall pay all fees and disbursements in connection therewith and shall not abandon any such filing of affidavit of use or any such application of renewal prior to the exhaustion of all administrative and judicial remedies without prior written consent of the Collateral Agent (other than with respect to registrations and applications deemed by such Assignor in its reasonable business judgment to be no longer useful in its business or operations).

5.6.                              Future Registered Marks.  If any Mark registration is issued hereafter to any Assignor as a result of any application now or hereafter pending before the United States Patent and Trademark Office, within 30 days of receipt of such certificate or similar indicia of ownership, such Assignor shall deliver to the Collateral Agent a copy of such registration certificate or similar indicia of ownership, and a grant of a security interest in such Mark, to the Collateral Agent and at the expense of such Assignor, confirming the grant of a security interest in such Mark to the Collateral Agent hereunder, the form of such security to be substantially in the form of Annex D hereto or in such other form as may be reasonably satisfactory to the Collateral Agent.

5.7.                              Remedies.  If an Event of Default shall occur and be continuing, the Collateral Agent may, subject to the Intercreditor Agreement, by written notice to the relevant Assignor, take any or all of the following actions:  (i) declare the entire right, title and interest of such Assignor in and to each of the Marks, together with all trademark rights and rights of protection to the same, vested in the Collateral Agent for the benefit of the Secured Parties, in which event such rights, title and interest shall immediately vest in the Collateral Agent for the benefit of the Secured Parties, and the Collateral Agent shall be entitled to exercise the power of attorney referred to in Section 5.1 hereof to execute, cause to be acknowledged and notarized and record said absolute assignment with the applicable agency; (ii) take and use or sell the Marks and the goodwill of such Assignor’s business symbolized by the Marks and the right to carry on the business and use the assets of such Assignor in connection with which the Marks have been used; and (iii) direct such Assignor to refrain, in which event such Assignor shall refrain, from

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using the Marks in any manner whatsoever, directly or indirectly, and such Assignor shall execute such further documents that the Collateral Agent may reasonably request to further confirm this and to transfer ownership of the Marks and registrations and any pending trademark applications in the United States Patent and Trademark Office to the Collateral Agent.

ARTICLE VI

SPECIAL PROVISIONS CONCERNING
PATENTS, COPYRIGHTS AND TRADE SECRETS

6.1.                              Additional Representations and Warranties.  Each Assignor represents and warrants that it is the true and lawful owner of all rights in (i) all Trade Secrets, (ii) the Patents listed in the Perfection Certificate for such Assignor and that said Patents include all the United States patents and applications for United States patents that such Assignor owns as of the date hereof and (iii) the Copyrights listed in the Perfection Certificate for such Assignor and that said Copyrights include all the United States copyrights registered with the United States Copyright Office and applications to United States copyrights that such Assignor owns as of the date hereof.  Each Assignor further warrants that it has no knowledge of nor has it received any third party claim that any aspect of such Assignor’s present or contemplated business operations infringes or will infringe any patent of any other Person or such Assignor has misappropriated any Trade Secret or proprietary information which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Each Assignor hereby grants to the Collateral Agent an absolute power of attorney to sign, upon the occurrence and during the continuance of any Event of Default, any document which may be required by the United States Patent and Trademark Office or the United States Copyright Office in order to effect an absolute assignment of all right, title and interest in each Patent or Copyright, and to record the same.

6.2.                              Licenses and Assignments.  Except as otherwise permitted by the Senior Secured Note Documents, each Assignor hereby agrees not to divest itself of any right under any Patent or Copyright, in each case to the extent such Patent or Copyright is material to the conduct of such Assignor’s business, absent prior written approval of the Collateral Agent.

6.3.                              Infringements.  Each Assignor agrees, promptly upon learning thereof, to furnish the Collateral Agent in writing with all pertinent information available to such Assignor with respect to any infringement, contributing infringement or active inducement to infringe or other violation of such Assignor’s rights in any Patent or Copyright or to any claim that the practice of any Patent or use of any Copyright violates any property right of a third party, or with respect to any misappropriation of any Trade Secret Right or any claim that practice of any Trade Secret Right violates any property right of a third party, in each case, in any manner which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Each Assignor further agrees, absent direction of the Collateral Agent to the contrary, to diligently prosecute, in accordance with its reasonable business judgment, any Person infringing any Patent or Copyright or any Person misappropriating any Trade Secret Right, in each case to the extent that such infringement or misappropriation, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

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6.4.                              Maintenance of Patents or Copyrights.  At its own expense, each Assignor shall make timely payment of all post-issuance and maintenance fees required to maintain in full force and effect its rights under each Patent or Copyright and shall not abandon any such Patents or Copyrights thereof without prior written consent of the Collateral Agent (other than any such Patents or Copyrights which are no longer used or are deemed by such Assignor in its reasonable business judgment to no longer be useful in its business or operations).

6.5.                              Prosecution of Patent or Copyright Applications.  At its own expense, each Assignor shall diligently prosecute all material applications for (i) Patents listed in the Perfection Certificate and (ii) Copyrights listed on the Perfection Certificate, in each case for such Assignor and shall not abandon or allow to become abandoned any such application prior to exhaustion of all administrative and judicial remedies (other than applications that are deemed by such Assignor in its reasonable business judgment to no longer be necessary in the conduct of the Assignor’s business), absent written consent of the Collateral Agent.

6.6.                              Future Patents and Copyrights.  Within 30 days of the acquisition or issuance of a United States Patent, registration of a Copyright, or acquisition of a registered Copyright, or of filing of an application for a United States Patent or Copyright, the relevant Assignor shall deliver to the Collateral Agent a copy of said Copyright or Patent, or certificate or registration of, or application therefor, as the case may be, with a grant of a security interest as to such Patent or Copyright, as the case may be, to the Collateral Agent and at the expense of such Assignor, confirming the grant of a security interest, the form of such grant of a security interest to be substantially in the form of Annex E or Annex F hereto, as appropriate, or in such other form as may be reasonably satisfactory to the Collateral Agent.

6.7.                              Remedies.  If an Event of Default shall occur and be continuing, the Collateral Agent may, subject to the Intercreditor Agreement, by written notice to the relevant Assignor, take any or all of the following actions:  (i) declare the entire right, title, and interest of such Assignor in each of the Patents and Copyrights vested in the Collateral Agent for the benefit of the Secured Parties, in which event such right, title, and interest shall immediately vest in the Collateral Agent for the benefit of the Secured Parties, in which case the Collateral Agent shall be entitled to exercise the power of attorney referred to in Section 6.1 hereof to execute, cause to be acknowledged and notarized and to record said absolute assignment with the applicable agency; (ii) take and practice or sell the Patents and Copyrights; and (iii) direct such Assignor to refrain, in which event such Assignor shall refrain, from practicing the Patents and using the Copyrights directly or indirectly, and such Assignor shall execute such further documents as the Collateral Agent may reasonably request further to confirm this and to transfer ownership of the Patents and Copyrights to the Collateral Agent for the benefit of the Secured Parties.

ARTICLE VII

PROVISIONS CONCERNING ALL COLLATERAL

7.1.                              Protection of Collateral Agent’s Security.  Except as otherwise not prohibited by the Senior Secured Note Documents, no Assignor will do anything to impair the rights of the Collateral Agent in the Collateral.  Each Assignor will at all times maintain insurance, at such Assignor’s own expense to the extent and in the manner consistent with that provided under the

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Indenture, the Revolving Credit Agreement and the Mortgage in favor of the Collateral Agent.  Except to the extent otherwise permitted to be retained by such Assignor or applied by such Assignor pursuant to the terms of the Indenture, the Collateral Agent shall, at the time any proceeds of such insurance are distributed to the Secured Parties, apply such proceeds in accordance with Section 8.4 hereof.  Each Assignor assumes all liability and responsibility in connection with the Collateral acquired by it and the liability of such Assignor to pay the Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to such Assignor.

7.2.                              Warehouse Receipts Non-Negotiable.  To the extent practicable, each Assignor agrees that if any warehouse receipt or receipt in the nature of a warehouse receipt is issued with respect to any of its Inventory, such Assignor shall request that such warehouse receipt or receipt in the nature thereof shall not be “negotiable” (as such term is used in Section 7-104 of the Uniform Commercial Code as in effect in any relevant jurisdiction or under other relevant law).

7.3.                              Additional Information.  Each Assignor will, at its own expense, from time to time upon the reasonable request of the Collateral Agent, promptly (and in any event within 10 days after its receipt of the respective request) furnish to the Collateral Agent such information with respect to the Collateral (including the identity of the Collateral or such components thereof as may have been requested by the Collateral Agent, the value and location of such Collateral, etc.) as may be requested by the Collateral Agent.  Without limiting the forgoing, each Assignor agrees that it shall promptly (and in any event within 10 days after its receipt of the respective request) furnish to the Collateral Agent such updated Annexes hereto as may from time to time be reasonably requested by the Collateral Agent.

7.4.                              Further Actions.  Each Assignor will, at its own expense and upon the reasonable request of the Collateral Agent, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such lists, descriptions and designations of its Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral and other property or rights covered by the security interest hereby granted, which are necessary to perfect or reasonably advisable to preserve or protect the Collateral Agent’s security interest in the Collateral.

7.5.                              Financing Statements.  Each Assignor agrees to execute and deliver (or cause to be executed and delivered) to the Collateral Agent such financing statements, including continuation statements, in form reasonably acceptable to the Collateral Agent, as are necessary or advisable to establish and maintain a valid, enforceable, perfected security interest in the Collateral as provided herein and the other rights and security contemplated hereby.  Each Assignor will pay any applicable filing fees, recordation taxes and related expenses relating to its Collateral.  Each Assignor hereby authorizes the Collateral Agent to file any such financing statements without the signature of such Assignor where permitted by law (and such authorization includes describing the Collateral as “all assets” of such Assignor); provided, that the Collateral Agent shall be under no obligation to do so and such authorization in any event shall not relieve such Assignor of its obligations under this section.

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ARTICLE VIII

REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT

8.1.                              Remedies; Obtaining the Collateral Upon Default.  Subject to the terms of the Intercreditor Agreement and applicable law, each Assignor agrees that, if any Event of Default shall have occurred and be continuing, then and in every such case, the Collateral Agent, in addition to any rights now or hereafter existing under applicable law and under the other provisions of this Agreement, shall have all rights as a Secured Party under any UCC, and such additional rights and remedies to which a Secured Party is entitled under the laws in effect in all relevant jurisdictions and may:

(i)                                     personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from such Assignor or any other Person who then has possession of any part thereof with or without notice or process of law and without breach of the peace, and for that purpose may enter upon premises owned or, to the extent lawful and permitted by the landlord, leased by such Assignor where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of such Assignor;

(ii)                                  instruct the obligor or obligors on any agreement, instrument or other obligation (including, without limitation, the Accounts and the Contracts) constituting the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent and may exercise any and all remedies of such Assignor in respect of such Collateral;

(iii)                               instruct all banks which have entered into a control agreement with the Collateral Agent to transfer all monies, securities and instruments held by such depositary bank to the Cash Collateral Account;

(iv)                              sell, assign or otherwise liquidate any or all of the Collateral or any part thereof in accordance with Section 8.2 hereof, or direct such Assignor to sell, assign or otherwise liquidate any or all of the Collateral or any part thereof, and, in each case, take possession of the proceeds of any such sale or liquidation;

(v)                                 take possession of the Collateral or any part thereof, by directing such Assignor in writing to deliver the same to the Collateral Agent at any reasonable place or places designated by the Collateral Agent, in which event such Assignor shall at its own expense:

(x)                                   forthwith cause the same to be moved to the place or places so designated by the Collateral Agent and there delivered to the Collateral Agent;

(y)                                 store and keep any Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent as provided in Section 8.2 hereof; and

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(z)                                   while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be reasonably necessary to protect the same and to preserve and maintain it in good condition;

(vi)                              license or sublicense, whether on an exclusive or nonexclusive basis, any Marks, Patents or Copyrights included in the Collateral for such term and on such conditions and in such manner as the Collateral Agent shall in its sole judgment determine;

(vii)                           exercise any and all rights and remedies of any of such Assignor under or in connection with the Senior Secured Note Documents in respect of the Collateral;

(viii)                        apply any monies constituting Collateral or proceeds thereof in accordance with the provisions of Section 8.4 hereof; and

(ix)                                take any other action as specified in clauses (1) through (5), inclusive, of Section 9-607(a) of the UCC;

it being understood that each Assignor’s obligation to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by such Assignor of said obligation.  By accepting the benefits of this Agreement and each other Security Document, the Secured Parties expressly acknowledge and agree that this Agreement and each other Security Document may be enforced only by the action of the Collateral Agent acting upon the instructions of the Required Senior Secured Note Claimholders and that no other Secured Party shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent for the benefit of the Secured Parties upon the terms of this Agreement and the other Security Documents.

8.2.                              Remedies; Disposition of the Collateral.  Subject to the terms of the Intercreditor Agreement, if any Event of Default shall have occurred and be continuing, then any Collateral repossessed by the Collateral Agent under or pursuant to Section 8.1 hereof and any other Collateral whether or not so repossessed by the Collateral Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Collateral Agent may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable.  Any of such Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Collateral Agent or after any overhaul or repair at the expense of the relevant Assignor which the Collateral Agent shall determine to be commercially reasonable.  Any such sale, lease or other disposition may be effected by means of a public disposition or private disposition, effected in accordance with the applicable requirements (in each case if and to the extent applicable) of Sections 9-610 through 9-613 of the UCC and/or such other mandatory requirements of applicable law as may apply to the respective disposition.  In the case of any sale of Collateral, each Assignor agrees that 10 days’ notice of the

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time and place of any public sale or of the time after which a private sale may take place will constitute commercially reasonable notification of such matters.  The Collateral Agent may, without notice or publication, adjourn any public or private disposition or cause the same to be adjourned from time to time by announcement at the time and place fixed for the disposition, and such disposition may be made at any time or place to which the disposition may be so adjourned.  To the extent permitted by any such requirement of law, the Collateral Agent may bid for and become the purchaser (and may pay all or any portion of the purchase price by crediting Obligations against the purchase price) of the Collateral or any item thereof, offered for disposition in accordance with this Section 8.2 without accountability to the relevant Assignor.  If, under applicable law, the Collateral Agent shall be permitted to make disposition of the Collateral within a period of time which does not permit the giving of notice to the relevant Assignor as hereinabove specified, the Collateral Agent need give such Assignor only such notice of disposition as shall be required by such applicable law.  Each Assignor agrees to do or cause to be done all such other acts and things as may be reasonably necessary to make such disposition or dispositions of all or any portion of the Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at such Assignor’s expense.

8.3.                              Waiver of Claims.  Except as otherwise provided in this Agreement, EACH ASSIGNOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE COLLATERAL AGENT’S TAKING POSSESSION OR THE COLLATERAL AGENT’S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES, and each Assignor hereby further waives, to the extent permitted by law:

(i)                                     all damages and claims, on any theory of liability, arising out of, in connection with, or as a result of (x) such taking of possession or any such disposition, or (y) this Agreement or any agreement or instrument contemplated hereby, except, in each case, any damages which are the direct result of the Collateral Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision);

(ii)                                  all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder; and

(iii)                               all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and each Assignor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws.

Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the relevant Assignor therein and thereto, and shall be a perpetual bar both at law and in equity

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against such Assignor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under such Assignor.  Each such purchaser at any sale of any Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Assignor.

8.4.                              Application of Proceeds.  (a)(I) All moneys collected by the Collateral Agent upon any sale or other disposition of, any collection from, or other realization upon all or any part of, the Collateral (other than Shared Collateral) in connection with the exercise of its rights and remedies in accordance with this Agreement (or, to the extent applicable, any other Security Document), or in any Insolvency or Liquidation Proceeding, together with all other moneys received by the Collateral Agent hereunder with respect thereto, shall be applied as follows:

(i)                                     first, to the payment of all amounts owing the Collateral Agent under the definition of “Obligations” hereunder;

(ii)                                  second, to the extent proceeds remain after the application pursuant to preceding clause (i), to the payment of all amounts owed under clauses (iv) and (v) of the definition of “Obligations” hereunder;

(iii)                               third, to the extent proceeds remain after the application pursuant to preceding clauses (i) and (ii), an amount equal to the outstanding Primary Obligations shall be paid to the Secured Parties, with each such Secured Party receiving an amount equal to its outstanding Primary Obligations or, if the proceeds are insufficient to pay in full all such Primary Obligations, its Pro Rata Share of the amount remaining to be distributed;

(iv)                              fourth, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (iii), inclusive, an amount equal to the outstanding Secondary Obligations shall be paid to the Secured Parties, with each such Secured Party receiving an amount equal to its outstanding Secondary Obligations or, if the proceeds are insufficient to pay in full all such Secondary Obligations, its Pro Rata Share of the amount remaining to be distributed; and

(v)                                 fifth, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (iv), inclusive, and following the termination of this Agreement pursuant to Section 11.8(a) hereof, to the relevant Assignor or to whomever may be lawfully entitled to receive such surplus.

(II) Subject to the terms of the Intercreditor Agreement, all moneys collected by the Collateral Agent upon any sale or other disposition of, any collection from, or other realization upon all or any party of, the Shared Collateral (whether or not expressly characterized as such) in connection with the exercise of its rights and remedies in accordance with this Agreement (or, to the extent applicable, any other Security Document), or in any Insolvency or Liquidation Proceeding, together with all other moneys received by the Collateral Agent hereunder with respect thereto, shall be applied as follows:

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(i)                                     first, in accordance with the provisions of the Intercreditor Agreement, to the Revolving Credit Facility Agent for application to Revolving Credit Obligations until same have been repaid in full; and

(ii)                                  second, to the extent proceeds remain after the application pursuant to preceding clause (i), as otherwise provided in Section 8.4(a)(I) hereof.

(b)                                 For purposes of this Agreement:  “Pro Rata Share” shall mean, when calculating a Secured Party’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Party’s Primary Obligations or Secondary Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Primary Obligations or Secondary Obligations owing to the applicable Secured Parties entitled thereto, as the case may be.

(c)                                  When payments to Secured Parties are based upon their respective Pro Rata Shares, the amounts received by such Secured Parties hereunder shall be applied (for purposes of making determinations under this Section 8.4 only) (i) first, to their Primary Obligations and (ii) second, to their Secondary Obligations.  If any payment to any Secured Party of its Pro Rata Share of any distribution would result in overpayment to such Secured Party, such excess amount shall instead be distributed in respect of the unpaid Primary Obligations or Secondary Obligations, as the case may be, of the other Secured Parties entitled to such distribution, with each such Secured Party whose Primary Obligations or Secondary Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of such Secured Party and the denominator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of all Secured Parties entitled to such distribution.

(d)                                 Subject to the terms of the Intercreditor Agreement, all payments required to be made hereunder shall be made to the Trustee for the account of the Holders.

(e)                                  For purposes of applying payments received in accordance with this Section 8.4, the Collateral Agent shall be entitled to rely conclusively, and shall be fully protected in so relying, upon the Trustee, for a determination (which the Trustee agrees (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Primary Obligations and Secondary Obligations owed to the Secured Parties.  Unless it has received written notice from a Secured Party to the contrary, the Trustee, in furnishing information pursuant to the preceding sentence, and the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secondary Obligations are outstanding.

(f)                                    It is understood that the Assignors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Obligations.

(g)                                 It is understood and agreed by each Assignor and each Secured Party that the Collateral Agent shall have no liability for any determinations made by it in this Section 8.4 (including, without limitation, as to whether given Collateral constitutes Shared Collateral), in

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each case except to the extent resulting from the gross negligence or willful misconduct of the Collateral Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision).  Each Assignor and each Secured Party also agrees that the Collateral Agent may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral in accordance with the requirements hereof and of the Intercreditor Agreement, and the Collateral Agent shall be entitled to wait for, and may conclusively rely on, any such determination.

8.5.                              Remedies Cumulative.  Each and every right, power and remedy hereby specifically given to the Collateral Agent shall be in addition to every other right, power and remedy specifically given to the Collateral Agent under this Agreement, the other Senior Secured Note Documents or now or hereafter existing at law, in equity or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Collateral Agent.  All such rights, powers and remedies shall be cumulative and the exercise or the beginning of the exercise of one shall not be deemed a waiver of the right to exercise any other or others.  No delay or omission of the Collateral Agent in the exercise of any such right, power or remedy and no renewal or extension of any of the Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence thereof.  No notice to or demand on any Assignor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Collateral Agent to any other or further action in any circumstances without notice or demand.  In the event that the Collateral Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Collateral Agent may recover its costs and expenses, including reasonable attorneys’ fees, and the amounts thereof shall be included in such judgment.

8.6.                              Discontinuance of Proceedings.  In case the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case the relevant Assignor, the Collateral Agent and each holder of any of the Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Collateral Agent shall continue as if no such proceeding had been instituted.

ARTICLE IX

INDEMNITY

9.1.                              Indemnity.  (a)  Each Assignor jointly and severally agrees to indemnify, reimburse and hold the Collateral Agent, each other Secured Party and their respective successors, assigns, employees, affiliates and agents (hereinafter in this Section 9.1 referred to individually as “Indemnitee,” and collectively as “Indemnitees”) harmless from any and all liabilities, obligations, damages, injuries, penalties, claims, demands, actions, suits, judgments and any and all costs, expenses or disbursements (including reasonable attorneys’ fees and

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expenses) (for the purposes of this Section 9.1 the foregoing are collectively called “expenses”) of whatsoever kind and nature imposed on, asserted against or incurred by any of the Indemnitees in any way relating to or arising out of this Agreement, any other Senior Secured Note Document or any other document executed in connection herewith or therewith or in any other way connected with the administration of the transactions contemplated hereby or thereby or the enforcement of any of the terms of, including, if applicable and without limiting the foregoing, any action taken, suffered or omitted by such Indemnitee at the request or direction of, or in reliance upon any representations made by, any Assignor or the Required Senior Secured Note Claimholders, or the preservation of any rights under any thereof, or in any way relating to or arising out of the manufacture, ownership, ordering, purchase, delivery, control, acceptance, lease, financing, possession, operation, condition, sale, return or other disposition, or use of the Collateral (including, without limitation, latent or other defects, whether or not discoverable), the violation of the laws of any country, state or other governmental body or unit (including, without limitation, failure to pay or delay in paying any and all taxes that are required to be paid in connection with any of the transactions contemplated by this Agreement), any tort (including, without limitation, claims arising or imposed under the doctrine of strict liability, or for or on account of injury to or the death of any Person (including any Indemnitee), or property damage), or contract claim; provided that no Indemnitee shall be indemnified pursuant to this Section 9.1(a) for losses, damages or liabilities to the extent caused by the gross negligence, bad faith or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision).  Each Assignor agrees that upon written notice by any Indemnitee of the assertion of such a liability, obligation, damage, injury, penalty, claim, demand, action, suit or judgment, the relevant Assignor shall assume full responsibility for the defense thereof.  Each Indemnitee agrees to use its commercially reasonable efforts to promptly notify the relevant Assignor of any such assertion of which such Indemnitee has knowledge.

(b)                                 Without limiting the application of Section 8.1(a) hereof, each Assignor agrees, jointly and severally, to pay or reimburse the Collateral Agent for any and all reasonable fees, costs and expenses of whatever kind or nature incurred in connection with (i) the creation, preservation or protection of the Collateral Agent’s Liens on, and security interest in, the Collateral, including, without limitation, all fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or Liens upon or in respect of the Collateral, premiums for insurance with respect to the Collateral and all other fees, costs and expenses in connection with protecting, maintaining or preserving the Collateral and the Collateral Agent’s interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or relating to the Collateral, and (ii) any action taken, suffered or omitted by the Collateral Agent at the request or direction of, or in reliance upon any representations made by, any Assignor or the Required Senior Secured Note Claimholders.

(c)                                  Without limiting the application of Section 9.1(a) or (b) hereof, each Assignor agrees, jointly and severally, to pay, indemnify and hold each Indemnitee harmless from and against any loss, costs, damages and expenses which such Indemnitee may suffer, expend or incur in consequence of or growing out of any misrepresentation by any Assignor in this Agreement, any other Senior Secured Note Document or in any writing contemplated by or made or delivered pursuant to or in connection with this Agreement or any other Senior Secured Note Document.

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(d)                                 If and to the extent that the obligations of any Assignor under this Section 9.1 are unenforceable for any reason, such Assignor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

9.2.                              Indemnity Obligations Secured by Collateral; Survival.  Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute Obligations secured by the Collateral.  The indemnity obligations of each Assignor contained in this Article IX shall continue in full force and effect notwithstanding the full payment of all Obligations and notwithstanding the full payment of all the Notes issued under the Indenture and the payment of all other Obligations under the Indenture or in any other Senior Secured Note Document and notwithstanding the discharge thereof and the occurrence of the Termination Date.

ARTICLE X

DEFINITIONS

The following terms shall have the meanings herein specified.  Such definitions shall be equally applicable to the singular and plural forms of the terms defined.

“2019 Notes” shall have the meaning provided in the recitals of this Agreement.

“2026 Notes” shall have the meaning provided in the recitals of this Agreement.

“Account” shall mean any “account” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Agreement” shall mean this Security Agreement, as the same may be amended, modified, restated and/or supplemented from time to time in accordance with its terms.

“Article 9 Collateral” shall have the meaning provided in Section 1.1(a)(xxv) of this Agreement.

“As-Extracted Collateral” shall mean “as-extracted collateral” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Assignor” shall have the meaning provided in the first paragraph of this Agreement.

“BNYM” shall have the meaning provided in the first paragraph of this Agreement.

“Cash Collateral Account” shall mean a non-interest bearing cash collateral account maintained with, and in the sole dominion and control of, the Collateral Agent for the benefit of the Secured Parties.

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“Chattel Paper” shall mean “chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.  Without limiting the foregoing, the term “Chattel Paper” shall in any event include all Tangible Chattel Paper and all Electronic Chattel Paper.

“Collateral” shall mean, collectively, the Article 9 Collateral and the Pledged Collateral.

“Collateral Agent” shall have the meaning provided in the first paragraph of this Agreement.

“Commercial Tort Claims” shall mean “commercial tort claims” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Contract Rights” shall mean all rights of any Assignor under each Contract, including, without limitation, (i) any and all rights to receive and demand payments under any or all Contracts, (ii) any and all rights to receive and compel performance under any or all Contracts and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.

“Contracts” shall mean all contracts between any Assignor and one or more additional parties (including, without limitation, any interest rate protection agreements, other hedging agreements, licensing agreements and any partnership agreements, joint venture agreements and limited liability company agreements).

“Copyrights” shall mean any United States or foreign copyright now or hereafter owned by any Assignor, including any registrations of any copyrights, in the United States Copyright Office or any foreign equivalent office, as well as any application for a copyright registration now or hereafter made with the United States Copyright Office or any foreign equivalent office by any Assignor.

“Deposit Accounts” shall mean all “deposit accounts” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Disregarded Domestic Subsidiary” shall mean any direct or indirect Domestic Subsidiary substantially all of the assets of which consist of the equity of one or more direct or indirect Foreign Subsidiaries.

“Documents” shall mean “documents” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Domestic Subsidiary” shall mean any direct or indirect Subsidiary of the Issuer that is incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.

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“Electronic Chattel Paper” shall mean “electronic chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Equipment” shall mean any “equipment” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Equity Interests” shall mean, with respect to any Person, (a) shares of capital stock of (or other ownership or profit interests in) such Person, (b) securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, (c) warrants, rights or options for the purchase or other acquisition from such Person of such shares or securities (or such other interests), and (d) other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Event of Default” shall mean any Event of Default under, and as defined in, the Indenture.

“Excluded Assets” shall have the meaning provided in Section 1.1(b) of this Agreement.

“Excluded Equity” shall have the meaning provided in Section 1.1(b) of this Agreement.

“Excluded Deposit Accounts” shall have the meaning provided in Section 1.1(b) of this Agreement.

“First Priority” shall mean, with respect to any Lien purported to be created on any Collateral pursuant to any Security Document, that such Lien is prior in right to any other Lien thereon, other than any Permitted Liens (excluding Permitted Liens as described in clause (b) of the definition of “Permitted Liens” in the Indenture) applicable to such Collateral which as a matter of law (and giving effect to any release or subordination of the Collateral Agent’s Liens in favor of the holders of such Permitted Liens in accordance with the Indenture) have priority over the respective Liens on such Collateral created pursuant to the relevant Security Document.

“Foreign Subsidiary” shall mean any direct or indirect Subsidiary of the Issuer that is not a Domestic Subsidiary.

“General Intangibles” shall mean “general intangibles” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Goods” shall mean “goods” as such term is defined in the Uniform Commercial Code as in effect on date hereof in the State of New York.

“Indemnitee” shall have the meaning provided in Section 9.1(a) of this Agreement.

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“Indenture” shall have the meaning provided in the recitals of this Agreement.

“Instrument” shall mean “instruments” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Intercreditor Agreement” shall have the meaning provided in the recitals of this Agreement.

“Inventory” shall mean all “inventory” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Investment Property” shall mean “investment property” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Issuer” shall have the meaning provided in the recitals of this Agreement.

“Joinder Agreement” shall mean an agreement substantially in the form of Annex G (Form of Joinder Agreement).

“Letter-of-Credit Rights” shall mean “letter-of-credit rights” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Location” of any Assignor, shall mean such Assignor’s “location” as determined pursuant to Section 9-307 of the UCC.

“Marks” shall mean all right, title and interest in and to any trademarks, service marks, trade names, domain names, corporate names, company names, business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now owned or hereafter used now held or hereafter acquired by any Assignor, together with the goodwill associated therewith, including any registration or application for registration of any trademarks and service marks now held or hereafter acquired by any Assignor, which are registered or filed in the United States Patent and Trademark Office or the equivalent thereof in any state of the United States, as well as any unregistered trademarks and service marks used by an Assignor and any trade dress including logos, designs, fictitious business names and other business identifiers used by any Assignor.

“Master Transaction Agreement” shall mean that certain Master Transaction Agreement dated as of the date hereof by and among EME Homer City Generation L.P., EFS Homer City, LLC and the Issuer.

“Mortgage” shall mean that certain Open-End Mortgage, Security Agreement, Assignment of Rents and Fixture Filing dated as of the date hereof from the Issuer to the Collateral Agent.

“Notes” shall have the meaning provided in the recitals of this Agreement.

“Obligations” shall mean and include, as to any Assignor, all of the following:

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(i)                                     the due and punctual payment of the principal of, interest (including additional interest, if any) and premium, if any, on the Notes when and as the same shall be due and payable, whether on a Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest (including additional interest, if any) on the Notes, whether evidenced by the PIK Notes or otherwise, and performance of all other Obligations (as defined in the Indenture) of such Assignor to the Holders or the Collateral Agent under the Indenture and the other Senior Secured Note Documents to which such Assignor is a party, according to the terms thereunder (all such obligations, liabilities and indebtedness under this clause (i) being herein collectively called the “Primary Obligations”);

(ii)                                  any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral;

(iii)                               in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of such Assignor referred to in clause (i) above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs;

(iv)                              all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement under Section 9.1 of this Agreement; and

(v)                                 all amounts owing to the Trustee, the Collateral Agent, any Agent or any of their respective affiliates pursuant to any of the Senior Secured Note Documents in its capacity as such.

“Patents” shall mean all of the following now owned or hereafter acquired by any Assignor:  (a) all letters patent of the United States, all registrations thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Payment Intangible” shall mean “payment intangible” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Perfection Certificate” means a certificate substantially in the form of Annex A hereto, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of the Issuer.

“Permits” shall mean, to the extent permitted to be assigned by the terms thereof or by applicable law, all licenses, permits, rights, orders, variances, franchises or authorizations of or from any governmental authority or agency.

“Person” shall mean any individual, sole proprietorship, corporation, partnership, limited liability company, trust, unincorporated organization, mutual company, joint stock

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company, estate, union, employee organization, government or any agency or political subdivision thereof.

“Pledged Collateral” shall have the meaning provided in Section 2.1 of this Agreement.

“Pledged Debt” shall have the meaning provided in Section 2.1(b) of this Agreement.

“Pledged Equity” shall have the meaning provided in Section 2.1(a) of this Agreement.

“Pledged Securities” means any promissory notes, stock certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Primary Obligations” shall have the meaning provided in clause (i) of the definition of “Obligations”.

“Pro Rata Share” shall have the meaning provided in Section 8.4(b)(i) of this Agreement.

“Proceeds” shall mean all “proceeds” as such term is defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof.

“Registered Organization” shall have the meaning provided in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Required Senior Secured Note Claimholders” means, at any relevant time, the Holders (as such term is defined in the Indenture) of at least a majority in aggregate principal amount of the Notes at that time.

“Revolving Credit Obligations Termination Date” shall mean that date upon which the Discharge of Revolving Credit Obligations shall have occurred.

“Second Priority” shall mean, with respect to any Lien purported to be created on any Collateral pursuant to any Security Document, that such Lien is prior in right to any other Lien thereon, other than (x) Liens permitted pursuant to clause (b) of the definition of “Permitted Liens” in the Indenture and (y) Permitted Liens permitted to be prior to the Liens on the Collateral in accordance with the definition of “First Priority” contained herein; provided, that in no event shall any such Permitted Lien be permitted (on a consensual basis) to be junior and subordinate to any Permitted Liens as described in clause (x) above and senior in priority to the relevant Liens created pursuant to the Security Documents.

“Secondary Obligations” shall mean all Obligations other than Primary Obligations.

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“Secured Parties” shall have the meaning provided in the recitals of this Agreement.

“Software” shall mean “software” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“State” shall mean any state of the United States.

“Supporting Obligations” shall mean any “supporting obligation” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, now or hereafter owned by any Assignor, or in which any Assignor has any rights, and, in any event, shall include, but shall not be limited to all of such Assignor’s rights in any Letter-of-Credit Right or secondary obligation that supports the payment or performance of, and all security for, any Account, Chattel Paper, Document, General Intangible, Instrument or Investment Property.

“Tangible Chattel Paper” shall mean “tangible chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Termination Date” shall have the meaning provided in Section 11.8(a) of this Agreement.

“Timber-to-be-Cut” shall mean “timber-to-be-cut” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Trade Secret Rights” shall mean the rights of an Assignor in any Trade Secret it holds.

“Trade Secrets” shall mean any secretly held existing engineering or other data, information, production procedures and other know-how relating to the design manufacture, assembly, installation, use, operation, marketing, sale and/or servicing of any products or business of an Assignor worldwide whether written or not, and all related technical information, manufacturing, engineering and technical drawings, know-how, any other confidential and proprietary right or information, including, but not limited to, product formulae, product designs, product packaging, business and product names, slogans, rights of publicity, improvements, processes, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all data bases and data collections and all rights therein, as each of the foregoing rights may arise anywhere in the world.

“Transmitting Utility” shall mean “transmitting utility” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Trustee” shall have the meaning provided in the recitals of this Agreement.

“UCC” shall mean the Uniform Commercial Code (or any successor statute), as in effect from time to time, of the State of New York, or the Uniform Commercial Code (or any

36

successor statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

ARTICLE XI

MISCELLANEOUS

11.1.                        Notices.  Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be sent or delivered by mail, telecopy or courier service and all such notices and communications shall, when mailed, telecopied or sent by courier, be effective when deposited in the mails, delivered to the overnight courier, or sent by telecopier, except that notices and communications to the Collateral Agent or any Assignor shall not be effective until received by the Collateral Agent or such Assignor, as the case may be.  All notices and other communications shall be in writing and addressed as follows:

(a)                                  if to any Assignor, c/o:

Homer City Generation, L.P.

c/o GE Energy Financial Services, Inc.

800 Long Ridge Road

Stamford, CT 06927

Facsimile: 203-357-6632

with a copy to:

General Electric Capital Corporation

800 Long Ridge Road

Stamford, CT 06927

Attention: Homer City Portfolio Manager

Facsimile: 203-357-2606

and:

General Electric Capital Corporation

800 Long Ridge Road

Stamford, CT 06927

Attention: General Counsel

Facsimile: 203-357-6632

(b)                                 if to the Collateral Agent, at:

The Bank of New York Mellon
101 Barclay Street
New York NY 10286
Attention:  Corporate Trust Division

Facsimile:  212-815-5704

37

(c)                                  if to any Secured Party other than the Collateral Agent, at such address as such Secured Party shall have specified in the Indenture;

or at such other address or addressed to such other individual as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.

11.2.                        Waiver; Amendment.  Except as provided in Sections 11.8 and 11.12 hereof or in accordance with Article 9 of the Indenture and the Intercreditor Agreement, none of the terms and conditions of this Agreement or any other Security Document may be changed, waived, modified or varied in any manner whatsoever.

11.3.                        Obligations Absolute.  The obligations of each Assignor hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of such Assignor; (b) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Agreement or any other Senior Secured Note Document; or (c) any amendment to or modification of any other Senior Secured Note Document or any security for any of the Obligations (in each case), whether or not such Assignor shall have notice or knowledge of any of the foregoing.

11.4.                        Successors and Assigns.  This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect, subject to release and/or termination as set forth in Section 11.8 hereof, (ii) be binding upon each Assignor, its successors and assigns, provided however, that no Assignor shall assign any of its rights or obligations hereunder without the prior written consent of the Collateral Agent in accordance with Article 9 of the Indenture, and (iii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent, the other Secured Parties and their respective successors, transferees and assigns.  All agreements, statements, representations and warranties made by each Assignor herein or in any certificate or other instrument delivered by such Assignor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of this Agreement and the other Senior Secured Note Documents regardless of any investigation made by the Secured Parties or on their behalf.

11.5.                        Headings Descriptive.  The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

11.6.                        GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.  (a)  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER SENIOR SECURED NOTE DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND,

38

BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH ASSIGNOR HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  EACH ASSIGNOR HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH ASSIGNOR, AND AGREES NOT TO PLEAD OR CLAIM IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER SENIOR SECURED NOTE DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS THAT ANY SUCH COURT LACKS PERSONAL JURISDICTION OVER SUCH ASSIGNOR.  EACH ASSIGNOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ANY SUCH ASSIGNOR AT ITS ADDRESS FOR NOTICES AS PROVIDED IN SECTION 11.1 ABOVE, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  EACH ASSIGNOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER SENIOR SECURED NOTE DOCUMENT THAT SUCH SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN, HOWEVER, SHALL AFFECT THE RIGHT OF THE COLLATERAL AGENT UNDER THIS AGREEMENT OR ANY SECURED PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY ASSIGNOR IN ANY OTHER JURISDICTION.

(b)                                 EACH ASSIGNOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER SENIOR SECURED NOTE DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE THAT ARE LOCATED IN THE COUNTY OF NEW YORK AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                                  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER SENIOR SECURED NOTE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.7.                        Assignors’ Duties.  It is expressly agreed, anything herein contained to the contrary notwithstanding, that (a) each Assignor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral and the Collateral Agent shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement or any actions taken, suffered or omitted in connection therewith, (b) the Collateral Agent shall not be required or obligated in any manner to perform or fulfill any of the obligations

39

of any Assignor under or with respect to any Collateral, and (c) the Collateral Agent shall not have any liability in contract or tort for any Assignor’s acts or omissions.

11.8.                        Termination; Release.  (a)  On the Termination Date, this Agreement shall terminate (provided that all indemnities set forth herein including, without limitation in Section 9.1 hereof, shall survive such termination) and the Collateral Agent, at the request and expense of the respective Assignor, will promptly execute and deliver to such Assignor a proper instrument or instruments (including Uniform Commercial Code termination statements on form UCC-3) acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to such Assignor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Collateral Agent and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement.  As used in this Agreement, “Termination Date” shall mean the date upon which no Note is outstanding and all other Obligations (other than indemnities under the Senior Secured Note Documents which are not then due and payable) then due and payable have been paid in full.

(b)                                 In the event that any part of the Collateral is sold or otherwise disposed of (to a Person other than an Assignor) (x) at any time prior to the time at which all Obligations have been paid in full and terminated, in connection with a sale or disposition permitted by Section 4.11 of the Indenture or is otherwise released at the direction of the Required Senior Secured Note Claimholders (or such greater percentage of Holders required by Article 9 of the Indenture) or as required pursuant to the Intercreditor Agreement or (y) at any time thereafter, to the extent permitted by the other Senior Secured Note Documents, and in the case of clauses (x) and (y), (the proceeds of such sale or disposition (or from such release) are applied in accordance with the terms of the Indenture or such other Senior Secured Note Document, as the case may be, to the extent required to be so applied, the Collateral Agent, at the request and expense of such Assignor, will duly release from the security interest created hereby (and will execute and deliver such documentation, including termination or partial release statements, including UCC-3s, and the like in connection therewith) and assign, transfer and deliver to such Assignor (without recourse and without any representation or warranty) such of the Collateral as is then being (or has been) so sold or otherwise disposed of, or released, and as may be in the possession of the Collateral Agent and has not theretofore been released pursuant to this Agreement.  Furthermore, upon the release of any Subsidiary from its guarantee of the Issuer’s Obligations in accordance with the provisions thereof, such Assignor (and the Collateral at such time assigned by the respective Assignor pursuant hereto) shall be released from this Agreement, and the Collateral Agent, at the request and expense of such Assignor being released, will duly release from the security interest created hereby (and will execute and deliver such documentation, including termination or partial release statements, including UCC-3s, and the like in connection therewith) and assign, transfer and deliver to such Assignor (without recourse and without any representation or warranty) the Collateral of such Assignor being released.  Notwithstanding anything to the contrary contained above in this clause (b), at the time of each release of Collateral pursuant to this clause (b), the Assignor requesting such release shall certify to the Collateral Agent, in a certificate signed by a Responsible Officer of such Assignor, that, at the time of such release and immediately after giving effect thereto (and to the sale of the respective Collateral), either (x) no Obligations are or will be then due and payable or (y) that all Obligations which will then be due and payable shall be paid on such date in accordance with the requirements of the respective Senior Secured Note Document(s).

40

(c)                                  At any time that an Assignor desires that the Collateral Agent take any action to acknowledge or give effect to any release of Collateral pursuant to the foregoing Section 11.8(a) or (b), such Assignor shall deliver to the Collateral Agent a certificate signed by a Responsible Officer of such Assignor stating that the release of the respective Collateral is permitted pursuant to such Section 11.8(a) or (b).  At any time that the Issuer or the respective Assignor desires that a Subsidiary of the Issuer which has been released from its guarantee of the Issuer’s Obligations be released hereunder as provided in the penultimate sentence of Section 11.8(b) hereof, it shall deliver to the Collateral Agent a certificate signed by a Responsible Officer of the Issuer or the respective Assignor stating that the release of the respective Assignor (and its Collateral) is permitted pursuant to such Section 11.8(b).

(d)                                 Without limiting Section 8.4(h) of this Agreement, the Collateral Agent shall have no liability whatsoever to any other Secured Party as the result of any release of Collateral by it in accordance with, or which the Collateral Agent in good faith believes to be in accordance with this Agreement and the Intercreditor Agreement.

11.9.                        Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Issuer and the Collateral Agent.

11.10.                  Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11.                  The Collateral Agent and the other Secured Parties.  (a)  The Collateral Agent will hold in accordance with this Agreement (and to the extent applicable, the Intercreditor Agreement) all items of the Collateral at any time received under this Agreement.  It is expressly understood and agreed that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement, the Indenture and the Intercreditor Agreement.  The Collateral Agent shall act hereunder on the terms and conditions set forth herein, in the Indenture and in the Intercreditor Agreement.

(b)                                 The Collateral Agent shall not be liable with respect to any action taken, suffered or omitted by it at the request or direction of, or in reliance upon representations made by, any Assignor or the Required Senior Secured Note Claimholders.  The Collateral Agent shall not be under any obligation to take any action that is within the discretion of the Collateral Agent under the provisions hereof or under any Senior Secured Note Documents, except upon the written instructions of the Required Senior Secured Note Claimholders.  For purposes of determining actions authorized or consented by the Required Senior Secured Note Claimholders, the Collateral Agent shall be entitled to rely conclusively, and shall be fully protected in so relying, upon the Trustee’s determination and certification (which the Trustee agrees (or shall agree) to provide upon request of the Collateral Agent), as to the consent obtained from the

41

Required Senior Secured Note Claimholders and the amount of the Notes represented by such consenting Required Senior Secured Note Claimholders.

11.12.                  Additional Assignors.  It is understood and agreed that any Subsidiary of the Issuer that desires to become an Assignor hereunder, or is required to execute a counterpart of this Agreement after the date hereof pursuant to the requirements of the Indenture or any other Senior Secured Note Document, shall become an Assignor hereunder by (x) executing a counterpart hereof and delivering the same to the Collateral Agent or by executing a Joinder Agreement and delivering the same to the Collateral Agent, in each case as may be requested by the Collateral Agent, (provided such joinder shall not require the consent of any Assignor) (y) delivering supplements to Annexes A through C, inclusive, hereto as are necessary to cause such Annexes to be complete and accurate with respect to such additional Assignor on such date and (z) taking all actions as specified in this Agreement as would have been taken by such Assignor had it been an original party to this Agreement, in each case with all documents required above to be delivered to the Collateral Agent and with all documents and actions required above to be taken to the reasonable satisfaction of the Collateral Agent and upon such execution and delivery, such Subsidiary shall constitute an Assignor hereunder.

11.13.                  Release of Assignors.  If at any time, the guarantee of the Notes by any Assignor is released in accordance with the Indenture, then, at the request and expense of the Issuer, such Assignor shall be released as an Assignor pursuant to this Agreement (and the Collateral Agent (or, to the extent any other Security Document requires releases thereunder to occur in accordance with the provisions of this Agreement, the pledgee, assignee, mortgagee or other corresponding party under such other Security Document) is authorized and directed to execute and deliver such instruments of release as are reasonably satisfactory to it).  At any time that the Issuer desires that an Assignor be released from this Agreement as provided in this Section 11.13, the Issuer shall deliver to the Collateral Agent a certificate signed by an Authorized Officer of the Issuer stating that the release of the respective Assignor is permitted pursuant to this Section 11.13.

11.14.                  Certain Directions.  The Collateral Agent shall comply with any direction to enter into amendments to the Intercreditor Agreement or an additional intercreditor agreement with the agent for the holders of any Revolving Credit Obligations given to it by the Trustee pursuant to Article 9 of the Indenture, provided that such direction is not inconsistent with this Agreement or the Indenture.

[Remainder of this page intentionally left blank; signature page follows]

42

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

ASSIGNOR:

HOMER CITY GENERATION, L.P.

By:
	Name:	[ ]
	Title:	[ ]

Signature Page to Senior Secured Notes Security Agreement

Accepted and Agreed to:

THE BANK OF NEW YORK MELLON, as Collateral Agent

By:
Name:
Title:

Signature Page to Senior Secured Notes Security Agreement

ANNEX A to
SECURITY AGREEMENT

FORM OF PERFECTION CERTIFICATE

ANNEX B to
SECURITY AGREEMENT

SCHEDULE OF INVENTORY AND EQUIPMENT LOCATIONS

Leased Store Locations

Store ID	Address	City	State	Zip Code	County

ANNEX C to
SECURITY AGREEMENT

DESCRIPTION OF CERTAIN SIGNIFICANT TRANSACTIONS OCCURRING WITHIN
THREE YEAR PRIOR TO THE DATE OF THE SECURITY AGREEMENT

Name of Assignor	Description of any Transactions as required by Section 3.8 of the Security Agreement

ANNEX D to
SECURITY AGREEMENT

FORM OF GRANT OF SECURITY INTEREST
IN UNITED STATES TRADEMARKS

FOR GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged, [Name of Assignor], a                                         (the “Assignor”) with principal offices at                                                         , hereby grants to THE BANK OF NEW YORK MELLON, as Collateral Agent, having its principal offices at 385 Rifle Camp Road, Woodland Park, New Jersey 07424 (the “Grantee”), a continuing security interest in (i) all of the Assignor’s right, title and interest in, to and under the United States trademarks, trademark registrations and trademark applications (the “Marks”) set forth on Schedule A attached hereto, (ii) all Proceeds (as such term is defined in the Security Agreement referred to below) and products of the Marks, (iii) the goodwill of the businesses with which the Marks are associated and (iv) all causes of action arising prior to or after the date hereof for infringement of any of the Marks or unfair competition regarding the same.

THIS GRANT is made to secure the satisfactory performance and payment of all the Obligations of the Assignor, as such term is defined in the Security Agreement among the Assignor, the other assignors from time to time party thereto and the Grantee, dated as of [      ], 2012 (as amended, modified, restated and/or supplemented from time to time, the “Security Agreement”).  Upon the occurrence of the Termination Date (as defined in the Security Agreement), the Grantee shall execute, acknowledge, and deliver to the Assignor an instrument in writing releasing the security interest in the Marks acquired under this Grant.

This Grant has been granted in conjunction with the security interest granted to the Grantee under the Security Agreement.  The rights and remedies of the Grantee with respect to the security interest granted herein are as set forth in the Security Agreement, all terms and provisions of which are incorporated herein by reference.  In the event that any provisions of this Grant are deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern.

IN WITNESS WHEREOF, the undersigned have executed this Grant as of the          day of                         ,         .

2

[NAME OF ASSIGNOR], Assignor

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Collateral Agent and Grantee

By:
Name:
Title:

3

SCHEDULE A

Trademarks and Trademark Applications

Registered Owner/ Grantor	Trademark	Reg. No. or Serial No.

ANNEX E to
SECURITY AGREEMENT

FORM OF GRANT OF SECURITY INTEREST
IN PATENTS

FOR GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged, [Name of Assignor], a                                         (the “Assignor”) with principal offices at                                                         , hereby grants to THE BANK OF NEW YORK MELLON, as Collateral Agent, having its principal offices at 385 Rifle Camp Road, Woodland Park, New Jersey 07424 (the “Grantee”), a continuing security interest in (i) all of the Assignor’s rights, title and interest in, to and under the United States patents (the “Patents”) set forth on Schedule A attached hereto, in each case together with (ii) all Proceeds (as such term is defined in the Security Agreement referred to below) and products of the Patents, and (iii) all causes of action arising prior to or after the date hereof for infringement of any of the Patents or unfair competition regarding the same.

THIS GRANT is made to secure the satisfactory performance and payment of all the Obligations of the Assignor, as such term is defined in the Security Agreement among the Assignor, the other assignors from time to time party thereto and the Grantee, dated as of [      ], 2012 (as amended, modified, restated and/or supplemented from time to time, the “Security Agreement”).  Upon the occurrence of the Termination Date (as defined in the Security Agreement), the Grantee shall execute, acknowledge, and deliver to the Assignor an instrument in writing releasing the security interest in the Patents acquired under this Grant.

This Grant has been granted in conjunction with the security interest granted to the Grantee under the Security Agreement.  The rights and remedies of the Grantee with respect to the security interest granted herein are as set forth in the Security Agreement, all terms and provisions of which are incorporated herein by reference.  In the event that any provisions of this Grant are deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern.

IN WITNESS WHEREOF, the undersigned have executed this Grant as of the          day of                         ,         .

[NAME OF ASSIGNOR], Assignor

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Collateral Agent and Grantee

By:
Name:
Title:

2

SCHEDULE A

Patents and Patent Applications

Registered Owner/ Grantor	Patent Titles	Patent No. or Application No.

ANNEX F to
SECURITY AGREEMENT

FORM OF GRANT OF SECURITY INTEREST
IN COPYRIGHTS

WHEREAS, [Name of Assignor], a                                                           (the “Assignor”), having its chief executive office at                                                ,                             , is the owner of all right, title and interest in and to the United States copyrights and associated United States copyright registrations and applications for registration set forth in Schedule A attached hereto;

WHEREAS, THE BANK OF NEW YORK MELLON, having its principal offices at 385 Rifle Camp Road, Woodland Park, New Jersey 07424 (the “Grantee”), desires to acquire a security interest in said copyrights and copyright registrations and applications therefor; and

WHEREAS, the Assignor is willing to grant to the Grantee a security interest in and lien upon the copyrights and copyright registrations and applications therefor described above.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and subject to the terms and conditions of the Security Agreement, dated as of [      ], 2012, made by the Assignor, the other assignors from time to time party thereto and the Grantee (as amended, modified, restated and/or supplemented from time to time, the “Security Agreement”), the Assignor hereby assigns to the Grantee as Collateral Agent, and grants to the Grantee a security interest in, the copyrights and copyright registrations and applications therefor set forth in Schedule A attached hereto.  Upon the occurrence of the Termination Date (as defined in the Security Agreement), the Grantee shall execute, acknowledge, and deliver to the Assignor an instrument in writing releasing the security interest in the Copyrights acquired under this Grant.

This Grant has been granted in conjunction with the security interest granted to the Grantee under the Security Agreement.  The rights and remedies of the Grantee with respect to the security interest granted herein are as set forth in the Security Agreement, all terms and provisions of which are incorporated herein by reference.  In the event that any provisions of this Grant are deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern.

[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Grant as of the          day of                         ,         .

[NAME OF ASSIGNOR], Assignor

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Collateral Agent and Grantee

By:
Name:
Title:

2

SCHEDULE A

Copyrights and Copyright Applications

Registered Owner/ Grantor	Title of Work	Reg. No. or Applic. No.

3

ANNEX G to
SECURITY AGREEMENT

JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of                        , is delivered pursuant to Section 11.12 of the Security Agreement, dated as of [         ], 2012 by HOMER CITY GENERATION, L.P., a Delaware limited partnership, in favor of THE BANK OF NEW YORK MELLON, as Collateral Agent for the Secured Parties referred to therein (the “Agreement”).  Capitalized terms used herein but not defined herein are used with the meanings given them in the Agreement.

By executing and delivering this Joinder Agreement, the undersigned, as provided in Section 11.12 of the Agreement, hereby becomes a party to the Agreement as an Assignor thereunder with the same force and effect as if originally named as an Assignor therein and, without limiting the generality of the foregoing, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of such Assignor’s Obligations, hereby collaterally assigns, mortgages, pledges and hypothecates to the Collateral Agent for the benefit of the Secured Parties, and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in, all of its right, title and interest in, to and under the Collateral and expressly assumes all obligations and liabilities of an Assignor thereunder.

The information set forth in Exhibit A hereto is hereby added to the information set forth in Annexes A through C to the Agreement.

The undersigned hereby represents and warrants that each of the representations and warranties contained in the Agreement applicable to it is true and correct on and as the date hereof as if made on and as of such date.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:

ACKNOWLEDGED AND AGREED

THE BANK OF NEW YORK MELLON, as Collateral Agent

By:
Name:
Title:

2

Exhibit A

to

Joinder Agreement

Supplemental Information

3

		Page

ARTICLE I	SECURITY INTERESTS	1
1.1.	Grant of Security Interests	1
1.2.	Power of Attorney	3

ARTICLE II	PLEDGE OF SECURITIES	3
2.1.	Pledge	3
2.2.	Delivery of the Pledged Collateral	3
2.3.	Representations, Warranties and Covenants	3
2.4.	Certification of Limited Liability Company and Limited Partnership Interests	3
2.5.	Registration in Nominee Name; Denominations	3
2.6.	Voting Rights; Dividends and Interest	3

ARTICLE III	GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS	3
3.1.	Necessary Filings	4
3.2.	No Liens; Power and Authority	4
3.3.	Other Financing Statements	4
3.4.	Perfection Certificate	4
3.5.	Location of Inventory and Equipment	4
3.6.	Legal Names; Type of Organization (and Whether a Registered Organization and/or a Transmitting Utility); Jurisdiction of Organization; Location; Organizational Identification Numbers; Federal Employer Identification Number; Changes Thereto; etc.	5
3.7.	Certain Significant Transactions	5
3.8.	As-Extracted Collateral; Timber-to-be-Cut	6
3.9.	Collateral in the Possession of a Bailee	6
3.10.	Recourse	6
3.11.	Certificate	6
3.12.	Taxes	6

ARTICLE IV	SPECIAL PROVISIONS CONCERNING ACCOUNTS; CONTRACT RIGHTS; INSTRUMENTS; CHATTEL PAPER; INVESTMENT PROPERTY AND CERTAIN OTHER COLLATERAL	7
4.1.	Additional Representations and Warranties	7
4.2.	Maintenance of Records	7

i

(continued)

ii

(continued)

iii

(continued)

		Page

11.13.	Release of Assignors	25
11.14.	Certain Directions	25

ANNEX A	—	Form of Perfection Certificate
ANNEX B	—	Schedule of Inventory and Equipment Locations
ANNEX C	—	Description of Certain Significant Transactions Occurring Within Three Years Prior to the Date of the Security Agreement
ANNEX D	—	Grant of Security Interest in United States Trademarks
ANNEX E	—	Grant of Security Interest in United States Patents
ANNEX F	—	Grant of Security Interest in United States Copyrights
ANNEX G	—	Joinder Agreement

iv

Exhibit 1.1.90

Specified Operative Documents

The following Specified Operative Documents shall be deemed to include all amendments, supplements and modifications.

Documents Concerning Homer City OLI LLC

1.

Participation Agreement (OL1), dated as of December 7, 2001, among EME Homer City, Homer City OL1 LLC, GE Capital, Wells Fargo Bank Northwest, National Association as Owner Manager, The Bank of New York as Lease Indenture Trustee, as Security Agent, and as Bond Indenture Trustee, and the Debtor

2.	Facility Lease Agreement (OL1), dated as of December 7, 2001, between Homer City OL1 LLC and EME Homer City

3.	Facility Site Lease and Easement Agreement (OL1), dated as of December 7, 2001, between EME Homer City, Homer City OL1 LLC, and Homer City Property Holdings, Inc.

4.	Facility Site Sublease Agreement (OL1), dated as of December 7, 2001, between Homer City OL1 LLC and EME Homer City

5.

Lease Indenture (OL1), the Indenture of Trust and Security Agreement dated as of December 7, 2001, among Homer City OL1 LLC, The Bank of New York as the Lease Indenture Trustee and The Bank of New York as the Security Agent

6.	Lessor Notes, all notes issued pursuant to the Lease Indenture (OL1) described in the preceding item

7.	Mortgage (OL1), the Open-end Mortgage, Security Agreement and Assignment of Rents Securing the Lease Indenture

8.

Lessor LLC Agreement (OL1), the Amended and Restated Limited Liability Company Agreement of Homer City OL1 LLC, effective as of December 4, 2001, between GE Capital and Wells Fargo Bank Northwest National Association as Independent Manager

9.	OL Subordination Agreement (OL1), agreement dated as of December 7, 2001, between Homer City OL1 LLC, GE Capital and The Bank of New York as Lease Indenture Trustee

10.	Lease Subordination Agreement (OL1), agreement dated as of December 7, 2001, between the Homer City OL1 LLC, GE Capital, EME Homer City and The Bank of New York, as Security Agent

11.	Agreement for Rent and Reimbursement of Wages (OL1), dated as of December 28, 2007, between Homer City OL1 LLC and GE Capital

12.	Tax Indemnity Agreement (TIA1), dated as of December 7, 2001 between GE Capital as Owner Participant and EME Homer City as Facility Lessee

1

13.	Special Tax Indemnity Agreement (STIA1), dated as of December 7, 2011 among EME Homer City as Facility Lessee, Edison Mission Energy and GE Capital as Owner Participant

2

Documents Concerning Homer City OL2 LLC

1.

Participation Agreement (OL2), dated as of December 7, 2001, among EME Homer City, Homer City OL2 LLC, GE Capital, Wells Fargo Bank Northwest, National Association as Owner Manager, The Bank of New York as Lease Indenture Trustee, as Security Agent, and as Bond Indenture Trustee, and the Debtor

2.	Facility Lease Agreement (OL2), dated as of December 7, 2001, between Homer City OL2 LLC and EME Homer City

3.	Facility Site Lease and Easement Agreement (OL2), dated as of December 7, 2001, between EME Homer City, Homer City OL2 LLC, and Homer City Property Holdings, Inc.

4.	Facility Site Sublease Agreement (OL2), dated as of December 7, 2001, between Homer City OL2 LLC and EME Homer City

5.

Lease Indenture (OL2), the Indenture of Trust and Security Agreement dated as of December 7, 2001, among Homer City OL2 LLC, The Bank of New York as the Lease Indenture Trustee and The Bank of New York as the Security Agent

6.	Lessor Notes, all notes issued pursuant to the Lease Indenture (OL2) described in the preceding item

7.	Mortgage (OL2), the Open-end Mortgage, Security Agreement and Assignment of Rents Securing the Lease Indenture

8.

Lessor LLC Agreement (OL2), the Amended and Restated Limited Liability Company Agreement of Homer City OL2 LLC, effective as of December 4, 2001, between GE Capital and Wells Fargo Bank Northwest National Association as Independent Manager

9.	OL Subordination Agreement (OL2), agreement dated as of December 7, 2001, between Homer City OL2 LLC, GE Capital and The Bank of New York as Lease Indenture Trustee

10.	Lease Subordination Agreement (OL2), agreement dated as of December 7, 2001, between the Homer City OL2 LLC, GE Capital, EME Homer City and The Bank of New York as Security Agent

11.	Agreement for Rent and Reimbursement of Wages (OL2), dated as of December 28, 2007, between Homer City OL2 LLC and GE Capital

12.	Tax Indemnity Agreement (TIA2), dated as of December 7, 2001 between GE Capital as Owner Participant and EME Homer City as Facility Lessee

13.	Special Tax Indemnity Agreement (STIA2), dated as of December 7, 2011 among EME Homer City as Facility Lessee, Edison Mission Energy and GE Capital as Owner Participant

3

Documents Concerning Homer City OL3 LLC

1.

Participation Agreement (OL3), dated as of December 7, 2001, among EME Homer City, Homer City OL3 LLC, GE Capital, Wells Fargo Bank Northwest, National Association as Owner Manager, The Bank of New York as Lease Indenture Trustee, as Security Agent, and as Bond Indenture Trustee, and the Debtor

2.	Facility Lease Agreement (OL3), dated as of December 7, 2001, between Homer City OL3 LLC and EME Homer City

3.	Facility Site Lease and Easement Agreement (OL3), dated as of December 7, 2001, between EME Homer City, Homer City OL3 LLC, and Homer City Property Holdings, Inc.

4.	Facility Site Sublease Agreement (OL3), dated as of December 7, 2001, between Homer City OL3 LLC and EME Homer City

5.

Lease Indenture (OL3), the Indenture of Trust and Security Agreement dated as of December 7, 2001, among Homer City OL3 LLC, The Bank of New York as the Lease Indenture Trustee and The Bank of New York as the Security Agent

6.	Lessor Notes, all notes issued pursuant to the Lease Indenture (OL3) described in the preceding item

7.	Mortgage (OL3), the Open-end Mortgage, Security Agreement and Assignment of Rents Securing the Lease Indenture

8.

Lessor LLC Agreement (OL3), the Amended and Restated Limited Liability Company Agreement of Homer City OL3 LLC, effective as of December 4, 2001, between GE Capital and Wells Fargo Bank Northwest National Association as Independent Manager

9.	OL Subordination Agreement (OL3), agreement dated as of December 7, 2001, between Homer City OL3 LLC, GE Capital and The Bank of New York as Lease Indenture Trustee

10.	Lease Subordination Agreement (OL3), agreement dated as of December 7, 2001, between the Homer City OL3 LLC, GE Capital, EME Homer City and The Bank of New York as Security Agent

11.	Agreement for Rent and Reimbursement of Wages (OL3), dated as of December 28, 2007, between Homer City OL3 LLC and GE Capital

12.	Tax Indemnity Agreement (TIA3), dated as of December 7, 2001 between GE Capital as Owner Participant and EME Homer City as Facility Lessee

13.	Special Tax Indemnity Agreement (STIA3), dated as of December 7, 2011 among EME Homer City as Facility Lessee, Edison Mission Energy and GE Capital as Owner Participant

4

Documents Concerning OL4 LLC

1.

Participation Agreement (OL4), dated as of December 7, 2001, among EME Homer City, Homer City OL4 LLC, GE Capital, Wells Fargo Bank Northwest, National Association as Owner Manager, The Bank of New York as Lease Indenture Trustee, as Security Agent, and as Bond Indenture Trustee, and the Debtor

2.	Facility Lease Agreement (OL4), dated as of December 7, 2001, between Homer City OL4 LLC and EME Homer City

3.	Facility Site Lease and Easement Agreement (OL4), dated as of December 7, 2001, between EME Homer City, Homer City OL4 LLC, and Homer City Property Holdings, Inc.

4.	Facility Site Sublease Agreement (OL4), dated as of December 7, 2001, between Homer City OL4 LLC and EME Homer City

5.

Lease Indenture (OL4), the Indenture of Trust and Security Agreement dated as of December 7, 2001, among Homer City OL4 LLC, The Bank of New York as the Lease Indenture Trustee and The Bank of New York as the Security Agent

6.	Lessor Notes, all notes issued pursuant to the Lease Indenture (OL4) described in the preceding item

7.	Mortgage (OL4), the Open-end Mortgage, Security Agreement and Assignment of Rents Securing the Lease Indenture

8.

Lessor LLC Agreement (OL4), the Amended and Restated Limited Liability Company Agreement of Homer City OL4 LLC, effective as of December 4, 2001, between GE Capital and Wells Fargo Bank Northwest National Association as Independent Manager

9.	OL Subordination Agreement (OL4), agreement dated as of December 7, 2001, between Homer City OL4 LLC, GE Capital and The Bank of New York as Lease Indenture Trustee

10.	Lease Subordination Agreement (OL4), agreement dated as of December 7, 2001, between the Homer City OL4 LLC, GE Capital, EME Homer City and The Bank of New York as Security Agent

11.	Agreement for Rent and Reimbursement of Wages (OL4), dated as of December 28, 2007, between Homer City OL4 LLC and GE Capital

12.	Tax Indemnity Agreement (TIA4), dated as of December 7, 2001 between GE Capital as Owner Participant and EME Homer City as Facility Lessee

13.	Special Tax Indemnity Agreement (STIA4), dated as of December 7, 2011 among EME Homer City as Facility Lessee, Edison Mission Energy and GE Capital as Owner Participant

5

Documents Concerning Homer City OL5 LLC

1.

Participation Agreement (OL5), dated as of December 7, 2001, among EME Homer City, Homer City OL5 LLC, GE Capital, Wells Fargo Bank Northwest, National Association as Owner Manager, The Bank of New York as Lease Indenture Trustee, as Security Agent, and as Bond Indenture Trustee, and the Debtor

2.	Facility Lease Agreement (OL5), dated as of December 7, 2001, between Homer City OL5 LLC and EME Homer City

3.	Facility Site Lease and Easement Agreement (OL5), dated as of December 7, 2001, between EME Homer City, Homer City OL5 LLC, and Homer City Property Holdings, Inc.

4.	Facility Site Sublease Agreement (OL5), dated as of December 7, 2001, between Homer City OL5 LLC and EME Homer City

5.

Lease Indenture (OL5), the Indenture of Trust and Security Agreement dated as of December 7, 2001, among Homer City OL5 LLC, The Bank of New York as the Lease Indenture Trustee and The Bank of New York as the Security Agent

6.	Lessor Notes, all notes issued pursuant to the Lease Indenture (OL5) described in the preceding item

7.	Mortgage (OL5), the Open-end Mortgage, Security Agreement and Assignment of Rents Securing the Lease Indenture

8.

Lessor LLC Agreement (OL5), the Amended and Restated Limited Liability Company Agreement of Homer City OL5 LLC, effective as of December 4, 2001, between GE Capital and Wells Fargo Bank Northwest National Association as Independent Manager

9.	OL Subordination Agreement (OL5), agreement dated as of December 7, 2001, between Homer City OL5 LLC, GE Capital and The Bank of New York as Lease Indenture Trustee

10.	Lease Subordination Agreement (OL5), agreement dated as of December 7, 2001, between the Homer City OL5 LLC, GE Capital, EME Homer City and The Bank of New York as Security Agent

11.	Agreement for Rent and Reimbursement of Wages (OL5), dated as of December 28, 2007, between Homer City OL5 LLC and GE Capital

12.	Tax Indemnity Agreement (TIA5), dated as of December 7, 2001 between GE Capital as Owner Participant and EME Homer City as Facility Lessee

13.	Special Tax Indemnity Agreement (STIA5), dated as of December 7, 2011 among EME Homer City as Facility Lessee, Edison Mission Energy and GE Capital as Owner Participant

6

Documents Concerning Homer City OL6 LLC

1.

Participation Agreement (OL6), dated as of December 7, 2001, among EME Homer City, Homer City OL6 LLC, MetLife, Wells Fargo Bank Northwest, National Association as Owner Manager, The Bank of New York as Lease Indenture Trustee, as Security Agent, and as Bond Indenture Trustee, and the Debtor

2.	Facility Lease Agreement (OL6), dated as of December 7, 2001, between Homer City OL6 LLC and EME Homer City

3.	Facility Site Lease and Easement Agreement (OL6), dated as of December 7, 2001, between EME Homer City, Homer City OL6 LLC, and Homer City Property Holdings, Inc.

4.	Facility Site Sublease Agreement (OL6), dated as of December 7, 2001, between Homer City OL6 LLC and EME Homer City

5.

Lease Indenture (OL6), the Indenture of Trust and Security Agreement dated as of December 7, 2001, among Homer City OL6 LLC, The Bank of New York as the Lease Indenture Trustee and The Bank of New York as the Security Agent

6.	Lessor Notes, all notes issued pursuant to the Lease Indenture (OL6) described in the preceding item

7.	Mortgage (OL6), the Open-end Mortgage, Security Agreement and Assignment of Rents Securing the Lease Indenture

8.

Lessor LLC Agreement (OL6), the Amended and Restated Limited Liability Company Agreement of Homer City OL6 LLC, effective as of December 4, 2001, between MetLife and Wells Fargo Bank Northwest National Association as Independent Manager

9.	OL Subordination Agreement (OL6), agreement dated as of December 7, 2001, between Homer City OL6 LLC, MetLife and The Bank of New York as Lease Indenture Trustee

10.	Lease Subordination Agreement (OL6), agreement dated as of December 7, 2001, between the Homer City OL6 LLC, MetLife, EME Homer City and The Bank of New York as Security Agent

11.	Agreement for Rent and Reimbursement of Wages (OL6), dated as of December 28, 2007, between Homer City OL1 LLC and GE Capital

12.	Tax Indemnity Agreement (TIA6), dated as of December 7, 2001 between GE Capital as Owner Participant and EME Homer City as Facility Lessee

13.	Special Tax Indemnity Agreement (STIA6), dated as of December 7, 2011 among EME Homer City as Facility Lessee, Edison Mission Energy and GE Capital as Owner Participant

7

Documents Concerning Homer City OL7 LLC

1.

Participation Agreement (OL7), dated as of December 7, 2001, among EME Homer City, Homer City OL7 LLC, GE Capital, Wells Fargo Bank Northwest, National Association as Owner Manager, The Bank of New York as Lease Indenture Trustee, as Security Agent, and as Bond Indenture Trustee, and the Debtor

2.	Facility Lease Agreement (OL7), dated as of December 7, 2001, between Homer City OL7 LLC and EME Homer City

3.	Facility Site Lease and Easement Agreement (OL7), dated as of December 7, 2001, between EME Homer City, Homer City OL7 LLC, and Homer City Property Holdings, Inc.

4.	Facility Site Sublease Agreement (OL7), dated as of December 7, 2001, between Homer City OL7 LLC and EME Homer City

5.

Lease Indenture (OL7), the Indenture of Trust and Security Agreement dated as of December 7, 2001, among Homer City OL7 LLC, The Bank of New York as the Lease Indenture Trustee and The Bank of New York as the Security Agent

6.	Lessor Notes, all notes issued pursuant to the Lease Indenture (OL7) described in the preceding item

7.	Mortgage (OL7), the Open-end Mortgage, Security Agreement and Assignment of Rents Securing the Lease Indenture

8.

Lessor LLC Agreement (OL7), the Amended and Restated Limited Liability Company Agreement of Homer City OL7 LLC, effective as of December 4, 2001, between GE Capital and Wells Fargo Bank Northwest National Association as Independent Manager

9.	OL Subordination Agreement (OL7), agreement dated as of December 7, 2001, between Homer City OL7 LLC, GE Capital and The Bank of New York as Lease Indenture Trustee

10.	Lease Subordination Agreement (OL7), agreement dated as of December 7, 2001, between the Homer City OL7 LLC, GE Capital, EME Homer City and The Bank of New York as Security Agent

11.	Agreement for Rent and Reimbursement of Wages (OL7), dated as of December 28, 2007, between Homer City OL7 LLC and GE Capital

12.	Tax Indemnity Agreement (TIA7), dated as of December 7, 2001 between GE Capital as Owner Participant and EME Homer City as Facility Lessee

13.	Special Tax Indemnity Agreement (STIA7), dated as of December 7, 2011 among EME Homer City as Facility Lessee, Edison Mission Energy and GE Capital as Owner Participant

8

Documents Concerning Homer City OL8 LLC

1.

Participation Agreement (OL8), dated as of December 7, 2001, among EME Homer City, Homer City OL8 LLC, GE Capital, Wells Fargo Bank Northwest, National Association as Owner Manager, The Bank of New York as Lease Indenture Trustee, as Security Agent, and as Bond Indenture Trustee, and the Debtor

2.	Facility Lease Agreement (OL8), dated as of December 7, 2001, between Homer City OL8 LLC and EME Homer City

3.	Facility Site Lease and Easement Agreement (OL8), dated as of December 7, 2001, between EME Homer City, Homer City OL8 LLC, and Homer City Property Holdings, Inc.

4.	Facility Site Sublease Agreement (OL8), dated as of December 7, 2001, between Homer City OL8 LLC and EME Homer City

5.

Lease Indenture (OL8), the Indenture of Trust and Security Agreement dated as of December 7, 2001, among Homer City OL8 LLC, The Bank of New York as the Lease Indenture Trustee and The Bank of New York as the Security Agent

6.	Lessor Notes, all notes issued pursuant to the Lease Indenture (OL8) described in the preceding item

7.	Mortgage (OL8), the Open-end Mortgage, Security Agreement and Assignment of Rents Securing the Lease Indenture

8.

Lessor LLC Agreement (OL8), the Amended and Restated Limited Liability Company Agreement of Homer City OL8 LLC, effective as of December 4, 2001, between GE Capital and Wells Fargo Bank Northwest National Association as Independent Manager

9.	OL Subordination Agreement (OL8), agreement dated as of December 7, 2001, between Homer City OL8 LLC, GE Capital and The Bank of New York as Lease Indenture Trustee

10.	Lease Subordination Agreement (OL8), agreement dated as of December 7, 2001, between the Homer City OL8 LLC, GE Capital, EME Homer City and The Bank of New York as Security Agent

11.	Agreement for Rent and Reimbursement of Wages (OL8), dated as of December 28, 2007, between Homer City OL8 LLC and GE Capital

12.	Tax Indemnity Agreement (TIA8), dated as of December 7, 2001 between GE Capital as Owner Participant and EME Homer City as Facility Lessee

13.	Special Tax Indemnity Agreement (STIA8), dated as of December 7, 2011 among EME Homer City as Facility Lessee, Edison Mission Energy and GE Capital as Owner Participant

9

Additional Specified Operative Documents

Documents Concerning the Sale Leaseback Transaction

1.

Bond Indenture, the First Amended and Restated Indenture dated as of December 7, 2001 between the Debtor and The Bank of New York as Bond Indenture Trustee, for $300,000,000 8.137% senior secured bonds due 2019 and $530,000,000 8.374% senior secured bonds due 2026, and all related security documents

2.

Amended and Restated Intercompany Loan Subordination Agreement, dated as of December 7, 20012, among Edison Mission Holdings Co., Edison Mission Finance Co., Homer City Property Holdings, Inc., Chestnut Ridge Energy Co., Mission Energy Westside, Inc., EME Homer City, and The Bank of New York as Collateral Agent

3.	Implementation Agreement, dated as of March 29, 2012, between EME Homer City and GE Capital

4.

Ownership and Operation Agreement, dated as of December 7, 2001, among Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC, Homer City OL8 LLC, GE Capital, The Bank of New York as Collateral Agent and EME Homer City

5.	Pledge and Collateral Agreement, the pledge and collateral agreement between Edison Mission Holdings Co. and The Bank of New York as Collateral Agent, dated as of December 7, 2001

6.	Amended and Restated Guarantee and Collateral Agreement, dated as of December 7, 2001, made by EME Homer City in favor of the Bank of New York as Collateral Agent

7.	Amended and Restated Security Deposit Agreement, dated as of December 7, 2001, between EME Homer City and The Bank of New York as Collateral Agent

8.	Any Documentation Related to Any Qualifying Credit Support, as such term is defined in the Participation Agreements, or in any documents entered into in connection with the Participation Agreements

9.	Assignment Agreement, dated December 7, 2001, among The Bank of New York as Collateral Agent, EME Homer City, Edison Mission Marketing & Trading, Inc. and Edison Mission Energy Fuel Services, Inc.

10.	Subassignment Agreement, dated December 7, 2001, among The Bank of New York, EME Homer City, Edison Mission Marketing & Trading, Inc. and Edison Mission Energy Fuel Services, Inc.

11.

Assumption Agreement, dated as of December 7, 2001, among EME Homer City, Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC, Homer City OL8 LLC, The Bank of New York and Homer City Funding LLC

10

12.	Assumption and Release Agreement, dated as of December 7, 2001, among Edison Mission Holdings Co., Edison Mission Finance Co., The Bank of New York and EME Homer City

13.	Any Documents Related to Any OP Guarantee, as such term is defined in the Participation Agreements, or in any documents entered into in connection with the Participation Agreements

14.	Letter Agreement (EME bankruptcy covenant), dated December 7, 2001 between Edison Mission Energy and The Bank of New York, as Collateral Agent

15.	Letter Agreement (EMMT bankruptcy covenant), dated December 7, 2001 between Edison Mission Marketing & Trading, Inc. and The Bank of New York, as Collateral Agent

16.

Designated Representative Agreement, each of (i) the Designative Representative Agreement among the Owner Lessor, each Other Owner Lessor, and the Facility Lessee relating to SOx emission allowance and (ii) the Designated Representative Agreement among the Owner Lessor, each Other Owner Lessor, and the Facility Lessee relating to NOx emission allowances, each dated as of December 7, 2001

a.

Designated Account Representative Agreement Relating to the NOx Allowance Program, dated as of December 7, 2001, among EME Homer City, Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Hmer City OL5 LLC, Homer OL6 LLC, Homer City OL7 LLC and Homer City OL8 LLC in order to give EME Homer City the authority to appoint an NOx Designated Account Representative as required by the NOx Allowance Program

b.

Designated Account Representative Agreement Relating to the Acid Rain Program, dated as of December 7, 2001, among EME Homer City, Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer OL6 LLC, Homer City OL7 LLC and Homer City OL8 LLC in order to give EME Homer City the authority to appoint an SOx Designated Account Representative as required by the Clean Air Act

17.	Any financing statement or similar document of record evidencing any liabilities or liens with respect to any of the Specified Operative Documents listed herein

11

SECURITY AGREEMENT

between

HOMER CITY GENERATION, L.P.

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as AGENT

Dated as of [       ], 2012

SECURITY AGREEMENT

SECURITY AGREEMENT, dated as of [       ], 2012, made by the undersigned assignor (the “Assignor”) in favor of GENERAL ELECTRIC CAPITAL CORPORATION (in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise, “GE”), as agent (together with any successor collateral agent, the “Agent”), for the benefit of the Secured Parties (as defined below).  Certain capitalized terms as used herein are defined in Article X hereof.  Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement (as defined below) and the Intercreditor Agreement (as defined below) shall be used herein as therein defined, as applicable.

W I T N E S S E T H:

WHEREAS, Homer City Generation, L.P., a Delaware limited partnership (the “Borrower”) has entered into that certain Revolving Credit Agreement, dated as of the date hereof (as amended, modified, restated and/or supplemented from time to time, the “Credit Agreement”), by and among the Borrower and GE as Agent, for the equal and ratable benefit of the Lenders (as defined in the Credit Agreement, the “Secured Parties”);

WHEREAS, the Intercreditor Agreement, dated as of [         ], 2012, by and between THE BANK OF NEW YORK MELLON, as the Senior Secured Notes Agent, and GE, as Revolving Credit Facility Agent (the “Intercreditor Agreement”), governs the relative rights and priorities of the Secured Parties and the Senior Secured Note Claimholders in respect of the Collateral (as defined below) (and with respect to certain other collateral and other matters as described therein);

WHEREAS, the Borrower will receive substantial benefits from the execution, delivery and performance of the obligations under the Credit Agreement and is, therefore, willing to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Assignor, the receipt and sufficiency of which are hereby acknowledged, the Assignor hereby makes the following representations and warranties to the Agent for the benefit of the Secured Parties and hereby covenants and agrees with the Agent for the benefit of the Secured Parties as follows:

ARTICLE I

SECURITY INTERESTS

1.1                                 Grant of Security Interests.  (a)  As security for the prompt and complete payment and performance when due of all of its Obligations, the Assignor does hereby assign and transfer unto the Agent for the benefit of the Secured Parties, and does hereby pledge and grant to the Agent for the benefit of the Secured Parties, a continuing security interest in all of the right, title and interest of the Assignor in, to and under all of the following personal property and fixtures (and all rights therein) of such Assignor, or in which or to which such Assignor has any rights, in each case whether now existing or hereafter from time to time acquired:

(i)                                     Accounts;

(ii)                                  Inventory;

(iii)                               all Deposit Accounts, securities accounts and commodity accounts into which Proceeds from the property and assets described in clauses (i) and (ii) hereof are deposited;

(iv)                              all Proceeds (including, without limitation, insurance proceeds) of the property and assets described in the foregoing clauses (i) through (iii); and

(v)                                 all books and records relating to the items referred to in the preceding clauses (i) through (iv) (including all books, databases, customer lists, and records, whether tangible or electronic, which contain any information relating to any of the items referred to in the preceding clauses (i) through (iv) (all of the above, the “Collateral”).]

(b)                                 Notwithstanding anything herein to the contrary, in no event shall the security interest and lien granted under Section 1.1(a) hereof attach to, and the term “Collateral” (and the component terms thereof) shall not include, (i) any property or other rights for so long as the grant of such security interest shall constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of the Assignor therein, (B) a breach or termination pursuant to the terms of, or a default under, any General Intangible, lease, license, contract, agreement or other document (unless and until all required consents shall have been obtained), (C) a breach of any law or regulation which prohibits the creation of a security interest thereunder (other than to the extent that any such term specified in clause (A), (B) or (C) above is rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other then-applicable law (including the Bankruptcy Code) or principles of equity) or (D) require the consent of a Governmental Authority to permit the grant of a security interest therein (and such consent has not been obtained); provided, however, that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation, unenforceability breach or termination shall no longer be effective and to the extent severable, shall attach immediately to any portion of such property or other rights that does not result in any of the consequences specified in clause (A), (B), (C) or (D) above; (ii) any assets subject to the Liens of the type permitted pursuant to Section 7.3 of the Credit Agreement to the extent the terms of such Liens (or any related agreement) prohibit the granting of another security interest in the assets subject to such Liens; (iii) assets located outside the United States to the extent a Lien on such assets cannot be perfected by the filing of UCC financing statements in the Assignor’s jurisdiction of organization; (iv) Deposit Accounts the balance of which consists (a) exclusively of withheld income taxes, employment taxes, or amounts required to be paid over to certain employee benefit plans, (b) exclusively of funds other than Proceeds of Collateral and (c) segregated deposit accounts constituting and the balance of which consists solely of funds set aside in connection with tax, payroll and trust accounts (collectively, the “Excluded Deposit Accounts”), (v) any

2

asset to the extent the cost (including any adverse tax consequences as determined by the Borrower), burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Borrower and the Agent, (vi) any of the Collateral described in subsections 1.1(a)(i) through subsection 1.1(a)(v) above to the extent constituting Proceeds of real estate, Equipment, Fixtures and intellectual property, (vii) any Accounts or Inventory constituting Non-Current Capacity Payments or constituting Proceeds of Non-Current Capacity Payments and (viii) any books and records to the extent pertaining to the assets described in preceding clauses (vi) and (vii) (including all books, databases, customer lists and records, whether tangible or electronic, to the extent pertaining to the items in preceding clauses (vi) and (vii) (the assets described in clauses (i) through (viii) hereof collectively, the “Excluded Assets”).

(c)                                  The security interest of the Agent under this Agreement extends to all Collateral which the Assignor may acquire, or with respect to which the Assignor may obtain rights, at any time during the term of this Agreement.

(d)                                 NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIENS AND SECURITY INTERESTS GRANTED TO THE AGENT (FOR THE BENEFIT OF THE SECURED PARTIES) PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE AGENT HEREUNDER, ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.  IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THE TERMS OF THIS AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

1.2                                 Power of Attorney.  The Assignor hereby constitutes and appoints the Agent its true and lawful attorney, irrevocably, with full power after the occurrence of and during the continuance of an Event of Default (in the name of the Assignor or otherwise) to act, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys due or to become due to the Assignor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Agent may deem to be necessary or advisable to protect the interests of the Secured Parties, which appointment as attorney is coupled with an interest.

ARTICLE II

[RESERVED.]

ARTICLE III

GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Assignor represents, warrants and covenants, which representations, warranties and covenants shall survive execution and delivery of this Agreement, as follows:

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3.1                                 Necessary Filings.  All filings, registrations, recordings and other actions necessary or appropriate to create, preserve and perfect the security interest granted by the Assignor to the Agent hereby in respect of the Collateral have been or will be accomplished, in each case to the extent and within the time frames required by this Agreement and the Credit Agreement, and the security interest granted to the Agent pursuant to this Agreement in and to the Collateral creates a valid and, together with all such filings, registrations, recordings and other actions, a perfected security interest therein prior to the rights of all other Persons therein and subject to no other Liens (other than Permitted Liens) and is entitled to all the rights, priorities and benefits afforded by the UCC or other relevant law as enacted in any relevant jurisdiction to perfected security interests, in each case to the extent that the Collateral consists of the type of property in which a security interest may be perfected by possession or control (within the meaning of the UCC as in effect on the date hereof in the State of New York), by filing a financing statement under the UCC as enacted in any relevant jurisdiction.

3.2                                 No Liens; Power and Authority.  The Assignor is, and as to all Collateral acquired by it from time to time after the date hereof the Assignor will be, the owner of all Collateral free from any Lien, security interest, encumbrance or other right, title or interest of any Person (other than Permitted Liens), and the Assignor shall defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Agent.  The Assignor has full power and authority to grant to the Agent the security interest granted pursuant to this Agreement in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been or will be obtained.

3.3                                 Other Financing Statements.  As of the date hereof, there is no financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Collateral (other than financing statements filed in respect of Permitted Liens), and so long as the Termination Date has not occurred, the Assignor will not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Collateral, except financing statements filed or to be filed in respect of and covering the security interests granted hereby by such Assignor or in connection with Permitted Liens.  The Assignor has not filed or consented to the filing of any assignment in which the Assignor assigns any Collateral or any security agreement or similar instrument covering any Collateral with any foreign governmental, municipal or other office, which assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.

3.4                                 Perfection Certificate.  The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of the Assignor, is correct and complete in all material respects as of the date of this Agreement.

3.5                                 Location of Inventory.  All Inventory with fair market value in excess of $250,000 held on the date hereof, or held at any time during the four calendar months period prior to the date hereof, by the Assignor is located at one of the locations shown on Annex B hereto for the Assignor.

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3.6                                 Legal Names; Type of Organization (and Whether a Registered Organization and/or a Transmitting Utility); Jurisdiction of Organization; Location; Organizational Identification Numbers; Federal Employer Identification Number; Changes Thereto; etc.  The exact legal name of the Assignor, the type of organization of the Assignor, whether or not the Assignor is a Registered Organization and/or a Transmitting Utility, the jurisdiction of organization of the Assignor, the Assignor’s Location, the organizational identification number (if any) of the Assignor, is listed on the Perfection Certificate for the Assignor.  The Assignor shall not change its legal name, its type of organization, its status as a Registered Organization (in the case of a Registered Organization), its status as a Transmitting Utility (in the case of a Transmitting Utility), its jurisdiction of organization, its Location, its organizational identification number (if any) from that used on the Perfection Certificate, except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Loan Documents and so long as same do not involve (x) a Registered Organization or a Transmitting Utility ceasing to constitute same or (y) the Assignor changing its jurisdiction of organization or Location from the United States or a State thereof to a jurisdiction of organization or Location, as the case may be, outside the United States or a State thereof) if (i) it shall have given to the Agent not less than 10 days’ prior written notice of each change to the information listed on the Perfection Certificate (as adjusted for any subsequent changes thereto previously made in accordance with this sentence), together with a supplement to the Perfection Certificate which shall correct all information contained therein for the Assignor, and (ii) in connection with the respective such change or changes, it shall have taken all action reasonably necessary or requested by the Agent to maintain the security interests of the Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect.  In addition, to the extent that he Assignor does not have an organizational identification number on the date hereof and later obtains one, the Assignor shall promptly thereafter notify the Agent of such organizational identification number and shall take all actions reasonably satisfactory to the Agent to the extent necessary to maintain the security interest of the Agent in the Collateral intended to be granted hereby fully perfected and in full force and effect.

3.7                                 Certain Significant Transactions.  During the 3 year period preceding the date of this Agreement, no Person shall have merged or consolidated with or into the Assignor, and no Person shall have liquidated into, or transferred all or substantially all of its assets to, any Assignor, in each case except as described in Annex C hereto(1).  With respect to any transactions so described in Annex C hereto, the Assignor shall have furnished such information that the Agent reasonably requested with respect to the Person (and the assets of the Person and locations thereof) which merged with or into or consolidated with the Assignor, or was liquidated into or transferred all or substantially all of its assets to the Assignor, and shall have furnished, or caused to be furnished, to the Agent such lien searches as may have been reasonably requested with respect to such Person and its assets, to establish that no security interest (excluding Permitted Liens) continues perfected on the date hereof with respect to any Person described above (or the assets transferred to the Assignor by such Person), including without limitation pursuant to Section 9-316(a)(3) of the UCC.

(1)  Annex C will describe the entire EME/bankruptcy transaction.

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3.8                                 As-Extracted Collateral; Timber-to-be-Cut.  On the date hereof, the Assignor does not own, or expect to acquire, any property which constitutes, or would constitute, As-Extracted Collateral or Timber-to-be-Cut.  If at any time after the date of this Agreement the Assignor owns, acquires or obtains rights to any As-Extracted Collateral or Timber-to-be-Cut, the Assignor shall furnish the Agent with prompt written notice thereof (which notice shall describe in reasonable detail or the As-Extracted Collateral and/or Timber-to-be-Cut and the locations thereof) and shall take all actions as may be deemed reasonably necessary or desirable by the Agent to perfect the security interest of the Agent therein.

3.9                                 Collateral in the Possession of a Bailee.  If an Event of Default shall occur and be continuing and if any Inventory are at any time in the possession of a bailee, the Assignor shall promptly notify the Agent thereof and, if requested by the Agent, shall use its commercially reasonable efforts to promptly obtain an acknowledgment from such bailee, in form and substance reasonably satisfactory to the Agent, that the bailee holds such Inventory for the benefit of the Agent and shall act upon the instructions of the Agent, without the further consent of the Assignor.  The Agent agrees with the Assignor that the Agent shall not give any such instructions unless an Event of Default has occurred and is continuing.

3.10                           Recourse.  This Agreement is made with full recourse to the Assignor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of the Assignor contained herein in the Loan Documents and otherwise in writing in connection herewith or therewith.

3.11                           Certificate.  Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 6.1 of the Credit Agreement, the Borrower shall deliver to the Agent a certificate executed by a Responsible Officer of the Borrower setting forth the information required pursuant to the Perfection Certificate and Sections 3.1-3.9 of this Agreement or confirming that there has been no change in such information since the date of such certificate or the date of the most recent certificate delivered pursuant to this Section 3.11.

3.12                           Taxes.  At its option, the Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Collateral and not permitted pursuant to Section 7.3 of the Indenture, and may pay for the reasonable maintenance and preservation of the Collateral to the extent the Assignor fails to do so as required by the Credit Agreement or this Agreement and within a reasonable period of time after the Agent has requested that it do so, and the Assignor jointly and severally agrees to reimburse the Agent within 30 days upon written demand for any reasonable payment made or any documented out-of-pocket expenses incurred by the Agent pursuant to the foregoing authorization.  Nothing in this paragraph shall be interpreted as excusing the Assignor from the performance of, or imposing any obligation on the Agent or any Secured Party to cure or perform, any covenants or other promises of the Assignor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

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ARTICLE IV

SPECIAL PROVISIONS CONCERNING ACCOUNTS

4.1                                 Additional Representations and Warranties.  As of the time when each of its Accounts arises, the Assignor shall be deemed to have represented and warranted that each such Account, and all records, papers and documents relating thereto (if any) are genuine and what they purport to be, and that all papers and documents (if any) relating thereto (i) will, to the knowledge of the Assignor, represent the genuine, legal, valid and binding obligation of the account debtor evidencing indebtedness unpaid and owed by the respective account debtor arising out of the performance of labor or services or the sale or lease and delivery of the merchandise listed therein, or both, (ii) will, to the knowledge of the Assignor, evidence true and valid obligations, enforceable in accordance with their respective terms, and (iii) will be in compliance and will conform in all material respects with all applicable federal, state and local laws and applicable laws of any relevant foreign jurisdiction.

4.2                                 Maintenance of Records.  The Assignor will keep and maintain at its own cost and expense accurate records of its Accounts, including, but not limited to, originals (to the extent obtained by the Assignor in the ordinary course of business) of all documentation with respect thereto, records of all payments received, all credits granted thereon, all merchandise returned and all other dealings therewith, and such Assignor will make the same available on the Assignor’s premises to the Agent for inspection, at the Assignor’s own cost and expense, at any and all reasonable times upon prior notice to the Assignor and otherwise in accordance with the Credit Agreement.  Upon the occurrence and during the continuance of an Event of Default and at the request of the Agent, such Assignor shall, at its own cost and expense, deliver all tangible evidence of its Accounts (including, without limitation, all documents evidencing the Accounts) and such books and records to the Agent or to its representatives (copies of such evidence and books and records may be retained by the Assignor).  Upon the occurrence and during the continuance of an Event of Default and if the Agent so directs, the Assignor shall legend, in form and manner reasonably satisfactory to the Agent, the Accounts and the Contracts, as well as books, records and documents (if any) of the Assignor evidencing or pertaining to such Accounts with an appropriate reference to the fact that such Accounts have been assigned to the Agent and that the Agent has a security interest therein.

4.3                                 Direction to Account Debtors; Contracting Parties; etc.  Upon the occurrence and during the continuance of an Event of Default (but without limiting the provisions of the Credit Agreement), if the Agent so directs the Assignor, the Assignor agrees (x) to cause all payments on account of the Accounts to be made directly to the Cash Collateral Account, (y) that the Agent may, at its option, directly notify the account debtors and obligors with respect to any Accounts to make payments with respect thereto as provided in the preceding clause (x), and (z) that the Agent may enforce collection of any such Accounts and may adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as the Assignor.  Without notice to or assent by the Assignor, the Agent may, upon the occurrence and during the continuance of an Event of Default, apply any or all amounts then in, or thereafter deposited in, the Cash Collateral Account toward the payment of the Obligations in the manner provided in Section 8.4 of this Agreement.  The reasonable costs and expenses of collection (including reasonable attorneys’ fees), whether incurred by the Assignor or the Agent,

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shall be borne by the Assignor.  The Agent shall deliver a copy of each notice referred to in the preceding clause (y) to the Assignor, provided that (x) the failure by the Agent to so notify the Assignor shall not affect the effectiveness of such notice or the other rights of the Agent created by this Section 4.3 and (y) no such notice shall be required if an Event of Default of the type described in Section 8(f) of the Credit Agreement has occurred and is continuing.

4.4                                 Modification of Terms; etc.  Except in accordance with the Assignor’s ordinary course of business and consistent with reasonable business judgment or as permitted by Section 4.5 hereof, the Assignor shall not rescind or cancel any indebtedness evidenced by any Account, or modify any term thereof or make any adjustment with respect thereto, or extend or renew the same, or compromise or settle any dispute, claim, suit or legal proceeding relating thereto, or sell any Account, or interest therein, without the prior written consent of the Agent, except to the extent that such rescission, cancellation, modification, adjustment, extension, renewal, compromise, or settlement, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Notwithstanding anything to the contrary contained in the foregoing sentence, except to the extent otherwise permitted by this Agreement or the Loan Documents, the Assignor will not do anything to impair the rights of the Agent in the Accounts.

4.5                                 Collection.  The Assignor shall endeavor in accordance with reasonable business practices to cause to be collected from the account debtor named in each of its Accounts, as and when due (including, without limitation, amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures) any and all amounts owing under or on account of such Account, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account.  Except as otherwise directed by the Agent after the occurrence and during the continuation of an Event of Default, the Assignor may allow in the ordinary course of business as adjustments to amounts owing under its Accounts (i) an extension or renewal of the time or times of payment, or settlement for less than the total unpaid balance, which the Assignor finds appropriate in accordance with reasonable business judgment and (ii) a refund or credit due as a result of returned or damaged merchandise or improperly performed services or for other reasons which the Assignor finds appropriate in accordance with reasonable business judgment.  The reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) of collection, whether incurred by the Assignor or the Agent, shall be borne by the Assignor.

4.6                                 [Reserved.]

4.7                                 Assignors Remain Liable Under Accounts.  Anything herein to the contrary notwithstanding, the Assignor shall remain liable under each of the Accounts to observe and perform all of the conditions and obligations to be observed and performed by them thereunder, all in accordance with the terms of any agreement giving rise to such Accounts.  Neither the Agent nor any other Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Agent or any other Secured Party of any payment relating to such Account pursuant hereto, nor shall the Agent or any other Secured Party be obligated in any manner to perform any of the obligations of the Assignor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the

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sufficiency of any payment received by them or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

4.8                                 [Reserved.]

4.9                                 Deposit Accounts; etc.  (a)  The Assignor does not maintain, or at any time after the date of this Agreement shall not establish or maintain, any demand, time, savings, passbook or similar account, except for such accounts maintained with a bank (as defined in Section 9-102 of the UCC) whose jurisdiction (determined in accordance with Section 9-304 of the UCC) is within a State of the United States.  The Perfection Certificate accurately sets forth, as of the date of this Agreement, for the Assignor, each Deposit Account (except for any Excluded Deposit Accounts) maintained by the Assignor (including a description thereof and the respective account number), the name of the respective bank with which such Deposit Account is maintained, and whether the jurisdiction of the respective bank with respect to such Deposit Account is within a State of the United States.  For each Deposit Account (other than (i) the Cash Collateral Account and (ii) Excluded Deposit Accounts) the Assignor shall cause the bank with which the Deposit Account is maintained to execute and deliver to the Agent, within 90 days after the date of this Agreement (or such longer period as may be agreed by the Agent in its sole discretion) or, if later, within 90 days after the time of the establishment of the respective Deposit Account (or such longer period as may be agreed by the Agent in its sole discretion), a “control agreement” in form and substance reasonably acceptable to the Agent.  If any bank with which a Deposit Account which is required to be subject to a “control agreement” hereunder is maintained refuses to, or does not, enter into such a “control agreement”, then the Assignor shall promptly (and in any event within 90 days after the date of this Agreement (or such longer period as may be agreed by the Agent in its sole discretion) or, if later, 90 days (or such longer period as may be agreed by the Agent in its sole discretion) after the establishment of such account) close the respective Deposit Account and transfer all balances therein to another Deposit Account meeting the requirements of this Section 3.9.  If any bank with which a Deposit Account which is required to be subject to a “control agreement” hereunder is maintained refuses to subordinate all its claims (other than its fees and expenses) with respect to such Deposit Account to the Agent’s security interest therein on terms satisfactory to the Agent, then the Agent, at its option, may (x) require that such Deposit Account be terminated in accordance with the immediately preceding sentence or (y) agree to a “control agreement” without such subordination, provided that in such event the Agent may at any time, at its option, subsequently require that such Deposit Account be terminated (within 90 days after notice from the Agent) in accordance with the requirements of the immediately preceding sentence.

(b)                                 After the date of this Agreement, the Assignor shall not establish any new demand, time, savings, passbook or similar account, except for Deposit Accounts established and maintained with banks and meeting the requirements of preceding clause (a) and except for Excluded Deposit Accounts.  At the time any such Deposit Account is established, the appropriate “control agreement” shall be entered into in accordance with the requirements of preceding clause (a) and the Assignor shall furnish to the Agent a supplement to the Perfection Certificate containing the relevant information with respect to the respective Deposit Account and the bank with which same is established.

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4.10         [Reserved.].

4.11         [Reserved.].

4.12         [Reserved.].

4.13         [Reserved.].

4.14         Further Actions.  The Assignor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps, including any and all actions as may be necessary or required under the Federal Assignment of Claims Act, relating to its Accounts and other property or rights covered by the security interest hereby granted, as the Agent may reasonably require.

4.15         [Reserved.].

ARTICLE V

[RESERVED.]

ARTICLE VI

[RESERVED.]

ARTICLE VII

PROVISIONS CONCERNING ALL COLLATERAL

7.1           Protection of Collateral Agent’s Security.  Except as otherwise not prohibited by the Loan Documents, the Assignor will not do anything to impair the rights of the Agent in the Collateral.  The Assignor will at all times maintain insurance, at the Assignor’s own expense to the extent and in the manner consistent with that provided under the Revolving Credit Agreement and the Senior Notes Indenture in favor of the Agent.  Except to the extent otherwise permitted to be retained by the Assignor or applied by the Assignor pursuant to the terms of the Credit Agreement, the Agent shall, at the time any proceeds of such insurance are distributed to the Secured Parties, apply such proceeds in accordance with Section 8.4 hereof.  The Assignor assumes all liability and responsibility in connection with the Collateral acquired by it and the liability of the Assignor to pay the Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to the Assignor.

7.2           Warehouse Receipts Non-Negotiable.  To the extent practicable, the Assignor agrees that if any warehouse receipt or receipt in the nature of a warehouse receipt is issued with respect to any of its Inventory, the Assignor shall request that such warehouse receipt or receipt in the nature thereof shall not be “negotiable” (as such term is used in Section 7-104 of

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the Uniform Commercial Code as in effect in any relevant jurisdiction or under other relevant law).

7.3           Additional Information.  The Assignor will, at its own expense, from time to time upon the reasonable request of the Agent, promptly (and in any event within 20 days after its receipt of the respective request) furnish to the Agent such information with respect to the Collateral (including the identity of the Collateral or such components thereof as may have been requested by the Agent, the value and location of such Collateral, etc.) as may be requested by the Agent.  Without limiting the forgoing, the Assignor agrees that it shall promptly (and in any event within 10 days after its receipt of the respective request) furnish to the Agent such updated Annexes hereto as may from time to time be reasonably requested by the Agent.

7.4           Further Actions.  The Assignor will, at its own expense and upon the reasonable request of the Agent, make, execute, endorse, acknowledge, file and/or deliver to the Agent from time to time such lists, descriptions and designations of its Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral and other property or rights covered by the security interest hereby granted, which are reasonably necessary or advisable to perfect, preserve or protect the Agent’s security interest in the Collateral.

7.5           Financing Statements.  The Assignor agrees to execute and deliver (or cause to be executed and delivered) to the Agent such financing statements, in form reasonably acceptable to the Agent, as are reasonably necessary or advisable to establish and maintain a valid, enforceable, perfected security interest in the Collateral as provided herein and the other rights and security contemplated hereby.  The Assignor will pay any applicable filing fees, recordation taxes and related expenses relating to its Collateral.  The Assignor hereby authorizes the Agent to file any such financing statements without the signature of the Assignor where permitted by law (and such authorization includes describing the Collateral as “all assets” of the Assignor).

ARTICLE VIII

REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT

8.1           Remedies; Obtaining the Collateral Upon Default.  Subject to applicable law, the Assignor agrees that, if any Event of Default shall have occurred and be continuing, then and in every such case, the Agent, in addition to any rights now or hereafter existing under applicable law and under the other provisions of this Agreement, shall have all rights as a Secured Party under any UCC, and such additional rights and remedies to which a Secured Party is entitled under the laws in effect in all relevant jurisdictions and may:

(i)            personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from the Assignor or any other Person who then has possession of any part thereof with or without notice or process of law and without breach of the peace, and for that purpose may enter upon premises owned or, to the extent

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lawful and permitted by the landlord, leased by the Assignor where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of the Assignor;

(ii)           instruct the obligor or obligors on any agreement, instrument or other obligation (including, without limitation, the Accounts) constituting the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Agent and may exercise any and all remedies of the Assignor in respect of such Collateral;

(iii)          instruct all banks which have entered into a control agreement with the Agent to transfer all monies, securities and instruments held by such depositary bank to the Cash Collateral Account;

(iv)          sell, assign or otherwise liquidate any or all of the Collateral or any part thereof in accordance with Section 8.2 hereof, or direct the Assignor to sell, assign or otherwise liquidate any or all of the Collateral or any part thereof, and, in each case, take possession of the proceeds of any such sale or liquidation;

(v)           take possession of the Collateral or any part thereof, by directing the Assignor in writing to deliver the same to the Agent at any reasonable place or places designated by the Agent, in which event the Assignor shall at its own expense:

(x)            forthwith cause the same to be moved to the place or places so designated by the Agent and there delivered to the Agent;

(y)           store and keep any Collateral so delivered to the Agent at such place or places pending further action by the Agent as provided in Section 8.2 hereof; and

(z)            while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be reasonably necessary to protect the same and to preserve and maintain it in good condition;

(vi)          [Reserved.];

(vii)         exercise any and all rights and remedies of any of the Assignor under or in connection with the Loan Documents in respect of the Collateral;

(viii)        apply any monies constituting Collateral or proceeds thereof in accordance with the provisions of Section 8.4 hereof; and

(ix)           take any other action as specified in clauses (1) through (5), inclusive, of Section 9-607(a) of the UCC;

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it being understood that the Assignor’s obligation to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Agent shall be entitled to a decree requiring specific performance by the Assignor of said obligation.  By accepting the benefits of this Agreement and each other Security Document, the Secured Parties expressly acknowledge and agree that this Agreement and each other Security Document may be enforced only by the action of the Agent acting upon the instructions of the Required Lenders and that no other Secured Party shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Agent for the benefit of the Secured Parties upon the terms of this Agreement and the other Security Documents.

8.2           Remedies; Disposition of the Collateral.  If any Event of Default shall have occurred and be continuing, then any Collateral repossessed by the Agent under or pursuant to Section 8.1 hereof and any other Collateral whether or not so repossessed by the Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Agent may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable.  Any of such Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Agent or after any overhaul or repair at the expense of the Assignor which the Agent shall determine to be commercially reasonable.  Any such sale, lease or other disposition may be effected by means of a public disposition or private disposition, effected in accordance with the applicable requirements (in each case if and to the extent applicable) of Sections 9-610 through 9-613 of the UCC and/or such other mandatory requirements of applicable law as may apply to the respective disposition.  In the case of any sale of Collateral, the Assignor agrees that 10 days’ notice of the time and place of any public sale or of the time after which a private sale may take place will constitute commercially reasonable notification of such matters.  The Agent may, without notice or publication, adjourn any public or private disposition or cause the same to be adjourned from time to time by announcement at the time and place fixed for the disposition, and such disposition may be made at any time or place to which the disposition may be so adjourned.  To the extent permitted by any such requirement of law, the Agent may bid for and become the purchaser (and may pay all or any portion of the purchase price by crediting Obligations against the purchase price) of the Collateral or any item thereof, offered for disposition in accordance with this Section 8.2 without accountability to the Assignor.  If, under applicable law, the Agent shall be permitted to make disposition of the Collateral within a period of time which does not permit the giving of notice to the Assignor as hereinabove specified, the Agent need give the Assignor only such notice of disposition as shall be required by such applicable law.  The Assignor agrees to do or cause to be done all such other acts and things as may be reasonably necessary to make such disposition or dispositions of all or any portion of the Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at the Assignor’s expense.

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8.3           Waiver of Claims.  Except as otherwise provided in this Agreement, THE ASSIGNOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE AGENT’S TAKING POSSESSION OR THE AGENT’S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES, and the Assignor hereby further waives, to the extent permitted by law:

(i)            all damages occasioned by such taking of possession or any such disposition except any damages which are the direct result of the Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision);

(ii)           all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Agent’s rights hereunder; and

(iii)          all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and the Assignor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws.

Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the relevant Assignor therein and thereto, and shall be a perpetual bar both at law and in equity against the Assignor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under the Assignor.  Each such purchaser at any sale of any Collateral shall hold the property sold absolutely, free from any claim or right on the part of the Assignor.

8.4             Application of Proceeds.  (a)  All moneys collected by the Agent upon any sale or other disposition of, any collection from, or other realization upon all or any part of, the Collateral in connection with the exercise of its rights and remedies in accordance with this Agreement (or, to the extent applicable, any other Security Document), or in any Insolvency or Liquidation Proceeding, together with all other moneys received by the Agent hereunder with respect thereto, shall be applied as follows:

(i)            first, to the payment of all amounts owing the Agent of the type described in clauses (ii), (iii), (iv) and (v) of the definition of “Obligations”;

(ii)           second, to the extent proceeds remain after the application pursuant to preceding clause (i), to the payment of all amounts owing to any other Agent of the type described in clauses (iv) and (v) of the definition of “Obligations”;

(iii)          third, to the extent proceeds remain after the application pursuant to preceding clauses (i) and (ii), an amount equal to the outstanding Primary Obligations shall be paid to the Secured Parties, with each such Secured Party receiving an amount equal to its outstanding Primary Obligations or, if the proceeds are insufficient to pay in

14

full all such Primary Obligations, its Pro Rata Share of the amount remaining to be distributed;

(iv)          fourth, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (iii), inclusive, an amount equal to the outstanding Secondary Obligations shall be paid to the Secured Parties, with each such Secured Party receiving an amount equal to its outstanding Secondary Obligations or, if the proceeds are insufficient to pay in full all such Secondary Obligations, its Pro Rata Share of the amount remaining to be distributed; and

(v)           fifth, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (iv), inclusive, and following the termination of this Agreement pursuant to Section 11.8(a) hereof, and subject to the terms of the Intecreditor Agreement, to the Assignor or to whomever may be lawfully entitled to receive such surplus.

(b)           For purposes of this Agreement:  “Pro Rata Share” shall mean, when calculating a Secured Party’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Party’s Primary Obligations or Secondary Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Primary Obligations or Secondary Obligations owing to the applicable Secured Parties entitled thereto, as the case may be.

(c)           When payments to Secured Parties are based upon their respective Pro Rata Shares, the amounts received by such Secured Parties hereunder shall be applied (for purposes of making determinations under this Section 8.4 only) (i) first, to their Primary Obligations and (ii) second, to their Secondary Obligations.  If any payment to any Secured Party of its Pro Rata Share of any distribution would result in overpayment to such Secured Party, such excess amount shall instead be distributed in respect of the unpaid Primary Obligations or Secondary Obligations, as the case may be, of the other Secured Parties entitled to such distribution, with each such Secured Party whose Primary Obligations or Secondary Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of such Secured Party and the denominator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of all Secured Parties entitled to such distribution.

(d)           All payments required to be made hereunder shall be made to the Agent for the account of the Lenders.

(e)           [Reserved.]

(f)            It is understood that the Assignor shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Obligations.

(g)           It is understood and agreed by the Assignor and each Secured Party that the Agent shall have no liability for any determinations made by it in this Section 8.4, in each

15

case except to the extent resulting from the gross negligence or willful misconduct of the Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The Assignor and each Secured Party also agrees that the Agent may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral in accordance with the requirements hereof and of the Intercreditor Agreement, and the Agent shall be entitled to wait for, and may conclusively rely on, any such determination.

8.5           Remedies Cumulative.  Each and every right, power and remedy hereby specifically given to the Agent shall be in addition to every other right, power and remedy specifically given to the Agent under this Agreement, the other Loan Documents or now or hereafter existing at law, in equity or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Agent.  All such rights, powers and remedies shall be cumulative and the exercise or the beginning of the exercise of one shall not be deemed a waiver of the right to exercise any other or others.  No delay or omission of the Agent in the exercise of any such right, power or remedy and no renewal or extension of any of the Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence thereof.  No notice to or demand on the Assignor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Agent to any other or further action in any circumstances without notice or demand.  In the event that the Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Agent may recover reasonable expenses, including reasonable attorneys’ fees, and the amounts thereof shall be included in such judgment.

8.6           Discontinuance of Proceedings.  In case the Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Agent, then and in every such case the Assignor, the Agent and each holder of any of the Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Agent shall continue as if no such proceeding had been instituted.

ARTICLE IX

INDEMNITY

9.1           Indemnity.  (a)  The Assignor jointly and severally agrees to indemnify, reimburse and hold the Agent, each other Secured Party and their respective successors, assigns, employees, affiliates and agents (hereinafter in this Section 9.1 referred to individually as “Indemnitee,” and collectively as “Indemnitees”) harmless from any and all liabilities, obligations, damages, injuries, penalties, claims, demands, actions, suits, judgments and any and all costs, expenses or disbursements (including reasonable attorneys’ fees and expenses) (for the purposes of this Section 9.1 the foregoing are collectively called “expenses”) of whatsoever kind and nature imposed on, asserted against or incurred by any of the Indemnitees in any way

16

relating to or arising out of this Agreement, any other Loan Document or any other document executed in connection herewith or therewith or in any other way connected with the administration of the transactions contemplated hereby or thereby or the enforcement of any of the terms of, or the preservation of any rights under any thereof, or in any way relating to or arising out of the manufacture, ownership, ordering, purchase, delivery, control, acceptance, lease, financing, possession, operation, condition, sale, return or other disposition, or use of the Collateral (including, without limitation, latent or other defects, whether or not discoverable), the violation of the laws of any country, state or other governmental body or unit, any tort (including, without limitation, claims arising or imposed under the doctrine of strict liability, or for or on account of injury to or the death of any Person (including any Indemnitee), or property damage), or contract claim; provided that no Indemnitee shall be indemnified pursuant to this Section 9.1(a) for losses, damages or liabilities to the extent caused by the gross negligence, bad faith or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The Assignor agrees that upon written notice by any Indemnitee of the assertion of such a liability, obligation, damage, injury, penalty, claim, demand, action, suit or judgment, the Assignor shall assume full responsibility for the defense thereof.  Each Indemnitee agrees to use its best efforts to promptly notify the Assignor of any such assertion of which such Indemnitee has knowledge.

(b)           Without limiting the application of Section 8.1(a) hereof, the Assignor agrees, jointly and severally, to pay or reimburse the Agent for any and all reasonable fees, costs and expenses of whatever kind or nature incurred in connection with the creation, preservation or protection of the Agent’s Liens on, and security interest in, the Collateral, including, without limitation, all fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or Liens upon or in respect of the Collateral, premiums for insurance with respect to the Collateral and all other fees, costs and expenses in connection with protecting, maintaining or preserving the Collateral and the Agent’s interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or relating to the Collateral.

(c)           Without limiting the application of Section 9.1(a) or (b) hereof, the Assignor agrees, jointly and severally, to pay, indemnify and hold each Indemnitee harmless from and against any loss, costs, damages and expenses which such Indemnitee may suffer, expend or incur in consequence of or growing out of any misrepresentation by the Assignor in this Agreement, any other Loan Document or in any writing contemplated by or made or delivered pursuant to or in connection with this Agreement or any other Loan Document.

(d)           If and to the extent that the obligations of the Assignor under this Section 9.1 are unenforceable for any reason, the Assignor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

9.2           Indemnity Obligations Secured by Collateral; Survival.  Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute Obligations secured by the Collateral.  The indemnity obligations of the Assignor contained in this Article IX shall continue in full force and effect notwithstanding the full payment of all Obligations and notwithstanding the full payment of all the Loans and the

17

payment of all other Obligations under the Credit Agreement or in any other Loan Document and notwithstanding the discharge thereof and the occurrence of the Termination Date.

ARTICLE X

DEFINITIONS

The following terms shall have the meanings herein specified.  Such definitions shall be equally applicable to the singular and plural forms of the terms defined.

“Account” shall mean any “account” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Agent” shall have the meaning provided in the first paragraph of this Agreement.

“Agreement” shall mean this Security Agreement, as the same may be amended, modified, restated and/or supplemented from time to time in accordance with its terms.

“As-Extracted Collateral” shall mean “as-extracted collateral” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Assignor” shall have the meaning provided in the first paragraph of this Agreement.

“Cash Collateral Account” shall mean a non-interest bearing cash collateral account maintained with, and in the sole dominion and control of, the Agent for the benefit of the Secured Parties.

“Collateral” shall have the meaning provided in Section 1.1(a)(iv) of this Agreement.

“Deposit Accounts” shall mean all “deposit accounts” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Documents” shall mean “documents” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Equipment” shall mean any “equipment” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Event of Default” shall mean any Event of Default under, and as defined in, the Indenture.

“Excluded Assets” shall have the meaning provided in Section 1.1(b) of this Agreement.

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“Excluded Deposit Accounts” shall have the meaning provided in Section 1.1(b) of this Agreement.

“Fixture” shall mean any “fixture” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Indemnitee” shall have the meaning provided in Section 9.1(a) of this Agreement.

“Intercreditor Agreement” shall have the meaning provided in the recitals of this Agreement.

“Inventory” shall mean all “inventory” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Location” of any Assignor, shall mean such Assignor’s “location” as determined pursuant to Section 9-307 of the UCC.

“Non-Current Capacity Payments” shall mean as of any date, payments not due within 45 days with respect to the offering by the Borrower or any of its Subsidiaries of generation capacity in bilateral arrangements or in organized markets such as the so-called “capacity market” in PJM.

“Obligations” shall mean and include, as to the Assignor, all of the following:

(i)            the due and punctual payment of the principal of, interest (including additional interest, if any) and premium, if any, on the Loans and Reimbursement Obligations when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest (including additional interest, if any) on the Loans and Reimbursement Obligations and performance of all other Obligations (as defined in the Credit Agreement) of the Assignor to the Lenders or the Agent under the Credit Agreement and the other Loan Documents to which such Assignor is a party, according to the terms thereunder (all such obligations, liabilities and indebtedness under this clause (i) being herein collectively called the “Primary Obligations”);

(ii)           any and all sums advanced by the Agent in order to preserve the Collateral or preserve its security interest in the Collateral;

(iii)          in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of the Assignor referred to in clause (i) above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs;

(iv)          all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement under Section 9.1 of this Agreement; and

19

(v)           all amounts owing to the Agent or any of its respective affiliates pursuant to any of the Loan Documents in its capacity as such.

“Perfection Certificate” means a certificate substantially in the form of Annex A hereto, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of the Borrower.

“Person” shall mean any individual, sole proprietorship, corporation, partnership, limited liability company, trust, unincorporated organization, mutual company, joint stock company, estate, union, employee organization, government or any agency or political subdivision thereof.

“PJM” shall mean PJM Interconnection LLC, a regional transmission organization.

“Primary Obligations” shall have the meaning provided in clause (i) of the definition of “Obligations”.

“Pro Rata Share” shall have the meaning provided in Section 8.4(b)(i) of this Agreement.

“Proceeds” shall mean all “proceeds” as such term is defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof.

“Registered Organization” shall have the meaning provided in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Secondary Obligations” shall mean all Obligations other than Primary Obligations.

“Secured Parties” shall have the meaning provided in the recitals of this Agreement.

“State” shall mean any state of the United States.

“Termination Date” shall have the meaning provided in Section 11.8(a) of this Agreement.

“Transmitting Utility” shall mean “transmitting utility” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“UCC” shall mean the Uniform Commercial Code (or any successor statute), as in effect from time to time, of the State of New York, or the Uniform Commercial Code (or any successor statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

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ARTICLE XI

MISCELLANEOUS

11.1         Notices.  Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be sent or delivered by mail, telecopy or courier service and all such notices and communications shall, when mailed, telecopied or sent by courier, be effective when deposited in the mails, delivered to the overnight courier, or sent by telecopier, except that notices and communications to the Agent or the Assignor shall not be effective until received by the Agent or the Assignor, as the case may be.  All notices and other communications shall be in writing and addressed as follows:

(a)           if to the Assignor, c/o:

Homer City Generation, L.P.

c/o GE Energy Financial Services, Inc.

800 Long Ridge Road

Stamford, CT 06927

Facsimile: 203-357-6632

with a copy to:

General Electric Capital Corporation

800 Long Ridge Road

Stamford, CT 06927

Attention: Homer City Portfolio Manager

Facsimile: 203-357-2606

and:

General Electric Capital Corporation

800 Long Ridge Road

Stamford, CT 06927

Attention: General Counsel

Facsimile: 203-357-6632

(b)           if to the Agent, at:

General Electric Capital Corporation

800 Long Ridge Road

Stamford, CT 06927

Attention: Homer City Portfolio Manager

Telephone: 203-357-4005

Facsimile: 203-357-2606

with a copy to:

Weil, Gotshal & Manges LLP

21

767 Fifth Avenue

New York, NY 10153

Attention: Debra Dandeneau, Esq.

Telephone: 212-310-8541

Facsimile: 212-310-8007

(c)           if to any Secured Party other than the Agent, at such address as such Secured Party shall have specified in the Credit Agreement;

or at such other address or addressed to such other individual as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.

11.2         Waiver; Amendment.  Except as provided in Sections 11.8 and 11.12 hereof or in accordance with Section 10.1 of the Credit Agreement and the Intercreditor Agreement, none of the terms and conditions of this Agreement or any other Security Document may be changed, waived, modified or varied in any manner whatsoever.

11.3         Obligations Absolute.  The obligations of the Assignor hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of the Assignor; (b) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Agreement or any other Loan Document; or (c) any amendment to or modification of any other Loan Document or any security for any of the Obligations (in each case), whether or not the Assignor shall have notice or knowledge of any of the foregoing.

11.4         Successors and Assigns.  This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect, subject to release and/or termination as set forth in Section 11.8 hereof, (ii) be binding upon the Assignor, its successors and assigns, provided however, that the Assignor shall not assign any of its rights or obligations hereunder without the prior written consent of the Agent in accordance with Article 10 of the Credit Agreement, and (iii) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Agent, the other Secured Parties and their respective successors, transferees and assigns.  All agreements, statements, representations and warranties made by the Assignor herein or in any certificate or other instrument delivered by the Assignor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of this Agreement and the other Loan Documents regardless of any investigation made by the Secured Parties or on their behalf.

11.5         Headings Descriptive.  The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

11.6         GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.  (a)  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW

22

YORK.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE ASSIGNOR HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  EACH ASSIGNOR HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER THE ASSIGNOR, AND AGREES NOT TO PLEAD OR CLAIM IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER REVOLING CREDIT LOAN DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS THAT ANY SUCH COURT LACKS PERSONAL JURISDICTION OVER THE ASSIGNOR.  THE ASSIGNOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ASSIGNOR AT ITS ADDRESS FOR NOTICES AS PROVIDED IN SECTION 11.1 ABOVE, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  THE ASSIGNOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT THAT SUCH SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN, HOWEVER, SHALL AFFECT THE RIGHT OF THE AGENT UNDER THIS AGREEMENT OR ANY SECURED PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE ASSIGNOR IN ANY OTHER JURISDICTION.

(b)           THE ASSIGNOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE THAT ARE LOCATED IN THE COUNTY OF NEW YORK AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER SENIOR SECURED NOTE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.7         Assignors’ Duties.  It is expressly agreed, anything herein contained to the contrary notwithstanding, that the Assignor shall remain liable to perform all of the

23

obligations, if any, assumed by it with respect to the Collateral and the Agent shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement, nor shall the Agent be required or obligated in any manner to perform or fulfill any of the obligations of the Assignor under or with respect to any Collateral.

11.8         Termination; Release.  (a)  On the Termination Date, this Agreement shall terminate (provided that all indemnities set forth herein including, without limitation in Section 9.1 hereof, shall survive such termination) and the Agent, at the request and expense of the Assignor, will promptly execute and deliver to the Assignor a proper instrument or instruments (including Uniform Commercial Code termination statements on form UCC-3) acknowledging the satisfaction and termination of this Agreement, and will, subject to the terms of the Intercreditor Agreement, duly assign, transfer and deliver to the Assignor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Agent and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement.  As used in this Agreement, “Termination Date” shall mean the date upon which no Loan is outstanding and all other Obligations (other than indemnities under the Loan Documents which are not then due and payable) then due and payable have been paid in full.

(b)           In the event that any part of the Collateral is sold or otherwise disposed of (to a Person other than the Assignor) (x) at any time prior to the time at which all Obligations have been paid in full and terminated, in connection with a sale or disposition permitted by Section 7.5 of the Credit Agreement or is otherwise released at the direction of the Required Lenders (or all the Lenders if required by Section 10.1 of the Credit Agreement) or as required pursuant to the Intercreditor Agreement or (y) at any time thereafter, to the extent permitted by the other Loan Documents, and in the case of clauses (x) and (y), (the proceeds of such sale or disposition (or from such release) are applied in accordance with the terms of the Credit Agreement or such other Loan Document, as the case may be, to the extent required to be so applied, the Agent, at the request and expense of the Assignor, will duly release from the security interest created hereby (and will execute and deliver such documentation, including termination or partial release statements, including UCC-3s, and the like in connection therewith) and assign, transfer and deliver to the Assignor (without recourse and without any representation or warranty) such of the Collateral as is then being (or has been) so sold or otherwise disposed of, or released, and as may be in the possession of the Agent and has not theretofore been released pursuant to this Agreement.  Notwithstanding anything to the contrary contained above in this clause (b), at the time of each release of Collateral pursuant to this clause (b), the Assignor requesting such release shall certify to the Agent that, at the time of such release and immediately after giving effect thereto (and to the sale of the respective Collateral), either (x) no Obligations are or will be then due and payable or (y) that all Obligations which will then be due and payable shall be paid on such date in accordance with the requirements of the respective Loan Document(s).

(c)           At any time that the Assignor desires that the Agent take any action to acknowledge or give effect to any release of Collateral pursuant to the foregoing Section 11.8(a) or (b), the Assignor shall deliver to the Agent a certificate signed by an Responsible Officer of the Assignor stating that the release of the respective Collateral is permitted pursuant to such Section 11.8(a) or (b).

24

(d)           Without limiting Section 8.4(h) of this Agreement, the Agent shall have no liability whatsoever to any other Secured Party as the result of any release of Collateral by it in accordance with, or which the Agent in good faith believes to be in accordance with this Agreement and the Intercreditor Agreement.

11.9         Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Company and the Collateral Agent.

11.10       Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11       The Agent and the other Secured Parties.  (a)  The Agent will hold in accordance with this Agreement (and to the extent applicable, the Intercreditor Agreement) all items of the Collateral at any time received under this Agreement.  It is expressly understood and agreed that the obligations of the Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement, the Credit Agreement and the Intercreditor Agreement.  The Agent shall act hereunder on the terms and conditions set forth herein, in the Credit Agreement and in the Intercreditor Agreement.

(b)           The Agent shall not be liable with respect to any action taken or omitted by it in accordance with the instructions of the Required Lenders.  The Agent shall not be under any obligation to take any action that is within the discretion of the Agent under the provisions hereof or under any Loan Documents, except upon the written instructions of the Required Lenders.

11.12       [Reserved.]

11.13       [Reserved.]

11.14       Certain Directions.  The Agent shall comply with any direction to enter into amendments to the Intercreditor Agreement or an additional intercreditor agreement with the agent for the holders of any Senior Secured Note Obligations given to it by the Required Lenders pursuant to Article 10 of the Credit Agreement, provided that such direction is not inconsistent with this Agreement or the Credit Agreement.

[Remainder of this page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

ASSIGNOR:

HOMER CITY GENERATION, L.P.

By:
Name: [ ]
Title: [ ]

Signature Page to Working Capital Security Agreement

Accepted and Agreed to:

GENERAL ELECTRIC CAPITAL CORPORATION, as
Agent

By:
Name:
Title:

Signature Page to Working Capital Security Agreement

ANNEX A

to

SECURITY AGREEMENT

FORM OF PERFECTION CERTIFICATE

ANNEX B

to

SECURITY AGREEMENT

SCHEDULE OF INVENTORY LOCATIONS

Leased Store Locations

Store ID	Address	City	State	Zip Code	County

ANNEX C

to

SECURITY AGREEMENT

DESCRIPTION OF CERTAIN SIGNIFICANT TRANSACTIONS OCCURRING
WITHIN THREE YEAR PRIOR TO THE DATE OF THE SECURITY AGREEMENT

Name of Assignor	Description of any Transactions as required by Section 3.8 of the Security Agreement

		Page

ARTICLE I	SECURITY INTERESTS	1

1.1	Grant of Security Interests	1

1.2	Power of Attorney	3

ARTICLE II	[RESERVED.]	3

ARTICLE III	GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS	3

3.1	Necessary Filings	4

3.2	No Liens; Power and Authority	4

3.3	Other Financing Statements	4

3.4	Perfection Certificate	4

3.5	Location of Inventory	4

3.6	Legal Names; Type of Organization (and Whether a Registered Organization and/or a Transmitting Utility); Jurisdiction of Organization; Location; Organizational Identification Numbers; Federal Employer Identification Number; Changes Thereto; etc.	5

3.7	Certain Significant Transactions	5

3.8	As-Extracted Collateral; Timber-to-be-Cut	6

3.9	Collateral in the Possession of a Bailee	6

3.10	Recourse	6

3.11	Certificate	6

3.12	Taxes	6

ARTICLE IV	SPECIAL PROVISIONS CONCERNING ACCOUNTS	7

4.1	Additional Representations and Warranties	7

4.2	Maintenance of Records	7

4.3	Direction to Account Debtors; Contracting Parties; etc.	7

4.4	Modification of Terms; etc.	8

4.5	Collection	8

4.6	[Reserved.]	8

4.7	Assignors Remain Liable Under Accounts	8

4.8	[Reserved.]	9

4.9	Deposit Accounts; etc.	9

4.10	[Reserved.]	10

4.11	[Reserved.]	10

4.12	[Reserved.]	10

i

(Continued)

ii

(Continued)

		Page

11.9	Counterparts	25

11.10	Severability	25

11.11	The Agent and the other Secured Parties	25

11.12	[Reserved.]	25

11.13	[Reserved.]	25

11.14	Certain Directions	25

ANNEX A                                       Form of Perfection Certificate

ANNEX B                                         Schedule of Inventory and Equipment Locations

ANNEX C                                         Description of Certain Significant Transactions Occurring Within Three Years Prior to the Date of the Security Agreement

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PLAN SUPPORT AGREEMENT

This Plan Support Agreement (this “Agreement”), dated as of [•], 2012, is made by and among (a) Homer City Funding LLC (“Fundco”), (b) General Electric Capital Corporation (“GECC”), (c) EFS-N, Inc. (together with GECC, in their respective capacities as direct and indirect holders of the membership interests in the Owner Lessors (as defined below) other than Homer City OL 6 LLC, “GE Capital”), (d) Metropolitan Life Insurance Company, in its capacity as the holder of the membership interests in Homer City OL 6 LLC (“MetLife”), (e) Homer City Generation, L.P. (“NewCo”), and (f) each of the undersigned creditors (each, a “Consenting Bondholder”).  Each of Fundco, GE Capital, MetLife and the Consenting Bondholders, and any subsequent person that becomes a party hereto in accordance with the terms hereof is referred to herein as a “Party,” and collectively, the “Parties.”  Notwithstanding the foregoing, for purposes of this Agreement, the term “Consenting Bondholder” shall include the applicable Party solely in its capacity as the beneficial owner and/or the investment adviser or manager of discretionary accounts for the holders or beneficial owners of the aggregate outstanding principal amount of the Bonds (as defined below) set forth on its signature page hereto.

RECITALS

WHEREAS, (a) Fundco, (b) the Consenting Bondholders, each of which is a holder of bonds (“Bonds”) under that certain Indenture, dated as of December 7, 2001 (the “Indenture”), among Fundco and The Bank of New York, as successor trustee (the “Trustee”), (c) GE Capital and (d) MetLife, wish to effectuate a reorganization and restructuring of Fundco (such reorganization and restructuring transactions, collectively, the “Transactions”) in accordance with a proposed chapter 11 plan of reorganization attached hereto as Exhibit A (the “Plan”), which shall be effected (i) in accordance with the terms and conditions set forth therein and in this Agreement, and (ii) subject to the consummation of the transactions contemplated by that certain Master Transaction Agreement, dated as of September 21, 2012 (the “Master Transaction Agreement”), by and among EME Homer City Generation L.P. (“Homer City”), EFS Homer City, LLC, and NewCo, a redacted version of which is attached as Exhibit A to the Plan;

WHEREAS, it is anticipated that the Transactions will be effected through a solicitation (the “Solicitation”) of votes for a prepackaged plan of reorganization of Fundco accompanied by a copy of the Disclosure Statement in the form attached hereto as Exhibit B (the “Disclosure Statement”), pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), and upon the successful conclusion of the Solicitation, the commencement by Fundco of a voluntary case (the “Case”) under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to confirm and implement the Plan; and

WHEREAS, in furtherance of the Transactions, the Parties have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, on a several but not joint basis, agrees as follows:

AGREEMENT

Section 1.                                          The Plan.  The Plan is expressly incorporated herein and is made part of this Agreement.  The general terms and conditions of the Transactions are set forth in the Plan; provided that the Plan is supplemented by the terms and conditions of this Agreement.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

Section 2.                                          Bankruptcy Process; the Plan.

2.01.                                      Commencement of the Case by Fundco.  Fundco agrees that, subject to receiving consent of the Trustee in the form attached hereto as Exhibit C, it shall, as soon as reasonably practicable, but in no event later than twenty five (25) Business Days (as defined in Section 10.12) after the Solicitation Commencement Date (as defined in Section 7.04(a)) (the date on which such filing occurs, the “Commencement Date”), file with the Bankruptcy Court a voluntary petition for relief under chapter 11 of the Bankruptcy Code, and any and all other documents necessary to commence the Case.

2.02.                                      Filing and Confirmation of the Plan by Fundco.  Fundco hereby covenants and agrees that, subject to receiving consent of the Trustee in the form attached hereto as Exhibit C, it shall, (a) on the Commencement Date, file the Plan with the Bankruptcy Court in the form attached hereto as Exhibit A or such other form as agreed to by each of the Parties, (b) obtain confirmation of the Plan as soon as reasonably practicable following the Commencement Date in accordance with the Bankruptcy Code and on terms consistent with this Agreement, (c) not amend, modify, or withdraw the Plan without the prior written consent of the Requisite Consenting Bondholders (as defined in Section 9) and GE Capital, and (d) do all things reasonably necessary and appropriate in furtherance of confirming the Plan and consummating the Transactions as soon as practicable, but in any event in accordance with, and within the time frames contemplated by, this Agreement (including within the deadlines set forth in Section 7).

2.03.                                      Consenting Bondholders.  In furtherance of the obligations of Fundco set forth in this Section 2 and subject to Section 3.02(d), each Consenting Bondholder hereby agrees that it shall, within five (5) Business Days following the date hereof, deliver a written instruction to the Trustee, substantially in the form attached hereto as Exhibit C (the “Trustee Direction”) to implement the terms of this Agreement, including, without limitation, to (a) sign a consent to the filing of the Case in the Bankruptcy Court, and (b) request and instruct Wilmington Trust Company (the “Member”), in its capacity as the sole member of Fundco under that certain Amended and Restated Limited Liability Company Agreement, dated as of December 7, 2001, by the Member, in its capacity as such, to (i) consent to the filing of the Case in the Bankruptcy Court and (ii) cause Fundco to take the actions contemplated by this Section 2; provided that, to the extent any of the obligations of any Consenting Bondholders under this Section 2.03 requires the delivery of a written direction or instruction by such Consenting Bondholder upon the

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Trustee or any of the indenture trustees (the “Lease Indenture Trustees”) under those certain Indenture of Trust and Security Agreements, dated as of December 7, 2001 (the “Lease Indentures”), such written direction or instruction shall be acceptable to GE Capital and the Requisite Consenting Bondholders.

Section 3.                                          Commitments Regarding a Transaction / Undertakings of Consenting Bondholders and Fundco.

3.01.                                      Agreement to Vote.

(a)                                  Subject to the conditions contained in Section 3.02 and so long as this Agreement has not been terminated in accordance with the terms hereof, each Consenting Bondholder agrees that it shall, subject to the receipt by such Consenting Bondholder of the Disclosure Statement (in substantially the form attached hereto as Exhibit B) and other solicitation materials in respect of the Plan, which other solicitation materials shall be in form and substance reasonably acceptable to GE Capital and the Requisite Consenting Bondholders:

(i)                                     vote all its claims against Fundco in respect of the Bonds to accept the Plan, by delivering its duly executed and completed ballot (in accordance with the instructions thereto) accepting the Plan on a timely basis following the commencement of the Solicitation; provided that such vote shall be immediately revoked and deemed void ab initio upon termination of this Agreement pursuant to the terms hereof (other than a termination under Section 7.04(g));

(ii)                                  not change or withdraw (or cause to be changed or withdrawn) such vote;

(iii)                               not exercise its right to opt out of the releases set forth in Section 10.6 of the Plan (and in the event any Consenting Bondholder elects on its ballot to opt out of such releases, such election shall have no force or effect, and such Consenting Bondholder shall be subject to such releases in all respects); and

(iv)                              not, in any material respect, (x) object to, delay, impede or take any other action to interfere with acceptance, confirmation or implementation of the Plan, or (y) propose, file, support, or vote for any restructuring, sale of assets, workout or plan of reorganization for Fundco other than the Plan.

(b)                                 For the avoidance of doubt, Fundco and each of the Consenting Bondholders agrees that, unless this Agreement is validly terminated pursuant to the terms hereof, it will not take any action that would interfere with, delay or postpone the consummation of the Plan.

(c)                                  Fundco and each of the Consenting Bondholders covenants and agrees to (i) act in good faith and use commercially reasonable efforts to support and complete successfully the Solicitation in accordance with the terms of this Agreement and (ii) use commercially reasonable efforts in furtherance of confirming the Plan and consummating the Transactions as soon as practicable (subject, in the case of Fundco only, to receipt of a consent

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by the Trustee in the form attached hereto as Exhibit C), but in any event in accordance with, and within the time frames contemplated by, this Agreement (including within the deadlines set forth in Section 7).  In furtherance of the foregoing, each Consenting Bondholder hereby consents to the selection as Operator of any person set forth on Schedule A hereto.

(d)                                 The Parties agree that any breach by Fundco or any Consenting Bondholder of any of their respective obligations or undertakings under this Agreement, including under Section 2, Section 3.01(a), Section 3.01(b) or Section 3.01(c), may give rise to irreparable damage for which monetary damages would not be an adequate remedy.  Each of the Parties accordingly agrees that Fundco (with respect to a breach by a Consenting Bondholder), the Consenting Bondholders (with respect to a breach by Fundco), NewCo, GE Capital and MetLife, and each of Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC, and Homer City OL8 LLC (collectively, the “Owner Lessors”), the Member, and Homer City (each of which shall be deemed third party beneficiaries of this Section 3.01(d), provided that such right, with respect to Homer City, shall apply only to Section 3.01(a)(iii)) will be entitled to enforce the foregoing obligations by decree of specific performance without the necessity of proving the inadequacy of monetary damages as a remedy and to obtain injunctive relief against any breach or threatened breach thereof, without any requirement to post a bond.  Each of the Parties accordingly agrees that the sole and exclusive remedy of any Party (including the Consenting Bondholders in the event of a breach of this Agreement by Fundco), each of the Owner Lessors, the Member and (with respect to Section 3.01(a)(iii) and Section 3.04) Homer City for any breach of this Agreement by Fundco or the Consenting Bondholders, shall be the right to specific performance.

3.02.                                      Certain Conditions.

(a)                                  The obligations of each Consenting Bondholder set forth in Section 3.01, and of GE Capital and MetLife set forth in Section 4.01, are subject to the following conditions: (i) as of the date hereof, this Agreement shall have been executed by persons, excluding any GE Capital Affiliates and MetLife Affiliates (each term as defined in Section 10.12), that hold at least two-thirds of the outstanding principal amount of the Bonds, excluding the aggregate amount of Bonds beneficially owned by any GE Capital Affiliate and MetLife Affiliate; and (ii) this Agreement shall not have been terminated in accordance with the terms hereof.

(b)                                 The obligations of Fundco set forth herein are subject to the condition that this Agreement shall not have been terminated in accordance with the terms hereof.

(c)                                  The obligations of each Consenting Bondholder and GE Capital set forth herein are subject to the definitive documentation with respect to the implementation of the Plan being in a form reasonably satisfactory to GE Capital and the Requisite Consenting Bondholders, provided that: (i) the documents attached as Exhibits hereto (including any exhibits to such Exhibits) are hereby deemed reasonably acceptable to each of GE Capital and the Consenting Bondholders; and  (ii) the Plan, Disclosure Statement and any exhibits thereto shall not be modified or withdrawn without the prior written consent of the Requisite

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Consenting Bondholders (which consent shall not be unreasonably withheld, conditioned or delayed) and GE Capital (which consent shall not be unreasonably withheld, conditioned or delayed) provided, however, no such amendment, modification or withdrawal shall have the effect of treating a Consenting Bondholder differently than any other Consenting Bondholder if such treatment disproportionately and adversely affects a Consenting Bondholder that does not consent to such amendment, modification or withdrawal AND NO SUCH AMENDMENT, MODIFICATION OR WITHDRAWAL SHALL BE EFFECTIVE WITHOUT THE PRIOR WRITTEN CONSENT OF THE AFFECTED CONSENTING BONDHOLDER.

(d)                                 Notwithstanding anything to the contrary in this Agreement, the Consenting Bondholders shall have no obligation hereunder, either individually or collectively, to provide an indemnity or other form of financial assurance in connection with providing any instruction or direction to the Trustee, any of the Lease Indenture Trustees, or the Member.  The Consenting Bondholders shall have no liability hereunder in the event the Trustee, any of the Lease Indenture Trustees, or the Member modifies, declines or fails to accept, or act or refrain from acting pursuant to, any written direction or instruction contemplated by this Agreement.

3.03.                                      Transfer of Interests and Securities.  Except as expressly provided herein, for a period commencing as of the date any Consenting Bondholder executes this Agreement until the termination of this Agreement pursuant to the terms hereof, such Consenting Bondholder shall not sell, assign, transfer or otherwise dispose of (“Transfer”) any Bonds, and any purported Transfer of Bonds shall be void and without effect, except such Transfer may be made if either (a) the transferee is a Consenting Bondholder, (b) if the transferee is not a Consenting Bondholder, such transferee delivers to each of Cadwalader, Wickersham & Taft LLP (“Cadwalader”), GE Capital and MetLife, at or prior to the time of the proposed Transfer, a written agreement containing, among other things, a joinder substantially in the form attached hereto as Exhibit D (pursuant to which such transferee shall assume all obligations of the Consenting Bondholder transferor hereunder in respect of the Bonds Transferred) (such transferee, if any, to also be a “Consenting Bondholder” hereunder) or (c) the transferor is a Qualified Marketmaker (as defined below), acting solely in its role as a Qualified Marketmaker of Bonds.  This Agreement shall in no way be construed to preclude any of the Consenting Bondholders from acquiring additional Bonds; provided that (i) any Consenting Bondholder that is a signatory hereto that acquires additional Bonds, other than in its capacity as a Qualified Marketmaker of Bonds, after executing this Agreement shall notify Cadwalader, GE Capital and MetLife of such acquisition within three (3) Business Days after the closing of such trade, and (ii) any such Bonds shall automatically and immediately upon acquisition by a Consenting Bondholder be deemed subject to all of the terms of this Agreement, whether or not notice is given to Cadwalader, GE Capital and MetLife of such acquisition.  Notwithstanding the foregoing, a Qualified Marketmaker (as defined below) that acquires Bonds, shall not be required to execute a joinder substantially in the form attached hereto as Exhibit D to the extent that it is acting solely in its capacity as a Qualified Marketmaker of such Bonds.  For these purposes, a “Qualified Marketmaker” means an entity that (x) holds itself out to the public or to the applicable private markets as standing ready in the ordinary course of its business to purchase Bonds from customers and sell Bonds to customers, in its capacity as a dealer or market maker in such Bonds, and (y) in fact regularly makes a two-way market in such Bonds.  For the avoidance

5

of doubt, the exceptions provided herein for transfers to or from a Qualified Marketmaker are provided solely to allow a Qualified Marketmaker to engage in market-making activities with respect to Bonds that no Consenting Bondholder has made expressly subject to this Agreement by listing such Bonds on a signature page attached hereto, and any such Bonds reflected on the signature pages attached hereto, whether held by a Qualified Marketmaker or another Consenting Bondholder, are subject to the foregoing requirement that, upon any transfer, a joinder agreement be delivered to Cadwalader, GE Capital and MetLife, whether or not such sale of Bonds is to a Qualified Marketmaker.

3.04.                                      Forbearance.  So long as this Agreement remains in effect, Fundco and each Consenting Bondholder agree to, and, subject to Section 3.02(d), each Consenting Bondholder will deliver a written instruction (either directly or indirectly) to the Bondholder Trustee under the Indenture, Fundco, the Lease Indenture Trustees under the Lease Indentures, and the Security Agent under the Lease Indentures to:

(a)                                  forbear from exercising any rights or remedies against any of the Owner Lessors, Fundco, or Homer City and its Affiliates (as defined in the Plan), including Edison Mission Energy (“EME”), Edison Mission Marketing & Trading, Inc. (“EMMT”), Edison Mission Holdings Co. (“EME Homer City Parent”), Edison Mission Finance Co. (“Edison Mission Finance”), Mission Energy Westside, Inc. (“Westside”), and Chestnut Ridge Energy Company (“Chestnut Ridge”), with respect to:

(i)                                     any default in the payment of principal or interest owing under the Indenture or Lease Indentures;

(ii)                                  any default in the payment of “Basic Lease Rent” or “Supplemental Lease Rent” owing under, and as each of those terms is defined under, those certain Facility Lease Agreements, dated as of December 7, 2001, between the Owner Lessors and Homer City (the “Facility Leases”); and

(iii)                               any other default under any of the Operative Documents (as defined in those certain Participation Agreements, dated as of December 7, 2001 (the “Participation Agreements”), among Homer City, Fundco, the Owner Lessors, the Lease Indenture Trustees, the Security Agent under the Lease Indentures, the Bondholder Trustee, and other parties signatory thereto) caused by a default in the payment of Basic Lease Rent or Supplemental Lease Rent owing under the Facility Leases, caused by any party to any Operative Documents being or stating that it is insolvent or unable to pay its debts as they come due, or caused by the execution of this Agreement, the Master Transaction Agreement, or any other agreements entered into in connection with, or any transactions contemplated by, this Agreement or the Master Transaction Agreement;

and

(b)                                 with respect to each Debt Service Reserve Letter of Credit (as such term is defined in the Participation Agreements):

(i)                                     request that Union Bank of California, N.A. (“Union Bank”) cancel, as of the Effective Date (as such term is defined in the Plan), each Debt

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Service Reserve Letter of Credit and each Debt Service Reserve Letter of Credit and Reimbursement Agreement, dated as of April 1, 2005, as amended from time to time, among the Owner Lessors as Borrowers, Union Bank as Issuing Bank and Agent, and the Banks party thereto from time to time (each a “Debt Service Letter of Credit and Reimbursement Agreement”);

(ii)                                  forbear from drawing on any Debt Service Reserve Letter of Credit; and

(iii)                               if a draw is made on any Debt Service Reserve Letter of Credit, retain at Fundco all proceeds of such draw, which proceeds shall be applied by Fundco to satisfy obligations under any Debt Service Reserve Letter of Credit and Reimbursement Agreement governing any letter of credit so drawn, in accordance with the terms of the Plan.

Section 4.                                          Undertakings of GE Capital, MetLife and NewCo.

4.01.                                      Agreement to Support.

(a)                                  Each of GE Capital, MetLife, and NewCo covenants and agrees to (i) act in good faith and use commercially reasonable efforts to support and complete successfully the Solicitation in accordance with the terms of this Agreement, (ii) use commercially reasonable efforts in furtherance of confirming the Plan and consummating the Transactions, subject to, and in accordance with the terms and conditions of, the Plan and the Master Transaction Agreement, as soon as practicable, but in any event in accordance with, and within the time frames contemplated by, this Agreement (including within the deadlines set forth in Section 7), and (iii) promptly deliver to Informal Bondholder Group Counsel (as defined in the Plan) any drafts of documents or amendments, modifications, or supplements to any documents, as applicable, identified in items 5 through and including 11 of Exhibit 6.8 of the Plan.  For the avoidance of doubt, each of GE Capital, MetLife and NewCo agrees that, unless this Agreement is validly terminated pursuant to the terms hereof, it will not take any action that would interfere with, delay or postpone the consummation of the Plan.

(b)                                 The Parties agree that any breach by GE Capital, MetLife or NewCo of any of their respective obligations or undertakings under this Agreement, including Section 4.01(a), may give rise to irreparable damage for which monetary damages would not be an adequate remedy.  Each of GE Capital, MetLife and NewCo accordingly agrees that GE Capital (with respect to a breach by MetLife or NewCo), MetLife (with respect to a breach by GE Capital or NewCo), NewCo (with respect to a breach by GE Capital or MetLife), Fundco and the Consenting Bondholders will be entitled to enforce the foregoing obligations by decree of specific performance without the necessity of proving the inadequacy of monetary damages as a remedy and to obtain injunctive relief against any breach or threatened breach thereof, without any requirement to post a bond.  Each of the Parties accordingly agrees that the sole and exclusive remedy of any Party for any breach of this Agreement by GE Capital, MetLife or NewCo shall be the right to specific performance.

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4.02.                                      Forbearance.  So long as this Agreement remains in effect, each of GE Capital and MetLife shall, and shall direct the Owner Lessors to, forbear from exercising any rights or remedies against Homer City, EME, EMMT, EME Homer City Parent, Edison Mission Finance, Westside, and Chestnut Ridge, and their Affiliates, with respect to (a) any default in the payment of principal or interest owing under the Indenture or Lease Indentures, (b) any default in the payment of Basic Lease Rent or Supplemental Lease Rent owing under the Facility Leases, or (c) any other default under any of the Operative Documents caused by a default in the payment of Basic Lease Rent or Supplemental Lease Rent owing under the Facility Leases, caused by any party to any Operative Documents being or stating that it is insolvent or unable to pay its debts as they come due, or caused by the execution of this Agreement, the Master Transaction Agreement, or any other agreements entered into in connection with, or any transactions contemplated by, this Agreement or the Master Transaction Agreement.

4.03.                                      Release.  Each of GE Capital and MetLife hereby agree that, so long as this Agreement has not terminated prior to the Effective Date, on the Effective Date, each of GE Capital and MetLife shall, and shall direct the Owner Lessors to, grant a release coextensive with the release set forth in Section 10.6 of the Plan to each holder of Bonds who has voted to accept the Plan and who has not elected to opt out of providing the release provided by Section 10.6 of the Plan.

Section 5.                                          Representation of Consenting Bondholders.  Each of the Consenting Bondholders individually represents on a several basis, and as to itself only, that, as of the date such Consenting Bondholder executes and delivers this Agreement:

5.01.                                      It is the beneficial owner and/or the investment adviser or manager of discretionary accounts for the holders or beneficial owners of the aggregate outstanding principal amount of the Bonds set forth on its signature page hereto, with the power to vote and dispose of all of the aggregate outstanding principal amount of such Bonds on behalf of such holders or beneficial owners and is entitled (for its own account or for the account of other persons claiming through it) to all of the rights and economic benefits of such holdings.

5.02.                                      It, or the holder for whom it acts as investment adviser or manager, is an “Accredited Investor” (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act).

5.03.                                      There are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Parties.

5.04.                                      It acknowledges that no representations, express or implied, are being made with respect to the new bonds to be issued to it by NewCo under the Plan (the “New Bonds”), which New Bonds shall be in the form attached hereto as Exhibit E, or otherwise, other than those expressly set forth herein or in (a) the Plan (including the exhibits, schedules and documents comprising the supplement thereto, including the New Secured Bond Indenture (as defined in the Plan) attached as Exhibit 1.1.55 thereto) or (b) the New Bond Security Documents attached hereto as Exhibit F.

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5.05.                                      In making its decision to invest in the New Bonds hereunder, it has relied, and will rely, upon independent investigations made by it and, to the extent believed by such Consenting Bondholder to be appropriate, its representatives, including its own professional, tax and other advisors.

5.06.                                      It has been advised that (a) the offer and sale of the New Bonds has not been, and will not be, registered under the Securities Act and (b) the offering and issuance of the New Bonds is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act and Regulation D thereunder or pursuant to Section 1145 of the Bankruptcy Code.

Section 6.                                          Mutual Representations, Warranties, and Covenants.  Each of the Parties individually represents, warrants, and covenants to the others, as of the date of this Agreement, as follows (each of which is a continuing representation, warranty, and covenant):

6.01.                                      Enforceability.  It is validly existing and in good standing under the laws of the jurisdiction of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditor’s rights generally or by equitable principles relating to enforceability.

6.02.                                      No Consent or Approval.  Except as expressly provided in this Agreement, no consent or approval is required by any other person in order for it to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

6.03.                                      Power and Authority.  Except as expressly provided in this Agreement, it has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

6.04.                                      Authorization.  The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

Section 7.                                          Termination.

7.01.                                      Consenting Bondholder Termination Events.  This Agreement may be terminated by the Requisite Consenting Bondholders, by delivery to GE Capital and MetLife of a notice in accordance with Section 10.08, upon the occurrence and continuance of any of the following events:

(a)                                  the breach in any material respect by Fundco, GE Capital or MetLife of any of the undertakings, representations, warranties or covenants of Fundco, GE Capital or MetLife set forth in this Agreement which remains uncured for a period of ten (10) Business Days after the receipt by the breaching Party from the Requisite Consenting Bondholders of written notice of such breach;

(b)                                 unless agreed to by the Requisite Consenting Bondholders, the amendment, modification, or withdrawal of, or the filing of a pleading by Fundco seeking to

9

amend, modify, or withdraw, the Plan (including the exhibits thereto) or the related solicitation materials;

(c)                                  the termination of the EPC Contract (as defined in the Plan) or the occurrence and continuation of a default thereunder by GE Capital or its subsidiary party thereto that would permit the EPC Contractor (as defined in the EPC Contract) to terminate the EPC Contract;

(d)                                 on the date that is twenty five (25) Business Days after the Solicitation Commencement Date (as defined in Section 7.04(a)), unless Fundco has commenced the Case;

(e)                                  in accordance with the final sentence of Section 8; or

(f)                                    the breach by GE Capital or MetLife of Section 4.02.

7.02.                                      GE Capital Termination Events.  This Agreement may be terminated by GE Capital by delivery of notice to other Parties in accordance with Section 10.08, upon the occurrence and continuance of any of the following events:

(a)                                  the breach in any material respect by Fundco or any Consenting Bondholders of any of their respective undertakings, representations, warranties or covenants set forth in this Agreement which remains uncured for a period of ten (10) Business Days after the receipt of written notice of such breach, unless, with respect to a breach by any Consenting Bondholders, as of the time of and during the continuance of such breach, Consenting Bondholders, excluding any GE Capital Affiliates and MetLife Affiliates, holding more than two-thirds of the aggregate outstanding principal amount of all Bonds (excluding the aggregate amount of Bonds beneficially owned by any GE Capital Affiliate and MetLife Affiliate) remain in compliance with the terms of this Agreement;

(b)                                 unless agreed to by GE Capital (and MetLife, with respect to any economic terms), the amendment, modification, or withdrawal of, or the filing of a pleading by Fundco seeking to amend, modify, or withdraw, the Plan (including the exhibits thereto) or the related solicitation materials;

(c)                                  on the date that is twenty five (25) Business Days after the Solicitation Commencement Date, unless Fundco has (i) obtained the Trustee Direction and (ii) commenced the Case; or

(d)                                 the breach by Fundco or any Consenting Bondholder of Section 3.04.

7.03.                                      Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual agreement among GE Capital and the Requisite Consenting Bondholders.

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7.04.            Other Termination Events.  The obligations of all Parties hereunder may be terminated by GE Capital or the Requisite Consenting Bondholders, by delivery of notice to the other Parties in accordance with Section 10.08, at any time on or after:

(a)           October 19, 2012, unless Fundco has commenced the Solicitation (such date, the “Solicitation Commencement Date”);

(b)           the date that is thirty (30) days after the Solicitation Commencement Date, unless on or prior to such date Fundco has successfully concluded the Solicitation (i.e., has obtained votes accepting the Plan from holders of Bonds sufficient to satisfy the conditions for acceptance set forth in Section 1126 of the Bankruptcy Code);

(c)           the date that is seventy-five (75) days after the Commencement Date, if the Plan has not been confirmed by the Bankruptcy Court on or before such date;

(d)           the date that the Case shall have been converted to a case under chapter 7 of the Bankruptcy Code, or such case shall have been dismissed by order of the Bankruptcy Court (unless caused by a default by any Consenting Bondholder of its obligations hereunder, in which event the Consenting Bondholders shall not have the right to terminate under this subsection);

(e)           the date that an order is entered by the Bankruptcy Court directing the appointment of an examiner with expanded powers or a trustee;

(f)            the date that an order is entered by the Bankruptcy Court or a court of competent jurisdiction denying confirmation of the Plan for Fundco (unless caused by a default by any Consenting Bondholder of its obligations hereunder, in which event the Consenting Bondholders shall not have the right to terminate under this subsection);

(g)           the occurrence of the Effective Date;

(h)           February 20, 2013 (provided that the right to terminate this Agreement pursuant to this clause (h) shall not be available to GE Capital or the Requisite Consenting Bondholders if a default hereunder by GE Capital (in the case of a termination by GE Capital) or any Consenting Bondholder (in the case of a termination by the Requisite Consenting Bondholders) has caused the Plan not to become effective on or before such date); provided that, solely in the event that as of February 20, 2013, the condition precedent set forth in Section 9.1(e) of the Plan is the only condition precedent to the Effective Date that has not been satisfied or waived in accordance with Section 9.2 of the Plan, the immediately preceding date shall be extended to March 22, 2013;

(i)            the date of the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final nonappealable ruling or order restraining, enjoining or otherwise prohibiting the consummation of the Transactions; or

(j)            the date the Bankruptcy Court grants relief that is inconsistent with this Agreement or the Plan in any materially adverse respect; provided, that any

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requirement to provide notice to Fundco in this Section 7.04 shall be waived at any time during which Fundco is a debtor in a case under the Bankruptcy Code and has not obtained an order of the Bankruptcy Court, which shall then be in full force and effect, granting relief from the automatic stay to permit the other parties to this Agreement to provide such notice without the need for any other action by such party.

provided, that any of the dates set forth in this Section 7.04 may be extended by agreement among GE Capital and the Requisite Consenting Bondholders.

7.05.            Effect of Termination.  Subject to Section 10.06, upon termination of this Agreement, each Party shall be released from its commitments, undertakings and agreements under or related to this Agreement and shall have the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement.  Upon the occurrence of any termination of this Agreement, any and all consents tendered by the Consenting Bondholders prior to such termination shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Transactions and this Agreement.  Nothing in this Section 7.05 shall apply to a termination pursuant to Section 7.04(g).  If this Agreement is terminated as a result of a breach of this Agreement by a Party, such Party shall not be released and shall remain liable for such termination, subject to Section 3.01(d) and Section 4.01(b).

Section 8.              Expense Reimbursement.  GE Capital and MetLife agree to cause NewCo, upon the closing of the Transactions, to assume the obligations of Homer City to reimburse Cadwalader and the Consenting Bondholders for their fees and expenses pursuant to the existing fee reimbursement letter between Homer City and Cadwalader dated as of February 22, 2012 (the “Reimbursement Letter”), to the extent not then reimbursed in accordance therewith.  Notwithstanding the foregoing, in the event that Homer City fails to reimburse Cadwalader or the Consenting Bondholders in accordance with the terms of the Reimbursement Letter and, within twenty (20) days of the receipt by GE Capital from the Consenting Noteholders of notice of such failure (which notice shall set forth in reasonable detail the amounts owed by Homer City), payment in full of the amounts set forth in such notice has not been made, then the Requisite Consenting Bondholders shall have the right to terminate this Agreement.

Section 9.              Effectiveness; Amendments; Waivers.  This Agreement shall become effective and binding upon the delivery and execution of counterpart signature pages of this Agreement by each of the Parties.  Notwithstanding the foregoing, if each Party other than FundCo has delivered an executed counterpart signature page in accordance with the preceding sentence, then upon such delivery and execution, this Agreement shall become effective and binding on each Party except FundCo, and shall thereafter become binding on FundCo upon FundCo’s delivery and execution of a counterpart signature page in accordance with the preceding sentence.  Once effective, this Agreement may not be modified, amended, or supplemented (except as expressly provided herein or therein) except in writing signed by GE Capital and Consenting Bondholders holding, at the time of measurement, no less than the lesser of (a) 75% of the aggregate outstanding principal amount of the Bonds held by the Consenting Bondholders and (b) two-thirds of the aggregate outstanding principal amount of all Bonds (the

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“Requisite Consenting Bondholders”) and, with respect to any (i) economic terms of this Agreement, MetLife and (ii) terms that adversely affect Fundco in any material respect, Fundco; provided, that any Bonds beneficially owned by any GE Capital Affiliate or MetLife Affiliate shall be excluded from the calculation of (A) the aggregate amount of Bonds owned by Consenting Bondholders for the purposes of determining the Requisite Consenting Bondholders hereunder and (B) any vote or the grant of any consent by Consenting Bondholders or Requisite Consenting Bondholders hereunder; provided, further, that nothing herein shall constitute an agreement or admission by either GE Capital or MetLife that either of them is an “insider” (as defined in the Bankruptcy Code), for the purposes of Section 1129(a)(10) of the Bankruptcy Code or otherwise; provided, further, that no amendment, modification or supplement to Section 3.04 shall be effective without the written consent of Homer City.  Notwithstanding the foregoing, no amendment, modification or supplement shall treat a Consenting Bondholder differently than any other Consenting Bondholder if such treatment disproportionately and adversely affects a Consenting Bondholder that does not consent to such amendment, modification or supplement.  Except as otherwise provided in this Section 9, no claim of waiver, modification, consent or acquiescence with respect to any provision of this Agreement shall be made against any Party, except on the basis of a written instrument executed by or on behalf of such Party.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, AMENDMENTS TO SECTION 3.02(c) AND THIS SECTION 9 SHALL REQUIRE THE WRITTEN CONSENT OF ALL CONSENTING BONDHOLDERS.

Section 10.            Miscellaneous.

10.01.         Further Assurances.  Subject to the other terms of this Agreement and, for the avoidance of doubt, without expanding any of the obligations of the Parties or limiting any of the other provisions of this Agreement, each of the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the Solicitation, the Plan and/or the Transactions, as applicable, in each case, as soon as reasonably practicable.

10.02.         Complete Agreement.  This Agreement constitutes the entire agreement of the Parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the Parties with respect to the subject matter of this Agreement, except for any confidentiality agreement.

10.03.         Governing Law; Submission to Jurisdiction; Selection of Forum; WAIVER OF TRIAL BY JURY.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, termination, performance or nonperformance of this Agreement (including the Exhibits), shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State, without regard to any conflict of laws principles thereof.  Each Party agrees that it shall bring any action or proceeding in respect of any claim based upon, arising out of, or related to this agreement, any provision hereof or any of the transactions contemplated hereby, in the United States District Court for the Southern District of New York or any New York State court sitting in New York County of New York City (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (a) irrevocably

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submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party; provided that, upon the commencement of the Case, the Bankruptcy Court shall be the sole Chosen Court.  Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  EACH PARTY HERETO WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, MATTER OR PROCEEDING BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT, ANY PROVISION HEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

10.04.         Execution of Agreement.  This Agreement may be executed and delivered (by facsimile, email or otherwise) in any number of counterparts, each of which, when executed and delivered in accordance with Section 10.08, shall be deemed an original, and all of which together shall constitute the same agreement.

10.05.         Parties; Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors, permitted assigns and representatives.  No rights or obligations of any Party under this Agreement may be assigned or transferred to any other person or entity except as provided in Section 3.03.  The agreements, representations and obligations of the Consenting Bondholders under this Agreement are, in all respects, several and not joint.

10.06.         Survival.  Notwithstanding the termination of this Agreement, the agreements and obligations of the Parties in this Section 10 and Section 7.05 shall survive such termination and shall continue in full force and effect for the benefit of the Parties (and any third party beneficiaries, in accordance with Section 10.09) in accordance with the terms hereof.

10.07.         Relationship Among Parties.  It is understood and agreed that no Consenting Bondholder has any duty of trust or confidence in any form with any other Consenting Bondholder, and, except as provided in this Agreement, there are no agreements, commitments or undertakings among or between them.  In this regard, it is understood and agreed that any Consenting Bondholder may trade in the Bonds without the consent of Fundco, GE Capital, MetLife or any other Consenting Bondholder, subject to applicable securities laws and the terms of this Agreement (including Section 3.03); provided, further, that neither Fundco, GE Capital, MetLife nor any Consenting Bondholder shall have any responsibility for any such trading by any other entity by virtue of this Agreement.  No prior history, pattern or practice of sharing confidences among or between the Consenting Bondholders shall in any way affect or negate this understanding and agreement.

10.08.         Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission), (c) five (5) days after being deposited with the United States Post Office, by registered or certified mail, postage prepaid, (d) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt) or (e) when sent by electronic mail (with acknowledgment received), in each case, at the following addresses and facsimile numbers (or to

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such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

(a) if to Fundco to:

RICHARDS, LAYTON & FINGER, P.A.

One Rodney Square

P.O. Box 551

Wilmington, Delaware  19899

Attention: Paul N. Heath, Esq.

Telephone:  (302) 651-7700

Facsimile: (302) 498-7590

Email: heath@rlf.com

(b) if to the Member to:

Wilmington Trust Company

1105 N. Market Street

Suite 1300

Wilmington, Delaware 19801

Attention:  Thomas Strauss

with a copy to:

Morris James LLP

500 Delaware Avenue, Suite 1500

Wilmington, Delaware  19801-1494

Attention: Ross Antonacci, Esq.

Telephone:  (302) 888-6914

Facsimile: (302) 498-7590

Email: RAntonacci@morrisjames.com

(c) if to GE Capital or NewCo to:

General Electric Capital Corporation

c/o GE Energy Financial Services

800 Long Ridge Road

Stamford, CT 06924

Attention: William Bradley, Esq.

Facsimile: (203) 961-2000

Email: William.Bradley@ge.com

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

15

New York, NY 10153

Attention: Debra A. Dandeneau, Esq.

Facsimile: 212-310-8007
Email: debra.dandeneau@weil.com

(d) if to MetLife to:

Metropolitan Life Insurance Company

ATTN: Director, Leveraged Leases and Tax Equity

10 Park Avenue

Morristown, New Jersey 07962

Email: LLTE@metlife.com

with a copy to:

Metropolitan Life Insurance Company

ATTN: Chief Counsel, Securities Investments (PRIV)

10 Park Avenue

Morristown, New Jersey 07962

Email: sec_invest_law@metlife.com

(e)           if to a Consenting Bondholder or a transferee thereof, to the addresses or facsimile numbers set forth below following the Consenting Bondholder’s signature (or as directed by any transferee thereof), as the case may be, (or at such other addresses or facsimile numbers as shall be specified by like notice) with a copy to:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, New York 10281

Attention: George A. Davis, Esq.

Facsimile: 212-504-6666
Email: george.davis@cwt.com

10.09.         Third Party Beneficiaries.  Unless expressly stated herein (including in Section 3.01(d)), this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third party beneficiary hereof or have any legal or equitable right, remedy or claim hereunder.   Notwithstanding the immediately preceding sentence, Homer City shall be a third party beneficiary of Section 3.04 in all respects and for all purposes.

10.10.         No Solicitation.  This Agreement is not and shall not be deemed to be a solicitation for consents to the Plan.  The votes of the holders of claims against Fundco will not be solicited until such holders who are entitled to vote on the Plan have received the Plan, the Disclosure Statement and related ballot, and other required solicitation materials.  In addition, this Agreement does not constitute an offer to issue or sell securities to any person, or the solicitation of an offer to acquire or buy securities, in any jurisdiction where such offer or solicitation would be unlawful.

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10.11.         Publicity.  Except as required by law, regulation, or regulatory authority (including in connection with the disclosure of this Agreement in filings made with the Securities and Exchange Commission) or as required or permitted under any existing non-disclosure agreements between or among the Parties, neither Fundco, GE Capital, MetLife, NewCo nor any Consenting Bondholder shall (a) use the name of GE Capital, MetLife or any Consenting Bondholder in any public manner without the prior written consent of GE Capital (in the case of the proposed disclosure of the name of GE Capital), MetLife (in the case of the proposed disclosure of the name of MetLife) or such Consenting Bondholder (in the case of the proposed disclosure of the name of such Consenting Bondholder) or (b) disclose to any person (including, for the avoidance of doubt, any other Consenting Bondholder), other than advisors to GE Capital, MetLife, NewCo, Fundco and the Owner Lessors, the principal amount or percentage of any Bonds or any other securities of Fundco or any of their respective subsidiaries held by any Consenting Bondholder (except that any Consenting Bondholder shall be permitted to disclose to any person the principal amount or percentage of any Bonds or any other securities of Fundco that it beneficially owns or is investment advisor or manager therefor), and the Parties agree to redact any outstanding principal amount or percentage of Bonds set forth on any signature page hereto before disclosing such signature page; provided that such Parties shall be permitted to disclose at any time the aggregate principal amount of and aggregate percentage of Bonds held by Consenting Bondholders and by other persons who have otherwise agreed to participate in the Solicitation.  It is understood, however, that this Plan Support Agreement, with signature page redactions of the aggregate amount of Bonds or any series thereof held by any Consenting Bondholder, may be attached to the Disclosure Statement and may be publicly filed with the Securities and Exchange Commission and the Bankruptcy Court.

10.12.         Other Interpretive Matters.

(a)           Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply: (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; (ii) all Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein; (iii) words imparting the singular number only shall include the plural and vice versa; (iv) the words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires; (v) the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vi) the division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement; (vii) all references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified; and (viii) “Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

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(b)           The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c)           For purposes of this Agreement, (i) “GE Capital Affiliate” shall mean GECC and any of its Affiliates and (ii) “MetLife Affiliate” shall mean MetLife and any of its Affiliates, in each case, solely in their respective capacities as Consenting Bondholders.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

HOMER CITY FUNDING LLC

By: Wilmington Trust Company, its Member

By:
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Mark Mellana
Name: Mark Mellana
Title: Authorized Signatory

EFS-N, INC.

By:	/s/ Mark Mellana
Name: Mark Mellana
Title: Authorized Signatory

METROPOLITAN LIFE INSURANCE COMPANY

By:	/s/ Jiteendra L. Balchandani
Name: Jiteendra L. Balchandani
Title: Director

HOMER CITY GENERATION, L.P.

By:	/s/ Mark Mellana
Name: Mark Mellana
Title: Authorized Signatory

[Signature Page to Plan Support Agreement]

CONSENTING BONDHOLDER

[CONSENTING BONDHOLDER SIGNATURE PAGES REDACTED]

[Signature Page to Plan Support Agreement]

SCHEDULE A

OPERATOR LIST

NRG Energy, Inc., and affiliates

North American Energy Services Corporation (also known as “NAIS”) and affiliates

Public Service Electric and Gas Company and affiliates

EXHIBIT A

PLAN

Appears at Exhibit “A” to the Disclosure Statement

EXHIBIT B

DISCLOSURE STATEMENT

Not Attached (see Disclosure Statement at front of Solicitation Package)

EXHIBIT C

TRUSTEE DIRECTION

EXHIBIT D

JOINDER

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Plan Support Agreement, dated as of [•], 2012 (the “Agreement”), by and among [•] (as defined in the Agreement), [Transferor Consenting Bondholder Name] (“Transferor”) and certain other bondholders party thereto, and agrees to be bound by the terms and conditions thereof to the extent Transferor was thereby bound, and shall be deemed a “Consenting Bondholder”) under the terms of the Agreement.

Date:                             , 2012

[TRANSFEREE]

By:
Name:
Title:

Address:

Attn:
Tel:
Fax:
Email:

Aggregate outstanding principal amount of Bonds beneficially owned or managed on behalf of accounts that hold or beneficially own such Bonds as of the date hereof:

8.137% Bonds Due 2019: $

8.734% Bonds Due 2026: $

EXHIBIT E

NEW BONDS

See Exhibit [  ] to Bond Indenture, Attached as Exhibit 1.1.63 to the Plan

EXHIBIT F

NEW BOND SECURITY DOCUMENTS

See Exhibits 1.1.27 and 1.1.67 to the Plan

EXHIBIT G

BALLOTS

October [  ], 2012

The Bank of New York Mellon

385 Rifle Camp Road

Woodland Park, NJ 07424

Attention:  Corporate Trust Division

Re:                             Homer City Funding LLC

Ladies and Gentlemen:

Reference is made to that certain First Amended and Restated Indenture, dated as of December 7, 2001 (the “Bond Indenture” and, with respect to the series of bonds issued thereunder, the “Bonds”), among Homer City Funding LLC (the “Company”) and The Bank of New York, as successor trustee (the “Trustee”).  Capitalized terms used but not otherwise defined herein shall be ascribed the meanings provided in the Bond Indenture.

Provided that (a) the Trustee has not received full payment of the installment of principal and interest due under the Bond Indenture on October 1, 2012, and (b) either the Company waives the 5 Business Day period that the payment described in (a) above must be outstanding to constitute an Event of Default under the Bond Indenture (the “Grace Period”) or such Grace Period expires without full payment being made, the undersigned, beneficial owner on the date hereof of the aggregate principal amount of the Bonds set forth in the signature block below, hereby directs The Bank of New York, as Trustee under the Bond Indenture, pursuant to section 6.5 of the Bond Indenture, beginning on the earliest of (i) October 1, 2012, if the above-described Company waiver of the Grace Period is received on or prior to October 1, 2012, (ii) the first day during the Grace Period on which such waiver of the Grace Period is received, and (iii) October 9, 2012, when the Grace Period expires, to execute, deliver, comply with and implement the terms of the Plan Support Agreement among the Company, General Electric Capital Corporation, EFS-N, Inc., Metropolitan Life Insurance Company, Homer City Generation, L.P., and certain holders of Bonds (the “Plan Support Agreement”) on behalf of the Consenting Bondholders (as defined in the Plan Support Agreement), including, without limitation, by:

a.               requesting and instructing Wilmington Trust Company, in its capacity as sole member of the Company (the “Member”) to (i) retain, on behalf of the Company, without any cost or expense to the Member, the law firm of Richards, Layton & Finger P.A. (“Company Delaware Bankruptcy Counsel”) and, in accordance with the advice and at the request of Company Delaware Bankruptcy Counsel, (ii) commence a solicitation of votes on the Plan (as defined in the Plan Support Agreement) in accordance with the Plan Support Agreement;

b.              requesting and instructing the Member, in accordance with the advice and at the request of Company Delaware Bankruptcy Counsel, to (i) file a petition for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in accordance with the terms of the Plan Support Agreement (the “Bankruptcy Case”), (ii) file the Plan with the Bankruptcy Court, and (iii) seek confirmation of the Plan in accordance with the terms of the Plan Support Agreement;

c.               executing and delivering to the Member the Trustee’s Request, Instruction and Consent attached hereto as Exhibit 1;

d.              forbearing from exercising remedies as outlined in the Plan Support Agreement and issuing such instructions to the trustees (the “Lease Indenture Trustees”) under those certain Indenture of Trust and Security Agreements, dated as of December 7, 2001 (the “Lease Indentures”), the Security Agent under the Bond Indenture and the Lease Indentures (the “Security Agent”), and the Collateral Agent under the Bond Indenture and the Lease Indentures (the “Collateral Agent”) as are necessary to comply with the forbearance set forth in the Plan Support Agreement;

e.               requesting that the Lease Indenture Trustees, the Security Agent, the Collateral Agent and Union Bank of California, N.A. consent to and cancel each Debt Service Reserve Letter of Credit and Debt Service Reserve Letter of Credit and Reimbursement Agreement as defined in and in accordance with the terms of the Plan Support Agreement, and otherwise complying with the provisions of the Plan Support Agreement requiring forbearance from drawing on any Debt Service Reserve Letter of Credit and the retention at the Company of any proceeds of any draw on any Debt Service Reserve Letter of Credit for use in accordance with the Plan;

f.                 implementing the Plan in accordance with the Plan and any order of the Bankruptcy Court confirming the Plan;

g.              on the Effective Date (as defined in the Plan) of the Plan, signing the Consent, Termination and Release Agreement attached to that certain Master Transaction Agreement between EME Homer City Generation L.P. and Homer City Generation, L.P.;

h.              taking such other actions, signing such other documents and giving such other consents, waivers and directions as are reasonably necessary to effectuate the Plan Support Agreement, the Plan and any order of the Bankruptcy Court confirming the Plan; and

2

i.                  notwithstanding anything to the contrary herein, directing the Member to, in the event the Plan Support Agreement is terminated before the Effective Date of the Plan, (i) cause the Company to move to dismiss the Bankruptcy Case and (ii) take all necessary or appropriate actions to obtain an order dismissing the Bankruptcy Case.

The undersigned waives any and all claims against the Trustee, the parties to the Plan Support Agreement and the Member that may arise as a result of or are related to actions taken by any party pursuant to or as a result of this direction, and covenants not to bring any such claim, in any forum, against the Trustee, the parties to the Plan Support Agreement or the Member.

[Signature Page Follows]

3

CONSENTING BONDHOLDER

[CONSENTING BONDHOLDER:]

By:
Name:
Title:

Date:

Address:

Attn:
Tel:
Fax:
Email:

Aggregate outstanding principal amount of Bonds beneficially owned or managed on behalf of accounts that hold or beneficially own such Bonds as of the date hereof:

8.137% Bonds Due 2019: $

8.734% Bonds Due 2026: $

TOTAL: $

4

The undersigned, as Trustee under the Bond Indenture, hereby acknowledges receipt of the above direction.

The Bank of New York,
as Trustee under the Bond Indenture

By:
Name:
Title:

5

Exhibit 1

Trustee’s Request, Instruction and Consent

October [  ], 2012

Wilmington Trust Company

1100 North Market Street

Wilmington, DE 19890

Attention: Corporate Trust Division

Re:                             Homer City Funding LLC

Ladies and Gentlemen:

Reference is made to that certain First Amended and Restated Indenture, dated as of December 7, 2001 (the “Bond Indenture” and, with respect to the series of bonds issued thereunder, the “Bonds”), among Homer City Funding LLC (the “Company”) and The Bank of New York, as successor trustee (the “Trustee”).  Capitalized terms used but not otherwise defined herein shall be ascribed the meanings provided in the Bond Indenture.

Provided that (a) the Trustee has not received full payment of the installment of principal and interest due under the Bond Indenture on October 1, 2012, and (b) either the Company waives the 5 Business Day period that the payment described in (a) above must be outstanding to constitute an Event of Default under the Bond Indenture (the “Grace Period”) or such Grace Period expires without full payment being made, the undersigned Trustee under the Bond Indenture hereby requests that and instructs Wilmington Trust Company to, in its capacity as sole member of the Company (the “Member”), execute, deliver, comply with and perform the terms of the Plan Support Agreement among the Company, General Electric Capital Corporation, EFS-N, Inc., Metropolitan Life Insurance Company, Homer City Generation, L.P., and certain holders of Bonds (the “Plan Support Agreement”) on behalf of the Company, including, without limitation, by retaining, on behalf of the Company, without any cost or expense to the Member, the law firm of Richards, Layton & Finger P.A. (“Company Delaware Bankruptcy Counsel”) and, in accordance with the advice and at the request of Company Delaware Bankruptcy Counsel, by taking the following actions:

a.               commencing a solicitation of votes on the Plan (as defined in the Plan Support Agreement) in accordance with the Plan Support Agreement;

b.              (i) filing a petition for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in accordance with the terms of the Plan Support Agreement (the “Bankruptcy Case”), (ii) filing the Plan with the Bankruptcy Court, and (iii) seeking confirmation of the Plan in accordance with the terms of the Plan Support Agreement;

c.               signing this request and instruction;

d.              forbearing from exercising remedies as outlined in the Plan Support Agreement and issuing such instructions to the trustees (the “Lease Indenture Trustees”) under those certain Indenture of Trust and Security Agreements, dated as of December 7, 2001 (the “Lease Indentures”), the Security Agent under the Bond Indenture and the Lease Indentures (the “Security Agent”), and the Collateral Agent under the Bond Indenture and the Lease Indentures (the “Collateral Agent”) as are necessary to comply with the forbearance set forth in the Plan Support Agreement;

e.               requesting that the Lease Indenture Trustees, the Security Agent, the Collateral Agent and Union Bank of California, N.A. consent to and cancel each Debt Service Reserve Letter of Credit and Debt Service Reserve Letter of Credit and Reimbursement Agreement as defined in and in accordance with the terms of the Plan Support Agreement, and otherwise complying with the provisions of the Plan Support Agreement requiring forbearance from drawing on any Debt Service Reserve Letter of Credit and the retention at the Company of any proceeds of any draw on any Debt Service Reserve Letter of Credit for use in accordance with the Plan;

f.                 implementing the Plan in accordance with the Plan and any order of the Bankruptcy Court confirming the Plan;

g.              on the Effective Date (as defined in the Plan) of the Plan, signing the Consent, Termination and Release Agreement attached to that certain Master Transaction Agreement between EME Homer City Generation L.P. and Homer City Generation, L.P.;

h.              taking such other actions, signing such other documents and giving such other consents, waivers and directions as are reasonably necessary to effectuate the Plan Support Agreement, the Plan and any order of the Bankruptcy Court confirming the Plan, all as instructed or advised by Company Delaware Bankruptcy Counsel; and

i.                  notwithstanding anything to the contrary herein, in the event the Plan Support Agreement is terminated before the Effective Date of the Plan, moving to dismiss the Bankruptcy Case and taking all necessary or appropriate actions to obtain an order dismissing the Bankruptcy Case, all as instructed or advised by Company Delaware Bankruptcy Counsel.

The Trustee hereby consents to the foregoing and to (i) the execution, delivery and filing (in the Bankruptcy Case or elsewhere) of all petitions, schedules, motions, lists, applications, pleadings, and other papers as are necessary to confirm and implement the Plan, (ii) the Company’s employment and retention of legal counsel to assist with the foregoing, and (iii) all further acts and deeds which the Member deems necessary, proper,

8

or desirable in connection with the solicitation of votes on the Plan or the Bankruptcy Case, in each case, in accordance with the Plan Support Agreement.

Please do not hesitate to contact us if you have any questions.  Thank you.

[Signature Page Follows]

9

Very truly yours,

The Bank of New York,
as Trustee under the Bond Indenture

By:
Name:
Title:

Accepted and agreed to:

Wilmington Trust Company, as Member of the Company

By:
Name:
Title:

10

No person has been authorized to give any information or advice, or to make any representation, other than what is included in the Disclosure Statement accompanying this Master Ballot.(1)

IMPORTANT:  NO CASE UNDER THE BANKRUPTCY CODE HAS BEEN COMMENCED AS OF THE DATE OF THE DISTRIBUTION OF THIS MASTER BALLOT.

ONLY HOLDERS OF CLASS 2 EXISTING BOND CLAIMS WHO ARE ACCREDITED INVESTORS WITHIN THE MEANING OF RULE 501 OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), ARE ELIGIBLE TO PARTICIPATE IN THE SOLICITATION OF VOTES FOR THE PLAN (AS DEFINED BELOW).  PLEASE SEE PAGE SEVEN (7) FOR THE DEFINITION OF “ACCREDITED INVESTOR” UNDER THE SECURITIES ACT.

THIS MASTER BALLOT IS TO BE COMPLETED BY BROKERS, BANKS AND OTHER NOMINEES OF BENEFICIAL HOLDERS, OR THE AGENT OR PROXY HOLDER OF A NOMINEE (AS DEFINED BELOW).

Homer City Funding LLC

MASTER BALLOT FOR VOTING TO ACCEPT OR REJECT THE

PLAN OF REORGANIZATION OF HOMER CITY FUNDING LLC

MASTER BALLOT FOR CLASS 2, EXISTING BOND CLAIMS

(Claims against Homer City Funding LLC of holders of those certain

8.137% Senior Secured Bonds due 2019 (CUSIP No. 437410AA1) and
those certain 8.734% Senior Secured Bonds due 2026 (CUSIP No. 437410AB9)

Homer City Funding LLC (the “Debtor”) is soliciting votes with respect to the Plan of Reorganization of Homer City Funding LLC pursuant to chapter 11 of the Bankruptcy Code (the “Plan”) from the holders of certain impaired claims against the Debtor.

This Master Ballot (the “Master Ballot”) is to be used to tabulate the ballots of holders of Existing Bond Claims (the “Beneficial Holder Ballots”) that are beneficial holders, as of October 2, 2012 (the “Voting Record Date”), of (i) 8.137% senior secured bonds issued by the Debtor in the original principal amount of $300 million, maturing in 2019 (the “Series A Bonds”) or (ii) 8.734% senior secured bonds issued by the Debtor in the original principal amount of $530 million, maturing in 2026 (the “Series B Bonds” and, together with the Series A Bonds, the “Existing Bonds”), in each case, issued by the Debtor pursuant to that certain First Amended and Restated Indenture, dated December 7, 2001, to accept or reject the Plan, which is being proposed by the Debtor.  The Plan is attached as Exhibit “A” to the Disclosure Statement, which accompanies this Master Ballot.  If at the conclusion of this solicitation the Debtor obtains sufficient votes to accept the Plan, the Debtor intends to commence an expedited case under chapter 11 of the Bankruptcy Code.  The Plan can be confirmed by the Bankruptcy Court, and thereby made binding upon holders of Existing Bond Claims, if it is accepted by the holders of at least two-thirds in amount and more than one-half in number of the Existing Bond Claims that vote on the Plan, or if it otherwise satisfies the requirements of section 1129 of the Bankruptcy Code.

(1)  Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Plan, attached as Exhibit “A” to the Disclosure Statement.

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This Master Ballot for holders of the Existing Bond Claims may not be used for any purpose other than for tabulating votes to accept or reject the Plan.  This Master Ballot is to be used by you as a broker, bank, or other nominee of a beneficial holder of Existing Bonds, or as the agent of a broker, bank, or other nominee (each of the foregoing, a “Nominee”), or such person’s proxy holder for the Existing Bonds.  If you have any questions on how to properly complete this Master Ballot, please contact Epiq Bankruptcy Solutions, LLC (the “Voting Agent”) using the contact information provided on page nine (9) herein.

PLEASE READ AND FOLLOW THE ATTACHED INSTRUCTIONS CAREFULLY.  COMPLETE, SIGN, AND DATE THIS MASTER BALLOT AND PROMPTLY RETURN IT TO THE VOTING AGENT (EPIQ BANKRUPTCY SOLUTIONS, LLC, ATTN: HOMER CITY FUNDING LLC BALLOT PROCESSING, 757 THIRD AVENUE, THIRD FLOOR, NEW YORK, NEW YORK 10017) ON [                          ], 2012 AT 5:00 P.M., PREVAILING EASTERN TIME (THE “VOTING DEADLINE”).  OTHERWISE, THE VOTES TRANSMITTED HEREBY WILL NOT BE COUNTED.  HOMER CITY FUNDING LLC WILL EXTEND THE VOTING DEADLINE UPON REQUEST BY GENERAL ELECTRIC CAPITAL CORPORATION AND THE CONSENTING BONDHOLDERS (AS DEFINED IN THE PLAN SUPPORT AGREEMENT).

PLEASE COMPLETE THE FOLLOWING:

Item 1.           Certification of Authority to Vote.  The undersigned certifies that, as of the Voting Record Date, the undersigned (please check one box):

☐                                    Is a broker, bank, or other nominee for the beneficial holders of the aggregate principal amount of Existing Bonds listed in Item 2, and is the registered holder of such securities; or

☐                                    Is acting under a power of attorney and/or agency (a copy of which will be provided upon request) granted by a broker, bank, or other nominee that is the registered holder of the aggregate principal amount of Existing Bonds listed in Item 2; or

☐                                    Has been granted a proxy (an original of which is attached hereto) from a broker, bank, or other nominee, or a beneficial holder, that is the registered holder of the aggregate principal amount of Existing Bonds listed in Item 2, and, accordingly, has full power and authority to vote to accept or reject the Plan on behalf of the beneficial holders of the Existing Bonds described in Item 2.

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Item 2.  Tabulation of Votes and Opt-Out Elections with Respect to the Plan.

Please note that each beneficial holder of Existing Bonds that votes must vote the entire amount of its Existing Bond Claim to accept or reject the Plan and may not split such vote.  Accordingly, for purposes of tabulating the vote, each voting beneficial holder should be deemed to have voted the full amount of its Existing Bond Claim (comprised of the amount of Existing Bonds it holds as of the Voting Record Date), as shown by your records.  Any Beneficial Holder Ballot that partially accepts or partially rejects the Plan will not be counted.

PURSUANT TO THAT CERTAIN PLAN SUPPORT AGREEMENT, DATED AS OF OCTOBER [3], 2012 BETWEEN THE DEBTOR, GENERAL ELECTRIC CAPITAL CORPORATION, EFS-N, INC., METROPOLITAN LIFE INSURANCE COMPANY, HOMER CITY GENERATION L.P., AND THE CONSENTING BONDHOLDERS (AS DEFINED IN THE PLAN SUPPORT AGREEMENT) (THE “PLAN SUPPORT AGREEMENT”), HOLDERS OF EXISTING BOND CLAIMS WHO ARE PARTY TO THE PLAN SUPPORT AGREEMENT AGREED NOT TO EXERCISE THEIR OPT-OUT RIGHTS IN ITEM 3 SET FORTH ON THE BENEFICIAL HOLDER BALLOT.  PURSUANT TO THE PLAN SUPPORT AGREEMENT, ANY EXERCISE OF OPT-OUT RIGHTS IN ITEM 3 SET FORTH ON THE BENEFICIAL HOLDER BALLOT BY A HOLDER OF AN EXISTING BOND CLAIM WHO IS PARTY TO THE PLAN SUPPORT AGREEMENT SHALL HAVE NO FORCE AND EFFECT AND SUCH HOLDER WILL BE SUBJECT TO THE RELEASES CONTAINED IN SECTION 10.6 OF THE PLAN IN ALL RESPECTS.

PURSUANT TO ITEMS 2, 3, AND 5 OF THE BENEFICIAL HOLDER BALLOTS, EACH BENEFICIAL HOLDER OF AN EXISTING BOND CLAIM WHOSE EXISTING BONDS ARE REGISTERED IN “STREET NAME” OR ARE OTHERWISE HELD BY A NOMINEE, WHO HAS VOTED TO ACCEPT THE PLAN GRANTS ITS NOMINEE PERMISSION TO DISCLOSE ITS FULL NAME, CUSTOMER ACCOUNT NUMBER, AND WHETHER OR NOT IT HAS GRANTED THE RELEASES IN SECTION 10.6 OF THE PLAN ON THIS MASTER BALLOT OR TO THE VOTING AGENT, AS DIRECTED.

The undersigned transmits the following votes and elections of beneficial holders of Existing Bonds in respect of Existing Bond Claims and certifies that the following beneficial holders of the Existing Bonds, as identified by their respective customer account numbers set forth below, are beneficial holders of such Existing Bonds as of the Voting Record Date and have delivered to the undersigned, as Nominee or such person’s proxy holder, Beneficial Holder Ballots casting such votes and election in respect of their corresponding Existing Bond Claims (if applicable).

Important: Only beneficial holders of Existing Bonds that are Accredited Investors (as defined below) are entitled to vote to accept or reject the Plan.

Indicate in the appropriate column the aggregate principal amount voted for each account and whether the beneficial holders checked the box in Item 3 of the Beneficial Holder Ballot, or attach such information to this Master Ballot in the form of the following table:

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Current Principal Amount Outstanding of Existing Bonds Voted to Accept or Reject the Plan(2)
Your Customer Account Number for Each Beneficial Holder of Voting Existing Bonds	ACCEPT	REJECT	Opt-Out Election (Please check the box below only if the beneficial holder checked the box in Item 3 of the Beneficial Holder Ballot)	Name of Beneficial Holder
1.	$	$	☐
2.	$	$	☐
3.	$	$	☐
4.	$	$	☐
5.	$	$	☐
TOTALS:	$	$

(2)  In order to vote on the Plan, the beneficial holder must have checked a box in Item 2 to ACCEPT or REJECT the Plan on the Beneficial Holder Ballot for Class 2, Existing Bond Claim.  Accordingly, if the beneficial holder did not check a box in Item 2 on its Beneficial Holder Ballot, please do not enter any vote in this table.

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Item 3.           Certification as to Transcription of Information from Item 4 as to Existing Bond Claims Voted Through Other Beneficial Holder Ballots.  The undersigned certifies that the undersigned has transcribed in the following table the information, if any, provided by beneficial holders in Item 4 of the Beneficial Holder Ballot for Class 2, Existing Bond Claims, identifying any other Existing Bond Claims for which such beneficial holders have submitted other Beneficial Holder Ballots other than to the undersigned:

Your Customer Account Number for Each Beneficial Holder Who Completed Item 4 of the Beneficial Holder	TRANSCRIBE FROM ITEM 4 OF THE BENEFICIAL HOLDER BALLOTS FOR CLASS 2, EXISTING BOND CLAIMS
Ballot for Class 2, Existing Bond Claims	Account Number	Name of Beneficial Holder	Amount of Other Existing Bond Claims Voted	CUSIP
1.			$
2.			$
3.			$
4.			$
5.			$
6.			$
7.			$
8.			$
9.			$
10.			$

[Please use additional sheets to complete Item 3, if necessary.]

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Item 4.           Certifications.  By signing this Master Ballot, the undersigned certifies as follows:

(1)                      Each beneficial holder of the Existing Bonds listed in Item 2 above has been provided with a copy of the Disclosure Statement, including the exhibits thereto.

(2)                      The Beneficial Holder Ballot received from each beneficial holder (or a copy thereof) is and will remain on file with the undersigned (and be subject to inspection by the Bankruptcy Court) until one year after the Effective Date, unless otherwise instructed in writing by the Debtor or otherwise ordered by the Bankruptcy Court.

(3)                      The solicitation of votes for the Plan is subject to all of the terms and conditions set forth in the Disclosure Statement.

Name of Broker, Bank or other nominee (Print or Type):

DTC Participant Number:

Name of Proxy Holder or Agent for Broker, Bank or Other nominee (if applicable):

Social Security or Federal Tax I.D. No. (if applicable):

Signature:

Print Name:

Title (if appropriate):

Street Address:

City, State, Zip Code:

Telephone Number:

Email Address:

Date Completed:

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As noted in the Beneficial Holder Ballots, ballots are only being solicited from holders of Existing Bond Claims who are Accredited Investors as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

An “accredited investor” shall mean any person who comes within any of the following categories, or who the issuer reasonably believes comes within any of the following categories, at the time of the sale of the securities to that person:

•                                          any bank as defined in Section 3(a)(2) of the Securities Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; any broker dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; any insurance company as defined in Section 2(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000, or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

•                                          any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

•                                          any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

•                                          any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

•                                          any natural person whose individual net worth, or joint net worth with that person’s spouse exceeds $1,000,000;(3)

•                                          any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

•                                          any trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D; and

•                                          any entity in which all of the equity owners are accredited investors.

Accordingly, the Beneficial Holder Ballots provide that, in order to vote on the Plan, the signatory holder must certify that it is an Accredited Investor and, by returning the ballot, the holder of the Existing Bond Claim identified in Item 1 of the Beneficial Holder Ballot certifies that it is an Accredited Investor.

(3)  Please refer to the definition of “Accredited Investor” under Definitions and Terms Used in Regulation D in 17 C.F.R. 230.501(a)(5) for instructions on how to calculate net worth as it is used herein.

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INSTRUCTIONS FOR COMPLETING THE MASTER BALLOT

VOTING DEADLINE/VOTING AGENT:

To have the vote of the beneficial holder(s) for whom you act as Nominee count, you must complete, sign and return the Master Ballot so that it is actually received by the Voting Agent before the Voting Deadline.  The Master Ballot must be delivered by hand, U.S. mail or courier to the address below and should not be sent by facsimile, email or other electronic means of transmission:

Epiq Bankruptcy Solutions, LLC

Attn: Homer City Funding LLC Ballot Processing

757 Third Avenue, Third Floor

New York, NY 10017

For questions, however, please contact: Epiq Bankruptcy Solutions, LLC at: Telephone: (646) 282-2400 or Email Inquiries to: tabulation@epiqsystems.com

HOW TO VOTE:

If you are both the registered holder and the beneficial holder of any principal amount of Existing Bonds and you wish to vote the corresponding Existing Bond Claim, you must complete and execute a Beneficial Holder Ballot in respect thereof, but you may return to the Voting Agent either an individual Beneficial Holder Ballot or a Master Ballot.

With respect to all Beneficial Holder Ballots returned to you, you must properly complete the Master Ballot as follows:

a.                                       Check the appropriate box in Item 1 on the Master Ballot;

b.                                      Indicate the votes to accept or reject the Plan and the opt-out election (if applicable) in Item 2 of the Master Ballot, as transmitted to you by the beneficial holders of Existing Bonds.  Please use the full name and customer account number assigned by you to each beneficial holder, or if no such customer account number exists, please assign a number to each account.  IMPORTANT:  EACH BENEFICIAL HOLDER OF EXISTING BONDS MUST VOTE ALL OF HIS, HER, OR ITS EXISTING BOND CLAIM EITHER TO ACCEPT OR REJECT THE PLAN AND MAY NOT SPLIT SUCH VOTE.  IF ANY BENEFICIAL HOLDER HAS ATTEMPTED TO SPLIT SUCH VOTE, PLEASE CONTACT THE VOTING AGENT IMMEDIATELY.  ANY BENEFICIAL HOLDER BALLOT RECEIVED THAT (A) DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN, (B) INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN, OR (C) IS ILLEGIBLE, MUTILATED, OR INCOMPLETE SHALL NOT BE COUNTED FOR PURPOSES OF VOTING ON THE PLAN;

c.                                       Please note that Item 3 of the Master Ballot requests that you transcribe the information provided by each beneficial holder in Item 4 of each completed Beneficial Holder Ballot relating to other Existing Bond Claims voted;

d.                                      Review the certification in Item 4 of the Master Ballot;

e.                                       Sign and date the Master Ballot and provide the remaining information requested;

f.                                         If additional space is required to respond to any item on the Master Ballot, please use additional sheets of paper clearly marked to indicate the applicable Item of the Master Ballot to which you are responding;

g.                                      Contact the Voting Agent if you need any additional information; and

h.                                      Deliver the completed, executed original Master Ballot to the Voting Agent at the above-stated address so as to be received by the Voting Agent before the Voting Deadline.  For each completed, executed Beneficial Holder Ballot returned to you by a beneficial holder, either forward such Beneficial Holder Ballot (along with your Master Ballot) to the Voting Agent or retain such Beneficial Holder Ballot in your files for one (1) year from the Effective Date (or as modified in writing by the Debtor or an order of the Court).

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PLEASE NOTE

The Master Ballot is not a letter of transmittal and may not be used for any purpose other than to cast votes to accept or reject the Plan.  Holders of Existing Bonds should not surrender, at this time, certificates representing their securities.  Neither the Debtor nor the Voting Agent will accept delivery of any such certificates surrendered together with the Master Ballot.

No Beneficial Holder Ballot nor Master Ballot shall constitute or be deemed a proof of claim or equity interest or an assertion of a claim or equity interest.

No fees, commissions, or other remuneration will be payable to any broker, dealer, or other person for soliciting votes on the Plan.  The Debtor will, however, reimburse you for reasonable, documented, actual costs and expenses incurred by you in forwarding the Beneficial Holder Ballots and other enclosed materials to the beneficial holders of Existing Bonds held by you as a Nominee or in a fiduciary capacity and in tabulating the Beneficial Holder Ballots.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE DEBTOR OR THE VOTING AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE PLAN, EXCEPT FOR THE STATEMENTS CONTAINED IN THE ENCLOSED DOCUMENTS.

IF YOU HAVE ANY QUESTIONS REGARDING THE MASTER BALLOT, OR IF YOU DID NOT RECEIVE A COPY OF THE DISCLOSURE STATEMENT OR PLAN, OR IF YOU NEED ADDITIONAL COPIES OF THE MASTER BALLOT, BENEFICIAL HOLDER BALLOTS, OR OTHER ENCLOSED MATERIALS, PLEASE CONTACT THE VOTING AGENT AT:

EPIQ BANKRUPTCY SOLUTIONS, LLC

ATTN: HOMER CITY FUNDING LLC BALLOT PROCESSING

757 THIRD AVENUE, THIRD FLOOR

NEW YORK, NEW YORK 10017

TELEPHONE: (646) 282-2400

EMAIL INQUIRIES: TABULATION@EPIQSYSTEMS.COM

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No person has been authorized to give any information or advice, or to make any representation, other than what is included in the Disclosure Statement accompanying this Ballot.(1)

IMPORTANT:  NO CASE UNDER THE BANKRUPTCY CODE HAS BEEN COMMENCED AS OF THE DATE OF THE DISTRIBUTION OF THIS BALLOT.

ONLY HOLDERS OF CLASS 2 EXISTING BOND CLAIMS WHO ARE ACCREDITED INVESTORS WITHIN THE MEANING OF RULE 501 OF THE SECURITIES ACT OF 1993, AS AMENDED (THE “SECURITIES ACT”), ARE ELIGIBLE TO PARTICIPATE IN THE SOLICITATION OF VOTES FOR THE PLAN (AS DEFINED BELOW).  PLEASE SEE ITEM FIVE (5) FOR THE DEFINITION OF “ACCREDITED INVESTOR” UNDER THE SECURITIES ACT.

THIS BALLOT IS TO BE COMPLETED BY BENEFICIAL HOLDERS AND SUBMITTED AS FOLLOWS:

•                  IF YOUR EXISTING BONDS ARE REGISTERED IN YOUR NAME, TIMELY RETURN YOUR BALLOT DIRECTLY TO THE VOTING AGENT.

•                  IF YOUR EXISTING BONDS ARE REGISTERED IN “STREET NAME” OR ARE OTHERWISE HELD BY YOUR BROKER, BANK, OR OTHER NOMINEE OR SUCH PERSON’S PROXY HOLDER (THE “NOMINEE”), RETURN YOUR BALLOT TO SUCH NOMINEE IN SUFFICIENT TIME SO THAT SUCH NOMINEE CAN TIMELY SUBMIT A MASTER BALLOT (AS DEFINED BELOW) ON YOUR BEHALF.

Homer City Funding LLC

BALLOT FOR VOTING TO ACCEPT OR REJECT THE

PLAN OF REORGANIZATION OF HOMER CITY FUNDING LLC

BALLOT FOR CLASS 2, EXISTING BOND CLAIMS

(Claims against Homer City Funding LLC of holders of those certain

8.137% Senior Secured Bonds due 2019 (CUSIP No. 437410AA1) and
those certain 8.734% Senior Secured Bonds due 2026 (CUSIP No. 437410AB9)

Homer City Funding LLC (the “Debtor”) is soliciting votes with respect to the Plan of Reorganization of Homer City Funding LLC pursuant to chapter 11 of the Bankruptcy Code (the “Plan”) from the holders of certain impaired claims against the Debtor.

If you are, as of October 2, 2012 (the “Voting Record Date”), a holder of an Existing Bond Claim because you are a beneficial holder (a “Beneficial Holder”) of (i) 8.137% senior secured bonds issued by the Debtor in the original principal amount of $300 million, maturing in 2019 (the “Series A Bonds”) or (ii) 8.734% senior secured bonds issued by the Debtor in the original principal amount of $530 million, maturing in 2026 (the “Series B Bonds” and, together with the Series A Bonds, the “Existing Bonds”), in each case, issued by the Debtor pursuant to that certain First Amended and Restated Indenture, dated December 7, 2001, please use this Ballot (the “Ballot”) to cast your vote to accept or reject the Plan, which is being proposed by the Debtor.  The Plan is attached as Exhibit “A” to the Disclosure Statement, which accompanies this Ballot.  If at the conclusion of this solicitation the Debtor obtains sufficient votes to accept the Plan, the Debtor intends to commence an expedited case under chapter 11 of the Bankruptcy Code and seek confirmation of the Plan by the Bankruptcy Court.  The Plan can be confirmed by the Bankruptcy Court, and thereby made binding upon you, if it is accepted by the holders of at least two-thirds in amount and more than one-half in

(1)  Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Plan, attached as Exhibit “A” to the Disclosure Statement.

number of the holders of Existing Bond Claims that vote on the Plan, or if it otherwise satisfies the requirements of section 1129 of the Bankruptcy Code.

This Ballot is to be used for voting by beneficial holders of the Existing Bond Claims as of the Voting Record Date who are Accredited Investors.  For your vote to be counted, this Ballot must be properly completed, signed, and returned in the envelope provided to Epiq Bankruptcy Solutions, LLC (the “Voting Agent”) or as otherwise instructed by your Nominee.

THE DEADLINE FOR RECEIPT OF THIS BALLOT BY THE VOTING AGENT (EPIQ BANKRUPTCY SOLUTIONS, LLC, ATTN: HOMER CITY FUNDING LLC BALLOT PROCESSING, 757 THIRD AVENUE, THIRD FLOOR, NEW YORK, NEW YORK 10017) IS [                               ], 2012 AT 5:00 P.M., PREVAILING EASTERN TIME.  HOMER CITY FUNDING LLC WILL EXTEND THE VOTING DEADLINE UPON REQUEST BY GENERAL ELECTRIC CAPITAL CORPORATION AND THE CONSENTING BONDHOLDERS (AS DEFINED IN THE PLAN SUPPORT AGREEMENT).  IF THE EXISTING BONDS ARE REGISTERED IN “STREET NAME” OR ARE OTHERWISE HELD BY NOMINEE, YOUR BALLOT MUST BE RECEIVED BY YOUR NOMINEE WITHIN SUFFICIENT TIME OF THE VOTING DEADLINE TO ENABLE THE NOMINEE TO SUBMIT A BALLOT ON YOUR BEHALF (A “MASTER BALLOT”) PRIOR TO THE VOTING DEADLINE.  IF YOU ARE THE HOLDER OF AN EXISTING BOND CLAIM AND EXISTING BONDS ARE REGISTERED IN YOUR NAME, YOU MUST RETURN YOUR BALLOT DIRECTLY TO THE VOTING AGENT SO THAT IT IS RECEIVED BY THE VOTING DEADLINE.

IMPORTANT

You should review the Disclosure Statement and the Plan before you vote.  You may wish to seek legal and other professional advice concerning the Plan and the classification and treatment of your claim or claims under the Plan.  Your Existing Bond Claim against the Debtor has been placed in Class 2 under the Plan.

VOTING DEADLINE:  5:00 P. M. PREVAILING EASTERN TIME ON [                               ], 2012 (THE “VOTING DEADLINE”)

If you are a holder of Existing Bonds registered in your own name and are submitting this Ballot directly to the Voting Agent, please return it in the enclosed, pre-addressed, postage-paid envelope so that it is received by the Voting Agent before the Voting Deadline.  If your Nominee is completing a Master Ballot on your behalf, you must mail your completed Ballot to your Nominee as directed and allow sufficient time for your Nominee to receive your Ballot, complete the Master Ballot, and submit the Master Ballot so that it is received by the Voting Agent before the Voting Deadline.  If your Ballot, or the Master Ballot that your Nominee is completing on your behalf, as applicable, is not received by the Voting Agent on or before the Voting Deadline and such deadline is not extended, your vote will not count as an acceptance or rejection of the Plan.

Ballots will not be accepted by facsimile, email or other electronic means of transmission.

If the Plan is confirmed by the Bankruptcy Court, it will be binding on you whether or not you vote.

This Ballot is not a letter of transmittal and may not be used for any purpose other than to cast votes to accept or reject the Plan.

HOW TO VOTE

1.         COMPLETE ITEM 1 AND ITEM 2.

2.         CHECK THE BOX IN ITEM 3 IF YOU ELECT NOT TO GRANT THE RELEASES CONTAINED IN SECTION 10.6 OF THE PLAN.  ELECTION TO WITHHOLD CONSENT IS AT YOUR OPTION.  IF YOU VOTE TO ACCEPT THE PLAN AND SUBMIT YOUR BALLOT WITHOUT THE BOX IN ITEM 3 CHECKED, YOU WILL BE DEEMED TO CONSENT TO THE RELEASES SET FORTH IN SECTION 10.6 OF THE PLAN TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

3.         COMPLETE ITEM 4, IF APPLICABLE.

4.         REVIEW THE CERTIFICATIONS CONTAINED IN ITEM 3.

5.         SIGN THE BALLOT.

6.         RETURN THE ORIGINAL SIGNED BALLOT IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PAID ENVELOPE SO THAT IT IS RECEIVED BEFORE THE VOTING DEADLINE.  (If the enclosed envelope is addressed to your Nominee, make sure your Nominee receives your signed Ballot in time to submit your vote on a Master Ballot before the Voting Deadline.)

7.         YOU MUST VOTE THE FULL AMOUNT OF YOUR EXISTING BOND CLAIM REPRESENTED BY THIS BALLOT EITHER TO ACCEPT OR REJECT THE PLAN AND YOU MAY NOT SPLIT YOUR VOTE.

8.         ANY EXECUTED BALLOT RECEIVED THAT (A) DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN, (B) INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN, OR (C) IS ILLEGIBLE, MUTILATED, OR INCOMPLETE WILL NOT BE COUNTED.

Item 1.           Principal Amount of Existing Bond Claim.  The undersigned hereby certifies that, as of October 2, 2012, the Voting Record Date, the undersigned was the Beneficial Holder (or authorized signatory for a Beneficial Holder), or the Nominee of a Beneficial Holder, of Existing Bonds in the following aggregate unpaid principal amount outstanding (without regard to any accrued but unpaid interest) (insert in box below):

$
Current aggregate amount of Existing Bonds outstanding

If your Existing Bonds are held by a Nominee on your behalf and you do not know the amount of Existing Bonds held, please contact your Nominee immediately.

Item 2.           Vote on Plan.  Only complete if you are an Accredited Investor (as defined in Item 5 below).

IF YOUR EXISTING BONDS ARE REGISTERED IN “STREET NAME” OR ARE OTHERWISE HELD BY YOUR NOMINEE AND YOU VOTE TO ACCEPT THE PLAN, YOU UNDERSTAND THAT YOU ARE GIVING YOUR NOMINEE PERMISSION TO DISCLOSE YOUR FULL NAME (ALONG WITH WHETHER YOU ELECT TO GRANT THE RELEASES DESCRIBED IN ITEM 3 BELOW) ON THE MASTER BALLOT OR TO THE VOTING AGENT, AS DIRECTED.

The holder of the Existing Bond Claim identified in Item 1 votes as follows (check one box only—if you do not check a box or you check both boxes, your vote will not be counted):

☐  to Accept the Plan.

OR

☐  to Reject the Plan.

Item 3.           Opt-Out Election (OPTIONAL).  Check the box below if you elect not to grant the releases contained in Section 10.6 of the Plan.(2)  If you elect not to grant the releases contained in Section 10.6 of the Plan you understand you will also not receive the releases contained in Section 10.6 of the Plan.  Election to withhold consent to such releases is at your option.  If you vote to accept the Plan and submit your Ballot without this box checked, you will be deemed to consent to the releases set forth in Section 10.6 of the Plan to the fullest extent permitted by applicable law.

PURSUANT TO THAT CERTAIN PLAN SUPPORT AGREEMENT, DATED AS OF OCTOBER [3], 2012, BETWEEN THE DEBTOR, GENERAL ELECTRIC CAPITAL CORPORATION, EFS-N, INC., METROPOLITAN LIFE INSURANCE COMPANY, HOMER CITY GENERATION L.P., AND THE CONSENTING BONDHOLDERS (AS DEFINED IN THE PLAN SUPPORT AGREEMENT) (THE “PLAN SUPPORT AGREEMENT”), HOLDERS OF EXISTING BOND CLAIMS WHO ARE PARTY TO THE PLAN SUPPORT AGREEMENT AGREED NOT TO EXERCISE THEIR OPT-OUT RIGHTS IN THIS ITEM 3.  IF YOU ARE A HOLDER OF AN EXISTING BOND CLAIM WHO IS PARTY TO THE PLAN SUPPORT AGREEMENT, THEN, PURSUANT TO THE PLAN SUPPORT AGREEMENT, ANY EXERCISE OF YOUR OPT-OUT RIGHTS IN THIS ITEM 3 SHALL HAVE NO FORCE AND EFFECT AND, IF THE PLAN IS CONFIRMED,  YOU WILL BE SUBJECT TO THE RELEASES CONTAINED IN SECTION 10.6 OF THE PLAN IN ALL RESPECTS.

IF YOUR EXISTING BONDS ARE REGISTERED IN “STREET NAME” OR ARE OTHERWISE HELD BY YOUR NOMINEE AND YOU VOTE TO ACCEPT THE PLAN, YOU ARE GIVING YOUR NOMINEE PERMISSION TO DISCLOSE YOUR FULL NAME ON THE MASTER BALLOT OR TO THE VOTING AGENT, AS FURTHER DESCRIBED IN ITEM 2 ABOVE, WHETHER OR NOT YOU HAVE ELECTED TO GRANT THE RELEASES CONTAINED IN SECTION 10.6 OF THE PLAN.  FURTHER, IF YOU ELECT NOT TO GRANT THE RELEASES CONTAINED IN SECTION 10.6 OF THE PLAN, TO THE EXTENT YOUR NOMINEE DOES NOT PROVIDE SUCH REQUIRED IDENTITY INFORMATION WITHIN FIVE (5) BUSINESS DAYS OF THE VOTING DEADLINE (IF NOT ALREADY INCLUDED ON THE MASTER BALLOT), YOUR ELECTION TO NOT GRANT THE RELEASES SHALL HAVE NO EFFECT.

☐              The undersigned elects not to grant the releases contained in Section 10.6 of the Plan.  The undersigned understands that, by checking this box, it will not receive the releases contained in Section 10.6 of the Plan.  The undersigned also understands that, if its Existing Bonds are registered in “Street Name” or are otherwise held by Nominee and it elects not to grant the releases contained in Section 10.6 of the Plan, then such Nominee or proxy holder will disclose the undersigned’s full name on the Master Ballot or to the Voting Agent.

(2)  Please consult section 10.6 of the Plan for a complete description of these releases.  The Plan is attached as Exhibit “A” to the Disclosure Statement.

Item 4.           Certification of Existing Bond Claims Held in Additional Accounts.  By completing and returning this Ballot, the Beneficial Holder certifies that either (i) it has not submitted any other Ballots for other Existing Bond Claims held in other accounts or other record names or (ii) it has provided the information specified in the following table for all other Existing Bond Claims for which it has submitted additional Ballots, each of which indicates the same vote to accept or reject the Plan (please use additional sheets of paper if necessary):

ONLY COMPLETE THIS SECTION IF YOU HAVE VOTED EXISTING BOND CLAIM BALLOTS OTHER THAN THIS BALLOT:

Account Number	Name of Owner(3)	Principal Amount of Other Existing Bond Claims Voted

[Please use additional sheets to complete Item 4, if necessary.]

Item 5.           Certification.  By returning this Ballot, the Beneficial Holder of the Existing Bond Claim identified in Item 1 certifies that (i) this Ballot is the only Ballot submitted for an Existing Bond Claim (except as indicated in Item 4), (ii) it has full power and authority to vote to accept or reject the Plan with respect to the Existing Bond Claim listed in Item 1, (iii) it has received and reviewed a copy of the Disclosure Statement (including the exhibits thereto), (iv) it was the Beneficial Holder (or entitled to vote on behalf of the Beneficial Holder) of the Existing Bond Claim described in Item 1 as of the Voting Record Date and understands that the solicitation of votes for the Plan is subject to all the terms and conditions set forth in the Disclosure Statement and the Plan, (v) if delivered to a Nominee, such Beneficial Holder authorizes its Nominee to treat this Ballot as a direction to include its claim as a Class 2, Existing Bond Claim on the Master Ballot, (vi) if delivered to a Nominee, such Beneficial Holder authorizes its Nominee to release information as described in Item 2 and Item 3 above, (vii) all authority conferred or agreed to be conferred pursuant to this Ballot, and every obligation of the undersigned hereunder, shall be binding upon the transferees, successors, assigns, heirs, executors, administrators, trustees in bankruptcy, and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned, and (viii) it is an Accredited Investor (as defined below).

Ballots are only being solicited from holders of Existing Bond Claims who are Accredited Investors, as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

An “accredited investor” shall mean any person who comes within any of the following categories, or who the issuer reasonably believes comes within any of the following categories, at the time of the sale of the securities to that person:

•                                          any bank as defined in Section 3(a)(2) of the Securities Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; any broker dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; any insurance company as defined in Section 2(13) of the Securities Act; any investment company registered under the

(3)  Insert your name if the Existing Bonds are held by you in record name or, if held in street name, insert the name of your broker or bank.

Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any Plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such Plan has total assets in excess of $5,000,000; any employee benefit Plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a Plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit Plan has total assets in excess of $5,000,000, or, if a self-directed Plan, with investment decisions made solely by persons that are accredited investors;

•                                          any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

•                                          any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

•                                          any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

•                                          any natural person whose individual net worth, or joint net worth with that person’s spouse exceeds $1,000,000;(4)

•                                          any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

•                                          any trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D; and

•                                          any entity in which all of the equity owners are accredited investors.

In order to vote on the Plan, the undersigned holder must certify that it is an Accredited Investor and, by returning this Ballot, the holder of the Existing Bond Claim identified in Item 1 certifies that it is an Accredited Investor.

(4)  Please refer to the definition of “Accredited Investor” under Definition and terms Used in Regulation D in 17 C.F.R. 230.501(a)(5) for instructions on how to calculate net worth as it is used herein.

Name of Creditor (Print or Type):

Social Security or Federal Tax ID. No. (Optional):

Signature:

Name of Signatory (if Different than Creditor):

Title (if Appropriate):

Street Address:

Street Address:

City, State and Zip Code:

Telephone Number:

Email Address:

Date Completed:

This Ballot shall not constitute or be deemed a proof of claim or equity interest, an assertion of a claim or equity interest, or the allowance of a claim or equity interest.

YOUR RECEIPT OF THIS BALLOT DOES NOT SIGNIFY THAT YOUR CLAIM HAS BEEN OR WILL BE ALLOWED.

YOUR VOTE MUST BE FORWARDED IN AMPLE TIME FOR YOUR VOTE TO BE RECEIVED BY THE VOTING AGENT (EPIQ BANKRUPTCY SOLUTIONS, LLC, ATTN: HOMER CITY FUNDING LLC BALLOT PROCESSING, 757 THIRD AVENUE, THIRD FLOOR, NEW YORK, NEW YORK 10017) BY 5:00 P.M., PREVAILING EASTERN TIME, ON [                                ], 2012, OR YOUR VOTE WILL NOT BE COUNTED.

IF THE EXISTING BONDS ARE REGISTERED IN “STREET NAME” OR ARE OTHERWISE HELD BY YOUR NOMINEE, YOU MUST RETURN YOUR BALLOT AS DIRECTED BY YOUR NOMINEE SO THAT YOUR BALLOT IS RECEIVED BY YOUR NOMINEE WITHIN SUFFICIENT TIME TO ENABLE THE NOMINEE TO SUBMIT A MASTER BALLOT ON YOUR BEHALF IN AMPLE TIME FOR THE MASTER BALLOT TO BE RECEIVED BY THE VOTING AGENT BY 5:00 P.M., PREVAILING EASTERN TIME, ON [                                    ], 2012, OR YOUR VOTE WILL NOT BE COUNTED.

If you have any questions regarding this Ballot or the voting procedures, or if you need a Ballot or additional copies of the Disclosure Statement or other enclosed materials, please contact the Voting Agent at:

EPIQ BANKRUPTCY SOLUTIONS, LLC

ATTN: HOMER CITY FUNDING LLC BALLOT PROCESSING

757 THIRD AVENUE, THIRD FLOOR

NEW YORK, NEW YORK 10017

TELEPHONE: (646) 282-2400

EMAIL INQUIRIES:  TABULATION@EPIQSYSTEMS.COM